FILED PURSUANT TO RULE 424(b)(5)
REGISTRATION FILE NO.: 333-201743-02

PROSPECTUS SUPPLEMENT
(To Accompanying Prospectus dated October 7, 2015)
$1,080,642,000 (Approximate)
Banc of America Merrill Lynch Commercial Mortgage Inc.
Depositor
Bank of America, National Association
Morgan Stanley Mortgage Capital Holdings LLC
CIBC Inc.
Starwood Mortgage Funding III LLC
Sponsors and Mortgage Loan Sellers
Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Issuing Entity
Commercial Mortgage Pass-Through Certificates, Series 2015-C25

Consider carefully the risk factors beginning on page S‑57 in this prospectus supplement and page 9 in the accompanying prospectus.
Neither the certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency.
The certificates will represent interests only in the issuing entity and will not represent interests in or obligations of the depositor, Bank of America, National Association, or any of their affiliates, including Bank of America Corporation.

The Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25, Commercial Mortgage Pass-Through Certificates, Series 2015-C25 will consist of the following classes:
•     senior certificates consisting of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X‑A, Class X‑B and Class X-D certificates;
•     subordinate certificates consisting of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates;
•     the Class V certificates representing the right to receive certain payments of excess interest received with respect to mortgage loans having anticipated repayment dates; and
•     the residual certificates consisting of the Class R certificates.
Only the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates are offered hereby. Distributions on the offered certificates will occur monthly, commencing in November 2015, to the extent of available funds, as described in this prospectus supplement under “Description of the Offered Certificates—Distributions.” The mortgage loans constitute the sole source of repayment on the offered certificates.
The issuing entity’s assets will consist primarily of fifty-six (56) fixed rate mortgage loans and other property described in this prospectus supplement and the accompanying prospectus. The mortgage loans are secured by first liens on one hundred two (102) commercial, multifamily and manufactured housing community mortgaged properties. This prospectus supplement more fully describes the offered certificates, as well as the characteristics of the mortgage loans and the related mortgaged properties. The only credit support for any class of offered certificates will be provided by the subordination of the class(es), if any, that have a lower payment priority as described in this prospectus supplement under “Description of the Offered Certificates—Distributions—Subordination; Allocation of Collateral Support Deficit.”

Certain characteristics of the offered certificates include:
Class	Approximate Initial Certificate Principal Balance or Notional Amount	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Expected Final Distribution Date
Class A-1	$34,000,000	1.6150%	Fixed	July 2020
Class A-2	$28,700,000	2.8010%	Fixed	September 2020
Class A-SB	$93,700,000	3.3830%	Fixed	June 2025
Class A-3	$115,000,000	3.2800%	Fixed	January 2024
Class A-4	$230,000,000	3.3720%	Fixed	August 2025
Class A-5	$324,193,000	3.6350%	Fixed	August 2025
Class X-A	$825,593,000	1.3083%	Variable	August 2025
Class X-B	$45,702,000	0.6108%	Variable	September 2025
Class X-D	$63,394,000	1.6118%	Variable	September 2025
Class A-S	$45,702,000	4.0690%	Fixed	September 2025
Class B	$89,931,000	4.6798%	WAC	September 2025
Class C	$56,022,000	4.6798%	WAC	September 2025
Class D	$63,394,000	3.0680%	Fixed	September 2025
(Explanatory notes to this table start on page S-1)
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these offered securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, CIBC World Markets Corp. and Drexel Hamilton, LLC, the underwriters, will purchase the certificates offered to you from Banc of America Merrill Lynch Commercial Mortgage Inc. and will offer them to the public in one or more negotiated transactions, or otherwise, at varying prices determined at the time of sale.  The offered certificates are offered by the underwriters when, as and if issued by the issuing entity and delivered to and accepted by the underwriters and subject to their right to reject orders in whole or in part.  The underwriters expect to deliver the offered certificates to purchasers on or about October 15, 2015. The depositor expects to receive from this offering approximately $1,156,385,830 plus accrued interest from the cut-off date, before deducting expenses payable by the depositor.

CIBC World Markets	Morgan Stanley Drexel Hamilton
October 7, 2015

MSBAM 2015-C25

Commercial Mortgage Pass-Through Certificates, Series 2015-C25
Geographic Overview of Mortgage Pool

Washington
1 property
$17,400,000
1.5% of total
Idaho
1 property
$19,945,939
1.7% of total
Montana
1 property
$4,991,414
0.4% of total
North Dakota
3 properties
$4,500,000
0.4% of total
Missouri
1 property
$11,978,586
1.0% of total
Minnesota
1 property
$9,637,442
0.8% of total
Illinois
3 properties
$25,676,540
2.2% of total
Michigan
6 properties
$15,148,904
1.3% of total
Indiana
1 property
$4,189,349
0.4% of total
Pennsylvania
11 properties
$95,852,908
8.1% of total
New York
3 properties
$229,508,876
19.5% of total
Oregon
1 property
$1,575,907
0.1% of total
Ohio
5 properties
$37,590,503
3.2% of total
Connecticut
2 properties
$30,530,325
2.6% of total
Utah
1 property
$2,496,996
0.2% of total
New Jersey
1 property
$23,700,000
2.0% of total
Delaware
1 property
$4,473,373
0.4% of total
California
7 properties
$135,252,153
11.5% of total
Maryland
3 properties
$75,586,642
6.4% of total
Virginia
2 properties
$21,830,178
1.9% of total
Nevada
8 properties
$91,367,667
7.7% of total
South Carolina
1 property
$887,574
0.1% of total
North Carolina
6 properties
$24,505,030
2.1% of total
Arizona
1 property
$10,500,000
0.9% of total
Colorado
7 properties
$59,050,000
5.0% of total
Georgia
3 properties
$19,016,822
1.6% of total
Oklahoma
1 property
$16,500,000
1.4% of total
Arkansas
1 property
$6,863,000
0.6% of total
Tennessee
4 properties
$6,603,550
0.6% of total
Kentucky
1 property
$15,975,000
1.4% of total
Florida
4 properties
$24,916,663
2.1% of total
Texas
5 properties
$43,076,466
3.7% of total
Louisiana
2 properties
$83,259,886
7.1% of total
Alabama
3 properties
$5,041,420
0.4% of total
% of Cut-Off Date Balance
< 1.0%
1.0% – 10.0%
> 10.0%
Mortgaged Properties by Property Type
Self Storage 1.0%
Industrial 7.0%
Manufactured Housing 0.5%
Hospitality 13.6%
Office 22.5%
Mixed Use 13.8%
Retail 21.8%
Multifamily 19.7%

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES
The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.
Because the asset-backed securities are being offered on a “when, as and if issued” basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date of this securitization. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the “Automatic Termination”). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.
The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected in this prospectus supplement. The underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned in this prospectus supplement or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed in this prospectus supplement supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
Information about the certificates offered to you is contained in two (2) separate documents that progressively provide more detail:  (a) the accompanying prospectus, which provides general information, some of which may not apply to the certificates offered to you; and (b) this prospectus supplement, which describes the specific terms of the certificates offered to you.  You should read both this prospectus supplement and the accompanying prospectus in full to obtain material information concerning the offered certificates.
You should rely only on the information contained in this prospectus supplement and the accompanying prospectus.  Banc of America Merrill Lynch Commercial Mortgage Inc. has not authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the accompanying prospectus.

This prospectus supplement and the accompanying prospectus include cross references to sections in these materials where you can find further related discussions.  The tables of contents in this prospectus supplement and the accompanying prospectus identify the pages where these sections are located.  You should read both this prospectus supplement and the accompanying prospectus in full to obtain material information concerning the offered certificates.
The appendices attached to this prospectus supplement are hereby incorporated into and made a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the offered certificates, nor do they constitute an offer to sell or a solicitation of an offer to buy any of the offered certificates to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person.
In this prospectus supplement, the terms “depositor,” “we,” “our” and “us” refer to Banc of America Merrill Lynch Commercial Mortgage Inc.
Until ninety (90) days after the date of this prospectus supplement, all dealers that buy, sell or trade the certificates offered by this prospectus supplement, whether or not participating in this offering, may be required to deliver a prospectus supplement and the accompanying prospectus. This is in addition to the dealer’s obligation to deliver a prospectus supplement and the accompanying prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity.  The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act.  The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule (as defined in this prospectus supplement) under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

NOTICE TO RESIDENTS WITHIN THE EUROPEAN ECONOMIC AREA
This prospectus supplement is not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) (the “EU Prospectus Directive”) as implemented in any Member State of the European Economic Area (each, a “Relevant Member State”).  This prospectus supplement has been prepared on the basis that all offers of the offered certificates in any Relevant Member State will be made pursuant to an exemption under the EU Prospectus Directive from the requirement to produce a prospectus in connection with offers of the offered certificates.  Accordingly, any person making or intending to make any offer in that Relevant Member State of offered certificates which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the depositor, the issuing entity or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.  None of the depositor, the issuing entity or the underwriters have authorized, and none of such entities authorizes, the making of any offer of the offered certificates in circumstances in which an obligation arises for the depositor, the issuing entity or the underwriters to publish a prospectus for such offer.
NOTICE TO UNITED KINGDOM INVESTORS
THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (1) ARE OUTSIDE THE UNITED KINGDOM, OR (2) ARE INSIDE THE UNITED KINGDOM AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OR ARE PERSONS FALLING WITHIN ARTICLES 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “RELEVANT PERSONS”). THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS RELATES IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

HONG KONG
THE OFFERED CERTIFICATES MAY NOT BE OFFERED OR SOLD BY MEANS OF ANY DOCUMENT OTHER THAN (I) IN CIRCUMSTANCES WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 32, LAWS OF HONG KONG), OR (II) TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571, LAWS OF HONG KONG) AND ANY RULES MADE THEREUNDER, OR (III) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 32, LAWS OF HONG KONG), AND NO ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES MAY BE ISSUED OR MAY BE IN THE POSSESSION OF ANY PERSON FOR THE PURPOSE OF ISSUE (IN EACH CASE WHETHER IN HONG KONG OR ELSEWHERE), WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571, LAWS OF HONG KONG) AND ANY RULES MADE THEREUNDER.
SINGAPORE
THIS PROSPECTUS SUPPLEMENT HAS NOT BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE. ACCORDINGLY, THIS PROSPECTUS SUPPLEMENT AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE (THE “SFA”), (II) TO A RELEVANT PERSON, OR ANY PERSON PURSUANT TO SECTION 275(1A), IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.
WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS:  (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 EXCEPT:  (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON, OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; OR (3) BY OPERATION OF LAW.
JAPAN
THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS EXCHANGE ACT OF JAPAN (LAW NO. 25 OF 1948, AS AMENDED (THE “FIEL”)), AND EACH UNDERWRITER HAS AGREED THAT IT WILL NOT OFFER OR SELL ANY OFFERED CERTIFICATES, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY JAPANESE PERSON, OR TO OTHERS FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO ANY JAPANESE PERSON, EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND ANY

v

OTHER APPLICABLE LAWS AND REGULATIONS.  FOR THE PURPOSES OF THIS PARAGRAPH, “JAPANESE PERSON” SHALL MEAN ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS AND REGULATIONS OF JAPAN.
NOTICE TO RESIDENTS OF THE PEOPLE’S REPUBLIC OF CHINA
THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.
THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.
THE PRC DOES NOT REPRESENT THAT THIS PROSPECTUS SUPPLEMENT MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING.  IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE PRC WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT IN THE PRC.  ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS SUPPLEMENT OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS SUPPLEMENT NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.
NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA
THIS PROSPECTUS SUPPLEMENT IS NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS SUPPLEMENT TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

Note regarding pie chart and map on the inside cover page:  numbers may not total to 100% due to rounding

For more information

Banc of America Merrill Lynch Commercial Mortgage Inc. has filed with the SEC additional registration materials relating to the certificates. You may read and copy any of these materials at the SEC’s Public Reference Room at the following location:
●     SEC Public Reference Section
100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information that has been filed electronically with the SEC. The Internet address is http://www.sec.gov.

You may also contact Banc of America Merrill Lynch Commercial Mortgage Inc. in writing at One Bryant Park, New York, New York 10036, or by telephone at (980) 388-7451.

See also the sections captioned “AVAILABLE INFORMATION” and “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” appearing at the end of the accompanying prospectus.

The file number of the registration statement to which this prospectus supplement relates is 333-201743.

EXECUTIVE SUMMARY	S-1
SUMMARY OF PROSPECTUS SUPPLEMENT	S-3
RISK FACTORS	S-57
General Risks	S-57
Risks Related to Market Conditions	S-58
Risks Related to the Mortgage Loans	S-60
Risks Related to Conflicts of Interest	S-106
Risks Related to the Offered Certificates	S-115
CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT	S-131
FORWARD LOOKING STATEMENTS	S-131
TRANSACTION PARTIES	S-132
The Sponsors, Mortgage Loan Sellers and Originators	S-132
The Depositor	S-173
The Issuing Entity	S-174
The Trustee, Certificate Administrator and Custodian	S-175
The Trust Advisor	S-176
The Master Servicer	S-177
The Special Servicer	S-180
Affiliations and Certain Relationships	S-182
DESCRIPTION OF THE OFFERED CERTIFICATES	S-184
General	S-184
Certificate Principal Balances and Notional Amounts	S-185
Pass-Through Rates	S-186
Accounts	S-188
Distributions	S-191
Optional Termination	S-210
Advances	S-210
Appraisal Reductions	S-215
Reports to Certificateholders; Available Information	S-220
Example of Distributions	S-228
Expected Final Distribution Date	S-228
Amendments to the Pooling and Servicing Agreement	S-229
Evidence as to Compliance	S-231
Voting Rights	S-231
Matters Regarding the Certificate Administrator	S-233
The Trustee	S-234
The Custodian	S-236
Certificateholder Communications	S-238
Retention of Certain Certificates by Affiliates of Transaction Parties	S-239
YIELD, PREPAYMENT AND MATURITY CONSIDERATIONS	S-240
General	S-240
Pass-Through Rates	S-240
Rate and Timing of Principal Payments	S-240
Yield on the Class X-A, Class X-B and Class X-D Certificates	S-242
Unpaid Distributable Certificate Interest	S-242
Losses and Shortfalls	S-242
Relevant Factors	S-243
Weighted Average Life	S-243

Price/Yield Tables	S-248
DESCRIPTION OF THE MORTGAGE POOL	S-253
General	S-253
Herald Center Mortgage Loan	S-254
Material Terms and Characteristics of the Mortgage Loans	S-255
The A/B Whole Loans and the Loan Pairs	S-268
The Non-Serviced Loan Combinations	S-272
Additional Mortgage Loan Information	S-281
Standard Hazard Insurance	S-288
Sale of the Mortgage Loans	S-289
Representations and Warranties	S-290
Repurchases and Other Remedies	S-290
Changes In Mortgage Pool Characteristics	S-293
SERVICING OF THE MORTGAGE LOANS	S-294
General	S-294
The Master Servicer	S-301
The Special Servicer	S-307
Rating Agency Confirmations	S-315
Waivers of Servicer Termination Events	S-316
Withdrawals from the Collection Account	S-316
Enforcement of “Due‑On‑Sale” and “Due‑On‑Encumbrance” Clauses	S-317
Inspections	S-318
The Controlling Class Representative	S-319
The Trust Advisor	S-324
Certain Matters Regarding the Parties to the Pooling and Servicing Agreement	S-332
Asset Status Reports	S-333
Mortgage Loan Modifications	S-335
Sale of Defaulted Mortgage Loans and REO Properties	S-336
Foreclosures	S-340
Additional Matters Relating to the Servicing of the Non-Serviced Mortgage Loans	S-342
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	S-345
Tax Classification of the Issuing Entity	S-346
Special Tax Attributes of the Offered Certificates	S-346
Taxation of the Offered Certificates	S-347
REMIC Administrative Provisions	S-352
Taxes on a REMIC	S-352
Backup Withholding	S-353
STATE, LOCAL AND OTHER TAX CONSIDERATIONS	S-353
CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS	S-353
CERTAIN ERISA CONSIDERATIONS	S-355
Plan Assets and Prohibited Transactions	S-355
Special Exemption Applicable to the Offered Certificates	S-356
Insurance Company General Accounts	S-358
General Investment Considerations	S-358
LEGAL INVESTMENT	S-359
USE OF PROCEEDS	S-359
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-360
LEGAL MATTERS	S-363
RATINGS	S-364
INDEX OF SIGNIFICANT TERMS	S-366

APPENDIX I ‑ CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS	I‑1
APPENDIX II ‑ MORTGAGE POOL INFORMATION (TABLES)	II‑1
APPENDIX III ‑ SIGNIFICANT LOAN SUMMARIES	III‑1
APPENDIX IV ‑ FORM OF DISTRIBUTION DATE STATEMENT	IV‑1
APPENDIX V ‑ MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	V‑1
APPENDIX VI ‑ EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	VI‑1
APPENDIX VII ‑ CLASS A‑SB PLANNED PRINCIPAL BALANCE	VII‑1

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EXECUTIVE SUMMARY
This Executive Summary highlights selected information regarding the certificates.  It does not contain all of the information you need to consider in making your investment decision.  To understand all of the terms of this offering and the underlying mortgage loans, you should read this entire prospectus supplement and the accompanying prospectus carefully.
Certificate Structure
Class	Approximate Initial Certificate Principal Balance or Notional Amount	Approximate Initial Credit Support	Approximate Initial Pass‑Through Rate	Expected Final Distribution Date	Expected Weighted Average Life (yrs.)	Principal Window (months)
Class A‑1	$34,000,000	30.000%	1.6150%	July 2020	2.88	1-57
Class A‑2	$28,700,000	30.000%	2.8010%	September 2020	4.85	57-59
Class A‑SB	$93,700,000	30.000%	3.3830%	June 2025	7.31	59-116
Class A‑3	$115,000,000	30.000%	3.2800%	January 2024	8.25	99-99
Class A‑4	$230,000,000	30.000%	3.3720%	August 2025	9.77	116-118
Class A‑5	$324,193,000	30.000%	3.6350%	August 2025	9.83	118-118
Class X‑A	$825,593,000	N/A	1.3083%	August 2025	N/A	N/A
Class X‑B	$45,702,000	N/A	0.6108%	September 2025	N/A	N/A
Class X‑D	$63,394,000	N/A	1.6118%	September 2025	N/A	N/A
Class A‑S	$45,702,000	26.125%	4.0690%	September 2025	9.84	118-119
Class B	$89,931,000	18.500%	4.6798%	September 2025	9.92	119-119
Class C	$56,022,000	13.750%	4.6798%	September 2025	9.92	119-119
Class D	$63,394,000	8.375%	3.0680%	September 2025	9.92	119-119
Class E	$29,485,000	5.875%	4.6798%	September 2025	9.92	119-119
Class F	$13,269,000	4.750%	4.6798%	September 2025	9.92	119-119
Class G	$56,022,010	0.000%	4.6798%	September 2030	10.43	119-179
Class V	N/A	N/A	N/A	N/A	N/A	N/A
Class R	N/A	N/A	N/A	N/A	N/A	N/A

Offered certificates.
Certificates not offered pursuant to this prospectus supplement.
When reviewing the table on the cover page of this prospectus supplement and the table above entitled “Certificate Structure,” please note the following:
•	The certificate principal balances and notional amounts are approximate and on the closing date may vary by up to 5%. Mortgage loans may be removed from or added to the mortgage pool prior to the closing date within the same maximum permitted variance. Any reduction or increase in the aggregate principal balance of mortgage loans within these parameters will result in changes to the initial certificate principal balance or notional amount of each class of certificates (other than the Class V and Class R Certificates) and to the other statistical data contained in this prospectus supplement.
•	The expected final distribution date for each class of certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X‑A, Class X‑B and Class X-D Certificates, the date on which the related notional amount is reduced to zero), based on the assumptions described in “Description of the Offered Certificates—Expected Final Distribution Date” in this prospectus supplement. See “Description of the Offered Certificates—Expected Final Distribution Date” in this prospectus supplement.
•	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-S and Class D Certificates will at all times be fixed at their respective initial pass-through rates set forth in the table above. The pass-through rate for each class of the Class B and Class C Certificates will at all times be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve (12) 30-day months).

•	The pass-through rate for each class of the Class E, Class F and Class G Certificates will at all times be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve (12) 30-day months).
•	The initial pass-through rates are approximate as of the closing date. The percentages indicated under the column “Approximate Initial Credit Support” with respect to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates represent the approximate initial credit support for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates, in the aggregate.
•	The principal window is expressed in months following the closing date and reflects the period during which distributions of principal would be received under the assumptions set forth in the following sentence. The expected weighted average life and principal window figures set forth above are based on the following assumptions, among others: (i) no defaults or subsequent losses on the mortgage loans; (ii) no extensions of maturity dates of mortgage loans that do not have “anticipated repayment dates;” (iii) payment in full on the stated maturity date or, in the case of each mortgage loan having an anticipated repayment date, on the anticipated repayment date; and (iv) no prepayments of the mortgage loans prior to maturity or, in the case of a mortgage loan having an anticipated repayment date, prior to such anticipated repayment date. See the structuring assumptions set forth under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” in this prospectus supplement.
•	None of the Class E, Class F, Class G, Class V or Class R Certificates are offered pursuant to this prospectus supplement. We sometimes refer to these certificates collectively as the “privately offered certificates.”
•	The Class X‑A, Class X‑B and Class X-D Certificates (collectively, the “Class X Certificates”) will not have certificate principal balances and will not be entitled to receive distributions of principal. Interest will accrue on the Class X‑A, Class X‑B and Class X-D Certificates at their respective pass-through rates based upon their respective notional amounts. The notional amount of the Class X‑A Certificates will be the aggregate certificate principal balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates outstanding from time to time. The notional amount of the Class X-B Certificates will at all times equal the certificate principal balance of the Class A-S Certificates outstanding from time to time. The notional amount of the Class X-D Certificates will at all times equal the certificate principal balance of the Class D Certificates outstanding from time to time.
•	The pass-through rate on the Class X‑A Certificates will generally be equal to the excess, if any, of (a) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve (12) 30-day months), over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates as described in this prospectus supplement. The pass-through rate on the Class X‑B Certificates will generally be equal to the excess, if any, of (a) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve (12) 30-day months), over (b) the pass-through rate of the Class A-S Certificates as described in this prospectus supplement. The pass-through rate on the Class X‑D Certificates will generally be equal to the excess, if any, of (a) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve (12) 30-day months), over (b) the pass-through rate of the Class D Certificates as described in this prospectus supplement.
•	The Class V and Class R Certificates will not have certificate principal balances, notional amounts or pass‑through rates and will not be entitled to distributions of principal or interest (other than, with respect to the Class V Certificates, certain excess interest). The Class V Certificates represent a beneficial ownership interest held through the grantor trust in certain excess interest in respect of mortgage loans having anticipated repayment dates, if any. The Class R Certificates represent beneficial ownership of the residual interest in each of the real estate mortgage investment conduits, including the separate real estate mortgage investment conduits relating to the Herald Center mortgage loan, as further described in this prospectus supplement.

SUMMARY OF PROSPECTUS SUPPLEMENT
This summary highlights selected information from this prospectus supplement.  It does not contain all of the information you need to consider in making your investment decision.  To understand all of the terms of the certificates offered pursuant to this prospectus supplement, which we generally refer to as the “offered certificates,” you should read this entire prospectus supplement and the accompanying prospectus carefully.
What You Will Own

General
Your certificates (together with the privately offered certificates) will represent beneficial interests in the issuing entity created by Banc of America Merrill Lynch Commercial Mortgage Inc. on the closing date pursuant to a pooling and servicing agreement dated as of October 1, 2015.  All payments to you will come only from the amounts received in connection with the assets of the issuing entity.  The issuing entity’s assets will primarily consist of fifty-six (56) fixed rate mortgage loans secured by first liens on one hundred two (102) multifamily, commercial and manufactured housing community properties.

The transfers of the mortgage loans from the mortgage loan sellers to the depositor, and from the depositor to the issuing entity in exchange for the certificates are illustrated below:

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2015-C25.

Mortgage Pool
The mortgage pool consists of fifty-six (56) mortgage loans with an aggregate principal balance as of October 1, 2015 of approximately $1,179,418,010 which may vary on the closing date by up to 5%.  Each of the mortgage loans requires scheduled payments of principal and/or interest to be made monthly.  For purposes of any mortgage loan that has a due date on a date other than the first of the month, we have assumed that amounts are due thereunder on the first of the month for purposes of determining its cut-off date and cut-off date balance.

The mortgaged properties identified on APPENDIX I to this prospectus supplement as Herald Center and 261 Fifth Avenue secure mortgage loans that will be serviced under the pooling and servicing agreement for this transaction, representing approximately 9.8% and 9.3%, respectively, of the initial pool balance.  Each such mortgaged property also secures a pari passu companion loan (each, a “serviced pari passu companion loan”).  With respect to each such mortgaged property, the related mortgage loan is referred to herein (together with its related serviced pari passu companion loan) as a “loan pair.”
The mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria secures a mortgage loan that will be serviced under the JPMBB 2015-C31 pooling and servicing agreement, representing approximately 7.0% of the initial pool balance.  Such mortgaged property also secures a pari passu companion loan (a “non-serviced pari passu companion loan”).  With respect to such mortgaged property, the related mortgage loan is referred to herein (together with its related non-serviced pari passu companion loan) as a “non-serviced loan combination.”
The portfolio of mortgaged properties identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio secures mortgage loan that will be serviced under the MSBAM 2015-C24 pooling and servicing agreement, representing approximately 5.1% of the initial pool balance.  Such mortgaged property also secures a pari passu companion loan (a “non-serviced pari passu companion loan”).  With respect to such mortgaged property, the related mortgage loan is referred to herein (together with its related non-serviced pari passu companion loan) as a “non-serviced loan combination.”
There will be no A/B whole loans related to the issuing entity as of the closing date. See “Information About the Mortgage Pool—Characteristics of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” and “—The Non-Serviced Loan Combinations” below.

Relevant Parties, Dates and Periods

Issuing Entity
Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25, a New York common law trust, will issue the certificates.  The issuing entity will be formed pursuant to a pooling and servicing agreement to be dated as of October 1, 2015, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the custodian and the trust advisor, in each case identified below in this  “—Relevant Parties, Dates and Periods” section.  See “Transaction Parties—The Issuing Entity” in this prospectus supplement.

Depositor	Banc of America Merrill Lynch Commercial Mortgage Inc. The Depositor was incorporated in the State of Delaware on December 13, 1995 under the name “NationsLink Funding Corporation” and filed Certificates of Amendment of Certificate of Incorporation changing its name to “Banc of America Commercial Mortgage Inc.” on August 24, 2000 and further changing its name to “Banc of America Merrill Lynch Commercial Mortgage Inc.” on July 1, 2010. The Depositor is a wholly owned subsidiary of Bank of America, National Association, one of the sponsors. It is not expected that the Depositor will have any business operations other than offering mortgage pass-through certificates and related activities.

As depositor, Banc of America Merrill Lynch Commercial Mortgage Inc. will acquire the mortgage loans from the mortgage loan sellers and deposit them into the issuing entity.
The Depositor maintains its principal executive office at One Bryant Park, New York, New York 10036.  Its telephone number is (980) 388-7451.  See  “Transaction Parties—The Depositor” in this prospectus supplement and “The Depositor” in the accompanying prospectus.  Neither the Depositor nor any of its affiliates has insured or guaranteed the offered certificates.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will act as master servicer with respect to all of the mortgage loans in the issuing entity and will be primarily responsible for servicing and administering, directly or through sub-servicers (including any primary servicer), the mortgage loans (other than any non-serviced mortgage loans) and any related serviced B note or serviced companion loan pursuant to the pooling and servicing agreement. In addition, the master servicer will be the primary party responsible for making principal and interest advances and, other than with respect to any non-serviced mortgage loan, servicing advances under the pooling and servicing agreement. The principal west coast commercial mortgage master servicing offices of the master servicer are located at 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of the master servicer are located at Duke Energy Center, 550 South Tryon Street, 14th Floor, MAC D1086 120, Charlotte, North Carolina 28202. See “Servicing of the Mortgage Loans—General,” “Transaction Parties—The Master Servicer” and “Servicing of the Mortgage Loans—The Master Servicer” in this prospectus supplement.

The master servicer’s principal compensation for its servicing activities will be the master servicing fee. See “Offered Certificates—

Distributions—Servicing and Administration Fees” below and “Servicing of the Mortgage Loans—General,” “Transaction Parties—The Master Servicer” and “Servicing of the Mortgage Loans—The Master Servicer” in this prospectus supplement. In addition, the master servicer will be entitled to retain certain borrower paid fees and certain income from investment of certain accounts maintained as part of the issuing entity, as additional servicing compensation.
Each non-serviced mortgage loan will be serviced by the master servicer under, and pursuant to the terms of, the pooling and servicing agreement governing the securitization of the related non-serviced companion loan (or applicable portion thereof) as follows:
●     The mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, representing approximately 7.0% of the initial pool balance, will be serviced by the master servicer under the pooling and servicing agreement for the JPMBB 2015-C31 securitization (currently Midland Loan Services, a Division of PNC Bank, National Association), which is similar to the pooling and servicing agreement for this securitization in respect of servicing.
●     The mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio, representing approximately 5.1% of the initial pool balance, will be serviced by the master servicer under the pooling and servicing agreement for the MSBAM 2015-C24 securitization (currently, Wells Fargo Bank, National Association), which is substantially similar to the pooling and servicing agreement for this securitization in respect of servicing.

Each servicer of a non-serviced mortgage loan will be entitled to receive a primary servicing fee with respect to such non-serviced mortgage loan; however, the master servicer under the pooling and servicing agreement for this securitization will continue to be primarily responsible for making debt service advances with respect to such non-serviced mortgage loan (and will not be responsible for making debt service advances with respect to the related non-serviced companion loan).  See “Description of the Mortgage Pool—The Non-Serviced Loan Combinations” and “Servicing of the Mortgage Loans—Additional Matters Relating to the Servicing of the Non-Serviced Mortgage Loans” in this prospectus supplement.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will act as special servicer with respect to all of the mortgage loans in the issuing entity (other than any non-serviced mortgage loans) pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for making decisions and performing certain servicing functions with respect to such mortgage loans (and any related serviced companion loan or serviced B note) and any REO loans in respect of the foregoing, in each case that, in general, are in default or as to which default is imminent. Midland is anticipated to be the special servicer at the request of Eightfold Real Estate Capital Fund IV, L.P. or its affiliate, which is expected to be the initial controlling class representative. See

“—Controlling Class Representative” below. The primary servicing office of Midland is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Servicing of the Mortgage Loans—General,” “Transaction Parties—The Special Servicer” and “Servicing of the Mortgage Loans—The Special Servicer” in this prospectus supplement.
If the special servicer obtains knowledge that it has become a “borrower party” (as defined under “Servicing of the Mortgage Loans—The Special Servicer—Replacement of the Special Servicer and Appointment of an Excluded Special Servicer” in this prospectus supplement) with respect to any mortgage loan (referred to as an “excluded special servicer mortgage loan”), then the special servicer will be required to resign at its own cost with respect to such mortgage loan. The controlling class representative (during any Subordinate Control Period) will be entitled to appoint a separate special servicer that is not a borrower party (referred to as an “excluded special servicer”) with respect to such excluded special servicer mortgage loan unless such excluded special servicer mortgage loan is also an excluded mortgage loan, in which case the largest controlling class certificateholder (by certificate principal balance) that is not an excluded controlling class holder will be entitled to appoint the excluded special servicer. During any Collective Consultation Period the largest controlling class certificateholder (by certificate principal balance) that is not an excluded controlling class holder will be entitled to appoint the excluded special servicer. During any Senior Consultation Period, or if each controlling class certificateholder is an excluded controlling class holder, certificateholders holding more than 50% of the voting rights (provided 20% or more exercise their right to vote) will be entitled to appoint the excluded special servicer; provided, that if such certificateholders do not appoint the excluded special servicer within thirty (30) days of the special servicer’s notice of resignation, such resigning special servicer will use reasonable efforts to appoint the excluded special servicer and will, at the expense of the Issuing Entity,  petition any court of competent jurisdiction for the appointment of a successor excluded special servicer if one is not appointed within sixty (60) days of the special servicer’s notice of resignation. See “—Controlling Class Representative” below.  Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all loans which are not excluded special servicer mortgage loans).
References herein to the “special servicer” mean individually or collectively, as the context may require, Midland Loan Services, a Division of PNC Bank, National Association as special servicer with respect to all mortgage loans other than any excluded special servicer mortgage loans and any non-serviced mortgage loans, and any excluded special servicer, as special servicer with respect to any related excluded special servicer mortgage loans.  Unless specifically stated otherwise, any rights, conditions or obligations of or applicable to the “special servicer” described herein (including with respect to qualification under the pooling and servicing agreement, compensation and resignation) apply to both Midland Loan Services, a Division of PNC Bank, National Association and to any excluded special servicer, as applicable.
The special servicer’s principal compensation for its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.  See “Offered Certificates—Distributions—Servicing and Administration Fees” below and “Servicing of the Mortgage Loans—General,” “Transaction Parties—The Special Servicer” and “Servicing of the Mortgage Loans—The Special Servicer” in this prospectus supplement.  In addition, the special servicer will be entitled to retain certain borrower paid fees and certain income from investment of certain accounts maintained as part of the issuing entity, as additional servicing compensation.
Each non‑serviced mortgage loan if circumstances require will be specially serviced by the special servicer under, and pursuant to the terms of, the pooling and servicing agreement governing the securitization of the related non‑serviced companion loan (or applicable portion thereof) as follows:
●     If necessary, the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria mortgage loan, representing approximately 7.0% of the initial pool balance, will be specially serviced by the special servicer under the pooling and servicing agreement for the JPMBB 2015-C31 securitization (currently Midland Loan Services, a Division of PNC Bank, National Association), which is similar to the pooling and servicing agreement for this securitization in respect of servicing.
●     If necessary, the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio, representing approximately 5.1% of the initial pool balance, will be specially serviced by the special servicer under the pooling and servicing agreement for the MSBAM 2015-C24 securitization (currently, Midland Loan Services, a Division of PNC Bank, National Association) which is substantially similar to the pooling and servicing agreement for this securitization in respect of servicing.
See “Description of the Mortgage Pool—The Non-Serviced Loan Combinations” and “Servicing of the Mortgage Loans—Additional Matters Relating to the Servicing of the Non-Serviced Mortgage Loans” in this prospectus supplement.
With respect to each non-serviced mortgage loan, the holder of the related controlling note (or a representative thereof) will be entitled to direct the servicing of the related non-serviced loan combination or loan pair, as applicable; however, the controlling class representative (during any Subordinate Control Period and Collective Consultation Period) will have certain consultation rights with respect to such servicing and the right to require the replacement of the special servicer for the non-serviced loan combination or loan pair, as applicable, in certain circumstances after a servicer termination event with respect to such special servicer. See “Description of the Mortgage Pool—The Non-Serviced Loan Combinations” in this prospectus supplement.

The special servicer under the pooling and servicing agreement for this securitization may be removed, with or without cause, and a successor special servicer appointed, at any time, as follows:
●     with respect to the pool of mortgage loans other than any non-serviced mortgage loans (and in the case of a mortgage loan that is part of an A/B whole loan or loan pair, subject to the third bullet of this paragraph), during any Subordinate Control Period (as defined below), at the direction of the controlling class representative;
●     with respect to the pool of mortgage loans other than any non-serviced mortgage loans (and in the case of a mortgage loan that is part of an A/B whole loan or loan pair, subject to the third bullet of this paragraph), during any Collective Consultation Period and any Senior Consultation Period (each such term, as defined below), if the holders of at least 25% of the voting rights of the certificates request a vote to replace the special servicer, by the holders of certificates evidencing at least 75% of the voting rights of the certificates; and
●     in the case of a mortgage loan that is part of an A/B whole loan or loan pair serviced under the pooling and servicing agreement, to the extent provided for in the related intercreditor agreement, the holder of a related serviced B note or serviced companion loan, as applicable (for so long as such holder is the directing holder in respect of such A/B whole loan or loan pair, as applicable), will be the sole party that may, without cause, replace the special servicer for the related A/B whole loan or loan pair.
In addition, with respect to each of the Roosevelt New Orleans Waldorf Astoria mortgage loan and the Coastal Equities Retail Portfolio mortgage loan the applicable special servicer will be subject to removal (and replacement by a successor special servicer) pursuant to similar terms contained in the pooling and servicing agreement related to the securitization of the controlling portion of the related pari passu companion loan, subject to (i) variations in the percentage of certificateholders required to consent to a removal of the special servicer and (ii) different (or no) limitations on the ability of the applicable controlling class representative to remove the special servicer without cause.
See “—Directing Holders” below and “Servicing of the Mortgage Loans—The Special Servicer—Replacement of the Special Servicer Without Cause,” “—Replacement of the Special Servicer and Appointment of an Excluded Special Servicer,” “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” and “—The Non-Serviced Loan Combinations” in this prospectus supplement.
Finally, in the case of any non-serviced loan combination, the applicable special servicer under the related other pooling and servicing agreement may be required to resign due to conflicts similar to those described in “Servicing of the Mortgage Loans—The Special Servicer—Replacement of the Special Servicer and Appointment of an Excluded

Special Servicer” in this prospectus supplement pursuant to the terms of the related other pooling and servicing agreement.

Trustee, Certificate Administrator and Custodian

U.S. Bank National Association, a national banking association, will act as trustee of the issuing entity on behalf of the certificateholders, as certificate administrator, certificate registrar and authenticating agent for the certificates and as custodian of the mortgage loan files (or, in the case of any non-serviced mortgage loan, of only the related mortgage note).  The corporate trust offices of U.S. Bank National Association are located at 190 S. LaSalle Street, 7th Floor, Mail Code: MK-IL-SL7C, Chicago, Illinois 60603, Attention: MSBAM 2015-C25, the office designated for purposes of certificate transfers and exchanges is located at 111 Fillmore Avenue, St. Paul, Minnesota 55107, Attention: Bondholder Services – MSBAM 2015-C25, and the document custody office is located at 1133 Rankin Street, Suite 100, St. Paul, Minnesota 55116, Attention: MSBAM 2015-C25.

Following the transfer of the mortgage loans into the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record of each mortgage loan transferred to the issuing entity (other than any non‑serviced mortgage loan, with respect to which the mortgagee of record will be the holder of the related non‑serviced companion loan or applicable portion thereof (or the trustee in respect of the securitization of the applicable portion thereof)).  In addition, the trustee will be primarily responsible for back‑up advancing if the master servicer fails to perform its advancing obligations.
The certificate administrator will be primarily responsible for making allocations and distributions to the holders of the certificates.  The certificate administrator will have, or will be responsible for appointing an agent to perform, additional duties with respect to tax administration of the issuing entity.  See “Transaction Parties—The Trustee, Certificate Administrator and Custodian” in this prospectus supplement.

Controlling Class Representative	The controlling class representative will be the representative appointed by more than 50% of the controlling class certificateholders (by certificate principal balance), as determined by the certificate registrar from time to time as provided in the pooling and servicing agreement. A summary of the consent and consultation rights of the controlling class representative, and the limitations thereon, is set forth below. It is anticipated that Eightfold Real Estate Capital Fund IV, L.P. or its affiliate will be the initial controlling class representative. There will be no controlling class representative for an excluded mortgage loan.

An “excluded mortgage loan” is a mortgage loan, A/B whole loan or loan pair with respect to which the controlling class representative, or any holder of more than 50% of the controlling class, is a borrower party.
The controlling class means, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate certificate principal balance (taking into account the application of any appraisal reductions to notionally reduce the aggregate certificate principal balance of such class) at least equal to 25% of the initial certificate principal balance of such class; provided that if no class of Control Eligible Certificates has an aggregate certificate principal balance (taking into account the application of any appraisal reductions to notionally reduce the aggregate certificate principal balance of such class) at least equal to 25% of the initial aggregate certificate principal balance of such class, then the controlling class will be the most senior class of Control Eligible Certificates. The controlling class on the closing date will be the Class G Certificates.
The Control Eligible Certificates will be the Class E, Class F and Class G Certificates.  No other class of certificates will be eligible to act as the controlling class or appoint the controlling class representative.
A Subordinate Control Period means any period when the aggregate certificate principal balance of the Class E Certificates (taking into account the application of appraisal reductions to notionally reduce the aggregate certificate principal balance of such class) is at least 25% of the initial aggregate certificate principal balance of the Class E Certificates.
A Collective Consultation Period means any period when both (i) the aggregate certificate principal balance of the Class E Certificates (taking into account the application of appraisal reductions to notionally reduce the aggregate certificate principal balance of such class) is less than 25% of the initial aggregate certificate principal balance of the Class E Certificates and (ii) the aggregate certificate principal balance of the Class E Certificates (without regard to any appraisal reductions allocable to such class) is at least 25% of the initial aggregate certificate principal balance of the Class E Certificates.
A Senior Consultation Period means any period when the aggregate certificate principal balance of the Class E Certificates (without regard to any appraisal reductions allocable to such class) is less than 25% of the initial aggregate certificate principal balance of the Class E Certificates.
During any Subordinate Control Period, the controlling class representative will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters.
During any Collective Consultation Period and any Senior Consultation Period, the controlling class representative will not have any consent rights.  However, during any Collective Consultation Period, the controlling class representative will have non-binding consultation rights with respect to certain major decisions and other matters in accordance with the pooling and servicing agreement.
During any Senior Consultation Period, the controlling class representative will not have any consent or consultation rights, except with respect to any such rights that are expressly operative during such period pursuant to the pooling and servicing agreement.  See “Servicing of the Mortgage Loans—The Controlling Class Representative” in this prospectus supplement.
If any mortgage loan is part of an A/B whole loan, loan pair or non-serviced loan combination, the controlling class representative’s consent and/or consultation rights with respect thereto may be limited as further described in this prospectus supplement. The existence of a Subordinate Control Period, Collective Consultation Period or Senior Consultation Period will not limit any control and/or consultation rights of the holder of any related B note or companion loan. See “—Directing Holders” below, and “Risk Factors—Risks Related to the Offered Certificates—Realization on a Mortgage Loan That Is Part of an A/B Whole Loan or Loan Pair May Be Adversely Affected by the Rights of the Related Directing Holder,” “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” and “—The Non-Serviced Loan Combinations” in this prospectus supplement.
The controlling class representative will have certain approval rights and rights to direct and consult with the special servicer as described under “Servicing of the Mortgage Loans—The Controlling Class Representative” in this prospectus supplement.  For instance, during a Subordinate Control Period, the controlling class representative may direct the special servicer to take actions that conflict with and adversely affect the interests of holders of certain classes of certificates.
In connection with the servicing of the mortgage loans, the special servicer may, at the direction of the controlling class representative or a directing holder, as applicable, take actions with respect to the mortgage loans (other than any non-serviced mortgage loan) that could adversely affect the holders of some of the classes of certificates.  Additionally, the special servicer may be removed without cause by the controlling class representative (during a Subordinate Control Period), or with respect to a mortgage loan that is part of an A/B whole loan or loan pair, by the related directing holder.  As a result of these rights, the controlling class representative and any directing holder may have interests in conflict with those of the other certificateholders.  See “Risk Factors—Risks Related to Conflicts of Interest—Conflicts of Interest of the Controlling Class Representative; Rights of the Controlling Class Representative Could Adversely Affect Your Investment” and “—Conflicts of Interest of the Directing Holders; Rights of the Directing Holders Could Adversely Affect Your Investment” in this prospectus supplement.
The controlling class representative may have interests that differ from or are in conflict with those of other certificateholders and its decisions may not be in the best interest of or may be adverse to other certificateholders.
The anticipated initial investor in the Control Eligible Certificates (referred to herein as the B-piece buyer) may act as, or appoint, the controlling class representative.  The B-piece buyer was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and may have been given the opportunity to request the removal or re-sizing of, or the modification of certain features of, some or all of the mortgage loans.  We cannot assure you that you or another investor would make the same requests to modify the original pool as the B-piece buyer, or that the final mortgage pool, to the extent influenced by the B-piece buyer’s feedback, will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates.  Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. The B-piece buyer performed any such due diligence for its own benefit and has no obligation or duty to anyone else. You should not take the B-piece buyer’s acceptance of any mortgage loan as an endorsement of that mortgage loan or its quality. See “Risk Factors—Risks Related to Conflicts of Interest—Conflicts in the Selection of the Underlying Mortgage Loans” in this prospectus supplement.
With respect to any excluded special servicer mortgage loan (that is also not an excluded mortgage loan) the controlling class representative (during any Subordinate Control Period) will be entitled to appoint the excluded special servicer with respect thereto.  If a Subordinate Control Period is not in effect or with respect to any excluded mortgage loan, the controlling class representative will not have the right to replace such excluded special servicer and the excluded special servicer will be appointed as described in “Servicing of the Mortgage Loans—The Special Servicer—Replacement of the Special Servicer and Appointment of an Excluded Special Servicer” in this prospectus supplement.
For additional information regarding the controlling class representative, see “Servicing of the Mortgage Loans—The Controlling Class Representative” in this prospectus supplement.

Trust Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will act as the trust advisor with respect to all of the mortgage loans except any non‑serviced mortgage loan. The trust advisor will be required to promptly review all information available to certain privileged persons on the certificate administrator’s website related to any specially serviced mortgage loan or REO property and each asset status report with respect to specially serviced mortgage loans (provided, that during any Subordinate Control Period, the trust advisor may only review final asset status reports).

During any Collective Consultation Period and any Senior Consultation Period, within sixty (60) days after the end of each calendar year during which any mortgage loan was a specially serviced mortgage loan or any mortgaged property was an REO property, the trust advisor will be required to meet with representatives of the special servicer (if it was acting as special servicer as of December 31 in the prior calendar year and had continued in such capacity through the date of such meeting) to review certain operational practices of the special servicer related to specially serviced mortgage loans and REO properties.
In addition, during any Collective Consultation Period and any Senior Consultation Period, based on (i) the trust advisor’s annual meeting with the special servicer and (ii) the trust advisor’s review of any asset status reports and other information delivered to the trust advisor by the special servicer and any other information available to certain privileged persons on the certificate administrator’s website, the trust advisor will be required to prepare an annual report to be provided to the certificate administrator (and to be made available through the certificate administrator’s website) setting forth its assessment of the special servicer’s performance of its duties under the pooling and servicing agreement during the prior calendar year on a platform‑level basis with respect to the resolution or liquidation of specially serviced mortgage loans and REO properties. If the special servicer is replaced, the trust advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. No such annual report will be required to be prepared or delivered with respect to any calendar year as to which no annual meeting is required to be held or with respect to any calendar year during which no asset status reports have been prepared in connection with a specially serviced mortgage loan or REO property.
Furthermore, during any Collective Consultation Period and any Senior Consultation Period, the special servicer will be required to consult (on a non‑binding basis) with the trust advisor in connection with certain major decisions involving any mortgage loan, A/B whole loan, loan pair or any related REO property to the extent described in this prospectus supplement and as set forth in the pooling and servicing agreement; provided, that with respect to matters relating to any A/B whole loan or loan pair, the special servicer will only be required to consult with the trust advisor with regard to such matters if the holder of the controlling portion of the related serviced B note or serviced companion loan, as applicable, is not (or is no longer) the directing holder with respect to such A/B whole loan or loan pair pursuant to the terms of the applicable intercreditor agreement, and prior to such time, the trust advisor will have no obligations under the pooling and servicing agreement with respect to such A/B whole loan or loan pair.
During any Subordinate Control Period, (A) there will be no annual meeting between the trust advisor and special servicer or any annual report prepared by the trust advisor and (B) the trust advisor will not distribute any report based on any review of the special servicer’s actions.  In addition, the trust advisor will not have the right or obligation during any Subordinate Control Period to consult with regard to any particular servicing actions, or otherwise opine on the actions of the special servicer with respect to any mortgage loan.  In no event will the trust advisor have any consent right with respect to any particular servicing actions.
Notwithstanding the foregoing, the trust advisor will have no role or obligation with respect to any non‑serviced mortgage loan or any related REO property.
The trust advisor will be subject to confidentiality and other limitations described in this prospectus supplement and set forth in the pooling and servicing agreement.
If the holders of at least 25% of the voting rights of the certificates request a vote to terminate and/or replace the trust advisor, then the holders of at least 75% of the voting rights of the certificates may vote to either (i) terminate all rights and obligations of the trust advisor with respect to the mortgage loans under the pooling and servicing agreement and replace the trust advisor, or (ii) terminate all rights and obligations of the trust advisor in respect of the mortgage loans under the pooling and servicing agreement and not appoint a replacement trust advisor, in which case all references to the trust advisor in the pooling and servicing agreement will be of no force and effect;

provided, that if holders of at least 25% of the voting rights of the certificates subsequently request a vote to reinstate the role of trust advisor and appoint a new trust advisor under the pooling and servicing agreement, and the holders of at least 75% of the voting rights of the certificates vote in favor of such appointment, then a new trust advisor will be appointed in respect of such mortgage loans and references to such trust advisor in the pooling and servicing agreement will again be applicable. During any Subordinate Control Period and any Collective Consultation Period, the controlling class representative will have the right to consent, such consent not to be unreasonably withheld, to any such replacement trust advisor; provided, that such consent will be deemed granted if no objection is made within ten (10) business days following the controlling class representative’s receipt of the request for consent. Any such consent will be required to be solicited from the controlling class representative before any related vote. See “Servicing of the Mortgage Loans—The Trust Advisor—Termination of the Trust Advisor Without Cause” in this prospectus supplement.
In addition, during any Senior Consultation Period, if the trust advisor determines that the special servicer is not performing its duties in accordance with the servicing standard, the trust advisor may recommend the replacement of the special servicer to the trustee.  The trust advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of a majority of the voting rights of the principal balance certificates. See “Servicing of the Mortgage Loans—The Special Servicer—Replacement of the Special Servicer Without Cause” in this prospectus supplement.
The trust advisor may have interests that are in conflict with those of certificateholders and its advice and consultations may not be in the best interest of certificateholders.  See “Risk Factors—Risks Related to Conflicts of Interest—Conflicts of Interest of the Trust Advisor” in this prospectus supplement.
For additional information regarding the responsibilities of the trust advisor and regarding the trust advisor itself, see “Servicing of the Mortgage Loans—The Trust Advisor” and “Transaction Parties—The Trust Advisor” in this prospectus supplement.

Directing Holders	If a mortgage loan is part of an A/B whole loan or loan pair, then as of the closing date the holder of a related B note or serviced companion loan, as applicable, or a designated portion thereof may be the directing holder, if and to the extent described under “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs.” If and for so long as the holder of the controlling portion of a B note or serviced companion loan is the related directing holder pursuant to the terms of the related intercreditor agreement, such holder will have broad consent and/or consultation rights with respect to the related A/B whole loan or loan pair and may have the right to replace the special servicer with respect to the related mortgage loan.
No directing holder will be a party to the pooling and servicing agreement, but its rights may affect the servicing of the related mortgage loan.  Further, a directing holder may have interests that are in conflict with those of certificateholders and its decisions may not be in the best interest of certificateholders.  See “Servicing of the Mortgage Loans” and “Risk Factors—Risks Related to Conflicts of

Interest—Conflicts of Interest of the Directing Holders; Rights of the Directing Holders Could Adversely Affect Your Investment” in this prospectus supplement.
The rights of a directing holder will be unaffected by the existence of any Subordinate Control Period, Collective Consultation Period or Senior Consultation Period.
Loan Pairs
With respect to the Herald Center loan pair, the holder of the related serviced companion loan will only have certain consultation rights with respect to such loan pair and the right to require the replacement of the special servicer with respect thereto in certain circumstances after a servicer termination event with respect to such special servicer.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs—The Herald Center Loan Pair” herein.
With respect to the 261 Fifth Avenue loan pair, the holder of the related serviced companion loan will only have certain consultation rights with respect to such loan pair and the right to require the replacement of the special servicer with respect thereto in certain circumstances after a servicer termination event with respect to such special servicer.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs—The 261 Fifth Avenue Loan Pair” herein.
Non-Serviced Loan Combinations
With respect to the Roosevelt New Orleans Waldorf Astoria non‑serviced loan combination, the JPMBB 2015-C31 directing certificateholder (prior to a JPMBB 2015-C31 control event) is expected to be entitled to exercise the rights of the controlling note holder under the related intercreditor agreement pursuant to the terms thereof and the JPMBB 2015-C31 pooling and servicing agreement.  See “—Special Servicer” above and “Description of the Mortgage Pool—The Non‑Serviced Loan Combinations—The Roosevelt New Orleans Waldorf Astoria Non‑Serviced Loan Combination” herein.
With respect to the Coastal Equities Retail Portfolio non‑serviced loan combination, the MSBAM 2015-C24 controlling class representative (during a MSBAM 2015-C24 subordinate control period) is expected to be entitled to exercise the rights of the controlling note holder under the related intercreditor agreement pursuant to the terms thereof and the MSBAM 2015-C24 pooling and servicing agreement.  See “—Special Servicer” above and “Description of the Mortgage Pool—The Non‑Serviced Loan Combinations—The Coastal Equities Retail Portfolio Non‑Serviced Loan Combination” herein.
See “Risk Factors—Risks Related to the Offered Certificates—Realization on a Mortgage Loan That Is Part of an A/B Whole Loan or Loan Pair May Be Adversely Affected by the Rights of the Related Directing Holder” and “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.

Sponsors	Bank of America, National Association, a national banking association, Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, CIBC Inc., a Delaware corporation, and Starwood

Mortgage Funding III LLC, a Delaware limited liability company, are the sponsors of this transaction.  As sponsors, such entities organized and initiated the issuance of the certificates and will sell mortgage loans to the depositor.  The depositor will transfer the mortgage loans to the issuing entity, and the issuing entity will then issue the certificates.  See “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” in this prospectus supplement and “Bank of America, National Association, as Sponsor” and “Other Originators” in the accompanying prospectus.

Mortgage Loan Sellers	Each mortgage loan seller listed below will sell us mortgage loans as follows:
	Mortgage Loan Seller	Percentage of Initial Pool Balance	Number of Mortgage Loans
	Morgan Stanley Mortgage Capital Holdings LLC	40.8%	14
	Bank of America, National Association	39.0%	22
	CIBC Inc.	10.8%	9
	Starwood Mortgage Funding III LLC	9.3%	11
	See “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” in this prospectus supplement.
Originators
Each mortgage loan seller or its affiliate originated the mortgage loans as to which it is acting as mortgage loan seller.  In particular, Morgan Stanley Mortgage Capital Holdings LLC, originated one (1) of the mortgage loans, representing approximately 9.8% of the initial pool balance, with respect to which Morgan Stanley Mortgage Capital Holdings LLC is acting as the mortgage loan seller, and Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, originated thirteen (13) of the mortgage loans, representing approximately 31.1% of the initial pool balance, with respect to which Morgan Stanley Mortgage Capital Holdings LLC is acting as the mortgage loan seller (one of which, the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, representing approximately 7.0% of the initial pool balance, was originated by Morgan Stanley Bank, N.A. in conjunction with a third party (Barclays Bank PLC)).  In addition, Starwood Mortgage Capital LLC originated eleven (11) mortgage loans, representing approximately 9.3% of the initial pool balance, with respect to which Starwood Mortgage Funding III LLC is acting as the mortgage loan seller.  See “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” in this prospectus supplement.

Conflicts of Interest	The relationships between the parties to this transaction and the activities of those parties or their affiliates and the relationships between certain other parties may give rise to certain conflicts of interest. These conflicts of interests may arise from, among other things, the following relationships and activities:

●     the relationships, including financial dealings, of the sponsors, the underwriters, the master servicer, a sub-servicer, the special servicer, the trust advisor or any of their respective affiliates, especially if the master servicer, a sub-servicer, the special servicer, the trust advisor or any of their respective affiliates holds certificates or interests in, or securities backed   by, B notes, serviced companion loans or non-serviced companion loans, or has financial interests in or other financial dealings with a borrower or a property sponsor;

●     the broker-dealer activities of the underwriters and their respective affiliates, including investing or taking long or short positions in the offered certificates and rendering services to, and engaging in transactions with, the borrowers, the property sponsors and their respective affiliates;
●     the obligation of the special servicer to take actions at the direction of the controlling class representative and any directing holder;
●     the ownership of any certificates or interests in, or securities backed by, B notes, mezzanine debt, serviced companion loans or non-serviced companion loans by the depositor, mortgage loan sellers, underwriters, master servicer, special servicer, trust advisor or any of their affiliates;
●     the relationships between the managers of the mortgaged properties and the borrowers, particularly because a substantial number of mortgaged properties are managed by property managers affiliated with the respective borrowers;
●     the consent and/or consultation rights of the controlling class representative, the trust advisor and any directing holder to certain actions taken by the special servicer;
●     any opportunity of the B-piece buyer to request the removal, re-sizing or modification of or other changes to the features of some or all of the mortgage loans; and
●     the activities of the master servicer, a sub-servicer, the special servicer, the trust advisor, the mortgage loan sellers or any of their affiliates in connection with any other transaction.
With respect to any non-serviced mortgage loan, the related master servicer, special servicer and any other entity party to any securitization of the related non-serviced companion loan (or applicable portion thereof) will have similar conflicts of interest, particularly if such entity owns certificates issued pursuant to such securitization.
See “Risk Factors—Risks Related to Conflicts of Interest” in this prospectus supplement.

Significant Obligors	There are no significant obligors related to the issuing entity.
Underwriters	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, CIBC World Markets Corp. and Drexel Hamilton, LLC will act as underwriters with respect to the offered certificates.
Certain Affiliations
Bank of America, National Association and its affiliates have several roles in this transaction. Bank of America, National Association is a mortgage loan seller, an originator and a sponsor, is an affiliate of Banc of America Merrill Lynch Commercial Mortgage Inc., the depositor, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters.

Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller, a sponsor, an originator and the initial holder of the Herald Center serviced companion loan, is an affiliate of Morgan Stanley Bank, N.A., an originator and the initial holder of a portion of the Coastal Equities Retail Portfolio non-serviced companion loan, and Morgan Stanley & Co. LLC, one of the underwriters and the entity that is on the closing date expected to be the initial holder of 20% of the notional amount of the Class X-A Certificates.
CIBC Inc., a mortgage loan seller, an originator and a sponsor, is an affiliate of CIBC World Markets Corp., one of the underwriters.
Starwood Mortgage Funding III LLC, a mortgage loan seller and sponsor, is an affiliate of Starwood Mortgage Capital LLC, an originator and the guarantor with respect to the repurchase obligations of Starwood Mortgage Funding III LLC, and LNR Partners, LLC, the special servicer of the 261 Fifth Avenue loan pair, prior to the closing date, under the BACM 2015-UBS7 pooling and servicing agreement.
Wells Fargo Bank, National Association, the master servicer, is also the current master servicer, certificate administrator and custodian under the pooling and servicing agreement for the MSBAM 2015-C24 securitization, pursuant to which the Coastal Equities Retail Portfolio non-serviced loan combination is being serviced.
The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related mortgage loans and the primary servicing rights with respect to certain of the related mortgage loans (other than any non-serviced mortgage loan) and serviced companion loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such mortgage loans.
Pursuant to an interim servicing agreement between Morgan Stanley Mortgage Capital Holdings LLC and certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain of the mortgage loans owned from time to time by Morgan Stanley Mortgage Capital Holdings LLC and those affiliates thereof, including, prior to their inclusion in the issuing entity, eight (8) of the mortgage loans to be contributed by Morgan Stanley Mortgage Capital Holdings LLC to this securitization, representing approximately 31.6% of the initial pool balance.  Morgan Stanley Mortgage Capital Holdings LLC is also a party to a custodial agreement with Wells Fargo Bank, National Association, pursuant to which Wells Fargo Bank, National Association acts as interim custodian with respect to the mortgage loan files for the mortgage loans to be contributed to the issuing entity by Morgan Stanley Mortgage Capital Holdings LLC (other than any non-serviced mortgage loans).
Pursuant to an interim servicing agreement between Bank of America, National Association and Wells Fargo Bank, National Association, Wells Fargo Bank, National Association acts as interim servicer with respect to certain of the mortgage loans owned from time to time by Bank of America, National Association, including, prior to their inclusion in the issuing entity, twenty-one (21) of the mortgage loans to be contributed by Bank of America, National Association to this securitization, representing approximately 29.7% of the initial pool balance. Bank of America, National Association is also a party to a custodial agreement with Wells Fargo Bank, National Association, pursuant to which Wells Fargo Bank, National Association acts as interim custodian with respect to the mortgage loan files for certain of the mortgage loans to be contributed to the issuing entity by Bank of America, National Association.

CIBC Inc. is a party to a custodial agreement with Wells Fargo Bank, National Association, pursuant to which Wells Fargo Bank, National Association acts as interim custodian with respect to the mortgage loan files for the mortgage loans CIBC Inc. is selling to the depositor for this securitization.
Pursuant to an interim servicing agreement between Starwood Mortgage Funding III LLC and Wells Fargo, Wells Fargo acts as interim servicer with respect to eleven (11) of the mortgage loans to be contributed by Starwood Mortgage Funding III LLC to this securitization, representing approximately 9.3% of the initial pool balance.
Midland Loan Services, a Division of PNC Bank, National Association, the special servicer, will be appointed by the entity that is expected to be the initial controlling class representative and that is expected to purchase the Class E, Class F and Class G Certificates on the closing date: Eightfold Real Estate Capital Fund IV, L.P. or its affiliate. An affiliate of the depositor may purchase less than 50% of each such class upon the initial issuance thereof or thereafter; however, such affiliate will not be entitled to act as or appoint the controlling class representative, and any certificates held by such affiliate will not be considered to be outstanding for purposes of determining the identity of the controlling class representative. Eightfold Real Estate Capital Fund IV, L.P. or its affiliate engaged Midland Loan Services, a Division of PNC Bank, National Association as an independent contractor to conduct due diligence with respect to the mortgage loans included in the mortgage pool.
Midland Loan Services, a Division of PNC Bank, National Association, the special servicer, is also (A) prior to this securitization’s closing date, the master servicer for the BACM 2015-UBS7 securitization pursuant to which the 261 Fifth Avenue loan pair is being serviced under the related pooling and servicing agreement; (B) the master servicer and the special servicer under the pooling and servicing agreement for the JPMBB 2015-C31 securitization, pursuant to which the Roosevelt New Orleans Waldorf Astoria non-serviced loan combination is being serviced; and (C) the special servicer under the pooling and servicing agreement for the MSBAM 2015-C24 securitization, pursuant to which the Coastal Equities Retail Portfolio non-serviced loan combination is being serviced.
Morgan Stanley Bank, N.A. provides short-term warehousing of mortgage loans originated by Starwood Mortgage Capital LLC, an originator, through a master repurchase facility.  Nine (9) of the mortgage loans with respect to which Starwood Mortgage Funding III LLC is acting as the mortgage loan seller, representing approximately 7.1% of the initial pool balance, are subject to such master repurchase facility.  Starwood Mortgage Funding III LLC is using the proceeds from its sale of such mortgage loans to the depositor to, among other things, simultaneously reacquire such mortgage loans from Morgan Stanley Bank, N.A. free and clear of any liens.

Starwood Mortgage Funding III LLC (or its affiliate) is a party to a custodial agreement with U.S. Bank National Association, pursuant to which U.S. Bank National Association acts as interim custodian with respect to the mortgage loan files for the mortgage loans Starwood Mortgage Funding III LLC is selling to the depositor for this securitization.
These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus supplement under “Risk Factors—Risks Related to Conflicts of Interest.”

Cut-off Date
October 1, 2015.  For purposes of the information contained in this prospectus supplement (including the appendices to this prospectus supplement), scheduled payments due in October 2015 with respect to mortgage loans not having payment dates on the first day of each month have been deemed received on October 1, 2015, not the actual day or days on which such scheduled payments were due.

Closing Date	On or about October 15, 2015.
Determination Date	The eleventh (11th) calendar day of each month, or, if the eleventh (11th) calendar day is not a business day, the next succeeding business day, commencing in November 2015.
Distribution Date	The fourth (4th) business day after the related determination date, commencing in November 2015. The first distribution date will be November 18, 2015.
Record Date	With respect to each distribution date, for each class of offered certificates, the close of business on the last business day of the preceding calendar month.
Expected Final Distribution Dates
The expected final distribution date for each class of offered certificates is set forth on the cover of this prospectus supplement and is the date on which that class is expected to be paid in full (or, in the case of the Class X-A, Class X-B and Class X-D Certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the certificates and according to the structuring assumptions described under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” in this prospectus supplement.  Any mortgage loans with anticipated repayment dates are assumed to repay in full on those dates.  The actual final distribution date for any class of offered certificates may be earlier or later (and could be substantially later) than the expected final distribution date.

Collection Period	Amounts available for payment on the certificates on any distribution date will depend on the payments and other collections received, and any advances of payments due, on or with respect to the mortgage loans during the related collection period. Each collection period:

●     will relate to a particular distribution date;
●     will be approximately one month long;
●     will begin when the prior collection period ends or, in the case of the first collection period, will begin on the day following the cut-off date; and
●     will end at the close of business on the determination date immediately preceding the related distribution date.

Interest Accrual Period
The amount of interest payable with respect to the certificates on any distribution date will be a function of the interest accrued during the related interest accrual period.  The interest accrual period for the certificates will be the calendar month immediately preceding the month in which that distribution date occurs.

Offered Certificates
General
We are offering the following thirteen (13) classes of Commercial Mortgage Pass-Through Certificates, Series 2015‑C25 pursuant to this prospectus supplement: Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A‑5, Class X‑A, Class X‑B, Class X-D, Class A‑S, Class B, Class C and Class D.
The entire series will consist of a total of eighteen (18) classes, the following five (5) of which are not being offered by this prospectus supplement and the accompanying prospectus: Class E, Class F, Class G, Class V and Class R.

Certificate Principal Balances and Notional Amounts

Your certificates will have the approximate aggregate initial certificate principal balance or initial notional amount presented on the cover page of this prospectus supplement, and this certificate principal balance may vary by up to 5% on the closing date.  Mortgage loans may be removed from or added to the mortgage pool prior to the closing date within this same maximum permitted variance.  Any reduction or increase in the aggregate principal balance of mortgage loans within these parameters will result in changes to the initial certificate principal balance or notional amount, as the case may be, of each class of certificates and to the other statistical data contained in this prospectus supplement.
The certificate principal balance at any time is the maximum amount of principal distributable with respect to a class of certificates and is subject to adjustment on each distribution date to reflect any reductions resulting from (1) distributions of principal to that class or (2) any allocations of losses and, solely in the case of the certificates that are not Control Eligible Certificates, trust advisor expenses in reduction of the certificate principal balance of that class.
The Class X‑A, Class X‑B and Class X-D Certificates will not have certificate principal balances.  Each such class of certificates will instead represent the right to receive distributions of interest accrued on a notional amount as described in this prospectus supplement.  The notional amount of the Class X‑A Certificates will be equal to the aggregate certificate principal balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates outstanding from time to time.  The notional amount of the Class X-B Certificates will at all times equal the certificate principal balance of the Class A-S Certificates outstanding from time to time. The notional amount of the Class X-D Certificates will at all times equal the certificate principal balance of the Class D Certificates outstanding from time to time.
Accordingly, the respective notional amounts of the Class X‑A , Class X‑B and Class X-D Certificates will, in each case, be reduced on each distribution date by any distributions of principal actually made on, and any losses and/or expenses actually allocated to any related class of the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class A‑S and/or Class D Certificates, as applicable, and in each case outstanding from time to time.

Pass-Through Rates	Your certificates will accrue interest at an annual rate called a pass-through rate. The approximate initial pass-through rate for each class of offered certificates is set forth on the cover page of this prospectus supplement.
Interest on the offered certificates will be calculated on the basis of a 360-day year consisting of twelve (12) 30-day months, also referred to in this prospectus supplement as a 30/360 basis.
The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-S and Class D Certificates will at all times be fixed at their respective initial pass-through rates set forth on the cover page of this prospectus supplement.  The pass-through rate for each class of the Class B and Class C Certificates will at all times be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve (12) 30-day months).
The pass-through rate for each class of the Class E, Class F and Class G Certificates will at all times be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve (12) 30-day months).
For purposes of calculating the weighted average of the net interest rates on the mortgage loans for a particular distribution date in connection with determining the respective pass-through rates on the certificates (other than the Class V and Class R Certificates):  (i) the relevant weighting is based upon the respective stated principal balances (as described under “Description of the Offered Certificates—Pass-Through Rates” in this prospectus supplement) of the mortgage loans as in effect immediately prior to the relevant distribution date, (ii) the mortgage interest rate on each mortgage loan is reduced by the related annual administrative fee rate, which includes the master servicing fee rate, the trust advisor fee rate, the certificate administrator fee rate (which includes the trustee fee rate and the custodian fee rate) and the CREFC® license fee rate, (iii) the mortgage loan interest rates will not reflect any increase therein as a result of a continuing default or, if applicable, a mortgage loan remaining outstanding past its anticipated repayment date (if any), (iv) the mortgage loan interest rates will also be determined without regard to any loan term modifications agreed to by the special servicer or resulting from any borrower’s bankruptcy or insolvency, and (v) if a mortgage loan does not accrue interest on a 30/360 basis, its interest rate for any month will, in general, be deemed to be the rate per annum that, when calculated on a 30/360 basis, will produce the amount of interest that accrues on an actual/360 basis on that mortgage loan in that month, at the related mortgage interest rate minus the related administrative fee rate (taking into account certain interest reserve adjustments for distribution dates in January, February and March).
The pass-through rate for the Class X‑A Certificates for any distribution date will equal the weighted average of the applicable Class X strip rates for the Class A-1, Class A-2, Class A-SB, Class A‑3, Class A-4 and Class A-5 Certificates for such distribution date (weighted on the basis of the respective principal balances of such classes of certificates immediately prior to such distribution date).  The pass-through rate for the Class X-B Certificates for any distribution date will equal the Class X strip rate for the Class A-S Certificates for such distribution date. The pass-through rate for the Class X-D Certificates for any distribution date will equal the Class X strip rate for the Class D Certificates for such distribution date.
The applicable Class X strip rate with respect to each class of the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class A‑S and Class D Certificates, for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net interest rates on the mortgage loans for such distribution date (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve (12) 30-day months), over (b) the pass-through rate for such distribution date for such class of certificates.  Under no circumstances will any Class X strip rate be less than zero.

Distributions
A.	Amount and Order of Distributions

On each distribution date, you will be entitled to receive interest and principal distributed from funds available for distribution from the mortgage loans.  Funds available for distribution to the certificates will be net of excess interest, excess liquidation proceeds and specified trust expenses, including all advance reimbursements (with interest) and all servicing fees and expenses, certificate administrator fees (which include the trustee fees and custodian fees) and expenses, special servicer compensation and trust advisor fees (with respect to any trust advisor consulting fee, solely to the extent that such fee is actually received from the related borrower) and expenses and CREFC® license fees as set forth below.  Distributions to you will be in an amount equal to your certificate’s interest and principal entitlement, subject to:

(i)
payment of the respective interest entitlement for any other class of certificates bearing an earlier alphanumeric designation (except in respect of the distribution of interest among the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D Certificates, which will have the same senior priority and be distributed pro rata);

(ii)
if applicable, payment of the respective principal entitlement for the distribution date to the outstanding classes of principal balance certificates, first, to the Class A‑SB Certificates, until the principal balance of such class has been reduced to the planned principal balance for the related distribution date set forth on APPENDIX VII hereto, then, to the Class A‑1 Certificates, to the Class A‑2 Certificates, to the Class A‑3 Certificates, to the Class A‑4 Certificates, to the Class A‑5 Certificates and to the Class A‑SB Certificates, in that order, until the principal balance of each such class has been reduced to zero (or, if the principal balance of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates has been reduced to zero as a result of the allocation of mortgage loan losses or trust advisor expenses to those certificates, or if the aggregate appraisal reduction equals or exceeds the aggregate certificate principal balance of the Class A‑S through Class G Certificates, then on a pro rata basis among the holders of the Class A-1, Class A-2, Class A-SB, Class A‑3, Class A-4 and Class A-5 Certificates), and then, to the Class A‑S, Class B, Class C, Class D, Class E, Class F and Class G Certificates, in that order, until the principal balance of each such class has been reduced to zero; and

(iii)	the allocation of trust advisor expenses, (i) first, to reduce payments of interest on the Class D Certificates and then on the Class C and Class B Certificates, in that order, (ii) second, to reduce payments of principal on the Class D, Class C, Class B and Class A‑S Certificates, in that order, and (iii) third, to reduce payments of principal on the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates on a pro rata basis.

No trust advisor expenses (other than the trust advisor fee) will be allocated to or otherwise borne by the Control Eligible Certificates.  As a result, no class of Control Eligible Certificates will provide protection to the more senior classes of certificates for the purposes of allocating losses based on trust advisor expenses.  See “Servicing of the Mortgage Loans—The Trust Advisor” and “Description of the Offered Certificates—Distributions—Allocation of Trust Advisor Expenses” in this prospectus supplement.
Each certificateholder will receive its share of distributions on its class of certificates on a pro rata basis with all other holders of certificates of the same class.  See “Description of the Offered Certificates—Distributions” in this prospectus supplement.

B.	Interest and Principal Entitlements

A description of the interest entitlement, if any, payable to each class is presented under “Description of the Offered Certificates—Distributions” in this prospectus supplement.  As described in that section, there are circumstances relating to the timing of prepayments in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s principal balance.  In addition, the right of the master servicer, the special servicer and the trustee to reimbursement for payment of advances (with interest thereon) and the right of such parties, the certificate administrator, the custodian and, subject to certain limitations, the trust advisor to the payment of compensation and reimbursement of certain costs and expenses will be prior to your right to receive distributions of principal or interest.  In addition, the right of the trust advisor to receive reimbursement of trust advisor expenses will be senior to the right of the holders of the Class B, Class C and Class D Certificates to receive payments of interest, and to the right of the holders of the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class A‑S, Class B, Class C and Class D Certificates to receive payments of principal.  The Class X‑A, Class X‑B, Class X-D, Class V and Class R Certificates will not be entitled to principal distributions.
The total amount of principal required to be distributed on the classes entitled to principal on a particular distribution date will, in general,

subject to adjustment for trust advisor indemnifications and expenses, nonrecoverable advances and workout-delayed reimbursement amounts, be equal to the sum of:

●     the principal portion of all scheduled payments, other than balloon payments, to the extent received during the related collection period or advanced by the master servicer or other party (in accordance with the pooling and servicing agreement) in respect of such distribution date;
●     all principal prepayments and, to the extent not previously advanced, the principal portion of balloon payments received during the related collection period;
●     the principal portion of other collections on the mortgage loans received during the related collection period (for example, liquidation proceeds, condemnation proceeds, insurance proceeds and income on “real estate owned”), net of any portion thereof that constitutes late collections of principal in respect of the related mortgage loan as to which there is an outstanding advance; and
●     the principal portion of proceeds of mortgage loan repurchases received during the related collection period, net of any portion thereof that constitutes late collections of principal in respect of the related mortgage loan as to which there is an outstanding advance.
See the definition of “Principal Distribution Amount” under “Description of the Offered Certificates—Distributions” in this prospectus supplement.

C.	Servicing and Administration Fees

The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, payable from general collections on the mortgage loans, the serviced companion loans and any B notes serviced under the pooling and servicing agreement for this securitization (each such B note sometimes being referred to in this prospectus supplement as a “serviced B note”).  The master servicing fee for each distribution date is calculated based on the outstanding principal balance of each mortgage loan and any related serviced B note or serviced companion loan (and in each case including any deemed mortgage loan, serviced B note or serviced companion loan as to which the related mortgaged property has become an REO property) at a rate equal to:

(i)
with respect to each mortgage loan (other than the Roosevelt New Orleans Waldorf Astoria mortgage loan and the Coastal Equities Retail Portfolio mortgage loan), 0.0050% per annum plus the primary servicing fee rate set forth next to such mortgage loan on APPENDIX I to this prospectus supplement;

(ii)	with respect to the Roosevelt New Orleans Waldorf Astoria mortgage loan, 0.0050% per annum;
(iii)	with respect to the Coastal Equities Retail Portfolio mortgage loan, 0.0050% per annum; and

(iv)	with respect to the Herald Center serviced companion loan and the 261 Fifth Avenue serviced companion loan, 0.0050% per annum and 0.0050% per annum, respectively.
In addition:
(i)
the master servicer under the JPMBB 2015-C31 transaction will be paid the related pari passu loan primary servicing fee in respect of the Roosevelt New Orleans Waldorf Astoria mortgage loan (calculated at 0.0025% per annum); and

(ii)
the master servicer under the MSBAM 2015-C24 transaction will be paid the related pari passu loan primary servicing fee in respect of the Coastal Equities Retail Portfolio mortgage loan (calculated at 0.0050% per annum).

For additional information regarding the servicing fees with respect to each Non-Serviced Mortgage Loan, see “Description of the Mortgage Pool—The Non Serviced Loan Combinations” in this prospectus supplement.
The special servicing fee for each distribution date is calculated based on the outstanding principal balance of each mortgage loan (other than any non-serviced mortgage loan), serviced B note and serviced companion loan that is being specially serviced or as to which the related mortgaged property has become an REO property, at the special servicing fee rate, which is equal to 0.25% per annum.
The master servicer and special servicer are also entitled to additional fees and amounts, including, without limitation, income on the amounts held in permitted investments.
The master servicer will pay all amounts required to be paid to any primary or sub-servicer (other than with respect to any non-serviced mortgage loan) out of master servicing fees collected on the mortgage loans.
The special servicer will also be entitled, except in connection with non-serviced mortgage loans, to (i) liquidation fees generally equal to 1.0% of liquidation proceeds in respect of a specially serviced mortgage loan (and any related serviced B note or serviced companion loan) or REO property and (ii) workout fees generally equal to 1.0% of interest and principal payments made in respect of a rehabilitated mortgage loan (and any related serviced B note or serviced companion loan), subject to a cap with respect to each such fee of $1,000,000 with respect to any mortgage loan, loan pair, non-serviced loan combination, A/B whole loan or REO property and subject to certain adjustments and exceptions as described herein under “Servicing of the Mortgage Loans—The Special Servicer—Special Servicer Compensation.” The special servicer under the JPMBB 2015‑C31 securitization (with respect to the Roosevelt New Orleans Waldorf Astoria mortgage loan) and the special servicer under the MSBAM 2015‑C24 securitization (with respect to the Coastal Equities Retail Portfolio mortgage loan) will be, entitled to similar compensation if the related mortgage loan becomes specially serviced or if the related mortgaged property becomes REO property, although in any such case any related fees may accrue at a different rate and there may be a higher cap (or no cap) on workout fees and/or liquidation fees.
The trust advisor will be entitled to the trust advisor fee for each distribution date, calculated based on the outstanding principal balance of each mortgage loan (other than any non-serviced mortgage loan) in the issuing entity at the trust advisor fee rate, which will equal (i) 0.00105% per annum, with respect to each mortgage loan (other than the Herald Center mortgage loan, the 261 Fifth Avenue mortgage loan and any related non-serviced mortgage loan) and any related successor REO mortgage loan, (ii) 0.00205% per annum, with respect to the Herald Center mortgage loan and any related successor REO mortgage loan and (iii) 0.00175% per annum, with respect to the 261 Fifth Avenue mortgage loan and any related successor REO mortgage loan. In addition, the trust advisor will be entitled to a consulting fee equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to each major decision relating to a mortgage loan (other than any non-serviced mortgage loan), A/B whole loan or loan pair as to which the trust advisor has consultation rights, in each case to the extent that such fee is actually received from the related borrower; provided, that the aggregate amount of such consulting fees with respect to any such mortgage loan or A/B whole loan or loan pair, as applicable, will not exceed $10,000 in any calendar year.  See “Servicing of the Mortgage Loans—The Trust Advisor” in this prospectus supplement.
The certificate administrator is entitled to a certificate administrator fee payable from general collections on the mortgage loans, which for each distribution date is calculated on the outstanding principal balance of each mortgage loan at the certificate administrator fee rate, which is equal to 0.0025% per annum.  The trustee fee and the custodian fee for each distribution date is a portion of the certificate administrator fee.
A license fee equal to 0.0005% per annum (calculated on the outstanding principal balance of each mortgage loan) will be payable to CREFC® from general collections on the mortgage loans (to the extent any funds are remaining in the collection account after the payment of fees and expenses to the trustee, the certificate administrator, the master servicer, the special servicer and the trust advisor).
Each of the master servicing fee, the special servicing fee, the trust advisor fee, the certificate administrator fee and the CREFC® license fee will be calculated on the same interest accrual basis as is interest on the related mortgage loan and will be prorated for any partial period.  Such fees, as well as the liquidation fee, the workout fee and the trust advisor consulting fee (to the extent that such fee is actually received from the related borrower), will be paid from the collection account prior to distributions to certificateholders of the available distribution amount as described under “Servicing of the Mortgage Loans—Withdrawals from the Collection Account” and “Transaction Parties—The Trustee, ”—The Certificate Administrator and Custodian,” “—The Master Servicer,” “—The Special Servicer” and “—The Trust Advisor” in this prospectus supplement.  All of the parties to the pooling and servicing agreement will also have certain rights to reimbursement for certain expenses by the issuing entity.  See “Servicing of the Mortgage Loans—The Master Servicer—Master Servicer Compensation,” “—The

Special Servicer—Special Servicer Compensation,” “Description of the Offered Certificates—Matters Regarding the Certificate Administrator” and “Description of the Offered Certificates—The Trustee—Trustee Compensation” in this prospectus supplement.
The administrative fee rate will be the sum of the master servicing fee rate, the trust advisor fee rate, the certificate administrator fee rate and the CREFC® license fee rate and is set forth on APPENDIX I to this prospectus supplement for each mortgage loan.  The administrative fee rate with respect to any non-serviced mortgage loan will also include any servicing fee payable to the applicable servicer under the related pooling and servicing agreement.

D.	Amortization, Liquidation and Payment Triggers

Because of losses on the underlying mortgage loans and/or default-related or other unanticipated expenses of the issuing entity, the certificate principal balances of the Class A‑S through Class G Certificates could be reduced to zero, or because of a decline in mortgaged property values, the aggregate appraisal reduction may equal or exceed the aggregate certificate principal balance of the Class A‑S through Class G Certificates, in any event at a time when the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates, or any two or more classes of those certificates, remain outstanding.  Under those circumstances, any distributions of principal on the outstanding Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates will be made on a pro rata basis, rather than sequentially, in accordance with their respective certificate principal balances.

E.	Prepayment Premiums/ Yield Maintenance Charges

The manner in which any prepayment premiums and yield maintenance charges received in respect of the mortgage loans during a particular collection period will be allocated to the Class X‑A, Class X-B and/or Class X‑D Certificates, on the one hand, and the classes of certificates entitled to principal (other than the Control Eligible Certificates), on the other hand, as well as between the various classes of certificates entitled to principal (other than the Control Eligible Certificates), is described in “Description of the Offered Certificates—Distributions” in this prospectus supplement.

F.	Excess Interest
On each Distribution Date, any collections of “excess interest” on mortgage loans with anticipated repayment dates (that is, certain additional interest that accrues if the mortgage loan is not repaid in full by its anticipated repayment date) will be distributed to the holders of the Class V Certificates on the related distribution date.  Excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement. Because there are no mortgage loans with anticipated repayment dates in the mortgage pool, there will be no excess interest distributable to the Class V Certificates.

Subordination

A.	General
The chart below describes the manner in which the rights of various classes will be senior to the rights of other classes.  Entitlement to receive principal and interest (other than excess liquidation proceeds and certain excess interest in connection with any mortgage loan having an anticipated repayment date) on any distribution date is depicted in descending order.  The manner in which mortgage loan losses are allocated is depicted in ascending order (including interest losses, other than losses with respect to certain “excess interest” in connection with any mortgage loan having an anticipated repayment date).

No other form of credit enhancement will be available to you as a holder of certificates.

*     Interest only certificates.  No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A, Class X-B or Class X-D Certificates.  However, mortgage loan losses will reduce the notional amount of the Class X-A, Class X-B or Class X-D Certificates to the extent such losses reduce the principal amount of the related classes of principal balance certificates.

**   Other than the Class V and Class R Certificates. The Class V and Class R Certificates will not be entitled to distributions of principal and interest (other than, with respect to the Class V Certificates, certain excess interest) and will be entitled to receive only such distributions as are described under “Description of the Offered Certificates—Distributions” in this prospectus supplement.

Principal losses on the mortgage loans allocated to a class of certificates will reduce the certificate principal balance of such class.  No such losses will be allocated to the Class V, Class R, Class X‑A, Class X‑B or Class X-D Certificates, although loan losses will reduce the respective notional amounts of the Class X‑A Certificates (to the extent such losses are allocated to the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A-4 or Class A‑5 Certificates), the Class X‑B Certificates (to the extent such losses are allocated to the Class A-S Certificates), and the Class X-D Certificates (to the extent such losses are allocated to the Class D Certificates) and, therefore, the amount of interest they accrue.  To the extent funds are available on a subsequent distribution date for distribution on your certificates, you will be reimbursed for any losses allocated to your certificates with interest at the pass-through rate on your certificates.

In addition, any trust advisor expenses that are in excess of trust advisor expenses that are allocated to reduce the payment of interest on the Class B, Class C and Class D Certificates will be allocated to reduce the principal balances of the certificates in the following order:  to the Class D, Class C, Class B and Class A‑S Certificates, in each case, until the remaining principal balance of such class of certificates has been reduced to zero.  Following the reduction of the principal balances of the foregoing classes of principal balance certificates to zero, such excess trust advisor expenses will then be allocated among the Class A‑1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates, pro rata (based upon their respective certificate principal balances), until the remaining certificate principal balances of such classes of certificates have been reduced to zero.
In addition to losses caused by mortgage loan defaults, shortfalls in payments to holders of certificates may occur as a result of the master servicer’s, the special servicer’s and the trustee’s right to receive payments of interest on unreimbursed advances (to the extent not covered by default interest and late payment charges or certain other fees paid by the related borrower or other borrowers that are not paid to the master servicer or the special servicer as compensation), the special servicer’s right to compensation with respect to mortgage loans which are or have been serviced by the special servicer, a modification of a mortgage loan’s interest rate or principal balance or as a result of other unanticipated expenses of the issuing entity.  These shortfalls, if they occur, would reduce distributions to the classes of certificates with the lowest payment priorities.  In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to all of the classes of interest-bearing certificates, on a pro rata basis, to reduce the amount of interest payable on such certificates.
Notwithstanding the foregoing, upon liquidation of any mortgage loan, all liquidation proceeds, net of unreimbursed advances and interest thereon, servicing compensation, and other amounts payable or reimbursable therefrom, will be applied so that amounts allocated as a recovery of accrued and unpaid interest will not, in the first instance, include any amount by which the interest portion of P&I advances previously made was reduced as a result of appraisal reductions.  After the adjusted interest amount is so allocated, any remaining net liquidation proceeds will be allocated to pay principal on the mortgage loan until the unpaid principal amount of the mortgage loan has been reduced to zero.  Any remaining liquidation proceeds would then be allocated as a recovery of accrued and unpaid interest corresponding to the amount by which the interest portion of P&I advances previously made was reduced as a result of appraisal reductions.

B.	Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce amounts available for distribution and will be allocated in the same manner as mortgage loan losses:

●     shortfalls resulting from compensation that the special servicer is entitled to receive;
●     shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, to the extent not covered by default interest, late payment charges, excess liquidation proceeds or certain other fees paid by the borrower or other borrowers that are not paid to the master servicer or the special servicer as compensation;
●     shortfalls due to nonrecoverable advances being reimbursed from principal and/or interest collections;
●     shortfalls resulting from items relating to a non-serviced mortgage loan similar to the preceding bullets arising under and pursuant to the pooling and servicing agreement pursuant to which such non-serviced mortgage loan is serviced; and
●     shortfalls resulting from a reduction of a mortgage loan’s interest rate or principal amount by a bankruptcy court or other modification or from other unanticipated, extraordinary or default-related expenses of the issuing entity;
provided, that shortfalls in available funds resulting from any of the foregoing with respect to a loan pair, an A/B whole loan or a non-serviced loan combination may be borne, in whole or in part, by a related serviced companion loan, B note or non-serviced companion loan as and to the extent described under “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” and “—The Non-Serviced Loan Combinations” in this prospectus supplement.

Information About The Mortgage Pool

Characteristics of the Mortgage Pool

A.	General
All numerical information in this prospectus supplement concerning the mortgage loans is approximate.  All weighted average information regarding the mortgage loans reflects the weighting of the mortgage loans based upon their outstanding principal balances as of the cut-off date.  With respect to mortgage loans not having due dates on the first day of each month, scheduled payments due in October 2015 have been deemed received on October 1, 2015.
When information presented in this prospectus supplement with respect to mortgaged properties is expressed as a percentage of the initial pool balance, the percentages are based upon the cut-off date principal balances of the related mortgage loans or, with respect to an individual property securing a multi‑property mortgage loan (other than through cross-collateralization of that mortgage loan with other mortgage loans), the portions of those loan balances allocated to such properties.  The allocated loan amount for each such mortgaged property securing a multi-property mortgage loan is set forth on APPENDIX I to this prospectus supplement.
With respect to mortgage loans that are cross-collateralized and cross-defaulted with one or more other mortgage loans, the information regarding those mortgage loans is presented as if each of them were secured only by the related mortgaged property identified on APPENDIX I to this prospectus supplement, except that loan-to-value ratio, debt service coverage ratio, debt yield and cut‑off date balance per square foot information is presented for a cross‑collateralized group on an aggregate basis in the manner described in this prospectus supplement.
With respect to the Herald Center mortgage loan and the 261 Fifth Avenue mortgage loan, representing approximately 9.8% and 9.3%, respectively, of the initial pool balance, which are each secured by a mortgaged property that also secures a pari passu serviced companion loan that is not included in the issuing entity, the debt service coverage ratio, loan‑to‑value ratio and debt yield for such mortgage loans have been calculated based on the subject mortgage loan together with such pari passu serviced companion loan.
With respect to the Roosevelt New Orleans Waldorf Astoria mortgage loan and the Coastal Equities Retail Portfolio mortgage loan, representing approximately 7.0% and 5.1%, respectively, of the initial pool balance, which are each secured by a mortgaged property that also secures a pari passu companion loan that is not included in the issuing entity, the debt service coverage ratio, loan‑to‑value ratio and debt yield for each such mortgage loan has been calculated based on the subject mortgage loan together with the related pari passu companion loan.

B.	Principal Balances
The issuing entity’s primary assets will be fifty-six (56) mortgage loans with an aggregate principal balance as of the cut-off date (referred to in this prospectus supplement as the “initial pool balance”) of approximately $1,179,418,010. It is possible that the initial pool balance will vary by up to 5% on the closing date.  As of the cut-off date, the principal balance of the mortgage loans in the mortgage pool ranged from approximately $1,905,000 to approximately $115,000,000  and the mortgage loans had an approximate average balance of $21,061,036.

C.	Fee Simple/Leasehold
Ninety-nine (99) mortgaged properties, representing approximately 91.3% of the initial pool balance by allocated loan amount, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien solely on a fee simple estate in the entire related mortgaged property.
Two (2) mortgaged properties, representing approximately 1.8% of the initial pool balance by allocated loan amount, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien solely on a leasehold estate in the entire related mortgaged property.
One (1) mortgaged property, representing approximately 7.0% of the initial pool balance by allocated loan amount, is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee interest in a portion of the related mortgaged property and a leasehold interest in the remaining portion of the related mortgaged property.

D.	Property Types
The number of mortgaged properties, and the approximate percentage of the initial pool balance secured by, mortgaged properties operated primarily for each indicated purpose are as described in the table below:

		Property Type	Percentage of Initial Pool Balance(1)	Number of Mortgaged Properties
		Office	22.5%	14
		Retail	21.8%	47
		Multifamily	19.7%	14
		Mixed Use	13.8%	3
		Hospitality	13.6%	9
		Industrial	7.0%	12
		Self Storage	1.0%	2
		Manufactured Housing Community	0.5%	1

(1)	Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for any mortgaged property that relates to a mortgage loan secured by more than one mortgaged property (other than by cross-collateralization with another mortgage loan) is based on allocated loan amounts (which amounts, if not specified in the related mortgage loan documents, are based on the appraised values and/or square footage of each mortgaged property and/or each mortgaged property’s underwritten net cash flow).

E.	Property Location	The number of mortgaged properties, and the approximate percentage of the initial pool balance secured by mortgaged properties, located in geographic areas with a 5% or greater concentration of mortgaged properties (by allocated loan amount) are as described in the table below:

		Geographic Area	Percentage of Initial Pool Balance(1)	Number of Mortgaged Properties
		New York	19.5%	3
		California	11.5%	7
		Pennsylvania	8.1%	11
		Nevada	7.7%	8
		Louisiana	7.1%	2
		Maryland	6.4%	3
		Colorado	5.0%	7

		(1)	Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for any mortgaged property that relates to a mortgage loan secured by more than one mortgaged property (other than by cross-collateralization with another mortgage loan) is based on allocated loan amounts (which amounts, if not specified in the related mortgage loan documents, are based on the appraised values and/or square footage of each mortgaged property and/or each mortgaged property’s underwritten net cash flow).

The remaining mortgaged properties are located throughout twenty-seven (27) other states.  None of these property locations has a concentration of mortgaged properties that represents security for more than 3.7% of the initial pool balance.

F.	Other Mortgage Loan Features	As of the cut-off date, the mortgage loans had the following characteristics:

●    The most recent scheduled payment of principal and interest on any mortgage loan was not thirty (30) days or more past due, and no mortgage loan had been thirty (30) days or more past due in the twelve-month period immediately preceding the cut‑off date.
●     Three (3) groups of mortgage loans, representing approximately 7.6%, 1.6% and 1.0%, respectively, of the initial pool balance, were made to the same borrower or to borrowers that are affiliated with one another through partial or complete direct or indirect common ownership and, in general, have related mortgaged properties that are commonly managed.  See APPENDIX I to this prospectus supplement.
●     Fifteen (15) mortgaged properties, representing approximately 5.2% of the initial pool balance by allocated loan amount, are each entirely, or almost entirely, leased to a single tenant.
●     All of the mortgage loans bear interest at fixed rates.
●     Fixed periodic payments on the mortgage loans are generally determined assuming interest is calculated on a 30/360 basis, but interest actually accrues and is applied on certain mortgage loans on an actual/360 basis.  Accordingly, there will be less amortization of the principal balance during the term of these mortgage loans, resulting in a higher final payment on these mortgage loans.

●     No mortgage loan permits negative amortization or the deferral of accrued interest (except excess interest that would accrue in the case of any mortgage loan having an anticipated repayment date after the applicable anticipated repayment date for the related mortgage loan).

G.	Balloon Loans/ARD Loans
All of the mortgage loans are “balloon loans.” For purposes of this prospectus supplement, we consider a mortgage loan to be a “balloon loan” if its principal balance is not scheduled to be fully or substantially amortized by the mortgage loan’s stated maturity date or anticipated repayment date, as applicable.

H.	Interest Only Loans
As of the cut-off date, five (5) mortgage loans, representing approximately 22.1% of the initial pool balance, currently provide for monthly payments of interest only for their entire terms to maturity and thirty-two (32) mortgage loans, representing approximately 54.9% of the initial pool balance, currently provide for monthly payments of interest only for a portion of their respective terms and then provide for the monthly payment of principal and interest over their respective remaining terms.

I.	Prepayment/Defeasance/ Property Release Provisions	As of the cut-off date, each of the mortgage loans restricted voluntary principal prepayments in one of the following ways:

●     Forty-five (45) mortgage loans, representing approximately 89.2% of the initial pool balance, prohibit voluntary principal prepayments but permit the related borrower, after an initial period of at least two (2) years following the date of initial issuance of the certificates (or in the case of the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, after an initial period of at least two (2) years following the formation of a separate REMIC that includes such mortgage loan, which was formed on June 19, 2015), to defease the mortgage loan prior to the commencement of an open period by pledging to the issuing entity “government securities” as defined in the Investment Company Act of 1940, which may be subject to rating agency approval, and to thereby obtain the release of the mortgaged property (or, in some cases involving a portfolio of mortgaged properties, one or more of those mortgaged properties) from the lien of the mortgage. In the case of the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, the related mortgage loan documents permit defeasance with other non-callable instruments that, among other conditions, (i) will not result in the REMIC being formed pursuant to this securitization to fail to maintain its status as a REMIC and (ii) will not result in a reduction, downgrade or withdrawal of the ratings for the certificates and are then being generally accepted by the rating agencies without any reduction, downgrade or withdrawal of the ratings for the certificates.

●     Seven (7) mortgage loans, representing approximately 4.7% of the initial pool balance, prohibit voluntary principal prepayments during a prepayment lock-out period, and following such period, permit for a specified period prior to the commencement of an open period voluntary principal prepayments if accompanied by a prepayment premium calculated as the greater of a yield maintenance formula and a specified percentage of the amount prepaid as set forth on APPENDIX I to this prospectus supplement.
●     Three (3) mortgage loans, representing approximately 4.4% of the initial pool balance, prohibit voluntary principal prepayments during a prepayment lock-out period and, following such period, permit for a specified period prior to the commencement of an open period both (i) voluntary principal prepayments if accompanied by a prepayment premium calculated as the greater of a yield maintenance formula and a specified percentage of the amount prepaid as set forth on APPENDIX I to this prospectus supplement and (ii) the related borrower to defease the related mortgage loan by pledging to the issuing entity “government securities” as defined in the Investment Company Act of 1940, may be subject to rating agency approval, and to thereby obtain the release of the mortgaged property from the lien of the mortgage.
●     One (1) mortgage loan, representing approximately 1.7% of the initial pool balance, immediately permits voluntary principal prepayments for a specified period if accompanied by a prepayment premium calculated based on the greater of a yield maintenance formula and a specified percentage and, following such period, prohibits voluntary principal prepayments but permits the related borrower, after an initial period of at least two (2) years following the date of initial issuance of the certificates, to defease the mortgage loan prior to the commencement of an open period by pledging to the issuing entity “government securities” as defined in the Investment Company Act of 1940, which may be subject to rating agency approval, and to thereby obtain the release of the mortgaged property.

In addition to the above, the mortgage loans generally (i) permit prepayment at any time (without regard to any lockout period) in connection with casualty or condemnation and certain other matters without payment of a prepayment premium or yield maintenance charge and (ii) provide for a specified period commencing prior to and including the maturity date or the anticipated repayment date during which the related borrower may prepay the mortgage loan without payment of a prepayment premium or yield maintenance charge.  See “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Prepayment Provisions” and “—Material Terms and Characteristics of the Mortgage Loans—Defeasance Loans” in this prospectus supplement.  See also APPENDIX I to this prospectus supplement for more details concerning certain of the foregoing provisions including the method of calculation of any prepayment premium or yield maintenance charge, which will vary for any mortgage loan.

Certain of the mortgage loans also provide for releases of portions of the related real estate collateral in connection with a partial prepayment (without regard to any lockout period) or partial defeasance as described below:
●   One mortgage loan, representing approximately 5.0% of the initial pool balance, allows the release of a portion of the real estate collateral for such mortgage loan through a partial defeasance, provided that certain conditions are met, after an initial lock-out period of at least two (2) years following the date of the issuance of the certificates, by pledging to the issuing entity “government securities” as defined in the Investment Company Act of 1940 in a specified percentage of the allocated loan amount for the portion of the real estate collateral for such mortgage loan being released.
●   One mortgage loan, representing approximately 1.2% of the initial pool balance, allows the release of a specified portion of the real estate collateral for each such mortgage loan in connection with a prepayment (which may occur during a period in which voluntary prepayments are otherwise not permitted) of a portion of the outstanding principal balance of the mortgage loan in a specified percentage of the allocated loan amount for such portion of the real estate collateral being released.
See “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Partial Releases Other Than in Connection with Defeasance” in this prospectus supplement.
In addition, certain mortgage loans permit the free release of outparcels or other portions of the related mortgaged property which were given no value or minimal value in the underwriting process.
See APPENDIX I to this prospectus supplement for more details concerning certain of the foregoing provisions.

J.	Mortgage Loan Ranges and Weighted Averages	As of the cut-off date, the mortgage loans had the following additional characteristics:
i.	Mortgage Interest Rates	Mortgage interest rates ranging from 4.104% per annum to 5.505% per annum, and a weighted average mortgage interest rate of approximately 4.549% per annum.
ii.	Original Terms
Original terms to scheduled maturity (or, if applicable, to an anticipated repayment date) ranging from sixty (60) months to one hundred eighty (180) months, and a weighted average original term to scheduled maturity (or, if applicable, to an anticipated repayment date) of approximately one hundred eighteen (118) months.

iii.	Remaining Terms	Remaining terms to scheduled maturity (or, if applicable, to an anticipated repayment date) ranging from fifty-seven (57) months to one hundred seventy-nine (179) months, and a weighted average remaining term to scheduled maturity (or, if applicable, to an anticipated repayment date) of approximately one hundred fifteen (115) months.

iv.	Remaining Amortization Terms

Remaining amortization terms (excluding loans which provide for interest only payments for the entire loan term) ranging from two hundred ninety-nine (299) months to three hundred sixty (360) months, and a weighted average remaining amortization term of approximately three hundred fifty-eight (358) month.

v.	Loan-to-Value Ratios	Loan-to-value ratios, calculated as described in this prospectus supplement, ranging from 44.4% to 75.4%, and a weighted average loan-to-value ratio, calculated as described in this prospectus supplement, of approximately 66.2%. For each of the mortgage loans, the loan-to-value ratio was calculated according to the methodology set forth in this prospectus supplement based on the estimate of value from a third-party appraisal, which was generally conducted between March 2015 and August 2015.
See the definition of “Appraised Value” under “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus supplement.  See also “Risk Factors—Risks Related to the Mortgage Loans—Limitations of Appraisals” in this prospectus supplement.

vi.	Debt Service Coverage Ratios

Debt service coverage ratios, determined according to the methodology presented in this prospectus supplement, ranging from 1.20x to 2.40x, and a weighted average debt service coverage ratio, calculated as described in this prospectus supplement, of approximately 1.52x.  These calculations are based on underwritten net cash flow and actual debt service of the related mortgage loans as described in this prospectus supplement.
See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus supplement.

vii.	IO Period UW NCF DSCR

IO Period UW NCF DSCR, determined according to the methodology presented in this prospectus supplement, ranging from 1.62x to 2.84x, and a weighted average IO Period UW NCF DSCR, calculated as described in this prospectus supplement, of approximately 1.84x.  Thirty-two (32) mortgage loans, representing approximately 54.9% of the initial pool balance, provide for monthly payments of interest only for a portion of their respective original terms ranging from three (3) months to sixty (60) months and then provide for the monthly payment of principal and interest over their respective remaining terms.
“IO Period UW NCF DSCR” means, with respect to the related mortgage loan that has an interest only period that has not expired as of the cut-off date but will expire prior to maturity, a debt service coverage ratio calculated assuming that the amount of the monthly debt service payment considered in the calculation is the average monthly debt service payment during such interest only period.  After such interest only period, the debt service coverage ratio will be calculated based on the monthly debt service payments due on such mortgage loan.  See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus supplement.

K.	Modified and Refinanced Mortgage Loans

Forty-six (46) mortgage loans, representing approximately 89.3% of the initial pool balance, were originated in connection with the related borrower’s refinancing of a previous mortgage loan; ten (10) mortgage loans, representing approximately 10.7% of the initial pool balance, were originated in connection with the related borrower’s acquisition of the related mortgaged property.
With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as 1800 Route 34, representing approximately 2.0% of the initial pool balance, the related mortgage loan refinanced prior mortgage loans which were secured by the related mortgaged property. One of such prior mortgage loans was subject to a maturity default for eleven (11) days due to a closing delay.
With respect to one (1) mortgage loan, identified on APPENDIX I to this prospectus supplement as Brookworth Plaza Outparcels, representing approximately 0.5% of the initial pool balance, proceeds of such mortgage loan were used to repay a portion of a prior loan that was secured by a development that included the related mortgaged property, which prior loan experienced several delinquencies throughout its term and entered special servicing upon experiencing maturity default.
See “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Modified and Refinanced Mortgage Loans” in this prospectus supplement.

L.	Mortgaged Properties with Limited or No Operating History

Six (6) of the mortgaged properties, representing approximately 11.2% of the initial pool balance by allocated loan amount, were recently opened, constructed or substantially renovated within thirty-six (36) calendar months prior to the cut-off date and either have no prior operating history or do not have historical financial information.
Five (5) of the mortgaged properties, representing approximately 2.1% of the initial pool balance by allocated loan amount, were recently acquired by the related borrower within thirty (30) calendar months prior to the cut-off date and consequently such mortgaged properties do not have, or have limited, historical financial information.
See “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Mortgaged Properties with Limited or No Operating History” in this prospectus supplement.

M.	Certain Mortgage Loans with Material Lease Termination Options.

At least three (3) of the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans by principal balance, representing approximately 11.8% of the initial pool balance, is secured by a mortgaged property that has leases with material early termination options.  See “Risk Factors—Risks Related to the Mortgage Loans—Risks of Lease Early Termination Options” and “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Mortgage Loans with Material Lease Termination Options” in this prospectus supplement.  See also “Mortgage Loan No. 5 — Colorado Technology Center Portfolio,” “Mortgage Loan No. 7 — Commerce Office Park” and “Mortgage Loan No. 9 — Bucks County Technology Park” in APPENDIX III to this prospectus supplement.

N.	Certain Variances from Underwriting Standards

The mortgage loans to be contributed by Bank of America, National Association were originated in accordance with Bank of America, National Association’s underwriting standards, as set forth under “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards” in this prospectus supplement.
The mortgage loans to be contributed by Morgan Stanley Mortgage Capital Holdings LLC were originated (or, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, representing approximately 7.0% of the initial pool balance, was originated in conjunction with a third party) in accordance with Morgan Stanley Mortgage Capital Holdings LLC’s underwriting standards (or originated in accordance with Morgan Stanley Bank, N.A.’s underwriting standards and acquired from Morgan Stanley Bank, N.A., as described under “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators—Morgan Stanley Mortgage Capital Holdings LLC—MSMCH’s Underwriting Standards” and “—Morgan Stanley Bank, N.A.—Morgan Stanley Bank’s Underwriting Standards” in this prospectus supplement.
The mortgage loans to be contributed by CIBC Inc. were originated in accordance with CIBC Inc.’s underwriting standards, as set forth under “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes” in this prospectus supplement.
The mortgage loans to be contributed by Starwood Mortgage Funding III LLC were originated by its parent entity and the guarantor with respect to its repurchase obligations, Starwood Mortgage Capital LLC (together with its subsidiaries, including Starwood Mortgage Funding III LLC, “Starwood”), in accordance with Starwood underwriting standards, as set forth under “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators— Starwood Mortgage Funding III LLC—Starwood’s Underwriting Guidelines and Processes” in this prospectus supplement.

O.	The A/B Whole Loans and Loan Pairs

The mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center secures (i) a mortgage loan (referred to in this prospectus supplement as the “Herald Center mortgage loan”) with an outstanding principal balance as of the cut‑off date of $115,000,000, representing approximately 9.8% of the initial pool balance, and (ii) two (2) pari passu promissory notes, that are expected to be held by Morgan Stanley Mortgage Capital Holdings LLC or an affiliate thereof on the closing date (collectively referred to in this prospectus supplement as the “Herald Center serviced companion loan” and a “serviced companion loan”), with an aggregate outstanding principal balance as of the cut‑off date of $140,000,000. The Herald Center mortgage loan and the Herald Center serviced companion loan are collectively referred to in this prospectus supplement as the “Herald Center loan pair” and a “loan pair.”  The Herald Center loan pair will be serviced under the pooling and servicing agreement for this securitization.
The mortgaged property identified on APPENDIX I to this prospectus supplement as 261 Fifth Avenue secures (i) a mortgage loan (referred to in this prospectus supplement as the “261 Fifth Avenue mortgage loan”) with an outstanding principal balance as of the cut‑off date of $110,000,000, representing approximately 9.3% of the initial pool balance, and (ii) a pari passu promissory note, which is currently held by the BACM 2015-UBS7 securitization trust (referred to in this prospectus supplement as the “261 Fifth Avenue serviced companion loan” and a “serviced companion loan”), with an outstanding principal balance as of the cut‑off date of $70,000,000. The 261 Fifth Avenue mortgage loan and the 261 Fifth Avenue serviced companion loan are collectively referred to in this prospectus supplement as the “261 Fifth Avenue loan pair” and a “loan pair.”  The 261 Fifth Avenue loan pair will be serviced under the pooling and servicing agreement for this securitization.

P.	The Non‑Serviced Loan Combinations

The mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria secures (i) a mortgage loan (referred to in this prospectus supplement as the “Roosevelt New Orleans Waldorf Astoria mortgage loan”) with an outstanding principal balance as of the cut‑off date of $82,301,306, representing approximately 7.0% of the initial pool balance, and (ii) a pari passu promissory note, which is currently held by the JPMBB 2015-C31 securitization trust (referred to in this prospectus supplement as the “Roosevelt New Orleans Waldorf Astoria non-serviced companion loan” or a “non-serviced companion loan”), with an outstanding principal balance as of the cut‑off date of $82,301,306. The Roosevelt New Orleans Waldorf Astoria non‑serviced loan combination will be serviced under the JPMBB 2015-C31 pooling and servicing agreement. The Roosevelt New Orleans Waldorf Astoria mortgage loan and the related non-serviced companion loan are pari passu in right of payment and are collectively referred to in this prospectus supplement as the “Roosevelt New Orleans Waldorf Astoria non-serviced loan combination” and a “non-serviced loan combination.”

The portfolio of mortgaged properties identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio secures (i) a mortgage loan (referred to in this prospectus supplement as the “Coastal Equities Retail Portfolio mortgage loan”) with an outstanding principal balance as of the cut‑off date of $60,000,000, representing approximately 5.1% of the initial pool balance, and (ii) six (6) pari passu promissory notes, four (4) of which are currently held by the MSBAM 2015-C24 securitization trust and two (2) of which are expected to be held by Morgan Stanley Bank, N.A. or an affiliate thereof on the closing date (collectively, referred to in this prospectus supplement as the “Coastal Equities Retail Portfolio non-serviced companion loan” and a “non-serviced companion loan”), with an aggregate outstanding principal balance as of the cut‑off date of $109,000,000. The Coastal Equities Retail Portfolio non-serviced loan combination will be serviced under the MSBAM 2015-C24 pooling and servicing agreement. The Coastal Equities Retail Portfolio mortgage loan and the related non-serviced companion loan are pari passu in right of payment and are collectively referred to in this prospectus supplement as the “Coastal Equities Retail Portfolio non-serviced loan combination” and a “non-serviced loan combination.”
No other mortgage loans have a companion loan or B note associated with them and, except as described above, all of the mortgage loans are being serviced under the pooling and servicing agreement.  Accordingly, there are no other “loan pairs,” “non‑serviced loan combinations,” “non‑serviced mortgage loans”, “non‑serviced companion loans” or “A/B whole loans” related to the issuing entity.
For additional information regarding each A/B whole loan, loan pair and non‑serviced loan combination, if any, see “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” and “—The Non‑Serviced Loan Combinations” in this prospectus supplement.

Advances
A.	P&I Advances	Subject to a recoverability determination described in this prospectus supplement, the master servicer (and the trustee, if applicable) will be required to advance delinquent monthly mortgage loan payments for mortgage loans (including any non-serviced mortgage loans) that are included in the issuing entity (net of related master servicing fees). The master servicer and the trustee will not be required to advance any additional interest accrued as a result of the imposition of any default rate or any rate increase after an anticipated repayment date. The master servicer and the trustee also are not required to advance prepayment premiums, yield maintenance charges or balloon payments. In addition, the master servicer and the trustee will not be required to make any advance for delinquent mortgage loan payments on any B note, serviced companion loan or non-serviced companion loan. With respect to any balloon payment, the master servicer (and the trustee, if applicable) will instead be required to advance an amount equal to the scheduled payment that would have been due if the related balloon payment had not become due. If a P&I advance is made, the master servicer will defer rather than advance its master servicing fee, but will advance the trust advisor fee (but not any trust advisor consulting fee), the certificate administrator fee and the CREFC® license fee.

For an REO property, subject to a recoverability determination described in this prospectus supplement, the required P&I advance will equal the scheduled payment that would have been due if the predecessor mortgage loan had remained outstanding and continued to amortize in accordance with its amortization schedule in effect immediately before the REO property was acquired (net of related master servicing fees).

B.	Servicing Advances
Subject to a recoverability determination described in this prospectus supplement, with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced B note or serviced companion loan, the master servicer and/or the trustee may also make servicing advances to pay delinquent real estate taxes, insurance premiums and similar expenses necessary to protect, lease, manage and maintain the mortgaged property, to maintain the lien on the mortgaged property or to enforce the mortgage loan documents.  In addition, the special servicer may, but is not required to, make servicing advances on an emergency basis.  Notwithstanding the foregoing, with respect to any non-serviced mortgage loan, which will be serviced pursuant to the terms of the pooling and servicing agreement for another securitization, the master servicer, special servicer and trustee under such other securitization will be the parties required or permitted, as applicable, to make such servicing advances.

C.	Interest on Advances
All advances made by the master servicer, the special servicer or the trustee will accrue interest at a rate equal to the “prime rate” as reported in The Wall Street Journal.  All servicing advances made by the applicable master servicer, special servicer or trustee with respect to a non-serviced mortgage loan under a pooling and servicing agreement pursuant to which the related non-serviced loan combination is being serviced will also accrue interest at a rate equal to the “prime rate” as reported in The Wall Street Journal.

D.	Back-up Advances
Pursuant to the requirements of the pooling and servicing agreement, if the master servicer fails to make a required advance, the trustee will be required to make the advance, subject to the same limitations, and with the same rights, as the master servicer.

E.	Recoverability	None of the master servicer, the special servicer or the trustee will be required to make any advance if the master servicer, the special servicer or the trustee, as the case may be, reasonably determines that the advance would not be recoverable out of collections on the related mortgage loan (or, in the case of servicing advances made on any A/B whole loan or loan pair, as applicable, out of collections on such A/B whole loan or loan pair, as applicable). In addition, the master servicer and the trustee may not make any advance if the special servicer determines in accordance with the servicing standard that such advance, if made, would be nonrecoverable. The master servicer’s or special servicer’s determination of nonrecoverability will be conclusive and binding upon the certificateholders and the trustee. The trustee will be entitled to rely conclusively on any determination by the master servicer or special servicer of nonrecoverability, and the master servicer will be entitled to rely conclusively on any determination by the special servicer of nonrecoverability, with respect to any advance.

F.	Advances During an Appraisal Event

The occurrence of certain adverse events affecting a mortgage loan will require the special servicer to obtain a new appraisal or other valuation of the related mortgaged property.  In general, if the principal amount of a mortgage loan plus all other amounts due under the mortgage loan and interest on advances made with respect to the mortgage loan exceeds 90% of the value of the mortgaged property determined by an appraisal or other valuation, an appraisal reduction may be created in the amount of the excess as described in this prospectus supplement.  If an appraisal reduction exists for any mortgage loan, the interest portion of the amount required to be advanced on that mortgage loan will be reduced in the same proportion that the appraisal reduction bears to the stated principal balance of the related mortgage loan.  This will reduce the funds available to pay interest on the most subordinate class or classes of certificates then outstanding.
If there are any A/B whole loans or loan pairs related to the issuing entity, any appraisal reduction will be calculated in respect of such A/B whole loan or loan pair taken as a whole.  With respect to an A/B whole loan, any such appraisal reduction will be allocated first to the related B note and then to the related A note.  With respect to a loan pair, any such appraisal reduction will be allocated between the mortgage loan and the related serviced companion loan on a pro rata basis by unpaid principal balance.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs.”
If there are any non-serviced mortgage loans included in the mortgage pool, any appraisal reduction in respect of such non-serviced mortgage loan will be calculated by the applicable servicer under, and will be allocated as set forth in, the related non-serviced mortgage loan pooling and servicing agreement.  See “Description of the Mortgage Pool—The Non-Serviced Loan Combinations” in this prospectus supplement.
See “Description of the Offered Certificates—Advances” and “—Appraisal Reductions” in this prospectus supplement.

Additional Aspects of Certificates

Ratings
The depositor expects that the certificates offered pursuant to this prospectus supplement will, in the case of each class thereof, receive investment grade ratings from one or more nationally recognized statistical rating organizations engaged by the depositor.
A rating agency may lower or withdraw a security rating at any time.  Each of the rating agencies engaged by the depositor is expected to perform ratings surveillance with respect to its ratings for so long as the certificates remain outstanding, except that a rating agency may stop performing ratings surveillance at any time if, among other reasons, that rating agency does not have sufficient information to allow it to continue to perform ratings surveillance on the certificates. The depositor has no ability to ensure that any rating agencies will perform ratings surveillance.
Additionally, nationally recognized statistical rating organizations that we have not engaged to rate any class of certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates and any one or more of the rating agencies engaged by the depositor to rate certain classes of certificates may issue unsolicited credit ratings on one or more classes of certificates that it was not engaged to rate upon initial issuance, in each case relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise.  If any such unsolicited ratings are issued with respect to any particular class of certificates, we cannot assure you that they will not be lower than the rating(s) assigned by any of the rating agencies engaged by the depositor to rate that class of certificates on the closing date.  The issuance of any such unsolicited ratings with respect to any particular class of certificates that are lower than the rating(s) assigned to it by any of the engaged rating agencies on the closing date may negatively impact the liquidity, market value and regulatory characteristics of that class of certificates.  Although unsolicited ratings may be issued by any rating agency, a rating agency might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to five (5) nationally recognized statistical rating organizations. Based on preliminary feedback from those rating agencies at that time, the depositor selected three (3) of them to rate some or all of the classes of offered certificates and certain classes of the privately offered certificates (although each such engaged rating agency may not ultimately issue ratings on all classes of certificates).  The decision not to engage certain rating agencies to rate any of the certificates was due, in part, to those agencies’ initial subordination levels for the various classes of rated certificates.  Likewise, the decision to engage one or more of the engaged rating agencies to only rate certain classes of certificates, but not others, was also due, in part, to those engaged rating agencies’ initial subordination levels for such classes of certificates.  Had the depositor selected other rating agencies (other than the engaged rating agencies) to rate the offered certificates, or had it engaged all of the applicable engaged rating agencies to rate all of the classes of certificates, the depositor cannot assure you as to the ratings that such rating agencies would have ultimately been assigned to those classes of certificates.  In addition, the decision not to engage one or more of engaged rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates.  Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of the offered certificates after the date of this prospectus supplement.
Furthermore, the Securities and Exchange Commission may determine that one or more of the rating agencies engaged by the depositor no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates, and that determination may have an adverse effect on the liquidity, market value and regulatory characteristics of the certificates.
The security ratings do not address the frequency of prepayments (whether voluntary or involuntary) of mortgage loans, or the degree to which the prepayments might differ from those originally anticipated, or the likelihood of collection of default interest, excess interest, late payment charges, prepayment premiums or yield maintenance charges, or the tax treatment of the certificates.
See “Risk Factors” and “Yield, Prepayment and Maturity Considerations” in this prospectus supplement.  Also see “Ratings” in this prospectus supplement and “Rating” in the accompanying prospectus for a further discussion of the basis upon which ratings are given, the limitations of and restrictions on the ratings, and the conclusions that should not be drawn from a rating.
Important Disclaimer:  Credit ratings are forward-looking opinions about credit risk and express a rating agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time.  Ratings are not indications of investment merit and are not buy, sell, or hold recommendations, a measure of asset value, or an indication of the suitability of an investment.

Repurchase or Substitution
Each mortgage loan seller will make those certain representations and warranties listed in APPENDIX V to this prospectus supplement with respect to the mortgage loans sold by it, as described under “Description of the Mortgage Pool—Representations and Warranties” and “—Repurchases and Other Remedies.”  If a mortgage loan seller has been notified of a material breach of any of its representations and warranties or a material defect in the documentation of any mortgage loan as described under “Description of the Mortgage Pool—Repurchases and Other Remedies,” then that mortgage loan seller will be required to either cure the breach, repurchase the affected mortgage loan from the issuing entity or replace the affected mortgage loan with another mortgage loan; provided, that such obligations of Starwood Mortgage Funding III LLC will be guaranteed by Starwood Mortgage Capital LLC under the related mortgage loan purchase agreement.  Any such repurchase would have the same effect on the offered certificates as a prepayment in full of such mortgage loan, except that the purchase will not be accompanied by any prepayment premium or yield maintenance charge.  In addition, certain mortgage loans may be purchased from the issuing entity by the holder of a B note, serviced companion loan, non-serviced companion loan or mezzanine loan under certain circumstances.  See “Risk Factors—Risks Related to the Offered Certificates—Mortgage Loan Sellers May Not Make a Required Repurchase or Substitution of a Defective Mortgage Loan” and “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Subordinate and Other Financing” in this prospectus supplement.

Sale of Defaulted Mortgage Loans and REO Properties

Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted mortgage loans (other than any non-serviced mortgage loan) if it determines in accordance with the servicing standard that such a sale would be in the best interests of the certificateholders (as a collective whole as if such certificateholders constituted a single lender), and the special servicer is required to accept the first (and, if multiple bids are contemporaneously received, the highest) cash bid from any person that constitutes a fair price for the defaulted mortgage loan, determined as described in “Servicing of the Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties—Sale of Defaulted Mortgage Loans” in this prospectus supplement, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders (as a collective whole).  The sale of defaulted mortgage loans (other than any non-serviced mortgage loan) is generally subject to (i) with respect to any mortgage loan that is part of an A/B whole loan or loan pair or any mortgage loan with existing mezzanine debt, to the extent set forth in the related intercreditor agreement, the right of the holder of the related debt held outside the issuing entity to purchase the related mortgage loan, and (ii) any consent or consultation rights of the controlling class representative or, with respect to any mortgage loan that is part of an A/B whole loan or loan pair, the related directing holder (if any), to the extent set forth in the related intercreditor agreement, as further described in this prospectus supplement under “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs.”

With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, representing approximately 9.8% of the initial pool balance, if such mortgage loan becomes a defaulted mortgage loan and the applicable special servicer determines to sell such mortgage loan, the applicable special servicer will be required to sell such mortgage loan together with the related serviced companion loan as notes evidencing one whole loan, in accordance with the provisions of the related intercreditor agreement and the pooling and servicing agreement.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs—The Herald Center Loan Pair” in this prospectus supplement
With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as 261 Fifth Avenue, representing approximately 9.3% of the initial pool balance, if such mortgage loan becomes a defaulted mortgage loan and the applicable special servicer determines to sell such mortgage loan, the applicable special servicer will be required to sell such mortgage loan together with the related serviced companion loan as notes evidencing one whole loan, in accordance with the provisions of the related intercreditor agreement and the pooling and servicing agreement.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs—The 261 Fifth Avenue Loan Pair” in this prospectus supplement.
With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, representing approximately 7.0% of the initial pool balance, if the related non‑serviced companion loan becomes a defaulted mortgage loan and the special servicer under the JPMBB 2015-C31 pooling and servicing agreement determines to sell such non‑serviced companion loan, such special servicer will be required to sell the Roosevelt New Orleans Waldorf Astoria mortgage loan together with the related non‑serviced companion loan as notes evidencing one whole loan, in accordance with the provisions of the related intercreditor agreement and the JPMBB 2015-C31 pooling and servicing agreement.  See “Description of the Mortgage Pool—The Non‑Serviced Loan Combinations—Roosevelt New Orleans Waldorf Astoria Non‑Serviced Loan Combination” in this prospectus supplement.
With respect to the mortgage loan secured by the portfolio of mortgaged properties identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio, representing approximately 5.1% of the initial pool balance, if the controlling portion of the related non‑serviced companion loan becomes a defaulted mortgage loan and the special servicer under the MSBAM 2015‑C24 pooling and servicing agreement determines to sell such portion of the non‑serviced companion loan, such special servicer will be required to sell the Coastal Equities Retail Portfolio mortgage loan together with the related non‑serviced companion loan as notes evidencing one whole loan, in accordance with the provisions of the related intercreditor agreement and the MSBAM 2015‑C24 pooling and servicing agreement.  See “Description of the Mortgage Pool—The

Non‑Serviced Loan Combinations—Coastal Equities Retail Portfolio Non‑Serviced Loan Combination” in this prospectus supplement.
Pursuant to the pooling and servicing agreement, if title to any REO property is acquired by the issuing entity or its nominee in respect of any mortgage loan (other than any non‑serviced mortgage loan), the special servicer is required to use its reasonable best efforts to sell the REO property for cash as soon as practicable consistent with the requirement to maximize proceeds for all certificateholders (and, with respect to a serviced companion loan or a serviced B note, for the certificateholders and the holder of such serviced companion loan or serviced B note, as a collective whole taking into account the subordinate nature of any related B note), but in no event later than three (3) years after the end of the year in which it was acquired, and in any event prior to the distribution date in October 2048 or earlier to the extent necessary to comply with REMIC provisions, unless (i) the trustee or the special servicer has been granted an extension of time by the IRS or is permitted under the REMIC provisions to continue to hold such REO property during the period in which an application for an extension is pending or (ii) the special servicer receives an opinion of counsel that holding such REO property beyond the period specified above will not result in the imposition of taxes on “prohibited transactions” under the REMIC provisions or cause any REMIC to fail to qualify as a REMIC; provided, that in no event may the issuing entity hold any REO property beyond the end of the sixth (6th) calendar year following the end of the year of such REO property’s acquisition.  If the special servicer is unable to sell such REO property for cash within such time period (as such period may be extended under certain circumstances), the special servicer will be required, after consultation with the controlling class representative during any Subordinate Control Period and any Collective Consultation Period and, in the case of a sale of any REO property relating to an A/B whole loan or loan pair, the related directing holder to the extent set forth in the related intercreditor agreement, to auction the REO property to the highest bidder (which may be the special servicer or another interested person) in accordance with the servicing standard.  See “Servicing of the Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties—Sale of REO Properties” in this prospectus supplement.

Optional Termination
On any distribution date, if the aggregate principal balance of the mortgage loans is less than or equal to 1.0% of the initial pool balance, the holders of a majority of the most subordinate class of certificates (other than the Class V and Class R Certificates) outstanding, the special servicer, the master servicer and any holder of a majority interest in the Class R Certificates, in that order of priority, will have the option to purchase all of the remaining mortgage loans, and all property acquired through exercise of remedies in respect of any mortgage loan, at the price specified in this prospectus supplement.  Exercise of this option would terminate the issuing entity and retire the then outstanding certificates.
In addition, if at any time (i) the aggregate certificate principal balances or notional amounts, as applicable, of the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class X‑A, Class X‑B, Class X-D, Class A‑S, Class B, Class C and Class D Certificates have been reduced to zero and (ii) there is only one holder (or a group of holders acting in unanimity) of all the outstanding certificates (excluding the Class V and Class R Certificates), such certificateholder will have the right to exchange all of its certificates (other than the Class V and Class R Certificates) for the mortgage loans and each REO property remaining in the issuing entity if such certificateholder makes a payment to the master servicer as described under “Description of the Offered Certificates—Optional Termination” in this prospectus supplement.
See “Description of the Offered Certificates—Optional Termination” in this prospectus supplement.

Denominations
The offered certificates (other than the Class X-A, Class X-B and Class X-D Certificates) will be initially offered and sold in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000.  The Class X-A, Class X-B and Class X-D Certificates will be initially offered and sold in minimum denominations of $100,000 and integral multiples of $1 in excess of $100,000.

Registration, Clearance and Settlement

Your certificates will be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will not be registered in your name.  You will not receive a definitive certificate representing your ownership interest, except in very limited circumstances described in this prospectus supplement.  As a result, you will hold your certificates only in book-entry form and will not be a certificateholder of record.  You will receive distributions on your certificates and reports relating to distributions only through The Depository Trust Company (commonly known as DTC), Clearstream Banking, société anonyme (commonly known as Clearstream) or the Euroclear System (commonly known as Euroclear) or through participants in DTC, Clearstream or Euroclear.
You may hold your certificates through:

●     DTC in the United States; or

●     Clearstream or Euroclear in Europe.
Transfers within DTC, Clearstream or Euroclear will be made in accordance with the usual rules and operating procedures of those systems.  Cross-market transfers between persons holding directly through DTC, Clearstream or Euroclear will be effected in DTC through the relevant depositories of Clearstream or Euroclear.
All or any portion of the certificates offered to you may be converted to definitive certificates and reissued to beneficial owners or their nominees, rather than to DTC or its nominee, if we notify DTC of our intent to terminate the book-entry system and, upon receipt of notice of such intent from DTC, the participants holding interests in the certificates agree to initiate such termination.
We expect that the certificates offered to you will be delivered in book-entry form through the facilities of DTC, Clearstream or Euroclear on or about the closing date.

Tax Status
For federal income tax purposes, the issuing entity will consist of a grantor trust and three real estate mortgage investment conduits, each a REMIC, arranged in a tiered structure (the Upper-Tier REMIC, the Middle-Tier REMIC and the Lower-Tier REMIC). In addition, a REMIC was formed on June 19, 2015 by Morgan Stanley Mortgage Capital Holdings LLC with respect to the Herald Center loan pair (the “Herald Center REMIC I”), which issued a single class of regular interests and a single residual interest. Such Herald Center regular interest will be contributed to a separate REMIC (the “Herald Center REMIC II”) on or prior to the closing date, which will issue four regular interests and a single residual interest. The residual interest in each of the Herald Center REMIC I and Herald Center REMIC II will be held through the grantor trust, undivided beneficial ownership of which will be represented by the Class R Certificates. Two Herald Center REMIC II regular interests, corresponding to Herald Center Promissory Note A-2 and Herald Center Promissory Note A-4, will be held in the Lower-Tier REMIC. The Lower-Tier REMIC will issue multiple classes of uncertificated, regular interests that will be held by the Middle-Tier REMIC, and a single residual interest.  The assets of the Lower-Tier REMIC will consist of the mortgage loans (including two of the Herald Center REMIC II regular interests described above)  and any other assets designated in the pooling and servicing agreement. The Class V Certificates will represent an undivided beneficial ownership interest, held through the grantor trust, in certain excess interest collected on mortgage loans with anticipated repayment dates, if any.  The Class R Certificates will represent the beneficial ownership of the residual interest in each of the Lower Tier REMIC, the Middle-Tier REMIC, the Upper-Tier REMIC, the Herald Center REMIC I and the Herald Center REMIC II. The Middle-Tier REMIC will issue multiple classes of uncertificated, regular interests that will be held by the Upper-Tier REMIC, and a single residual interest. The Upper-Tier REMIC will issue multiple classes of regular interests and a single residual interest.  Except for the Class V and Class R Certificates, all of the certificates will represent regular interests in the Upper-Tier REMIC.
The certificates that represent direct ownership of regular interests in the Upper-Tier REMIC are referred to herein as the REMIC Regular Certificates.  The REMIC Regular Certificates will be designated as the regular interests in the Upper-Tier REMIC.
Pertinent federal income tax consequences of an investment in the certificates include:
●     the regular interests will be treated as newly originated debt instruments for federal income tax purposes;
●     beneficial owners of regular interests will be required to report income on the regular interests in accordance with the accrual method of accounting;
●     the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-S and Class B Certificates will be issued at a premium for federal income tax reporting purposes; and

●     the Class X-A, Class X-B, Class X-D, Class C, Class D, Class E, Class F and Class G Certificates will be issued with more than a de minimis amount of original issue discount for federal income tax reporting purposes.
See “Material Federal Income Tax Consequences” in this prospectus supplement and “Material Federal Income Tax Consequences” in the accompanying prospectus.

Considerations Related to Title I of the Employee Retirement Income Security Act of 1974

Fiduciaries of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, commonly known as ERISA, or plans subject to Section 4975 of the Internal Revenue Code of 1986, as amended (referred to herein as the Code), or governmental plans (as defined in Section 3(32) of ERISA) or other. plans that are subject to any federal, state, local or non-U.S. law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code, should carefully review with their legal advisors whether the purchase or holding of the certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Code or similar law.  The U.S. Department of Labor has granted an administrative exemption to the predecessor of Morgan Stanley & Co. LLC, Prohibited Transaction Exemption 90-24, 55 Fed. Reg. 20548 (May 17, 1990), and to the predecessor of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prohibited Transaction Exemption 93-31, 58 Fed. Reg. 28620 (May 14, 1993), each as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41090 (July 9, 2013), which may exempt from the application of certain of the prohibited transaction provisions of Section 406 of ERISA and the excise taxes imposed on such prohibited transactions by Code Sections 4975(a) and (b), transactions relating to the purchase, sale and holding of pass-through certificates underwritten by a selling group of which the underwriters serve as a manager or co-manager, and the servicing and operation of related mortgage pools, provided that certain conditions are met.  The depositor expects that the exemptions granted to the predecessor of Morgan Stanley & Co. LLC and to the predecessor of Merrill Lynch, Pierce, Fenner & Smith Incorporated will generally apply to the offered certificates, provided that certain conditions are satisfied.  See “Certain ERISA Considerations” in this prospectus supplement and “Certain ERISA Considerations” in the accompanying prospectus.

Legal Investment
The offered certificates will not constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.  If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates.  You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of the offered certificates.

The issuing entity will not be registered under the Investment Company Act.  The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment

Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity.  The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act.  The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule (as defined in this prospectus supplement) under the Dodd-Frank Act.
See “Legal Investment” in this prospectus supplement and in the accompanying prospectus.

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RISK FACTORS
You should carefully consider the risks involved in owning a certificate before purchasing an offered certificate.  Among other risks, the payments you receive on your certificates will depend on payments received on and other recoveries with respect to the mortgage loans.  Therefore, you should carefully consider both the risk factors relating to the mortgage loans and the mortgaged properties and the other risks relating to the offered certificates.
The risks and uncertainties described in this section, together with those risks described in the accompanying prospectus under “Risk Factors,” summarize material risks relating to your certificates.  Additional risks and uncertainties not presently known to us may also impair your investment.
General Risks
The Offered Certificates May Not Be a Suitable Investment for You
The offered certificates are not suitable investments for all investors.  In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk of material variability in the yield to maturity and the aggregate amount and timing of distributions on the offered certificates, which gives rise to the potential for significant loss over the life of the offered certificates.  An investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the offered certificates.

Risks Related to Market Conditions
The Volatile Economy and Credit Crisis May Increase Loan Defaults and Affect the Value and Liquidity of Your Investment
In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities, as well as global financial markets and the economy generally, have experienced significant dislocations, illiquidity and volatility.  The United States economic recovery has been weak and may not be sustainable for any specific period of time, and the global or United States economy could slip into an even more significant recession.  Declining real estate values, coupled with diminished availability of leverage and/or refinancings for commercial real estate, have resulted in increased delinquencies and defaults on commercial mortgage loans.  In addition, the downturn in the general economy has affected the financial strength of many commercial real estate tenants and has resulted in increased rent delinquencies and increased vacancies.  Any continued downturn would likely have an adverse effect on commercial mortgage-backed securities that are backed by loans secured by such commercial real estate.  In the event of default by borrowers under the mortgage loans, holders of the offered certificates may suffer a partial or total loss of their investment.
A substantial amount of United States commercial mortgage loans, with balloon payment obligations in excess of their respective current property values, are maturing in the near future.  The lack of credit liquidity, decreases in the value of commercial properties and, in some instances, correspondingly higher mortgage rates have prevented many commercial mortgage borrowers from refinancing their mortgages.  These circumstances have increased delinquency and default rates of securitized commercial mortgage loans, and may lead to widespread commercial mortgage defaults, further credit constraints, further declines in property values and further adverse effects on the perception of the value of commercial mortgage-backed securities.
In light of the circumstances described above, the risks we described elsewhere under “Risk Factors” in this prospectus supplement and in the accompanying prospectus are heightened substantially, and you should review and carefully consider such risk factors in light of such circumstances.
External Factors May Adversely Affect the Value and Liquidity of Your Investment
Factors not directly relating to the offered certificates or the underlying mortgage loans may nevertheless cause the market value of the offered certificates to decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.
Global, National and Local Economic Factors.  The global financial markets have recently experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries.  Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in euros.  In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form.  Concerns regarding sovereign debt may spread to other countries at any time.  Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain.  One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code or by agreement with their creditors.  Any of the circumstances described above may lead to further volatility in or disruption of the credit markets.
Other Events May Affect Your Investment.  Moreover, other types of events may affect general economic conditions and financial markets and therefore may adversely affect the performance of the mortgage loans and the performance of the offered certificates:
•	Wars, revolutions, insurrections, armed conflicts, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates.
•	Trading activity associated with indices of commercial mortgage-backed securities may drive spreads on those indices wider than spreads on commercial mortgage-backed securities, thereby resulting in a decrease in value of such commercial mortgage-backed securities, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.
•	The market value of your certificates also may be affected by many other factors, including then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in current interest rates.
See “Risk Factors—Risks Related to the Offered Certificates—Limited Liquidity and Market Value May Adversely Affect Payments on Your Certificates” below.

Risks Related to the Mortgage Loans
Your Investment Is Not Insured or Guaranteed and Your Source for Repayments Is Limited to Payments Under the Mortgage Loans
Payments under the mortgage loans and the certificates are not insured or guaranteed by any governmental entity or mortgage insurer.  Accordingly, the sources for repayment of your certificates are limited to amounts due with respect to the mortgage loans.  Payment of amounts due under a mortgage loan prior to its maturity or anticipated repayment date is primarily dependent on the sufficiency of the net operating income of the related mortgaged property.  Payment of the balloon payment of a mortgage loan that is a balloon loan at its maturity, or on its anticipated repayment date, is primarily dependent upon the borrower’s ability to sell or refinance the mortgaged property for an amount sufficient to repay the mortgage loan.
You should consider all of the mortgage loans to be nonrecourse loans.  Even in those cases where recourse to a borrower or guarantor is permitted under the related mortgage loan documents, we have not necessarily undertaken an evaluation of the financial condition of any of these persons.  If a default occurs, the lender’s remedies generally are limited to foreclosing against the specific properties and other assets that have been pledged to secure the mortgage loan.  Those remedies may be insufficient to provide a full return on your investment.
It is common for non-recourse mortgage loans to provide for certain carveouts to the non-recourse provisions, such as for fraud and other bad acts, among other things.  Often, an individual or entity separate from the related borrower will provide a guaranty of payment with respect to the nonrecourse carve-outs.  However, such a guaranty may often be limited.
In addition, in connection with the origination of certain mortgage loans, the related borrower may have been permitted to provide a guaranty from its parent or loan sponsor in lieu of funding a reserve or providing an irrevocable letter of credit.  Such a guaranty may also be permitted in lieu of funding a reserve or providing an irrevocable letter of credit in the future.  As among the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, examples include the following:
•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, representing approximately 7.0% of the initial pool balance, a prepayment of up to $15,000,000 may be required to be made by the borrower in connection with termination of the ground lease or ground sublease (or entry into a new ground lease or sublease) for the annex portion of the mortgaged property, as described below under “—Leasehold Interests Entail Certain Risks Which May Adversely Affect Payments on Your Certificates.” In lieu of requiring a reserve for such prepayment obligation, the loan seller permitted such prepayment obligation to instead be included in the obligations guaranteed under a non-recourse carve-out guaranty included in the loan documents.
•	With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as Bucks County Technology Park, Advertising Specialty Institute, Inc., which is an affiliate of the borrower and the largest tenant at the mortgaged property, representing approximately 2.6% of the net square footage, delivered a $3,500,000 letter of credit to the related borrower which was pledged and delivered to the lender at origination to cover certain re-tenanting costs relating to Advertising Specialty Institute, Inc.’s space. In the event that Advertising Specialty Institute, Inc. fails to pay the required monthly rent within ten days of the due date, files for bankruptcy or surrenders, cancels or terminates its lease, the lender may draw on the letter of credit and deposit the proceeds thereof into a reserve to be used for such re-tenanting costs.
A loan sponsor on a guaranty in lieu of reserves will typically be an individual or operating entity; as such, it is capable of incurring liabilities, whether intentionally (such as incurring other debt) or unintentionally (such as being named in a lawsuit).  In addition, such individuals and entities are not restricted from filing for bankruptcy protection.  A loan sponsor on a guaranty may be a guarantor of obligations other than related to the mortgage loan.  As such, the net worth of a guarantor may be significantly reduced over time.  It should also be noted that in most cases, the net worth of a guarantor is less than (and in most cases, significantly less than) the balance of the mortgage loan. Notwithstanding any net worth requirements that may be contained in a guaranty, there can be no assurance that the net worth requirements are adequate to satisfy guaranteed risks.  Furthermore, there can be no assurance that a loan sponsor or guarantor will be willing or financially able to satisfy guaranteed obligations.
The Repayment of a Commercial Mortgage Loan Is Dependent on the Cash Flow Produced by the Property Which Can Be Volatile and Insufficient to Allow Timely Payment on Your Certificates
The mortgage loans are secured by various types of income-producing multifamily, commercial and manufactured housing community properties. Commercial lending is generally thought to expose a lender to greater risk than one-to-four family residential lending because, among other things, it typically involves larger loans.
The repayment of a commercial mortgage loan is typically dependent upon the ability of the applicable property to produce cash flow.  Repayment of mortgage loans secured by cooperative properties typically depends upon the payments received by the cooperative corporation from its tenants/shareholders.  Even the liquidation value of a commercial property is determined, in substantial part, by the amount of the property’s cash flow (or its potential to generate cash flow).  However, net operating income and cash flow can be volatile and may be insufficient to cover debt service on the loan at any given time.  See “Risk Factors—Risks Associated with Commercial Lending May be Different than those for Residential Lending” in the accompanying prospectus.
A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with short-term revenue sources (such as short-term or month-to-month leases) and may lead to higher rates of delinquency or defaults under mortgage loans secured by such properties.
In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections.  The failure of any such assumptions or projections in whole or in part could cause the underwritten or adjusted cash flows to vary substantially from the actual net operating income of a mortgaged property.  See “—Debt Service Coverage Ratio and Net Cash Flow Information is Based on Numerous Assumptions” below.
The Prospective Performance of the Commercial and Multifamily Mortgage Loans Included in the Issuing Entity Should Be Evaluated Separately from the Performance of the Mortgage Loans in any of Our Other Trusts
As a result of the distinct nature of each pool of commercial mortgage loans and the separate mortgage loans within the pool, this prospectus supplement does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by the sponsors of commercial mortgage loans (known as “static pool information”).  Because of the highly heterogeneous nature of the mortgaged properties securing the mortgage loans in commercial mortgage-backed securities transactions, static pool information for prior securitized pools, even those involving the same property types (e.g., hotels or office buildings), may be misleading, since the economics of the properties and terms of the loans may be materially different.  Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus supplement with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.
Seasoned Mortgage Loans Secured by Older Mortgaged Properties Present Additional Risks of Repayment
One (1) mortgage loan, representing approximately 9.8% of the initial pool balance, is not newly originated and has been outstanding for twenty-one (21) months prior to the cut‑off date.  While seasoned mortgage loans generally have the benefit of established payment histories, there are a number of risks associated with seasoned mortgage loans that are not present, or present to a lesser degree, with more recently originated mortgage loans.  For example, any of the following may have changed substantially since origination:
•	property values and the surrounding neighborhood;
•	the tenant or customer mix at the related mortgaged property;
•	origination standards;

•	the market for any related business;
•	the current financial performance of the related borrower, its business, or the related mortgaged property in general; and
•	the environmental and engineering characteristics of the mortgaged property or improvements.
Among other things, those factors make it difficult to estimate the current value of the related mortgaged property, and estimated values of the mortgaged properties discussed in this prospectus supplement may be based upon or extrapolated from general market data. However, with respect to the mortgage loan described above, an updated appraisal was obtained.
Certain Mortgage Loans Are Secured By Mortgaged Properties That Have a Limited Operating History or Do Not Have Historical Financial Information
90.2% of the mortgage loans were originated within the twelve (12) months prior to the cut-off date (while the remaining one (1) mortgage loan, representing approximately 9.8% of the initial pool balance, has been outstanding for twenty-one (21) months prior to the cut‑off date, see “—Seasoned Mortgage Loans Secured by Older Mortgaged Properties Present Additional Risks of Repayment” in this prospectus supplement).  The mortgaged properties securing certain of the mortgage loans are newly constructed, recently opened and/or recently acquired and, as such, have a limited operating history or do not have historical financial information.  There can be no assurance that any of the properties, whether newly constructed and/or recently opened or otherwise, will perform as anticipated.  See “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Mortgaged Properties with Limited or No Operating History” in this prospectus supplement.
Converting Commercial Properties to Alternative Uses May Require Significant Expenses Which Could Reduce Payments on Your Certificates
Some of the mortgaged properties may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason under their current use.  For example:
•	converting commercial properties to alternate uses or converting single-tenant commercial properties to multi-tenant properties generally requires substantial capital expenditures;
•	a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, such as use and other restrictions imposed by a condominium declaration or a related ground lease;
•	certain properties may be subject to certain restrictions in order to remain eligible for low income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses;
•	zoning or other restrictions, including the designation of a property as a historical landmark, may prevent alternative uses;
•	movie theater space would not easily be converted to other uses due to the unique construction requirements of movie theaters; and
•	properties that are legally permitted to be used in a non-conforming manner may be subject to restrictions that would require compliance with current zoning laws, which may include non-operation of the subject property for a period of time.
In particular, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, representing approximately 9.8% of the initial pool balance, ASA College which leases all of the office space, representing 66.4% of the net rentable area, at the mortgaged property, is a private, for-profit career college. See “—Certain Risks of Schools Tenants” below.

In addition, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, representing approximately 7.0% of the initial pool balance, the related mortgaged property has been designated as a landmark by the City of New Orleans’s Historic District Landmarks Commission. Approval by that commission is necessary for any construction or alteration to the exterior of the building.
With respect to any such mortgaged properties, conversion could result in a significant adverse effect on, or interruption of, the revenues generated by such mortgaged properties.  The liquidation value of such a mortgaged property may be substantially less than would be the case if the mortgaged property were readily adaptable to other uses, and as a result, less funds would be available for distributions on your certificates.
Certain Risks of Retail Bank Branches.  Certain of the mortgaged properties may include tenants that operate as bank branches.  Four (4) mortgaged properties, representing approximately 14.8% of the initial pool balance by allocated loan amount, each have a bank branch that is among the five (5) largest tenants at the related mortgaged property.  See APPENDIX I to this prospectus supplement.
Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures.  The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.  Additionally, certain of these mortgaged properties may have been designated as historic or landmark buildings or may be located in areas designated as historic or landmark.  Such properties may have restrictions related to renovations, construction or other restrictions and may not be permitted to be converted to alternative uses because of such restrictions.
A concentration of leases to banks as to a related mortgage loan or an individual mortgaged property securing a related mortgage loan could have a negative effect on net operating income in the event of a downturn in the banking industry or a shift in the banking industry business model concerning retail branches.  Individual banks, as well as the banking industry in general, may be adversely affected by negative economic and market conditions throughout the United States or in the local economies in which regional or community banks operate.  In addition, changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, may have an adverse impact on banks’ loan portfolios and allowances for loan losses.  As a result, the mortgaged properties may experience higher rates of lease default or terminations in the event of a downturn in the banking industry than they would if the tenant base were more diversified.  This, in turn, could cause losses on the mortgage loans and on your investment in the certificates offered hereby.
Certain Risks of Restaurant Tenants.  Certain of the mortgaged properties may include tenants that operate as restaurants.  Thirteen (13) mortgaged properties, representing approximately 10.3% of the initial pool balance by allocated loan amount, have a restaurant that is among the five (5) largest tenants at the related mortgaged property.  See APPENDIX I to this prospectus supplement.  Restaurants are subject to certain unique risks including that restaurant space is not easily convertible to other types of retail space (or office space, if applicable) and that restaurant receipts are not only affected by objective factors but by subjective factors.  For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of a restaurant, food safety concerns related to personal health or the handling of food items at the restaurant or by food suppliers and the actions/behaviors of staff and management and level of service to the customers.
Certain Risks of Medical or Dental Office Tenants.  Certain of the mortgaged properties may be operated in whole or in part as medical or dental offices.  Thirteen (13) mortgaged properties, securing mortgage loans representing approximately 7.2% of the initial pool balance by allocated loan amount, have a medical or dental office that is among the five (5) largest tenants at the related mortgaged property.  See APPENDIX I to this prospectus supplement.  In addition, tenants at certain of the office properties may operate as medical or dental offices.  The performance of a medical or dental office property may depend on the proximity of the property to a hospital or other health care establishment and on reimbursements for patient fees from private or government-sponsored insurance companies.  The sudden closure of a nearby hospital may adversely affect the value of a medical or dental office property.  In addition, issues related to reimbursement (ranging from nonpayment to delays in payment) from private or government-sponsored insurers could adversely impact cash flow at such mortgaged properties.  Moreover, medical or dental office properties may appeal to a narrow market of tenants and the value of such a property may be adversely affected by the availability of competing medical or dental office properties.
Certain Risks of Student Housing Facilities.  Certain of the mortgaged properties may be operated in whole or in part as student housing facilities.  One (1) mortgaged property, representing approximately 1.8% of the initial pool balance by allocated loan amount, is operated in whole or in part as a student housing facility.  See APPENDIX I to this prospectus supplement.  Student housing facilities may be more susceptible to damage or wear and tear than other types of multifamily housing.  Such properties are also affected by their reliance on the financial well-being of the college or university to which such housing relates, competition from on-campus housing units (which may adversely affect occupancy), and the physical layout of the housing (which may not be readily convertible to traditional multifamily use).
Certain Risks of Health Club, Fitness Center or Exercise Studio Space Tenants.  Certain of the mortgaged properties may include tenants that operate as health clubs, fitness centers or exercise studios.  One (1) mortgaged property, representing approximately 0.9% of the initial pool balance by allocated loan amount, have a health club, fitness center or exercise studio that is among the five (5) largest tenants at the related mortgaged property.  See APPENDIX I to this prospectus supplement. Several factors may adversely affect the value and successful operation of a health club, fitness center or exercise studio, including:
•	the physical attributes of the property (e.g., its age, appearance and layout);
•	the reputation, safety, convenience and attractiveness of the property to users;
•	the quality and philosophy of management;
•	management’s ability to control membership growth and attrition;
•	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and
•	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.
In addition, there may be significant costs associated with changing consumer preferences (e.g., multi-purpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities).  In addition, health clubs, fitness centers and exercise studios may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason.  The liquidation value of any such health club, fitness center or exercise studio consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.
Certain Risks of School Tenants.  Certain of the mortgaged properties may be occupied by a tenant operating a school. The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school or a charter school may decrease due to, among other factors:
•	changing local demographics;
•	competition from other schools;
•	increases in tuition and/or reductions in availability of student loans, government grants or scholarships;
•	reductions in education spending as a result of changes in economic conditions in the area of the school;
•	poor performance by teachers, administrative staff or students; or mismanagement at the private school; and
•	mismanagement at the private school.

Some school tenants are for-profit institutions that rely on tuition from online students, many of which finance their education by utilizing the federal financial assistance under Title IV of the Higher Education Act of 1965 (“Title IV Financial Aid”). A for-profit education company will become ineligible for enrolling students that utilize the Title IV Financial Aid for at least two fiscal years, if during the immediately preceding two consecutive fiscal years such institution derives more than 90% of its revenues from the enrollment of students that obtain Title IV Financial Aid. A reduction in student enrollment may impact the ability of the school to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent. In addition, there is proposed legislation that could potentially change the Title IV Financial Aid funding methods, which may negatively affect the for-profit education companies.
Tenant Concentration Increases the Risk That Cash Flow Will Be Interrupted Which Could Reduce Payments on Your Certificates
A deterioration in the financial condition of a tenant can be particularly significant if a mortgaged property is leased to a single or large tenant or a small number of tenants, because rent payable by such tenants generally will represent all or a significant portion of the cash flow available to the borrower to pay its obligations to the lender.  In addition, more time may be required to re-lease a larger tenant’s space, and substantial capital costs may be incurred to make the space appropriate for replacement tenants.  We cannot provide assurances that any major tenant will continue to perform its obligations under its lease or that if it fails to perform, a replacement tenant could be readily found.
Such risks are particularly significant with respect to retail properties, in which case fluctuations in the financial performance of an anchor, shadow anchor or large tenant may significantly impact the financial performance of the related property.  Such fluctuations may have a particularly impact the financial performance of smaller tenants and may trigger cotenancy provisions in such tenants’ leases that reduce the amount of rent payable or permit such tenants to terminate their leases.  We note that several large retail companies have recently announced store closures in response to decreased consumer demand and increased competitive pressures. For example, (i) on September 8, 2015 Macy’s, Inc. announced plans to close between 35 and 40 underperforming stores out of its approximately 730 stores; (ii) on March 6, 2014, Staples announced its plan to close as many as 225 of its 1,846 stores in North America by the end of 2015 in order to cut $500 million in costs; (iii) on March 29, 2012, Best Buy announced its plan to close 50 of its U.S. stores in 2013 and cut $800 million in costs by 2015; and (iv) in connection with its July 2015 completion of its acquisition of Family Dollar, Dollar Tree Inc. will be required to sell 330 stores in the following 150 days. One or more of such companies may be an anchor, shadow anchor or large tenant at, or with respect to, certain mortgaged properties.  One or more of such companies may be an anchor, shadow anchor or large tenant at, or with respect to, certain mortgaged properties. As among the fifteen (15) largest mortgage loans or groups of cross‑collateralized mortgage loans in the mortgage pool, for example:
•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, representing approximately 9.8% of the initial pool balance, such mortgaged property is located across the street from Macy’s department store, which generates traffic to the area.
•	With respect to the mortgage loan secured by the portfolio of twenty-five (25) shopping center mortgaged properties identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio, representing approximately 5.1% of the initial pool balance, Dollar Tree (which leases space at seven (7) shopping centers in the portfolio) and Family Dollar (which leases space at six (6) shopping centers in the portfolio) together represent approximately 4.0% of portfolio net rentable area and approximately 5.1% of portfolio underwritten base rent.
We cannot assure you that any store not listed in a store closure plan will remain open for business or that, in light of increased competitive pressures in the retail industry, any retail anchor, large anchor or large tenant will continue to operate in its leased space.  See “—A Significant Concentration of Retail Properties in the Mortgage Pool Will Subject Your Investment to the Special Risks of Retail Properties—Competition May Adversely Affect the Performance of the Mortgaged Property” herein.

Fifteen (15) of the mortgaged properties, representing approximately 5.2% of the initial pool balance by allocated loan amount, are entirely, or almost entirely, leased to a single tenant. In addition, some of the tenants at the mortgaged properties (including sole tenants or other significant concentrations of tenants) have lease termination option dates or lease expiration dates that are prior to or shortly after the related maturity date or anticipated repayment date, and such expirations or terminations may not have been addressed by escrow requirements or other mitigating provisions.  See APPENDIX I to this prospectus supplement for the lease expiration dates for each of the five (5) largest tenants by square footage with respect to each retail, office, industrial and mixed use mortgaged property.  Even if none of the top five (5) tenants at a particular mortgaged property have leases that expire before the maturity of the related mortgage loan, there may be a significant percentage of leases at a particular mortgaged property that expire in a single calendar year, a rolling 12-month period or prior to the maturity of a mortgage loan.  Seven (7) of the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans, representing approximately 28.6% of the initial pool balance, are secured, in whole or in part, by retail, office, industrial and/or mixed use mortgaged properties at which more than 50% of the leases by net rentable area expire during the term of the related mortgage loan.  We cannot assure you that such leases will be renewed or, even if renewed, will be renewed at the same rate.
In some cases the sole tenant or major tenant related to the borrower is physically occupying space related to its business. For example, with respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as Bucks County Technology Park, representing approximately 2.6% of the initial pool balance, Advertising Specialty Institute, Inc. is the largest tenant at the mortgaged property, representing approximately 52.8% of the net square footage, and is an affiliate of the borrower. In other cases, the borrower tenant is a tenant under a master lease with the borrower, under which the affiliated tenant is obligated to make rent payments but does not physically occupy the related space at the mortgaged property. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” for a description of “master leases.”  There can be no assurance the space “leased” by this borrower affiliate will eventually be occupied by third party tenants.
In addition to tenant concentration, another factor that you should consider is that retail, industrial and office properties also may be adversely affected if there is a concentration of tenants in the same or similar business or industry.  In these cases, an issue with a particular tenant could have a disproportionately large impact on the mortgage pool and adversely affect distributions to certificateholders.  Similarly, an issue with respect to a particular industry or entity could also have a disproportionately large impact on the mortgage pool.
Please see APPENDIX III to this prospectus supplement for more information on any of the mortgaged properties related to the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool.
The Related Borrowers May Have Difficulty Re-Leasing Mortgaged Properties
Repayment of mortgage loans secured by retail, office and industrial properties will be affected by the expiration of leases and the ability of the related borrowers and property managers to renew the leases or to relet the space on comparable terms.  In addition, certain properties may have tenants that are paying rent but are not in occupancy or may have vacant space that is not leased.  Any “dark” space may cause the property to be less desirable to other potential tenants or the related tenant may be more likely to default in its obligations under the lease.  We cannot assure you that those tenants will continue to fulfill their lease obligations or that the space will be relet.
Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions, could be substantial and could reduce cash flow from the related mortgaged properties.  Certain mortgage loans require reserves for tenant improvements and leasing commissions, which may serve to defray some of, but not necessarily all of, those costs.
If a mortgaged property has multiple tenants, re-leasing costs and costs of enforcing remedies against defaulting tenants may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for debt service payments.  These costs may cause a borrower to default in its obligations to a lender.  Multi-tenanted mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses.

A Concentration of Mortgage Loans in the Mortgage Pool Increases the Sensitivity to Loss Which Could Reduce Payments on Your Certificates
The three (3) largest mortgage loans or groups of cross-collateralized mortgage loans represent approximately 9.8%, 9.3% and 7.0%, respectively, of the initial pool balance.  The ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the aggregate represent approximately 53.5% of the initial pool balance.  Each of the other mortgage loans in the mortgage pool represents no more than approximately 2.3% of the initial pool balance.  See APPENDIX III to this prospectus supplement for more information on the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans.
A Concentration of Mortgage Loans with the Same or Related Borrowers Increases the Possibility of Loss on Those Mortgage Loans Which Could Reduce Payments on Your Certificates
Three (3) groups of mortgage loans, representing approximately 7.6%, 1.6% and 1.0%, respectively, of the initial pool balance, were made to the same borrower or to borrowers that are affiliated with one another through partial or complete direct or indirect common ownership and, in general, have related mortgaged properties that are commonly managed. None of the mortgage loans are cross-collateralized and cross-defaulted.
Mortgage loans with the same borrower or related borrowers pose additional risks.  Among other things:
•	financial difficulty at one mortgaged property could cause the owner to defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the troubled mortgaged property;
•	the quality and experience of the persons or entities who control the borrower as operators of commercial real estate may affect all related mortgaged properties;
•	the owner could attempt to avert foreclosure on one mortgaged property by filing a bankruptcy petition that might have the effect of interrupting monthly payments for an indefinite period on all of the related mortgage loans; and
•	the bankruptcy or insolvency of any such borrower or respective affiliate could have an adverse effect on the operation of all of the related mortgaged properties and on the ability of such related mortgaged properties to produce sufficient cash flow to make required payments on the related mortgage loans.
For more information regarding risks associated with cross-collateralization arrangements, see “Risk Factors—Certain Factors Affecting Delinquency, Foreclosure and Loss of the Mortgage Loans—Cross-Collateralization Provisions May Have Limitations on Their Enforceability” in the accompanying prospectus.
A Concentration of Mortgaged Properties in a Limited Number of Locations May Adversely Affect Payments on Your Certificates
Concentrations of mortgaged properties in geographic areas may increase the risk that adverse economic or other developments or a natural disaster or act of terrorism affecting a particular region of the country could increase the frequency and severity of losses on mortgage loans secured by those properties.  In the past, several regions of the United States have experienced significant real estate downturns at times when other regions have not.  Regional economic declines or adverse conditions in regional real estate markets could adversely affect the income from, and market value of, the mortgaged properties located in the region.  Other regional factors—e.g., earthquakes, floods or hurricanes or changes in governmental rules or fiscal policies—also may adversely affect those mortgaged properties.
The mortgaged properties are located in thirty-four (34) different states.  Approximately 19.5%, 11.5%, 8.1%, 7.7%, 7.1%, 6.4% and 5.0% of the mortgaged properties, by allocated loan amount, are located in New York, California, Pennsylvania, Nevada, Louisiana, Maryland and Colorado, respectively; concentrations of mortgaged properties in other states do not exceed 3.7% of the initial pool balance.  Approximately 11.5%, 7.1%, 3.7%, 2.1%, 2.1% and 1.6% of the mortgaged properties by allocated loan amount are located in California, Louisiana, Texas, Florida, North Carolina and Georgia, respectively, and may be more susceptible to special hazards that may not be adequately covered by insurance (such as earthquakes, flooding and hurricanes).  The mortgage loans generally do not require any borrowers to maintain earthquake insurance.  Mortgaged properties located in coastal areas, including, but not limited to, California, Louisiana, Texas, Florida, North Carolina and Georgia, also may be more generally susceptible to hurricanes.  Over the past several years, hurricanes in the Gulf Coast region of the United States have resulted in severe property damage as a result of the high winds and associated flooding.  The mortgage loans do not all require flood insurance unless the related mortgaged properties are in a flood zone and flood insurance is available.  We cannot assure you that any hurricane damage would be covered by insurance.  Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate-related investments.  We cannot assure you that the economies in such impacted areas would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up would not have a material adverse effect on the local or national economy.  If a borrower does not have insurance against such risks and a severe casualty occurs at a mortgaged property, the borrower may be unable to generate income from the mortgaged property in order to make payments on the related mortgage loan.
Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.
A Concentration of Mortgage Loans with the Same Property Types Increases the Possibility of Loss on Those Mortgage Loans Which Could Reduce Payments on Your Certificates
A concentration of mortgage loans secured by the same property type can increase the risk that a decline in a particular industry will have a disproportionately large impact on the pool of mortgage loans.  The following property types represent the indicated percentage of the initial pool balance by allocated loan amount:
•	office properties represent approximately 22.5%;
•	retail properties represent approximately 21.8%;
•	multifamily properties represent approximately 19.7%;
•	mixed use properties represent approximately 13.8%;
•	hospitality properties represent approximately 13.6%;
•	industrial properties represent approximately 7.0%;
•	self storage properties represent approximately 1.0%; and
•	manufactured housing community properties represent approximately 0.5%.
See “Risk Factors—Particular Property Types Present Special Risks” in the accompanying prospectus.
A Significant Concentration of Office Properties in the Mortgage Pool Will Subject Your Investment to the Special Risks of Office Properties
Fourteen (14) of the mortgaged properties, representing approximately 22.5% of the initial pool balance by allocated loan amount, are office properties.  A large number of factors may affect the value of these office properties, including:
•	the quality of an office building’s tenants;
•	the diversity of an office building’s tenants, reliance on a single or dominant tenant or tenants in a volatile industry (e.g., technology and internet companies that have experienced or may in the future experience circumstances that make their businesses volatile);

•	adverse changes in population, employment growth and patterns of telecommuting and sharing office spaces;
•	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, location, access to transportation and ability to offer certain amenities, such as sophisticated building systems);
•	the availability of parking;
•	the desirability of the area as a business location;
•	the strength and nature of the local economy (including labor costs and quality, tax environment and quality of life for employees); and
•	the suitability of a space for re-leasing without significant build-out costs.
Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of property.
If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.
See “—Tenant Concentration Increases the Risk That Cash Flow Will Be Interrupted Which Could Reduce Payments on Your Certificates” above.  See also “Risk Factors—The Various Types of Multifamily and Commercial Properties that May Secure Mortgage Loans Underlying a Series of Offered Certificates May Present Special Risks—Office Properties” in the accompanying prospectus.
A Significant Concentration of Retail Properties in the Mortgage Pool Will Subject Your Investment to the Special Risks of Retail Properties
Forty-seven (47) of the mortgaged properties, representing approximately 21.8% of the initial pool balance by allocated loan amount, are retail properties.  Certain other mortgaged properties, although not characterized as retail properties in this prospectus supplement, may have a retail component.  The quality and success of a retail property’s tenants significantly affect the property’s value.  The success of retail properties can be adversely affected by local competitive conditions and changes in consumer spending patterns.  A borrower’s ability to make debt service payments can be adversely affected if rents are based on a percentage of the tenant’s sales and sales decline or if the closure of one store gives rise to lease provisions permitting the closure of another store.  Additional factors that can affect the success of a retail property include rights that certain tenants may have to terminate their leases, the location of the subject property and the physical condition and amenities of the subject property in relation to competing buildings.
See also “Risk Factors—Particular Property Types Present Special Risks—Retail Properties” in the accompanying prospectus.
The Presence or Absence of an “Anchor Tenant” May Adversely Affect the Economic Performance of a Retail Property.  Whether a retail property is “anchored,” “shadow anchored” or “unanchored” is also an important consideration.  The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants.  An “anchor tenant” located on the related property is usually proportionately larger in size than most other tenants in the property and is vital in attracting customers to a retail property.  Thirty (30) of the mortgaged properties, representing approximately 15.3% of the initial pool balance by allocated loan amount, are properties considered by the applicable mortgage loan seller to be leased in whole or in part to or are occupied by anchor tenants.
Many of the retail properties securing one or more mortgage loans also have shadow anchor tenants.  A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the property so as to influence and attract potential customers, but is not located on the mortgaged property.
The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:
•	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or termination of an anchor tenant’s or shadow anchor tenant’s lease;
•	if the anchor tenant or shadow anchor tenant owns its own site, a decision to vacate;
•	the bankruptcy or economic decline of an anchor tenant, shadow anchor tenant or self-owned anchor; or
•	the cessation of the business of an anchor tenant, a shadow anchor tenant or of a self-owned anchor (notwithstanding its continued payment of rent).
Several mortgaged properties securing mortgage loans in the mortgage pool have anchor tenants whose leases expire during the term of the related mortgage loan.  See APPENDIX I to this prospectus supplement.  Furthermore, there may be retail properties with anchors (which may or may not be tenants) that are permitted to cease operating at any time because their leases or other operative agreements do not impose an obligation to remain open for business, or because such obligations have expired.
There may be retail properties with anchors (which may or may not be tenants) that are permitted to cease operating at any time if certain other stores are not operated at those locations.  Furthermore, there may be non-anchor tenants that are permitted to offset all or a portion of their rent, pay rent based solely on a percentage of their sales or to terminate their leases if certain anchors and/or major tenants are either not operated or fail to meet certain business objectives.  See also “—Tenant Concentration Increases the Risk That Cash Flow Will Be Interrupted Which Could Reduce Payments on Your Certificates,” “—The Related Borrowers May Have Difficulty Re-Leasing Mortgaged Properties” and “—Risks of Lease Early Termination Options” in this prospectus supplement.
Competition May Adversely Affect the Performance of the Mortgaged Property.  Retail properties also face competition from sources outside a given real estate market.  For example, all of the following compete with more traditional retail properties for consumer dollars:  factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites and telemarketing.  Continued growth of these alternative retail outlets, which often have lower operating costs, could adversely affect the rents collectible at the retail properties securing mortgage loans included in the mortgage pool, as well as the income from, and market value of, the mortgaged properties.  Moreover, competing retail properties may be located or built in the areas where the retail properties are located, which could adversely affect the rents collectible at the retail properties securing mortgage loans included in the mortgage pool, as well as the income from, and market value of, the mortgaged properties.
A Significant Concentration of Multifamily Properties In The Mortgage Pool Will Subject Your Investment To The Special Risks Of Multifamily Properties
Fourteen (14) of the mortgaged properties, representing approximately 19.7% of the initial pool balance by allocated loan amount, are multifamily properties.  A large number of factors may adversely affect the value and successful operation of a multifamily property, including:
•	the physical attributes of the apartment building, such as its age, condition, design, appearance, access to transportation and construction quality;
•	the quality of property management;
•	the location of the property;
•	distance from employment centers and shopping areas;

•	the ability of management to provide adequate maintenance and insurance;
•	the types of services and amenities provided at the property;
•	the property’s reputation;
•	the level of mortgage interest rates and favorable income and economic conditions (which may encourage tenants to purchase rather than rent housing);
•	rent concessions and month-to-month leases, which may impact cash flow at the property;
•	the presence of competing properties;
•	adverse local or national economic conditions which may limit the rent that may be charged and which may result in increased vacancies;
•	the tenant mix (such as tenants being predominantly students or military personnel or employees of a particular business or industry) and requirements that tenants meet certain criteria (such as age restrictions for senior housing);
•	in the case of any student housing facilities, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units (which may adversely affect occupancy), the physical layout of the housing (which may not be readily convertible to traditional multifamily use), and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;
•	state and local regulations (which may limit the ability to increase rents);
•	government assistance/rent subsidy programs (which may influence tenant mobility); and
•	national, state or local politics.
State Regulation and Rent Control Ordinances May Affect a Borrower’s Ability to Repay its Multifamily Mortgage Loan.  In addition to state regulation of the landlord tenant relationship, certain counties and municipalities impose rent control on apartment buildings.  These ordinances may restrict the borrower’s ability to charge market rent and may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration.  Any limitations on a borrower’s ability to set or raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.
Limitations and Restrictions Imposed by Affordable Housing Covenants, Federal Housing Subsidies, Rent Stabilization Programs or Similar Programs May Result in Losses on Mortgage Loans.  Certain of the mortgage loans are secured or may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties.  The limitations and restrictions imposed by these programs could result in losses on the mortgage loans.  In addition, in the event that the program is cancelled, it could result in less income for the project.  In certain cases, housing assistance program contracts may not be assigned to the related borrower or purchaser of the property until after the origination date of the mortgage loan.  We cannot assure you that these contracts will ultimately be assigned.  These programs may include, among others:
•	rent limitations that would adversely affect the ability of borrower to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

•	covenants that require a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the applicable area or region; and
•	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.
The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence.  As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.
In addition, multifamily rental properties are part of a market that, in general, is characterized by low barriers to entry.  Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time.  Because leases with respect to a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.
Government Subsidies and Federal Statutes May Affect a Borrower’s Ability to Repay its Multifamily Mortgage Loan.  Some of the mortgaged properties may have tenants that rely on rent subsidies under various government funded programs, including the Section 8 Tenant-Based Assistance Rental Certificate Program of the United States Department of Housing and Urban Development.  With respect to certain of the mortgage loans, the borrower may receive subsidies or other assistance from government programs.  The related mortgage loan seller may have underwritten the related mortgage loan on the assumption that such assistance will continue.  Loss of any applicable assistance could have an adverse effect on the ability of the related borrower to make timely payments of debt service.  In addition, the restrictions described above relating to the use of the related mortgaged property could reduce the market value of the related mortgaged property.
Generally, the mortgaged property must satisfy certain requirements, the borrower must observe certain leasing practices and/or the tenant(s) must regularly meet certain income requirements or the mortgaged property must have certain other characteristics consistent with government policy related to the applicable program.  There is no assurance that such programs will be continued in their present form, that the borrower will continue to comply with the requirements of the programs to enable the borrower to receive the subsidies in the future, that the investors in such borrower will continue to receive the related tax benefit or that the level of assistance provided will be sufficient to generate enough revenues for the related borrower to meet its obligations under the related mortgage loans.
In addition, under the Federal Fair Housing Act, analogous statutes in some states and regulations and guidelines issued pursuant to those laws, any and all otherwise-available units in a multifamily apartment building must be made available to any disabled person who meets the financial criteria generally applied by the landlord, including implementing alterations and accommodations in certain circumstances.  The costs of this compliance may be high and the penalties for noncompliance may be severe.  Thus, these fair housing statutes, regulations and guidelines present a risk of increased operating costs to the borrowers under the pooled mortgage loans secured by multifamily apartment buildings, which may reduce (perhaps significantly) amounts available for payment on the related mortgage loan.
See also “Risk Factors—Particular Property Types Present Special Risks—Multifamily Properties” in the accompanying prospectus.
A Significant Concentration of Mixed Use Properties in the Mortgage Pool Will Subject Your Investment to the Special Risks of Mixed Use Properties
Three (3) of the mortgaged properties, representing approximately 13.8% of the initial pool balance by allocated loan amount, are mixed use properties. Such mixed use mortgaged properties consist of retail, office, multifamily (student housing) and other components and as such, the mortgage loans secured by such mixed use mortgaged properties will share risks associated with such underlying components.  In addition, a mixed use property may be managed by a manager that is not experienced in managing all of the property types comprising the mortgaged property.  See “—The Operation of Commercial Properties Is Dependent Upon Successful Management” in this prospectus supplement.
A Significant Concentration of Hospitality Properties in the Mortgage Pool Will Subject Your Investment to the Special Risks of Hospitality Properties
Nine (9) of the mortgaged properties, representing approximately 13.6% of the initial pool balance by allocated loan amount, are hospitality properties. Various factors may adversely affect the economic performance of a hospitality property, including:
•	location of property and proximity to transportation, major population centers or attractions;
•	adverse economic and social conditions, either local, regional, national or international which may limit the amount that can be charged for a room, reduce occupancy levels and reduce the demand for conference and other venue space at the related property;
•	the presence or construction of competing hotels or resorts;
•	continuing expenditures for modernizing, refurbishing, and maintaining existing facilities prior to the expiration of their anticipated useful lives;
•	franchise affiliation (or lack thereof);
•	limited service hospitality properties have lower barriers to entry than other types of hospitality properties, and over-building could occur;
•	a deterioration in the financial strength or managerial capabilities of the owner and/or operator of a hotel;
•	changes in travel patterns, terrorist attacks, increases in energy prices, strikes, natural disasters, bad weather, relocation of highways or the construction of additional highways;
•	management ability of property managers and/or whether management contracts or franchise agreements are renewed or extended upon expiration;
•	suitability for a particular occupant or category of occupants;
•	building design and adaptability; and
•	relative illiquidity of hotel investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.
Because hotel rooms generally are rented for short periods of time, the financial performance of hotels tends to be affected by adverse economic conditions, natural disasters and competition more quickly than are other types of commercial properties.
Moreover, the hotel and lodging industry is generally seasonal in nature.  This seasonality can be expected to cause periodic fluctuations in a hotel property’s revenues, occupancy levels, room rates and operating expenses.
A hotel’s ability to attract customers and/or a portion of its revenues may depend on its having a liquor license.  The laws and regulations relating to liquor licenses generally prohibit the transfer of those liquor licenses to any other person.  In the event of a foreclosure of a hotel property with a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license.  There can be no assurance that a new liquor license could be obtained promptly or at all.  The lack of a liquor license in a full service hotel could have an adverse impact on the revenue generated by the hotel.

The availability of competing hospitality properties may also have an effect on the financial performance of such mortgaged properties, and consequently, on the related borrower’s ability to repay its mortgage loan.
The Performance of a Hospitality Property Depends in Part on the Performance of its Franchisor or Management Company.  A hotel property securing a mortgage loan may be affiliated with a franchise company through a franchise agreement or a hotel management company through a management agreement.  The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:
•	the continued existence, reputation and financial strength of the franchisor or hotel management company;
•	the public perception of the franchise or management company or hotel chain service mark; and
•	the duration of the franchise licensing agreement or management agreement.
The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements.  The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions could result in the loss or cancellation of their rights under the franchise or hotel management agreement.
Certain franchise agreements or management agreements may expire or grant the franchisor a termination right that is exercisable during the term of the related mortgage loan or soon thereafter, and there can be no assurance that they can be renewed.
In addition, certain franchise agreements may not be automatically assignable to subsequent holders of the mortgage loan, and there can be no assurance that a future assignment of the franchise agreement will be approved by the franchisor.  Further, replacement franchises and/or hotel managers may require significantly higher fees as well as the investment of capital to bring the hotel into compliance with the requirements of the replacement franchisor and/or hotel managers.
Any provision in a franchise agreement or management agreement providing for termination because of the bankruptcy of a franchisor or manager generally will not be enforceable.  The transferability of franchise license agreements is restricted.  In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.
In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor.  Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property’s losing its license or franchise.  In these circumstances, the terms of the related mortgage loan will often require the establishment of reserves in connection with any of those repairs and/or renovations.  However, we cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property.  In addition, in some cases, those reserves will be maintained by the franchisor or property manager.  Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.  In addition, the related borrower with respect to such mortgaged property has the right to replace the existing license agreement with an alternative license or franchise agreement.
In addition, in certain cases, mortgaged properties may not be, or in the future may no longer be, affiliated with a franchise under a franchise agreement. The lack of a nationally recognized franchise may impact occupancy and revenue as the related mortgaged property does not have the benefit of a nationally linked reservation system or the marketing benefits which come from association with a nationally recognized franchisor.
See also “Risk Factors—Particular Property Types Present Special Risks—Hotel Properties” in the accompanying prospectus.

A Significant Concentration of Industrial Properties in the Mortgage Pool Will Subject Your Investment to the Special Risks of Industrial Properties
Twelve (12) of the mortgaged properties, representing approximately 7.0% of the initial pool balance by allocated loan amount, are industrial properties.  Various factors may adversely affect the economic performance of this industrial property, which could adversely affect payments on your certificates, including:
•	quality of tenant;
•	reduced demand for industrial space because of a decline in a particular industry segment;
•	increased supply of competing industrial space because of relative ease in constructing buildings of this type;
•	a property becoming functionally obsolete;
•	insufficient supply of labor to meet demand;
•	changes in access to the property, energy prices, strikes, relocation of highways or the construction of additional highways;
•	location of the property in relation to access to transportation;
•	suitability for a particular tenant;
•	building design and adaptability;
•	expense to convert a previously adapted space to another use;
•	a change in the proximity of supply sources; and
•	environmental hazards.
Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial properties, although industrial properties may be more frequently dependent on a single or a few tenants.
Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center).  In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties.  Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.  Also, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.
Aspects of building site design and adaptability affect the value of an industrial property.  Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.
In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses.  Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.
See also “Risk Factors—Particular Property Types Present Special Risks—Industrial and Warehouse Properties” in the accompanying prospectus.
A Significant Concentration of Self Storage Facilities in the Mortgage Pool Will Subject Your Investment to the Special Risks of Self Storage Facilities
Two (2) of the mortgaged properties, representing approximately 1.0% of the initial pool balance by allocated loan amount, are self storage properties.  Self storage facilities are considered vulnerable to competition, because both acquisition and development costs and break-even occupancy are relatively low.  The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures.  Thus, if the operation of any of the self storage mortgaged properties becomes unprofitable due to:
•	decreased demand;
•	competition;
•	lack of proximity to apartment complexes or commercial users;
•	apartment tenants moving to single-family homes;
•	decline in services rendered, including security;
•	dependence on business activity ancillary to renting units;
•	security concerns;
•	age of improvements; or
•	other factors;
so that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.
Tenant privacy, anonymity and efficient and/or unsupervised access may heighten environmental risks (although lease agreements generally prohibit users from storing hazardous substance in the units).  No environmental assessment of a mortgaged property included an inspection of the contents of the self storage units included in the self storage mortgaged properties and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.
See also “Risk Factors—Particular Property Types May Present Special Risks—Self-Storage Properties” in the accompanying prospectus.
A Significant Concentration of Manufactured Housing Community Properties in the Mortgage Pool Will Subject Your Investment to the Special Risks of Manufactured Housing Community Properties
One (1) of the mortgaged properties, representing approximately 0.5% of the initial pool balance by allocated loan amount, is a manufactured housing community property.  Mortgage loans secured by liens on manufactured housing community properties pose risks not associated with mortgage loans secured by liens on other types of income-producing real estate.  The successful operation of a manufactured housing community property may depend upon the number of other competing residential developments in the local market, such as:
•	other manufactured housing community properties;

•	apartment buildings; and
•	site-built single family homes.
Other factors may also include:
•	the physical attributes of the community, including its age and appearance;
•	the location of the manufactured housing community property;
•	the ability of management to provide adequate maintenance and insurance;
•	the type of services or amenities it provides;
•	the property’s reputation;
•	restrictions on the age of tenants that may reside at the property; and
•	state and local regulations, including rent control and rent stabilization.
Some of the manufactured housing mortgaged properties may require that residents be 55 years of age or older, thereby limiting the potential tenant pool.  The manufactured housing community properties are “special purpose” properties that could not be readily converted to general residential, retail or office use.  Thus, if the operation of any of such manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the related borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.
Mortgaged Properties with Condominium Ownership Could Adversely Affect Payments on Your Certificates
Three (3) of the mortgage loans, representing approximately 4.1% of the initial pool balance, are secured in whole or in part by the related borrower’s fee simple or leasehold interest in one or more condominium units (including, solely for purposes of the discussions herein relating to condominiums, planned unit developments). The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws.  Generally, the consent of a majority of the board members is required for any actions of the condominium board.  The condominium interests described above in some cases may constitute less than a majority of such voting rights and/or may not entail an ability to prevent adverse changes in the governing organizational document for the condominium entity.  The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty.  There can be no assurance that the borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related condominium board.  There can be no assurance that the related condominium board will always act in the best interests of the borrower under those mortgage loans.  Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.  In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements.  If an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay those assessments in order to properly maintain and operate the common elements of the property.  Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, the lien is generally extinguished if a mortgagee takes possession pursuant to a foreclosure.  Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.
Due to the nature of condominiums and a borrower’s ownership interest therein, a default on a loan secured by the borrower’s interest in one or more condominium units may not allow the holder of the mortgage loan the same flexibility in realizing upon the underlying real property as is generally available with respect to properties that are not secured by condominiums.  The rights of any other unit owners, the governing documents of the owners’ association and state and local laws applicable to condominiums must be considered and respected.  Consequently, servicing and realizing upon such collateral could subject the issuing entity to greater delay, expense and risk than servicing and realizing upon collateral for other loans that are not secured by condominiums.
For additional information related to the mortgaged properties primarily secured by the related borrower’s fee simple ownership interest in one or more condominium units, please see APPENDIX I to this prospectus supplement.
Leasehold Interests Entail Certain Risks Which May Adversely Affect Payments on Your Certificates
Two (2) mortgaged properties, representing approximately 1.8% of the initial pool balance by allocated loan amount, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien solely on a leasehold estate in the entire related mortgaged property. One (1) mortgaged property, representing approximately 7.0% of the initial pool balance is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee interest in a portion of such mortgaged property and a leasehold interest in the remaining portion of such mortgaged property.
Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower.  The most significant risk with respect to leasehold mortgage loans is that if the borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security interest in the leasehold estate.  Generally, each related ground lease requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease.
Certain of the mortgaged properties are also subject to various use restrictions imposed by a related ground lease, and these limitations could adversely affect the ability of the related borrower to lease or sell the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.
Ground leases securing the mortgaged properties may provide that the ground rent payable under the ground lease increases or otherwise varies during the term of the lease.  Any such increases or rent variations may adversely affect the cash flow and net income of the borrower from the mortgaged property.
With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, representing approximately 7.0% of the initial pool balance, a portion of the related mortgaged property, consisting of an annex containing approximately 18,162 square feet of ballroom space, the Waldorf Astoria Spa, the fitness center, rooftop pool and seasonal pool bar, is subject to a ground lease between The Administrators of the Tulane Educational Fund and Belmont Commons, L.L.C. (“Belmont”) which expires September 30, 2049, with no extension options. The related borrower subleases the ground from Belmont for an annual ground rent of $197,702. Additionally, the 12,204 square foot Crescent City ballroom is situated on the third floor of a neighboring property and is subleased from Belmont for an annual rent of $90,000 through December 31, 2015, then adjusted based on the consumer price index each subsequent third year. No guest rooms are located in the improvements subject to the ground lease.
The Roosevelt New Orleans Waldorf Astoria ground lease and sublease lack certain lender protections. The ground lessor has the right to amend the ground lease without the consent of the lender (but upon notice). However, the ground lessee has agreed that it will not accept any modification, alteration, assignment, supplement or amendment of the ground lease that would have a material adverse effect on the mortgaged property without lender’s consent.
None of the Roosevelt New Orleans Waldorf Astoria ground lease, sublease or ballroom sublease requires lender’s consent to its termination. However, each related ground lessor/sublessor has agreed, subject to certain conditions, to enter into a direct lease with the lender (and/or the borrower) if the related leasehold is terminated. Any such replacement lease entered into directly with the ground lessor would have a term that is only ten years beyond the maturity date of the related mortgage loan, but any replacement lease with the sublessor is required to have the same term as the original lease.
The Roosevelt New Orleans Waldorf Astoria sublease and ballroom leasehold interest is subject to an existing mortgage that is superior to the lien of the mortgage loan. However, the related mortgagee has provided a recognition agreement in which that mortgagee has agreed that, if it forecloses, it will continue to provide the same rights as were provided by the sublessor/ballroom lessor to the lender under the mortgage loan.
While the Roosevelt New Orleans Waldorf Astoria ground lessor, the sublessor or the ballroom sublessor, as applicable, must notify the lender of any default, the related lease does not provide that default or termination is not effective unless such notice is given to the lender.
The lender is permitted to cure defaults under each Roosevelt New Orleans Waldorf Astoria ground lease/sublease/ballroom lease, as applicable, during the same time frame in which the related lessee is permitted to cure, however, while the sublease and ballroom lease provide the related lender (via an estoppel) with additional time to cure a non-monetary default if needed, the ground lease does not.
The Roosevelt New Orleans Waldorf Astoria mortgage loan documents provide that if either the ground lease or sublease is terminated, and the applicable ground lessor/sublessor fails to enter into a direct lease with the related borrower (or lender or lender’s designee) the borrower must prepay the mortgage loan by $15,000,000 or provide a letter of credit in such amount. If a direct lease is entered into between the ground lessor or sublessor, as applicable, and the borrower (or lender or lender’s designee), the borrower must prepay the mortgage loan by $10,000,000 or provide a letter of credit in such amount. If the direct lease is subsequently terminated, the borrower must prepay an additional $5,000,000 or provide a letter of credit in such amount. If either the ground lease or the sublease is terminated and a direct lease is entered into between lender or lender’s designee and the applicable lessor, the guarantor must either prepay the mortgage loan by $10,000,000 or provide a letter of credit in such amount. The related mortgage loan is recourse to the guarantor, up to the required prepayment amount, if any of the foregoing obligations is not satisfied. See “—Your Investment is not Insured or Guaranteed and Your Source for Repayments is Limited to Payments under the Mortgage Loans” above, with respect to risks related to guarantors. No prepayment fee or yield maintenance premium is required for any such prepayment.
Upon the bankruptcy of a lessor or a lessee under a ground lease (or, with respect to a leasehold interest that is a space lease or air rights lease, the space lease or air rights lease), the debtor entity has the right to assume or reject the lease.  If a debtor lessor rejects the lease, the lessee has the right to treat such lease as terminated by rejection or to remain in possession of its leased premises for the rent otherwise payable under the lease for the term of the lease (including renewals).  If a debtor lessee/borrower rejects the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right.  If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the trustee may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease (or space lease or air rights lease) rejected by a bankrupt lessor as terminated.  In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained therein or in the mortgage.
Tenancies in Common, Delaware Statutory Trusts and Indemnity Deeds of Trust May Hinder Recovery
Borrowers under two (2) mortgage loans, representing in the aggregate approximately 10.7% of the initial pool balance, own the related mortgaged properties as tenants in common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided interest in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant-in-common proportionally.
The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan.  Even if the related tenant-in-common borrower has waived its right to partition, which would reduce the risk of partition, there can be no assurance that, if challenged, any such waiver would be enforceable.  The tenant-in-common structure may cause delays in the enforcement of remedies because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated.  There can be no assurance that a bankruptcy proceeding by a single tenant-in-common borrower will not delay enforcement of this mortgage loan.
In certain instances where borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under section 1031 of the Code, these borrowers generally are restricted in their ability to actively operate a property, including with respect to loan work outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property.  In addition, in the case of a mortgaged property that is owned by a Delaware statutory trust, certain decisions may require the consent of the holders of the beneficial interests in the Delaware statutory trust and, in such event, there is a risk that obtaining such consent will be time consuming and cause delays in the event certain actions need to be taken by or on behalf of the borrower or with respect to the mortgaged property.
Certain of the mortgage loans may not expressly prohibit transfers of ownership interests in the related borrower to entities structured as tenants-in-common and/or Delaware statutory trusts, however, other conditions are typically required to be satisfied in connection with any such transfer, including, but not limited to one or more of the following:  (i) that the lender receive rating agency confirmation in connection with such transfer; (ii) that the transferee be a special purpose entity; (iii) that the transferee be affiliated with the borrower; and/or (iv) that the lender or its counsel approve of the organizational documents of the transferee.
In addition, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Villas at Dorsey Ridge, representing approximately 4.6% of the initial pool balance, the related borrower (obligated under the related note) is different from the owner of the related mortgaged property. The related property owner, although not obligated under the note, has agreed to guaranty all amounts payable by the related borrower under the related note, and such guaranty is secured by an indemnity deed of trust executed by such property owner in favor of the mortgage lender. With respect to certain references to borrowers in this prospectus supplement, such references may apply to such property owner instead.
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds
Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage.  Under certain circumstances, governmental authorities could assert that a mortgage could not be foreclosed without payment of the mortgage recording tax, and possibly interest and penalties as well.  Such taxes, interest and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.
A Tenant Bankruptcy May Adversely Affect the Income Produced by a Mortgaged Property and May Adversely Affect the Payments on Your Certificates
Certain of the tenants at some of the mortgaged properties may have been, may currently be, or may in the future become a party in a bankruptcy proceeding. The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, in retail, industrial and office properties may adversely affect the income produced by the property.
In addition, any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due.  If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs.  If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.
Section 365(e) of the bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s solvency, but the bankruptcy code allows the debtor to assume or reject or, subject to certain conditions, assume and assign to a third party, any unexpired lease in full (which, as a practical matter, may give the debtor leverage to seek amendments to the lease in order to avoid a rejection).  If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant.  The amount of the claim would be limited to the amount owed for unpaid rent under the lease for the periods prior to the bankruptcy petition, or earlier repossession or surrender of the lease premises, plus the rent under the lease for the greater of one year, or 15%, not to exceed three years, of the remaining term of such lease, and the actual amount of the recovery could be less than the amount of the claim.  If a tenant assigns or assumes and assigns its lease, the tenant must cure all defaults under the lease and provide the landlord with adequate assurance of its future performance under the lease.  We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner.
Under the Federal Deposit Insurance Act, upon the insolvency of certain banking institutions, the Federal Deposit Insurance Corporation would be appointed as receiver for such tenant and has the option to disaffirm any lease it determines to be burdensome if disaffirmance will permit the orderly administration of the failed bank.  In such event, where a bank was the lessee, damages would be limited to contractual rent accruing before the later of the date (i) the notice of disaffirmance was mailed by the Federal Deposit Insurance Corporation or (ii) the disaffirmance becomes effective, unless the lessor is in breach of the lease.  Upon such a disaffirmance, the landlord will also generally have a claim for unpaid rent due as the date of appointment of the receiver, subject to all defenses, and to the limitation on claims of the failed tenant’s creditors generally.  To the extent the landlord’s claim for past rent is unsecured, such claim may be further limited by the depositor preference provisions of the Federal Deposit Insurance Act that could cause the bulk of the failed tenant’s assets to be paid to depositors and the Federal Deposit Insurance Corporation as the subrogee of any depositors paid by the Federal Deposit Insurance Corporation in its capacity as insurer.
See “Risk Factors—Tenant Bankruptcy Adversely Affects Property Performance” in the accompanying prospectus.
Environmental Risks Relating to Specific Mortgaged Properties May Adversely Affect Payments on Your Certificates
The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property.  For example:
•	With respect to the portfolio of mortgaged properties identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio, representing approximately 5.1% of the initial pool balance by allocated loan amount, an initial Phase II subsurface investigation was conducted in connection with historic coal manufacturing activities on the mortgaged properties. Such investigation produced inconclusive groundwater test results and recommended further testing. The related borrower deposited $265,250 in escrow at loan origination for the payment of additional investigation and remediation work in respect of such condition, as well as other specified environmental remediation work in respect of other former and current uses of the related mortgaged properties, including dry cleaning operations.
Any potential liability with respect to any such mortgaged property or any other mortgaged property could reduce or delay payments on the certificates.
100.0% of the mortgaged properties securing the mortgage loans have been subject to environmental site assessments, or in some cases an update of a previous assessment, in connection with the origination or securitization of the loans. In all cases, the environmental site assessment was a Phase I environmental assessment, although in some cases a Phase II site assessment was also performed.
If the foregoing environmental site assessments revealed any such circumstances or conditions with respect to the related mortgaged property, then generally, with certain exceptions, one or more of the following was the case:
•	an escrow of funds exists reasonably estimated to be sufficient for purposes of effecting such remediation;

•	if the only environmental condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the environmental site assessment recommended only the implementation of an operations and maintenance program, which the related borrower is required to do;
•	the identified environmental condition was remediated, abated or contained in all material respects and, if and as appropriate, a no further action, completion or closure letter was obtained from the applicable governmental regulatory authority (or such governmental authority listed the condition as “closed” or a reputable environmental consultant has concluded that no further action or investigation is required);
•	the related mortgaged property is insured under a qualified policy of insurance against certain losses arising from such circumstances or conditions;
•	a party not related to the related borrower with financial resources reasonably adequate to cure the subject violation in all material respects was identified as a responsible party for such circumstance or condition; or
•	a party related to the related borrower with financial resources reasonably adequate to cure the subject violation in all material respects is required to take action.
Some borrowers under the mortgage loans may not have satisfied or may not satisfy all post-closing obligations required by the related mortgage loan documents with respect to environmental matters.  There can be no assurance that recommended operations and maintenance plans have been implemented or will continue to be complied with.
Certain mortgaged properties have environmental insurance coverage.  For example:
Some mortgage loans provide that the liability of the environmental indemnitors will terminate upon the satisfaction of certain conditions or as of a certain date.
For example, with respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as Lycoming Crossing Shopping Center, securing a mortgage loan representing approximately 1.8% of the initial pool balance, with respect to liability for breaches of the environmental covenants in the related mortgage loan documents, the recourse obligations for environmental indemnification shall terminate two (2) years after payment in full of the related mortgage loan if certain conditions more fully set forth in the related mortgage loan documents are satisfied, including, without limitation, that the holder of the related mortgage loan has received an environmental inspection report for the mortgaged property meeting criteria set forth in the related mortgage loan documents, and there exists no condition or matter with respect to the mortgaged property for which the holder of the related mortgage loan is entitled to be indemnified under such indemnity.
We cannot assure you, however, that the environmental assessments revealed or accurately quantified all existing or potential environmental risks or that all adverse environmental conditions have been completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions.  Moreover, we cannot assure you that:
•	future laws, ordinances or regulations will not impose any material environmental liability; or
•	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).
Environmental Laws Entail Risks that May Adversely Affect Payments on Your Certificates.  Under various United States federal, state, local and municipal environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property.  Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances.  For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of asbestos-containing materials.  In some states, contamination of a property may give rise to a lien on the property to assure payment of the costs of cleanup.  In some states, this lien has priority over the lien of a pre-existing mortgage.  Additionally, third parties may seek recovery from owners or operators of real properties for cleanup costs, property damage or personal injury associated with releases of, or other exposure to hazardous substances related to the properties.
The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner.  The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability.  Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations.  Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws.  These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems.  Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.
Problems Associated with Mold May Affect the Value of a Mortgaged Property and/or Lead to an Increased Risk of Issuing Entity Liability.  Problems associated with mold may pose risks to real property and may also be the basis for personal injury claims against a borrower.  Although, in general, the mortgaged properties are required to be inspected periodically, there is no set of generally accepted standards for the assessment of any existing mold.  In addition, many of the insurance policies presently covering the mortgaged properties may specifically exclude losses due to mold.  If left unchecked, problems associated with mold could result in the interruption of cash flow, remediation expenses and litigation which could adversely impact collections from a mortgaged property.
Environmental Assessments May Delay Recovery on a Mortgaged Property.  Before the special servicer acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it must obtain an environmental assessment of the property, or rely on a recent environmental assessment.  This requirement will decrease the likelihood that the issuing entity will become liable under any environmental law.  However, this requirement may effectively preclude foreclosure until a satisfactory environmental assessment is obtained, or until any required remedial action is thereafter taken.  There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained.  Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws.  Any such potential liability could reduce or delay payments to certificateholders.
You May Experience a Loss If a Borrower is Unable to Repay Its Loan on Its Maturity Date, and the Risk of Non-Payment is Greater for Balloon Loans; Longer Amortization Schedules and Interest-Only Provisions Create Risks
100.0% of the mortgage loans are balloon loans.  For purposes of this prospectus supplement, we consider a mortgage loan to be a “balloon loan” if its principal balance is not scheduled to be fully or substantially amortized by the loan’s respective anticipated repayment date (in the case of a loan having an anticipated repayment date) or maturity date.  Also included in the mortgage pool are five (5) mortgage loans, representing approximately 22.1% of the initial pool balance, that currently provide for monthly payments of interest only for their respective terms to maturity, and thirty-two (32) mortgage loans, representing approximately 54.9% of the initial pool balance, that provide for monthly payments of interest only for a portion of their respective original terms ranging from three (3) months to sixty (60) months and then provide for the monthly payment of principal and interest over their respective remaining terms.
A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all.  That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon or ARD payment at maturity or on the related anticipated repayment date and (ii) lead to increased losses for the trust either during the loan term or at maturity or such anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.
Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully amortizing mortgage loans.  With respect to the mortgage loans secured by the mortgaged properties identified on APPENDIX I to this prospectus supplement as Herald Center, 261 Fifth Avenue, Roosevelt New Orleans Waldorf Astoria and Coastal Equities Retail Portfolio, representing approximately 9.8%, 9.3%, 7.0% and 5.1%, respectively, of the initial pool balance, such balloon risk is, in each such case, enhanced by the existence of a pari passu companion loan is also secured by the related mortgaged properties.  In addition, fully amortizing mortgage loans that pay interest on an actual/360 basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.  We cannot assure you that each borrower will have the ability to repay the outstanding principal balance of the applicable mortgage loan on the pertinent date, especially under a scenario where interest rates are higher than when such mortgage loan was originated.  A borrower’s ability to repay a mortgage loan on its anticipated repayment date or stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. No mortgage loan seller or any of its respective affiliates is under any obligation to refinance any mortgage loan. Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date will likely extend the weighted average life of your certificates.
In addition, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement enables the special servicer (and, in certain cases, the master servicer subject to the consent of the special servicer) to extend and modify the terms of mortgage loans (other than any non-serviced mortgage loans, which are serviced pursuant to separate servicing agreements) that are in material default or as to which a payment default (including the failure to make a balloon payment) is reasonably foreseeable, subject, however, to the limitations described under “Servicing of the Mortgage Loans—Mortgage Loan Modifications” in this prospectus supplement.  The master servicer or special servicer is only required to determine that any such extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing such mortgage loan.  There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery on your certificate.  There can be no assurance that any extension or modification will increase the present value of recoveries in a given case.  Neither the master servicer nor the special servicer will have the ability to extend or modify any non-serviced mortgage loan because such mortgage loan will be serviced pursuant to, and by another master servicer and special servicer under, a separate servicing agreement.  Any delay in the collection of a balloon payment that would otherwise be distributable in respect of a class of certificates offered in this prospectus supplement, whether such delay is due to borrower default or to modification of the related mortgage loan by the applicable master servicer or special servicer, will likely extend the weighted average life of such class of certificates.
See “—The Repayment of a Commercial Mortgage Loan Is Dependent on the Cash Flow Produced by the Property Which Can Be Volatile and Insufficient to Allow Timely Payment on Your Certificates” and “Risk Factors—Risks Related to Market Conditions—The Volatile Economy and Credit Crisis May Increase Loan Defaults and Affect the Value and Liquidity of Your Investment” above and “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans” in this prospectus supplement.
A Borrower’s Other Loans May Reduce the Cash Flow Available to the Mortgaged Property Which May Adversely Affect Payments on Your Certificates
The mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, securing a mortgage loan representing approximately 9.8% of the initial pool balance, also secures a related pari passu companion loan, which related pari passu companion loan has an outstanding principal balance as of the cut‑off date of $140,000,000.  Such companion loan is pari passu in right of payment with the related mortgage loan.
The mortgaged property identified on APPENDIX I to this prospectus supplement as 261 Fifth Avenue, securing a mortgage loan representing approximately 9.3% of the initial pool balance, also secures a related pari passu companion loan, which related pari passu companion loan has an outstanding principal balance as of the cut‑off date of $70,000,000.  Such companion loan is pari passu in right of payment with the related mortgage loan.
The mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, securing a mortgage loan representing approximately 7.0% of the initial pool balance, also secures a related pari passu companion loan, which related pari passu companion loan has an outstanding principal balance as of the cut‑off date of $82,301,306.  Such companion loan is pari passu in right of payment with the related mortgage loan.
The mortgaged property identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio, securing a mortgage loan representing approximately 5.1% of the initial pool balance, also secures a related pari passu companion loan, which related pari passu companion loan has an aggregate outstanding principal balance as of the cut‑off date of $109,000,000.  Such companion loan is pari passu in right of payment with the related mortgage loan.
With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I hereto as Herald Center, representing approximately 9.8% of the initial pool balance, there exists a mezzanine loan in the form of a two-year term revolving credit facility issued by Manufacturers and Traders Trust Company to certain equity owners of the borrower in the amount of up to $40,000,000, which credit facility is secured by a pledge of (i) a 49% indirect equity interest in the related borrower and (ii) 100% of cash distributions from the related borrower. Such equity owners may use such credit facility for any purpose determined by such equity owners, and permitted by the issuer of such credit facility. Such credit facility is not required to be, and is not expected to be, used for the related mortgaged property. The outstanding balance of such credit facility may change at any time within the parameters of such credit facility and the loan documents. No intercreditor agreement has been entered into in connection with such credit facility.
With respect to eight (8) mortgage loans, representing approximately 21.5% of the initial pool balance, the related loan sponsors are permitted to enter into future mezzanine financing that is secured by a pledge of some or all of the equity interests in the related borrower; provided that certain debt service coverage ratio and/or loan‑to‑value ratio tests, as well as other related conditions, are satisfied.
In the case of some or all of the mortgage loans with existing or future subordinate or mezzanine debt, the holder of the subordinate or mezzanine loan has or may have the right to cure certain defaults occurring on the mortgage loan and/or the right to purchase the mortgage loan from the issuing entity if certain defaults on the mortgage loan occur.  The purchase price required to be paid in connection with such a purchase is generally equal to the outstanding principal balance of the mortgage loan, together with accrued and unpaid interest on, and all unpaid servicing expenses and advances relating to, the mortgage loan and, to the extent set forth in any related intercreditor agreement, will include special servicing fees, liquidation fees and other additional trust fund expenses.  Such purchase price generally does not include a yield maintenance charge or prepayment premium.  Accordingly, such purchase (if made prior to the maturity date or anticipated repayment date) will have the effect of a prepayment made without payment of a yield maintenance charge or prepayment premium.  In addition, if the holder of the subordinate or mezzanine loan is not obligated to pay some or all of the aforementioned fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such party’s purchase option may result in a loss to the trust in the amount of those fees and additional expenses.
Holders of subordinate debt may also have the right to replace the manager of the related mortgaged property, to approve annual budgets, to approve certain material amendments to the related mortgage loan documents and, in certain cases, replace the special servicer with respect to the related mortgage loan.  We make no representation as to whether any other secured subordinate financing currently encumbers any mortgaged property or whether a third-party holds debt secured by a pledge of equity ownership interests in a related borrower.
Further, a third party may have, or may be permitted in the future to have, a preferred equity interest in the related borrower, entitling it to a specified rate of return on its equity investment.  A preferred equity investor may also be entitled to consent with respect to certain major decisions relating to the management of the related borrower and may be permitted to cause the managing member of the borrower to enter into a sale of the related mortgaged property.  Preferred equity interests may subject the borrower to the same risks and difficulties associated with other types of additional financing on or related to the mortgaged property.  See “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Subordinate and Other Financing” in this prospectus supplement.
Generally, all of the mortgage loans also permit the related borrower to incur other unsecured indebtedness, including but not limited to trade payables, in the ordinary course of business and to incur indebtedness secured by equipment or other personal property located at the mortgaged property.
In addition, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Brookworth Plaza Outparcels, representing approximately 0.5% of the initial pool balance, the related borrower also has unsecured subordinate financing in place with affiliates of the related borrower in the aggregate amount of $1,200,000.
Furthermore, borrowers that have not agreed to certain special purpose covenants in the related mortgage loan documents may also be permitted to incur additional financing that is not secured by the mortgaged property.
When a mortgage loan borrower, or its constituent members, also has or guarantees one or more other outstanding loans, even if the loans are subordinated or are mezzanine loans not directly secured by the mortgaged property, the issuing entity is subjected to certain risks, including:
•	the borrower may have difficulty servicing and repaying multiple loans;
•	the existence of another loan generally will make it more difficult for the borrower to obtain refinancing of the mortgage loan and may thus jeopardize the borrower’s ability to repay any balloon payment due under the mortgage loan at maturity or on its anticipated repayment date;
•	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property; and
•	the existence of such debt effectively reduces the equity owners’ economic stake in the related mortgaged property and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a mortgaged property to suffer by not making capital infusions to support the mortgaged property.
See “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Subordinate and Other Financing” in this prospectus supplement.
Actions Taken by Other Lenders in a Subordinate or Mezzanine Financing May Affect the Security Available to the Issuing Entity.  If the borrower, or its constituent members, is obligated to another lender, actions taken by other lenders could impair the security available to the issuing entity.  If another lender files an involuntary bankruptcy petition against the borrower, or the borrower files a voluntary bankruptcy petition to stay enforcement by another lender, the issuing entity’s ability to foreclose on the property will be automatically stayed, and principal and interest payments might not be made during the course of the bankruptcy case.  The bankruptcy of another lender also may operate to stay foreclosure by the issuing entity.
Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such mezzanine debt.  Although this transfer of equity may not trigger the due on sale clause under the related mortgage loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine debt to file for bankruptcy, which could negatively affect the operation of the related mortgaged property and the related borrower’s ability to make payments on the related mortgage loan in a timely manner.
Further, if another loan secured by the mortgaged property is in default, the other lender may foreclose on the mortgaged property, absent an agreement to the contrary, thereby causing a delay in payments and/or an involuntary repayment of the mortgage loan prior to maturity.  The issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure proceedings or related litigation.

Even if a subordinate lender has agreed not to take any direct actions with respect to the related subordinate debt, including any actions relating to the bankruptcy of the borrower, and has agreed that the holder of the mortgage loan will have all rights to direct all such actions, there can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender.  In its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by the federal bankruptcy code.  This holding, which at least one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinated lender’s objections.
For further information with respect to subordinate debt, mezzanine debt and other financing, see APPENDIX II to this prospectus supplement.
Bankruptcy Proceedings Relating to a Borrower Can Result in Dissolution of the Borrower and the Acceleration of the Related Mortgage Loan and Can Otherwise Adversely Impact Repayment of the Related Mortgage Loan
Under the federal bankruptcy code, the filing of a bankruptcy petition by or against a borrower will stay a sale of real property owned by that borrower, as well as the commencement or continuation of a foreclosure action.  In addition, if a court determines that the value of the mortgaged property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then current value of the mortgaged property.  Such an action would make the lender a general unsecured creditor for the difference between the then current value and the amount of its outstanding mortgage indebtedness.  A bankruptcy court also may:
•	grant a debtor a reasonable time to cure a payment default on a mortgage loan;
•	reduce monthly payments due under a mortgage loan;
•	reduce the amount of principal due and owing under a mortgage loan;
•	change the rate of interest due on a mortgage loan; or
•	otherwise alter the terms of the mortgage loan, including the repayment schedule.
Additionally, the trustee of the borrower’s bankruptcy estate or the borrower, as debtor-in-possession, has special powers to avoid, subordinate or disallow debts.  In some circumstances, the claims of the mortgage lender may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.
The filing of a bankruptcy petition will also stay the lender from enforcing a borrower’s assignment of rents and leases.  The federal bankruptcy code also may interfere with the trustee’s ability to enforce any lockbox requirements.  The legal proceedings necessary to resolve these issues can be time consuming and costly and may significantly delay or reduce the lender’s receipt of rents.  A bankruptcy court may also permit rents otherwise subject to an assignment and/or lockbox arrangement to be used by the borrower to maintain the mortgaged property or for other court authorized expenses.
As a result of the foregoing, the recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.
A number of the borrowers under the mortgage loans are limited or general partnerships.  Under some circumstances, the bankruptcy of a general partner of the partnership may result in the dissolution of that partnership.  The dissolution of a borrower partnership, the winding up of its affairs and the distribution of its assets could result in an early repayment of the related mortgage loan.

See also “—A Borrower’s Other Loans May Reduce the Cash Flow Available to the Mortgaged Property Which May Adversely Affect Payments on Your Certificates” above and “Risk Factors—Tenant Bankruptcy Adversely Affects Property Performance” in the accompanying prospectus.
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established
The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves.  We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the properties will be sufficient to fully fund such reserves.  See APPENDIX I to this prospectus supplement for additional information with respect to the reserves established for the mortgage loans.
Borrowers That Are Not Special Purpose Entities May Be More Likely to File Bankruptcy Petitions and This May Adversely Affect Payments on Your Certificates
While many of the borrowers have agreed to certain special purpose covenants to limit the bankruptcy risk arising from activities unrelated to the operation of the property, some borrowers may not be special purpose entities.  The loan documents and organizational documents of these borrowers that are not special purpose entities generally do not limit the purpose of the borrowers to owning the mortgaged properties and do not contain the representations, warranties and covenants customarily employed to ensure that a borrower is a special purpose entity (such as limitations on indebtedness, affiliate transactions and the conduct of other businesses, restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge or sell all of its assets and restrictions upon amending its organizational documents).  Consequently, these borrowers may have other monetary obligations, and certain of the loan documents provide that a default under any such other obligations constitutes a default under the related mortgage loan.
In addition, many of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower.  For example, with respect to the mortgage loans secured by the mortgaged properties identified on APPENDIX I to this prospectus supplement as Bucks County Technology Park, representing approximately 2.6% of the initial pool balance, the related borrower is not required to have an independent director. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances.  Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.  See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” in the accompanying prospectus.
The Operation of Commercial Properties Is Dependent Upon Successful Management
The successful operation of a real estate project depends upon the property manager’s performance and viability.  The property manager is generally responsible for:
•	responding to changes in the local market;
•	planning and implementing the rental structure;
•	operating the property and providing building services;
•	managing operating expenses; and
•	assuring that maintenance and capital improvements are carried out in a timely fashion.
Properties deriving revenues primarily from short-term sources, such as short-term or month-to-month leases, are generally more management-intensive than properties leased to creditworthy tenants under long-term leases.  A property manager, by controlling costs, providing appropriate service to tenants and seeing to property maintenance and general upkeep, can improve cash flow, reduce vacancy, leasing and repair costs and preserve building value.

On the other hand, management errors can, in some cases, impair short-term cash flow and the long-term viability of an income-producing property.
Many of the mortgaged properties are managed by affiliates of the related borrower, which may not manage properties for non-affiliates.  If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow.  However, the related mortgage loans may permit the lender to remove the related property manager upon the occurrence of an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger (in some cases, subject to lender approval).
With respect to fifteen (15) mortgaged properties that are each leased entirely, or almost entirely, to a single tenant (representing in the aggregate approximately 5.2% of the initial pool balance by allocated loan amount), several of such properties are leased under a net lease pursuant to which the tenant is responsible for all aspects of property management, and as a result there is no management agreement in place with respect to such properties.
We make no representation or warranty as to the skills of any present or future managers.  Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements.  Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.
The Benefits of Multi-Property or Portfolio Mortgage Loans May Be Limited
The mortgage pool includes seven (7) underlying mortgage loans, collectively representing approximately 15.9% of the initial pool balance, secured by multiple mortgaged properties (other than through cross-collateralization of a mortgage loan with other mortgage loans).  These arrangements attempt to reduce the risk that one mortgaged property may not generate enough net operating income to pay debt service.
Cross-collateralization arrangements involving more than one borrower could be challenged as fraudulent conveyances if:
•	one of the borrowers were to become a debtor in a bankruptcy case, or were to become subject to an action brought by one or more of its creditors outside a bankruptcy case;
•	the related borrower did not receive fair consideration or reasonably equivalent value when it allowed its mortgaged real property or properties to be encumbered by a lien benefiting the other borrowers; or
•	the borrower was insolvent when it granted the lien, was rendered insolvent by the granting of the lien or was left with inadequate capital, or was unable to pay its debts as they matured.
Among other things, a legal challenge to the granting of the liens may focus on:
•	the benefits realized by such borrower entity from the respective mortgage loan proceeds as compared to the value of its respective property; and
•	the overall cross-collateralization.
If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the borrower’s respective mortgage loan to existing or future indebtedness of that borrower.  The court also could recover payments made under that mortgage loan or take other actions detrimental to the holders of certificates, including, under certain circumstances, invalidating the loan or the related mortgages that are subject to such cross-collateralization.
In addition, when multiple real properties secure a mortgage loan or group of cross-collateralized mortgage loans, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related mortgage loan or group of cross-collateralized mortgage loans, generally, to minimize recording tax.  This mortgage amount may equal the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan or group of cross-collateralized mortgage loans.
The foregoing mortgage loans may be secured by mortgaged properties located in various states.  Foreclosure actions are brought in state court and the courts of one state cannot exercise jurisdiction over property in another state.  Upon a default under any of these mortgage loans, it may not be possible to foreclose on the related mortgaged properties simultaneously.
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates
Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks.  The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it.  We cannot assure you that:
•	a title insurer will have the ability to pay title insurance claims made upon it;
•	a title insurer will maintain its present financial strength; or
•	a title insurer will not contest claims made upon it.
In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy.  In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.
Mortgaged Properties Securing the Mortgage Loans That Are Not in Compliance with Zoning and Building Code Requirements and Use Restrictions Could Adversely Affect Payments on Your Certificates
Noncompliance with zoning and building codes may cause the borrower to experience cash flow delays and shortfalls that would reduce or delay the amount of proceeds available for distributions on your certificates.  At origination of the mortgage loans, the mortgage loan originators took steps to establish that the use and operation of the mortgaged properties securing the mortgage loans were in compliance in all material respects with, or were legally existing non-conforming uses or structures under, all applicable zoning, land-use and building ordinances, rules, regulations, and orders.  Evidence of this compliance may be in the form of legal opinions, confirmations from government officials, title policy endorsements, appraisals, zoning consultants’ reports and/or representations by the related borrower in the related mortgage loan documents.  These steps may not have revealed all possible violations and certain mortgaged properties that were in compliance may not remain in compliance.  As among the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, examples include the following:
•	With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, securing a mortgage loan representing approximately 9.8% of the initial pool balance, the related zoning report indicated it is legal non-complying as to height, setbacks and floor area ratio. Law and ordinance coverage has been obtained by the related borrower for such mortgaged property.
•	With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as Bucks County Technology Park, securing a mortgage loan representing approximately 2.6% of the initial pool balance, is legal non-conforming due to a parking deficiency of 490 spaces. Law and ordinance coverage has been obtained by the related borrower for the related mortgaged property.
•	With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as 1800 Route 34, securing a mortgage loan representing approximately 2.0% of the initial pool balance, is legal non-conforming due to three buildings encroaching into required front yard setbacks, one building encroaching to a side yard setback and a parking deficiency of 56 spaces. Law and ordinance coverage has been obtained by the related borrower for the related mortgaged property.

Some violations of zoning, land use and building regulations may be known to exist at any particular mortgaged property, but the mortgage loan sellers generally do not consider those defects known to them to be material or have obtained policy endorsements and/or law and ordinance insurance to mitigate the risk of loss associated with any material violation or noncompliance.  In some cases, the use, operation and/or structure of a mortgaged property constitutes a permitted non-conforming use and/or structure as a result of changes in zoning laws after such mortgaged properties were constructed and the structure may not be rebuilt to its current state or be used for its current purpose if a material casualty event occurs.  In some cases, permitted non-conforming uses and/or structures may be subject to the effects of zoning compliance requirements that are not casualty-related, such as the lifting of a parking compliance moratorium.  In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements.  However, if as a result of the applicable zoning laws the rebuilt improvements are constrained by size or square footage limitations, or otherwise are limited in the type of property that may be rebuilt as compared to the original improvements, any potential loss in income will generally not be covered by law and ordinance insurance.  Regardless of the type of insurance, insurance proceeds may not be sufficient to pay the mortgage loan in full if a material casualty event were to occur or if a mortgaged property, as rebuilt for a conforming use, is less valuable or generates less revenue.  In such cases, the borrower might experience cash flow delays and shortfalls or be subject to penalties that would reduce or delay the amount of proceeds available for distributions on your certificates.
Certain mortgaged properties may be subject to use restrictions pursuant to reciprocal easement or operating agreements which could limit the borrower’s right to operate certain types of facilities within a prescribed radius.  These limitations could adversely affect the ability of the borrower to lease the mortgaged property on favorable terms.
The Absence of or Inadequacy of Insurance Coverage on the Property May Adversely Affect Payments on Your Certificates
Certain Risks Are Not Covered Under Standard Insurance Policies.  The mortgaged properties may suffer casualty losses due to risks that are not covered by insurance (including acts of terrorism) or for which insurance coverage is not adequate or available at commercially reasonable rates.  In addition, some of the mortgaged properties are located in Florida, California, Texas, North Carolina, Georgia, Louisiana and the Gulf Coast of the United States, in other coastal areas of certain states, which are areas that have historically been at greater risk of acts of nature, including earthquakes, fires, hurricanes and floods.  The mortgage loans generally do not require borrowers to maintain earthquake, hurricane or flood insurance and we cannot assure you that borrowers will attempt or be able to obtain adequate insurance against such risks.  If a borrower does not have insurance against such risks and a casualty occurs at a mortgaged property, the borrower may be unable to generate income from the mortgaged property in order to make payments on the related mortgage loan.
Moreover, if reconstruction or major repairs are required following a casualty, changes in laws that have occurred since the time of original construction may materially impair the borrower’s ability to effect such reconstruction or major repairs or may materially increase their cost.
As a result of these factors, the amount available to make distributions on your certificates could be reduced.
Terrorism Insurance May Not Be Available or Adequately Insure Against Risks of Terrorism and Similar Acts.  After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans.  To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program.  The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).
The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies.  Any commercial property and casualty terrorism insurance exclusion that was in force on November

26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses.  Any state approval of those types of exclusions in force on November 26, 2002 is also void.
Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government.  The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year.  Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million).  The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks.  Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.
If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available).  In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program.  We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance.  Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market.  To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.  In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.
Certain of the mortgage loans are secured by mortgaged properties that are not insured for acts of terrorism.  Additionally, certain mortgage loans are secured by mortgaged properties for which coverage for acts of terrorism is required only if certain conditions (such as availability at reasonable rates or maximum cost limits) are satisfied.  In both cases, if those casualty losses are not covered by standard casualty insurance policies, then in the event of a casualty from an act of terrorism, the amount available to make distributions on your certificates could be reduced.  As among the fifteen (15) largest mortgage loans or groups of cross‑collateralized mortgage loans in the mortgage pool, examples include the following:
•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, representing approximately 9.8% of the initial pool balance, terrorism insurance must be obtained from a provider which meets the ratings requirements generally applicable in the related loan documents, but if not available from such a provider, to the extent commercially feasible, borrower must obtain such insurance from the highest rated insurance company rated at least “BBB-” by Standard & Poor’s Ratings Services.
•	With respect to the mortgage loans secured by the mortgaged properties identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio, Colorado Technology Center Portfolio and Villas at Dorsey Ridge, respectively representing approximately 5.1%, 5.0% and 4.6% of the initial pool balance, terrorism coverage is required to be maintained to the extent it is available, and in the case of the mortgaged properties identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio and Villas at Dorsey Ridge, may be obtained from an insurer that is rated at least investment grade by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (defined as “BBB-” for Coastal Equities Retail Portfolio and “BBB” for Villas at Dorsey Ridge) and also rated “BBB-” (or “BBB” for Villas at Dorsey Ridge) by Fitch Ratings, Inc. and/or “Baa3” by Moody’s Investors Service, Inc. (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer), rather than being required to meet the ratings requirements generally applicable in the mortgage loan documents.

•	With respect to the mortgage loans secured by the mortgaged properties identified on APPENDIX I to this prospectus supplement as Commerce Office Park and Citrus & City Place Apartments, respectively representing approximately 4.2% and 2.4%, respectively, of the initial pool balance, if the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related borrower will not be required to spend on the premium for terrorism insurance coverage more than two times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related mortgaged property on a stand-alone basis under the related mortgage loan agreement (provided that the related borrower will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
See the summaries of the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans on APPENDIX III to this prospectus supplement for additional detail regarding terrorism and insurance risks relating to the mortgaged properties securing certain of those mortgage loans.
Certain Other Risks Related to Casualty and Casualty Insurance
The loan documents for each mortgage loan generally require that (A) “special form” (formerly known as “all-risk”) or “fire and extended perils coverage” insurance policies be maintained in an amount equal to either (i) not less than the full replacement cost of the related mortgaged property or (ii) the lesser of the full replacement cost of each related mortgaged property and the outstanding principal balance of the mortgage loan or (B) the related borrower will maintain such insurance coverages in such amounts as the lender may reasonably require.  Certain mortgage loans require that the related mortgaged property be covered by windstorm coverage in an amount that is at least equal to the probable maximum loss as determined by a reputable, independent firm.  Notwithstanding such requirement, however, under insurance law, if an insured property is not rebuilt, insurance companies are generally required to pay only the “actual cash value” of the property, which is generally equal to the replacement cost of the property less physical depreciation.  The determination of “actual cash value” is both inexact and heavily dependent on facts and circumstances.  Notwithstanding the requirements of the loan documents, an insurer may refuse to insure a mortgaged property for the loan amount if it determines that the “actual cash value” of the mortgaged property would be a lower amount, and even if it does insure a mortgaged property for the full loan amount, if at the time of casualty the “actual cash value” is lower, and the mortgaged property is not restored, only the “actual cash value” will be paid.  Accordingly, if a borrower does not meet the conditions to restore a mortgaged property and the mortgagee elects to require the borrower to apply the insurance proceeds to repay the mortgage loan, rather than toward restoration, there can be no assurance that such proceeds will be sufficient to repay the mortgage loan, which may adversely affect payments on your certificates.
In addition, certain leases may provide that they are terminable in connection with a casualty or condemnation including in the event the leased premises are not repaired or restored within a specified time period.  Lease terminations in such circumstances may impair the ability of the related borrower to repay the related mortgage loan and adversely affect payments on your certificates.
Furthermore, with respect to certain mortgaged properties, the application of casualty and condemnation proceeds toward restoration of the related mortgaged property may be under the control of, or subject to the consent of, a third party.  For example,
•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, representing approximately 9.8% of the initial pool balance, the related mortgage loan documents do not permit the lender to apply insurance or condemnation proceeds to prepay the mortgage loan unless (i) H & M Hennes & Mauritz L.P. (“H & M”) has terminated its lease, and (ii) such net proceeds exceed 50% of the debt under the mortgage loan. In the event the lender is not obligated to make net proceeds available for restoration pursuant to the loan documents, and the lender does not apply, or has agreed not to apply, such net proceeds to repay the mortgage loan, the lender is required to hold such net proceeds as additional collateral; provided that if the borrower enters into a new lease in accordance with the requirements of the mortgage loan documents, the lender is required to disburse such net proceeds to the borrower to pay or reimburse the borrower for the cost of tenant improvements required to be paid or performed by the borrower.

•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, representing approximately 7.0% of the initial pool balance, as to the portion of the related mortgaged property that constitutes a subleasehold interest in a groundleasehold interest, as described above under “—Leasehold Interests Entail Certain Risks Which May Adversely Affect Payments on Your Certificates,” the insurance proceeds with respect to the ground lease and the ground sublease must be held by a trustee reasonably approved by the ground lessor, the sublessor and the borrower. Such proceeds must be used to repair or to restore the mortgaged property (after applying them to pay any amount past due to the applicable lessor) and cannot be applied to the payment of the outstanding principal balance of the mortgage loan. If there is a partial taking of the building, the leases obligate each lessee to use the award to pay for the restoration of the related mortgaged property (to bring such mortgaged property to a serviceable condition).
Risks Associated with Blanket Insurance Policies or Self-Insurance
Certain of the mortgaged properties, including mortgaged properties securing certain of the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover insurable risks at the related mortgaged property.  In addition, with respect to some of the mortgaged properties, a tenant or an affiliate of the related borrower is permitted to provide self-insurance against risks.  To the extent that insurance coverage relies on self-insurance, there is risk that the “insurer” will not be willing or have the financial ability to satisfy the claim when a loss occurs.  Additionally, the risk of blanket or self-insurance can be magnified if affiliated borrowers under multiple mortgage loans in the trust are covered under the same blanket policy.
Property Inspections and Engineering Reports May Not Reflect All Conditions That Require Repair on the Property
Licensed engineers or consultants generally inspected the mortgaged properties and prepared engineering reports in connection with the origination or securitization of the mortgage loans to assess items such as integrity of the buildings and other improvements on the mortgaged property, including, structure, exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements.  However, any such report represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items.  In those cases where a material condition was disclosed, such condition has been or is required to be remedied to the mortgage loan seller’s satisfaction, or funds as deemed necessary by the mortgage loan seller, or the related engineer or consultant have been reserved to remedy the material condition. No additional property inspections were conducted by us in connection with the issuance of the certificates.
Risks Related to Redevelopment and Renovation at the Mortgaged Properties
Certain of the mortgaged properties may be currently undergoing or may undergo in the future redevelopment or renovation.  As among the twenty (20) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, examples include the following:
•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as 261 Fifth Avenue, representing approximately 9.3% of the initial pool balance, the related borrower plans to invest approximately $17.5 million in the related mortgaged property over the next six (6) years. Such renovation is expected to include upgrades to the lobby, façade, mechanicals, common areas and conversion from an oil to a gas boiler.
•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Uptown Crossing, representing approximately 1.8% of the initial pool balance, the related mortgage loan documents permit the borrower to make alterations and additions to the mortgaged property in connection with the conversion of space currently leased by Illinois State University, representing approximately 63% of the square footage of such mortgaged property’s retail and office space, into residential space used for student rental housing, subject to the satisfaction of certain conditions, including but not limited to the borrower’s prompt payment of all costs associated with such conversion and the mortgaged property’s compliance with applicable zoning laws.
There can be no assurance that current or planned redevelopment or renovation will be completed, that such redevelopment or renovation will be completed in the time frame contemplated, or that, when and if redevelopment or renovation is completed, such redevelopment or renovation will improve the operations at, or increase the value of, the subject property.  Failure of any of the foregoing to occur could have a material negative impact on the related mortgage loan, which could affect the ability of the related borrower to repay the related mortgage loan.
If the related borrower fails to pay the costs of work completed or material delivered in connection with such ongoing redevelopment or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.
The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income.
If the special servicer forecloses on behalf of the trust on a mortgaged property that is being redeveloped or renovated, pursuant to the REMIC provisions, the special servicer will only be permitted to arrange for completion of the redevelopment or renovation if at least 10% of the costs of construction were incurred at the time the default on the related mortgage loan became imminent.  As a result, the issuing entity may not realize as much proceeds upon disposition of a foreclosure property as it would if it were permitted to complete construction.
Debt Service Coverage Ratio and Net Cash Flow Information is Based on Numerous Assumptions
As described under “Description of the Mortgage Pool—Additional Mortgage Loan Information,” underwritten net cash flow means cash flow (including in certain instances any cash flow from master leases and interest guarantees) adjusted based on a number of assumptions and subjective judgments used by the mortgage loan sellers.  Some assumptions and subjective judgments related to future events, conditions and circumstances, including future income and expense levels, and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the mortgage loan sellers, the master servicer, the special servicer, the trust advisor, the certificate administrator, the trustee or the custodian have control.  In some cases, the underwritten net cash flow for any mortgaged property is higher or lower, and may be materially higher or lower, than the actual annual net operating income for that mortgaged property, based on historical operating statements.  If ultimately proven erroneous, such assumptions could cause the actual operating income for such mortgaged property to differ materially from the underwritten net cash flow set forth in this prospectus supplement.  No representation is made that the underwritten net cash flow set forth in this prospectus supplement as of the cut-off date or any other date represents future net cash flows.  You should review the types of assumptions described below and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.
The underwritten net cash flow and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, contractual rent increases, significant occupancy increases and a market rate management fee.   In addition, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, representing approximately 9.8% of the initial pool balance, underwritten base rent is net of actual vacancy and includes approximately $638,280 of straight line rent credit over the 10-year loan term for the Verizon space and approximately $142,990 of additional contractual rent steps associated with the ASA College tenant effective May 1, 2016. In some cases, underwritten net cash flow and underwritten net operating income are based on tenants that may have signed a lease or lease amendment expanding its space but are not yet in occupancy, in operation and/or paying rent, or on tenants paying temporarily abated rent.  There can be no assurance that such tenants will be in a position to pay full rent when in occupancy or when any free rent or rent abatement period expires.

With respect to any such tenants, we cannot assure you that these tenants will take occupancy, begin paying rent or accept possession of the premises, as applicable. If these tenants do not take occupancy of the leased space and/or begin paying rent, such tenants may, in some cases, be permitted to terminate the related lease.  This will result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related mortgage loan. In addition, certain tenants currently may be in a “free rent” or rent abatement period, although the related mortgage loan may have been underwritten as though such tenant were currently paying full rent. There can be no assurance that such tenants will be in a position to pay full rent when any such period expires. As among the fifteen (15) largest mortgage loans or groups of cross‑collateralized mortgage loans in the mortgage pool, examples include the following:
•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as 261 Fifth Avenue, representing approximately 9.3% of the initial pool balance, the largest tenant, Dan Klores Communication representing approximately 8.8% of the net square footage, has two (2) months of free rent (November 2015 and December 2015), totaling $69,650. At the related mortgage loan closing, the borrower deposited $457,936 with the lender related to this free rent period in addition to free rent periods for other tenants at the related mortgaged property. Such mortgage loan was underwritten without regard to such free rent periods as though such tenants were in occupancy and currently paying full rent.
•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as 644 West Putnam Avenue, representing approximately 2.3% of the initial pool balance, the second largest tenant, WestMed, is expected to take occupancy in October 2015 and upon taking occupancy will enter into a three-month free rent period, for which the related borrower reserved $267,692 (equal to four months of rent). Due to the full amount of free rent reserved at origination of the related mortgage loan, such mortgage loan was underwritten without regard to such free rent period.
•	With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as 1800 Route 34, securing a mortgage loan representing approximately 2.0% of the initial pool balance, the related borrower deposited $144,375 into a reserve for tenant improvements owed to the tenant Single Throw, Inc. and $69,605 into a reserve for the difference between full unabated rent due on such tenant’s entire space (including expansion space which is not yet occupied) and the rent currently due on its original space until full unabated rent for the entire space commences. Such mortgage loan was underwritten as though such tenant was currently paying full unabated rent for its entire space (including expansion space).
In addition, certain tenants may have sub-leased all or substantially all of their space. As among the fifteen (15) largest mortgage loans or groups of cross‑collateralized mortgage loans in the mortgage pool, examples include the following:
•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as 261 Fifth Avenue, representing approximately 9.3% of the initial pool balance, the third largest tenant at the mortgaged property, Mistdoda Capital LLC, which occupies approximately 8.7% of the net rentable area, is currently subleasing all of its space through October 31, 2017 (the end of its lease term) to three subtenants: Christine Valmy International School, Inc. (12,757 square feet), The Norwest Company, LLC (12,757 square feet) and Badger & Winters Group, Inc. (12,757 square feet).
The amounts representing net operating income and underwritten net cash flow are not a substitute for, or an improvement upon, net income (as determined in accordance with generally accepted accounting principles) as a measure of the results of the mortgaged property’s operations, or a substitute for cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.
In addition, the debt service coverage ratios set forth in this prospectus supplement for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents.

Limitations of Appraisals
Appraisals were obtained with respect to each of the mortgaged properties at or about the time of the origination of the applicable mortgage loan, or in connection with the transfer of mortgage loans to this securitization transaction. 100.0% of the mortgage loans have appraisals dated within the twelve (12) months prior to the cut-off date.
In certain cases, appraisals may reflect both “as-stabilized” and “as-is” values, although the appraised values reflected in this prospectus supplement with respect to the mortgaged properties generally reflect only the “as-is” value unless otherwise stated herein.
For example, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as 644 West Putnam Avenue, representing approximately 2.3% of the initial pool balance, the appraised value represents the “prospective market value upon stabilization” value of $35,500,000 as of November 1, 2015, which includes the lease-up costs associated with new tenants WestMed and Mo Co Ho Co, representing approximately 34.8% and 15.4%, respectively, of the net square footage and results in a cut-off date loan-to-value ratio of 75.0%. The “as-is” appraised value as of June 22, 2015 is $33,700,000, which results in a cut-off date loan-to-value ratio of 79.0%. At origination of the related mortgage loan $2,577,768 was deposited into a landlord obligation reserve to cover outstanding tenant improvement obligations for WestMed and Mo Co Ho Co and an upfront deposit of $267,692 was made into a free rent reserve to cover four full months of rent for WestMed.
With respect to the mortgage loan identified on APPENDIX I to this prospectus supplement as Coca Cola Bottling Facility, representing approximately 1.4% of the initial pool balance, the appraised value represents the “as stabilized” value of $21,800,000 as of October 1, 2015, which is the rent commencement date for the sole tenant at the property, “Coca-Cola,” for which $112,030 was reserved as a rent holdback at loan origination. The “as is” appraised value as of February 23, 2015 is $20,000,000, which results in a cut-off date loan-to-value ratio of 79.9%.
With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Towneplace Suites Ontario Airport - Rancho Cucamonga, CA, representing approximately 1.0% of the initial pool balance, the appraised value represents the “as-stabilized” value of $18,600,000 as of April 1, 2018, which assumes the completion of a property improvement plan of which $1,000,000 was reserved at closing and results in a cut-off date loan-to-value ratio of 66.4%. The “as-is” appraised value as of April 1, 2015 is $16,300,000, which results in a cut-off date loan-to-value ratio of 75.8%.
In addition, with respect to the mortgage loan secured by the portfolio of mortgaged properties identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio, representing approximately 5.1% of the initial pool balance, the appraised value shown on such APPENDIX I (and, unless otherwise clearly indicated, used for purposes of calculations set forth in this prospectus supplement) represents the portfolio value of $233,250,000 as of June 2015, and results in a cut-off date LTV ratio and maturity date LTV ratio of 72.5% and 65.2%, respectively. The cut-off date LTV ratio and maturity date LTV ratio based on the sum of the appraised values of the respective mortgaged properties on a stand-alone basis of $222,450,000 as of March and April 2015 are 76.0% and 68.3%, respectively.
In general, appraisals represent the analysis and opinion of qualified appraisers, but appraisals are not guarantees of present or future value.  One appraiser may reach a different conclusion than another appraiser.  In some cases, the related appraisal may value the property on a portfolio basis, which may result in a higher value than the aggregate value that would result from a separate individual appraisal on each mortgaged property.  Moreover, the values of the mortgaged properties may have fluctuated significantly since the appraisals were performed.  The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower.  That amount could be significantly higher than the amount that could be obtained from the sale of a mortgaged property under a distress or liquidation sale.  We cannot assure you that the information set forth in this prospectus supplement regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties.

The Timing of Mortgage Loan Amortization May Cause Increased Pool Concentration, Which May Adversely Affect Payments on Your Certificates
As principal payments or prepayments are made on mortgage loans, the remaining mortgage pool may be subject to increased concentrations of property types, geographic locations and other pool characteristics of the mortgage loans and the mortgaged properties, some of which may be unfavorable.  Classes of certificates that have a lower payment priority are more likely to be exposed to this concentration risk than are certificate classes with a higher payment priority.  This occurs because realized losses are allocated to the class outstanding at any time with the lowest payment priority and principal on the certificates entitled to principal is generally payable in sequential order or alphanumeric order, with such classes generally not being entitled to receive principal until the preceding class or classes entitled to receive principal have been retired.
The Operation of the Mortgaged Property Following Foreclosure of the Mortgage Loan May Affect the Tax Status of the Issuing Entity and May Adversely Affect Payments on Your Certificates
If the issuing entity acquires a mortgaged property pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer will generally be required to retain an independent contractor to operate and manage the mortgaged property.
Among other things, the independent contractor generally will not be able to perform construction work, other than repair, maintenance or certain types of tenant build outs, unless the construction was more than 10% completed when default on the mortgage loan becomes imminent.  Furthermore, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a non-customary service and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Herald Center REMIC I or Lower-Tier REMIC, as applicable, to federal tax on such income at the highest marginal corporate tax rate (currently 35%) and possibly state or local tax.  No determination has been made whether any portion of the income from the mortgaged properties constitutes “rents from real property.”  In the event the issuing entity acquires mortgaged properties that do not generate “rents from real property,” the net proceeds available for distribution to certificateholders may be reduced.  Nevertheless, the special servicer may permit the Herald Center REMIC I or Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after tax benefit to certificateholders is greater than under another method of operating or leasing the mortgaged property.
In addition, if the issuing entity were to acquire one or more mortgaged properties pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties, the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of the properties.  These state or local taxes may reduce net proceeds available for distribution with respect to the certificates.
Tenant Leases May Have Provisions That Could Adversely Affect Payments on Your Certificates
In certain jurisdictions, if a tenant lease is subordinate to the lien created by the mortgage and does not contain attornment provisions which require the tenant to recognize a successor owner (following foreclosure) as landlord under the lease, such lease may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure.  Not all leases were reviewed to ascertain the existence of these provisions.  Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to such a tenant, such mortgaged property could experience a further decline in value if such tenant’s lease were terminated.  This is particularly likely if such tenants were paying above-market rents or could not be replaced.
Some of the leases at the mortgaged properties may not be subordinate to the related mortgage, in which case the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property.  In addition, if the lease contains provisions inconsistent with the mortgage (e.g., with respect to the application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., an option to purchase the mortgaged property or a related right of first refusal), the provisions of the lease will control.

Additionally, with respect to certain of the mortgage loans, the related borrower may have granted certain tenants or certain third parties a right of first offer or right of first refusal with respect to, or an option to purchase, all or a portion of the mortgaged property.  In addition, state statutes may grant a right of first refusal to certain designated parties.  Such provisions, if not waived or subordinated, may impede the lender’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure bid price.  As among the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, the following are examples of mortgage loans with associated purchase options, rights of first offer or rights of first refusal, as applicable:
•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, representing approximately 9.8% of the initial pool balance, the second largest tenant, H & M, has a sixty (60)-day right of first negotiation if the borrower determines to sell the mortgaged property. In addition, if the borrower receives an unsolicited offer to purchase the mortgaged property that the borrower is willing to accept, the borrower must notify H & M of its terms, and H & M has a thirty (30)-day right of first refusal to purchase the mortgaged property on the same terms as in such offer. If the tenant fails to exercise such right, (1) for the next 180 days, the borrower may not sell the mortgaged property at a price that is less than 90% of the effective purchase price had the tenant elected to purchase and (2) following such 180-day period, any sale of the related mortgaged property is again subject to such right of first refusal.
Risks of Lease Early Termination Options
Leases often give tenants the right to terminate the related lease or abate or reduce the related rent:
•	if the landlord/borrower of the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases;
•	if the landlord/borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;
•	if the related landlord/borrower fails to provide a designated number of parking spaces;
•	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the landlord/borrower or any of its affiliates) that may interfere with visibility or a tenant’s use of the mortgaged property;
•	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the landlord/borrower fails to rebuild such mortgaged property within a certain time;
•	if a tenant’s use is not permitted by zoning or applicable law; or
•	if the landlord/borrower defaults on its obligations under the lease.
In each identified instance the borrower may have interests adverse to the lender, and we cannot assure you that the landlord/borrower will not violate those restrictions if it feels that such violation may otherwise benefit it or its affiliates to do so, even where such action is to the detriment of the mortgaged property.  Certain other tenants may have the right to terminate the related lease or abate or reduce the related rent if the related landlord/borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.  We cannot assure you that all or any of the landlords/borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.
In addition, it is common for non-anchor tenants at anchored or shadowed anchored retail centers to have the right to terminate their lease or abate or reduce rent if the anchor or shadow anchor tenant goes dark.  Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, we cannot assure you that any loss of an anchor tenant will not have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the landlord’s/borrower’s ability to meet its obligations under the related loan documents.  If an anchor tenant goes dark, generally the landlord’s/borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.  See “—The Related Borrowers May Have Difficulty Re-Leasing Mortgaged Properties” above.
Certain of the tenant leases for the mortgaged properties may permit the affected tenants to terminate their leases and/or abate or reduce rent if such tenants fail to meet certain sales targets or other business objectives for a specified period of time or if a certain number of anchor tenants, shadow anchors and/or a percentage of the tenants cease to operate at the applicable mortgaged property.  In certain cases, the related tenant may be permitted to terminate its lease in its sole discretion without any such triggers.  See “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Certain Mortgage Loans with Material Lease Termination Options.”
Certain mortgaged properties may be leased in whole or in part to government sponsored tenants who have the right to cancel their leases at any time because of lack of appropriations or otherwise. For example, with respect to the mortgage loan secured by the mortgaged properties identified on APPENDIX I to this prospectus supplement as Commerce Office Park, representing approximately 4.2% of the initial pool balance, 97.4% of the tenants are government sponsored tenants. For additional information see “Mortgage Loan No. 7 — Commerce Office Park” in APPENDIX III to this prospectus supplement. In addition, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Uptown Crossing, representing approximately 1.8% of the initial pool balance, one tenant, Illinois State University, which leases approximately 63% of the square footage of such mortgaged property’s retail and office space, is permitted to terminate its lease in any fiscal year for which the Illinois General Assembly fails to make an adequate appropriation for payments due by such tenant under its lease. See APPENDIX I to this prospectus supplement for an identification of any government sponsored tenant that constitutes one of the five (5) largest tenants (or, if applicable, the single tenant) at any mortgaged property.
In addition, certain mortgaged properties may have tenants that are charitable or other non-profit institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. There may be other mortgaged properties that are leased to tenants that are charitable or non-profit institutions, some of which tenants are identified on APPENDIX I to this prospectus supplement.  There can be no assurance that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution.  A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.
In general, the related mortgage loan sellers have underwritten the mortgage loans with lease expiration dates matching the related early termination option date.  However, any exercise of the foregoing termination rights could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space.  We cannot assure you that any vacated space could or would be re-let.  Furthermore, we cannot assure you that the foregoing termination and/or abatement rights will not arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents.
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property
The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property.  The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.
Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations.  The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers and the transfer or pledge of less than a controlling portion of the partnership, members’ or other non-managing member equity interests in a borrower.  Certain of the mortgage loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer.  Certain of the mortgage loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.  We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates.
Litigation, Bankruptcy or Other Legal Proceedings Could Adversely Affect the Mortgage Loans
There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the mortgaged properties and their respective affiliates related to the business of or arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates.
•	For example, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, representing approximately 9.8% of the initial pool balance, on May 7, 2015, the related borrower and H & M (the second largest tenant at the mortgaged property) filed lawsuits against each other in the Supreme Court of New York, New York County (Index Nos. 651558/2015 and 65166/2015, respectively).
The borrower’s suit seeks reimbursement from H & M for the cost of certain façade and vertical transportation work in excess of the amount that the borrower claims it was required to expend for such work under the terms of the H & M lease. The suit seeks damages of not less than $25,000,000.
H & M’s suit includes claims for potential defective landlord work and other storefront work lease compliance issues. Total damages claimed by H & M with respect to such claims are in excess of $13 million. H & M’s suit also claims that, as a result of certain delays in the performance of the borrower’s work obligations, H & M is entitled to an extension of the rent commencement date by 112 days, for a total abatement at the time of the suit filing of approximately $4,602,740, and continuing at a rate of approximately $41,096 per day.
On August 4, 2015, H & M and the borrower reached an agreement to pay and accept base rent payments pending litigation results or an alternative settlement. The agreement calls for H & M to pay contractual base rent beginning on August 14, 2015, under protest, and acknowledges that H & M’s payment of rent and the borrower’s acceptance of such rent payments must not be construed as an admission regarding any disputed issue or be admissible in evidence at trial or as part of a dispositive motion. In accordance with such agreement, a rent payment was made on August 14, 2015 and a second rent payment was made (in respect of September rent) on August 25, 2015. No assurances can be given regarding the outcome of this litigation or any alternative settlement or its impact on the terms of the H & M lease at the mortgaged property.
•	For example, with respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as 261 Fifth Avenue, securing a mortgage loan representing approximately 9.3% of the initial pool balance, one of the two (2) non-recourse guarantors (Jeffrey Feil) is named as defendant in a lawsuit initiated by various family members/ shareholders alleging mismanagement of certain family businesses and seeking dissolution and liquidation of the related business assets. Mr. Feil assumed control of the businesses following the death of his parents. Specifically, the plaintiffs’ claims include that Mr. Feil, using his voting control, engaged in a scheme to restrict cash distributions and coerce the family members to sell their interests in the family businesses to Mr. Feil at unconscionably low prices. Additional claims include that Mr. Feil misappropriated insurance proceeds following Hurricane Katrina. Certain information concerning the related proceedings is under seal because of existing confidentiality agreements. We cannot assure you that such litigation will not be adversely adjudicated, or that there will not be any material adverse effects on Mr. Feil’s business or on the operation of the related mortgaged property as a result.

•	With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as Lycoming Crossing Shopping Center, securing a mortgage loan representing approximately 1.8% of the initial pool balance, Ross Dress for Less, Inc., a former tenant at the mortgaged property, has initiated an arbitration proceeding against the related borrower on claims of excess rent collected during the period of its tenancy. According to the demand for arbitration filed by the former tenant, the amount being claimed is $496,281.33 plus interest and legal fees and expenses. The related mortgage loan documents contain a recourse carveout to the related borrower and related guarantor for any losses incurred by the holder of the related mortgage loan by reason of such proceeding.
•	For example, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as The Chapman Apartments, representing approximately 1.7% of the initial pool balance, the related borrower’s sponsor has reported that it is currently involved in a dispute with J.C. Penney arising from an agreement between J.C. Penney and the prior owner of the development in which the mortgaged property is located under which such prior owner agreed to reimburse J.C. Penney for any bond shortfall payments J.C. Penney is obligated to pay under the bond financing terms to which the development is subject. J.C. Penney contends that the borrower, as successor-in-interest to the development’s prior owner under such agreement, is liable for the prior owner’s obligation to reimburse J.C. Penney for bond shortfalls, including $96,118.35 in unpaid shortfalls as well as any future shortfalls. The borrower’s sponsor has reported that it has participated in mediation with J.C. Penney in which the parties have preliminarily agreed to a resolution of the dispute under which an entity managed by the borrower’s sponsor (other than the borrower) will be responsible to pay 50% of J.C. Penney future bond shortfalls. The parties have not yet entered into a final written agreement. Funds in the amount of $500,000 were reserved as additional collateral for the mortgage loan, which funds are to be released to the borrower upon J.C. Penney’s fully and unconditionally releasing in writing any claims against the borrower and the mortgaged property or the borrower’s obtaining a final, non-appealable judgment barring by J.C. Penney’s enforcement against the borrower and the mortgaged property of the terms, covenants, conditions or obligations contained in the agreement that is the subject of J.C. Penney’s claim. The related mortgage loan documents include a carve-out for losses arising from such agreement and from J.C. Penney’s release of its claim.
In addition, such mortgaged property is subject to a construction, operating and reciprocal easement agreement with J.C.Penney and Target that requires, among other things, the transferee of the mortgaged property upon the effective date of the related transfer to sign, acknowledge and deliver to J.C. Penney and Target an assumption agreement in form and substance reasonably satisfactory to J.C. Penney.  The borrower, as a transferee of the mortgaged property, has delivered an assumption agreement to J.C. Penney and Target.  However, J.C. Penney refused to consent to the assumption agreement unless certain provisions were added thereto (which exceed the requirements set forth in the construction, operating and reciprocal easement agreement), and Target declined to respond to the borrower’s request to consent to the assumption agreement.  The construction, operating and reciprocal easement agreement provides that no default thereunder permits a party to terminate, cancel or otherwise rescind such agreement.  The related mortgage loan documents provide for recourse to the borrower and the related guarantor for losses arising from such agreement.
Any such litigation or proceedings could adversely impact the related borrower’s ability to meet its obligations under the related mortgage loan and, as a result, have a material adverse effect on your certificates.
In addition, certain of the borrower sponsors, property managers, affiliates thereof and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, which in some cases may have involved the same property that currently secures the related mortgage loan.  In most, but not all cases relating to bankruptcy, the related entity or person has emerged from bankruptcy or, in the case of previous foreclosure actions, is generally, but not in all cases, not permitted to directly or indirectly manage the related borrower.  In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure. See “Risk Factors— Borrowers That Are Not Special Purpose Entities May Be More Likely to File Bankruptcy Petitions and This May Adversely Affect Payments on Your Certificates” in

this prospectus supplement and “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” in the accompanying prospectus. As among the fifteen (15) largest mortgage loans or groups of cross‑collateralized mortgage loans in the mortgage pool, examples include:
•	With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as Boise Towne Plaza, securing a mortgage loan representing approximately 1.7% of the initial pool balance, the non-recourse carveout guarantor, GGP Nimbus, LP, which owns a 40% equity interest in the related borrower (with the remaining 60% held directly or indirectly by JP Morgan Strategic Property Fund and CIGNA) is a subsidiary of General Growth Properties, Inc. (“GGP”). GGP, along with many of its subsidiaries, including the non-recourse carveout guarantor for the related mortgage loan, GGP Limited Partnership, filed for chapter 11 bankruptcy protection in April 2009. GGP Limited Partnership emerged from bankruptcy on November 9, 2010. Although the borrower related to the related mortgage loan did not file for bankruptcy protection in connection with the GGP bankruptcy case, there can be no assurance that a borrower that is a special purpose subsidiary of a parent entity that files for bankruptcy will not also file for bankruptcy.
Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction.  There can be no assurance that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the trust in the future upon any attempt by the special servicer to enforce the mortgage loan documents.  Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates.
If a borrower or a principal of a borrower or affiliate has been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past, we cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property.  We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. As among the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, examples include the following:
•	With respect to three (3) mortgage loans identified on APPENDIX I to this prospectus supplement as Commerce Office Park, Citrus & City Place Apartments and Crown Point Apartments representing approximately 4.2%, 2.4% and 1.0%, respectively, of the initial pool balance, one of the sponsors of the related borrowers and one of the two (2) non-recourse carveout guarantors, Neil Kadisha, was the subject of an approximately $100,000,000 civil judgment in 2006 (Dafna Uzyel, et al. v. Neil Kadisha) in connection with, among other things, a breach of fiduciary duties of trust and loyalty as a trustee. The 2006 judgment included an award of $5,000,000 in punitive damages for, among other things, misappropriation of trust assets and his concealment of certain actions. The judgment was paid in full in 2011.
Further, borrowers, principals of borrowers, property managers and affiliates thereof may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans.  There can be no assurance that any such proceedings or similar proceedings with respect to borrowers, principals of borrowers, property managers and affiliates thereof will not negatively impact a borrower’s or loan sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.
Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners.  We cannot assure you that any such actions, suits or proceedings would not have a material adverse effect on your certificates.

Increases in Real Estate Taxes Due to Termination of a PILOT Program or Other Tax Abatement Arrangements May Reduce Payments to Certificateholders
Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes under a local government program of payment in lieu of taxes (often known as a PILOT program) or other tax abatement arrangements.
As among the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, examples include the following:
•	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Uptown Crossing, representing approximately 1.8% of the initial pool balance, such mortgaged property benefits from a tax increment financing abatement program pursuant to which annual real estate taxes are currently capped at approximately $301,219 and will be capped at approximately $351,219 beginning in 2016 through the abatement’s expiration in 2021. The related mortgaged property’s real estate tax liability is expected to increase upon the abatement’s expiration to approximately $431,447.
Some of these programs or arrangements may be scheduled to terminate or have significant tax increases prior to the maturity of the related mortgage loan, resulting in higher, and in some cases substantially higher, real estate tax obligations for the related borrower.  An increase in real estate taxes may impact the ability of the borrower to pay debt service on its mortgage loan.  There are no assurances that any such program will continue for the duration of the related mortgage loan or would survive a mortgage loan foreclosure or deed in lieu of foreclosure.  The termination of any such program could affect the ability of the related borrower to repay the related mortgage loan.
Risks Relating to Tax Credits
With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit for owners of multifamily rental properties meeting the definition of low-income housing, who receive a tax credit allocation from the state tax credit allocating agency.  The total amount of tax credits to which the property owner is entitled is based upon the percentage of total units made available to qualified tenants.  The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project.  In general, the tax credits on the mortgage loans have been allocated to equity investors in the borrower.
The tax credit provisions limit the gross rent for each low-income unit.  Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period.  In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits.  The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.
If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor.  Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years.  The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

The Mortgage Loans Have Not Been Reunderwritten By Us
We have not reunderwritten the mortgage loans to determine that such mortgage loans were originated in accordance with the related originator’s underwriting guidelines.  Instead, we have relied on the representations and warranties made by the related sponsor and the remedies for breach of a representation and warranty, as described under “Description of the Mortgage Pool—Representations and Warranties” and “—Repurchases and Other Remedies” in this prospectus supplement.
If we had reunderwritten the mortgage loans to determine that such mortgage loans were originated in accordance with the related originator’s underwriting guidelines, it is possible that the reunderwriting process would have revealed problems with a mortgage loan not covered by a representation or warranty or would have revealed inaccuracies in the representations and warranties.  See “—Risks Related to the Offered Certificates—Mortgage Loan Sellers May Not Make a Required Repurchase or Substitution of a Defective Mortgage Loan” below, and “Description of the Mortgage Pool—Representations and Warranties” and “—Repurchases and Other Remedies” in this prospectus supplement.
A review of the mortgage loans in the pool has been conducted by the mortgage loan sellers as required by Rule 193 under the Securities Act of 1933.  As part of such review, each mortgage loan seller and/or one of the underwriters on their behalf engaged a third party accounting firm to compare certain information set forth in this prospectus supplement against certain source documents and engaged one or more law firms to review certain loan and asset information.  See “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards,” “—Morgan Stanley Mortgage Capital Holdings LLC—MSMCH’s Underwriting Standards” and “—Morgan Stanley Bank, N.A.—Morgan Stanley Bank’s Underwriting Standards,” “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes” and “—Starwood Mortgage Funding III LLC—Starwood’s Underwriting Guidelines and Processes” in this prospectus supplement.

Risks Related to Conflicts of Interest
Conflicts of interest may have an adverse effect on your certificates.  Each of the following relationships should be considered carefully by you before you invest in any certificates.  In addition, investors should note that with respect to any non-serviced mortgage loan, conflicts similar to those described below may arise with respect to any securitization governing the related non-serviced loan combination.
Conflicts Between Various Certificateholders
The special servicer is given considerable latitude in determining whether and in what manner to liquidate or modify defaulted mortgage loans.  During any Subordinate Control Period, the controlling class representative, if any, will have the right to replace the special servicer upon satisfaction of certain conditions set forth in the pooling and servicing agreement (other than, to the extent set forth in the related intercreditor agreement, with respect to any A/B whole loan or loan pair for so long as the related B note holder or serviced companion loan holder (or controlling portion thereof) is the directing holder with respect to such A/B whole loan or loan pair, as applicable, and other than with respect to any non-serviced mortgage loan).  At any given time, the controlling class representative will be controlled generally by the holders of the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate certificate principal balance (as notionally reduced by any appraisal reductions allocable to such class) at least equal to 25% of the initial certificate principal balance of such class, and such holders may have interests in conflict with those of the holders of the other certificates.  In addition, during any Subordinate Control Period (other than, to the extent set forth in the related intercreditor agreement, with respect to any A/B whole loan or loan pair for so long as the related B note holder or serviced companion loan holder (or controlling portion thereof) is the directing holder with respect to such A/B whole loan or loan pair, as applicable, and other than with respect to any non-serviced mortgage loan) the controlling class representative will have the right to advise the special servicer, or will otherwise have approval rights, with respect to certain actions of the special servicer and, in connection with such rights, may act solely in the interest of the holders of certificates of the controlling class, without any liability to any certificateholder.  For instance, the holders of certificates of the controlling class might desire to mitigate the potential for loss to that class from a troubled mortgage loan by deferring enforcement in the hope of maximizing future proceeds.  However, the interests of the issuing entity may be better served by prompt action, since delay followed by a market downturn could result in less proceeds to the issuing entity than would have been realized if earlier action had been taken.  In general, neither the master servicer nor the special servicer is required to act in a manner more favorable to the offered certificates than to the privately offered certificates.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.  With respect to any non-serviced mortgage loan serviced pursuant to the pooling and servicing agreement for another securitization, similar conflicts of interest may arise with respect to the controlling class representative, master servicer and special servicer under such securitization.
The master servicer or the special servicer or an affiliate of either of them may hold subordinate mortgage notes or acquire certain of the most subordinated certificates, including those of the initial controlling class.  The master servicer or the special servicer or an affiliate of either of them may also hold a material economic interest in the borrower under a mortgage loan that it is servicing.  In addition, under certain circumstances the master servicer or the special servicer may be entitled to purchase defaulted mortgage loans and/or REO property from the issuing entity as described in this prospectus supplement.  Under such circumstances, the master servicer and the special servicer may have interests that conflict with the interests of the other holders of the certificates and/or the issuing entity.  In addition, the master servicer and the special servicer will service loans other than those included in the issuing entity in the ordinary course of their business.  In these instances, the interests of the master servicer or the special servicer, as applicable, and their respective clients may differ from and compete with the interests of the issuing entity, and their activities may adversely affect the amount and timing of collections on the mortgage loans in the issuing entity notwithstanding the fact that the pooling and servicing agreement will provide that the mortgage loans are to be serviced in accordance with the servicing standard and without regard to ownership of any certificates by the master servicer or the special servicer, as applicable.
Eightfold Real Estate Capital Fund IV, L.P. or its affiliate, the entity that will appoint the special servicer on the closing date, is expected to acquire the Class E, Class F and Class G Certificates on the closing date, and is expected to act as the initial controlling class representative.  Eightfold Real Estate Capital Fund IV, L.P. or its affiliate engaged Midland Loan Services, a Division of PNC Bank, National Association as an independent contractor to conduct due diligence with respect to the mortgage loans included in the mortgage pool.
Conflicts of Interest of the Trust Advisor
In acting as trust advisor, the trust advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, all of the certificateholders (as a collective whole as if such certificateholders constituted a single lender).  See “Servicing of the Mortgage Loans—The Trust Advisor” in this prospectus supplement.  Although the trust advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the trust advisor will not itself be bound by the servicing standard.  In acting as trust advisor, the trust advisor is acting solely as a contracting party to the extent described in this prospectus supplement and will have no fiduciary duty to any party.  In addition, the trust advisor will have no obligations or responsibilities with respect to any non-serviced loan combination (or any related pari passu companion loan or B note).
Notwithstanding the foregoing, the trust advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the trust advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.  Furthermore, in the normal course of its business, Pentalpha Surveillance LLC and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization.  These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the initial controlling class representative and/or mortgaged property owners or affiliates of any of those parties.
Additionally, Pentalpha Surveillance LLC or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself and its affiliates and for third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity.  The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity.  Consequently, personnel of the trust advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose an inherent conflict of interest for Pentalpha Surveillance LLC.
The above-described relationships, to the extent they exist, may continue in the future.  Each of these relationships may create a conflict of interest.
Conflicts of Interest of the Controlling Class Representative; Rights of the Controlling Class Representative Could Adversely Affect Your Investment
In connection with the servicing of the specially serviced mortgage loans, the special servicer may, at the direction of the controlling class representative (during any Subordinate Control Period and, in any event, subject to the rights of any A/B whole loan directing holder or any loan pair directing holder to the extent set forth in the related intercreditor agreement), take actions with respect to the specially serviced mortgage loans that could adversely affect the holders of some of the classes of certificates.  The controlling class representative will be controlled by the controlling class certificateholders.  An affiliate of the depositor may purchase less than 50% of each class of control eligible certificates upon the initial issuance thereof or thereafter; however, such affiliate will not be entitled to act as or appoint the controlling class representative, and any certificates held by such affiliate will not be considered to be outstanding for purposes of determining the identity of the controlling class representative.  The controlling class representative may have interests in conflict with those of the other certificateholders.  As a result, it is possible that the controlling class representative may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.  However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard, the REMIC provisions, the terms of the mortgage loan documents or the related intercreditor agreement.  In addition, except as limited by certain conditions described under “Servicing of the Mortgage Loans—The Special Servicer” in this prospectus supplement (and other than, to the extent set forth in the related intercreditor agreement, with respect to any A/B whole loan or loan pair for so long as the related B note holder or serviced companion loan holder (or controlling portion thereof) is the directing holder with respect to such A/B whole loan or loan pair, as applicable, and other than with respect to any non-serviced mortgage loan or excluded mortgage loan), the special servicer may be removed, with or without cause, by the controlling class representative, if any, (during any Subordinate Control Period) or by the holders of 75% of the voting rights of the certificates (during any Collective Consultation Period and any Senior Consultation Period).  See “Servicing of the Mortgage Loans—The Controlling Class Representative” and “Servicing of the Mortgage Loans—The Special Servicer” in this prospectus supplement.  With respect to any non-serviced mortgage loan serviced pursuant to the pooling and servicing agreement for another securitization, similar conflicts of interest may arise with respect to the controlling class representative under such securitization.  The controlling class representative under such securitization will be entitled to direct the related special servicer pursuant to provisions substantially similar to those described above.
In addition, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan, A/B whole loan or loan pair with respect to which the controlling class representative or any controlling class certificateholder, as applicable, is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each such party, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), related to such excluded controlling class mortgage loan (other than such information related to such excluded controlling class mortgage loan(s) that is aggregated with information of other mortgage loans at a pool level).  Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and that it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, (a) we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates and (b) none of the master servicer, special servicer, trustee, the certificate administrator, the certificate registrar or any other agent will have any responsibility or liability as a result of such excluded controlling class holder obtaining access or otherwise reviewing such excluded information.
Each certificateholder (by its acceptance of its certificates) acknowledges and agrees that (i) the controlling class representative, the controlling class and/or the holders of the Control Eligible Certificates may each have special relationships and interests that conflict with those of holders of the other classes of certificates; (ii) the controlling class representative, the controlling class and/or the holders of the Control Eligible Certificates may act solely in the interests of the Control Eligible Classes (or any of them); (iii) the controlling class representative, the controlling class and/or the holders of the Control Eligible Certificates do not have any duties to the issuing entity or to the holders of any class of certificates; (iv) the controlling class representative, the controlling class and/or the holders of the Control Eligible Certificates may take actions that favor interests of the Control Eligible Classes (or any of them) over the interests of the holders of one or more other classes of certificates; (v) none of the controlling class representative, the controlling class and/or the holders of the Control Eligible Certificates will have any liability whatsoever to the issuing entity, the other parties to the pooling and servicing agreement, the certificateholders or any other person (including any borrower under a mortgage loan) for having acted or refrained from acting in accordance with or as permitted under the terms of the pooling and servicing agreement and this paragraph; and (vi) the certificateholders may not take any action whatsoever against the controlling class representative, the controlling class, any holder of a Control Eligible Certificate or any of the respective affiliates, directors, officers, shareholders, members, partners, agents or principals thereof as a result of the controlling class representative, the controlling class, and/or the holders of the Control Eligible Certificates, as applicable, for having acted or refrained from acting in accordance with the terms of and as permitted under the pooling and servicing agreement and this paragraph.

Conflicts of Interest of the Directing Holders; Rights of the Directing Holders Could Adversely Affect Your Investment
With respect to any A/B whole loan or loan pair, to the extent set forth in the related intercreditor agreement, a holder of a related B note or serviced companion loan (or a designated portion thereof) may be the initial directing holder.  In connection with the servicing of the mortgage loan that is part of any such A/B whole loan or loan pair, to the extent set forth in the related intercreditor agreement, such directing holder will be entitled to advise, grant or withhold approvals or direct the master servicer and the special servicer with respect to certain material servicing actions including foreclosing on and liquidating mortgaged properties.  As a result, in connection with the servicing of the mortgage loan that is part of any such A/B whole loan or loan pair, the master servicer and the special servicer may, at the direction of the applicable directing holder, take actions with respect to such mortgage loan that could adversely affect the holders of some of the classes of certificates.  Unless otherwise set forth in the related intercreditor agreement, any directing holder with respect to an A/B whole loan or loan pair will not have any duties to the holders of any class of certificates.  As a result, it is possible that such a directing holder may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.  In addition, to the extent set forth in the related intercreditor agreement, the special servicer with respect to an A/B whole loan or loan pair may be removed with or without cause by the related directing holder.  See “Servicing of the Mortgage Loans—The Controlling Class Representative,” “Servicing of the Mortgage Loans—The Special Servicer” and “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.
You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder for any A/B whole loan or loan pair:  (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests, without regard to your interests; (iii) does not have any duties to any other person, including the holders of any class of certificates; (iv) may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the directing holder or any director, officer, employee, agent or principal of the directing holder for having so acted.
Conflicts Between Certificateholders and the Holders of Subordinate Notes or Mezzanine Notes
As and to the extent provided for in the related co-lender or intercreditor agreements, neither the master servicer nor special servicer may enter into material amendments, modifications or extensions of a mortgage loan without the consent of the holder of the related subordinate or mezzanine note, subject to the expiration of the subordinate or mezzanine note holder’s consent rights.  The holders of the subordinate or mezzanine notes (or their respective designees) may have interests in conflict with those of the certificateholders.  As a result, approvals to proposed actions of the master servicer or special servicer, as applicable, under the pooling and servicing agreement may not be granted in all instances, thereby potentially adversely affecting some of the classes of certificates.
Conflicts Between Borrowers and Property Managers
It is likely that many of the property managers of the mortgaged properties, or their affiliates, manage additional properties, including properties that may compete with the mortgaged properties. For example:
●	With respect to the mortgage loan secured by the portfolio of seven mortgaged properties identified on APPENDIX I to this prospectus supplement as Colorado Technology Center Portfolio, representing approximately 5.0% of the initial pool balance, such mortgaged properties are part of a seventy-nine (79) building office park, in which affiliates of the borrower own three (3) other buildings that are not part of the mortgaged property. In addition, affiliates of the related borrower own additional land at such office park, and it is anticipated that such affiliates may construct additional buildings on such land. None of the related borrower or its affiliates or any employees of the foregoing have any duty to favor the leasing of space in the mortgaged property over the leasing of space at other buildings owned by affiliates of the borrower.
●	The mortgaged property identified on APPENDIX I to this prospectus supplement as Villas at Dorsey Ridge, representing approximately 4.6% of the initial pool balance, was developed in conjunction with an adjoining 323-unit apartment complex known as Serenity Place at Dorsey Ridge, which is controlled by an affiliate of the Villas at Dorsey Ridge property manager and recourse carve-out guarantor. No portion of the Serenity Place at Dorsey Ridge complex is collateral for the Villas at Dorsey Ridge mortgage loan, and none of the related borrower or any of its affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged property over the leasing of space in other properties.
Affiliates of the managers, and managers themselves, as well as affiliates of the related borrowers, also may own other properties, including competing properties.  The related borrowers and the managers of the mortgaged properties may accordingly experience conflicts of interest in ownership and/or management of such mortgaged properties.
Conflicts Between the Issuing Entity and the Mortgage Loan Sellers
The activities of the mortgage loan sellers, and their affiliates or subsidiaries, may involve properties that are in the same markets as the mortgaged properties underlying the certificates.  In such case, the interests of each of the mortgage loan sellers, or their affiliates or subsidiaries, may differ from, and compete with, the interests of the issuing entity, and decisions made with respect to those assets may adversely affect the amount and timing of distributions with respect to the certificates.  Conflicts of interest may also arise between the issuing entity and each of the mortgage loan sellers, or their affiliates or subsidiaries, that engage in the acquisition, development, operation, leasing, financing and disposition of real estate if those mortgage loan sellers acquire any certificates.  In particular, if certificates held by a mortgage loan seller are part of a class that is or becomes the controlling class, the mortgage loan seller as part of the holders of the controlling class would have the ability to influence certain actions of the special servicer under circumstances where the interests of the issuing entity conflict with the interests of the mortgage loan seller, or its affiliates or subsidiaries, as acquirors, developers, operators, tenants, financers or sellers of real estate related assets.
In addition, any subordinate or pari passu indebtedness secured by the related mortgaged property, and any existing and/or future mezzanine loans related to certain of the mortgage loans, may be held by the respective sellers of the affected mortgage loans or affiliates or subsidiaries thereof. For example, Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller and an originator, is the initial holder of the Herald Center serviced companion loan, and Morgan Stanley Bank, N.A., an originator and an affiliate of such mortgage loan seller, is the initial holder of a portion of the Coastal Equities Retail Portfolio non-serviced companion loan. The holders of any such indebtedness or mezzanine loans may have interests that conflict with the interests of the holders of the certificates.
Additionally, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a mortgage loan seller, or an affiliate or subsidiary of a mortgage loan seller, and the mortgage loan sellers, or their affiliates or subsidiaries, may have or have had equity investments in the borrowers (or in the owners of the borrowers) or properties under certain of the mortgage loans included in the issuing entity.  Each of the mortgage loan sellers, and their affiliates or subsidiaries, have made and/or may make or have preferential rights to make loans to, or equity investments in, affiliates of the borrowers under the mortgage loans. Such mortgage loan may contain certain terms that are more favorable to the subject borrower than would have been the case if the originating lender had not been an affiliate of the subject borrower.
The mortgage loan sellers, the sponsors and their respective affiliates expect to derive ancillary benefits from this offering, and their respective incentives may not be aligned with those of purchasers of the certificates.  In particular, the mortgage loan sellers, the sponsors and their respective affiliates expect to receive compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of certificates and, accordingly, such parties may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the certificates to investors relative to their investment in the mortgage loans.  The benefits to the mortgage loan sellers, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other mortgage loans been selected.
In addition, the mortgage loan sellers originated or purchased the mortgage loans in order to securitize them by means of a transaction such as the offering of the certificates.  A completed sale of the certificates to third parties would reduce the mortgage loan sellers’ and their respective affiliates’ exposure to the risk of ownership of the mortgage loans, and would effectively transfer such risk of ownership to the purchasers of the certificates.

Furthermore, the mortgage loan sellers and their affiliates may benefit from a completed sale of the certificates because the sale would establish a market precedent and a valuation data point for securities similar to the certificates, thus enhancing the ability of the mortgage loan sellers and their respective affiliates to conduct similar offerings in the future and permitting them to write up, avoid writing down or otherwise adjust the fair value of similar assets or securities held on their balance sheet.
Conflicts of Interest of the Underwriters and Their Affiliates
The activities of the underwriters and their respective affiliates (collectively referred to as the Underwriter Entities) may result in certain conflicts of interest.  The Underwriter Entities may retain, or own in the future, classes of certificates, and any voting rights of that class could be exercised by them in a manner that could adversely impact the certificates.  If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as certificateholder, including voting, providing consents or otherwise, will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates.  To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates.  The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell the certificates.
Certain activities and interests of the Underwriter Entities will not align with, and may in fact be directly contrary to, those of the certificateholders.  The Underwriter Entities are part of global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals.  As such, the Underwriter Entities actively make markets in and trade financial instruments for their own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the certificates and other securities and instruments.  Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the certificates.
As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the certificates.
The Underwriter Entities and their respective clients acting through them from time to time buy, sell or hold securities or other instruments, which may include one or more classes of the certificates or credit derivative or other derivative transactions with other parties pursuant to which they sell or buy credit protection with respect to one or more of the certificates, and do so without consideration of the fact that the underwriters acted as underwriters for the certificates.  Such transactions may result in Underwriter Entities and/or their clients having long or short positions in such instruments.  Any short positions will increase in value if the related securities or other instruments decrease in value.  In conducting such activities, none of the Underwriter Entities has any obligation to take into account the interests of the certificateholders or holders of B notes or serviced companion loans or any possible effect that such activities could have on them.  The Underwriter Entities and their respective clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the certificates or the certificateholders or holders of B notes or serviced companion loans.

The Underwriter Entities expect that a completed offering will enhance their ability to assist clients and counterparties in the transaction contemplated by this prospectus supplement or in related transactions (including assisting clients in further purchases and sales of the certificates and hedging transactions).  The Underwriter Entities expect to derive fees and other revenues from these transactions.  In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development and enable them to obtain additional business and generate additional revenue.
In addition, the Underwriter Entities will have no obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the custodian, the trust advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the custodian, the trust advisor or the trustee or to direct their actions.
Furthermore, the Underwriter Entities may have ongoing relationships with, render services to, and engage in transactions with the borrowers, the mortgage loan sellers or sponsors and their respective affiliates, which relationships and transactions may create conflicts of interest between the Underwriter Entities, on the one hand, and the issuing entity, on the other hand. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America, National Association, a mortgage loan seller, an originator, a sponsor, and the parent of the Depositor. In addition, Morgan Stanley & Co. LLC, one of the underwriters and the entity that is on the closing date expected to be the initial holder of 20% of the notional amount of the Class X-A Certificates, is an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller, a sponsor, an originator and the initial holder of the Herald Center serviced companion loan, and Morgan Stanley Bank, N.A., an originator and the initial holder of a portion of the Coastal Equities Retail Portfolio non-serviced companion loan. In addition, CIBC World Markets Corp., one of the underwriters, is an affiliate of CIBC Inc., a sponsor, a mortgage loan seller and an originator.
Conflicts in the Selection of the Underlying Mortgage Loans
The anticipated initial investor in the Control Eligible Certificates was given the opportunity by the mortgage loan sellers to perform due diligence on the mortgage loans originally identified by the mortgage loan sellers for inclusion in the issuing entity, and may have been given the opportunity to request the removal or re-sizing of, or the modification of the expected repayment dates or other features of, some or all of the mortgage loans.  The mortgage pool as originally proposed by the mortgage loan sellers may have been adjusted based on some of these requests, if any were made.  In addition, the anticipated initial investor may have requested and received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans included in the mortgage pool, which price adjustments or cost mitigation arrangements may have been effected through a payment by the related mortgage loan seller to the anticipated initial investor out of the proceeds received by the related mortgage loan seller in connection with this securitization.
We cannot assure you that you or another investor would make the same requests to modify the original pool as the anticipated initial investor or that the final pool if influenced by the anticipated initial investor’s feedback would not adversely affect the performance of your certificates and benefit the performance of the anticipated initial investor’s certificates.  Because of the differing subordination levels, the anticipated initial investor has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the anticipated initial investor but that does not benefit other investors.  In addition, the anticipated initial investor may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates.  The anticipated initial investor performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence.  The anticipated initial investor is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the certificates it holds or in making requests or recommendations to the mortgage loan sellers as to the selection of the mortgage loans and the establishment of other transaction terms.  Investors are not entitled to rely on in any way the anticipated initial investor’s acceptance of a mortgage loan.  The anticipated initial investor’s acceptance of a mortgage loan does not constitute and may not be construed as an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The anticipated initial investor in the Control Eligible Certificates or its designee is expected to constitute the initial controlling class representative.  The controlling class representative will have certain approval rights and rights to direct and consult with the special servicer as described under “Servicing of the Mortgage Loans—The Controlling Class Representative” in this prospectus supplement.
Because the incentives and actions of the anticipated initial investor may, in some circumstances, differ from or be adverse to those of purchasers of other classes of certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus supplement and your own view of the mortgage pool.
Conflicts May Occur as a Result of the Rights of Third Parties To Terminate the Special Servicer of an A/B Whole Loan, Loan Pair or Non-Serviced Loan Combination
With respect to an A/B whole loan, loan pair or non-serviced loan combination, to the extent set forth in the related intercreditor agreement, the holder of the related B note, serviced companion loan or non-serviced companion loan (or, in each case, a designated portion thereof) may be entitled, under certain circumstances, to remove the related special servicer for the related A/B whole loan, loan pair or non-serviced loan combination under the pooling and servicing agreement pursuant to which such A/B whole loan, loan pair or non-serviced loan combination is being serviced and appoint a successor special servicer for such A/B whole loan, loan pair or non-serviced loan combination.  The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates.  In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so.  No certificateholder may take any action against the majority certificateholder of the controlling class under any such pooling and servicing agreement, the holder of the related B note, serviced companion loan, non-serviced companion loan (or, in each case, any portion thereof) or other parties for having acted solely in their respective interests.  See “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans” and “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” and “—The Non-Serviced Loan Combinations” in this prospectus supplement for a description of these rights to terminate a special servicer.
Conflicts Between Certificateholders and Holders of Companion Loans or B Notes
The interests of the holder of any related serviced companion loan, non-serviced companion loan or B note (or its designee) entitled to exercise various rights with respect to the servicing of a mortgage loan and the related serviced companion loan, non-serviced companion loan or B note, as applicable, may conflict with the interests of, and its decisions may adversely affect, the holders of one or more classes of offered certificates.  In particular, Morgan Stanley Mortgage Capital Holdings LLC is the initial holder of the Herald Center serviced companion loan, and Morgan Stanley Bank, N.A. is the initial holder of a portion of the Coastal Equities Retail Portfolio non-serviced companion loan. No certificateholder may take any action against any holder of a serviced companion loan, non-serviced companion loan or B note (or its designee) for having acted solely in its respective interest.
See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.  See also “Risks Related to the Offered Certificates—You Will Have No Control Over the Servicing of the Non-Serviced Pari Passu Mortgage Loans” below for a discussion of the rights of certificateholders with respect to non-serviced mortgage loans.
Other Conflicts
The special servicer (or any prospective replacement special servicer) may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a B note holder, a serviced companion loan holder and/or other persons or certificateholders who have the right to remove the special servicer (but may not enter into such arrangements with the trust advisor or any affiliate thereof), to provide for a discount and/or revenue sharing with respect to certain special servicer compensation in consideration of or as a condition of, among other things, the special servicer’s appointment or replacement as special servicer under the pooling and servicing agreement and, with respect to any A/B whole loan or loan pair, under the related intercreditor agreement.  Any such party may further consider any such economic arrangements with the special servicer or a prospective replacement special servicer in entering into any decision to appoint or replace such party from time to time, and such considerations would not be required to take into account the best interests of the certificateholders or any group of certificateholders.  A primary servicer or the master servicer may enter into an agreement with a mortgage loan seller or sponsor to purchase the servicing rights to related mortgage loans and/or the right to be appointed as the primary servicer or master servicer with respect to such mortgage loans.  A mortgage loan seller, sponsor or directing holder may consider the economic arrangement with the servicer in entering into any decision to appoint such servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders.

Risks Related to the Offered Certificates
Subordination of Some Certificates May Affect the Timing of Payments and the Application of Losses on Your Certificates
As described in this prospectus supplement, the rights of the holders of each class of subordinate certificates to receive payments of principal and interest otherwise payable on their certificates will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation.  Losses (other than losses attributable to trust advisor expenses) on the mortgage loans will be allocated to the Class G, Class F, Class E, Class D, Class C, Class B and Class A-S Certificates, in that order, reducing amounts otherwise payable to each such class.  Any remaining losses would then be allocated or cause shortfalls to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates, pro rata, and, solely with respect to losses of interest, to the Class X‑A, Class X-B and Class X‑D Certificates, in proportion to the amounts of interest distributable on or the principal balances of, as applicable, those certificates.  Notwithstanding that the notional amounts of the Class X-B Certificates and the Class X-D Certificates are comprised of the certificate principal balance of the Class A-S Certificates and Class D Certificates, respectively, interest distributions on the Class X-B Certificates and the Class X-D Certificates are nevertheless paid pro rata with interest distributions on the senior certificates. In addition, notwithstanding the foregoing, losses attributable to trust advisor expenses will not be allocated to the Control Eligible Certificates.
Certain Federal Income Tax Considerations Regarding Original Issue Discount
Certain classes of certificates may be issued with “original issue discount” for federal income tax purposes.  Original issue discount is taxable when it accrues rather than when it is received, resulting in the recognition of original issue discount as taxable income before any cash attributable to that taxable income is received.  Investors must have sufficient sources of cash other than a certificate to pay any federal, state or local income taxes that may be imposed on original issue discount.  See “Material Federal Income Tax Consequences—Taxation of the Offered Certificates—Original Issue Discount” in this prospectus supplement.
Mortgage Loan Sellers May Not Make a Required Repurchase or Substitution of a Defective Mortgage Loan
In limited circumstances, the related mortgage loan seller may be obligated to repurchase or replace a mortgage loan that it sold to us if the applicable mortgage loan seller’s representations and warranties concerning that mortgage loan are materially breached or if there are material defects in the documentation for that mortgage loan.  Each mortgage loan seller is the sole warranting party in respect of the mortgage loans sold by such mortgage loan seller to us (except that the repurchase and substitution obligations of Starwood Mortgage Funding III LLC will also be guaranteed by Starwood Mortgage Capital LLC).  There can be no assurance that any of these entities (including any guarantor of a mortgage loan seller’s repurchase and substitution obligations) will effect a repurchase or substitution and neither we nor any of our affiliates (except, in certain circumstances, for Morgan Stanley Mortgage Capital Holdings LLC in its capacity as a mortgage loan seller) are obligated to repurchase or substitute any mortgage loan in connection with either a material breach of any mortgage loan seller’s representations and warranties or any material document defects, if such mortgage loan seller defaults on its obligation to do so.  In addition, the mortgage loan sellers (and any guarantor of a mortgage loan seller’s repurchase or substitution obligations) may have various legal defenses available to them in connection with a repurchase or substitution obligation.  The representations and warranties address the characteristics of the mortgage loans and mortgaged properties as of the date of issuance of the certificates.  They do not relieve you or the issuing entity of the risk of defaults and losses on the mortgage loans.  If any mortgage loan seller fails to fulfill such obligation, then you could experience cash flow disruptions or losses on your certificates.  In addition, any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax.  See “Description of the Mortgage Pool—Representations and Warranties” and “—Repurchases and Other Remedies” in this prospectus supplement.

Your Lack of Control Over the Issuing Entity Can Create Risks
Except as described below, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.  See “Servicing of the Mortgage Loans—General” in this prospectus supplement.  Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee, the custodian or the certificate administrator, as applicable.  Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.
During any Subordinate Control Period, the controlling class representative, if any, will have the right to replace the special servicer (other than with respect to a non-serviced loan combination) with or without cause.  During any Collective Consultation Period and any Senior Consultation Period, the holders of at least 25% of the voting rights of the certificates may request a vote to replace the special servicer (other than with respect to a non-serviced loan combination).  The subsequent vote may result in the termination and replacement of the special servicer if within one hundred eighty (180) days of the initial request for that vote the holders of at least 75% of the voting rights of the certificates, vote affirmatively to so replace.  Notwithstanding the foregoing, in the case of an A/B whole loan or loan pair, for so long as the holder of the related B note or serviced companion loan (or controlling portion thereof) is the directing holder with respect to such A/B whole loan or loan pair, and to the extent set forth in the related intercreditor agreement, only the holder of such B note or serviced companion loan (or controlling portion thereof), as applicable, may replace the special servicer for such A/B whole loan or loan pair, as applicable, without cause.
See “Servicing of the Mortgage Loans—The Controlling Class Representative,” “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans” and “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.
In addition, although there is a trust advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the trust advisor (i) has no control rights over actions by the special servicer in respect of the mortgage loans at any time, (ii) has no consultation rights over actions by the special servicer in respect of the mortgage loans during any Subordinate Control Period and (iii) has no consultation rights over actions by the related special servicer in respect of any non-serviced loan combination at any time.  In addition, the trust advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty to act on behalf of the certificateholders or the issuing entity or in the best interest of any particular certificateholder.  It is not intended that the trust advisor act as a surrogate for the certificateholders.  You should not rely on the trust advisor to affect the special servicer’s actions under the pooling and servicing agreement or to monitor the actions of the controlling class representative or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement.
Furthermore, each non-serviced mortgage loan will be serviced pursuant to a separate pooling and servicing agreement, and certificateholders will generally have no right to make, or consult in respect of, decisions with respect to the administration of such non-serviced mortgage loan (including the decision as to who will service or special service that mortgage loan); however, the issuing entity will be entitled to exercise all rights of the non-controlling note holder to the extent set forth in the related intercreditor agreement.  See “Description of the Mortgage Pool—The Non-Serviced Loan Combinations.”
In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity.  In some cases these votes are by certificateholders taken as a whole and in others the vote is by class.  In all cases voting is based on the outstanding certificate principal balance, which is reduced by realized losses.  In certain cases with respect to the termination of the special servicer and the trust advisor only, certain voting rights will also be reduced by appraisal reductions.  These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders.  See “Servicing of the Mortgage Loans—The Controlling Class Representative” in this prospectus supplement.

Rights of the Trust Advisor, the Controlling Class Representative and Any Directing Holder Could Adversely Affect Your Investment
During any Subordinate Control Period, in connection with certain material servicing actions with respect to the mortgage loans (other than with respect to any non-serviced mortgage loan or with respect to any A/B whole loan or loan pair (to the extent set forth in the related intercreditor agreement and for so long as the holder of the related B note or serviced companion loan (or controlling portion thereof) is the directing holder with respect to such A/B whole loan or loan pair)), the special servicer generally will be required to obtain the consent of the controlling class representative.  During any Collective Consultation Period and any Senior Consultation Period, the special servicer generally will be required to consult the trust advisor and, only during any Collective Consultation Period, the controlling class representative, in each case on a non-binding basis, in connection with certain material decisions with respect to the mortgage loans (other than with respect to any non-serviced mortgage loan or with respect to any A/B whole loan or loan pair (to the extent set forth in the related intercreditor agreement)).  These actions and decisions include, among others, certain modifications to the mortgage loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of the mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses.  See “Servicing of the Mortgage Loans—The Controlling Class Representative” and “—The Trust Advisor” in this prospectus supplement for a list of actions and decisions requiring consultation with the trust advisor and consultation with or the consent of the controlling class representative.  As a result of these obligations, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of certificates.
See “Risk Factors—Risks Related to Conflicts of Interest—Conflicts of Interest of the Trust Advisor” and “—Conflicts of Interest of the Controlling Class Representative; Rights of the Controlling Class Representative Could Adversely Affect Your Investment” for a discussion of certain conflicts of interest of the controlling class representative and the trust advisor.
Reimbursement of Trust Advisor Expenses Could Reduce Payments on the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class A‑S, Class B, Class C and Class D Certificates
As described elsewhere in this prospectus supplement, in general, unless your certificates are Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class X-A, Class X-B and Class X-D Certificates, your right to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the certificates with a more senior payment priority (as described under “Description of the Certificates—Distributions—Application of the Available Distribution Amount” in this prospectus supplement) than your class.  However, the Control Eligible Certificates will not provide subordination to the more senior classes of certificates in the event of losses incurred by the issuing entity due to reimbursement of trust advisor expenses (other than the trust advisor fee).  Therefore, amounts that might otherwise be distributable in respect of the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class A‑S, Class B, Class C and Class D Certificates may be used to reimburse trust advisor expenses in full without any corresponding reduction to amounts payable to the Control Eligible Certificates.  See “—Subordination of Some Certificates May Affect the Timing of Payments and the Application of Losses on Your Certificates,” “Description of Certificates—Distributions—Allocation of Trust Advisor Expenses,” “Description of the Offered Certificates—Distributions—Application of the Available Distribution Amount” and “Description of the Offered Certificates—Distributions—Subordination; Allocation of Collateral Support Deficit” in this prospectus supplement.
The Yield on Your Certificates Will Be Affected By the Price at Which the Certificates Were Purchased and the Rate, Timing and Amount of Distributions on Your Certificates
The yield on any certificate will depend on (1) the price at which such certificate is purchased by you and (2) the rate, timing and amount of distributions on your certificate.  The rate, timing and amount of distributions on any certificate will, in turn, depend on, among other things:
●	the interest rate for such certificate;

●	the rate and timing of principal payments (including principal prepayments) and other principal collections (including loan purchases in connection with breaches of representations and warranties or in connection with an optional termination of the issuing entity) on or in respect of the mortgage loans and the extent to which such amounts are to be applied or otherwise result in a reduction of the certificate principal balance or notional amount of such certificate;
●	the rate, timing and severity of losses on or in respect of the mortgage loans or unanticipated expenses of the issuing entity;
●	the rate and timing of any reimbursement of the master servicer, the special servicer or the trustee, as applicable, out of the collection account of nonrecoverable advances or advances remaining unreimbursed on a modified mortgage loan on the date of such modification;
●	the timing and severity of any interest shortfalls resulting from prepayments to the extent not offset by a reduction in master servicer compensation as described in this prospectus supplement;
●	the timing and severity of any reductions in the appraised value of any mortgaged property in a manner that has an effect on the amount of advancing required on the related mortgage loan; and
●	the method of calculation of prepayment premiums and yield maintenance charges and the extent to which prepayment premiums and yield maintenance charges are collected and, in turn, distributed on such certificate.
For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from casualty or condemnation of mortgaged properties, defaults and liquidations by borrowers, or repurchases as a result of a mortgage loan seller’s material breach of representations and warranties or material defects in a mortgage loan’s documentation, or purchases by a mezzanine holder, a B note holder or a companion loan holder pursuant to a purchase option.  In addition, certain of the mortgage loans may require that, upon the occurrence of certain events, funds held in escrow or proceeds from letters of credit are applied to the outstanding principal balance of such mortgage loans.
The yield on each class of certificates with a pass-through rate limited by, equal to or based on the weighted average net interest rate of the pool of mortgage loans could (and in the case of each class of certificates with a pass-through rate equal to or based on the weighted average net interest rate of the pool of mortgage loans, would) be adversely affected if mortgage loans with higher interest rates pay faster than the mortgage loans with lower interest rates.  Such pass-through rates may be adversely affected as a result of a decrease in the weighted average of the net interest rates on the mortgage loans even if principal prepayments do not occur.  In addition, because some mortgage loans will amortize their principal more quickly than others, any such pass-through rate may fluctuate over the life of your certificates.  See “Yield, Prepayment and Maturity Considerations” in this prospectus supplement.
The Class X‑A, Class X-B and Class X-D Certificates will not be entitled to distributions of principal but instead will accrue interest on their Notional Amount.  Because the Notional Amounts of the Class X‑A, Class X-B and Class X-D Certificates are based upon the outstanding Certificate Principal Balances of the Class A-1, Class A‑2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates, the Class A-S Certificates, and the Class D Certificates, respectively, the yield to maturity on the Class X‑A, Class X-B and Class X-D Certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the classes of principal balance certificates whose Certificate Principal Balances comprise the related Notional Amount.  A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X‑A, Class X-B and Class X-D Certificates.
The investment performance of your certificates may vary materially and adversely from your expectations if the actual rate of prepayment on the mortgage loans is higher or lower than you anticipate.  In general, if you buy an offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected.  If the rate of principal prepayments on the mortgage loans is very high, holders of certificates purchased at a premium might experience yields that are lower, and potentially substantially lower, than anticipated.  Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.  See “Yield, Prepayment and Maturity Considerations” in this prospectus supplement.
Any changes in the weighted average lives of your certificates may adversely affect your yield.  Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest any resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates.  Conversely, delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.  See “Yield, Prepayment and Maturity Considerations” in this prospectus supplement.
The extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates with certificate principal balances will depend on the terms of the certificates, and more particularly the order in which principal payments are made on the respective classes of certificates with certificate principal balances.
Reimbursements to the master servicer, the special servicer or the trustee for nonrecoverable advances or workout delayed reimbursement amounts, or to the trust advisor for certain expenses in accordance with the pooling and servicing agreement, may reduce the amount of principal available to be distributed on your certificates and could extend the weighted average life of your certificates.  See “Description of the Offered Certificates—Distributions” in this prospectus supplement.
Voluntary prepayments under some of the mortgage loans are prohibited for specified lock-out periods or, if permitted, generally require the payment of a prepayment premium or a yield maintenance charge or both, unless the prepayment occurs within a specified period prior to and including the anticipated repayment date or maturity date, as the case may be.  Nevertheless, we cannot assure you that the related borrowers will refrain from prepaying their mortgage loans due to the existence of a prepayment premium or a yield maintenance charge or that the amount of such premium or charge will be sufficient to compensate you for shortfalls in payments on your certificates on account of such prepayments.  We also cannot assure you that involuntary prepayments will not occur or that borrowers will not default in order to avoid the application of lock-out periods.  The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:
●	the terms of the mortgage loans;
●	the length of any prepayment lock-out period;
●	the level of prevailing interest rates;
●	the availability of mortgage credit;
●	the applicable yield maintenance charges or prepayment premiums and the ability of the master servicer or special servicer to enforce the related provisions;
●	the failure to meet certain requirements for the release of escrows/reserves that result in a prepayment;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.
Variability in the Amounts and Enforcement of Yield Maintenance Charges and Prepayment Premiums May Affect the Yield to Maturity on Your Certificates.  Generally, no yield maintenance charge or prepayment premium will be required for prepayments (i) in connection with a casualty or condemnation unless an event of default has occurred and is continuing or (ii) in connection with the resolution of a specially serviced mortgage loan.  In addition, certain mortgage loans may allow for all or a portion of the outstanding principal amount to be prepaid, without any prepayment premium or yield maintenance charge, if any insurance proceeds or condemnation awards are applied against the outstanding principal amount of the loan. With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf

Astoria, representing approximately 7.0% of the initial pool balance, a prepayment of up to $15,000,000 may be made, without payment of a prepayment fee or yield maintenance premium, in connection with termination of the ground lease or ground sublease (or entry into a new ground lease or sublease) for the annex portion of the mortgaged property, as described above under “—Leasehold Interests Entail Certain Risks Which May Adversely Affect Payments on Your Certificates.”
In addition, if a mortgage loan seller repurchases any mortgage loan from the issuing entity due to the material breach of a representation or warranty or a material document defect or the mortgage loan is otherwise purchased from the issuing entity, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, except that no yield maintenance charge or prepayment premium will be payable.  Further, the holder of the related B note or serviced companion loan in an A/B whole loan or loan pair may or, in the case of a mortgage loan with a corresponding mezzanine loan, the related mezzanine lender may, have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or premium charges.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” and “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Subordinate and Other Financing” in this prospectus supplement.  Any such repurchase or purchase may, therefore, adversely affect the yield to maturity on your certificates.
Although all of the mortgage loans have protection against voluntary prepayments in the form of lock-out periods, defeasance provisions, yield maintenance provisions and/or prepayment premium provisions, there can be no assurance that (i) borrowers will refrain from prepaying mortgage loans due to the existence of a yield maintenance charge or prepayment premium; (ii) involuntary prepayments or repurchases will not occur; or (iii) partial prepayments will not occur in the case of those loans that permit such prepayment without a yield maintenance charge or prepayment premium.
Provisions prohibiting prepayment during a lock-out period or requiring the payment of prepayment premiums or yield maintenance charges may not be enforceable, or may be deemed usurious, in some states and under federal bankruptcy law, regardless of whether the prepayment is voluntary or involuntary.  We cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable prepayment premium or yield maintenance charge.  Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as requiring a yield maintenance charge and therefore unenforceable under applicable law or public policy or usurious.
In addition, the yield maintenance formulas are not the same for all of the mortgage loans that have yield maintenance charges.  This can lead to substantial variance from loan to loan with respect to the amount of yield maintenance charge that is due on the related prepayment.  Also, the description in the mortgage notes of the method of calculation of prepayment premiums and yield maintenance charges is complex and subject to legal interpretation and it is possible that another person would interpret the methodology differently from the way we did in estimating an assumed yield to maturity on your certificates as described in this prospectus supplement.
See APPENDIX I to this prospectus supplement for a description of the various prepayment provisions.
Losses on the Mortgage Loans; Variability of Yield
The yield to maturity on the offered certificates will be sensitive in varying degrees (with the Class D Certificates being the most sensitive) to the default and loss experience on or in respect of the mortgage loans and to the timing of any such defaults or losses (including collateral support deficits).  The rights of the holders of any class of offered certificates, other than the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class X‑A, Class X-B and Class X-D Certificates, to receive distributions in respect of the mortgage loans will generally be subordinate to the rights of the holders of various classes of offered certificates as described under “Description of the Certificates—Distributions—Application of the Available Distribution Amount” in this prospectus supplement.  See “—Subordination of Some Certificates May Affect the Timing of Payments and the Application of Losses on Your Certificates” above.  The Class V and Class R Certificates do not have certificate principal balances and do not provide any material protection to the holders of the other certificates against losses and other shortfalls in collections on the mortgage loans.  Investors in the offered certificates should consider the risk that losses on or in respect of the mortgage loans could result in the failure of such investors to fully recover their initial investments.

The yield to maturity on the offered certificates will also be affected by the rate and timing of principal payments (including by reason of principal prepayments, defaults and liquidations) on or in respect of the mortgage loans and the application of such payments to reduce the certificate principal balances or notional amounts of such certificates.  The yield to maturity on the Class X‑A, Class X-B and Class X-D Certificates will be highly sensitive to the rate and timing of principal payments (including by reason of prepayments, defaults and liquidations) on or in respect of the mortgage loans, and investors in the Class X‑A, Class X-B and Class X-D Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization and prepayment of the mortgage loans (and correspondingly, of the aggregate notional amount of their certificates) could result in the failure of such investors to recoup their initial investment.  As described herein, distributions of principal generally will not be made on any class of subordinate certificates until the aggregate certificate principal balance of each class of certificates, if any, with an earlier alphabetical class designation is reduced to zero (subject to the Class A‑S Certificates being subordinate to the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class X-A, Class X-B and Class X-D Certificates).  For instance, distributions of principal will not be made on the Class D Certificates until the aggregate certificate principal balance of the Class C Certificates is reduced to zero.  The allocation to the Class A-1, Class A‑2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates for so long as they are outstanding, of all principal payments on or in respect of the mortgage pool will have the effect of accelerating the amortization of such certificates relative to the actual amortization of the mortgage pool, while increasing (in the absence of losses on the mortgage loans) the proportionate interest evidenced by the subordinate certificates in the mortgage pool, which is intended to preserve the availability of the subordination provided by such subordinate certificates to such certificates and will cause the certificate principal balances of such subordinate certificates to decline more slowly than would be the case if holders of such subordinate certificates received their proportionate share of principal payments on or in respect of the mortgage pool.  As a result, the weighted average lives of such subordinate certificates will likely be longer than otherwise would be the case, and the performance characteristics of such subordinate certificates will be different from other mortgage pass-through certificates that do not disproportionately allocate principal payments on or in respect of the underlying mortgage assets according to the certificate class.  With respect to each class of offered certificates (other than the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class X-A, Class X-B and Class X-D Certificates) being offered at a discount from its aggregate certificate principal balance, prospective investors should strongly consider the effects of the foregoing on their anticipated yields to maturity.
For an additional discussion of factors affecting the Class X-A, Class X-B and Class X-D Certificates, see “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A, Class X-B and Class X-D Certificates” herein.  For an additional discussion of factors affecting yield, see “Yield, Prepayment and Maturity Considerations” herein and “Yield and Maturity Considerations” in the accompanying prospectus.
Release of Collateral May Reduce the Yield on Your Certificates
Notwithstanding the prepayment provisions described in this prospectus supplement, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described in APPENDIX I to this prospectus supplement.  In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases does not include a prepayment premium or yield maintenance charge on all or a portion of such payment.  Any such prepayment may adversely affect the yield to maturity of your certificates.  See “—The Yield on Your Certificate Will Be Affected By the Price at Which the Certificate Was Purchased and the Rate, Timing and Amount of Distributions on Your Certificate” in this prospectus supplement.
In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions.  Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.
See “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Partial Releases Other Than in Connection with Defeasance” and APPENDIX I to this prospectus supplement for further details regarding the various release provisions.

You Bear The Risk of Borrower Defaults
The rate and timing of delinquencies or defaults on the mortgage loans could affect the following aspects of your certificates:
●	the aggregate amount of distributions on them;
●	their yields to maturity;
●	their rates of principal payments; and
●	their weighted average lives.
The rights of holders of each class of subordinate certificates to receive payments of principal and interest otherwise payable on their certificates will be generally subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation.  See “—Subordination of Some Certificates May Affect the Timing of Payments and the Application of Losses on Your Certificates” above.
If losses on the mortgage loans exceed the aggregate certificate principal balance of the classes of certificates subordinated to a particular class, that particular class will suffer a loss equal to the full amount of that excess up to the outstanding certificate principal balance of such class.
If you calculate your anticipated yield based on assumed rates of default and losses that are lower than the default rate and losses actually experienced and such losses are allocable to your certificates, your actual yield to maturity will be lower than the assumed yield.  Under certain scenarios, such yield could be negative.  In general, the earlier a loss is borne by your certificates, the greater the effect on your yield to maturity.
Additionally, delinquencies and defaults on the mortgage loans may significantly delay the receipt of distributions by you on your certificates, unless advances are made to cover delinquent payments or the subordination of another class of certificates fully offsets the effects of any such delinquency or default.
Also, if the related borrower does not repay a mortgage loan with an anticipated repayment date by its anticipated repayment date, the effect will be to increase the weighted average life of your certificates and may reduce your yield to maturity.
Furthermore, if principal and interest advances and/or servicing advances are made with respect to a mortgage loan after default and the mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in reductions in distributions of principal to the holders of the certificates for the current month.
Realization on a Mortgage Loan That Is Part of an A/B Whole Loan or Loan Pair May Be Adversely Affected by the Rights of the Related Directing Holder
In connection with the making of any material decisions or the taking of any material actions with respect to a mortgage loan that is part of an A/B whole loan or loan pair, or the taking of certain specified actions that would constitute major decisions with respect to the servicing of such mortgage loan, the special servicer will, to the extent set forth in the related intercreditor agreement, be required to obtain the consent of any related directing holder.  These actions and decisions may include, among others, certain modifications to such mortgage loan, including modifications, foreclosure or comparable conversion of the related mortgaged properties, sales of such mortgage loan or related REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses, budget approvals, escrow releases, property alterations, replacement of the property manager, debt service coverage ratio determinations and the determination, declaration or waiver of an event of default.  As a result of these obligations, the special servicer may take actions with respect to such a mortgage loan that is part of an A/B whole loan or loan pair that could adversely affect the interests of investors in one or more classes of certificates.  In addition to the foregoing consent rights, a directing holder may have the right to (i) replace the special servicer with respect to the related A/B whole loan or loan pair at any time with or without cause and/or (ii) exercise a right to cure defaults and/or purchase the related mortgage loan after the mortgage loan becomes a defaulted mortgage loan.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” for a more complete list of actions and decisions with respect to the A/B whole loans and loan pairs requiring the consent of the related directing holder and a description of the rights of the related directing holder.
Any sale of a mortgage loan that is part of an A/B whole loan or loan pair by the special servicer will not terminate or otherwise limit the payment, servicing, intercreditor and other rights of the holder of the related B note or serviced companion loan.  The attendant constraints on a prospective purchaser’s ability to control the servicing or special servicing, including the workout, foreclosure or other resolution of the related A/B whole loan or loan pair, may adversely affect the ability of the special servicer to sell the related mortgage loan after a loan default.  In addition, the net proceeds of any such sale that does occur may be substantially less than would have been realized if the mortgage loan were not part of an A/B whole loan or loan pair.
You Will Have No Control Over the Servicing of Non‑Serviced Pari Passu Mortgage Loans
Each non‑serviced mortgage loan, if any, will be secured by a mortgaged property that also secures a pari passu companion loan that will not be an asset of the issuing entity.  To the extent such pari passu non‑serviced companion loan (or controlling portion thereof) is included in another securitization, the non‑serviced mortgage loan will be serviced and administered by the other master servicer and, if applicable, specially serviced by the other special servicer, in each case under the pooling and servicing agreement related to such other securitization.  The controlling class representative under such other pooling and servicing agreement will generally have consent and consultation rights over the actions of the master servicer or special servicer under such pooling and servicing agreement with respect to the related non‑serviced loan combination that are similar to the rights of the controlling class representative under this securitization with respect to the mortgage loans included in this securitization trust.  As a result, no certificateholders will have any control over any servicing of any non‑serviced mortgage loan, except that the controlling class representative under this securitization will have the right to consult with respect to certain matters, on a non‑binding basis, with the controlling note holder or the special servicer for any securitization of the related non-serviced companion loan to the extent set forth in the related intercreditor agreement.  See “Description of the Mortgage Pool—The Non‑Serviced Loan Combinations” and “—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.
Interest on Advances and Compensation to the Master Servicer, the Special Servicer and the Trustee May Have an Adverse Effect on the Payments on Your Certificates
To the extent described in this prospectus supplement, the master servicer, the special servicer or the trustee, if applicable, will be entitled to receive interest at the “prime rate,” as published in the Wall Street Journal, on unreimbursed advances they have made with respect to delinquent monthly payments or that are made with respect to the preservation and protection of the related mortgaged property or enforcement of the mortgage loan.  In addition, the master servicer, special servicer and/or trustee under the applicable other pooling and servicing agreement with respect to any non-serviced loan combination will generally be entitled to receive interest at a similar or the same rate on unreimbursed servicing advances made by such party with respect to such non-serviced loan combination.  This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement.  Advance interest generally will not accrue during the grace period, if any, for the related mortgage loan.  This interest may be offset in part by default interest, late payment charges and excess liquidation proceeds paid by the borrower in connection with the mortgage loan or by certain other amounts.  In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be serviced by the special servicer under this transaction, or with respect to a non-serviced mortgage loan the related special servicer under the related other pooling and servicing agreement that controls servicing for the related non-serviced loan combination, and the related special servicer will generally be entitled to compensation for related special servicing activities.  The right to receive reimbursement for an advance with interest on such advance or special servicing compensation will generally be senior to the rights of certificateholders to receive distributions of amounts paid by the related borrower under the related mortgage loan.  The payment of interest on advances and the payment of compensation to the related special servicer may result in shortfalls in amounts otherwise distributable on your certificates.

Limited Obligations
The certificates, when issued, will represent beneficial interests in the issuing entity.  The certificates will not represent an interest in, or obligation of, the mortgage loan sellers or sponsors, the depositor, the master servicer, the special servicer, the trust advisor, the certificate administrator, the trustee, the custodian, any affiliate of any of the foregoing, or any other person.  The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus supplement.  Payments on the certificates are expected to be derived from payments made by the borrowers on the mortgage loans.  We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the certificates would receive if all principal and interest payments were made on the mortgage loans.
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans
In the event of the insolvency, receivership or conservatorship of a mortgage loan seller, a sponsor or the depositor (or certain affiliates thereof, including Bank of America Corporation and Morgan Stanley), it is possible that the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged.  Based upon opinions of counsel that the conveyance of the mortgage loans would generally be respected in the event of insolvency of the mortgage loan sellers, which opinions are subject to various assumptions and qualifications, the depositor believes that such a challenge will be unsuccessful, but there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to assert such a position.  Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases.  In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process.  As a result, the FDIC, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale.  If such party’s challenge were successful, payments on the certificates would be reduced or delayed.  Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.
The transfers of mortgage loans by Bank of America, National Association to the depositor and by Morgan Stanley Bank, N.A. to Morgan Stanley Mortgage Capital Holdings LLC in connection with this offering are not expected to qualify for the securitization safe harbor (referred to herein as the FDIC Safe Harbor) adopted by the FDIC for securitizations sponsored by insured depository institutions (12 C.F.R. § 360.6 (referred to herein as the Rule)).  We cannot assure you that the FDIC, a bankruptcy trustee, if applicable, or another interested party would not attempt to assert that any such transfer was not a sale.  Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claims.
The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws.  If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws.  Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.”  If a bankruptcy court were to determine that the issuing entity was a “business trust,” it is possible that payments on the certificates would be delayed while the court resolved the issue.
Furthermore, Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (OLA) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases.  In January 2011, the former general counsel of the FDIC issued an opinion in which he expressed his view that the FDIC, as receiver under the OLA, will not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company prior to the end of the applicable transition period to be set forth in future regulations of the FDIC, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code.  The former general counsel indicated he would recommend to the Board of Directors of the FDIC that such regulations set forth a transition period of at least 90 days.  If, however, the FDIC were to disregard or differently interpret the former FDIC general counsel’s opinion, delays or reductions in payments on the certificates could occur.
Limited Liquidity and Market Value May Adversely Affect Payments on Your Certificates
The mortgage-backed securities market has recently experienced disruptions resulting from reduced investor demand and increased yield requirements for those securities.  As a result, the secondary market for mortgage-backed securities experienced extremely limited liquidity.  These conditions may continue or worsen.  Accordingly, it is possible that for some period of time investors who desire to sell their certificates in the secondary market may have to sell at a discount from the price paid for reasons unrelated to the performance of the certificates or the mortgage loans.  See “Risk Factors—Risks Related to Market Conditions—The Volatile Economy and Credit Crisis May Increase Loan Defaults and Affect the Value and Liquidity of Your Investment” in this prospectus supplement.
In addition to the lack of liquidity due to market disruptions, there is currently no secondary market for your certificates and your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association.  While we have been advised by each underwriter that it currently intends to make a market in the certificates, none of the underwriters is obligated to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the certificates will develop.  Additionally, one or more purchasers may purchase substantial portions of one or more classes of certificates.  Accordingly, you may not have an active or liquid secondary market for your certificates.  Lack of liquidity could result in a substantial decrease in the market value of your certificates.  The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates, market perceptions of risks associated with commercial mortgage lending and trading activity associated with indices of commercial mortgage-backed securities.  No representation is made by any person or entity as to what the market value of any certificate will be at any time.  Furthermore, you should be aware that the market for securities of the same type as the certificates has in the recent past been volatile and offered very limited liquidity.
In addition, you will generally have no redemption rights, and the certificates will be subject to early retirement only under certain specified circumstances described in this prospectus supplement.  See “Description of the Offered Certificates—Optional Termination” in this prospectus supplement.
The liquidity of the certificates may also be affected by present uncertainties and future unfavorable determinations concerning legal investment.  For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities.”  See “Legal Investment” in this prospectus supplement and in the accompanying prospectus.
In addition, the existence of any right of first refusal or purchase option in favor of any directing holder with respect to a mortgage loan (or related property) that is part of an A/B whole loan or loan pair, or any right of first refusal or purchase option in favor of any third party with respect to any other mortgage loan (or related property) could impede or otherwise adversely affect the ability of the special servicer to sell any such defaulted mortgage loan or the related REO property in a market bidding process, or to obtain competitive bids with respect thereto.  In the event a lower price is obtained then would otherwise have been obtained without the existence of the right of first refusal or purchase option, the resulting loss could adversely affect payments on your certificates.
Changes to Accounting Standards Could Have an Adverse Impact on the Offered Certificates
We make no representation or warranty regarding any accounting implications related to the offered certificates.  The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products that are effective as of the start of the first fiscal year that began after December 15, 2009 for each investor in the offered certificates.  These changes, or any other future changes, may impact the accounting for entities such as the issuing entity and could require the issuing entity to be consolidated in an investor’s financial statements.  Each investor in the offered certificates should consult its accounting advisor to determine the impact these accounting changes might have as a result of an investment in the offered certificates.

Ratings of the Offered Certificates Do Not Represent Any Assessment of the Yield to Maturity That a Certificateholder May Experience and Such Ratings May Be Reviewed, Revised, Suspended, Downgraded, Qualified or Withdrawn By the Applicable Rating Agency
Ratings assigned to the offered certificates by the rating agencies engaged by the depositor are based, among other things, on the economic characteristics of the mortgaged properties and other relevant structural features of the transaction.  A security rating does not represent any assessment of the yield to maturity that a certificateholder may experience.  Ratings assigned to the offered certificates reflect only the views of the respective rating agencies as of the date such ratings were issued.  Future events could have an adverse impact on such ratings.  Ratings may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information.  Ratings do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding certificate principal balance, if any, of any class of offered certificates will be prepaid.
Furthermore, the amount, type and nature of credit support, if any, provided with respect to the offered certificates were determined on the basis of criteria established by the rating agencies engaged by the depositor.  These criteria are sometimes based upon analysis of the behavior of mortgage loans in a larger group.  However, we cannot assure you that the historical data supporting that analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of the mortgage loans in the issuing entity.  As evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued commercial mortgage-backed securities during the recent credit crisis, rating agencies’ assumptions regarding the performance of the mortgage loans related to such commercial mortgage-backed securities are not, in all cases, correct.
Certain Adverse Changes May Affect Ratings of the Offered Certificates.  We are not obligated to maintain any particular rating with respect to any class of offered certificates.  Changes affecting the mortgaged properties, the mortgage loan sellers or sponsors, the trustee, the certificate administrator, the custodian, the master servicer, the special servicer, the trust advisor or another person, or changes to ratings criteria in response to legislative and regulatory initiatives or legal actions directed against the rating agencies, may have an adverse effect on any ratings of the offered certificates, and thus on the liquidity, market value and regulatory characteristics of the offered certificates, although such adverse changes would not necessarily be an event of default under the applicable mortgage loan.  See “Ratings” in this prospectus supplement.
In addition, a ratings downgrade of any class of offered certificates by the rating agencies could affect the ability of a benefit plan or other investor to purchase those certificates.  See “Certain ERISA Considerations” and “Legal Investment” in this prospectus supplement.
Unsolicited Ratings and the Selection and Qualification of Rating Agencies Rating the Offered Certificates May Impact the Value of the Offered Certificates.  Nationally recognized statistical rating organizations that the depositor has not engaged to rate any class of certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates and any one or more of the rating agencies engaged by the depositor to rate certain classes of certificates may issue unsolicited credit ratings on one or more classes of certificates that it was not engaged to rate upon initial issuance, in each case relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise.  If any such unsolicited ratings are issued with respect to any particular class of certificates, we cannot assure you that they will not be lower than the rating(s) assigned by any of the rating agencies engaged by the depositor to rate that class of certificates on the closing date.  The issuance of any such unsolicited ratings with respect to any particular class of certificates that are lower than the rating(s) assigned to it by any of the engaged rating agencies on the closing date may negatively impact the liquidity, market value and regulatory characteristics of that class of certificates.  Although unsolicited ratings may be issued by any rating agency, a rating agency might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.
As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to five (5) nationally recognized statistical rating organizations.  Based on preliminary feedback from those rating agencies at that time, the depositor selected three (3) of them to rate some or all of the classes of offered certificates and certain classes of the privately offered certificates (although each such engaged rating agency may not ultimately issue ratings on all classes of certificates).  The decision not to engage certain rating agencies to rate any of the certificates was due, in part, to those agencies’ initial subordination levels for the various classes of rated certificates.  Likewise, the decision to engage one or more of the engaged rating agencies to only rate certain classes of certificates, but not others, was also due, in part, to those engaged rating agencies’ initial subordination levels for such classes of certificates.  Had the depositor selected other rating agencies (other than the engaged rating agencies) to rate the offered certificates, or had it engaged all of the applicable engaged rating agencies to rate all of the classes of certificates, the depositor cannot assure you as to the ratings that such rating agencies would have ultimately assigned to those classes of certificates.  In addition, the decision not to engage one or more of the engaged rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates.  Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of the offered certificates after the date of this prospectus supplement.
Furthermore, the Securities and Exchange Commission may determine that one or more of the rating agencies engaged by the depositor no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates, and that determination may have an adverse effect on the liquidity, market value and regulatory characteristics of the certificates.
Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates
Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan.  A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.
Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced.  Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.
In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”).  In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%.  One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan.  Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test.  To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release.  The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.”  If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release.  This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates.
You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

REMIC Status
Under the Internal Revenue Code of 1986, as amended, if, during any taxable year, an entity intended to qualify as a real estate mortgage investment conduit (“REMIC”) fails to satisfy one or more of the REMIC requirements, such entity will not be treated as a REMIC for that taxable year and any taxable year thereafter.  In that event, the issuing entity, and one or more of the Upper-Tier REMIC, the Middle-Tier REMIC, the Lower-Tier REMIC, the Herald Center REMIC I or the Herald Center REMIC II, could be taxable as corporations and one or more of the certificates could be treated as stock in corporations rather than as debt instruments.  The Internal Revenue Code of 1986, as amended, authorizes the IRS to grant an entity relief from the consequences of REMIC disqualification if such REMIC disqualification occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualification.  The relief may take the form of allowing the entity to continue as a REMIC after it again qualifies as a REMIC or by ignoring the cessation of REMIC status entirely.  Any relief may, however, be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period during which it failed to meet the REMIC requirements.  The Treasury Department and the IRS are authorized to issue regulations under these relief provisions, but no regulations have been proposed.
State and Local Tax Considerations
In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences” in this prospectus supplement, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the certificates.  State and local tax laws may differ substantially from the corresponding federal tax law, and this prospectus supplement does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the depositor, the trustee, the certificate administrator, the custodian, the sponsors, a related borrower or a mortgaged property are located or of any other applicable state or locality or other jurisdiction.
It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the custodian, the sponsors, a related borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns, and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.  We cannot assure you that holders of certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.
If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the underwriters, the sponsor, the related borrower, the trustee, the certificate administrator, the custodian, the trust advisor, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for that tax or penalty.
You should consult your own tax advisor with respect to the various state, local and other tax consequences of an investment in the certificates.
Regulations Applicable to Certain European Union Entities Could Prevent Them from Investing and Adversely Affect the Liquidity of the Offered Certificates
Articles 404 – 410 of the European Union Capital Requirements Regulation (Regulation (EU) No 575/2013) (CRR) applies, in general, to securitizations issued on or after January 1, 2011 as well as certain existing securitizations issued prior to that date where new assets are added or substituted after December 31, 2014. The CRR restricts credit institutions and investment firms regulated in Member States of the European Economic Area (EEA) and consolidated group affiliates thereof (each referred to herein as an affected investor) from investing in securitizations (as defined by the CRR) unless an originator, sponsor or original lender in respect of that securitization has explicitly disclosed to the affected investor that it will retain, on an ongoing basis, a material net economic interest of not less than 5 percent in that securitization in the manner contemplated by Article 405 of the CRR.  The CRR also requires that an affected investor be able to demonstrate that it has undertaken certain due diligence in respect of, among other things, the offered certificates it has acquired and the underlying exposures, and that procedures have been established for monitoring the performance of the underlying exposures on an ongoing basis. Failure to comply with one or more of the requirements set out in the CRR may result in the imposition of a penal capital charge with respect to the investment made in the securitization by an affected investor, which may include certain consolidated group affiliates that are based in the United States.
Article 17 of the European Union Alternative Investment Fund Managers Directive (Directive 2011/61/EU) (as supplemented by Section 5 of Commission Delegated Regulation (EU) No 231/2013) and Article 135(2) of the European Union Solvency II Directive 2009/138/EC (as supplemented by Articles 254-257 of Commission Delegated Regulation (EU) No 2015/35) contain requirements similar to those set out in Articles 404 – 410 of the CRR and apply, respectively, to EEA-regulated alternative investment funds and EEA-regulated insurance/reinsurance undertakings.  Similar requirements are also scheduled to apply in the future to investment in securitizations by EEA-regulated UCITS. For the purpose of this provision, all such requirements, together with the Articles 404 – 410 of the CRR, are referred to as the “EU Securitization Retention Requirements.”  As used herein, “UCITS” refers to undertakings for collective investment in transferrable securities as defined in the EU Directive 2009/65/EC.
None of the originators, the sponsors, the mortgage loan sellers, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the transaction in accordance with the EU Securitization Retention Requirements or take any other action which may be required by investors for the purposes of their compliance with the EU Securitization Retention Requirements. This may have a negative impact on the regulatory capital position of affected investors and on the value and liquidity of the offered certificates in the secondary market.
Investors in the offered certificates are responsible for analyzing their own regulatory position, and are encouraged to consult their own investment and legal advisors regarding compliance with EU Securitization Retention Requirements and the suitability of the offered certificates for investment. None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates
We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions, or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions.  We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire commercial mortgage-backed securities, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell such certificates in the secondary market.  For example:
●	The Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in the United States requires that federal banking regulators amend their regulations to remove reference to or reliance by national banks on credit agency ratings, including but not limited to those found in the federal banking agencies’ risk-based capital regulations. New regulations have been proposed, some of which have been adopted as final rules while others remain pending. Such regulations, when adopted and effective, may result in greater capital charges to financial institutions that own commercial mortgage-backed securities, or otherwise adversely affect the attractiveness of investments in or treatment of commercial mortgage-backed securities for regulatory capital purposes.
●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act of 1940 contained in Section 3(c)(5) of the Investment Company Act of 1940 or Rule 3a-7 under the Investment Company Act of 1940, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940 as a basis for not registering under the Investment Company Act of 1940. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (such statutory provision together with such implementing regulations are commonly referred to as the “Volcker Rule”).  The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds.  The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013.  Conformance with the Volcker Rule and its implementing regulations was required by July 21, 2015 (or, in respect of investments in and relationships with “covered funds” that were in place prior to December 31, 2013, is required by July 21, 2016, subject to the possibility of a one-year extension).  In the interim, banking entities must make good-faith efforts to conform their activities and investments to the Volcker Rule.  Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940 other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act of 1940.  The general effects of the Volcker Rule remain uncertain.  Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
Accordingly, all prospective investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements.  See “Legal Investment” in this prospectus supplement.

CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT

From time to time we use capitalized terms in this prospectus supplement, including in the appendices to this prospectus supplement.  In cases where a particular capitalized term is frequently used, it will have the meaning assigned to it in this prospectus supplement.  See “Index of Significant Terms.”

FORWARD LOOKING STATEMENTS

This prospectus supplement also contains forward looking statements that involve risks and uncertainties.  Actual results could differ materially from those anticipated in these forward looking statements as a result of a variety of factors, including the risks described above in the “Risk Factors” section and elsewhere in this prospectus supplement.

TRANSACTION PARTIES

The Sponsors, Mortgage Loan Sellers and Originators

Bank of America, National Association
Bank of America, National Association (“Bank of America”) is a subsidiary of Bank of America Corporation.
Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977. Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables, as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.
The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates. Loans originated by Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though Bank of America and its affiliates have also regularly originated loans on a variety of other commercial property types, including but not limited to self storage facilities, manufactured housing communities, parking garage facilities and golf courses.
Origination Volume
(Dollar Amount of Closed Loans)

Property Type	2010	2011	2012	2013	2014	As of September 30, 2015
Multifamily	$ 0	$9,700,000	$8,050,000	$411,310,000	$518,929,738	$351,040,000
Office	435,331,927	295,300,000	854,800,000	1,122,060,000	1,864,674,000	1,359,717,000
Retail	238,220,000	861,406,000	2,521,663,000	1,613,066,013	1,726,602,172	861,328,252
Industrial	20,000,000	270,870,000	110,780,000	46,200,000	31,185,000	1,234,765,000
Manufactured Housing	0	65,835,000	150,225,000	365,593,000	87,111,250	65,571,000
Self Storage	44,645,000	132,535,000	173,810,000	140,247,500	93,095,000	535,768,750
Lodging	137,850,000	581,550,000	1,180,501,000	2,205,861,250	2,631,502,433	1,510,678,500
Mixed Use	25,000,000	10,000,000	0	79,242,199	144,100,000	129,375,000
Other	0	0	0	0	69,930,000	0
Total	$901,046,927	$2,227,196,000	$4,999,829,000	$6,287,108,854	$7,167,129,593	$6,048,243,502
Bank of America is a sponsor and mortgage loan seller in this transaction.  Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America and assisted Bank of America in connection with the selection of mortgage loans for this transaction.
Bank of America’s headquarters and its executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386‑8154.
See below for more information about the Bank of America’s solicitation and underwriting standards used to originate mortgage loans similar to the mortgage loans included in the issuing entity and Bank of America’s material roles and duties in each securitization.
Bank of America’s Commercial Mortgage Loan Underwriting Standards
Overview.  Bank of America’s commercial mortgage loans are originated in accordance with the procedures and underwriting standards described below. The loans are primarily originated (i) directly by Bank of America or through affiliates to mortgagor/borrowers; (ii) indirectly through mortgage loan brokers to mortgagor/borrowers; and (iii) through other loan originators. The remainder of the discussion of Bank of America’s loan underwriting practices under this “—Bank of America’s Commercial Mortgage Loan Underwriting Standards” describes the practices of Bank of America and any affiliate of Bank of America with respect to the origination of loans to be sold by Bank of America in this transaction. However, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Bank of America. Therefore, this general description of Bank of America’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all standards set forth below. For important information about the circumstances that have affected the underwriting of Bank of America mortgage loans, see “—Exceptions to Underwriting Standards” below and APPENDIX VI to this prospectus supplement.
Process.  Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Bank of America Guidelines”). These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness. The underwriting standards as established in the Bank of America Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.
The Application.  Regardless of the channel in which the loan was originated, a mortgage application or term sheet is completed by the borrower/mortgagor containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.
Further, the mortgage application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:
●	rent roll;
●	existing mortgage verification;
●	credit references;
●	certified financial statements for mortgagor and borrower principals;
●	tenant/resident leases;
●	ground leases;
●	property operating statements;
●	real estate tax bills;
●	purchase contract (if applicable);
●	appraisal;
●	engineering report;
●	seismic report (if applicable);
●	environmental report;
●	site plan;
●	certificate of occupancy;
●	evidence of zoning compliance;
●	insurance policies;

●	borrower structure/authority documents; and
●	underwriting evaluation.
In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties).
The credit underwriting process for each Bank of America mortgage loan is performed by Bank of America’s real estate structured finance group which is a vertically integrated entity, staffed by real estate professionals, and includes loan underwriting, origination and closing groups. Bank of America’s review team may also include third party due diligence providers (for example, Situs Holdings, LLC) which are subject to oversight by Bank of America and ultimate review and approval by Bank of America of such third party due diligence providers’ work product.
A member of the Bank of America deal team or one of its agents performs a site inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.
A member of the Bank of America deal team or one of Bank of America’s agents also performs a detailed review of the financial status, credit history and background of the borrower and certain principals or sponsors of the borrower using financial statements, income tax returns, credit reports, criminal and background review and searches in select jurisdictions for judgments, liens, bankruptcy, pending litigation and, if applicable, the loan payment history of the borrower. Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single‑purpose entities although they are not always required to be bankruptcy‑remote entities. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.
The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. Bank of America requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a Bank of America staff member (or, with respect to environmental reports, a third party consultant) for compliance with program standards. Based on their review (or, with respect to environmental reports, a third party consultant’s report), such staff member approves or rejects such report. The results of these reviews are incorporated into the underwriting report.
After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Bank of America’s property‑specific, cash flow underwriting guidelines.
Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up‑front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.
Credit Approval.  All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan to Value Requirements.  Bank of America’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan‑to‑value ratio of 80%; however, these thresholds are guidelines, and exceptions are permitted based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Bank of America’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. As a result, the debt service coverage ratio for each mortgage loan as reported in this prospectus supplement and APPENDIX I hereto may differ from the amount calculated at the time of origination.
Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that Bank of America or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned DSCR and LTV parameters.
Amortization Requirements.  Bank of America’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest‑only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan entails only a partial interest‑only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus supplement and APPENDIX I to this prospectus supplement reflect a calculation of the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus supplement.
Escrow Requirements.  Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Bank of America are as follows:
●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.
●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related borrower maintains a blanket insurance policy, (ii) the sponsor is an institutional sponsor or a high net worth individual or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self‑insures.
●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan.
●	Deferred Maintenance/Immediate Repair/Environmental Remediation. A deferred maintenance, immediate repair or remediation reserve is required. An initial deposit, upon funding of the applicable mortgage loan, in an amount equal to generally between 100% and 125% of the estimated costs of such deferred maintenance, immediate repairs and/or environmental remediation to be completed within the first year of the mortgage loan pursuant to the building condition report is required, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Tenant Improvements and Leasing Commissions. In some cases, major tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re‑leasing the space occupied by such tenants.
●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third‑party property condition or engineering report, or based on certain minimum requirements depending on the property type.
●	Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues, (ii) environmental insurance has been obtained or already in place or (iii) a third party having adequate financial resources has been identified as a responsible party.
For a description of the escrows collected with respect to the Bank of America mortgage loans, please see APPENDIX I to this prospectus supplement.
Zoning and Building Code Compliance.  Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land‑use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated. Bank of America will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.
Hazard, Liability and Other Insurance.  The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co‑insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.
In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan was, at the time of the origination of such mortgage loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then‑current guidelines of the Federal Insurance Administration is required to be in effect with a generally acceptable insurance carrier, in an amount representing coverage generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1973, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.
In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.
Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000.

Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months.
Third Party Reports.  In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bank of America mortgage loans, Bank of America generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than 180 days prior to closing may be used (subject, in certain cases, to updates).
●	Appraisal. For each mortgage loan, Bank of America obtains an appraisal that utilizes one of three approaches to valuation: a cost approach, a sales comparison approach or an income approach (including both direct cap and discount cash flow methods). An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or update an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties. Each appraisal also includes (or Bank of America obtains a separate letter that includes) a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (except for certain mortgaged properties involving operating businesses) and the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Site Assessments. Bank of America generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm. Bank of America requires a Phase I environmental site assessment for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials. A Phase I environmental site assessment consists of inquiries, interviews, inspections, and research of public records to identify known or potential environmental concerns. Bank of America or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental site assessment will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead‑based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Bank of America or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the engineer conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II assessment (which is a is a site specific investigation to determine the presence or absence of specified environmental concerns) is performed.
●	Property Condition Assessments. Bank of America generally obtains a current physical condition report for each mortgaged property (other than in the case of mortgaged properties secured solely by an interest in land) prepared by independent licensed engineers to assess the overall physical condition and engineering integrity of the mortgaged property, including an inspection of the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports may indicate deferred maintenance items and recommended capital improvements. The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bank of America often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above. In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund property maintenance expenses.
●	Seismic. Bank of America generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 (as determined in accordance with the Uniform Building Code) to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50‑year exposure period or a 475‑year return period. Such reports utilize the ASTM Standard E2026‑07 and E2557‑07 definitions for Scenario Expected Loss.

Servicing.  Bank of America currently services or contracts with third party servicers (for example, Wells Fargo Bank, National Association) for servicing the mortgage loans that it originates or acquires. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan‑level data. In addition, Bank of America may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.
Exceptions to Underwriting Standards.  None of the Bank of America Mortgage Loans was originated with any material exceptions from Bank of America’s underwriting guidelines described above.
Review of Bank of America Mortgage Loans
General.  In connection with the preparation of this prospectus supplement, Bank of America conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Bank of America mortgage loans is accurate in all material respects. Bank of America determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. Bank of America has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The procedures described below were employed with respect to all of the Bank of America mortgage loans, except that certain procedures were only relevant to the large loan disclosures in this prospectus supplement, as further described below. No sampling procedures were used in the review process.
Database.  Bank of America created a database (the “Bank of America Securitization Database”) of information obtained in connection with the origination of the Bank of America mortgage loans, including:
●	certain information from the related mortgage loan documents;
●	certain borrower‑provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;
●	insurance information for the related mortgaged properties;
●	information from third party reports such as the appraisals, environmental and property condition reports;
●	credit and background searches with respect to the related borrowers; and
●	certain other information and search results obtained by Bank of America for each of the Bank of America mortgage loans during the underwriting process.
Bank of America may have included in the Bank of America Securitization Database certain updates to such information received by Bank of America after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the Bank of America securitization team. Such updates were not intended to be, and do not serve as, a re‑underwriting of any mortgage loan.
Bank of America created a data file (the “Bank of America Data File”) using the information in the Bank of America Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the Bank of America mortgage loans in this prospectus supplement (particularly in Appendices I, II and III to this prospectus supplement).
Data Comparisons and Recalculation.  The depositor, on behalf of Bank of America, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by Bank of America relating to Bank of America mortgage loan information in this prospectus supplement. These procedures included:

●	comparing the information in the Bank of America Data File against various source documents provided by Bank of America;
●	comparing numerical information regarding the Bank of America mortgage loans and the related mortgaged properties disclosed in this prospectus supplement against the information contained in the Bank of America Data File; and
●	recalculating certain percentages, ratios and other formulas relating to the Bank of America mortgage loans disclosed in this prospectus supplement.
Legal Review.  For each Bank of America mortgage loan, Bank of America reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property‑level information obtained during the origination process. Bank of America also provided to each origination counsel a standardized set of representations and warranties similar to those attached as APPENDIX V to this prospectus supplement and requested that origination counsel identify potential exceptions to such standard representations and warranties. Bank of America compiled and reviewed the potential exceptions received from origination counsel, engaged separate counsel to review the exceptions against the actual representations and warranties attached as APPENDIX V to this prospectus supplement, revised the exceptions and provided them to the depositor for inclusion in APPENDIX VI to this prospectus supplement.
For Bank of America mortgage loans purchased by Bank of America or one of its affiliates, if any, from a third party originator, Bank of America reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such Bank of America mortgage loan, Bank of America and its counsel prepared exceptions to the representations and warranties attached as APPENDIX V to this prospectus supplement and provided them to the depositor for inclusion in APPENDIX VI to this prospectus supplement.
In addition, with respect to each Bank of America mortgage loan, Bank of America reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus supplement, such as property release provisions and other provisions specifically disclosed in this prospectus supplement.
Certain Updates.  Bank of America requested that each borrower under a Bank of America mortgage loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any significant pending litigation that existed at origination. In addition, if Bank of America became aware of a significant natural disaster in the vicinity of a mortgaged property securing a Bank of America mortgage loan, Bank of America requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.
Large Loan Summaries.  Bank of America prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the Bank of America mortgage loans included in the ten (10) largest mortgage loans or groups of cross‑collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the Bank of America mortgage loans included in the next five (5) largest mortgage loans or groups of cross‑collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in APPENDIX III to this prospectus supplement.
Underwriting Standards.  Bank of America also consulted with origination counsel to confirm that the Bank of America mortgage loans were originated in compliance with the origination and underwriting standards described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards,” as well as to identify any material deviations from those origination and underwriting standards. See “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” above.
Findings and Conclusions.  Bank of America found and concluded with reasonable assurance that the disclosure regarding the Bank of America mortgage loans in this prospectus supplement is accurate in all material respects.  Bank of America also found and concluded with reasonable assurance that the Bank of America mortgage loans were originated in accordance with Bank of America’s origination procedures and underwriting standards, except to the extent described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards.”
Repurchases and Replacements
The following table sets forth, for the period commencing July 1, 2012, and ending June 30, 2015, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by Bank of America that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of Bank of America where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from April 1, 2015, through June 30, 2015, was set forth in a Form ABS-15G filed by Bank of America on August 7, 2015. The Central Index Key Number of Bank of America is 0001102113.

Repurchases and Replacements
Asset Class:  Commercial Mortgages

Repurchases and Replacements Asset Class: Commercial Mortgages
Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bank of America, N.A.	55	25,303,099	11.21	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bear Stearns Commercial Mortgage, Inc.	18	180,548,674	80.02	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bridger Commercial Funding LLC	55	19,783,862	8.77	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
LaSalle Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-MF4[8]		Bank of America, N.A. (successor by merger to LaSalle Bank National Association)	375	89,223,642	100.00	375	89,223,642	100.00	0	0	0.00	0	0	0.00	375	89,223,642	100.00	0	0	0.00	0	0	0.00
General Electric Commercial Mortgage Corporation Commercial Mortgage Securities Corporation Commercial Mortgage Pass-Through Certificates, Series 2007-C1 (0001395290)	X	German American Capital Corporation	34	808,800,080	32.52	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	25,699,964	1.04	0	0	0.00
General Electric Commercial Mortgage Corporation Commercial Mortgage Securities Corporation Commercial Mortgage Pass-Through Certificates, Series 2007-C1 (0001395290)	X	General Electric Capital Corporation	68	611,110,887	24.82	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

General Electric Commercial Mortgage Corporation Commercial Mortgage Securities Corporation Commercial Mortgage Pass-Through Certificates, Series 2007-C1 (0001395290)	X	Bank of America, N.A.	54	598,230,620	24.29	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
General Electric Commercial Mortgage Corporation Commercial Mortgage Securities Corporation Commercial Mortgage Pass-Through Certificates, Series 2007-C1 (0001395290)	X	Barclays Capital Real Estate Inc.	41	452,422,745	18.37	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bank of America, N.A.	85	1,752,290,913	75.09	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Eurohypo AG, New York Branch	22	389,306,824	16.68	1	4,200,000	0.18	0	0	0.00	0	0	0.00	1	4,200,000	0.18	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Hypo Real Estate Capital Corporation	3	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	SunTrust Bank	25	109,589,686	4.70	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bridger Commercial Funding LLC	16	82,387,558	3.53	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Bank of America, N.A. (successor by merger to LaSalle Bank National Association)	118	1,526,422,676	41.28	1	8,354,485	0.23	0	0	0.00	0	0	0.00	1	8,354,485	0.23	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Citigroup Global Markets Realty Corp.	119	1,378,311,249	37.27	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Capmark Finance Inc.	29	470,284,277	12.72	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	PNC Bank, National Association	52	32323,003,323	8.73	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bank of America, N.A.	80	1,084,687,538	94.64	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bridger Commercial Funding LLC	20	61,433,906	5.36	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Commercial Mortgages Total			1,269	9,955,141,560		379	101,778,127		0	0		0	0		379	101,778,127		1	25,699,964		0	0
1.	The originator is the party identified by Bank of America using the same methodology as Bank of America would use to identify the originator of assets for purposes of complying with Item 1110 of Regulation AB in connection with registered offerings of asset-backed securities in the same asset class.
2.	Reflects assets subject to demands to repurchase or replace that were received during the period from April 1, 2012 to June 30, 2015. Activity with respect to demands received during and, if applicable, prior to such period ended June 30, 2015, is reflected elsewhere in this table. If an asset changed status during such period ended June 30, 2015, information regarding the asset will appear in this column and the other applicable column in this table.
Bank of America undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act:  (i) identifying all asset-backed securities transactions in which we acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of our records and the records of affiliates that acted as securitizers in our transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might reasonably be expected to have received repurchase requests (such parties, “Demand Entities”), (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to us.  We followed up written requests made of Demand Entities as we deemed appropriate.  In addition, we requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.
3.	Reflects assets that were repurchased or replaced during the period from April 1, 2012 to June 30, 2015. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to such period.
4.	Includes assets for which any of the following situations apply as of June 30, 2015:
a.	A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by June 30, 2015;
b.	The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or
c.	The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.
Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period from July 1, 2012 to June 30, 2015.
5.	Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period ended June 30, 2015.
6.	Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of June 30, 2015.
7.	An outstanding principal balance shown in this column is calculated (a) for any asset that has not been liquidated, as the remaining outstanding principal balance of the asset at the earlier of the date on which it was repurchased, or replaced, if applicable, and June 30, 2015, or (b) for any asset no longer part of the pool assets at the end of the reporting period, as zero.
8.	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Bank of America on February 14, 2012 (and subsequently amended by filing on August 23, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by Bank of America. The most recent such quarterly filing by Bank of America was on August 7, 2015. The Central Index Key Number of Bank of America is 0001102113.
9.	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Banc of America Merrill Lynch Commercial Mortgage, Inc. (“BAMLCM”) on February 14, 2012 (and subsequently amended by filing on November 8, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by BAMLCM. The most recent such quarterly filing by BAMLCM was on August 6, 2015. The Central Index Key Number of BAMLCM is 0001005007.

Morgan Stanley Mortgage Capital Holdings LLC
Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH”), is a sponsor of this transaction, an originator and one of the mortgage loan sellers.  MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007.  MSMCH is the initial holder of the Herald Center Serviced Companion Loan and is an affiliate of Morgan Stanley & Co. LLC, an underwriter and the entity that is on the closing date expected to be the initial holder of 20% of the notional amount of the Class X-A Certificates, and Morgan Stanley Bank, N.A., an originator. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc.  The executive offices of MSMCH are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000.  MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.  MSMCH originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.  MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations.  Neither MSMCH nor any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.  MSMCH originated one (1) of the mortgage loans it is selling to the depositor, representing approximately 9.8% of the Initial Pool Balance.  MSMCH purchased from Morgan Stanley Bank, N.A. thirteen (13) of the mortgage loans that it is selling to the depositor, representing approximately 31.1% of the Initial Pool Balance.
MSMCH’s Commercial Mortgage Securitization Program
MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.  As a sponsor, MSMCH originates or acquires mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity.  In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions.  MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller.  MSMCH’s previous securitization programs, identified as “IQ,” “HQ” and “TOP,” typically involved multiple mortgage loan sellers.
Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated.  Mortgage loans originated and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans were included in both public and private securitizations.  MSMCH also originates subordinate and mezzanine debt which is generally not securitized.  The following table sets forth information with respect to originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by MSMCH for the five years ending on December 31, 2014.
Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non- Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2014	11.9	4.8	0.4	5.2
Year ending December 31, 2013	7.8	5.4	0.8	6.2
Year ending December 31, 2012	4.7	2.7	0.2	2.9
Year ending December 31, 2011	4.7	2.9	0.0	2.9
Year ending December 31, 2010	2.1	0.0	0.0	0.0

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties
(2)	Approximate amounts shown in billions of dollars
MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans.  MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties.  The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.
MSMCH’s Underwriting Standards
Overview.  Commercial mortgage loans originated by MSMCH are primarily originated in accordance with the procedures and underwriting standards described below.  However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by MSMCH.  Therefore, this general description of MSMCH’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it (or on its behalf) complies entirely with all standards set forth below.  For important information about any circumstances that have affected the underwriting of a mortgage loan originated or purchased by MSMCH, see “—Exceptions to Underwriting Standards” below.
Process.  The credit underwriting process for each MSMCH commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of MSMCH.  This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available:  historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements,” “—Zoning and Land Use,” “—Title Insurance Policy,” “— Property Insurance” and “—Third Party Reports” below).  In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property.  For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner.  In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.
A member of the MSMCH deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.
The MSMCH deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.  Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.
After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with MSMCH’s property-specific, cash flow underwriting guidelines.
Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees.  A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.
Credit Approval.  All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others.  After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.
Debt Service Coverage and Loan to Value Requirements.  MSMCH’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and MSMCH’s assessment of the mortgaged property’s future performance.  The debt service coverage ratio guidelines set forth above are calculated based on Underwritten Net Cash Flow at origination.  The debt service coverage ratio for each mortgage loan as reported in this prospectus supplement and APPENDIX I hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus supplement.
Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt).  It is possible that MSMCH or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory.  When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned DSCR and LTV parameters.
Amortization Requirements.  MSMCH’s underwriting guidelines generally permit a maximum amortization period of 30 years.  Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term.  If a mortgage loan has a partial interest-only period, the monthly debt service and the UW NCF DSCR set forth in this prospectus supplement and APPENDIX I to this prospectus supplement reflect a calculation of both the interest only payments and the future (larger) amortizing loan payment.  See “Description of the Mortgage Pool” in this prospectus supplement.
Escrow Requirements.  MSMCH may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves.  In addition, MSMCH may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions.  Such escrows or holdbacks may cover tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations, among other things.  Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants.  In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item.  Escrows are evaluated on a case-by-case basis and are not required for all MSMCH commercial mortgage loans.
Generally, MSMCH requires escrows as follows:
●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.
●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.
●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.
●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.
●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.
●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or already in place.
For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see APPENDIX I to this prospectus supplement.
Zoning and Land Use.  With respect to each mortgage loan, MSMCH and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, MSMCH may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.
Title Insurance Policy.  Each borrower is required to provide, and MSMCH or its counsel typically will review, a title insurance policy for the related mortgaged property.  Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.
Property Insurance.  MSMCH requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer.  Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.
Third Party Reports.  In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, MSMCH generally considered the results of third party reports as described below.  New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates).  In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.
●	Appraisal. MSMCH generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by MSMCH to assess the value of the property. Each report is reviewed by MSMCH or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus supplement for illustrative purposes only.
●	Environmental Report. MSMCH generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by MSMCH. MSMCH or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when MSMCH or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the engineer conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.
●	Physical Condition Report. MSMCH generally obtains a current physical condition report for each mortgaged property prepared by a structural engineering firm approved by MSMCH to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components.  MSMCH, or an agent, typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan.  In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, MSMCH often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.  MSMCH also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report.  See “—Escrow Requirements” above.
●	Seismic Report. MSMCH generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.
Servicing.  MSMCH currently contracts with third party servicers for servicing the mortgage loans that it originates or acquires.  Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data.  In addition, MSMCH may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.
Exceptions to Underwriting Standards.  One or more of the mortgage loans originated by MSMCH may vary from the specific MSMCH underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of MSMCH’s mortgage loans, MSMCH or another originator may not have applied each of the specific underwriting guidelines described above as the result of case by case permitted flexibility based upon other compensating factors.  None of the MSMCH Mortgage Loans was originated with any material exceptions from MSMCH’s underwriting guidelines and procedures.
Review of MSMCH Mortgage Loans
General.  In connection with the preparation of this prospectus supplement, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects.  MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party.  The review was conducted by a deal team comprised of real estate and securitization professionals and third parties.  MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor.  The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus supplement, as further described below.  No sampling procedures were used in the review process.
Database.  MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination of the MSMCH Mortgage Loans, including:
●	certain information from the mortgage loan documents;
●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;
●	insurance information for the related mortgaged properties;
●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and
●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.
MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team.  Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.
MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus supplement (particularly in Appendices I, II and III to this prospectus supplement).
Data Comparisons and Recalculation.  The depositor, on behalf of MSMCH, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus supplement.  These procedures included:
●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;
●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus supplement against the information contained in the MSMCH Data File; and
●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus supplement.
Legal Review.  For each MSMCH Mortgage Loan originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process.  MSMCH also provided to each origination counsel the representations and warranties attached as APPENDIX V to this prospectus supplement and requested that origination counsel draft exceptions to such representations and warranties.  MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in APPENDIX VI to this prospectus supplement.
For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates, if any, from a third party originator, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan.  With respect to each such MSMCH Mortgage Loan, MSMCH and its counsel prepared exceptions to the representations and warranties attached as APPENDIX V to this prospectus supplement and provided them to the depositor for inclusion in APPENDIX VI to this prospectus supplement.
In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus supplement, such as property release provisions and other provisions specifically disclosed in this prospectus supplement.
Certain Updates.  MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination.  In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries.  MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in APPENDIX III to this prospectus supplement.
Underwriting Standards.  MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated in compliance with the origination and underwriting standards described above under “—MSMCH’s Underwriting Standards” or below under “—Morgan Stanley Bank’s Underwriting Standards,” as applicable, as well as to identify any material deviations from those origination and underwriting standards.  See “—MSMCH’s Underwriting Standards” above and “—Morgan Stanley Bank’s Underwriting Standards” below.
Findings and Conclusions.  MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus supplement is accurate in all material respects.  MSMCH also found and concluded with reasonable assurance that (i) the MSMCH Mortgage Loans originated by MSMCH were originated in accordance with MSMCH’s origination procedures and underwriting standards, except to the extent described above under “—MSMCH’s Underwriting Standards—Exceptions to Underwriting Standards” and (ii) the MSMCH Mortgage Loans originated by Morgan Stanley Bank (or, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, representing approximately 7.0% of the Initial Pool Balance, originated in conjunction with a third party) were originated in accordance with Morgan Stanley Bank’s origination procedures and underwriting standards, except to the extent described below under “—Morgan Stanley Bank’s Underwriting Standards—Exceptions to Underwriting Standards.”
Repurchases and Replacements
The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans“) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured.  The following table sets forth, for the period commencing July 1, 2012 and ending June 30, 2015, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class.  The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from April 1, 2015 through June 30, 2015 was set forth in a Form ABS-15G filed by MSMCH on August 13, 2015.  The Central Index Key Number of MSMCH is 0001541557.

Repurchases and Replacements1
Asset Class:  CMBS

			Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
Name of Issuing Entity	Check if Registered	Name of Originator[2]	#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Dean Witter Capital I Series 2001-TOP1 (0001133471)(11)	X	Morgan Stanley Dean Witter Mortgage Capital Inc.	15	221,328,651	19.1%	1	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	-	0.00%	0	-	0.00%
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,189,127	1.05%	0	-	0.00%	0	-	0.00%	1	11,189,127	1.05%	0	-	0.00%	0	-	0.00%
Morgan Stanley Capital I Series 2007-IQ14 (0001398854)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	81,000,000	2.33%	0	-	0.00%	0	-	0.00%	1	81,000,000	2.33%	0	-	0.00%	0	-	0.00%
Aggregate Total			116	2,339,227,150		2	92,189,127		0	-		0	-		2	92,189,127		1	-		0	-

1.	In connection with the preparation of this prospectus supplement, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.
2.	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.
3.	Reflects aggregate numbers for all demand activity shown in this table.
4.	Includes loans for which the repurchase price or replacement asset was received during the reporting period from July 1, 2012 to June 30, 2015. The demand related to loans reported in this column may have been received prior to such reporting period.
5.	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from July 1, 2012 to June 30, 2015.
6.	Includes demands received during and prior to the reporting period from July 1, 2012 to June 30, 2015 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.
7.	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from July 1, 2012 to June 30, 2015. The demand related to loans reported in this column may have been received prior to such reporting period.
8.	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from July 1, 2012 to June 30, 2015. The demand related to loans reported in this column may have been received prior to such reporting period.

9.	Principal balance was determined as of the earlier of (i) the principal balance reported in the June 2015 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds.
10.	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the June 2015 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.
11.	With respect to the Morgan Stanley Dean Witter Capital I Series 2001-TOP1 securitization, the demand made with respect to one of the underlying loans was subsequently withdrawn. In addition, the March 2014 distribution date report showed that the current balance of such loan is $0.

Morgan Stanley Bank, N.A.
Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank”), originated (or, with respect to the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, originated in conjunction with a third party) thirteen (13) of the MSMCH Mortgage Loans, representing approximately 31.1% of the Initial Pool Balance, which MSMCH will acquire on or prior to the closing date and contribute to this securitization. Morgan Stanley Bank is also the initial holder of a portion of the Coastal Equities Retail Portfolio Non-Serviced Companion Loan.  Morgan Stanley Bank is an affiliate of Morgan Stanley & Co. LLC, an underwriter and the entity that is on the closing date expected to be the initial holder of 20% of the notional amount of each of the Class X-A Certificates, and MSMCH, a sponsor, an originator and a mortgage loan seller, and the initial holder of the Herald Center Serviced Companion Loan, and is an indirect wholly owned subsidiary of Morgan Stanley (NYSE:  MS). The headquarters of Morgan Stanley Bank are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600.  Morgan Stanley Bank also has offices in New York, New York.
Morgan Stanley Bank’s Commercial Mortgage Origination Program
Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization since at least 2011.  For the period from January 1, 2011 to June 30, 2015, Morgan Stanley Bank originated multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $19,617,082,991.
Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates.  The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York.  Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations.  Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized.  Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.
Morgan Stanley Bank’s Underwriting Standards
Overview.  Commercial mortgage loans originated by Morgan Stanley Bank are primarily originated in accordance with the procedures and underwriting standards described below.  However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Morgan Stanley Bank.  Therefore, this general description of Morgan Stanley Bank’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it (or on its behalf) complies entirely with all standards set forth below.  For important information about any circumstances that have affected the underwriting of a mortgage loan originated or purchased by Morgan Stanley Bank, see “—Exceptions to Underwriting Standards” below.
Process.  The credit underwriting process for each Morgan Stanley Bank commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of Morgan Stanley Bank.  This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available:  historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements,” “—Zoning and Land Use,” “—Title Insurance Policy,” “—Property Insurance” and “—Third Party Reports” below).  In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property.  For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner.  In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties) although forms of leases would typically be reviewed.
A member of the Morgan Stanley Bank deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.
The Morgan Stanley Bank deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.  Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.
After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Morgan Stanley Bank’s property-specific, cash flow underwriting guidelines.
Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees.  A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.
Credit Approval.  All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others.  After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.
Debt Service Coverage and Loan to Value Requirements.  Morgan Stanley Bank’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Morgan Stanley Bank’s assessment of the mortgaged property’s future performance.  The debt service coverage ratio guidelines set forth above are calculated based on Underwritten Net Cash Flow at origination.  The debt service coverage ratio for each mortgage loan as reported in this prospectus supplement and APPENDIX I hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus supplement.
Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt).  It is possible that Morgan Stanley Bank or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory.  When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned DSCR and LTV parameters.
Amortization Requirements.  Morgan Stanley Bank’s underwriting guidelines generally permit a maximum amortization period of 30 years.  Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term.  If a mortgage loan has a partial interest-only period, the monthly debt service and the UW NCF DSCR set forth in this prospectus supplement and APPENDIX I to this prospectus supplement reflect a calculation of both the interest only payments and the future (larger) amortizing loan payment.  See “Description of the Mortgage Pool” in this prospectus supplement.

Escrow Requirements.  Morgan Stanley Bank may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves.  In addition, Morgan Stanley Bank may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions.  Such escrows or holdbacks may cover tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations, among other things.  Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants.  In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item.  Escrows are evaluated on a case-by-case basis and are not required for all Morgan Stanley Bank commercial mortgage loans.
Generally, Morgan Stanley Bank requires escrows as follows:
●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.
●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.
●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.
●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.
●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or already in place.
For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see APPENDIX I to this prospectus supplement.
Zoning and Land Use.  With respect to each mortgage loan, Morgan Stanley Bank and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, Morgan Stanley Bank may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.
Title Insurance Policy.  Each borrower is required to provide, and Morgan Stanley Bank or its counsel typically will review, a title insurance policy for the related mortgaged property.  Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.
Property Insurance.  Morgan Stanley Bank requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer.  Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.
Third Party Reports.  In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, Morgan Stanley Bank generally considered the results of third party reports as described below.  New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates).  In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.
●	Appraisal. Morgan Stanley Bank generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by Morgan Stanley Bank to assess the value of the property. Each report is reviewed by Morgan Stanley Bank or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods).  Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal.  There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property.  Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller.  Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale.  Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus supplement for illustrative purposes only.
●	Environmental Report. Morgan Stanley Bank generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by Morgan Stanley Bank. Morgan Stanley Bank or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Morgan Stanley Bank or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the engineer conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.
●	Physical Condition Report. Morgan Stanley Bank generally obtains a current physical condition report for each mortgaged property prepared by a structural engineering firm approved by Morgan Stanley Bank to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Morgan Stanley Bank, or an agent, typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Morgan Stanley Bank often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Morgan Stanley Bank also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.
●	Seismic. Morgan Stanley Bank generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.
Servicing.  Morgan Stanley Bank currently contracts with third party servicers for servicing the mortgage loans that it originates or acquires.  Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data.  In addition, Morgan Stanley Bank may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.
Exceptions to Underwriting Standards.  One or more of the mortgage loans originated by Morgan Stanley Bank may vary from the specific Morgan Stanley Bank underwriting guidelines described above when additional credit positive characteristics are present as discussed above.  In addition, in the case of one or more of the mortgage loans originated by Morgan Stanley Bank, Morgan Stanley Bank may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.  None of the MSMCH Mortgage Loans originated by Morgan Stanley Bank was originated with any material exceptions from Morgan Stanley Bank’s underwriting guidelines and procedures.
CIBC Inc.
CIBC Inc. (“CIBC”), a Delaware corporation whose principal office is located in New York, New York, is a sponsor and mortgage loan seller in this transaction.  CIBC is an affiliate of CIBC World Markets Corp., an underwriter for the offering of the offered certificates.  CIBC is a majority owned subsidiary of Canadian Imperial Holdings Inc.  Canadian Imperial Holdings Inc. is a wholly-owned subsidiary of CIBC Delaware Holdings Inc., also a Delaware corporation, which is an indirect wholly owned subsidiary of Canadian Imperial Bank of Commerce.  Canadian Imperial Bank of Commerce is a bank chartered under the Bank Act of Canada, having its head office in the City of Toronto, in the Province of Ontario, Canada.  It is licensed to do business in the United States through its agency located in New York, New York.
CIBC’s Commercial Mortgage Securitization Program
CIBC underwrites and originates mortgage loans secured by commercial or multifamily properties for its securitization program.  As sponsor, CIBC sells the loans it originates through commercial mortgage-backed securitizations.  CIBC began originating commercial and multifamily mortgage loans for securitization in 1997 and began securitizing commercial and multifamily mortgage loans in 1998.  In 2010, CIBC formed a joint venture with BSSF Commercial Mortgage Member L.L.C. (“BSSF”) to originate and/or acquire and securitize fixed rate commercial and multifamily mortgage loans and invest in certain classes of the securities issued in those securitizations.  The joint venture is CIBX Commercial Mortgage, LLC (“CIBX”), a Delaware limited liability company, and CIBC managed the origination and securitization process of CIBX.  As of June 30, 2015, the total amount (by principal balance at the cut-off of the related securitization) of commercial mortgage loans originated and securitized by CIBC (exclusive of its services on behalf of CIBX) is in excess of $21 billion.  In the calendar year ended December 31, 2014, CIBC originated approximately $1.4 billion of commercial mortgage loans and securitized approximately $1.2 billion of commercial mortgage loans.
The commercial mortgage loans originated or acquired by CIBC are fixed rate loans and include both smaller “conduit” loans and large loans.  CIBC primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also can originate loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties.  CIBC originates loans in the United States and the Commonwealth of Puerto Rico.
As a sponsor, CIBC originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, intends to initiate their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the trust for the related securitization.  In coordination with its affiliate, CIBC World Markets Corp., and other underwriters, CIBC works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transactions.  CIBC acts as sponsor, originator or mortgage loan seller in transactions in which other entities act as sponsor and/or mortgage loan seller.  Some of these mortgage loan sellers may be affiliated with underwriters on the transactions.
Neither CIBC nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations.  Instead, CIBC sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between CIBC, as sponsor, and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” in this prospectus supplement.
CIBC’s Underwriting Guidelines and Processes
Overview.  Each of the CIBC mortgage loans was originated by CIBC.  Set forth below is a discussion of certain general underwriting guidelines and processes with respect to the mortgage loans originated by CIBC for securitization.
However, given the unique nature of income-producing real properties, variations from these procedures and guidelines may be implemented as a result of various conditions, including a CIBC mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by CIBC.  Therefore, this general description of CIBC’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated or purchased by it (or on its behalf) complies entirely with all guidelines set forth below.  For important information about the circumstances that have affected the underwriting of particular CIBC mortgage loans, see “—Exceptions to CIBC’s Disclosed Underwriting Guidelines” below and APPENDIX VI to this prospectus supplement.
Loan Analysis.  Generally both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan.  The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches, prior experience as an owner and operator of commercial real estate properties and the borrower’s financial capacity.  The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases.  The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained.  Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property.  The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.
Debt Service Coverage Ratio and Loan-to-Value Ratio.  The underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.  CIBC’s underwriting guidelines generally require, without regard to any other debt, a debt service coverage ratio (calculated for this purpose using a 30-year amortization term) of not less than 1.25x and a loan-to-value ratio of not more than 75%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and CIBC’s assessment of the mortgaged property’s future performance.  The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination.  The debt service coverage ratio for each mortgage loan as reported in this prospectus supplement and APPENDIX I hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus supplement.
The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by CIBC and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the mortgage loan.  However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral.  For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized.  There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance.  As described above, for the purpose of determining whether a mortgage loan’s debt service coverage ratio meets CIBC’s underwriting criteria, the debt service coverage ratio is calculated based on a debt service payment using a 30-year amortization term, however if a loan’s debt service coverage ratio is less than 1.25x because its debt service payment is calculated on an amortization schedule less than 30 years but its debt service coverage ratio calculated using a 30-year amortization term is equal to or greater than 1.25x, that loan meets CIBC’s underwriting criteria for debt service coverage ratio.  The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.  In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt.  Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account.  Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.
Additional Debt.  Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt.
The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.
Mortgage Loan Terms.  CIBC’s underwriting guidelines generally require that the term of a mortgage loan be not less than five years and not more than ten years.
Escrow Requirements.  CIBC may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts.  In addition, CIBC may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions.  Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants.  Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by CIBC.  The typical required escrows for mortgage loans originated by CIBC are as follows:
●	Taxes. An initial deposit and monthly escrow deposits equal to approximately 1/12 of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide CIBC with sufficient funds to satisfy all taxes and assessments. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or CIBC may not require the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) any Escrow/Reserve Mitigating Circumstances exist.
●	Insurance. An initial deposit and monthly escrow deposits equal to approximately 1/12 of the estimated annual property insurance premium are required to provide CIBC with sufficient funds to pay all insurance premiums. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the borrower maintains a blanket insurance policy; (ii) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may not require the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); (iii) the borrower agrees to escrow and maintain a “static” reserve in the amount equal to the aggregate amount of a fixed number of monthly escrow deposit amounts; or (iv) any Escrow/Reserve Mitigating Circumstances exist.
●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant or another third party is responsible for the repairs and maintenance of the mortgaged property (or may not require the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); or (ii) any Escrow/Reserve Mitigating Circumstances exist.

●	Tenant Improvement/Lease Commissions. A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; (ii) the rent for the space in question is considered below market; or (iii) any Escrow/Reserve Mitigating Circumstances exist.
●	Deferred Maintenance. A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) a tenant (which may include a ground lease tenant) at the related mortgaged property or other third party is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances exist.
●	Environmental Remediation. An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; (iii) a third party unrelated to the borrower is identified as the responsible party; or (iv) any Escrow/Reserve Mitigating Circumstances exist.
CIBC may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”):  (i) the amounts involved are de minimis, (ii) the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) CIBC has structured springing escrows that arise for identified risks, (v) CIBC has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, (vi) CIBC believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve, (vi) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association or (vii) a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.
For a description of the escrows collected with respect to the CIBC mortgage loans, please see APPENDIX I to this prospectus supplement.
Zoning and Building Code Compliance.  In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.
In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In those cases, CIBC may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CIBC may require the borrower to remediate that violation and, subject to the discussion under “—CIBC’s Underwriting Guidelines and Processes—Escrow Requirements” above, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.
Title Insurance Policy.  The borrower is required to provide, and CIBC reviews, a title insurance policy for each mortgaged property.  The title insurance policy must meet the following requirements:  (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the mortgaged property is located; and (e) the legal description of the mortgaged property in the title policy must conform to that shown on the survey of the mortgaged property, where a survey has been required.
Property Insurance.  Except in certain instances where sole or significant tenants (which may include ground lease tenants) are required to obtain insurance or may self-insure, the borrower is required to provide, and CIBC’s insurance consultant reviews, certificates of required insurance with respect to the mortgaged property.  Such insurance may include:  (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the mortgaged property is located in a flood hazard area, flood insurance; and (5) such other coverage as CIBC may require based on the specific characteristics of the mortgaged property.
Third Party Reports.  In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CIBC mortgage loans, CIBC generally considered the results of third party reports as described below.  New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates).
●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan. Each appraisal must meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The appraisal is based on the current use of the mortgaged property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, CIBC may also obtain a value on an “as-stabilized” basis reflecting leases that have been executed but tenants have not commenced paying rent or on an “as-completed” basis reflecting completion of capital improvements that are being undertaken at the mortgaged property. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation. CIBC then determines the loan-to-value ratio of the mortgage loan in each case based on the value set forth in the appraisal.
●	Environmental Assessment. In most cases, a Phase I environmental site assessment (“ESA”) will be required with respect to the real property collateral for each mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Furthermore, an ESA conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial ESA, additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral may be required. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response, CIBC either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the mortgaged property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.
Certain of the mortgage loans may also have environmental insurance policies.  See “Risk Factors—Risks Related to the Mortgage Loans—Environmental Risks Relating to Specific Mortgaged Properties May Adversely Affect Payments on Your Certificates” above.
●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. In cases in which the engineering assessment identifies material repairs or replacements needed immediately, CIBC generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, CIBC may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zone 3 or 4.
Notwithstanding the foregoing, engineering inspections and seismic reports may not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.
Exceptions to CIBC’s Disclosed Underwriting Guidelines
One or more of the mortgage loans originated by CIBC may vary from the specific CIBC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of CIBC’s mortgage loans, CIBC or another originator may not have applied each of the specific underwriting guidelines described above as the result of case‑by‑case permitted flexibility based upon other compensating factors. None of the CIBC mortgage loans was originated with any material exceptions from CIBC’s underwriting guidelines and procedures.
Review of CIBC Mortgage Loans
General.  In connection with the preparation of this prospectus supplement, CIBC conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the CIBC mortgage loans is accurate in all material respects.  The review of the CIBC mortgage loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of CIBC's affiliates (including CIBC), or, in certain circumstances, are consultants engaged by CIBC (the “CIBC Deal Team”).  CIBC determined the nature, extent and timing of the review and the level of assistance provided by any third party.  CIBC has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor.  The review procedures described below were employed with respect to all of the CIBC mortgage loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus supplement, as further described below.  No sampling procedures were used in the review process.
Database.  To prepare for securitization, members of the CIBC Deal Team updated its internal origination database of loan-level and property-level information relating to each CIBC mortgage loan.  The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CIBC during the underwriting process.  After origination or acquisition of each CIBC mortgage loan, the CIBC Deal Team updated the information in the database with respect to such CIBC mortgage loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the CIBC Deal Team.
CIBC created a data file (the “CIBC Data File”) containing detailed information regarding each CIBC mortgage loan from the information in the database referred to in the prior paragraph.  The CIBC Data File was used by the CIBC Deal Team to provide the numerical information regarding the CIBC mortgage loans in this prospectus supplement.
Data Comparison and Recalculation.  The depositor, on behalf of CIBC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by CIBC, relating to CIBC mortgage loan information in this prospectus supplement.  These procedures included:
●	comparing the information in the CIBC Data File against various source documents provided by CIBC that are described above under “—Database”;
●	comparing numerical information regarding the CIBC mortgage loans and the related mortgaged properties disclosed in this prospectus supplement against the information contained in the CIBC Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CIBC mortgage loans disclosed in this prospectus supplement.
Legal Review.  CIBC engaged various law firms to conduct certain legal reviews of the CIBC mortgage loans for disclosure in this prospectus supplement.  In anticipation of the securitization of each CIBC mortgage loan, origination counsel assisted in completion of certain due diligence questionnaires designed to identify certain material deviations from mortgage loan disclosures in this prospectus supplement.  In addition, origination counsel for each CIBC mortgage loan reviewed CIBC’s representations and warranties set forth on APPENDIX V to this prospectus supplement and, if applicable, identified exceptions to those representations and warranties.
Securitization counsel was also engaged to assist in the review of the CIBC mortgage loans.  Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain CIBC mortgage loans marked against the standard form document, and (ii) a review of due diligence questionnaires completed by the CIBC Deal Team and origination counsel.  Securitization counsel also reviewed the property release provisions, if any, for each CIBC mortgage loan with multiple mortgaged properties for compliance with the REMIC provisions.
Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in APPENDIX III to this prospectus supplement, based on their respective reviews of pertinent sections of the related mortgage loan documents.
Certain Updates.  On a case-by-case basis as deemed necessary by CIBC, with respect to any pending litigation that existed at the origination of any CIBC mortgage loan that is material and not covered by insurance, CIBC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.  CIBC confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for CIBC mortgage loans.  In addition, if CIBC became aware of a significant natural disaster in the immediate vicinity of any mortgaged property securing a CIBC mortgage loan, CIBC obtained information on the status of the mortgaged property from the related borrower to confirm no material damage to the mortgaged property.
Underwriting Standards.  The CIBC Deal Team also consulted with CIBC personnel responsible for the origination of the CIBC mortgage loans to confirm that the CIBC mortgage loans were originated or acquired in compliance with the origination and underwriting criteria described above under “—CIBC’s Underwriting Guidelines and Processes,” as well as to identify any material deviations from those origination and underwriting criteria.  See “—Exceptions to CIBC’s Disclosed Underwriting Guidelines” above in this prospectus supplement.

Findings and Conclusions.  CIBC found and concluded with reasonable assurance that the disclosure regarding the CIBC mortgage loans in this prospectus supplement is accurate in all material respects.  CIBC also found and concluded with reasonable assurance that the CIBC mortgage loans were originated in accordance with CIBC’s origination procedures and underwriting standards, except to the extent described above under “—Exceptions to CIBC's Disclosed Underwriting Guidelines.”
Repurchases and Replacements
CIBC’s most recently filed Form ABS-15G was filed with the SEC on August 14, 2015 and covers the period from and including April 1, 2015 to and including June 30, 2015.  CIBC’s CIK number is 0001548567.  With respect to the period from and including July 1, 2012 to and including June 30, 2015, the following table provides information required by Rule 15Ga-1 regarding repurchase or replacement requests in connection with breaches of representations and warranties made by CIBC as a sponsor of commercial mortgage securitizations.

Repurchases and Replacements
Asset Class:  Commercial Mortgages

			Total Assets in ABS by Originator			Assets That Were Subject of Demand[1]			Assets That Were Repurchased or Replaced[1]			Assets Pending Repurchase or Replacement (within cure period)[1]			Demand in Dispute[1]			Demand Withdrawn[1]			Demand Rejected[1]
Name of Issuing Entity	Check if Registered	Name of Originator	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-C3 (CIK # 0001209655)	X	CIBC Inc.	26	255,720,442	100	1	10,718,582	4.47	0	0	0.00	0	0	0.00	1	10,718,582	4.47	0	0	0.00	0	0	0.00[2,4]
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC8 (CIK # 0001283891)	X	CIBC Inc.	45	528,766,659	100	1	20,030,187	52.1	0	0	0.00	0	0	0.00	1	20,030,187	52.1	0	0	0.00	0	0	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-CIBC19 (CIK # 0001399797)	X	CIBC Inc.	116	1,464,514,801	100	1	9,414,421	0.97[3]	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	9,414,421	0.97[2,3]

1.	The repurchase activity included herein as assets subject to demand (columns g/h/i) includes new demands received during the reporting period, if any, and demands received in prior reporting periods. Each asset included as an asset subject to demand (columns g/h/i) is also categorized and included as an asset pending repurchase or replacement within the cure period (columns m/n/o) or as a demand in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u) or (iii) the rejection of such demand (columns v/w/x), as applicable.
The repurchase activity reported herein is described in terms of a particular loan’s status as of the end of the reporting period (for columns g-x).  The principal balances presented and used for calculations of percentages presented are principal balances as reported on trustee’s reports and servicer’s reports.  The principal balances on those reports may reflect reductions based on the principal portion of any servicer advances that may have been made with respect to the related loan(s).
2.	The asset subject to the repurchase request was liquidated during, or prior to, the reporting period. For each asset that was paid off or liquidated during, or prior to, the reporting period, the outstanding principal balance is calculated as of the time of payoff or liquidation, and the percentage of principal balance is calculated by dividing the outstanding principal balance by the total CIBC pool balance as of the immediately preceding trustee’s report.
3.	At the conclusion of the trial based on the claim for repurchase, the jury returned a verdict in favor of CIBC Inc. and the United States District Court, Southern District of New York ordered the related complaint dismissed in the related Judgment dated May 31, 2012.
4.	At the conclusion of the trial based on the claim for repurchase, the Circuit Court of Cook County, Illinois (the “Circuit Court”) entered a judgment in favor of Wells Fargo Bank Minnesota, NA, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-C3 holding that CIBC Inc. breached the representation in question. Because the asset subject to the repurchase request had already been liquidated, no repurchase was required, and damages were awarded in an amount equal to the repurchase price under the contract. The parties appealed, and on February 25, 2015, the Appellate Court of Illinois First Judicial District affirmed the Circuit Court’s judgment in its entirety. As of the end of the reporting period ending June 30, 2015, such damages had not been paid.

Starwood Mortgage Funding III LLC
General
Starwood Mortgage Funding III LLC (“SMF III”) is a limited liability company organized under the laws of the state of Delaware and a wholly-owned subsidiary of Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, including SMF III, “Starwood”).  SMC is affiliated with LNR Property LLC, an international commercial real estate company specializing in property development, specialty finance, asset management, investing and special servicing of CMBS loans.  SMF III is a sponsor of, and a seller of certain mortgage loans into this securitization.  Starwood was formed to invest in commercial real estate debt.  The executive offices of Starwood are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139.  Starwood also maintains offices in Charlotte, North Carolina, Newport Beach, California and New York, New York.
SMF III is an affiliate of LNR Partners, LLC, the special servicer of the 261 Fifth Avenue loan pair, prior to the closing date, under the BACM 2015-UBS7 pooling and servicing agreement.
Pursuant to interim servicing agreements between Wells Fargo Bank, National Association, which is the master servicer, and SMF III, Wells Fargo Bank, National Association acts as interim servicer with respect to all of the mortgage loans to be contributed to this securitization by SMF III.
Morgan Stanley Bank, an originator and an affiliate of an underwriter and a sponsor and mortgage loan seller, provides short-term warehousing of mortgage loans originated by SMC through a master repurchase facility.  Nine (9) of the SMF III Mortgage Loans, representing approximately 7.1% of the initial pool balance, are subject to such master repurchase facility.
SMF III is using the proceeds from its sale of the SMF III Mortgage Loans to the depositor to, among other things, simultaneously reacquire such mortgage loans from Morgan Stanley Bank free and clear of any liens.
Starwood’s Securitization Program
This is the fortieth commercial mortgage securitization to which Starwood is contributing loans; however, certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank and Banc of America Securities.  These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans.  Starwood securitized approximately $5.28 billion of commercial loans in its prior securitizations.
Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America.  Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five and ten years.  Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.
Review of SMF III Mortgage Loans
Overview.  SMF III has conducted a review of the SMF III Mortgage Loans in connection with the securitization described in this prospectus supplement.  The review of the SMF III Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”).  The review procedures described below were employed with respect to all of the SMF III Mortgage Loans.  No sampling procedures were used in the review process.
Database.  To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMF III Mortgage Loan.  The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the

Starwood Review Team during the underwriting process.  After origination of each SMF III Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMF III Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.
A data tape (the “SMF III Data Tape”) containing detailed information regarding each SMF III Mortgage Loan was created from the information in the database referred to in the prior paragraph.  The SMF III Data Tape was used to provide the numerical information regarding the SMF III Mortgage Loans in this prospectus supplement.
Data Comparison and Recalculation.  The depositor, on behalf of SMF III, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMF III, relating to information in this prospectus supplement regarding the SMF III Mortgage Loans.
These procedures included:
●	comparing the information in the SMF III Data Tape against various source documents provided by SMF III that are described above under “—Database”;
●	comparing numerical information regarding the SMF III Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus supplement against the SMF III Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the SMF III Mortgage Loans disclosed in this prospectus supplement.
Legal Review.  Starwood engaged various law firms to conduct certain legal reviews of the SMF III Mortgage Loans for disclosure in this prospectus supplement.  In anticipation of the securitization of each SMF III Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties.  Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.
Legal counsel was also engaged in connection with this securitization to assist in the review of the SMF III Mortgage Loans.  Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMF III Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMF III Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a due diligence questionnaire relating to the SMF III Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMF III Mortgage Loans.
Other Review Procedures.  With respect to any material pending litigation of which Starwood was aware at the origination of any SMF III Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.
The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMF III Mortgage Loans to determine whether any SMF III Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Starwood’s Underwriting Guidelines and Procedures” below.
Findings and Conclusions.  Based on the foregoing review procedures, Starwood determined that the disclosure regarding the SMF III Mortgage Loans in this prospectus supplement is accurate in all material respects.  Starwood also determined that the SMF III Mortgage Loans were originated in accordance with Starwood’s origination procedures and underwriting criteria.  SMF III attributes to itself all findings and conclusions resulting from the foregoing review procedures.
Starwood’s Underwriting Guidelines and Processes
Overview.  Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by Starwood for securitization.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors.  Therefore, this general description of Starwood’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below.  For important information about the circumstances that have affected the underwriting of an SMF III Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus supplement, the other subsections of this “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” section and “Exceptions to Mortgage Loan Representations and Warranties” of APPENDIX VI to this prospectus supplement.
If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated:  (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.
Loan Analysis.  Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan.  The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches.  The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases.  The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained.  Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property.  The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.  Unless otherwise specified in this prospectus supplement, all financial, occupancy and other information contained in this prospectus supplement is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.
Loan Approval.  All mortgage loans originated by Starwood require approval by a loan credit committee which includes senior executives of SMC.  The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.
Debt Service Coverage Ratio and Loan-to-Value Ratio.  Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors.  For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.
In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower.  Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.  Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.  The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt.  Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional pari passu or subordinate debt, whether secured or unsecured.  It is possible that an affiliate of Starwood may be the lender on that additional debt.
The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.
Assessments of Property Condition.  As part of the underwriting process, the property assessments and reports described below generally will be obtained:
●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.
●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E 1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.
Depending on the findings of the initial environmental assessment, any of the following may be required:  additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.
●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.
●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.
However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements.  Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves.  Generally, the required escrows for mortgage loans originated by Starwood are as follows:
●	Taxes - typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance - if the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.
●	Replacement Reserves - replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Completion Repair/Environmental Remediation - typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.
●	Tenant Improvement/Lease Commissions - in most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.
Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.  In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.
For a description of the escrows collected with respect to the SMF III Mortgage Loans, please see APPENDIX I to this prospectus supplement.
Title Insurance Policy.  The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property.  The title insurance policies provided typically must meet the following requirements:  (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c)

protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.
Property Insurance.  Starwood typically requires the borrower to provide one or more of the following insurance policies:  (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance.  In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.
Exceptions to Starwood’s Disclosed Underwriting Guidelines
None of the SMF III Mortgage Loans were originated with any material exceptions from Starwood’s underwriting guidelines and procedures.
Servicing
Interim servicing for all loans originated by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association.  Generally, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization.  From time to time, the interim servicer may retain primary servicing.
Compliance with Rule 15Ga-1 under the Exchange Act
Starwood has no history as a securitizer prior to February 2012.  SMC most recently filed a Form ABS-15G on February 13, 2015.  SMC’s Central Index Key is 0001548405.  Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.
The Depositor
Banc of America Merrill Lynch Commercial Mortgage Inc. (the “Depositor”), is a Delaware corporation and was organized on December 13, 1995 for the limited purpose of acquiring, owning and transferring mortgage assets and selling interests in the mortgage assets or bonds secured by the mortgage assets.  The Depositor was originally incorporated in the State of Delaware on December 13, 1995 under the name “NationsLink Funding Corporation” and filed Certificates of Amendment to its Certificate of Incorporation changing its name to “Banc of America Commercial Mortgage Inc.” on August 24, 2000 and further changing its name to “Banc of America Merrill Lynch Commercial Mortgage Inc.” on July 1, 2010.  The Depositor is a subsidiary of Bank of America, National Association.  The Depositor maintains its principal office at One Bryant Park, New York, New York 10036.  The Depositor’s telephone number is (980) 388 7451.
The depositor will have minimal ongoing duties with respect to the Offered Certificates and the mortgage loans.  These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the Certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s bad faith, negligence or malfeasance in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity.  The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The Issuing Entity
The issuing entity with respect to the Offered Certificates will be Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25 (the “Issuing Entity”).  The Issuing Entity will be a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement.  The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the Certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus supplement.  Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments.  The Issuing Entity may not lend or borrow money, except that the master servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the Issuing Entity, but only to the extent the advancing party deems such Advances to be recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support.  The Pooling and Servicing Agreement may be amended as described in this prospectus supplement under “Description of the Offered Certificates—Amendments to the Pooling and Servicing Agreement.”  The Issuing Entity administers the mortgage loans through the trustee, the certificate administrator, the custodian, the master servicer and the special servicer.  A discussion of the duties of the trustee, the certificate administrator, the custodian, the master servicer, the trust advisor and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus supplement under “Transaction Parties,” “—The Trustee,” “—The Certificate Administrator and Custodian,” “—The Master Servicer,” “—The Special Servicer,” “—The Trust Advisor” and “Servicing of the Mortgage Loans.”
The only assets of the Issuing Entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Collection Account and other accounts are invested.  The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties, and the other activities described in this prospectus supplement, and indemnity obligations to the trustee, the certificate administrator, the custodian, the master servicer, the trust advisor and the special servicer.  The fiscal year of the Issuing Entity is the calendar year.  The Issuing Entity has no executive officers or board of directors and acts through the depositor, the trustee, the certificate administrator, the custodian, the master servicer and the special servicer.
The depositor is contributing the mortgage loans to the Issuing Entity.  The depositor is purchasing the mortgage loans from the mortgage loan sellers, as described in this prospectus supplement under “Description of the Mortgage Pool—Sale of the Mortgage Loans” and “—Representations and Warranties.”
Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws.  Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the Issuing Entity would be characterized as a “business trust.”
The depositor has been formed for the purpose of acting as a depositor in asset backed securities transactions.  In connection with the sale of the mortgage loans from each mortgage loan seller to the depositor and from the depositor to the Issuing Entity, certain legal opinions are required.  To the extent relating to an entity subject to Title 11 of the United States Code (the “Bankruptcy Code”), those opinions are generally to the effect that:
(1)        if such mortgage loan seller were to become a debtor in a properly presented case under the Bankruptcy Code, a federal bankruptcy court would determine that (a) a transfer of the mortgage loans by the related mortgage loan seller to the depositor (including collection thereon) in the form and manner set forth in the related mortgage loan purchase agreement would constitute a true sale or absolute transfer of such mortgage loans (including the collections thereon), rather than a borrowing by the related mortgage loan seller from the depositor secured by those mortgage loans, so that those mortgage loans (including the collections thereon) would not be property of the estate of the related mortgage loan seller under Section 541(a) of the Bankruptcy Code, and thus (b) the depositor’s rights to the related mortgage loans (including the collections thereon) would not be impaired by the operation of Section 362(a) of the Bankruptcy Code; and

(2)        if the depositor were to become a debtor in a properly presented case under the Bankruptcy Code, a federal bankruptcy court would determine that (a) a transfer of the related mortgage loans by the depositor to the Issuing Entity (including the collections thereon) in the form and manner set forth in the Pooling and Servicing Agreement would constitute a true sale or absolute transfer of those mortgage loans (including the collections thereon), rather than a borrowing by the depositor from the Issuing Entity secured by those mortgage loans, so that those mortgage loans (including the collections thereon) would not be property of the estate of the depositor under Section 541(a) of the Bankruptcy Code, and thus (b) the Issuing Entity’s rights to the related mortgage loans (including the collections thereon) would not be impaired by the operation of Section 362(a) of the Bankruptcy Code.
Such legal opinions are based on numerous assumptions, and there can be no assurance that all of such assumed facts are true, or will continue to be true.  Moreover, there can be no assurance that a court would rule as anticipated in the foregoing legal opinions.  Accordingly, although the transfer of the underlying mortgage loans from each mortgage loan seller to the depositor and from the depositor to the Issuing Entity has been structured as a sale, there can be no assurance that the sale of the underlying mortgage loans will not be recharacterized as a pledge, with the result that the depositor or Issuing Entity is deemed to be a creditor of the related mortgage loan seller rather than an owner of the mortgage loans.  See “Risk Factors—Risks Related to the Offered Certificates—The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans.”
The Trustee, Certificate Administrator and Custodian
U.S. Bank National Association, a national banking association (“U.S. Bank”), will act as trustee (in such capacity, the “Trustee”), certificate administrator (in such capacity, the “Certificate Administrator”) and custodian (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement.  With respect to each Non-Serviced Loan Combination, the custodian under the securitization of the related Non-Serviced Companion Loan (or applicable portion thereof) will act as the custodian of the related mortgage loan documents (other than any related promissory notes not included in such other securitization).
U.S. Bancorp, with total assets exceeding $419 billion as of June 30, 2015, is the parent company of U.S. Bank, the fifth largest commercial bank in the United States. As of June 30, 2015, U.S. Bancorp served approximately 18 million customers and operated over 3,000 branch offices in 25 states. A network of specialized U.S. Bancorp offices across the nation provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses, and institutions.
U.S. Bank has one of the largest corporate trust businesses in the country with office locations in 51 domestic and 2 international cities.  The Pooling and Servicing Agreement will be administered from U.S. Bank’s corporate trust office located at 190 S. LaSalle, 7th Floor, Mailcode MK-IL-SL7C, Chicago, Illinois 60603, and its office for certificate transfer purposes is located at 111 Fillmore Avenue, St. Paul, Minnesota 55107, Attention: Bondholder Services – MSBAM 2015-C25.
U.S. Bank has provided corporate trust services since 1924.  As of June 30, 2015, U.S. Bank was acting as trustee with respect to over 85,000 issuances of securities with an aggregate outstanding principal balance of over $3.3 trillion.  This portfolio includes corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations.
The Certificate Administrator will be required to make each monthly statement available to the Certificateholders via the Certificate Administrator’s internet website at http://www.usbank.com/abs.  Certificateholders with questions may direct them to the Certificate Administrator’s bondholder services group at (800) 934-6802.
As of June 30, 2015, U.S. Bank (and its affiliate U.S. Bank Trust National Association) was acting as trustee, certificate administrator and custodian on 258 issuances of commercial mortgage-backed securities with an outstanding aggregate principal balance of approximately $167,165,300,000.
Under the terms of the Pooling and Servicing Agreement, U.S. Bank will be responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports.  The distribution reports will be reviewed by an analyst and then by a supervisor using a transaction-specific review spreadsheet.  Any corrections identified by the supervisor will be corrected by the analyst and reviewed by the supervisor.  The supervisor also will be responsible for the timely delivery of reports to the administration unit for processing all cash flow items.  As certificate administrator, U.S. Bank National Association will also be responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the Issuing Entity and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity.  In the past three years, U.S. Bank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage backed securities.
U.S. Bank will act as custodian of the Mortgage Files pursuant to the Pooling and Servicing Agreement.  As custodian, U.S. Bank is responsible for holding the Mortgage Files on behalf of the trustee.  U.S. Bank will hold the Mortgage Files in one of its custodial vaults, which are located at 1133 Rankin Street, Suite 100, St. Paul, Minnesota 55116, Attention: Document Custody Services – MSBAM 2015-C25.  The Mortgage Files are tracked electronically to identify that they are held by U.S. Bank pursuant to the Pooling and Servicing Agreement.  U.S. Bank uses a barcode tracking system to track the location of, and owner or secured party with respect to, each file that it holds as custodian, including the Mortgage Files held on behalf of the Trustee. As of June 30, 2015, U.S. Bank holds approximately 10,315,000 document files for approximately 980 entities and has been acting as a custodian for over 20 years.
In its capacity as trustee on commercial mortgage securitizations, U.S. Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, U.S. Bank, in its capacity as trustee, has not been required to make an advance on a domestic commercial mortgage-backed securities transaction.
Since 2014 various plaintiffs or groups of plaintiffs, primarily investors, have filed claims against U.S. Bank, in its capacity as trustee or successor trustee (as the case may be) under certain residential mortgage-backed securities (“RMBS”) trusts.  The plaintiffs or plaintiff groups have filed substantially similar complaints against other RMBS trustees, including Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and Wells Fargo.  The complaints against U.S. Bank allege the trustee caused losses to investors as a result of alleged failures by the sponsors, mortgage loan sellers and servicers for these RMBS trusts and assert causes of action based upon the trustee's purported failure to enforce repurchase obligations of mortgage loan sellers for alleged breaches of representations and warranties concerning loan quality.  The complaints also assert that the trustee failed to notify securityholders of purported events of default allegedly caused by breaches of servicing standards by mortgage loan servicers and that the trustee purportedly failed to abide by a heightened standard of care following alleged events of default.
Currently U.S. Bank is a defendant in multiple actions alleging individual or class action claims against the trustee with respect to multiple trusts as described above with the most substantial case being:  BlackRock Balanced Capital Portfolio et al v. U.S. Bank National Association, No. 605204/2015 (N.Y. Sup. Ct.) (class action alleging claims with respect to approximately 794 trusts) and its companion case BlackRock Core Bond Portfolio et al v. U.S. Bank National Association, No. 14-cv-9401 (S.D.N.Y.).  Some of the trusts implicated in the aforementioned Blackrock cases, as well as other trusts, are involved in actions brought by separate groups of plaintiffs related to no more than 100 trusts per case.
There can be no assurance as to the outcome of any of the litigation, or the possible impact of these litigations on the trustee or the RMBS trusts.  However, U.S. Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.
The Trust Advisor
Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as trust advisor under the Pooling and Servicing Agreement.   Pentalpha Surveillance, located at 375 N. French Road, Amherst, New York 14228, is privately held and primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.  Pentalpha Surveillance is an affiliate of the privately-owned Pentalpha group of companies, which is headquartered at Two Greenwich Office Park, Greenwich, Connecticut.  The Pentalpha group of companies was founded in 1995 and is managed by James Callahan.  Mr. Callahan has historically focused on subordinate debt trading of commercial mortgage-backed securities and residential mortgage-backed securities, as well as securities backed by consumer and corporate loans.
Pentalpha Surveillance maintains proprietary software and a team of industry operations veterans dedicated to investigating and resolving securitization matters including, but not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes.  Loans collateralized by commercial and residential real estate debt represent the majority of its focus.  Some of the company’s oversight assignments utilize “after the action” compliance reviews while others are more proactive and include delegated authority that requires Pentalpha Surveillance to provide “loan-level preapprovals” before a vendor takes an action.  More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.
Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government.  As of August 31, 2015, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 73 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $82 billion since October 2010.
Pentalpha Surveillance is not an affiliate of the Issuing Entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the controlling class representative, any “originator” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Issuing Entity.
From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business.  However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as trust advisor pursuant to the Pooling and Servicing Agreement or that is material to the holders of the Certificates.
The information set forth in this subheading “—The Trust Advisor” concerning Pentalpha Surveillance and its affiliates has been provided by Pentalpha Surveillance.
The Master Servicer
Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the mortgage loans to be deposited into the Issuing Entity and as primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is also servicing the Coastal Equities Retail Portfolio Non-Serviced Loan Combination as the master servicer under the MSBAM 2015-C24 PSA. Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company.  On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company.  On March 20, 2010, Wachovia merged with and into Wells Fargo.  Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.
The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612.  The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202.
Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years.  Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS.  Wells Fargo reports to trustees and certificate administrators in the CREFC® format.  The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 9/30/2015
By Approximate Number:	35,189	33,354	33,590	32,950
By Approximate Aggregate Unpaid Principal Balance (in billions):	$428.52	$434.37	$474.38	$490.94
Within this portfolio, as of September 30, 2015, are approximately 24,056 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $403.5 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities.  In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors.  The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2015, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.
In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions.  This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.
The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations.  The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2012	$ 331,765,453,800	$ 2,133,375,220	0.64%
Calendar Year 2013	$ 346,011,017,466	$ 2,158,219,403	0.62%
Calendar Year 2014	$ 377,947,659,331	$ 1,750,352,607	0.46%
YTD Q3 2015	$ 391,394,556,943	$ 1,652,387,266	0.42%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.
Wells Fargo is rated by Fitch Ratings, Inc. (“Fitch”), Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans.  Wells Fargo’s servicer ratings by each of these agencies are outlined below:

	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2
The long-term deposits of Wells Fargo are rated “AA-” by S&P, “Aa1” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA” by Fitch.  The short-term deposits of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event.  Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects.  The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.
Wells Fargo may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries.  Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder.  Wells Fargo may engage third-party vendors to provide technology or process efficiencies.  Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law.  Wells Fargo has entered into contracts with third-party vendors for the following functions:
●	provision of Strategy and Strategy CS software;
●	tracking and reporting of flood zone changes;
●	abstracting of leasing consent requirements contained in loan documents;
●	legal representation;
●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;
●	performance of property inspections;
●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and
●	Uniform Commercial Code searches and filings.
Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the mortgage loans and the Serviced Companion Loans.  Wells Fargo monitors and reviews the performance of sub-servicers appointed by it.  Generally, all amounts received by Wells Fargo on the mortgage loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus supplement.  On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.
Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the mortgage loans, the Serviced Companion Loans, or the Serviced B Notes.  On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the mortgage loans, the Serviced Companion Loans, the Serviced B Notes or otherwise.  To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.
A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.
Wells Fargo & Company files reports with the SEC as required under the Exchange Act.  Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.
The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related mortgage loans and the primary servicing rights with respect to certain of the related mortgage loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such mortgage loans.
Pursuant to certain interim servicing agreements between Wells Fargo and MSMCH or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by MSMCH or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the MSMCH mortgage loans.
Pursuant to certain interim servicing agreements between Wells Fargo and Bank of America or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Bank of America or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the Bank of America mortgage loans.
Pursuant to certain interim servicing agreements between Wells Fargo and SMF III or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by SMF III or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the SMF III mortgage loans.
The foregoing information set forth under this subheading “—The Master Servicer” concerning the master servicer and its affiliates has been provided by Wells Fargo.
The Special Servicer
Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be the initial special servicer (the “Special Servicer”) and in such capacity will be responsible for the servicing and administration of the Specially Serviced Mortgage Loans and REO Properties (other than REO Properties relating to Non-Serviced Mortgage Loans) and performing certain reviews of material actions with respect to mortgage loans (other than any Non-Serviced Mortgage Loan, or any excluded special servicer mortgage loan) when such mortgage loans are not Specially Serviced Mortgage Loans, in each case pursuant to the Pooling and Servicing Agreement. With respect to any Excluded Special Servicer Mortgage Loans with respect to which Midland obtains knowledge that it has become a Borrower Party, the related Excluded Special Servicer will act as special servicer with respect to such Excluded Special Servicer Mortgage Loan.
Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.
Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets.  Midland is approved as a master servicer, special servicer and primary servicer for investment‑grade commercial and multifamily mortgage‑backed securities (“CMBS”) by Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Morningstar Credit Ratings, LLC (“Morningstar”).  Midland has received the highest rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar. For each category, S&P ranks Midland as “Strong”, Fitch ranks Midland as “1”, and Morningstar ranks Midland as “CS1”.  Midland is also a HUD/FHA‑approved mortgagee and a Fannie Mae‑approved multifamily loan servicer.
Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans.  The policies and procedures are reviewed annually and centrally managed.  Furthermore Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans.  Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise.  To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.
No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.  Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.
From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business.  Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the pooling and servicing agreement.
Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services.  Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland’s website at www.pnc.com/midland.  Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.
As of June 30, 2015, Midland was servicing approximately 30,297 commercial and multifamily mortgage loans with a principal balance of approximately $366 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada.  Approximately 12,038 of such loans, with a total principal balance of approximately $166 billion, pertain to commercial and multifamily mortgage-backed securities.  The related loan pools include multifamily, office, retail, hospitality and other income producing properties.  As of June 30, 2015, Midland was named the special servicer in approximately 185 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $101 billion.  With respect to such transactions as of such date, Midland was administering approximately 102 assets with an outstanding principal balance of approximately $831 million.
Midland has been servicing mortgage loans in CMBS transactions since 1992.  The table below contains information on the size of the portfolio of commercial and multifamily mortgage loans in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2012 to 2014.
Portfolio Size – Master/Primary	Calendar Year-End (Approximate amounts in billions)
	2012	2013	2014
CMBS	$115	$141	$157
Other	$167	$167	$179
Total	$282	$308	$336
Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992.  The table below contains information on the size of the portfolio of specially serviced commercial and multifamily mortgage loans and REO Properties that have been referred to Midland as special servicer in CMBS transactions from 2012 to 2014.
Portfolio Size – CMBS Special Servicing	Calendar Year-End (Approximate amounts in billions)
	2012	2013	2014
Total	$82	$70	$85
Midland may enter into one or more arrangements with the directing holder, holders of controlling class certificates, holders of certain subordinate companion loans (including holders of trust subordinate companion loans) or any person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the Pooling and Servicing Agreement, any related co-lender agreement and the limitations on such person’s right to remove the special servicer.
PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity.  In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than Midland.
Eightfold Real Estate Capital Fund IV, L.P. or its affiliate is expected to serve as the initial controlling class representative and engaged Midland as an independent contractor to conduct due diligence with respect to the mortgage loans included in the mortgage pool.
Midland is also (A) prior to this securitization’s closing date, the master servicer for the BACM 2015-UBS7 securitization pursuant to which the 261 Fifth Avenue loan pair is being serviced under the related pooling and servicing agreement; (B) the master servicer and the special servicer under the pooling and servicing agreement for the JPMBB 2015-C31 securitization, pursuant to which the Roosevelt New Orleans Waldorf Astoria non-serviced loan combination is being serviced; and (C) the special servicer under the pooling and servicing agreement for the MSBAM 2015-C24 securitization, pursuant to which the Coastal Equities Retail Portfolio non-serviced loan combination is being serviced.
The foregoing information under this subheading “—The Special Servicer” concerning Midland has been provided by Midland.
Affiliations and Certain Relationships
The depositor is an affiliate of Bank of America, a mortgage loan seller, an originator and a sponsor, and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters. MSMCH, a mortgage loan seller, a sponsor, an originator and the initial holder of the Herald Center serviced companion loan, is an affiliate of Morgan Stanley Bank, N.A., an originator and the initial holder of a portion of the Coastal Equities Retail Portfolio non-serviced companion loan, and Morgan Stanley & Co. LLC, one of the underwriters and the entity that is on the Closing Date expected to be the initial holder of 20% of the Notional Amount of the Class X-A Certificates.
CIBC, a mortgage loan seller, an originator and a sponsor, is an affiliate of CIBC World Markets Corp., one of the underwriters.
SMF III, a mortgage loan seller and sponsor, is an affiliate of SMC, an originator and the guarantor with respect to the repurchase obligations of SMF III, LNR Partners, LLC, the special servicer of the 261 Fifth Avenue loan pair, prior to the closing date, under the BACM 2015-UBS7 pooling and servicing agreement.
The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related mortgage loans and the primary servicing rights with respect to certain of the related mortgage loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such mortgage loans.
Wells Fargo, the master servicer, is also the current master servicer, certificate administrator and custodian under the pooling and servicing agreement for the MSBAM 2015-C24 securitization, pursuant to which the Coastal Equities Retail Portfolio non-serviced loan combination is being serviced.
Pursuant to an interim servicing agreement between MSMCH and certain of its affiliates, on the one hand, and Wells Fargo, on the other hand, Wells Fargo acts as interim servicer with respect to certain of the mortgage loans owned from time to time by MSMCH and those affiliates thereof, including, prior to their inclusion in the issuing entity, eight (8) of the mortgage loans to be contributed by MSMCH to this securitization, representing approximately 31.6% of the initial pool balance. MSMCH is also a party to a custodial agreement with Wells Fargo, pursuant to which Wells Fargo acts as interim custodian with respect to the mortgage loan files for the MSMCH Mortgage Loans (other than any Non-Serviced Mortgage Loans).
Pursuant to an interim servicing agreement between Bank of America and Wells Fargo, Wells Fargo acts as interim servicer with respect to certain of the mortgage loans owned from time to time by Bank of America, including, prior to their inclusion in the Issuing Entity, twenty-one (21) of the Bank of America Mortgage Loans, representing approximately 29.7% of the Initial Pool Balance.  Bank of America is also a party to a custodial agreement with Wells Fargo, pursuant to which Wells Fargo acts as interim custodian with respect to the mortgage loan files for certain of the Bank of America Mortgage Loans.
CIBC is a party to a custodial agreement with Wells Fargo, pursuant to which Wells Fargo acts as interim custodian with respect to the mortgage loan files for the CIBC Mortgage Loans.
Pursuant to an interim servicing agreement between SMF III and Wells Fargo, Wells Fargo acts as interim servicer with respect to eleven (11) of the SMF III Mortgage Loans, representing approximately 9.3% of the Initial Pool Balance. Starwood Mortgage Funding III LLC (or its affiliate) is a party to a custodial agreement with U.S. Bank National Association, pursuant to which U.S. Bank National Association acts as interim custodian with respect to the mortgage loan files for the mortgage loans Starwood Mortgage Funding III LLC is selling to the depositor for this securitization.
Midland, the special servicer, will be appointed by the entity that is expected to be the initial Controlling Class Representative and that is expected to purchase the Control Eligible Certificates on the Closing Date: Eightfold Real Estate Capital Fund IV, L.P. or its affiliate. An affiliate of the depositor may purchase less than 50% of each such Class upon the initial issuance thereof or thereafter; however, such affiliate will not be entitled to act as or appoint the Controlling Class Representative, and any Certificates held by such affiliate will not be considered to be outstanding for purposes of determining the identity of the Controlling Class Representative.  Eightfold Real Estate Capital Fund IV, L.P. or its affiliate engaged Midland as an independent contractor to conduct due diligence with respect to the mortgage loans included in the mortgage pool.
Midland, the special servicer, is also (A) prior to this securitization’s closing date, the master servicer for the BACM 2015-UBS7 securitization pursuant to which the 261 Fifth Avenue loan pair is being serviced under the related pooling and servicing agreement; (B) the master servicer and the special servicer under the pooling and servicing agreement for the JPMBB 2015-C31 securitization, pursuant to which the Roosevelt New Orleans Waldorf Astoria non-serviced loan combination is being serviced; and (C) the special servicer under the pooling and servicing agreement for the MSBAM 2015-C24 securitization, pursuant to which the Coastal Equities Retail Portfolio non-serviced loan combination is being serviced.
Morgan Stanley Bank, N.A. provides short-term warehousing of mortgage loans originated by Starwood Mortgage Capital LLC, an originator, through a master repurchase facility.  Nine (9) of the mortgage loans with respect to which Starwood Mortgage Funding III LLC is acting as the mortgage loan seller, representing approximately 7.1% of the initial pool balance, are subject to such master repurchase facility.  Starwood Mortgage Funding III LLC is using the proceeds from its sale of such mortgage loans to the depositor to, among other things, simultaneously reacquire such mortgage loans from Morgan Stanley Bank, N.A. free and clear of any liens.
 These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest—Other Conflicts” in this prospectus supplement.

DESCRIPTION OF THE OFFERED CERTIFICATES

General
The Commercial Mortgage Pass-Through Certificates, Series 2015-C25 (collectively, the “Certificates”), will be issued on the Closing Date pursuant to a Pooling and Servicing Agreement to be dated as of the Cut-off Date, between the depositor, the master servicer, the special servicer, the certificate administrator, the custodian, the trust advisor and the trustee.
The Certificates will represent in the aggregate the entire beneficial ownership interest in a trust consisting primarily of:
●	the mortgage loans and all payments thereunder and proceeds thereof received after the Cut-off Date, exclusive of Principal Prepayments received prior to the Cut-off Date and Scheduled Payments of principal and interest due on or before the Cut-off Date;
●	any mortgaged property (or interest therein) acquired on behalf of the Certificateholders in respect of a defaulted mortgage loan through foreclosure, deed in lieu of foreclosure or otherwise;
●	a security interest in any United States government obligations pledged in respect of the defeasance of a mortgage loan; and
●	certain rights of the depositor under, or assigned to the depositor pursuant to, each of the Mortgage Loan Purchase Agreements relating to, among other things, mortgage loan document delivery requirements and the representations and warranties of the related mortgage loan seller regarding its mortgage loans.
The Certificates will be issued on the Closing Date and will only be entitled to Scheduled Payments on the mortgage loans that are due (and unscheduled payments that are received) after the Cut-off Date.
The Certificates will consist of various classes (each, a “Class”), to be designated as:
●	the Class A‑1 Certificates, the Class A‑2 Certificates, the Class A‑SB Certificates, the Class A‑3 Certificates, the Class A‑4 Certificates and the Class A‑5 Certificates (collectively, the “Class A Senior Certificates”) and the Class A‑S Certificates;
●	the Class X‑A, Class X‑B and Class X-D Certificates (collectively, the “Class X Certificates” or the “Interest Only Certificates,” and, together with the Class A Senior Certificates, the “Senior Certificates”);
●	the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates and the Class G Certificates (collectively, with the Class A‑S Certificates, the “Subordinate Certificates”; and the Subordinate Certificates together with the Class A Senior Certificates, the “Principal Balance Certificates”); and
●	the Class V and Class R Certificates (together with the Class E, Class F and Class G Certificates, the “Privately Offered Certificates”).
Only the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class X‑A, Class X-B, Class X‑D, Class A‑S, Class B, Class C and Class D Certificates (collectively, the “Offered Certificates”) are being offered pursuant to this prospectus supplement.  The Privately Offered Certificates will be offered pursuant to a private placement memorandum (the “Private Placement Memorandum”) dated the date hereof.
“Scheduled Payment” means, in general, for any mortgage loan, B Note or Serviced Companion Loan on any Due Date, the amount of the scheduled payment of principal and interest, or interest only, due thereon on such date, taking into account any waiver, modification or amendment of the terms of such mortgage loan, B Note or Serviced Companion Loan subsequent to the Closing Date, whether agreed to by the special servicer or occurring in connection with a bankruptcy proceeding involving the related borrower.

“Due Date” means the date upon which the related Scheduled Payments are (or, in the case of a Balloon Loan past its maturity date or an REO Mortgage Loan, would otherwise have been) due under the terms of the related mortgage loan, B Note or Serviced Companion Loan.
The Offered Certificates (other than the Class X-A, Class X-B and Class X-D Certificates) will be issued in denominations of $10,000 and in any whole dollar denomination in excess of that amount.  The Class X-A, Class X‑B and Class X-D Certificates will be issued in denominations of $100,000 and in any whole dollar denomination in excess of that amount.
Each Class of Offered Certificates will initially be represented by one or more global Certificates registered in the name of the nominee of The Depository Trust Company (“DTC”).  We have been informed by DTC that DTC’s nominee initially will be Cede & Co.  No person acquiring an interest in an Offered Certificate will be entitled to receive a fully registered physical certificate representing such interest, except as presented in the accompanying prospectus under “Description of the Certificates—Book-Entry Registration and Definitive Certificates.”  Unless and until definitive certificates are issued in respect of any Class of Offered Certificates, all references to actions by Holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from the related Certificate Owners through DTC’s participating organizations.
All references herein to payments, notices, reports and statements to Holders of the Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered Holder of the Offered Certificates, for distribution to the related Certificate Owners through DTC’s Participants in accordance with DTC procedures.  Until definitive certificates are issued in respect of any Class of Offered Certificates, interests in such Certificates will be transferred on the book-entry records of DTC and its Participants.  See “Description Of The Certificates—Book-Entry Registration and Definitive Certificates” in the accompanying prospectus.
Certificateholders must hold their Offered Certificates in book-entry form, and delivery of the Offered Certificates will be made through the facilities of DTC, in the United States, and may be made through the facilities of Clearstream Banking société anonyme (“Clearstream”) or the Euroclear system (“Euroclear”), in Europe.  Transfers within DTC, Clearstream or Euroclear, as the case may be, will be in accordance with the usual rules and operating procedures of the relevant system.  Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and counterparties holding directly or indirectly through Clearstream or Euroclear, on the other, will be effected in DTC through Citibank, N.A. or JPMorgan Chase, the relevant depositaries of Clearstream and Euroclear, respectively.
Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date.  Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear participant or Clearstream customer on such business day.  Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
“Certificate Owner” means the beneficial owner of an Offered Certificate.
“Participants” means participating organizations of DTC, together with Clearstream and Euroclear participating organizations.
Certificate Principal Balances and Notional Amounts
Upon initial issuance, the Offered Certificates will have the Certificate Principal Balances and Notional Amounts set forth under “Executive Summary,” which in each case may vary by up to 5%.  Mortgage loans may be removed from or added to the Mortgage Pool prior to the Closing Date within such maximum permitted variance.  Any reduction or increase in the aggregate principal balance of mortgage loans within these parameters will result in changes to the initial Certificate Principal Balance of each Class of Principal Balance Certificates and the initial Notional Amount of each Class of Class X Certificates and to the other statistical data contained in this prospectus supplement.

The initial Certificate Principal Balance of each Certificate with a principal balance will be presented on the face of the certificate.  The “Certificate Principal Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the Issuing Entity.  On each Distribution Date, the Certificate Principal Balance of each Class of Principal Balance Certificates will be reduced by (i) any distributions of principal actually made on such Certificates, (ii) any Collateral Support Deficit allocated to such Certificates, and (iii) with respect to any Class of Principal Balance Certificates (other than any Class of Control Eligible Certificates), any Excess Trust Advisor Expenses allocated to that Class of Certificates on that Distribution Date.  On each Distribution Date, prior to any distributions being made on such Distribution Date, the Certificate Principal Balance of a Class of Principal Balance Certificates may be increased by the amount of any recoveries of Nonrecoverable Advances for which a deduction was made in the Principal Distribution Amount for a prior Distribution Date, up to the unreimbursed Collateral Support Deficit for such Class of Certificates with the amount of such recoveries to be allocated for such purpose in accordance with the distribution priorities described under “—Distributions—Application of the Available Distribution Amount” below.  In addition, on each Distribution Date, prior to any distributions being made on such Distribution Date, the Certificate Principal Balance of a Class of Principal Balance Certificates (other than any Class of Control Eligible Certificates) may be increased by the amount of any actual recoveries received by the Issuing Entity of amounts paid as Trust Advisor Expenses for which a deduction was made in the Principal Distribution Amount for a prior Distribution Date, up to the amount of any reduction to the Certificate Principal Balance of any such Class of Certificates as a result of such payment of Trust Advisor Expenses, with the amount of such recoveries to be allocated for such purpose in accordance with the distribution priorities described under “—Distributions—Application of the Available Distribution Amount” below.  The recoveries of Nonrecoverable Advances and Trust Advisor Expenses referred to in the prior two sentences will result in an increase in the Principal Distribution Amount for the current Distribution Date.
The Interest Only Certificates will not have Certificate Principal Balances.  Those Classes of Certificates will represent the right to receive distributions of interest accrued as described in this prospectus supplement on a notional amount (a “Notional Amount”).
The Notional Amount of the Class X‑A Certificates will, for purposes of distributions on each Distribution Date, be equal to the aggregate of the Certificate Principal Balances of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates outstanding immediately prior to such Distribution Date.  The Notional Amount of the Class X‑B Certificates will, for purposes of distributions on each Distribution Date, be equal to the Certificate Principal Balance of the Class A-S Certificates outstanding immediately prior to such Distribution Date. The Notional Amount of the Class X‑D Certificates will, for purposes of distributions on each Distribution Date, be equal to the Certificate Principal Balance of the Class D Certificates outstanding immediately prior to such Distribution Date.
Accordingly, the respective Notional Amounts of the various Classes of the Class X Certificates will be reduced on each Distribution Date by any distributions of principal actually made on, and any Collateral Support Deficit and Excess Trust Advisor Expenses actually allocated to, the Certificate Principal Balance of any related Class of Principal Balance Certificates.  The Notional Amounts of the respective Classes of the Class X Certificates are used solely for the purpose of determining the amount of interest to be distributed on such Certificates and do not represent the right to receive any distributions of principal.
The Class V and Class R Certificates will not have Certificate Principal Balances or Notional Amounts.
Pass-Through Rates
The “Pass-Through Rate” is the rate per annum at which any Class of Certificates (other than the Class V or Class R Certificates) accrues interest. The approximate initial Pass-Through Rate for each Class of Offered Certificates is set forth on the cover to this prospectus supplement.
The Pass-Through Rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-S and Class D Certificates will at all times be fixed at their respective initial Pass-Through Rates set forth on the cover page of this prospectus supplement.  The Pass-Through Rate for each class of the Class B and Class C Certificates will at all times be a per annum rate equal to the Weighted Average Net Mortgage Rate.

The pass-through rate for each class of the Class E, Class F and Class G Certificates will at all times be a per annum rate equal to the Weighted Average Net Mortgage Rate.
The Pass-Through Rate with respect to the Class X‑A Certificates for any Distribution Date will equal the weighted average of the applicable Class X Strip Rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates for such Distribution Date (weighted on the basis of the respective Certificate Principal Balances of such Classes immediately prior to such Distribution Date).  The Pass-Through Rate with respect to the Class X‑B Certificates for any Distribution Date will equal the Class X Strip Rate for the Class A-S Certificates for such Distribution Date. The Pass-Through Rate with respect to the Class X‑D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date.
The applicable “Class X Strip Rate” for each Class of the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class A‑S and Class D Certificates, for any Distribution Date will be a per annum rate equal to the excess, if any, of (i) the Weighted Average Net Mortgage Rate for such Distribution Date over (ii) the Pass-Through Rate for such Class of Certificates.  Under no circumstances will any Class X Strip Rate be less than zero.
“Weighted Average Net Mortgage Rate” or “WAC” means, for any Distribution Date, the weighted average of the Net Mortgage Rates for the mortgage loans (in the case of each mortgage loan that is a Non-30/360 Loan, adjusted as described under the definition of Net Mortgage Rate), weighted on the basis of their respective Stated Principal Balances, as of the close of business on the preceding Distribution Date.
“Net Mortgage Rate” means, in general, with respect to any mortgage loan, a per annum rate equal to the related mortgage rate (excluding any rate increase occurring in connection with a continuing default or after an Anticipated Repayment Date) minus the related Administrative Fee Rate; provided that, for purposes of calculating the Pass-Through Rate for any Class of Certificates (other than the Class V or Class R Certificates) from time to time, the Net Mortgage Rate for any mortgage loan will be calculated without regard to any modification, waiver or amendment of the terms thereof subsequent to the Closing Date.  In addition, because the Certificates (other than the Class V and Class R Certificates) accrue interest on the basis of a 360-day year consisting of twelve (12) 30-day months, when calculating the Pass-Through Rate for each Class of Certificates (other than the Class V or Class R Certificates) for each Distribution Date, the Net Mortgage Rate on a Non-30/360 Loan will be the annualized rate at which interest would have to accrue on the basis of a 360-day year consisting of twelve (12) 30-day months in order to result in the accrual of the aggregate amount of net interest actually accrued (exclusive of default interest, Excess Interest and related Master Servicing Fees, Certificate Administrator Fees, Trust Advisor Fees, CREFC® License Fees and any fees payable with respect to a Non-Serviced Mortgage Loan at the applicable Pari Passu Loan Primary Servicing Fee Rate during the loan-level one-month interest accrual period for the due date in the month of such Distribution Date).  However, with respect to each Non-30/360 Loan:
●	except with respect to the final Distribution Date, the Net Mortgage Rate that would otherwise be in effect for purposes of the Scheduled Payment due in January of each year (other than during a leap year and commencing in 2017) and February of each year (commencing in 2016) will be adjusted to take into account the applicable one (1) day’s interest included in the Interest Reserve Amount to be deposited in the Interest Reserve Account; and
●	the Net Mortgage Rate that would otherwise be in effect for purposes of the Scheduled Payment due in March of each year (or February if the related Distribution Date is the final Distribution Date), commencing in 2016, will be adjusted to take into account the related withdrawal from the Interest Reserve Account of the Interest Reserve Amounts for the preceding January, if applicable, and February.
●	The Administrative Fee Rate for each mortgage loan is presented in APPENDIX I to this prospectus supplement. The “Administrative Fee Rate” will equal the sum of the related Master Servicing Fee Rate, the Trust Advisor Fee Rate, the Certificate Administrator Fee Rate, the CREFC® License Fee Rate and the Pari Passu Loan Primary Servicing Fee Rate, if applicable, for any month (in each case, expressed as a per annum rate) for any mortgage loan in such month, and is set forth in APPENDIX I to this prospectus supplement. The Administrative Fee Rate will be payable on the unpaid principal balance of each mortgage loan outstanding from time to time. The Administrative Fee Rates with respect to the Herald Center Mortgage Loan, the 261 Fifth Avenue Mortgage Loan, the Roosevelt New Orleans Waldorf Astoria

Mortgage Loan and the Coastal Equities Retail Portfolio Mortgage Loan will be 0.01505%, 0.01475%, 0.01050% and 0.01300%, respectively, per annum.
●	“Collection Period” means, with respect to any Distribution Date, the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.
“CREFC® License Fee” means, with respect to each mortgage loan (including a mortgage loan that relates to an REO Property or is a defeasance loan) for any related mortgage loan interest accrual period, the amount of interest accrued during such related interest accrual period at the related CREFC® License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to such mortgage loan during such related interest accrual period.
“CREFC® License Fee Rate” means 0.0005% per annum.
“Interest Accrual Period” means, with respect to each Distribution Date, for each Class of Certificates (other than the Class V and Class R Certificates), the calendar month immediately preceding the month in which such Distribution Date occurs.
“Stated Principal Balance” of any mortgage loan, Serviced Companion Loan, Non-Serviced Companion Loan or B Note will generally equal its unpaid principal balance as of the Cut-off Date or, in the case of a Qualifying Substitute Mortgage Loan, as of the date of substitution (less any scheduled principal amortization occurring during or prior to October 2015 or the month of substitution, as applicable), reduced, to not less than zero, on each subsequent Distribution Date by:
●	any payments or other collections of principal thereon that have been collected or received during the related Collection Period, other than any Scheduled Payments due in any subsequent Collection Period and, in the case of a mortgage loan, other than any late collections of principal for which an Advance was previously made;
●	in the case of a mortgage loan, any Advance of principal made in respect thereof for the subject Distribution Date; and
●	the principal portion of any realized loss incurred in respect thereof during the related Collection Period.
An “REO Mortgage Loan” is any mortgage loan as to which the related mortgaged property has become an REO Property.
An “REO Serviced B Note” is any Serviced B Note as to which the related mortgaged property has become an REO Property.
An “REO Serviced Companion Loan” is any Serviced Companion Loan as to which the related mortgaged property has become an REO Property.
Accounts
Pursuant to the Pooling and Servicing Agreement, the following accounts are required to be established:
●	the Collection Account;
●	the Distribution Account;
●	the Interest Reserve Account;
●	the Excess Liquidation Proceeds Account;

●	the TA Unused Fees Account; and
●	the REO Account.
The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts (collectively, the “Collection Account”) as described in the Pooling and Servicing Agreement.  The Collection Account may be maintained with the master servicer, the special servicer or a mortgage loan seller or with a depository institution that is an affiliate of any of the foregoing or of the depositor; provided that any such entity must comply with Rating Agency standards.  The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the Business Day following receipt of properly identified available funds; provided, that to the extent that any of the following amounts are received after 2:00 p.m. (Eastern time) on any given Business Day, the master servicer is required to use commercially reasonable efforts to deposit such amounts into the Collection Account within one (1) Business Day of receipt of such amounts but, in any event, the master servicer is required to deposit such amounts into the Collection Account within two (2) Business Days of receipt of such amounts) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the mortgage loans (including, without limitation, all Insurance Proceeds received under any hazard, title or other insurance policy that provides coverage with respect to a mortgaged property or the related mortgage loan and Condemnation Proceeds received in connection with the full or partial condemnation of a mortgaged property (other than proceeds applied to the restoration of the mortgaged property or released to the related borrower in accordance with the Servicing Standard and/or the terms and conditions of the related mortgage)) and all Liquidation Proceeds together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties, and will be permitted to make withdrawals therefrom as set forth in the Pooling and Servicing Agreement.  Notwithstanding the foregoing, the collections on each A/B Whole Loan or Loan Pair to be deposited in the Collection Account will be limited to the portion of such amounts that are payable to the holder of the related mortgage loan pursuant to the related Intercreditor Agreement.  In addition, with respect to any Non-Serviced Mortgage Loan, collections on the entire Non-Serviced Loan Combination may be deposited pursuant to the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement into the collection account (or a sub-account thereof) for such other securitization, and the portion of such collections allocable to such Non-Serviced Mortgage Loan pursuant to the related Intercreditor Agreement are expected to be thereafter forwarded to the master servicer for deposit into the Collection Account for this securitization.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.
“Insurance Proceeds” means all amounts paid by an insurer under an insurance policy in connection with a mortgage loan, Serviced B Note or Serviced Companion Loan, other than amounts required to be paid to the related borrower pursuant to law and the related mortgage loan documents in accordance with the Servicing Standard.  With respect to the mortgaged property or properties securing any A/B Whole Loan or Loan Pair, only an allocable portion of such Insurance Proceeds will be distributable to the Certificateholders.  With respect to any mortgaged property securing a Non-Serviced Loan Combination, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan will be included in Insurance Proceeds.
“Condemnation Proceeds” means any awards resulting from the full or partial condemnation or eminent domain proceedings or any conveyance in lieu or in anticipation of such proceedings with respect to a mortgaged property by or to any governmental, quasi-governmental authority or private entity with condemnation powers other than amounts to be applied to the restoration, preservation or repair of such mortgaged property or released to the related borrower in accordance with the terms of the mortgage loan and (if applicable) its related Serviced B Note or Serviced Companion Loan.  With respect to the mortgaged property or properties securing any A/B Whole Loan or Loan Pair, only an allocable portion of such Condemnation Proceeds will be distributable to the Certificateholders.  With respect to any mortgaged property securing a Non-Serviced Loan Combination, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan will be included in Condemnation Proceeds.
“Liquidation Proceeds” means proceeds from the sale or liquidation of a mortgage loan, Serviced B Note or Serviced Companion Loan or related REO Property, net of liquidation expenses.  With respect to the mortgaged property or properties securing an A/B Whole Loan or Loan Pair, only an allocable portion of such Liquidation Proceeds will be distributable to the Certificateholders.  With respect to any mortgaged property securing a Non-

Serviced Loan Combination, only the portion of such amounts payable to the holder of the related Non-Serviced Mortgage Loan will be included in Liquidation Proceeds.
The certificate administrator is required to establish and maintain one or more accounts (collectively, the “Distribution Account”), on behalf of the trustee and for the benefit of the Certificateholders.  On each Distribution Date, the certificate administrator is required to apply amounts received in respect of the mortgage loans (which will include all funds that were remitted by the master servicer from the Collection Account plus, among other things, any P&I Advances remitted by the master servicer or the trustee, as the case may be) on deposit in a sub-account of the Distribution Account (the “Upper-Tier Distribution Account”) generally to make distributions of interest and principal from the Available Distribution Amount to the applicable Certificateholders as described in this prospectus supplement.  Each of the Collection Account and the Distribution Account will be required to conform to certain eligibility requirements set forth in the Pooling and Servicing Agreement.
The certificate administrator is required to establish and maintain an “Interest Reserve Account,” which may be a sub-account of the Distribution Account, on behalf of the trustee for the benefit of the Certificateholders.  Except with respect to the final Distribution Date, with respect to the Distribution Date occurring each January (other than during a leap year and commencing in 2017) and each February (commencing in 2016), the certificate administrator will be required to withdraw from the Distribution Account the Interest Reserve Amounts for deposit into the Interest Reserve Account in respect of each Interest Reserve Loan in an amount equal to one day’s interest at the related Net Mortgage Rate on its principal balance as of the Due Date in the month in which such Distribution Date occurs, to the extent a Scheduled Payment or P&I Advance is timely made for such Due Date.  For purposes of this calculation, the Net Mortgage Rate for those months will be calculated without regard to any adjustment for Interest Reserve Amounts or the interest accrual basis as described in the definition of “Net Mortgage Rate” in “Description of the Offered Certificates—Distributions—Application of the Available Distribution Amount.”  Commencing in 2016, on the Master Servicer Remittance Date occurring in each March (and on any other Master Servicer Remittance Date related to the final Distribution Date), the certificate administrator will withdraw an amount from the Interest Reserve Account in respect of each Interest Reserve Loan equal to the related Interest Reserve Amount from the preceding January, if applicable, and February, and the withdrawn amount is to be included as part of the Available Distribution Amount for such Distribution Date.
“Interest Reserve Amount” means all amounts deposited in the Interest Reserve Account with respect to Scheduled Payments due in any applicable January and February.
“Interest Reserve Loan” or “Non-30/360 Loan” means a mortgage loan that accrues interest other than on the basis of a 360-day year consisting of twelve 30-day months.
The certificate administrator is required to establish and maintain a reserve account, which may be a sub-account of the Distribution Account, on behalf of the trustee for the benefit of the Certificateholders (such account, the “Excess Liquidation Proceeds Account”) into which will be deposited Excess Liquidation Proceeds.  “Excess Liquidation Proceeds” means the excess of (i) proceeds from the sale or liquidation of a mortgage loan (other than any Non-Serviced Mortgage Loan) or related REO Property, net of expenses, over (ii) the amount that would have been received if a prepayment in full had been made with respect to such mortgage loan (or, in the case of an REO Property related to an A/B Whole Loan or Loan Pair, a prepayment in full had been made with respect to each of the related mortgage loan and the related Serviced B Note or Serviced Companion Loan, as applicable) on the date such proceeds were received plus accrued and unpaid interest with respect to that mortgage loan and any and all expenses with respect to that mortgage loan.  In the case of any A/B Whole Loan or Loan Pair, “Excess Liquidation Proceeds” means only the portion of such proceeds that are allocable to the Issuing Entity pursuant to the related Intercreditor Agreement.
The certificate administrator is required to establish and maintain a “TA Unused Fees Account,” which may be a sub-account of the Distribution Account, on behalf of the trustee for the benefit of the Certificateholders for the deposit from time to time of TA Unused Fees.  “TA Unused Fees” means any amounts in the nature of Trust Advisor Fees that were otherwise payable, as described in this prospectus supplement and as provided in the Pooling and Servicing Agreement, to a trust advisor that has been terminated or resigned, if and to the extent such amounts are not payable to a replacement trust advisor.

The special servicer is required to establish and maintain with respect to each REO Property (other than any REO Property related to any Non-Serviced Mortgage Loan) one or more accounts  (collectively, the “REO Account”) for the benefit of the Certificateholders (and the holders of any related Serviced B Note or Serviced Companion Loan, as applicable, with respect to any A/B Whole Loan or Loan Pair), in which it deposits all funds collected and received in connection with the operation of such REO Property.
Funds in the Collection Account and the REO Account may be invested in investments permitted under the Pooling and Servicing Agreement selected by, and at the risk of, the master servicer and the special servicer, respectively.  Investments related to amounts on deposit in the Collection Account are required to mature, unless payable on demand, not later than the Business Day immediately preceding the next Master Servicer Remittance Date, and any such investment cannot be sold or disposed of prior to its maturity unless payable on demand.  Funds in the Distribution Account (including all sub- accounts thereof) may be invested in investments permitted under the Pooling and Servicing Agreement selected by, and at the risk of, the certificate administrator.  Investments related to amounts on deposit in the Distribution Account are required to mature, unless payable by demand, not later than such time on the Distribution Date that will allow the certificate administrator to make withdrawals from the Distribution Account to make distributions on or with respect to the Certificates.
Interest or other income earned on funds in the Collection Account will be paid to the master servicer as additional servicing compensation.  Interest or other income earned on funds in any REO Account will be payable to the special servicer as additional compensation. Interest or other income earned on funds in each Distribution Account will be payable to the certificate administrator as additional compensation.
Distributions
General
Distributions on or with respect to the Certificates will be made by the certificate administrator, to the extent of available funds, and in accordance with the manner and priority presented in this prospectus supplement, on the fourth (4th) Business Day after the related Determination Date in each month (the “Distribution Date”), commencing in November 2015.  The “Determination Date” with respect to any Distribution Date, will be the eleventh (11th) calendar day of each month, or, if such day is not a Business Day, the next succeeding Business Day.  Except as otherwise described below, all such distributions will be made to the persons in whose names the Certificates are registered at the close of business on the last Business Day of the calendar month immediately preceding the month in which such Distribution Date occurs (the “Record Date”).  Every distribution will be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the certificate administrator with wiring instructions five (5) days prior to the related Record Date, or otherwise by check mailed to such Certificateholder.
“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which the Federal Reserve or the New York Stock Exchange is closed, (iii) a legal holiday in New York, New York, Charlotte, North Carolina, Oakland, California, Pittsburgh, Pennsylvania, Overland Park, Kansas or any principal city (or cities) in which any of the special servicer, the trust advisor, the trustee, the certificate administrator, the custodian or the master servicer conducts servicing or trust operations or in which any such party’s corporate office or corporate trust office is located, or (iv) a day on which banking institutions or savings associations in New York, New York, Charlotte, North Carolina, Oakland, California, Pittsburgh, Pennsylvania, Overland Park, Kansas or any principal city (or cities) in which any of the special servicer, the trust advisor, the trustee, the certificate administrator, the custodian or the master servicer conducts servicing or trust operations or in which any such party’s corporate office or corporate trust office is located, are authorized or obligated by law or executive order to be closed.
The final distribution on any Certificate will be determined without regard to any possible future reimbursement of any Collateral Support Deficit or Trust Advisor Expenses previously allocated to such Certificate.  The likelihood of any such future distributions is remote.  The final distribution will be made in the same manner as earlier distributions, but only upon presentation and surrender of a Certificate at the location that will be specified in a notice of the pendency of such final distribution.  All distributions made on or with respect to a Class of Certificates will be allocated pro rata among those Certificates based on their respective Percentage Interests in such Class.  “Percentage Interest” means: (a) with respect to each Certificate (other than a Class V or Class R Certificate), the fraction of the applicable Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or Notional Amount, as applicable, represented by such Certificate, and the denominator of which is the aggregate Certificate Principal Balance or Notional Amount, as applicable, of all of the Certificates of such Class; provided, that if at any time the aggregate Certificate Principal Balance or Notional Amount of such Class equals zero, the “Percentage Interest” with respect to each Certificate of such Class will equal zero; and (b) with respect to each Class V or Class R Certificate, the percentage interest in distributions (if any) to be made with respect to the relevant Class.
The Available Distribution Amount
With respect to any Distribution Date, distributions of interest on and principal of the Certificates will be made from the Available Distribution Amount for that Distribution Date.
The “Available Distribution Amount” will, in general, for any Distribution Date, be the aggregate (without duplication) of the following amounts payable with respect to the Certificates:
(1)        all amounts on deposit in the Distribution Account as of the commencement of business on such Distribution Date that represent payments and other collections on or in respect of the mortgage loans and any REO Properties that were received by the master servicer or the special servicer through the end of the related Collection Period (together with any amounts received in respect of payments or other collections relating to any Non-Serviced Mortgage Loan from the related Non-Serviced Mortgage Loan Master Servicer as part of the applicable monthly remittance), exclusive of any portion thereof that represents one or more of the following:
●	Scheduled Payments collected but due on a Due Date subsequent to the related Collection Period;
●	Prepayment Premiums or Yield Maintenance Charges (which are separately distributable on the Certificates as described in this prospectus supplement);
●	amounts that are payable or reimbursable to any person other than the Certificateholders (including, without limitation, amounts payable (A) to the master servicer in respect of unpaid Master Servicing Fees, the special servicer in respect of unpaid Special Servicer Compensation, the trust advisor in respect of unpaid Trust Advisor Fees and Trust Advisor Consulting Fees (with respect to any Trust Advisor Consulting Fee, solely to the extent that such fee is actually received from the related borrower), the certificate administrator in respect of unpaid Certificate Administrator Fees, including any portion of the Certificate Administrator Fees payable to the trustee in respect of unpaid Trustee Fees or to the custodian in respect of Custodian Fees or CREFC® in respect of unpaid CREFC® License Fees, and (B) in reimbursement of outstanding Advances (with interest thereon));
●	amounts deposited in the Distribution Account in error;
●	except with respect to the final Distribution Date, if such Distribution Date occurs during January, other than during a leap year, or February of any year, the Interest Reserve Amounts of one day’s interest with respect to the Interest Reserve Loans to be deposited into the Interest Reserve Account; and
●	in the case of each REO Property related to an A/B Whole Loan or Loan Pair, all amounts received with respect to such A/B Whole Loan or Loan Pair, as applicable, that are required to be paid to the holder of the related Serviced B Note or Serviced Companion Loan pursuant to the terms of the related Intercreditor Agreement.
(2)        to the extent not already included in clause (1), any P&I Advances made and any Compensating Interest Payment paid with respect to such Distribution Date on the mortgage loans;
(3)        if such Distribution Date occurs during March of any year (commencing in March 2016) or on the final Distribution Date, to the extent not already included in clause (1), the aggregate of the Interest Reserve Amounts then on deposit in the Interest Reserve Account with respect to the mortgage loans; and

(4)        any Balloon Payments received during the period that begins two (2) Business Days immediately preceding the related Master Servicer Remittance Date and ends on such Master Servicer Remittance Date and remitted by the master servicer to the Distribution Account as described in “—Prepayment Interest Shortfalls and Prepayment Interest Excesses” below.
“Additional Trust Fund Expense” means any of the following items:  (i) Special Servicing Fees, Workout Fees and Liquidation Fees (in each case to the extent not collected from the related borrower); (ii) advance interest that is reimbursed to the trustee, the master servicer and/or the special servicer in accordance with the provisions of the Pooling and Servicing Agreement, but not from default interest, late fees, Allocable Modification Fees and Excess Liquidation Proceeds; (iii) amounts paid to indemnify the master servicer, the special servicer, any applicable Non-Serviced Mortgage Loan Master Servicer or applicable Non-Serviced Mortgage Loan Special Servicer, the trust advisor (subject to the final sentence of this definition), the trustee, the certificate administrator, the custodian (or any other person or entity) pursuant to the terms of the Pooling and Servicing Agreement; (iv) to the extent not otherwise paid, any federal, state, or local taxes imposed on the Issuing Entity or its assets and paid from amounts on deposit in the Collection Account or Distribution Account; and (v) subject to the final sentence of this definition, to the extent not otherwise covered by indemnification by one of the parties to the Pooling and Servicing Agreement or otherwise and not payable by the related borrower under any mortgage loan, any other unanticipated cost, liability, or expense (or portion thereof) of the Issuing Entity (including costs of collecting such amounts or other Additional Trust Fund Expenses) that the Issuing Entity has not recovered, and in the judgment of the master servicer (or special servicer) will not recover, from any other source; provided, that, in the case of an A/B Whole Loan or Loan Pair, “Additional Trust Fund Expense” does not include any of the foregoing amounts to the extent that the payment of those expenses is allocated to the related Serviced B Note as a result of the subordination of the related Serviced B Note or to the related Serviced Companion Loan, in each case in accordance with the terms of the related Intercreditor Agreement.  Notwithstanding anything in this prospectus supplement to the contrary, “Additional Trust Fund Expenses” does not include (A) allocable overhead of the master servicer, the special servicer, any applicable Non-Serviced Mortgage Loan Master Servicer or applicable Non-Serviced Mortgage Loan Special Servicer, the trust advisor, the trustee, the certificate administrator, the certificate registrar or the custodian, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses, and similar costs and expenses related to allocable overhead, or (B) with respect to any Class of Control Eligible Certificates, Trust Advisor Expenses (including Excess Trust Advisor Expenses).
“Compensating Interest” means with respect to any Distribution Date, an amount equal to the lesser of (A) the excess of (i) Prepayment Interest Shortfalls incurred in respect of the mortgage loans (and not in respect of any B Note or any Serviced Companion Loan, Non-Serviced Companion Loan, Specially Serviced Mortgage Loan or any mortgage loan that was previously a Specially Serviced Mortgage Loan with respect to which the Special Servicer has waived or amended the prepayment restrictions), resulting from voluntary or involuntary Principal Prepayments made thereon during the related Collection Period, over (ii) the aggregate of Prepayment Interest Excesses collected in respect of such mortgage loans resulting from Principal Prepayments made thereon during the same Collection Period, and (B) the aggregate of the portion of the aggregate Master Servicing Fee accrued at a rate per annum equal to 0.005% (0.5 basis points) for the related Collection Period calculated in respect of such mortgage loans (including any related REO Mortgage Loans) plus any investment income earned on the amount prepaid prior to such Distribution Date; provided that Compensating Interest will only include (without regard to clause (B) above), the amount of any Prepayment Interest Shortfall otherwise described in clause (A) above incurred in connection with any Principal Prepayment received in respect of any such mortgage loan during the related Collection Period to the extent such Prepayment Interest Shortfall occurs as a result of the master servicer deviating, or allowing the related borrower to deviate, from the terms of the related mortgage loan documents regarding Principal Prepayments (other than (v) subsequent to a default or imminent default under the related loan documents if the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard, (w) if the related loan is a specially serviced mortgage loan, (x) in connection with the payment of insurance proceeds or condemnation proceeds unless the master servicer did not apply the proceeds from involuntary principal prepayments in accordance with the terms of the related mortgage loan documents, (y) pursuant to applicable law or a court order or (z) at the request of or with the consent of the special servicer).  The master servicer’s obligations to pay any Compensating Interest, and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls against those amounts, will not be cumulative.

The “Distributable Certificate Interest” will be, in respect of each Class of Certificates (other than the Class V and Class R Certificates) for any Distribution Date, the sum of:
(i)    Accrued Certificate Interest in respect of such Class of Certificates for such Distribution Date, reduced (to not less than zero) by:
(A)   any Net Aggregate Prepayment Interest Shortfall allocated to any such Class of Certificates for such Distribution Date;
(B)    with respect to each Class of the Class B, Class C and Class D Certificates, any Trust Advisor Expenses allocated to such Class of Certificates in reduction of interest payable thereon; and
(C)    with respect to each Class of the Class C and Class D Certificates, any amounts reimbursable to any more senior Class of Certificates on such Distribution Date in respect of Trust Advisor Expenses allocated on prior Distribution Dates to such senior Classes in accordance with clauses (iv) and (v) of this definition; plus
(ii)   the portion of the Distributable Certificate Interest for such Class of Certificates remaining unpaid as of the close of business on the preceding Distribution Date; plus
(iii)  if the aggregate Certificate Principal Balance is reduced because of a diversion of principal as a result of the reimbursement of Nonrecoverable Advances out of principal in accordance with the terms of the Pooling and Servicing Agreement, and there is a subsequent recovery of amounts applied by the master servicer as recoveries of principal, then an amount generally equal to interest at the applicable Pass-Through Rate that would have accrued and been distributable with respect to the amount that the aggregate Certificate Principal Balance was so reduced, which interest will accrue from the end of the Interest Accrual Period for the Distribution Date on which the related Collateral Support Deficit is allocated through the end of the Interest Accrual Period related to the Distribution Date on which such amounts are subsequently recovered; plus
(iv)  with respect to the Class B Certificates and any Distribution Date, solely to the extent of amounts otherwise distributable in respect of interest first to the Class D Certificates and then to the Class C Certificates on such Distribution Date (in each case, without giving effect to any reduction in the Distributable Certificate Interest described in clause (i)(C) of this definition based on this clause (iv) or on clause (v) of this definition), the amount of any Trust Advisor Expenses allocated to reduce the Distributable Certificate Interest of the Class B Certificates on any prior Distribution Date and which has not previously been reimbursed; plus
(v)   with respect to the Class C Certificates and any Distribution Date, solely to the extent of amounts otherwise distributable in respect of interest to the Class D Certificates on such Distribution Date (without giving effect to any reduction in Distributable Certificate Interest described in clause (i)(C) of this definition based on this clause (v)), the amount of any Trust Advisor Expenses allocated to reduce the Distributable Certificate Interest of the Class C Certificates on any prior Distribution Date and which has not previously been reimbursed; plus
(vi)  with respect to the Class B, Class C and Class D Certificates, solely from any actual recoveries received by the Issuing Entity of amounts paid as Trust Advisor Expenses on prior Distribution Dates that resulted in a reduction of the Distributable Certificate Interest of any Class of Certificates, the amount of any reductions in the Distributable Certificate Interest for such Class (including, for this purpose, any reduction pursuant to clause (i)(C) of this definition) for any prior Distribution Dates that have not previously been reimbursed pursuant to clause (iv) or (v) above, or pursuant to this clause (vi), which recoveries will be allocated to each such Class of Certificates in alphabetical order, in each case, in an amount up to the amount of unreimbursed Trust Advisor Expenses previously allocated to such Class.
The “Accrued Certificate Interest” will be, in respect of each Class of Certificates (other than the Class V and Class R Certificates) for each Distribution Date, the amount of interest for the applicable Interest Accrual Period accrued at the applicable Pass-Through Rate on the aggregate Certificate Principal Balance or Notional Amount, as

the case may be, of such Class of Certificates outstanding immediately prior to such Distribution Date.  Accrued Certificate Interest will be calculated on the basis of a 360-day year consisting of twelve (12) 30-day months.
“Net Aggregate Prepayment Interest Shortfall” means, for the related Distribution Date, the aggregate of all Prepayment Interest Shortfalls incurred in respect of the mortgage loans other than Specially Serviced Mortgage Loans during any Collection Period that are neither offset by Prepayment Interest Excesses collected thereon during such Collection Period nor covered by a Compensating Interest Payment paid by the master servicer in respect thereof.
“Principal Distribution Amount” equals, in general, for any Distribution Date, the aggregate of the following:
(i)  the principal portions of all Scheduled Payments (other than the principal portion of Balloon Payments) and any Assumed Scheduled Payments, in each case, to the extent received or advanced, as the case may be, in respect of the mortgage loans and any REO Mortgage Loans (but not in respect of any Serviced B Note or Serviced Companion Loan or, in either case, its respective successor REO Serviced B Note or REO Serviced Companion Loan, as applicable) for their respective Due Dates occurring during the related Collection Period;
(ii)  (x) all payments (including Principal Prepayments and the principal portion of Balloon Payments (but not in respect of any Serviced B Note or Serviced Companion Loan or, in either case, its respective successor REO Serviced B Note or REO Serviced Companion Loan, as applicable)) and any other collections (including Liquidation Proceeds (other than the portion, if any, constituting Excess Liquidation Proceeds), Condemnation Proceeds, Insurance Proceeds and REO Income and proceeds of mortgage loan repurchases) received (including, in the case of any Non-Serviced Mortgage Loan, by the related Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer) on or in respect of the mortgage loans and any REO Mortgage Loans (but not in respect of any Serviced B Note or Serviced Companion Loan or any successor REO Serviced B Note or REO Serviced Companion Loan) during the related Collection Period that were identified and applied by the master servicer and/or special servicer as recoveries of principal (exclusive of any portion thereof included as part of the Principal Distribution Amount for the immediately preceding Distribution Date pursuant to clause (ii)(y) of this definition) and (y) the principal portion of any Balloon Payments received on or in respect of the mortgage loans and any REO Mortgage Loans (but not in respect of any Serviced Companion Loan or Serviced B Note or any successor REO Serviced Companion Loan or REO Serviced B Note) during the period that begins two (2) Business Days immediately preceding the related Master Servicer Remittance Date and ends on such Master Servicer Remittance Date and remitted by the master servicer to the Distribution Account as described in “—Prepayment Interest Shortfalls and Prepayment Interest Excesses” below that were identified and applied by the master servicer and/or special servicer as recoveries of principal;
(iii)  the amount of any actual recoveries received by the Issuing Entity of amounts paid as Excess Trust Advisor Expenses for which a deduction was made in the Principal Distribution Amount for a prior Distribution Date; and
(iv)  recoveries of any Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances that were previously reimbursed out of principal collections and for which a deduction was made in the Principal Distribution Amount for a prior Distribution Date;
as reduced by, to the extent applicable:
(a)    any Workout-Delayed Reimbursement Amounts that have been reimbursed from amounts allocable to principal received with respect to the mortgage loans and any REO Mortgage Loans during the Collection Period for the related Distribution Date;
(b)    any Nonrecoverable Advance (with advance interest thereon) previously made in respect of any mortgage loan or any REO Mortgage Loan that is reimbursed from amounts allocable to principal received with respect to the mortgage loans and any REO Mortgage Loans during the Collection Period for the related Distribution Date; and

(c)    the amount of any Excess Trust Advisor Expenses for such Distribution Date allocated to reduce the Certificate Principal Balances of the Principal Balance Certificates (other than the Control Eligible Certificates).
“REO Income” means the income received in connection with the operation of an REO Property, net of certain expenses specified in the Pooling and Servicing Agreement.  With respect to any A/B Whole Loan or Loan Pair, or any Non-Serviced Mortgage Loan, only an allocable portion of such REO Income will be distributable to the Certificateholders.
In addition to the Trust Advisor Fee and any Trust Advisor Consulting Fees, the trust advisor will be entitled to reimbursement of Trust Advisor Expenses in accordance with the terms of the Pooling and Servicing Agreement; provided, that on any Distribution Date the amount reimbursable to the trust advisor from the Certificates in respect of Trust Advisor Expenses for such date will not exceed the sum of (i) the portion of the Principal Distribution Amount for such Distribution Date otherwise distributable to the Principal Balance Certificates (other than the Control Eligible Certificates) and (ii) the aggregate amount of the Distributable Certificate Interest (for such purposes, calculated without regard to any reductions pursuant to clause (i)(C) of the definition of Distributable Certificate Interest as a result of Trust Advisor Expenses for such Distribution Date) that would otherwise be distributable to the Class B, Class C and Class D Certificates for such Distribution Date.  Any amount of Trust Advisor Expenses that are not reimbursed on a Distribution Date because of the limitations set forth in the immediately preceding sentence will be payable on the next Distribution Date to the extent funds are sufficient, in accordance with such limitations, to make such payments.  If the only Principal Balance Certificates that remain outstanding at any time are the Control Eligible Certificates, the trust advisor will not be entitled to seek payment of Trust Advisor Expenses from the Issuing Entity or any Holder of a Control Eligible Certificate.
“Trust Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts and other expenses payable to the trust advisor pursuant to the Pooling and Servicing Agreement (other than the Trust Advisor Fee); provided, that Trust Advisor Expenses does not include any expenses paid from the TA Unused Fees Account.
“Excess Trust Advisor Expenses” for each Distribution Date will equal the Trust Advisor Expenses for such Distribution Date less the amount of any such Trust Advisor Expenses allocated to reduce the aggregate Distributable Certificate Interest of the Class B, Class C and Class D Certificates for such Distribution Date.
Fees and Expenses
The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Recipient	Description	Rate or Amount	Frequency	Source of Payment
Certificate Administrator	Certificate Administrator Fee(1)	0.0025%	monthly	General collections
Master Servicer	Master Servicing Fee(1)	varies(2)	monthly	General collections
Master Servicer	Prepayment Interest Excesses(1)	varies	from time to time	Any Prepayment Interest Excesses
Special Servicer	Special Servicing Fee(1)	0.25%	monthly	General collections
Special Servicer	Workout Fee(1)	1.0%	monthly	Related post-workout collections of principal and/or interest
Special Servicer	Liquidation Fee(1)	1.0%	upon receipt	Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds from the liquidation or final disposition of the related mortgage loan (or REO Property)
Master Servicer and Special Servicer	Fees collected from borrowers(1)	varies	from time to time	Fees actually collected from borrowers

Recipient	Description	Rate or Amount	Frequency	Source of Payment
Certificate Administrator, Master Servicer and Special Servicer	Investment income(1)	varies	monthly	Investment income actually earned
Trust Advisor	Trust Advisor Fee(1)	0.00105%(3)	monthly	General collections (other than with respect to any Non-Serviced Mortgage Loan)
Trust Advisor	Trust Advisor Consulting Fee(1)	$10,000(3)	from time to time	Paid by related borrower
Trust Advisor	Trust Advisor Expenses(1)	varies	from time to time	General collections (to the extent allocable to the Class A‑1 through Class D Certificates)(4)
Master Servicer, Special Servicer, Trustee, Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer, Non-Serviced Mortgage Loan Trustee	Servicing Advances(5)	varies	from time to time
Recoveries on the related mortgage loan, or to the extent that the party making an Advance or the special servicer determines it is nonrecoverable, from general collections, or with respect to recoveries of Workout-Delayed Reimbursement Amounts, from collections of principal

Master Servicer, Special Servicer, Trustee, Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer, Non-Serviced Mortgage Loan Trustee	Interest on Servicing Advances(5)	Advance Rate	when Advance is reimbursed
First from Penalty Charges, Allocable Modification Fees and Excess Liquidation Proceeds (or, in the case of a Servicing Advance on a Non-Serviced Mortgage Loan, any recoveries on such mortgage loan) and then from general collections

Master Servicer and Trustee	P&I Advances(5)	varies	from time to time
Recoveries on the related mortgage loan, or to the extent that the party making an Advance determines it is nonrecoverable, from general collections, or with respect to recoveries of Workout-Delayed Reimbursement Amounts, from collections of principal

Master Servicer and Trustee	Interest on P&I Advances(5)	Advance Rate	when Advance is reimbursed	First from Penalty Charges, Allocable Modification Fees and Excess Liquidation Proceeds and then from general collections
Depositor, Trustee, Certificate Administrator, Custodian, Certificate Registrar, Master Servicer, Special Servicer, Non-Serviced Mortgage Loan Service Providers	Indemnification expenses(6)	varies	from time to time	General collections
CREFC®	CREFC® License Fee	0.0005%	monthly	General collections
Third Parties	Issuing Entity expenses not Advanced(7)	varies	from time to time	General collections

1.	For additional information regarding the fees, entitlements to reimbursement and compensation of the certificate administrator, the trustee, the custodian, the master servicer, the special servicer and the trust advisor, see “Description of the Offered Certificates—Matters Regarding the Certificate Administrator,” “—The Trustee” and “—The Custodian” below and “Servicing of the Mortgage Loans—The Master Servicer—Master Servicer Compensation,” “—The Special Servicer—Special Servicer Compensation” and “—The Trust Advisor” in this prospectus supplement. Each of the Roosevelt New Orleans Waldorf Astoria Mortgage Loan and the Coastal Equities Retail Portfolio Mortgage Loan is (or is expected to be) serviced pursuant to the pooling and servicing agreement for another securitization and accordingly no Trust Advisor Fee will be applicable to such mortgage loans under the pooling and servicing agreement for this transaction. The applicable Non‑Serviced Mortgage Loan Master Servicer and the applicable Non‑Serviced Mortgage Loan Special Servicer with respect to such non‑serviced mortgage loan is expected to be entitled to compensation under the related pooling and servicing agreement similar to that received by the master servicer and special servicer under the Pooling and Servicing Agreement, except that there may be a higher cap (or no cap) on workout fees and/or liquidation fees. See “Description of the Mortgage Pool—The Non‑Serviced Loan Combinations” and “Servicing of the Mortgage Loans—Additional Matters Relating to the Servicing of the Non‑Serviced Mortgage Loans.”

2.	The master servicing fee rate will be:
(i)	with respect to each mortgage loan (other than the Roosevelt New Orleans Waldorf Astoria mortgage loan and the Coastal Equities Retail Portfolio mortgage loan), 0.0050% per annum plus the primary servicing fee rate set forth next to such mortgage loan on APPENDIX I to this prospectus supplement;
(ii)	with respect to the Roosevelt New Orleans Waldorf Astoria mortgage loan, 0.0050% per annum;
(iii)	with respect to the Coastal Equities Retail Portfolio mortgage loan, 0.0050% per annum; and
(iv)	with respect to the Herald Center serviced companion loan and the 261 Fifth Avenue serviced companion loan, 0.0050% per annum and 0.0050% per annum, respectively.
In addition:
(i)	the master servicer under the JPMBB 2015-C31 transaction will be paid the related pari passu loan primary servicing fee in respect of the Roosevelt New Orleans Waldorf Astoria mortgage loan (calculated at 0.0025% per annum); and
(ii)	the master servicer under the MSBAM 2015-C24 transaction will be paid the related pari passu loan primary servicing fee in respect of the Coastal Equities Retail Portfolio mortgage loan (calculated at 0.0050% per annum).
3.	Notwithstanding the table above, the trust advisor fee in respect of each of the Herald Center Mortgage Loan and the 261 Fifth Avenue Mortgage Loan will be equal to 0.00205% per annum and 0.00175% per annum, respectively. The aggregate amount of any such Trust Advisor Consulting Fees with respect to any particular mortgage loan (or related A/B Whole Loan or Loan Pair, as applicable) may not exceed $10,000 in any calendar year.
4.	No trust advisor expenses (other than the trust advisor fee) will be allocated to reduce interest payable on the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5 or Class A-S Certificates.
5.	For additional information regarding Advances, see “Description of the Offered Certificates—Advances” in this prospectus supplement. For information regarding advances with respect to any Loan Pair or any Non‑Serviced Loan Combination, see “Description of the Offered Certificates—Advances—Matters Relating to A/B Whole Loans, Loan Pairs and Non‑Serviced Loan Combinations” in this prospectus supplement.
6.	See “Description of the Offered Certificates—Matters Regarding the Certificate Administrator” and “—The Trustee” and “Servicing of the Mortgage Loans—General,” “—The Trust Advisor” and “—Certain Matters Regarding the Parties to the Pooling and Servicing Agreement” in this prospectus supplement.
7.	The Issuing Entity may incur additional expenses, including without limitation environmental remediation costs and costs incurred to operate REO Properties.
The Pooling and Servicing Agreement does not provide for any successor master servicer, special servicer (unless, in the case of the special servicer only, a successor cannot be found for existing compensation), trustee, certificate administrator, custodian or trust advisor, as the case may be, to receive compensation in excess of that permitted its predecessor.  Any change to the compensation of the master servicer, the special servicer, the certificate administrator, the trust advisor, the trustee or the custodian would require an amendment to the Pooling and Servicing Agreement.
Application of the Available Distribution Amount
On each Distribution Date, except as described under “—Optional Termination” below, for so long as any Class of Offered Certificates remains outstanding, the certificate administrator will apply the Available Distribution Amount (other than Excess Interest and Excess Liquidation Proceeds), if any for such date, for the following purposes and in the following order of priority:
●	first, to the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class X-A, Class X-B and Class X‑D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Distributable Certificate Interest for those Classes;
●	second, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates, in reduction of the Certificate Principal Balance of those Classes, in the following priority:
(i)     to the Class A‑SB Certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Principal Balance of the Class A‑SB Certificates has been reduced to the Planned Principal Balance for such Distribution Date;
(ii)    to the Class A‑1 Certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (i) above) for such Distribution Date, until the Certificate Principal Balance of the Class A‑1 Certificates is reduced to zero;
(iii)   to the Class A‑2 Certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) and (ii) above) for such Distribution Date, until the Certificate Principal Balance of the Class A‑2 Certificates is reduced to zero;

(iv)  to the Class A‑3 Certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i), (ii) and (iii) above) for such Distribution Date, until the Certificate Principal Balance of the Class A‑3 Certificates is reduced to zero;
(v)   to the Class A‑4 Certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (iv) above) for such Distribution Date, until the Certificate Principal Balance of the Class A‑4 Certificates is reduced to zero;
(vi)  to the Class A‑5 Certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (v) above) for such Distribution Date, until the Certificate Principal Balance of the Class A‑5 Certificates is reduced to zero; and
(vii) to the Class A‑SB Certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (vi) above) for such Distribution Date, until the Certificate Principal Balance of the Class A‑SB Certificates is reduced to zero;
●	third, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates, first, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Collateral Support Deficit previously allocated to each such Class, and second, up to an amount equal to, and pro rata based upon, interest on unreimbursed Collateral Support Deficits previously allocated to each such Class at the Pass‑Through Rate for such Class from the date the related Collateral Support Deficit was allocated to such Class;
●	fourth, to the Class A-S Certificates, in respect of interest, up to an amount equal to the Distributable Certificate Interest for such Class;
●	fifth, to the Class A-S Certificates, in reduction of their Certificate Principal Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Principal Balance is reduced to zero;
●	sixth, to the Class A-S Certificates, first, up to an amount equal to the aggregate of unreimbursed Collateral Support Deficit previously allocated to such Class, and second, up to an amount equal to interest on unreimbursed Collateral Support Deficits previously allocated to such Class at the Pass‑Through Rate for such Class from the date the related Collateral Support Deficit was allocated to such Class;
●	seventh, to the Class B Certificates, in respect of interest, up to an amount equal to the Distributable Certificate Interest for such Class;
●	eighth, to the Class B Certificates, in reduction of their Certificate Principal Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Principal Balance is reduced to zero;
●	ninth, to the Class B Certificates, first, up to an amount equal to the aggregate of unreimbursed Collateral Support Deficit previously allocated to such Class, and second, up to an amount equal to interest on unreimbursed Collateral Support Deficits previously allocated to such Class at the Pass‑Through Rate for such Class from the date the related Collateral Support Deficit was allocated to such Class;
●	tenth, to the Class C Certificates, in respect of interest, up to an amount equal to the Distributable Certificate Interest for such Class;
●	eleventh, to the Class C Certificates, in reduction of their Certificate Principal Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Principal Balance is reduced to zero;

●	twelfth, to the Class C Certificates, first, up to an amount equal to the aggregate of unreimbursed Collateral Support Deficit previously allocated to such Class, and second, up to an amount equal to interest on unreimbursed Collateral Support Deficits previously allocated to such Class at the Pass‑Through Rate for such Class from the date the related Collateral Support Deficit was allocated to such Class;
●	thirteenth, to the Class D Certificates, in respect of interest, up to an amount equal to the Distributable Certificate Interest for such Class;
●	fourteenth, to the Class D Certificates, in reduction of their Certificate Principal Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Principal Balance is reduced to zero;
●	fifteenth, to the Class D Certificates, first, up to an amount equal to the aggregate of unreimbursed Collateral Support Deficit previously allocated to such Class, and second, up to an amount equal to interest on unreimbursed Collateral Support Deficits previously allocated to such Class at the Pass-Through Rate for such Class from the date the related Collateral Support Deficit was allocated to such Class; and
●	sixteenth, to make payments to the Holders of the Privately Offered Certificates (other than the Class V Certificates) as contemplated below.
Notwithstanding the foregoing, on each Distribution Date occurring on and after the date the aggregate Certificate Principal Balance of all Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates) has been reduced to zero (that date, the “Cross Over Date”), or the aggregate Appraisal Reduction allocable to the mortgage loans included in the Mortgage Pool is greater than or equal to the aggregate Certificate Principal Balance of all Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates), regardless of the allocation of principal payments described in priority second above, the Principal Distribution Amount for such Distribution Date is required to be distributed, pro rata (based on their respective outstanding Certificate Principal Balances), among the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates.
On each Distribution Date, following the above-described distributions on the Offered Certificates, the certificate administrator will apply the remaining portion, if any, of the Available Distribution Amount (other than Excess Interest and Excess Liquidation Proceeds) for such date to make payments to the Holders of each of the respective other Classes of Subordinate Certificates, in alphabetical order of Class designation, in each case for the following purposes and in the following order of priority:
●	first, to pay interest to the Holders of the particular Class(es) of Certificate(s), up to an amount equal to the Distributable Certificate Interest in respect of such Class(es) of Certificate(s) for such Distribution Date;
●	second, if the aggregate Certificate Principal Balance of each other Class of Subordinate Certificates, if any, with an earlier alphabetical Class designation has been reduced to zero, to pay principal to the Holders of the particular Class of Certificates, up to an amount equal to the lesser of (a) the then outstanding aggregate Certificate Principal Balance of such Class of Certificates and (b) the remaining Principal Distribution Amount for such Distribution Date; and
●	third, to the Holders of the particular Class of Certificates, up to an amount equal to the aggregate of unreimbursed Collateral Support Deficit previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class from the date of the related Collateral Support Deficit was allocated to such Class.
Any portion of the Available Distribution Amount for any Distribution Date that is not otherwise payable to the Holders of the Principal Balance Certificates and the Class X Certificates as contemplated above (or, with respect to the Principal Balance Certificates (other than the Control Eligible Certificates), as reimbursement for Trust Advisor Expenses and Excess Trust Advisor Expenses previously allocated to such Classes of Certificates), will be paid to the Holders of the Class R Certificates, and any amount of Excess Interest on deposit in the Excess Interest sub-account for the related Collection Period will be paid to the Holders of the Class V Certificates.  Excess Interest will not be available to make distributions to any other Class of Certificates or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.
Class A‑SB Planned Principal Balance
On each Distribution Date prior to the Cross Over Date, the Class A‑SB Certificates have priority with respect to receiving distributions of principal to reduce its Certificate Principal Balance to the Planned Principal Balance for such Distribution Date as described in “—Distributions—Application of the Available Distribution Amount” above.  The “Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in APPENDIX VII to this prospectus supplement.  These balances were calculated using, among other things, the Structuring Assumptions.  Based on such assumptions, the Certificate Principal Balance of the Class A‑SB Certificates on each Distribution Date would be reduced to the balance indicated for the related Distribution Date on APPENDIX VII.  There is no assurance, however, that the mortgage loans will perform in conformity with the Structuring Assumptions.  Therefore, there can be no assurance that the Certificate Principal Balance of the Class A‑SB Certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date on APPENDIX VII.  In general, once the Certificate Principal Balances of the Class A‑1, Class A‑2, Class A‑3, Class A-4 and Class A‑5 Certificates have been reduced to zero, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A‑SB Certificates until the Certificate Principal Balance of the Class A‑SB Certificates is reduced to zero.
Distributions of Prepayment Premiums and Yield Maintenance Charges
On any Distribution Date, Prepayment Premiums or Yield Maintenance Charges collected in respect of each mortgage loan included in the Issuing Entity during the related Collection Period will be distributed by the certificate administrator on the Classes of Certificates as follows:  to each Class of Principal Balance Certificates (other than the Control Eligible Certificates) then entitled to distributions of principal on such Distribution Date, an amount equal to the product of (a) a fraction, the numerator of which is the amount distributed as principal to that Class on that Distribution Date, and the denominator of which is the total amount distributed as principal to all such Classes of Principal Balance Certificates on that Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and that Class and (c) the amount of the Prepayment Premium or Yield Maintenance Charge collected in respect of such Principal Prepayment during the related Collection Period.  Any Prepayment Premiums or Yield Maintenance Charges relating to the mortgage loans in the Issuing Entity and collected during the related Collection Period remaining after those distributions described above (as to the applicable Distribution Date, the “Class X YM Distribution Amount”) will be distributed to the Holders of the Class X Certificates as follows:  first, to Holders of the Class X‑A Certificates in an amount equal to the product of (a) a fraction, the numerator of which is the total amount of principal distributed on the applicable Distribution Date with respect to the Class(es) of Principal Balance Certificate(s) whose Certificate Principal Balances comprise the Notional Amount of such Class of Class X Certificates, and the denominator of which is the total amount of principal distributed on the applicable Distribution Date with respect to the Principal Balance Certificates, multiplied by (b) the Class X YM Distribution Amount for the applicable Distribution Date; second, to Holders of the Class X‑B Certificates in an amount equal to the product of (a) a fraction, the numerator of which is the total amount of principal distributed on the applicable Distribution Date with respect to the Class(es) of Principal Balance Certificate(s) whose Certificate Principal Balances comprise the Notional Amount of such Class of Class X Certificates, and the denominator of which is the total amount of principal distributed on the applicable Distribution Date with respect to the Principal Balance Certificates, multiplied by (b) the Class X YM Distribution Amount for the applicable Distribution Date; and third, to the Holders of the Class X‑D Certificates in an amount equal to the portion of the Class X YM Distribution Amount remaining after the distributions to the Holders of the Class X‑A and Class X‑B Certificates.
“Prepayment Premium” means, with respect to any mortgage loan, Serviced B Note or Serviced Companion Loan for any Distribution Date, prepayment premiums and charges, if any, calculated solely as a fixed percentage of the amount prepaid and received during the related Collection Period in connection with Principal Prepayments on such mortgage loan, Serviced B Note or Serviced Companion Loan.
“Yield Maintenance Charge” means, with respect to any mortgage loan, Serviced B Note or Serviced Companion Loan for any Distribution Date, yield maintenance premiums and charges, if any, received during the related Collection Period in connection with Principal Prepayments on such mortgage loan, Serviced B Note or Serviced Companion Loan.  The method of calculation of any Prepayment Premium or Yield Maintenance Charge will vary for any mortgage loan as presented in APPENDIX I to this prospectus supplement.
The “Base Interest Fraction” with respect to any Principal Prepayment of any mortgage loan that provides for payment of a Prepayment Premium or Yield Maintenance Charge, and with respect to any Class of Principal Balance Certificates (other than the Control Eligible Certificates) is a fraction (A) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on that Class of Certificates, as applicable, and (ii) the applicable Discount Rate and (B) whose denominator is the difference between (i) the mortgage rate on the related mortgage loan and (ii) the applicable Discount Rate; provided, that under no circumstances will the Base Interest Fraction be greater than one.  If the Discount Rate referred to above is greater than or equal to the mortgage rate on the related mortgage loan, then the Base Interest Fraction will equal zero; provided, further, that if the Discount Rate referred to above is greater than or equal to the mortgage rate on the related mortgage loan, but is less than the Pass-Through Rate on the subject Class, then the Base Interest Fraction will be equal to 1.0.
“Principal Prepayments” means any voluntary or involuntary payment or collection of principal on a mortgage loan, Serviced B Note or Serviced Companion Loan which is received or recovered in advance of its scheduled Due Date and applied to reduce the principal balance of the mortgage loan, Serviced B Note or Serviced Companion Loan in advance of its scheduled Due Date.
The “Discount Rate” means, for the purposes of the distribution of Prepayment Premiums or Yield Maintenance Charges (i) if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the related mortgage loan, that discount rate, converted (if necessary) to a monthly equivalent yield, and (ii) if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the related mortgage loan, the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually.
“Treasury Rate” is the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15–Selected Interest Rates under the heading “U.S. government securities/Treasury constant maturities” for the week ending prior to the date of the relevant Principal Prepayment, of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date (or Anticipated Repayment Date, if applicable) of the mortgage loan prepaid.  If Release H.15 is no longer published, the certificate administrator will select a comparable publication to determine the Treasury Rate.
No Prepayment Premiums or Yield Maintenance Charges will be distributed to Holders of the Control Eligible Certificates or the Class V or Class R Certificates.  Any Prepayment Premiums or Yield Maintenance Charges distributed to Holders of a Class of Certificates may not be sufficient to compensate those Holders for any loss in yield attributable to the related Principal Prepayments.
Treatment of REO Properties
Notwithstanding that any mortgaged property may be acquired by the Issuing Entity or its nominee through foreclosure, deed in lieu of foreclosure or otherwise, the related mortgage loan and any related Serviced B Note or Serviced Companion Loan will be treated as having remained outstanding until such REO Property is liquidated for purposes of, among other things, determining Pass-Through Rates of, distributions on and allocations of Collateral Support Deficit to the Certificates, as well as the amount of Master Servicing Fees, Trust Advisor Fees, Certificate Administrator Fees (which includes the Trustee Fee and the Custodian Fee), Special Servicing Fees and CREFC® License Fees payable under the Pooling and Servicing Agreement.  In connection therewith, operating revenues and other proceeds derived from such REO Property, exclusive of related operating costs, will be “applied” by the master servicer as principal, interest and other amounts “due” on such mortgage loan (or related Serviced B Note or Serviced Companion Loan).  Subject to the recoverability determination described under “—Advances” below and the effect of any Appraisal Reductions described under “—Appraisal Reductions” below, the master servicer will be required to make P&I Advances in respect of such mortgage loan and in all cases as if such mortgage loan had remained outstanding.  References to mortgage loan and mortgage loans in the definitions of Weighted Average Net Mortgage Rate and Principal Distribution Amount are intended to include any mortgage loan or mortgage loans as to which the related mortgaged property has become an REO Property.

“REO Property” means any mortgaged property acquired on behalf of the Certificateholders in respect of a defaulted mortgage loan through foreclosure, deed in lieu of foreclosure or otherwise.  The term “REO Property” also includes any mortgaged property acquired under any Non-Serviced Mortgage Loan Pooling and Servicing Agreement (however, the special servicer will not have any obligations with respect to any such REO Property).
Allocation Priority of Mortgage Loan Collections
All amounts collected by or on behalf of the Issuing Entity in respect of any mortgage loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (exclusive, if applicable, in the case of an A/B Whole Loan or Loan Pair, of any amounts payable to the holder of the related Serviced B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement), absent express provisions in the loan documents or related Intercreditor Agreement, or if and to the extent that such terms authorize the mortgagee to use its discretion, and in any event after an event of default under the related mortgage loan (to the extent not cured or waived), will be allocated for purposes of collecting amounts due under the mortgage loan, pursuant to the Pooling and Servicing Agreement, in the following order of priority:
First,	as a recovery of any unreimbursed Advances with respect to such mortgage loan and unpaid interest on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such mortgage loan;
Second,	as a recovery of Nonrecoverable Advances with respect to such mortgage loan and any interest thereon to the extent previously reimbursed or paid, as the case may be, from collections with respect to other mortgage loans;
Third,	to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on the related mortgage loan (exclusive of default interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such mortgage loan at the related Mortgage Rate to, but not including, the date of receipt by or on behalf of the Issuing Entity (or, in the case of a full monthly payment from the related borrower, through the related Due Date), over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such mortgage loan that have theretofore occurred in connection with Appraisal Reductions (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates);
Fourth,	to the extent not previously allocated pursuant to clause First, as a recovery of principal of such mortgage loan then due and owing, including by reason of acceleration of such mortgage loan following a default thereunder (or, if such mortgage loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);
Fifth,	as a recovery of accrued and unpaid interest on such mortgage loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such mortgage loan that have theretofore occurred in connection with related Appraisal Reductions (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);
Sixth,	as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such mortgage loan;
Seventh,	as a recovery of any other reserves to the extent then required to be held in escrow with respect to such mortgage loan;
Eighth,	as a recovery of any Prepayment Premiums and/or Yield Maintenance Charges then due and owing under such mortgage loan;
Ninth,	as a recovery of any default interest or late fees then due and owing under such mortgage loan;

Tenth,	as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under such mortgage loan;
Eleventh,	as a recovery of any other amounts then due and owing under such mortgage loan other than remaining unpaid principal, and, if applicable, accrued and unpaid Excess Interest (if both consent fees and Trust Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Trust Advisor Consulting Fees);
Twelfth,	as a recovery of any remaining principal of such mortgage loan to the extent of its entire remaining unpaid principal balance; and
Thirteenth,	in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;
provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of a mortgaged property if, immediately following such release, the loan-to-value ratio of the related mortgage loan exceeds 125% (based solely on the value of real property and excluding personal property and going concern value, if any), must be allocated to reduce the principal balance of the mortgage loan in the manner permitted by such REMIC provisions.
Collections by or on behalf of the Issuing Entity in respect of any REO property (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO property and, if applicable, in the case of an A/B Whole Loan or Loan Pair, exclusive of any amounts payable to the holder of the related Serviced B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement) will be deemed allocated for purposes of collecting amounts due under the related REO Mortgage Loan in the following order of priority:
First,	as a recovery of any unreimbursed Advances with respect to such REO Mortgage Loan and unpaid interest on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such REO Mortgage Loan;
Second,	as a recovery of Nonrecoverable Advances with respect to such REO Mortgage Loan and any interest thereon to the extent previously reimbursed or paid, as the case may be, from collections with respect to other REO Mortgage Loans;
Third,	to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such REO Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (A) accrued and unpaid interest on such mortgage loan at the related Mortgage Rate to, but not including, the Due Date in the Collection Period in which such collections were received, over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such REO Mortgage Loan that have theretofore occurred in connection with Appraisal Reductions (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below and clause Fifth of the preceding paragraph on earlier dates);
Fourth,	to the extent not previously allocated pursuant to clause First, as a recovery of principal of such REO Mortgage Loan to the extent of its entire unpaid principal balance;
Fifth,	as a recovery of accrued and unpaid interest on such REO Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such mortgage loan that have theretofore occurred in connection with related Appraisal Reductions (to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest pursuant to this clause Fifth and clause Fifth of the preceding paragraph on earlier dates);
Sixth,	as a recovery of any Prepayment Premiums and/or Yield Maintenance Charges then due and owing under such REO Mortgage Loan;

Seventh,	as a recovery of any default interest or late fees then due and owing under such REO Mortgage Loan;
Eighth,	as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under such REO Mortgage Loan;
Ninth,	as a recovery of any other amounts then due and owing under such REO Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Trust Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Trust Advisor Consulting Fees); and
Tenth,	in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.
Subordination; Allocation of Collateral Support Deficit
As and to the extent described in this prospectus supplement, the rights of Holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the mortgage loans will be subordinated, to the extent described in this prospectus supplement, to the rights of Holders of the Senior Certificates, to the rights of the Holders of each other Class of Subordinate Certificates with an earlier alphabetical Class designation (see “—Distributions—Application of the Available Distribution Amount” above and the Collateral Support Deficit allocation priority described below).  This subordination is intended to enhance the likelihood of timely receipt by the Holders of the Senior Certificates of the full amount of all interest payable in respect of the Senior Certificates on each Distribution Date, and the ultimate receipt by the Holders of each Class of Class A Senior Certificates of principal in an amount equal to the entire Certificate Principal Balance of the Class A Senior Certificates.
Similarly, but to decreasing degrees and generally in alphabetical order of Class designation, this subordination is also intended to enhance the likelihood of timely receipt by the Holders of the Subordinate Certificates (other than the Class G Certificates, which do not have the benefit of effective subordination) of the full amount of interest payable in respect of such Classes of Certificates on each Distribution Date, and the ultimate receipt by such Holders of principal equal to, in each case, the entire Certificate Principal Balance of such Class of Certificates.  This subordination will be accomplished by the application of the Available Distribution Amount on each Distribution Date in accordance with the order of priority described above under “—Distributions—Application of the Available Distribution Amount” and by the allocation of a Collateral Support Deficit as described below.  No other form of credit support will be available for the benefit of the Holders of the Certificates.
Allocation to the Class A Senior Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will generally have the effect of reducing the aggregate Certificate Principal Balance of those Classes at a faster rate than would be the case if principal payments were allocated pro rata to all Classes of Principal Balance Certificates.  Thus, as principal is distributed to the Holders of the Class A Senior Certificates, the percentage interest in the Issuing Entity evidenced by the Class A Senior Certificates will be decreased, with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the Subordinate Certificates, thereby increasing, relative to their respective Certificate Principal Balances, the subordination afforded the Class A Senior Certificates by the Subordinate Certificates.
Following retirement of the Class A Senior Certificates, the successive allocation to the Subordinate Certificates, all in alphabetical order of Class designation, in each case until such Class is paid in full, of the entire Principal Distribution Amount for each Distribution Date will generally provide a similar benefit to each such Class of Certificates as regards the relative amount of subordination afforded by the other Classes of Subordinate Certificates, with later alphabetical Class designations.
On each Distribution Date, immediately following the distributions made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (1) the aggregate Stated Principal Balance of the mortgage loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (2) the aggregate Certificate Principal Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date and the allocation of any Excess Trust Advisor Expenses to reduce the Certificate Principal Balance of the Principal Balance Certificates that are not

Control Eligible Certificates on that Distribution Date (any such deficit, a “Collateral Support Deficit”).  For purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the mortgage loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the mortgage loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances.
On each Distribution Date, the certificate administrator will be required to allocate any Collateral Support Deficit to the Classes of Principal Balance Certificates in the following order:  to the Class G, Class F, Class E, Class D, Class C, Class B and Class A-S Certificates, in each case in respect of and until the remaining Certificate Principal Balance of that Class of Certificates has been reduced to zero.  Following the reduction of the Certificate Principal Balances of all Classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate any remaining portion of such Collateral Support Deficit to the Classes of Class A Senior Certificates, pro rata (based upon their respective Certificate Principal Balances), until the remaining Certificate Principal Balances of the Class A Senior Certificates have been reduced to zero.  Trust Advisor Expenses will be allocated to the Principal Balance Certificates (other than the Control Eligible Certificates) as described under “—Distributions—Allocation of Trust Advisor Expenses” in this prospectus supplement.
On each Distribution Date, following allocation of any Collateral Support Deficit as described in the preceding paragraph, amounts on deposit in the Excess Liquidation Proceeds Reserve Account will be used:  first, to reimburse the Principal Balance Certificates and the Class X Certificates (in the same order of priority that the Available Distribution Amount would be applied for this purpose) for any, and to the extent of, Unpaid Interest due and owing to such Classes; and second, to reimburse the Principal Balance Certificates (in the same order of priority that the Available Distribution Amount would be applied for this purpose) for any, and to the extent of, unreimbursed Collateral Support Deficits previously allocated to such Classes, together with interest on such Collateral Support Deficits at the applicable Pass-Through Rate, in each case from the date of allocation.
Further, on each Distribution Date, following application of amounts on deposit in the Excess Liquidation Proceeds Reserve Account as described in the preceding paragraph, amounts on deposit in the TA Unused Fees Account will be used:  first, to pay any current unreimbursed Trust Advisor Expenses payable to the trust advisor pursuant to the Pooling and Servicing Agreement; second, to reimburse each Class of Principal Balance Certificates to the extent of any Trust Advisor Expenses that were actually applied to reduce the Distributable Certificate Interest or Certificate Principal Balance of such Class of Certificates on any Distribution Date, which amounts will be allocated first as a recovery of principal in the reverse order in which they were allocated to reduce the Certificate Principal Balances of the related Classes of Certificates and then as recoveries of interest to the Class B, Class C and Class D Certificates, in that order; third, if such Distribution Date coincides with or follows the earlier of (x) the final Distribution Date and (y) the date that the aggregate Certificate Principal Balance of the Principal Balance Certificates, other than the Control Eligible Certificates, has been reduced to zero, to reimburse the Principal Balance Certificates (in the same order of priority that the Available Distribution Amount would be applied for this purpose) for any, and to the extent of, unreimbursed Collateral Support Deficits previously allocated to such Classes, together with interest on such Collateral Support Deficits at the applicable Pass-Through Rate, in each case from the date of allocation), in each case from the date of allocation; and fourth, if such Distribution Date coincides with or follows the earlier of (x) the final Distribution Date and (y) the date that the aggregate Certificate Principal Balance of the Principal Balance Certificates, other than the Control Eligible Certificates, has been reduced to zero, to reimburse the Principal Balance Certificates and the Class X Certificates (in the same order of priority that the Available Distribution Amount would be applied for this purpose) for any, and to the extent of, Unpaid Interest due and owing to such Classes.
Any reimbursements of Advances determined to be nonrecoverable (and interest on such Advances) that are made in any Collection Period from collections or advances of principal that (in the absence of the reductions that we describe under the definition of Principal Distribution Amount) would otherwise be included in the total amount of principal distributable to Certificateholders for the related Distribution Date, will create a Collateral Support Deficit for such Distribution Date.  Such Collateral Support Deficit will be applied in accordance with the loss allocation rules described in the third preceding paragraph to reduce the Certificate Principal Balances of the Principal Balance Certificates (without accompanying principal distributions) on the Distribution Date for that Collection Period.

Mortgage loan losses, Collateral Support Deficits and Trust Advisor Expenses will not be allocated to the Class V or Class R Certificates and will not be directly allocated to the Class X Certificates.  However, the Notional Amounts of such Classes of Class X Certificates will be reduced if the Certificate Principal Balances of the related Classes of Principal Balance Certificates are reduced by such loan losses, such Collateral Support Deficits or Excess Trust Advisor Expenses.
In general, Collateral Support Deficits could result from the occurrence of:  (1) losses and other shortfalls on or in respect of the mortgage loans, including as a result of defaults and delinquencies on the mortgage loans, Nonrecoverable Advances made in respect of the mortgage loans, the payment to the special servicer of any compensation as described in “Servicing of the Mortgage Loans—The Special Servicer—Special Servicer Compensation” in this prospectus supplement, the payment of interest on Advances and certain servicing expenses and any other Additional Trust Fund Expenses; and (2) certain unanticipated, non-mortgage loan specific expenses of the Issuing Entity, including certain reimbursements to the certificate administrator as described under “Description of the Offered Certificates—Matters Regarding the Certificate Administrator,” “—The Trustee—Trustee Compensation” and “—The Custodian” in this prospectus supplement or any other party to the Pooling and Servicing Agreement, and certain federal, state and local taxes, and certain tax-related expenses, payable by the Issuing Entity as described under “Material Federal Income Tax Consequences—Taxes on a REMIC” in this prospectus supplement.  Accordingly, the allocation of a Collateral Support Deficit as described above will constitute an allocation of losses and other shortfalls experienced by the Issuing Entity.
A Class of Certificates will be considered outstanding until its Certificate Principal Balance or Notional Amount is reduced to zero; provided that in any event the Class V Certificates will be considered outstanding so long as Holders of such Certificates are entitled to receive Excess Interest.
Notwithstanding the foregoing, amounts that might otherwise be distributable in respect of a more senior Class of Certificates may be used to reimburse Trust Advisor Expenses without an offsetting reduction to amounts payable to the Control Eligible Certificates as described below under “—Distributions—Allocation of Trust Advisor Expenses.”  In addition, among the Principal Balance Certificates that are not Control Eligible Certificates, as a result of allocating Trust Advisor Expenses to reduce interest, a more senior Class of Certificates may suffer a permanent reduction of interest even though the Certificate Principal Balance(s) of the more subordinate Class or Classes of Certificates has not been reduced to zero.
Any shortfall in the amount of the Distributable Certificate Interest paid with respect to any Class of Certificates on any Distribution Date will result in Unpaid Interest for such Class, which will be distributable in subsequent periods to the extent of funds available therefor.  “Unpaid Interest” means, on any Distribution Date with respect to any Class of Certificates, the portion of Distributable Certificate Interest for such Class remaining unpaid as of the close of business on the preceding Distribution Date.  Unpaid Interest for any Class of Principal Balance Certificates (other than the Control Eligible Certificates) will not include any reductions in the Distributable Certificate Interest resulting from allocations of Trust Advisor Expenses, except to the extent such reductions are reimbursed in accordance with the definition of Distributable Certificate Interest.
Realized losses and Additional Trust Fund Expenses with respect to any mortgage loan that is part of a Loan Pair will equal a pro rata share (based on the relative principal balance of such mortgage loan and the related Serviced Companion Loan, as applicable) of the amount of any loss calculated with respect to such Loan Pair.  Realized losses with respect to any A/B Whole Loan are to be allocated first to the related Serviced B Note and then to the related mortgage loan, and expenses are to be paid first out of collections on, and other proceeds of, the related Serviced B Note and then out of collections on, and other proceeds of, the related mortgage loan.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs.”
Realized losses and additional trust fund expenses under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement with respect to any mortgage loan that is part of a Non‑Serviced Loan Combination will equal a pro rata share (based on the relative principal balance of such mortgage loan and the related Non‑Serviced Companion Loan, as applicable) of the amount of any loss calculated with respect to such Non‑Serviced Loan Combination.  See “Description of the Mortgage Pool—The Non‑Serviced Loan Combinations.”

Allocation of Trust Advisor Expenses
On each Distribution Date, immediately prior to the distributions to be made to the Certificateholders on that date, the certificate administrator is required to allocate Trust Advisor Expenses to reduce the Distributable Certificate Interest for such Distribution Date for the Class D, Class C and Class B Certificates, in that order, in each case, until the Distributable Certificate Interest of such Class for such Distribution Date has been reduced to zero.  Trust Advisor Expenses will not be allocated to reduce interest distributable to the Class A Senior Certificates, the Class A‑S Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class X-D Certificates, the Class V Certificates (with respect to Excess Interest) or the Control Eligible Certificates, which interest will be paid as if such Trust Advisor Expenses were not incurred.
To the extent that the amount of Trust Advisor Expenses with respect to a Distribution Date is greater than the aggregate amount of the Distributable Certificate Interest otherwise distributable to the Class B, Class C and Class D Certificates for such Distribution Date, the resulting Excess Trust Advisor Expenses will be allocated to reduce the Principal Distribution Amount otherwise allocable to the Principal Balance Certificates that are not Control Eligible Certificates for such Distribution Date.  The Excess Trust Advisor Expenses will reduce the Principal Distribution Amount for the Principal Balance Certificates that are not Control Eligible Certificates for such Distribution Date and, to the extent of such reduction, will be allocated to reduce the Certificate Principal Balances of the following Classes of Certificates in the following order:  to the Class D, Class C, Class B and Class A-S Certificates, in each case, until the remaining Certificate Principal Balance of such Class of Certificates has been reduced to zero.  Following the reduction of the Certificate Principal Balances of the foregoing Classes of Principal Balance Certificates to zero, the certificate administrator will be required to allocate the remaining Excess Trust Advisor Expenses among the Classes of Class A Senior Certificates, pro rata (based upon their respective Certificate Principal Balances), until the remaining Certificate Principal Balances of the Class A Senior Certificates have been reduced to zero.
Any Trust Advisor Expenses (or Excess Trust Advisor Expenses) allocated to a Class of Certificates will be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced by the respective Certificates.  In the event that amounts distributable in respect of the Distributable Certificate Interest to the Class B, Class C and Class D Certificates or otherwise available as the indicated portion of the Principal Distribution Amount are insufficient to reimburse any related Trust Advisor Expenses on a Distribution Date, any unreimbursed Trust Advisor Expenses will remain unreimbursed until the next Distribution Date that such applicable amounts are available.  In no event will any Trust Advisor Expenses or Excess Trust Advisor Expenses reduce or delay in any manner any principal or interest payable in respect of the Class V Certificates (with respect to Excess Interest) or the Control Eligible Certificates, and such Certificates will continue to be paid their respective principal and interest entitlements as if such Trust Advisor Expenses and/or Excess Trust Advisor Expenses had not been incurred.
To the extent amounts are actually received by the Issuing Entity as reimbursements of Trust Advisor Expenses (which Trust Advisor Expenses were actually applied to reduce the Distributable Certificate Interest or Principal Distribution Amount of the Principal Balance Certificates (other than the Control Eligible Certificates)), or amounts are on deposit in the TA Unused Fees Account at any time and are available to reimburse the holders of the Principal Balance Certificates (other than the Control Eligible Certificates) in accordance with “—Distributions—Subordination; Allocation of Collateral Support Deficit” in this prospectus supplement, those amounts will be allocated first as recoveries of principal in the reverse order in which they were allocated to reduce the Certificate Principal Balances of such respective Classes of Principal Balance Certificates and then as recoveries of interest to the Class B, Class C and Class D, in that order.
In addition, if Trust Advisor Expenses are allocated to reduce the Distributable Certificate Interest with respect to the Class B or Class C Certificates for any Distribution Date, then that allocation may be reimbursed out of amounts otherwise payable as interest to a more subordinate Class of Certificates among the Class C and Class D Certificates on a subsequent Distribution Date by making corresponding adjustments to the Distributable Certificate Interest for the affected Classes for that subsequent Distribution Date.

Prepayment Interest Shortfalls and Prepayment Interest Excesses
If the aggregate Prepayment Interest Shortfalls on all mortgage loans other than Specially Serviced Mortgage Loans exceed the aggregate Prepayment Interest Excesses for such mortgage loans for the Collection Period related to a Distribution Date, the Master Servicing Fee and certain other compensation payable to the master servicer will be reduced by the amount of any Compensating Interest, subject to certain limitations described in this prospectus supplement.  See “Servicing of the Mortgage Loans—The Master Servicer—Master Servicer Compensation” in this prospectus supplement.
“Prepayment Interest Shortfall” means a shortfall in the collection of a full month’s interest for any Distribution Date with respect to any mortgage loan as to which the related borrower has made a full or partial Principal Prepayment (or a Balloon Payment) during the related Collection Period and as to which, the date such payment was made occurred prior to the related Due Date in such Collection Period (including any shortfall resulting from such a payment during the grace period relating to such Due Date).  Such a shortfall arises because the amount of interest (net of the Administrative Fee Rate) that accrues on the amount of such Principal Prepayment or Balloon Payment will be less than the corresponding amount of interest accruing on the Certificates.  In such a case, the Prepayment Interest Shortfall will generally equal the excess of:
●	the aggregate amount of interest that would have accrued at the Net Mortgage Rate (net of the Master Servicing Fee, the Special Servicing Fee (if the related mortgage loan is a Specially Serviced Mortgage Loan), the Trust Advisor Fee, the Certificate Administrator Fee, the CREFC® License Fee and any servicing fee, certificate administrator fee, trust advisor fee or trustee fee payable in connection with any Non-Serviced Mortgage Loan (in the case of any Non-Serviced Mortgage Loan)) on the Stated Principal Balance of such mortgage loan if the mortgage loan had paid on its Due Date and such Principal Prepayment or Balloon Payment had not been made; over
●	the aggregate interest that did so accrue through the date such payment was made (net of the fees described in the preceding bullet).
“Prepayment Interest Excess” means, in the case of a mortgage loan as to which a full or partial Principal Prepayment or a Balloon Payment is made during any Collection Period after the related Due Date, the amount of interest which accrues on the amount of such Principal Prepayment or Balloon Payment that exceeds the corresponding amount of interest accruing on the Certificates.  The amount of the Prepayment Interest Excess in any such case will generally equal the interest that accrues on the mortgage loan from such Due Date to the date such payment was made, net of the Certificate Administrator Fee, the Master Servicing Fee, the Trust Advisor Fee, the CREFC® License Fee and, if the related mortgage loan is a Specially Serviced Mortgage Loan, net of the Special Servicing Fee (and net of any servicing fee, certificate administrator fee, trust advisor fee or trustee fee payable in connection with any Non-Serviced Mortgage Loan).
Prior to the allocation of any Trust Advisor Expenses to reduce the Distributable Certificate Interest payable with respect to any Class of the Class B, Class C or Class D Certificates on any Distribution Date, any Net Aggregate Prepayment Interest Shortfall for a Distribution Date will be allocated to each Class of interest-bearing Certificates, pro rata, in proportion to the amount of Accrued Certificate Interest payable to such Class on such Distribution Date, in each case reducing interest otherwise payable thereon.  The Distributable Certificate Interest in respect of any Class of interest-bearing Certificates will be reduced to the extent any Net Aggregate Prepayment Interest Shortfalls are allocated to such Class of Certificates.  See “Servicing of the Mortgage Loans—The Master Servicer—Master Servicer Compensation” in this prospectus supplement.
On any Distribution Date, to the extent that the aggregate Prepayment Interest Excesses on all mortgage loans (other than Specially Serviced Mortgage Loans) exceed the aggregate Prepayment Interest Shortfalls for such mortgage loans for such Distribution Date, the excess amount will be payable to the master servicer as additional servicing compensation.  Likewise, to the extent that the aggregate Prepayment Interest Excesses on all Specially Serviced Mortgage Loans exceed the aggregate Prepayment Interest Shortfalls for such mortgage loans for such Distribution Date, the excess amount will be payable to the special servicer as additional servicing compensation.
With respect to any Master Servicer Remittance Date, Scheduled Payments due in a Collection Period succeeding the Collection Period relating to such Master Servicer Remittance Date, Principal Prepayments received after the related Collection Period or other amounts not distributable on the related Distribution Date are required to be held in the Collection Account (or a sub-account thereof) for remittance to the Distribution Account on the applicable successive Master Servicer Remittance Date or Dates.  The master servicer will be required to use commercially reasonable efforts to remit to the Distribution Account on any Master Servicer Remittance Date for a Collection Period any Balloon Payments that are received by the master servicer during the period that begins two (2) Business Days immediately preceding the related Master Servicer Remittance Date and ends on such Master Servicer Remittance Date.
Optional Termination
The Holders of a majority of the most subordinate Class of REMIC Regular Certificates outstanding, the special servicer, the master servicer and the Holder of the majority interest in the Class R Certificates, in that order, will have the option to purchase, in whole but not in part, the mortgage loans (in the case of any A/B Whole Loan or Loan Pair, subject to any purchase option rights of the holder of the related Serviced B Note or Serviced Companion Loan provided for in the related Intercreditor Agreement) and any other property remaining in the Issuing Entity on or after the date on which the aggregate principal balance of the mortgage loans is less than or equal to 1.0% of the Initial Pool Balance.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.
The purchase price for any such purchase will be 100% of the aggregate unpaid principal balances of the mortgage loans, other than REO Mortgage Loans and any mortgage loans as to which the master servicer has determined that all payments or recoveries with respect to such mortgage loans have been made, plus accrued and unpaid interest at the mortgage rate—or the mortgage rate less the Master Servicing Fee Rate if the master servicer is the purchaser—to the Due Date for each mortgage loan ending in the Collection Period with respect to which such purchase occurs, plus unreimbursed Advances, with interest thereon at the Advance Rate, and the fair market value of any other property remaining in the Issuing Entity.  The optional termination of the Issuing Entity must be conducted so as to constitute a “qualified liquidation” of the underlying REMICs under Section 860F of the Code.
Upon any such termination, the purchase price for the mortgage loans and the other property in the Issuing Entity will be applied to pay accrued and unpaid interest on and reduce the Certificate Principal Balance of all outstanding Classes to zero in the manner provided under “Description of the Offered Certificates—Distributions—Application of the Available Distribution Amount” in this prospectus supplement.
Any such termination will have an adverse effect on the yield of any outstanding Offered Certificates purchased at a premium. See “Yield, Prepayment and Maturity Considerations” in this prospectus supplement.
In addition, if at any time (i) the aggregate Certificate Principal Balances or Notional Amounts, as applicable, of the Class A‑1, Class A‑2, Class A‑SB, Class A‑3, Class A‑4, Class A-5, Class A‑S, Class X‑A, Class X‑B, Class X‑D, Class B, Class C and Class D Certificates have been reduced to zero and (ii) there is only one Holder (or a group of Holders acting in unanimity) of all the outstanding Certificates (excluding the Class V and Class R Certificates), such Certificateholder will have the right to exchange all of its Certificates (other than the Class V and Class R Certificates) for the mortgage loans and each REO Property remaining in the Issuing Entity if such Certificateholder or group of Certificateholders pays to the Master Servicer an amount equal to (i) the product of (a) the Advance Rate, (b) the aggregate Certificate Principal Balances of the then-outstanding Principal Balance Certificates as of the date of such exchange and (c) three, divided by (ii) 360.
Advances
P&I Advances
Advances are intended to maintain a regular flow of scheduled interest and principal payments to Holders of the Class or Classes of Certificates entitled thereto, and are not credit support for the Certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.  On the Business Day prior to each Distribution Date (the “Master Servicer Remittance Date”), the master servicer will be obligated to make a P&I Advance in respect of each mortgage loan included in the Issuing Entity, subject to the following paragraph, but only to the extent that the master servicer or the special servicer has not determined, in its sole discretion, exercised in good faith, that the amount so advanced, plus interest expected to accrue thereon, would be nonrecoverable from subsequent payments or collections, including Insurance Proceeds and Liquidation Proceeds, in respect of the related mortgage loan, and only until such mortgage loan has been liquidated.  Notwithstanding the foregoing if an Appraisal Reduction has been applied with respect to any mortgage loan, then the amount of any P&I Advance required to be advanced by the master servicer with respect to interest thereon (there will be no reduction in the principal portion, if any, of such P&I Advance) will be an amount equal to the product of:
●	the amount of interest required to be advanced by the master servicer without giving effect to this sentence; and
●	a fraction, the numerator of which is the Stated Principal Balance of such mortgage loan immediately prior to such Distribution Date less any Appraisal Reduction in effect with respect to such mortgage loan (or, in the case of a mortgage loan that is part of an A/B Whole Loan or Loan Pair, or that is a Non-Serviced Mortgage Loan, the portion of the Appraisal Reduction that is allocable to such mortgage loan), and the denominator of which is the Stated Principal Balance of the mortgage loan immediately prior to such Distribution Date.
In addition, the master servicer will not in any event be required to (i) advance Prepayment Premiums or Yield Maintenance Charges, Excess Interest, default interest or late fees, if any, or (ii) make any P&I Advances on any B Note, Non-Serviced Companion Loan or Serviced Companion Loan.
“P&I Advance” means the amount of any Scheduled Payments or Assumed Scheduled Payment (net of the related Master Servicing Fees), other than any Balloon Payment, advanced or to be advanced, as the context may require, on the mortgage loans that are delinquent as of the close of business on the preceding Determination Date.
With respect to any mortgage loan included in the Issuing Entity that is delinquent in respect of its Balloon Payment and any REO Mortgage Loan, P&I Advances will be required in an amount equal to the Assumed Scheduled Payment, less the related Master Servicing Fee and any other servicing fees payable from such Assumed Scheduled Payment, subject to the same conditions and limitations, as described above, that apply to P&I Advances of other Scheduled Payments.
The Assumed Scheduled Payment will be an amount deemed due in respect of:
●	any Balloon Loan that is delinquent in respect of its Balloon Payment beyond the first Determination Date that follows its original stated maturity date; or
●	any mortgage loan as to which the related mortgaged property has become an REO Property.
The “Assumed Scheduled Payment” deemed due on any such Balloon Loan on its original stated maturity date and on each successive Due Date that such Balloon Loan remains or is deemed to remain outstanding will equal the Scheduled Payment that would have been due on such date if the related Balloon Payment had not come due, but rather such mortgage loan had continued to amortize in accordance with its amortization schedule in effect immediately prior to maturity.  With respect to any mortgage loan as to which the related mortgaged property has become an REO Property, the “Assumed Scheduled Payment” deemed due on each Due Date for so long as the REO Property remains part of the Issuing Entity, equals the Scheduled Payment (or Assumed Scheduled Payment) due on the last Due Date prior to the acquisition of such REO Property.
“Balloon Loans” means mortgage loans that provide for Scheduled Payments based on amortization schedules significantly longer than their terms to maturity or Anticipated Repayment Date, and that are expected to have remaining principal balances equal to or greater than 5% of the outstanding principal balance as of the Cut-off Date of those mortgage loans as of their respective stated maturity date or anticipated to be paid on their Anticipated Repayment Dates, as the case may be, unless previously prepaid.  ARD Loans are included in the definition of Balloon Loans.
“Balloon Payment” means, with respect to the Balloon Loans (and any related B Note or companion loan), the principal payments and scheduled interest due and payable on the relevant maturity dates.

The master servicer will be entitled to interest on P&I Advances, which interest will accrue at the Advance Rate.  This interest and any interest on other Advances will result in a reduction in amounts payable on the Certificates, to the extent that interest is not otherwise offset in accordance with the Pooling and Servicing Agreement.  Such interest will be payable from amounts set forth in the table under “Description of the Offered Certificates—Distributions—Fees and Expenses” above.
The “Advance Rate” will be a rate equal to the “Prime Rate” as reported in The Wall Street Journal from time to time.
P&I Advances will be reimbursable or payable from recoveries on the related mortgage loans and, to the extent the master servicer or the special servicer determines in its sole discretion, exercised in good faith, that a P&I Advance will not be ultimately recoverable from related recoveries, from funds on deposit in the Collection Account and Distribution Account as described under “—Advances—Reimbursement of Advances” below.  P&I Advances made in respect of mortgage loans that have a grace period that expires after the Master Servicer Remittance Date will not begin to accrue interest until the day succeeding the expiration date of any applicable grace period.  In no event will the master servicer be required to make aggregate P&I Advances with respect to any mortgage loan which, when including the amount of interest accrued on such Advances at the Advance Rate, equals an amount greater than the Stated Principal Balance plus all overdue amounts on such mortgage loan.
The right of the master servicer to reimbursement or payment out of recoveries will be prior to the right of the Certificateholders to receive any amounts recovered with respect to any mortgage loan.  If the master servicer fails to make a required P&I Advance, the trustee is, subject to a recoverability determination, required to make such P&I Advance, each subject to the same limitations, and with the same rights, including the right to receive interest on such P&I Advance, as described above for the master servicer.
Servicing Advances
In addition to P&I Advances, the master servicer will also be obligated, and the special servicer will have the option (on an emergency basis) (in each case, subject to the limitations described in this prospectus supplement), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any mortgage loan in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any mortgaged property or REO Property.  To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the Pooling and Servicing Agreement, and the trustee has notice of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the Pooling and Servicing Agreement.
Servicing Advances, in all cases, will be reimbursable as described below.  The master servicer will be permitted to pay, or to direct the payment of, certain servicing expenses directly out of the Collection Account or Distribution Account and under certain circumstances without regard to the relationship between the expense and the funds from which it is being paid.
Servicing Advances may be made by the master servicer, special servicer (on an emergency basis), or trustee, as applicable, in order to pay, among other things, delinquent real estate taxes, assessments and hazard insurance premiums (to the extent that insurance coverage is available at commercially reasonable rates and not paid by the related borrower), and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related mortgage loan documents or to protect, lease, manage and maintain the related mortgaged property.  With respect to REO Properties, Servicing Advances may be made by the master servicer, special servicer (on an emergency basis), or trustee, as applicable, if necessary and to the extent that funds from the operation of the related REO Property are unavailable to pay any amounts due and payable, for:
●	insurance premiums, to the extent that insurance coverage is available at commercially reasonable rates;
●	items such as real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien;
●	any ground rents in respect of such REO Property; and

●	other costs and expenses necessary to maintain, operate, lease and sell such REO Property (other than capital improvements and, to the extent necessary to comply with the REMIC provisions, capital expenditures).
The master servicer, the special servicer and the trustee will each be entitled to interest on Servicing Advances made by it.  This interest and any interest on other Advances will result in a reduction in amounts payable on the Certificates, to the extent that interest is not otherwise offset in accordance with the Pooling and Servicing Agreement.  Such interest will be payable from amounts set forth in the table under “Description of the Offered Certificates—Distributions—Fees and Expenses” above.
The master servicer and the special servicer may incur certain costs and expenses in connection with the servicing of a mortgage loan, Serviced B Note or Serviced Companion Loan or the administration of REO Property.  Servicing Advances will be reimbursable from recoveries or collections on the related mortgage loan (and, if applicable, the related Serviced B Note or Serviced Companion Loan) or REO Property.  However, if the master servicer or the special servicer, as applicable, determines, as described below, that any Servicing Advance previously made will not be ultimately recoverable from such related recoveries, such advances will generally be reimbursable from amounts on deposit in the Collection Account or Distribution Account as described under “—Advances—Reimbursement of Advances” below.
Notwithstanding the prior paragraph, if the special servicer makes an emergency Servicing Advance, the master servicer must reimburse the special servicer for such emergency Servicing Advance, upon which the master servicer will be deemed to have made the Servicing Advance.  Notwithstanding the foregoing, the master servicer need not so reimburse an emergency Servicing Advance that it determines to be a Nonrecoverable Advance in which event such Servicing Advance, like other Nonrecoverable Advances, will be reimbursed to the special servicer from amounts on deposit in the Collection Account or Distribution Account.  Notwithstanding the foregoing, the master servicer will be obligated to make such Servicing Advances only to the extent that the master servicer or the special servicer has not determined, as described below, that the amount so advanced, plus interest expected to accrue thereon, would be nonrecoverable from subsequent payments or collections, including Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or proceeds of mortgage loan repurchases (or from any other collections), in respect of the related mortgage loan (or, in the case of Servicing Advances made on any Loan Pair, out of collections on the related Loan Pair) or REO Property.
Notwithstanding the foregoing, the applicable Non-Serviced Mortgage Loan Master Servicer is obligated to make servicing advances with respect to any related Non-Serviced Mortgage Loan, on substantially the same terms and conditions as described above, pursuant to the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement, and none of the master servicer, the trustee or special servicer will have any obligation or authority to make Servicing Advances with respect to any Non-Serviced Mortgage Loan.
Reimbursement of Advances
Any P&I Advance or Servicing Advance, in either case, with interest, that has been determined to be nonrecoverable from collections on the particular mortgage loan (or, in the case of Servicing Advances made on any Loan Pair, the particular Loan Pair) to which it relates (a “Nonrecoverable Advance”) will be reimbursable from the Collection Account in the Collection Period in which the nonrecoverability determination is made.  Any reimbursement of Nonrecoverable Advances will be made first from amounts in the Collection Account that are allocable to principal received with respect to the Mortgage Pool during the Collection Period in which the reimbursement is made, prior to reimbursement from other collections (including interest) received during that Collection Period (and similarly, in subsequent periods, from principal first and then from other collections).
If the funds in the Collection Account relating to the mortgage loans allocable to principal on the mortgage loans are insufficient to fully reimburse the party entitled to reimbursement of Nonrecoverable Advances, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a time as required to reimburse the excess portion from principal for a consecutive period of up to twelve (12) months (provided that any such deferral exceeding six (6) months will require, during any Subordinate Control Period and any Collective Consultation Period, the consent of the Controlling Class Representative), and any election to so defer will be deemed to be in accordance with the

Servicing Standard; provided, that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.
If a P&I Advance or Servicing Advance is made with respect to a mortgage loan after a default thereon and such mortgage loan is thereafter worked out under terms that do not provide for the repayment of those Advances (together with interest thereon) in full at the time of the workout, but such amounts become an obligation of the borrower to be paid in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”), then such Workout-Delayed Reimbursement Amount, unless determined to be nonrecoverable, will be reimbursable only from amounts in the Collection Account that represent principal on the mortgage loans (net of any principal used to reimburse any Nonrecoverable Advance (together with interest thereon)).  To the extent that the reimbursement is made from principal, the Principal Distribution Amount otherwise payable on the Certificates on the related Distribution Date will be reduced and, in the case of reimbursement of Nonrecoverable Advances (or interest thereon), the resulting Collateral Support Deficit will be allocated (in accordance with the loss allocation rules described above under “—Distributions—Subordination; Allocation of Collateral Support Deficit”) to reduce the respective Certificate Principal Balances of the various Classes of the Principal Balance Certificates on that Distribution Date.  Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.
Any provision in the Pooling and Servicing Agreement requiring that a Servicing Advance or P&I Advance be made by the master servicer, the special servicer or the trustee is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person or entity the risk of loss with respect to one or more of the mortgage loans.
Each Distribution Date Statement furnished or made available by the certificate administrator to the Certificateholders will contain information relating to the amounts of Advances made with respect to the related Distribution Date.  See “Description of the Offered Certificates—Reports to Certificateholders; Available Information” in this prospectus supplement.
To the extent set forth in the related intercreditor agreement and Non-Serviced Mortgage Loan Pooling and Servicing Agreement, any Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Trustee with respect to any Non-Serviced Mortgage Loan will be entitled to reimbursement for nonrecoverable servicing advances made with respect to such Non-Serviced Mortgage Loan (together with any accrued and unpaid interest thereon), as provided for under the Pooling and Servicing Agreement), including (if necessary) out of general collections on the mortgage loans.
Nonrecoverable Advances
The determination that any P&I Advance or Servicing Advance, previously made or proposed to be made, would not be recoverable will be made in the sole discretion of the trustee, master servicer or special servicer, as applicable, exercising good faith, and must be accompanied by an officer’s certificate delivered to the trustee, the special servicer or the master servicer (as applicable), the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the 17g-5 Information Provider, the Trust Advisor (other than during a Subordinate Control Period), the certificate administrator and the depositor (and the holder of the related Serviced B Note or Serviced Companion Loan if the Servicing Advance relates to an A/B Whole Loan or Loan Pair) and setting forth the reasons for such determination, together with, in the case of the master servicer or the special servicer, copies of appraisals or internal valuations, if any, or other information that supports such determination.  The trustee, master servicer or special servicer, as applicable, will not be required to make any advance that it determines in its good faith business judgment (in the case of the trustee) or in accordance with the Servicing Standard (in the case of the master servicer or special servicer) would be nonrecoverable.  In addition, the master servicer and the trustee may not make any advance if the special servicer determines in accordance with the Servicing Standard that such advance, if made, would be nonrecoverable.  The master servicer’s or special servicer’s determination of nonrecoverability will be conclusive and binding upon the Certificateholders and the trustee.  The trustee will be entitled to rely conclusively on any determination by the master servicer or special servicer of nonrecoverability, and the master servicer will be entitled to rely conclusively on any determination by the special servicer of nonrecoverability, with respect to such Advance.

In making such recoverability determination, the master servicer, special servicer or trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of the mortgagor under the terms of the related mortgage loan as it may have been modified and (ii) the related mortgaged properties in their “as is” or then-current conditions and occupancies as they actually are or may be modified by such party’s assumptions (consistent with the Servicing Standard in the case of the master servicer or the special servicer) regarding the possibility and effects of future adverse change with respect to such mortgaged properties and/or (b) to estimate and consider (consistent with the Servicing Standard in the case of the master servicer or the special servicer), among other things, future expenses and/or the timing of recoveries.  In addition, any person, in considering whether any proposed P&I Advance or Servicing Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advances (including any interest thereon) or Workout-Delayed Reimbursement Amounts with respect to other mortgage loans, A/B Whole Loans or Loan Pairs where reimbursement is, at the time of such consideration, being deferred or delayed by the master servicer, the special servicer or the trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds on the related mortgage loan, A/B Whole Loan or Loan Pair are not only a source of reimbursement for the P&I Advance or Servicing Advance under consideration, but also a potential source of reimbursement for such deferred or delayed Nonrecoverable Advance.  In addition, the trustee, master servicer or special servicer may update or change its recoverability determinations at any time.
The Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer and Non-Serviced Mortgage Loan Trustee under any Non-Serviced Mortgage Loan Pooling and Servicing Agreement will be entitled to make similar determinations with respect to nonrecoverable advances pursuant to provisions substantially similar to those described above.  With respect to P&I Advances on any Non-Serviced Mortgage Loan, the master servicer and the trustee will be entitled to conclusively rely on any nonrecoverability determination made by the Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer or Non-Serviced Mortgage Loan Trustee, as applicable, in respect of the related Non-Serviced Companion Loan.
Matters Relating to A/B Whole Loans, Loan Pairs and Non-Serviced Loan Combinations
With respect to any mortgage loan that is part of an A/B Whole Loan, Loan Pair or Non-Serviced Loan Combination, each of the master servicer and the special servicer will be permitted to make its own determination that the master servicer has made a nonrecoverable P&I Advance thereon or that any proposed P&I Advance, if made, would constitute a nonrecoverable P&I Advance with respect thereto independently of any determination made by any servicer of a related companion loan.  If the master servicer or special servicer determines that a proposed P&I Advance with respect to any such mortgage loan, if made, would be, or any outstanding P&I Advance with respect thereto previously made is, as applicable, a nonrecoverable advance, the master servicer or special servicer, as applicable, will be required to provide each servicer of any related B note or companion loan written notice of such determination, promptly and in any event within the time permitted by the related Intercreditor Agreement.  If the master servicer, special servicer or trustee receives written notice from any such servicer that it has determined, with respect to the related B note or companion loan, that any proposed advance of principal and/or interest would be, or any outstanding advance of principal and/or interest is, a nonrecoverable advance, such determination will not be binding on the Certificateholders, the master servicer, the special servicer or the trustee; however, the master servicer, the special servicer or trustee, as applicable, will be permitted to rely on such determination.
Any Servicing Advance (and interest thereon and certain costs and expenses) made by the master servicer, the special servicer or the trustee, as applicable, with respect to any A/B Whole Loan or Loan Pair will be reimbursable from recoveries or collections thereon pursuant to the terms of the related Intercreditor Agreement.
Appraisal Reductions
If an Appraisal Event occurs, then with respect to any mortgage loan (other than any Non-Serviced Mortgage Loan), A/B Whole Loan or Loan Pair, the special servicer is required to obtain a Member of the Appraisal Institute (“MAI”) appraisal if the Stated Principal Balance of the mortgage loan, A/B Whole Loan or Loan Pair is greater than $2,000,000, or at its option, if the Stated Principal Balance of the mortgage loan, A/B Whole Loan or Loan Pair is equal to or less than $2,000,000, the special servicer may either obtain an MAI appraisal or perform an internal valuation of the related mortgaged property or REO Property, as the case may be.  The special servicer is required to use reasonable efforts to order such MAI appraisal within fifteen (15) calendar days following the earliest Appraisal Event with respect to a mortgage loan and to use reasonable efforts to obtain such MAI appraisal or perform such internal valuation, as applicable, within sixty (60) days following such Appraisal Event.  However, the special servicer, in accordance with the Servicing Standard, need not obtain either the MAI appraisal or the internal valuation if such an appraisal or valuation had been obtained within the prior nine (9) months.
Notwithstanding the foregoing, an updated appraisal will not be required with respect to any mortgage loan, A/B Whole Loan or Loan Pair, as applicable, and an Appraisal Reduction will not be required, so long as a debt service reserve, letter of credit, guaranty or surety bond is available and has the ability to pay off the then unpaid principal balance of such mortgage loan, A/B Whole Loan or Loan Pair in full except to the extent that the special servicer, in accordance with the Servicing Standard, determines that obtaining an appraisal is in the best interests of the Certificateholders.
As a result of such appraisal or internal valuation, an Appraisal Reduction may be created.  An Appraisal Reduction will be reduced to zero as of the date the related mortgage loan, A/B Whole Loan or Loan Pair is brought current under the then current terms of such mortgage loan, A/B Whole Loan or Loan Pair and remains current for three consecutive Scheduled Payments.  No Appraisal Reduction will exist as to any mortgage loan, A/B Whole Loan or Loan Pair after it has been paid in full, liquidated, repurchased or otherwise disposed of.  An appraisal for any mortgage loan, A/B Whole Loan or Loan Pair that has not been brought current for at least three consecutive months (or paid in full, liquidated, repurchased or otherwise disposed of) will be updated annually for so long as an Appraisal Reduction exists (or under certain circumstances upon a recalculation of the Appraisal Reduction based on an appraisal presented by a Requesting Holder, as described below in this “—Appraisal Reductions” section), with a corresponding adjustment to the amount of the related Appraisal Reduction.
With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer, as applicable, will be required to obtain an appraisal and calculate appraisal reductions in respect of such Non-Serviced Mortgage Loan pursuant to provisions in the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement substantially similar to the provisions described above.  Any such appraisal reduction will be applied to such Non-Serviced Mortgage Loan to the extent notice thereof has been delivered to the master servicer by the related Non-Serviced Mortgage Loan Master Servicer.  Receipt by the master servicer of a distribution date statement from the related Non-Serviced Mortgage Loan Master Servicer will constitute notice of such appraisal reduction if such appraisal reduction information is contained therein.
If the master servicer receives notice of a related Appraisal Reduction, the existence of an Appraisal Reduction will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make the interest portion of P&I Advances in respect of the related mortgage loan, which will generally result in a reduction in current distributions in respect of the then most subordinate Class or Classes of Principal Balance Certificates.  See “—Advances—P&I Advances” above.  If the master servicer or the trustee, as applicable, does not receive notice of an Appraisal Reduction, it will have no obligation to proportionately reduce the amount of any P&I Advance required to be made by the master servicer or the trustee, except to the extent an Appraisal Reduction is applied as described in the last sentence of the definition of “Appraisal Reduction.”  The master servicer will be required to deliver to the special servicer notice of the occurrence of an Appraisal Event promptly following its knowledge of the occurrence thereof, and the special servicer will be required to deliver to the master servicer notice of the occurrence of an Appraisal Event promptly following its knowledge of the occurrence thereof.  With respect to any Loan Pair, the master servicer will be required to deliver to any related master servicer, special servicer and trustee in respect of any securitization of the related Serviced Companion Loan (i) notice of the occurrence of any Appraisal Event in respect of such Loan Pair promptly following its knowledge, or receipt of notice from the special servicer, of the occurrence thereof and (ii) a statement of any Appraisal Reduction in respect of such Loan Pair promptly following its receipt from the special servicer of the calculation or recalculation thereof.
An “Appraisal Event” means not later than the earliest of the following:
•	the date on which a modification of the mortgage loan, A/B Whole Loan or Loan Pair becomes effective following the occurrence of a Servicing Transfer Event that, among other things, materially affects the amount or timing of any payment of principal or interest on such mortgage loan, A/B Whole Loan or Loan Pair or materially affects any other Money Term (other than an extension of the date that a Balloon Payment is due for a period of less than six months from the original due date of such Balloon Payment), or changes any other material economic term of the mortgage loan, A/B Whole Loan or Loan Pair, or impairs the security of such mortgage loan, A/B Whole Loan or Loan Pair;
•	that date on which the mortgage loan, A/B Whole Loan or Loan Pair is sixty (60) days or more delinquent in respect of any scheduled monthly debt service payment (other than a Balloon Payment);
•	solely in the case of a delinquent Balloon Payment, (i) the date occurring sixty (60) days beyond the date on which that Balloon Payment was due (except as described in clause (ii) below) or (ii) if the related borrower has delivered a refinancing commitment acceptable to the special servicer prior to the date sixty (60) days after maturity, the date occurring one hundred twenty (120) days after the date on which that Balloon Payment was due (or for such shorter period beyond the date on which that Balloon Payment was due during which the refinancing is scheduled to occur);
•	that date on which the related mortgaged property became an REO Property;
•	the day on which the special servicer receives notice that a receiver or similar official has been appointed (and continues in that capacity) in respect of the related mortgaged property;
•	the date the related borrower becomes subject to (i) a voluntary bankruptcy, insolvency or similar proceeding, or (ii) an involuntary bankruptcy, insolvency or similar proceeding that remains undismissed for sixty (60) days; and
•	the date on which the mortgage loan, A/B Whole Loan or Loan Pair remains outstanding five (5) years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.
Notwithstanding any of the foregoing to the contrary, with respect to any Non-Serviced Mortgage Loan, an “Appraisal Event” will occur upon receipt of notice from the related Non-Serviced Mortgage Loan Master Servicer of an “Appraisal Event” pursuant to the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.
An “Appraisal Reduction” will equal, for any mortgage loan, A/B Whole Loan or Loan Pair, including a mortgage loan, A/B Whole Loan or Loan Pair as to which the related mortgaged property has become an REO Property, an amount that is equal to the excess, if any, of:
•	the sum of:
•	the Stated Principal Balance of such mortgage loan, A/B Whole Loan or Loan Pair or in the case of an REO Property, the related REO Mortgage Loan, less the principal amount of certain payment guarantees and surety bonds and any undrawn letter of credit or debt service reserve, if applicable, that is then securing such mortgage loan, A/B Whole Loan or Loan Pair;
•	to the extent not previously advanced by the master servicer or the trustee or the master servicer or trustee in respect of any related Serviced Companion Loan, all accrued and unpaid interest on the mortgage loan, A/B Whole Loan or Loan Pair at a per annum rate equal to the applicable mortgage rate;
•	all related unreimbursed Advances and interest on such Advances at the Advance Rate, and, to the extent applicable, all Advances that were made on a mortgage loan, A/B Whole Loan or Loan Pair (including any similar amounts made in respect of a Serviced Companion Loan by the master servicer or trustee, as applicable, under the related pooling and servicing agreement) on or before the date such mortgage loan, A/B Whole Loan or Loan Pair became a Rehabilitated Mortgage Loan that have since been reimbursed to the advancing party by the Issuing Entity out of principal collections but not by the related borrower; and
•	to the extent funds on deposit in any applicable Escrow Accounts are not sufficient therefor, and to the extent not previously advanced by the master servicer, the special servicer or the trustee, all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents and other amounts which were required to be deposited in any Escrow Account (but were not deposited) in respect of the related mortgaged property or REO Property, as the case may be,
•	over
•	90% of the value (net of any prior mortgage liens) of such mortgaged property or REO Property as determined by the applicable appraisal or internal valuation, plus the full amount of any escrows held by or on behalf of the trustee as security for the mortgage loan, A/B Whole Loan or Loan Pair (less the estimated amount of obligations anticipated to be payable in the next twelve months to which such escrows relate);
provided, that if a mortgage loan, A/B Whole Loan or Loan Pair is secured by more than one mortgaged property (other than by cross-collateralization with another mortgage loan), and one or more of the related mortgaged properties has been defeased, the Stated Principal Balance of such mortgage loan, A/B Whole Loan or Loan Pair will not include the portion of the principal balance of such mortgage loan, A/B Whole Loan or Loan Pair that has been defeased, and any defeasance collateral will not be included for purposes of determining the value of the mortgaged property or the REO Property that secures the related mortgage loan, A/B Whole Loan or Loan Pair; provided, further, that any Appraisal Reduction in respect of any Non-Serviced Mortgage Loan will be (x) calculated by the related Non-Serviced Mortgage Loan Master Servicer or the Non-Serviced Mortgage Loan Special Servicer, as applicable, under and in accordance with the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement based upon the allocation of items similar to those set forth in the bullet points above with respect to the Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan collectively as if they were a Loan Pair and (y) applied to any Non-Serviced Mortgage Loan to the extent notice of such Appraisal Reduction has been delivered to the master servicer by the related Non-Serviced Mortgage Loan Master Servicer.  Once calculated, notice of the Appraisal Reduction amount will be required to be delivered to any other master servicer, special servicer or trustee with respect to any Serviced Companion Loan.  Notwithstanding the foregoing, (1) if an appraisal is required to be obtained in accordance with the Pooling and Servicing Agreement but is not obtained within one hundred twenty (120) days following the events described in the applicable clause of the definition “Appraisal Event” (without regard to the time periods stated therein), then, until such appraisal is obtained and solely for purposes of determining the amounts of P&I Advances, the Appraisal Reduction will equal 25% of the Stated Principal Balance of the related mortgage loan, A/B Whole Loan or Loan Pair; provided that, upon receipt of an appraisal, the Appraisal Reduction for such mortgage loan, A/B Whole Loan or Loan Pair must be recalculated in accordance with this definition without regard to this sentence and (2) with respect to any Non-Serviced Mortgage Loan, if the related Non-Serviced Mortgage Loan Master Servicer has not delivered notice of an Appraisal Reduction within one hundred twenty (120) days following its notification of an Appraisal Event, then, until such notice is received and solely for purposes of determining the amounts of P&I Advances, the Appraisal Reduction will equal 25% of the Stated Principal Balance of such Non-Serviced Mortgage Loan; provided that, upon receipt of such notice, the Appraisal Reduction will be the amount determined by such Non-Serviced Mortgage Loan Master Servicer.
An “Escrow Account” is one or more custodial accounts established and maintained by the master servicer pursuant to the Pooling and Servicing Agreement.
“Money Term” means, with respect to any mortgage loan, Serviced B Note or Serviced Companion Loan, the stated maturity date, mortgage rate, principal balance, amortization term or payment frequency or any provision of such mortgage loan, Serviced B Note or Serviced Companion Loan requiring the payment of a Prepayment Premium or Yield Maintenance Charge (but does not include late fee or default interest provisions).
In the case of any A/B Whole Loan, any Appraisal Reduction will be calculated in respect of such A/B Whole Loan taken as a whole and any such Appraisal Reduction will be allocated first to the related Serviced B Note(s) and then allocated to the related mortgage loan.  In the case of a mortgage loan that is part of a Loan Pair or Non‑Serviced Loan Combination, any Appraisal Reduction will be calculated in respect of such mortgage loan and the related companion loan and then allocated pro rata between such mortgage loan and the related companion loan according to their respective principal balances.

As a result of calculating one or more Appraisal Reductions (and, in the case of any A/B Whole Loan or Loan Pair, to the extent allocated to the related mortgage loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the potential Available Distribution Amount.
With respect to each mortgage loan (other than a Non-Serviced Mortgage Loan), A/B Whole Loan or Loan Pair as to which an Appraisal Reduction has occurred (unless the related mortgage loan is a Rehabilitated Mortgage Loan, and with respect to which no other Appraisal Event has occurred with respect to that mortgage loan during the preceding three months), the special servicer is required, within thirty (30) days of each annual anniversary of the related Appraisal Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Servicing Advance, or to conduct an internal valuation, as applicable.  Based upon the appraisal or valuation, the special servicer is required to redetermine and report to the master servicer, the trustee, the certificate administrator, the trust advisor and, during any Subordinate Control Period and any Collective Consultation Period, the Controlling Class Representative, the recalculated amount of the Appraisal Reduction with respect to the mortgage loan, A/B Whole Loan or Loan Pair.  Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a mortgage loan, A/B Whole Loan or Loan Pair that is the subject of an Appraisal Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related mortgaged property within the 9-month period prior to the occurrence of the Appraisal Event.  Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction with respect to the mortgage loan, A/B Whole Loan or Loan Pair, as applicable, provided that the special servicer is not aware of any material change to the mortgaged property, its earnings potential or risk characteristics, or marketability, or market conditions that have occurred that would affect the validity of the appraisal or valuation.
Any mortgage loan, A/B Whole Loan or Loan Pair previously subject to an Appraisal Reduction that becomes current and remains current for three consecutive Periodic Payments, and with respect to which no other Appraisal Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction.
For purposes of determining the identity of the Controlling Class, whether a Subordinate Control Period, a Collective Consultation Period or a Senior Consultation Period is then in effect and the allocation of voting rights for certain purposes, Appraisal Reductions (with respect to an A/B Whole Loan or Loan Pair, to the extent allocated to the mortgage loan held by the Issuing Entity) will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the related Certificate Principal Balance until the related Certificate Principal Balance of each such Class is reduced to zero (i.e., first to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A‑S Certificates, and finally, pro rata, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates).  With respect to any Appraisal Reduction calculated for purposes of determining the Controlling Class, the appraised value of the related mortgaged property will be determined on an “as-is” basis.  Notwithstanding the foregoing, deemed Appraisal Reductions equal to 25% of the Stated Principal Balance of the related mortgage loan, A/B Whole Loan or Loan Pair that are calculated pursuant to the last sentence of the definition of “Appraisal Reduction” because the required appraisal is not obtained within the required time period will not be allocated to any Class of Principal Balance Certificates for purposes of determining the identity of the Controlling Class, whether a Subordinate Control Period, a Collective Consultation Period or a Senior Consultation Period is then in effect or the allocation of voting rights for certain purposes.
Any Class of Control Eligible Certificates, the Certificate Principal Balance of which (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Principal Balance of such Class) has been reduced to less than 25% of its Initial Certificate Principal Balance, is referred to as an “Appraised-Out Class.”  The Holders of the majority (by Certificate Principal Balance) of an Appraised-Out Class will have the right, at their sole expense, to present to the special servicer a second appraisal of any mortgage loan (other than any Non-Serviced Mortgage Loan) for which an Appraisal Event has occurred (such Holders, the “Requesting Holders”) prepared by an MAI appraiser on an “as-is” basis and acceptable to the special servicer in accordance with the Servicing Standard.  Upon receipt of such second appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction is warranted, and if so warranted, must recalculate such Appraisal Reduction based upon such second appraisal.  If required by any such recalculation, any applicable Appraised-Out Class (together with any other Classes of Control Eligible Certificates affected by such Appraisal Reduction) will have the related Certificate Principal Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction, and there will be a redetermination of whether a Subordinate Control Period, a Collective Consultation Period or a Senior Consultation Period is then in effect.  The right of any Appraised-Out Class to present a second appraisal of any mortgage loan for which an Appraisal Event has occurred is limited to one appraisal with respect to each mortgaged property relating to the affected mortgage loan.
In addition, if subsequent to a Class of Control Eligible Certificates becoming an Appraised-Out Class there is a material change with respect to the mortgaged property related to the Appraisal Reduction that caused such Class to become an Appraised-Out Class, the Requesting Holders will have the right (except in the case of any Non-Serviced Mortgage Loan), at their sole expense, to present to the special servicer an additional appraisal prepared by an MAI appraiser on an “as-is” basis and acceptable to the special servicer in accordance with the Servicing Standard.  Subject to the special servicer’s confirmation, determined in accordance with the Servicing Standard, that there has been a change with respect to the related mortgaged property and such change was material, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional appraisal, any recalculation of the applicable Appraisal Reduction is warranted and, if so warranted will recalculate such Appraisal Reduction based upon such additional appraisal.  If required by any such recalculation, any applicable Appraised-Out Class (together with any other Classes of Control Eligible Certificates affected by such Appraisal Reduction) will have the related Certificate Principal Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction, and there will be a redetermination of whether a Subordinate Control Period, a Collective Consultation Period or a Senior Consultation Period is then in effect.  With respect to each Class of Control Eligible Certificates, the right to present the special servicer with additional MAI appraisals as provided above at the sole cost and expense of the applicable Requesting Holders upon the occurrence of any material event that the special servicer confirms is a material event will be limited to no more frequently than once in any 12-month period.
Appraisals that are permitted to be presented by any Appraised-Out Class will be in addition to any appraisals that the special servicer may otherwise be required to obtain in accordance with the Servicing Standard upon the occurrence of such material change or that the special servicer is otherwise required or permitted to order under the Pooling and Servicing Agreement without regard to any appraisal requests made by any Requesting Holder.
Any Appraised-Out Class may not exercise any rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class; and the rights of the Controlling Class will be exercised by the next most senior Class of Control Eligible Certificates that is not an Appraised-Out Class, if any.
Reports to Certificateholders; Available Information
Certificate Administrator Reports
Based in part on monthly reports prepared by the master servicer and the special servicer and delivered by the master servicer to the certificate administrator, the certificate administrator will be required to prepare and make available (i) to the general public electronically, (ii) upon written request from any Certificateholder or Certificate Owner, by first Class mail to the requesting party and (iii) to the parties to the Pooling and Servicing Agreement, the underwriters and any other designee of the depositor, a report (a “Distribution Date Statement,” a form of which is attached as APPENDIX IV to this prospectus supplement) setting forth, among other things the following information:
1.	the amount of the distribution on the Distribution Date to the Holders of each Class of Principal Balance Certificates in reduction of the Certificate Principal Balance of such Class of Certificates;
2.	the amount of the distribution on the Distribution Date to the Holders of each Class of interest-bearing Certificates allocable to the interest distributable on that Class of Certificates;
3.	the aggregate amount of P&I Advances made in respect of the Mortgage Pool for the Distribution Date;
4.	the aggregate amount of compensation paid to the certificate administrator, the trust advisor, the trustee and the custodian and servicing compensation paid to the master servicer and the special servicer in respect of the related Distribution Date;

5.	the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately before and immediately after the Distribution Date;
6.	the number, aggregate principal balance, weighted average remaining term to maturity and weighted average mortgage rate of the mortgage loans as of the end of the related Collection Period;
7.	the number and aggregate principal balance of mortgage loans (i) (A) delinquent 30‑59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more and (D) current but specially serviced or in foreclosure but not an REO Property and (ii) the information described in Item 1100(b)(5) of Regulation AB to the extent material;
8.	the value of any REO Property included in the Issuing Entity as of the end of the related Collection Period, on a loan-by-loan basis, based on the most recent appraisal or valuation;
9.	the Available Distribution Amount for the Distribution Date;
10.	the amount of the distribution on the Distribution Date to the Holders of any Class of interest-bearing Certificates allocable to Yield Maintenance Charges and/or Prepayment Premiums;
11.	the total interest distributable for each Class of interest-bearing Certificates for such Distribution Date, whether or not paid;
12.	the Pass-Through Rate in effect for each Class of interest-bearing Certificates for the Interest Accrual Period related to the current Distribution Date;
13.	the Principal Distribution Amount for the Distribution Date, separately setting forth the portion thereof that represents scheduled principal and the portion thereof representing prepayments and other unscheduled collections in respect of principal;
14.	the total outstanding Certificate Principal Balance or Notional Amount, as the case may be, of each Class of Certificates immediately before and immediately after the Distribution Date, separately identifying any reduction in these amounts as a result of the allocation of Collateral Support Deficit and Excess Trust Advisor Expenses;
15.	the amount of any Appraisal Reductions in effect as of the Distribution Date on a loan-by-loan basis and the aggregate amount of Appraisal Reductions as of the Distribution Date;
16.	the number and related principal balances of any mortgage loans extended or modified during the related Collection Period on a loan-by-loan basis;
17.	the amount of any remaining unpaid interest shortfalls for each Class of interest-bearing Certificates and, in the case of the Class B, Class C and Class D Certificates, any unreimbursed interest shortfalls for such Class of Certificates resulting from the allocation of Trust Advisor Expenses, as of the close of business on the Distribution Date;
18.	a loan-by-loan listing of each mortgage loan which was the subject of a Principal Prepayment during the related Collection Period and the amount of Principal Prepayment occurring;
19.	the amount of the distribution on the Distribution Date to the Holders of each Class of Principal Balance Certificates in reimbursement of Collateral Support Deficit and Trust Advisor Expenses previously allocated thereto;
20.	the aggregate unpaid principal balance of the mortgage loans outstanding as of the close of business on the related Determination Date;
21.	with respect to any mortgage loan as to which the special servicer determined that all payments or recoveries with respect to the mortgage loan have been ultimately recovered during the related Collection Period (other than through a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds which are included in the Available Distribution Amount and other amounts received in connection with the liquidation (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any loss attributable to the liquidation;
22.	with respect to any REO Property included in the Issuing Entity as to which the special servicer determined that all payments or recoveries with respect to the mortgaged property have been ultimately recovered during the related Collection Period, (A) the loan number of the related mortgage loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any loss attributable to the related REO mortgage loan in connection with that determination;
23.	the aggregate amount of interest on P&I Advances in respect of the mortgage loans paid to the master servicer and/or the trustee since the prior Distribution Date;
24.	the aggregate amount of interest on Servicing Advances in respect of the mortgage loans paid to the master servicer, the special servicer and/or the trustee since the prior Distribution Date;
25.	a loan-by-loan listing of any mortgage loan which was defeased during the related Collection Period;
26.	a loan-by-loan listing of any material modification, extension or waiver of a mortgage loan during the related Collection Period;
27.	a loan-by-loan listing of any mortgage loan that was the subject of a Material Breach of a representation or warranty given with respect to any such mortgage loan by the applicable mortgage loan seller, as provided by the master servicer, the special servicer or the depositor;
28.	the respective amounts of the distributions on the Distribution Date to the Holders of the Class V and Class R Certificates;
29.	the Distribution Date, Record Date, Interest Accrual Period and Determination Date for the related Distribution Date;
30.	an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period;
31.	the amount of any CREFC® License Fee payable on such Distribution Date; and
32.	such other information and in such form as may be specified in the Pooling and Servicing Agreement.
Each Distribution Date Statement will be substantially in the form of APPENDIX IV to this prospectus supplement.
If and for so long as the Issuing Entity is subject to the reporting requirements of the Exchange Act, the Distribution Date Statement will not be permitted to include references to the Rating Agencies or any ratings ascribed by any Rating Agency to any Class of Certificates; provided, that the form of Distribution Date Statement posted on the certificate administrator’s website may include such information.
Certificateholders, Certificate Owners, prospective purchasers of Certificates and any holder of a Serviced B Note or Serviced Companion Loan who have provided the certificate administrator with an Investor Certification may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement.  Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to Certificate Owners.  See “Risk Factors—Risks Related to the Offered Certificates—Book-Entry Registration” in this prospectus supplement.

Information Available Electronically
The certificate administrator will be required to make available to any Privileged Person (provided that this prospectus supplement, the Pooling and Servicing Agreement, the Distribution Date Statements and the SEC filings referred to in clause (B) below will be made available to the general public) the following items via the certificate administrator’s website (provided that with respect to items not prepared by the certificate administrator, the certificate administrator will be required to make such items available only to the extent it has received such items):
(A)	the following “deal documents”:
•	this prospectus supplement and the Private Placement Memorandum;
•	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and
•	the CREFC® loan setup file;
(B)	the following “filings”:
•	any reports on Forms 10-D, 10-K and 8-K that have been filed with respect to the Issuing Entity through the EDGAR system;
(C)	the following “periodic reports”:
•	the Distribution Date Statements;
•	the CREFC® Reports prepared by, or delivered to, the certificate administrator (other than the CREFC® loan setup file referred to above); and
•	the annual report prepared by the trust advisor;
(D)	the following “additional documents”:
•	summaries of Final Asset Status Reports;
•	inspection reports; and
•	appraisals;
(E)	the following “special notices”:
•	notice of any waiver, modification or amendment of any term of any mortgage loan;
•	notice of final payment on the Certificates;
•	notice of termination of the master servicer or the special servicer;
•	notice of a servicer termination event with respect to the master servicer or the special servicer;
•	notice of the resignation of any party to the Pooling and Servicing Agreement and notice of the acceptance of appointment of a successor to such party, to the extent such notice is prepared or received by the certificate administrator;
•	officer’s certificates supporting the determination that any advance was (or, if made, would be) a Nonrecoverable Advance;

•	any “special notice” by a Certificateholder that wishes to communicate with others, pursuant to the Pooling and Servicing Agreement;
•	any Assessments of Compliance;
•	any Attestation Reports;
•	any reports delivered to the certificate administrator by the trust advisor in connection with its review of the special servicer’s Appraisal Reduction and net present value calculations as described under “Servicing of the Mortgage Loans—The Trust Advisor—Consultation Duties of the Trust Advisor;”
•	any recommendation received by the certificate administrator from the trust advisor for the termination of the special servicer during any period when the trust advisor is entitled to make such a recommendation, and any direction of the holders of Certificates evidencing the requisite percentage of Voting Rights to terminate the special servicer in response to such recommendation;
•	notice of any request by the Holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates to terminate and replace the special servicer or notice of any request by the Holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates to terminate and replace the trust advisor; and
•	any notice of the commencement or cessation of a Subordinate Control Period, a Collective Consultation Period or a Senior Consultation Period;
(F)	the “Investor Q&A Forum;” and
(G)	solely to Certificateholders and Certificate Owners, the “Investor Registry.”
Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each such party, as applicable, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, special servicer, trust advisor, trustee and certificate administrator pursuant to the Pooling and Servicing Agreement and provide a new investor certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) with respect to such related Excluded Controlling Class Mortgage Loan (other than such information related to such Excluded Controlling Class Mortgage Loan(s) that is aggregated with information of other mortgage loans at a pool level). The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new investor certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and that it agrees not to access and review) any Excluded Information.  In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person is required to certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.  The master servicer, the special servicer, the trustee, the certificate administrator, the certificate registrar and their respective agents will not have any responsibility or liability as a result of such Excluded Controlling Class Holder obtaining access or otherwise reviewing such Excluded Information.
In addition, the special servicer and each Controlling Class Certificateholder will each represent, warrant and covenant under or pursuant to the Pooling and Servicing Agreement: (i) that, to the extent it reviews and accesses any related Excluded Information, or otherwise receives any such Excluded Information, it will not directly or indirectly provide such confidential or privileged information to the related borrower, or to any employee involved in the management or oversight of the related direct or indirect equity investment; and (ii) that it will maintain sufficient internal controls and appropriate policies and procedures in-place in order to comply with its obligations described in clause (i) above.
“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information and reports solely relating to such Excluded Controlling Class Mortgage Loan and/or the related mortgaged properties, including, without limitation, any Asset Status Reports, Final Asset Status Reports or

summaries thereof, or any appraisals, inspection reports (related to Specially Serviced Mortgage Loans conducted by the special servicer), recoverability officer’s certificates, the trust advisor annual reports, any determination of the special servicer’s net present value calculation, any appraisal reduction amount calculations, environmental assessments, seismic reports and property condition reports and such other information and reports designated as Excluded Information (other than such information related to such Excluded Controlling Class Mortgage Loan that is aggregated with information of other mortgage loans at a pool level).  For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to such Excluded Controlling Class Mortgage Loan) will not be considered “Excluded Information”.
“Privileged Person” means the depositor, the underwriters, the initial purchasers, any mortgage loan seller, the master servicer, the special servicer, the excluded special servicer (if any), the Controlling Class Representative (but only during any Subordinate Control Period and any Collective Consultation Period), any Directing Holder (if and for so long as such party or its designee is the Directing Holder with respect to the related A/B Whole Loan or Loan Pair, as the case may be), the trustee, the certificate administrator, the custodian, the trust advisor, a designee of the depositor, any person who provides the certificate administrator with an Investor Certification, and any Rating Agency or other “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act (“NRSRO”), that provides the certificate administrator with a certification in the form attached to the Pooling and Servicing Agreement, which Investor Certification or rating agency certification may be submitted electronically via the certificate administrator’s website; provided that in no event will a borrower, a manager of a mortgaged property, an affiliate of a borrower, an affiliate of a manager of a mortgaged property or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee or advisor of, or any investor in, any of the foregoing be considered a Privileged Person; provided, further, that any Excluded Controlling Class Holder solely with respect to the related Excluded Controlling Class Mortgage Loan will not be considered a Privileged Person.  The holder of any Serviced Companion Loan, B Note or Non‑Serviced Companion Loan (in each case, including any trustee, master servicer, special servicer, controlling class representative, certificate administrator or custodian with respect to any securitization thereof) will also be a Privileged Person to the extent such holder provides the certificate administrator a certification in the form attached to the Pooling and Servicing Agreement.
The Controlling Class Representative, each Controlling Class Certificateholder and the special servicer will be considered a Privileged Person with respect to any mortgage loans, Serviced Companion Loans or Serviced B Notes for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect the related mortgage loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information.
The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website, where Certificateholders, Certificate Owners and prospective purchasers of Certificates may submit inquiries to the certificate administrator relating to the Distribution Date Statement, submit inquiries to the master servicer or the special servicer relating to servicing reports prepared by that party, the mortgage loans (or A/B Whole Loans or Loan Pairs) or the mortgaged properties, submit inquiries to the trust advisor relating to any trust advisor annual reports or actions by the special servicer referenced in any such report, and view previously submitted inquiries and related answers.  The certificate administrator will forward such inquiries to the appropriate person.  The certificate administrator, the trust advisor, the master servicer or the special servicer, as applicable, will be required to answer each inquiry, unless it determines that the inquiry is beyond the scope described above or that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, would be in violation of applicable law, the Pooling and Servicing Agreement or the loan documents, would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the trust advisor, the master servicer or the special servicer, as applicable, or is otherwise not advisable.  The certificate administrator will be required to post the inquiries and related answers on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement.  In addition, no party will post or otherwise disclose direct communications with the Controlling Class Representative as part of its response to any inquiries.  The Investor Q&A Forum may not reflect questions, answers, and other communications which are not submitted through the certificate administrator’s website.  Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any other person, including the depositor and the underwriters, and no other party will have any responsibility or liability for the content of any such information.  None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum that was based, in whole or in part, on information received from third parties.
The certificate administrator will make the “Investor Registry” available to any Certificateholder and Certificate Owner (other than a borrower, a manager, an affiliate of a borrower or manager or any of their respective agents, principals, partners, members, joint venturers, limited partners, employees, representatives, directors, trustees, advisors or investors) via the certificate administrator’s website.  Certificateholders and Certificate Owners may register on a voluntary basis for the Investor Registry and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.
The certificate administrator’s website will initially be located at http://www.usbank.com/abs.  Access to information that is not otherwise made available by the certificate administrator to the general public on the certificate administrator’s website will be provided by the certificate administrator to any investor or prospective investor (other than a borrower, a manager, an affiliate of a borrower or manager or any of their respective agents, principals, partners, members, joint venturers, limited partners, employees, representatives, directors, trustees, advisors or investors) upon receipt by the certificate administrator from such person of an Investor Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) will also be located on and submitted electronically via the certificate administrator’s website.  The parties to the Pooling and Servicing Agreement will not be required to provide that certification.  In connection with providing access to the certificate administrator’s website, the certificate administrator may require registration and the acceptance of a disclaimer which may include, for example, that the certificate administrator will make no representations or warranties as to the accuracy or completeness of information provided by it that was based, in whole or in part, on information received from third parties, and will assume no responsibility for them.  The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement.  The certificate administrator will not be deemed to have knowledge of any information posted on its website solely by virtue of such posting.  In addition, the certificate administrator may disclaim responsibility for any information for which it is not the original source.  Assistance in using the certificate administrator’s website can be obtained by calling its customer service desk at (866) 252-4360.
“Investor Certification” means a certificate (which may be in electronic form) representing that the person executing the certificate (1) is a Certificateholder, a Certificate Owner or a prospective purchaser that, in the case of an Offered Certificate, has received a copy of this prospectus supplement and the accompanying prospectus, or a holder of a Serviced B Note or Serviced Companion Loan and (2)(i) is not a borrower, a manager, an affiliate of a borrower or manager or a principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee or advisor of, or any investor in, any of the foregoing or an agent of any of the foregoing, or (ii) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders under the Pooling and Servicing Agreement, or (2) such person is a Borrower Party, in which case (A) if such person is the Controlling Class Representative or a beneficial owner of a Controlling Class Certificate, such person will not have access to the related Excluded Information, or (B) if such person is not the Controlling Class Representative or a beneficial owner of a Controlling Class Certificate, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator.  The certificate administrator may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.
“CREFC®” means the CRE Finance Council®.
“CREFC® Reports” collectively refer to the following electronic files prepared using the applicable CREFC® model document template:  (i) bond level file, (ii) collateral summary file, (iii) property file, (iv) loan periodic update file, (v) loan setup file, (vi) financial file, (vii) special servicer loan file, (viii) comparative financial status report, (ix) delinquent loan status report, (x) historical loan modification and corrected mortgage loan report, (xi) operating statement analysis report, (xii) NOI adjustment worksheet, (xiii) REO status report, (xiv) servicer watch list, (xv) loan level reserve – LOC report, (xvi) advance recovery report, (xvii) total loan report and (xviii) reconciliation of funds report.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission (the “SEC”) or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein.
“17g‑5 Information Provider” means the certificate administrator acting in its capacity as the 17g‑5 Information Provider under the Pooling and Servicing Agreement.
Other Information
The Pooling and Servicing Agreement will obligate the trustee, the certificate administrator or the custodian, as applicable, to make available or cause to be made available at its respective offices, during normal business hours, upon reasonable advance written notice, for review by any Privileged Persons, originals or copies, in paper or electronic form, of various documents related to the assets of the Issuing Entity and the administration of the Issuing Entity.  Those documents include (among other things) the mortgage files for the mortgage loans, notices of any waiver, modification or amendment of any term of a mortgage loan and each of the documents made available by the certificate administrator via its website as described under “—Information Available Electronically” above.  The trustee, the certificate administrator or any document custodian, as the case may be, will be permitted to require payment of a sum sufficient to cover the reasonable out-of-pocket costs and expenses of providing the copies.  The certificate administrator may require a Privileged Person to execute a confidentiality agreement prior to granting access to the information described above.
The certificate administrator will make available on its website all Distribution Date Statements, CREFC® Reports and supplemental notices (provided they are received by the certificate administrator) to certain modeling financial services (i.e., BlackRock Financial Management, Inc., Bloomberg, L.P., Thomson Reuters, Trepp, LLC, Markit Group Limited, CMBS.com, Inc. and Intex Solutions, Inc.), subject to, and in accordance with, the terms of the Pooling and Servicing Agreement.
In connection with providing access to or copies of the items described above to Certificateholders, Certificate Owners and prospective purchasers of Certificates, the trustee, the master servicer, the special servicer, the certificate administrator, the trust advisor or the custodian, as the case may be, may be required to obtain an Investor Certification executed by the requesting person or entity.
The Issuing Entity will file distribution reports on Form 10-D, annual reports on Form 10-K and (if applicable) current reports on Form 8-K with the SEC regarding the Offered Certificates, to the extent, and for such time, as it is required to do so under the Exchange Act.  Such reports will be filed under the name “Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25” and as part of the registration statement on Form S-3 (File Number 333-201743).  In addition, the depositor is subject to certain requirements with respect to making the findings and conclusions of third-party due diligence reports publicly available, which it will furnish to the SEC on Form ABS-15G in accordance with Rule 15Ga-2 under the Exchange Act.  Members of the public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. local time.  Members of the public may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1‑800‑SEC-0330.  The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that internet site is http://www.sec.gov.
Book-Entry Certificates
The master servicer, the special servicer, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered with the certificate registrar as of the related Record Date; however, any Certificate Owner that has delivered to the certificate registrar an Investor Certification will be recognized as a Certificateholder for purposes of obtaining the foregoing information and access.

Example of Distributions
The following chart sets forth an example of distributions on the Offered Certificates assuming the Offered Certificates are issued in October 2015:

The close of business on:
October 1, 2015	(A)	Cut-off Date
October 30, 2015	(B)	Record Date for all Classes of Offered Certificates
October 2, 2015 – November 12, 2015	(C)	The Collection Period. The master servicer receives Scheduled Payments due after the Cut-off Date and any Principal Prepayments made after the Cut-off Date and on or prior to November 12, 2015.
November 12, 2015	(D)	Determination Date for mortgage loans
November 17, 2015	(E)	Master Servicer Remittance Date one (1) Business Day prior to the Distribution Date)
November 18, 2015	(F)	Distribution Date
Succeeding monthly periods follow the pattern of (B) through (F) above (except as described below).
(A)	The outstanding principal balance of the mortgage loans will be equal to the aggregate outstanding principal balance of the mortgage loans at the close of business on the Cut-off Date, after deducting principal payments due on or before such date, whether or not received. Principal payments due on or before such date, and the accompanying interest payments, are not part of the Issuing Entity.
(B)	Distributions on the next Distribution Date will be made to those persons that are the Certificateholders of record on this date. Each subsequent Record Date will be the last Business Day of the month preceding the related Distribution Date.
(C)	Any Scheduled Payments due and collected, and Principal Prepayments collected, after the Cut-off Date and on or prior to November 12, 2015 will be deposited into the Collection Account. Each subsequent Collection Period will begin on the day after the Determination Date in the month preceding the month of each Distribution Date and will end on the Determination Date in the month in which the Distribution Date occurs. `
(D)	Generally, as of the close of business on the Determination Date, the master servicer will have determined the amounts of principal and interest that will be remitted with respect to the related Collection Period.
(E)	The master servicer will remit to the certificate administrator no later than the Business Day prior to the related Distribution Date all amounts held by the master servicer, and any P&I Advances required to be made by the master servicer, that together constitute the Available Distribution Amount for such Distribution Date.
(F)	The certificate administrator will make distributions to the Certificateholders on the fourth (4th) Business Day after the related Determination Date in each month.
Expected Final Distribution Date
The expected final Distribution Date for each Class of Offered Certificates presented on the cover of this prospectus supplement (with respect to each such Class, the “Expected Final Distribution Date”) is the date on which such Class is expected to be paid in full (or, in the case of the Class X-A, Class X-B and Class X-D Certificates, the date on which the related Notional Amount is reduced to zero), assuming timely payments and no Principal Prepayments (other than payments with respect to ARD Loans, if any, on their Anticipated Repayment Dates) will be made on the mortgage loans in accordance with their terms and otherwise based on the Structuring Assumptions.  The actual final Distribution Date for any Class may be earlier or later (and could be substantially later) than the Expected Final Distribution Date.

The ratings assigned by the Rating Agencies to each Class of Offered Certificates reflect an assessment of the likelihood that the Certificateholders of such Class will receive timely payments of interest (if any) and, if such Class of Offered Certificates has a Certificate Principal Balance, ultimate payment of principal on or before the Distribution Date in October 2048.
Amendments to the Pooling and Servicing Agreement
The Pooling and Servicing Agreement may be amended from time to time by the parties to the Pooling and Servicing Agreement, without notice to or the consent of any of the Certificateholders, to do the following:
•	to cure any ambiguity or to correct any error;
•	to cause the provisions in the Pooling and Servicing Agreement to conform to or be consistent with or in furtherance of the statements made with respect to the Certificates, the Issuing Entity or the Pooling and Servicing Agreement in the free writing prospectus dated September 28, 2015, in the accompanying prospectus, in this prospectus supplement or in the Private Placement Memorandum, or to correct or supplement any provision which may be inconsistent with any other provisions;
•	to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the status of each REMIC (or any grantor trust portion of the Issuing Entity) for the purposes of federal income tax law (or comparable provisions of state income tax law);
•	to make any other provisions with respect to matters or questions arising under or with respect to the Pooling and Servicing Agreement not inconsistent with the provisions therein;
•	to modify, add to or eliminate the provisions in the Pooling and Servicing Agreement relating to transfers of Class R Certificates;
•	to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to list the Certificates on a stock exchange, including, without limitation, the appointment of one or more sub-certificate administrators and the requirement that certain information be delivered to such sub-certificate administrators;
•	to modify the provisions relating to the timing of Advance reimbursements in order to conform them to the commercial mortgage-backed securities industry standard for such provisions if (w) the depositor, the trustee and the master servicer determine that that industry standard has changed, (x) such modification will not result in an adverse REMIC event or adverse grantor trust event, as evidenced by an opinion of counsel, (y) each Rating Agency will have been provided with a Rating Agency Communication with respect to such modification, and (z) during any Subordinate Control Period and any Collective Consultation Period, the Controlling Class Representative consents to such modification;
•	to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g‑5 under the Exchange Act; provided that if such modification materially increases the obligations of the trustee, the certificate administrator, the custodian, the 17g‑5 Information Provider, the trust advisor, the depositor, the master servicer or the special servicer, then the consent of such party will be required;
•	to modify, alter, amend, add or to rescind any of the provisions contained in the Pooling and Servicing Agreement if and to the extent necessary to comply with any rules or regulations promulgated, or any guidance provided with respect to Rule 15Ga-1 under the Exchange Act, by the SEC from time to time;
•	to amend the provisions of the Pooling and Servicing Agreement described under “Servicing of the Mortgage Loans—Rating Agency Confirmations” or the definition of “Rating Agency Confirmation”;
•	if a TIA Applicability Determination is made, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement (and, if necessary, the Certificates) to the extent necessary to (A) effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement (and, if necessary, the Certificates)

such other provisions as may be expressly required by the TIA, and (B) modify such other provisions of the Pooling and Servicing Agreement (and, if necessary, the Certificates) to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to clause (A); or
•	any other amendment which does not adversely affect in any material respect the interests of any Certificateholder (unless such Certificateholder consents).
In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939 (the “TIA”) certain federal district courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See, for example, Retirement Bd. of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of New York Mellon, 11 Civ. 5459 (WHP) (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, 12 Civ. 2865 (KBF) (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D (W.D. Okla. Dec. 26, 2013)).  These rulings are contrary to more than three decades of market practice.  In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgage-backed securities at issue are exempt under Section 304(a)(2) of the TIA.  However, on April 24, 2015, previous guidance regarding the TIA issued by the SEC staff as Division of Corporate Finance Interpretive Response 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal.  If any of the other rulings by the federal district courts is affirmed on appeal, or if there is a change by the Division of Corporation Finance of its position that agreements similar to the Pooling and Servicing Agreement are exempt from the TIA under Section 304(a)(2), that would likely result in the Pooling and Servicing Agreement being required to be qualified under the TIA.  Depending on the circumstances, rulings by lower courts similar to the foregoing cases, as well as litigation involving the Pooling and Servicing Agreement, could also result in its being required to be qualified under the TIA.  It is expected that the depositor, in consultation with the trustee, will perform on an ongoing basis an analysis as to whether the TIA applies to the Pooling and Servicing Agreement.
If, subsequent to the date of this prospectus supplement, the depositor, upon consultation with the trustee, determines that the TIA does apply to the Pooling and Servicing Agreement or that qualification under the TIA or any similar federal statute hereafter enacted is required (a “TIA Applicability Determination”), the Pooling and Servicing Agreement will provide that it (and, if necessary, the Offered Certificates) will be amended at the sole expense of the depositor and without the consent of any Certificateholder to the extent necessary to comply with the TIA.  In addition, if the TIA were to apply to the Pooling and Servicing Agreement, the TIA provides that certain provisions would automatically be deemed to be included in the Pooling and Servicing Agreement (and the Pooling and Servicing Agreement thus would be statutorily amended without any further action); provided, that it will be deemed that the parties to the Pooling and Servicing Agreement have agreed that, to the extent permitted under the TIA, the Pooling and Servicing Agreement will expressly exclude any non-mandatory provisions that (x) conflict with the provisions of the Pooling and Servicing Agreement or would otherwise alter the provisions of the Pooling and Servicing Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party to the Pooling and Servicing Agreement.  Generally, the TIA provisions include additional obligations of the trustee, certain additional reporting requirements and heightened conflict of interest rules which may require, for example, that the trustee resign if the interests of the holders of the various Classes of Certificates differ from one another under certain circumstances and that one or more other trustees be appointed in its place.  While investors should understand the potential for such amendments, investors should not purchase Certificates with any expectation that the TIA will be determined to apply or that any such amendments will be made.
No such amendment effected pursuant to the first, second or fourth bullet above may (A) adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment without the consent of 100% of the Certificateholders (if adversely affected) or (B) adversely affect the status of any REMIC (or any grantor trust portion of the Issuing Entity).  Prior to entering into any amendment without the consent of Certificateholders pursuant to this paragraph, the trustee may require an opinion of counsel.
The Pooling and Servicing Agreement may also be amended from time to time by the parties with the consent of the Certificateholders of not less than 51% of the aggregate voting rights of all the Certificates then outstanding

(as calculated under the Pooling and Servicing Agreement), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or such Holders; provided that no such amendment may:
•	directly or indirectly reduce in any manner the amount of, or delay the timing of, the distributions required to be made on any Certificate without the consent of the Holder of such Certificate;
•	modify the provisions of the Pooling and Servicing Agreement relating to amendments thereof without the consent of 100% of the Certificateholders;
•	eliminate or reduce the master servicer’s or the trustee’s obligation to advance or alter the Servicing Standard except as may be necessary or desirable to comply with Sections 860A through 860G of the Code and related Treasury regulations and rulings promulgated under the Code;
•	adversely affect the status of any REMIC created under the Pooling and Servicing Agreement for federal income tax purposes without the consent of 100% of the Certificateholders (including the Class R Certificateholders) or adversely affect the status of the grantor trust without the consent of 100% of the Holders of the Class V Certificates. The trustee may request, at its option, to receive an opinion of counsel that any amendment pursuant to this paragraph is permitted under the Pooling and Servicing Agreement;
•	adversely affect the interests of any Class of Certificates without the consent of at least 66-2/3% of the aggregate voting rights of such Class of Certificates; or
•	adversely affect the voting rights of any Class of Certificates without the consent of all of the Holders of such Class of Certificates.
No amendment to the Pooling and Servicing Agreement that is materially adverse to the interests of any underwriter, or of the holder of any Serviced B Note or Serviced Companion Loan, may be effected unless such underwriter or the holder of such Serviced B Note or Serviced Companion Loan, as the case may be, provides written consent to such amendment.  In addition, no amendment to the Pooling and Servicing Agreement that increases the obligations or impairs the rights of any mortgage loan seller may be effected unless such mortgage loan seller provides written consent to such amendment.
Evidence as to Compliance
See “The Pooling and Servicing Agreements—Evidence as to Compliance” in the accompanying prospectus for a description of certain provisions of the Pooling and Servicing Agreement requiring the trustee (if it has made any advance in the related preceding year), the certificate administrator, the custodian, the master servicer, the special servicer and each servicing function participant to provide an annual certification regarding their compliance with the terms of the Pooling and Servicing Agreement, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment.  The (i) trustee, certificate administrator and custodian, (ii) master servicer and (iii) special servicer that will be required to provide, as applicable, an annual certification and an assessment of compliance and accountant’s attestation report regarding their compliance with the terms of the Pooling and Servicing Agreement in this transaction initially are (i) U.S. Bank National Association, (ii) Wells Fargo Bank, National Association and (iii) Midland Loan Services, a Division of PNC Bank, National Association, respectively.
Voting Rights
The Certificates will be allocated voting rights (the “Voting Rights”) for purposes of certain actions that may be taken pursuant to the Pooling and Servicing Agreement.  At any time that any Certificates are outstanding, the portion of the aggregate Voting Rights allocated among the respective Classes of Certificateholders will be as follows:  (a) 0% in the case of the Class V and Class R Certificates; (b) 1% in the aggregate in the case of the Class X Certificates, allocated to the respective Classes of Class X Certificates based on their respective Notional Amounts, and (c) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of (i) 99% multiplied by (ii) a fraction, the numerator of which is equal to the aggregate outstanding Certificate Principal Balance of such Class and the denominator of which is equal to the aggregate outstanding Certificate

Principal Balances of all Classes of the Principal Balance Certificates; provided that, if the vote relates to the termination or replacement of the special servicer or the trust advisor, the allocation of Voting Rights among the respective Classes of Principal Balance Certificates pursuant to clause (c) of this definition will be based on the aggregate Certificate Principal Balance of each Class of Principal Balance Certificates as notionally reduced by any Appraisal Reductions allocated to such Class.  The Voting Rights of any Class of Certificates will be allocated among Holders of Certificates of such Class in proportion to their respective Percentage Interests.
No Certificateholder, solely by virtue of its status as Certificateholder, will have any right by virtue or by availing of any provision of the Pooling and Servicing Agreement or the Certificates to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Pooling and Servicing Agreement or the Certificates unless the Holders of Certificates evidencing greater than 50% of the aggregate Certificate Principal Balance of all Certificates then outstanding have made a written request to the trustee in compliance with the Pooling and Servicing Agreement to institute such action, suit or proceeding in its own name as trustee, and such trustee has neglected or refused to institute any such action, suit or proceeding.
A “Certificateholder” or “Holder” under the Pooling and Servicing Agreement is the person in whose name a Certificate is registered on the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing certain reports, statements or other information pursuant to the Pooling and Servicing Agreement, Certificate Owners or potential transferees of Certificates to the extent the person distributing such information has been provided with an Investor Certification).  Solely for the purpose of giving any consent or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by the depositor, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, the custodian, the trust advisor or any Borrower Party (which determination will be based upon such party’s representations in an Investor Certification submitted by such party, upon which the certificate registrar will be entitled to conclusively rely) will be deemed not to be outstanding and the Voting Rights to which they are entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained.  Subject to the last sentence of this paragraph, for purposes of obtaining the consent of Certificateholders to any action under the Pooling and Servicing Agreement including any action proposed to be taken by the special servicer with respect to a Specially Serviced Mortgage Loan or any Excluded Special Servicer with respect to the related Excluded Special Servicer Mortgage Loan, any Certificates that the applicable responsible officer has actual knowledge are beneficially owned by the Special Servicer or the Excluded Special Servicer, as applicable, or an affiliate thereof will be deemed not to be outstanding. Notwithstanding the foregoing, for purposes of obtaining the consent of Certificateholders to an amendment of the Pooling and Servicing Agreement, any Certificate beneficially owned by the depositor, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the trust advisor, the certificate administrator, the custodian or any of their affiliates will be deemed to be outstanding, provided that such amendment does not relate to the termination, increase in compensation or material reduction of obligations of the depositor, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the trust advisor, the certificate administrator or the custodian or any of their affiliates, in which case such Certificates will be deemed to not be outstanding.  Also notwithstanding the foregoing, subject to any restrictions set forth in the definition of “Controlling Class Representative” under “Servicing of the Mortgage Loans—The Controlling Class Representative,” the restrictions above will not apply to the exercise of the rights of the master servicer, the special servicer or an affiliate of the master servicer or the special servicer, if any, as a member of the Controlling Class (provided that any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed to not be outstanding solely with respect to any related Excluded Controlling Class Mortgage Loan; and provided, further, that any Controlling Class Certificate owned by the special servicer or an affiliate thereof will be deemed to not be outstanding solely with respect to any related Excluded Special Servicer Mortgage Loan).
“Excluded Controlling Class Mortgage Loan”  means any mortgage loan, A/B Whole Loan or Loan Pair with respect to which the Controlling Class Representative or a Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to such mortgage loan, A/B Whole Loan or Loan Pair. As of the Closing Date, there are no Excluded Controlling Class Mortgage Loans included in the Issuing Entity.
No Certificateholder will be a “Party in Interest” as described under 11 U.S.C. Section 1109(b) solely by virtue of its ownership of a Certificate.

Matters Regarding the Certificate Administrator
The certificate administrator is at all times required to be, and will be required to resign if it fails to be, (i) an institution insured by the FDIC, (ii) a corporation, national bank or national banking association, organized and doing business under the laws of the United States of America or of any state thereof, authorized to exercise corporate trust powers, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or state authority, (iii) an institution whose long‑term senior unsecured debt is at all times rated at least “A-” by Fitch, at least “A2” by Moody’s and, if rated by KBRA, a rating by KBRA equivalent to at least an “A2” rating by Moody’s and that has a short‑term unsecured debt rating from Fitch of at least “F1”, from Moody’s of at least “P-1” and, if rated by KBRA, a rating by KBRA at least equivalent to either of the foregoing or, in the case of any Rating Agency with respect to either the long term or short term ratings specified herein, such lower rating or ratings as is the subject of a Rating Agency Confirmation from such Rating Agency and (iv) an entity that is not a Prohibited Party.
The certificate administrator will be entitled to a monthly fee (the “Certificate Administrator Fee”) for its services.  That fee will accrue with respect to each and every mortgage loan.  In each case, that fee will accrue at 0.0025% per annum (the “Certificate Administrator Fee Rate”), based on the unpaid principal balance of the subject mortgage loan outstanding from time to time and will be calculated based on the same interest accrual basis as the subject mortgage loan.  The Certificate Administrator Fee Rate will include the trustee fee rate and the custodian fee rate.  The certificate administrator fee is payable out of general collections on the mortgage loans and any REO Properties in the Issuing Entity.  In addition, the trustee, the custodian and the certificate administrator will be entitled to recover from the Issuing Entity all reasonable unanticipated expenses and disbursements incurred or made in connection with the exercise of its rights or duties under the Pooling and Servicing Agreement, but not including routine overhead expenses incurred in the ordinary course of performing its duties under the Pooling and Servicing Agreement, and not including any expense, disbursement or advance as may arise from its willful misfeasance, negligence or bad faith.
The certificate administrator and each of its directors, officers, employees, agents and controlling persons is entitled to indemnification from the Issuing Entity for any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action incurred without negligence, willful misconduct or bad faith on their respective part, arising out of, or in connection with the Pooling and Servicing Agreement, the mortgage loans, the Certificates and the acceptance or administration of the trusts or duties created under the Pooling and Servicing Agreement (including, without limitation, any unanticipated loss, liability or expense incurred in connection with any action or inaction of any master servicer, any special servicer, the trust advisor or the depositor but only to the extent the certificate administrator is unable to recover within a reasonable period of time such amount from such third party pursuant to the Pooling and Servicing Agreement), including the costs and expenses of defending themselves against any claim in connection with the exercise or performance of any of their powers or duties under the Pooling and Servicing Agreement, and the certificate administrator and each of its directors, officers, employees, agents and controlling persons will be entitled to indemnification from the Issuing Entity for any unanticipated loss, liability or expense incurred without negligence, bad faith or willful misconduct in connection with the provision by it of the reports required to be provided by it pursuant to the Pooling and Servicing Agreement.
The certificate administrator will not be personally liable for any action reasonably taken, suffered or omitted by it in its reasonable business judgment and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Pooling and Servicing Agreement.  The certificate administrator will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.
Resignation and Removal of Certificate Administrator
The certificate administrator may at any time resign from its obligations and duties under the Pooling and Servicing Agreement by giving written notice to the depositor and the master servicer, among others.  Upon receiving the notice of resignation, the depositor is required promptly to appoint a successor certificate administrator.  If no successor certificate administrator has been so appointed and have accepted appointment within thirty (30) days after the giving of the notice of resignation, the resigning certificate administrator may petition any court of competent jurisdiction for the appointment of a successor certificate administrator.
The Holders of Certificates representing a majority of the Voting Rights of the Certificates may for cause (as set forth in the Pooling and Servicing Agreement) remove the certificate administrator, upon thirty (30) days prior written notice to the master servicer, the special servicer, us, the certificate administrator and the trustee.
If at any time (i) the certificate administrator ceases to be eligible to continue as certificate administrator under the Pooling and Servicing Agreement, or (ii) the certificate administrator becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the certificate administrator or of its property is appointed, or any public officer takes charge or control of the certificate administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or (iii) a tax is imposed or threatened with respect to the Issuing Entity or any REMIC by any state in which the certificate administrator or the Issuing Entity is located solely because of the location of the certificate administrator in such state; provided, that, if the certificate administrator agrees to indemnify the Issuing Entity for such taxes, it will not be removed pursuant to this clause (iii), or (iv) the continuation of the certificate administrator as such would result in a downgrade, qualification or withdrawal of the rating by any Rating Agency of any Class of Certificates with a rating as evidenced in writing by any Rating Agency, then the depositor will be required to remove the certificate administrator and appoint a successor certificate administrator.  In the case of removal under clauses (i), (ii), (iii) or (iv) above, the certificate administrator will bear all such costs of transfer.  If the Issuing Entity, or any securitization trust that holds a Serviced Companion Loan, is subject to the reporting requirements of the Exchange Act, and the certificate administrator or any Additional Servicer, sub-servicer or Servicing Function Participant engaged by it fails to perform (subject to any applicable grace periods set forth therein) any of its reporting obligations under the Pooling and Servicing Agreement (and such failure to perform is not the result of another party’s failure to deliver required information), the certificate administrator will be required, if so requested by the depositor, to resign from its obligations within sixty (60) calendar days of such request and, if it fails to resign within such time period, the depositor will have the right to remove and replace the certificate administrator in accordance with the procedure described above.
Upon any succession of the certificate administrator, the predecessor certificate administrator will be entitled to the payment of compensation and reimbursement agreed to under the Pooling and Servicing Agreement for services rendered and expenses incurred.
The Trustee
The trustee is at all times required to be, and will be required to resign if it fails to be, (i) an institution insured by the FDIC, (ii) a corporation, national bank or national banking association, organized and doing business under the laws of the United States of America or of any state thereof, authorized to exercise corporate trust powers, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or state authority, (iii) an institution whose long‑term senior unsecured debt is at all times rated at least “A-” by Fitch, at least “A2” by Moody’s and, if rated by KBRA, a rating by KBRA equivalent to at least an “A2” rating by Moody’s and that has a short‑term unsecured debt rating from Fitch of at least “F1”, from Moody’s of at least “P‑1” and, if rated by KBRA, a rating by KBRA at least equivalent to either of the foregoing or, in the case of any Rating Agency with respect to either the long term or short term ratings specified herein, such lower rating or ratings as is the subject of a Rating Agency Confirmation from such Rating Agency and (iv) an entity that is not a Prohibited Party.
“Prohibited Party” means (i) an entity that is a proposed Servicing Function Participant that the master servicer, the certificate administrator, the special servicer, the trustee, the custodian, the trust advisor or any primary servicer, as applicable, seeks to retain as a Servicing Function Participant and that the master servicer, the certificate administrator, the special servicer, the trustee, the custodian, the trust advisor or any primary servicer, as applicable, has actual knowledge (obtained by written notice or through actual experience) has failed to comply (after any applicable cure period) with its Exchange Act or Regulation AB compliance obligations with respect to the Issuing Entity on any prior date or any other securitization transaction or (ii) any entity identified in writing (delivered prior to the date of retention) by the depositor to the master servicer, the certificate administrator, the special servicer, the trustee, the custodian, the trust advisor or any primary servicer, as applicable, as an entity that the depositor has knowledge has failed on any prior date to comply (after any applicable cure period) with its Exchange Act or Regulation AB obligations with respect to the Issuing Entity or any other securitization transaction.
Duties of the Trustee
The trustee will make no representations as to the validity or sufficiency of the Pooling and Servicing Agreement, the Certificates or any asset or related document and is not accountable for the use or application by the depositor or the master servicer or the special servicer of any of the Certificates or any of the proceeds of the Certificates, or for the use or application by the depositor or the master servicer or the special servicer of funds paid in consideration of the assignment of the mortgage loans to the Issuing Entity or deposited into any fund or account maintained with respect to the Certificates or any account maintained pursuant to the Pooling and Servicing Agreement or for investment of any such amounts.  If no Master Servicer Termination Event has occurred and is continuing, the trustee is required to perform only those duties specifically required under the Pooling and Servicing Agreement.  However, upon receipt of the various certificates, reports or other instruments required to be furnished to it, the trustee is required to examine the documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.  The trustee is required to notify Certificateholders of any termination of a master servicer or special servicer or appointment of a successor to the master servicer or the special servicer.  The trustee will be obligated to make any Advance required to be made, and not made, by the master servicer under the Pooling and Servicing Agreement, provided that the trustee will not be obligated to make any Advance that it deems to be a Nonrecoverable Advance.  The trustee will be entitled, but not obligated, to rely conclusively on any determination by the master servicer or the special servicer (solely in the case of Servicing Advances), that such Advance, if made, would be a Nonrecoverable Advance.  The trustee will be entitled to reimbursement for each Advance made by it in the same manner and to the same extent as, but prior to, the master servicer.  See “Description of the Offered Certificates—Advances” in this prospectus supplement.
Matters Regarding the Trustee
The trustee and its directors, officers, employees, agents and controlling persons will not have any liability to the Issuing Entity or the Certificateholders arising out of or in connection with the Pooling and Servicing Agreement, except for their respective negligent failure to act or their own negligence, willful misconduct or bad faith.
The trustee and each of its directors, officers, employees, agents and controlling persons is entitled to indemnification from the Issuing Entity for any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action incurred without negligence, willful misconduct or bad faith on their respective part, arising out of, or in connection with the Pooling and Servicing Agreement, the mortgage loans, the Certificates and the acceptance or administration of the trusts or duties created under the Pooling and Servicing Agreement (including, without limitation, any unanticipated loss, liability or expense incurred in connection with any action or inaction of any master servicer, any special servicer, the trust advisor or the depositor but only to the extent the trustee is unable to recover within a reasonable period of time such amount from such third party pursuant to the Pooling and Servicing Agreement), including the costs and expenses of defending themselves against any claim in connection with the exercise or performance of any of their powers or duties under the Pooling and Servicing Agreement and the trustee and each of its directors, officers, employees, agents and controlling persons will be entitled to indemnification from the Issuing Entity for any unanticipated loss, liability or expense incurred without negligence, bad faith or willful misconduct in connection with the provision by it of the reports required to be provided by it pursuant to the Pooling and Servicing Agreement.
The trustee will not be personally liable for any action reasonably taken, suffered or omitted by it in its reasonable business judgment and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Pooling and Servicing Agreement.  The trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

Resignation and Removal of the Trustee
The trustee may at any time resign from its obligations and duties under the Pooling and Servicing Agreement by giving written notice to the depositor and the master servicer, among others.  Upon receiving the notice of resignation, the depositor is required promptly to appoint a successor trustee meeting the requirements set forth above.  If no successor trustee has been so appointed and have accepted appointment within thirty (30) days after the giving of the notice of resignation, the resigning trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.  The Pooling and Servicing Agreement provides that expenses relating to resignation of the trustee will be required to be paid by the trustee.
The Holders of Certificates representing a majority of the Voting Rights of the Certificates may for cause (as set forth in the Pooling and Servicing Agreement) remove the trustee, upon thirty (30) days written notice to the master servicer, the special servicer, us, the certificate administrator and the trustee.
If at any time (i) the trustee ceases to be eligible to continue as trustee under the Pooling and Servicing Agreement, or (ii) the trustee becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the trustee or of its property is appointed, or any public officer takes charge or control of the trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or (iii) a tax is imposed or threatened with respect to the Issuing Entity or any REMIC by any state in which the trustee or the Issuing Entity is located solely because of the location of the trustee in such state; provided, that, if the trustee agrees to indemnify the Issuing Entity for such taxes, it will not be removed pursuant to this clause (iii), or (iv) the continuation of the trustee as such would result in a downgrade, qualification or withdrawal of the rating by any Rating Agency of any Class of Certificates with a rating as evidenced in writing by any Rating Agency, then the depositor may remove the trustee and appoint a successor trustee meeting the eligibility requirements set forth above.  In the case of removal under clauses (i), (ii), (iii) or (iv) above, the trustee will bear all such costs of transfer.  If the Issuing Entity, or any securitization trust that holds a Serviced Companion Loan, is subject to the reporting requirements of the Exchange Act, and the trustee or any Additional Servicer, sub‑servicer or Servicing Function Participant engaged by it fails to perform (subject to any applicable grace periods set forth therein) any of its reporting obligations under the Pooling and Servicing Agreement (and such failure to perform is not the result of another party’s failure to deliver required information), the trustee will be required, if so requested by the depositor, to resign from its obligations within sixty (60) calendar days of such request and, if it fails to resign within such time period, the depositor will have the right to remove and replace the trustee in accordance with the procedure described above.
Any resignation or removal of the trustee and appointment of a successor trustee will not become effective until acceptance of appointment by the successor trustee meeting the eligibility requirements set forth above.  Upon any succession of the trustee, the predecessor trustee will be entitled to the payment of compensation and reimbursement agreed to under the Pooling and Servicing Agreement for services rendered and expenses incurred.
Trustee Compensation
As compensation for the performance of its duties as trustee, the trustee will be paid the monthly trustee fee (the “Trustee Fee”).  The Trustee Fee is to be paid from the Certificate Administrator Fee by the certificate administrator.  In addition, the trustee will be entitled to recover from the Issuing Entity all reasonable unanticipated out-of-pocket expenses and disbursements incurred or made by the trustee in connection with the exercise of its rights or duties under the Pooling and Servicing Agreement, but not including expenses incurred in the ordinary course of performing its duties as trustee under the Pooling and Servicing Agreement, and not including any expense, disbursement or advance as may arise from its negligence, willful misconduct or bad faith.
The Custodian
The custodian is at all times required to be, and will be required to resign if it fails to be, (i) an institution insured by the FDIC, (ii) a corporation, national bank or national banking association, organized and doing business under the laws of the United States of America or of any state thereof, authorized to exercise corporate trust powers, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or state authority, (iii) an institution whose long‑term senior unsecured debt is at all times rated at least “A-” by Fitch, at least “A2” by Moody’s and, if rated by KBRA, a rating by KBRA equivalent to at least an “A2” rating by Moody’s and that has a short‑term unsecured debt rating from Fitch of at least “F1”, from Moody’s of at least

“P‑1” and, if rated by KBRA, a rating by KBRA at least equivalent to either of the foregoing or, in the case of any Rating Agency with respect to either the long term or short term ratings specified herein, such lower rating or ratings as is the subject of a Rating Agency Confirmation from such Rating Agency and (iv) an entity that is not a Prohibited Party.
Duties of the Custodian
The custodian will make no representations as to the validity or sufficiency of the Pooling and Servicing Agreement, the Certificates or any asset or related document and is not accountable for the use or application by the depositor, the master servicer, the special servicer, the trustee or the certificate administrator of any of the Certificates or any of the proceeds of the Certificates, or for the use or application by any such party of funds paid in consideration of the assignment of the mortgage loans to the Issuing Entity or deposited into any fund or account maintained with respect to the Certificates or any account maintained pursuant to the Pooling and Servicing Agreement or for investment of any such amounts.  Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the custodian is required to examine the documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.
Matters Regarding the Custodian
The custodian and its directors, officers, employees, agents and controlling persons will not have any liability to the Issuing Entity or the Certificateholders arising out of or in connection with the Pooling and Servicing Agreement, except for their respective negligent failure to act or their own negligence, willful misconduct or bad faith.
The custodian and each of its directors, officers, employees, agents and controlling persons is entitled to indemnification from the Issuing Entity for any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action incurred without negligence, willful misconduct or bad faith on their respective part, arising out of, or in connection with the Pooling and Servicing Agreement, the mortgage loans, the Certificates and the acceptance or administration of the trusts or duties created under the Pooling and Servicing Agreement (including, without limitation, any unanticipated loss, liability or expense incurred in connection with any action or inaction of any master servicer, any special servicer, the trust advisor, the certificate administrator, the trustee, or the depositor but only to the extent the custodian is unable to recover within a reasonable period of time such amount from such third party pursuant to the Pooling and Servicing Agreement), including the costs and expenses of defending themselves against any claim in connection with the exercise or performance of any of their powers or duties under the Pooling and Servicing Agreement, and the custodian and each of its directors, officers, employees, agents and controlling persons will be entitled to indemnification from the Issuing Entity for any unanticipated loss, liability or expense incurred without negligence, bad faith or willful misconduct in connection with the provision by it of the reports required to be provided by it pursuant to the Pooling and Servicing Agreement.
The custodian will not be personally liable for any action reasonably taken, suffered or omitted by it in its reasonable business judgment and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Pooling and Servicing Agreement.  The custodian will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.
Resignation and Removal of the Custodian
The custodian may at any time resign from its obligations and duties under the Pooling and Servicing Agreement by giving written notice to the depositor, the trustee, and the master servicer, among others.  Upon receiving the notice of resignation, the depositor is required promptly to appoint a successor custodian meeting the requirements set forth above.  If no successor custodian has been so appointed and have accepted appointment within thirty (30) days after the giving of the notice of resignation, the resigning custodian may petition any court of competent jurisdiction for the appointment of a successor custodian.  The Pooling and Servicing Agreement provides that expenses relating to resignation of the custodian will be required to be paid by the custodian.

The Holders of Certificates representing a majority of the Voting Rights of the Certificates may for cause (as set forth in the Pooling and Servicing Agreement) remove the custodian, upon thirty (30) days prior written notice to the custodian, the master servicer, the special servicer, us, the certificate administrator and the trustee.
If at any time (i) the custodian ceases to be eligible to continue as custodian under the Pooling and Servicing Agreement, or (ii) the custodian becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the custodian or of its property is appointed, or any public officer takes charge or control of the custodian or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or (iii) a tax is imposed or threatened with respect to the Issuing Entity or any REMIC by any state in which the custodian or the Issuing Entity is located solely because of the location of the custodian in such state; provided, that, if the custodian agrees to indemnify the Issuing Entity for such taxes, it will not be removed pursuant to this clause (iii), or (iv) the continuation of the custodian as such would result in a downgrade, qualification or withdrawal of the rating by any Rating Agency of any Class of Certificates with a rating as evidenced in writing by any Rating Agency, then the depositor may remove the custodian and appoint a successor custodian meeting the eligibility requirements set forth above.  In the case of removal under clauses (i), (ii), (iii) or (iv) above, the custodian will bear all such costs of transfer.  If the Issuing Entity, or any securitization trust that holds a Serviced Companion Loan, is subject to the reporting requirements of the Exchange Act, and the custodian or Additional Servicer, sub-servicer or Servicing Function Participant engaged by it fails to perform (subject to any applicable grace periods set forth therein) any of its reporting obligations under the Pooling and Servicing Agreement (and such default is not the result of another party’s failure to deliver required information), the custodian will be required, if so requested by the depositor, to resign from its obligations within sixty (60) calendar days of such request and, if it fails to resign within such time period, the depositor will have the right to remove and replace the custodian in accordance with the procedure described above.
Any resignation or removal of the custodian and appointment of a successor custodian will not become effective until acceptance of appointment by the successor custodian meeting the eligibility requirements set forth above.  Upon any succession of the custodian, the predecessor custodian will be entitled to the payment of compensation and reimbursement agreed to under the Pooling and Servicing Agreement for services rendered and expenses incurred.
Custodian Compensation
As compensation for the performance of its duties as custodian, the custodian will be paid the monthly custodian fee (the “Custodian Fee”).  The Custodian Fee is to be paid from the Certificate Administrator Fee by the certificate administrator.  In addition, the custodian will be entitled to recover from the Issuing Entity all reasonable unanticipated out-of-pocket expenses and disbursements incurred or made by the custodian in connection with the exercise of its rights or duties under the Pooling and Servicing Agreement, but not including expenses incurred in the ordinary course of performing its duties as custodian under the Pooling and Servicing Agreement, and not including any expense, disbursement or advance as may arise from its negligence, bad faith or willful misconduct.
Certificateholder Communications
Special Notices
Upon the written request of any Certificateholder or Certificate Owner that has provided the certificate administrator with an executed Investor Certification, the certificate administrator will transmit a special notice to all Certificateholders at their respective addresses appearing on the certificate register and Certificate Owners through DTC’s Participants in accordance with DTC procedures stating that the requesting Certificateholder or Certificate Owner, as the case may be, wishes to be contacted by other Certificateholders or Certificate Owners, setting forth the relevant contact information and briefly stating the reason for the requested contact, at the expense of the requesting Certificateholder or Certificate Owner, as the case may be.  The certificate administrator will be entitled to reimbursement from the requesting Certificateholder or Certificate Owner for the reasonable expenses of posting such special notices.

Retention of Certain Certificates by Affiliates of Transaction Parties
Affiliates of the mortgage loan sellers, the depositor, the trustee, the certificate administrator, the custodian, the trust advisor, the master servicer and the special servicer may retain or own in the future certain Classes of Certificates.  Any such party will have the right to dispose of such Certificates at any time.

YIELD, PREPAYMENT AND MATURITY CONSIDERATIONS
General
The yield to maturity on the Offered Certificates will be affected by the price paid by the Certificateholder, the related Pass-Through Rates and the rate, timing and amount of distributions on such Offered Certificates.  The rate, timing and amount of distributions on any Offered Certificate will in turn depend on, among other things:
•	the Pass-Through Rate for such Certificate;
•	the rate and timing of principal payments, including Principal Prepayments, and other principal collections on the mortgage loans (including payments of principal arising from purchases of mortgage loans in connection with Material Breaches of representations and warranties and Material Document Defects or the exercise of a purchase option by a holder of a subordinate note or a mezzanine loan) and the extent to which such amounts are to be applied in reduction of the Certificate Principal Balance or Notional Amount, as applicable, of such Certificate or in reduction of amounts distributable thereon;
•	the rate, timing and severity of Collateral Support Deficits and Trust Advisor Expenses and the extent to which such items are allocable in reduction of the Certificate Principal Balance or Notional Amount, as applicable, of such Certificate;
•	the rate and timing of any reimbursement of the master servicer, the special servicer or the trustee, as applicable, out of the Collection Account of Nonrecoverable Advances or Advances remaining unreimbursed on a modified mortgage loan on the date of such modification; and
•	the timing and severity of any Net Aggregate Prepayment Interest Shortfalls and the extent to which such shortfalls are allocable in reduction of the Distributable Certificate Interest payable on such Certificate.
In addition, the effective yield to Holders of the Offered Certificates will differ from the yield otherwise produced by the applicable Pass-Through Rate and purchase prices of such Certificates because interest distributions will not be payable to such Holders until at least the fourth (4th) Business Day after the related Determination Date of the month following the month of accrual without any additional distribution of interest or earnings thereon in respect of such delay.
Pass-Through Rates
The Pass-Through Rates on one or more Classes of Offered Certificates may be based on, limited by, or equal to, the Weighted Average Net Mortgage Rate from time to time, which is calculated based upon the respective Net Mortgage Rates and Stated Principal Balances of the mortgage loans as described in this prospectus supplement.  Accordingly, the yield on those Classes of Offered Certificates may (and in the case of a Class with a Pass-Through Rate equal to or based on the Weighted Average Net Mortgage Rate, will) be sensitive to changes in the relative composition of the Mortgage Pool as a result of scheduled amortization, voluntary and involuntary prepayments and any unscheduled collections of principal and/or any realized losses as a result of liquidations of mortgage loans.  In general, the effect of any such changes on such yields and Pass-Through Rates for such Certificates will be particularly adverse to the extent that mortgage loans with relatively higher mortgage rates experience faster rates of such scheduled amortization, voluntary prepayments and unscheduled collections or realized losses than mortgage loans with relatively lower mortgage rates.
Rate and Timing of Principal Payments
The yield to maturity on any Class of Offered Certificates purchased at a discount or premium will be affected by the rate and timing of principal payments made in reduction of the aggregate Certificate Principal Balance or Notional Amount, as applicable, of such Class of Certificates.  As described in this prospectus supplement, the Principal Distribution Amount for each Distribution Date will be distributable entirely in respect of the Offered Certificates (other than the Class X-A, Class X-B and Class X-D Certificates) until their aggregate Certificate

Principal Balance is reduced to zero.  Consequently, the rate and timing of principal payments that are distributed or otherwise result in the reduction of the aggregate Certificate Principal Balance of each Class of Offered Certificates (other than the Class X-A, Class X-B and Class X-D Certificates) will be directly related to the rate and timing of principal payments on or in respect of the mortgage loans, which will in turn be affected by the amortization schedules of such mortgage loans, the dates on which Balloon Payments are due, any extension of maturity dates by the master servicer or the special servicer, the rate and timing of any reimbursement of the master servicer, the special servicer or the trustee, as applicable, out of the Collection Account of Nonrecoverable Advances or Advances remaining unreimbursed on a modified mortgage loan on the date of such modification (together with interest on such Advances), and the rate and timing of Principal Prepayments and other unscheduled collections thereon, including for this purpose, collections made in connection with liquidations of mortgage loans due to defaults, casualties or condemnations affecting the mortgaged properties, repurchases as a result of a mortgage loan seller’s breach of representations and warranties or material defects in a mortgage loan’s documentation and other purchases of mortgage loans out of the Issuing Entity.
Although the borrower under an ARD Loan may have incentives to prepay the ARD Loan on its Anticipated Repayment Date, there is no assurance that the borrower will choose to or will be able to prepay an ARD Loan on its Anticipated Repayment Date.  The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of that mortgage loan.  However, the Pooling and Servicing Agreement will permit the master servicer or the special servicer, as the case may be, to take action to enforce the Issuing Entity’s right to apply excess cash flow generated by the mortgaged property to the payment of principal in accordance with the terms of the ARD Loan documents. There are no ARD Loans in the Mortgage Pool.
Prepayments and, assuming the respective maturity dates therefor have not occurred, liquidations of the mortgage loans will result in distributions on the Offered Certificates of amounts that would otherwise be distributed over the remaining terms of the mortgage loans and will tend to shorten the weighted average lives of the Offered Certificates (other than the Class X-A, Class X-B and Class X-D Certificates).  Any early termination of the Issuing Entity as described in this prospectus supplement under “Description of the Offered Certificates—Optional Termination” will also shorten the weighted average lives of those Certificates then outstanding.  Defaults on the mortgage loans, particularly at or near their maturity dates, may result in significant delays in payments of principal on the mortgage loans, and, accordingly, on the Offered Certificates (other than the Class X-A, Class X-B and Class X-D Certificates), while work-outs are negotiated or foreclosures are completed, and such delays will tend to lengthen the weighted average lives of those Certificates.  See “Servicing of the Mortgage Loans—Mortgage Loan Modifications” in this prospectus supplement.
The extent to which the yield to maturity of any Offered Certificate may vary from the anticipated yield will also depend upon the degree to which such Certificate is purchased at a discount or premium and when, and to what degree, payments of principal on the mortgage loans in turn are distributed or otherwise result in a reduction of the aggregate Certificate Principal Balance or Notional Amount of its Class.  An investor should consider, in the case of any such Certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the mortgage loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any Certificate purchased at a premium, the risk that a faster than anticipated rate of principal payments on the mortgage loans could result in an actual yield to such investor that is lower than the anticipated yield.
With respect to the Class A‑SB Certificates, the extent to which the Planned Principal Balances are achieved and the sensitivity of the Class A‑SB Certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A‑1, Class A‑2, Class A‑3, Class A-4 and Class A‑5 Certificates remain outstanding.  As such, the Class A‑SB Certificates will become more sensitive to the rate of prepayments on the mortgage loans if the Class A‑1, Class A‑2, Class A‑3, Class A-4 and Class A‑5 Certificates are not outstanding.
In general, if an Offered Certificate is purchased at a discount or premium, the earlier a payment of principal on the mortgage loans is distributed or otherwise results in a reduction of the Certificate Principal Balance or Notional Amount, as applicable, of the related Class, the greater will be the effect on the yield to maturity of such Certificate.  As a result, the effect on an investor’s yield of principal payments on the mortgage loans occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period may not be fully offset by a subsequent like reduction (or increase) in the rate of such principal payments.  With respect to the Offered Certificates, any allocation of a portion of collected Prepayment Premiums or Yield Maintenance Charges to any Certificates as described in this prospectus supplement is intended to mitigate those risks; however, such allocation, if any, may be insufficient to offset fully the adverse effects on yield that such prepayments may have.  The Prepayment Premium or Yield Maintenance Charge payable, if any, with respect to any mortgage loan, is required to be calculated as presented in APPENDIX I to this prospectus supplement.
Because the rate of principal payments on the mortgage loans will depend on future events and a variety of factors (as described more fully below), no assurance can be given as to such rate or the rate of Principal Prepayments in particular.  We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experience of a large group of mortgage loans comparable to the mortgage loans.
Yield on the Class X-A, Class X-B and Class X-D Certificates
The yield to maturity of the Class X-A, Class X-B and Class X-D Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Principal Balances of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates, the Class A-S and Class B Certificates, and the Class D Certificates, respectively, including by reason of prepayments and principal losses on the mortgage loans and other factors described above.  Investors in the Class X-A, Class X-B and Class X-D Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments.
Any optional termination by the Holders of the most subordinate Class of Certificates outstanding, the special servicer, the master servicer or the Holders of a majority in interest of the Class R Certificates would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A, Class X-B and Class X-D Certificates because a termination would have an effect similar to a principal prepayment in full of the mortgage loans and, as a result, investors in any Class X-A, Class X-B and Class X-D Certificates and any other Certificates purchased at premium might not fully recoup their initial investment.  See “Description of the Offered Certificates—Optional Termination” above.
Unpaid Distributable Certificate Interest
If the portion of the Available Distribution Amount distributable in respect of interest on any Class of Offered Certificates on any Distribution Date is less than the Distributable Certificate Interest then payable for that Class, the shortfall will be distributable to Holders of that Class of Certificates on subsequent Distribution Dates, to the extent of the Available Distribution Amount.  Any such shortfall (which would not include interest shortfalls in connection with a Principal Prepayment accompanied by less than a full month’s interest) may adversely affect the yield to maturity of that Class of Certificates for as long as it is outstanding.
Losses and Shortfalls
The yield to Holders of the Offered Certificates will also depend on the extent to which such Holders are required to bear the effects of any losses or shortfalls on the mortgage loans.  Collateral Support Deficits in respect of the mortgage pool and the Certificates will generally be applied in reverse sequential order, that is, first to the Class G Certificates, and then to the other respective Classes of Principal Balance Certificates, in reverse alphabetical order of Class designation — from the Class F Certificates to the Class A-S Certificates, and then pro rata among Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-5 Certificates, in each such case to reduce the Certificate Principal Balance of such Class until such Certificate Principal Balance is reduced to zero.  Net Aggregate Prepayment Interest Shortfalls will be borne by the Holders of each Class of Offered Certificates, as described in this prospectus supplement, in each case reducing interest otherwise payable thereon.  Shortfalls arising from delinquencies and defaults, to the extent the master servicer or the special servicer determines that P&I Advances would be nonrecoverable, Appraisal Reductions, and realized losses, in each case on the mortgage loans, generally will result in, among other things, a shortfall in current or ultimate distributions to the most subordinate Class of Subordinate Certificates outstanding.
The Principal Balance Certificates (other than the Control Eligible Certificates) may be required to bear the effects of Trust Advisor Expenses to the extent such amounts are allocated to such Classes of Certificates.  Such amounts will be allocated to reduce the Distributable Certificate Interest for the related Distribution Date first, to the Class D, Class C and Class B Certificates, in that order, until the Distributable Certificate Interest of such Classes for such Distribution Date has been reduced to zero and then, to the extent there are Excess Trust Advisor Expenses and such Excess Trust Advisor Expenses result in a reduction of the Principal Distribution Amount, to such Classes of Certificates, in the order described above, and then to the Class A‑S Certificates, and then to the respective Classes of Class A Senior Certificates, pro rata, in each case, as a reduction of the Certificate Principal Balance of such Class until such Certificate Principal Balance is reduced to zero.
Relevant Factors
The rate and timing of principal payments and defaults and the severity of losses on the mortgage loans may be affected by a number of factors including, without limitation, payments of principal arising from repurchases of mortgage loans (including payments of principal arising from purchases of mortgage loans in connection with breaches of representations and warranties and otherwise), prevailing interest rates, the terms of the mortgage loans—for example, provisions prohibiting Principal Prepayments for certain periods and/or requiring the payment of Prepayment Premiums or Yield Maintenance Charges, due-on-sale and due-on-encumbrance provisions, provisions requiring that upon occurrence of certain events funds held in escrow or proceeds from letters of credit be applied to principal, incentives for a borrower under an ARD Loan to repay such ARD Loan by its Anticipated Repayment Date and amortization terms that require Balloon Payments—the demographics and relative economic vitality of the areas in which the mortgaged properties are located and the general supply and demand for rental units or comparable commercial space, as applicable, in such areas, the quality of management of the mortgaged properties, the servicing of the mortgage loans, possible changes in tax laws and other opportunities for investment.  See “Risk Factors” in this prospectus supplement and in the accompanying prospectus.
The rate of prepayment on the Mortgage Pool is likely to be affected by prevailing market interest rates for mortgage loans of a comparable type, term and risk level.  When the prevailing market interest rate is below a mortgage interest rate, the related borrower has an incentive to refinance its mortgage loan.  A requirement that a prepayment be accompanied by a Prepayment Premium or Yield Maintenance Charge may not provide a sufficient economic disincentive to deter a borrower from refinancing at a more favorable interest rate.  Conversely, to the extent the prevailing market interest rate exceeds a mortgage interest rate, the related borrower may be less likely to refinance its mortgage loan.
Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell or refinance mortgaged properties in order to realize their equity therein, to meet cash flow needs or to make other investments.  In addition, some borrowers may be motivated by federal and state tax laws, which are subject to change, to sell mortgaged properties prior to the exhaustion of tax depreciation benefits.
We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the mortgage loans, as to the relative importance of such factors, as to the percentage of the principal balance of the mortgage loans that will be prepaid or as to whether a default will have occurred as of any date or as to the overall rate of prepayment or default on the mortgage loans.
Weighted Average Life
Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor.  The weighted average life of any Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise collected or advanced and applied to reduce the Certificate Principal Balance of such Certificate.
Prepayments on mortgage loans are commonly measured relative to a prepayment standard or model.  The prepayment model used in this prospectus supplement is the “Constant Prepayment Rate” or “CPR” model.  The CPR model represents an assumed constant rate of prepayment each month expressed as a percentage per annum of the then outstanding principal balance of all of the mortgage loans that are past their lock-out, defeasance and yield maintenance periods.  We make no representation as to the appropriateness of using the CPR model for purposes of analyzing an investment in the Offered Certificates.  Further, CPR does not purport to be either an historical description of the prepayment experience of any pool of mortgage loans or a prediction of the anticipated rate of prepayment of any mortgage loans, including the mortgage loans underlying the Offered Certificates.

The tables below indicate the percentage of the initial Certificate Principal Balance of each Class of Offered Certificates (other than the Class X-A, Class X-B and Class X-D Certificates) at each of the dates shown and the corresponding weighted average life of each such Class of Offered Certificates, if the Mortgage Pool were to prepay at the indicated levels of CPR.  The tables below have also been prepared generally on the basis of the following structuring assumptions (the “Structuring Assumptions”):
•	the mortgage rate as of the Closing Date on each mortgage loan remains in effect until maturity or its Anticipated Repayment Date;
•	the scheduled monthly payments for each mortgage loan are based on the respective Cut-off Date Balances thereof, stated monthly principal and interest payments, and the Mortgage Rate in effect as of the Cut-off Date for such mortgage loan;
•	the initial Certificate Principal Balances, initial Notional Amounts and initial Pass-Through Rates of the Offered Certificates are as presented in this prospectus supplement;
•	the Closing Date for the sale of the Certificates is October 15, 2015;
•	distributions on the Certificates are made on the fifteenth (15th) day of each month, commencing in November 2015;
•	there are no delinquencies or losses in respect of the mortgage loans, there are no extensions of maturity in respect of the mortgage loans, there are no Appraisal Reductions applied to the mortgage loans, there are no casualties or condemnations affecting the mortgaged properties and no holdback amounts are applied to reduce the principal balance of any mortgage loan;
•	Scheduled Payments (including Balloon Payments) on the mortgage loans are timely received on the first day of each month;
•	no Additional Trust Fund Expenses or Trust Advisor Expenses are incurred and there are no additional expenses of the Issuing Entity;
•	no Principal Prepayment on any mortgage loan is made during its Lock-out Period, if any, including during any yield maintenance lock-out period, defeasance lock-out period or prepayment consideration lock-out period, and otherwise Principal Prepayments are made on the mortgage loans at the indicated levels of CPR, notwithstanding any limitations in the mortgage loans on partial prepayments;
•	no Prepayment Interest Shortfalls occur and no Prepayment Premiums or Yield Maintenance Charges are collected;
•	no borrower under a mortgage loan exercises its partial release option;
•	no amounts that would otherwise be payable to Certificateholders as principal are paid to the master servicer, the special servicer or the trustee as reimbursements of any Nonrecoverable Advances, unreimbursed Advances outstanding as of the date of modification of any mortgage loan and any related interest on those Advances;
•	no mortgage loan is the subject of a repurchase or substitution by any party and no optional termination of the Issuing Entity occurs;
•	no purchase option holder permitted to purchase a mortgage loan under the related co-lender agreement or intercreditor agreement will exercise its option to purchase such mortgage loan;
•	each ARD Loan, if any, pays in full on its Anticipated Repayment Date; and
•	any mortgage loan with the ability to choose defeasance or yield maintenance chooses yield maintenance.

The mortgage loans do not have all of the characteristics of the Structuring Assumptions.  To the extent that the mortgage loans have characteristics that differ from those assumed in preparing the tables, the Classes of Offered Certificates analyzed in the tables may mature earlier or later than indicated by the tables and therefore will have a corresponding decrease or increase in weighted average life.  Additionally, mortgage loans generally do not prepay at any constant rate.  Accordingly, it is highly unlikely that the mortgage loans will prepay in a manner consistent with the Structuring Assumptions.  Furthermore, it is unlikely that the mortgage loans will experience no defaults or losses.  In addition, variations in the actual prepayment experience and the balance of the mortgage loans that prepay may increase or decrease the percentages of initial Certificate Principal Balances, and shorten or extend the weighted average lives, shown in the following tables.  These variations may occur even if the average prepayment experience of the mortgage loans were to equal any of the specified CPR percentages.  Investors are urged to conduct their own analyses of the rates at which the mortgage loans may be expected to prepay.
For the purposes of each table, the weighted average life of a Principal Balance Certificate is determined by:
•	multiplying the amount of each reduction in the Certificate Principal Balance thereof by the number of years from the date of issuance of the Certificate to the related Distribution Date;
•	summing the results; and
•	dividing the sum by the aggregate amount of the reductions in the Certificate Principal Balance of such Certificate.

Initial Certificate Principal Balance Outstanding for the Class A‑1
Certificates at the Respective Percentages of CPR
Distribution Date	0%	25%	50%	75%	100%
Closing Date	100%	100%	100%	100%	100%
October 2016	87%	87%	87%	87%	87%
October 2017	72%	72%	72%	72%	72%
October 2018	52%	52%	52%	52%	52%
October 2019	24%	24%	24%	24%	24%
October 2020 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	2.88	2.87	2.87	2.87	2.87

Initial Certificate Principal Balance Outstanding for the Class A‑2
Certificates at the Respective Percentages of CPR
Distribution Date	0%	25%	50%	75%	100%
Closing Date	100%	100%	100%	100%	100%
October 2016	100%	100%	100%	100%	100%
October 2017	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	4.85	4.85	4.84	4.82	4.64

Initial Certificate Principal Balance Outstanding for the Class A‑SB
Certificates at the Respective Percentages of CPR
Distribution Date	0%	25%	50%	75%	100%
Closing Date	100%	100%	100%	100%	100%
October 2016	100%	100%	100%	100%	100%
October 2017	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	99%	99%	99%	99%	99%
October 2021	82%	82%	82%	82%	82%
October 2022	50%	50%	50%	50%	50%
October 2023	32%	32%	32%	32%	32%
October 2024	13%	13%	13%	13%	13%
October 2025 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	7.31	7.31	7.31	7.31	7.28
Initial Certificate Principal Balance Outstanding for the Class A‑3
Certificates at the Respective Percentages of CPR
Distribution Date	0%	25%	50%	75%	100%
Closing Date	100%	100%	100%	100%	100%
October 2016	100%	100%	100%	100%	100%
October 2017	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	91%	79%	63%	0%
October 2024 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	8.25	8.21	8.16	8.09	7.75
Initial Certificate Principal Balance Outstanding for the Class A‑4
Certificates at the Respective Percentages of CPR
Distribution Date	0%	25%	50%	75%	100%
Closing Date	100%	100%	100%	100%	100%
October 2016	100%	100%	100%	100%	100%
October 2017	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	99%	98%	97%	89%
October 2025 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.77	9.69	9.63	9.53	9.30

Initial Certificate Principal Balance Outstanding for the Class A‑5
Certificates at the Respective Percentages of CPR
Distribution Date	0%	25%	50%	75%	100%
Closing Date	100%	100%	100%	100%	100%
October 2016	100%	100%	100%	100%	100%
October 2017	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.83	9.83	9.82	9.79	9.54

Initial Certificate Principal Balance Outstanding for the Class A‑S
Certificates at the Respective Percentages of CPR
Distribution Date	0%	25%	50%	75%	100%
Closing Date	100%	100%	100%	100%	100%
October 2016	100%	100%	100%	100%	100%
October 2017	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.84	9.83	9.83	9.83	9.58

Initial Certificate Principal Balance Outstanding for the Class B
Certificates at the Respective Percentages of CPR
Distribution Date	0%	25%	50%	75%	100%
Closing Date	100%	100%	100%	100%	100%
October 2016	100%	100%	100%	100%	100%
October 2017	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.92	9.90	9.87	9.83	9.63

Initial Certificate Principal Balance Outstanding for the Class C
Certificates at the Respective Percentages of CPR
Distribution Date	0%	25%	50%	75%	100%
Closing Date	100%	100%	100%	100%	100%
October 2016	100%	100%	100%	100%	100%
October 2017	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.92	9.92	9.92	9.91	9.67
Initial Certificate Principal Balance Outstanding for the Class D
Certificates at the Respective Percentages of CPR
Distribution Date	0%	25%	50%	75%	100%
Closing Date	100%	100%	100%	100%	100%
October 2016	100%	100%	100%	100%	100%
October 2017	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.92	9.92	9.92	9.92	9.67
Price/Yield Tables
The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Structuring Assumptions.  Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Principal Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.
The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Structuring Assumptions, from and including October 1, 2015 to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates.  Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Principal Balances of the respective Classes of Offered Certificates (other than the Class X-A, Class X-B and Class X-D Certificates) and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre‑Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000%	3.462%	3.464%	3.466%	3.467%	3.470%
96.00000%	3.078%	3.080%	3.081%	3.082%	3.084%
97.00000%	2.700%	2.701%	2.702%	2.703%	2.705%
98.00000%	2.327%	2.328%	2.329%	2.329%	2.330%
99.00000%	1.960%	1.960%	1.961%	1.961%	1.961%
100.00000%	1.598%	1.598%	1.598%	1.598%	1.598%
101.00000%	1.241%	1.240%	1.240%	1.240%	1.239%
102.00000%	0.889%	0.888%	0.887%	0.886%	0.885%
103.00000%	0.541%	0.540%	0.539%	0.538%	0.537%
104.00000%	0.199%	0.197%	0.196%	0.194%	0.192%
105.00000%	-0.139%	-0.142%	-0.143%	-0.145%	-0.147%

Pre‑Tax Yield to Maturity (CBE) for the Class A‑2 Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000%	3.244%	3.245%	3.246%	3.247%	3.263%
99.00000%	3.017%	3.018%	3.018%	3.019%	3.026%
100.00000%	2.793%	2.793%	2.793%	2.793%	2.792%
101.00000%	2.571%	2.571%	2.571%	2.570%	2.561%
102.00000%	2.352%	2.352%	2.351%	2.349%	2.332%
103.00000%	2.136%	2.135%	2.133%	2.131%	2.106%
104.00000%	1.921%	1.920%	1.918%	1.915%	1.883%
105.00000%	1.710%	1.708%	1.706%	1.702%	1.662%
106.00000%	1.500%	1.498%	1.496%	1.491%	1.443%
107.00000%	1.293%	1.291%	1.288%	1.282%	1.227%
108.00000%	1.088%	1.086%	1.082%	1.076%	1.013%

Pre‑Tax Yield to Maturity (CBE) for the Class A‑SB Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000%	3.704%	3.704%	3.704%	3.704%	3.705%
99.00000%	3.544%	3.544%	3.544%	3.544%	3.545%
100.00000%	3.386%	3.386%	3.386%	3.386%	3.386%
101.00000%	3.230%	3.230%	3.230%	3.230%	3.229%
102.00000%	3.076%	3.076%	3.076%	3.076%	3.074%
103.00000%	2.923%	2.923%	2.923%	2.923%	2.921%
104.00000%	2.773%	2.773%	2.772%	2.772%	2.770%
105.00000%	2.624%	2.623%	2.623%	2.623%	2.620%
106.00000%	2.476%	2.476%	2.476%	2.475%	2.472%
107.00000%	2.330%	2.330%	2.330%	2.330%	2.326%
108.00000%	2.186%	2.186%	2.186%	2.185%	2.181%

Pre‑Tax Yield to Maturity (CBE) for the Class A‑3 Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
96.00000%	3.859%	3.861%	3.864%	3.868%	3.890%
97.00000%	3.713%	3.714%	3.717%	3.720%	3.736%
98.00000%	3.568%	3.569%	3.571%	3.573%	3.583%
99.00000%	3.426%	3.426%	3.427%	3.428%	3.433%
100.00000%	3.285%	3.285%	3.284%	3.284%	3.284%
101.00000%	3.145%	3.145%	3.144%	3.142%	3.136%
102.00000%	3.007%	3.006%	3.005%	3.002%	2.991%
103.00000%	2.871%	2.869%	2.867%	2.864%	2.847%
104.00000%	2.736%	2.734%	2.731%	2.727%	2.705%
105.00000%	2.603%	2.600%	2.596%	2.591%	2.564%
106.00000%	2.471%	2.468%	2.463%	2.457%	2.425%

Pre‑Tax Yield to Maturity (CBE) for the Class A‑4 Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
96.00000%	3.879%	3.882%	3.885%	3.889%	3.899%
97.00000%	3.752%	3.754%	3.756%	3.759%	3.767%
98.00000%	3.626%	3.628%	3.629%	3.631%	3.636%
99.00000%	3.502%	3.503%	3.504%	3.505%	3.507%
100.00000%	3.380%	3.380%	3.380%	3.379%	3.379%
101.00000%	3.259%	3.258%	3.257%	3.256%	3.253%
102.00000%	3.139%	3.137%	3.136%	3.134%	3.128%
103.00000%	3.021%	3.018%	3.016%	3.013%	3.004%
104.00000%	2.904%	2.900%	2.897%	2.893%	2.882%
105.00000%	2.788%	2.784%	2.780%	2.775%	2.762%
106.00000%	2.673%	2.669%	2.664%	2.658%	2.642%

Pre‑Tax Yield to Maturity (CBE) for the Class A‑5 Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000%	3.894%	3.894%	3.894%	3.895%	3.900%
99.00000%	3.769%	3.769%	3.769%	3.769%	3.771%
100.00000%	3.645%	3.645%	3.645%	3.645%	3.645%
101.00000%	3.523%	3.523%	3.523%	3.523%	3.520%
102.00000%	3.403%	3.403%	3.402%	3.402%	3.396%
103.00000%	3.283%	3.283%	3.283%	3.282%	3.274%
104.00000%	3.166%	3.165%	3.165%	3.164%	3.153%
105.00000%	3.049%	3.049%	3.048%	3.047%	3.033%
106.00000%	2.934%	2.934%	2.933%	2.931%	2.915%
107.00000%	2.820%	2.820%	2.818%	2.817%	2.798%
108.00000%	2.707%	2.707%	2.705%	2.703%	2.683%

Pre‑Tax Yield to Maturity (CBE) for the Class X‑A Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
7.50000%	7.152%	7.091%	7.017%	6.911%	6.424%
7.60000%	6.813%	6.752%	6.678%	6.570%	6.079%
7.70000%	6.482%	6.420%	6.345%	6.237%	5.741%
7.80000%	6.157%	6.094%	6.019%	5.910%	5.409%
7.90000%	5.838%	5.775%	5.699%	5.589%	5.085%
8.00000%	5.526%	5.462%	5.385%	5.274%	4.766%
8.10000%	5.219%	5.155%	5.078%	4.966%	4.454%
8.20000%	4.919%	4.854%	4.776%	4.663%	4.147%
8.30000%	4.623%	4.558%	4.480%	4.366%	3.846%
8.40000%	4.334%	4.268%	4.189%	4.074%	3.550%
8.50000%	4.049%	3.983%	3.903%	3.788%	3.260%

Pre‑Tax Yield to Maturity (CBE) for the Class X‑B Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
3.50000%	8.418%	8.405%	8.407%	8.411%	7.986%
3.60000%	7.745%	7.732%	7.733%	7.737%	7.303%
3.70000%	7.099%	7.086%	7.088%	7.091%	6.649%
3.80000%	6.480%	6.466%	6.468%	6.472%	6.021%
3.90000%	5.884%	5.870%	5.872%	5.876%	5.417%
4.00000%	5.311%	5.297%	5.299%	5.303%	4.836%
4.10000%	4.759%	4.745%	4.746%	4.750%	4.276%
4.20000%	4.226%	4.212%	4.213%	4.218%	3.736%
4.30000%	3.712%	3.697%	3.699%	3.703%	3.214%
4.40000%	3.215%	3.200%	3.202%	3.206%	2.710%
4.50000%	2.735%	2.720%	2.721%	2.726%	2.222%

Pre‑Tax Yield to Maturity (CBE) for the Class X-D Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
11.00000%	6.734%	6.735%	6.736%	6.739%	6.309%
11.10000%	6.526%	6.527%	6.528%	6.531%	6.098%
11.20000%	6.321%	6.322%	6.323%	6.325%	5.890%
11.30000%	6.118%	6.119%	6.120%	6.123%	5.685%
11.40000%	5.919%	5.919%	5.921%	5.923%	5.483%
11.50000%	5.721%	5.722%	5.723%	5.726%	5.283%
11.60000%	5.527%	5.527%	5.529%	5.531%	5.086%
11.70000%	5.334%	5.335%	5.336%	5.339%	4.891%
11.80000%	5.145%	5.145%	5.147%	5.149%	4.699%
11.90000%	4.957%	4.958%	4.959%	4.962%	4.509%
12.00000%	4.772%	4.773%	4.774%	4.777%	4.321%

Pre‑Tax Yield to Maturity (CBE) for the Class A‑S Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000%	4.338%	4.338%	4.338%	4.338%	4.343%
99.00000%	4.210%	4.210%	4.210%	4.210%	4.212%
100.00000%	4.084%	4.084%	4.084%	4.084%	4.083%
101.00000%	3.959%	3.959%	3.959%	3.959%	3.956%
102.00000%	3.836%	3.836%	3.836%	3.836%	3.830%
103.00000%	3.714%	3.714%	3.714%	3.714%	3.706%
104.00000%	3.594%	3.594%	3.594%	3.594%	3.583%
105.00000%	3.475%	3.475%	3.475%	3.475%	3.461%
106.00000%	3.357%	3.357%	3.357%	3.357%	3.341%
107.00000%	3.241%	3.240%	3.240%	3.240%	3.222%
108.00000%	3.126%	3.125%	3.125%	3.125%	3.104%

Pre‑Tax Yield to Maturity (CBE) for the Class B Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000%	5.274%	5.275%	5.276%	5.278%	5.289%
96.00000%	5.139%	5.140%	5.141%	5.142%	5.151%
97.00000%	5.006%	5.006%	5.007%	5.008%	5.014%
98.00000%	4.874%	4.874%	4.874%	4.875%	4.879%
99.00000%	4.743%	4.744%	4.744%	4.744%	4.746%
100.00000%	4.615%	4.615%	4.615%	4.614%	4.614%
101.00000%	4.488%	4.487%	4.487%	4.486%	4.484%
102.00000%	4.362%	4.362%	4.361%	4.360%	4.355%
103.00000%	4.238%	4.237%	4.236%	4.235%	4.228%
104.00000%	4.115%	4.115%	4.113%	4.111%	4.103%
105.00000%	3.994%	3.993%	3.992%	3.989%	3.978%

Pre‑Tax Yield to Maturity (CBE) for the Class C Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
90.00000%	5.977%	5.977%	5.978%	5.978%	6.005%
91.00000%	5.833%	5.833%	5.833%	5.834%	5.858%
92.00000%	5.691%	5.691%	5.691%	5.691%	5.712%
93.00000%	5.550%	5.550%	5.550%	5.550%	5.569%
94.00000%	5.411%	5.411%	5.411%	5.412%	5.427%
95.00000%	5.274%	5.274%	5.274%	5.275%	5.288%
96.00000%	5.139%	5.139%	5.139%	5.140%	5.150%
97.00000%	5.006%	5.006%	5.006%	5.006%	5.013%
98.00000%	4.874%	4.874%	4.874%	4.874%	4.879%
99.00000%	4.743%	4.744%	4.744%	4.744%	4.746%
100.00000%	4.615%	4.615%	4.615%	4.615%	4.615%

Pre‑Tax Yield to Maturity (CBE) for the Class D Certificates at the Respective Percentages of CPR
Assumed Price	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
70.00000%	7.426%	7.426%	7.426%	7.426%	7.521%
71.00000%	7.247%	7.247%	7.247%	7.247%	7.338%
72.00000%	7.072%	7.072%	7.072%	7.072%	7.159%
73.00000%	6.899%	6.899%	6.899%	6.899%	6.983%
74.00000%	6.730%	6.730%	6.730%	6.730%	6.809%
75.00000%	6.563%	6.563%	6.563%	6.563%	6.639%
76.00000%	6.398%	6.398%	6.398%	6.398%	6.471%
77.00000%	6.236%	6.236%	6.236%	6.236%	6.305%
78.00000%	6.077%	6.077%	6.077%	6.077%	6.142%
79.00000%	5.920%	5.920%	5.920%	5.920%	5.982%
80.00000%	5.765%	5.765%	5.765%	5.765%	5.824%
We cannot assure you that the mortgage loans will prepay at any particular rate.  Moreover, the various remaining terms to maturity of the mortgage loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR specified, even if the weighted average remaining term to maturity of the mortgage loans is as assumed.  Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

DESCRIPTION OF THE MORTGAGE POOL
General
The issuing entity with respect to the Certificates will be Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25 (the “Issuing Entity”).  The assets of the Issuing Entity will consist primarily of fifty-six (56) fixed-rate, first mortgage loans (collectively, the “Mortgage Pool”) with an aggregate principal balance as of October 1, 2015 (the “Cut-off Date”), after application of all payments of principal due on or before such date, whether or not received, of $1,179,418,010 (with respect to each mortgage loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”), subject to a permitted variance of plus or minus 5%.  For purposes of the information contained in this prospectus supplement (including the appendices to this prospectus supplement), scheduled payments due in October 2015 with respect to mortgage loans not having payment dates on the first day of each month have been deemed received on October 1, 2015, not the actual day or days on which such scheduled payments were due.  The Cut-off Date Balances of the mortgage loans range from approximately $1,905,000 to approximately $115,000,000, and the mortgage loans have an average Cut-off Date Balance of $21,061,036.
Of the mortgage loans to be included in the Issuing Entity:
•	Fourteen (14) mortgage loans (the “MSMCH Mortgage Loans”), representing approximately 40.8% of the Initial Pool Balance, were originated by MSMCH or an affiliate or acquired by MSMCH (or with respect to the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, representing approximately 7.0% of the Initial Pool Balance, originated by Morgan Stanley Bank, in conjunction with a third party);
•	Twenty-two (22) mortgage loans (the “Bank of America Mortgage Loans”), representing approximately 39.0% of the Initial Pool Balance, were originated by Bank of America;
•	Nine (9) mortgage loans (the “CIBC Mortgage Loans”), representing approximately 10.8% of the Initial Pool Balance, were originated by CIBC; and
•	Eleven (11) mortgage loans (the “SMF III Mortgage Loans”), representing approximately 9.3% of the Initial Pool Balance, were originated by Starwood Mortgage Capital LLC, a Delaware limited liability company (“SMC”).
A description of the underwriting standards for each mortgage loan seller (or related originator, as applicable) is set forth in this prospectus supplement under “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators.”
The mortgage loans included in this transaction were selected for this transaction from mortgage loans generally originated for securitizations generally of this type by the sponsors taking into account Rating Agency criteria and feedback, subordinate investor feedback, property type and geographic location.
The mortgage loans were originated between December 2013 and August 2015.  As of the Cut-off Date, none of the mortgage loans were thirty (30) days or more delinquent, or had been thirty (30) days or more delinquent during the twelve (12) calendar months preceding the Cut-off Date.  Brief summaries of the material terms of the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans in the Mortgage Pool are contained in APPENDIX III to this prospectus supplement.
Each mortgage loan seller, with respect to the mortgage loans sold by such mortgage loan seller, has informed the depositor that (a) an appraisal or market analysis for all of the mortgaged properties was performed (or an existing appraisal was updated) on behalf of such mortgage loan seller within the twelve (12)-month period prior to the Cut-off Date and (b) such appraisal contained a statement or was accompanied by a letter from the related appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date the appraisal was completed. See also the definition of “Appraised Value” under “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus supplement.

Ninety-nine (99) mortgaged properties, representing approximately 91.3% of the Initial Pool Balance by allocated loan amount, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien solely on a fee simple estate in the entire related mortgaged property.
Two (2) mortgaged properties, representing approximately 1.8% of the Initial Pool Balance by allocated loan amount, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien solely on a leasehold estate in the entire related mortgaged property.
One (1) mortgaged property, representing approximately 7.0% of the Initial Pool Balance by allocated loan amount, is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee interest in a portion of the related mortgaged property and a leasehold interest in the remaining portion of the related mortgaged property.
On the Closing Date, we will acquire the mortgage loans from the mortgage loan sellers, in each case pursuant to a mortgage loan purchase agreement (each such agreement, a “Mortgage Loan Purchase Agreement”) to be entered into between us and the particular mortgage loan seller.  We will then transfer the mortgage loans, without recourse, to the trustee for the benefit of the Certificateholders.  See “Description of the Mortgage Pool—Sale of the Mortgage Loans” below.
Herald Center Mortgage Loan
On June 19, 2015, MSMCH made a REMIC election with respect to the Herald Center Loan Pair, which created a separate, single-asset REMIC (the “Herald Center REMIC I”), which REMIC issued (i) a single, uncertificated regular interest (the “Herald Center REMIC I Regular Interest”) with an initial principal amount equal to the then-outstanding principal balance of the Herald Center Loan Pair and a pass-through rate equal to the interest rate payable on the Herald Center Loan Pair and (ii) a single residual interest (the “Herald Center REMIC I Residual Interest”). On or prior to the Closing Date, the Herald Center REMIC I Regular Interest will be transferred to a separate REMIC to be formed pursuant to the Herald Center Intercreditor Agreement (the “Herald Center REMIC II”), which REMIC will issue four regular interests (the “Herald Center REMIC II Regular Interests”) and a single residual interest (the “Herald Center REMIC II Residual Interest”). Each Herald Center REMIC II Regular Interest will have a principal balance equal to the principal balance of the corresponding Herald Center Promissory Note set forth below and will be entitled to principal and interest and any other amounts payable on the Herald Center REMIC I Regular Interest in the same proportion that the principal balance of its corresponding Herald Center Promissory Note bears to the aggregate principal balance of all of the Herald Center Promissory Notes, as set forth below:
Herald Center REMIC II Regular Interest	Corresponding Herald Center Promissory Note	Initial Principal Amount
Herald Center REMIC II Regular Interest A-1	Promissory Note A-1	$100,000,000
Herald Center REMIC II Regular Interest A-2	Promissory Note A-2	$ 90,000,000
Herald Center REMIC II Regular Interest A-3	Promissory Note A-3	$ 40,000,000
Herald Center REMIC II Regular Interest A-4	Promissory Note A-4	$ 25,000,000
Each such Herald Center REMIC II Regular Interest will represent an interest solely in the amounts of distributions on the Herald Center REMIC I Regular Interest that are proportionate to its corresponding Herald Center Promissory Note. Solely for purposes of the servicing provisions of the Pooling and Servicing Agreement (including, without limitation, the calculation of any required advance), (i) references to any amounts due and owing on, or accruing on, a Herald Center REMIC II Regular Interest will be deemed to refer to amounts due and owing on, or accruing on, the corresponding Herald Center Promissory Note, and (ii) references to the servicing of, or advances on, the Herald Center REMIC II Regular Interests will be deemed to refer to the servicing of, or advances on, the corresponding Herald Center Promissory Notes or the mortgage loan underlying the Herald Center REMIC I, as applicable.
Herald Center REMIC II Regular Interests A-2 and A-4 will be contributed to the Issuing Entity. Notwithstanding anything herein to the contrary, any references herein to the Herald Center Mortgage Loan will be deemed to refer collectively to Herald Center REMIC II Regular Interests A-2 and A-4. In addition, MSMCH will also contribute the Herald Center REMIC I Residual Interest and the Herald Center REMIC II Residual Interest to the Issuing Entity, which will be held in a grantor trust, and the Class R Certificates will represent an interest in the undivided beneficial ownership of such REMIC residual interests, as well as the residual interests in the Lower-Tier REMIC, the Middle-Tier REMIC and the Upper-Tier REMIC.
Material Terms and Characteristics of the Mortgage Loans
Mortgage Rates; Calculations of Interest
The mortgage loans bear interest at mortgage rates that will remain fixed for their entire terms.  Other than ARD Loans, no mortgage loan permits negative amortization or the deferral of accrued interest.  100.0% of the mortgage loans accrue interest on the basis of the actual number of days elapsed each month in a 360-day year.
Property Types
The mortgage loans consist of the following property types:
Type	Number of Mortgaged Properties	Percentage of Initial Pool Balance(1)
Office	22.5%	14
Retail	21.8%	47
Multifamily	19.7%	14
Mixed Use	13.8%	3
Hospitality	13.6%	9
Industrial	7.0%	12
Self Storage	1.0%	2
Manufactured Housing Community	0.5%	1

(1)	Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for any mortgaged property that relates to a mortgage loan secured by more than one mortgaged property (other than by cross-collateralization with another mortgage loan) is based on allocated loan amounts (which amounts, if not specified in the related mortgage loan documents, are based on the appraised values and/or square footage of each mortgaged property and/or each mortgaged property’s underwritten net cash flow).
Property Location
The following geographic areas contain 5% or greater concentrations of mortgaged properties (by allocated loan amount):
State	Number of Mortgaged Properties	Percentage of Initial Pool Balance(1)
New York	19.5%	3
California	11.5%	7
Pennsylvania	8.1%	11
Nevada	7.7%	8
Louisiana	7.1%	2
Maryland	6.4%	3
Colorado	5.0%	7

(1)	Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for any mortgaged property that relates to a mortgage loan secured by more than one mortgaged property (other than by cross-collateralization with another mortgage loan) is based on allocated loan amounts (which amounts, if not specified in the related mortgage loan documents, are based on the appraised values and/or square footage of each mortgaged property and/or each mortgaged property’s underwritten net cash flow).
Due Dates
The mortgage loans have various due dates as follows:

Due date	Number of Mortgage Loans	Percentage of Initial Pool Balance
First day of each calendar month	43	73.9%
Sixth day of each calendar month	12	16.3%
Seventh day of each calendar month	1	9.8%
Grace Periods
The mortgage loans have various grace periods prior to the occurrence of an event of default as follows:
Grace period prior to the occurrence of an event of default	Number of Mortgage Loans	Percentage of Initial Pool Balance
No grace period(1)	19	46.2%
4 calendar days	13	11.3%
5 calendar days	15	31.7%
7 calendar days	9	10.8%

(1)	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Boise Towne Plaza, representing approximately 1.7% of the Initial Pool Balance, the related borrower generally is not entitled to a grace period for each payment, but is entitled to a two (2) day grace period every twelve (12) months.
The mortgage loans also have various grace periods prior to the imposition of late payment charges and/or default interest as follows:
Grace period prior to the imposition of late payment charges and/or default interest	Number of Mortgage Loans	Percentage of Initial Pool Balance
No grace period	24	50.1%
5 calendar days	21	28.3%
5 business days	1	9.8%
7 calendar days	9	10.8%
15 calendar days	1	1.0%
Certain states may have provisions under applicable law that permit longer grace periods than the grace periods shown in this prospectus supplement, which are based on the related mortgage loan documents.
Amortization
The mortgage loans have the following amortization features:
•	100.0% of the mortgage loans are Balloon Loans. For purposes of this prospectus supplement, we consider a mortgage loan to be a Balloon Loan if its principal balance is not scheduled to be fully or substantially amortized by the loan’s stated maturity date.
•	Included in the Balloon Loans are five (5) mortgage loans, representing approximately 22.1% of the Initial Pool Balance, that currently provide for monthly payments of interest only for their entire terms to maturity and thirty-two (32) mortgage loans, representing approximately 54.9% of the Initial Pool Balance, that provide for monthly payments of interest only for a portion of their respective original terms ranging from three (3) months to sixty (60) months and then provide for the monthly payment of principal and interest over their respective remaining terms.

Prepayment Provisions
All of the mortgage loans that we intend to include in the Issuing Entity provide for one or more of the following:
•	a “prepayment lock-out period,” during which the principal balance of a mortgage loan may not be voluntarily prepaid in whole or in part;
•	a “defeasance lock-out period,” during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related mortgaged property through defeasance;
•	a “prepayment consideration lock-out period,” during which voluntary prepayments are permitted, subject to the payment of a specified prepayment consideration which may equal a percentage of the amount prepaid;
•	a “yield maintenance lock-out period,” during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium; and/or
•	an “open period,” during which voluntarily prepayments are permitted without payment of any prepayment consideration.
The prepayment lock-out periods, defeasance lock-out periods, prepayment consideration lock-out periods and yield maintenance lock-out periods are collectively referred to in this prospectus supplement as the “Lock-out Periods.”  Notwithstanding any Lock-out Period, a mortgage loan may nevertheless permit prepayments in connection with certain releases of portions of the related mortgaged property.  See “—Partial Releases Other Than In Connection with Defeasance” and “—Defeasance Loans” below.
As of the Cut-off Date, each of the mortgage loans restricted voluntary principal prepayments in one of the following ways:
•	Forty-five (45) mortgage loans, representing approximately 89.2% of the Initial Pool Balance, prohibit voluntary principal prepayments but permit the related borrower, after an initial period of at least two (2) years following the Date, (or in the case of the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, after an initial period of at least two (2) years following the formation of a separate REMIC that includes such mortgage loan, which was formed on June 19, 2015) to defease the mortgage loan prior to the commencement of an open period by pledging to the Issuing Entity Government Securities, which may be subject to rating agency approval, and to thereby obtain the release of the mortgaged property (or, in some cases involving a portfolio of mortgaged properties, one or more of those mortgaged properties) from the lien of the mortgage. In the case of the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, the related mortgage loan documents permit defeasance with other non-callable instruments that, among other conditions, (i) will not result in the REMIC being formed pursuant to this securitization to fail to maintain its status as a REMIC and (ii) will not result in a reduction, downgrade or withdrawal of the ratings for the Certificates and are then being generally accepted by the Rating Agencies without any reduction, downgrade or withdrawal of the ratings for the Certificates.
•	Seven (7) mortgage loans, representing approximately 4.7% of the Initial Pool Balance, prohibit voluntary principal prepayments during a prepayment lock-out period, and following such period, permit for a specified period prior to the commencement of an open period voluntary principal prepayments if accompanied by a Prepayment Premium calculated as the greater of a yield maintenance formula and a specified percentage of the amount prepaid as set forth on APPENDIX I to this prospectus supplement.
•	Three (3) mortgage loans, representing approximately 4.4% of the Initial Pool Balance, prohibit voluntary principal prepayments during a prepayment lock-out period and, following such period, permit for a specified period prior to the commencement of an open period both (i) voluntary principal prepayments if accompanied by a Prepayment Premium calculated as the greater of a yield maintenance formula and a specified percentage of the amount prepaid as set forth on APPENDIX I to this prospectus supplement and

(ii) the related borrower to defease the related mortgage loan by pledging to Issuing Entity Government Securities, may be subject to rating agency approval, and to thereby obtain the release of the mortgaged property from the lien of the mortgage.
•	One (1) mortgage loan, representing approximately 1.7% of the initial pool balance, immediately permits voluntary principal prepayments for a specified period if accompanied by a Prepayment Premium calculated based on the greater of a yield maintenance formula and a specified percentage and, following such period, prohibits voluntary principal prepayments but permits the related borrower, after an initial period of at least two (2) years following the Closing Date, to defease the mortgage loan prior to the commencement of an open period by pledging to the Issuing Entity Government Securities, which may be subject to rating agency approval, and to thereby obtain the release of the mortgaged property.
Set forth below is information as of the Cut-off Date regarding the original terms of the prepayment lock-out periods and defeasance lock-out periods, as applicable, for all of the underlying mortgage loans, with respect to each of which a prepayment lock-out period or defeasance lock-out period is currently in effect:
•	the minimum original prepayment lock-out period or defeasance lock-out period is eleven (11) payment periods;
•	the maximum original prepayment lock-out period or defeasance lock-out period is one hundred seventeen (117) payment periods; and
•	the weighted average original prepayment lock-out period or defeasance lock-out period is one hundred five (105) payment periods.
Provided that one (1) mortgage loan mortgaged property identified on APPENDIX I to this prospectus supplement as Boise Towne Plaza, representing approximately 1.7% of the initial pool balance, permits voluntary principal prepayments until the closing date of this securitization and then is locked-out for twenty-four (24) months following the closing date of this securitization and has been treated as having a lock-out period beginning with the origination date of the related mortgage loan in the preceding provision.
Prepayment Premiums and Yield Maintenance Charges received on the underlying mortgage loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Offered Certificates—Distributions—Distributions of Prepayment Premiums and Yield Maintenance Charges” in this prospectus supplement.  However, limitations may exist under applicable state law on the enforceability of the provisions of the underlying mortgage loans that require payment of Prepayment Premiums or Yield Maintenance Charges.  In addition, in the event of a liquidation of a defaulted mortgage loan in the Issuing Entity, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied.  Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any Prepayment Premium or Yield Maintenance Charge with respect to any of the mortgage loans included in the Issuing Entity.  See “Risk Factors—Risks Related to the Offered Certificates—The Yield on Your Certificates Will Be Affected By the Price at Which the Certificates Were Purchased and the Rate, Timing and Amount of Distributions on Your Certificates” in this prospectus supplement.
Open periods generally begin within a certain number of payment dates prior to stated maturity as follows:
Beginning of open period (number of payments dates prior to and including the stated maturity date)	Number of Mortgage Loans	Percentage of Initial Pool Balance
3 payment dates	5	5.6%
4 payment dates	35	58.1%
5 payment dates	5	7.7%
7 payment dates	8	25.8%
13 payment dates	2	2.3%
61 payment dates	1	0.6%

Generally, the mortgage loans provide that insurance and condemnation proceeds may be applied to reduce the mortgage loan’s principal balance, to the extent such funds will not be used to repair the improvements on the mortgaged property or given to the related borrower.  Some of the mortgage loans also permit the related borrower, in connection with the application of insurance or condemnation proceeds to the principal balance of the mortgage loan, to prepay all or a portion of the remaining principal balance of the mortgage loan.  With respect to such mortgage loans, prepayment consideration may not be required in connection with any such prepayment. With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, representing approximately 7.0% of the initial pool balance, a prepayment of up to $15,000,000 may be made, without payment of a prepayment fee or yield maintenance premium, in connection with termination of the ground lease or ground sublease (or entry into a new ground lease or sublease) for the annex portion of the mortgaged property, as described under “Risk Factors—Risks Related to the Mortgage Loans—Leasehold Interests Entail Certain Risks Which May Adversely Affect Payments on Your Certificates” in this prospectus supplement.
In addition, with respect to certain mortgage loans, particularly those secured in whole or in part by a ground lease, and single tenant mortgage loans, insurance and condemnation proceeds may be required to be used to repair or restore the mortgaged property rather than to prepay that mortgage loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.
Further, with respect to certain underlying mortgage loans, the related borrower is required to make prepayments to the lender upon the release of certain portions of the related mortgaged property or properties, as described under “—Partial Releases Other Than in Connection with Defeasance” below.
The prepayment terms of each of the mortgage loans that we intend to include in the Issuing Entity are more particularly described in APPENDIX I to this prospectus supplement.  Also, see APPENDIX I to this prospectus supplement for more details concerning certain of the foregoing provisions including the method of calculation of any Prepayment Premium or Yield Maintenance Charge, which will vary for any mortgage loan.
Multi-Property Mortgage Loans and Cross-Collateralized Mortgage Loans
The mortgage pool will include seven (7) underlying mortgage loans, collectively representing approximately 15.9% of the Initial Pool Balance, that are, in each case, individually secured by two or more real properties (other than through cross-collateralization of a mortgage loan with other mortgage loans). None of the mortgage loans are cross-collateralized and cross-defaulted.  The amount of the mortgage lien encumbering any particular one of those properties may be less than the full amount of the related mortgage loan or group of cross-collateralized mortgage loans, generally to minimize the amount of mortgage recording tax due in connection with the transaction.  The mortgage amount may equal the appraised value or allocated loan amount for the particular real property.  This would limit the extent to which proceeds from that property would be available to offset declines in value of the other mortgaged properties securing the same mortgage loan or group of cross-collateralized mortgage loans.
The table below identifies, by property or portfolio name set forth on APPENDIX I to this prospectus supplement, each individual multi-property mortgage loan and any group of cross-collateralized mortgage loans included in the Issuing Entity.
Property/Portfolio Names	Number of Properties	% of Initial Pool Balance
Coastal Equities Retail Portfolio	25	5.1%
Colorado Technology Center Portfolio	7	5.0%
Citrus & City Place Apartments	2	2.4%
Hammel Medical Office Portfolio	7	1.5%
MWR Midwest Retail Portfolio	7	1.2%
Fargo Industrial	3	0.4%
Redding and Roseburg Portfolio	2	0.4%

Some or all of the multi-property mortgage loans that we intend to include in the Issuing Entity entitle the related borrowers to release one or more of the corresponding mortgaged properties through partial defeasance.  See “—Defeasance Loans” below.
In addition, some or all of the multi-property mortgage loans that we intend to include in the Issuing Entity may entitle the related borrowers to release one or more of the corresponding mortgaged properties, other than through defeasance, as further described under     “—Partial Releases Other Than in Connection with Defeasance” below.
Partial Releases Other Than in Connection with Defeasance
With respect to partial releases other than those permitted in connection with a defeasance (which are described below under “—Defeasance Loans”):
•	With respect to the portfolio of mortgaged properties identified on APPENDIX I to this prospectus supplement as MWR Midwest Retail Portfolio, representing approximately 1.2% of the Initial Pool Balance, as long as no default or event of default has occurred and is continuing, the mortgage loan agreement permits the release of any of the individual properties comprising the mortgaged portfolio, provided that, among other conditions, (A) the borrower pays down the mortgage loan in an amount equal to the adjusted release amount set forth in the schedule to the related mortgage loan agreement for such released property, (B) the debt service coverage ratio with respect to the remaining mortgaged properties after giving effect to the subject release is at least equal to the greater of the debt service coverage ratio calculated immediately prior to the subject release and 1.35x; (C) the debt yield with respect to the remaining mortgaged properties after giving effect to the subject release is equal to or greater than the greater of the debt yield immediately preceding the release or 8.50%; and (D) delivery of a REMIC opinion.
Three (3) mortgage loans, representing approximately 6.2% of the Initial Pool Balance, permit the release of one or more specified undeveloped or non-income producing parcels or outparcels that, in each such case, do not represent a significant portion of the appraised value of the related mortgaged property, or have been excluded from the appraised value of the related mortgaged property, shown on APPENDIX I to this prospectus supplement.  Certain mortgage loans may also permit the release of immaterial portions of the related mortgaged property in connection with the granting of easements and other rights of way in the ordinary course of business for utility lines or other similar purposes.
Defeasance Loans
Forty-six (46) of the mortgage loans, representing approximately 90.9% of the Initial Pool Balance, permit the respective borrowers to defease the subject mortgage loan in whole or, in some cases, in part, during a period that voluntary prepayments are prohibited, by pledging to the holder of the mortgage loan the requisite amount of Government Securities, and to thereby obtain a release of the related mortgaged property or, if applicable, one or more of the related mortgaged properties. As to any such mortgage loan, the permitted defeasance period does not begin prior to the second anniversary of the Closing Date, except as otherwise described herein with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center. The mortgage loans referred to in this paragraph do not include any mortgage loan that grants the related borrower the option to either defease or prepay the loan with a Prepayment Premium or Yield Maintenance Charge but does not provide for a period that is solely a defeasance period.
“Government Securities” means government securities within the meaning of section 2(a)(16) of the Investment Company Act.
In general, the Government Securities that are to be delivered in connection with the defeasance of all or any portion of any underlying mortgage loan, must provide for a series of payments that:
•	will be made prior, but as closely as possible, to all successive due dates through and including the maturity date or, in some instances, the expiration of the prepayment lock-out period; and

•	will, in the case of each due date during the period contemplated by the prior bullet, be in a total amount equal to or greater than the scheduled debt service payment scheduled to be due or deemed due with respect to the defeased debt on that date and, in the case of the maturity date or last day of the prepayment lock-out period referred to in the prior bullet, be in an amount at least sufficient to pay off the defeased debt, with any excess to be returned to the related borrower or a successor borrower.
Each multi-property mortgage loan that allows for partial defeasance of the aggregate debt, and that we intend to include in the Issuing Entity, provides that in the event of a defeasance of less than the entire aggregate debt, one or more of the related mortgaged properties or parcels would be released upon, among other things, delivery of defeasance collateral in an amount equal to a specified percentage (generally 115% to 125%) of the allocated loan amount allocable to such properties or parcels.
In connection with any delivery of defeasance collateral, the related borrower will be required to pay any reasonable costs and expenses incurred in connection with the defeasance and deliver a security agreement granting the trust a first priority security interest in the collateral, together with an opinion of counsel confirming the first priority status of the security interest.  Also, a borrower will generally be required to deliver a certification from an independent accounting firm to the effect that the defeasance collateral is sufficient to make all scheduled debt service payments under the defeased debt through, and to pay off the defeased debt on, the date contemplated above.
In general, the defeasance collateral will consist of Government Securities.  However, subject to obtaining ratings confirmations from the related rating agencies, some borrowers may be entitled to defease their respective mortgage loans with other types of obligations that are deemed to constitute Government Securities. Certificateholders will not be entitled to any defeasance fees or any additional amounts payable to the lender in respect of successor borrowers established for defeasance purposes.
Leasehold Mortgages
With respect to two (2) mortgaged properties, identified on APPENDIX I to this prospectus supplement as Twin City Town Center and Blue Diamond Business Center representing approximately 1.5% and 0.3%, respectively, of the Initial Pool Balance, each related mortgage loan is secured in whole by the related borrower’s leasehold interest in the related mortgaged property. One mortgaged property, identified on APPENDIX I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria, representing approximately 7.0% of the Initial Pool Balance, is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee interest in a portion of such mortgaged property and a leasehold interest in the remaining portion of such mortgaged property. In each of the foregoing cases, the related ground lease (or space lease or air rights lease, as applicable), taking into account all exercised extension options and all options that may be exercised by the lender (if not already exercised by the borrower), expires more than ten (10) years after the stated maturity of the related mortgage loan.  Except as noted in “Risk Factors—Leasehold Interests Entail Certain Risks Which May Adversely Affect Payments on Your Certificates,” in the case of the foregoing mortgage loans, the related lessor has agreed to give the holder of that mortgage loan notice of, and the right to cure, defaults or breaches by the lessee.  The mortgage loans referred to in this paragraph do not include those secured by a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on both the borrower’s leasehold interest in the entire related mortgaged property and on the corresponding fee interest of the ground lessor in such mortgaged property, which we have in each case treated as simply an encumbered fee interest.
Mortgage Loans with Affiliated Borrowers
With respect to three (3) separate groups of mortgage loans that we intend to include in the Issuing Entity, consisting of a total of seven (7) mortgage loans, collectively representing approximately 10.2% of the Initial Pool Balance, the borrowers under the mortgage loans contained within each such group are related by virtue of having at least one controlling project sponsor or principal in common.

The table below identifies, by property or portfolio name set forth on APPENDIX I to this prospectus supplement, each group of mortgaged properties that are owned by the same or affiliated borrowers.
Related Group	Loan/Portfolio Name(s)	Aggregate Cut‑off Date Principal Balance	Aggregate % of Initial Pool Balance
A	Commerce Office Park; Citrus & City Place Apartments; Crown Point Apartments	$90,025,000	7.6%
B	Staybridge Suites DFW Airport - Irving, TX; Holiday Inn Express & Suites - Dallas North Tollway, TX	$18,449,552	1.6%
C	Sierra Town Center; Blue Diamond Business Center	$11,994,735	1.0%
Significant Obligors
There are no significant obligors related to the issuing entity.
Non-Recourse Obligations
The mortgage loans are generally non-recourse obligations of the related borrowers and, upon any such borrower’s default in the payment of any amount due under the related mortgage loan, the holder of a non‑recourse mortgage loan may look only to the related mortgaged property for satisfaction of the borrower’s obligations.  In those cases where the loan documents permit recourse to the borrower or a guarantor for some or all of the amounts due under such mortgage loan, we have not evaluated the financial condition of any such person, and prospective investors should thus consider all of the mortgage loans to be non-recourse.  None of the mortgage loans is insured or guaranteed by any mortgage loan seller or any of their affiliates, the United States, any government entity or instrumentality, mortgage insurer or any other person.
“Due-on-Sale” and “Due-on-Encumbrance” Provisions
The mortgages generally contain due-on-sale and due-on-encumbrance clauses that permit the holder of the mortgage to accelerate the maturity of the related mortgage loan, Serviced B Note or Serviced Companion Loan if the borrower sells or otherwise transfers or encumbers the related mortgaged property or that prohibit the borrower from doing so without the consent of the holder of the mortgage.  However, the mortgage loan, Serviced B Note or Serviced Companion Loan generally permit transfers of the related mortgaged property, subject to reasonable approval of the proposed transferee by the holder of the mortgage, payment of an assumption fee, which may be waived by the master servicer or the special servicer, as the case may be, or, if collected, will be paid to the master servicer or the special servicer as additional servicing compensation, and certain other conditions.
In addition, some of the mortgage loans permit the borrower to transfer the related mortgaged property or interests in the borrower to an affiliate or subsidiary of the borrower, or an entity of which the borrower is the controlling beneficial owner, or other unrelated parties, upon the satisfaction of certain limited conditions set forth in the applicable mortgage loan documents and/or as determined by the master servicer.  The master servicer or the special servicer, as applicable, will be required to determine, in a manner consistent with the Servicing Standard, whether to exercise any right it may have under any such clause to accelerate payment of the related mortgage loan upon, or to withhold its consent to, any transfer or further encumbrance of the related mortgaged property in accordance with the Pooling and Servicing Agreement.
See “Risk Factors—Risks Related to the Mortgage Loans—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” in this prospectus supplement.

Subordinate and Other Financing
The table below identifies the mortgage loans that have corresponding B Notes, Serviced Companion Loans or Non-Serviced Companion Loans. The table below also identifies mortgage loans with respect to which the related loan sponsors or their affiliates have entered into mezzanine financing that is secured by pledges of the equity interests in the related mortgage borrower and, in certain cases, indirectly by other interests owned by the related loan sponsors, which other interests do not represent ownership interests in the related mortgaged property.
Mortgage Loan	Mortgage Loan Cut‑off Date Principal Balance	Pari Passu Companion Loan(s) Cut‑off Date Principal Balance	Subordinate Companion Loan(s) Cut‑off Date Principal Balance	Mezzanine Loan Cut‑off Date Principal Balance	Combined Pari Passu Loan UW NCF DSCR	Total Debt UW NCF DSCR(1)	Combined Pari Passu Loan Cut‑off Date LTV	Total Debt Cut‑off Date LTV(1)
Herald Center(2)	$115,000,000	$140,000,000	N/A	$40,000,000	1.94x	1.66x	44.6%	51.6%
261 Fifth Avenue	$110,000,000	$70,000,000	N/A	N/A	1.52x	1.52x	60.0%	60.0%
Roosevelt New Orleans Waldorf Astoria	$82,301,306	$82,301,306	N/A	N/A	1.70x	1.70x	64.4%	64.4%
Coastal Equities Retail Portfolio	$60,000,000	$109,000,000	N/A	N/A	1.48x	1.48x	72.5%	72.5%

(1)	Total Debt UW NCF DSCR and Total Debt Cut-off Date LTV include the mortgage loan, pari passu companion loan(s), subordinate B note and mezzanine loan, as applicable.
(2)	With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center, representing approximately 9.8% of the Initial Pool Balance, the borrower may permit the equity owners of the related borrower to pledge, without lender’s consent but with fifteen (15) days prior written notice, up to a 49% indirect interest in the borrower subject to various conditions, including, among other conditions, (i) no event of default under the loan documents and (ii) the principal amount of the mezzanine debt will not result in an aggregate loan to value ratio of greater than 75% or an aggregate debt yield of less than 8.5%. On August 24, 2015, the borrower notified the lender of its intent to permit the pledge of an indirect 49% interest in the borrower and 100% of its cash distributions to Manufacturers and Traders Trust Company in return for a $40,000,000, two-year term revolving credit facility to certain equity owners of the borrower. On September 15, 2015, the borrower notified the lender that the then outstanding balance of the credit facility was approximately $8.4 million. The outstanding balance may change at any time without notice within the parameters of the credit facility terms and the loan documents. Total Debt UW NCF DSCR, and Total Debt Cut-off Date LTV for such mortgage loan are based on the full $40,000,000 amount of the credit facility. The borrower is also permitted to incur additional future mezzanine indebtedness as described in the chart in this section below.
With respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center representing approximately 9.8% of the Initial Pool Balance, the related mezzanine loan consists of a two-year term revolving credit facility in the amount of up to $40,000,000 in favor of certain equity owners of the related borrower, which is secured by a pledge of (i) a 49% indirect equity interest in the related borrower and (ii) 100% of cash distributions from the related borrower. Such equity owners may use such credit facility for any purpose determined by such equity owners, and permitted by the issuer of such credit facility. Such credit facility is not required to be, and is not expected to be, used for the related mortgaged property. The outstanding balance of such credit facility may change at any time within the parameters of such credit facility and the loan documents. No intercreditor agreement has been entered into in connection with such credit facility.
In the case of any such mortgage loan that permits future mezzanine financing debt (other than the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Herald Center representing approximately 9.8% of the Initial Pool Balance, as to which only a 49% equity interest in the related borrower may be pledged, and no intercreditor agreement is required to be entered into), the related intercreditor agreement is expected to generally provide, among other things, that (a) the related mezzanine loan lender will have certain rights to receive notice of and cure defaults under the related mortgage loan prior to any acceleration or enforcement of the related mortgage loan, (b) upon the occurrence of an event of default under the related mortgage loan beyond any applicable notice and cure period provided for in the applicable intercreditor agreement, the related mortgage loan lender will be entitled to receive all payments that are due or that will become due under the related mortgage loan from funds that are derived from the mortgaged property before the related mezzanine loan lender will be permitted to receive payments under the related mezzanine loan from such funds (however, in some cases, the mezzanine loan may be prepaid while the subject mortgage loan remains outstanding), (c) the related mezzanine loan lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage loan lender, (d) upon the occurrence of an event of default under the related mezzanine loan documents, subject to certain conditions, the related mezzanine loan lender may foreclose upon the pledged equity interests in the related mortgage loan borrower, which could result in a change of control with respect to the related mortgage loan borrower and a change in the management of the related mortgaged properties, (e) if the related mortgage loan is accelerated, an enforcement action has been commenced and is continuing under the related mortgage loan, a bankruptcy proceeding has been commenced against the mortgage loan borrower, or the related mortgage loan becomes a specially serviced mortgage loan, then the related mezzanine loan lender has the right to purchase the related mortgage loan, in whole but not in part, for a price generally equal to the outstanding principal balance thereof, together with all accrued interest and other amounts due thereon, plus any protective advances made by the related mortgage loan lender or its servicer and any interest thereon or on any monthly debt service advances, but generally excluding any late charges, default interest, exit fees, spread maintenance or yield maintenance charges and prepayment premiums and (f) an event of default under the mortgage loan will trigger an event of default under the mezzanine loan. The holder of each mezzanine loan also generally has consent rights over modifications of the related mortgage loan that adversely affect the mezzanine lender prior to an event of default under the related mortgage loan and certain limited consent rights over modifications of the related mortgage loan entered into in connection with a workout following an event of default under the related mortgage loan.  The holder of each mezzanine loan may also have certain consent rights with respect to annual budgets, expenses, leases, alterations and insurance settlements with respect to the related mortgaged property, the replacement of the property manager for the mortgaged property, transfers or pledges of direct or indirect interests in the related mortgage loan borrower or mortgaged property and transfers and pledges of the mortgage loan to non‑qualified entities. In addition, the mortgage loan lender may be prohibited under the intercreditor agreement from accepting a deed in lieu of foreclosure from the borrower until it has provided the mezzanine lender with prior written notice of such intention and given the mezzanine lender the opportunity to purchase the mortgage loan for a specified period of time prior to acceptance of such deed at the purchase price set forth in the immediately preceding clause (e).  In the case of a mezzanine loan, upon the completion of a foreclosure of a mezzanine loan, the nonrecourse carve‑out guarantor for the related mortgage loan may be released from liability under its related guaranty.
With respect to the mortgage loans listed below, the related loan sponsors are permitted to enter into future mezzanine financing that is secured by a pledge of some or all of the equity interests in the related borrower; provided that, among other things, certain debt service coverage ratio, loan‑to‑value ratio and/or debt yield tests, as indicated in the table below, are satisfied.

Mortgage Loan	Cut‑off Date Mortgage Loan Principal Balance	Percentage of Initial Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield
Herald Center(1)	$115,000,000	9.8%	No	N/A	75%	8.5%
Villas at Dorsey Ridge	$54,440,000	4.6%	Yes	1.10x	85%	N/A
Uptown Crossing	$21,000,000	1.8%	Yes	1.25x	75%	8%
Hammel Medical Office Portfolio	$17,152,908	1.5%	Yes	1.25x	75%	8.25%
Landmark Towers	$16,500,000	1.4%	Yes	1.35x	70%	N/A
Staybridge Suites DFW Airport - Irving, TX	$11,473,015	1.0%	Yes	1.67x	80%	10.75%
Manzanita Plaza	$10,500,000	0.9%	Yes	1.40x	75%	8.6%
Holiday Inn Express & Suites - Dallas North Tollway, TX	$6,976,537	0.6%	Yes	1.67x	80%	10.75%

(1)	Debt Yield condition based on mortgage loan Debt Yield only, rather than combined Debt Yield. LTV based on ratio of (A) sum of (i) mortgage balance and (ii) mezzanine balance divided by percentage of equity being pledged to (B) appraised value of mortgaged property.
We make no representation as to whether any other secured subordinate financing currently encumbers any mortgaged property or whether a third-party holds debt secured by a pledge of equity ownership interests in a related borrower.
See “Risk Factors—Risks Related to the Mortgage Loans—A Borrower’s Other Loans May Reduce the Cash Flow Available to the Mortgaged Property Which May Adversely Affect Payment on Your Certificates” in and APPENDIX I to this prospectus supplement.
Further, a third party may have, or may be permitted in the future to have, a preferred equity interest in the related borrower, entitling it to a specified rate of return on its equity investment. Preferred equity investors are typically also entitled to consent with respect to certain major decisions relating to the management of the related borrower and may be permitted to cause the managing member of the borrower to enter into a sale of the related mortgaged property.  Preferred equity interests may subject the borrower to the same risks and difficulties associated with other types of additional financing on or related to the mortgaged property.
Generally, all of the mortgage loans also permit the related borrower to incur other unsecured indebtedness, including but not limited to trade payables, in the ordinary course of business and to incur indebtedness secured by equipment or other personal property located at the mortgaged property.
In addition, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Brookworth Plaza Outparcels, representing approximately 0.5% of the Initial Pool Balance, the related borrower also has unsecured subordinate financing in place with affiliates of the related borrower in the aggregate amount of $1,200,000.
Borrowers that have not agreed to certain special purpose covenants in the related mortgage loan documents may also be permitted to incur additional financing that is not secured by the mortgaged property.
Modified and Refinanced Mortgage Loans
Forty-six (46) mortgage loans, representing approximately 89.3% of the Initial Pool Balance, were originated in connection with the related borrower’s refinancing of a previous mortgage loan; and ten (10) mortgage loans, representing approximately 10.7% of the Initial Pool Balance, were originated in connection with the related borrower’s acquisition of the related mortgaged property.
With respect to one (1) mortgaged property identified on APPENDIX I to this prospectus supplement as Brookworth Plaza Outparcels, securing a mortgage loan representing approximately 0.5% of the Initial Pool Balance, proceeds of such mortgage loan were used to repay a portion of a prior loan that was secured by a development that included the related mortgaged property, which prior loan experienced several delinquencies throughout its term and entered special servicing upon experiencing maturity default.
With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as 1800 Route 34, representing approximately 2.0% of the Initial Pool Balance, the related mortgage loan refinanced prior mortgage loans which were secured by the related mortgaged property. One of such prior mortgage loans was subject to a maturity default for eleven (11) days due to a closing delay.
Mortgaged Properties with Limited or No Operating History
Six (6) of the mortgaged properties, representing approximately 11.2% of the Initial Pool Balance by allocated loan amount, were recently opened, constructed or substantially renovated within thirty-six (36) calendar months prior to the Cut-off Date and either have no prior operating history or do not have historical financial information.
Five (5) of the mortgaged properties, representing approximately 2.1% of the Initial Pool Balance by allocated loan amount, were recently acquired by the related borrower within thirty (30) calendar months prior to the Cut-off Date and consequently such mortgaged properties do not have, or have limited, historical financial information.
Certain Mortgage Loans with Material Lease Termination Options
At least three (3) of the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans by principal balance, representing approximately 11.8% of the Initial Pool Balance, is secured by a mortgaged property that has leases with material early termination options.  As among the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, examples include the following:
•	With respect to the portfolio of mortgaged properties identified on APPENDIX I to this prospectus supplement as Colorado Technology Center Portfolio, as to which the related mortgage loan represents 5.0% of the Initial Pool Balance, several tenants at the individual mortgaged property identified on APPENDIX I to this prospectus supplement as 1795 Dogwood have lease termination options as follows: (1) Graphic Packaging, which leases 47.7% of the net rentable area at such individual mortgaged property has the right to terminate on the last day of the sixty-fourth (64th) month of its lease term (November 2020), with twelve (12) months’ prior written notice and payment of $375,000 on the date of notice and an additional $375,000 on the date of termination; (2) LTF Lease Company, LLC (Life Time Fitness) which leases 19.2% of the net rentable area at such individual mortgaged property, has the right to terminate at the end of the fiftieth (50th)  lease month (September 2019) with nine (9) months’ prior written notice and payment of a $36,000 termination fee and (3) Intertek Testing Services NA, Inc., which leases 15.4% of the net rentable area at such individual mortgaged property has the right to terminate at any time with nine (9) months prior notice and payment of a termination fee equal to unamortized leasing costs.
•	With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as Commerce Office Park, securing a mortgage loan representing approximately 4.2% of the Initial Pool Balance, (A) the largest tenant, the County of Los Angeles, Department of Child Support Services, representing approximately 58.2% of the net square footage, has termination options for its space in buildings 5770 and 5801 (114,804 SF) with 180 days’ notice beginning June 2024; (B) the second largest tenant, the State of California, Department of Justice, representing approximately 22.3% of the net square footage, has termination options on its leases with sixty (60) days’ notice beginning November 2019; (C) the third largest tenant, the County of Los Angeles, Sheriff’s Department, representing approximately 13.8% of the net square footage, has a termination right at any time with 120 days written notice; and (D) the fourth largest tenant, State of California, Department of Motor Vehicles, representing approximately 3.1% of the net square footage, has a termination right at any time with thirty (30) days written notice.
•	With respect to the mortgaged property identified on APPENDIX I to this prospectus supplement as Bucks County Technology Park, securing a mortgage loan representing approximately 2.6% of the Initial Pool Balance, the second largest tenant, Express Scripts, representing approximately 14.7% of the net square footage, has the right to terminate (i) its lease on 38,500 SF by providing 270 days’ notice and paying unamortized tenant improvements and leasing commissions and one month of rent for each year of the remainder of the related lease term and (ii) its lease on 15,000 SF by providing 180 days’ notice and paying unamortized tenant improvements. The stated lease expiration date for both of Express Scripts’ spaces is June 30, 2017.
See “Risk Factors—Risks Related to the Mortgage Loans—Risks of Lease Early Termination Options” in this prospectus supplement.  See also “Mortgage Loan No. 5 — Colorado Technology Center Portfolio,” “Mortgage Loan No. 7 — Commerce Office Park” and “Mortgage Loan No. 9 — Bucks County Technology Park” in APPENDIX III to this prospectus supplement.
Additional Collateral
Certain of the mortgage loans may have additional collateral in the form of reserves or letters of credit that remain in place for a specified period of time during the term of the subject mortgage loan and are to be released only upon the satisfaction by the borrower of certain conditions.  If the related borrower does not satisfy the conditions for release of such reserves or letters of credit by the applicable release date set forth in the related mortgage loan documents, such reserves or letters of credit may be applied to partially repay the mortgage loan, or may be held by the lender as additional security for the applicable mortgage loan.  Certain of these reserves are used for items such as deferred maintenance, environmental remediation, debt service, tenant improvements and leasing commissions and capital improvements.  See “Risk Factors—Risks Related to the Mortgage Loans—Certain of the Mortgage Loans Lack Customary Provisions, Which May Entail Risks That Could Adversely Affect Payments on Your Certificates” and “—Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established” in this prospectus supplement.
The ARD Loans
An “ARD Loan” is a mortgage loan that provides that if the related borrower has not prepaid such mortgage loan in full on or before its Anticipated Repayment Date, any principal outstanding on that date will thereafter amortize more rapidly and accrue interest at the Revised Rate for that mortgage loan rather than at the Initial Rate.  In addition, following the related Anticipated Repayment Date, funds on deposit in lockbox accounts relating to an ARD Loan in excess of amounts needed to pay property operating expenses and reserves will be applied to repayment of the applicable mortgage loan resulting in a more rapid amortization (or, in certain cases, such excess amounts are instead held as additional collateral securing the mortgage loan).  While interest at the Initial Rate continues to accrue and be payable on a current basis on each ARD Loan after its respective Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, with interest (to the extent permitted under applicable law and the related mortgage loan documents), only after the outstanding principal balance of the related ARD Loan has been paid in full, at which time the Excess Interest will be paid to the Holders of the Class V Certificates. There are no ARD Loans related to the Issuing Entity.
“Anticipated Repayment Date” or “ARD” means, in respect of any ARD Loan, the date on which a substantial principal payment on an ARD Loan is anticipated to be made (which is prior to stated maturity).
“Initial Rate” means, with respect to any mortgage loan, the mortgage rate in effect as of the Cut-off Date for such mortgage loan.
“Revised Rate” means, with respect to any mortgage loan, a fixed rate per annum equal to the Initial Rate plus a specified percentage.
Cash Management Agreements/Lockboxes
The following is a summary of the lockbox arrangements in place with respect to the mortgage loans:
Lockbox Type	Number of Mortgage Loans	Percentage of Initial Pool Balance
Hard Lockbox	13	38.6%
Soft Lockbox	5	9.6%
Springing Lockbox	34	48.3%
No Lockbox	4	3.5%
APPENDIX I and APPENDIX II to this prospectus supplement set forth (among other things) the type of lockbox (if any) established under the terms of each mortgage loan.  The following paragraphs generally describe each type of provision:
“Hard Lockbox” means the related borrower is required to direct tenants to pay rents directly to a lockbox account controlled by the lender.  Hospitality and manufactured housing community properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into a lockbox account controlled by the lender even though cash or “over the counter” receipts are deposited by the manager of the related mortgaged property into the lockbox account.
“Springing Lockbox” means a lockbox that is not currently in place, but the related mortgage loan documents require the imposition of a hard lockbox upon the occurrence of an event of default under the mortgage loan documents or one or more specified trigger events (e.g., thresholds relating to tenant vacancy or debt service coverage ratio).
“Soft Lockbox” means the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account controlled by the lender.  Hospitality properties are considered to have a soft lockbox if credit card receivables and cash or “over the counter” receipts are deposited by the borrower or property manager into the lockbox account.
“In-Place Cash Management” means funds deposited into a lockbox account controlled by the lender are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender.  Funds in such cash management account are disbursed according to the related mortgage loan documents, with any excess remitted to the related borrower (unless an event of default under the mortgage loan documents or one or more specified trigger events have occurred and are continuing).
“Springing Cash Management” means, until the occurrence of an event of default under the mortgage loan documents or one or more specified trigger events (e.g., thresholds relating to tenant vacancy or debt service coverage ratio), funds deposited into a lockbox account controlled by the lender are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower, in each case, generally on a daily basis.  Upon the occurrence of an event of default or such a trigger event, the related mortgage loan documents require funds in the lockbox account to be forwarded to a cash management account controlled by the lender, and such funds are disbursed according to the mortgage loan documents.  Generally, upon the cure of such event of default or the cessation of such trigger event, the forwarding of such funds to the borrower resumes.
“None” means revenue from the related mortgaged property is paid to the related borrower and is not subject to a lockbox as of the origination date, and no lockbox is contemplated to be established during the mortgage loan term.
In connection with any hard lockbox, income deposited directly into the related lockbox account may not include amounts paid in cash that are paid directly to the related property manager, notwithstanding requirements to the contrary.  Furthermore, with respect to certain multifamily and hospitality properties, cash or “over-the-counter” receipts may be deposited into the lockbox account by the property manager. With respect to certain hospitality properties, the related manager or franchisor may be entitled to receive all receipts from the property and to apply such receipts to payments of expenses of and reserves for the property; in such event, funds deposited into the related lockbox will consist solely of amounts disbursable to the borrower after payment of such expenses and reserves pursuant to the management or franchise agreement. Mortgage loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis.  Lockbox accounts will not be assets of the Issuing Entity.
The A/B Whole Loans and the Loan Pairs
The Loan Pairs related to the Issuing Entity as of the Closing Date are the Herald Center Loan Pair and the 261 Fifth Avenue Loan Pair (as such terms are defined below).  There are no A/B Whole Loans related to the Issuing Entity as of the Closing Date.
Herald Center Loan Pair
The mortgaged property identified on Appendix I to this prospectus supplement as Herald Center (the “Herald Center Mortgaged Property”) secures a mortgage loan evidenced by four (4) promissory notes (collectively, the “Herald Center Promissory Notes”), each dated as of December 20, 2013, as follows: (1) “Herald Center Promissory Note A-1” in the original principal amount of $100,000,000, (2) “Herald Center Promissory Note A-2” in the original principal amount of $90,000,000, (3) “Herald Center Promissory Note A-3” in the original principal amount of $40,000,000 and (4) “Herald Center Promissory Note A-4” in the original principal amount of $25,000,000.  The Herald Center Promissory Notes are cross-defaulted and have the same borrowers, interest rate, maturity date, amortization schedule and prepayment structure.
On or prior to the Closing Date, the Herald Center REMIC II Regular Interests will be formed pursuant to the Herald Center Intercreditor Agreement, as described above under “Description of the Mortgage Pool—Herald Center Mortgage Loan.”  The Herald Center REMIC II Regular Interests A-2 and A-4, in the original principal amounts of $90,000,000 and $25,000,000, respectively, will be included in the Issuing Entity, will collectively constitute a “mortgage loan” and are collectively referred to herein as the “Herald Center Mortgage Loan”.  The Herald Center REMIC II Regular Interests A-1 and A-3, in the original principal amounts of $100,000,000 and $40,000,000, respectively, will not be included in the Issuing Entity and are collectively referred to herein as the “Herald Center Serviced Companion Loan”.  The Herald Center Serviced Companion Loan is pari passu in right of payment with the Herald Center Mortgage Loan and is currently held by MSMCH, which may sell the Herald Center Serviced Companion Loan at any time, subject to compliance with the Herald Center Intercreditor Agreement (as defined below).  The Herald Center Mortgage Loan and the Herald Center Serviced Companion Loan are collectively referred to herein as the “Herald Center Loan Pair”).
Unless otherwise indicated, for purposes of the information presented in this prospectus supplement with respect to the Herald Center Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit information includes the Herald Center Serviced Companion Loan.
The Herald Center Loan Pair will be serviced pursuant to the Pooling and Servicing Agreement.  The terms of the Herald Center Intercreditor Agreement provide that, for so long as the Herald Center Mortgage Loan is included in a securitization, the applicable master servicer or special servicer will be obligated to administer the Herald Center Loan Pair consistently with the terms of such intercreditor agreement and the applicable pooling and servicing agreement.  None of the master servicer, the special servicer or the trustee, as applicable, will be required to make P&I Advances on the Herald Center Serviced Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances, and the special servicer may make certain Servicing Advances, on the Herald Center Loan Pair, unless such party determines that such a Servicing Advance would be a Nonrecoverable Advance.
The Herald Center Intercreditor Agreement.  Pursuant to the intercreditor agreement entered into between the holders of the Herald Center Mortgage Loan and the Herald Center Serviced Companion Loan (the “Herald Center Intercreditor Agreement”), the Herald Center Mortgage Loan is pari passu in right of payment with the Herald Center Serviced Companion Loan.  The Herald Center Intercreditor Agreement provides, in general, that:
•	The Herald Center Mortgage Loan and the Herald Center Serviced Companion Loan are of equal priority with each other and neither will have priority or preference over the other.
•	All payments, proceeds and other recoveries on the Herald Center Loan Pair will be applied to the Herald Center Mortgage Loan and the Herald Center Serviced Companion Loan on a pro rata and pari passu basis (subject, in each case, to certain payment and reimbursement rights of the master servicer, the special servicer, the trustee, the certificate administrator and the trust advisor, in accordance with the terms of the Pooling and Servicing Agreement and the pooling and servicing agreement, if any, entered into in connection with a securitization of Herald Center Serviced Companion Loan).
•	The controlling class representative under the Pooling and Servicing Agreement will be entitled to exercise the rights of controlling holder with respect to the Herald Center Loan Pair during a Subordinate Control Period and will have all rights with respect to the Herald Center Loan Pair set forth in the Pooling and Servicing Agreement; provided, that if the Controlling Class Representative is (or is an affiliate of) any related borrower, the Controlling Class Representative will not be entitled to exercise any such rights of the controlling holder.
•	The transfer of up to 49% of the beneficial interest of the Herald Center Serviced Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of the Herald Center Serviced Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the Herald Center Loan Pair is held in a securitization, a rating agency communication is provided to each applicable rating agency. The foregoing restrictions do not apply to a sale of the Herald Center Mortgage Loan together with the Herald Center Serviced Companion Loan in accordance with the terms of the Pooling and Servicing Agreement.
Certain Rights of the Herald Center Non-Controlling Holder.  The special servicer will be required (i) to provide to the Herald Center Non-Controlling Holder (as defined below) copies of any notice, information and report that it is required to provide to the Controlling Class Representative with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to the Herald Center Loan Pair or any proposed action to be taken in respect of a Major Decision with respect to the Herald Center Loan Pair (each, a “Herald Center Major Decision”) (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Representative due to the expiration of the Subordinate Control Period or the Collective Consultation Period) and (ii) to use reasonable efforts to consult Herald Center Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of Herald Center Major Decisions.
Such consultation right will expire ten (10) business days after the delivery to the Herald Center Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not the Herald Center Non-Controlling Holder has responded within such period (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew).  In no event will the special servicer be obligated to follow or take any alternative actions recommended by the Herald Center Non-Controlling Holder (or its representative).

If the special servicer determines that immediate action is necessary to protect the interests of the holders of the Herald Center Mortgage Loan and the Herald Center Serviced Companion Loan, it may take, in accordance with the Servicing Standard, any action constituting a Herald Center Major Decision with respect to the Herald Center Loan Pair or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.
In addition to the aforementioned consultation right, the Herald Center Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Herald Center Loan Pair are discussed.
If a Special Servicer Termination Event has occurred that affects the holder of the Herald Center Serviced Companion Loan, such holder will have the right to direct the trustee to terminate the special servicer under the Pooling and Servicing Agreement solely with respect to the Herald Center Loan Pair, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to the special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.
The “Herald Center Non-Controlling Holder” will initially be any holder of the Herald Center Serviced Companion Loan, and from and after the date that the Herald Center Serviced Companion Loan is securitized, the “controlling class representative” or other designated party under, and as and to the extent provided for in, the related pooling and servicing agreement entered into in connection with the securitization of the Herald Center Serviced Companion Loan will be Herald Center Non-Controlling Holder; provided that for so long as 50% or more of the Herald Center Serviced Companion Loan is held by (or such “controlling class representative” or other designated party under the related pooling and servicing agreement is) a related borrower or an affiliate thereof, the Herald Center Non-Controlling Holder will not be entitled to exercise any of the rights described above, and there will be deemed to be no Herald Center Non-Controlling Holder with respect to the Herald Center Loan Pair.
Sale of Defaulted Mortgage Loan.  Under the Herald Center Intercreditor Agreement and the Pooling and Servicing Agreement, upon the Herald Center Loan Pair becoming a defaulted mortgage loan, and if the special servicer decides to sell the Herald Center Mortgage Loan, the special servicer will be required to sell the Herald Center Mortgage Loan and the Herald Center Serviced Companion Loan together as interests evidencing one whole loan.  Notwithstanding the foregoing, the special servicer will not be permitted to sell the Herald Center Loan Pair without the consent of the Herald Center Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Herald Center Loan Pair, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.
261 Fifth Avenue Loan Pair
The mortgaged property identified on APPENDIX I to this prospectus supplement as 261 Fifth Avenue (the “261 Fifth Avenue Mortgaged Property”) secures a mortgage loan evidenced by two (2) promissory notes, each originally dated as of August 6, 2015 (and as amended September 3, 2015) and bearing the same rate of interest, as follows:  (1)  Promissory Note A-1 in the original principal amount of $110,000,000, respectively (such promissory note, the “261 Fifth Avenue Mortgage Loan”) and (2) Promissory Note A-2, in the original principal amount of $70,000,000 (the “261 Fifth Avenue Serviced Companion Loan” and, together with the 261 Fifth Avenue Mortgage Loan, the “261 Fifth Avenue Loan Pair”).  The 261 Fifth Avenue Mortgage Loan, with an outstanding principal balance as of the Cut-off Date of $110,000,000, and the 261 Fifth Avenue Serviced Companion Loan, with an outstanding principal balance as of the Cut-off Date of $70,000,000, are cross-defaulted and have the same borrowers, maturity date, amortization schedule and prepayment structure.  The 261 Fifth Avenue Serviced Companion Loan is pari passu in right of payment with the 261 Fifth Avenue Mortgage Loan.  The 261 Fifth Avenue Mortgage Loan is included in the Issuing Entity, and the 261 Fifth Avenue Serviced Companion Loan is not

included in the Issuing Entity.  The 261 Fifth Avenue Serviced Companion Loan is currently held by the BACM 2015-UBS7 securitization trust.
Unless otherwise indicated, for purposes of the information presented in this prospectus supplement with respect to the 261 Fifth Avenue Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit information includes the 261 Fifth Avenue Serviced Companion Loan.
The 261 Fifth Avenue Loan Pair will be serviced pursuant to the Pooling and Servicing Agreement (provided that prior to the closing date of this securitization, the 261 Fifth Avenue Loan Pair will be serviced pursuant to the terms of the pooling and servicing agreement for the BACM 2015-UBS7 securitization, to be dated as of October 1, 2015 between Banc of America Merrill Lynch Commercial Mortgage Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, U.S. Bank National Association, as trustee and as certificate administrator, LNR Partners, LLC, as special servicer, and Pentalpha Surveillance LLC, as trust advisor).  The terms of the  261 Fifth Avenue Intercreditor Agreement (as defined below) provide that, for so long as the 261 Fifth Avenue Mortgage Loan is included in a securitization, the applicable master servicer or special servicer will be obligated to administer the 261 Fifth Avenue Loan Pair consistently with the terms of such intercreditor agreement and the applicable pooling and servicing agreement.  None of the master servicer, the special servicer or the trustee, as applicable, will be required to make P&I Advances on the 261 Fifth Avenue Serviced Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances, and the special servicer may make certain Servicing Advances, on the 261 Fifth Avenue Loan Pair, unless such party determines that such a Servicing Advance would be a Nonrecoverable Advance.
The 261 Fifth Avenue Intercreditor Agreement.  Pursuant to the intercreditor agreement entered into between the holders of the 261 Fifth Avenue Mortgage Loan and the 261 Fifth Avenue Serviced Companion Loan (the “261 Fifth Avenue Intercreditor Agreement”), the 261 Fifth Avenue Mortgage Loan is pari passu in right of payment with the 261 Fifth Avenue Serviced Companion Loan.  The 261 Fifth Avenue Intercreditor Agreement provides, in general, that:
•	The 261 Fifth Avenue Mortgage Loan and the 261 Fifth Avenue Serviced Companion Loan are of equal priority with each other and neither will have priority or preference over the other.
•	All payments, proceeds and other recoveries on the 261 Fifth Avenue Loan Pair will be applied to the 261 Fifth Avenue Mortgage Loan and the 261 Fifth Avenue Serviced Companion Loan on a pro rata and pari passu basis (subject, in each case, to certain payment and reimbursement rights of the master servicer, the special servicer, the trustee, the certificate administrator and the trust advisor, in accordance with the terms of the Pooling and Servicing Agreement and the pooling and servicing agreement, if any, entered into in connection with a securitization of 261 Fifth Avenue Serviced Companion Loan).
•	The controlling class representative under the Pooling and Servicing Agreement will be entitled to exercise the rights of controlling note holder with respect to the 261 Fifth Avenue Loan Pair during a Subordinate Control Period and will have all rights with respect to the 261 Fifth Avenue Loan Pair set forth in the Pooling and Servicing Agreement; provided, that if the Controlling Class Representative is (or is an affiliate of) any related borrower, the Controlling Class Representative will not be entitled to exercise any such rights of the controlling note holder.
Certain Rights of the 261 Fifth Avenue Non-Controlling Note Holder.  The special servicer will be required (i) to provide to the 261 Fifth Avenue Non-Controlling Note Holder (as defined below) copies of any notice, information and report that it is required to provide to the Controlling Class Representative with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to the 261 Fifth Avenue Loan Pair or any proposed action to be taken in respect of a Major Decision with respect to the 261 Fifth Avenue Loan Pair (each, a “261 Fifth Avenue Major Decision”) (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Representative due to the expiration of the Subordinate Control Period or the Collective Consultation Period) and (ii) to use reasonable efforts to consult 261 Fifth Avenue Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of 261 Fifth Avenue Major Decisions.

Such consultation right will expire ten (10) business days after the delivery to the 261 Fifth Avenue Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not the 261 Fifth Avenue Non-Controlling Note Holder has responded within such period (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew).  In no event will the special servicer be obligated to follow or take any alternative actions recommended by the 261 Fifth Avenue Non-Controlling Note Holder (or its representative).
If the special servicer determines that immediate action is necessary to protect the interests of the holders of the 261 Fifth Avenue Mortgage Loan and the 261 Fifth Avenue Serviced Companion Loan, it may take, in accordance with the Servicing Standard, any action constituting a 261 Fifth Avenue Major Decision with respect to the 261 Fifth Avenue Loan Pair or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.
In addition to the aforementioned consultation right, the 261 Fifth Avenue Non-Controlling Note Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the 261 Fifth Avenue Loan Pair are discussed.
If a Special Servicer Termination Event has occurred that affects the holder of the 261 Fifth Avenue Serviced Companion Loan, such holder will have the right to direct the trustee to terminate the special servicer under the Pooling and Servicing Agreement solely with respect to the 261 Fifth Avenue Loan Pair, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to the special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.
The “261 Fifth Avenue Non-Controlling Note Holder” will initially be any holder of the 261 Fifth Avenue Serviced Companion Loan, and from and after the date that the 261 Fifth Avenue Serviced Companion Loan is securitized, the “controlling class representative” or other designated party under, and as and to the extent provided for in, the related pooling and servicing agreement entered into in connection with the securitization of the 261 Fifth Avenue Serviced Companion Loan will be 261 Fifth Avenue Non-Controlling Note Holder; provided that for so long as 50% or more of the 261 Fifth Avenue Serviced Companion Loan is held by (or such “controlling class representative” or other designated party under the related pooling and servicing agreement is) a related borrower or an affiliate thereof, the 261 Fifth Avenue Non-Controlling Noteholder will not be entitled to exercise any of the rights described above, and there will be deemed to be no 261 Fifth Avenue Non-Controlling Note Holder with respect to the 261 Fifth Avenue Loan Pair.
Sale of Defaulted Mortgage Loan.  Under the 261 Fifth Avenue Intercreditor Agreement and the Pooling and Servicing Agreement, upon the 261 Fifth Avenue Loan Pair becoming a defaulted mortgage loan, and if the special servicer decides to sell the 261 Fifth Avenue Mortgage Loan, the special servicer will be required to sell the 261 Fifth Avenue Mortgage Loan and the 261 Fifth Avenue Serviced Companion Loan together as notes evidencing one whole loan.  Notwithstanding the foregoing, the special servicer will not be permitted to sell the 261 Fifth Avenue Loan Pair without the consent of the 261 Fifth Avenue Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 261 Fifth Avenue Loan Pair, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.
The Non-Serviced Loan Combinations
The Non-Serviced Loan Combination related to the Issuing Entity as of the Closing Date is the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination and the Coastal Equities Retail Portfolio Non-Serviced Loan Combination (as such terms are defined below).

The Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination
The mortgaged property identified on Appendix I to this prospectus supplement as Roosevelt New Orleans Waldorf Astoria (the “Roosevelt New Orleans Waldorf Astoria Mortgaged Property”) secures a mortgage loan evidenced by three (3) promissory notes, each dated as of July 17, 2015 and bearing the same rate of interest, as follows:  (1) promissory notes A-2 and A-3, in the original principal amounts of $42,500,000 and $40,000,000, respectively (such promissory notes, collectively, the “Roosevelt New Orleans Waldorf Astoria Mortgage Loan”), and (2) promissory note A-1, in the original principal amount of $82,500,000 (such promissory note, the “Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan” and, together with the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, the “Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination”).  The Roosevelt New Orleans Waldorf Astoria Mortgage Loan, with an outstanding principal balance as of the Cut‑off Date of $82,301,306, and the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan, with an outstanding principal balance as of the Cut-off Date of $82,301,306, are cross-defaulted and have the same borrower, maturity date, amortization schedule and prepayment structure.  The Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan is pari passu in right of payment with the Roosevelt New Orleans Waldorf Astoria Mortgage Loan.  The Roosevelt New Orleans Waldorf Astoria Mortgage Loan is included in the Issuing Entity, and the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan is currently held by the JPMBB 2015-C31 securitization trust and is not included in the Issuing Entity.
Unless otherwise indicated, for purposes of the information presented in this prospectus supplement with respect to the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit information includes the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan.
Servicing of the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination.  The Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination will be serviced pursuant to the pooling and servicing agreement for the JPMBB 2015-C31 securitization, dated as of August 1, 2015 (the “JPMBB 2015-C31 PSA”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and special servicer, Pentalpha Surveillance LLC, as senior trust advisor, and Wells Fargo Bank, National Association, as trustee, certificate administrator, certificate registrar, authenticating agent and custodian.  The JPMBB 2015-C31 PSA constitutes the “Non-Serviced Mortgage Loan Pooling and Servicing Agreement” with respect to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination.  The servicing terms of such Non-Serviced Mortgage Loan Pooling and Servicing Agreement are similar to the servicing terms of the Pooling and Servicing Agreement.  See “Servicing of the Mortgage Loans—Additional Matters Relating to the Servicing of the Non-Serviced Mortgage Loans—The Roosevelt New Orleans Waldorf Astoria Mortgage Loan” in this prospectus supplement.
The Roosevelt New Orleans Waldorf Astoria Intercreditor Agreement provides that the Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer will be obligated to administer the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination consistently with the terms of such intercreditor agreement and the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.  None of the related Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer or Non-Serviced Mortgage Loan Trustee, as applicable, under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement will be required to make P&I Advances on the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, but the related Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Trustee, as applicable, will be required to make servicing advances on the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination unless the applicable party determines that such a servicing advance would be a nonrecoverable advance, all in accordance with the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement (P&I Advances on the Roosevelt New Orleans Waldorf Astoria Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement; none of the master servicer, the special servicer or the trustee will be obligated to make Servicing Advances with respect to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination).
Any losses, liabilities, claims, costs and expenses incurred in connection with the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination that are not otherwise paid out of collections on such Non-Serviced Loan Combination may, to the extent allocable to the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The Roosevelt New Orleans Waldorf Astoria Intercreditor Agreement.  Pursuant to the intercreditor agreement entered into between the holders of the Roosevelt New Orleans Waldorf Astoria Mortgage Loan and the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan (the “Roosevelt New Orleans Waldorf Astoria Intercreditor Agreement”), the Roosevelt New Orleans Waldorf Astoria Mortgage Loan is pari passu in right of payment with the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan.  The Roosevelt New Orleans Waldorf Astoria Intercreditor Agreement provides, in general, that:
•	The Roosevelt New Orleans Waldorf Astoria Mortgage Loan and the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan are of equal priority with each other and neither will have priority or preference over the other;
•	All payments, proceeds and other recoveries on the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination will be applied to the Roosevelt New Orleans Waldorf Astoria Mortgage Loan and the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for reserves or escrows required by the mortgage loan documents and (b) certain payment and reimbursement rights of the applicable master servicer, special servicer, trustee, certificate administrator and trust advisor, in accordance with the terms of the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement); and
•	The controlling class representative under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement (or such other designee specified thereunder) will act as the controlling note holder with respect to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination and will have all rights with respect to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination set forth in such Non-Serviced Mortgage Loan Pooling and Servicing Agreement (which rights are similar to the rights that the Controlling Class Representative has with respect to the mortgage loans (other than the Non-Serviced Mortgage Loans) under the Pooling and Servicing Agreement).
Certain Rights of each Roosevelt New Orleans Waldorf Astoria Non-Controlling Note Holder.  The related Non-Serviced Mortgage Loan Special Servicer will be required (i) to provide to each Roosevelt New Orleans Waldorf Astoria Non-Controlling Note Holder (as defined below) copies of any notice, information and report that it is required to provide to the controlling class representative under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination or any proposed action to be taken in respect of a Roosevelt New Orleans Waldorf Astoria Major Decision (for this purpose, without regard to whether such items are actually required to be provided to the controlling class representative due to the expiration of the “subordinate control period” or the “collective consultation period” under such Non-Serviced Mortgage Loan Pooling and Servicing Agreement) and (ii) to consult each Roosevelt New Orleans Waldorf Astoria Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Mortgage Loan Special Servicer or any proposed action to be taken by such Non-Serviced Mortgage Loan Special Servicer in respect of Roosevelt New Orleans Waldorf Astoria Major Decisions (as defined below).
“Roosevelt New Orleans Waldorf Astoria Major Decision” means any of the following (provided, that if the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan is included in a securitization trust other than the JPMBB 2015-C31 securitization trust, such term will have the meaning ascribed to “major decisions” (or other analogous term) in the related securitization servicing agreement, and if such Non-Serviced Companion Loan is not included in a securitization trust, such term will have the meaning ascribed to “major decisions” in the Roosevelt New Orleans Waldorf Astoria Intercreditor Agreement (which major decisions are substantially similar to the items described below)):
(i)              any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of REO property) of the ownership of the property or properties securing the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination if it comes into and continues in default;
(ii)             any modification, consent to a modification or waiver of a monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding waiver of default interest or late payment charges) of the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination or any extension of the maturity date thereof;
(iii)           any sale of the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination (when it is in default) or REO property (other than in connection with the termination of the JPMBB 2015-C31 securitization trust) for less than the applicable par purchase price set forth in the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement;
(iv)           any determination to bring REO property into compliance with applicable environmental laws or to otherwise address hazardous materials located at REO property;
(v)            any release of collateral or any acceptance of substitute or additional collateral or release or substitution of a guarantor for the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination, or any consent to either of the foregoing, other than required pursuant to the specific terms of the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination and for which there is no lender discretion;
(vi)           any waiver of a “due on sale” or “due on encumbrance” clause with respect to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination or any consent to such waiver or consent to a transfer of the mortgaged property or interests in a borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;
(vii)         any property management company changes or franchise changes (if the stated principal balance of the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan is greater than $2,500,000) with respect to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination for which the lender is required to consent or approve under the related mortgage loan documents;
(viii)        releases in the aggregate of $100,000 or more of any escrows, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination and for which there is no lender discretion;
(ix)            any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination other than pursuant to the specific terms of the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination and for which there is no lender discretion;
(x)             any determination of an acceptable insurance default (pursuant to the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement);
(xi)           following a default or event of default with respect to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination, any exercise of a material remedy under the related mortgage loan documents;
(xii)          any modification, consent to a modification or waiver of any material term of an intercreditor agreement or similar agreement related to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination, or any action to enforce rights with respect thereto; and
(xiii)         any consent to incurrence of additional debt by the related borrower or any mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related mortgage loan documents.
Such consultation right will expire ten (10) business days after the delivery to the related Roosevelt New Orleans Waldorf Astoria Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Roosevelt New Orleans

Waldorf Astoria Non-Controlling Note Holder has responded within such period (unless the related Non-Serviced Mortgage Loan Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew).  In no event will the related Non-Serviced Mortgage Loan Special Servicer be obligated to follow or take any alternative actions recommended by any Roosevelt New Orleans Waldorf Astoria Non-Controlling Note Holder (or its representative).
If the related Non-Serviced Mortgage Loan Special Servicer determines that immediate action is necessary to protect the interests of the holders of the Roosevelt New Orleans Waldorf Astoria Mortgage Loan and the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan, it may take, in accordance with the applicable servicing standard under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement, any action constituting a Roosevelt New Orleans Waldorf Astoria Major Decision with respect to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.
In addition to the aforementioned consultation right, each Roosevelt New Orleans Waldorf Astoria Non-Controlling Note Holder (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person) with the Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer, as applicable, in which servicing issues related to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination are discussed.
If a special servicer termination event under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement has occurred that affects any Roosevelt New Orleans Waldorf Astoria Non-Controlling Note Holder, such holder will have the right to direct the related Non-Serviced Mortgage Loan Trustee to terminate the related Non-Serviced Mortgage Loan Special Servicer under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement solely with respect to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination, other than with respect to any rights such Non-Serviced Mortgage Loan Special Servicer may have as a certificateholder under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement, entitlements to amounts payable to the Non-Serviced Mortgage Loan Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.
The “Roosevelt New Orleans Waldorf Astoria Non-Controlling Note Holders” are the holders of the promissory notes evidencing the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, and the rights of such holders described above will, in each case, initially be exercisable by the Controlling Class Representative under the Pooling and Servicing Agreement during any Subordinate Control Period or Collective Consultation Period.
Custody of the Mortgage File.  Wells Fargo Bank, National Association, as custodian under the JPMBB 2015‑C31 PSA will be the initial custodian of the mortgage file related to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination (other than the promissory note evidencing the Roosevelt New Orleans Waldorf Astoria Mortgage Loan).
Sale of Defaulted Mortgage Loan.  Under the Roosevelt New Orleans Waldorf Astoria Intercreditor Agreement and the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement, upon the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination becoming a defaulted mortgage loan, if the Non-Serviced Mortgage Loan Special Servicer decides to sell the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan, such Non-Serviced Mortgage Loan Special Servicer will be required to sell the Roosevelt New Orleans Waldorf Astoria Mortgage Loan and the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan together as notes evidencing one whole loan in accordance with the terms of the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.  Notwithstanding the foregoing, the related Non-Serviced Mortgage Loan Special Servicer will not be permitted to sell the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination without the consent of any Roosevelt New Orleans Waldorf Astoria Non-Controlling Note Holder (provided that such consent is not required with respect to any Roosevelt New Orleans Waldorf Astoria Non-Controlling Note Holder that is the related mortgage loan borrower or an affiliate thereof) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Mortgage Loan Special Servicer and a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the controlling class representative under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer in connection with the proposed sale.
The Coastal Equities Retail Portfolio Non-Serviced Loan Combination
The portfolio of mortgaged properties identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio (the “Coastal Equities Retail Portfolio Mortgaged Property”) secures a mortgage loan evidenced by ten (10) promissory notes, each dated as of June 9, 2015 and bearing the same rate of interest, as follows: (1) promissory notes A-4, A-5, A-8 and A-9, in the original principal amounts of $25,000,000, $20,000,000, $10,000,000 and $5,000,000, respectively (such promissory notes, collectively, the “Coastal Equities Retail Portfolio Mortgage Loan”) and (2) promissory notes A-1, A-2, A-3, A-6, A-7 and A-10, in the original principal amounts of $25,000,000, $25,000,000, $25,000,000, $20,000,000, $10,000,000 and $4,000,000, respectively (collectively, the “Coastal Equities Retail Portfolio Non-Serviced Companion Loan” and, together with the Coastal Equities Retail Portfolio Mortgage Loan, the “Coastal Equities Retail Portfolio Non-Serviced Loan Combination”).  The Coastal Equities Retail Portfolio Mortgage Loan, with an outstanding principal balance as of the Cut-off Date of $60,000,000, and the Coastal Equities Retail Portfolio Non-Serviced Companion Loan, with an outstanding principal balance as of the Cut-off Date of $109,000,000, are cross-defaulted and have the same borrowers, maturity date, amortization schedule and prepayment structure.  The Coastal Equities Retail Portfolio Non-Serviced Companion Loan is pari passu in right of payment with the Coastal Equities Retail Portfolio Mortgage Loan.  The Coastal Equities Retail Portfolio Mortgage Loan is included in the Issuing Entity.  The Coastal Equities Retail Portfolio Non-Serviced Companion Loan is not included in the Issuing Entity; a portion thereof (represented by promissory notes A-1, A-2, A-3 and A-7) is currently held by the MSBAM 2015-C24 securitization trust, and a portion thereof (represented by promissory notes A-6 and A-10) is currently held by Morgan Stanley Bank, which may sell such portion at any time, subject to compliance with the Coastal Equities Retail Portfolio Intercreditor Agreement (as defined below).
Unless otherwise indicated, for purposes of the information presented in this prospectus supplement with respect to the Coastal Equities Retail Portfolio Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit information includes the Coastal Equities Retail Portfolio Non-Serviced Companion Loan.
Servicing of the Coastal Equities Retail Portfolio Non-Serviced Loan Combination.  The Coastal Equities Retail Portfolio Non-Serviced Loan Combination will be serviced pursuant to the pooling and servicing agreement for the MSBAM 2015-C24 securitization, dated as of August 1, 2015 (the “MSBAM 2015-C24 PSA”), between Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, certificate registrar, authenticating agent and custodian, and Park Bridge Lender Services LLC, as trust advisor.  The MSBAM 2015-C24 PSA constitutes the “Non-Serviced Mortgage Loan Pooling and Servicing Agreement” with respect to the Coastal Equities Retail Portfolio Non-Serviced Loan Combination.  The servicing terms of such Non-Serviced Mortgage Loan Pooling and Servicing Agreement are substantially similar to the servicing terms of the Pooling and Servicing Agreement.  See “Servicing of the Mortgage Loans—Additional Matters Relating to the Servicing of the Non-Serviced Mortgage Loans—The Coastal Equities Retail Portfolio Mortgage Loan” in this prospectus supplement.
The Coastal Equities Retail Portfolio Intercreditor Agreement provides that the Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer will be obligated to administer the Coastal Equities Retail Portfolio Non-Serviced Loan Combination consistently with the terms of such intercreditor agreement and the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.  None of the related Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer or Non-Serviced Mortgage Loan Trustee, as applicable, under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement will be required to make P&I Advances on the Coastal Equities Retail Portfolio Mortgage Loan, but the related Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Trustee, as applicable, will be required to make servicing advances on the Coastal Equities Retail Portfolio Non-Serviced Loan Combination

unless the applicable party determines that such a servicing advance would be a nonrecoverable advance, all in accordance with the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement (P&I Advances on the Coastal Equities Retail Portfolio Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement; none of the master servicer, the special servicer or the trustee will be obligated to make Servicing Advances with respect to the Coastal Equities Retail Portfolio Non-Serviced Loan Combination).
Any losses, liabilities, claims, costs and expenses incurred in connection with the Coastal Equities Retail Portfolio Non-Serviced Loan Combination that are not otherwise paid out of collections on such Non-Serviced Loan Combination may, to the extent allocable to the Coastal Equities Retail Portfolio Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.
The Coastal Equities Retail Portfolio Intercreditor Agreement.  Pursuant to the intercreditor agreement entered into between the holders of the Coastal Equities Retail Portfolio Mortgage Loan and the Coastal Equities Retail Portfolio Non-Serviced Companion Loan (the “Coastal Equities Retail Portfolio Intercreditor Agreement”), the Coastal Equities Retail Portfolio Mortgage Loan is pari passu in right of payment with the Coastal Equities Retail Portfolio Non-Serviced Companion Loan.  The Coastal Equities Retail Portfolio Intercreditor Agreement provides, in general, that:
•	The Coastal Equities Retail Portfolio Mortgage Loan and the Coastal Equities Retail Portfolio Non-Serviced Companion Loan are of equal priority with each other and neither will have priority or preference over the other;
•	All payments, proceeds and other recoveries on the Coastal Equities Retail Portfolio Non-Serviced Loan Combination will be applied to the Coastal Equities Retail Portfolio Mortgage Loan and the Coastal Equities Retail Portfolio Non-Serviced Companion Loan on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for reserves or escrows required by the mortgage loan documents and (b) certain payment and reimbursement rights of the applicable master servicer, special servicer, trustee, certificate administrator and trust advisor, in accordance with the terms of the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement);
•	The controlling class representative under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement (or such other designee specified thereunder) will act as the controlling note holder with respect to the Coastal Equities Retail Portfolio Non-Serviced Loan Combination and will have all rights with respect to the Coastal Equities Retail Portfolio Non-Serviced Loan Combination set forth in such Non-Serviced Mortgage Loan Pooling and Servicing Agreement (which rights are substantially similar to the rights that the Controlling Class Representative has with respect to the mortgage loans (other than the Non-Serviced Mortgage Loans) under the Pooling and Servicing Agreement); provided that for so long as such controlling class representative (or other designee) is the related mortgage loan borrower or an affiliate thereof, such controlling class representative (or other designee) will not be entitled to exercise such control rights; and
•	The transfer of up to 49% of the beneficial interest of the non-controlling portion of the Coastal Equities Retail Portfolio Non-Serviced Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest therein is generally prohibited unless (i) the transferee is an institutional lender or investment fund (other than the related borrower or an affiliate thereof) that satisfies minimum net worth and experience requirements or a securitization vehicle meeting certain rating and other requirements or (ii)(a) each non-transferring holder has consented to such transfer and (b) if a non-transferring holder’s promissory note is held in a securitization, a rating agency communication is provided to each applicable rating agency. The foregoing restrictions do not apply to a sale of the Coastal Equities Retail Portfolio Mortgage Loan together with the Coastal Equities Retail Portfolio Non-Serviced Companion Loan.
Certain Rights of each Coastal Equities Retail Portfolio Non-Controlling Note Holder.  The related Non-Serviced Mortgage Loan Special Servicer will be required (i) to provide to each Coastal Equities Retail Portfolio Non-Controlling Note Holder (as defined below) copies of any notice, information and report that it is required to provide to the controlling class representative under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the Coastal Equities Retail Portfolio Non-Serviced Loan Combination or any proposed action to be taken in respect of a Coastal Equities Retail Portfolio Major Decision (for this purpose, without regard to whether such items are actually required to be provided to the controlling class representative due to the expiration of the “subordinate control period” or the “collective consultation period” under such Non-Serviced Mortgage Loan Pooling and Servicing Agreement) and (ii) to use reasonable efforts to consult each Coastal Equities Retail Portfolio Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Mortgage Loan Special Servicer or any proposed action to be taken by such Non-Serviced Mortgage Loan Special Servicer in respect of “major decisions” (as defined in the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement, and which major decisions are substantially similar to “Major Decisions” as defined in the Pooling and Servicing Agreement) with respect to the Coastal Equities Retail Portfolio Non-Serviced Loan Combination (each, a “Coastal Equities Retail Portfolio Major Decision”).
Such consultation right will expire ten (10) business days after the delivery to the related Coastal Equities Retail Portfolio Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Coastal Equities Retail Portfolio Non-Controlling Note Holder has responded within such period (unless the related Non-Serviced Mortgage Loan Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew).  In no event will the related Non-Serviced Mortgage Loan Special Servicer be obligated to follow or take any alternative actions recommended by any Coastal Equities Retail Portfolio Non-Controlling Note Holder (or its representative).
If the related Non-Serviced Mortgage Loan Special Servicer determines that immediate action is necessary to protect the interests of the holders of the Coastal Equities Retail Portfolio Mortgage Loan and the Coastal Equities Retail Portfolio Non-Serviced Companion Loan, it may take, in accordance with the servicing standard, any action constituting a Coastal Equities Retail Portfolio Major Decision with respect to the Coastal Equities Retail Portfolio Non-Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.
In addition to the aforementioned consultation right, each Coastal Equities Retail Portfolio Non-Controlling Note Holder will have the right to annual meetings (which may be held telephonically) with the Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer, as applicable, in which servicing issues related to the Coastal Equities Retail Portfolio Non-Serviced Loan Combination are discussed.
If a special servicer termination event under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement has occurred that affects any Coastal Equities Retail Portfolio Non-Controlling Note Holder, such holder will have the right to direct the related Non-Serviced Mortgage Loan Trustee to terminate the related Non-Serviced Mortgage Loan Special Servicer under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement solely with respect to the Coastal Equities Retail Portfolio Non-Serviced Loan Combination, other than with respect to any rights such Non-Serviced Mortgage Loan Special Servicer may have as a certificateholder under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement, entitlements to amounts payable to the Non-Serviced Mortgage Loan Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.
The “Coastal Equities Retail Portfolio Non-Controlling Note Holders” are the holders of the Coastal Equities Retail Portfolio Mortgage Loan and the non-controlling portion of the Coastal Equities Retail Portfolio Non-Serviced Companion Loan; provided, that for so long as 50% or more of either such non-controlling note is held by (or the majority “controlling class” holder or other party assigned the rights to exercise the rights of such Coastal Equities Retail Portfolio Non-Controlling Note Holder is) the related mortgage loan borrower or an affiliate thereof, such non-controlling note (and the majority “controlling class” holder or other party assigned the rights to exercise the rights of such Coastal Equities Retail Portfolio Non- Controlling Note Holder) will not be entitled to exercise any rights of such Coastal Equities Retail Portfolio Non-Controlling Note Holder, and there will be deemed to be no Coastal Equities Retail Portfolio Non- Controlling Note Holder with respect to such non-controlling note. Morgan Stanley Bank, as holder of the noncontrolling portion of the Coastal Equities Retail Portfolio Non-Serviced Companion Loan, is expected to be a Coastal Equities Retail Portfolio Non-Controlling Note Holder on the Closing

Date. In addition, with respect to the Coastal Equities Retail Portfolio Mortgage Loan, the rights of the related Coastal Equities Retail Portfolio Non-Controlling Note Holder will initially be exercisable by the Controlling Class Representative under the Pooling and Servicing Agreement during any Subordinate Control Period or Collective Consultation Period.
Custody of the Mortgage File.  Wells Fargo Bank, National Association, as custodian under the MSBAM 2015‑C24 PSA will be the initial custodian of the mortgage file related to the Coastal Equities Retail Portfolio Non-Serviced Loan Combination (other than any Coastal Equities Retail Portfolio promissory notes not contributed to the MSBAM 2015-C24 securitization trust).
Sale of Defaulted Mortgage Loan.  Under the Coastal Equities Retail Portfolio Intercreditor Agreement and the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement, upon the Coastal Equities Retail Portfolio Non-Serviced Loan Combination becoming a defaulted mortgage loan, if the Non-Serviced Mortgage Loan Special Servicer decides to sell the Coastal Equities Retail Portfolio Non-Serviced Companion Loan, such Non-Serviced Mortgage Loan Special Servicer will be required to sell the Coastal Equities Retail Portfolio Mortgage Loan and the Coastal Equities Retail Portfolio Non-Serviced Companion Loan together as notes evidencing one whole loan in accordance with the terms of the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.  Notwithstanding the foregoing, the related Non-Serviced Mortgage Loan Special Servicer will not be permitted to sell the Coastal Equities Retail Portfolio Non-Serviced Loan Combination without the consent of any Coastal Equities Retail Portfolio Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Coastal Equities Retail Portfolio Non-Serviced Loan Combination, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Mortgage Loan Special Servicer and a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the controlling class representative under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Mortgage Loan Special Servicer in connection with the proposed sale.

Additional Mortgage Loan Information
This prospectus supplement sets forth certain information with respect to the mortgage loans and the mortgaged properties.  Each of the tables presented in APPENDIX II to this prospectus supplement sets forth selected characteristics of the Mortgage Pool.  For a detailed presentation of certain of the characteristics of the mortgage loans and the mortgaged properties, on an individual basis, see APPENDIX I to this prospectus supplement, and for a brief summary of the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans in the Mortgage Pool, see APPENDIX III to this prospectus supplement.  Additional information regarding the mortgage loans is contained in this prospectus supplement under “Risk Factors” and elsewhere in this “Description of the Mortgage Pool” section.
The sum in any column of the tables presented in APPENDIX II or APPENDIX III may not equal the indicated total due to rounding.  The information in APPENDIX I, APPENDIX II and APPENDIX III to this prospectus supplement with respect to the mortgage loans (or A/B Whole Loans or Loan Pairs, if applicable) and the mortgaged properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Cut‑off Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, and (ii) there will be no principal prepayments on or before the Cut-off Date.  When information with respect to mortgaged properties is expressed as a percentage of the Initial Pool Balance, the percentages are based upon the Cut-off Date principal balances of the related mortgage loans or, in the case of multiple mortgaged properties securing the same mortgage loan (other than through cross-collateralization of that mortgage loan with other mortgage loans), based on allocated loan amounts that have been assigned to the related mortgaged properties based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related mortgage loan documents.  The allocated loan amount for each such mortgaged property securing a multi-property mortgage loan is set forth on APPENDIX I to this prospectus supplement.  References to “weighted averages” are references to averages weighted on the basis of the Cut-off Date Balances of the related mortgage loans.  The statistics in APPENDIX I, APPENDIX II and APPENDIX III to this prospectus supplement were primarily derived from information provided to the depositor by each sponsor.
With respect to any mortgage loan that is part of an A/B Whole Loan, all information related to or based on LTV, DSCR, NCF or Debt Yield or the defined terms specified below, as applicable, is calculated without regard to the subordinate Serviced B Note and is based solely on the mortgage loan included in the Issuing Entity, unless otherwise indicated.  With respect to any mortgage loan that is part of a Loan Pair or Non-Serviced Loan Combination, all information related to or based on LTV, DSCR, NCF or Debt Yield or the defined terms specified below, as applicable, is calculated with regard to both the Serviced Companion Loan (or Non-Serviced Companion Loan, as applicable) and the related mortgage loan included in the Issuing Entity, unless otherwise indicated.
For purposes of the tables in APPENDIX II to this prospectus supplement and for the information presented in APPENDIX I and APPENDIX III to this prospectus supplement:
“ADR” means, for any hotel property, average daily rate.
“Annual Debt Service” generally means, for any mortgage loan, twelve (12) times the monthly payment in effect as of the Cut-off Date for such mortgage loan or, for certain mortgage loans that provide for payments of interest-only for a period of time, twelve (12) times the monthly payment of principal and interest as of the date immediately following the expiration of such interest-only period, unless otherwise indicated.  With respect to any mortgage loan that is part of an A/B Whole Loan, Annual Debt Service is calculated without regard to the subordinate Serviced B Note and is based solely on the mortgage loan included in the Issuing Entity, unless otherwise indicated.  With respect to any mortgage loan that is part of a Loan Pair or Non-Serviced Loan Combination, Annual Debt Service is calculated with regard to the related mortgage loan included in the Issuing Entity only, unless otherwise indicated.
“Appraised Value” means, for any mortgaged property, the appraiser’s adjusted value as stated in the most recent third party appraisal available to the applicable mortgage loan seller as set forth under “Appraised Value” on APPENDIX I to this prospectus supplement.  In certain cases, the appraiser’s adjusted value assumes the completion of construction, renovation or repairs.  In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such construction, renovation or repairs.  No representation is made that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related mortgaged property or the amount that would be realized upon a sale.  With respect to any mortgage loan that is part of an A/B Whole Loan or Loan Pair, Appraised Value is based on the appraised value of the related mortgaged property that secures the entire A/B Whole Loan or Loan Pair, as applicable.
•	In addition, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as 644 West Putnam Avenue, representing approximately 2.3% of the Initial Pool Balance, the appraised value represents the “prospective market value upon stabilization” value of $35,500,000 as of November 1, 2015, which includes the lease-up costs associated with new tenants Mo Co Ho Co and WestMed and results in a Cut-off Date LTV Ratio of 75.0%. The “as-is” appraised value as of June 22, 2015 is $33,700,000, which results in a Cut-off Date LTV Ratio of 79.0%.
•	In addition, with respect to the mortgage loan identified on APPENDIX I to this prospectus supplement as Coca Cola Bottling Facility, representing approximately 1.4% of the initial pool balance, the appraised value represents the “as stabilized” value of $21,800,000 as of October 1, 2015, which is the rent commencement date for the sole tenant at the property, “Coca-Cola,” for which $112,030 was reserved as a rent holdback at loan origination. The “as is” appraised value as of February 23, 2015 is $20,000,000, which results in a cut-off date loan-to-value ratio of 79.9%.
•	In addition, with respect to the mortgage loan secured by the mortgaged property identified on APPENDIX I to this prospectus supplement as Towneplace Suites Ontario Airport - Rancho Cucamonga, CA, representing approximately 1.0% of the Initial Pool Balance, the appraised value represents the “as-stabilized” value of $18,600,000 as of April 1, 2018, which assumes the completion of a property improvement plan for which $1,000,000 was reserved at closing and results in a Cut-off Date LTV Ratio of 66.4%. The “as-is” appraised value as of April 1, 2015 is $16,300,000, which results in a Cut-off Date LTV Ratio of 75.8%.
•	In addition, with respect to the portfolio of mortgaged properties identified on APPENDIX I to this prospectus supplement as Coastal Equities Retail Portfolio, representing approximately 5.1% of the Initial Pool Balance, the appraised value shown on such APPENDIX I (and, unless otherwise clearly indicated, used for purposes of calculations set forth in this prospectus supplement) represents the portfolio value of $233,250,000 as of June 2015, and results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 72.5% and 65.2%, respectively. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the sum of the appraised values of the respective mortgaged properties on a stand-alone basis of $222,450,000 as of March and April 2015 are 76.0% and 68.3%, respectively.
See “Risk Factors—Risks Related to the Mortgage Loans—Limitations of Appraisals” in this prospectus supplement.
“Cut-off Date Loan-to-Value Ratio,” “Cut-off Date LTV” or “Cut-off Date LTV Ratio” means, with respect to any mortgage loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that mortgage loan set forth on APPENDIX I to this prospectus supplement divided by (2) the Appraised Value of the related mortgaged property set forth on APPENDIX I to this prospectus supplement; except that:
•	with respect to any mortgage loan that is part of an A/B Whole Loan, the Cut-off Date Loan-to-Value Ratio is calculated without regard to the subordinate Serviced B Note and is based solely on the principal balance of the mortgage loan included in the Issuing Entity, unless otherwise indicated;
•	with respect to any mortgage loan that is part of a Loan Pair or Non-Serviced Loan Combination, the Cut-off Date Loan-to-Value Ratio is calculated with regard to the principal balance of both the Serviced Companion Loan or Non-Serviced Companion Loan, as applicable, and the related mortgage loan included in the Issuing Entity, unless otherwise indicated; and
•	with respect to any mortgage loan contained in any group of cross-collateralized mortgage loans, the Cut-off Date Loan-to-Value Ratio is calculated on the basis of the aggregate Cut-off Date Balance of all mortgage loans comprising such group and the aggregate Appraised Value of all the mortgaged properties securing such group.

“GLA” means gross leasable area.
“Grace Period” is the number of days before a payment default is an event of default under the related mortgage loan and/or before the imposition of late payment charges and/or default interest.
“IO” means interest only.
“IO Period UW NCF DSCR” means the Debt Service Coverage Ratio with respect to any related mortgage loan that has an interest-only period that has not expired as of the Cut-off Date but will expire prior to maturity.
“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.  With respect to any mortgage loan that is part of an A/B Whole Loan, the Loan Per Unit is calculated without regard to the subordinate Serviced B Note and is based solely on the mortgage loan included in the Issuing Entity, unless otherwise indicated.  With respect to any mortgage loan that is part of a Loan Pair or Non-Serviced Loan Combination, the Loan Per Unit is calculated with regard to both the Serviced Companion Loan (or Non-Serviced Companion Loan, as applicable) and the related mortgage loan included in the Issuing Entity, unless otherwise indicated.  With respect to any mortgage loan contained in any group of cross-collateralized mortgage loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all mortgage loans comprising such group.
“LTV” or “Loan-to-Value Ratio” means loan-to-value ratio.
“LTV Ratio at Maturity,” “Maturity Date LTV Ratio” or “Balloon LTV” means, with respect to any mortgage loan, the ratio, expressed as a percentage, of (a) (i) the principal balance of a Balloon Loan anticipated to be outstanding on the date on which the related Balloon Payment is scheduled to be due, as adjusted to give effect to the amortization of the applicable mortgage loan as of its maturity date, or (ii) in the case of an ARD Loan, the principal balance anticipated to be outstanding on its related Anticipated Repayment Date, divided by (b) the Appraised Value of the related mortgaged property set forth on APPENDIX I to this prospectus supplement; except that:
•	with respect to any mortgage loan that is part of an A/B Whole Loan, the LTV Ratio at Maturity is calculated without regard to the subordinate Serviced B Note and is based solely on the principal balance of the mortgage loan included in the Issuing Entity, unless otherwise indicated;
•	with respect to any mortgage loan that is part of a Loan Pair or Non-Serviced Loan Combination, the LTV Ratio at Maturity is calculated with regard to both the principal balance of the Serviced Companion Loan (or Non-Serviced Companion Loan, as applicable) and the related mortgage loan included in the Issuing Entity, unless otherwise indicated; and
•	with respect to any mortgage loan contained in any group of cross-collateralized mortgage loans, the LTV Ratio at Maturity is calculated on the basis of the aggregate principal balance of all mortgage loans comprising such group and the aggregate Appraised Value of all the mortgaged properties securing such group.
We cannot assure you that the value of any particular mortgaged property will not have declined from the Appraised Value.  No representation is made that any Appraised Value presented in this prospectus supplement would approximate either the value that would be determined in a current appraisal of the mortgaged property or the amount that would be realized upon a sale of the mortgaged property.
“Mortgage Rate” with respect to each mortgage loan, A/B Whole Loan, Loan Pair and Non-Serviced Loan Combination for any interest accrual period, means the annual rate at which interest accrues on such mortgage loan, A/B Whole Loan, Loan Pair or Non-Serviced Loan Combination (without regard to any increase in such rate after the Anticipated Repayment Date in the case of an ARD Loan) during such period (in the absence of a default), as set forth in the related mortgage note from time to time (the initial Mortgage Rate with respect to each mortgage loan is set forth on APPENDIX I to this prospectus supplement); provided, that for purposes of calculating the Net Mortgage Rate and the Weighted Average Net Mortgage Rate, the Mortgage Rate for any mortgage loan will be determined without regard to any default interest and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction of interest or principal due to a modification, waiver or amendment of the terms of that mortgage loan pursuant to the Pooling and Servicing Agreement.
“Net Operating Income” or “NOI” means historical net operating income for a mortgaged property for the annual or other period specified (or ending on the “NOI Date” specified), and generally consists of revenue derived from the use and operation of the mortgaged property, consisting primarily of rental income (and in the case of cooperative mortgage loans, assuming that the property was operated as a rental property), less the sum of (a) operating expenses (such as utilities, administrative expenses, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes (except in the case of certain mortgage loans included in the Issuing Entity, where the related borrowers are exempted from real estate taxes and assessments) and, if applicable, ground, space or air rights lease payments.  Net operating income generally does not reflect (i.e. it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.
“NRA” means net rentable area.
“Occupancy Rate” means the percentage of Square Feet, Units, Rooms or Pads, as the case may be, of a mortgaged property that was occupied or leased as of or, in the case of certain properties, average Units or Rooms so occupied over a specified period ending on, a specified date (identified on APPENDIX I to this prospectus supplement as the “Occupancy Rate As-of Date”), as specified by the borrower or as derived from the mortgaged property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such mortgaged property.  Such percentage may include tenants which have executed a lease to occupy such mortgaged property even though the applicable tenant has not taken physical occupancy.  The Occupancy Rate presented in this prospectus supplement may include space subject to build-out or other renovation and may exclude space currently under renovation.  Generally, for purposes of the presentation in this prospectus supplement, we consider a “master lease” to be a lease by an affiliate of the borrower, or by an entity (or an affiliate of an entity) from which the borrower acquired the mortgaged property, that (in either case) is obligated to pay rent under a lease with the borrower but does not conduct business operations at the leased premises.  We do not consider the following to be a “master lease” for purposes of the presentation in this prospectus supplement:  (i) a lease executed in connection with a sale-leaseback arrangement under which an unaffiliated seller of a property (or an affiliate thereof) conducts business operations at the mortgaged property and executes a long-term lease at the mortgaged property simultaneously with its acquisition by the borrower; (ii) a lease executed by the borrower, property seller or other person that (a) relates to space, whether or not occupied, that is leased by an unaffiliated tenant and (b) has the effect of making that borrower, seller or other person liable, in whole or in part, for the payment of rent that is not more than the rent payable by the unaffiliated tenant under its lease or (iii) a master lease that was not taken into account in the underwriting.  “Master leases” are typically used in connection with the origination of a loan to bring occupancy to a “stabilized” level but may not provide additional economic support for the mortgage loan.  A master lease may relate to all or a portion of a mortgaged property.  We identify the mortgaged properties that have “master leases,” the square footage represented by each master lease and the rental rate represented by each master lease in APPENDIX I and APPENDIX III to this prospectus supplement and, if applicable to the mortgaged properties securing the fifteen (15) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, in APPENDIX III to this prospectus supplement.
In some cases, the “Debt Service Coverage Ratio” information and the “Occupancy Rate” with respect to a mortgaged property reflects the existence of a “master lease.”
“RevPAR” means, with respect to any hotel property, revenues per available room.
“SF” or “Square Feet” or “Sq. Ft.” means, in the case of a mortgaged property operated as an office, retail center, industrial/warehouse facility, self storage, combination retail office facility or other special purpose property, the square footage of the net rentable or leasable area.
“Term to Maturity” means, with respect to any mortgage loan, the remaining term, in months, from the Cut-off Date for such mortgage loan to the related maturity date or, with respect to any ARD Loan, the Anticipated Repayment Date.

“Units,” “Rooms” or “Pads” means (a) in the case of a mortgaged property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a mortgaged property operated as a hospitality property, the number of guest rooms or (c) in the case of a mortgaged property operated as a manufactured housing community property, the number of pads for manufactured homes.
“Underwritten Expenses” means, with respect to any mortgaged property securing an underlying mortgage loan, the annual operating expenses estimated for that property, generally derived from the historical annual expenses reflected in the operating statements and other information furnished by the related borrower, except that those expenses were often modified as follows:
•	operating expenses were generally adjusted by various factors such as inflation, appraisers’ estimates and historical trends;
•	if there was no management fee or a management fee which varies from the market, it was assumed that a management fee is payable with respect to the mortgaged property in an amount that is the greater of the market rate as determined by an appraiser or the lender’s minimum management fee underwriting criteria for the applicable property type; and
•	those expenses were adjusted so as to eliminate any capital expenditures, loan closing costs, tenant improvements or leasing commissions and similar nonrecurring expenses.
Underwritten Expenses generally include:
•	salaries, wages and benefits;
•	the costs of utilities;
•	repairs and maintenance;
•	marketing;
•	insurance;
•	management;
•	landscaping;
•	security, if provided at the mortgaged property;
•	real estate taxes;
•	general and administrative expenses; and
•	ground, space or air rights lease payments, and other costs, but without any deductions for debt service, depreciation and amortization or capital expenditures, tenant improvements or leasing commissions.
“Underwritten NCF DSCR,” “UW NCF DSCR,” “UW DSCR,” “Debt Service Coverage Ratio” or “DSCR” means, with respect to any mortgage loan, (a) the Underwritten Net Cash Flow for the related mortgaged property or mortgaged properties, divided by (b) the Annual Debt Service for such mortgage loan.  For purposes of the information presented in this prospectus supplement, the Debt Service Coverage Ratio (unless otherwise indicated) with respect to (a) any mortgage loan that is part of an A/B Whole Loan, reflects solely the Annual Debt Service payable under the mortgage loan included in the Issuing Entity, without regard to the subordinate Serviced B Note, (b) any mortgage loan that is part of a Loan Pair or Non-Serviced Loan Combination, reflects the Annual Debt Service payable under both the Serviced Companion Loan (or Non-Serviced Companion Loan, as applicable) and the mortgage loan included in the Issuing Entity, unless otherwise indicated, and (c) any mortgage loan contained in any group of cross-collateralized mortgage loans, is calculated on the basis of the Underwritten Net Cash Flow generated by all the mortgaged properties securing such group and the aggregate Annual Debt Service payable under all mortgage loans comprising such group, in each case unless otherwise indicated.
In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments.  However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt.  If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term.  The Underwritten NCF DSCRs are presented herein for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a mortgaged property to generate sufficient cash flow to repay the related mortgage loan.
In some cases, the “UW NCF DSCR” information and the “Occupancy Rate” with respect to a mortgaged property reflects the existence of a “master lease.”
“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF,” with respect to any mortgaged property, means the Underwritten Net Operating Income decreased by the estimated capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable.  Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.  See “Risk Factors—Risks Related to the Mortgage Loans—Debt Service Coverage Ratio and Net Cash Flow Information is Based on Numerous Assumptions” in this prospectus supplement.
“Underwritten Net Operating Income” or “UW NOI” with respect to any mortgaged property, means an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.  In general, it is the estimated revenue derived from the use and operation of such mortgaged property (in certain cases, however, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant), consisting primarily of rental income, less the sum of (a) estimated operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees, franchise fees and advertising), and (b) estimated fixed expenses, such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments.  The Underwritten Net Operating Income for each mortgaged property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such mortgaged property to differ materially from the Underwritten Net Operating Income set forth herein.  Certain of such assumptions and subjective judgments of each related mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer has control.  In some cases, the Underwritten Net Operating Income set forth herein for any mortgaged property is higher, and may be materially higher, than the annual net operating income for such mortgaged property based on historical operating statements.
In determining Underwritten Net Operating Income for a mortgaged property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal and/or local market information was the primary basis for the determination.  From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), material changes in the operating position of a mortgaged property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases, near term market rent steps, expirations of “free rent” periods, market rents, and market vacancy data), contractual rent increases and estimated capital expenditures, leasing commissions and tenant improvement costs.  In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information.  In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements.  In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income.
The Underwritten Net Operating Income for cooperative mortgaged properties is based on projected net operating income at the mortgaged property, as determined by the appraisal obtained in connection with the origination of the related mortgage loan, assuming that the related mortgaged property was operated as a rental property with rents set at prevailing market rates taking into account the presence, if any, of existing rent-controlled or rent-stabilized occupants, if any, reduced by underwritten capital expenditures, property operating expenses, a market-rate vacancy assumption and projected reserves.
Historical operating results may not be available or were deemed not relevant for some of the mortgage loans which are secured by mortgaged properties with newly constructed improvements, mortgaged properties with triple net leases, mortgaged properties that have recently undergone substantial renovations and newly acquired mortgaged properties.  In such cases, items of revenue and expense used in calculating Underwritten Net Operating Income were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants or from other borrower-supplied information such as estimates or budgets.
“Underwritten NOI Debt Yield”, “UW NOI Debt Yield” or “Cut-off Date Underwritten NOI Debt Yield” means, with respect to any mortgage loan, the Underwritten Net Operating Income for the related mortgaged property divided by the Cut‑off Date Balance for such mortgage loan.  With respect to any mortgage loan that is part of an A/B Whole Loan, the calculation of the UW NOI Debt Yield is calculated without regard to the subordinate Serviced B Note and is based solely on the mortgage loan included in the Issuing Entity, unless otherwise indicated.  With respect to any mortgage loan that is part of a Loan Pair or Non‑Serviced Loan Combination, the calculation of the UW NOI Debt Yield is calculated with regard to both the Serviced Companion Loan (or Non‑Serviced Companion Loan, as applicable) and the related mortgage loan included in the Issuing Entity, unless otherwise indicated.  With respect to any mortgage loan in any group of cross‑collateralized mortgage loans, UW NOI Debt Yield is calculated on the basis of the aggregate Cut‑off Date Balance of all mortgage loans comprising such group and the aggregate Underwritten Net Operating Income of all mortgage loans comprising such group, in each case unless otherwise indicated.
“UW EGI” or “Underwritten EGI” with respect to any mortgaged property, means the gross potential rent, recoveries and other income, less mark-to-market, vacancy and collection loss.
“UW NCF Debt Yield” means, with respect to any mortgaged property, the Underwritten Net Cash Flow for such mortgaged property divided by the Cut‑off Date Balance for the related mortgage loan.  With respect to any mortgage loan that is part of an A/B Whole Loan, the calculation of the UW NCF Debt Yield is calculated without regard to the subordinate Serviced B Note and is based solely on the mortgage loan included in the Issuing Entity, unless otherwise indicated.  With respect to any mortgage loan that is part of a Loan Pair or Non‑Serviced Loan Combination, the calculation of the UW NCF Debt Yield is calculated with regard to both the Serviced Companion Loan (or Non‑Serviced Companion Loan, as applicable) and the related mortgage loan included in the Issuing Entity, unless otherwise indicated.  With respect to any mortgage loan in any group of cross‑collateralized mortgage loans, UW NCF Debt Yield is calculated on the basis of the aggregate Cut‑off Date Balance of all mortgage loans comprising such group and the aggregate Underwritten Net Cash Flow of all mortgage loans comprising such group, in each case unless otherwise indicated.
“UW NOI DSCR” means, with respect to any mortgage loan, (a) the Underwritten Net Operating Income for the related mortgaged property or mortgaged properties, divided by (b) the Annual Debt Service for such mortgage loan.  With respect to any mortgage loan that is part of an A/B Whole Loan, Annual Debt Service is calculated without regard to the subordinate Serviced B Note and is based solely on the mortgage loan included in the Issuing Entity, unless otherwise indicated.  With respect to any mortgage loan that is part of a Loan Pair or Non-Serviced Loan Combination, Annual Debt Service is calculated with regard to both the Serviced Companion Loan (or Non-Serviced Companion Loan, as applicable) and the related mortgage loan included in the Issuing Entity, unless otherwise indicated.  With respect to any mortgage loan in any group of cross-collateralized mortgage loans, UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service of all mortgage loans comprising such group and the aggregate Underwritten Net Operating Income of all mortgage loans comprising such group, in each case unless otherwise indicated.
“UW Revenue” or “Underwritten Revenue” with respect to any mortgage loan, the gross potential rent, less vacancies and collection loss.
Standard Hazard Insurance
The master servicer is required to use reasonable efforts, consistent with the Servicing Standard, to cause each borrower to maintain for the related mortgaged property (other than mortgaged property related to a Non-Serviced Mortgage Loan) all insurance required by the terms of the loan documents and the related mortgage in the amounts set forth therein, which must be obtained from an insurer meeting the requirements of the applicable loan documents.  This includes a fire and hazard insurance policy with extended coverage that contains no exclusion for damages due to acts of terrorism (subject to the provisions set forth below).  Certain mortgage loans may permit such hazard insurance policy to be maintained by a tenant at the related mortgaged property, or may permit the related borrower or its tenant to self-insure.  The coverage of each such policy will be in an amount, subject to a deductible customary in the related geographic area, that is not less than the lesser of the full replacement cost of the improvements that represent security for such mortgage loan, with no deduction for depreciation, and the outstanding principal balance owing on such mortgage loan, but in any event, unless otherwise specified in the applicable mortgage or mortgage note, in an amount sufficient to avoid the application of any coinsurance clause.  The master servicer will be deemed to have satisfied the Servicing Standard in respect of such insurance requirement if the borrower maintains, or the master servicer has otherwise caused to be obtained, a standard hazard insurance policy that is in compliance with the related mortgage loan documents, and, if required by such mortgage loan documents, the borrower pays, or the master servicer has otherwise caused to be paid, the premium required by the related insurance provider that is necessary to avoid an exclusion in such policy against “acts of terrorism” as defined by the Terrorism Risk Insurance Act of 2002; provided, the master servicer will not be obligated to maintain such insurance if the master servicer determines that such insurance is (a) not available at any rate or (b) such insurance is not available at commercially reasonable rates and such hazards are not at the time commonly insured against for properties similar to the related mortgaged property and located in or around the region in which such related mortgaged property is located.  Notwithstanding the limitation set forth in the preceding sentence, if the related mortgage loan documents and the related mortgage require the borrower to maintain insurance against property damage resulting from terrorism or similar acts, the master servicer will be required to cause the borrower to maintain such insurance or itself obtain such insurance unless the special servicer determines, subject to the consent of the Controlling Class Representative (during any Subordinate Control Period and with respect to each mortgage loan other than a Non-Serviced Mortgage Loan) that the failure to maintain such insurance would be an Acceptable Insurance Default, in accordance with the procedures set forth in the Pooling and Servicing Agreement.  The master servicer will be entitled to rely on the determination of the special servicer made in connection with such approval or disapproval.  The special servicer will decide whether to withhold or grant such approval in accordance with the Servicing Standard.  If any such approval has not been expressly denied within ninety (90) days of receipt by the special servicer and Controlling Class Representative from the master servicer of the master servicer’s determination and analysis and all information reasonably requested thereby and reasonably available to the master servicer in order to make an informed decision, such approval will be deemed to have been granted.  See “Risk Factors—Risks Related to the Mortgage Loans—The Absence of or Inadequacy of Insurance Coverage on the Property May Adversely Affect Payments on Your Certificates” in this prospectus supplement.
If, on the date of origination of a mortgage loan, a portion of the improvements on a related mortgaged property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance is required by the Federal Emergency Management Agency and has been made available), the master servicer will, in accordance with the Servicing Standard, cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance and Mitigation Administration in an amount representing coverage of at least the lesser of:
•	the outstanding principal balance of the related mortgage loan, Loan Pair or A/B Whole Loan, as applicable; and

•	the maximum amount of such insurance available for the related mortgaged property, but only to the extent such mortgage loan permits the lender to require such coverage and such coverage conforms to the Servicing Standard.
If a borrower fails to maintain such fire and hazard insurance, the master servicer will be required to obtain such insurance and the cost of the insurance will be a Servicing Advance made by the master servicer, subject to a determination of recoverability.  The special servicer will be required to maintain fire and hazard insurance with extended coverage and, if applicable, flood insurance (and other insurance required under the related mortgage) on an REO Property (other than an REO Property related to a Non-Serviced Mortgage Loan) in an amount not less than the maximum amount obtainable with respect to such REO Property and the cost of the insurance will be a Servicing Advance made by the master servicer, subject to a determination of recoverability, provided that the special servicer will not be required in any event to maintain or obtain insurance coverage beyond what is available at commercially reasonable rates and what is consistent with the Servicing Standard; provided that the special servicer will be required to maintain insurance against property damage resulting from terrorism or similar acts if the terms of the related mortgage loan documents and the related mortgage so require unless the special servicer determines that (i) such insurance is not available at any rate or (ii) such insurance is not available at commercially reasonable rates and such hazards are not at the time commonly insured against for properties similar to the related mortgaged property and located in or around the region in which such related mortgaged property is located.
In addition, except with respect to any Non-Serviced Mortgage Loan, the master servicer may require any borrower to maintain other forms of insurance as the master servicer may be permitted to require under the related mortgage loan documents, including, but not limited to, loss of rents endorsements and comprehensive public liability insurance.  The master servicer will not require borrowers to maintain earthquake insurance unless the related borrower is required under the terms of its mortgage loan to maintain earthquake insurance.  Any losses incurred with respect to mortgage loans due to uninsured risks, including terrorist attacks, earthquakes, mudflows and floods, or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders.  The special servicer will have the right, but not the obligation, at the expense of the Issuing Entity, to obtain earthquake insurance on any mortgaged property securing a Specially Serviced Mortgage Loan and/or any REO Property (other than an REO Property related to a Non-Serviced Mortgage Loan) so long as such insurance is available at commercially reasonable rates.  The master servicer will not be required in any event to cause a borrower to maintain or itself obtain insurance coverage unless the trustee or Issuing Entity, as applicable, has an insurable interest in the related mortgage loan and only to the extent available on commercially reasonable terms at a cost customarily acceptable (as determined by the master servicer) and consistent with the Servicing Standard.
Sale of the Mortgage Loans
On the Closing Date, each mortgage loan seller will sell its mortgage loans, without recourse, to the depositor, and the depositor, in turn, will sell all of the mortgage loans, without recourse and will assign the representations and warranties made by each mortgage loan seller in respect of the mortgage loans and the related remedies for breach of the representations and warranties to the trustee for the benefit of the Certificateholders.  In connection with such assignments, each mortgage loan seller is required in accordance with the related Mortgage Loan Purchase Agreement to deliver the Mortgage File, with respect to each mortgage loan so assigned by it to the custodian.
“Mortgage File” means the following documents, among others:
•	the original mortgage note (or lost note affidavit), endorsed (without recourse) in blank or to the order of the trustee;
•	the original or a copy of the related mortgage(s), together with originals or copies of any intervening assignments of such document(s), in each case with evidence of recording thereon (unless such document(s) have not been returned by the applicable recorder’s office);
•	the original or a copy of any related assignment(s) of rents and leases (if any such item is a document separate from the mortgage), together with originals or copies of any intervening assignments of such document(s), in each case with evidence of recording thereon (unless such document(s) have not been returned by the applicable recorder’s office);

•	an assignment of each related mortgage in blank or in favor of the trustee, in recordable form;
•	an assignment of any related assignment(s) of rents and leases (if any such item is a document separate from the mortgage) in blank or in favor of the trustee, in recordable form;
•	an original or copy of the related lender’s title insurance policy (or, if a title insurance policy has not yet been issued, a binder, commitment for title insurance or a preliminary title report binding on the title company);
•	copies of any loan agreements, lock-box agreements, co-lender agreements and intercreditor agreements related to the mortgage loan; and
•	when relevant, the related ground lease, space lease or air rights lease, or in each case a copy thereof.
The custodian will be required to review the documents delivered by each mortgage loan seller with respect to its mortgage loans within seventy-five (75) days following the Closing Date, and the custodian on behalf of the trustee will hold the related documents on behalf of the Issuing Entity.  Within forty-five (45) days following the Closing Date, pursuant to the Pooling and Servicing Agreement, the assignments with respect to each mortgage loan and any related assignment of rents and leases, as described in the definition of “Mortgage File” above, are to be completed in the name of the trustee, if delivered in blank, and submitted for recording in the real property records of the appropriate jurisdictions at the expense of the applicable mortgage loan seller.
With respect to any Non-Serviced Mortgage Loan, (A) the preceding document delivery requirements will be met by the delivery by the depositor of copies of the documents specified above (other than the related mortgage note (and all intervening endorsements) respectively evidencing such Non-Serviced Mortgage Loan with respect to which the originals will be required), including a copy of the related mortgage and (B) the requirement to deliver any of the preceding documents in the name of the trustee will be met by the delivery of such documents in the name of the Non-Serviced Mortgage Loan Trustee for the benefit of, among others, the trustee, as holder of such Non-Serviced Mortgage Loan.
Representations and Warranties
As of the Closing Date, each sponsor will make, with respect to each mortgage loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on APPENDIX V to this prospectus supplement, subject to the exceptions described in APPENDIX VI to this prospectus supplement.
Repurchases and Other Remedies
If any mortgage loan document required to be delivered to the custodian by a mortgage loan seller with respect to its mortgage loans as described under “—Sale of the Mortgage Loans” above has a Material Document Defect, or if there is a Material Breach by a mortgage loan seller regarding the characteristics of any of its mortgage loans and/or the related mortgaged properties as described under “—Representations and Warranties” above, then such mortgage loan seller will be obligated to cure such Material Document Defect or Material Breach in all material respects within the applicable Permitted Cure Period.  Notwithstanding the foregoing, if the payments described under the representation and warranty referred to as No. 30 or No. 32 in APPENDIX V to this prospectus supplement are insufficient to pay the expenses associated with securing the consent or approval of the holder of the Mortgage for a waiver of a “due-on-sale” or “due-on-encumbrance” clause or the defeasance of the related mortgage loan, as applicable, it will be the sole obligation of the related mortgage loan seller to pay an amount sufficient to pay such expenses.
A “Material Document Defect” is a Document Defect that either (i) materially and adversely affects the interests of the holders of the certificates in the related mortgage loan, (ii) both (A) materially and adversely affects the value of the related mortgage loan and (B) the mortgage loan is a Specially Serviced Mortgage Loan or Rehabilitated Mortgage Loan, or (iii) causes the mortgage loan to fail to be a “qualified mortgage” as defined in section 860G(a)(3) of the Code. Subject to certain exceptions, the absence from the Mortgage File of any of the following with respect to any mortgage loan will constitute a deemed Material Document Defect:  the original mortgage note (or lost note affidavit), the original mortgage, an original or copy of the related title policy, an original or copy of any letter of credit or a copy of the ground lease (if such mortgage loan is secured only by such ground lease).
A “Material Breach” is a breach of any of the representations and warranties that (i) materially and adversely affects the interests of the holders of the certificates in the related mortgage loan, (ii) both (A) materially and adversely affects the value of the related mortgage loan and (B) the mortgage loan is a Specially Serviced Mortgage Loan or Rehabilitated Mortgage Loan, or (iii) causes the mortgage loan to fail to be a “qualified mortgage” as defined in section 860G(a)(3) of the Code.

A “Document Defect” exists if any document or documents constituting a part of a Mortgage File has not been delivered as and when required, has not been properly executed, or is defective on its face.
If any such Material Document Defect or Material Breach cannot be corrected or cured in all material respects within the applicable Permitted Cure Period, the related mortgage loan seller will be obligated, not later than the last day of such Permitted Cure Period, to:
•	repurchase the affected mortgage loan from the Issuing Entity at the Purchase Price; or
•	at its option, if within the three-month period commencing on the Closing Date (or prior to the second anniversary of the Closing Date if a mortgage loan is a “defective obligation” within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulations Section 1.860G-2(f)), replace such mortgage loan with a Qualifying Substitute Mortgage Loan, and pay an amount generally equal to the excess of the applicable Purchase Price for the mortgage loan to be replaced, over the unpaid principal balance of the applicable Qualifying Substitute Mortgage Loan as of the date of substitution, after application of all payments due on or before such date, whether or not received.
In addition, solely with respect to SMF III, the foregoing obligations will be guaranteed by SMC.
“Permitted Cure Period” means, for the purposes of any Material Document Defect or Material Breach in respect of any mortgage loan, the 90-day period immediately following the receipt by the related mortgage loan seller of notice of such Material Document Defect or Material Breach, as the case may be.  However, if such Material Document Defect or Material Breach cannot be corrected or cured in all material respects within such ninety (90)-day period and such Material Document Defect or Material Breach would not cause the mortgage loan to be other than a “qualified mortgage,” but the related mortgage loan seller is diligently attempting to effect such correction or cure, then the applicable Permitted Cure Period will be extended for an additional ninety (90) days unless, solely in the case of a Material Document Defect, (x) the mortgage loan is then a Specially Serviced Mortgage Loan and a Servicing Transfer Event has occurred as a result of a monetary default or as described in the second and fifth bullet points of the definition of Specially Serviced Mortgage Loan and (y) the Material Document Defect was identified in a certification delivered to the related mortgage loan seller by the custodian in accordance with the Pooling and Servicing Agreement not less than ninety (90) days prior to the mortgage loan seller’s receipt of notice.
“Purchase Price” means an amount equal to the unpaid principal balance of such mortgage loan, together with accrued but unpaid interest thereon to but not including the Due Date in the Collection Period in which the purchase or liquidation occurs and the amount of any expenses related to such mortgage loan and any related Serviced B Note, Serviced Companion Loan or REO Property (including any unreimbursed Servicing Advances, interest on any Advances related to such mortgage loan, Serviced B Note or Serviced Companion Loan, as applicable, and also includes the amount of any Servicing Advances (and interest thereon) that were reimbursed from collections on the Mortgage Pool and not subsequently recovered from the related borrower, and any Special Servicing Fees and Liquidation Fees paid or payable with respect to such mortgage loan, Serviced B Note or Serviced Companion Loan, as applicable) that are reimbursable or payable to the master servicer, the special servicer, the certificate administrator, the custodian or the trustee (or any entity acting in a similar capacity under the securitization of a Non-Serviced Mortgage Loan), plus if such mortgage loan is being repurchased or substituted for by a mortgage loan seller or its related guarantor pursuant to the related Mortgage Loan Purchase Agreement, all expenses reasonably incurred or to be incurred by, the master servicer, the special servicer, the trust advisor, the certificate administrator, the custodian, the depositor or the trustee in respect of the Material Breach or Material Document Defect giving rise to the repurchase or substitution obligation (and that are not otherwise included above).

“Qualifying Substitute Mortgage Loan” means a mortgage loan having the characteristics required in the Pooling and Servicing Agreement (including, subject to certain conditions and qualifications, (i) an outstanding principal balance not exceeding that of the substituted mortgage loan, (ii) an interest rate at least equal to that of the substituted mortgage loan, (iii) a remaining term to stated maturity not greater than, and not more than two (2) years less than, that of the substituted mortgage loan (and in no event will such mortgage loan mature after the date that is three (3) years prior to the Distribution Date in October 2048), (iv) original and current loan-to-value ratios not higher than the current loan-to-value ratio of the substituted mortgage loan, (v) a current debt service coverage ratio equal to or greater than the current debt service coverage ratio of the substituted mortgage loan, (vi) compliance with the representations and warranties relating to mortgage loans set forth in the applicable Mortgage Loan Purchase Agreement, (vii) a “Phase I” environmental assessment and an engineering report are included in the related Mortgage File and do not raise material issues that have not been adequately addressed and (viii) a REMIC opinion has been delivered to the trustee and certificate administrator) and otherwise satisfying the conditions set forth in the Pooling and Servicing Agreement.
The related mortgage loan seller must cure any Material Document Defect or Material Breach within the Permitted Cure Period, provided, that if such Material Document Defect or Material Breach would cause the mortgage loan to be other than a “qualified mortgage,” as defined in the Code, then the cure, repurchase or substitution must occur within eighty-five (85) days from the date the mortgage loan seller was notified of the defect or breach; provided, that in any event, any such cure, repurchase or substitution must occur no later than eighty-five (85) days from the date of determination of the existence of such Material Document Defect or Material Breach.
The foregoing obligations of any mortgage loan seller to cure a Material Document Defect or a Material Breach in respect of any of its mortgage loans or the obligation of any mortgage loan seller to repurchase or replace the defective mortgage loan, will constitute the sole remedies of the trust and the Certificateholders with respect to such Material Document Defect or Material Breach and none of us, the other mortgage loan sellers or any other person or entity will be obligated to repurchase or replace the affected mortgage loan if the related mortgage loan seller defaults on its obligation to do so; provided, that SMC will guarantee SMF III’s repurchase and substitution obligations under the related Mortgage Loan Purchase Agreement.  Each mortgage loan seller is obligated to cure, repurchase or replace only mortgage loans that are sold by it, and will have no obligations with respect to any mortgage loan sold by any other mortgage loan seller.  See “Risk Factors—Risks Related to the Offered Certificates—Mortgage Loan Sellers May Not Make a Required Repurchase or Substitution of a Defective Mortgage Loan” in this prospectus supplement.
If (x) a mortgage loan is to be repurchased or replaced as contemplated above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is cross-collateralized and cross-defaulted with one or more other mortgage loans (such Defective Mortgage Loan and such other mortgage loans, collectively, “Crossed Mortgage Loans”) and (z) the applicable Document Defect or breach does not constitute a Material Document Defect or Material Breach, as the case may be, as to such other Crossed Mortgage Loans (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Document Defect or Material Breach, as the case may be, as to each such other Crossed Mortgage Loan, and the applicable mortgage loan seller will be obligated to repurchase or replace each such other Crossed Mortgage Loan in accordance with the provisions of the applicable Mortgage Loan Purchase Agreement, unless, in the case of such breach or Document Defect, (A) the applicable mortgage loan seller provides a nondisqualification opinion to the trustee at the expense of that mortgage loan seller and (B) both of the following conditions would be satisfied if that mortgage loan seller were to repurchase or replace only those mortgage loans as to which a Material Breach or Material Document Defect had occurred (without regard to this paragraph) (the “Affected Loan(s)”):  (i) the debt service coverage ratio for all those Crossed Mortgage Loans (excluding the Affected Loan(s)) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (A) 0.10x below the debt service coverage ratio for all such Crossed Mortgage Loans (including the Affected Loans(s)) set forth in APPENDIX I to this prospectus supplement and (B) the debt service coverage ratio for all such Crossed Mortgage Loans (including the Affected Loan(s)) for the four preceding calendar quarters preceding the repurchase or replacement, and (ii) the loan-to-value ratio for all such Crossed Mortgage Loans (excluding the Affected Loan(s)) is not greater than the greater of (A) the loan-to-value ratio, expressed as a whole number (taken to one decimal place), for all such Crossed Mortgage Loans (including the Affected Loan(s)) set forth in APPENDIX I to this prospectus supplement plus 10% and (B) the loan-to-value ratio for all such Crossed Mortgage Loans (including the Affected Loans(s)), at the time of repurchase or replacement.  The determination of the master servicer as to whether the conditions set forth above have been satisfied will be conclusive and binding in the absence of manifest error.  The master servicer will be entitled to cause to be delivered, or direct the applicable mortgage loan seller to (in which case that mortgage loan seller must) cause to be delivered to the master servicer, an appraisal of any or all of the related mortgaged properties for purposes of determining whether the condition set forth in clause (ii) above has been satisfied, in each case at the expense of that mortgage loan seller if the scope and cost of the appraisal is approved by that mortgage loan seller (such approval not to be unreasonably withheld).
Changes In Mortgage Pool Characteristics
The description in this prospectus supplement of the Mortgage Pool and the mortgaged properties is based upon the Mortgage Pool as expected to be constituted at the time the Offered Certificates are issued.  Prior to the issuance of the Offered Certificates, a mortgage loan may be removed from the Mortgage Pool if we deem such removal necessary or appropriate or if it is prepaid.  A limited number of other mortgage loans may be included in the Mortgage Pool prior to the issuance of the Offered Certificates, unless including such mortgage loans would materially alter the characteristics of the Mortgage Pool as described in this prospectus supplement.  The information presented in this prospectus supplement is representative of the characteristics of the Mortgage Pool as it will be constituted at the time the Offered Certificates are issued, although the range of mortgage rates and maturities and certain other characteristics of the mortgage loans in the Mortgage Pool may vary.
A Current Report on Form 8-K (the “Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed by the Depositor, together with the Pooling and Servicing Agreement, with the SEC.  If mortgage loans are removed from the Mortgage Pool as set forth in the preceding paragraph, such removal will be noted in the Form 8-K, and, if such removal or any other event results in any material pool characteristic of the actual Mortgage Pool differing by 5% or more (other than by reason of the mortgage loans converting into cash in accordance with their terms) from the description of the Mortgage Pool in this prospectus supplement filed with the SEC, such Form 8-K will be filed no later than four (4) business days after the initial issuance of the Offered Certificates.  Such Form 8-K will be available to purchasers and potential purchasers of the Offered Certificates.

SERVICING OF THE MORTGAGE LOANS
General
The master servicer and the special servicer, either directly or through sub‑servicers, will be required to service and administer the mortgage loans and any Serviced Companion Loans and any Serviced B Notes (in each case, for which the related servicer is responsible) in accordance with the Servicing Standard (subject to the servicing of any Non‑Serviced Mortgage Loan by the Non‑Serviced Mortgage Loan Master Servicer or Non‑Serviced Mortgage Loan Special Servicer, as applicable, pursuant to the applicable Non‑Serviced Mortgage Loan Pooling and Servicing Agreement).  The Servicing Standard is set forth in the Pooling and Servicing Agreement, dated as of the Cut‑off Date (the “Pooling and Servicing Agreement”), between Banc of America Merrill Lynch Commercial Mortgage Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, U.S. Bank National Association, as trustee certificate administrator, certificate registrar, authenticating agent and custodian, and Pentalpha Surveillance LLC, as trust advisor.
Reference is made to the accompanying prospectus for important information in addition to that set forth in this prospectus supplement regarding the terms of the Pooling and Servicing Agreement and the terms and conditions of the Offered Certificates.  Copies of the final Pooling and Servicing Agreement and related exhibits will be available after the Closing Date by visiting EDGAR on the SEC website at http://www.sec.gov.
“Servicing Standard” means with respect to the master servicer or the special servicer, as the case may be, to service and administer the mortgage loans (and any related Serviced B Note and Serviced Companion Loan but not any Non-Serviced Mortgage Loan) that it is obligated to service and administer pursuant to the Pooling and Servicing Agreement on behalf of the Issuing Entity and in the best interests of and for the benefit of the Certificateholders (and, in the case of any related Serviced B Note (taking into account the subordinate nature of any such Serviced B Note) or Serviced Companion Loan, the related holder of such Serviced B Note or Serviced Companion Loan, as applicable) as a collective whole (as determined by the master servicer or the special servicer, as the case may be, in its good faith and reasonable judgment), in accordance with applicable law, the terms of the Pooling and Servicing Agreement and the terms of the respective mortgage loans, any related Serviced B Note and Serviced Companion Loan and any related Intercreditor Agreement and, to the extent consistent with the foregoing, further as follows:
•	with the same care, skill and diligence as is normal and usual in its general mortgage servicing and REO Property management activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to mortgage loans and REO properties that are comparable to those for which it is responsible under the Pooling and Servicing Agreement;
•	with a view to the timely collection of all Scheduled Payments of principal and interest under the mortgage loans, any related Serviced B Note and any Serviced Companion Loan or, if a mortgage loan or the related Serviced B Note or Serviced Companion Loan comes into and continues in default and with respect to the special servicer, if, in the good faith and reasonable judgment of the special servicer, no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery of principal and interest on such mortgage loan to the Certificateholders (as a collective whole) (or in the case of any A/B Whole Loan or Loan Pair, the maximization of recovery thereon of principal and interest to the Certificateholders and the holder of the related Serviced B Note (taking into account the subordinate nature of any such Serviced B Note) or Serviced Companion Loan, as applicable, all taken as a collective whole) on a net present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the applicable NPV Calculation Rate); and without regard to:
•	any other known relationship that the master servicer or the special servicer, as the case may be, or any of their affiliates may have with the related borrower or any affiliate of the related borrower;

•	the ownership of any Certificate or any interest in any B Note, Serviced Companion Loan, Non-Serviced Companion Loan or any mezzanine loan related to a mortgage loan by the master servicer or the special servicer, as the case may be, or any of their affiliates;
•	the master servicer’s or the special servicer’s obligation to make Advances;
•	the right of the master servicer (or any of its affiliates) or the special servicer (or any of its affiliates), as the case may be, to receive any compensation and/or reimbursement of costs, or the sufficiency of any compensation payable to it, under the Pooling and Servicing Agreement or with respect to any particular transaction; and
•	any obligation of the master servicer (or any of its affiliates) to repurchase any mortgage loan from the Issuing Entity.
“NPV Calculation Rate” means a discount rate appropriate for the type of cash flows being discounted, namely:  (A) for principal and interest payments on a mortgage loan, Serviced B Note or Serviced Companion Loan or from the sale of a defaulted mortgage loan, the higher of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, and (2) the related mortgage rate or Serviced B Note interest rate, as applicable, based on its outstanding principal balance; and (B) for all other cash flows, including property cash flows, the “discount rate” set forth in the most recent appraisal (or update of such appraisal) of the related mortgaged property.
“A/B Whole Loan” means any mortgage loan serviced under the Pooling and Servicing Agreement that is divided into a senior mortgage note that is included in the Issuing Entity and one or more subordinated mortgage note(s) that are not included in the Issuing Entity.  References herein to an A/B Whole Loan are to be construed to refer to the aggregate indebtedness under the related mortgage loan and the related subordinated note(s).  There is no A/B Whole Loan related to the Issuing Entity as of the Closing Date.
“B Note” means, (i) with respect to any A/B Whole Loan, any related subordinated note not included in the Issuing Entity, which is subordinated in right of payment to the related mortgage loan (which is an A note) to the extent set forth in the related Intercreditor Agreement. See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” and “—The Non‑Serviced Loan Combinations” in this prospectus supplement. There are no B Notes related to the Issuing Entity as of the Closing Date.
“Serviced B Note” means, with respect to any A/B Whole Loan or Loan Pair, any related subordinated note not included in the Issuing Entity, which is serviced pursuant to the Pooling and Servicing Agreement and is subordinated in right of payment to the related mortgage loan to the extent set forth in the related Intercreditor Agreement.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.  There are no Serviced B Notes related to the Issuing Entity as of the Closing Date.
“Intercreditor Agreement” means:  (a) with respect to an A/B Whole Loan, the related intercreditor agreement, co‑lender agreement or similar agreement in effect from time to time by and between the holder of the related mortgage loan (which is an A note), the holder of any other related A note that is not included in the Issuing Entity and the holder of any related Serviced B Note, governing the relative rights of such holders; (b) with respect to a Loan Pair, the related intercreditor agreement, co‑lender agreement or similar agreement in effect from time to time by and between the holders of the related Serviced Pari Passu Mortgage Loan, the related Serviced Companion Loan and any related Serviced B Note governing the relative rights of such holders; and (c) with respect to any Non‑Serviced Loan Combination, the related intercreditor agreement(s), co‑lender agreement or similar agreement(s) in effect from time‑to‑time between the holders of the related Non‑Serviced Mortgage Loan and the related Non‑Serviced Companion Loan.
“Loan Pair” means a Serviced Pari Passu Mortgage Loan and the related Serviced Companion Loan, collectively.  The only Loan Pairs related to the Issuing Entity as of the Closing Date are the Herald Center and the 261 Fifth Avenue Loan Pair.

“Directing Holder” means, with respect to any A/B Whole Loan or Loan Pair, any holder of a related Serviced B Note or Serviced Companion Loan, or any designee thereof or participant in a securitization thereof, that constitutes the “Controlling Holder,” “Controlling Note Holder,” “Directing Holder,” “Directing Lender” or any analogous concept under the related Intercreditor Agreement. There is no Directing Holder with respect to the Issuing Entity as of the Closing Date.
“Serviced Companion Loan” means, with respect to any Loan Pair, a mortgage loan that is serviced under the Pooling and Servicing Agreement, is not a mortgage loan included in the Issuing Entity, and is paid on a pari passu basis with the related Serviced Pari Passu Mortgage Loan.  The only Serviced Companion Loans related to the Issuing Entity as of the Closing Date are the Herald Center Companion Loan and the 261 Fifth Avenue Companion Loan.
“Serviced Pari Passu Mortgage Loan” means a mortgage loan that is included in the Issuing Entity and is paid on a pari passu basis with a Serviced Companion Loan to the extent set forth in the related Intercreditor Agreement.  The Serviced Pari Passu Mortgage Loans included in the Issuing Entity as of the Closing Date are the Herald Center Mortgage Loan and the 261 Fifth Avenue Mortgage Loan.
“Non‑Serviced Companion Loan” means a loan not included in the Issuing Entity that is generally payable on a pari passu basis with the related Non‑Serviced Mortgage Loan.  The only Non‑Serviced Companion Loans related to the Issuing Entity as of the Closing Date are the Roosevelt New Orleans Waldorf Astoria Non‑Serviced Companion Loan and the Coastal Equities Retail Portfolio Non‑Serviced Companion Loan.
“Non‑Serviced Loan Combination” means a Non‑Serviced Mortgage Loan and the related Non‑Serviced Companion Loan, collectively.  The only Non‑Serviced Loan Combinations related to the Issuing Entity as of the Closing Date are the Roosevelt New Orleans Waldorf Astoria Non‑Serviced Loan Combination and the Coastal Equities Retail Portfolio Non‑Serviced Loan Combination.
“Non‑Serviced Mortgage Loan” means a mortgage loan included in the Issuing Entity but serviced under another agreement.  The only Non‑Serviced Mortgage Loans included in the Issuing Entity as of the Closing Date are the Roosevelt New Orleans Waldorf Astoria Mortgage Loan and the Coastal Equities Retail Portfolio Mortgage Loan.
“Non‑Serviced Mortgage Loan Pooling and Servicing Agreement” means the pooling and servicing agreement under which a Non‑Serviced Mortgage Loan is serviced.  The Non‑Serviced Mortgage Loan Pooling and Servicing Agreements related to the Issuing Entity as of the Closing Date are (i) the pooling and servicing agreement for the JPMBB 2015-C31 securitization (which involves the Roosevelt New Orleans Waldorf Astoria Non‑Serviced Companion Loan) and (ii) the pooling and servicing agreement for the MSBAM 2015-C24 securitization (which involves the Coastal Equities Retail Portfolio Non‑Serviced Companion Loan).
“Non-Serviced Mortgage Loan Master Servicer”, “Non-Serviced Mortgage Loan Special Servicer”, “Non-Serviced Mortgage Loan Trust Advisor,” “Non-Serviced Mortgage Loan Certificate Administrator” and “Non-Serviced Mortgage Loan Trustee” mean, with respect to any Non-Serviced Loan Combination, the master servicer, the special servicer, the trust advisor, the certificate administrator and the trustee, respectively, under the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.  With respect to any Non-Serviced Mortgage Loan Pooling and Servicing Agreement, the related Non-Serviced Mortgage Loan Master Servicer, the Non-Serviced Mortgage Loan Special Servicer, the Non-Serviced Mortgage Loan Trust Advisor, the Non-Serviced Mortgage Loan Certificate Administrator and the Non-Serviced Mortgage Loan Trustee are referred to collectively as the “Non-Serviced Mortgage Loan Service Providers.”
“Pari Passu Loan Primary Servicing Fee Rate” means the “master servicing fee rate” (or analogous term) (as defined in the related Non‑Serviced Mortgage Loan Pooling and Servicing Agreement) and any other servicing fee rate payable to the applicable Non‑Serviced Mortgage Loan Master Servicer applicable to any Non‑Serviced Mortgage Loan. The Pari Passu Loan Primary Servicing Fee Rate for the Roosevelt New Orleans Waldorf Astoria Mortgage Loan is 0.00250% per annum.  The Pari Passu Loan Primary Servicing Fee Rate for the Coastal Equities Retail Portfolio Mortgage Loan is 0.00500% per annum.

Each of the master servicer and the special servicer is required to adhere to the Servicing Standard.  Each of the master servicer and the special servicer may become the owner or pledgee of Certificates with the same rights as each would have if it were not the master servicer or the special servicer, as the case may be.
Any such interest of the master servicer or the special servicer in the Certificates will not be taken into account when evaluating whether actions of the master servicer or the special servicer are consistent with their respective obligations in accordance with the Servicing Standard, regardless of whether such actions may have the effect of benefiting the class or classes of Certificates owned by the master servicer or the special servicer.  In addition, subject to the Servicing Standard, the Pooling and Servicing Agreement will not limit the ability of the master servicer or the special servicer to lend money to (to the extent not secured, in whole or in part, by any mortgaged property), accept deposits from and otherwise generally engage in any kind of business or dealings with any borrower as though the master servicer or the special servicer, as applicable, were not a party to the Pooling and Servicing Agreement or to the transactions contemplated hereby.
Each of the master servicer and the special servicer is permitted to enter into a sub-servicing agreement, and any such sub-servicer will receive a fee for the services specified in such sub-servicing agreement.  However, any sub-servicing is subject to various conditions set forth in the Pooling and Servicing Agreement including the requirement that the master servicer or the special servicer, as the case may be, will remain liable for its servicing obligations under the Pooling and Servicing Agreement.  Furthermore, the special servicer may not enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without the consent of the Controlling Class Representative during any Subordinate Control Period or the Directing Holder (with respect to any A/B Whole Loan or Loan Pair), as applicable (in each case, such consent not to be unreasonably withheld), except to the extent necessary for the special servicer to comply with applicable regulatory requirements.  No sub-servicer may be permitted to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the mortgage loan documents, without the consent of the master servicer, whose consent will be subject to the consent of the special servicer.  The master servicer or the special servicer, as the case may be, will be required to pay any servicing compensation due to any sub-servicer out of its own funds.
The master servicer or special servicer may resign from the obligations and duties imposed on it under the Pooling and Servicing Agreement, upon thirty (30) days’ notice to the depositor, the trust advisor (in the case of the resignation of the special servicer), trustee, certificate administrator and custodian, provided that:
•	a successor master servicer or special servicer is available, has a net worth of at least $15,000,000, and is willing to and does assume the obligations of the master servicer or special servicer, and accepts appointment as successor master servicer or special servicer, on substantially the same terms and conditions, and for not more than equivalent compensation (unless, in the case of the special servicer, a successor cannot be found for existing compensation) and, in the case of the special servicer, (i) during any Subordinate Control Period, is acceptable to or has been appointed by the Controlling Class Representative, (ii) during any Collective Consultation Period, is reasonably acceptable to the Controlling Class Representative, the depositor and the trustee, (iii) during any Senior Consultation Period, is reasonably acceptable to the depositor and the trustee, and (iv) is a Qualified Replacement Special Servicer;
•	the master servicer or special servicer, as applicable, bears all costs associated with its resignation and the transfer of servicing;
•	the resigning master servicer or the resigning special servicer, as applicable, must have provided each Rating Agency with a Rating Agency Communication with respect to such servicing transfer; and
•	(i) (a) the successor master servicer or special servicer is acting as master servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by KBRA and a commercial mortgage loan securitization that was rated by Moody’s, in each case within the twelve (12) month period prior to the date of determination, and neither KBRA nor Moody’s has downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such master servicer or special servicer, as applicable, as master servicer or special servicer of such commercial mortgage securities, as applicable, as the sole or a material reason for such downgrade or withdrawal (or placement on watch) or (b) if such successor master servicer or special servicer, as applicable, is not acting as master servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by KBRA and/or Moody’s in such twelve (12) month period, then a Rating Agency Confirmation from such Rating Agency will be required; and (ii) such successor master servicer or special servicer has a master servicer rating or special servicer rating, as applicable, of at least “CMS3” or “CSS3,” as applicable, from Fitch.
Furthermore, the master servicer or special servicer may resign if it determines that its duties are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it.  Any such determination permitting the resignation of the master servicer or the special servicer must be evidenced by an opinion of counsel to such effect delivered to the trustee, in the case of the resignation of the master servicer, or to the master servicer, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the trustee, in the case of the resignation of the special servicer.  If the master servicer ceases to serve as such and has not been replaced by a qualified successor, the trustee or an agent of the trustee will assume the master servicer’s duties and obligations under the Pooling and Servicing Agreement.  If the special servicer ceases to serve as such and a qualified successor has not been engaged (or, if applicable in the case of an A/B Whole Loan or Loan Pair, appointed by a related Directing Holder and engaged or, otherwise during any Subordinate Control Period, appointed by the Controlling Class Representative and engaged), the trustee or an agent of the trustee will assume the duties and obligations of the special servicer.  If the trustee or any agent of the trustee assumes the duties and obligations of the master servicer or special servicer under such circumstances, the trustee or such agent will be permitted to resign as master servicer or special servicer notwithstanding the first sentence of this paragraph if it has been replaced by a qualified successor pursuant to the terms of the Pooling and Servicing Agreement.
The relationship of each of the master servicer and the special servicer to the trustee is intended to be that of an independent contractor and not that of a joint venture, partner or agent.
The master servicer will have no responsibility for the performance by the special servicer, to the extent they are different entities, of its duties under the Pooling and Servicing Agreement, and the special servicer will have no responsibility for the performance by the master servicer of its duties under the Pooling and Servicing Agreement.
The master servicer generally will be responsible for servicing and administering the entire pool of mortgage loans.  The special servicer will be responsible for servicing and administering any Specially Serviced Mortgage Loans.
Upon the occurrence of any of the Servicing Transfer Events (as defined below), the master servicer will be required to transfer its principal servicing responsibilities with respect to a Specially Serviced Mortgage Loan to the special servicer in accordance with the procedures set forth in the Pooling and Servicing Agreement.  Notwithstanding such transfer, the master servicer will continue to receive any payments on such mortgage loan, including amounts collected by the special servicer, to make selected calculations with respect to such mortgage loan, and to make remittances to the certificate administrator and prepare reports for the trustee and the certificate administrator with respect to such mortgage loan.  If title to the related mortgaged property is acquired by the Issuing Entity, whether through foreclosure, deed in lieu of foreclosure or otherwise, the special servicer will be responsible for the operation and management of the property and such loan will be considered an REO Mortgage Loan.
“Servicing Transfer Event” means each event set forth under the definition of Specially Serviced Mortgage Loan that has caused a mortgage loan, Serviced B Note or Serviced Companion Loan to become a Specially Serviced Mortgage Loan.  If a Servicing Transfer Event occurs with respect to a mortgage loan that is part of an A/B Whole Loan or Loan Pair, it will be deemed to have occurred also with respect to the related Serviced B Note or Serviced Companion Loan, as applicable.  If a Servicing Transfer Event occurs with respect to a Serviced B Note or Serviced Companion Loan, it will be deemed to have occurred also with respect to the mortgage loan that is part of the related A/B Whole Loan or Loan Pair, as applicable.

“Specially Serviced Mortgage Loan” means the following:
(a)    any mortgage loan (other than a Non-Serviced Mortgage Loan), Serviced B Note or Serviced Companion Loan as to which a Balloon Payment is past due, and the master servicer has determined, in its good faith reasonable judgment in accordance with the Servicing Standard, that payment is unlikely to be made on or before the sixtieth (60th) after the date the Balloon Payment was due (or if the master servicer has received, prior to the sixtieth (60th) day after the Due Date of such Balloon Payment, written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan, one hundred twenty (120) days following such default; provided, that if such refinancing does not occur during the time period specified in such written refinancing commitment, a Servicing Transfer Event will be deemed to have occurred), or any other payment is more than sixty (60) days past due or has not been made on or before the second Due Date following the date such payment was due;
(b)    any mortgage loan (other than a Non-Serviced Mortgage Loan), Serviced B Note or Serviced Companion Loan as to which, to the master servicer’s knowledge, the borrower has consented to the appointment of a receiver or conservator in any insolvency or similar proceeding of or relating to such borrower or to all or substantially all of its property, or the borrower has become the subject of a decree or order issued under a bankruptcy, insolvency or similar law and such decree or order has remained undischarged or unstayed for a period of sixty (60) days;
(c)    any mortgage loan (other than a Non-Serviced Mortgage Loan), Serviced B Note or Serviced Companion Loan as to which the master servicer has received notice of the foreclosure or proposed foreclosure of any other lien on the mortgaged property;
(d)    any mortgage loan (other than a Non Serviced Mortgage Loan), Serviced Companion Loan or Serviced B Note, as to which the master servicer or the special servicer has obtained knowledge of a default (other than a failure by the related mortgagor to pay principal or interest) that, in the good faith reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer, during any Subordinate Control Period, with the consent of the Controlling Class Representative), materially and adversely affects the interests of the Certificateholders or the holder of any related Serviced Companion Loan or Serviced B Note and which has occurred and remains unremedied for the applicable grace period specified in such mortgage loan (or, if no grace period is specified, sixty (60) days);
(e)    any mortgage loan (other than a Non-Serviced Mortgage Loan), Serviced B Note or Serviced Companion Loan as to which the borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors or voluntarily suspends payment of its obligations; and
(f)    any mortgage loan (other than a Non-Serviced Mortgage Loan), Serviced B Note or Serviced Companion Loan as to which, in the good faith reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer, during any Subordinate Control Period, with the consent of the Controlling Class Representative), (1) a payment default is imminent or is likely to occur within sixty (60) days, or (2) any other default is imminent or is likely to occur within sixty (60) days and such default, in the good faith reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer, during any Subordinate Control Period, with the consent of the Controlling Class Representative), is reasonably likely to materially and adversely affect the interests of the Certificateholders or the holder of the Serviced B Note or Serviced Companion Loan (as the case may be), provided that any determination under this clause (2) with respect to any mortgage loan (or Serviced B Note or Serviced Companion Loan, if applicable) solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer if it determines that such default is not an Acceptable Insurance Default (and, during any Subordinate Control Period, with the consent of the Controlling Class Representative).
Under any applicable Non-Serviced Mortgage Loan Pooling and Servicing Agreement, if a servicing transfer event thereunder occurs with respect to any Non-Serviced Companion Loan, it will be deemed to have occurred also with respect to the related Non-Serviced Mortgage Loan, and the Non-Serviced Loan Combination will be transferred to special servicing.  “Servicing transfer events” under any Non-Serviced Mortgage Loan Pooling and Servicing Agreement are substantially similar to those under the Pooling and Servicing Agreement.
A Specially Serviced Mortgage Loan can become a Rehabilitated Mortgage Loan, after which the master servicer will be required to resume all servicing responsibilities described herein as being allocated to the master servicer under the Pooling and Servicing Agreement.
A “Rehabilitated Mortgage Loan” is a Specially Serviced Mortgage Loan for which (a) three consecutive Scheduled Payments have been made, in the case of any such mortgage loan, Serviced B Note or Serviced Companion Loan that was modified, based on the modified terms, or a complete defeasance has occurred, (b) no other Servicing Transfer Event has occurred and is continuing with respect to such mortgage loan, Serviced B Note or Serviced Companion Loan (or, with respect to determining whether a mortgage loan, Serviced B Note or Serviced Companion Loan as to which an Appraisal Event has occurred is a Rehabilitated Mortgage Loan for purposes of applying Appraisal Reductions, no other Appraisal Event has occurred and is continuing) and (c) the Issuing Entity has been reimbursed for all costs incurred as a result of the occurrence of the Servicing Transfer Event, such amounts constitute a Workout-Delayed Reimbursement Amount or such amounts have been forgiven.  A mortgage loan that is part of an A/B Whole Loan will not constitute a Rehabilitated Mortgage Loan unless its related Serviced B Note would also constitute a Rehabilitated Mortgage Loan.  A Serviced B Note will not constitute a Rehabilitated Mortgage Loan unless its related mortgage loan would also constitute a Rehabilitated Mortgage Loan.  A Serviced Pari Passu Mortgage Loan will not constitute a Rehabilitated Mortgage Loan unless its related Serviced Companion Loan would also constitute a Rehabilitated Mortgage Loan.  A Serviced Companion Loan will not constitute a Rehabilitated Mortgage Loan unless its related Serviced Pari Passu Mortgage Loan would also constitute a Rehabilitated Mortgage Loan.
The master servicer and the special servicer will, in general, each be required to pay all ordinary expenses incurred by it in connection with its servicing activities under the Pooling and Servicing Agreement and will not be entitled to reimbursement therefor except as expressly provided in the Pooling and Servicing Agreement.  See “Description of the Offered Certificates—Advances—Servicing Advances” in this prospectus supplement.
The master servicer and the special servicer and any affiliate, director, officer, employee, member, manager or agent of any of them will be entitled to indemnification from the Issuing Entity out of collections on, and other proceeds of, the mortgage loans, including REO Mortgage Loans (and, if and to the extent that the matter relates to a Serviced B Note or Serviced Companion Loan, out of collections on, and other proceeds of, the Serviced B Note or Serviced Companion Loan) against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action relating to the Pooling and Servicing Agreement, the mortgage loans, any Serviced B Note or Serviced Companion Loan, any REO Property or the Certificates or any exercise of rights under the Pooling and Servicing Agreement reasonably requiring the use of counsel or the incurring of expenses other than, among other things, any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred by reason of the master servicer’s or special servicer’s willful misfeasance, bad faith or negligence in the performance of their duties under the Pooling and Servicing Agreement.  Any Non-Serviced Mortgage Loan Master Servicer and Non-Serviced Mortgage Loan Special Servicer and their respective affiliates, directors, officers, employees, members, managers or agents of any of them will be entitled to similar indemnification from the Issuing Entity for losses, liabilities and expenses relating to any Non-Serviced Mortgage Loan (but excluding any losses allocable to the Non-Serviced Companion Loan).

The Master Servicer
Master Servicer Compensation
The master servicer will be entitled to a Master Servicing Fee (the “Master Servicing Fee”) equal to the Master Servicing Fee Rate applied to the outstanding principal balance of each mortgage loan (including any Non-Serviced Mortgage Loan), any related Serviced Companion Loan (and in each case including any REO Mortgage Loan or REO Serviced Companion Loan) and, if applicable, A/B Whole Loan or Loan Pair.  The “Master Servicing Fee Rate” means the rate payable each month equal to:
(i)              with respect to each mortgage loan (other than the Roosevelt New Orleans Waldorf Astoria Mortgage Loan and the Coastal Equities Retail Portfolio Mortgage Loan), 0.0050% per annum plus the primary servicing fee rate set forth next to such mortgage loan on APPENDIX I to this prospectus supplement;
(ii)            with respect to the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, 0.0050% per annum;
(iii)          with respect to the Coastal Equities Retail Portfolio Mortgage Loan, 0.0050% per annum; and
(iv)          with respect to the Herald Center Serviced Companion Loan and the 261 Fifth Avenue Serviced Companion Loan, 0.0050% per annum and 0.0050% per annum, respectively.
In addition:
(i)              the master servicer under the JPMBB 2015-C31 transaction will be paid the related pari passu loan primary servicing fee in respect of the Roosevelt New Orleans Waldorf Astoria Mortgage Loan (calculated at 0.0025% per annum); and
(ii)            the master servicer under the MSBAM 2015-C24 transaction will be paid the related pari passu loan primary servicing fee in respect of the Coastal Equities Retail Portfolio Mortgage Loan (calculated at 0.0050% per annum).
The Master Servicing Fee includes all amounts required to be paid to any primary or sub-servicer (other than with respect to any Non-Serviced Mortgage Loan). For additional information regarding the servicing fees with respect to each Non-Serviced Mortgage Loan, see “Description of the Mortgage Pool—The Non Serviced Loan Combinations” in this prospectus supplement.
The master servicer will pay all amounts required to be paid to any primary or sub-servicer (other than with respect to any Non-Serviced Mortgage Loan) out of master servicing fees collected on the mortgage loans.
The related Master Servicing Fee and certain other compensation payable to the master servicer will be reduced, on each Distribution Date by the amount, if any, of any payment of Compensating Interest (a “Compensating Interest Payment”) required to be made by the master servicer on such Distribution Date.  Any Net Aggregate Prepayment Interest Shortfall will be allocated as presented under “Description of the Offered Certificates—Distributions—Prepayment Interest Shortfalls and Prepayment Interest Excesses” in this prospectus supplement.  If Prepayment Interest Excesses for all mortgage loans other than Specially Serviced Mortgage Loans exceed Prepayment Interest Shortfalls for such mortgage loans as of any Distribution Date, such excess amount will be payable to the master servicer as additional servicing compensation.
In addition to the Master Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be zero) of Excess Modification Fees, Consent Fees, Ancillary Fees, Assumption Fees and Excess Penalty Charges with respect to each mortgage loan, Serviced B Note (to the extent set forth in the related intercreditor agreement) and Serviced Companion Loan and (b) 100% of any assumption application fees with respect to non-Specially Serviced Mortgage Loans and any defeasance fee (provided, that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the Pooling and Servicing Agreement) actually paid by a borrower in connection with the defeasance of a mortgage loan, Serviced B Note or

Serviced Companion Loan.  The Master Servicer will also be authorized but not required to invest or direct the investment of funds held in the Collection Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement.  The Master Servicer will also be entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.
“Assumption Fees” means, with respect to any mortgage loan (or A/B Whole Loan or Loan Pair, if applicable, but not any Non-Serviced Mortgage Loan), any and all assumption fees actually paid by the related borrower and other applicable fees (excluding assumption application fees) actually paid by the related borrower in accordance with the related loan documents, with respect to a transfer of a related mortgaged property or interests in a related borrower.
“Consent Fees” means, with respect to any mortgage loan (or A/B Whole Loan or Loan Pair, if applicable, but not any Non-Serviced Mortgage Loan), any and all fees actually paid by a borrower with respect to any consent or approval required pursuant to the terms of the mortgage loan, A/B Whole Loan or Loan Pair documents that does not involve a restructuring, modification, assumption, extension, waiver or amendment of the terms of the mortgage loan, A/B Whole Loan or Loan Pair documents.
“Modification Fees” means, with respect to any mortgage loan (or A/B Whole Loan or Loan Pair, if applicable, but not any Non-Serviced Mortgage Loan), any and all fees with respect to a written restructuring, modification, extension, waiver or amendment that restructures, modifies, extends, amends or waives any term of the mortgage loan, A/B Whole Loan or Loan Pair (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than any Assumption Fees, assumption application fees, Consent Fees and defeasance fees).  For each written restructuring, modification, extension, waiver or amendment that restructures, modifies, extends, amends or waives any term of the mortgage loan, A/B Whole Loan or Loan Pair in connection with working out of a Specially Serviced Mortgage Loan, the Modification Fees collected from the related borrower will be subject to a cap of the lesser of (i) 1.0% of the outstanding principal balance of such mortgage loan, A/B Whole Loan or Loan Pair, as applicable, on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided, that no aggregate cap will exist in connection with the amount of Modification Fees which may be collected from the related borrower with respect to any Specially Serviced Mortgage Loan or REO Loan and (ii) $1,000,000, provided, further, that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the related borrower with respect to any Specially Serviced Mortgage Loan or REO Loan.
“Allocable Modification Fee” means, with respect to any mortgage loan (or A/B Whole Loan or Loan Pair, if applicable, but not any Non-Serviced Mortgage Loan) as to which a Modification Fee is collected, the excess, if any, of (i) such Modification Fee, over (ii) 0.75% of the outstanding principal balance of such mortgage loan (or A/B Whole Loan or Loan Pair, if applicable, but not any Non-Serviced Mortgage Loan) immediately following the related restructuring, modification, extension, amendment or waiver.
“Unallocable Modification Fee” means, with respect to any mortgage loan (or A/B Whole Loan or Loan Pair, if applicable, but not any Non-Serviced Mortgage Loan) as to which a Modification Fee is collected, the lesser of (i) such Modification Fee, and (ii) 0.75% of the outstanding principal balance of such mortgage loan (or A/B Whole Loan or Loan Pair, if applicable, but not any Non-Serviced Mortgage Loan) immediately following the related restructuring, modification, extension, amendment or waiver.
“Excess Modification Fees” means, with respect to any mortgage loan (or A/B Whole Loan or Loan Pair, if applicable, but not any Non-Serviced Mortgage Loan), the sum of (A) any and all Unallocable Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such mortgage loan (or A/B Whole Loan or Loan Pair, if applicable), exclusive, in the case of an A/B Whole Loan or a Loan Pair, of any portion of such Modification Fees payable to the holder of the related Serviced B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement, and (B) the excess, if any, of (i) any and all Allocable Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such mortgage loan (or A/B Whole Loan or Loan Pair, if applicable), exclusive, in the case of an A/B Whole Loan or a Loan Pair, of any portion of such Modification Fees payable to the holder of the related Serviced B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement, over (ii) all unpaid or unreimbursed Additional Trust Fund Expenses outstanding or previously incurred on behalf of the Issuing Entity with respect to such mortgage loan (or A/B Whole Loan or Loan Pair, if applicable) and reimbursed from such Allocable Modification Fees (which additional expenses will be reimbursed from such Allocable Modification Fees, exclusive, in the case of an A/B Whole Loan or a Loan Pair, of any portion of such Allocable Modification Fees payable to the holder of the related Serviced B Note or Serviced Companion Loan, as applicable, pursuant to the related Intercreditor Agreement) and (C) expenses previously paid or reimbursed from Allocable Modification Fees as described in the preceding clause (B), which expenses have been recovered from the related borrower or otherwise.
“Penalty Charges” means, with respect to any mortgage loan (or A/B Whole Loan or Loan Pair, if applicable) (or any related REO Property), any amounts actually collected thereon from the borrower that represent late fees and default interest, but excluding any amounts allocable to any Non-Serviced Mortgage Loan and its related Non-Serviced Companion Loan pursuant to the terms of the related Intercreditor Agreement.
“Excess Penalty Charges” means, with respect to any mortgage loan (or A/B Whole Loan or Loan Pair, if applicable), (A) the excess, if any, of (i) any and all Penalty Charges collected in respect of such mortgage loan (or A/B Whole Loan or Loan Pair, if applicable) (exclusive, in the case of an A/B Whole Loan or Loan Pair, of any portion of such Penalty Charges payable to the holder of the related Serviced B Note or Serviced Companion Loan pursuant to the related Intercreditor Agreement), over (ii) all unpaid or unreimbursed Additional Trust Fund Expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower and, also, the payment of Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related mortgage loan (or A/B Whole Loan or Loan Pair, if applicable) and reimbursed from such Penalty Charges (which expenses will be reimbursed from such Penalty Charges (exclusive, in the case of an A/B Whole Loan or Loan Pair, of any portion of such Penalty Charges payable to the holder of the related Serviced B Note or Serviced Companion Loan pursuant to the related Intercreditor Agreement)) and (B) expenses previously paid or reimbursed from Penalty Charges as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.
“Ancillary Fees” means, with respect to any mortgage loan (or A/B Whole Loan or Loan Pair, if applicable), any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks or similar items (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.
Although the Master Servicer will be required to service and administer the pool of mortgage loans (other than any Non-Serviced Mortgage Loans), Serviced B Notes and Serviced Companion Loans in accordance with the Servicing Standard above and, accordingly, without regard to their rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.
Any successor master servicer will receive the Master Servicing Fee as compensation, together with the foregoing additional servicing compensation.  The Pooling and Servicing Agreement will not provide for any successor master servicer to receive compensation in excess of that permitted to be received by its predecessor.  Any change to the compensation of the master servicer will require an amendment to the Pooling and Servicing Agreement.

Master Servicer Termination Events
A “Master Servicer Termination Event” means, with respect to the master servicer under the Pooling and Servicing Agreement, any one of the following events:
•	any failure by the master servicer to remit to the certificate administrator or otherwise make any payment required to be remitted by the master servicer under the terms of the Pooling and Servicing Agreement, including any required Advances; provided, that if a payment is required to be remitted by the master servicer to the certificate administrator on the Master Servicer Remittance Date, the failure to remit that payment to the certificate administrator will only be a “Master Servicer Termination Event” under this bullet if that payment has not been remitted to the certificate administrator prior to 10:00 a.m. (New York City time) on the related Distribution Date;
•	any failure by the master servicer to make a required deposit to the Collection Account which continues unremedied for one (1) Business Day following the date on which such deposit was first required to be made;
•	any failure on the part of the master servicer duly to observe or perform in any material respect any other of the duties, covenants or agreements on the part of the master servicer contained in the Pooling and Servicing Agreement (other than, if and for so long as the Issuing Entity or a trust created pursuant to a pooling and servicing agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, with respect to the duties described under “Description of the Offered Certificates—Evidence as to Compliance” in this prospectus supplement or certain other reporting duties imposed on it for purposes of compliance with Regulation AB and the Exchange Act to the extent described in the ninth bullet of this definition), which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the master servicer by the depositor or the trustee; provided, such cure period may be extended to the extent necessary to permit the master servicer to cure such failure if the master servicer certifies to the trustee and the depositor that the master servicer is in good faith attempting to remedy such failure and the Certificateholders will not be materially and adversely affected thereby; provided, further that such cure period may not exceed ninety (90) days;
•	any breach of the representations and warranties of the master servicer in the Pooling and Servicing Agreement that materially and adversely affects the interest of any Holder of any Class of Certificates and that continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied is given to the master servicer by the depositor or the trustee, provided, such cure period may be extended to the extent necessary to permit the master servicer to cure such breach if the master servicer certifies to the trustee and the depositor that the master servicer is in good faith attempting to remedy such breach and the Certificateholders will not be materially and adversely affected thereby; provided, further that such cure period may not exceed ninety (90) days;
•	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against the master servicer and such decree or order remains in force undischarged or unstayed for a period of sixty (60) days;
•	the master servicer consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the master servicer or of or relating to all or substantially all of its property;
•	the master servicer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of its creditors, voluntarily suspends payment of its obligations, or takes any corporate action in furtherance of the foregoing;

•	(1) KBRA or Moody’s has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or one or more classes of securities backed by a Serviced B Note or Serviced Companion Loan (if such Rating Agency has been engaged by the applicable depositor to rate such securities) or (B) placed one or more Classes of Certificates or one or more classes of securities backed by a Serviced B Note or Serviced Companion Loan (if such Rating Agency has been engaged by the applicable depositor to rate such securities) on “watch status” in contemplation of a ratings downgrade or withdrawal (and, in the case of either of clauses (A) or (B), such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA or Moody’s, as applicable, within sixty (60) days) and, in the case of either of clauses (A) or (B), KBRA or Moody’s, as applicable, publicly cited servicing concerns with the master servicer as the sole or material factor in such rating action; or (2) the master servicer ceases to have a master servicer rating of at least “CMS3” from Fitch and such rating is not reinstated within sixty (60) days;
•	if and for so long as the Issuing Entity or a trust created pursuant to a pooling and servicing agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, any failure by the master servicer, an Additional Servicer or a sub-servicer appointed by the master servicer (other than any Additional Servicer that the master servicer is required to retain by a mortgage loan seller) to deliver any reporting items required to be delivered under Regulation AB and the Exchange Act by such entity under the Pooling and Servicing Agreement by the time required under the Pooling and Servicing Agreement after any applicable grace period; or
•	if and for so long as the Issuing Entity or a trust created pursuant to a pooling and servicing agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, any failure by the master servicer to terminate any sub-servicer that is a Reporting Servicer for certain failures to deliver reporting items required to be delivered under Regulation AB and the Exchange Act; provided, that the depositor may waive any such Master Servicer Termination Event (or the failure to deliver by the Reporting Servicer) under this tenth bullet in its sole discretion without the consent of the trustee or any Certificateholders.
“Additional Servicer” means each affiliate of the master servicer, the special servicer, the mortgage loan sellers, the certificate administrator, the trustee, the custodian, the depositor or any of the underwriters that services any of the mortgage loans and each person, other than the special servicer, who is not an affiliate of the master servicer, the mortgage loan sellers, the certificate administrator, the trustee, the custodian, the depositor or any of the underwriters, that services 10% or more of the mortgage loans (based on the unpaid principal balance of the mortgage loans).
“Reporting Servicer” means each of the master servicer, the special servicer, the trust advisor and any Servicing Function Participant (including the certificate administrator, the trustee (if it has made an advance during the calendar year related to the annual report or assessment of compliance with servicing criteria), the custodian and each sub-servicer), as the case may be.
“Servicing Criteria” means the criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.
“Servicing Function Participant” means any person (including the certificate administrator, the trustee and the custodian), other than the master servicer and the special servicer, that, within the meaning of Item 1122 of Regulation AB, is performing activities addressed by the Servicing Criteria, unless such person’s activities relate only to 5% or less of the mortgage loans (based on their unpaid principal balance).  The Trustee will be a Servicing Function Participant only if, and for such time as, it has made an Advance during any calendar year covered by an annual report on assessment of compliance with Servicing Criteria.
If a Master Servicer Termination Event described under the third, fourth, eighth, ninth or tenth bullet under the definition of “Master Servicer Termination Event” above has occurred and is continuing, the obligations and responsibilities of the master servicer under the Pooling and Servicing Agreement will terminate on the date which is sixty (60) days following the date on which the trustee or the depositor gives written notice to the master servicer that the master servicer is terminated.  If a Master Servicer Termination Event described under the first, second, fifth, sixth or seventh bullet under the definition of “Master Servicer Termination Event” above has occurred and is continuing, the obligations and responsibilities of the master servicer under the Pooling and Servicing Agreement will terminate immediately upon the date which the trustee or the depositor gives written notice to the master servicer that the master servicer is terminated.  After the occurrence and during the continuance of any Master Servicer Termination Event (subject to the depositor’s waiver right with respect to the event described in the tenth bullet point under the definition of “Master Servicer Termination Event” above), the trustee may elect to terminate the master servicer by providing such notice, and will be required to provide such notice if Holders of Certificates representing more than 25% of the aggregate Voting Rights of all Certificates so direct the trustee.
Upon termination of the master servicer under the Pooling and Servicing Agreement, all authority, power and rights of the master servicer under the Pooling and Servicing Agreement, whether with respect to the mortgage loans or otherwise, will terminate except for any rights related to indemnification, unpaid servicing compensation or unreimbursed Advances and related interest, provided that in no event will the termination of the master servicer be effective until a successor servicer has succeeded the master servicer as successor servicer, notified the master servicer of such succession, and such successor servicer has assumed the master servicer’s obligations and responsibilities with respect to the mortgage loans as set forth in the Pooling and Servicing Agreement.  The trustee may not succeed the master servicer as servicer until and unless it has satisfied the provisions specified in the Pooling and Servicing Agreement.  However, if the master servicer is terminated as a result of a Master Servicer Termination Event described under the fifth, sixth or seventh bullet under the definition of “Master Servicer Termination Event” described above, the trustee will act as successor servicer immediately and must use commercially reasonable efforts to either satisfy the conditions specified in the Pooling and Servicing Agreement or transfer the duties of the master servicer to a successor servicer who has satisfied such conditions.  If any master servicer is terminated based upon a Master Servicer Termination Event under the eighth bullet of the definition thereof, then such terminated master servicer will have the right to enter into a sub‑servicing agreement or primary servicing agreement with the applicable successor master servicer with respect to all applicable mortgage loans that are not then subject to a sub‑servicing agreement or primary servicing agreement, so long as certain conditions are met including that such terminated master servicer (i) is acting as primary servicer in a commercial mortgage loan securitization that was rated by KBRA and a commercial mortgage loan securitization that was rated by Moody’s, in each case within the twelve (12) month period prior to the date of determination (or, in the case of the initial master servicer, prior to the Closing Date), and neither KBRA nor Moody’s has downgraded or withdrawn the then current rating on any related class of commercial mortgage securities or placed any related class of commercial mortgage securities on watch publicly citing the continuation of such primary servicer as primary servicer of such commercial mortgage securities as the sole or a material reason for such downgrade or withdrawal (or placement on watch), and (ii) has a master servicer rating of at least “CMS3” from Fitch; or, in the case of each such Rating Agency, be otherwise acceptable to such Rating Agency as evidenced by a Rating Agency Confirmation.
If the master servicer (i) is terminated solely due to a Master Servicer Termination Event described in the eighth or ninth bullet of the definition of Master Servicer Termination Event and (ii) provides the trustee with the appropriate “request for proposal” materials, the trustee will be required to solicit good faith bids for the rights to master service the mortgage loans under the Pooling and Servicing Agreement.  The trustee will be required to select the bidder with the highest cash bid (or such other bidder as the master servicer may direct) that also meets the qualifications set forth in the Pooling and Servicing Agreement to act as master servicer.  Upon the agreement of such successor servicer to succeed the master servicer and assume the master servicer’s obligations and responsibilities with respect to the mortgage loans under the Pooling and Servicing Agreement, the trustee will be required to remit the cash bid received from such successor servicer to the terminated master servicer.  If a successor master servicer is not appointed within thirty (30) days of the master servicer’s termination, the trustee may select a successor master servicer as described in the previous paragraph.
The Pooling and Servicing Agreement will not provide for any successor master servicer to receive any compensation in excess of that paid to the predecessor master servicer.  The predecessor master servicer will be required to cooperate with respect to the transfer of servicing and to pay for the expenses of its termination and replacement if such termination is due to voluntary resignation.

The Special Servicer
Special Servicer Compensation
“Special Servicer Compensation” means such fees payable to the special servicer, collectively, including:
•	A “Special Servicing Fee” meaning, in any month, an amount of interest accrued at a rate equal to 0.25% per annum, in each case determined in the same manner as interest at the applicable mortgage rate is determined for each Specially Serviced Mortgage Loan (or successor REO Mortgage Loan, successor REO Serviced B Note or successor REO Serviced Companion Loan) for such month, and based on the outstanding principal balance of each Specially Serviced Mortgage Loan (or successor REO Mortgage Loan, successor REO Serviced B Note or successor REO Serviced Companion Loan).
•	A “Workout Fee” meaning a fee payable with respect to any Rehabilitated Mortgage Loan, equal to the lesser of (i) $1,000,000 in the aggregate with respect to any particular workout of a mortgage loan (other than any Non‑Serviced Mortgage Loan) that is a Specially Serviced Mortgage Loan, and (ii) the product of (x) 1.0% and (y) the amount of each collection of interest (other than default interest and any Excess Interest) and principal received (including any Condemnation Proceeds or Insurance Proceeds received and applied as a collection of such interest and principal) on such mortgage loan (including, for this purpose, any related Serviced B Note or Serviced Companion Loan, as applicable), for so long as it remains a Rehabilitated Mortgage Loan; provided, that the Workout Fee with respect to any Rehabilitated Mortgage Loan will be reduced by the amount of any Excess Modification Fees actually received by the Special Servicer as additional servicing compensation (i) with respect to the related mortgage loan, Serviced Companion Loan or Serviced B Note, as applicable, at any time within the prior eighteen (18) months in connection with each modification, restructure, extension, waiver or amendment that constituted a modification of the related mortgage loan, Loan Pair or A/B Whole Loan while the mortgage loan or the related Serviced Companion Loan or Serviced B Note, as applicable, was a Specially Serviced Mortgage Loan and (ii) with respect to the related mortgage loan, Serviced Companion Loan or Serviced B Note, as applicable, at any time within the prior nine (9) months in connection with each modification, restructure, extension, waiver or amendment that constitutes a modification of the related mortgage loan, Loan Pair or A/B Whole Loan while the mortgage loan or the related Serviced Companion Loan or Serviced B Note, as applicable, was a non-Specially Serviced Mortgage Loan, but, in each case, only to the extent those Excess Modification Fees have not previously been deducted from a Workout Fee or Liquidation Fee. Notwithstanding the foregoing, if a mortgage loan, Serviced B Note or Serviced Companion Loan becomes a Specially Serviced Mortgage Loan only because of an event described in clause (a) of the definition of “Specially Serviced Mortgage Loan” as a result of a payment default on the related maturity date and the related collection of principal and interest is received within three (3) months following the related maturity date as a result of the related mortgage loan, Serviced B Note or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related mortgagor and retain (x) a workout fee, (y) such other fees as are provided for in the related mortgage loan documents and (z) other appropriate fees in connection with such workout.
•	A “Liquidation Fee” meaning a fee payable with respect to the final disposition or liquidation of any mortgage loan (other than any Non-Serviced Mortgage Loan) that is a Specially Serviced Mortgage Loan (including, for this purpose, any related Serviced Companion Loan or Serviced B Note) or REO Property (other than any REO Property related to a Non-Serviced Mortgage Loan) equal to the lesser of (i) $1,000,000, and (ii) the product of (x) 1.0% and (y) the Liquidation Proceeds received in connection with a final disposition of, and any Condemnation Proceeds and Insurance Proceeds received by the Issuing Entity (net of any expenses incurred by the special servicer on behalf of the Issuing Entity in connection with the collection of such Condemnation Proceeds and Insurance Proceeds) with respect to, such Specially Serviced Mortgage Loan or REO Property or portion thereof; provided, that the Liquidation Fee with respect to any Specially Serviced Mortgage Loan or REO Property will be reduced by the amount of any Excess Modification Fees actually received by the special servicer as additional servicing compensation (i) with respect to the related mortgage loan, Serviced Companion Loan or Serviced B Note, as applicable, at any time within the prior eighteen (18) months in connection with each modification, restructure, extension, waiver or amendment that constituted a modification of the related mortgage loan, Loan Pair or A/B Whole Loan while the mortgage loan or the related Serviced Companion Loan or Serviced B Note, as applicable, was a Specially Serviced Mortgage Loan and (ii) with respect to the related mortgage loan, Serviced Companion Loan or Serviced B Note, as applicable, at any time within the prior nine (9) months in connection with each modification, restructure, extension, waiver or amendment that constitutes a modification of the related mortgage loan, Loan Pair or A/B Whole Loan while the mortgage loan or the related Serviced Companion Loan or Serviced B Note, as applicable, was a non-Specially Serviced Mortgage Loan, but, in each case, only to the extent those Excess Modification Fees have not previously been deducted from a Workout Fee or Liquidation Fee.  No Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with (i) the repurchase of, or substitution for, any mortgage loan by the related mortgage loan seller or its guarantor for a Material Breach or Material Document Defect, as applicable, if such repurchase or substitution occurs on or before the later of (x) one hundred eighty (180) days after the discovery or receipt of notice by the mortgage loan seller or its guarantor of the Material Breach or Material Document Defect, as applicable, that gave rise to the particular repurchase or substitution obligation, and (y) the expiration of the time period (or extension thereof) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of any applicable extended resolution period, (ii) the purchase of any Specially Serviced Mortgage Loan that is, or is part of, an A/B Whole Loan or Loan Pair by the holder of the related Serviced B Note or Serviced Companion Loan, as applicable, within ninety (90) days following the date that such mortgage loan became a Specially Serviced Mortgage Loan, (iii) the purchase of any Specially Serviced Mortgage Loan that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within the ninety (90) days following the date that such holder’s option to purchase the related mortgage loan first becomes exercisable, (iv) the purchase of all of the mortgage loans and REO Properties in connection with an optional termination of the Issuing Entity, (v) the purchase of any Specially Serviced Mortgage Loan by the special servicer or any affiliate thereof (other than the Controlling Class Representative), or (vi) the purchase of any Specially Serviced Mortgage Loan or related REO Property by the Controlling Class Representative or any affiliate thereof (other than the special servicer), if such purchase occurs within ninety (90) days after the date on which the special servicer delivers to the Controlling Class Representative for its approval the initial Asset Status Report with respect to such Specially Serviced Mortgage Loan.  For the avoidance of doubt, the special servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a mortgage loan, Serviced Companion Loan, Serviced B Note, REO Mortgage Loan, REO Serviced B Note or REO Serviced Companion Loan.  Notwithstanding the foregoing, if a mortgage loan, Serviced B Note or Serviced Companion Loan becomes a Specially Serviced Mortgage Loan only because of an event described in clause (a) of the definition of “Specially Serviced Mortgage Loan” as a result of a payment default on the related maturity date and the related Liquidation Proceeds are received within three (3) months following the related maturity date as a result of the related mortgage loan, Serviced B Note or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Liquidation Fee out of the proceeds received in connection with such liquidation if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related mortgagor and retain (x) a liquidation fee, (y) such other fees as are provided for in the related mortgage loan documents and (z) other appropriate fees in connection with such liquidation.
•	Any other fees payable to the special servicer pursuant to the Pooling and Servicing Agreement.
The Special Servicing Fee for any Specially Serviced Mortgage Loan (or successor REO Mortgage Loan, successor REO Serviced B Note or successor REO Serviced Companion Loan) will be payable monthly from general collections on all the mortgage loans in the Mortgage Pool and, to the extent of the Issuing Entity’s interest in the mortgage loan, any foreclosure properties, prior to any distribution of such collections to Certificateholders.  The Workout Fee with respect to any Rehabilitated Mortgage Loan in the Issuing Entity will cease to be payable if such mortgage loan again becomes a Specially Serviced Mortgage Loan or if the related mortgaged property becomes an REO Property but otherwise such fee is paid until maturity.  If the special servicer is terminated for any reason or resigns, it will retain the right to receive any Workout Fees payable on mortgage loans, Serviced B Notes and Serviced Companion Loans that became (or would become, but for the making of three scheduled monthly payments) Rehabilitated Mortgage Loans while it acted as special servicer and remained Rehabilitated Mortgage

Loans at the time of such termination or resignation until such mortgage loan becomes a Specially Serviced Mortgage Loan or until the related mortgaged property becomes an REO Property.  The successor special servicer will not be entitled to any portion of such Workout Fees.
The Special Servicer will also be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be zero) of Excess Modification Fees, Consent Fees, Ancillary Fees and Assumption Fees with respect to each mortgage loan, Serviced B Note and Serviced Companion Loan and 100% of any assumption application fees with respect to Specially Serviced Mortgage Loans, (b) Excess Penalty Charges with respect to Specially Serviced Mortgage Loans, and (c) any interest or other income earned on deposits in the REO Accounts.
With respect to any Non-Serviced Mortgage Loan, the Special Servicer will not receive any special servicing compensation, and the Non-Serviced Mortgage Loan Special Servicer will be entitled to compensation similar to the compensation to which the Special Servicer is entitled under the Pooling and Servicing Agreement, except that there may be a higher cap (or no cap) on workout fees and/or liquidation fees.
Although the Special Servicer will be required to service and administer the pool of mortgage loans (other than any Non-Serviced Mortgage Loans) and the Serviced B Notes and Serviced Companion Loans in accordance with the Servicing Standard above and, accordingly, without regard to their rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.
If the Prepayment Interest Excesses for all Specially Serviced Mortgage Loans exceed Prepayment Interest Shortfalls for such mortgage loans as of any Distribution Date, such excess amount will be payable to the special servicer as additional servicing compensation.
As described in this prospectus supplement under “—The Controlling Class Representative,” the Controlling Class Representative (or with respect to an A/B Whole Loan or Loan Pair, the related Directing Holder to the extent described under “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” above) will have the right to receive notification of, advise the special servicer regarding, and consent to, certain actions of the special servicer, subject to the limitations described in this prospectus supplement and the Pooling and Servicing Agreement.
Any successor special servicer will receive the foregoing Special Servicing Compensation as compensation.  The Pooling and Servicing Agreement does not provide for any successor special servicer to receive compensation in excess of that permitted to be received by its predecessor, except in the case where a successor cannot be found for existing compensation.  Any change to the compensation of the special servicer will require an amendment to the Pooling and Servicing Agreement.
The Pooling and Servicing Agreement will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer, without charge and within two (2) Business Days following the end of such Collection Period a report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period (and the master servicer to the extent it has received such report must forward such information to the certificate administrator on the Master Servicer Remittance Date).
“Disclosable Special Servicer Fees” means, with respect to any mortgage loan, A/B Whole Loan, Loan Pair or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the Issuing Entity, any borrower, any manager, any guarantor or indemnitor in respect of a mortgage loan, A/B Whole Loan, Loan Pair or REO Property and any purchaser of any mortgage loan, A/B Whole Loan, Loan Pair or REO Property) in connection with the disposition, workout or foreclosure of any mortgage loan (or A/B Whole Loan or Loan Pair, if applicable), the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees (defined below) and (2) any Special Servicer Compensation to which the special servicer is entitled pursuant to the Pooling and Servicing Agreement.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any mortgage loan, A/B Whole Loan, Loan Pair or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.
The Pooling and Servicing Agreement will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the Issuing Entity, any borrower, any manager, any guarantor or indemnitor in respect of a mortgage loan, A/B Whole Loan or Loan Pair and any purchaser of any mortgage loan, A/B Whole Loan, Loan Pair or REO Property) in connection with the disposition, workout or foreclosure of any mortgage loan (or A/B Whole Loan or Loan Pair, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to Permitted Special Servicer/Affiliate Fees.
Special Servicer Termination Events
“Special Servicer Termination Event” means, with respect to the special servicer under the Pooling and Servicing Agreement, any one of the following events:
•	any failure by the special servicer to remit to the master servicer within one (1) Business Day of the date when due any amount required to be so remitted under the terms of the Pooling and Servicing Agreement;
•	any failure by the special servicer to deposit into any account any amount required to be so deposited or remitted under the terms of the Pooling and Servicing Agreement which failure continues unremedied for one (1) Business Day following the date on which such deposit or remittance was first required to be made;
•	any failure on the part of the special servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the special servicer contained in the Pooling and Servicing Agreement (other than, if and for so long as the Issuing Entity or a trust created pursuant to a pooling and servicing agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, with respect to the duties described under “Description of the Offered Certificates—Evidence as to Compliance” in this prospectus supplement or certain other reporting duties imposed on it for purposes of compliance with Regulation AB and the Exchange Act to the extent described in the ninth bullet of this definition) which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the special servicer by the depositor or the trustee; provided, such cure period may be extended to the extent necessary to permit the special servicer to cure such failure if the special servicer certifies to the trustee and the depositor that the special servicer is in good faith attempting to remedy such failure and the Certificateholders will not be materially and adversely affected thereby; provided that such cure period may not exceed ninety (90) days;
•	any breach by the special servicer of the representations and warranties contained in the Pooling and Servicing Agreement that materially and adversely affects the interests of the Holders of any Class of Certificates and that continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, is given to the special servicer by the depositor or the trustee, provided, such cure period may be extended to the extent necessary to permit the special servicer to cure such failure if the special servicer certifies to the trustee and the depositor that the special servicer is in good faith attempting to remedy such breach and the Certificateholders will not be materially and adversely affected thereby; provided that such cure period may not exceed ninety (90) days;
•	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against the special servicer and such decree or order remains in force undischarged or unstayed for a period of sixty (60) days;
•	the special servicer consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the special servicer or of or relating to all or substantially all of its property;
•	the special servicer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of its creditors, voluntarily suspends payment of its obligations, or takes any corporate action in furtherance of the foregoing;
•	(1) KBRA or Moody’s has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or one or more classes of securities backed by a Serviced B Note or Serviced Companion Loan (if such Rating Agency has been engaged by the applicable depositor to rate such securities) or (B) placed one or more Classes of Certificates or one or more classes of securities backed by a Serviced B Note or Serviced Companion Loan (if such Rating Agency has been engaged by the applicable depositor to rate such securities) on “watch status” in contemplation of a ratings downgrade or withdrawal (and, in the case of either of clauses (A) or (B), such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA or Moody’s, as applicable, within sixty (60) days) and, in the case of either of clauses (A) or (B), KBRA or Moody’s, as applicable, publicly cited servicing concerns with the special servicer as the sole or material factor in such rating action; or (2) the special servicer ceases to have a special servicer rating of at least “CSS3” from Fitch and such rating is not reinstated within sixty (60) days;
•	if and for so long as the Issuing Entity or a trust created pursuant to a pooling and servicing agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, any failure by the special servicer or any Servicing Function Participant appointed by the special servicer to deliver any reporting items required to be delivered under Regulation AB and the Exchange Act by such entity under the Pooling and Servicing Agreement by the time required under the Pooling and Servicing Agreement after any applicable grace period; or
•	if and for so long as the Issuing Entity or a trust created pursuant to a pooling and servicing agreement relating to a Non-Serviced Companion Loan or a Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, any failure by the special servicer to terminate any sub-servicer appointed by the special servicer for certain failures to deliver reporting items required to be delivered under Regulation AB and the Exchange Act.
The trustee may, and at the direction of Holders of Certificates representing at least 25% of the aggregate Voting Rights, the trustee is required to, terminate the special servicer upon a Special Servicer Termination Event that is continuing and has not been cured or waived.  With respect to any Loan Pair, if a Special Servicer Termination Event has occurred that affects the holder of the related Serviced Companion Loan, such holder will have the right to direct the trustee to terminate the special servicer under the Pooling and Servicing Agreement solely with respect to such Loan Pair, other than with respect to than any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to the special servicer at the time of termination and any entitlements of the terminated party that survive the termination.  The termination of the special servicer will be effective on the date specified in a written notice from the trustee to the special servicer.  During any Subordinate Control Period, the Controlling Class Representative will have the right to appoint a successor special servicer with respect to the mortgage loans.  If a successor special servicer is not appointed within the time periods set forth in the Pooling and Servicing Agreement, the special servicer will be replaced by the trustee as described in the Pooling and Servicing Agreement.  The predecessor special servicer is required to cooperate with respect to the transfer of servicing and to pay for the expenses of its termination and replacement, if such termination is due to a voluntary resignation.

In addition, during any Senior Consultation Period, if the trust advisor determines that the special servicer is not performing its duties in accordance with the Servicing Standard, the trust advisor may recommend the replacement of the special servicer.  In such event, the trust advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation (along with relevant information justifying its recommendation) of a suggested replacement special servicer, which must be a Qualified Replacement Special Servicer.  The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website.  The replacement of the special servicer based on the trust advisor’s recommendation must be confirmed by an affirmative vote of Holders of Principal Balance Certificates evidencing greater than 50% of the aggregate Voting Rights of all Principal Balance Certificates on an aggregate basis; provided, that if a proposed termination and replacement of the special servicer following the initial recommendation of the trust advisor is not consummated within one hundred eighty (180) days following the initial recommendation of the trust advisor, then the proposed termination and replacement will have no further force and effect.  If the Holders of such Principal Balance Certificates elect to remove and replace the special servicer, the trustee will be required to provide to each Rating Agency a Rating Agency Communication at that time.  If the successor special servicer agrees to be bound by the terms of the Pooling and Servicing Agreement, the trustee will then be required to terminate all of the rights and obligations of the special servicer under the Pooling and Servicing Agreement and to appoint the successor special servicer approved by the Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, and will be subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of advances and other rights set forth in the Pooling and Servicing Agreement which survive termination.  The reasonable costs and expenses associated with the trust advisor’s identification of a Qualified Replacement Special Servicer, providing the Rating Agency Communications and administering the vote of the applicable Principal Balance Certificates will be an Additional Trust Fund Expense.  The trustee will notify the outgoing special servicer promptly of the effective date of its termination.
A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the Pooling and Servicing Agreement and, if applicable, any Intercreditor Agreement and (ii) is not, and is not an affiliate of, a current or former trust advisor.
The special servicer, any successor special servicer and any of their respective affiliates may not (i) pay, or become obligated, whether by agreement or otherwise, and whether or not subject to any condition or contingency, to pay the trust advisor or any affiliate thereof any fee, or otherwise compensate or grant monetary or other consideration to the trust advisor or any affiliate thereof (x) in connection with its obligations under the Pooling and Servicing Agreement or the performance thereof or (y) in connection with the appointment of such person as, or any recommendation by the trust advisor for such person to become, the successor special servicer, (ii) become entitled to receive any compensation from the trust advisor (x) in connection with its obligations under the Pooling and Servicing Agreement or the performance thereof or (y) in connection with the appointment of such person as, or any recommendation by the trust advisor for such person to become, the successor special servicer, or (iii) become entitled to receive any fee from the trust advisor or any affiliate thereof in connection with the appointment of such person as special servicer, unless, in each of the foregoing clauses (i) through (iii), such transaction has been expressly approved by 100% of the Certificateholders.
The holder of a Serviced B Note or Serviced Companion Loan, or applicable portion thereof, if and for so long as such holder is the related Directing Holder, may at any time remove and replace the special servicer with respect to the related A/B Whole Loan or Loan Pair, respectively, with or without cause, to the extent set forth in the related Intercreditor Agreement and subject to the satisfaction of certain conditions as set forth in the related Intercreditor Agreement.  During such time, neither the Controlling Class Representative nor any Certificateholder will have the right to remove or replace the special servicer with respect to the related A/B Whole Loan or Loan Pair without cause.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.

Replacement of the Special Servicer Without Cause
The special servicer may be removed and a successor special servicer appointed, at any time, as follows:
(a)    during any Subordinate Control Period, the special servicer may be removed and a successor special servicer appointed at the direction of the Controlling Class Representative; and
(b)    during any Collective Consultation Period and any Senior Consultation Period, the special servicer may be removed and a successor special servicer appointed, in accordance with the procedures set forth below, at the written direction of Holders of the Certificates evidencing at least 75% of the aggregate Voting Rights of all Certificates.
The procedures for removing the special servicer during any Collective Consultation Period and any Senior Consultation Period will be as follows:  upon (i) the written direction of Holders of Certificates evidencing at least 25% of the Voting Rights of all Classes of the Certificates requesting a vote to terminate and replace the special servicer with a proposed successor special servicer, (ii) payment by such Holders to the certificate administrator and/or the trustee of the reasonable fees and expenses to be incurred by the certificate administrator and/or the trustee in connection with administering such vote and (iii) delivery by such Holders to each Rating Agency (with a copy to the certificate administrator and the trustee) of a Rating Agency Communication, the certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing such notice to their addresses appearing in the certificate register.  Upon the written direction of the Holders of Certificates evidencing at least 75% of the aggregate Voting Rights of all Certificates, the trustee will be required to terminate all of the rights and obligations of the special servicer under the Pooling and Servicing Agreement and appoint the proposed successor special servicer; provided that if that written direction is not provided within one hundred eighty (180) days of the initial request for a vote to terminate and replace the special servicer, then that written direction will have no force and effect.  The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website.  The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.
Any appointment of a successor special servicer by the Controlling Class Representative or by the Holders of the Certificates evidencing at least 75% of the aggregate Voting Rights of all Certificates (i) will be subject to delivery of a Rating Agency Communication to each Rating Agency (which Rating Agency Communications will be an expense of the Controlling Class Representative or such Holders, as applicable), and (ii) must be a Qualified Replacement Special Servicer.
Notwithstanding any of the foregoing to the contrary, the holder of a Serviced Companion Loan or Serviced B Note or applicable portion thereof, to the extent set forth in the related Intercreditor Agreement and only for so long as such holder is the related Directing Holder, will have the sole right to terminate the special servicer with respect to the related Loan Pair or A/B Whole Loan, as applicable, without cause, upon the appointment and acceptance of such appointment by a successor to the special servicer; provided, that such holder appoints in accordance with the Pooling and Servicing Agreement a successor special servicer (i) reasonably satisfactory to the trustee and the depositor and (ii) that agrees to assume and perform punctually the duties of the special servicer specified in the Pooling and Servicing Agreement.  The special servicer will not be terminated without cause until a successor special servicer has been appointed as described in this paragraph.  The holder of the applicable Serviced Companion Loan or Serviced B Note (or controlling portion thereof) will be required to pay any costs and expenses incurred by the Issuing Entity in connection with the removal and appointment of a special servicer pursuant to this paragraph (unless such removal is based on certain termination events relating to payment failures and/or other breaches of the Pooling and Servicing Agreement).  If the holder of a Serviced Companion Loan or Serviced B Note (or controlling portion thereof) terminates the special servicer with respect to the related Loan Pair or A/B Whole Loan, as applicable, and appoints a successor special servicer with respect to such Loan Pair or A/B Whole Loan, as applicable, then the Controlling Class Representative will not have the right to terminate any such successor special servicer without cause until the holder of the related mortgage loan included in the Issuing Entity is the Directing Holder with respect to such Loan Pair or A/B Whole Loan, as applicable, under the related Intercreditor Agreement.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.

“Rating Agency Communication” means, with respect to any action, any written communication intended for a Rating Agency relating to such action, which must be delivered at least ten (10) Business Days prior to completing such action, in electronic document format suitable for website posting to the 17g‑5 Information Provider (which will be required to post such request on the 17g‑5 Information Provider’s Website in accordance with the Pooling and Servicing Agreement).
“17g-5 Information Provider’s Website” means the internet website of the 17g-5 Information Provider, initially located at http://www.usbank.com/abs under the “NRSRO” tab of the respective transaction, access to which is limited to the Rating Agencies and other NRSROs who have provided the certificate administrator a certificate either stating that it is either a Rating Agency or providing the required certifications pursuant to Rule 17g‑5(e) under the Exchange Act.
Any information required to be delivered to the Rating Agencies pursuant to the Pooling and Servicing Agreement or requested by the Rating Agencies in connection with the Certificates or the mortgage loans, will first be provided to the 17g‑5 Information Provider in electronic format (which will be required to post such information to the 17g‑5 Information Provider’s Website in accordance with the Pooling and Servicing Agreement), and thereafter be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the Pooling and Servicing Agreement.  No party will have authority to communicate directly with the Rating Agencies regarding any of the mortgage loan documents or any matter related to the mortgage loans, the related mortgaged properties, the related borrowers or any other matters in connection with the Certificates or pursuant to the Pooling and Servicing Agreement, without the consent of the depositor.
Replacement of the Special Servicer and Appointment of an Excluded Special Servicer
If the Special Servicer obtains knowledge that it has become a Borrower Party with respect to any mortgage loan, A/B Whole Loan or Loan Pair (any such mortgage loan, A/B Whole Loan or Loan Pair, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign at its own cost as Special Servicer of that Excluded Special Servicer Mortgage Loan. As of the Closing Date, there are no Excluded Special Servicer Mortgage Loans included in the Issuing Entity. During any Subordinate Control Period, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Special Servicer”) for the related Excluded Special Servicer Mortgage Loan.  If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Principal Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement.  If a Subordinate Control Period is not in effect, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Special Servicer with respect to any Excluded Special Servicer Mortgage Loan.  During any Collective Consultation Period, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Special Servicer.
During any Senior Consultation Period or at any time if each Controlling Class Certificateholder is an Excluded Controlling Class Holder, upon resignation of the special servicer with respect to an Excluded Special Servicer Mortgage Loan, at the expense of the Issuing Entity, the certificate administrator will be required to promptly provide written notice of such resignation to all Certificateholders by posting such notice on its internet website, and the Excluded Special Servicer will be appointed upon the written direction of more than 50% of the Voting Rights of the Certificates that exercise their right to vote (provided that holders of at least 20% of the Voting Rights of the Certificates exercise their right to vote).  If such Excluded Special Servicer has not been appointed pursuant to the preceding sentence within thirty (30) days after the special servicer has provided its written notice of resignation, the certificate administrator will provide written notice to the resigning special servicer that such Excluded Special Servicer has not been appointed and such resigning special servicer will use reasonable efforts to appoint the excluded special servicer and will, at the expense of the Issuing Entity, petition any court of competent jurisdiction for the appointment of a successor excluded special servicer if one is not appointed within sixty (60) days of the special servicer’s notice of resignation.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related mortgage loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for such mortgage loan and (4) such special servicer will be entitled all special servicing compensation with respect to such mortgage loan earned during such time on and after such mortgage loan is no longer an Excluded Special Servicer Mortgage Loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all loans which are not excluded special servicer mortgage loans).
The Excluded Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all Special Servicer Compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related mortgage loan is an Excluded Special Servicer Mortgage Loan.
“Borrower Party” means (a) a borrower, a mortgagor, a property manager or a foreclosing mezzanine lender, (b) any other person controlling or controlled by or under common control with such borrower, mortgagor, property manager or foreclosing mezzanine lender, as applicable, and (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, property manager or foreclosing mezzanine lender, as applicable.  For purposes of this definition, “foreclosing mezzanine lender” means a mezzanine lender that has accelerated the related mezzanine loan (unless (a) acceleration was automatic under such mezzanine loan, (b) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such owner or an affiliate of such owner and (c) such owner is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure proceedings against the equity collateral pledged to secure the related mezzanine loan.  For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
Rating Agency Confirmations
“Rating Agency Confirmation” means, with respect to any matter, written confirmation (which may be in any format that is consistent with the policies, procedures or guidelines of the applicable Rating Agency at the time such Rating Agency Confirmation is sought, including, without limitation, by way of electronic communication, press release or any other written communication and need not be directed or addressed to any party to the Pooling and Servicing Agreement) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade or withdrawal of the then-current rating assigned to any Class of Certificates or, if applicable, any class of securities backed by a Serviced Companion Loan or securities related to a Non-Serviced Mortgage Loan, in each case, if then rated by the Rating Agency; provided, that a written waiver or other acknowledgment from any Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from such Rating Agency with respect to such matter.  To the extent a rating agency has been engaged to rate any class of securities backed by a Serviced Companion Loan, a “Rating Agency Confirmation” will also require similar written confirmation from each such rating agency with respect to such securities.  To the extent a rating agency has been engaged to rate any class of securities backed by a Non-Serviced Companion Loan, a “Rating Agency Confirmation” will also require similar written confirmation from each such rating agency with respect to such securities to the extent the matter affects such Non-Serviced Companion Loan.
At any time during which no Certificates are rated by a Rating Agency, no Rating Agency Confirmation will be required from that Rating Agency.
Notwithstanding the terms of any related mortgage loan documents or other provisions of the Pooling and Servicing Agreement, if any action under any mortgage loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) attempting to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the 17g‑5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (i) such Requesting Party will be required to confirm that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again and (ii) if there is no response to either such Rating Agency Confirmation request within five (5) Business Days of such second request or such Rating Agency has responded in a manner that indicates it is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, (x) with respect to any such condition in any mortgage loan document requiring such Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the mortgage loans (other than as set forth in clause (y) below), the Requesting Party (or, if the Requesting Party is the related mortgagor, then the master servicer (with respect to non‑Specially Serviced Mortgage Loans) or the special servicer (with respect to Specially Serviced Mortgage Loans and REO Loans), as applicable) will be required to determine, in accordance with its duties under the Pooling and Servicing Agreement and, in the case of the master servicer or the special servicer, in accordance with the Servicing Standard, whether or not such action would be in the best interests of the Certificateholders and, in the case of an A/B Whole Loan or Loan Pair, Certificateholders and any holder of the related Serviced B Note or Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced B Note or Serviced Companion Loan holder constituted a single lender), and if it so determines, then the requirement for a Rating Agency Confirmation will be deemed not to apply, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed to be satisfied: (i) if Fitch is the non-responding Rating Agency, the applicable replacement is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer); (ii) if KBRA is the non-responding Rating Agency, the non-responding Rating Agency has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction rated by KBRA and serviced by the applicable servicer prior to the time of determination; or (iii) if Moody’s is the non-responding Rating Agency, (i) the applicable replacement master servicer or special servicer, as applicable, confirms in writing that it was appointed to act as the master servicer or special servicer as applicable, on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (ii) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the applicable servicer prior to the time of determination.
Notwithstanding any of the foregoing to the contrary, for purposes of the provisions of any mortgage loan document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral), release or substitution of any collateral, any Rating Agency Confirmation requirement in the mortgage loan documents with respect to which the master servicer or special servicer would have been required to make the determination described in the paragraph above will be deemed not to apply regardless of any such determination by the Requesting Party (or the master servicer or special servicer, as applicable); provided, that the Requesting Party (or the master servicer or the special servicer, as applicable) will be required in any event to review the other conditions required under the related mortgage loan documents with respect to such defeasance, release or substitution and to confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied.
Waivers of Servicer Termination Events
A Master Servicer Termination Event (other than as described under the ninth or tenth bullet under the definition of “Master Servicer Termination Event”) or a Special Servicer Termination Event (other than as described under the ninth or tenth bullet under the definition of “Special Servicer Termination Event”) may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (except a default in making any required deposits to or payments from the Collection Account, the Distribution Account or in remitting payments as received, in each case in accordance with the Pooling and Servicing Agreement).
Withdrawals from the Collection Account
The master servicer may make withdrawals from the Collection Account for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus supplement:  (i) to remit on or before each Master Servicer Remittance Date to the master servicer and the special servicer any Excess Penalty Charges, Excess Modification Fees, and Assumption Fees; (ii) to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement, for Servicing Advances (together with interest thereon calculated at the Advance Rate); (iii) with respect to any Non-Serviced Mortgage Loan, to pay or reimburse the applicable Non-Serviced Mortgage Loan Master Servicer, the applicable Non-Serviced Mortgage Loan Special Servicer and the applicable Non-Serviced Mortgage Loan Trustee for nonrecoverable advances (together with interest thereon) pursuant to the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement; (iv) to pay or reimburse the master servicer and the trustee pursuant to the terms of the Pooling and Servicing Agreement, for P&I Advances (together with interest thereon calculated at the Advance Rate); (v) to pay or reimburse the master servicer, the special servicer and the trust advisor, as applicable, pursuant to the terms of the Pooling and Servicing Agreement, for Master Servicing Fees, Special Servicing Fees, Trust Advisor Fees and any unpaid Trust Advisor Consulting Fees (but only to the extent such Trust Advisor Consulting Fees were received from the related borrower); (vi) to pay to the Distribution Account for withdrawal by the certificate administrator for payment to itself, the custodian and the trustee of its respective fees; (vii) to pay to the master servicer, the special servicer, the certificate administrator, the custodian, the trustee and/or, in respect of any Non-Serviced Mortgage Loan, any applicable Non-Serviced Mortgage Loan Master Servicer and any applicable Non-Serviced Mortgage Loan Special Servicer, pursuant to the terms of the Pooling and Servicing Agreement (or Non-Serviced Mortgage Loan Pooling and Servicing Agreement, as applicable), any Additional Trust Fund Expenses payable to such parties; (viii) to pay to the special servicer any liquidation and workout fees; (ix) to pay to the master servicer, pursuant to the terms of the Pooling and Servicing Agreement, any net income and gain realized on the investment of funds deposited in the Collection Account; (x) to pay to the master servicer the aggregate Prepayment Interest Excesses relating to mortgage loans that are not Specially Serviced Mortgage Loans and to pay the special servicer the aggregate Prepayment Interest Excesses relating to Specially Serviced Mortgage Loans that were subject to voluntary prepayment; (xi) to pay to CREFC® (solely to the extent of funds available in the Collection Account following the withdrawal of the amounts described in clauses (i) through (x) above), the CREFC® License Fee; (xii) to withdraw funds deposited in the Collection Account in error; (xiii) to make payment on each Master Servicer Remittance Date of the remaining amount in the Collection Account to the Distribution Account or applicable sub-account thereof (other than amounts to be held in the Interest Reserve Account); (xiv) to make payment on each Master Servicer Remittance Date to applicable reserve accounts; and (xv) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.
Enforcement of “Due‑On‑Sale” and “Due‑On‑Encumbrance” Clauses
Subject to the discussion under “—The Controlling Class Representative” and “—The Trust Advisor” below, the master servicer (with respect to non-Specially Serviced Mortgage Loans (other than Non-Serviced Mortgage Loans) and with the special servicer’s consent) and the special servicer (with respect to Specially Serviced Mortgage Loans) will be required to determine, in a manner consistent with the Servicing Standard, whether to waive any right under any mortgage loan the lender may have under a due-on-sale clause (which will include, without limitation, sale or transfers of mortgaged properties, in full or in part, or the sale or transfer of interests in the borrower or its owner, to the extent prohibited under the related loan documents), or a due-on-encumbrance clause, to accelerate payment of that mortgage loan.
With respect to due-on-sale clauses under non-Specially Serviced Mortgage Loans, A/B Whole Loans or Loan Pairs (but not any Non-Serviced Mortgage Loan), the master servicer will be required to review the proposed transaction and, whether or not it determines that approval of the transaction is favorable, make and submit its written recommendation and analysis to the special servicer, together with all information reasonably available to the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Controlling Class Representative” and “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs”) to approve or disapprove the transaction.  However, neither the master servicer nor the special servicer may waive its rights or grant its consent under any due-on-sale clause, unless it has provided each Rating Agency with a Rating Agency Communication if such mortgage loan (A) represents at least 5% of the aggregate Certificate Principal Balance of the Principal Balance Certificates, (B) has an unpaid principal balance that exceeds $35 million or (C) is one of the then current ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans based on principal balance (provided, that no such Rating Agency Communication will be required if such mortgage loan has an unpaid principal balance less than $5,000,000).

With respect to due-on-sale clauses under Specially Serviced Mortgage Loans, the special servicer, on behalf of the Issuing Entity will be required, after obtaining the consent of the Controlling Class Representative (during any Subordinate Control Period) or the Directing Holder (with respect to any A/B Whole Loan or Loan Pair, to the extent required under the related Intercreditor Agreement), as applicable, and in accordance with the REMIC provisions, to take such actions as it deems to be in the best economic interest of the Issuing Entity in accordance with the Servicing Standard, and may waive or enforce such due-on-sale clause contained in the related mortgage loan.
Subject to the discussion under “—The Controlling Class Representative” and “—The Trust Advisor” below and “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” above, with respect to due-on-encumbrance clauses, the master servicer (with respect to non-Specially Serviced Mortgage Loans (other than Non-Serviced Mortgage Loans) and with the special servicer’s consent) and the special servicer (with respect to Specially Serviced Mortgage Loans) will be required, after obtaining the consent of the Controlling Class Representative (during any Subordinate Control Period) or the Directing Holder (with respect to any A/B Whole Loan or Loan Pair), as applicable, to determine on behalf of the Issuing Entity, in a manner consistent with the Servicing Standard, whether to waive any right under any mortgage loan the lender may have under a due-on-encumbrance clause (which will include, without limitation, any mezzanine financing of the mortgagor or the mortgaged property or any sale or transfer of preferred equity in the mortgagor or its owners, to the extent prohibited under the related loan documents) to accelerate payment of that mortgage loan.
With respect to due-on-encumbrance clauses under non-Specially Serviced Mortgage Loans (other than Non-Serviced Mortgage Loans), the master servicer will be required to review the proposed transaction and, whether or not it determines that approval of the transaction is favorable, make and submit its written recommendation and analysis to the special servicer, together with all information reasonably available to the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Controlling Class Representative” and “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs”) to approve or disapprove the transaction.  However, neither the master servicer nor the special servicer may waive its rights or grant its consent under any due-on-encumbrance clause, unless it provides each Rating Agency with a Rating Agency Communication.
See “Certain Legal Aspects of the Mortgage Loans—Foreclosure,” “—Due-on-Sale and Due-on-Encumbrance” and “—Default Interest, and Limitations on Prepayments” in the accompanying prospectus.
Inspections
The master servicer at its own expense is required to inspect or cause to be inspected each mortgaged property (other than properties related to Specially Serviced Mortgage Loans or Non-Serviced Mortgage Loans) every calendar year with respect to mortgage loans or Loan Pairs with an unpaid principal balance of $2,000,000 or more, beginning in 2016, and at least once every other calendar year with respect to mortgage loans or Loan Pairs with an unpaid principal balance of less than $2,000,000, beginning in 2017, provided that, to the extent the mortgaged property has not been inspected within the prior sixty (60) days, the master servicer will be required, at the expense of the Issuing Entity, to inspect or cause to be inspected each mortgaged property related to a mortgage loan that has a debt service coverage ratio that falls below 1.0x, and provided further, that with respect to any mortgage loan or Loan Pair that has an unpaid principal balance of less than $2,000,000 and has been placed on the CREFC® Servicer Watch List, the master servicer will be required to inspect or cause to be inspected the related mortgaged property every calendar year beginning in 2017 so long as such mortgage loan or Loan Pair continues to be on the CREFC® Servicer Watch List, but if such mortgage loan is no longer on the CREFC® Servicer Watch List at the time the inspection was scheduled, no such annual inspection will be required.  The master servicer will be required to prepare an inspection report relating to each inspection.  The special servicer will have the right (but not the obligation), in its sole discretion, to inspect or cause to be inspected (at its own expense) every calendar year any mortgaged property related to a mortgage loan that is not a Specially Serviced Mortgage Loan if the special servicer notifies the master servicer prior to such inspection.  The master servicer is not required to inspect any mortgaged property that has been inspected by the special servicer during the preceding twelve (12) months.
The special servicer is required to inspect (or cause to be inspected) each mortgaged property securing each mortgage loan that becomes a Specially Serviced Mortgage Loan as soon as practicable after it becomes a Specially

Serviced Mortgage Loan and thereafter at least every twelve (12) months until such mortgage loan ceases to be a Specially Serviced Mortgage Loan, and the cost of any such inspections will be treated as a Servicing Advance (or as an expense of the Issuing Entity if the Servicing Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.
The Controlling Class Representative
General
Except as otherwise described in the succeeding paragraphs below or under “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer (which approval is deemed given if the special servicer does not object within fifteen (15) Business Days (or (i) in the case of an action relating to an A/B Whole Loan or Loan Pair (as long as the holder of the related Serviced B Note or Serviced Companion Loan (or controlling portion thereof) is the Directing Holder of such A/B Whole Loan or Loan Pair), within the period expiring five (5) Business Days following the expiration of the related Directing Holder’s decision period under the related Intercreditor Agreement and (ii) in the case of a determination of an Acceptable Insurance Default, ninety (90) days) of receipt of a written analysis and recommendation together with any information in the possession of the master servicer that is reasonably required to make a decision regarding the subject action) and (b) the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, nor will the special servicer itself be permitted to take any of the following actions (i) during any Subordinate Control Period, as to which the Controlling Class Representative has objected in writing within ten (10) Business Days (or in the case of a determination of an Acceptable Insurance Default, thirty (30) days) or (ii) in the case of an action relating to an A/B Whole Loan or Loan Pair (as long as the holder of the related Serviced B Note or Serviced Companion Loan (or controlling portion thereof) is the Directing Holder of such A/B Whole Loan or Loan Pair), as to which the related Directing Holder has objected within the decision period provided for under the related Intercreditor Agreement, in each case after receipt of the written recommendation and analysis together with any information in the possession of the special servicer that is reasonably necessary to make a decision regarding the subject action (provided that if such written objection of the Controlling Class Representative or Directing Holder, as the case may be, has not been received by the special servicer within such period, the Controlling Class Representative will be deemed to have approved such action) (each of the following, a “Major Decision”):
•	any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the mortgage loans as come into and continue in default;
•	any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest but including, without limitation, the timing of payments and the acceptance of discounted payoffs) or material non-monetary term of a mortgage loan or any extension of the maturity date of such mortgage loan;
•	following a default or an event of default with respect to a mortgage loan, any exercise of remedies, including any acceleration of the mortgage loan or initiation of judicial, bankruptcy or similar proceedings under the related loan documents;
•	any sale of a defaulted mortgage loan or REO Property for less than the applicable Purchase Price;
•	any determination to bring a mortgaged property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a mortgaged property or an REO Property;
•	any release of collateral or any acceptance of substitute or additional collateral for a mortgage loan or any consent to either of the foregoing, unless required or permitted pursuant to the specific terms of the related mortgage loan and for which there is no material lender discretion;

•	any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a mortgage loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the mortgaged property or interests in the borrower, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related mortgage loan documents;
•	any incurrence of additional debt by a borrower or of any mezzanine financing by any beneficial owner of a borrower (to the extent that the lender has consent rights pursuant to the related mortgage loan documents (for purposes of the determination whether a lender has such consent rights pursuant to the related mortgage loan documents, any mortgage loan document provision that requires that an intercreditor agreement be reasonably or otherwise acceptable to the lender will constitute such consent rights));
•	any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a mortgage loan, or an action to enforce rights with respect thereto or decision not to enforce such rights;
•	any franchise changes (with respect to a mortgage loan for which the lender is required to consent or approve under the mortgage loan documents), or, with respect to a mortgage loan with an unpaid principal balance greater than $2,500,000, any material property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager;
•	releases of any escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related mortgage loan and for which there is no material lender discretion;
•	any requests for the funding or disbursement of “performance,” “earn-out,” holdback or similar escrows and reserves (including those evidenced by letters of credit) for any mortgage loan whose escrows and reserves (i) exceed, at the related origination date, in the aggregate, 10% of the initial principal balance of such mortgage loan (regardless of whether such funding or disbursement may be characterized as routine and/or customary and regardless of whether such mortgage loan has a primary servicer other than the master servicer) or (ii) are not routine and/or customary escrow and reserve fundings or disbursements;
•	any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower, guarantor or other obligor, or releasing a borrower, guarantor or other obligor from liability under a mortgage loan other than pursuant to the specific terms of such mortgage loan and for which there is no lender discretion;
•	any determination of an Acceptable Insurance Default;
•	the determination of the special servicer pursuant to clause (d) or clause (f) of the definition of “Specially Serviced Mortgage Loan”;
•	the modification, waiver, amendment, execution, termination or renewal of any lease, to the extent lender approval is required under the related loan documents (including entering into any related subordination, non-disturbance and attornment agreement) and if such lease (a) involves a ground lease or lease of an outparcel or affects an area greater than or equal to the greater of (i) 10% of leasable space or (ii) 20,000 square feet, (b) is for over 50,000 square feet or (c) otherwise constitutes a “major lease” or “material lease”, if applicable under the related mortgage loan documents, subject to any deemed approval expressly set forth in the related lease;
•	any adoption or implementation of a budget submitted by a borrower with respect to a mortgage loan (to the extent lender approval is required under the related mortgage loan documents), if (i) the mortgage loan for the related mortgaged property is on the CREFC® servicer “watch list” or (ii) such budget includes material (more than 25%) increases in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related mortgage loan), subject in each case to any deemed approval expressly set forth in the related mortgage loan documents;

•	the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower; and
•	the exercise of the rights and powers granted under the related Intercreditor Agreement or mezzanine loan intercreditor agreement to the “Note A Holder,” the “Note A Controlling Holder,” the “Senior Lender,” the “Senior Loan Controlling Holder” or such other similar term as may be set forth in any such Intercreditor Agreement or mezzanine loan intercreditor agreement, as applicable, and/or the “Servicer” referred to therein, if and to the extent such rights or powers affect the priority, payments, consent rights or security interest with respect to the “Note A Holder,” the “Note A Controlling Holder,” the “Senior Lender,” the “Senior Loan Controlling Holder” or such other similar term;
provided, that references to a “mortgage loan” in this definition exclude any Non-Serviced Mortgage Loan and any Excluded Mortgage Loan but will include (and apply equally to) any related Loan Pair; provided, further, that if the special servicer or master servicer (if the master servicer is otherwise authorized by the Pooling and Servicing Agreement to take such action), as applicable, determines that immediate action, with respect to a Major Decision or any other matter requiring consent of the Controlling Class Representative, is necessary to protect the interests of the Certificateholders and, with respect to any A/B Whole Loan or Loan Pair, the holder of the related Serviced B Note or Serviced Companion Loan, the special servicer or master servicer, as applicable, may take any such action without waiting for such response.
Notwithstanding the foregoing, the special servicer is not required to obtain the consent of the Controlling Class Representative for any of the foregoing actions during any Collective Consultation Period or Senior Consultation Period; provided, that the special servicer will be required to consult, on a non-binding basis (and to consider alternative actions recommended by each such party) (i) during any Collective Consultation Period and any Senior Consultation Period, with the trust advisor, as to any of the Major Decisions listed above, and (ii) during any Collective Consultation Period, with the Controlling Class Representative with respect to any of the Major Decisions listed above and any other matter as to which consent of the Controlling Class Representative would have been required if a Subordinate Control Period were then in effect.  No consultation will be binding on the special servicer.  In addition, for so long as a mortgage loan is an Excluded Mortgage Loan, there will be no Controlling Class Representative with respect to such Excluded Mortgage Loan, and the special servicer will not be required to obtain the consent of a Controlling Class Representative for any of the foregoing actions with respect to any Excluded Mortgage Loan.
“Acceptable Insurance Default” means, with respect to any mortgage loan (other than any Non-Serviced Mortgage Loan), A/B Whole Loan or Loan Pair, any default arising when the related mortgage loan documents require that the related mortgagor must maintain all risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the special servicer has determined, in its reasonable judgment in accordance with the Servicing Standard, but subject to the provisions of the Pooling and Servicing Agreement and the terms and conditions of any related Intercreditor Agreement, that (i) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the related mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate.
In addition, during any Subordinate Control Period, the Controlling Class Representative may direct the special servicer to take, or to refrain from taking, such other actions with respect to a mortgage loan (other than any Non‑Serviced Mortgage Loan or Non‑Serviced Loan Combination, any Excluded Mortgage Loan, or any A/B Whole Loan or Loan Pair as long as the holder of the related Serviced B Note or Serviced Companion Loan (or controlling portion thereof) is the Directing Holder of such A/B Whole Loan or Loan Pair) as the Controlling Class Representative may deem advisable.  The holder of the related Serviced B Note or Serviced Companion Loan (or controlling portion thereof) will have such rights with respect to the related A/B Whole Loan or Loan Pair, as set forth in the applicable Intercreditor Agreement and without regard to the existence of any Subordinate Control Period, Collective Consultation Period or Senior Consultation Period.  Notwithstanding the foregoing, neither the master servicer nor the special servicer will be required to take or refrain from taking any action pursuant to instructions or objections from the Controlling Class Representative, Serviced B Note holder or Serviced Companion Loan holder (or controlling portion thereof) that would cause it to violate applicable law, the related Mortgage Loan Documents, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.  In addition to the foregoing, both the Controlling Class Representative and the holder of a Serviced Companion Loan, with respect to a Loan Pair, may have certain consultation rights with respect to material servicing decisions in connection with any Serviced B Note or Serviced Companion Loan to the extent set forth in the related Intercreditor Agreement.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.
The “Controlling Class Representative” is the representative appointed by more than 50% of the Holders of the Controlling Class, by Certificate Principal Balance, as determined by the certificate registrar from time to time; provided, that (1) absent that selection, or (2) until a Controlling Class Representative is so selected or (3) upon receipt of a notice from a majority of the Holders of the Controlling Class, by Certificate Principal Balance, that a Controlling Class Representative is no longer designated, the Holder of the Controlling Class that owns the largest aggregate Certificate Principal Balance of the Controlling Class will be the Controlling Class Representative; provided, further, that if such Holder elects or has elected to not be the Controlling Class Representative, the Holder of the next largest aggregate Certificate Principal Balance will be the Controlling Class Representative.  Notwithstanding anything to the contrary herein, (i) neither the depositor nor any affiliate thereof may serve as Controlling Class Representative, and solely for purposes of determining the identity of or selecting the Controlling Class Representative as described above, any Control Eligible Certificates held by the depositor or any affiliate thereof will be deemed not to be outstanding and (ii) there will be no Controlling Class Representative with respect to an Excluded Mortgage Loan.
The “Controlling Class” means, as of any time of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Principal Balance (taking into account the application of any Appraisal Reductions to notionally reduce the aggregate Certificate Principal Balance of such Class) at least equal to 25% of the initial Certificate Principal Balance of such Class; provided that if no Class of Control Eligible Certificates has an aggregate Certificate Principal Balance (taking into account the application of any Appraisal Reductions to notionally reduce the aggregate Certificate Principal Balance of such Class) at least equal to 25% of the initial aggregate Certificate Principal Balance of such Class, then the Controlling Class will be the most senior Class of Control Eligible Certificates.  The Controlling Class as of the Closing Date will be the Class G Certificates.  In no event will any Class of Certificates that does not constitute a Control Eligible Class as of the Closing Date be entitled to constitute a Controlling Class or appoint a Controlling Class Representative.
An “Excluded Mortgage Loan” is a mortgage loan, A/B Whole Loan or Loan Pair with respect to which the Controlling Class Representative, or any Holder of more than 50% of the Controlling Class, is a Borrower Party. As of the Closing Date, there are no Excluded Mortgage Loans included in the Issuing Entity.
A “Subordinate Control Period” means any period when the Certificate Principal Balance of the Class E Certificates (taking into account the application of Appraisal Reductions to notionally reduce the Certificate Principal Balance of such Class) is at least 25% of the initial Certificate Principal Balance of the Class E Certificates.
A “Collective Consultation Period” means any period when both (i) the Certificate Principal Balance of the Class E Certificates (taking into account the application of Appraisal Reductions to notionally reduce the Certificate Principal Balance of such Class), is less than 25% of the initial Certificate Principal Balance of the Class E Certificates and (ii) the Certificate Principal Balance of the Class E Certificates (without regard to any Appraisal Reductions allocable to such Class), is at least 25% of the initial Certificate Principal Balance of the Class E Certificates.
A “Senior Consultation Period” means a period when the Certificate Principal Balance of the Class E Certificates (without regard to any Appraisal Reductions allocable to such Class) is less than 25% of the initial Certificate Principal Balance of the Class E Certificates.  During any Senior Consultation Period, the Controlling Class Representative will have no consent or consultation rights under the Pooling and Servicing Agreement except for such rights available to it as a Certificateholder or such other rights that are available during the Senior Consultation Period in accordance with the Pooling and Servicing Agreement.  With respect to any Excluded Mortgage Loan, a Senior Consultation Period will be deemed to exist.
The “Control Eligible Certificates” will be any of the Class E, Class F and Class G Certificates.

In addition, during any Subordinate Control Period, subject to the satisfaction of certain conditions and the rights of any Directing Holder in respect of any A/B Whole Loan or Loan Pair as described above under “—Replacement of the Special Servicer Without Cause,” the Controlling Class Representative, if any, will have the right to remove the special servicer at any time, with or without cause, upon the appointment and acceptance of such appointment by a successor special servicer appointed by the Controlling Class Representative; provided that, prior to the effectiveness of any such appointment the trustee has provided each Rating Agency with a Rating Agency Communication.  The Controlling Class Representative will be required to pay costs and expenses incurred in connection with the removal and appointment of a special servicer (unless such removal is based on certain events or circumstances specified in the Pooling and Servicing Agreement).
The majority of the Holders of the Controlling Class may elect the Controlling Class Representative.  The majority of the Holders of the Controlling Class may remove and replace the Controlling Class Representative at any time by written vote, with or without cause, and a copy of the results of such vote must be delivered to each of the parties to the Pooling and Servicing Agreement.
The Controlling Class Representative will be responsible for its own expenses.
During any Senior Consultation Period, the Controlling Class Representative will have no consultation rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative set forth in the Pooling and Servicing Agreement.
Notwithstanding anything to the contrary in this prospectus supplement, the Controlling Class Representative will not have any rights to consent to or direct the special servicer or master servicer with respect to any Major Decision or any other material action involving an A/B Whole Loan or Loan Pair, or to remove, replace or appoint the special servicer with respect to any such A/B Whole Loan or Loan Pair for so long as the holder of the related Serviced B Note or Serviced Companion Loan (or applicable portion thereof) is the related Directing Holder.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs,” “Risk Factors—Risks Related to the Offered Certificates—Realization on a Mortgage Loan That Is Part of an A/B Whole Loan or Loan Pair May Be Adversely Affected by the Rights of the Related Directing Holder” and “Servicing of the Mortgage Loans—The Controlling Class Representative” in this prospectus supplement.  The Controlling Class Representative will also not have any consent or consultation rights with respect to any Non‑Serviced Mortgage Loan except for the non‑binding consultation rights set forth in the related Intercreditor Agreement.  See “Description of the Mortgage Pool—The Non‑Serviced Loan Combinations” and “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs.”
Limitation on Liability of the Controlling Class Representative
The Controlling Class Representative will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action.
Each Certificateholder (by its acceptance of its Certificates) acknowledges and agrees that (i) the Controlling Class Representative, the Directing Holders and/or the Holders of the Control Eligible Certificates may each have special relationships and interests that conflict with those of Holders of the other Classes of Certificates; (ii) the Controlling Class Representative and/or the Holders of the Control Eligible Certificates may act solely in the interests of the Holders of the Control Eligible Certificates (or any of them) and any Directing Holder may act solely in its own interests; (iii) the Controlling Class Representative, the Holders of the Control Eligible Certificates and the Directing Holders do not have any duties to the Holders of any Class of Certificates; (iv) the Controlling Class Representative and/or the Holders of the Control Eligible Certificates may take actions that favor interests of the Holders of the Control Eligible Certificates (or any of them), and any Directing Holder may take actions that favor its interests, in each case, over the interests of the Holders of one or more other Classes of Certificates; (v) none of the Controlling Class Representative, the Holders of the Control Eligible Certificates and/or the Directing Holders will have any liability whatsoever to the Issuing Entity, the other parties to the Pooling and Servicing Agreement, the Certificateholders or any other person (including any borrower under a mortgage loan) for having acted or refrained from acting in accordance with or as permitted under the terms of the Pooling and Servicing Agreement; and (vi) the Certificateholders may not take any action whatsoever against the Controlling Class Representative, the Controlling Class, any Holder of a Control Eligible Certificate, any Directing Holder or any of the respective affiliates, directors, officers, shareholders, members, partners, agents or principals thereof as a result of the Controlling Class Representative, the Controlling Class, the Holders of the Control Eligible Certificates and/or any Directing Holder, as applicable, for having acted or refrained from acting in accordance with the terms of and as permitted under the Pooling and Servicing Agreement.
Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the master servicer or the special servicer in accordance with the direction of or approval of the Controlling Class Representative, which does not violate any law, REMIC provisions or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, the related mortgage loan documents or any Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.
The Trust Advisor
General Obligations
The trust advisor, as an independent contractor, will be required to review the special servicer’s operational practices in respect of Specially Serviced Mortgage Loans and REO Properties, consult (on a non-binding basis) with the special servicer and perform each other obligation of the trust advisor as described in this section and as set forth in the Pooling and Servicing Agreement in accordance with the Trust Advisor Standard.  The “Trust Advisor Standard” means the trust advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, all of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender), and not any particular Class of those Certificateholders (as determined by the trust advisor in the exercise of its good faith and reasonable judgment).  The trust advisor will not owe any fiduciary duty to the master servicer, the special servicer, the certificate administrator, the trustee, any Holder of a Certificate or any other person in connection with the Pooling and Servicing Agreement.
The trust advisor will be required to promptly review all information available to Privileged Persons on the certificate administrator’s website related to any Specially Serviced Mortgage Loan or REO Property and included as part of the CREFC® investor reporting package and each Asset Status Report delivered to the trust advisor by the special servicer (provided that during any Subordinate Control Period, the trust advisor may only review Final Asset Status Reports).
The trust advisor will be required to keep all Privileged Information confidential and may not disclose any Privileged Information to any other person (including any Certificateholders), other than to the other parties to the Pooling and Servicing Agreement, to the extent expressly required by the Pooling and Servicing Agreement, which parties, in turn, if they have been advised that such information is Privileged Information, may not without the prior written consent of the special servicer and the Controlling Class Representative and any related Directing Holder (with respect to an A/B Whole Loan or Loan Pair as to which the holder of the related Serviced B Note or Serviced Companion Loan (or controlling portion thereof), as applicable, or its designee is the related Directing Holder), as applicable, disclose such information to any other person, except that such parties and the trust advisor may disclose such information to the extent that (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by such parties or the trust advisor, as applicable, (b) it is reasonable and necessary for such parties or the trust advisor, as applicable, to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such party or the trust advisor, as applicable, and not otherwise subject to a confidentiality obligation and/or (d) such disclosure is required by applicable law, as evidenced by an opinion of counsel (which, in the case of any opinion of counsel for the trust advisor, will be a Trust Advisor Expense) delivered to the trust advisor, the special servicer, the Controlling Class Representative, the related Directing Holder (with respect to an A/B Whole Loan or Loan Pair as to which the holder of the related Serviced B Note or Serviced Companion Loan (or controlling portion thereof), as applicable, or its designee is the related Directing Holder), the certificate administrator and the trustee.  Notwithstanding the foregoing, the trust advisor will be permitted to share Privileged Information with its affiliates and any subcontractors of the trust advisor to the extent reasonably necessary to perform the trust advisor’s obligations under the Pooling and Servicing Agreement and provided such trust advisor affiliates and subcontractors agree in writing prior to their receipt of such Privileged Information to be bound by the same confidentiality provisions applicable to the trust advisor.

“Asset Status Report” means, with respect to any Specially Serviced Mortgage Loan, a report recommending the taking of certain actions for each Specially Serviced Mortgage Loan prepared by the special servicer not later than forty-five (45) days after the servicing of such Specially Serviced Mortgage Loan is transferred to the special servicer, and containing the following information to the extent reasonably determinable:  (i) a summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related borrower; (ii) a discussion of the legal and environmental considerations reasonably known to the special servicer (including without limitation by reason of any environmental assessments), consistent with the Servicing Standard, that are applicable to the exercise of remedies or enforcement of rights for such Specially Serviced Mortgage Loan; (iii) the most current rent roll and income or operating statement available for the related mortgaged properties; (iv) a summary of the special servicer’s recommended action with respect to such Specially Serviced Mortgage Loan; (v) the appraised value of the related mortgaged properties, together with the assumptions used in the calculation thereof; and (vi) such other information as the Special Servicer deems relevant in light of the Servicing Standard.
“Final Asset Status Report” means, with respect to any Specially Serviced Mortgage Loan, each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Controlling Class Representative or any related Directing Holder, in each case, which does not include any communication (other than the related Final Asset Status Report itself) between the special servicer and Controlling Class Representative, or any related Directing Holder, as applicable, with respect to such Specially Serviced Mortgage Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless (i) the Controlling Class Representative (during any Subordinate Control Period) or any related Directing Holder (with respect to any A/B Whole Loan or Loan Pair), has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent, or has been deemed to approve or consent to such action or (ii) the asset status report is otherwise implemented by the special servicer in accordance with the terms of the Pooling and Servicing Agreement.
“Privileged Information” means (i) any correspondence or other communications between the Controlling Class Representative or any related Directing Holder with respect to an A/B Whole Loan or Loan Pair, on the one hand, and the special servicer (or the master servicer, the certificate administrator, the custodian and/or the trustee), on the other hand, related to any Specially Serviced Mortgage Loan or the exercise of the consent or consultation rights of the Controlling Class Representative or any related Directing Holder under the Pooling and Servicing Agreement; (ii) any correspondence or communications between the Controlling Class Representative and the related Non-Serviced Mortgage Loan Master Servicer, Non-Serviced Mortgage Loan Special Servicer or other party related to the exercise of any consultation rights with respect to a Non-Serviced Mortgage Loan; (iii) any strategically sensitive information that the special servicer has reasonably determined could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party; and (iv) legally privileged information.
Annual Meeting; Annual Report
During any Collective Consultation Period and any Senior Consultation Period, within sixty (60) days after the end of each calendar year during which any mortgage loan was a Specially Serviced Mortgage Loan or any mortgaged property was an REO Property, the trust advisor will be required to meet with representatives of the special servicer (if it was acting as special servicer as of December 31 in the prior calendar year and had continued in such capacity through the date of such meeting) to perform a review of the special servicer’s operational practices in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement and will be required to discuss the special servicer’s stated policies and procedures, operational controls and protocols, risk management systems, intellectual resources, the special servicer’s reasoning for believing it is in compliance with the Pooling and Servicing Agreement and other pertinent information the trust advisor may consider relevant, in each case, insofar as such information relates to the resolution or liquidation of Specially Serviced Mortgage Loans and REO Properties.
The trust advisor must provide the special servicer at least thirty (30) days’ prior written notice of the date proposed for any annual meeting.  The trust advisor and the special servicer will be required to determine a mutually acceptable date for the annual meeting, and the trust advisor will be required to deliver, at least fourteen (14) days prior to such annual meeting, a proposed written agenda to the special servicer identifying the Asset Status Reports to be discussed.  The trust advisor and the special servicer may discuss any of the Asset Status Reports produced and any Specially Serviced Mortgage Loan and any REO Property as part of the trust advisor’s annual assessment of the special servicer’s performance under the Pooling and Servicing Agreement.  The special servicer will be required to make available senior staff with relevant knowledge regarding the applicable Specially Serviced Mortgage Loans and REO Properties and the related platform level information for each annual meeting.
During any Collective Consultation Period and any Senior Consultation Period, based on the trust advisor’s meeting with the special servicer, the trust advisor’s review of any Asset Status Reports and other information delivered to the trust advisor by the special servicer (other than any communications between the Controlling Class Representative or a Directing Holder and the special servicer that would be Privileged Information) and any other information available to Privileged Persons on the certificate administrator’s website, the trust advisor will be required, in each case, to deliver an annual report within 120 days of the end of the prior calendar year to the certificate administrator, which will be required to make such report available to Privileged Persons via its website.  Each of the special servicer and, during any Collective Consultation Period, the Controlling Class Representative will be given an opportunity to review any such annual report at least five (5) Business Days prior to its delivery to the certificate administrator; provided that the trust advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer and/or the Controlling Class Representative.  Such annual report will set forth the trust advisor’s assessment of the special servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a platform‑level basis with respect to the resolution or liquidation of Specially Serviced Mortgage Loans and REO Properties.  If the special servicer is replaced, the trust advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report.  Such annual report will also be required to (A) identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution or liquidation of Specially Serviced Mortgage Loans and REO Properties and (B) comply with all of the confidentiality requirements set forth in the Pooling and Servicing Agreement regarding Privileged Information.  No such annual report will be required to be prepared or delivered with respect to any calendar year as to which no annual meeting is required to be held or with respect to any calendar year during which no asset status reports have been prepared.
As used in connection with the trust advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution or liquidation of Specially Serviced Mortgage Loans, taking into account the special servicer’s specific duties under the Pooling and Servicing Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the trust advisor of any annual compliance statement, assessment of compliance report, attestation report, Asset Status Report and other information delivered to the trust advisor by the special servicer (other than any communications between the Controlling Class Representative or any related Directing Holder, as applicable, and the special servicer that would be Privileged Information) pursuant to the provisions of the Pooling and Servicing Agreement.
During any Subordinate Control Period there will be no annual meeting with the special servicer or annual report prepared and the trust advisor’s obligations will be limited to the review described under “—General Obligations” above.
Consultation Duties of the Trust Advisor
During any Subordinate Control Period, the special servicer will be required to forward any Appraisal Reduction and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan to the trust advisor after such calculations have been finalized.  The trust advisor will be required to review such calculations but may not take any affirmative action with respect to such Appraisal Reduction calculations and/or net present value calculations.
During any Collective Consultation Period and any Senior Consultation Period, after the calculation but prior to the utilization by the special servicer of any of the calculations related to (i) Appraisal Reductions or (ii) net present value, the special servicer will be required to promptly forward such calculations, and the special servicer will also be required to promptly forward any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the trust advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the trust advisor but in any event no later than two (2) Business Days after preparing such calculations.  The trust advisor will be required promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any such calculation prior to utilization by the special servicer; provided, that, with respect to any A/B Whole Loan and any Loan Pair, the trust advisor will not be permitted to recalculate or verify any such calculation performed by the special servicer with respect to any Serviced B Note or Serviced Companion Loan for so long as the holder of the related Serviced B Note or Serviced Companion Loan (or controlling portion thereof), as applicable, is the related Directing Holder.  The trust advisor may not opine on or call into question these calculations, other than with respect to mathematical errors and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any such calculation prior to utilization by the special servicer.  If the trust advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the trust advisor and the special servicer will be required to consult with each other in order to resolve any disagreement within five (5) Business Days of delivery of such calculations.  If the trust advisor and special servicer are not able to resolve such disagreement prior to the end of such 5-Business Day period, the trust advisor will be required to promptly notify the trustee of such disagreement, and the trustee will be required to determine which calculation is to apply.  In making such determination, the trustee may hire an independent third-party to assist with any such calculation at the expense of the Issuing Entity.
During any Collective Consultation Period, any Senior Consultation Period or, with respect to any Excluded Mortgage Loan, any Subordinate Control Period, the special servicer will be required to consult (on a non-binding basis) with the trust advisor in connection with any Major Decision involving any mortgage loan, A/B Whole Loan, Loan Pair or any related REO Property and consider alternative actions recommended by the trust advisor; provided, that with respect to matters relating to any A/B Whole Loan and any Loan Pair, the special servicer will only be required to consult with the trust advisor in respect of such A/B Whole Loan or Loan Pair, as applicable, if the holder of the related Serviced B Note or Serviced Companion Loan (or controlling portion thereof), as applicable, is not, or has ceased to be, the related Directing Holder, and prior to such time, the trust advisor will have no obligations under the Pooling and Servicing Agreement with respect to such A/B Whole Loan or Loan Pair. Moreover, the trust advisor will have no consultation rights or obligations with respect to any Non‑Serviced Mortgage Loan (which will be serviced pursuant to the applicable Non‑Serviced Mortgage Loan Pooling and Servicing Agreement) or any related REO Property.
The trust advisor will not review the activities of any other special servicer under the securitization of any Non‑Serviced Companion Loan, and as a result will not provide a review of any special servicing actions in respect of any Non‑Serviced Pari Passu Mortgage Loan.  The entity acting as trust advisor or operating advisor with respect to any separate securitization of a Non‑Serviced Companion Loan will act as trust advisor with respect to the related Non‑Serviced Pari Passu Mortgage Loan pursuant to the related pooling and servicing agreement.
The trust advisor is not a servicer and will not be obligated to change the outcome on any particular Specially Serviced Mortgage Loan.  Certificateholders will be deemed to have acknowledged and agreed that there could be multiple strategies to resolve any Specially Serviced Mortgage Loan and the objective of the trust advisor’s participation in any resolution process is to provide additional oversight relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.  Potential investors should note that the trust advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder.  See “Risk Factors—Risks Related to the Offered Certificates—Your Lack of Control Over the Issuing Entity Can Create Risks” in this prospectus supplement.
The ability to perform the duties of the trust advisor and the quality and the depth of any trust advisor annual report will be dependent upon the timely receipt of information required to be delivered to the trust advisor and the accuracy and the completeness of such information.  In addition, in no event will the trust advisor have the power to compel any transaction party to take, or refrain from taking, any action.  In addition, it is possible that the lack of access to Privileged Information may limit or prohibit the trust advisor from performing its duties under the Pooling and Servicing Agreement, in which case any annual report may describe any resulting limitations and the trust advisor will not be subject to liability arising from its lack of access to Privileged Information.

Trust Advisor Fees
The trust advisor will be entitled to a trust advisor fee (the “Trust Advisor Fee”) equal to the Trust Advisor Fee Rate applied to the outstanding principal balance of each mortgage loan, including if such mortgage loan becomes an REO Mortgage Loan, which fee will be calculated on the same interest accrual basis as the related mortgage loan and will be prorated for any partial periods. The “Trust Advisor Fee Rate” means a rate equal to (i) 0.00105% per annum, with respect to each mortgage loan (other than the Herald Center Mortgage Loan, the 261 Fifth Avenue Mortgage Loan and any related Non-Serviced Mortgage Loan) and any related successor REO Mortgage Loan, (ii) 0.00205% per annum, with respect to the Herald Center Mortgage Loan and any related successor REO Mortgage Loan and (iii) 0.00175% per annum, with respect to the 261 Fifth Avenue Mortgage Loan and any related successor REO Mortgage Loan. The Trust Advisor Fee will be payable monthly from amounts received in respect of each mortgage loan (other than any Non‑Serviced Mortgage Loan) and any successor REO Mortgage Loan, as applicable.
A consulting fee (the “Trust Advisor Consulting Fee”) equal to $10,000, or such lesser amount as the related borrower agrees to pay with respect to any mortgage loan (other than a Non‑Serviced Mortgage Loan) or related A/B Whole Loan or Loan Pair, as applicable, will be payable to the trust advisor with respect to each Major Decision as to which the trust advisor has consultation rights; provided, that the aggregate amount of such Trust Advisor Consulting Fees with respect to any such mortgage loan, A/B Whole Loan or Loan Pair may not exceed $10,000 in any calendar year; provided, further, that the trust advisor may in its sole discretion reduce the Trust Advisor Consulting Fee with respect to any Major Decision.
Except as described above, the trust advisor and any of its affiliates may not accept any fees or other compensation or other consideration (x) in respect of the trust advisor’s obligations under the Pooling and Servicing Agreement or the performance thereof or (y) in connection with the appointment of a successor special servicer or the recommendation by the trust advisor for a replacement special servicer to become the special servicer under the Pooling and Servicing Agreement.
The Trust Advisor Fee and Trust Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “Servicing of the Mortgage Loans—Withdrawals from the Collection Account” in this prospectus supplement, but with respect to the Trust Advisor Consulting Fee, only to the extent that such fee is actually received from the related borrower.  If the Trust Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Trust Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related mortgage loan documents.  The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Trust Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but in no event may take any enforcement action with respect to the collection of such Trust Advisor Consulting Fee other than requests for collection; provided, that the master servicer or the special servicer, as applicable, will be required to consult with the Trust Advisor prior to any such waiver or reduction.  In addition to the Trust Advisor Fee and any Trust Advisor Consulting Fee, the trust advisor will be entitled to reimbursement of Trust Advisor Expenses in accordance with the terms of the Pooling and Servicing Agreement.
Resignation of the Trust Advisor
The trust advisor will have the right to resign from its obligations and duties under the Pooling and Servicing Agreement and recommend the replacement of the trust advisor, provided that the trust advisor (i) pays or reimburses the certificate administrator or the Issuing Entity, as applicable, for all of the reasonable costs and expenses to be incurred by the certificate administrator, the trust advisor and/or the Issuing Entity, as applicable, in connection with obtaining any vote to replace the trust advisor (and such fees and expenses will not constitute Additional Trust Fund Expenses), (ii) pays any amounts in the nature of Trust Advisor Fees, costs or expenses, to the extent such amounts are in excess of the amounts being paid to the trust advisor prior to its resignation, necessary to obtain or payable to a replacement trust advisor, (iii) except in the case of a recommended replacement that is an Eligible Trust Advisor, obtains the consent of the Controlling Class Representative (which consent must be obtained prior to any solicitation of votes described below) during any Subordinate Control Period and any

Collective Consultation Period, which consent will be deemed to have been granted if no objection is made within thirty (30) days following the Controlling Class Representative’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn and (iv) except in the case of a recommended replacement that is an Eligible Trust Advisor, obtains the requisite vote of Certificateholders as provided below.  In the event of its resignation, the trust advisor will be required to deliver to the certificate administrator, with a copy to the trustee, the 17g-5 Information Provider and the special servicer, a written recommendation (along with relevant information justifying its recommendation) of a suggested replacement trust advisor.  The certificate administrator will be required to post such written recommendation to its website.  Except in the case of a recommended replacement that is an Eligible Trust Advisor, the trust advisor’s recommendation of a successor trust advisor must be confirmed by an affirmative vote of Holders of Principal Balance Certificates evidencing at least 66 2/3% of the aggregate Voting Rights of all Principal Balance Certificates; provided, that if any Holder of a Principal Balance Certificate does not affirmatively object to such written recommendation within 180 days of the posting of such recommendation, then such Holder will be deemed to have consented to the recommended replacement trust advisor.  If so confirmed, the trustee will then be required to terminate all of the rights and obligations of the trust advisor under the Pooling and Servicing Agreement and to appoint the successor trust advisor approved by the Certificateholders (provided that such successor trust advisor is an Eligible Trust Advisor).  Such termination will be subject to the terminated trust advisor’s rights to indemnification, payment of outstanding fees, reimbursement of expenses and other rights set forth in the Pooling and Servicing Agreement that survive termination.
In addition, the trust advisor will be permitted to resign from its obligations and duties under the Pooling and Servicing Agreement if it determines that its duties under the Pooling and Servicing Agreement are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it.  Any such determination permitting the resignation of the trust advisor must be evidenced by an opinion of counsel to such effect delivered to the master servicer, the certificate administrator, the depositor and the trustee.  No such resignation will become effective until a successor trust advisor meeting the eligibility requirements described in this prospectus supplement has assumed the trust advisor’s responsibilities and obligations under the Pooling and Servicing Agreement.
Trust Advisor Termination Events
The following constitute trust advisor termination events under the Pooling and Servicing Agreement (each, a “Trust Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:
•	any failure by the trust advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure is given to the trust advisor by the trustee or the certificate administrator or to the trust advisor and the certificate administrator by the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, that with respect to any such failure which is not curable within such thirty (30)-day period, the trust advisor will have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30)-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;
•	any failure by the trust advisor to perform in accordance with the Trust Advisor Standard which failure continues unremedied for a period of thirty (30) days;
•	any failure by the trust advisor to be an Eligible Trust Advisor, which failure continues unremedied for a period of thirty (30) days;
•	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the trust advisor, and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;
•	the trust advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the trust advisor or of or relating to all or substantially all of its property;
•	the trust advisor admits in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or
•	if and for so long as the Issuing Entity is subject to the reporting requirements of the Exchange Act, any failure by the trust advisor to deliver any reporting items required to be delivered under Regulation AB and the Exchange Act by the time required under the Pooling and Servicing Agreement after any applicable grace period.
Upon receipt by the certificate administrator of notice of the occurrence of any Trust Advisor Termination Event, the certificate administrator will be required to promptly post such notice on its internet website, unless the certificate administrator is notified that such Trust Advisor Termination Event has been remedied.
“Eligible Trust Advisor” means an entity that (i) (A) is (or as to which each of the personnel responsible for supervising the obligations of the Trust Advisor is) (I) regularly engaged in the business of analyzing and advising clients in commercial mortgage‑backed securities matters and has at least five (5) years of experience in collateral analysis and loss projections, and (II) has (or as to which each of the personnel responsible for supervising the obligations of the Trust Advisor has) at least five (5) years of experience in commercial real estate asset management and in the workout and management of distressed commercial real estate assets or (B) is the special servicer or trust advisor/operating advisor on a commercial mortgage‑backed securities transaction rated by DBRS, Inc. (“DBRS”), Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, Inc. (“KBRA”), Moody’s Investors Service, Inc. (“Moody’s”), Morningstar Credit Ratings, LLC (“Morningstar”) or Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”) (including, in the case of Pentalpha Surveillance LLC, this transaction) but has not been special servicer on a transaction for which DBRS, Fitch, KBRA, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing concerns with the special servicer as the sole or material factor in such rating action, (ii) is not the depositor, a mortgage loan seller, the master servicer, the special servicer or an affiliate of any of the foregoing, (iii) can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, (iv) is not the Controlling Class Representative, a Directing Holder or an affiliate of the Controlling Class Representative or a Directing Holder and (v) has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer.
Rights Upon Trust Advisor Termination Event
If a Trust Advisor Termination Event occurs then, and in each and every such case, so long as such Trust Advisor Termination Event has not been remedied, either (i) the trustee may, or (ii) upon the written direction of Holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates, the trustee will be required to, terminate all of the rights and obligations of the trust advisor under the Pooling and Servicing Agreement, other than the right to receive accrued and unpaid fees and expense reimbursements and the right to indemnification under the Pooling and Servicing Agreement.
As soon as practicable, but in no event later than fifteen (15) Business Days (or such longer period of time as may be reasonably necessary to find a willing successor trust advisor if no willing successor trust advisor can be identified in such fifteen (15) Business Day period) after the trustee or the certificate administrator delivers written notice of termination to the trust advisor, the trustee will be required to appoint a successor trust advisor that is an Eligible Trust Advisor (which successor trust advisor may be an affiliate of the trustee).  If the trustee is the successor master servicer or the successor special servicer, neither the trustee nor any of its affiliates will be the successor trust advisor.  The appointment of the successor trust advisor will not be subject to the vote, consent or approval of the Holder of any Class of Certificates; provided, that during any Subordinate Control Period and any Collective Consultation Period, the Controlling Class Representative will have the right to consent, such consent not to be unreasonably withheld, to any replacement trust advisor; provided, further, that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Controlling Class Representative’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn.  The trustee will not have liability for any failure to find a suitable Eligible Trust Advisor to serve as a successor trust advisor.
Upon any termination of the trust advisor and appointment of a successor to the trust advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the 17g-5 Information Provider, the depositor, the Controlling Class Representative (but only during any Subordinate Control Period and any Collective Consultation Period) and the Certificateholders.  If no Eligible Trust Advisor has been appointed in accordance with the Pooling and Servicing Agreement, no party will act as successor trust advisor.
If the trust advisor is terminated for any reason, it will remain entitled to any accrued and unpaid fees and trust advisor expenses, as well as indemnification in respect of the period during which it acted as trust advisor, which will be payable in accordance with the priorities and subject to the limitations described in this prospectus supplement and set forth in the Pooling and Servicing Agreement.
Termination of the Trust Advisor Without Cause
Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights of the Certificates requesting a vote to terminate and replace the trust advisor with a proposed successor trust advisor that is an Eligible Trust Advisor, (ii) payment by such holders to the certificate administrator, the trust advisor and the Issuing Entity, as applicable, of the reasonable fees and expenses to be incurred by the certificate administrator, the trust advisor and/or the Issuing Entity, as applicable, in connection with such vote (and such fees and expenses will not constitute Additional Trust Fund Expenses), and (iii) obtaining the consent (which will be obtained prior to any solicitation of votes as set forth in the Pooling and Servicing Agreement) of the Controlling Class Representative during any Subordinate Control Period or any Collective Consultation Period (such consent not to be unreasonably withheld, and such consent deemed to have been granted if no objection is made within ten (10) Business Days following the Controlling Class Representative’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn, the certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing it to their addresses appearing in the certificate register.  The Holders of more than 75% of the Voting Rights of the Certificates may direct the trustee to either (i) terminate (in which case the trustee must terminate) all of the rights and obligations of the trust advisor under the Pooling and Servicing Agreement by written notice to the trust advisor, and appoint (and the trustee must so appoint) the proposed successor trust advisor, unless such direction is not given within one hundred eighty (180) days of the initial request in which case such direction will have no force or effect, or (ii) terminate (in which case the trustee must terminate) all of the rights and obligations of the trust advisor under the Pooling and Servicing Agreement by written notice to the trust advisor and not appoint a successor trust advisor (and no trust advisor will be appointed), in which case all references to trust advisor in the Pooling and Servicing Agreement will be of no force and effect; provided, if the Holders of at least 25% of the Voting Rights of the Certificates subsequently request a vote to reinstate the role of trust advisor and appoint a new trust advisor under the Pooling and Servicing Agreement, and the Holders of at least 75% of the Voting Rights of the Certificates vote in favor of such reinstatement and appointment, then a new trust advisor will be appointed and references to trust advisor in the Pooling and Servicing Agreement will again be applicable.  During any Subordinate Control Period and any Collective Consultation Period, the Controlling Class Representative will have the right to consent, such consent not to be unreasonably withheld, to any replacement of an existing trust advisor; provided, that such consent will be deemed granted if no objection is made within ten (10) Business Days following the Controlling Class Representative’s receipt of the request for consent and, if granted, such consent cannot thereafter be revoked or withdrawn.  Any such consent will be required to be solicited from the Controlling Class Representative before any related vote.  If a successor trust advisor is not appointed, and until such time as a new trust advisor may be appointed in accordance with the foregoing provisions, all references to trust advisor in the Pooling and Servicing Agreement will be of no force and effect, and all Trust Advisor Fees otherwise payable to the terminated trust advisor in accordance with the Pooling and Servicing Agreement will be deposited into the TA Unused Fees Account, for application in accordance with “Description of the Offered Certificates—Distributions—Subordination; Allocation of Collateral Support Deficit” in this prospectus supplement.  Any replacement trust advisor appointed by the Certificateholders in accordance with this paragraph and the Pooling and Servicing Agreement is required to be an Eligible Trust Advisor and such termination will be subject to the terminated trust advisor’s rights to indemnification, payment of outstanding fees, reimbursement of expenses and other rights set forth in the Pooling and Servicing Agreement that survive termination.
In addition, if there are no Classes of Principal Balance Certificates outstanding other than the Control Eligible Certificates, the Holders of a majority of the junior-most Class of such Classes of Certificates outstanding may elect to terminate the trust advisor without payment of any termination fee by notice delivered to the depositor and the trust advisor.
In addition to the foregoing, the trust advisor may resign from its obligations and duties under the Pooling and Servicing Agreement, without payment of any penalty to the trust advisor at any time when (A) the certificate principal balances of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates have been reduced to zero or (B) the aggregate Stated Principal Balance of the mortgage loans is equal to or less than 1% of the Initial Pool Balance.  No successor trust advisor will be required to be appointed in connection with, or as a condition to, such resignation.
If the trust advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and Trust Advisor Expenses which will be payable in accordance with the priorities and subject to the limitations set forth in this prospectus supplement and in the Pooling and Servicing Agreement (i.e., no Trust Advisor Expenses will be payable out of any amounts due and owing with respect to the Control Eligible Certificates).
Certain Matters Regarding the Parties to the Pooling and Servicing Agreement
Subject to certain conditions set forth in the Pooling and Servicing Agreement, each of the master servicer and the special servicer may assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement.
The master servicer or special servicer may resign from the obligations and duties imposed on it under the Pooling and Servicing Agreement, subject to certain limitations as described in “Servicing of the Mortgage Loans—General.”  The trust advisor may resign from its obligations and duties as trust advisor subject to certain conditions described under “—The Trust Advisor—Resignation of the Trust Advisor” and “—Termination of the Trust Advisor Without Cause” above in this prospectus supplement.  The trustee or any other successor master servicer, special servicer or trust advisor assuming the obligations of the master servicer, the special servicer or the trust advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the master servicer, special servicer or trust advisor being replaced would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior special servicer will be entitled to retain).  If no successor master servicer, special servicer or trust advisor can be retained to perform such obligations for such compensation, additional amounts payable to such successor master servicer, special servicer or trust advisor will result in shortfalls in distributions on the Certificates.
The Pooling and Servicing Agreement also provides that none of the depositor, the master servicer, the special servicer, the trust advisor, or any affiliate, director, officer, employee, member, manager or agent of the depositor, the master servicer, the special servicer or the trust advisor will be under any liability to the Issuing Entity or the Holders of the Certificates for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Pooling and Servicing Agreement and using reasonable business judgment.  However, none of the depositor, the master servicer, the special servicer, the trust advisor nor any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation in the Pooling and Servicing Agreement, or (ii) any willful misfeasance, bad faith or negligence in the performance of their duties under the Pooling and Servicing Agreement or by reason of negligent disregard of obligations or duties under the Pooling and Servicing Agreement.  The Pooling and Servicing Agreement further provides that the depositor, the master servicer, the special servicer, the trust advisor and any affiliate, director, officer, employee, member, manager or agent of the depositor, the master servicer, the special servicer or the trust advisor will be entitled to indemnification by the Issuing Entity (provided that the trust advisor will not be entitled to be indemnified for any amounts (other than Trust Advisor Fees) out of any amounts due and owing with respect to the Control Eligible Certificates) for claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action or claim relating to the Pooling and Servicing Agreement or the Certificates, other than any such claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses: (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes a Servicing Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) incurred in connection with any legal action or claim against the party seeking indemnification, resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred in connection with any legal action or claim against the party seeking indemnification, resulting from any willful misfeasance, bad faith or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.
In addition, the Pooling and Servicing Agreement provides that no party thereto will be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under the Pooling and Servicing Agreement.  The depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the custodian or the trust advisor may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the Holders of Certificates under the Pooling and Servicing Agreement.  In such event, the legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the custodian and the trust advisor will be entitled to be reimbursed for those amounts from the Collection Account.
The depositor is not obligated to monitor or supervise the performance of the master servicer, the special servicer, the trust advisor, the certificate administrator, the trustee or the custodian under the Pooling and Servicing Agreement.  The depositor may, but is not obligated to, enforce the obligations of the master servicer or the special servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the master servicer or the special servicer or exercise any right of the master servicer or the special servicer under the Pooling and Servicing Agreement.  In the event the depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the master servicer or special servicer, as applicable.  Any such action by the depositor will not relieve the master servicer or the special servicer of its obligations under the Pooling and Servicing Agreement.
Asset Status Reports
The special servicer (if a Servicing Transfer Event exists) will be required to prepare an Asset Status Report that is consistent with the Servicing Standard within forty-five (45) days after the occurrence of a Servicing Transfer Event.
Each Asset Status Report will be delivered to the Controlling Class Representative (but only during any Subordinate Control Period and any Collective Consultation Period), the trust advisor (but only during any Collective Consultation Period and any Senior Consultation Period), the master servicer, the certificate administrator, any Directing Holder (if and for so long as such party or its designee is the Directing Holder with respect to the related A/B Whole Loan or Loan Pair, as applicable) and the 17g‑5 Information Provider (which will be required to promptly post the report to the 17g‑5 Information Provider’s Website).  If the Controlling Class Representative (during any Subordinate Control Period) or a Directing Holder (with respect to an A/B Whole Loan or Loan Pair) does not disapprove of an Asset Status Report within ten (10) Business Days after receipt of such Asset Status Report together with any information in the possession of the special servicer that is necessary to make a decision regarding the subject Asset Status Report, such person will be deemed to have approved the Asset Status Report and the special servicer will implement the recommended action as outlined in such Asset Status Report; provided, that the special servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable mortgage loan documents.  In addition, the Controlling Class Representative (during any Subordinate Control Period) or a Directing Holder (with respect to an A/B Whole Loan or Loan Pair)

may object to any Asset Status Report within ten (10) Business Days of receipt; provided, that, following the occurrence of an extraordinary event with respect to the related mortgaged property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the special servicer may take actions with respect to the related mortgaged property before the expiration of the ten (10) Business Day period if the special servicer reasonably determines in accordance with the Servicing Standard that failure to take such action before the expiration of the ten (10) Business Day period would materially and adversely affect the interest of the Certificateholders and the holders of any related Serviced B Note or Serviced Companion Loan, and, during any Subordinate Control Period, the special servicer has made a reasonable effort to contact the Controlling Class Representative or the Directing Holder, as applicable.  The foregoing will not relieve the special servicer of its duties to comply with the Servicing Standard.
During any Subordinate Control Period, if the Controlling Class Representative disapproves such Asset Status Report and the special servicer has not made the affirmative determination described above, the special servicer will revise such Asset Status Report as soon as practicable thereafter, but in no event later than thirty (30) days after such disapproval.  During any Subordinate Control Period, the special servicer will revise such Asset Status Report until the Controlling Class Representative fails to disapprove such revised Asset Status Report as described above or until the special servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and the holder of any related Serviced B Note or Serviced Companion Loan, if applicable.  In any event, during any Subordinate Control Period, if the Controlling Class Representative does not approve an Asset Status Report within ninety (90) days from the first submission of an Asset Status Report, the special servicer is required to take such action as directed by the Controlling Class Representative, provided such action does not violate the Servicing Standard.
During any Collective Consultation Period, each of the trust advisor and the Controlling Class Representative, and during any Senior Consultation Period, the trust advisor, will be entitled to consult with the special servicer and propose alternative courses of action in respect of any Asset Status Report.  During any Collective Consultation Period and any Senior Consultation Period, the special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the trust advisor or the Controlling Class Representative, as applicable.  The special servicer may revise the Asset Status Reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the trust advisor (and, during any Collective Consultation Period, the Controlling Class Representative).
The Asset Status Report is not intended to replace or satisfy any specific consent or approval right which the Controlling Class Representative may have.
Notwithstanding the foregoing, the special servicer will not be permitted to follow any advice or consultation provided by the trust advisor or advice, direction or consultation of the Controlling Class Representative that would require or cause the special servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the special servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the special servicer to violate the terms of any mortgage loan, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates, officers, directors or agents to any claim, suit or liability, result in the imposition of a tax upon any REMIC or the loss of REMIC status or materially expand the scope of the master servicer’s or special servicer’s responsibilities under the Pooling and Servicing Agreement.
Notwithstanding the foregoing, in the case of an A/B Whole Loan or Loan Pair, if and for so long as the related Serviced B Note holder or Serviced Companion Loan holder (or controlling portion thereof) or its designee is the Directing Holder with respect to such A/B Whole Loan or Loan Pair, only such holder may exercise the rights of the Controlling Class Representative described in this “—Asset Status Reports” section to the extent set forth in the related Intercreditor Agreement (without regard to whether a Subordinate Control Period, a Collective Consultation Period or a Senior Consultation Period is then in effect).  Neither the Controlling Class Representative nor the trust advisor will have any of the above described consultation rights or will exercise them in conjunction with the holder of such Serviced B Note or Serviced Companion Loan (or controlling portion thereof) except to the extent set forth in the related Intercreditor Agreement.  See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs” in this prospectus supplement.
For the avoidance of doubt, with respect to any Excluded Controlling Class Mortgage Loan, any Controlling Class Representative or Controlling Class Certificateholder that is a Borrower Party with respect to such Excluded

Controlling Class Mortgage Loan will be prohibited from obtaining access to Asset Status Reports, Final Asset Status Reports or any summaries thereof (and any other information identified in the Pooling and Servicing Agreement) related to such Excluded Controlling Class Mortgage Loan. The Pooling and Servicing Agreement will require the Controlling Class Representative and any such Controlling Class Certificateholder to certify that they acknowledge and agree that they are prohibited from accessing and reviewing (and they will agree not to access and review) any other information with respect to any such Excluded Controlling Class Mortgage Loans (other than such information that is aggregated with information of other mortgage loans at a pool level, which the Controlling Class Representative and any such Controlling Class Certificateholder are entitled to access).
Mortgage Loan Modifications
The master servicer may amend any term (other than a Money Term) of a mortgage loan (other than a Non-Serviced Mortgage Loan), Serviced B Note or Serviced Companion Loan that is not a Specially Serviced Mortgage Loan and may extend the maturity date of any Balloon Loan, other than a Specially Serviced Mortgage Loan or a Non-Serviced Mortgage Loan, to a date not more than sixty (60) days beyond the original maturity date, if in the master servicer’s sole judgment exercised in good faith, a default in the payment of the Balloon Payment is reasonably foreseeable and such extension is reasonably likely to produce a greater recovery to the Certificateholders and the holder of the related Serviced B Note or Serviced Companion Loan, as applicable (as a collective whole), on a net present value basis (with the relevant discounting to be performed at the applicable NPV Calculation Rate) than liquidation of such mortgage loan, and the borrower has obtained an executed written commitment (subject only to satisfaction of conditions set forth therein) for refinancing of the mortgage loan or purchase of the related mortgaged property.
The master servicer’s power to amend a mortgage loan is subject to any restrictions applicable to REMICs, and to limitations imposed by the Pooling and Servicing Agreement and any applicable Intercreditor Agreement or co-lender agreement (including the rights of the Controlling Class Representative during any Subordinate Control Period and any Collective Consultation Period and the trust advisor during any Collective Consultation Period and any Senior Consultation Period, and the holder of any Serviced B Note or Serviced Companion Loan, as applicable).
Subject to any restrictions applicable to REMICs, the special servicer will be permitted to enter into a modification, waiver or amendment of the terms of any Specially Serviced Mortgage Loan, including any modification, waiver or amendment to:
•	reduce the amounts owing under any Specially Serviced Mortgage Loan by forgiving principal, accrued interest and/or any Prepayment Premium or Yield Maintenance Charge;
•	reduce the amount of the Scheduled Payment on any Specially Serviced Mortgage Loan, including by way of a reduction in the related mortgage rate;
•	forbear in the enforcement of any right granted under any mortgage note or mortgage relating to a Specially Serviced Mortgage Loan;
•	extend the maturity date of any Specially Serviced Mortgage Loan; and/or
•	accept a Principal Prepayment during any Lock-out Period;
provided in each case that (1) the related borrower is in default with respect to the Specially Serviced Mortgage Loan or, in the reasonable judgment of the special servicer, such default is reasonably foreseeable, and (2) in the reasonable judgment of the special servicer, such modification, waiver or amendment would result in a recovery to Certificateholders, the holder of the related Serviced B Note and the holder of the related Serviced Companion Loan (as a collective whole) on a net present value basis that would be equal to or greater than the recovery that would result if the applicable Specially Serviced Mortgage Loan were liquidated, as demonstrated in writing by the special servicer to the trustee and the certificate administrator; provided, that the foregoing rights of the special servicer are subject to the consent and/or consultation rights of the Controlling Class Representative, the trust advisor and the holder of any related Serviced B Note or Serviced Companion Loan, as applicable, to the extent described in this prospectus supplement.

In no event, however, will the special servicer be permitted to:
•	extend the maturity date of a Specially Serviced Mortgage Loan beyond a date that is five (5) years prior to the Distribution Date in October 2048; or
•	if the Specially Serviced Mortgage Loan is secured by a ground lease, extend the maturity date of such Specially Serviced Mortgage Loan unless the special servicer gives due consideration to the remaining term of such ground lease.
The special servicer will also not be permitted to extend the maturity date of any mortgage loan secured by a mortgaged property covered by a group secured creditor impaired property environmental insurance policy for more than five years beyond such mortgage loan’s maturity date unless a new phase I environmental report indicates that there is no environmental condition or the borrower obtains, at its expense, an extension of such policy on the same material terms and conditions to cover the period through five (5) years past the extended maturity date, provided that, if such mortgage loan is secured by a ground lease, the special servicer will be required to give due consideration to the remaining term of the ground lease.
The consent of the special servicer is required to any modification, waiver or amendment (including any Major Decision in connection with a defeasance) with regard to any mortgage loan that is not a Specially Serviced Mortgage Loan or a Non-Serviced Mortgage Loan (other than certain non-material modifications, waivers or amendments).  When the special servicer’s consent is required, the master servicer will be required to promptly provide the special servicer with written notice of any request for modification, waiver or amendment accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold its consent to such action.  Such consent will be deemed given fifteen (15) Business Days after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed action together with such other information reasonably required by the special servicer.
With respect to any Mortgage Loan (other than with respect to any Non-Serviced Mortgage Loans and other than a Mortgage Loan that is part of an A/B Whole Loan or a Loan Pair as to which the holder of a related Serviced B Note or Serviced Companion Loan (or controlling portion thereof) is the Directing Holder), the special servicer will be required to obtain, prior to consenting to such a proposed action of the master servicer, and prior to itself taking such an action, the written consent of the Controlling Class Representative, which consent will be deemed given ten (10) Business Days after receipt (unless earlier objected to) by the Controlling Class Representative of the master servicer’s and/or special servicer’s written analysis and recommendation with respect to such waiver together with such other information reasonably required by the Controlling Class Representative.  See “—The Controlling Class Representative” in this prospectus supplement.
Modifications that forgive principal or interest of a mortgage loan will result in realized losses on such mortgage loan and such realized losses will be allocated among the various Classes of Certificates in the manner described under “Description of the Offered Certificates—Distributions—Subordination; Allocation of Collateral Support Deficit” in this prospectus supplement.
The modification of a mortgage loan may tend to reduce prepayments by avoiding liquidations and therefore may extend the weighted average life of the Certificates beyond that which might otherwise be the case.  See “Yield, Prepayment and Maturity Considerations” in this prospectus supplement.
Sale of Defaulted Mortgage Loans and REO Properties
Sale of Defaulted Mortgage Loans
The provisions described under this section “Sale of Defaulted Mortgage Loans” do not apply to any Non-Serviced Mortgage Loan, and as used in this section, the term “mortgage loan” will not refer to any Non-Serviced Mortgage Loan unless otherwise indicated.
Promptly upon a mortgage loan becoming a defaulted mortgage loan and if the special servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) to attempt to sell such mortgage loan, the special servicer will be required to use reasonable efforts to solicit offers for the defaulted mortgage loan on behalf of the Certificateholders and the related Serviced B Note holder or Serviced Companion Loan holder (or controlling portion thereof) in such manner as will be reasonably likely to realize a fair price.  The special servicer is required to give the trustee, the certificate administrator, the custodian, the 17g-5 Information Provider, the master servicer, the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period), the trust advisor (during any Collective Consultation Period and any Senior Consultation Period), and the holder of any related Serviced B Note or Serviced Companion Loan not less than five (5) Business Days’ prior written notice of its intention to sell any such defaulted mortgage loan.  The special servicer will be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the defaulted mortgage loan, subject to any consent or consultation rights of the Controlling Class Representative and, with respect to any mortgage loan that is part of an A/B Whole Loan or Loan Pair, the consent rights of the holder of the related Serviced B Note or Serviced Companion Loan (or controlling portion thereof), to the extent set forth in the related Intercreditor Agreement and for so long as such holder is the related Directing Holder.
The special servicer will be required to determine whether any cash offer constitutes a fair price for any defaulted mortgage loan if the highest offer is from a person other than an Interested Person.  In determining whether any offer from a person other than an Interested Person constitutes a fair price for any defaulted mortgage loan, the special servicer will be required to take into account, and in determining whether any offer from an Interested Person constitutes a fair price for any defaulted mortgage loan, any Appraiser will be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected mortgage loan, A/B Whole Loan or Loan Pair, the occupancy level and physical condition of the related mortgaged property and the state of the local economy.  The special servicer will be required to take into account any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine (9) months.
If the highest offer is from an Interested Person, then the trustee will be required to determine whether the cash offer constitutes a fair price, either itself or by retaining an independent third party as set forth in the following paragraph.  However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least one other offer is received from an independent third party.  In determining whether any offer received from an Interested Person represents a fair price for any such defaulted mortgage loan, the trustee, if making such determination itself, will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the Pooling and Servicing Agreement within the preceding nine (9) month period or, in the absence of any such appraisal, on a new appraisal.  The cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.  If any Interested Person is among those making an offer with respect to a defaulted mortgage loan, the special servicer will require that all offers be submitted to the trustee in writing.
Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Issuing Entity) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject mortgage loan, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such mortgage loan.  If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination.  The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable as, a Servicing Advance; provided that, the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.
Notwithstanding any of the foregoing paragraphs, but subject to any consent or consultation rights of the Controlling Class Representative or consultation rights of the trust advisor, as applicable, the special servicer will not be required to accept the highest cash offer if the special servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, and the special servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders.

Additionally, to the extent set forth in the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable, each holder of a B Note, Serviced Companion Loan, Non-Serviced Companion Loan or a mezzanine loan may have a purchase option with respect to defaulted mortgage loans under the related Intercreditor Agreement.  Subject to the rights of any such B Note holder, Serviced Companion Loan holder or mezzanine loan holder under the respective Intercreditor Agreement, unless and until a defaulted mortgage loan is sold pursuant to the terms of the Pooling and Servicing Agreement, the special servicer will continue to service and administer such mortgage loan in accordance with the Servicing Standard and the terms of the Pooling and Servicing Agreement and must pursue such other resolutions or recovery strategies including workout, foreclosure or sale of such mortgage loan, as is consistent with the terms of the Pooling and Servicing Agreement and the Servicing Standard.
Matters Relating to Loan Pairs
In the case of a defaulted mortgage loan that is part of a Loan Pair, if the special servicer determines to attempt to sell such mortgage loan it will be required to sell such defaulted mortgage loan together with the related Serviced Companion Loan as a whole loan pursuant to the Pooling and Servicing Agreement and the terms of the related Intercreditor Agreement.
With respect to any such defaulted mortgage loan, the special servicer will be required to solicit offers for such defaulted mortgage loan together with the related Serviced Companion Loan as a whole loan and will require that all offers be submitted to the trustee in writing.  Whether any cash offer constitutes a fair price for such Loan Pair will be determined by the special servicer unless the offeror is an Interested Person, in which case, the trustee will make such determination; provided, that no offer from the depositor, the master servicer, the special servicer or certain other Interested Persons enumerated in the related Intercreditor Agreement for a Loan Pair will constitute a fair price unless (i) it is the highest offer received and (ii) at least two bona fide other offers are received from independent third parties.  In determining whether any offer received represents a fair price for such Loan Pair, the trustee will be supplied with and will rely on the most recent appraisal or updated appraisal conducted within the preceding nine (9)-month period or, in the absence of any such appraisal, on a new appraisal.  The trustee will be required to select the appraiser conducting any such new appraisal.  The cost of any such appraisal will be reimbursable as a Servicing Advance.  In determining whether any such offer constitutes a fair price, the trustee will be required to instruct the appraiser to take into account, among other factors, the period and amount of any delinquency on the affected Loan Pair, the occupancy level and physical condition of the related mortgaged property and the state of the local economy.  The trustee may conclusively rely on the opinion of an independent appraiser or other independent expert in real estate matters selected with reasonable care and retained by the trustee at the expense of the Issuing Entity and the holder of the related Serviced Companion Loan in connection with making such determination.  Notwithstanding the foregoing, the special servicer will not be permitted to sell the Loan Pair without the written consent of the related Serviced Companion Loan holder unless the special servicer has delivered to such holder:  (a) at least fifteen (15) Business Days prior written notice of any decision to attempt to sell the Loan Pair; (b) at least ten (10) days prior to the proposed sale, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale, (c) at least ten (10) days prior to the proposed sale, a copy of the most recent appraisal for the Loan Pair, and any documents in the servicer mortgage file requested by the Serviced Companion Loan holder and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided, that the related Serviced Companion Loan holder may waive any of the delivery or timing requirements set forth in this sentence.  Subject to the foregoing, each of the Controlling Class Representative, the Serviced Companion Loan holder or a representative thereof will be permitted to submit an offer at any sale of a Loan Pair.
Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by any Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Issuing Entity) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject mortgage loan, that has been selected with reasonable care by the trustee, to determine if such cash offer constitutes a fair price for such mortgage loan.  If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination.  The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable from, the Collection Account to the extent of the pro rata portion allocable to the related mortgage loan, and the related sub-accounts of the Collection Account related to any Serviced Companion Loan to the extent of the portion allocable to the related Serviced Companion Loan in accordance with the related intercreditor agreement; provided, that, the trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.
Sale of REO Properties
If title to any REO Property (other than any REO Property relating to the Non-Serviced Mortgage Loan) is acquired by the Issuing Entity or its nominee in respect of any Specially Serviced Mortgage Loan, the special servicer is required to use its reasonable best efforts to sell such REO Property for cash as soon as practicable consistent with the requirement to maximize proceeds for all Certificateholders (and, with respect to a Serviced B Note or Serviced Companion Loan, for the Certificateholders and the holder of such Serviced B Note or Serviced Companion Loan, as a collective whole) but in no event later than three (3) years after the end of the year in which it was acquired, and in any event prior to the Distribution Date in October 2048 or earlier to the extent necessary to comply with REMIC provisions, unless (i) the trustee or the special servicer, on behalf of the applicable REMIC (A) has been granted an extension of time (which extension must be applied for at least sixty (60) days prior to the expiration of the period specified above) by the IRS for the orderly liquidation of such REO Property or (B) is permitted under the REMIC provisions to continue to hold such REO Property during the period in which an application for an extension is pending, in either of which cases the special servicer may continue to attempt to sell such REO Property for cash, or (ii) the special servicer receives an opinion of counsel that holding such REO Property beyond the period specified above will not result in the imposition of taxes on “prohibited transactions” under the REMIC provisions of the Code or cause any REMIC to fail to qualify as a REMIC; provided, that in no event may the Issuing Entity hold any REO Property (other than any REO Property relating to the Non-Serviced Mortgage Loan) beyond the end of the sixth (6th) calendar year following the end of the year of such REO Property’s acquisition.  If the special servicer is unable to sell such REO Property for cash within such time period (as it may be extended as described above), the special servicer is required to, after consultation with the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) or the Directing Holder (with respect to a Serviced B Note or Serviced Companion Loan), as applicable, before the end of such period or extended period, as the case may be, auction the REO Property to the person that makes the highest cash offer (which may be the special servicer or another Interested Person) in accordance with the Servicing Standard; provided that if the special servicer, any other Interested Person or any of their respective affiliated entities intends to make an offer on or otherwise purchase any REO Property (other than any REO Property relating to the Non-Serviced Mortgage Loan):  (i) the special servicer will be required to notify the trustee of such intent, (ii) the trustee will be required to promptly obtain an appraisal of such REO Property at the expense of the Issuing Entity and (iii) the applicable Interested Person will not be permitted to offer less than the fair market value set forth in such appraisal.  Neither the trustee nor any affiliate thereof may purchase an REO Property.
Within thirty (30) days of the sale of the REO Property, the special servicer will be required to provide to the trustee, the certificate administrator, the custodian, the 17g-5 Information Provider, the master servicer (and with respect to an A/B Whole Loan or Loan Pair, the holder of the related Serviced B Note or Serviced Companion Loan), the Controlling Class Representative (during any Subordinate Control Period and any Collective Consultation Period) and the trust advisor (during any Collective Consultation Period and any Senior Consultation Period) a statement of accounting for such REO Property, including without limitation, (i) the acquisition date for the REO Property, (ii) the date of disposition of the REO Property, (iii) the sale price and related selling and other expenses, (iv) accrued interest (including interest deemed to have accrued) on the Specially Serviced Mortgage Loan to which the REO Property related, calculated from the acquisition date to the disposition date, (v) final property operating statements, and (vi) such other information as the trustee or the certificate administrator (and with respect to a Serviced B Note or Serviced Companion Loan, any Directing Holder) may reasonably request in writing.  The liquidation proceeds from the final disposition of the REO Property will be required to be deposited in the Collection Account within one (1) Business Day of receipt.
“Interested Person” means, as of any date of determination, the depositor, the master servicer, the special servicer, the trust advisor, a holder of a Serviced B Note or Serviced Companion Loan or any portion thereof a Holder or Certificate Owner of 50% or more of the Controlling Class, the Controlling Class Representative, the

holder of a Serviced B Note or Serviced Companion Loan (or any portion thereof), a mortgage loan seller, any sponsor, any borrower, any manager of a mortgaged property, any independent contractor engaged by the master servicer or the special servicer pursuant to the Pooling and Servicing Agreement, or any person actually known to a responsible officer of the trustee or the certificate administrator to be an affiliate of any of the preceding entities.
Foreclosures
Except in the case of a Non-Serviced Mortgage Loan, the special servicer may at any time (with notification to and consent of the Controlling Class Representative during any Subordinate Control Period, upon consultation with the Controlling Class Representative during any Subordinate Control Period and any Collective Consultation Period, and upon consultation with the trust advisor during any Collective Consultation Period and any Senior Consultation Period, and in the case of mortgaged property that secures an A/B Whole Loan or Loan Pair, with the consent of the holder of the related Serviced B Note or Serviced Companion Loan (or controlling portion thereof) to the extent set forth in the related Intercreditor Agreement and for so long as such holder is the related Directing Holder) institute foreclosure proceedings, exercise any power of sale contained in any mortgage, accept a deed in lieu of foreclosure or otherwise acquire title to a mortgaged property by operation of law or otherwise, if such action is consistent with the Servicing Standard and a default on the related mortgage loan has occurred but subject, in all cases, to limitations concerning environmental matters and, in specified situations, the receipt of an opinion of counsel relating to REMIC requirements.  The special servicer may consult counsel to determine when an acquisition date will be deemed to occur under the REMIC provisions of the Code with respect to the related mortgaged property, the expense of such consultation being treated as a Servicing Advance related to the foreclosure.
The special servicer will not, on behalf of the Issuing Entity, be permitted to obtain title to a mortgaged property as a result of or in lieu of foreclosure or otherwise, and will not otherwise be permitted to acquire possession of, or take any other action with respect to, any mortgaged property, if, as a result of any such action, the Issuing Entity would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such mortgaged property within the meaning of the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any applicable comparable federal, state or local law, or a “discharger” or “responsible party” thereunder, unless the special servicer has also previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person (who may be an employee or affiliate of the master servicer or the special servicer) who regularly conducts environmental site assessments, which report must be delivered to the trustee, the certificate administrator and the 17g-5 Information Provider, that (i) such mortgaged property is in compliance with applicable environmental laws or, if not, after consultation with an environmental expert, that taking such actions as are necessary to bring the mortgaged property in compliance therewith is reasonably likely to produce a greater recovery on a net present value basis (with the relevant discounting to be performed at the applicable NPV Calculation Rate) than not taking such actions; (ii) taking such actions as are necessary to bring the mortgaged property in compliance with applicable environmental laws is reasonably likely to produce a greater recovery on a net present value basis (with the relevant discounting to be performed at the applicable NPV Calculation Rate) than pursuing a claim under the existing environmental insurance policy; and (iii) there are no circumstances or conditions present or threatened at such mortgaged property relating to the use, management, disposal or release of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, removal, clean-up or remediation could be required under any federal, state or local law or regulation, or that, if any such materials are present for which such action could be required, after consultation with an environmental expert, that taking such actions with respect to the affected mortgaged property is reasonably likely to produce a greater recovery on a net present value basis (with the relevant discounting to be performed at the applicable NPV Calculation Rate) than not taking such actions (after taking into account the projected costs of such actions).  If the special servicer determines that taking such actions as are necessary to bring any mortgaged property into compliance with applicable environmental laws, or taking such actions with respect to the containment, removal, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such mortgaged property, is not reasonably likely to produce a greater recovery on a net present value basis (with the relevant discounting to be performed at the applicable NPV Calculation Rate) than not taking such actions (after taking into account the projected costs of such actions) or than not pursuing a claim under the existing environmental insurance policy, then the special servicer is required to take such action as it deems to be in the best economic interest of the Issuing Entity (and the holder of the related Serviced B Note or Serviced Companion Loan, as applicable), including, without limitation, releasing the lien of the related mortgage.

If the Issuing Entity (or its nominee) acquires a mortgaged property by foreclosure or deed in lieu of foreclosure upon a default of a mortgage loan, the Pooling and Servicing Agreement provides that the special servicer, on behalf of the trustee, must administer such mortgaged property so that it qualifies at all times as “foreclosure property” within the meaning of Code Section 860G(a)(8).  The Pooling and Servicing Agreement also requires that any such mortgaged property be managed and operated by an “independent contractor,” within the meaning of applicable Treasury regulations, who furnishes or renders services to the tenants of such mortgaged property.  Pursuant to the terms of the Pooling and Servicing Agreement, the special servicer may not rent, lease, or otherwise earn income on behalf of the Issuing Entity or the beneficial owners thereof with respect to REO Property which might cause the REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (without giving effect to the final sentence thereof) or result in the receipt by any REMIC of any “income from nonpermitted assets” within the meaning of Section 860F(a)(2) of the Code or any “net income from foreclosure property” which is subject to tax under the REMIC provisions of the Code unless (i) the trustee and the special servicer have received an opinion of counsel (at the sole expense of the Issuing Entity) to the effect that, under the REMIC provisions of the Code and any relevant proposed legislation, any income generated for a REMIC by the REO Property would not result in the imposition of a tax upon the REMIC or (ii) in accordance with the Servicing Standard, the special servicer determines the income or earnings with respect to such REO Property will offset any tax under the REMIC provisions of the Code relating to such income or earnings and will maximize the net recovery from the REO Property to the Certificateholders.  The special servicer must notify the trustee, the certificate administrator and the master servicer of any election by it to incur such tax, and the special servicer (i) must hold in escrow in an eligible account an amount equal to the tax payable thereby from revenues collected from the related REO Property, (ii) provide the certificate administrator with all information for the certificate administrator to file the necessary tax returns in connection therewith and (iii) upon request from the certificate administrator, pay from such account to the certificate administrator the amount of the applicable tax.
Generally, no REMIC will be taxable on income received with respect to a mortgaged property to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code.  “Rents from real property” do not include the portion of any rental based on the net profits derived by any person from such property.  No determination has been made whether rent on any of the mortgaged properties meets this requirement.  “Rents from real property” include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated.  Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service.  No determination has been made whether the services furnished to the tenants of the mortgaged properties are “customary” within the meaning of applicable regulations.  It is therefore possible that a portion of the rental income with respect to a mortgaged property owned by a Issuing Entity, would not constitute “rents from real property,” or that all of the rental income would not so qualify if the non-customary services are not provided by an independent contractor or a separate charge is not stated.  In addition to the foregoing, any net income from a trade or business operated or managed by an independent contractor on a mortgaged property allocated to a REMIC, such as a hotel, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will not constitute “rents from real property.”  Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to a REMIC at the highest marginal federal corporate rate — currently 35% — and may also be subject to state or local taxes.  Any such taxes would be chargeable against the related income for purposes of determining the amount of the proceeds available for distribution to Holders of Certificates.  Under the Pooling and Servicing Agreement, the special servicer is required to determine whether the earning of such income taxable to a REMIC would result in a greater recovery to Certificateholders on a net after-tax basis than a different method of operation of such property.  Prospective investors are advised to consult their own tax advisers regarding the possible imposition of taxes on “net income from foreclosure property” within the meaning of the REMIC provisions of the Code in connection with the operation of commercial REO Properties by REMICs.

Additional Matters Relating to the Servicing of the Non-Serviced Mortgage Loans
The Roosevelt New Orleans Waldorf Astoria Mortgage Loan
The Roosevelt New Orleans Waldorf Astoria Mortgage Loan will be serviced pursuant to the pooling and servicing agreement for the JPMBB 2015-C31 securitization, dated as of August 1, 2015 (the “JPMBB 2015-C31 PSA”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and special servicer, Pentalpha Surveillance LLC, as senior trust advisor, and Wells Fargo Bank, National Association, as trustee, certificate administrator, certificate registrar, authenticating agent and custodian.  The servicing terms of the JPMBB 2015-C31 PSA are similar to the servicing terms of the Pooling and Servicing Agreement; however, the servicing arrangements under such agreements differ in certain respects.  For example:
•	The Pari Passu Loan Primary Servicing Fee Rate payable to the related Non-Serviced Mortgage Loan Master Servicer (currently Midland Loan Services, a Division of PNC Bank, National Association) under the JPMBB 2015-C31 PSA is 0.0025% per annum.
•	The extent to which loan-level fees with respect to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination, such as assumption fees and modification fees, are applied to offset servicing compensation (including liquidation fees and workout fees owing to the special servicer under the JPMBB 2015-C31 PSA), interest on advances and/or other expense reimbursements may be less than is the case under the Pooling and Servicing Agreement.
•	Default interest payable on the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination will be allocated pursuant to the terms of the Roosevelt New Orleans Waldorf Astoria Intercreditor Agreement.
•	The liquidation fee payable to the JPMBB 2015-C31 special servicer is subject to a minimum amount equal to $25,000 per specially serviced mortgage loan.
•	The portion of the master servicing fee owing to the master servicer under the JPMBB 2015-C31 PSA that may be allocated to certificateholders to offset prepayment interest shortfalls in respect of the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination will be generally capped at its servicing fee for the related distribution date under the JPMBB 2015-C31 PSA, calculated at a rate of 0.0025% per annum.
•	The specific types of actions constituting major decisions under the JPMBB 2015-C31 PSA will differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the related controlling class representative will be permitted to consent will correspondingly differ. See the definition of “Roosevelt New Orleans Waldorf Astoria Major Decision” under “Description of the Mortgage Pool—The Non Serviced Loan Combinations—The Roosevelt New Orleans Waldorf Astoria Non Serviced Loan Combination” in this prospectus supplement.
•	The servicing transfer events under the JPMBB 2015-C31 PSA that would cause the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination to become specially serviced are substantially similar to, but not identical to, the corresponding provisions under the Pooling and Servicing Agreement. In addition, any servicing transfer event under the Pooling and Servicing Agreement with respect to the Roosevelt New Orleans Waldorf Astoria Mortgage Loan will also constitute a servicing transfer event under the JPMBB 2015-C31 PSA with respect to the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan.
•	The events under the JPMBB 2015-C31 PSA that would require the related special servicer to obtain an updated appraisal are substantially similar to, but not identical to, the corresponding provisions under the Pooling and Servicing Agreement with respect to mortgage loans serviced thereunder.

•	The JPMBB 2015-C31 PSA does not provide for the automatic replacement of the special servicer with respect to a mortgage loan in the event that the special servicer becomes an affiliate of the borrower under such mortgage loan.
•	The rating agencies rating the securities issued under the JPMBB 2015-C31 PSA vary from the rating agencies rating the Certificates and, accordingly, servicing arrangements (including, but not limited to, servicer termination events) differ as between the JPMBB 2015-C31 PSA and the Pooling and Servicing Agreement.
•	The master servicer or special servicer under the JPMBB 2015-C31 PSA may be required to seek a rating agency confirmation from each applicable rating agency with respect to certain actions where the master servicer or special servicer under the Pooling and Servicing Agreement, under comparable circumstances, would only be required to provide notice to each applicable rating agency.
In addition, the JPMBB 2015-C31 PSA differs in certain respects relating to one or more of the following:  timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.
The Coastal Equities Retail Portfolio Mortgage Loan
The Coastal Equities Retail Portfolio Mortgage Loan will be initially serviced pursuant to the pooling and servicing agreement for the MSBAM 2015-C24 securitization, dated as of August 1, 2015 (the “MSBAM 2015-C24 PSA”), between Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Park Bridge Lender Services LLC, as trust advisor, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as certificate administrator, certificate registrar, authenticating agent and custodian.  The servicing terms of the MSBAM 2015-C24 PSA (including, but not limited to, terms governing limitations on servicer liability and retention of loan collections), insofar as those terms apply to the Coastal Equities Retail Portfolio Non-Serviced Loan Combination, will be substantially similar to the servicing terms of the Pooling and Servicing Agreement applicable to Loan Pairs; however, the servicing arrangements under such agreements differ in certain respects.  For example:
•	The MSBAM 2015-C24 PSA reflects that the Coastal Equities Retail Portfolio Mortgage Loan must be serviced in accordance with the Coastal Equities Retail Portfolio Intercreditor Agreement, which may modify certain servicing arrangements in the MSBAM 2015-C24 PSA otherwise applicable to the MSBAM 2015-C24 mortgage pool in general. See “Description of the Mortgage Pool—The Non-Serviced Loan Combinations—The Coastal Equities Retail Portfolio Non-Serviced Loan Combination” in this prospectus supplement.
•	The Pari Passu Loan Primary Servicing Fee Rate payable to the related Non-Serviced Mortgage Loan Master Servicer (Wells Fargo Bank, National Association) under the MSBAM 2015-C24 PSA is 0.0050% per annum.
•	The specific types of actions constituting major decisions under the MSBAM 2015-C24 PSA may differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the applicable controlling class representative will be permitted to consent will correspondingly differ.
•	The MSBAM 2015-C24 PSA does not provide for the automatic replacement of the special servicer with respect to a mortgage loan in the event that the special servicer becomes an affiliate of the borrower under such mortgage loan. In addition, the MSBAM 2015-C24 controlling class representative is in no event permitted to be an affiliate of a borrower under a mortgage loan; by contrast, the Controlling Class Representative in this securitization may be a borrower under a mortgage loan and will retain its consent and consultation rights in respect of all mortgage loans (except with respect to the mortgage loan as to which it is an affiliate of the related borrower).
•	The rating agencies rating the securities issued under the MSBAM 2015-C24 PSA vary from the rating agencies rating the Certificates and, accordingly, servicing arrangements (including, but not limited to, servicer termination events) will differ as between the MSBAM 2015-C24 PSA and the Pooling and Servicing Agreement.
In addition, the MSBAM 2015-C24 PSA differs in certain respects relating to one or more of the following:  timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of certain anticipated material federal income tax consequences of the purchase, ownership and disposition of the Certificates.  This discussion has been prepared with the advice of Cadwalader, Wickersham & Taft LLP, special counsel to the depositor (“Tax Counsel”).  This discussion is based on authorities that are subject to change or different interpretations.  Any such change or different interpretation can apply retroactively.  No rulings have been or will be sought from the IRS with respect to any of the matters discussed below, and no assurance can be given that the views of the IRS with respect to those matters will agree with the views described below.
This discussion is directed solely to Certificateholders that purchase Certificates at issuance for the issue price and hold them as “capital assets” within the meaning of Section 1221 of the Code.  This discussion does not purport to cover all federal income tax consequences applicable to particular investors, some of which may be subject to special rules.  Investors subject to such special rules include dealers in securities, certain traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons who hold Certificates as part of a hedging transaction or as a position in a straddle or conversion transaction, persons whose functional currency is not the U.S. dollar, or persons who elect to treat gain recognized on the disposition of a Certificate as investment income under Section 163(d)(4)(B)(iii) of the Code.
In addition, this discussion does not address the state, local or other tax consequences of the purchase, ownership, and disposition of the Certificates.  We recommend that you consult your own tax advisor in determining the federal, state, local and other tax consequences of the purchase, ownership, and disposition of the Certificates under your particular circumstances.
In this discussion, when we use the term:
•	“AFR,” we mean the applicable federal rate, which is an average of current yields for U.S. Treasury securities with specified ranges of maturities and which is computed and published monthly by the IRS for use in various tax calculations;
•	“Certificateholder,” we mean any person holding a beneficial ownership interest in a Certificate;
•	“Code,” we mean the Internal Revenue Code of 1986;
•	“Excess Interest,” we mean, in respect of each ARD Loan that does not repay on its Anticipated Repayment Date, the excess, if any, of interest accrued on such mortgage loan at the Revised Rate over interest accrued on such mortgage loan at the Initial Rate, together with interest thereon at the Revised Rate from the date accrued to the date such interest is payable (generally, after payment in full of the outstanding principal balance of such loan);
•	“Foreign Person,” we mean any person other than a U.S. Person;
•	“IRS,” we mean the Internal Revenue Service; and
•	“U.S. Person,” we mean (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts that were in existence on August 20, 1996, that were treated as U.S. Persons prior to such date, and that have elected to continue to be treated as U.S. Persons, also are U.S. Persons.

If a partnership (or entity treated as a partnership for federal income tax purposes) is a Certificateholder, the tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership.  A partnership that holds a Certificate is encouraged to consult its tax advisor concerning the consequences of investing in a Certificate under the partnership’s particular circumstances.
Tax Classification of the Issuing Entity
For federal income tax purposes, the Issuing Entity will consist of a grantor trust and three real estate mortgage investment conduits, each a “REMIC,” arranged in a tiered structure (the “Upper‑Tier REMIC”, a “Middle‑Tier REMIC” and a “Lower‑Tier REMIC”).  In addition, a REMIC was formed by MSMCH with respect to the Herald Center Loan Pair (the “Herald Center REMIC I”) which issued a single class of regular interests and a single residual interest. Such Herald Center REMIC I regular interest will be contributed to a separate REMIC (the “Herald Center REMIC II”) on or prior to the Closing Date, which will issue four regular interests and a single residual interest.  Herald Center REMIC II Regular Interests A-2 and A-4, representing an entitlement to a share of principal and interest and all other amounts paid on the Herald Center Loan Pair (in the same proportion as the Herald Center Mortgage Loan principal balance bears to the Herald Center Loan Pair principal balance) will be held in the Lower-Tier REMIC. The Lower-Tier REMIC will issue multiple classes of uncertificated, regular interests that will be held by the Middle-Tier REMIC.  The assets of the Lower-Tier REMIC in this tiered structure will consist of the mortgage loans (including the Herald Center REMIC II Regular Interests A-2 and A-4   described above) (other than the Excess Interest) and any other assets designated in the Pooling and Servicing Agreement. The Middle-Tier REMIC will issue multiple classes of uncertificated, regular interests that will be held by the Upper-Tier REMIC.
The portion of the Issuing Entity consisting of the residual interest in each of the Herald Center REMIC I and Herald Center REMIC II will constitute a “grantor trust,” and the Class R Certificates will represent undivided beneficial ownership of such residual interests held in the grantor trust. The Certificates (other than the Class V and Class R Certificates) will represent regular interests issued by the Upper-Tier REMIC.  The Class V Certificates will represent an interest in the Excess Interest held through the grantor trust.  The Certificates (other than the Class V and Class R Certificates) are referred to in this prospectus supplement as the “REMIC Regular Certificates.”
The Class R Certificates will represent ownership of the residual interest in each of the Lower‑Tier REMIC, the Middle-Tier REMIC, the Upper-Tier REMIC, the Herald Center REMIC I and the Herald Center REMIC II.
On the Closing Date, Tax Counsel will deliver its opinion, based on certain assumptions, that for federal income tax purposes:  (1) the grantor trust will qualify as a “grantor trust” under subpart E of subchapter J of the Code, (2) the Upper‑Tier REMIC, the Middle-Tier REMIC, the Lower‑Tier REMIC, the Herald Center REMIC I and the Herald Center REMIC II will each qualify as a REMIC under Section 860D of the Code, (3) the REMIC Regular Certificates will qualify as “regular interests” in the Upper‑Tier REMIC under Section 860G(a)(1) of the Code, (4) the Class V Certificates will represent an undivided beneficial ownership interest, held through the grantor trust, in Excess Interest in respect of any ARD Loans, and (5) the Class R Certificates will represent the ownership of the sole class of “residual interests” in each of the Lower‑Tier REMIC, the Middle-Tier REMIC, the Upper-Tier REMIC, the Herald Center REMIC I and the Herald Center REMIC II under Section 860G(a)(2) of the Code.
Special Tax Attributes of the Offered Certificates
Offered Certificates (to the extent they represent a beneficial interest in a REMIC regular interest) held by a domestic building and loan association will constitute “regular interests in a REMIC” within the meaning of Section 7701(a)(19)(C)(xi) of the Code in proportion to the assets of the REMICs that are described in Section 7701(a)(19)(C)(i) through (x).  If, however, at least 95 percent of the assets of the REMIC are described in Section 7701(a)(19)(C)(i) through (x), the entire such certificate will so qualify.
In addition, Offered Certificates (to the extent they represent a beneficial interest in a REMIC regular interest) held by a REIT will constitute “real estate assets” within the meaning of Section 856(c)(5)(B) of the Code.  If at any time during a calendar year less than 95 percent of the assets of the REMICs consist of “real estate assets,” then the portion of such certificates that are real estate assets under Section 856(c)(5)(B) during the calendar year will be limited to the portion of the assets of the REMICs that are real estate assets.  Similarly, interest and OID income on such offered certificates (exclusive of income on any non‑REMIC asset represented by such certificate) will be treated as “interest on obligations secured by mortgages on real property” within the meaning of Section 856(c)(3)(B) of the Code, subject to the same limitation as set forth in the preceding sentence.
Offered Certificates (to the extent they represent a beneficial interest in a REMIC regular interest) also will be “qualified mortgages” within the meaning of Section 860G(a)(3) of the Code with respect to another REMIC, provided they are transferred to such other REMIC within the periods required by the Code.
The determination of the percentage of a REMIC’s assets that constitute assets described in the foregoing sections of the Code will be made for each calendar quarter based on the average adjusted basis of each category of the assets held by the REMIC during that calendar quarter.  The REMIC will report those determinations in the manner and at the times required by applicable Treasury regulations.  The Small Business Job Protection Act of 1996 (the “SBJPA of 1996”) repealed the reserve method for bad debts of domestic building and loan associations and mutual savings banks, and thus has eliminated the asset category of “qualifying real property loans” in former Section 593(d) of the Code for taxable years beginning after December 31, 1995.  The requirements in the SBJPA of 1996 that these institutions must “recapture” a portion of their existing bad debt reserves is suspended if a certain portion of their assets are maintained in “residential loans” under Section 7701(a)(19)(C)(v) of the Code, but only if those loans were made to acquire, construct or improve the related real property and not for the purpose of refinancing.  However, no effort will be made to identify the portion of the mortgage loans meeting this requirement, and no representation is made in this regard.
Offered Certificates (to the extent they represent a beneficial interest in a REMIC regular interest) will be “evidences of indebtedness” within the meaning of Section 582(c)(1) of the Code, so that gain or loss recognized from the sale of such a certificate by a bank or thrift institution to which that section of the Code applies will be ordinary income or loss.
Taxation of the Offered Certificates
Basis For Discussion.  This discussion is based on the regulations applicable to original issue discount (the “OID Regulations”) and on the provisions of the Tax Reform Act of 1986 (the “1986 Act”).  Prospective purchasers should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the REMIC Regular Certificates.  To the extent that those issues are not addressed in the OID Regulations, the Issuing Entity intends to apply the methodology described in the Conference Committee Report to the 1986 Act.  No assurance can be provided that the IRS will take the same position on those matters not currently addressed by the OID Regulations.  Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result because of the applicable statutory provisions.  A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability.  Prospective purchasers are advised to consult their own tax advisors about the discussion therein and the appropriate method for reporting interest and original issue discount (“OID”) with respect to the REMIC Regular Certificates.
Treatment of the REMIC Regular Certificates.  The REMIC Regular Certificates will generally be treated as debt instruments for federal income tax purposes.
Stated Interest.  Stated interest on the Principal Balance Certificates (which, for purposes of this discussion, does not include pre-issuance interest) will be qualified stated interest (“Qualified Stated Interest”) if it is considered as unconditionally payable.  Interest is “unconditionally payable” only if either (1) reasonable legal remedies exist to compel the timely payment of interest or (2) the terms or conditions under which the debt instrument is issued make the late payment or nonpayment of interest a remote likelihood.  Qualified Stated Interest payable on a Principal Balance Certificate must be included in the income of the Certificateholder under an accrual method of accounting, regardless of the method otherwise used by the Certificateholder.  Because there is no penalty or default remedy in the case of nonpayment of interest with respect to an Offered Certificate, it is possible that some or all of such interest may not be treated as Qualified Stated Interest.  However, because the mortgage loans provide for remedies in the event of default, the Issuing Entity or other person responsible for tax information reporting generally will treat all of the stated interest on any Class of Principal Balance Certificates as Qualified Stated Interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

Original Issue Discount.  It is anticipated that the Class C, Class D, Class E, Class F and Class G Certificates will be issued with more than a de minimis amount of original issue discount for federal income tax reporting purposes.  A Holder of a REMIC Regular Certificate, therefore, will be required to report, as ordinary income, the daily portion of the OID attributable to each day that it holds the REMIC Regular Certificate.  This requirement generally will result in the accrual of income before the receipt of cash attributable to that income.
In addition, it is anticipated that the Issuing Entity or other person responsible for tax information reporting will treat the Class X Certificates (together, the “IO Certificates”) as having no qualified stated interest.  Accordingly, the IO Certificates will be considered to be issued with OID in an amount equal to the excess of all distributions of interest expected to be received thereon over the related issue price.  Any “negative” amounts of OID on the IO Certificates attributable to rapid prepayments with respect to the mortgage loans will not be deductible currently.  The Holder of an IO Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such Holder will not recover a portion of its basis in its IO Certificates even if there are no further prepayments on the mortgage loans.
The daily portion of OID will be determined on a constant yield to maturity basis in accordance with Section 1272(a)(6) of the Code (the “PAC Method”).  Under the PAC Method, the amount of OID allocable to any accrual period for a Class of REMIC Regular Certificates will generally equal (1) the sum of (i) the adjusted issue price of that Class at the end of the accrual period and (ii) any payments made on that Class during the accrual period of amounts included in the stated redemption price at maturity of that Class, minus (2) the adjusted issue price of that Class at the beginning of the accrual period.  The OID so determined is allocated ratably among the days in the accrual period to determine the daily portion for each such day.  The Issuing Entity will treat the monthly period (or shorter period from the date of original issue) ending on the day before each Distribution Date as the accrual period.
The adjusted issue price of a Class of REMIC Regular Certificates at the beginning of its first accrual period will be its issue price.  The adjusted issue price at the end of any accrual period (and, therefore, at the beginning of the subsequent accrual period) is generally determined by discounting the remaining payments due on that Class at its yield to maturity.  The remaining payments due are determined based on the prepayment assumption made in pricing the Class, but are adjusted to take into account the effect of payments actually made on the REMIC’s assets.
Ordinarily, the issue price of a Class of Certificates is the first price at which a substantial amount of that Class of Certificates is sold to investors (excluding bond houses, brokers and underwriters) and includes any amount paid by an initial holder of such Class of Certificates for interest that is deemed to accrue before such Class of Certificates is issued.  Certificateholders are encouraged to consult their tax advisors regarding alternative treatment of pre-issuance interest.
For this purpose, the yield to maturity of each Class of REMIC Regular Certificates is determined by projecting payments due on that Class based on a prepayment assumption made with respect to the REMIC’s assets.  The yield to maturity of a Class of REMIC Regular Certificates is the discount rate that, when applied to the stream of payments projected to be made on that Class as of the issue date, produces a present value equal to the issue price of that Class.  The Code requires that the prepayment assumption be determined in the manner prescribed in Treasury Department regulations.  To date, no such regulations have been issued.  The legislative history of this Code provision indicates that the regulations will provide that the assumed prepayment rate must be the rate used by the parties in pricing the particular transaction.  The prepayment assumption to be used for tax reporting purposes with respect to the REMIC Regular Certificates is 0% CPR.  No representation, however, is made of the rate at which prepayments on the mortgage loans will occur.
Under the PAC Method, accruals of OID will increase or decrease (but never below zero) to reflect the fact that prepayments on the REMIC’s assets are occurring at a rate that is faster or slower than that assumed under the prepayment assumption.  If the OID accruing on a Class of REMIC Regular Certificates is negative for any period, a Certificateholder with respect to that Class will be entitled to offset such negative accruals only against future positive OID accruals on that Certificate.
For purposes of accruing OID (or any Qualified Stated Interest) with respect to a REMIC Regular Certificate, the amount of interest payable on the Certificate will be determined without regard to any defaults or delinquencies on the mortgage loans.  For a discussion of the treatment of defaults and delinquencies, see “—Treatment of Losses” below.
Acquisition Premium.  If a Certificateholder is treated as having purchased the REMIC Regular Certificate for a price that is greater than its adjusted issue price but less than its stated redemption price at maturity, the Certificateholder will have acquired the REMIC Regular Certificate at an “acquisition premium” as that term is defined in Section 1272(a)(7) of the Code.  The Certificateholder must reduce future accruals of OID on the REMIC Regular Certificate by the amount of the acquisition premium.  Specifically, a Certificateholder must reduce each future accrual of OID on the REMIC Regular Certificate by an amount equal to the product of the OID accrual and a fixed fraction, the numerator of which is the amount of the acquisition premium and the denominator of which is the OID remaining to be accrued on the REMIC Regular Certificate at the time the Certificateholder purchased the Certificate.
Market Discount.  If a Certificateholder is treated as having acquired the REMIC Regular Certificate at a discount from its adjusted issue price, the Certificateholder will acquire the REMIC Regular Certificate with market discount (a “market discount bond”).  If the market discount is less than a statutorily defined de minimis amount (presumably equal to the product of (i) 0.25 percent, (ii) the stated redemption price at maturity of the REMIC Regular Certificate and (iii) the remaining weighted average maturity of that Certificate), then the market discount will be considered to be zero.  It appears that less than de minimis market discount should be treated as capital gains and reported, pro rata, as payments (other than payments of OID and stated interest) are made on a REMIC Regular Certificate.
Unless the beneficial owner of a market discount bond elects under Section 1278(b) of the Code to include market discount in income as it accrues, any principal payment (whether a scheduled payment or a prepayment) or any gain on disposition of the market discount bond will be treated as ordinary income to the extent that it does not exceed the accrued market discount at the time of such payment.  If the beneficial owner makes the election under Section 1278(b) of the Code, the election will apply to all market discount bonds acquired by the beneficial owner at the beginning of the first taxable year to which the election applies and all market discount bonds thereafter acquired by it.  The election may be revoked only with the consent of the IRS.
The Code grants the Treasury Department authority to issue regulations providing for the computation of accrued market discount on debt instruments, such as REMIC regular interests, the principal of which is payable in more than one installment, but no regulations have been issued.  The relevant legislative history provides that, until such regulations are issued, the beneficial owner of a market discount bond may elect to accrue market discount either on the basis of a constant interest rate or according to a ratable accrual method described in the legislative history.  Under the ratable accrual method, the amount of market discount that accrues in any accrual period in the case of a REMIC regular interest issued with OID equals the product of (i) the market discount that remains to be accrued as of the beginning of the accrual period and (ii) a fraction, the numerator of which is the OID accrued during the accrual period and the denominator of which is the sum of the OID accrued during the accrual period and the amount of OID remaining to be accrued as of the end of the accrual period.  In the case of a REMIC regular interest that was issued without OID, the amount of market discount that accrues in any accrual period will equal the product of (i) the market discount that remains to be accrued as of the beginning of the accrual period and (ii) a fraction, the numerator of which is the amount of stated interest paid during the accrual period and the denominator of which is the total amount of stated interest remaining to be paid at the beginning of the accrual period.  For purposes of determining the amount of OID or interest remaining to be accrued with respect to a REMIC regular interest, the prepayment assumption applicable to calculating the accrual of OID on such REMIC regular interest applies.
If a beneficial owner of a REMIC regular interest incurred or continues indebtedness to purchase or hold REMIC regular interests with market discount, the beneficial owner may be required to defer a portion of its interest deductions for the taxable year attributable to any such indebtedness.  Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includible in income.  If such beneficial owner elects to include market discount in income currently as it accrues under Section 1278(b) of the Code, the interest deferral rule will not apply.

Because Treasury regulations interpreting the market discount rules have not yet been issued, prospective purchasers are encouraged to consult their tax advisors regarding the application of those rules and the advisability of making any of the elections described above.
Amortizable Bond Premium.  It is anticipated that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class A-S and Class B Certificates will be issued at a premium for federal income tax reporting purposes.  A purchaser of a REMIC Regular Certificate that purchases the REMIC Regular Certificate for an amount (net of accrued interest) greater than its stated redemption price at maturity will have premium with respect to that REMIC Regular Certificate in the amount of the excess.  Such a purchaser need not include in income any remaining OID with respect to that REMIC Regular Certificate and may elect to amortize the premium under Section 171 of the Code.  If a Certificateholder makes this election, the amount of any interest payment that must be included in the Certificateholder’s income for each period will be reduced by a portion of the premium allocable to the period based on a constant yield method.  In addition, the relevant legislative history states that premium should be amortized in the same manner as market discount.  The election under Section 171 of the Code also will apply to all debt instruments (the interest on which is not excludable from gross income) held by the Certificateholder at the beginning of the first taxable year to which the election applies and to all such taxable debt instruments thereafter acquired by it.  The election may be revoked only with the consent of the IRS.
Election to Treat All Interest as OID.  The OID Regulations permit a Certificateholder to elect to accrue all interest, discount (including de minimis OID and de minimis market discount), and premium with respect to a REMIC Regular Certificate in income as interest, based on a constant yield method (a “constant yield election”).  It is unclear whether, for this purpose, the initial prepayment assumption would continue to apply or if a new prepayment assumption as of the date of the Certificateholder’s acquisition would apply.  A constant yield election may be revoked only with the consent of the IRS.  In addition, if a constant yield election were made and the Certificateholder were treated as having acquired the REMIC Regular Certificate with market discount, then the Certificateholder would also be deemed to have made the election in Section 1278(b) of the Code, which is described above and which may be revoked only with the consent of the IRS.  Similarly, if a constant yield election were made and the Certificateholder were treated as having acquired the REMIC Regular Certificate at a premium, then the Certificateholder would also be deemed to have made an election to amortize bond premium under Section 171 of the Code, which is described above and which may be revoked only with the consent of the IRS.
Treatment of Losses.  Certificateholders will be required to report income with respect to the REMIC Regular Certificates on the accrual method without giving effect to delays and reductions in distributions attributable to defaults or delinquencies on any of the REMIC’s assets.  In addition, potential investors are cautioned that while they may generally cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that any OID must continue to be accrued in spite of its uncollectibility until the REMIC Regular Certificate is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Section 166 of the Code.  As a result, the amount of income required to be reported by a Certificateholder in any period could exceed the amount of cash distributed to such Certificateholder in that period.  Holders of Class X-A, Class X-B and Class X-D Certificates may not be entitled to a “bad debt” deduction under Section 166 of the Code.
Although not entirely clear, it appears that:  (1) a Certificateholder who holds the REMIC Regular Certificate in the course of a trade or business or a Certificateholder that is a corporation, generally should be allowed to deduct as an ordinary loss any loss sustained on account of the REMIC Regular Certificate’s partial or complete worthlessness and (2) a noncorporate Certificateholder who does not hold the REMIC Regular Certificate in the course of a trade or business generally should be allowed to deduct as a short-term capital loss any loss sustained on account of the REMIC Regular Certificate’s complete worthlessness.  Certificateholders are encouraged to consult their tax advisors regarding the appropriate timing, character and amount of any loss sustained with respect to a REMIC Regular Certificate.  Any loss with respect to the Class X-A, Class X-B and Class X-D Certificates will generally be treated as a capital loss.  Holders of Class X-A, Class X-B and Class X-D Certificates may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such Certificateholder will not recover a portion of its basis in such Class even if there were no further prepayments on the mortgage loans.
Sale or Other Disposition.  If a Certificateholder sells, exchanges or otherwise disposes of a REMIC Regular Certificate, or if a REMIC Regular Certificate is redeemed, then the Certificateholder will recognize gain or loss in an amount equal to the difference between the amount realized by the Certificateholder upon the sale, exchange, redemption or other disposition and the Certificateholder’s adjusted tax basis in the REMIC Regular Certificate.

The adjusted tax basis of a REMIC Regular Certificate to a particular Certificateholder generally will equal the Certificateholder’s cost for the REMIC Regular Certificate, (1) increased by any market discount and OID previously included by such beneficial owner in income with respect to that Certificate and (2) decreased by any premium amortized by the Certificateholder and by the amount of payments that are part of the REMIC Regular Certificate’s stated redemption price at maturity previously received by such Certificateholder.  Any such gain or loss will be capital gain or loss if the REMIC Regular Certificate was held as a capital asset, except for gain representing accrued interest and accrued market discount not previously included in income.  Capital losses generally may be used only to offset capital gains.
Gain from the sale of a REMIC Regular Certificate that might otherwise be treated as capital gain will be treated as ordinary income to the extent that such gain does not exceed the excess of (1) the amount that would have been includible in the Certificateholder’s income had the income accrued at a rate equal to 110 percent of the AFR as of the date of purchase, over (2) the amount actually includible in such Certificateholder’s income.
Foreign Persons.  Interest (including OID) paid to or accrued by a Certificateholder who is a Foreign Person generally will not be subject to United States federal income tax or withholding tax, provided that (1) the interest (or OID) from the REMIC Regular Certificate is not effectively connected with the conduct of a trade or business within the United States by the Foreign Person, (2) the Foreign Person does not actually or constructively own 10 percent or more of the Class R Certificates, (3) the Foreign Person is not a controlled foreign corporation with respect to which a Holder of the Class R Certificates is a related person (all within the meaning of the Code) and (4) the Foreign Person provides the trustee or other person who is otherwise required to withhold U.S. tax with respect to the REMIC Regular Certificates (the “withholding agent”) with an appropriate statement on Form W‑8BEN (in the case of an individual that is eligible for the benefits of the portfolio interest exemption or an exemption from (or reduced rate of) withholding tax, based on an income tax treaty) or Form W-8BEN-E (in the case of an entity, such as a corporation, that is eligible for the benefits of the portfolio interest exemption or an exemption from (or reduced rate of) withholding tax based on an income tax treaty).  If a REMIC Regular Certificate is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide the relevant signed statement to the withholding agent; in that case, however, the signed statement must be accompanied by a Form W-8BEN or Form W-8BEN-E provided by the Foreign Person that owns the REMIC Regular Certificate.  If the information shown on Form W-8BEN or Form W-8BEN-E changes, a new Form W-8BEN or Form W-8BEN-E must be filed.  If the foregoing requirements are not met, then interest (including OID) on the REMIC Regular Certificates will be subject to United States federal income and withholding tax at a rate of 30 percent, unless reduced or eliminated pursuant to an applicable income tax treaty.
Under Treasury regulations relating to withholding obligations, a payment to a foreign partnership is treated, with some exceptions, as a payment directly to the partners, so that the partners are required to provide any required certifications.  We encourage Foreign Persons that intend to hold a REMIC Regular Certificate through a partnership or other pass-through entity to consult their tax advisors regarding the application of those Treasury regulations to an investment in a REMIC Regular Certificate through a partnership.
Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a REMIC Regular Certificate by a Foreign Person will be exempt from United States federal income and withholding tax, provided that (1) such gain is not effectively connected with the conduct of a trade or business in the United States by the Foreign Person and (2) in the case of a Foreign Person who is an individual, the Foreign Person is not present in the United States for 183 days or more in the taxable year.
FATCA.  The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on interest payments on REMIC regular interests and on payments of gross proceeds from the disposition of REMIC regular interests made to certain Foreign Persons that are entities or intermediaries, unless they comply with reporting obligations that require them to identify to the IRS, accounts and investments held for U.S. persons.  The 30% FATCA withholding tax applies to interest on the REMIC regular interests payable currently, and will apply to gross proceeds from the disposition of REMIC regular interests payable on and after January 1, 2019.
Medicare Contribution Tax.  U.S. Persons that are individuals, estates or trusts are generally required to pay a new 3.8% Medicare contribution tax on their net investment income (including interest on and gains from the sale or other disposition of the Offered Certificates), or in the case of estates and trusts on their undistributed net investment income, in each case to the extent that their total adjusted income exceeds applicable thresholds.

Information Reporting.  Payments of interest (including OID, if any) on a REMIC Regular Certificate held by a U.S. Person other than a corporation or other exempt holder are required to be reported to the IRS.  Moreover, the Issuing Entity is required to make available to Certificateholders information concerning the amount of OID accrued with respect to the REMIC Regular Certificates for each accrual period for which the REMIC Regular Certificates are outstanding, the adjusted issue price of the REMIC Regular Certificates as of the end of each accrual period, and information to enable a Certificateholder to compute accruals of market discount or bond premium using the ratable accrual method described under “—Market Discount” above.
Payments of interest (including OID, if any) on a REMIC Regular Certificate held by a Foreign Person are required to be reported annually on IRS Form 1042-S, which the withholding agent must file with the IRS and furnish to the recipient of the income.
REMIC Administrative Provisions
Each underlying REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns for federal income tax purposes in a manner similar to a partnership.  The form for the income tax return is Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return.  The certificate administrator (or, if necessary, the trustee), on behalf of the Issuing Entity, will be required to sign the REMIC’s returns.  Treasury regulations provide that, except where there is a single beneficial owner of a Class R Certificate (a “Residual Owner”) for an entire taxable year, a REMIC will be subject to the procedural and administrative rules of the Code applicable to partnerships, including the determination by the IRS of any adjustments to, among other things, items of REMIC income, gain, loss deduction, or credit in a unified administrative proceeding.  The certificate administrator will be obligated to act as “tax matters person,” as defined in applicable Treasury regulations, for each REMIC, either as a Holder of a Class R Certificate or as agent of the Residual Owners holding the largest Percentage Interest in the Class R Certificates.  If the Code or applicable Treasury regulations do not permit the certificate administrator to act as tax matters person another Residual Owner or other person specified pursuant to Treasury regulations will be required to act as tax matters person.  The tax matters person generally has responsibility for overseeing and providing notice to the other Residual Owners of certain administrative and judicial proceedings regarding a REMIC’s tax affairs, although the other Residual Owners would be able to participate in those proceedings in appropriate circumstances.
Taxes on a REMIC
A REMIC is subject to tax at a rate of 100 percent on the net income the REMIC derives from prohibited transactions.  In general, a “prohibited transaction” means the disposition of a qualified mortgage other than pursuant to certain specified exceptions, the receipt of income from a source other than a qualified mortgage or certain other permitted investments, the receipt of compensation for services, or gain from the disposition of an asset purchased with the payments on the qualified mortgages for temporary investment pending distribution on the REMIC Regular Certificates.  The Code also imposes a 100 percent tax on the value of any contribution of assets to the REMIC after the closing date other than pursuant to specified exceptions, and subjects “net income from foreclosure property” to tax at the highest corporate rate.  We do not anticipate that any REMIC formed pursuant to the Pooling and Servicing Agreement will engage in any such transactions or receive any such income.
If an entity elects to be treated as a REMIC but fails to comply with one or more of the ongoing requirements of the Code for REMIC status during any taxable year, the entity will not qualify as a REMIC for such year and thereafter.  In this event, the entity may be subject to taxation as a separate corporation, and the certificates issued by the entity may not be accorded the status described under “—Special Tax Attributes of the Certificates” above.  In the case of an inadvertent termination of REMIC status, the Treasury Department has authority to issue regulations providing relief; however, sanctions, such as the imposition of a corporate tax on all or a portion of the entity’s income for the period during which the requirements for REMIC status are not satisfied, may accompany any such relief and no such regulations have been issued.
REMICs also are subject to federal income tax at the highest corporate rate on “net income from foreclosure property,” determined by reference to the rules applicable to REITs.  “Net income from foreclosure property” generally means income from foreclosure property other than qualifying rents and other qualifying income for a REIT.  The special servicer is authorized, when doing so is consistent with maximizing the Issuing Entity’s net after-tax proceeds from an REO Property, to incur taxes on the Issuing Entity in connection with the operation of such REO Property.  Any such taxes imposed on the Issuing Entity would reduce the amount distributable to the Certificateholders.  See “Servicing of the Mortgage Loans—Foreclosures” in this prospectus supplement.  However, under no circumstance may a special servicer cause the acquired mortgaged property to cease to be a “permitted investment” under Section 860G(a)(5) of the Code.
It is not anticipated that any material state or local income or franchise tax will be imposed on the Upper-Tier REMIC, the Middle-Tier REMIC, the Lower-Tier REMIC, the Herald Center REMIC I or the Herald Center REMIC II.
Any tax on prohibited transactions, certain contributions or “net income from foreclosure property,” and any state or local income or franchise tax, that may be imposed on any REMIC will generally be borne by the REMIC.  However, such tax may be borne by the trustee, the master servicer or the special servicer, in any case out of its own funds; provided that the person has sufficient assets to do so, if the tax arises out of the willful misfeasance, bad faith or negligence in the performance of that person’s obligations under certain provisions of the Pooling and Servicing Agreement.  Any tax not borne by one of these persons would be charged against the REMIC resulting in a reduction in amounts payable to Holders of the Certificates.
Backup Withholding
Distributions on the REMIC Regular Certificates, as well as payment of proceeds from the sale of REMIC Regular Certificates, may be subject to the backup withholding tax under Section 3406 of the Code if recipients fail to furnish certain information, including their taxpayer identification numbers, or otherwise fail to establish an exemption from such tax.  Any amounts deducted and withheld from a recipient would be allowed as a credit against such recipient’s federal income tax.  Furthermore, certain penalties may be imposed by the IRS on a recipient that is required to supply information but that does not do so in the manner required.
STATE, LOCAL AND OTHER TAX CONSIDERATIONS
In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” in this prospectus supplement, potential investors should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Certificates.  State, local and other tax law may differ substantially from the corresponding federal tax law, and this discussion does not purport to describe any aspect of the income tax laws of any state, locality or other jurisdiction.  Potential investors should consult their own tax advisors with respect to the various tax consequences of investments in the Certificates.
CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS
The following discussion summarizes certain legal aspects of mortgage loans secured by real property in New York and California representing approximately 19.5% and 11.5%, respectively, of the Initial Pool Balance by allocated loan amount, which are general in nature.
California.  Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity.   This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt.  A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”.  Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness.  Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.
On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors.  California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.
New York.  Mortgage loans in New York are generally secured by mortgages on the related real estate.  Foreclosure of a mortgage is usually accomplished in judicial proceedings.  After an action for foreclosure is commenced, and if the lender secures a ruling that it is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action.  The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale.  Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction.  There is no right of redemption after the foreclosure of sale.  In certain circumstances, deficiency judgments may be obtained.  Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

CERTAIN ERISA CONSIDERATIONS
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code impose restrictions on Plans that are subject to ERISA and/or Section 4975 of the Code and on persons that are Parties in Interest with respect to such Plans.  ERISA also imposes duties on persons who are fiduciaries of Plans subject to ERISA, including the duty of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan.  Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a Plan, and any person who provides investment advice with respect to such assets for a fee, is a fiduciary of such Plan.  ERISA and Section 4975 of the Code also prohibit certain transactions between a Plan and Parties in Interest with respect to such Plan.  Governmental plans (as defined in Section 3(32) of ERISA) and most non-U.S. plans as described by Section 4(b)(4) of ERISA are not subject to the restrictions of ERISA and the Code.  However, such plans may be subject to similar provisions of applicable federal, state, local or non-U.S. law.
“Plans” means (a) employee benefit plans as defined in Section 3(3) of ERISA that are subject to Title I of ERISA, (b) plans as defined in Section 4975 of the Code that are subject to Section 4975 of the Code and (c) entities whose underlying assets include plan assets by reason of an employee benefit plan’s or a plan’s investment in such entities.
“Parties in Interest” means persons who have specified relationships to Plans (“parties in interest” under Section 406 of ERISA or “disqualified persons” under Section 4975 of the Code).
Plan Assets and Prohibited Transactions
Under Section 3(42) of ERISA and the U.S. Department of Labor (“DOL”) regulation located at 29 C.F.R. Section 2510.3-101, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan makes an “equity” investment will be deemed for certain purposes, including the prohibited transaction provisions of ERISA and Section 4975 of the Code, to be assets of the investing Plan unless certain exceptions apply.  We cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the regulations set forth by the DOL.  For example, one of the exceptions in the regulations provides that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans, as well as entities holding “plan assets,” but this exception will be tested immediately after acquisition of a Certificate, whether upon initial issuance or in the secondary market.  Because there are no relevant restrictions on the purchase and transfer of the Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of Certificates.  If the assets of the Issuing Entity were deemed to constitute Plan assets by reason of a Plan’s investment in Certificates, such Plan asset would include an undivided interest in the mortgage loans and any other assets of the Issuing Entity.  If the mortgage loans or other Issuing Entity assets constitute Plan assets, then any party exercising management or discretionary control regarding those assets may be deemed to be a “fiduciary” with respect to those assets, and thus subject to the fiduciary requirements and prohibited transaction provisions of ERISA and Section 4975 of the Code with respect to the mortgage loans and other Issuing Entity assets.
Affiliates of the depositor, the underwriters, the master servicer, the special servicer and certain of their respective affiliates might be considered or might become fiduciaries or other Parties in Interest with respect to investing Plans.  Moreover, the trustee, the certificate administrator, the master servicer, the special servicer, the Controlling Class Representative or certain of their respective affiliates might be considered fiduciaries or other Parties in Interest with respect to investing Plans.  In the absence of an applicable exemption, “prohibited transactions”— within the meaning of ERISA and Section 4975 of the Code — could arise if Certificates were acquired by, or with “plan assets” of, a Plan with respect to which any such person is a Party in Interest.
In addition, an insurance company proposing to acquire or hold the Certificates with assets of its general account should consider the extent to which such acquisition or holding would be subject to the requirements of ERISA and Section 4975 of the Code under John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), and Section 401(c) of ERISA, as added by the Small Business Job Protection Act of

1996, Public Law No. 104‑188, and subsequent DOL and judicial guidance.  See “—Insurance Company General Accounts” below.
Further, Section 403 of ERISA requires that all Plan assets be held in trust by the Plan trustee or a duly authorized fiduciary.  However, DOL regulations provide that even if the underlying assets of an entity are deemed to be assets of a Plan that invests in the entity, the trust requirement of Section 403 of ERISA will be satisfied if the indicia of ownership of the Plan’s interest in the entity are held in trust by the Plan trustee or fiduciary (29 C.F.R. Section 2550.403a-1(b)(3)).  The possession by the Plan trustee or fiduciary of the Certificates should satisfy the trust requirement as to the underlying assets of the Issuing Entity.
Special Exemption Applicable to the Offered Certificates
With respect to the acquisition and holding of the Offered Certificates, the DOL has granted to Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated or predecessors-in-interest thereto individual prohibited transaction exemptions (as amended by Prohibited Transaction Exemption 2013-08, the “Exemptions”), which generally exempt from certain of the prohibited transaction rules of ERISA and Section 4975 of the Code transactions relating to:
•	the initial purchase, the holding, and the subsequent resale by Plans of certificates evidencing interests in pass-through trusts; and
•	transactions in connection with the servicing, management and operation of such trusts, provided that the assets of such trusts consist of certain secured receivables, loans and other obligations that meet the conditions and requirements of the Exemptions.
The assets covered by the Exemptions include mortgage loans such as the mortgage loans held by the Issuing Entity and fractional undivided interests in such loans.  The depositor expects that the Exemptions generally will apply to the Offered Certificates.
The Exemptions as applicable to the Offered Certificates set forth the following five general conditions which must be satisfied for exemptive relief:
•	the acquisition of the Offered Certificates by a Plan must be on terms, including the price for the Offered Certificates, that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;
•	the Offered Certificates acquired by the Plan must have received a rating at the time of such acquisition that is in one of the four highest generic rating categories from at least one NRSRO that meets the requirements of the Exemptions (an “Exemption Rating Agency”);
•	the trustee cannot be an affiliate of any other member of the Restricted Group, other than an underwriter or an initial purchaser of the Privately Offered Certificates. The “Restricted Group” consists of the trustee, the underwriters, the initial purchasers of the Privately Offered Certificates, the depositor, the sponsors, the master servicer, the special servicer and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of such classes of Offered Certificates, or any affiliate of any of these parties;
•	the sum of all payments made to and retained by the underwriters in connection with the distribution of the Offered Certificates must represent not more than reasonable compensation for underwriting the Offered Certificates; the sum of all payments made to and retained by the depositor in consideration of the assignment of the mortgage loans to the Issuing Entity must represent not more than the fair market value of such mortgage loans; the sum of all payments made to and retained by the master servicer, the special servicer, and any sub-servicer must represent not more than reasonable compensation for such person’s services under the Pooling and Servicing Agreement or other relevant servicing agreement and reimbursement of such person’s reasonable expenses in connection therewith; and

•	the Plan investing in the Offered Certificates must be an “accredited investor” as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933.
It is a condition of the issuance of the Offered Certificates that they have the ratings required by the Exemptions and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency.  Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date.  As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates.  In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates.  A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above.  A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.
The Exemptions also require that the Issuing Entity meet the following requirements:
•	the corpus of the Issuing Entity must consist solely of assets of a type that have been included in other investment pools;
•	certificates in such other investment pools must have been rated in one of the four highest generic rating categories from an Exemption Rating Agency for at least one year prior to the Plan’s acquisition of Offered Certificates; and
•	certificates evidencing interests in such other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.
The depositor believes that the conditions to the applicability of the Exemptions described above will generally be met with respect to the Offered Certificates, other than possibly conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.
Some of the relief provided by the Exemptions does not apply to Plans sponsored by any member of the Restricted Group.
In addition to making its own determination as to the availability of the exemptive relief provided in the Exemptions, the Plan fiduciary should consider the availability of other prohibited transaction exemptions.  The fiduciary of a plan not subject to ERISA or Section 4975 of the Code, such as a governmental plan, should make its own determination as to the need for the availability of any exemptive relief under applicable law.  Each purchaser of Offered Certificates that is a Plan or a governmental plan will be deemed to have represented that its acquisition, holding and disposition of such Offered Certificates will not constitute or otherwise result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code (or a similar non-exempt violation of applicable law).
Moreover, the Exemptions provide relief from certain self-dealing/conflict of interest prohibited transactions, but only if, among other requirements:
•	the investing Plan fiduciary or its affiliates is an obligor with respect to 5% or less of the fair market value of the obligations contained in the Issuing Entity;
•	the Plan’s investment in each Class of Offered Certificates does not exceed 25% of all of the Offered Certificates outstanding of that Class at the time of the acquisition; and
•	immediately after the acquisition, no more than 25% of the assets of the Plan are invested in certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity.

If certain additional conditions are satisfied, the Exemptions may provide an exemption from certain of the prohibited transaction rules of ERISA and the Code with respect to transactions in connection with the servicing, management and operation of the Issuing Entity.  The depositor expects that these additional conditions will be satisfied.
Insurance Company General Accounts
Based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Ins. Co. v. Harris Trust and Savings Bank, an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest with respect to a Plan by virtue of such investment.  Any investor that is an insurance company using the assets of an insurance company general account should note that the Small Business Job Protection Act of 1996 added Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code.  Pursuant to Section 401(c), the Department of Labor issued final regulations effective January 5, 2000 with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer’s general account.  As a result of these regulations, assets of an insurance company general account will not be treated as “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfied various conditions.
Any assets of an insurance company general account which support insurance policies or annuity contracts issued to Plans after December 31, 1998, or on or before that date for which the insurer does not comply with the final regulations issued by the DOL under Section 401(c) of ERISA clarifying the application of ERISA to Insurance Company General Accounts (the “401(c) Regulations”), may be treated as “plan assets” of such Plans.  Because Section 401(c) does not relate to insurance company separate accounts, separate account assets continue to be treated as “plan assets” of any Plan that is invested in such separate account.  Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult their legal counsel with respect to the applicability of Section 401(c).
Accordingly, any insurance company that acquires or holds any Offered Certificate will be deemed to have represented and warranted to the depositor, the underwriters, the trustee, the certificate administrator and the master servicer that (1) such acquisition and holding is permissible under applicable law, including the Exemptions, will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, and will not subject the depositor, the trustee, the certificate administrator, the underwriters or the master servicer to any obligation in addition to those undertaken in the Pooling and Servicing Agreement, or (2) the source of funds used to acquire and hold such Offered Certificates is an “insurance company general account,” as defined in DOL Prohibited Transaction Class Exemption (“PTCE”) 95-60, and the applicable conditions set forth in PTCE 95-60 have been satisfied.
General Investment Considerations
Prospective Plan or governmental or other plan investors should consult their legal counsel concerning the impact of ERISA, Section 4975 of the Code or any corresponding provisions of applicable federal, state, local or non-U.S. law, the applicability of the Exemptions, or other exemptive relief, and the potential consequences to their specific circumstances, prior to making an investment in the Certificates.  Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of ERISA regarding prudent investment procedure and diversification, an investment in the Offered Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.
The sale of Offered Certificates to a Plan is in no respect a representation or warranty by the depositor, the underwriters, the trustee, the certificate administrator, the custodian, the special servicer or the master servicer that this investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, that the Exemptions would apply to the acquisition of this investment by Plans in general or any particular Plan, or that this investment is appropriate for Plans generally or for any particular Plan.

LEGAL INVESTMENT
The Offered Certificates will not constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).  The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase Offered Certificates, is subject to significant interpretive uncertainties.
No representations are made as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase the Offered Certificates under applicable legal investment restrictions.  Further, any ratings downgrade of any Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the liquidity, market value and regulatory characteristics of, that Class.  The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity, market value and regulatory characteristics of the Offered Certificates.
Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Offered Certificates will constitute legal investments for them or are subject to investment, capital, or other regulatory restrictions.
The Issuing Entity will not be registered under the Investment Company Act.  The Issuing Entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity.  The Issuing Entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act.  The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule (as defined in this prospectus supplement) under the Dodd-Frank Act.
See “Legal Investment” in the accompanying prospectus.
USE OF PROCEEDS
We will apply the net proceeds of the offering of the Offered Certificates towards the simultaneous purchase of the mortgage loans from the mortgage loan sellers and to the payment of expenses in connection with the issuance of the Offered Certificates.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We have entered into an Underwriting Agreement, dated as of the date of this prospectus supplement (the “Underwriting Agreement”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated (for purposes of the following table “MLPF&S”), Morgan Stanley & Co. LLC (for purposes of the following “MS&Co.”), CIBC World Markets Corp. (for purposes of the following “CIBC”) and Drexel Hamilton, LLC (for purposes of the following “Drexel” and, collectively with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and CIBC World Markets Corp., the “Underwriters”).  Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each Underwriter, and each Underwriter has agreed severally to purchase from us, the respective aggregate Certificate Principal Balance or Notional Amount of each class of Offered Certificates presented below.
Underwriters	Class A-1	Class A-2	Class A-SB	Class A-3	Class A-4	Class A-5
MLPF&S	$34,000,000	$27,200,000	$93,700,000	$115,000,000	$229,250,000	$324,193,000
MS&Co.	$0	$1,500,000	$0	$0	$750,000	$0
CIBC	$0	$0	$0	$0	$0	$0
Drexel	$0	$0	$0	$0	$0	$0
Total	$34,000,000	$28,700,000	$93,700,000	$115,000,000	$230,000,000	$324,193,000
Underwriters	Class X-A	Class X-B	Class X-D	Class A-S	Class B	Class C	Class D
MLPF&S	$825,593,000	$45,702,000	$63,394,000	$40,702,000	$89,931,000	$56,022,000	$63,394,000
MS&Co.	$0	$0	$0	$5,000,000	$0	$0	$0
CIBC	$0	$0	$0	$0	$0	$0	$0
Drexel	$0	$0	$0	$0	$0	$0	$0
Total	$825,593,000	$45,702,000	$63,394,000	$45,702,000	$89,931,000	$56,022,000	$63,394,000
Merrill Lynch, Perce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC will act as co-lead managers and co-bookrunners with respect to the Offered Certificates in the following manner:  Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as sole bookrunner with respect to 59.2% of each Class of the Offered Certificates and Morgan Stanley & Co. LLC is acting as sole bookrunner with respect to 40.8% of each Class of the Offered Certificates.  CIBC World Markets Corp. and Drexel Hamilton, LLC will act as co-managers with respect to the Offered Certificates.
The Underwriting Agreement provides that the obligations of the Underwriters are subject to conditions precedent, and that the Underwriters severally will be obligated to purchase all of the Offered Certificates if any are purchased.  In the event of a default by an Underwriter, the Underwriting Agreement provides that the purchase commitment of the non-defaulting Underwriters may be increased.  The depositor expects to receive from this offering approximately $1,156,385,830,  plus accrued interest from October 1, 2015, before deducting expenses of the offering.
The Underwriters have advised us that they will propose to offer the Offered Certificates from time to time for sale in one or more negotiated transactions or otherwise at varying prices to be determined at the time of sale.  The Underwriters may effect such transactions by selling such classes of Offered Certificates to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and any purchasers of such classes of Offered Certificates for whom they may act as agent.
One or more affiliates of the Underwriters have entered into and may, in the future, enter into other financing arrangements with affiliates of some or all of the borrowers.  Affiliates of the Underwriters, including Bank of America, National Association and Morgan Stanley Mortgage Capital Holdings LLC and CIBC Inc., engage in, and intend to continue to engage in, the acquisition, development, operation, financing and disposition of real estate-related assets in the ordinary course of their business, and are not prohibited in any way from engaging in business activities similar to or competitive with those of the borrowers.  See “Risk Factors—Risks Related to Conflicts of Interest” in this prospectus supplement.

Each Underwriter has represented and agreed, that:
(a)    in the United Kingdom, it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the Issuing Entity or the depositor; and
(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.
In relation to each member state of the European Economic Area which has implemented the EU Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that, with effect from and including the date on which the EU Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the Offered Certificates which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:
(a)    to any legal entity which is a “qualified investor” as defined in the EU Prospectus Directive;
(b)    to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the depositor for any such offer; or
(c)    in any other circumstances falling within Article 3(2) of the EU Prospectus Directive;
provided, that no such offer of the Offered Certificates above shall require the Issuing Entity, the depositor or any Underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Directive.
For the purposes of the prior paragraph, (1) the expression an “offer of the Offered Certificates which are the subject of the offering contemplated by this prospectus supplement to the public” in relation to any Offered Certificate in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State and (2) the expression “EU Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.
Each Underwriter has agreed that it will not offer or sell any Offered Certificates, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws and regulations.  For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws and regulations of Japan.
In connection with the offering, the Underwriters may purchase and sell the Offered Certificates in the open market.  These transactions may include purchases to cover short positions created by an Underwriter in connection with the offering.  Short positions created by an Underwriter involve the sale by the Underwriter of a greater number of Offered Certificates than it is required to purchase from the depositor in the offering.  An Underwriter also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriter if the Offered Certificates are repurchased by the Underwriter in covering transactions.  These activities may maintain or otherwise affect the market price of the Offered Certificates, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.  These transactions may be effected in the over-the-counter market or otherwise.
The Offered Certificates are offered by the Underwriters when, as and if issued by the Issuing Entity and delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part.  It is expected that delivery of the Offered Certificates will be made in book-entry form through the facilities of DTC against payment therefor on or about October 15, 2015, which is the fifth (5th) business day following the first date of pricing of the Offered Certificates.
Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.
The Underwriters and any dealers that participate with the Underwriters in the distribution of the Offered Certificates may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of such classes of Offered Certificates by them may be deemed to be underwriting discounts or commissions, under the Securities Act of 1933, as amended.
We and the sponsors have agreed to indemnify the Underwriters against civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect of such liabilities.
One or more of the Underwriters currently intend to make a secondary market in the Offered Certificates, but they are not obligated to do so, and any market making effort may be discontinued at any time.
MLPF&S, an Underwriter, is an affiliate of Bank of America, National Association, a mortgage loan seller, an originator and a sponsor. Morgan Stanley & Co. LLC, one of the underwriters and the entity that is on the Closing Date expected to be the initial holder of 20% of the Notional Amount of the Class X-A Certificates, is an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller, a sponsor, an originator and the initial holder of the Herald Center Serviced Companion Loan, and Morgan Stanley Bank, N.A., an originator and the initial holder of a portion of the Coastal Equities Retail Portfolio Non-Serviced Companion Loan. CIBC World Markets Corp., an Underwriter, is an affiliate of CIBC Inc., a mortgage loan seller, an originator and a sponsor.
A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) are intended to be directed to affiliates of Morgan Stanley & Co. LLC, one of the Underwriters and one of the co-lead managers and co-bookrunners for this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the Underwriters and one of the co-lead managers and co-bookrunners for this offering, and CIBC World Markets Corp., one of the Underwriters and a co-manager for this offering.  That flow of funds will occur by means of the collective effect of the payment by the Underwriters to the depositor of the purchase price for the Offered Certificates and (i) the payment by the depositor to Bank of America, National Association (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated), in its capacity as a mortgage loan seller, of the purchase price for the Bank of America Mortgage Loans; (ii)  the payment by the depositor to Morgan Stanley Mortgage Capital Holdings LLC (an affiliate of Morgan Stanley & Co. LLC), in its capacity as a mortgage loan seller, of the purchase price for the MSMCH Mortgage Loans; and (iii)  the payment by the depositor to CIBC Inc. (an affiliate of CIBC World Markets Corp.), in its capacity as a mortgage loan seller, of the purchase price for the CIBC Mortgage Loans.   In addition, proceeds received by Starwood Mortgage Funding III LLC in connection with the contribution of the SMF III Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such mortgage loans that are financed with, and to make the applicable payments to, Morgan Stanley Bank, N.A. (an affiliate of Morgan Stanley & Co. LLC), as the related repurchase agreement counterparty.  As a result of the circumstances described above, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, and CIBC World Markets Corp. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc.  In addition, other circumstances exist that result in the Underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121.  See “Risk Factors—Risks Related to Conflicts of Interest—Conflicts of Interest of the Underwriters” in this prospectus supplement.

LEGAL MATTERS
The legality of the Offered Certificates and the material federal income tax consequences of investing in the Offered Certificates will be passed upon for Banc of America Merrill Lynch Commercial Mortgage Inc. by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.  Certain legal matters with respect to the Offered Certificates will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

RATINGS
The depositor expects that the Offered Certificates will, in the case of each Class thereof, receive investment grade credit ratings from one or more “nationally recognized statistical rating organizations”, as such term is defined in Section 3(a)(62) of the Exchange Act (each an “NRSRO”), engaged by the depositor to rate the Offered Certificates (the “Rating Agencies”).
It is expected that each of the Rating Agencies will perform ratings surveillance with respect to its ratings for so long as the Offered Certificates remain outstanding, except that a Rating Agency may stop performing ratings surveillance at any time, if, among other reasons, that Rating Agency does not have sufficient information to allow it to continue to perform ratings surveillance on the Offered Certificates.  The depositor has no ability to ensure that any Rating Agencies will perform ratings surveillance. Fees for such ratings surveillance have been prepaid by the depositor. The ratings of the Offered Certificates address the likelihood of the timely payment of interest and the ultimate payment of principal, if any, due on the Offered Certificates by the Distribution Date in October 2048. The ratings on the Offered Certificates should be evaluated independently from similar ratings on other types of securities.  A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, qualification or withdrawal at any time by the assigning Rating Agency.
Any ratings of the Offered Certificates do not represent any assessment of (1) the likelihood or frequency of Principal Prepayments, voluntary or involuntary, on the mortgage loans, (2) the degree to which such prepayments might differ from those originally anticipated, (3) whether and to what extent Prepayment Premiums, Yield Maintenance Charges, Excess Interest or default interest will be received, (4) the allocation of Net Aggregate Prepayment Interest Shortfalls or (5) the tax treatment of the Offered Certificates or of the Issuing Entity.
A security rating on mortgage pass-through certificates does not represent any assessment of the yield to maturity that investors may experience or the possibility that the Holders of the Class X-A, Class X-B and Class X‑D Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses.  In general, the ratings thus address credit risk and not prepayment risk.  As described herein, the amounts payable with respect to the Class X-A, Class X-B and Class X-D Certificates consist only of interest.  If all of the mortgage loans were to prepay in the initial month, with the result that Holders of the Class X-A, Class X-B and Class X-D Certificates receive only a single month’s interest and thus suffer a nearly complete loss of their investment, all amounts “due” to such Certificateholders would nevertheless have been paid, and such result will be consistent with the securities ratings assigned to such Certificates.  The Notional Amount of the Class X-A, Class X‑B and Class X-D Certificates may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary.  The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on such Notional Amount as so reduced from time to time.  Therefore, the securities ratings of the Class X-A, Class X-B and Class X-D Certificates should be evaluated independently from similar ratings on other types of certificates.
Other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates and any one or more of the rating agencies engaged by the depositor to rate certain Classes of Certificates may issue unsolicited credit ratings on one or more Classes of Certificates that it was not engaged to rate upon initial issuance, relying on information they receive pursuant to Rule 17g-5 under the Exchange Act or otherwise.  If any such unsolicited ratings are issued with respect to any particular Class of Certificates, we cannot assure you that they will not be lower than the ratings assigned by the Rating Agencies engaged by the depositor to rate that Class of Certificates on the Closing Date.  The issuance of any such unsolicited ratings with respect to any particular Class of Certificates that are lower than the rating(s) assigned to it by the Rating Agencies on the Closing Date may negatively impact the liquidity, market value and regulatory characteristics of that Class of Certificates.  Although unsolicited ratings may be issued by any rating agency, a rating agency might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.  Furthermore, the SEC may determine that one or more of the Rating Agencies no longer qualifies as an NRSRO, or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

As part of the process of obtaining ratings for the Certificates, the depositor had initial discussions with and submitted certain materials to five (5) NRSROs. Based on preliminary feedback from those rating agencies at that time, the depositor selected three (3) of them to rate some or all of the Classes of Offered Certificates and certain Classes of the privately offered Certificates (although each such Rating Agency may not ultimately issue ratings on all Classes of Certificates).  The decision not to engage certain rating agencies to rate any of the Certificates was due, in part, to those agencies’ initial subordination levels for the various Classes of rated Certificates. Likewise, the decision to engage one or more of the Rating Agencies to only rate certain Classes of Certificates, but not others, was also due, in part, to those Rating Agencies’ initial subordination levels for such Classes of Certificates.  Had the depositor selected other rating agencies (other than the Rating Agencies) to rate the Offered Certificates, or had it engaged all of the applicable Rating Agencies to rate all of the Classes of Certificates, the depositor cannot assure you as to the ratings that would have ultimately been assigned to those Classes of Certificates.  In addition, the decision not to engage one or more of the Rating Agencies in the rating of certain Classes of Certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those Classes of Certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other NRSRO issues, or delivers notice of its intention to issue, unsolicited ratings on one or more Classes of the Offered Certificates after the date of this prospectus supplement.
See “Risk Factors—Risks Related to the Offered Certificates—Ratings of the Offered Certificates Do Not Represent Any Assessment of the Yield to Maturity That a Certificateholder May Experience and Such Ratings May Be Reviewed, Revised, Suspended, Downgraded, Qualified or Withdrawn By the Applicable Rating Agency” in this prospectus supplement.

INDEX OF SIGNIFICANT TERMS

1		B

17g-5 Information Provider	S-227	B Note	S-295
17g-5 Information Provider’s Website	S-314	Balloon Loans	S-211
1986 Act	S-347	Balloon LTV	S-283
		Balloon Payment	S-211
2		BAMLCM	S-143
		Bank of America	S-132
261 Fifth Avenue Intercreditor Agreement	S-271	Bank of America Data File	S-138
261 Fifth Avenue Loan Pair	S-270	Bank of America Guidelines	S-133
261 Fifth Avenue Major Decision	S-271	Bank of America Mortgage Loans	S-253
261 Fifth Avenue Mortgage Loan	S-270	Bank of America Securitization Database	S-138
261 Fifth Avenue Mortgaged Property	S-270	Bankruptcy Code	S-174
261 Fifth Avenue Non-Controlling Note		Base Interest Fraction	S-202
Holder	S-272	Belmont	S-78
261 Fifth Avenue Serviced Companion		Borrower Party	S-315
Loan	S-270	BSSF	S-159
		Business Day	S-191
4
401(c) Regulations	S-358	C

A		CBE	S-248
		Certificate Administrator	S-175
A/B Whole Loan	S-295	Certificate Administrator Fee	S-233
Acceptable Insurance Default	S-321	Certificate Administrator Fee Rate	S-233
Accrued Certificate Interest	S-194	Certificate Owner	S-185
additional documents	S-223	Certificate Principal Balance	S-186
Additional Servicer	S-305	Certificateholder	S-232, S-345
Additional Trust Fund Expense	S-193	Certificates	S-184
Administrative Fee Rate	S-187	CIBC	S-159
ADR	S-281	CIBC Data File	S-165
Advance Rate	S-212	CIBC Deal Team	S-164
Advances	S-212	CIBC Mortgage Loans	S-253
Affected Loan(s)	S-292	CIBX	S-159
AFR	S-345	Class	S-184
Allocable Modification Fee	S-302	Class A Senior Certificates	S-184
Ancillary Fees	S-303	Class X Certificates	S-184
Annual Debt Service	S-281	Class X Strip Rate	S-187
Anticipated Repayment Date	S-267	Class X YM Distribution Amount	S-201
Appraisal Event	S-216	Clearstream	S-185
Appraisal Reduction	S-217	Closing Date	S-21
Appraised Value	S-281	Coastal Equities Retail Portfolio
Appraised-Out Class	S-219	Intercreditor Agreement	S-278
ARD	S-267	Coastal Equities Retail Portfolio Major
ARD Loan	S-266	Decision	S-279
Asset Status Report	S-325	Coastal Equities Retail Portfolio Mortgage
Assumed Scheduled Payment	S-211	Loan	S-277
Assumption Fees	S-302	Coastal Equities Retail Portfolio Mortgaged
Automatic Termination	iii	Property	S-277
Available Distribution Amount	S-192	Coastal Equities Retail Portfolio Non-
		Controlling Note Holders	S-279

Coastal Equities Retail Portfolio Non-		Due Date	S-185
Serviced Companion Loan	S-277
Coastal Equities Retail Portfolio Non-		E
Serviced Loan Combination	S-277
Code	S-345	Eligible Trust Advisor	S-330
Collateral Support Deficit	S-206	ERISA	S-355
Collection Account	S-189	ESA	S-163
Collection Period	S-21, S-188	Escrow Account	S-218
Collective Consultation Period	S-322	Escrow/Reserve Mitigating Circumstances	S-162
Compensating Interest	S-193	EU Prospectus Directive	iv, S-361
Compensating Interest Payment	S-301	Euroclear	S-185
Condemnation Proceeds	S-189	Excess Interest	S-345
Consent Fees	S-302	Excess Liquidation Proceeds	S-190
Constant Prepayment Rate	S-243	Excess Liquidation Proceeds Account	S-190
constant yield election	S-350	Excess Modification Fees	S-302
Control Eligible Certificates	S-322	Excess Penalty Charges	S-303
Controlling Class	S-322	Excess Trust Advisor Expenses	S-196
Controlling Class Representative	S-322	Exchange Act	S-173
CPR	S-243	excluded controlling class holder	S-108
CRE Loans	S-151	Excluded Controlling Class Holder	S-224
CREFC®	S-226	Excluded Controlling Class Mortgage Loan	S-232
CREFC® License Fee	S-188	Excluded Information	S-224
CREFC® License Fee Rate	S-188	Excluded Mortgage Loan	S-322
CREFC® Reports	S-226	Excluded Special Servicer	S-314
Cross Over Date	S-200	Excluded Special Servicer Mortgage Loan	S-314
Crossed Mortgage Loans	S-292	Exemption Rating Agency	S-356
Custodian	S-175	Exemptions	S-356
Custodian Fee	S-238	Expected Final Distribution Date	S-228
Cut-off Date	S-21	Expected Final Distribution Dates	S-21
Cut-off Date Balance	S-253
Cut-off Date Loan-to-Value	S-282	F
Cut-off Date LTV	S-282
Cut-off Date LTV Ratio	S-282	FATCA	S-351
Cut-off Date Underwritten NOI Debt Yield	S-287	FDIC Safe Harbor	S-124
		FETL	vi
D		FIEL	v
		filings	S-223
DBRS	S-330	Final Asset Status Report	S-325
deal documents	S-223	Fitch	S-330
Debt Service Coverage Ratio	S-285	Foreign Person	S-345
Defective Mortgage Loan	S-292	Form 8-K	S-293
Demand Entities	S-143, S-152	FSCMA	vi
Depositor	S-5, S-173	FSMA	S-361
Determination Date	S-191
Directing Holder	S-296	G
Disclosable Special Servicer Fees	S-309
Discount Rate	S-202	GGP	S-103
Distributable Certificate Interest	S-194	GLA	S-283
Distribution Account	S-190	Government Securities	S-260
Distribution Date	S-21, S-191	Grace Period	S-283
Distribution Date Statement	S-220
Document Defect	S-291	H
Dodd-Frank Act	iv
DOL	S-355	H & M	S-93
DSCR	S-285	Hard Lockbox	S-267
DTC	S-185	Herald Center Intercreditor Agreement	S-269
		Herald Center Loan Pair	S-268

Herald Center Major Decision	S-269	Lower‑Tier REMIC	S-346
Herald Center Mortgage Loan	S-268	LTV	S-283
Herald Center Mortgaged Property	S-268	LTV Ratio at Maturity	S-283
Herald Center Non-Controlling Holder	S-270
Herald Center Promissory Note A-1	S-268	M
Herald Center Promissory Note A-2	S-268
Herald Center Promissory Note A-3	S-268	MAI	S-215
Herald Center Promissory Note A-4	S-268	Major Decision	S-319
Herald Center Promissory Notes	S-268	market discount bond	S-349
Herald Center REMIC I	S-254, S-346	Master Servicer	S-5, S-177
Herald Center REMIC I Regular Interest	S-254	Master Servicer Remittance Date	S-210
Herald Center REMIC I Residual Interest	S-254	Master Servicer Termination Event	S-304
Herald Center REMIC II	S-254	Master Servicing Fee	S-301
Herald Center REMIC II Regular Interests	S-254	Master Servicing Fee Rate	S-301
Herald Center REMIC II Residual Interest	S-254	Material Breach	S-291
Herald Center Serviced Companion Loan	S-268	Material Document Defect	S-290
Holder	S-232	Maturity Date LTV Ratio	S-283
		Middle‑Tier REMIC	S-346
I		Midland	S-180
		Modification Fees	S-302
Initial Pool Balance	S-253	Money Term	S-218
Initial Rate	S-267	Moody’s	S-330
In-Place Cash Management	S-267	Morgan Stanley Bank	S-154
Insurance Proceeds	S-189	Morningstar	S-330
Intercreditor Agreement	S-295	Mortgage File	S-289
Interest Accrual Period	S-22, S-188	Mortgage Loan Purchase Agreement	S-254
Interest Only Certificates	S-184	Mortgage Loan Sellers	S-17
Interest Reserve Account	S-190	Mortgage Pool	S-3
Interest Reserve Amount	S-190	Mortgage Rate	S-283
Interest Reserve Loan	S-190	MSBAM 2015-C24 PSA	S-277, S-343
Interested Person	S-339	MSMCH	S-144
Investment Company Act	iv	MSMCH Data File	S-150
Investor Certification	S-226	MSMCH Mortgage Loans	S-253
Investor Q&A Forum	S-225	MSMCH Securitization Database	S-149
Investor Registry	S-226
IO	S-283	N
IO Certificates	S-348
IO Period UW NCF DSCR	S-40, S-283	Net Aggregate Prepayment Interest Shortfall	S-195
IRS	S-345	Net Mortgage Rate	S-187
Issuing Entity	S-5, S-174	Net Operating Income	S-284
		NOI	S-284
J		NOI Date	S-284
		Non-30/360 Loan	S-190
JPMBB 2015-C31 PSA	S-273, S-342	None	S-268
		Nonrecoverable Advance	S-213
K		Non‑Serviced Companion Loan	S-296
		Non‑Serviced Loan Combination	S-296
KBRA	S-330	Non‑Serviced Mortgage Loan	S-296
Non-Serviced Mortgage Loan Certificate
L		Administrator	S-296
Non-Serviced Mortgage Loan Master
Liquidation Fee	S-307	Servicer	S-296
Liquidation Proceeds	S-189	Non‑Serviced Mortgage Loan Pooling and
Loan Pair	S-295	Servicing Agreement	S-296
Loan Per Unit	S-283	Non-Serviced Mortgage Loan Service
Loan-to-Value Ratio	S-283	Providers	S-296
Lock-out Period	S-257

Non-Serviced Mortgage Loan Special		R
Servicer	S-296
Non-Serviced Mortgage Loan Trust Advisor	S-296	Rating Agencies	S-364
Non-Serviced Mortgage Loan Trustee	S-296	Rating Agency Communication	S-314
Notional Amount	S-186	Rating Agency Confirmation	S-315
NPV Calculation Rate	S-295	Record Date	S-21, S-191
NRA	S-284	Regulation AB	S-227
NRSRO	S-225, S-364	Rehabilitated Mortgage Loan	S-300
		Relevant Member State	iv, S-361
O		Relevant Persons	iv
		REMIC	S-128
Occupancy Rate	S-284	REMIC LTV Test	S-127
Occupancy Rate As-of Date	S-284	REMIC Regular Certificates	S-346
Offered Certificates	S-184	REO Account	S-191
OID	S-347	REO Income	S-196
OID Regulations	S-347	REO Mortgage Loan	S-188
Originators	S-17	REO Property	S-203
		REO Serviced B Note	S-188
P		REO Serviced Companion Loan	S-188
		Reporting Servicer	S-305
P&I Advance	S-211	Requesting Holders	S-219
PAC Method	S-348	Requesting Party	S-315
Pads	S-285	Residual Owner	S-352
Pari Passu Loan Primary Servicing Fee Rate	S-296	Restricted Group	S-356
Participants	S-185	Revised Rate	S-267
Parties in Interest	S-355	RevPAR	S-284
Pass-Through Rate	S-186	RMBS	S-176
Penalty Charges	S-303	Rooms	S-285
Pentalpha Surveillance	S-176	Roosevelt New Orleans Waldorf Astoria
Percentage Interest	S-191	Intercreditor Agreement	S-274
periodic reports	S-223	Roosevelt New Orleans Waldorf Astoria
Permitted Cure Period	S-291	Major Decision	S-274
Permitted Special Servicer/Affiliate Fees	S-310	Roosevelt New Orleans Waldorf Astoria
Planned Principal Balance	S-201	Mortgage Loan	S-273
Plans	S-355	Roosevelt New Orleans Waldorf Astoria
Pooling and Servicing Agreement	S-294	Mortgaged Property	S-273
PRC	vi	Roosevelt New Orleans Waldorf Astoria
Prepayment Interest Excess	S-209	Non-Controlling Note Holders	S-276
Prepayment Interest Shortfall	S-209	Roosevelt New Orleans Waldorf Astoria
Prepayment Premium	S-201	Non-Serviced Companion Loan	S-273
Principal Balance Certificates	S-184	Roosevelt New Orleans Waldorf Astoria
Principal Distribution Amount	S-195	Non-Serviced Loan Combination	S-273
Principal Prepayments	S-202	Rule	S-124
Private Placement Memorandum	S-184
Privately Offered Certificates	S-184	S
Privileged Information	S-325
Privileged Person	S-225	S&P	S-330
Prohibited Party	S-234	SBJPA of 1996	S-347
prohibited transaction	S-352	Scheduled Payment	S-184
PTCE	S-358	SEC	S-227
Purchase Price	S-291	Senior Certificates	S-184
		Senior Consultation Period	S-322
Q		Serviced B Note	S-295
		Serviced Companion Loan	S-296
Qualified Replacement Special Servicer	S-312	Serviced Pari Passu Mortgage Loan	S-296
Qualified Stated Interest	S-347	Servicing Advances	S-212
Qualifying Substitute Mortgage Loan	S-292

Servicing Criteria	S-305	Trustee Fee	S-236
Servicing Function Participant	S-305
Servicing Standard	S-294	U
Servicing Transfer Event	S-298
SF	S-284	U.S. Bank	S-175
SFA	v	U.S. Person	S-345
Significant Obligors	S-18	Unallocable Modification Fees	S-302
SMC	S-168, S-253	Underwriter Entities	S-111
SMF III	S-168	Underwriters	S-18, S-360
SMF III Data Tape	S-169	Underwriting Agreement	S-360
SMF III Mortgage Loans	S-253	Underwritten EGI	S-287
SMMEA	S-359	Underwritten Expenses	S-285
Soft Lockbox	S-267	Underwritten NCF	S-286
special notices	S-223	Underwritten NCF DSCR	S-285
Special Servicer	S-6, S-180	Underwritten Net Cash Flow	S-286
Special Servicer Compensation	S-307	Underwritten Net Operating Income	S-286
Special Servicer Termination Event	S-310	Underwritten NOI Debt Yield	S-287
Special Servicing Fee	S-307	Underwritten Revenue	S-288
Specially Serviced Mortgage Loan	S-299	Units	S-285
Sponsors	S-16	Unpaid Interest	S-207
Springing Cash Management	S-267	Upper-Tier Distribution Account	S-190
Springing Lockbox	S-267	Upper‑Tier REMIC	S-346
Sq. Ft.	S-284	UW DSCR	S-285
Square Feet	S-284	UW EGI	S-287
Starwood	S-168	UW NCF	S-286
Starwood Review Team	S-168	UW NCF Debt Yield	S-287
Stated Principal Balance	S-188	UW NCF DSCR	S-285
static pool information	S-61	UW NOI	S-286
Structuring Assumptions	S-244	UW NOI Debt Yield	S-287
Subordinate Certificates	S-184	UW NOI DSCR	S-287
Subordinate Control Period	S-322	UW Revenue	S-288

T		V

TA Unused Fees	S-190	Volcker Rule	S-130
TA Unused Fees Account	S-190	Voting Rights	S-231
Tax Counsel	S-345
Term to Maturity	S-284	W
TIA	S-230
TIA Applicability Determination	S-230	WAC	S-187
Title IV Financial Aid	S-65	Wachovia	S-177
Treasury Rate	S-202	Weighted Average Net Mortgage Rate	S-187
TRIPRA	S-91	Wells Fargo	S-177
Trust Advisor	S-13	withholding agent	S-351
Trust Advisor Consulting Fee	S-328	Workout Fee	S-307
Trust Advisor Expenses	S-196	Workout-Delayed Reimbursement Amount	S-214
Trust Advisor Fee	S-328
Trust Advisor Fee Rate	S-328	Y
Trust Advisor Standard	S-324
Trust Advisor Termination Event	S-329	Yield Maintenance Charge	S-201
Trustee	S-175

APPENDIX I
CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

(THIS PAGE INTENTIONALLY LEFT BLANK)

APPENDIX I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Original Balance	Cut-off Date Balance	Maturity/ARD Balance	Cut-off Date Balance per SF/ Units/Rooms/Pads	Loan Purpose	Sponsor
Loan	3, 4	1	Herald Center	9.8%	MSMCH	MSMCH	$115,000,000	$115,000,000	$115,000,000	$1,023.84	Refinance	J.E.M.B. Realty Corp.
Loan	5, 6	2	261 Fifth Avenue	9.3%	BANA	BANA	$110,000,000	$110,000,000	$110,000,000	$407.31	Refinance	Jeffrey Feil; Lloyd Goldman
Loan	7	3	Roosevelt New Orleans Waldorf Astoria	7.0%	MSBNA	MSMCH	$82,500,000	$82,301,306	$67,343,201	$326,592.49	Refinance	AVR Realty Company; Allan V. Rose
Loan	8, 9, 10	4	Coastal Equities Retail Portfolio	5.1%	MSBNA	MSMCH	$60,000,000	$60,000,000	$53,958,467	$48.87	Refinance	EH Scott, LLC
Property		4.01	Coastal Equities Retail Portfolio - Home Depot	0.5%	MSBNA	MSMCH	$5,325,444	$5,325,444	$4,789,213
Property		4.02	Coastal Equities Retail Portfolio - Glenwood Plaza	0.4%	MSBNA	MSMCH	$4,508,876	$4,508,876	$4,054,867
Property		4.03	Coastal Equities Retail Portfolio - Rodney Village	0.4%	MSBNA	MSMCH	$4,473,373	$4,473,373	$4,022,939
Property		4.04	Coastal Equities Retail Portfolio - Westown Square	0.4%	MSBNA	MSMCH	$4,366,864	$4,366,864	$3,927,155
Property		4.05	Coastal Equities Retail Portfolio - Plaza North	0.4%	MSBNA	MSMCH	$4,189,349	$4,189,349	$3,767,514
Property		4.06	Coastal Equities Retail Portfolio - Mattatuck Plaza	0.3%	MSBNA	MSMCH	$3,905,325	$3,905,325	$3,512,090
Property		4.07	Coastal Equities Retail Portfolio - Ahoskie Commons	0.3%	MSBNA	MSMCH	$3,053,254	$3,053,254	$2,745,815
Property		4.08	Coastal Equities Retail Portfolio - Athens Town Center	0.2%	MSBNA	MSMCH	$2,840,237	$2,840,237	$2,554,247
Property		4.09	Coastal Equities Retail Portfolio - Northeast Plaza	0.2%	MSBNA	MSMCH	$2,840,237	$2,840,237	$2,554,247
Property		4.10	Coastal Equities Retail Portfolio - Summer Commons	0.2%	MSBNA	MSMCH	$2,343,195	$2,343,195	$2,107,254
Property		4.11	Coastal Equities Retail Portfolio - Henderson Marketplace	0.2%	MSBNA	MSMCH	$2,307,692	$2,307,692	$2,075,326
Property		4.12	Coastal Equities Retail Portfolio - Boulevard Plaza	0.2%	MSBNA	MSMCH	$2,201,183	$2,201,183	$1,979,541
Property		4.13	Coastal Equities Retail Portfolio - Hungarybrook	0.2%	MSBNA	MSMCH	$2,130,178	$2,130,178	$1,915,685
Property		4.14	Coastal Equities Retail Portfolio - Cummings Park Plaza	0.2%	MSBNA	MSMCH	$1,952,663	$1,952,663	$1,756,045
Property		4.15	Coastal Equities Retail Portfolio - Market At Riverdale Bend	0.2%	MSBNA	MSMCH	$1,775,148	$1,775,148	$1,596,404
Property		4.16	Coastal Equities Retail Portfolio - Northland Plaza	0.1%	MSBNA	MSMCH	$1,668,639	$1,668,639	$1,500,620
Property		4.17	Coastal Equities Retail Portfolio - Cordele Corners	0.1%	MSBNA	MSMCH	$1,633,136	$1,633,136	$1,468,692
Property		4.18	Coastal Equities Retail Portfolio - Anniston Plaza	0.1%	MSBNA	MSMCH	$1,491,124	$1,491,124	$1,340,980
Property		4.19	Coastal Equities Retail Portfolio - Centre Plaza	0.1%	MSBNA	MSMCH	$1,420,118	$1,420,118	$1,277,123
Property		4.20	Coastal Equities Retail Portfolio - Homosassa Square	0.1%	MSBNA	MSMCH	$1,420,118	$1,420,118	$1,277,123
Property		4.21	Coastal Equities Retail Portfolio - Meeting Square Center	0.1%	MSBNA	MSMCH	$1,065,089	$1,065,089	$957,843
Property		4.22	Coastal Equities Retail Portfolio - Plank Plaza	0.1%	MSBNA	MSMCH	$958,580	$958,580	$862,058
Property		4.23	Coastal Equities Retail Portfolio - Laurens Plaza	0.1%	MSBNA	MSMCH	$887,574	$887,574	$798,202
Property		4.24	Coastal Equities Retail Portfolio - Pelham Plaza	0.1%	MSBNA	MSMCH	$710,059	$710,059	$638,562
Property		4.25	Coastal Equities Retail Portfolio - Collins Park Commons	0.0%	MSBNA	MSMCH	$532,544	$532,544	$478,921
Loan	10, 11	5	Colorado Technology Center Portfolio	5.0%	MSBNA	MSMCH	$59,050,000	$59,050,000	$51,954,930	$93.60	Refinance	Bruce H. Etkin; David L. Johnson; Etkin Johnson Real Estate Partners LLC
Property		5.01	Colorado Technology Center Portfolio - 1775 Cherry Street	1.0%	MSBNA	MSMCH	$11,321,000	$11,321,000	$9,960,741
Property		5.02	Colorado Technology Center Portfolio - 1480 South Arthur Avenue	0.8%	MSBNA	MSMCH	$8,875,000	$8,875,000	$7,808,637
Property		5.03	Colorado Technology Center Portfolio - 1795 Dogwood Street	0.7%	MSBNA	MSMCH	$8,735,000	$8,735,000	$7,685,458
Property		5.04	Colorado Technology Center Portfolio - 1886 Prairie Way	0.7%	MSBNA	MSMCH	$8,665,000	$8,665,000	$7,623,869
Property		5.05	Colorado Technology Center Portfolio - 321 South Taylor Avenue	0.7%	MSBNA	MSMCH	$8,595,000	$8,595,000	$7,562,280
Property		5.06	Colorado Technology Center Portfolio - 195 CTC Boulevard	0.6%	MSBNA	MSMCH	$6,709,000	$6,709,000	$5,902,890
Property		5.07	Colorado Technology Center Portfolio - 346 South Arthur Avenue	0.5%	MSBNA	MSMCH	$6,150,000	$6,150,000	$5,411,055
Loan	4	6	Villas at Dorsey Ridge	4.6%	MSBNA	MSMCH	$54,440,000	$54,440,000	$49,803,304	$228,739.50	Refinance	Stephen M. Gorn; John B. Colvin
Loan		7	Commerce Office Park	4.2%	BANA	BANA	$50,000,000	$50,000,000	$45,757,822	$177.85	Refinance	Omninet Capital, LLC
Loan		8	Asian Garden Mall	3.6%	BANA	BANA	$42,000,000	$41,896,211	$34,138,509	$422.60	Refinance	Frank Jao
Loan		9	Bucks County Technology Park	2.6%	CIBC	CIBC	$30,250,000	$30,250,000	$25,558,506	$83.10	Refinance	Matthew N. Cohn; Debra L.W. Cohn; Kimberli C. Bailey
Loan	10	10	Citrus & City Place Apartments	2.4%	BANA	BANA	$27,875,000	$27,875,000	$25,464,546	$49,075.70	Refinance	Omninet Capital, LLC
Property		10.01	Citrus & City Place Apartments - Citrus Apartments	1.4%	BANA	BANA	$16,678,590	$16,678,590	$15,236,331
Property		10.02	Citrus & City Place Apartments - City Place Apartments	0.9%	BANA	BANA	$11,196,410	$11,196,410	$10,228,215
Loan	12	11	644 West Putnam Avenue	2.3%	BANA	BANA	$26,625,000	$26,625,000	$23,794,739	$728.75	Refinance	Joseph Simone; John Fareri
Loan		12	1800 Route 34	2.0%	CIBC	CIBC	$23,700,000	$23,700,000	$20,912,843	$124.84	Refinance	Corbett Donato
Loan		13	Lycoming Crossing Shopping Center	1.8%	CIBC	CIBC	$21,600,000	$21,600,000	$19,875,296	$158.82	Refinance	Steven D. Brand; Jeffery C. Camp; Richard S. Powell; Patrick R. Walburn
Loan		14	The Gateway at Summerset Apartments	1.8%	BANA	BANA	$21,500,000	$21,500,000	$18,801,517	$164,122.14	Refinance	Richard K. Barnhardt; Mark H. Dambly
Loan	4, 13	15	Uptown Crossing	1.8%	SMC	SMF III	$21,000,000	$21,000,000	$19,185,400	$166.46	Acquisition	Chad M. Packard; Beau H. Jaussi; Robert Carter Packard
Loan	14	16	Boise Towne Plaza	1.7%	BANA	BANA	$20,000,000	$19,945,939	$16,005,770	$173.92	Refinance	GGP Nimbus, LP
Loan		17	The Chapman Apartments	1.7%	SMC	SMF III	$19,700,000	$19,700,000	$18,046,032	$124,683.54	Acquisition	2005 ZST/TBT Descendant's Trust - T Trust; Zaffar S. Tabani
Loan		18	Everett Apartments Las Vegas	1.5%	BANA	BANA	$18,000,000	$18,000,000	$15,787,512	$101,123.60	Refinance	James P. Warmington Jr
Loan		19	Regency Oaks Apartments	1.5%	MSBNA	MSMCH	$17,900,000	$17,900,000	$16,406,911	$52,186.59	Acquisition	Roderick R. Hubbard
Loan		20	Twin City Town Center	1.5%	BANA	BANA	$17,400,000	$17,400,000	$15,185,011	$125.66	Refinance	Frederick Peterson
Loan	4, 10	21	Hammel Medical Office Portfolio	1.5%	BANA	BANA	$17,175,000	$17,152,908	$13,980,679	$103.20	Refinance	Donald Hammel
Property		21.01	Hammel Medical Office Portfolio - 5000 Stonewood Drive	0.3%	BANA	BANA	$3,150,000	$3,145,948	$2,564,142
Property		21.02	Hammel Medical Office Portfolio - 12330 Perry Highway	0.3%	BANA	BANA	$3,000,000	$2,996,141	$2,442,040
Property		21.03	Hammel Medical Office Portfolio - 3000 Stonewood Drive	0.2%	BANA	BANA	$2,625,000	$2,621,623	$2,136,785
Property		21.04	Hammel Medical Office Portfolio - 1000 Stonewood Drive	0.2%	BANA	BANA	$2,550,000	$2,546,720	$2,075,734
Property		21.05	Hammel Medical Office Portfolio - 12300 Perry Highway	0.2%	BANA	BANA	$2,400,000	$2,396,913	$1,953,632
Property		21.06	Hammel Medical Office Portfolio - 105 Bradford Road	0.2%	BANA	BANA	$2,100,000	$2,097,299	$1,709,428
Property		21.07	Hammel Medical Office Portfolio - 4001 Stonewood Drive	0.1%	BANA	BANA	$1,350,000	$1,348,264	$1,098,918
Loan	4	22	Landmark Towers	1.4%	MSBNA	MSMCH	$16,500,000	$16,500,000	$15,215,012	$59.90	Refinance	Vinod K. Gupta, M.D.
Loan		23	Pageantry West Office Park	1.4%	SMC	SMF III	$16,400,000	$16,400,000	$14,098,184	$155.33	Refinance	Jerome A. Fink; Deolinda Pedreiro; Katherine Ford; Clinton H. McJunkin; James Palecek; Mary Lesher; Larry Newman
Loan	15	24	Coca Cola Bottling Facility	1.4%	MSBNA	MSMCH	$15,975,000	$15,975,000	$15,975,000	$53.17	Acquisition	Moses Mizrahi
Loan		25	Hibernia Apartments	1.3%	MSBNA	MSMCH	$15,000,000	$15,000,000	$13,699,187	$43,103.45	Acquisition	Alon Yonatan
Loan		26	Embassy Plaza	1.3%	BANA	BANA	$14,750,000	$14,750,000	$12,904,082	$210.22	Refinance	Ahmad Zarrabian
Loan		27	Twinsburg Town Center	1.2%	SMC	SMF III	$14,650,000	$14,650,000	$13,141,219	$84.56	Refinance	Joseph T. Aveni; James J. Aveni
Loan	10, 11	28	MWR Midwest Retail Portfolio	1.2%	BANA	BANA	$14,500,000	$14,500,000	$13,267,421	$238.57	Refinance	Thomas Guastello
Property		28.01	MWR Midwest Retail Portfolio - Walgreens	0.4%	BANA	BANA	$4,942,407	$4,942,407	$4,522,275
Property		28.02	MWR Midwest Retail Portfolio - TCF National Bank	0.2%	BANA	BANA	$2,747,297	$2,747,297	$2,513,761
Property		28.03	MWR Midwest Retail Portfolio - Staples	0.2%	BANA	BANA	$1,929,243	$1,929,243	$1,765,247
Property		28.04	MWR Midwest Retail Portfolio - Vitamin Shoppe	0.2%	BANA	BANA	$1,922,426	$1,922,426	$1,759,009
Property		28.05	MWR Midwest Retail Portfolio - IHOP	0.1%	BANA	BANA	$1,704,278	$1,704,278	$1,559,405
Property		28.06	MWR Midwest Retail Portfolio - Sherwin Williams	0.1%	BANA	BANA	$681,711	$681,711	$623,762
Property		28.07	MWR Midwest Retail Portfolio - Tim Horton's	0.0%	BANA	BANA	$572,638	$572,638	$523,960
Loan		29	Nichols Square Apartments	1.2%	MSBNA	MSMCH	$14,320,000	$14,320,000	$13,256,592	$35,800.00	Acquisition	Grady W. Roberts
Loan	16	30	Towneplace Suites Ontario Airport - Rancho Cucamonga, CA	1.0%	BANA	BANA	$12,400,000	$12,355,105	$10,094,065	$110,313.44	Refinance	James Jeewon Woo; Hyoeun Woo
Loan		31	Crown Point Apartments	1.0%	BANA	BANA	$12,150,000	$12,150,000	$11,099,344	$22,924.53	Refinance	Omninet Capital, LLC
Loan		32	Brandemere Apartments	1.0%	MSBNA	MSMCH	$12,150,000	$12,150,000	$12,150,000	$34,129.21	Refinance	Oakley Shoals Apartments, L.L.C.
Loan		33	Courtyard by Marriott Columbia, MO	1.0%	CIBC	CIBC	$12,000,000	$11,978,586	$8,869,864	$90,064.55	Refinance	Bruce Kinseth; Leslie Kinseth; Gary Kinseth; Linda Skinner
Loan	4	34	Staybridge Suites DFW Airport - Irving, TX	1.0%	BANA	BANA	$11,500,000	$11,473,015	$9,426,831	$114,730.15	Refinance	Perry Molubhoy
Loan		35	Summit Pointe Apartments and Villas	1.0%	CIBC	CIBC	$11,400,000	$11,400,000	$9,791,815	$115,151.52	Refinance	R. M. Bud Allen
Loan		36	TownePlace Suites Frederick, MD	0.9%	CIBC	CIBC	$11,200,000	$11,158,747	$10,275,413	$92,989.56	Refinance	James N. Plamondon; Peter H. Plamondon Jr.
Loan	4	37	Manzanita Plaza	0.9%	BANA	BANA	$10,500,000	$10,500,000	$8,800,605	$89.90	Refinance	CCA Acquisition Company, LLC; Steven H. Usdan; Helena Usdan
Loan		38	Home2Suites Lexington Park, MD	0.8%	CIBC	CIBC	$10,000,000	$9,987,895	$8,229,669	$99,878.95	Refinance	Henry T. Waring
Loan		39	Courtyard Marriott - Mankato, MN	0.8%	BANA	BANA	$9,650,000	$9,637,442	$7,838,293	$103,628.41	Refinance	David W. Peters
Loan		40	Sierra Town Center	0.7%	SMC	SMF III	$8,500,000	$8,500,000	$7,500,723	$195.21	Refinance	Juliet Companies
Loan		41	Crescenta Valley Mini Storage	0.6%	MSBNA	MSMCH	$7,100,000	$7,100,000	$7,100,000	$124.14	Refinance	Dean R. Darr
Loan	4	42	Holiday Inn Express & Suites - Dallas North Tollway, TX	0.6%	BANA	BANA	$7,000,000	$6,976,537	$5,766,948	$88,310.59	Refinance	Perry Molubhoy
Loan		43	Chenal Creek Shopping Center	0.6%	MSBNA	MSMCH	$6,863,000	$6,863,000	$5,435,219	$246.77	Acquisition	US Property Trust
Loan		44	Pepper Tree Plaza	0.6%	SMC	SMF III	$6,487,500	$6,487,500	$5,578,390	$126.90	Acquisition	Balbir Singh Mann; Gurjeet Singh Mann
Loan		45	Chateau Montagne Apartments	0.5%	BANA	BANA	$6,000,000	$5,983,686	$4,796,632	$28,767.72	Refinance	Paul Kartiko
Loan		46	Eco City MHC	0.5%	BANA	BANA	$5,620,000	$5,606,913	$4,612,457	$29,510.07	Refinance	David Zulejkic; Ronald Scot Jones
Loan		47	Brookworth Plaza Outparcels	0.5%	SMC	SMF III	$5,350,000	$5,350,000	$4,609,260	$272.61	Refinance	David J. Lisa
Loan		48	Noah's Ark Self Storage	0.4%	SMC	SMF III	$5,075,000	$5,063,001	$4,155,026	$62.64	Refinance	Marvin A. Remmich; Susan P. Remmich
Loan		49	Best Western Weston Inn - West Yellowstone, MT	0.4%	SMC	SMF III	$5,000,000	$4,991,414	$3,731,407	$75,627.49	Refinance	Ranjit S. Johal; Barinder K. Johal; Lakhvir K. Sodhi
Loan		50	Trocam Plaza	0.4%	MSBNA	MSMCH	$4,950,000	$4,937,932	$4,032,488	$208.80	Refinance	Trident Development, Inc.
Loan		51	New York Plaza	0.4%	CIBC	CIBC	$4,700,000	$4,700,000	$3,958,732	$50.11	Refinance	Jeffrey L. Olyan
Loan	10	52	Fargo Industrial	0.4%	SMC	SMF III	$4,500,000	$4,500,000	$4,164,028	$29.58	Acquisition	NetREIT, Inc
Property		52.01	Fargo Industrial - Main Avenue	0.2%	SMC	SMF III	$2,516,304	$2,516,304	$2,328,436
Property		52.02	Fargo Industrial - 13th Street	0.0%	SMC	SMF III	$396,739	$396,739	$367,118
Property		52.03	Fargo Industrial - 10th Street	0.1%	SMC	SMF III	$1,586,957	$1,586,957	$1,468,474
Loan	10	53	Redding and Roseburg Portfolio	0.4%	BANA	BANA	$4,250,000	$4,239,144	$3,435,183	$101.77	Acquisition	Alexander Aginsky
Property		53.01	Redding and Roseburg Portfolio - Best Buy Redding	0.2%	BANA	BANA	$2,670,157	$2,663,336	$2,158,230
Property		53.02	Redding and Roseburg Portfolio - Roseburg Medical Plaza	0.1%	BANA	BANA	$1,579,843	$1,575,807	$1,276,953
Loan		54	Blue Diamond Business Center	0.3%	SMC	SMF III	$3,500,000	$3,494,735	$2,726,592	$50.83	Refinance	Juliet Companies
Loan		55	1035 W. Antelope Drive	0.2%	CIBC	CIBC	$2,500,000	$2,496,996	$2,060,088	$416.17	Refinance	David E. Cunningham
Loan		56	Guardian Apartments	0.2%	BANA	BANA	$1,905,000	$1,905,000	$1,649,867	$22,151.16	Refinance	William O. Brisben

APPENDIX I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

						MORTGAGED PROPERTY CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Non-Recourse Carveout Guarantor	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date
Loan	3, 4	1	Herald Center	9.8%	Joseph L. Jerome	1	Mixed Use	Retail/Office	Fee	N/A
Loan	5, 6	2	261 Fifth Avenue	9.3%	Jeffrey Feil; Lloyd Goldman	1	Office	CBD	Fee	N/A
Loan	7	3	Roosevelt New Orleans Waldorf Astoria	7.0%	Allan V. Rose	1	Hospitality	Full Service	Fee / Leasehold	9/30/2049
Loan	8, 9, 10	4	Coastal Equities Retail Portfolio	5.1%	Edward Ross; Scott Ross; Howard Arnberg	25
Property		4.01	Coastal Equities Retail Portfolio - Home Depot	0.5%			Retail	Free Standing	Fee	N/A
Property		4.02	Coastal Equities Retail Portfolio - Glenwood Plaza	0.4%			Retail	Anchored	Fee	N/A
Property		4.03	Coastal Equities Retail Portfolio - Rodney Village	0.4%			Retail	Anchored	Fee	N/A
Property		4.04	Coastal Equities Retail Portfolio - Westown Square	0.4%			Retail	Anchored	Fee	N/A
Property		4.05	Coastal Equities Retail Portfolio - Plaza North	0.4%			Retail	Anchored	Fee	N/A
Property		4.06	Coastal Equities Retail Portfolio - Mattatuck Plaza	0.3%			Retail	Anchored	Fee	N/A
Property		4.07	Coastal Equities Retail Portfolio - Ahoskie Commons	0.3%			Retail	Anchored	Fee	N/A
Property		4.08	Coastal Equities Retail Portfolio - Athens Town Center	0.2%			Retail	Anchored	Fee	N/A
Property		4.09	Coastal Equities Retail Portfolio - Northeast Plaza	0.2%			Retail	Anchored	Fee	N/A
Property		4.10	Coastal Equities Retail Portfolio - Summer Commons	0.2%			Retail	Anchored	Fee	N/A
Property		4.11	Coastal Equities Retail Portfolio - Henderson Marketplace	0.2%			Retail	Anchored	Fee	N/A
Property		4.12	Coastal Equities Retail Portfolio - Boulevard Plaza	0.2%			Retail	Anchored	Fee	N/A
Property		4.13	Coastal Equities Retail Portfolio - Hungarybrook	0.2%			Retail	Anchored	Fee	N/A
Property		4.14	Coastal Equities Retail Portfolio - Cummings Park Plaza	0.2%			Retail	Anchored	Fee	N/A
Property		4.15	Coastal Equities Retail Portfolio - Market At Riverdale Bend	0.2%			Retail	Unanchored	Fee	N/A
Property		4.16	Coastal Equities Retail Portfolio - Northland Plaza	0.1%			Retail	Anchored	Fee	N/A
Property		4.17	Coastal Equities Retail Portfolio - Cordele Corners	0.1%			Retail	Anchored	Fee	N/A
Property		4.18	Coastal Equities Retail Portfolio - Anniston Plaza	0.1%			Retail	Anchored	Fee	N/A
Property		4.19	Coastal Equities Retail Portfolio - Centre Plaza	0.1%			Retail	Anchored	Fee	N/A
Property		4.20	Coastal Equities Retail Portfolio - Homosassa Square	0.1%			Retail	Unanchored	Fee	N/A
Property		4.21	Coastal Equities Retail Portfolio - Meeting Square Center	0.1%			Retail	Anchored	Fee	N/A
Property		4.22	Coastal Equities Retail Portfolio - Plank Plaza	0.1%			Retail	Anchored	Fee	N/A
Property		4.23	Coastal Equities Retail Portfolio - Laurens Plaza	0.1%			Retail	Anchored	Fee	N/A
Property		4.24	Coastal Equities Retail Portfolio - Pelham Plaza	0.1%			Retail	Anchored	Fee	N/A
Property		4.25	Coastal Equities Retail Portfolio - Collins Park Commons	0.0%			Retail	Anchored	Fee	N/A
Loan	10, 11	5	Colorado Technology Center Portfolio	5.0%	Bruce H. Etkin; David L. Johnson; The Johnson Family Limited Partnership, L.L.L.P.;	7
Property		5.01	Colorado Technology Center Portfolio - 1775 Cherry Street	1.0%			Industrial	Light Industrial	Fee	N/A
Property		5.02	Colorado Technology Center Portfolio - 1480 South Arthur Avenue	0.8%			Industrial	Light Industrial	Fee	N/A
Property		5.03	Colorado Technology Center Portfolio - 1795 Dogwood Street	0.7%			Industrial	Light Industrial	Fee	N/A
Property		5.04	Colorado Technology Center Portfolio - 1886 Prairie Way	0.7%			Industrial	Light Industrial	Fee	N/A
Property		5.05	Colorado Technology Center Portfolio - 321 South Taylor Avenue	0.7%			Industrial	Flex	Fee	N/A
Property		5.06	Colorado Technology Center Portfolio - 195 CTC Boulevard	0.6%			Industrial	Light Industrial	Fee	N/A
Property		5.07	Colorado Technology Center Portfolio - 346 South Arthur Avenue	0.5%			Industrial	Light Industrial	Fee	N/A
Loan	4	6	Villas at Dorsey Ridge	4.6%	Stephen M. Gorn; John B. Colvin	1	Multifamily	Garden	Fee	N/A
Loan		7	Commerce Office Park	4.2%	Neil Kadisha; Benjamin Nazarian	1	Office	Suburban	Fee	N/A
Loan		8	Asian Garden Mall	3.6%	Frank Jao	1	Retail	Anchored	Fee	N/A
Loan		9	Bucks County Technology Park	2.6%	Matthew N. Cohn; Debra L.W. Cohn; Kimberli C. Bailey	1	Office	Suburban	Fee	N/A
Loan	10	10	Citrus & City Place Apartments	2.4%	Neil Kadisha; Benjamin Nazarian	2
Property		10.01	Citrus & City Place Apartments - Citrus Apartments	1.4%			Multifamily	Garden	Fee	N/A
Property		10.02	Citrus & City Place Apartments - City Place Apartments	0.9%			Multifamily	Garden	Fee	N/A
Loan	12	11	644 West Putnam Avenue	2.3%	Joseph Simone; John Fareri	1	Mixed Use	Retail/Office	Fee	N/A
Loan		12	1800 Route 34	2.0%	Corbett Donato	1	Office	Suburban	Fee	N/A
Loan		13	Lycoming Crossing Shopping Center	1.8%	Steven D. Brand; Jeffery C. Camp; Richard S. Powell; Patrick R. Walburn	1	Retail	Shadow Anchored	Fee	N/A
Loan		14	The Gateway at Summerset Apartments	1.8%	Pennrose Development, LLC	1	Multifamily	Garden	Fee	N/A
Loan	4, 13	15	Uptown Crossing	1.8%	Chad M. Packard; Beau H. Jaussi; Robert Carter Packard	1	Mixed Use	Student/Retail/Office	Fee	N/A
Loan	14	16	Boise Towne Plaza	1.7%	GGP Nimbus, LP	1	Retail	Anchored	Fee	N/A
Loan		17	The Chapman Apartments	1.7%	2005 ZST/TBT Descendant's Trust - T Trust; Zaffar S. Tabani	1	Multifamily	Garden	Fee	N/A
Loan		18	Everett Apartments Las Vegas	1.5%	JSMJ, LLC	1	Multifamily	Garden	Fee	N/A
Loan		19	Regency Oaks Apartments	1.5%	Roderick R. Hubbard	1	Multifamily	Garden	Fee	N/A
Loan		20	Twin City Town Center	1.5%	Frederick Peterson	1	Retail	Anchored	Leasehold	6/30/2058
Loan	4, 10	21	Hammel Medical Office Portfolio	1.5%	Donald Hammel	7
Property		21.01	Hammel Medical Office Portfolio - 5000 Stonewood Drive	0.3%			Office	Medical	Fee	N/A
Property		21.02	Hammel Medical Office Portfolio - 12330 Perry Highway	0.3%			Office	Medical	Fee	N/A
Property		21.03	Hammel Medical Office Portfolio - 3000 Stonewood Drive	0.2%			Office	Medical	Fee	N/A
Property		21.04	Hammel Medical Office Portfolio - 1000 Stonewood Drive	0.2%			Office	Medical	Fee	N/A
Property		21.05	Hammel Medical Office Portfolio - 12300 Perry Highway	0.2%			Office	Medical	Fee	N/A
Property		21.06	Hammel Medical Office Portfolio - 105 Bradford Road	0.2%			Office	Medical	Fee	N/A
Property		21.07	Hammel Medical Office Portfolio - 4001 Stonewood Drive	0.1%			Office	Medical	Fee	N/A
Loan	4	22	Landmark Towers	1.4%	Vinod K. Gupta, M.D.	1	Office	Suburban	Fee	N/A
Loan		23	Pageantry West Office Park	1.4%	Jerome A. Fink; Deolinda Pedreiro; Katherine Ford; Clinton H. McJunkin; James Palecek; Mary Lesher; Larry Newman	1	Office	Suburban	Fee	N/A
Loan	15	24	Coca Cola Bottling Facility	1.4%	Moses Mizrahi	1	Industrial	Warehouse	Fee	N/A
Loan		25	Hibernia Apartments	1.3%	Alon Yonatan	1	Multifamily	Garden	Fee	N/A
Loan		26	Embassy Plaza	1.3%	Ahmad Zarrabian	1	Retail	Anchored	Fee	N/A
Loan		27	Twinsburg Town Center	1.2%	Joseph T. Aveni; James J. Aveni	1	Retail	Anchored	Fee	N/A
Loan	10, 11	28	MWR Midwest Retail Portfolio	1.2%	Thomas Guastello	7
Property		28.01	MWR Midwest Retail Portfolio - Walgreens	0.4%			Retail	Free Standing	Fee	N/A
Property		28.02	MWR Midwest Retail Portfolio - TCF National Bank	0.2%			Retail	Free Standing	Fee	N/A
Property		28.03	MWR Midwest Retail Portfolio - Staples	0.2%			Retail	Free Standing	Fee	N/A
Property		28.04	MWR Midwest Retail Portfolio - Vitamin Shoppe	0.2%			Retail	Free Standing	Fee	N/A
Property		28.05	MWR Midwest Retail Portfolio - IHOP	0.1%			Retail	Free Standing	Fee	N/A
Property		28.06	MWR Midwest Retail Portfolio - Sherwin Williams	0.1%			Retail	Free Standing	Fee	N/A
Property		28.07	MWR Midwest Retail Portfolio - Tim Horton's	0.0%			Retail	Free Standing	Fee	N/A
Loan		29	Nichols Square Apartments	1.2%	Grady W. Roberts	1	Multifamily	Garden	Fee	N/A
Loan	16	30	Towneplace Suites Ontario Airport - Rancho Cucamonga, CA	1.0%	James Jeewon Woo; Hyoeun Woo	1	Hospitality	Limited Service	Fee	N/A
Loan		31	Crown Point Apartments	1.0%	Neil Kadisha; Benjamin Nazarian	1	Multifamily	Garden	Fee	N/A
Loan		32	Brandemere Apartments	1.0%	John D. Blanchard; Samuel L. Miller	1	Multifamily	Garden	Fee	N/A
Loan		33	Courtyard by Marriott Columbia, MO	1.0%	Bruce Kinseth; Leslie Kinseth; Gary Kinseth; Linda Skinner	1	Hospitality	Limited Service	Fee	N/A
Loan	4	34	Staybridge Suites DFW Airport - Irving, TX	1.0%	Perry Molubhoy	1	Hospitality	Limited Service	Fee	N/A
Loan		35	Summit Pointe Apartments and Villas	1.0%	R. M. Bud Allen	1	Multifamily	Garden	Fee	N/A
Loan		36	TownePlace Suites Frederick, MD	0.9%	James N. Plamondon; Peter H. Plamondon Jr.	1	Hospitality	Extended Stay	Fee	N/A
Loan	4	37	Manzanita Plaza	0.9%	CCA Acquisition Company, LLC; Steven H. Usdan; Helena Usdan	1	Retail	Anchored	Fee	N/A
Loan		38	Home2Suites Lexington Park, MD	0.8%	Henry T. Waring; Waring Family Dynasty Trust	1	Hospitality	Extended Stay	Fee	N/A
Loan		39	Courtyard Marriott - Mankato, MN	0.8%	David W. Peters	1	Hospitality	Limited Service	Fee	N/A
Loan		40	Sierra Town Center	0.7%	Fred Ahlstrom; Jacob D. Bingham; James E. Betz, Sr.; Susan M. Graves	1	Retail	Shadow Anchored	Fee	N/A
Loan		41	Crescenta Valley Mini Storage	0.6%	Dean R. Darr	1	Self Storage	Self Storage	Fee	N/A
Loan	4	42	Holiday Inn Express & Suites - Dallas North Tollway, TX	0.6%	Perry Molubhoy	1	Hospitality	Limited Service	Fee	N/A
Loan		43	Chenal Creek Shopping Center	0.6%	US Property Trust South America LLC	1	Retail	Shadow Anchored	Fee	N/A
Loan		44	Pepper Tree Plaza	0.6%	Balbir Singh Mann; Gurjeet Singh Mann	1	Retail	Shadow Anchored	Fee	N/A
Loan		45	Chateau Montagne Apartments	0.5%	Paul Kartiko	1	Multifamily	Garden	Fee	N/A
Loan		46	Eco City MHC	0.5%	David Zulejkic; Ronald Scot Jones	1	Manufactured Housing	Manufactured Housing	Fee	N/A
Loan		47	Brookworth Plaza Outparcels	0.5%	David J. Lisa	1	Retail	Anchored	Fee	N/A
Loan		48	Noah's Ark Self Storage	0.4%	Marvin A. Remmich; Susan P. Remmich	1	Self Storage	Self Storage	Fee	N/A
Loan		49	Best Western Weston Inn - West Yellowstone, MT	0.4%	Ranjit S. Johal; Barinder K. Johal; Lakhvir K. Sodhi	1	Hospitality	Limited Service	Fee	N/A
Loan		50	Trocam Plaza	0.4%	Rossana Bea Lea Chau	1	Retail	Unanchored	Fee	N/A
Loan		51	New York Plaza	0.4%	Jeffrey L. Olyan	1	Retail	Anchored	Fee	N/A
Loan	10	52	Fargo Industrial	0.4%	NetREIT, Inc	3
Property		52.01	Fargo Industrial - Main Avenue	0.2%			Industrial	Warehouse Distribution	Fee	N/A
Property		52.02	Fargo Industrial - 13th Street	0.0%			Industrial	Warehouse Distribution	Fee	N/A
Property		52.03	Fargo Industrial - 10th Street	0.1%			Industrial	Warehouse Distribution	Fee	N/A
Loan	10	53	Redding and Roseburg Portfolio	0.4%	Gates Overseas Foundation LLC	2
Property		53.01	Redding and Roseburg Portfolio - Best Buy Redding	0.2%			Retail	Free Standing	Fee	N/A
Property		53.02	Redding and Roseburg Portfolio - Roseburg Medical Plaza	0.1%			Office	Medical	Fee	N/A
Loan		54	Blue Diamond Business Center	0.3%	Fred Ahlstrom; Jacob D. Bingham; James E. Betz, Sr.; Susan M. Graves	1	Industrial	Flex	Leasehold	2/18/2053
Loan		55	1035 W. Antelope Drive	0.2%	David E. Cunningham	1	Retail	Free Standing	Fee	N/A
Loan		56	Guardian Apartments	0.2%	William O. Brisben	1	Multifamily	Mid Rise	Fee	N/A

APPENDIX I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Address	City	County	State	Zip Code	Year Built	Year Renovated	Size	Units of Measure	Occupancy Rate	Occupancy Rate As-of Date	Appraised Value	Appraisal As-of Date
Loan	3, 4	1	Herald Center	9.8%	1293-1311 Broadway	New York	New York	NY	10001	1902	2015	249,063	SF	96.6%	6/12/2015	$572,000,000	6/29/2015
Loan	5, 6	2	261 Fifth Avenue	9.3%	261 Fifth Avenue	New York	New York	NY	10016	1928	2015	441,922	SF	99.7%	7/31/2015	$300,000,000	7/1/2015
Loan	7	3	Roosevelt New Orleans Waldorf Astoria	7.0%	130 Roosevelt Way	New Orleans	Orleans	LA	70112	1893	2009	504	Rooms	74.4%	5/31/2015	$255,700,000	1/19/2015
Loan	8, 9, 10	4	Coastal Equities Retail Portfolio	5.1%								3,458,225	SF	92.2%		$233,250,000
Property		4.01	Coastal Equities Retail Portfolio - Home Depot	0.5%	18700 Meyers Road	Detroit	Wayne	MI	48235	1998	2002	139,056	SF	100.0%	5/21/2015	$20,184,592	3/20/2015
Property		4.02	Coastal Equities Retail Portfolio - Glenwood Plaza	0.4%	1 Glenwood Avenue	Oneida	Madison	NY	13421	1989	N/A	219,211	SF	93.6%	5/1/2015	$20,866,150	3/31/2015
Property		4.03	Coastal Equities Retail Portfolio - Rodney Village	0.4%	1612 South Governors Avenue	Dover	Kent	DE	19901	1994	N/A	211,299	SF	100.0%	5/1/2015	$15,728,254	3/31/2015
Property		4.04	Coastal Equities Retail Portfolio - Westown Square	0.4%	10604 Lorain Avenue	Cleveland	Cuyahoga	OH	44101	1987	N/A	176,722	SF	99.1%	5/1/2015	$16,671,949	3/26/2015
Property		4.05	Coastal Equities Retail Portfolio - Plaza North	0.4%	1800 Fort Harrison Road	Terre Haute	Vigo	IN	47803	1965/1997	N/A	269,671	SF	93.1%	5/1/2015	$14,260,283	3/24/2015
Property		4.06	Coastal Equities Retail Portfolio - Mattatuck Plaza	0.3%	650 & 670 Wolcott Street	Waterbury	New Haven	CT	6705	1978	2009	146,930	SF	86.3%	5/1/2015	$14,889,413	4/6/2015
Property		4.07	Coastal Equities Retail Portfolio - Ahoskie Commons	0.3%	1430 East Memorial Drive	Ahoskie	Hertford	NC	27910	1992	N/A	193,557	SF	93.3%	5/1/2015	$10,957,350	3/19/2015
Property		4.08	Coastal Equities Retail Portfolio - Athens Town Center	0.2%	601 US Highway 72 W	Athens	Limestone	AL	35611	1988	N/A	209,124	SF	95.4%	5/1/2015	$11,271,915	4/7/2015
Property		4.09	Coastal Equities Retail Portfolio - Northeast Plaza	0.2%	1000 Summit Avenue	Greensboro	Guilford	NC	27405	1959	2000	110,956	SF	95.4%	5/1/2015	$10,590,357	3/21/2015
Property		4.10	Coastal Equities Retail Portfolio - Summer Commons	0.2%	5100-5130 Summer Avenue	Memphis	Shelby	TN	38122	1974	2008	139,785	SF	96.4%	5/1/2015	$9,541,807	3/27/2015
Property		4.11	Coastal Equities Retail Portfolio - Henderson Marketplace	0.2%	901 S. Beckford Drive	Henderson	Vance	NC	27536	1991	N/A	89,100	SF	94.0%	5/1/2015	$8,702,967	3/17/2015
Property		4.12	Coastal Equities Retail Portfolio - Boulevard Plaza	0.2%	1301 Ward Boulevard	Wilson	Wilson	NC	27893	1965	N/A	110,841	SF	77.8%	5/1/2015	$7,785,486	3/19/2015
Property		4.13	Coastal Equities Retail Portfolio - Hungarybrook	0.2%	1200 Concord Avenue	Richmond	Henrico	VA	23228	1988	N/A	87,190	SF	96.5%	5/1/2015	$9,227,242	4/3/2015
Property		4.14	Coastal Equities Retail Portfolio - Cummings Park Plaza	0.2%	2278 North Church Street	Burlington	Alamance	NC	27217	1963	N/A	199,011	SF	79.5%	5/1/2015	$6,972,859	3/21/2015
Property		4.15	Coastal Equities Retail Portfolio - Market At Riverdale Bend	0.2%	7110 Winchester Road	Memphis	Shelby	TN	38125	1998	N/A	157,695	SF	100.0%	5/1/2015	$7,339,852	3/27/2015
Property		4.16	Coastal Equities Retail Portfolio - Northland Plaza	0.1%	100 W. Northern Avenue	Bath Township	Allen	OH	45801	1960	N/A	168,864	SF	80.8%	5/1/2015	$5,871,881	3/26/2015
Property		4.17	Coastal Equities Retail Portfolio - Cordele Corners	0.1%	1407 E. 16th Avenue	Cordele	Crisp	GA	31015	1986	N/A	120,868	SF	73.7%	5/1/2015	$7,025,287	3/18/2015
Property		4.18	Coastal Equities Retail Portfolio - Anniston Plaza	0.1%	3202 McClellan Boulevard	Anniston	Calhoun	AL	36204	1965	N/A	159,565	SF	99.2%	5/1/2015	$6,501,011	3/20/2015
Property		4.19	Coastal Equities Retail Portfolio - Centre Plaza	0.1%	1115 N. Charles G. Seivers Boulevard	Clinton	Anderson	TN	37716	1989	N/A	100,442	SF	82.6%	5/1/2015	$6,291,301	3/27/2015
Property		4.20	Coastal Equities Retail Portfolio - Homosassa Square	0.1%	4500 S. Suncoast Boulevard	Homosassa	Citrus	FL	34446	1981	N/A	85,448	SF	80.0%	5/1/2015	$5,871,881	4/5/2015
Property		4.21	Coastal Equities Retail Portfolio - Meeting Square Center	0.1%	125 W. Broadway	Jefferson City	Jefferson	TN	37760	1984	N/A	92,845	SF	100.0%	5/1/2015	$4,613,621	3/20/2015
Property		4.22	Coastal Equities Retail Portfolio - Plank Plaza	0.1%	5963 Plank Road	Baton Rouge	East Baton Rouge Parish	LA	70805	1987	N/A	62,141	SF	100.0%	5/1/2015	$3,355,361	4/1/2015
Property		4.23	Coastal Equities Retail Portfolio - Laurens Plaza	0.1%	917 East Main Street	Laurens	Laurens	SC	29360	1989	N/A	97,946	SF	96.8%	5/1/2015	$3,276,719	4/2/2015
Property		4.24	Coastal Equities Retail Portfolio - Pelham Plaza	0.1%	800 Pelham Road South	Jacksonville	Calhoun	AL	36265	1974	N/A	72,500	SF	95.2%	5/1/2015	$3,171,864	3/20/2015
Property		4.25	Coastal Equities Retail Portfolio - Collins Park Commons	0.0%	1803 James L Redman Parkway	Plant City	Hillsborough	FL	33563	1989	N/A	37,458	SF	97.3%	5/1/2015	$2,280,597	4/4/2015
Loan	10, 11	5	Colorado Technology Center Portfolio	5.0%								630,880	SF	97.5%		$84,500,000
Property		5.01	Colorado Technology Center Portfolio - 1775 Cherry Street	1.0%	1775 Cherry Street	Louisville	Boulder	CO	80027	2007	N/A	130,182	SF	100.0%	7/31/2015	$16,200,000	6/4/2015
Property		5.02	Colorado Technology Center Portfolio - 1480 South Arthur Avenue	0.8%	1480 South Arthur Avenue	Louisville	Boulder	CO	80027	2000	N/A	92,321	SF	100.0%	7/31/2015	$12,700,000	6/4/2015
Property		5.03	Colorado Technology Center Portfolio - 1795 Dogwood Street	0.7%	1795 Dogwood Street	Louisville	Boulder	CO	80027	2006	N/A	109,068	SF	100.0%	7/31/2015	$12,500,000	6/4/2015
Property		5.04	Colorado Technology Center Portfolio - 1886 Prairie Way	0.7%	1886 Prairie Way	Louisville	Boulder	CO	80027	2000	2014	91,570	SF	82.9%	7/31/2015	$12,400,000	6/4/2015
Property		5.05	Colorado Technology Center Portfolio - 321 South Taylor Avenue	0.7%	321 South Taylor Avenue	Louisville	Boulder	CO	80027	1998	N/A	77,872	SF	100.0%	7/31/2015	$12,300,000	6/4/2015
Property		5.06	Colorado Technology Center Portfolio - 195 CTC Boulevard	0.6%	195 CTC Boulevard	Louisville	Boulder	CO	80027	2008	N/A	65,195	SF	100.0%	7/31/2015	$9,600,000	6/4/2015
Property		5.07	Colorado Technology Center Portfolio - 346 South Arthur Avenue	0.5%	346 South Arthur Avenue	Louisville	Boulder	CO	80027	2001	N/A	64,672	SF	100.0%	7/31/2015	$8,800,000	6/4/2015
Loan	4	6	Villas at Dorsey Ridge	4.6%	7405 Windstream Circle	Hanover	Anne Arundel	MD	21076	2013	N/A	238	Units	97.9%	6/14/2015	$76,800,000	4/3/2015
Loan		7	Commerce Office Park	4.2%	4900, 5500, 5700 & 5770 South Eastern Avenue; 5801 East Slauson Avenue	Commerce	Los Angeles	CA	90040	1958	2004	281,142	SF	100.0%	7/30/2015	$67,200,000	4/10/2015
Loan		8	Asian Garden Mall	3.6%	9200 Bolsa Ave	Westminster	Orange	CA	92683	1986	N/A	99,140	SF	98.5%	6/23/2015	$71,550,000	6/10/2015
Loan		9	Bucks County Technology Park	2.6%	4800 East Street Road	Trevose	Bucks	PA	19053	1960-1965; 1975; 1979	2014	364,000	SF	91.1%	6/1/2015	$40,900,000	4/7/2015
Loan	10	10	Citrus & City Place Apartments	2.4%								568	Units	95.4%		$38,440,000
Property		10.01	Citrus & City Place Apartments - Citrus Apartments	1.4%	60 North Pecos Road	Las Vegas	Clark	NV	89101	1991	N/A	348	Units	96.0%	7/3/2015	$23,000,000	6/16/2015
Property		10.02	Citrus & City Place Apartments - City Place Apartments	0.9%	3150 South Decatur Boulevard	Las Vegas	Clark	NV	89102	1975	N/A	220	Units	94.5%	7/3/2015	$15,440,000	6/16/2015
Loan	12	11	644 West Putnam Avenue	2.3%	644 West Putnam Avenue	Greenwich	Fairfield	CT	06830	2012	N/A	36,535	SF	100.0%	8/1/2015	$35,500,000	11/1/2015
Loan		12	1800 Route 34	2.0%	1800 Route 34	Wall Township	Monmouth	NJ	07719	2004-2007	N/A	189,836	SF	93.3%	7/16/2015	$35,500,000	6/5/2015
Loan		13	Lycoming Crossing Shopping Center	1.8%	270-350 South Lycoming Mall Road	Muncy Township	Lycoming	PA	17756	2008; 2009; 2011	N/A	135,999	SF	97.3%	6/30/2015	$28,800,000	4/10/2015
Loan		14	The Gateway at Summerset Apartments	1.8%	1876 Parkview Boulevard	Pittsburgh	Allegheny	PA	15217	2013	N/A	131	Units	96.2%	7/15/2015	$28,600,000	6/11/2015
Loan	4, 13	15	Uptown Crossing	1.8%	100 South Fell Avenue	Normal	McLean	IL	61761	2010	N/A	126,155	SF	97.8%	6/15/2015	$28,000,000	4/27/2015
Loan	14	16	Boise Towne Plaza	1.7%	526 North Milwaukee Street	Boise	Ada	ID	83704	1997	2012	114,687	SF	100.0%	3/31/2015	$29,900,000	6/1/2015
Loan		17	The Chapman Apartments	1.7%	670 Downey Green	Hampton	Hampton	VA	23666	2009	N/A	158	Units	94.9%	8/17/2015	$27,300,000	6/8/2015
Loan		18	Everett Apartments Las Vegas	1.5%	7227 West Windmill Lane	Las Vegas	Clark	NV	89113	2012	N/A	178	Units	97.2%	6/9/2015	$28,250,000	6/15/2015
Loan		19	Regency Oaks Apartments	1.5%	200 Maltese Circle	Casselberry	Seminole	FL	32730	1969/1973	N/A	343	Units	95.6%	6/24/2015	$23,900,000	6/30/2015
Loan		20	Twin City Town Center	1.5%	1331-1565 Northwest Louisiana Avenue	Chehalis	Lewis	WA	98532	2002	N/A	138,466	SF	86.5%	7/1/2015	$25,500,000	5/20/2015
Loan	4, 10	21	Hammel Medical Office Portfolio	1.5%								166,205	SF	98.6%		$22,900,000
Property		21.01	Hammel Medical Office Portfolio - 5000 Stonewood Drive	0.3%	5000 Stonewood Drive	Pine Township	Allegheny	PA	15090	2000	N/A	26,925	SF	100.0%	7/31/2015	$4,200,000	6/30/2015
Property		21.02	Hammel Medical Office Portfolio - 12330 Perry Highway	0.3%	12330 Perry Highway	Pine Township	Allegheny	PA	15090	1975	2001	31,954	SF	100.0%	7/31/2015	$4,000,000	6/30/2015
Property		21.03	Hammel Medical Office Portfolio - 3000 Stonewood Drive	0.2%	3000 Stonewood Drive	Pine Township	Allegheny	PA	15090	2001	N/A	22,070	SF	89.8%	7/31/2015	$3,500,000	6/30/2015
Property		21.04	Hammel Medical Office Portfolio - 1000 Stonewood Drive	0.2%	1000 Stonewood Drive	Pine Township	Allegheny	PA	15090	2000	N/A	22,571	SF	100.0%	7/31/2015	$3,400,000	6/30/2015
Property		21.05	Hammel Medical Office Portfolio - 12300 Perry Highway	0.2%	12300 Perry Highway	Pine Township	Allegheny	PA	15090	1975	2001	30,010	SF	100.0%	7/31/2015	$3,200,000	6/30/2015
Property		21.06	Hammel Medical Office Portfolio - 105 Bradford Road	0.2%	105 Bradford Road	Pine Township	Allegheny	PA	15090	1995	N/A	18,904	SF	100.0%	7/31/2015	$2,800,000	6/30/2015
Property		21.07	Hammel Medical Office Portfolio - 4001 Stonewood Drive	0.1%	4001 Stonewood Drive	Pine Township	Allegheny	PA	15090	2000	N/A	13,771	SF	100.0%	7/31/2015	$1,800,000	6/30/2015
Loan	4	22	Landmark Towers	1.4%	3335-3555 NW 58th Street	Oklahoma City	Oklahoma	OK	73112	1967-1972	2006; 2010	275,441	SF	81.8%	6/16/2015	$27,500,000	4/8/2015
Loan		23	Pageantry West Office Park	1.4%	8925 and 8945 West Russell Road	Las Vegas	Clark	NV	89148	2004	N/A	105,583	SF	88.2%	8/27/2015	$21,900,000	6/24/2015
Loan	15	24	Coca Cola Bottling Facility	1.4%	7100 Global Drive	Louisville	Jefferson	KY	40258	1995	2015	300,462	SF	100.0%	10/1/2015	$21,800,000	10/1/2015
Loan		25	Hibernia Apartments	1.3%	5680 Hibernia Drive	Columbus	Franklin	OH	43232	1985	N/A	348	Units	89.9%	4/21/2015	$21,800,000	5/6/2015
Loan		26	Embassy Plaza	1.3%	6050-6140 Lankershim Boulevard	North Hollywood	Los Angeles	CA	91606	1960	2015	70,165	SF	100.0%	6/3/2015	$28,100,000	6/4/2015
Loan		27	Twinsburg Town Center	1.2%	8960 Darrow Road and 2695 Creekside Drive	Twinsburg	Summit	OH	44087	1997	N/A	173,247	SF	87.9%	6/10/2015	$19,900,000	6/22/2015
Loan	10, 11	28	MWR Midwest Retail Portfolio	1.2%								60,780	SF	100.0%		$21,270,000
Property		28.01	MWR Midwest Retail Portfolio - Walgreens	0.4%	33333 West Six Mile Road	Livonia	Wayne	MI	48154	2001	N/A	15,120	SF	100.0%	4/30/2015	$7,250,000	5/12/2015
Property		28.02	MWR Midwest Retail Portfolio - TCF National Bank	0.2%	7400 Cicero Avenue	Bedford Park	Cook	IL	60638	2004	N/A	4,500	SF	100.0%	4/30/2015	$4,030,000	5/6/2015
Property		28.03	MWR Midwest Retail Portfolio - Staples	0.2%	1325 East Main Street	Carbondale	Jackson	IL	62901	1997	N/A	23,925	SF	100.0%	4/30/2015	$2,830,000	5/15/2015
Property		28.04	MWR Midwest Retail Portfolio - Vitamin Shoppe	0.2%	14771 Hall Road	Shelby Township	Macomb	MI	48315	2006	N/A	4,200	SF	100.0%	4/30/2015	$2,820,000	5/8/2015
Property		28.05	MWR Midwest Retail Portfolio - IHOP	0.1%	14200 Middlebelt Road	Livonia	Wayne	MI	48154	1997	N/A	4,995	SF	100.0%	4/30/2015	$2,500,000	5/12/2015
Property		28.06	MWR Midwest Retail Portfolio - Sherwin Williams	0.1%	6838 West Grand River	Brighton	Livingston	MI	48114	1995	N/A	5,000	SF	100.0%	4/30/2015	$1,000,000	5/16/2015
Property		28.07	MWR Midwest Retail Portfolio - Tim Horton's	0.0%	590 North Lapper Road	Oxford	Oakland	MI	48371	2007	N/A	3,040	SF	100.0%	4/30/2015	$840,000	5/12/2015
Loan		29	Nichols Square Apartments	1.2%	2901 Hamman Road & 4900 Nichols Avenue	Bay City	Matagorda	TX	77414	1984	2014	400	Units	95.5%	6/2/2015	$19,400,000	5/17/2015
Loan	16	30	Towneplace Suites Ontario Airport - Rancho Cucamonga, CA	1.0%	9625 Milliken Avenue	Rancho Cucamonga	San Bernardino	CA	91730	2005	N/A	112	Rooms	83.4%	4/30/2015	$18,600,000	4/1/2018
Loan		31	Crown Point Apartments	1.0%	3665 Needles Highway	Laughlin	Clark	NV	89029	1984	N/A	530	Units	94.4%	7/6/2015	$16,400,000	6/8/2015
Loan		32	Brandemere Apartments	1.0%	7013 Brandemere Lane	Winston Salem	Forsyth	NC	27106	1984; 1986	2008	356	Units	93.0%	3/27/2015	$16,200,000	3/24/2015
Loan		33	Courtyard by Marriott Columbia, MO	1.0%	3301 LeMone Industrial Boulevard	Columbia	Boone	MO	65201	2005	2014	133	Rooms	70.9%	5/31/2015	$16,500,000	5/28/2015
Loan	4	34	Staybridge Suites DFW Airport - Irving, TX	1.0%	2220 Market Place Boulevard	Irving	Dallas	TX	75063	2008	N/A	100	Rooms	86.0%	6/30/2015	$16,100,000	5/14/2015
Loan		35	Summit Pointe Apartments and Villas	1.0%	3071 Williams Road	Columbus	Muscogee	GA	31909	2012; 2014; 2015	N/A	99	Units	100.0%	7/23/2015	$15,200,000	6/18/2015
Loan		36	TownePlace Suites Frederick, MD	0.9%	5050 Westview Drive	Frederick	Frederick	MD	21703	2012	N/A	120	Rooms	79.2%	5/31/2015	$19,100,000	5/21/2015
Loan	4	37	Manzanita Plaza	0.9%	2900-3040 West Valencia Road	Tucson	Pima	AZ	85746	1982	N/A	116,798	SF	99.7%	3/31/2015	$14,000,000	5/14/2015
Loan		38	Home2Suites Lexington Park, MD	0.8%	46058 Valley Drive	Lexington Park	St. Mary's	MD	20653	2011	N/A	100	Rooms	73.3%	6/30/2015	$14,400,000	6/23/2015
Loan		39	Courtyard Marriott - Mankato, MN	0.8%	901 Raintree Road	Mankato	Blue Earth	MN	56001	2012	2012	93	Rooms	64.4%	6/30/2015	$13,500,000	7/1/2015
Loan		40	Sierra Town Center	0.7%	2020, 2026, 2118 & 2202 West Craig Road	Las Vegas	Clark	NV	89031	1999	N/A	43,542	SF	93.5%	8/25/2015	$12,925,000	7/1/2015
Loan		41	Crescenta Valley Mini Storage	0.6%	4441 Cloud Avenue	La Crescenta	Los Angeles	CA	91214	1989	N/A	57,195	SF	97.8%	5/31/2015	$13,200,000	4/8/2015
Loan	4	42	Holiday Inn Express & Suites - Dallas North Tollway, TX	0.6%	3101 North Dallas Parkway	Plano	Collin	TX	75093	2000	2010	79	Rooms	76.1%	7/31/2015	$9,600,000	3/16/2015
Loan		43	Chenal Creek Shopping Center	0.6%	12800 Chenal Parkway	Little Rock	Pulaski	AR	72211	2001	N/A	27,811	SF	91.0%	2/25/2015	$9,100,000	4/22/2015
Loan		44	Pepper Tree Plaza	0.6%	2765 West Shaw Avenue	Fresno	Fresno	CA	93711	1980	N/A	51,123	SF	91.2%	7/24/2015	$8,650,000	6/19/2015
Loan		45	Chateau Montagne Apartments	0.5%	2628 Northeast Expressway	Atlanta	DeKalb	GA	30345	1968	N/A	208	Units	99.0%	7/1/2015	$10,800,000	5/22/2015
Loan		46	Eco City MHC	0.5%	14648, 14770, 14778 & 14786 Lasater Road	Dallas	Dallas	TX	75253	1960	N/A	190	Pads	95.3%	6/30/2015	$7,500,000	6/19/2015
Loan		47	Brookworth Plaza Outparcels	0.5%	700 Miles Road	West Chester	Chester	PA	19380	2004	N/A	19,625	SF	100.0%	6/1/2015	$8,275,000	3/4/2015
Loan		48	Noah's Ark Self Storage	0.4%	451 East Cervantes Street	Pensacola	Escambia	FL	32501	2008	N/A	80,825	SF	98.2%	7/27/2015	$7,350,000	6/29/2015
Loan		49	Best Western Weston Inn - West Yellowstone, MT	0.4%	103 Gibbon Avenue	West Yellowstone	Gallatin	MT	59758	1948	2013	66	Rooms	46.7%	6/30/2015	$8,000,000	7/1/2015
Loan		50	Trocam Plaza	0.4%	4650 & 4780 West Tropicana Avenue	Las Vegas	Clark	NV	89103	2002	N/A	23,649	SF	100.0%	6/30/2015	$6,900,000	6/5/2015
Loan		51	New York Plaza	0.4%	1401 New York Avenue	Arlington	Tarrant	TX	76010	1965	N/A	93,799	SF	100.0%	8/1/2015	$7,000,000	6/16/2015
Loan	10	52	Fargo Industrial	0.4%								152,154	SF	88.7%		$8,280,000
Property		52.01	Fargo Industrial - Main Avenue	0.2%	1700/1740 Main Avenue West	West Fargo	Cass	ND	58078	1998	N/A	84,404	SF	93.3%	7/28/2015	$4,630,000	6/23/2015
Property		52.02	Fargo Industrial - 13th Street	0.0%	617/625 13th Street Northeast	West Fargo	Cass	ND	58078	2004	N/A	15,000	SF	100.0%	7/28/2015	$730,000	6/23/2015
Property		52.03	Fargo Industrial - 10th Street	0.1%	474-526 10th Street Northeast	West Fargo	Cass	ND	58078	2005	N/A	52,750	SF	78.3%	7/28/2015	$2,920,000	6/23/2015
Loan	10	53	Redding and Roseburg Portfolio	0.4%								41,656	SF	100.0%		$9,550,000
Property		53.01	Redding and Roseburg Portfolio - Best Buy Redding	0.2%	1010 Hilltop Drive	Redding	Shasta	CA	96003	2003	N/A	30,740	SF	100.0%	7/22/2015	$6,000,000	6/22/2015
Property		53.02	Redding and Roseburg Portfolio - Roseburg Medical Plaza	0.1%	2435 NW Kline Street	Roseburg	Douglas	OR	97471	1988	2011	10,916	SF	100.0%	7/22/2015	$3,550,000	6/16/2015
Loan		54	Blue Diamond Business Center	0.3%	8050 South Arville Street	Las Vegas	Clark	NV	89139	2004	N/A	68,750	SF	100.0%	8/6/2015	$4,870,000	7/10/2015
Loan		55	1035 W. Antelope Drive	0.2%	1035 W. Antelope Drive	Layton	Davis	UT	84041	2015	N/A	6,000	SF	100.0%	7/1/2015	$3,690,000	8/3/2015
Loan		56	Guardian Apartments	0.2%	3375 McHenry Ave	Cincinnati	Hamilton	OH	45225	1973	2013	86	Units	95.4%	7/29/2015	$2,540,000	5/26/2015

APPENDIX I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Rate	Administrative Fee Rate(2)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Trustee Fee Rate	Trust Advisor Fee Rate	CREFC Fee Rate	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)
Loan	3, 4	1	Herald Center	9.8%	4.510%	0.01505%	0.00500%	0.00500%	0.00000%	0.00250%	0.00205%	0.00050%	Actual/360	21	No	120	99	120	99	0	0
Loan	5, 6	2	261 Fifth Avenue	9.3%	4.420%	0.01475%	0.00500%	0.00500%	0.00000%	0.00250%	0.00175%	0.00050%	Actual/360	1	No	120	119	120	119	0	0
Loan	7	3	Roosevelt New Orleans Waldorf Astoria	7.0%	4.710%	0.01050%	0.00500%	0.00000%	0.00250%	0.00250%	0.00000%	0.00050%	Actual/360	2	No	120	118	0	0	360	358
Loan	8, 9, 10	4	Coastal Equities Retail Portfolio	5.1%	4.605%	0.01300%	0.00500%	0.00000%	0.00500%	0.00250%	0.00000%	0.00050%	Actual/360	3	No	120	117	48	45	360	360
Property		4.01	Coastal Equities Retail Portfolio - Home Depot	0.5%
Property		4.02	Coastal Equities Retail Portfolio - Glenwood Plaza	0.4%
Property		4.03	Coastal Equities Retail Portfolio - Rodney Village	0.4%
Property		4.04	Coastal Equities Retail Portfolio - Westown Square	0.4%
Property		4.05	Coastal Equities Retail Portfolio - Plaza North	0.4%
Property		4.06	Coastal Equities Retail Portfolio - Mattatuck Plaza	0.3%
Property		4.07	Coastal Equities Retail Portfolio - Ahoskie Commons	0.3%
Property		4.08	Coastal Equities Retail Portfolio - Athens Town Center	0.2%
Property		4.09	Coastal Equities Retail Portfolio - Northeast Plaza	0.2%
Property		4.10	Coastal Equities Retail Portfolio - Summer Commons	0.2%
Property		4.11	Coastal Equities Retail Portfolio - Henderson Marketplace	0.2%
Property		4.12	Coastal Equities Retail Portfolio - Boulevard Plaza	0.2%
Property		4.13	Coastal Equities Retail Portfolio - Hungarybrook	0.2%
Property		4.14	Coastal Equities Retail Portfolio - Cummings Park Plaza	0.2%
Property		4.15	Coastal Equities Retail Portfolio - Market At Riverdale Bend	0.2%
Property		4.16	Coastal Equities Retail Portfolio - Northland Plaza	0.1%
Property		4.17	Coastal Equities Retail Portfolio - Cordele Corners	0.1%
Property		4.18	Coastal Equities Retail Portfolio - Anniston Plaza	0.1%
Property		4.19	Coastal Equities Retail Portfolio - Centre Plaza	0.1%
Property		4.20	Coastal Equities Retail Portfolio - Homosassa Square	0.1%
Property		4.21	Coastal Equities Retail Portfolio - Meeting Square Center	0.1%
Property		4.22	Coastal Equities Retail Portfolio - Plank Plaza	0.1%
Property		4.23	Coastal Equities Retail Portfolio - Laurens Plaza	0.1%
Property		4.24	Coastal Equities Retail Portfolio - Pelham Plaza	0.1%
Property		4.25	Coastal Equities Retail Portfolio - Collins Park Commons	0.0%
Loan	10, 11	5	Colorado Technology Center Portfolio	5.0%	4.640%	0.02405%	0.00500%	0.01500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	36	34	360	360
Property		5.01	Colorado Technology Center Portfolio - 1775 Cherry Street	1.0%
Property		5.02	Colorado Technology Center Portfolio - 1480 South Arthur Avenue	0.8%
Property		5.03	Colorado Technology Center Portfolio - 1795 Dogwood Street	0.7%
Property		5.04	Colorado Technology Center Portfolio - 1886 Prairie Way	0.7%
Property		5.05	Colorado Technology Center Portfolio - 321 South Taylor Avenue	0.7%
Property		5.06	Colorado Technology Center Portfolio - 195 CTC Boulevard	0.6%
Property		5.07	Colorado Technology Center Portfolio - 346 South Arthur Avenue	0.5%
Loan	4	6	Villas at Dorsey Ridge	4.6%	4.370%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	3	No	120	117	60	57	360	360
Loan		7	Commerce Office Park	4.2%	4.402%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	60	58	360	360
Loan		8	Asian Garden Mall	3.6%	4.584%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	0	0	360	358
Loan		9	Bucks County Technology Park	2.6%	4.960%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	12	11	360	360
Loan	10	10	Citrus & City Place Apartments	2.4%	4.292%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	60	59	360	360
Property		10.01	Citrus & City Place Apartments - Citrus Apartments	1.4%
Property		10.02	Citrus & City Place Apartments - City Place Apartments	0.9%
Loan	12	11	644 West Putnam Avenue	2.3%	4.292%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	48	47	360	360
Loan		12	1800 Route 34	2.0%	4.770%	0.04405%	0.00500%	0.03500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	36	34	360	360
Loan		13	Lycoming Crossing Shopping Center	1.8%	4.750%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	60	58	360	360
Loan		14	The Gateway at Summerset Apartments	1.8%	4.372%	0.04405%	0.00500%	0.03500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	36	34	360	360
Loan	4, 13	15	Uptown Crossing	1.8%	4.286%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	3	No	120	117	60	57	360	360
Loan	14	16	Boise Towne Plaza	1.7%	4.134%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	0	0	360	358
Loan		17	The Chapman Apartments	1.7%	4.464%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	60	59	360	360
Loan		18	Everett Apartments Las Vegas	1.5%	4.501%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	36	34	360	360
Loan		19	Regency Oaks Apartments	1.5%	4.500%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	60	58	360	360
Loan		20	Twin City Town Center	1.5%	4.284%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	36	34	360	360
Loan	4, 10	21	Hammel Medical Office Portfolio	1.5%	4.629%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	0	0	360	359
Property		21.01	Hammel Medical Office Portfolio - 5000 Stonewood Drive	0.3%
Property		21.02	Hammel Medical Office Portfolio - 12330 Perry Highway	0.3%
Property		21.03	Hammel Medical Office Portfolio - 3000 Stonewood Drive	0.2%
Property		21.04	Hammel Medical Office Portfolio - 1000 Stonewood Drive	0.2%
Property		21.05	Hammel Medical Office Portfolio - 12300 Perry Highway	0.2%
Property		21.06	Hammel Medical Office Portfolio - 105 Bradford Road	0.2%
Property		21.07	Hammel Medical Office Portfolio - 4001 Stonewood Drive	0.1%
Loan	4	22	Landmark Towers	1.4%	4.891%	0.03905%	0.00500%	0.03000%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	60	58	360	360
Loan		23	Pageantry West Office Park	1.4%	4.672%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	24	23	360	360
Loan	15	24	Coca Cola Bottling Facility	1.4%	4.755%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	120	118	0	0
Loan		25	Hibernia Apartments	1.3%	4.265%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	3	No	120	117	60	57	360	360
Loan		26	Embassy Plaza	1.3%	4.390%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	36	34	360	360
Loan		27	Twinsburg Town Center	1.2%	4.480%	0.05405%	0.00500%	0.04500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	48	46	360	360
Loan	10, 11	28	MWR Midwest Retail Portfolio	1.2%	4.392%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	60	59	360	360
Property		28.01	MWR Midwest Retail Portfolio - Walgreens	0.4%
Property		28.02	MWR Midwest Retail Portfolio - TCF National Bank	0.2%
Property		28.03	MWR Midwest Retail Portfolio - Staples	0.2%
Property		28.04	MWR Midwest Retail Portfolio - Vitamin Shoppe	0.2%
Property		28.05	MWR Midwest Retail Portfolio - IHOP	0.1%
Property		28.06	MWR Midwest Retail Portfolio - Sherwin Williams	0.1%
Property		28.07	MWR Midwest Retail Portfolio - Tim Horton's	0.0%
Loan		29	Nichols Square Apartments	1.2%	4.490%	0.05405%	0.00500%	0.04500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	3	No	84	81	30	27	360	360
Loan	16	30	Towneplace Suites Ontario Airport - Rancho Cucamonga, CA	1.0%	4.622%	0.04405%	0.00500%	0.03500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	3	No	120	117	0	0	360	357
Loan		31	Crown Point Apartments	1.0%	4.292%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	60	59	360	360
Loan		32	Brandemere Apartments	1.0%	4.645%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	60	59	60	59	0	0
Loan		33	Courtyard by Marriott Columbia, MO	1.0%	4.590%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	0	0	300	299
Loan	4	34	Staybridge Suites DFW Airport - Irving, TX	1.0%	4.837%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	0	0	360	358
Loan		35	Summit Pointe Apartments and Villas	1.0%	4.640%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	24	23	360	360
Loan		36	TownePlace Suites Frederick, MD	0.9%	4.540%	0.05905%	0.00500%	0.05000%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	3	No	60	57	0	0	360	357
Loan	4	37	Manzanita Plaza	0.9%	4.676%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	3	No	120	117	12	9	360	360
Loan		38	Home2Suites Lexington Park, MD	0.8%	4.960%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	0	0	360	359
Loan		39	Courtyard Marriott - Mankato, MN	0.8%	4.565%	0.04405%	0.00500%	0.03500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	0	0	360	359
Loan		40	Sierra Town Center	0.7%	4.774%	0.06405%	0.00500%	0.05500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	36	35	360	360
Loan		41	Crescenta Valley Mini Storage	0.6%	4.260%	0.06905%	0.00500%	0.06000%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	3	No	120	117	120	117	0	0
Loan	4	42	Holiday Inn Express & Suites - Dallas North Tollway, TX	0.6%	4.984%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	3	No	120	117	0	0	360	357
Loan		43	Chenal Creek Shopping Center	0.6%	5.505%	0.05405%	0.00500%	0.04500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	180	179	36	35	360	360
Loan		44	Pepper Tree Plaza	0.6%	4.680%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	24	22	360	360
Loan		45	Chateau Montagne Apartments	0.5%	4.104%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	0	0	360	358
Loan		46	Eco City MHC	0.5%	4.874%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	0	0	360	358
Loan		47	Brookworth Plaza Outparcels	0.5%	4.755%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	4	No	120	116	24	20	360	360
Loan		48	Noah's Ark Self Storage	0.4%	4.800%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	0	0	360	358
Loan		49	Best Western Weston Inn - West Yellowstone, MT	0.4%	4.850%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	0	0	300	299
Loan		50	Trocam Plaza	0.4%	4.650%	0.07405%	0.00500%	0.06500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	0	0	360	358
Loan		51	New York Plaza	0.4%	4.850%	0.07905%	0.00500%	0.07000%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	12	10	360	360
Loan	10	52	Fargo Industrial	0.4%	4.786%	0.05405%	0.00500%	0.04500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	60	59	3	2	360	360
Property		52.01	Fargo Industrial - Main Avenue	0.2%
Property		52.02	Fargo Industrial - 13th Street	0.0%
Property		52.03	Fargo Industrial - 10th Street	0.1%
Loan	10	53	Redding and Roseburg Portfolio	0.4%	4.419%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	2	No	120	118	0	0	360	358
Property		53.01	Redding and Roseburg Portfolio - Best Buy Redding	0.2%
Property		53.02	Redding and Roseburg Portfolio - Roseburg Medical Plaza	0.1%
Loan		54	Blue Diamond Business Center	0.3%	4.832%	0.06405%	0.00500%	0.05500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	0	0	324	323
Loan		55	1035 W. Antelope Drive	0.2%	5.000%	0.01405%	0.00500%	0.00500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	1	No	120	119	0	0	360	359
Loan		56	Guardian Apartments	0.2%	4.954%	0.04405%	0.00500%	0.03500%	0.00000%	0.00250%	0.00105%	0.00050%	Actual/360	3	No	120	117	24	21	360	360

APPENDIX I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)	UW NCF DSCR (IO)
Loan	3, 4	1	Herald Center	9.8%	12/20/2013	2/7/2014	N/A	1/7/2024	N/A	$0.00	$438,211.23	$0	$5,258,535	Hard	Springing	No	N/A	N/A	1.99x	N/A	1.94x
Loan	5, 6	2	261 Fifth Avenue	9.3%	8/6/2015	10/1/2015	N/A	9/1/2025	N/A	$0.00	$410,793.98	$0	$4,929,528	Hard	Springing	No	N/A	N/A	1.64x	N/A	1.52x
Loan	7	3	Roosevelt New Orleans Waldorf Astoria	7.0%	7/17/2015	9/6/2015	N/A	8/6/2025	N/A	$428,372.21	$0.00	$5,140,467	$0	Springing	Springing	No	N/A	1.98x	N/A	1.70x	N/A
Loan	8, 9, 10	4	Coastal Equities Retail Portfolio	5.1%	6/9/2015	8/1/2015	8/1/2019	7/1/2025	N/A	$307,765.93	$233,447.92	$3,693,191	$2,801,375	Springing	Springing	No	N/A	1.65x	2.17x	1.48x	1.96x
Property		4.01	Coastal Equities Retail Portfolio - Home Depot	0.5%
Property		4.02	Coastal Equities Retail Portfolio - Glenwood Plaza	0.4%
Property		4.03	Coastal Equities Retail Portfolio - Rodney Village	0.4%
Property		4.04	Coastal Equities Retail Portfolio - Westown Square	0.4%
Property		4.05	Coastal Equities Retail Portfolio - Plaza North	0.4%
Property		4.06	Coastal Equities Retail Portfolio - Mattatuck Plaza	0.3%
Property		4.07	Coastal Equities Retail Portfolio - Ahoskie Commons	0.3%
Property		4.08	Coastal Equities Retail Portfolio - Athens Town Center	0.2%
Property		4.09	Coastal Equities Retail Portfolio - Northeast Plaza	0.2%
Property		4.10	Coastal Equities Retail Portfolio - Summer Commons	0.2%
Property		4.11	Coastal Equities Retail Portfolio - Henderson Marketplace	0.2%
Property		4.12	Coastal Equities Retail Portfolio - Boulevard Plaza	0.2%
Property		4.13	Coastal Equities Retail Portfolio - Hungarybrook	0.2%
Property		4.14	Coastal Equities Retail Portfolio - Cummings Park Plaza	0.2%
Property		4.15	Coastal Equities Retail Portfolio - Market At Riverdale Bend	0.2%
Property		4.16	Coastal Equities Retail Portfolio - Northland Plaza	0.1%
Property		4.17	Coastal Equities Retail Portfolio - Cordele Corners	0.1%
Property		4.18	Coastal Equities Retail Portfolio - Anniston Plaza	0.1%
Property		4.19	Coastal Equities Retail Portfolio - Centre Plaza	0.1%
Property		4.20	Coastal Equities Retail Portfolio - Homosassa Square	0.1%
Property		4.21	Coastal Equities Retail Portfolio - Meeting Square Center	0.1%
Property		4.22	Coastal Equities Retail Portfolio - Plank Plaza	0.1%
Property		4.23	Coastal Equities Retail Portfolio - Laurens Plaza	0.1%
Property		4.24	Coastal Equities Retail Portfolio - Pelham Plaza	0.1%
Property		4.25	Coastal Equities Retail Portfolio - Collins Park Commons	0.0%
Loan	10, 11	5	Colorado Technology Center Portfolio	5.0%	7/10/2015	9/1/2015	9/1/2018	8/1/2025	N/A	$304,129.72	$231,497.87	$3,649,557	$2,777,974	Springing	Springing	No	N/A	1.32x	1.73x	1.25x	1.64x
Property		5.01	Colorado Technology Center Portfolio - 1775 Cherry Street	1.0%
Property		5.02	Colorado Technology Center Portfolio - 1480 South Arthur Avenue	0.8%
Property		5.03	Colorado Technology Center Portfolio - 1795 Dogwood Street	0.7%
Property		5.04	Colorado Technology Center Portfolio - 1886 Prairie Way	0.7%
Property		5.05	Colorado Technology Center Portfolio - 321 South Taylor Avenue	0.7%
Property		5.06	Colorado Technology Center Portfolio - 195 CTC Boulevard	0.6%
Property		5.07	Colorado Technology Center Portfolio - 346 South Arthur Avenue	0.5%
Loan	4	6	Villas at Dorsey Ridge	4.6%	6/19/2015	8/1/2015	8/1/2020	7/1/2025	N/A	$271,650.37	$201,005.84	$3,259,804	$2,412,070	Springing	Springing	No	N/A	1.21x	1.64x	1.20x	1.62x
Loan		7	Commerce Office Park	4.2%	7/31/2015	9/1/2015	9/1/2020	8/1/2025	N/A	$250,424.76	$185,943.00	$3,005,097	$2,231,316	Hard	Springing	No	Citrus & City Place Apartments; Crown Point Apartments	1.49x	2.01x	1.36x	1.84x
Loan		8	Asian Garden Mall	3.6%	7/21/2015	9/1/2015	N/A	8/1/2025	N/A	$214,896.67	$0.00	$2,578,760	$0	Soft	Springing	No	N/A	1.74x	N/A	1.62x	N/A
Loan		9	Bucks County Technology Park	2.6%	8/26/2015	10/1/2015	10/1/2016	9/1/2025	N/A	$161,649.85	$126,769.91	$1,939,798	$1,521,239	Hard	Springing	No	N/A	1.60x	2.03x	1.47x	1.87x
Loan	10	10	Citrus & City Place Apartments	2.4%	8/3/2015	10/1/2015	10/1/2020	9/1/2025	N/A	$137,814.50	$101,084.30	$1,653,774	$1,213,012	Soft	Springing	No	Commerce Office Park; Crown Point Apartments	1.51x	2.06x	1.40x	1.90x
Property		10.01	Citrus & City Place Apartments - Citrus Apartments	1.4%
Property		10.02	Citrus & City Place Apartments - City Place Apartments	0.9%
Loan	12	11	644 West Putnam Avenue	2.3%	8/12/2015	10/1/2015	10/1/2019	9/1/2025	N/A	$131,634.48	$96,551.37	$1,579,614	$1,158,616	Hard	Springing	No	N/A	1.35x	1.84x	1.32x	1.80x
Loan		12	1800 Route 34	2.0%	7/22/2015	9/1/2015	9/1/2018	8/1/2025	N/A	$123,916.29	$95,515.94	$1,486,995	$1,146,191	Hard	Springing	No	N/A	1.60x	2.07x	1.46x	1.90x
Loan		13	Lycoming Crossing Shopping Center	1.8%	7/16/2015	9/1/2015	9/1/2020	8/1/2025	N/A	$112,675.82	$86,687.50	$1,352,110	$1,040,250	Hard	Springing	No	N/A	1.36x	1.76x	1.28x	1.67x
Loan		14	The Gateway at Summerset Apartments	1.8%	7/29/2015	9/1/2015	9/1/2018	8/1/2025	N/A	$107,308.29	$79,419.61	$1,287,699	$953,035	Springing	Springing	No	N/A	1.30x	1.76x	1.28x	1.73x
Loan	4, 13	15	Uptown Crossing	1.8%	6/17/2015	8/6/2015	8/6/2020	7/6/2025	N/A	$103,750.44	$76,046.74	$1,245,005	$912,561	Springing	Springing	No	N/A	1.45x	1.98x	1.36x	1.86x
Loan	14	16	Boise Towne Plaza	1.7%	7/9/2015	9/1/2015	N/A	8/1/2025	N/A	$97,034.55	$0.00	$1,164,415	$0	Hard	Springing	No	N/A	1.58x	N/A	1.48x	N/A
Loan		17	The Chapman Apartments	1.7%	8/21/2015	10/6/2015	10/6/2020	9/6/2025	N/A	$99,396.06	$74,301.83	$1,192,753	$891,622	N/A	N/A	No	N/A	1.35x	1.81x	1.32x	1.77x
Loan		18	Everett Apartments Las Vegas	1.5%	7/7/2015	9/1/2015	9/1/2018	8/1/2025	N/A	$91,214.05	$68,452.71	$1,094,569	$821,433	Springing	Springing	No	N/A	1.34x	1.78x	1.30x	1.73x
Loan		19	Regency Oaks Apartments	1.5%	7/29/2015	9/1/2015	9/1/2020	8/1/2025	N/A	$90,696.67	$68,057.29	$1,088,360	$816,687	Springing	Springing	No	N/A	1.39x	1.86x	1.31x	1.75x
Loan		20	Twin City Town Center	1.5%	7/31/2015	9/1/2015	9/1/2018	8/1/2025	N/A	$85,944.24	$62,980.75	$1,031,331	$755,769	Springing	Springing	No	N/A	1.61x	2.20x	1.48x	2.02x
Loan	4, 10	21	Hammel Medical Office Portfolio	1.5%	8/11/2015	10/1/2015	N/A	9/1/2025	N/A	$88,344.58	$0.00	$1,060,135	$0	Hard	In Place	No	N/A	1.67x	N/A	1.45x	N/A
Property		21.01	Hammel Medical Office Portfolio - 5000 Stonewood Drive	0.3%
Property		21.02	Hammel Medical Office Portfolio - 12330 Perry Highway	0.3%
Property		21.03	Hammel Medical Office Portfolio - 3000 Stonewood Drive	0.2%
Property		21.04	Hammel Medical Office Portfolio - 1000 Stonewood Drive	0.2%
Property		21.05	Hammel Medical Office Portfolio - 12300 Perry Highway	0.2%
Property		21.06	Hammel Medical Office Portfolio - 105 Bradford Road	0.2%
Property		21.07	Hammel Medical Office Portfolio - 4001 Stonewood Drive	0.1%
Loan	4	22	Landmark Towers	1.4%	7/15/2015	9/1/2015	9/1/2020	8/1/2025	N/A	$87,479.67	$68,185.30	$1,049,756	$818,224	Springing	Springing	No	N/A	1.71x	2.20x	1.38x	1.77x
Loan		23	Pageantry West Office Park	1.4%	8/31/2015	10/6/2015	10/6/2017	9/6/2025	N/A	$84,780.82	$64,737.48	$1,017,370	$776,850	Soft	In Place	No	N/A	1.50x	1.96x	1.37x	1.79x
Loan	15	24	Coca Cola Bottling Facility	1.4%	7/15/2015	9/1/2015	N/A	8/1/2025	N/A	$0.00	$64,180.12	$0	$770,161	Hard	Springing	No	N/A	N/A	1.75x	N/A	1.69x
Loan		25	Hibernia Apartments	1.3%	6/19/2015	8/1/2015	8/1/2020	7/1/2025	N/A	$73,922.76	$54,052.95	$887,073	$648,635	Springing	Springing	No	N/A	1.75x	2.39x	1.65x	2.26x
Loan		26	Embassy Plaza	1.3%	7/10/2015	9/1/2015	9/1/2018	8/1/2025	N/A	$73,775.13	$54,709.87	$885,302	$656,518	Springing	Springing	No	N/A	1.50x	2.02x	1.41x	1.90x
Loan		27	Twinsburg Town Center	1.2%	8/3/2015	9/6/2015	9/6/2019	8/6/2025	N/A	$74,055.41	$55,452.96	$888,665	$665,436	Soft	Springing	No	N/A	1.55x	2.06x	1.37x	1.82x
Loan	10, 11	28	MWR Midwest Retail Portfolio	1.2%	8/10/2015	10/1/2015	10/1/2020	9/1/2025	N/A	$72,541.83	$53,807.08	$870,502	$645,685	Springing	Springing	No	N/A	1.50x	2.02x	1.42x	1.91x
Property		28.01	MWR Midwest Retail Portfolio - Walgreens	0.4%
Property		28.02	MWR Midwest Retail Portfolio - TCF National Bank	0.2%
Property		28.03	MWR Midwest Retail Portfolio - Staples	0.2%
Property		28.04	MWR Midwest Retail Portfolio - Vitamin Shoppe	0.2%
Property		28.05	MWR Midwest Retail Portfolio - IHOP	0.1%
Property		28.06	MWR Midwest Retail Portfolio - Sherwin Williams	0.1%
Property		28.07	MWR Midwest Retail Portfolio - Tim Horton's	0.0%
Loan		29	Nichols Square Apartments	1.2%	6/29/2015	8/1/2015	2/1/2018	7/1/2022	N/A	$72,472.27	$54,324.84	$869,667	$651,898	N/A	N/A	No	N/A	1.67x	2.23x	1.55x	2.06x
Loan	16	30	Towneplace Suites Ontario Airport - Rancho Cucamonga, CA	1.0%	6/26/2015	8/1/2015	N/A	7/1/2025	N/A	$63,731.04	$0.00	$764,772	$0	Springing	Springing	No	N/A	1.95x	N/A	1.76x	N/A
Loan		31	Crown Point Apartments	1.0%	8/3/2015	10/1/2015	10/1/2020	9/1/2025	N/A	$60,069.82	$44,060.06	$720,838	$528,721	Soft	Springing	No	Commerce Office Park; Citrus & City Place Apartments	2.31x	3.15x	2.09x	2.84x
Loan		32	Brandemere Apartments	1.0%	8/5/2015	10/1/2015	N/A	9/1/2020	N/A	$0.00	$47,683.83	$0	$572,206	Springing	Springing	No	N/A	N/A	1.87x	N/A	1.70x
Loan		33	Courtyard by Marriott Columbia, MO	1.0%	8/6/2015	10/1/2015	N/A	9/1/2025	N/A	$67,314.39	$0.00	$807,773	$0	Springing	Springing	No	N/A	1.80x	N/A	1.57x	N/A
Loan	4	34	Staybridge Suites DFW Airport - Irving, TX	1.0%	7/30/2015	9/1/2015	N/A	8/1/2025	N/A	$60,593.98	$0.00	$727,128	$0	Springing	Springing	No	Holiday Inn Express & Suites - Dallas North Tollway, TX	1.86x	N/A	1.68x	N/A
Loan		35	Summit Pointe Apartments and Villas	1.0%	8/14/2015	10/1/2015	10/1/2017	9/1/2025	N/A	$58,714.29	$44,692.22	$704,571	$536,307	Springing	Springing	No	N/A	1.38x	1.81x	1.34x	1.77x
Loan		36	TownePlace Suites Frederick, MD	0.9%	6/26/2015	8/1/2015	N/A	7/1/2020	N/A	$57,015.26	$0.00	$684,183	$0	Springing	Springing	No	N/A	2.17x	N/A	1.95x	N/A
Loan	4	37	Manzanita Plaza	0.9%	7/1/2015	8/1/2015	8/1/2016	7/1/2025	N/A	$54,305.61	$41,483.26	$651,667	$497,799	Springing	Springing	No	N/A	1.54x	2.01x	1.39x	1.82x
Loan		38	Home2Suites Lexington Park, MD	0.8%	8/27/2015	10/1/2015	N/A	9/1/2025	N/A	$53,437.97	$0.00	$641,256	$0	Hard	Springing	No	N/A	1.65x	N/A	1.49x	N/A
Loan		39	Courtyard Marriott - Mankato, MN	0.8%	8/3/2015	10/1/2015	N/A	9/1/2025	N/A	$49,268.54	$0.00	$591,222	$0	Hard	Springing	No	N/A	1.87x	N/A	1.64x	N/A
Loan		40	Sierra Town Center	0.7%	8/27/2015	10/6/2015	10/6/2018	9/6/2025	N/A	$44,463.07	$34,285.50	$533,557	$411,426	Springing	Springing	No	Blue Diamond Business Center	1.48x	1.92x	1.40x	1.81x
Loan		41	Crescenta Valley Mini Storage	0.6%	6/30/2015	8/1/2015	N/A	7/1/2025	N/A	$0.00	$25,555.07	$0	$306,661	Springing	Springing	No	N/A	N/A	2.36x	N/A	2.33x
Loan	4	42	Holiday Inn Express & Suites - Dallas North Tollway, TX	0.6%	6/10/2015	8/1/2015	N/A	7/1/2025	N/A	$37,509.09	$0.00	$450,109	$0	Springing	Springing	No	Staybridge Suites DFW Airport - Irving, TX	1.75x	N/A	1.54x	N/A
Loan		43	Chenal Creek Shopping Center	0.6%	8/19/2015	10/1/2015	10/1/2018	9/1/2030	N/A	$38,988.89	$31,921.29	$467,867	$383,055	Springing	Springing	No	N/A	1.44x	1.76x	1.36x	1.66x
Loan		44	Pepper Tree Plaza	0.6%	7/30/2015	9/6/2015	9/6/2017	8/6/2025	N/A	$33,568.69	$25,652.66	$402,824	$307,832	Springing	Springing	No	N/A	1.55x	2.03x	1.45x	1.89x
Loan		45	Chateau Montagne Apartments	0.5%	7/31/2015	9/1/2015	N/A	8/1/2025	N/A	$29,005.83	$0.00	$348,070	$0	Springing	Springing	No	N/A	2.28x	N/A	2.13x	N/A
Loan		46	Eco City MHC	0.5%	7/20/2015	9/1/2015	N/A	8/1/2025	N/A	$29,738.09	$0.00	$356,857	$0	Springing	Springing	No	N/A	1.37x	N/A	1.34x	N/A
Loan		47	Brookworth Plaza Outparcels	0.5%	6/5/2015	7/6/2015	7/6/2017	6/6/2025	N/A	$27,924.26	$21,493.81	$335,091	$257,926	Hard	Springing	No	N/A	1.36x	1.76x	1.33x	1.73x
Loan		48	Noah's Ark Self Storage	0.4%	8/6/2015	9/6/2015	N/A	8/6/2025	N/A	$26,626.77	$0.00	$319,521	$0	N/A	N/A	No	N/A	1.55x	N/A	1.52x	N/A
Loan		49	Best Western Weston Inn - West Yellowstone, MT	0.4%	8/19/2015	10/6/2015	N/A	9/6/2025	N/A	$28,794.20	$0.00	$345,530	$0	Springing	Springing	No	N/A	2.28x	N/A	2.02x	N/A
Loan		50	Trocam Plaza	0.4%	7/31/2015	9/1/2015	N/A	8/1/2025	N/A	$25,524.02	$0.00	$306,288	$0	Springing	Springing	No	N/A	1.43x	N/A	1.33x	N/A
Loan		51	New York Plaza	0.4%	7/13/2015	9/1/2015	9/1/2016	8/1/2025	N/A	$24,801.52	$19,259.66	$297,618	$231,116	Springing	Springing	No	N/A	1.65x	2.12x	1.40x	1.80x
Loan	10	52	Fargo Industrial	0.4%	8/7/2015	10/6/2015	1/6/2016	9/6/2020	N/A	$23,571.88	$18,196.77	$282,863	$218,361	Springing	Springing	No	N/A	1.91x	2.48x	1.79x	2.32x
Property		52.01	Fargo Industrial - Main Avenue	0.2%
Property		52.02	Fargo Industrial - 13th Street	0.0%
Property		52.03	Fargo Industrial - 10th Street	0.1%
Loan	10	53	Redding and Roseburg Portfolio	0.4%	7/24/2015	9/1/2015	N/A	8/1/2025	N/A	$21,330.06	$0.00	$255,961	$0	Springing	Springing	No	N/A	2.54x	N/A	2.40x	N/A
Property		53.01	Redding and Roseburg Portfolio - Best Buy Redding	0.2%
Property		53.02	Redding and Roseburg Portfolio - Roseburg Medical Plaza	0.1%
Loan		54	Blue Diamond Business Center	0.3%	8/10/2015	10/6/2015	N/A	9/6/2025	N/A	$19,358.49	$0.00	$232,302	$0	Springing	Springing	No	Sierra Town Center	1.52x	N/A	1.36x	N/A
Loan		55	1035 W. Antelope Drive	0.2%	8/28/2015	10/1/2015	N/A	9/1/2025	N/A	$13,420.54	$0.00	$161,046	$0	Springing	Springing	No	N/A	1.36x	N/A	1.33x	N/A
Loan		56	Guardian Apartments	0.2%	6/26/2015	8/1/2015	8/1/2017	7/1/2025	N/A	$10,172.96	$7,973.70	$122,076	$95,684	N/A	N/A	No	N/A	1.71x	2.19x	1.56x	1.98x

APPENDIX I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN CHARACTERISTICS							MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)	YM Formula	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date
Loan	3, 4	1	Herald Center	9.8%	44.6%	44.6%	5	0	Seventh	LO(41);DEF(72);O(7)		$12,230,965	$7,176,592	$5,054,373	12/31/2013	2.0%	$8,414,264	$7,564,095	$850,169	12/31/2014
Loan	5, 6	2	261 Fifth Avenue	9.3%	60.0%	60.0%	0	0	First	LO(25);DEF(91);O(4)		$17,642,868	$6,429,045	$11,213,823	12/31/2012	6.2%	$17,806,150	$6,862,482	$10,943,668	12/31/2013
Loan	7	3	Roosevelt New Orleans Waldorf Astoria	7.0%	64.4%	52.7%	0	0	Sixth	LO(26);DEF(90);O(4)		$53,565,249	$35,370,052	$18,195,197	12/31/2013	11.1%	$57,451,042	$37,550,298	$19,900,744	12/31/2014
Loan	8, 9, 10	4	Coastal Equities Retail Portfolio	5.1%	72.5%	65.2%	0	5	First	LO(27);DEF(86);O(7)		$23,767,849	$6,414,841	$17,353,008	12/31/2013	10.3%	$24,027,640	$6,296,386	$17,731,254	12/31/2014
Property		4.01	Coastal Equities Retail Portfolio - Home Depot	0.5%								$1,317,595	N/A	$1,317,595	12/31/2013		$1,317,595	N/A	$1,317,595	12/31/2014
Property		4.02	Coastal Equities Retail Portfolio - Glenwood Plaza	0.4%								$2,021,000	$622,453	$1,398,547	12/31/2013		$1,990,844	$637,157	$1,353,687	12/31/2014
Property		4.03	Coastal Equities Retail Portfolio - Rodney Village	0.4%								$1,646,231	$255,498	$1,390,733	12/31/2013		$1,676,501	$268,565	$1,407,936	12/31/2014
Property		4.04	Coastal Equities Retail Portfolio - Westown Square	0.4%								$1,817,907	$559,533	$1,258,374	12/31/2013		$1,843,857	$663,441	$1,180,416	12/31/2014
Property		4.05	Coastal Equities Retail Portfolio - Plaza North	0.4%								$1,691,459	$563,367	$1,128,092	12/31/2013		$1,643,483	$467,515	$1,175,968	12/31/2014
Property		4.06	Coastal Equities Retail Portfolio - Mattatuck Plaza	0.3%								$1,923,770	$830,164	$1,093,606	12/31/2013		$1,940,602	$813,342	$1,127,260	12/31/2014
Property		4.07	Coastal Equities Retail Portfolio - Ahoskie Commons	0.3%								$1,243,944	$302,659	$941,285	12/31/2013		$1,132,412	$234,978	$897,434	12/31/2014
Property		4.08	Coastal Equities Retail Portfolio - Athens Town Center	0.2%								$1,150,608	$251,139	$899,469	12/31/2013		$1,099,644	$223,483	$876,161	12/31/2014
Property		4.09	Coastal Equities Retail Portfolio - Northeast Plaza	0.2%								$1,067,910	$249,759	$818,151	12/31/2013		$1,075,091	$232,253	$842,838	12/31/2014
Property		4.10	Coastal Equities Retail Portfolio - Summer Commons	0.2%								$1,257,550	$316,293	$941,257	12/31/2013		$1,211,065	$404,605	$806,460	12/31/2014
Property		4.11	Coastal Equities Retail Portfolio - Henderson Marketplace	0.2%								$826,242	$179,942	$646,300	12/31/2013		$825,696	$167,295	$658,401	12/31/2014
Property		4.12	Coastal Equities Retail Portfolio - Boulevard Plaza	0.2%								$810,952	$248,560	$562,392	12/31/2013		$828,839	$196,031	$632,808	12/31/2014
Property		4.13	Coastal Equities Retail Portfolio - Hungarybrook	0.2%								$731,084	$165,097	$565,987	12/31/2013		$729,136	$153,418	$575,718	12/31/2014
Property		4.14	Coastal Equities Retail Portfolio - Cummings Park Plaza	0.2%								$765,007	$210,602	$554,405	12/31/2013		$703,836	$213,386	$490,450	12/31/2014
Property		4.15	Coastal Equities Retail Portfolio - Market At Riverdale Bend	0.2%								$756,292	$279,900	$476,392	12/31/2013		$877,022	$311,778	$565,244	12/31/2014
Property		4.16	Coastal Equities Retail Portfolio - Northland Plaza	0.1%								$768,669	$264,375	$504,294	12/31/2013		$739,863	$210,057	$529,806	12/31/2014
Property		4.17	Coastal Equities Retail Portfolio - Cordele Corners	0.1%								$600,938	$153,772	$447,166	12/31/2013		$595,010	$132,122	$462,888	12/31/2014
Property		4.18	Coastal Equities Retail Portfolio - Anniston Plaza	0.1%								$611,097	$164,960	$446,137	12/31/2013		$577,697	$130,796	$446,901	12/31/2014
Property		4.19	Coastal Equities Retail Portfolio - Centre Plaza	0.1%								$543,293	$125,498	$417,795	12/31/2013		$564,280	$147,694	$416,586	12/31/2014
Property		4.20	Coastal Equities Retail Portfolio - Homosassa Square	0.1%								$719,728	$164,110	$555,618	12/31/2013		$609,040	$154,592	$454,448	12/31/2014
Property		4.21	Coastal Equities Retail Portfolio - Meeting Square Center	0.1%								N/A	N/A	N/A	12/31/2013		$548,497	$119,441	$429,056	12/31/2014
Property		4.22	Coastal Equities Retail Portfolio - Plank Plaza	0.1%								$400,805	$121,071	$279,734	12/31/2013		$389,073	$100,166	$288,907	12/31/2014
Property		4.23	Coastal Equities Retail Portfolio - Laurens Plaza	0.1%								$502,965	$184,605	$318,360	12/31/2013		$485,763	$145,354	$340,409	12/31/2014
Property		4.24	Coastal Equities Retail Portfolio - Pelham Plaza	0.1%								$317,603	$105,161	$212,442	12/31/2013		$352,668	$89,080	$263,588	12/31/2014
Property		4.25	Coastal Equities Retail Portfolio - Collins Park Commons	0.0%								$275,200	$96,323	$178,877	12/31/2013		$270,126	$79,837	$190,289	12/31/2014
Loan	10, 11	5	Colorado Technology Center Portfolio	5.0%	69.9%	61.5%	5	5	First	LO(26);DEF(90);O(4)		$7,026,609	$2,805,877	$4,220,732	12/31/2013	7.1%	$7,030,147	$3,111,197	$3,918,950	12/31/2014
Property		5.01	Colorado Technology Center Portfolio - 1775 Cherry Street	1.0%								$1,633,112	$435,048	$1,198,064	12/31/2013		$1,662,060	$462,564	$1,199,496	12/31/2014
Property		5.02	Colorado Technology Center Portfolio - 1480 South Arthur Avenue	0.8%								$753,175	$417,386	$335,789	12/31/2013		$898,208	$447,539	$450,669	12/31/2014
Property		5.03	Colorado Technology Center Portfolio - 1795 Dogwood Street	0.7%								$770,391	$453,792	$316,599	12/31/2013		$692,055	$760,024	-$67,969	12/31/2014
Property		5.04	Colorado Technology Center Portfolio - 1886 Prairie Way	0.7%								$987,290	$442,705	$544,585	12/31/2013		$848,790	$352,964	$495,826	12/31/2014
Property		5.05	Colorado Technology Center Portfolio - 321 South Taylor Avenue	0.7%								$1,134,378	$392,877	$741,501	12/31/2013		$1,173,931	$397,046	$776,885	12/31/2014
Property		5.06	Colorado Technology Center Portfolio - 195 CTC Boulevard	0.6%								$982,777	$340,093	$642,684	12/31/2013		$973,190	$370,435	$602,755	12/31/2014
Property		5.07	Colorado Technology Center Portfolio - 346 South Arthur Avenue	0.5%								$765,486	$323,976	$441,510	12/31/2013		$781,913	$320,625	$461,288	12/31/2014
Loan	4	6	Villas at Dorsey Ridge	4.6%	70.9%	64.8%	0	5	First	LO(27);DEF(89);O(4)		N/A	N/A	N/A	N/A	N/A	$3,924,145	$2,273,772	$1,650,373	12/31/2014
Loan		7	Commerce Office Park	4.2%	74.4%	68.1%	5	5	First	LO(26);DEF(87);O(7)		$6,728,562	$2,094,601	$4,633,961	12/31/2012	9.3%	$6,912,974	$2,102,789	$4,810,185	12/31/2013
Loan		8	Asian Garden Mall	3.6%	58.6%	47.7%	0	0	First	LO(26);DEF(89);O(5)		$7,469,475	$2,862,961	$4,606,514	12/31/2013	11.0%	$7,600,786	$2,965,073	$4,635,713	12/31/2014
Loan		9	Bucks County Technology Park	2.6%	74.0%	62.5%	7	7	First	LO(25);DEF(92);O(3)		$7,775,636	$3,873,280	$3,902,356	12/31/2013	12.9%	$7,954,738	$3,955,298	$3,999,440	12/31/2014
Loan	10	10	Citrus & City Place Apartments	2.4%	72.5%	66.2%	5	5	First	LO(25);DEF(88);O(7)		$3,582,233	$2,237,516	$1,344,717	12/31/2013	4.8%	$4,093,367	$1,915,465	$2,177,902	12/31/2014
Property		10.01	Citrus & City Place Apartments - Citrus Apartments	1.4%								$2,121,733	$1,344,767	$776,966	12/31/2013		$2,444,519	$1,129,083	$1,315,436	12/31/2014
Property		10.02	Citrus & City Place Apartments - City Place Apartments	0.9%								$1,460,500	$892,749	$567,751	12/31/2013		$1,648,848	$786,382	$862,466	12/31/2014
Loan	12	11	644 West Putnam Avenue	2.3%	75.0%	67.0%	0	0	First	LO(25);DEF/YM1(91);O(4)	A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		12	1800 Route 34	2.0%	66.8%	58.9%	7	7	First	LO(26);DEF(90);O(4)		$3,482,489	$1,286,122	$2,196,367	12/31/2013	9.3%	$3,572,136	$1,206,091	$2,366,045	12/31/2014
Loan		13	Lycoming Crossing Shopping Center	1.8%	75.0%	69.0%	7	7	First	LO(26);DEF(90);O(4)		$2,017,855	$656,701	$1,361,154	12/31/2012	6.3%	$2,098,247	$706,947	$1,391,300	12/31/2013
Loan		14	The Gateway at Summerset Apartments	1.8%	75.2%	65.7%	0	0	First	LO(26);DEF(90);O(4)		N/A	N/A	N/A	N/A	N/A	$2,381,666	$1,011,071	$1,370,595	12/31/2014
Loan	4, 13	15	Uptown Crossing	1.8%	75.0%	68.5%	0	0	Sixth	LO(27);DEF(89);O(4)		$2,851,561	$900,831	$1,950,730	12/31/2013	9.3%	$2,845,851	$975,992	$1,869,859	12/31/2014
Loan	14	16	Boise Towne Plaza	1.7%	66.7%	53.5%	0	2 days, once every twelve months	First	YM1(2);LO(24);DEF(87);O(7)		$2,192,537	$269,926	$1,922,611	12/31/2013	9.6%	$2,180,677	$249,532	$1,931,145	12/31/2014
Loan		17	The Chapman Apartments	1.7%	72.2%	66.1%	0	0	Sixth	LO(25);DEF/YM1(91);O(4)	B	$2,457,561	$831,711	$1,625,850	12/31/2013	8.3%	$2,515,462	$931,198	$1,584,264	12/31/2014
Loan		18	Everett Apartments Las Vegas	1.5%	63.7%	55.9%	5	4	First	LO(26);DEF(90);O(4)		$2,076,202	$728,891	$1,347,311	12/31/2013	7.5%	$2,178,854	$895,714	$1,283,140	12/31/2014
Loan		19	Regency Oaks Apartments	1.5%	74.9%	68.6%	0	5	First	LO(26);DEF(90);O(4)		$2,951,943	$1,916,760	$1,035,183	4/30/2013 T-4 Ann.	5.8%	$3,295,665	$1,726,840	$1,568,825	12/31/2014
Loan		20	Twin City Town Center	1.5%	68.2%	59.5%	5	4	First	LO(26);DEF(89);O(5)		$2,312,580	$696,265	$1,616,315	12/31/2012	9.3%	$2,431,770	$736,855	$1,694,915	12/31/2013
Loan	4, 10	21	Hammel Medical Office Portfolio	1.5%	74.9%	61.1%	0	0	First	LO(25);DEF(91);O(4)		$3,036,191	$1,380,857	$1,655,334	12/31/2012	9.7%	$3,035,499	$1,462,315	$1,573,184	12/31/2013
Property		21.01	Hammel Medical Office Portfolio - 5000 Stonewood Drive	0.3%								$644,203	$228,434	$415,769	12/31/2012		$564,196	$233,060	$331,136	12/31/2013
Property		21.02	Hammel Medical Office Portfolio - 12330 Perry Highway	0.3%								$483,775	$214,385	$269,390	12/31/2012		$537,792	$239,213	$298,579	12/31/2013
Property		21.03	Hammel Medical Office Portfolio - 3000 Stonewood Drive	0.2%								$522,537	$212,882	$309,655	12/31/2012		$532,462	$202,260	$330,202	12/31/2013
Property		21.04	Hammel Medical Office Portfolio - 1000 Stonewood Drive	0.2%								$402,260	$209,807	$192,453	12/31/2012		$398,166	$212,550	$185,616	12/31/2013
Property		21.05	Hammel Medical Office Portfolio - 12300 Perry Highway	0.2%								$360,725	$218,146	$142,579	12/31/2012		$326,774	$246,943	$79,831	12/31/2013
Property		21.06	Hammel Medical Office Portfolio - 105 Bradford Road	0.2%								$351,227	$156,028	$195,199	12/31/2012		$393,817	$181,259	$212,558	12/31/2013
Property		21.07	Hammel Medical Office Portfolio - 4001 Stonewood Drive	0.1%								$271,464	$141,175	$130,289	12/31/2012		$282,292	$147,030	$135,262	12/31/2013
Loan	4	22	Landmark Towers	1.4%	60.0%	55.3%	5	5	First	LO(26);DEF(90);O(4)		$3,424,627	$1,569,003	$1,855,624	12/31/2013	11.2%	$3,469,740	$1,508,530	$1,961,210	12/31/2014
Loan		23	Pageantry West Office Park	1.4%	74.9%	64.4%	0	0	Sixth	LO(25);DEF(91);O(4)		$1,652,047	$363,784	$1,288,263	12/31/2013	7.9%	$1,653,470	$367,452	$1,286,018	12/31/2014
Loan	15	24	Coca Cola Bottling Facility	1.4%	73.3%	73.3%	5	5	First	LO(26);DEF(81);O(13)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		25	Hibernia Apartments	1.3%	68.8%	62.8%	0	5	First	LO(27);DEF(89);O(4)		$2,872,985	$1,478,803	$1,394,182	12/31/2012	9.3%	$2,933,158	$1,526,790	$1,406,368	12/31/2013
Loan		26	Embassy Plaza	1.3%	52.5%	45.9%	5	4	First	LO(26);DEF(89);O(5)		$1,750,091	$429,006	$1,321,085	12/31/2013	9.0%	$1,750,533	$448,986	$1,301,547	12/31/2014
Loan		27	Twinsburg Town Center	1.2%	73.6%	66.0%	0	0	Sixth	LO(26);DEF(90);O(4)		$2,103,209	$817,926	$1,285,283	12/31/2013	8.8%	$2,105,738	$843,886	$1,261,851	12/31/2014
Loan	10, 11	28	MWR Midwest Retail Portfolio	1.2%	68.2%	62.4%	5	4	First	LO(25);DEF(88);O(7)		$1,511,228	$183,903	$1,327,325	12/31/2012	9.2%	$1,520,522	$216,428	$1,304,094	12/31/2013
Property		28.01	MWR Midwest Retail Portfolio - Walgreens	0.4%								$483,000	$17,806	$465,194	12/31/2012		$483,000	$16,231	$466,769	12/31/2013
Property		28.02	MWR Midwest Retail Portfolio - TCF National Bank	0.2%								$196,760	$12,469	$184,291	12/31/2012		$195,818	$11,585	$184,233	12/31/2013
Property		28.03	MWR Midwest Retail Portfolio - Staples	0.2%								$346,179	$113,834	$232,345	12/31/2012		$315,974	$128,049	$187,925	12/31/2013
Property		28.04	MWR Midwest Retail Portfolio - Vitamin Shoppe	0.2%								$204,394	$26,867	$177,527	12/31/2012		$205,242	$26,000	$179,242	12/31/2013
Property		28.05	MWR Midwest Retail Portfolio - IHOP	0.1%								$165,770	$7,272	$158,498	12/31/2012		$179,584	$8,014	$171,570	12/31/2013
Property		28.06	MWR Midwest Retail Portfolio - Sherwin Williams	0.1%								$66,053	$280	$65,773	12/31/2012		$65,462	$15,721	$49,741	12/31/2013
Property		28.07	MWR Midwest Retail Portfolio - Tim Horton's	0.0%								$49,072	$5,375	$43,697	12/31/2012		$75,442	$10,828	$64,614	12/31/2013
Loan		29	Nichols Square Apartments	1.2%	73.8%	68.3%	5	5	First	LO(27);DEF(53);O(4)		N/A	N/A	N/A	N/A	N/A	$2,950,812	$1,574,840	$1,375,972	12/31/2014
Loan	16	30	Towneplace Suites Ontario Airport - Rancho Cucamonga, CA	1.0%	66.4%	54.3%	5	4	First	LO(27);DEF(89);O(4)		$3,077,180	$1,839,634	$1,237,546	12/31/2013	10.0%	$3,544,515	$2,043,714	$1,500,801	12/31/2014
Loan		31	Crown Point Apartments	1.0%	74.1%	67.7%	5	5	First	LO(25);DEF(88);O(7)		$3,501,714	$2,042,289	$1,459,425	12/31/2013	12.0%	$3,304,281	$1,789,884	$1,514,397	12/31/2014
Loan		32	Brandemere Apartments	1.0%	75.0%	75.0%	15	5	First	LO(25);DEF(31);O(4)		$2,147,636	$1,043,647	$1,103,989	12/31/2013	9.1%	$2,174,197	$1,109,736	$1,064,461	12/31/2014
Loan		33	Courtyard by Marriott Columbia, MO	1.0%	72.6%	53.8%	7	7	First	LO(25);DEF(92);O(3)		$4,747,660	$3,423,438	$1,324,222	12/31/2013	11.1%	$4,521,844	$3,295,560	$1,226,284	12/31/2014
Loan	4	34	Staybridge Suites DFW Airport - Irving, TX	1.0%	71.3%	58.6%	5	4	First	LO(11);YM1(96);O(13)	C	$3,009,743	$1,772,340	$1,237,403	12/31/2013	10.8%	$3,238,140	$1,871,842	$1,366,298	12/31/2014
Loan		35	Summit Pointe Apartments and Villas	1.0%	75.0%	64.4%	7	7	First	LO(25);DEF(92);O(3)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		36	TownePlace Suites Frederick, MD	0.9%	58.4%	53.8%	7	7	First	LO(27);DEF(29);O(4)		$3,235,801	$1,910,468	$1,325,333	12/31/2013	11.9%	$3,802,106	$2,144,125	$1,657,981	12/31/2014
Loan	4	37	Manzanita Plaza	0.9%	75.0%	62.9%	5	4	First	LO(27);YM1(88);O(5)	D	$1,377,208	$437,639	$939,569	12/31/2013	8.9%	$1,327,590	$395,713	$931,877	12/31/2014
Loan		38	Home2Suites Lexington Park, MD	0.8%	69.4%	57.2%	7	7	First	LO(25);DEF(92);O(3)		$2,472,608	$1,346,304	$1,126,304	12/31/2013	11.3%	$2,598,556	$1,574,291	$1,024,265	12/31/2014
Loan		39	Courtyard Marriott - Mankato, MN	0.8%	71.4%	58.1%	5	4	First	LO(25);YM1(91);O(4)	D	$2,810,000	$2,150,000	$660,000	12/31/2013	6.8%	$3,430,000	$2,507,000	$923,000	12/31/2014
Loan		40	Sierra Town Center	0.7%	65.8%	58.0%	0	0	Sixth	LO(25);DEF(91);O(4)		$1,039,055	$195,049	$844,006	12/31/2013	9.9%	$963,423	$212,875	$750,548	12/31/2014
Loan		41	Crescenta Valley Mini Storage	0.6%	53.8%	53.8%	0	5	First	LO(27);DEF(89);O(4)		$1,055,674	$299,511	$756,163	12/31/2013	10.7%	$1,103,553	$298,918	$804,635	12/31/2014
Loan	4	42	Holiday Inn Express & Suites - Dallas North Tollway, TX	0.6%	72.7%	60.1%	5	4	First	LO(12);YM1(104);O(4)	C	$2,128,672	$1,435,879	$692,793	12/31/2013	9.9%	$2,283,269	$1,454,240	$829,029	12/31/2014
Loan		43	Chenal Creek Shopping Center	0.6%	75.4%	59.7%	0	5	First	LO(23);YM1(96);O(61)	E	$684,777	$157,308	$527,469	12/31/2013	7.7%	$768,685	$185,250	$583,435	12/31/2014
Loan		44	Pepper Tree Plaza	0.6%	75.0%	64.5%	0	0	Sixth	LO(26);DEF(90);O(4)		$797,183	$190,413	$606,770	12/31/2013	9.4%	$796,197	$212,193	$584,004	12/31/2014
Loan		45	Chateau Montagne Apartments	0.5%	55.4%	44.4%	5	4	First	LO(26);DEF/YM1(89);O(5)	D	$1,497,413	$657,672	$839,741	12/31/2013	14.0%	$1,538,186	$667,442	$870,744	12/31/2014
Loan		46	Eco City MHC	0.5%	74.8%	61.5%	5	4	First	LO(26);DEF(90);O(4)		N/A	N/A	N/A	N/A	N/A	$629,457	$193,093	$436,364	12/31/2014
Loan		47	Brookworth Plaza Outparcels	0.5%	64.7%	55.7%	0	0	Sixth	LO(28);DEF(88);O(4)		$528,480	$82,367	$446,113	12/31/2013	8.3%	$521,997	$84,519	$437,478	12/31/2014
Loan		48	Noah's Ark Self Storage	0.4%	68.9%	56.5%	0	0	Sixth	LO(26);YM1(90);O(4)	F	$641,198	$277,957	$363,241	12/31/2013	7.2%	$772,397	$312,447	$459,950	12/31/2014
Loan		49	Best Western Weston Inn - West Yellowstone, MT	0.4%	62.4%	46.6%	0	0	Sixth	LO(25);DEF(91);O(4)		$1,479,145	$702,988	$776,157	12/31/2013	15.5%	$1,663,135	$888,400	$774,735	12/31/2014
Loan		50	Trocam Plaza	0.4%	71.6%	58.4%	5	5	First	LO(26);DEF(90);O(4)		$495,768	$169,848	$325,920	12/31/2013	6.6%	$527,058	$155,742	$371,316	12/31/2014
Loan		51	New York Plaza	0.4%	67.1%	56.6%	7	7	First	LO(24);YM1(92);O(4)	G	$576,737	$184,789	$391,948	12/31/2012	8.3%	$818,836	$312,624	$506,212	12/31/2013
Loan	10	52	Fargo Industrial	0.4%	54.3%	50.3%	0	0	Sixth	LO(25);DEF(31);O(4)		$803,059	$229,459	$573,600	12/31/2013	12.7%	$815,622	$229,497	$586,125	12/31/2014
Property		52.01	Fargo Industrial - Main Avenue	0.2%								$405,001	$125,730	$279,271	12/31/2013		$408,332	$129,549	$278,783	12/31/2014
Property		52.02	Fargo Industrial - 13th Street	0.0%								$81,074	$25,738	$55,336	12/31/2013		$82,835	$21,849	$60,986	12/31/2014
Property		52.03	Fargo Industrial - 10th Street	0.1%								$316,984	$77,991	$238,993	12/31/2013		$324,455	$78,099	$246,356	12/31/2014
Loan	10	53	Redding and Roseburg Portfolio	0.4%	44.4%	36.0%	5	4	First	LO(26);DEF(87);O(7)		N/A	N/A	N/A	N/A	N/A	$730,639	$26,889	$703,750	12/31/2013
Property		53.01	Redding and Roseburg Portfolio - Best Buy Redding	0.2%								N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		53.02	Redding and Roseburg Portfolio - Roseburg Medical Plaza	0.1%								N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Loan		54	Blue Diamond Business Center	0.3%	71.8%	56.0%	0	0	Sixth	LO(25);DEF(91);O(4)		$463,486	$118,050	$345,436	12/31/2013	9.9%	$470,349	$121,270	$349,079	12/31/2014
Loan		55	1035 W. Antelope Drive	0.2%	67.7%	55.8%	7	7	First	LO(25);DEF(92);O(3)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		56	Guardian Apartments	0.2%	75.0%	65.0%	5	4	First	LO(27);DEF(89);O(4)		$243,327	$178,353	$64,974	12/31/2013	3.4%	$464,516	$251,564	$212,952	12/31/2014

APPENDIX I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	UW Occupancy	UW EGI	UW Expenses	UW NOI	UW NOI Debt Yield	UW Replacement Reserves	UW TI/LC	UW NCF	UW NCF Debt Yield
Loan	3, 4	1	Herald Center	9.8%	0.3%	$8,344,260	$7,933,437	$410,823	4/30/2015 TTM	0.2%	96.6%	$32,119,558	$8,915,485	$23,204,073	9.1%	$60,266	$554,713	$22,589,094	8.9%
Loan	5, 6	2	261 Fifth Avenue	9.3%	6.1%	$19,554,653	$7,219,438	$12,335,215	12/31/2014	6.9%	95.0%	$21,069,600	$7,833,728	$13,235,872	7.4%	$110,481	$883,844	$12,241,547	6.8%
Loan	7	3	Roosevelt New Orleans Waldorf Astoria	7.0%	12.1%	$60,234,062	$39,444,808	$20,789,255	5/31/2015 TTM	12.6%	74.4%	$59,427,280	$39,020,709	$20,406,572	12.4%	$2,971,364	$0	$17,435,208	10.6%
Loan	8, 9, 10	4	Coastal Equities Retail Portfolio	5.1%	10.5%	$24,340,330	$6,284,945	$18,055,385	3/31/2015 TTM	10.7%	86.5%	$24,425,794	$7,298,649	$17,127,145	10.1%	$634,996	$1,044,961	$15,447,188	9.1%
Property		4.01	Coastal Equities Retail Portfolio - Home Depot	0.5%		$1,317,595	$0	$1,317,595	3/31/2015 TTM		100.0%	$1,317,595	$52,704	$1,264,891		$30,863	$42,060	$1,191,968
Property		4.02	Coastal Equities Retail Portfolio - Glenwood Plaza	0.4%		$2,019,276	$612,587	$1,406,689	3/31/2015 TTM		91.9%	$2,212,203	$817,784	$1,394,419		$27,353	$65,916	$1,301,150
Property		4.03	Coastal Equities Retail Portfolio - Rodney Village	0.4%		$1,702,935	$309,001	$1,393,934	3/31/2015 TTM		100.0%	$1,658,154	$321,366	$1,336,788		$43,394	$64,068	$1,229,327
Property		4.04	Coastal Equities Retail Portfolio - Westown Square	0.4%		$1,871,566	$636,545	$1,235,021	3/31/2015 TTM		96.8%	$2,203,630	$943,349	$1,260,281		$38,375	$53,620	$1,168,286
Property		4.05	Coastal Equities Retail Portfolio - Plaza North	0.4%		$1,641,869	$460,174	$1,181,695	3/31/2015 TTM		91.9%	$1,625,228	$474,502	$1,150,726		$52,484	$79,082	$1,019,160
Property		4.06	Coastal Equities Retail Portfolio - Mattatuck Plaza	0.3%		$1,987,272	$826,806	$1,160,466	3/31/2015 TTM		85.1%	$1,998,958	$874,375	$1,124,582		$27,753	$44,895	$1,051,935
Property		4.07	Coastal Equities Retail Portfolio - Ahoskie Commons	0.3%		$1,075,065	$232,701	$842,365	3/31/2015 TTM		54.1%	$666,175	$276,240	$389,935		$37,963	$58,681	$293,292
Property		4.08	Coastal Equities Retail Portfolio - Athens Town Center	0.2%		$1,146,460	$241,698	$904,762	3/31/2015 TTM		92.7%	$1,182,405	$274,044	$908,361		$19,463	$63,285	$825,613
Property		4.09	Coastal Equities Retail Portfolio - Northeast Plaza	0.2%		$1,112,780	$226,282	$886,498	3/31/2015 TTM		94.0%	$1,127,112	$239,405	$887,706		$14,022	$33,944	$839,740
Property		4.10	Coastal Equities Retail Portfolio - Summer Commons	0.2%		$1,220,953	$404,628	$816,325	3/31/2015 TTM		94.4%	$1,290,833	$413,576	$877,256		$14,050	$42,323	$820,884
Property		4.11	Coastal Equities Retail Portfolio - Henderson Marketplace	0.2%		$852,958	$162,923	$690,034	3/31/2015 TTM		91.5%	$899,831	$171,238	$728,592		$26,967	$27,076	$674,549
Property		4.12	Coastal Equities Retail Portfolio - Boulevard Plaza	0.2%		$852,757	$196,573	$656,184	3/31/2015 TTM		76.0%	$739,169	$199,396	$539,773		$17,208	$33,903	$488,662
Property		4.13	Coastal Equities Retail Portfolio - Hungarybrook	0.2%		$774,962	$150,109	$624,853	3/31/2015 TTM		92.1%	$865,082	$180,115	$684,966		$25,369	$26,388	$633,209
Property		4.14	Coastal Equities Retail Portfolio - Cummings Park Plaza	0.2%		$722,829	$215,456	$507,373	3/31/2015 TTM		66.3%	$790,259	$227,866	$562,393		$33,462	$60,644	$468,287
Property		4.15	Coastal Equities Retail Portfolio - Market At Riverdale Bend	0.2%		$878,534	$321,048	$557,486	3/31/2015 TTM		100.0%	$894,386	$341,034	$553,352		$33,817	$47,770	$471,765
Property		4.16	Coastal Equities Retail Portfolio - Northland Plaza	0.1%		$737,311	$219,158	$518,153	3/31/2015 TTM		79.0%	$770,300	$301,564	$468,736		$57,132	$50,791	$360,813
Property		4.17	Coastal Equities Retail Portfolio - Cordele Corners	0.1%		$607,192	$134,448	$472,744	3/31/2015 TTM		66.1%	$612,974	$156,521	$456,453		$15,868	$36,512	$404,073
Property		4.18	Coastal Equities Retail Portfolio - Anniston Plaza	0.1%		$574,411	$129,154	$445,258	3/31/2015 TTM		90.5%	$620,620	$134,870	$485,750		$22,242	$48,443	$415,065
Property		4.19	Coastal Equities Retail Portfolio - Centre Plaza	0.1%		$565,065	$145,372	$419,693	3/31/2015 TTM		87.4%	$670,795	$158,511	$512,284		$18,988	$30,159	$463,137
Property		4.20	Coastal Equities Retail Portfolio - Homosassa Square	0.1%		$560,001	$150,776	$409,225	3/31/2015 TTM		33.3%	$252,112	$168,611	$83,501		$13,667	$25,761	$44,073
Property		4.21	Coastal Equities Retail Portfolio - Meeting Square Center	0.1%		$554,505	$110,586	$443,919	3/31/2015 TTM		100.0%	$550,146	$134,384	$415,762		$19,157	$28,424	$368,180
Property		4.22	Coastal Equities Retail Portfolio - Plank Plaza	0.1%		$418,392	$99,092	$319,300	3/31/2015 TTM		100.0%	$419,457	$102,371	$317,086		$6,392	$18,371	$292,323
Property		4.23	Coastal Equities Retail Portfolio - Laurens Plaza	0.1%		$484,183	$131,494	$352,688	3/31/2015 TTM		100.0%	$497,524	$149,082	$348,442		$5,729	$29,261	$313,452
Property		4.24	Coastal Equities Retail Portfolio - Pelham Plaza	0.1%		$369,737	$84,804	$284,933	3/31/2015 TTM		69.5%	$285,136	$103,179	$181,956		$20,642	$22,100	$139,214
Property		4.25	Coastal Equities Retail Portfolio - Collins Park Commons	0.0%		$291,724	$83,532	$208,192	3/31/2015 TTM		96.1%	$275,711	$82,558	$193,152		$12,638	$11,485	$169,030
Loan	10, 11	5	Colorado Technology Center Portfolio	5.0%	6.6%	$6,833,382	$2,947,138	$3,886,244	4/30/2015 TTM	6.6%	90.3%	$7,658,693	$2,851,264	$4,807,429	8.1%	$29,153	$216,356	$4,561,920	7.7%
Property		5.01	Colorado Technology Center Portfolio - 1775 Cherry Street	1.0%		$1,786,511	$478,472	$1,308,039	4/30/2015 TTM		100.0%	$1,605,657	$467,801	$1,137,856		$3,026	$39,174	$1,095,656
Property		5.02	Colorado Technology Center Portfolio - 1480 South Arthur Avenue	0.8%		$919,845	$468,509	$451,336	4/30/2015 TTM		100.0%	$1,198,836	$461,534	$737,302		$2,859	$31,023	$703,420
Property		5.03	Colorado Technology Center Portfolio - 1795 Dogwood Street	0.7%		$261,930	$499,824	-$237,894	4/30/2015 TTM		100.0%	$1,414,548	$457,169	$957,379		$1,203	$38,042	$918,134
Property		5.04	Colorado Technology Center Portfolio - 1886 Prairie Way	0.7%		$903,134	$392,342	$510,792	4/30/2015 TTM		83.2%	$1,002,975	$392,210	$610,765		$7,541	$31,938	$571,286
Property		5.05	Colorado Technology Center Portfolio - 321 South Taylor Avenue	0.7%		$1,205,119	$399,524	$805,595	4/30/2015 TTM		47.7%	$569,654	$362,533	$207,121		$7,074	$36,215	$163,832
Property		5.06	Colorado Technology Center Portfolio - 195 CTC Boulevard	0.6%		$970,744	$379,968	$590,776	4/30/2015 TTM		100.0%	$1,034,683	$376,510	$658,173		$1,421	$19,618	$637,133
Property		5.07	Colorado Technology Center Portfolio - 346 South Arthur Avenue	0.5%		$786,099	$328,499	$457,600	4/30/2015 TTM		100.0%	$832,340	$333,506	$498,834		$6,030	$20,345	$472,460
Loan	4	6	Villas at Dorsey Ridge	4.6%	3.0%	$4,642,133	$2,372,461	$2,269,672	6/30/2015 TTM	4.2%	95.0%	$5,610,911	$1,652,100	$3,958,810	7.3%	$47,600	$0	$3,911,210	7.2%
Loan		7	Commerce Office Park	4.2%	9.6%	$6,965,870	$1,914,252	$5,051,618	12/31/2014	10.1%	95.0%	$6,800,738	$2,311,920	$4,488,818	9.0%	$70,286	$319,401	$4,099,131	8.2%
Loan		8	Asian Garden Mall	3.6%	11.1%	$8,097,948	$2,891,860	$5,206,088	4/30/2015 T-4 Ann.	12.4%	93.9%	$7,481,380	$3,004,541	$4,476,839	10.7%	$19,828	$288,200	$4,168,811	10.0%
Loan		9	Bucks County Technology Park	2.6%	13.2%	$8,093,861	$3,944,781	$4,149,080	6/30/2015 TTM	13.7%	90.0%	$6,924,442	$3,829,997	$3,094,445	10.2%	$72,800	$175,011	$2,846,634	9.4%
Loan	10	10	Citrus & City Place Apartments	2.4%	7.8%	$4,307,617	$1,835,219	$2,472,398	6/30/2015 TTM	8.9%	94.6%	$4,450,081	$1,949,820	$2,500,261	9.0%	$190,280	$0	$2,309,981	8.3%
Property		10.01	Citrus & City Place Apartments - Citrus Apartments	1.4%		$2,565,859	$1,093,961	$1,471,898	6/30/2015 TTM		96.4%	$2,743,706	$1,178,608	$1,565,098		$116,580	$0	$1,448,518
Property		10.02	Citrus & City Place Apartments - City Place Apartments	0.9%		$1,741,758	$741,258	$1,000,500	6/30/2015 TTM		92.0%	$1,706,375	$771,212	$935,163		$73,700	$0	$861,463
Loan	12	11	644 West Putnam Avenue	2.3%	N/A	N/A	N/A	N/A	N/A	N/A	96.2%	$2,684,348	$548,382	$2,135,966	8.0%	$9,134	$39,758	$2,087,074	7.8%
Loan		12	1800 Route 34	2.0%	10.0%	$3,339,783	$1,113,360	$2,226,423	5/31/2015 TTM	9.4%	89.2%	$3,574,993	$1,197,158	$2,377,835	10.0%	$28,475	$174,991	$2,174,369	9.2%
Loan		13	Lycoming Crossing Shopping Center	1.8%	6.4%	$2,290,957	$780,605	$1,510,352	12/31/2014	7.0%	94.5%	$2,515,626	$680,871	$1,834,755	8.5%	$20,400	$77,519	$1,736,836	8.0%
Loan		14	The Gateway at Summerset Apartments	1.8%	6.4%	$2,618,195	$1,203,449	$1,414,746	6/30/2015 TTM	6.6%	93.3%	$2,618,195	$939,543	$1,678,652	7.8%	$32,750	$0	$1,645,902	7.7%
Loan	4, 13	15	Uptown Crossing	1.8%	8.9%	$2,884,654	$1,021,563	$1,863,091	4/30/2015 TTM	8.9%	95.4%	$2,819,158	$1,014,256	$1,804,902	8.6%	$55,653	$56,021	$1,693,228	8.1%
Loan	14	16	Boise Towne Plaza	1.7%	9.7%	$2,193,101	$237,096	$1,956,005	5/31/2015 TTM	9.8%	95.0%	$2,176,931	$341,566	$1,835,365	9.2%	$18,350	$91,166	$1,725,849	8.7%
Loan		17	The Chapman Apartments	1.7%	8.0%	$2,592,555	$981,394	$1,611,162	5/31/2015 TTM	8.2%	89.8%	$2,592,555	$981,394	$1,611,162	8.2%	$31,600	$0	$1,579,562	8.0%
Loan		18	Everett Apartments Las Vegas	1.5%	7.1%	$2,252,396	$863,346	$1,389,050	5/31/2015 TTM	7.7%	92.8%	$2,311,235	$845,525	$1,465,710	8.1%	$44,500	$0	$1,421,210	7.9%
Loan		19	Regency Oaks Apartments	1.5%	8.8%	$3,368,759	$1,743,494	$1,625,265	6/30/2015 TTM	9.1%	94.0%	$3,360,547	$1,844,899	$1,515,648	8.5%	$85,750	$0	$1,429,898	8.0%
Loan		20	Twin City Town Center	1.5%	9.7%	$2,430,182	$751,872	$1,678,310	12/31/2014	9.6%	87.7%	$2,397,497	$732,603	$1,664,894	9.6%	$27,693	$108,337	$1,528,864	8.8%
Loan	4, 10	21	Hammel Medical Office Portfolio	1.5%	9.2%	$3,261,078	$1,726,573	$1,534,505	12/31/2014	8.9%	90.0%	$3,180,316	$1,409,202	$1,771,114	10.3%	$71,468	$166,208	$1,533,438	8.9%
Property		21.01	Hammel Medical Office Portfolio - 5000 Stonewood Drive	0.3%		$533,600	$267,669	$265,931	12/31/2014		90.0%	$555,292	$236,063	$319,229		$10,210	$23,744	$285,275
Property		21.02	Hammel Medical Office Portfolio - 12330 Perry Highway	0.3%		$644,705	$323,717	$320,988	12/31/2014		90.0%	$577,569	$254,928	$322,641		$10,210	$23,744	$288,687
Property		21.03	Hammel Medical Office Portfolio - 3000 Stonewood Drive	0.2%		$499,656	$211,129	$288,527	12/31/2014		90.0%	$497,363	$189,316	$308,047		$10,210	$23,744	$274,093
Property		21.04	Hammel Medical Office Portfolio - 1000 Stonewood Drive	0.2%		$339,301	$204,098	$135,203	12/31/2014		90.0%	$456,988	$188,648	$268,340		$10,210	$23,744	$234,386
Property		21.05	Hammel Medical Office Portfolio - 12300 Perry Highway	0.2%		$498,519	$415,353	$83,166	12/31/2014		90.0%	$470,888	$259,138	$211,750		$10,210	$23,744	$177,796
Property		21.06	Hammel Medical Office Portfolio - 105 Bradford Road	0.2%		$442,141	$170,042	$272,099	12/31/2014		90.0%	$362,631	$144,792	$217,839		$10,210	$23,744	$183,885
Property		21.07	Hammel Medical Office Portfolio - 4001 Stonewood Drive	0.1%		$303,156	$134,565	$168,591	12/31/2014		90.0%	$259,585	$136,317	$123,268		$10,210	$23,744	$89,314
Loan	4	22	Landmark Towers	1.4%	11.9%	$3,387,836	$1,484,937	$1,902,899	3/31/2015 TTM	11.5%	80.3%	$3,391,915	$1,592,780	$1,799,135	10.9%	$55,088	$294,301	$1,449,745	8.8%
Loan		23	Pageantry West Office Park	1.4%	7.8%	$1,822,951	$385,806	$1,437,145	7/31/2015 TTM	8.8%	87.6%	$1,917,042	$393,731	$1,523,311	9.3%	$21,117	$112,472	$1,389,722	8.5%
Loan	15	24	Coca Cola Bottling Facility	1.4%	N/A	N/A	N/A	N/A	N/A	N/A	100.0%	$1,388,360	$41,651	$1,346,709	8.4%	$45,069	$0	$1,301,640	8.1%
Loan		25	Hibernia Apartments	1.3%	9.4%	$2,996,634	$1,535,038	$1,461,596	12/31/2014	9.7%	89.9%	$3,057,296	$1,507,063	$1,550,233	10.3%	$87,000	$0	$1,463,233	9.8%
Loan		26	Embassy Plaza	1.3%	8.8%	$1,786,731	$444,863	$1,341,868	5/31/2015 TTM	9.1%	95.0%	$1,733,397	$407,849	$1,325,548	9.0%	$16,138	$64,625	$1,244,785	8.4%
Loan		27	Twinsburg Town Center	1.2%	8.6%	$2,072,796	$850,811	$1,221,985	5/31/2015 TTM	8.3%	88.7%	$2,226,355	$853,078	$1,373,277	9.4%	$39,106	$120,493	$1,213,678	8.3%
Loan	10, 11	28	MWR Midwest Retail Portfolio	1.2%	9.0%	$1,570,859	$207,647	$1,363,212	12/31/2014	9.4%	96.4%	$1,661,488	$359,698	$1,301,790	9.0%	$12,156	$53,718	$1,235,916	8.5%
Property		28.01	MWR Midwest Retail Portfolio - Walgreens	0.4%		$483,000	$16,401	$466,599	12/31/2014		97.0%	$506,023	$57,889	$448,134		$3,024	$7,674	$437,436
Property		28.02	MWR Midwest Retail Portfolio - TCF National Bank	0.2%		$215,726	$12,669	$203,057	12/31/2014		97.0%	$282,123	$91,752	$190,371		$900	$7,674	$181,797
Property		28.03	MWR Midwest Retail Portfolio - Staples	0.2%		$337,631	$121,790	$215,841	12/31/2014		97.0%	$327,502	$117,742	$209,760		$4,785	$7,674	$197,301
Property		28.04	MWR Midwest Retail Portfolio - Vitamin Shoppe	0.2%		$207,354	$26,592	$180,762	12/31/2014		95.0%	$206,581	$26,539	$180,042		$840	$7,674	$171,528
Property		28.05	MWR Midwest Retail Portfolio - IHOP	0.1%		$182,347	$8,188	$174,159	12/31/2014		95.0%	$192,253	$26,613	$165,640		$999	$7,674	$156,967
Property		28.06	MWR Midwest Retail Portfolio - Sherwin Williams	0.1%		$65,789	$14,092	$51,697	12/31/2014		97.0%	$74,987	$13,711	$61,276		$1,000	$7,674	$52,602
Property		28.07	MWR Midwest Retail Portfolio - Tim Horton's	0.0%		$79,012	$7,915	$71,097	12/31/2014		95.0%	$72,019	$25,452	$46,567		$608	$7,674	$38,285
Loan		29	Nichols Square Apartments	1.2%	9.6%	$3,218,738	$1,629,778	$1,588,960	4/30/2015 TTM	11.1%	95.0%	$3,265,695	$1,813,985	$1,451,710	10.1%	$106,400	$0	$1,345,310	9.4%
Loan	16	30	Towneplace Suites Ontario Airport - Rancho Cucamonga, CA	1.0%	12.1%	$3,742,549	$2,120,071	$1,622,478	4/30/2015 TTM	13.1%	80.0%	$3,619,727	$2,125,481	$1,494,246	12.1%	$144,789	$0	$1,349,457	10.9%
Loan		31	Crown Point Apartments	1.0%	12.5%	$3,394,745	$1,723,127	$1,671,618	6/30/2015 TTM	13.8%	88.3%	$3,471,468	$1,808,109	$1,663,359	13.7%	$159,883	$0	$1,503,476	12.4%
Loan		32	Brandemere Apartments	1.0%	8.8%	$2,253,405	$1,060,061	$1,193,344	6/30/2015 TTM	9.8%	91.7%	$2,254,405	$1,184,319	$1,070,086	8.8%	$99,491	$0	$970,594	8.0%
Loan		33	Courtyard by Marriott Columbia, MO	1.0%	10.2%	$4,759,195	$3,290,132	$1,469,063	5/31/2015 TTM	12.3%	70.9%	$4,759,027	$3,304,313	$1,454,714	12.1%	$190,361	$0	$1,264,353	10.6%
Loan	4	34	Staybridge Suites DFW Airport - Irving, TX	1.0%	11.9%	$3,273,318	$1,896,831	$1,376,487	6/30/2015 TTM	12.0%	86.0%	$3,273,318	$1,917,458	$1,355,860	11.8%	$130,933	$0	$1,224,927	10.7%
Loan		35	Summit Pointe Apartments and Villas	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	94.5%	$1,428,728	$456,353	$972,375	8.5%	$24,750	$0	$947,625	8.3%
Loan		36	TownePlace Suites Frederick, MD	0.9%	14.9%	$3,732,440	$2,151,148	$1,581,292	4/30/2015 TTM	14.2%	78.0%	$3,680,556	$2,198,589	$1,481,967	13.3%	$147,222	$0	$1,334,745	12.0%
Loan	4	37	Manzanita Plaza	0.9%	8.9%	$1,332,318	$398,907	$933,411	3/31/2015 TTM	8.9%	95.0%	$1,406,341	$405,246	$1,001,095	9.5%	$23,360	$73,221	$904,514	8.6%
Loan		38	Home2Suites Lexington Park, MD	0.8%	10.3%	$2,721,043	$1,619,585	$1,101,458	6/30/2015 TTM	11.0%	73.3%	$2,720,954	$1,659,782	$1,061,172	10.6%	$108,838	$0	$952,334	9.5%
Loan		39	Courtyard Marriott - Mankato, MN	0.8%	9.6%	$3,531,728	$2,457,178	$1,074,550	7/31/2015 TTM	11.1%	64.4%	$3,531,728	$2,423,496	$1,108,232	11.5%	$141,269	$0	$966,963	10.0%
Loan		40	Sierra Town Center	0.7%	8.8%	$1,045,160	$214,481	$830,679	6/30/2015 TTM	9.8%	88.2%	$1,003,410	$212,658	$790,751	9.3%	$8,708	$36,890	$745,153	8.8%
Loan		41	Crescenta Valley Mini Storage	0.6%	11.3%	$1,102,509	$323,327	$779,182	5/31/2015 TTM	11.0%	95.0%	$1,092,894	$369,872	$723,022	10.2%	$8,579	$0	$714,443	10.1%
Loan	4	42	Holiday Inn Express & Suites - Dallas North Tollway, TX	0.6%	11.9%	$2,331,099	$1,543,787	$787,312	7/31/2015 TTM	11.3%	76.1%	$2,331,099	$1,542,940	$788,159	11.3%	$93,244	$0	$694,915	10.0%
Loan		43	Chenal Creek Shopping Center	0.6%	8.5%	$785,247	$167,990	$617,257	3/31/2015 TTM	9.0%	90.7%	$848,322	$172,630	$675,691	9.8%	$4,172	$34,768	$636,752	9.3%
Loan		44	Pepper Tree Plaza	0.6%	9.0%	$817,467	$215,012	$602,455	6/30/2015 TTM	9.3%	92.5%	$871,908	$246,999	$624,909	9.6%	$9,202	$33,404	$582,303	9.0%
Loan		45	Chateau Montagne Apartments	0.5%	14.6%	$1,541,246	$766,104	$775,142	6/30/2015 TTM	13.0%	92.1%	$1,546,744	$752,870	$793,874	13.3%	$52,000	$0	$741,874	12.4%
Loan		46	Eco City MHC	0.5%	7.8%	$858,540	$268,854	$589,686	6/30/2015 TTM	10.5%	89.2%	$827,322	$338,122	$489,200	8.7%	$9,500	$0	$479,700	8.6%
Loan		47	Brookworth Plaza Outparcels	0.5%	8.2%	$518,101	$59,203	$458,898	4/30/2015 TTM	8.6%	97.5%	$552,457	$97,393	$455,064	8.5%	$2,159	$5,940	$446,965	8.4%
Loan		48	Noah's Ark Self Storage	0.4%	9.1%	$826,057	$317,404	$508,653	4/30/2015 TTM	10.0%	82.7%	$826,057	$331,415	$494,642	9.8%	$8,083	$0	$486,559	9.6%
Loan		49	Best Western Weston Inn - West Yellowstone, MT	0.4%	15.5%	$1,783,920	$885,320	$898,600	6/30/2015 TTM	18.0%	46.7%	$1,783,920	$996,286	$787,634	15.8%	$89,196	$0	$698,438	14.0%
Loan		50	Trocam Plaza	0.4%	7.5%	$533,634	$174,593	$359,041	6/30/2015 TTM	7.3%	93.8%	$608,852	$170,974	$437,878	8.9%	$3,547	$28,142	$406,188	8.2%
Loan		51	New York Plaza	0.4%	10.8%	$726,494	$184,197	$542,297	3/31/2015 TTM	11.5%	94.0%	$668,760	$178,550	$490,210	10.4%	$13,985	$60,660	$415,565	8.8%
Loan	10	52	Fargo Industrial	0.4%	13.0%	$820,929	$222,774	$598,155	6/30/2015 TTM	13.3%	87.7%	$765,641	$224,485	$541,156	12.0%	$22,568	$12,705	$505,884	11.2%
Property		52.01	Fargo Industrial - Main Avenue	0.2%		$407,857	$129,221	$278,636	6/30/2015 TTM		92.4%	$415,419	$126,706	$288,713		$15,193	$7,495	$266,026
Property		52.02	Fargo Industrial - 13th Street	0.0%		$84,519	$21,230	$63,289	6/30/2015 TTM		95.0%	$80,963	$23,931	$57,032		$2,100	$3,107	$51,825
Property		52.03	Fargo Industrial - 10th Street	0.1%		$328,553	$72,323	$256,230	6/30/2015 TTM		79.7%	$269,259	$73,849	$195,410		$5,275	$2,103	$188,033
Loan	10	53	Redding and Roseburg Portfolio	0.4%	16.6%	$738,056	$66,970	$671,086	12/31/2014	15.8%	95.0%	$873,149	$222,257	$650,892	15.4%	$10,402	$26,497	$613,993	14.5%
Property		53.01	Redding and Roseburg Portfolio - Best Buy Redding	0.2%		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		53.02	Redding and Roseburg Portfolio - Roseburg Medical Plaza	0.1%		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A
Loan		54	Blue Diamond Business Center	0.3%	10.0%	$492,254	$117,388	$374,866	6/30/2015 TTM	10.7%	93.8%	$477,965	$124,493	$353,472	10.1%	$13,750	$23,573	$316,149	9.0%
Loan		55	1035 W. Antelope Drive	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$270,016	$50,861	$219,155	8.8%	$900	$4,000	$214,255	8.6%
Loan		56	Guardian Apartments	0.2%	11.2%	$475,744	$274,777	$200,967	5/31/2015 TTM	10.5%	94.5%	$525,746	$316,562	$209,184	11.0%	$19,350	$0	$189,834	10.0%

APPENDIX I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					LARGEST TENANT INFORMATION				2ND LARGEST TENANT INFORMATION				3RD LARGEST TENANT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Largest Tenant	Largest Tenant Lease Expiration	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant	3rd Largest Tenant Lease Expiration	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF
Loan	3, 4	1	Herald Center	9.8%	ASA College	6/15/2028	165,494	66.4%	H & M	1/31/2041	62,800	25.2%	Verizon Wireless	10/31/2025	6,500	2.6%
Loan	5, 6	2	261 Fifth Avenue	9.3%	Dan Klores Communication	1/31/2022	38,877	8.8%	Next Jump Inc	11/30/2017	38,346	8.7%	Mistoda Capital LLC	10/31/2017	38,271	8.7%
Loan	7	3	Roosevelt New Orleans Waldorf Astoria	7.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	8, 9, 10	4	Coastal Equities Retail Portfolio	5.1%
Property		4.01	Coastal Equities Retail Portfolio - Home Depot	0.5%	Home Depot	11/30/2023	139,056	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.02	Coastal Equities Retail Portfolio - Glenwood Plaza	0.4%	Herb Philipson's Army & Nav	1/31/2020	40,700	18.6%	Big Lots	1/31/2018	32,080	14.6%	Movieplex Cinemas	7/31/2021	20,230	9.2%
Property		4.03	Coastal Equities Retail Portfolio - Rodney Village	0.4%	Ollie's Bargain Outlet, Inc	5/13/2018	39,888	18.9%	Goodwill	12/31/2022	20,055	9.5%	Just Cabinets Furniture & M	5/13/2018	17,586	8.3%
Property		4.04	Coastal Equities Retail Portfolio - Westown Square	0.4%	Shoppers World	11/30/2022	52,000	29.4%	Rainbow	1/31/2018	23,000	13.0%	Save-A-Lot	2/29/2020	18,000	10.2%
Property		4.05	Coastal Equities Retail Portfolio - Plaza North	0.4%	Trader Buck's Flea Market	12/31/2019	47,411	17.6%	Alorica Inc.	4/30/2025	43,332	16.1%	Big Lots	1/31/2017	34,500	12.8%
Property		4.06	Coastal Equities Retail Portfolio - Mattatuck Plaza	0.3%	Savers	5/31/2020	28,570	19.4%	Big Lots	1/31/2017	25,033	17.0%	Harbor Freight	1/15/2023	16,813	11.4%
Property		4.07	Coastal Equities Retail Portfolio - Ahoskie Commons	0.3%	Wal-Mart Stores	1/29/2018	75,167	38.8%	Belk	7/27/2018	43,200	22.3%	Food Lion	3/22/2017	34,000	17.6%
Property		4.08	Coastal Equities Retail Portfolio - Athens Town Center	0.2%	Tractor Supply	6/30/2023	30,730	14.7%	Big Lots	6/30/2019	29,857	14.3%	Burke's Outlet	1/31/2020	25,312	12.1%
Property		4.09	Coastal Equities Retail Portfolio - Northeast Plaza	0.2%	Compare Foods	1/24/2023	24,787	22.3%	Dollar Tree	5/31/2025	15,920	14.3%	Shoe Show	9/30/2018	11,435	10.3%
Property		4.10	Coastal Equities Retail Portfolio - Summer Commons	0.2%	Essex Technology Group, Inc	12/21/2017	41,534	29.7%	Northern Tool	6/30/2017	27,125	19.4%	Save-A-Lot	11/30/2017	20,126	14.4%
Property		4.11	Coastal Equities Retail Portfolio - Henderson Marketplace	0.2%	Save-A-Lot	12/31/2017	21,175	23.8%	Family Dollar	12/31/2015	8,450	9.5%	Good Brothers Inc.	12/31/2019	8,000	9.0%
Property		4.12	Coastal Equities Retail Portfolio - Boulevard Plaza	0.2%	Piggly Wiggly	12/31/2023	25,038	22.6%	Family Dollar	12/31/2020	11,200	10.1%	It's Fashion	1/31/2020	10,640	9.6%
Property		4.13	Coastal Equities Retail Portfolio - Hungarybrook	0.2%	Food Lion	11/15/2024	35,400	40.6%	Dollar Tree	5/31/2019	10,548	12.1%	Best Beauty	5/31/2021	8,470	9.7%
Property		4.14	Coastal Equities Retail Portfolio - Cummings Park Plaza	0.2%	Roses Store	8/5/2018	45,658	22.9%	Food Lion	9/30/2020	31,426	15.8%	Schewel Furniture Company	11/30/2019	25,239	12.7%
Property		4.15	Coastal Equities Retail Portfolio - Market At Riverdale Bend	0.2%	Habitat For Humanity	10/31/2025	75,532	47.9%	Dirt Cheap Of Tennessee, LL	10/31/2018	29,935	19.0%	Goodwill	6/30/2023	28,628	18.2%
Property		4.16	Coastal Equities Retail Portfolio - Northland Plaza	0.1%	Chief's Market	4/30/2017	49,572	29.4%	Ollie's Bargain Outlet	2/28/2017	33,500	19.8%	Citi Trends	3/31/2018	12,000	7.1%
Property		4.17	Coastal Equities Retail Portfolio - Cordele Corners	0.1%	Tractor Supply	12/31/2018	29,772	24.6%	Beall's Outlet	4/30/2018	26,126	21.6%	It's Fashion Metro	1/31/2020	10,678	8.8%
Property		4.18	Coastal Equities Retail Portfolio - Anniston Plaza	0.1%	Mountain View Church Of Cal	5/31/2016	30,000	18.8%	Big Lots	1/31/2018	28,000	17.5%	Harbor Freight	1/5/2025	17,770	11.1%
Property		4.19	Coastal Equities Retail Portfolio - Centre Plaza	0.1%	United Grocery Outlet	7/31/2022	18,225	18.1%	Goodwill	12/31/2017	17,204	17.1%	Dollar Tree	2/28/2018	9,000	9.0%
Property		4.20	Coastal Equities Retail Portfolio - Homosassa Square	0.1%	Kash N' Karry	5/2/2019	45,060	52.7%	Fang Li - Fuji Asian Bistro	12/31/2015	5,000	5.9%	Tone U	1/31/2021	3,478	4.1%
Property		4.21	Coastal Equities Retail Portfolio - Meeting Square Center	0.1%	Tractor Supply	1/31/2018	27,301	29.4%	Badcock Home Furniture	9/30/2023	21,100	22.7%	Peebles	1/31/2018	16,200	17.4%
Property		4.22	Coastal Equities Retail Portfolio - Plank Plaza	0.1%	Shoppers Value Foods	5/31/2026	35,500	57.1%	Simply Fashion	8/31/2016	10,000	16.1%	Dollar General	6/30/2016	8,640	13.9%
Property		4.23	Coastal Equities Retail Portfolio - Laurens Plaza	0.1%	Big Lots	1/31/2016	33,827	34.5%	Tractor Supply	6/30/2020	26,180	26.7%	Save-A-Lot	11/30/2016	18,018	18.4%
Property		4.24	Coastal Equities Retail Portfolio - Pelham Plaza	0.1%	Burkes Outlet	4/30/2016	15,000	20.7%	Price Less IGA	6/12/2018	14,700	20.3%	Hibbett's	1/31/2016	9,180	12.7%
Property		4.25	Coastal Equities Retail Portfolio - Collins Park Commons	0.0%	Tractor Supply	11/30/2020	29,000	77.4%	Safe Home Fire Arms & Train	10/31/2017	2,650	7.1%	Modern Nails	6/30/2023	2,000	5.3%
Loan	10, 11	5	Colorado Technology Center Portfolio	5.0%
Property		5.01	Colorado Technology Center Portfolio - 1775 Cherry Street	1.0%	Babolat VS North America	7/31/2019	80,612	61.9%	Fresca Foods	12/31/2025	49,570	38.1%	N/A	N/A	N/A	N/A
Property		5.02	Colorado Technology Center Portfolio - 1480 South Arthur Avenue	0.8%	Medtronic Navigation, Inc.	5/31/2020	59,463	64.4%	Kiosk Information Systems, Inc.	10/31/2017	32,858	35.6%	N/A	N/A	N/A	N/A
Property		5.03	Colorado Technology Center Portfolio - 1795 Dogwood Street	0.7%	Graphic Packaging	11/30/2022	51,974	47.7%	LTF Lease Company, LLC	8/31/2020	20,933	19.2%	World Triathlon Corporation	6/30/2020	19,386	17.8%
Property		5.04	Colorado Technology Center Portfolio - 1886 Prairie Way	0.7%	Trelleborg Sealing Solutions	6/30/2024	75,899	82.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		5.05	Colorado Technology Center Portfolio - 321 South Taylor Avenue	0.7%	C.R. Bard, Inc.	3/31/2016 (34,843 SF); 3/31/2021 (17,942 SF)	52,785	67.8%	Zeon Corp.	7/31/2016	15,710	20.2%	Wish Garden Herbs, Inc.	5/31/2019	9,377	12.0%
Property		5.06	Colorado Technology Center Portfolio - 195 CTC Boulevard	0.6%	Fresca Foods, Inc.	12/31/2025	65,195	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		5.07	Colorado Technology Center Portfolio - 346 South Arthur Avenue	0.5%	Kiosk Information Systems, Inc.	10/31/2017	64,672	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	6	Villas at Dorsey Ridge	4.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		7	Commerce Office Park	4.2%	County of Los Angeles, Dept. of Child Support Services	6/30/2026 (88,444 SF); 11/30/2025 (48,794 SF); 4/30/2026 (26,360 SF)	163,598	58.2%	State of California, Department of Justice	11/30/2023	62,723	22.3%	County of Los Angeles, Sheriff's Dept.	12/31/2016	38,936	13.8%
Loan		8	Asian Garden Mall	3.6%	Vietnamese Traditional Music Musuem	5/31/2016	3,600	3.6%	Thuong Q Dinh & Jenny T Duong	5/31/2020	2,756	2.8%	Ngoc Bich Jewelry	8/31/2018	2,509	2.5%
Loan		9	Bucks County Technology Park	2.6%	ASI	9/28/2030 (188,394 SF); 5/31/2030 (3,818 SF)	192,212	52.8%	Express Scripts	6/27/2016 (38,500 SF); 3/29/2016 (3,818 SF)	53,500	14.7%	CEI Group	9/30/2017	35,700	9.8%
Loan	10	10	Citrus & City Place Apartments	2.4%
Property		10.01	Citrus & City Place Apartments - Citrus Apartments	1.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.02	Citrus & City Place Apartments - City Place Apartments	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	12	11	644 West Putnam Avenue	2.3%	CVS	11/30/2036	14,169	38.8%	WestMed	12/15/2025	12,703	34.8%	Mo Co Ho Co	7/31/2025	5,623	15.4%
Loan		12	1800 Route 34	2.0%	French & Parrello	4/30/2021	33,559	17.7%	First Financial Credit Union	5/31/2016	18,596	9.8%	The Earle Companies	3/31/2016	12,067	6.4%
Loan		13	Lycoming Crossing Shopping Center	1.8%	Michael's	2/28/2018	21,368	15.7%	Bed Bath & Beyond	1/31/2019	20,402	15.0%	Petco	1/31/2019	15,264	11.2%
Loan		14	The Gateway at Summerset Apartments	1.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 13	15	Uptown Crossing	1.8%	Illinois State University	5/31/2020	31,327	N/A	CVS/Caremark	7/31/2020	13,109	N/A	Illinois State University	10/31/2017	4,172	N/A
Loan	14	16	Boise Towne Plaza	1.7%	Nordstrom Rack	4/30/2022	37,370	32.6%	Dave & Busters	1/31/2023	24,597	21.4%	Old Navy	3/31/2018	15,250	13.3%
Loan		17	The Chapman Apartments	1.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		18	Everett Apartments Las Vegas	1.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		19	Regency Oaks Apartments	1.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		20	Twin City Town Center	1.5%	Grocery Outlet, Inc. Store	1/31/2021	21,070	15.2%	Michaels Stores, Inc.	2/28/2017	11,832	8.5%	Dollar Tree	2/28/2018	10,214	7.4%
Loan	4, 10	21	Hammel Medical Office Portfolio	1.5%
Property		21.01	Hammel Medical Office Portfolio - 5000 Stonewood Drive	0.3%	Childrens Institute	10/31/2021	8,997	33.4%	Muhlenkamp & Co.	1/31/2018	4,783	17.8%	Tower MetriX Zmack	8/31/2017	4,198	15.6%
Property		21.02	Hammel Medical Office Portfolio - 12330 Perry Highway	0.3%	Arias Agency	7/31/2016	11,248	35.2%	Cinco Energy Mgmt Group	4/30/2018	4,240	13.3%	Axixe LLC	10/31/2016	2,800	8.8%
Property		21.03	Hammel Medical Office Portfolio - 3000 Stonewood Drive	0.2%	Three Rivers Urology - UPMC	11/30/2016	7,385	33.5%	Exterran Energy Solutions	12/31/2017	3,737	16.9%	UPMC Community Medicine	6/30/2018	3,664	16.6%
Property		21.04	Hammel Medical Office Portfolio - 1000 Stonewood Drive	0.2%	Dr. Francis & Costa-Assoc	8/31/2017	4,905	21.7%	Creative Visions	11/30/2019	4,020	17.8%	Wexford Cardiology	1/31/2018	3,706	16.4%
Property		21.05	Hammel Medical Office Portfolio - 12300 Perry Highway	0.2%	Hope Learning Center	8/31/2023	14,607	48.7%	Vertical Claims Management	3/31/2018	3,967	13.2%	Datel Software Solutions	12/31/2017	2,951	9.8%
Property		21.06	Hammel Medical Office Portfolio - 105 Bradford Road	0.2%	Odyssey Software Group	5/31/2016	4,790	25.3%	Triangle Urology	5/31/2017	4,710	24.9%	Golder Associates	9/30/2016	3,850	20.4%
Property		21.07	Hammel Medical Office Portfolio - 4001 Stonewood Drive	0.1%	Hefren-Tillotson	10/31/2016	13,771	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	22	Landmark Towers	1.4%	Oklahoma Office of Management and Enterprise Servi	3/31/2016	37,586	13.6%	Department of Rehabilitation Services	7/31/2016	26,385	9.6%	Lynn Health Science Institute, Inc.	2/28/2018	22,006	8.0%
Loan		23	Pageantry West Office Park	1.4%	Evergreen Home Loans	2/28/2017	12,035	11.4%	AdvanStaff Inc.	11/30/2019	9,550	9.0%	Ryland Homes	8/31/2016	9,316	8.8%
Loan	15	24	Coca Cola Bottling Facility	1.4%	Coca-Cola	8/31/2030	300,462	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		25	Hibernia Apartments	1.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		26	Embassy Plaza	1.3%	Superior Grocers	4/30/2019	31,152	44.4%	Dollar Tree	10/31/2020	9,200	13.1%	Q Bargain	7/31/2018	5,700	8.1%
Loan		27	Twinsburg Town Center	1.2%	Giant Eagle Store #224	6/30/2018	60,400	34.9%	Mandarin Seafood Buffet	10/31/2018	8,800	5.1%	Panini's Bar & Grill	11/30/2020	6,750	3.9%
Loan	10, 11	28	MWR Midwest Retail Portfolio	1.2%
Property		28.01	MWR Midwest Retail Portfolio - Walgreens	0.4%	Walgreens	3/31/2021	15,120	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.02	MWR Midwest Retail Portfolio - TCF National Bank	0.2%	TCF National Bank	12/31/2023	4,500	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.03	MWR Midwest Retail Portfolio - Staples	0.2%	Staples	4/30/2017	23,925	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.04	MWR Midwest Retail Portfolio - Vitamin Shoppe	0.2%	Vitamin Shoppe	5/31/2026	4,200	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.05	MWR Midwest Retail Portfolio - IHOP	0.1%	IHOP	2/28/2023	4,995	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.06	MWR Midwest Retail Portfolio - Sherwin Williams	0.1%	Sherwin Williams	2/28/2026	5,000	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.07	MWR Midwest Retail Portfolio - Tim Horton's	0.0%	Tim Horton's	12/31/2017	3,040	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		29	Nichols Square Apartments	1.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	16	30	Towneplace Suites Ontario Airport - Rancho Cucamonga, CA	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		31	Crown Point Apartments	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		32	Brandemere Apartments	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Courtyard by Marriott Columbia, MO	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	34	Staybridge Suites DFW Airport - Irving, TX	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35	Summit Pointe Apartments and Villas	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		36	TownePlace Suites Frederick, MD	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	37	Manzanita Plaza	0.9%	Safeway Real Estate	10/31/2016	52,100	44.6%	Desert Sports and Fitness	1/31/2020	10,843	9.3%	Family Dollar Stores	6/30/2018	8,450	7.2%
Loan		38	Home2Suites Lexington Park, MD	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39	Courtyard Marriott - Mankato, MN	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		40	Sierra Town Center	0.7%	Big 5 Sporting Goods	1/31/2021	10,032	23.0%	Urgent Care Extra	6/30/2024	8,566	19.7%	Cash America Inc of Nevada	3/31/2020	8,256	19.0%
Loan		41	Crescenta Valley Mini Storage	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	42	Holiday Inn Express & Suites - Dallas North Tollway, TX	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		43	Chenal Creek Shopping Center	0.6%	Jos. A. Bank Clothier, Inc.	12/31/2018	5,022	18.1%	Chico's	10/31/2016	4,982	17.9%	Taziki's	11/30/2021	3,619	13.0%
Loan		44	Pepper Tree Plaza	0.6%	Reflections	12/31/2018	9,100	17.8%	Outback Steakhouse	6/30/2019	5,966	11.7%	Coast Dental	8/31/2018	4,585	9.0%
Loan		45	Chateau Montagne Apartments	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		46	Eco City MHC	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		47	Brookworth Plaza Outparcels	0.5%	CVS	1/31/2027	12,150	61.9%	McDonald's	9/11/2024	3,825	19.5%	PNC Bank	12/31/2025	3,650	18.6%
Loan		48	Noah's Ark Self Storage	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		49	Best Western Weston Inn - West Yellowstone, MT	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		50	Trocam Plaza	0.4%	McMullan's Irish Pub	11/30/2020	7,021	29.7%	Xingli Trading, LLC	2/28/2018	2,800	11.8%	Panda Express, Inc.	11/30/2017	2,454	10.4%
Loan		51	New York Plaza	0.4%	El Rancho Supermercado	6/30/2019	43,853	46.8%	Thrift Mart	6/30/2021	25,542	27.2%	El Rancho Supermercado (Expansion)	6/30/2019	13,200	14.1%
Loan	10	52	Fargo Industrial	0.4%
Property		52.01	Fargo Industrial - Main Avenue	0.2%	Furniture for Less	MTM	12,967	15.4%	MBA Development Company	7/31/2018	12,625	15.0%	North County Marketing	MTM	9,750	11.6%
Property		52.02	Fargo Industrial - 13th Street	0.0%	Capitol Express	MTM	5,000	33.3%	Sheyenne Mechanical	1/31/2017	3,750	25.0%	Cannon Concrete	MTM	2,500	16.7%
Property		52.03	Fargo Industrial - 10th Street	0.1%	Braun	2/28/2019	15,000	28.4%	Smith Auto Repair & Sales	7/31/2016	6,000	11.4%	Biben Hoist	10/31/2015	5,313	10.1%
Loan	10	53	Redding and Roseburg Portfolio	0.4%
Property		53.01	Redding and Roseburg Portfolio - Best Buy Redding	0.2%	Best Buy	1/31/2022	30,740	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		53.02	Redding and Roseburg Portfolio - Roseburg Medical Plaza	0.1%	Northwest Eye Center P.C	8/31/2024	7,166	65.6%	Vision Surgery & Laser Center	8/31/2024	3,750	34.4%	N/A	N/A	N/A	N/A
Loan		54	Blue Diamond Business Center	0.3%	Assured Document Destruction	12/31/2018	37,500	54.5%	Golden State Overnight Delivery Service	3/31/2017	12,500	18.2%	Spectrum Productions	1/31/2017	6,250	9.1%
Loan		55	1035 W. Antelope Drive	0.2%	Mattress Firm, Inc	8/31/2026	4,000	66.7%	Chipotle Mexican Grill, Inc	6/30/2025	2,000	33.3%	N/A	N/A	N/A	N/A
Loan		56	Guardian Apartments	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

APPENDIX I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					4TH LARGEST TENANT INFORMATION				5TH LARGEST TENANT INFORMATION				MORTGAGE LOAN RESERVE INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	4th Largest Tenant	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves	Monthly Replacement Reserves	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves	TI/LC Reserve Cap	Upfront Tax Reserves
Loan	3, 4	1	Herald Center	9.8%	Bank Of America	7/31/2017	5,293	2.1%	T-Mobile	MTM	210	0.1%	$0	$0	$0	$0	$0	$0	$0
Loan	5, 6	2	261 Fifth Avenue	9.3%	Richloom Fabrics Group	12/31/2017	28,885	6.5%	Tumi Inc	12/31/2022	19,492	4.4%	$0	$9,206	$0	$0	$0	$0	$1,051,424
Loan	7	3	Roosevelt New Orleans Waldorf Astoria	7.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0	$0	$0
Loan	8, 9, 10	4	Coastal Equities Retail Portfolio	5.1%									$0	$52,916	$0	$2,000,000	$0	$1,500,000	$930,865
Property		4.01	Coastal Equities Retail Portfolio - Home Depot	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.02	Coastal Equities Retail Portfolio - Glenwood Plaza	0.4%	United Academy	6/30/2018	14,000	6.4%	Rite Aid	11/30/2019	13,300	6.1%
Property		4.03	Coastal Equities Retail Portfolio - Rodney Village	0.4%	Club Fitness, LLC	11/30/2020	16,862	8.0%	Harbor Freight	3/31/2016	12,600	6.0%
Property		4.04	Coastal Equities Retail Portfolio - Westown Square	0.4%	Octapharma Plasma	10/31/2025	14,320	8.1%	Family Dollar	3/31/2024	11,964	6.8%
Property		4.05	Coastal Equities Retail Portfolio - Plaza North	0.4%	Harbor Freight	1/31/2020	20,000	7.4%	Nassers Furniture	6/30/2016	18,700	6.9%
Property		4.06	Coastal Equities Retail Portfolio - Mattatuck Plaza	0.3%	Dollar Tree	8/31/2019	13,472	9.2%	Norm's Gym	7/9/2023	9,987	6.8%
Property		4.07	Coastal Equities Retail Portfolio - Ahoskie Commons	0.3%	Cato	1/31/2016	7,000	3.6%	ABC Phones - Verizon	6/23/2016	3,200	1.7%
Property		4.08	Coastal Equities Retail Portfolio - Athens Town Center	0.2%	Farmers Home Furniture	11/21/2016	24,328	11.6%	Save-A-Lot	1/31/2021	18,520	8.9%
Property		4.09	Coastal Equities Retail Portfolio - Northeast Plaza	0.2%	Rite Aid	11/1/2021	10,908	9.8%	Rainbow	1/31/2017	8,630	7.8%
Property		4.10	Coastal Equities Retail Portfolio - Summer Commons	0.2%	City Thrift - Brook Valley	1/31/2017	20,000	14.3%	Dollar Tree	1/31/2018	12,000	8.6%
Property		4.11	Coastal Equities Retail Portfolio - Henderson Marketplace	0.2%	Beauty World	1/31/2020	6,875	7.7%	Cato	1/31/2019	6,710	7.5%
Property		4.12	Coastal Equities Retail Portfolio - Boulevard Plaza	0.2%	Beauty World	8/31/2024	10,080	9.1%	Carquest - General Parts Di	7/31/2022	6,400	5.8%
Property		4.13	Coastal Equities Retail Portfolio - Hungarybrook	0.2%	Affordable Care	10/31/2019	4,883	5.6%	Family Life Services	3/31/2019	4,000	4.6%
Property		4.14	Coastal Equities Retail Portfolio - Cummings Park Plaza	0.2%	Citi Trends	4/14/2016	14,250	7.2%	Immanuel Christian Center	MTM	6,000	3.0%
Property		4.15	Coastal Equities Retail Portfolio - Market At Riverdale Bend	0.2%	Planet Fitness	6/14/2022	17,000	10.8%	Greg's Store For Men	1/31/2016	5,400	3.4%
Property		4.16	Coastal Equities Retail Portfolio - Northland Plaza	0.1%	Dollar General	6/30/2016	10,010	5.9%	Family Dollar	12/31/2018	7,110	4.2%
Property		4.17	Coastal Equities Retail Portfolio - Cordele Corners	0.1%	Dollar Tree	6/30/2019	8,130	6.7%	Hibbett's	9/30/2020	6,300	5.2%
Property		4.18	Coastal Equities Retail Portfolio - Anniston Plaza	0.1%	Bestway Rental, Inc.	1/31/2017	16,858	10.6%	Save-A-Lot	7/31/2020	15,600	9.8%
Property		4.19	Coastal Equities Retail Portfolio - Centre Plaza	0.1%	City Fitness	12/31/2024	6,500	6.5%	Rent A Center	2/28/2018	5,528	5.5%
Property		4.20	Coastal Equities Retail Portfolio - Homosassa Square	0.1%	Cadence Bank	8/31/2016	2,800	3.3%	Luigi's Pizza	12/31/2017	2,800	3.3%
Property		4.21	Coastal Equities Retail Portfolio - Meeting Square Center	0.1%	Dollar General	8/31/2023	8,640	9.3%	E-Z Rentals, Inc	5/31/2019	7,900	8.5%
Property		4.22	Coastal Equities Retail Portfolio - Plank Plaza	0.1%	Beauty Rouge	10/31/2015	8,000	12.9%	O'Reilly	5/31/2016	1	0.0%
Property		4.23	Coastal Equities Retail Portfolio - Laurens Plaza	0.1%	It's Fashion	1/31/2016	11,168	11.4%	The Dance Shop	12/31/2017	5,610	5.7%
Property		4.24	Coastal Equities Retail Portfolio - Pelham Plaza	0.1%	Dollar General	9/30/2015	8,400	11.6%	Aaron Rents, Inc	2/28/2019	8,400	11.6%
Property		4.25	Coastal Equities Retail Portfolio - Collins Park Commons	0.0%	Bruner's Insurance Company	12/31/2017	1,600	4.3%	Vickie's Styles	8/31/2016	1,200	3.2%
Loan	10, 11	5	Colorado Technology Center Portfolio	5.0%									$500,000	$4,167	$0	$1,000,000	$26,297	$947,000	$317,355
Property		5.01	Colorado Technology Center Portfolio - 1775 Cherry Street	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		5.02	Colorado Technology Center Portfolio - 1480 South Arthur Avenue	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		5.03	Colorado Technology Center Portfolio - 1795 Dogwood Street	0.7%	Intertek Testing Services NA, Inc.	3/31/2020	16,775	15.4%	N/A	N/A	N/A	N/A
Property		5.04	Colorado Technology Center Portfolio - 1886 Prairie Way	0.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		5.05	Colorado Technology Center Portfolio - 321 South Taylor Avenue	0.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		5.06	Colorado Technology Center Portfolio - 195 CTC Boulevard	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		5.07	Colorado Technology Center Portfolio - 346 South Arthur Avenue	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	6	Villas at Dorsey Ridge	4.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0	$0	$35,516
Loan		7	Commerce Office Park	4.2%	State of California, Department of Motor Vehicles	9/30/2019	8,630	3.1%	Community Bank	10/31/2019	4,752	1.7%	$0	$9,371	$0	$13,099,209	$25,000	$1,200,000	$178,489
Loan		8	Asian Garden Mall	3.6%	Tick Tock Watch & Jewelry, Inc	9/30/2021	2,100	2.1%	GiGi's Cosmetics	3/31/2018	1,989	2.0%	$0	$1,652	$0	$50,000	$0	$0	$161,337
Loan		9	Bucks County Technology Park	2.6%	AllianceOne	8/31/2018	21,000	5.8%	LoanLogics	11/20/2020	11,478	3.2%	$845,000	$6,067	$0	$500,000	$14,583	$750,000	$118,090
Loan	10	10	Citrus & City Place Apartments	2.4%									$0	$13,253	$0	$0	$0	$0	$48,880
Property		10.01	Citrus & City Place Apartments - Citrus Apartments	1.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.02	Citrus & City Place Apartments - City Place Apartments	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	12	11	644 West Putnam Avenue	2.3%	Zanaic Greenwich	2/28/2019	2,500	6.8%	The Perryridge Corporation	8/31/2017	1,540	4.2%	$0	$761	$0	$0	$3,045	$150,000	$56,493
Loan		12	1800 Route 34	2.0%	KMB Design Group	12/31/2016	11,300	6.0%	Secova Securities	8/31/2020	10,650	5.6%	$0	$2,373	$0	$145,000	$14,583	$350,000	$34,795
Loan		13	Lycoming Crossing Shopping Center	1.8%	Ulta Salon	2/28/2022	10,233	7.5%	Cracker Barrel Old Country Store	10/31/2021	8,000	5.9%	$0	$1,700	$0	$0	$6,250	$450,000	$138,942
Loan		14	The Gateway at Summerset Apartments	1.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$2,729	$0	$0	$0	$0	$163,130
Loan	4, 13	15	Uptown Crossing	1.8%	Merry Ann's Diner	2/28/2021	2,361	N/A	Apricot Lane	9/30/2020	2,000	N/A	$0	$4,638	$141,750	$0	$4,668	$0	$152,639
Loan	14	16	Boise Towne Plaza	1.7%	ULTA	2/28/2023	12,327	10.7%	Red Lobster	12/15/2016	7,100	6.2%	$0	$0	$220,199	$0	$0	$0	$0
Loan		17	The Chapman Apartments	1.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$2,633	$0	$0	$0	$0	$0
Loan		18	Everett Apartments Las Vegas	1.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$3,708	$0	$0	$0	$0	$46,314
Loan		19	Regency Oaks Apartments	1.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$7,146	$0	$0	$0	$0	$197,670
Loan		20	Twin City Town Center	1.5%	Big Five Sporting Goods	1/31/2018	10,032	7.2%	O'Reilly Auto Enterprises	10/31/2022	7,133	5.2%	$0	$1,615	$0	$200,000	$0	$0	$34,993
Loan	4, 10	21	Hammel Medical Office Portfolio	1.5%									$0	$5,956	$0	$250,000	$17,313	$0	$155,111
Property		21.01	Hammel Medical Office Portfolio - 5000 Stonewood Drive	0.3%	RLC Securities, Inc.	7/31/2017	3,192	11.9%	Prudential Insurance	2/28/2018	3,172	11.8%
Property		21.02	Hammel Medical Office Portfolio - 12330 Perry Highway	0.3%	BxVideo Solutions, LLC	1/31/2017	1,985	6.2%	Aurora Huts	7/31/2016	1,897	5.9%
Property		21.03	Hammel Medical Office Portfolio - 3000 Stonewood Drive	0.2%	Foresys	7/31/2017	2,029	9.2%	Shipley Brothers	7/31/2017	1,576	7.1%
Property		21.04	Hammel Medical Office Portfolio - 1000 Stonewood Drive	0.2%	Circulatory Center	8/31/2023	2,597	11.5%	S & A Homes	11/30/2015	2,222	9.8%
Property		21.05	Hammel Medical Office Portfolio - 12300 Perry Highway	0.2%	VeriClaim	11/30/2015	1,423	4.7%	Community Management	7/31/2017	1,276	4.3%
Property		21.06	Hammel Medical Office Portfolio - 105 Bradford Road	0.2%	Case Sabatini	1/31/2016	3,294	17.4%	Mission Critical	6/30/2018	2,260	12.0%
Property		21.07	Hammel Medical Office Portfolio - 4001 Stonewood Drive	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	22	Landmark Towers	1.4%	Zoning-Info, Inc.	8/31/2023	10,232	3.7%	GSB Inc.	5/31/2019	8,900	3.2%	$0	$4,590	$165,265	$500,000	$27,539	$0	$93,336
Loan		23	Pageantry West Office Park	1.4%	Mutual of Omaha	5/31/2016	8,760	8.3%	LSJ&G, Ltd.	8/31/2017	7,913	7.5%	$0	$1,760	$125,000	$0	$8,799	$400,000	$7,280
Loan	15	24	Coca Cola Bottling Facility	1.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0	$0	$0
Loan		25	Hibernia Apartments	1.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$300,000	$7,250	$0	$0	$0	$0	$56,726
Loan		26	Embassy Plaza	1.3%	Burger King	2/28/2017	3,200	4.6%	May Max Fashion Inc.	6/30/2020	2,900	4.1%	$0	$1,345	$0	$0	$7,500	$180,000	$88,828
Loan		27	Twinsburg Town Center	1.2%	Suburban Physical Therapy	1/31/2016	5,943	3.4%	PetValu	11/30/2020	5,875	3.4%	$0	$3,259	$195,540	$0	$21,656	$750,000	$55,494
Loan	10, 11	28	MWR Midwest Retail Portfolio	1.2%									$0	$0	$0	$150,000	$0	$0	$161,145
Property		28.01	MWR Midwest Retail Portfolio - Walgreens	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.02	MWR Midwest Retail Portfolio - TCF National Bank	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.03	MWR Midwest Retail Portfolio - Staples	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.04	MWR Midwest Retail Portfolio - Vitamin Shoppe	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.05	MWR Midwest Retail Portfolio - IHOP	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.06	MWR Midwest Retail Portfolio - Sherwin Williams	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		28.07	MWR Midwest Retail Portfolio - Tim Horton's	0.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		29	Nichols Square Apartments	1.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$8,867	$319,200	$0	$0	$0	$77,583
Loan	16	30	Towneplace Suites Ontario Airport - Rancho Cucamonga, CA	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0	$0	$17,869
Loan		31	Crown Point Apartments	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$15,900	$0	$0	$0	$0	$29,629
Loan		32	Brandemere Apartments	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$8,291	$0	$0	$0	$0	$76,334
Loan		33	Courtyard by Marriott Columbia, MO	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$15,073	$0	$0	$0	$0	$96,007
Loan	4	34	Staybridge Suites DFW Airport - Irving, TX	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0	$0	$116,388
Loan		35	Summit Pointe Apartments and Villas	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$2,063	$49,500	$0	$0	$0	$0
Loan		36	TownePlace Suites Frederick, MD	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$12,269	$0	$0	$0	$0	$117,694
Loan	4	37	Manzanita Plaza	0.9%	Aaron Rents, Inc	10/31/2019	8,000	6.8%	Northwest Hospital	3/31/2025	5,948	5.1%	$0	$2,920	$0	$126,000	$0	$126,000	$94,383
Loan		38	Home2Suites Lexington Park, MD	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$8,662	$0	$0	$0	$0	$18,093
Loan		39	Courtyard Marriott - Mankato, MN	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$12,151	$0	$0	$0	$0	$63,767
Loan		40	Sierra Town Center	0.7%	IHOP	7/31/2025	4,022	9.2%	MattressFirm	5/31/2018	3,580	8.2%	$0	$726	$0	$0	$3,629	$130,644	$4,895
Loan		41	Crescenta Valley Mini Storage	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$694	$0	$0	$0	$0	$20,191
Loan	4	42	Holiday Inn Express & Suites - Dallas North Tollway, TX	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0	$0	$67,733
Loan		43	Chenal Creek Shopping Center	0.6%	H & R Block Eastern Enterprises, Inc.	4/30/2019	1,669	6.0%	Which Wich?	2/29/2020	1,669	6.0%	$0	$348	$0	$50,000	$2,917	$150,000	$42,110
Loan		44	Pepper Tree Plaza	0.6%	State Bank of India	1/31/2019	3,000	5.9%	Fastsigns	12/31/2016	2,700	5.3%	$0	$767	$40,000	$0	$4,167	$250,000	$44,838
Loan		45	Chateau Montagne Apartments	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$6,862	$0	$0	$0	$0	$101,092
Loan		46	Eco City MHC	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$792	$0	$0	$0	$0	$73,933
Loan		47	Brookworth Plaza Outparcels	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$180	$0	$0	$495	$0	$0
Loan		48	Noah's Ark Self Storage	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$674	$0	$0	$0	$0	$29,578
Loan		49	Best Western Weston Inn - West Yellowstone, MT	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$7,433	$0	$0	$0	$0	$8,134
Loan		50	Trocam Plaza	0.4%	Abyssinia Restaurant and Market	10/31/2017	2,054	8.7%	Yenat Market	4/30/2016	1,800	7.6%	$0	$0	$0	$0	$1,872	$44,933	$5,014
Loan		51	New York Plaza	0.4%	Family Dollar	12/31/2017	11,204	11.9%	N/A	N/A	N/A	N/A	$50,000	$0	$50,000	$200,000	$0	$200,000	$67,232
Loan	10	52	Fargo Industrial	0.4%									$0	$1,881	$0	$300,000	$0	$150,000	$69,036
Property		52.01	Fargo Industrial - Main Avenue	0.2%	G&K Services	MTM	7,962	9.4%	Cabinet Concepts	9/30/2016	6,925	8.2%
Property		52.02	Fargo Industrial - 13th Street	0.0%	Patrick Ash Transportation	11/30/2018	1,250	8.3%	Dave Lapashe	2/28/2016	1,250	8.3%
Property		52.03	Fargo Industrial - 10th Street	0.1%	Patrick Ash Transportation	9/30/2018	4,500	8.5%	Moore Designs	5/31/2017	3,000	5.7%
Loan	10	53	Redding and Roseburg Portfolio	0.4%									$0	$867	$0	$0	$0	$0	$44,317
Property		53.01	Redding and Roseburg Portfolio - Best Buy Redding	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		53.02	Redding and Roseburg Portfolio - Roseburg Medical Plaza	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		54	Blue Diamond Business Center	0.3%	Camden Tradeshow & Event	10/31/2015	6,250	9.1%	Moss Inc.	12/31/2015	6,250	9.1%	$0	$1,146	$41,250	$100,000	$2,083	$200,000	$14,210
Loan		55	1035 W. Antelope Drive	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$75	$0	$0	$500	$18,000	$16,500
Loan		56	Guardian Apartments	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$1,613	$0	$0	$0	$0	$0

APPENDIX I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN RESERVE INFORMATION							THIRD PARTY REPORTS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Initial Other Reserves	Ongoing Other Reserves	Other Reserves Description	Appraisal Report Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	Seismic Zone	PML %
Loan	3, 4	1	Herald Center	9.8%	$0	$0	$0	$0	$48,000,000	$0	H&M Reserve; West 34th Street Reserve	7/13/2015	7/20/2015	N/A	7/20/2015	N/A	No	N/A
Loan	5, 6	2	261 Fifth Avenue	9.3%	$350,475	$0	$0	$0	$457,936	$0	Free rent reserve	8/7/2015	6/13/2015	N/A	7/14/2015	N/A	No	N/A
Loan	7	3	Roosevelt New Orleans Waldorf Astoria	7.0%	$0	$0	$0	$0	$212,103	$0	Ground Sublease Escrow Fund	4/30/2015	1/23/2015	N/A	3/6/2015	N/A	No	N/A
Loan	8, 9, 10	4	Coastal Equities Retail Portfolio	5.1%	$186,173	$0	$0	$3,380,981	$1,222,250	$0	Environmental Escrow; Outstanding TI/LC
Property		4.01	Coastal Equities Retail Portfolio - Home Depot	0.5%								4/16/2015	4/15/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.02	Coastal Equities Retail Portfolio - Glenwood Plaza	0.4%								5/26/2015	4/15/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.03	Coastal Equities Retail Portfolio - Rodney Village	0.4%								5/26/2015	4/28/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.04	Coastal Equities Retail Portfolio - Westown Square	0.4%								6/19/2015	4/30/2015	5/29/2015	4/20/2015	N/A	No	N/A
Property		4.05	Coastal Equities Retail Portfolio - Plaza North	0.4%								6/19/2015	4/28/2015	5/27/2015	4/20/2015	N/A	No	N/A
Property		4.06	Coastal Equities Retail Portfolio - Mattatuck Plaza	0.3%								5/7/2015	4/28/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.07	Coastal Equities Retail Portfolio - Ahoskie Commons	0.3%								6/4/2015	4/15/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.08	Coastal Equities Retail Portfolio - Athens Town Center	0.2%								5/26/2015	4/15/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.09	Coastal Equities Retail Portfolio - Northeast Plaza	0.2%								5/22/2015	4/20/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.10	Coastal Equities Retail Portfolio - Summer Commons	0.2%								6/9/2015	4/17/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.11	Coastal Equities Retail Portfolio - Henderson Marketplace	0.2%								5/22/2015	4/15/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.12	Coastal Equities Retail Portfolio - Boulevard Plaza	0.2%								5/22/2015	4/29/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.13	Coastal Equities Retail Portfolio - Hungarybrook	0.2%								6/17/2015	4/212015	N/A	4/20/2015	N/A	No	N/A
Property		4.14	Coastal Equities Retail Portfolio - Cummings Park Plaza	0.2%								6/4/2015	4/17/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.15	Coastal Equities Retail Portfolio - Market At Riverdale Bend	0.2%								6/18/2015	4/20/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.16	Coastal Equities Retail Portfolio - Northland Plaza	0.1%								6/23/2015	4/14/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.17	Coastal Equities Retail Portfolio - Cordele Corners	0.1%								5/22/2015	4/16/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.18	Coastal Equities Retail Portfolio - Anniston Plaza	0.1%								6/18/2015	4/14/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.19	Coastal Equities Retail Portfolio - Centre Plaza	0.1%								6/18/2015	4/15/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.20	Coastal Equities Retail Portfolio - Homosassa Square	0.1%								5/26/2015	4/16/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.21	Coastal Equities Retail Portfolio - Meeting Square Center	0.1%								6/19/2015	4/17/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.22	Coastal Equities Retail Portfolio - Plank Plaza	0.1%								5/26/2015	4/17/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.23	Coastal Equities Retail Portfolio - Laurens Plaza	0.1%								5/26/2015	4/15/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.24	Coastal Equities Retail Portfolio - Pelham Plaza	0.1%								6/18/2015	4/17/2015	N/A	4/20/2015	N/A	No	N/A
Property		4.25	Coastal Equities Retail Portfolio - Collins Park Commons	0.0%								5/26/2015	4/16/2015	N/A	4/20/2015	N/A	No	N/A
Loan	10, 11	5	Colorado Technology Center Portfolio	5.0%	$105,785	$0	$0	$0	$4,784,006	$0	Existing TI/LC; Rent Concession Funds
Property		5.01	Colorado Technology Center Portfolio - 1775 Cherry Street	1.0%								7/24/2015	6/12/2015	N/A	6/12/2015	N/A	No	N/A
Property		5.02	Colorado Technology Center Portfolio - 1480 South Arthur Avenue	0.8%								7/22/2015	6/12/2015	N/A	6/12/2015	N/A	No	N/A
Property		5.03	Colorado Technology Center Portfolio - 1795 Dogwood Street	0.7%								7/24/2015	6/12/2015	N/A	6/12/2015	N/A	No	N/A
Property		5.04	Colorado Technology Center Portfolio - 1886 Prairie Way	0.7%								7/24/2015	6/12/2015	N/A	6/12/2015	N/A	No	N/A
Property		5.05	Colorado Technology Center Portfolio - 321 South Taylor Avenue	0.7%								7/22/2015	6/12/2015	N/A	6/12/2015	N/A	No	N/A
Property		5.06	Colorado Technology Center Portfolio - 195 CTC Boulevard	0.6%								7/24/2015	6/12/2015	N/A	6/12/2015	N/A	No	N/A
Property		5.07	Colorado Technology Center Portfolio - 346 South Arthur Avenue	0.5%								7/22/2015	6/12/2015	N/A	6/12/2015	N/A	No	N/A
Loan	4	6	Villas at Dorsey Ridge	4.6%	$35,516	$0	$0	$0	$0	$0	N/A	6/13/2015	4/20/2015	N/A	4/17/2015	N/A	No	N/A
Loan		7	Commerce Office Park	4.2%	$44,622	$0	$0	$0	$0	$0	N/A	6/11/2015	4/15/2015	N/A	4/15/2015	4/15/2015	Yes	14.00%
Loan		8	Asian Garden Mall	3.6%	$26,889	$0	$0	$0	$0	$0	N/A	6/23/2015	5/28/2015	N/A	5/27/2015	5/27/2015	Yes	11.00%
Loan		9	Bucks County Technology Park	2.6%	$56,295	$149,302	$13,573	$0	$250,000	$0	Debt Service Reserve	4/7/2015	4/20/2015	N/A	4/20/2015	N/A	No	N/A
Loan	10	10	Citrus & City Place Apartments	2.4%	$16,293	$0	$0	$80,219	$0	$0	N/A
Property		10.01	Citrus & City Place Apartments - Citrus Apartments	1.4%								6/23/2015	3/17/2015	N/A	6/17/2015	N/A	No	N/A
Property		10.02	Citrus & City Place Apartments - City Place Apartments	0.9%								6/23/2015	3/17/2015	N/A	6/17/2015	N/A	No	N/A
Loan	12	11	644 West Putnam Avenue	2.3%	$18,831	$0	$0	$0	$3,085,460	$0	Unfunded Obligation Reserve; West Med Rent Reserve; Garage Repair Reserve	7/21/2015	6/26/2015	N/A	6/26/2015	N/A	No	N/A
Loan		12	1800 Route 34	2.0%	$34,795	$32,679	$2,971	$9,375	$222,480	$0	Single Throw TI/LC Reserve; Single Throw Free Rent Reserve; ANMAC TI/LC Reserve; NRG Solar TI/LC Reserve	6/11/2015	6/10/2015	N/A	6/11/2015	N/A	No	N/A
Loan		13	Lycoming Crossing Shopping Center	1.8%	$8,710	$8,978	$2,993	$0	$0	$0	N/A	6/30/2015	4/10/2015	N/A	4/10/2015	N/A	No	N/A
Loan		14	The Gateway at Summerset Apartments	1.8%	$24,013	$0	$0	$0	$0	$0	N/A	7/30/2015	6/18/2015	N/A	6/18/2015	N/A	No	N/A
Loan	4, 13	15	Uptown Crossing	1.8%	$25,440	$9,770	$2,443	$0	$0	$0	N/A	6/1/2015	5/1/2015	N/A	5/1/2015	N/A	No	N/A
Loan	14	16	Boise Towne Plaza	1.7%	$0	$0	$0	$0	$0	$0	N/A	6/23/2015	6/16/2015	N/A	6/2/2015	N/A	No	N/A
Loan		17	The Chapman Apartments	1.7%	$22,239	$16,830	$1,498	$0	$500,000	$0	JCP Reserve	7/31/2015	6/16/2015	N/A	6/16/2015	N/A	No	N/A
Loan		18	Everett Apartments Las Vegas	1.5%	$15,438	$0	$0	$0	$0	$0	N/A	6/22/2015	6/19/2015	N/A	6/19/2015	N/A	No	N/A
Loan		19	Regency Oaks Apartments	1.5%	$19,767	$18,180	$9,090	$27,881	$0	$0	N/A	7/27/2015	7/11/2015	N/A	7/10/2015	N/A	No	N/A
Loan		20	Twin City Town Center	1.5%	$8,748	$4,643	$2,321	$0	$0	$0	N/A	6/3/2015	5/28/2015	N/A	5/28/2015	5/28/2015	Yes	11.00%
Loan	4, 10	21	Hammel Medical Office Portfolio	1.5%	$40,083	$0	$0	$99,250	$0	$0	N/A
Property		21.01	Hammel Medical Office Portfolio - 5000 Stonewood Drive	0.3%								8/11/2015	6/30/2015	N/A	6/30/2015	N/A	No	N/A
Property		21.02	Hammel Medical Office Portfolio - 12330 Perry Highway	0.3%								8/4/2015	6/30/2015	N/A	7/6/2015	N/A	No	N/A
Property		21.03	Hammel Medical Office Portfolio - 3000 Stonewood Drive	0.2%								8/11/2015	6/30/2015	N/A	6/30/2015	N/A	No	N/A
Property		21.04	Hammel Medical Office Portfolio - 1000 Stonewood Drive	0.2%								8/11/2015	6/30/2015	N/A	6/30/2015	N/A	No	N/A
Property		21.05	Hammel Medical Office Portfolio - 12300 Perry Highway	0.2%								8/4/2015	6/30/2015	N/A	7/6/2015	N/A	No	N/A
Property		21.06	Hammel Medical Office Portfolio - 105 Bradford Road	0.2%								8/11/2015	6/30/2015	N/A	7/6/2015	N/A	No	N/A
Property		21.07	Hammel Medical Office Portfolio - 4001 Stonewood Drive	0.1%								8/11/2015	6/30/2015	N/A	6/30/2015	N/A	No	N/A
Loan	4	22	Landmark Towers	1.4%	$15,556	$0	$0	$19,063	$31,577	$0	New Tenant Rent Reserve	6/15/2015	4/10/2015	N/A	4/9/2015	N/A	No	N/A
Loan		23	Pageantry West Office Park	1.4%	$7,280	$18,109	$1,534	$0	$919,891	$0	Upfront NCF Reserve; Free Rent Holdbacks; Allabashi Reserve; Kruyer Dental Reserve; Zephyr Reserve	7/15/2015	7/10/2015	N/A	7/10/2015	N/A	No	N/A
Loan	15	24	Coca Cola Bottling Facility	1.4%	$0	$0	$0	$0	$113,555	$250	Rent Concession Reserve Funds; Access Easement Fee Funds	7/24/2015	3/11/2015	N/A	3/11/2015	N/A	No	N/A
Loan		25	Hibernia Apartments	1.3%	$28,363	$0	$0	$0	$0	$0	N/A	5/20/2015	5/18/2015	N/A	5/18/2015	N/A	No	N/A
Loan		26	Embassy Plaza	1.3%	$14,805	$0	$0	$217,263	$0	$0	N/A	6/18/2015	6/15/2015	N/A	6/15/2015	6/15/2015	Yes	16.00%
Loan		27	Twinsburg Town Center	1.2%	$27,747	$15,687	$5,229	$44,735	$321,964	$0	Outstanding TI/LC Reserve; University Hospital Reserve; PetValu Rent Gap Reserve	7/10/2015	6/25/2015	N/A	6/26/2015	N/A	No	N/A
Loan	10, 11	28	MWR Midwest Retail Portfolio	1.2%	$0	$0	$0	$0	$0	$0	N/A
Property		28.01	MWR Midwest Retail Portfolio - Walgreens	0.4%								6/15/2015	5/14/2015	N/A	5/15/2015	N/A	No	N/A
Property		28.02	MWR Midwest Retail Portfolio - TCF National Bank	0.2%								5/18/2015	5/14/2015	N/A	5/15/2015	N/A	No	N/A
Property		28.03	MWR Midwest Retail Portfolio - Staples	0.2%								6/16/2015	5/15/2015	N/A	5/15/2015	N/A	No	N/A
Property		28.04	MWR Midwest Retail Portfolio - Vitamin Shoppe	0.2%								6/16/2015	5/15/2015	N/A	5/14/2015	N/A	No	N/A
Property		28.05	MWR Midwest Retail Portfolio - IHOP	0.1%								6/15/2015	5/14/2015	N/A	5/15/2015	N/A	No	N/A
Property		28.06	MWR Midwest Retail Portfolio - Sherwin Williams	0.1%								5/20/2015	6/19/2015	N/A	5/14/2015	N/A	No	N/A
Property		28.07	MWR Midwest Retail Portfolio - Tim Horton's	0.0%								6/15/2015	5/14/2015	N/A	5/15/2015	N/A	No	N/A
Loan		29	Nichols Square Apartments	1.2%	$11,083	$0	$0	$32,063	$0	$0	N/A	6/5/2015	6/17/2015	N/A	6/1/2015	N/A	No	N/A
Loan	16	30	Towneplace Suites Ontario Airport - Rancho Cucamonga, CA	1.0%	$8,935	$0	$0	$0	$1,000,000	$0	PIP Reserve	4/30/2015	4/13/2015	N/A	4/14/2015	4/14/2015	Yes	8.00%
Loan		31	Crown Point Apartments	1.0%	$9,876	$0	$0	$84,000	$0	$0	N/A	6/23/2015	6/24/2015	N/A	6/18/2015	N/A	No	N/A
Loan		32	Brandemere Apartments	1.0%	$12,722	$0	$0	$0	$0	$0	N/A	4/27/2015	3/31/2015	N/A	4/1/2015	N/A	No	N/A
Loan		33	Courtyard by Marriott Columbia, MO	1.0%	$9,601	$0	$0	$0	$0	$0	N/A	7/14/2015	6/10/2015	N/A	6/8/2015	N/A	No	N/A
Loan	4	34	Staybridge Suites DFW Airport - Irving, TX	1.0%	$16,627	$0	$0	$0	$1,000,000	$0	PIP Reserve	6/30/2015	6/19/2015	N/A	6/22/2015	N/A	No	N/A
Loan		35	Summit Pointe Apartments and Villas	1.0%	$12,281	$15,667	$2,611	$0	$0	$0	N/A	8/17/2015	7/2/2015	N/A	7/2/2015	N/A	No	N/A
Loan		36	TownePlace Suites Frederick, MD	0.9%	$10,699	$7,095	$1,774	$0	$0	$0	N/A	6/29/2015	6/1/2015	N/A	6/1/2015	N/A	No	N/A
Loan	4	37	Manzanita Plaza	0.9%	$18,877	$1,005	$502	$181,675	$614,114	$0	Lease Rollover Reserve; Landlord Work Reserve; Dominos Rent Reserve; Dominos TI Reserve; Metro PCS Rent Reserve	6/19/2015	5/13/2015	N/A	5/14/2015	N/A	No	N/A
Loan		38	Home2Suites Lexington Park, MD	0.8%	$4,263	$8,631	$2,158	$0	$0	$0	N/A	8/11/2015	7/7/2015	N/A	7/7/2015	N/A	No	N/A
Loan		39	Courtyard Marriott - Mankato, MN	0.8%	$11,053	$16,877	$2,295	$0	$0	$0	N/A	7/10/2015	7/1/2015	N/A	7/2/2015	N/A	No	N/A
Loan		40	Sierra Town Center	0.7%	$4,895	$5,352	$765	$36,280	$0	$0	N/A	7/29/2015	7/16/2015	N/A	7/15/2015	N/A	No	N/A
Loan		41	Crescenta Valley Mini Storage	0.6%	$2,524	$854	$854	$0	$0	$0	N/A	7/10/2015	4/10/2015	N/A	4/10/2015	4/10/2015	Yes	11.00%
Loan	4	42	Holiday Inn Express & Suites - Dallas North Tollway, TX	0.6%	$8,467	$0	$0	$0	$500,000	$4,167	PIP Reserve	3/30/2015	4/22/2015	N/A	4/22/2015	N/A	No	N/A
Loan		43	Chenal Creek Shopping Center	0.6%	$3,509	$0	$0	$0	$34,400	$0	Zound's Hearing Aids Reserve; Zound's Hearing Aids Outstanding TI Reserve	5/22/2015	4/27/2015	N/A	4/27/2015	N/A	No	N/A
Loan		44	Pepper Tree Plaza	0.6%	$8,968	$1,784	$892	$0	$0	$0	N/A	7/30/2015	6/25/2015	N/A	6/25/2015	6/24/2015	Yes	6.00%
Loan		45	Chateau Montagne Apartments	0.5%	$10,109	$0	$6,687	$112,720	$0	$0	N/A	6/1/2015	6/8/2015	N/A	6/8/2015	N/A	No	N/A
Loan		46	Eco City MHC	0.5%	$6,721	$2,315	$1,158	$26,406	$0	$0	N/A	7/16/2015	6/25/2015	N/A	6/25/2015	N/A	No	N/A
Loan		47	Brookworth Plaza Outparcels	0.5%	$0	$702	$176	$0	$0	$0	N/A	5/14/2015	3/9/2015	N/A	3/11/2015	N/A	No	N/A
Loan		48	Noah's Ark Self Storage	0.4%	$4,930	$8,730	$2,450	$0	$0	$0	N/A	7/13/2015	7/14/2015	N/A	7/15/2015	N/A	No	N/A
Loan		49	Best Western Weston Inn - West Yellowstone, MT	0.4%	$1,627	$51,732	$3,695	$0	$205,603	$41,323	Seasonality Reserve; Annual Dues Reserve	8/19/2015	7/17/2015	N/A	7/16/2015	N/A	No	N/A
Loan		50	Trocam Plaza	0.4%	$2,507	$984	$984	$0	$8,400	$0	Ambasel Free Rent Holdback	7/9/2015	5/29/2015	N/A	5/28/2015	N/A	No	N/A
Loan		51	New York Plaza	0.4%	$8,404	$24,460	$2,038	$0	$0	$0	N/A	7/14/2015	6/16/2015	N/A	6/17/2015	N/A	No	N/A
Loan	10	52	Fargo Industrial	0.4%	$8,630	$4,574	$1,144	$28,375	$0	$0	N/A
Property		52.01	Fargo Industrial - Main Avenue	0.2%								6/24/2015	6/16/2015	N/A	6/10/2015	N/A	No	N/A
Property		52.02	Fargo Industrial - 13th Street	0.0%								6/24/2015	6/16/2015	N/A	6/12/2015	N/A	No	N/A
Property		52.03	Fargo Industrial - 10th Street	0.1%								6/24/2015	6/16/2015	N/A	6/12/2015	N/A	No	N/A
Loan	10	53	Redding and Roseburg Portfolio	0.4%	$6,331	$3,406	$1,703	$36,250	$0	$0	N/A
Property		53.01	Redding and Roseburg Portfolio - Best Buy Redding	0.2%								6/30/2015	6/29/2015	N/A	6/29/2015	6/26/2015	Yes	6.00%
Property		53.02	Redding and Roseburg Portfolio - Roseburg Medical Plaza	0.1%								6/30/2015	6/30/2015	N/A	6/29/2015	6/26/2015	Yes	3.00%
Loan		54	Blue Diamond Business Center	0.3%	$3,552	$11,183	$1,017	$0	$7,000	$0	Ground Lease Reserve	8/3/2015	7/15/2015	N/A	7/15/2015	N/A	No	N/A
Loan		55	1035 W. Antelope Drive	0.2%	$1,500	$6,097	$610	$0	$0	$0	N/A	8/3/2015	6/8/2015	N/A	7/1/2015	N/A	No	N/A
Loan		56	Guardian Apartments	0.2%	$1,449	$4,275	$2,137	$0	$0	$0	N/A	6/22/2015	6/4/2015	N/A	6/3/2015	N/A	No	N/A

APPENDIX I - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
Loan	3, 4	1	Herald Center	9.8%	$140,000,000		44.6%	1.94x	9.1%	$40,000,000	51.6%	1.66x	7.9%
Loan	5, 6	2	261 Fifth Avenue	9.3%	$70,000,000		60.0%	1.52x	7.4%
Loan	7	3	Roosevelt New Orleans Waldorf Astoria	7.0%	$82,301,306		64.4%	1.70x	12.4%
Loan	8, 9, 10	4	Coastal Equities Retail Portfolio	5.1%	$109,000,000		72.5%	1.48x	10.1%
Property		4.01	Coastal Equities Retail Portfolio - Home Depot	0.5%
Property		4.02	Coastal Equities Retail Portfolio - Glenwood Plaza	0.4%
Property		4.03	Coastal Equities Retail Portfolio - Rodney Village	0.4%
Property		4.04	Coastal Equities Retail Portfolio - Westown Square	0.4%
Property		4.05	Coastal Equities Retail Portfolio - Plaza North	0.4%
Property		4.06	Coastal Equities Retail Portfolio - Mattatuck Plaza	0.3%
Property		4.07	Coastal Equities Retail Portfolio - Ahoskie Commons	0.3%
Property		4.08	Coastal Equities Retail Portfolio - Athens Town Center	0.2%
Property		4.09	Coastal Equities Retail Portfolio - Northeast Plaza	0.2%
Property		4.10	Coastal Equities Retail Portfolio - Summer Commons	0.2%
Property		4.11	Coastal Equities Retail Portfolio - Henderson Marketplace	0.2%
Property		4.12	Coastal Equities Retail Portfolio - Boulevard Plaza	0.2%
Property		4.13	Coastal Equities Retail Portfolio - Hungarybrook	0.2%
Property		4.14	Coastal Equities Retail Portfolio - Cummings Park Plaza	0.2%
Property		4.15	Coastal Equities Retail Portfolio - Market At Riverdale Bend	0.2%
Property		4.16	Coastal Equities Retail Portfolio - Northland Plaza	0.1%
Property		4.17	Coastal Equities Retail Portfolio - Cordele Corners	0.1%
Property		4.18	Coastal Equities Retail Portfolio - Anniston Plaza	0.1%
Property		4.19	Coastal Equities Retail Portfolio - Centre Plaza	0.1%
Property		4.20	Coastal Equities Retail Portfolio - Homosassa Square	0.1%
Property		4.21	Coastal Equities Retail Portfolio - Meeting Square Center	0.1%
Property		4.22	Coastal Equities Retail Portfolio - Plank Plaza	0.1%
Property		4.23	Coastal Equities Retail Portfolio - Laurens Plaza	0.1%
Property		4.24	Coastal Equities Retail Portfolio - Pelham Plaza	0.1%
Property		4.25	Coastal Equities Retail Portfolio - Collins Park Commons	0.0%
Loan	10, 11	5	Colorado Technology Center Portfolio	5.0%
Property		5.01	Colorado Technology Center Portfolio - 1775 Cherry Street	1.0%
Property		5.02	Colorado Technology Center Portfolio - 1480 South Arthur Avenue	0.8%
Property		5.03	Colorado Technology Center Portfolio - 1795 Dogwood Street	0.7%
Property		5.04	Colorado Technology Center Portfolio - 1886 Prairie Way	0.7%
Property		5.05	Colorado Technology Center Portfolio - 321 South Taylor Avenue	0.7%
Property		5.06	Colorado Technology Center Portfolio - 195 CTC Boulevard	0.6%
Property		5.07	Colorado Technology Center Portfolio - 346 South Arthur Avenue	0.5%
Loan	4	6	Villas at Dorsey Ridge	4.6%
Loan		7	Commerce Office Park	4.2%
Loan		8	Asian Garden Mall	3.6%
Loan		9	Bucks County Technology Park	2.6%
Loan	10	10	Citrus & City Place Apartments	2.4%
Property		10.01	Citrus & City Place Apartments - Citrus Apartments	1.4%
Property		10.02	Citrus & City Place Apartments - City Place Apartments	0.9%
Loan	12	11	644 West Putnam Avenue	2.3%
Loan		12	1800 Route 34	2.0%
Loan		13	Lycoming Crossing Shopping Center	1.8%
Loan		14	The Gateway at Summerset Apartments	1.8%
Loan	4, 13	15	Uptown Crossing	1.8%
Loan	14	16	Boise Towne Plaza	1.7%
Loan		17	The Chapman Apartments	1.7%
Loan		18	Everett Apartments Las Vegas	1.5%
Loan		19	Regency Oaks Apartments	1.5%
Loan		20	Twin City Town Center	1.5%
Loan	4, 10	21	Hammel Medical Office Portfolio	1.5%
Property		21.01	Hammel Medical Office Portfolio - 5000 Stonewood Drive	0.3%
Property		21.02	Hammel Medical Office Portfolio - 12330 Perry Highway	0.3%
Property		21.03	Hammel Medical Office Portfolio - 3000 Stonewood Drive	0.2%
Property		21.04	Hammel Medical Office Portfolio - 1000 Stonewood Drive	0.2%
Property		21.05	Hammel Medical Office Portfolio - 12300 Perry Highway	0.2%
Property		21.06	Hammel Medical Office Portfolio - 105 Bradford Road	0.2%
Property		21.07	Hammel Medical Office Portfolio - 4001 Stonewood Drive	0.1%
Loan	4	22	Landmark Towers	1.4%
Loan		23	Pageantry West Office Park	1.4%
Loan	15	24	Coca Cola Bottling Facility	1.4%
Loan		25	Hibernia Apartments	1.3%
Loan		26	Embassy Plaza	1.3%
Loan		27	Twinsburg Town Center	1.2%
Loan	10, 11	28	MWR Midwest Retail Portfolio	1.2%
Property		28.01	MWR Midwest Retail Portfolio - Walgreens	0.4%
Property		28.02	MWR Midwest Retail Portfolio - TCF National Bank	0.2%
Property		28.03	MWR Midwest Retail Portfolio - Staples	0.2%
Property		28.04	MWR Midwest Retail Portfolio - Vitamin Shoppe	0.2%
Property		28.05	MWR Midwest Retail Portfolio - IHOP	0.1%
Property		28.06	MWR Midwest Retail Portfolio - Sherwin Williams	0.1%
Property		28.07	MWR Midwest Retail Portfolio - Tim Horton's	0.0%
Loan		29	Nichols Square Apartments	1.2%
Loan	16	30	Towneplace Suites Ontario Airport - Rancho Cucamonga, CA	1.0%
Loan		31	Crown Point Apartments	1.0%
Loan		32	Brandemere Apartments	1.0%
Loan		33	Courtyard by Marriott Columbia, MO	1.0%
Loan	4	34	Staybridge Suites DFW Airport - Irving, TX	1.0%
Loan		35	Summit Pointe Apartments and Villas	1.0%
Loan		36	TownePlace Suites Frederick, MD	0.9%
Loan	4	37	Manzanita Plaza	0.9%
Loan		38	Home2Suites Lexington Park, MD	0.8%
Loan		39	Courtyard Marriott - Mankato, MN	0.8%
Loan		40	Sierra Town Center	0.7%
Loan		41	Crescenta Valley Mini Storage	0.6%
Loan	4	42	Holiday Inn Express & Suites - Dallas North Tollway, TX	0.6%
Loan		43	Chenal Creek Shopping Center	0.6%
Loan		44	Pepper Tree Plaza	0.6%
Loan		45	Chateau Montagne Apartments	0.5%
Loan		46	Eco City MHC	0.5%
Loan		47	Brookworth Plaza Outparcels	0.5%
Loan		48	Noah's Ark Self Storage	0.4%
Loan		49	Best Western Weston Inn - West Yellowstone, MT	0.4%
Loan		50	Trocam Plaza	0.4%
Loan		51	New York Plaza	0.4%
Loan	10	52	Fargo Industrial	0.4%
Property		52.01	Fargo Industrial - Main Avenue	0.2%
Property		52.02	Fargo Industrial - 13th Street	0.0%
Property		52.03	Fargo Industrial - 10th Street	0.1%
Loan	10	53	Redding and Roseburg Portfolio	0.4%
Property		53.01	Redding and Roseburg Portfolio - Best Buy Redding	0.2%
Property		53.02	Redding and Roseburg Portfolio - Roseburg Medical Plaza	0.1%
Loan		54	Blue Diamond Business Center	0.3%
Loan		55	1035 W. Antelope Drive	0.2%
Loan		56	Guardian Apartments	0.2%

MSBAM 2015-C25

(1)	BANA—Bank of America, National Association; MSBNA—Morgan Stanley Bank, N.A.; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; CIBC—CIBC Inc.; SMC—Starwood Mortgage Capital LLC; SMF III—Starwood Mortgage Funding III LLC.

(2)	The Administrative Fee Rate includes the master servicing fee rate, trust advisor fee rate, trustee/certificate administrator fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced mortgage loan, pari passu loan primary servicing fee rate, in each case applicable to the related mortgage loan.

(3)	Mortgage Loan No. 1, Herald Center, is part of a loan pair evidenced by four pari passu promissory notes with an aggregate Cut-off Date principal balance of $255,000,000. The Herald Center mortgage loan is evidenced by two such pari passu promissory notes (Notes A-2 and A-3) with an aggregate outstanding principal balance as of the Cut-off Date of $115,000,000. The pari passu promissory notes not included in the Issuing Entity (Note A-1 and A-4) evidence the related serviced companion loan, which had an outstanding principal balance as of the Cut-off Date of $140,000,000 and is expected to be held by Morgan Stanley Bank, N.A. or an affiliate thereof on the closing date of this transaction and may be contributed to one or more future securitization transactions or otherwise transferred at any time. Defeasance is permitted at any time on or after the earlier of (a) the end of the two-year period commencing on the securitization closing date with respect to the last Herald Center promissory note to be securitized and (b) the 42nd scheduled payment date. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related pari passu serviced companion loan. See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs—The Herald Center Loan Pair” in this prospectus supplement.

(4)	With respect to Mortgage Loan Nos. 1, 6, 15, 21, 22, 34, 37 and 42, Herald Center, Villas at Dorsey Ridge, Uptown Crossing, Hammel Medical Office Portfolio, Landmark Towers, Staybridge Suites DFW Airport - Irving, TX, Manzanita Plaza and Holiday Inn Express & Suites - Dallas North Tollway, TX the related mortgage loan documents permit future mezzanine financing generally subject to compliance with certain combined LTV, DSCR and/or Debt Yield tests. See "Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Subordinate and Other Financing" in the prospectus supplement.

(5)	Mortgage Loan No. 2, 261 Fifth Avenue, is part of a loan pair evidenced by two pari passu promissory notes with an aggregate Cut-off Date principal balance of $180,000,000. The 261 Fifth Avenue mortgage loan is evidenced by one pari passu promissory note (Note A-1) with an aggregate outstanding principal balance as of the Cut-off Date of $110,000,000. The pari passu promissory note not included in the Issuing Entity (Note A-2) evidence the related serviced companion loan, which had an outstanding principal balance as of the Cut-off Date of $70,000,000 and was contributed to the BACM 2015-UBS7 securitization trust. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related pari passu serviced companion loan. See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs—The 261 Fifth Avenue Loan Pair” in this prospectus supplement.

(6)	With respect to Mortgage Loan No. 2, 261 Fifth Avenue, the 3rd Largest Tenant, Mistdoda Capital LLC, is currently subleasing 12,757 sq. ft. on the 24th floor to Christine Valmy International School, Inc., 12,757 sq. ft. on the 25th floor to The Norwest Company, LLC and 12,757 sq. ft. on the 26th floor to Badger & Winters Group, Inc. through the end of the Mistdoda Capital LLC lease term, October 31, 2017.

(7)	Mortgage Loan No. 3, Roosevelt New Orleans Waldorf Astoria, is part of a non-serviced loan combination evidenced by three pari passu promissory notes with an aggregate Cut-off Date principal balance of $164,602,613. The Roosevelt New Orleans Waldorf Astoria mortgage loan is evidenced by two such pari passu promissory notes (Notes A-2 and A-3) with an aggregate outstanding principal balance as of the Cut-off Date of $82,301,306. The pari passu promissory note not included in the Issuing Entity (Note A-1) evidences the related non-serviced companion loan, which had an outstanding principal balance as of the Cut-off Date of $82,301,306 and was contributed to the JPMBB 2015-C31 securitization trust. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related pari passu non-serviced companion loan. See “Description of the Mortgage Pool—The Non-Serviced Loan Combinations—The Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination” in this prospectus supplement.

MSBAM 2015-C25

(8)	Mortgage Loan No. 4, Coastal Equities Retail Portfolio, is part of a non-serviced loan combination evidenced by ten pari passu promissory notes with an aggregate Cut-off Date principal balance of $169,000,000. The Coastal Equities Retail Portfolio mortgage loan is evidenced by four such pari passu promissory notes (Notes A-4, A-5, A-8 and A-9) with an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000. The pari passu promissory notes not included in the Issuing Entity (Notes A-1, A-2, A-3 A-6, A-7 and A-10) evidence the related non-serviced companion loan, which had an outstanding principal balance as of the Cut-off Date of $109,000,000. Notes A-1, A-2, A-3 and A-7, which had an aggregate outstanding principal balance as of the Cut-off Date of $85,000,000, were contributed to the MSBAM 2015-C24 securitization trust. Notes A-6 and A-10, which had an aggregate outstanding principal balance as of the Cut-off Date of $24,000,000, are expected to be held by Morgan Stanley Bank, N.A. or an affiliate thereof on the closing date of this transaction and may be contributed to one or more future securitization transactions or otherwise transferred at any time. Defeasance is permitted at any time on or after the earlier of (a) the end of the two-year period commencing on the securitization closing date with respect to the last Herald Center promissory note to be securitized and (b) the 42nd scheduled payment date. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related pari passu non-serviced companion loan. See “Description of the Mortgage Pool—The Non-Serviced Loan Combinations—The Coastal Equities Retail Portfolio Non-Serviced Loan Combination” in this prospectus supplement.

(9)	With respect to Mortgage Loan No. 4, Coastal Equities Retail Portfolio, the Appraised Value represents the “portfolio value” conclusion. The sum of the values on a stand-alone basis is $222,450,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the appraised value on a stand-alone basis are 76.0% and 68.3%, respectively. See "Risk Factors—Risks Related to the Mortgage Loans—Limitations of Appraisals" in this prospectus supplement.

(10)	With respect to Mortgage Loan Nos. 4, 5, 10, 21, 28, 52 and 53, Coastal Equities Retail Portfolio, Colorado Technology Center Portfolio, Citrus & City Place Apartments, Hammel Medical Office Portfolio, MWR Midwest Retail Portfolio, Fargo Industrial and Redding and Roseburg Portfolio each such mortgage loan is secured by multiple properties. For purposes of the statistical information set forth in this prospectus supplement as to such mortgage loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Unit calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each mortgaged property based on the respective Appraised Values and/or UW NCF, among other methods.

(11)	With respect to Mortgage Loan Nos. 5 and 28, Colorado Technology Center Portfolio and MWR Midwest Retail Portfolio the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, in connection with a partial defeasance or prepayment of the related mortgage loan. See “Description of the Mortgage Pool—Material Terms and Characteristics of the Mortgage Loans—Defeasance Loans” and “—Partial Releases Other Than in Connection with Defeasance” in this prospectus supplement.

(12)	With respect to Mortgage Loan No. 11, 644 West Putnam Avenue, the Appraised Value represents the “prospective market value upon stabilization” value of $35,500,000 as of November 1, 2015, which is includes the lease-up costs associated with new tenants Mo Co Ho Co and WestMed and results in a Cut-off Date LTV Ratio of 75.0%. The “as-is” appraised value as of June 22, 2015 is $33,700,000, which results in a Cut-off Date Ratio of 79.0%. See “Risk Factors—Limitations of Appraisals” in this prospectus supplement.

(13)	With respect to Mortgage Loan No. 15, Uptown Crossing, the mortgaged property is comprised of 135 student housing units totaling 70,134 SF and 56,021 SF of first and second floor retail and office space. The student housing space was 97.8% occupied as of June 15, 2015 and the retail/office space was 96.5% occupied as of June 16, 2015.

(14)	With respect to Mortgage Loan No. 16, Boise Towne Plaza, the Debt Service Payment Grace Period to Impose Default is zero days, but two days once every 12 months.

(15)	With respect to Mortgage Loan No. 24, Coca Cola Bottling Facility, the Appraised Value represents the “as stabilized” value of $21,800,000 as of October 1, 2015, which is the rent commencement date for the sole tenant at the property, “Coca-Cola,” for which $112,030 was reserved as a rent holdback at loan origination. The “as is” value as of February 23, 2015 is $20,000,000. See “Risk Factors—Risks Related to the Mortgage Loans—Limitations of Appraisals” in this prospectus supplement.

MSBAM 2015-C25

(16)	With respect to Mortgage Loan No. 30, Towneplace Suites Ontario Airport - Rancho Cucamonga, CA, the Appraised Value represents the “as-stabilized” value of $18,600,000 as of April 1, 2018, which assumes the completion of a property improvement plan of which $1,000,000 was reserved at closing and results in a Cut-off Date LTV Ratio of 66.4%. The “as-is” appraised value as of April 1, 2015 is $16,300,000, which results in a Cut-off Date Ratio of 75.8%. See “Risk Factors—Limitations of Appraisals” in this prospectus supplement.

A.	Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the last day of the Lockout Period each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the last day of the Lockout Period, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

B.	“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) (A) during the continuation of an Event of Default, five percent (5%) of the unpaid principal balance of the Note as of the Prepayment Date or (B) otherwise, one percent (1%) of the unpaid principal balance of the note as of the Prepayment Date. “Yield Maintenance Amount” shall mean the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Open Prepayment Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid. “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually. “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Open Prepayment Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

C.	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Payment Date immediately following the end of the Lockout Period, each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Payment Date immediately following the end of the Lockout Period, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

MSBAM 2015-C25

D.	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Maturity Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the subheading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Maturity Date and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

E.	“Yield Maintenance Premium” shall mean an amount equal to the greater of: (x) one percent (1%) of the principal amount of this Note being prepaid or (y) the present value as of the Prepayment Date (defined below) of the Calculated Payments (defined below) from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate (defined below). As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of this Note being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (1) the Applicable Interest Rate and (2) the Yield Maintenance Treasury Rate (defined below). As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

F.	“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) (A) if prior to Prepayment Lockout Expiration Date or during the continuation of an Event of Default, five percent (5%) of the unpaid principal balance of the Note as of the Prepayment Date or (B) otherwise, one percent (1%) of the unpaid principal balance of the note as of the Prepayment Date. “Yield Maintenance Amount” shall mean the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Stated Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid. “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually. “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

MSBAM 2015-C25

G.	"Yield Maintenance Amount" shall mean the present value of a series of payments each equal to the Payment Differential and payable on each Payment Date over the remaining original term of the Loan and, with respect to the principal balance of the Note due to be outstanding on such date, on the Maturity Date, discounted at the Reinvestment Yield for the number of months remaining as of the date of such prepayment to each such Payment Date and the Maturity Date, respectively.

"Payment Differential" shall mean an amount equal to (i) the Interest Rate less the Reinvestment Yield, divided by (ii) twelve (12), and multiplied by (iii) the principal sum outstanding under the Note after application of the Monthly Payment Amount due on the Prepayment Date (or, if notwithstanding the provisions of Section 2.4 hereof the Prepayment Date is not a Payment Date, on the Payment Date immediately prior to the Prepayment Date), provided that the Payment Differential shall in no event be less than zero.

"Reinvestment Yield" shall mean an amount equal to the lesser of (i) the yield on the U.S. Treasury issue (primary issue) with a maturity date closest to the Maturity Date, or (ii) the yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the indebtedness evidenced by the Note, as determined by Lender, with each such yield being based on the bid price for such issue as published in the Wall Street Journal on the date that is fourteen (14) days prior to the Prepayment Date (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

APPENDIX II
MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Appendix II
Mortgage Pool Information

Mortgage Loan Sellers

Loan Seller	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Morgan Stanley Mortgage Capital Holdings LLC	14	$481,537,238	40.8%	4.584%	111	1.59x	9.6%	63.4%	57.6%
Bank of America, National Association	22	$460,471,899	39.0%	4.441%	118	1.50x	9.2%	66.7%	59.7%
CIBC Inc.	9	$127,272,224	10.8%	4.785%	113	1.47x	10.2%	70.7%	60.8%
Starwood Mortgage Funding III LLC	11	$110,136,650	9.3%	4.572%	116	1.42x	9.4%	71.3%	62.8%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Cut-off Date Balances

Cut-off Date Balance ($)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
1,905,000 - 10,000,000	19	$108,821,193	9.2%	4.760%	120	1.62X	10.7%	66.7%	55.8%
10,000,001 - 20,000,000	22	$325,359,299	27.6%	4.519%	112	1.51X	9.8%	69.6%	61.5%
20,000,001 - 30,000,000	6	$142,300,000	12.1%	4.452%	118	1.35X	8.7%	73.2%	65.8%
30,000,001 - 40,000,000	1	$30,250,000	2.6%	4.960%	119	1.47X	10.2%	74.0%	62.5%
40,000,001 - 50,000,000	2	$91,896,211	7.8%	4.484%	118	1.48X	9.8%	67.2%	58.8%
50,000,001 - 60,000,000	3	$173,490,000	14.7%	4.543%	117	1.31X	8.5%	71.1%	63.8%
80,000,001 - 90,000,000	1	$82,301,306	7.0%	4.710%	118	1.70X	12.4%	64.4%	52.7%
90,000,001 - 115,000,000	2	$225,000,000	19.1%	4.466%	109	1.73X	8.3%	52.1%	52.1%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52X	9.5%	66.2%	59.3%

Minimum	$1,905,000
Maximum	$115,000,000
Weighted Average	$21,061,036

Appendix II
Mortgage Pool Information

States

State	No. of Mtg. Properties	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
New York	3	$229,508,876	19.5%	4.469%	109	1.73x	8.3%	52.5%	52.4%
California	7	$135,252,153	11.5%	4.483%	118	1.56x	10.0%	64.7%	56.5%
Pennsylvania	11	$95,852,908	8.1%	4.710%	118	1.37x	9.2%	74.1%	64.1%
Nevada	8	$91,357,667	7.7%	4.486%	119	1.46x	9.6%	70.7%	62.5%
Louisiana	2	$83,259,886	7.1%	4.709%	118	1.70x	12.4%	64.5%	52.8%
Maryland	3	$75,586,642	6.4%	4.473%	108	1.35x	8.6%	68.9%	62.2%
Colorado	7	$59,050,000	5.0%	4.640%	118	1.25x	8.1%	69.9%	61.5%
Texas	5	$43,076,465	3.7%	4.752%	106	1.54x	10.6%	72.4%	62.2%
Ohio	5	$37,590,503	3.2%	4.438%	117	1.51x	10.0%	71.6%	64.5%
Connecticut	2	$30,530,325	2.6%	4.332%	119	1.34x	8.3%	74.7%	66.8%
Illinois	3	$25,676,540	2.2%	4.305%	117	1.37x	8.7%	73.8%	67.4%
Florida	4	$24,915,663	2.1%	4.569%	118	1.37x	8.9%	73.5%	65.9%
North Carolina	6	$24,505,030	2.1%	4.625%	88	1.59x	9.5%	73.7%	70.1%
New Jersey	1	$23,700,000	2.0%	4.770%	118	1.46x	10.0%	66.8%	58.9%
Virginia	2	$21,830,178	1.9%	4.478%	119	1.34x	8.4%	72.2%	66.0%
Idaho	1	$19,945,939	1.7%	4.134%	118	1.48x	9.2%	66.7%	53.5%
Georgia	3	$19,016,822	1.6%	4.468%	119	1.60x	10.1%	68.6%	58.2%
Washington	1	$17,400,000	1.5%	4.284%	118	1.48x	9.6%	68.2%	59.5%
Oklahoma	1	$16,500,000	1.4%	4.891%	118	1.38x	10.9%	60.0%	55.3%
Kentucky	1	$15,975,000	1.4%	4.755%	118	1.69x	8.4%	73.3%	73.3%
Michigan	6	$15,148,904	1.3%	4.467%	118	1.44x	9.4%	69.7%	63.4%
Missouri	1	$11,978,586	1.0%	4.590%	119	1.57x	12.1%	72.6%	53.8%
Arizona	1	$10,500,000	0.9%	4.676%	117	1.39x	9.5%	75.0%	62.9%
Minnesota	1	$9,637,442	0.8%	4.565%	119	1.64x	11.5%	71.4%	58.1%
Arkansas	1	$6,863,000	0.6%	5.505%	179	1.36x	9.8%	75.4%	59.7%
Tennessee	4	$6,603,550	0.6%	4.605%	117	1.48x	10.1%	72.5%	65.2%
Alabama	3	$5,041,420	0.4%	4.605%	117	1.48x	10.1%	72.5%	65.2%
Montana	1	$4,991,414	0.4%	4.850%	119	2.02x	15.8%	62.4%	46.6%
North Dakota	3	$4,500,000	0.4%	4.786%	59	1.79x	12.0%	54.3%	50.3%
Delaware	1	$4,473,373	0.4%	4.605%	117	1.48x	10.1%	72.5%	65.2%
Indiana	1	$4,189,349	0.4%	4.605%	117	1.48x	10.1%	72.5%	65.2%
Utah	1	$2,496,996	0.2%	5.000%	119	1.33x	8.8%	67.7%	55.8%
Oregon	1	$1,575,807	0.1%	4.419%	118	2.40x	15.4%	44.4%	36.0%
South Carolina	1	$887,574	0.1%	4.605%	117	1.48x	10.1%	72.5%	65.2%
Total:	102	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Appendix II
Mortgage Pool Information

Property Type

Property Type	No. of Mtg. Properties	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Office
Suburban	5	$136,850,000	11.6%	4.680%	118	1.41x	9.7%	71.3%	63.3%
CBD	1	$110,000,000	9.3%	4.420%	119	1.52x	7.4%	60.0%	60.0%
Medical	8	$18,728,715	1.6%	4.611%	119	1.53x	10.7%	72.3%	59.0%
Subtotal:	14	$265,578,715	22.5%	4.568%	119	1.46x	8.8%	66.7%	61.6%
Retail
Anchored	30	$180,671,440	15.3%	4.504%	118	1.49x	9.9%	66.5%	57.2%
Shadow Anchored	4	$43,450,500	3.7%	4.863%	128	1.34x	9.0%	73.3%	64.7%
Free Standing	10	$24,985,776	2.1%	4.501%	118	1.53x	9.9%	66.5%	59.5%
Unanchored	3	$8,133,198	0.7%	4.632%	118	1.39x	9.4%	72.0%	61.1%
Subtotal:	47	$257,240,914	21.8%	4.569%	119	1.46x	9.7%	67.8%	58.8%
Multifamily
Garden	13	$230,418,686	19.5%	4.407%	113	1.41x	8.8%	71.6%	65.0%
Mid Rise	1	$1,905,000	0.2%	4.954%	117	1.56x	11.0%	75.0%	65.0%
Subtotal:	14	$232,323,686	19.7%	4.411%	113	1.41x	8.8%	71.6%	65.0%
Mixed Use
Retail/Office	2	$141,625,000	12.0%	4.469%	103	1.82x	8.9%	50.3%	48.8%
Student/Retail/Office	1	$21,000,000	1.8%	4.286%	117	1.36x	8.6%	75.0%	68.5%
Subtotal:	3	$162,625,000	13.8%	4.445%	105	1.76x	8.9%	53.5%	51.4%
Hospitality
Full Service	1	$82,301,306	7.0%	4.710%	118	1.70x	12.4%	64.4%	52.7%
Limited Service	6	$57,412,098	4.9%	4.713%	118	1.68x	12.2%	69.9%	55.7%
Extended Stay	2	$21,146,642	1.8%	4.738%	86	1.73x	12.0%	63.6%	55.4%
Subtotal:	9	$160,860,047	13.6%	4.715%	114	1.70x	12.3%	66.3%	54.1%
Industrial
Light Industrial	6	$50,455,000	4.3%	4.640%	118	1.25x	8.1%	69.9%	61.5%
Warehouse	1	$15,975,000	1.4%	4.755%	118	1.69x	8.4%	73.3%	73.3%
Flex	2	$12,089,735	1.0%	4.696%	118	1.28x	8.7%	70.4%	59.9%
Warehouse Distribution	3	$4,500,000	0.4%	4.786%	59	1.79x	12.0%	54.3%	50.3%
Subtotal:	12	$83,019,735	7.0%	4.678%	115	1.37x	8.5%	69.8%	62.9%
Self Storage
Self Storage	2	$12,163,001	1.0%	4.485%	117	1.99x	10.0%	60.1%	54.9%
Subtotal:	2	$12,163,001	1.0%	4.485%	117	1.99x	10.0%	60.1%	54.9%
Manufactured Housing
Manufactured Housing	1	$5,606,913	0.5%	4.874%	118	1.34x	8.7%	74.8%	61.5%
Subtotal:	1	$5,606,913	0.5%	4.874%	118	1.34x	8.7%	74.8%	61.5%
Total:	102	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Appendix II
Mortgage Pool Information

Mortgage Rates

Mortgage Rates (%)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
4.104 - 4.500	20	$489,078,768	41.5%	4.367%	117	1.45x	8.6%	68.3%	62.8%
4.501 - 5.000	35	$683,476,242	58.0%	4.669%	112	1.58x	10.1%	64.6%	56.7%
5.001 - 5.505	1	$6,863,000	0.6%	5.505%	179	1.36x	9.8%	75.4%	59.7%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Minimum:	4.104%
Maximum:	5.505%
Weighted Average:	4.549%

Original Terms to Stated Maturity

Original Term to Stated Maturity (mos.)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
60	3	$27,808,747	2.4%	4.626%	58	1.81x	11.1%	65.0%	62.5%
84	1	$14,320,000	1.2%	4.490%	81	1.55x	10.1%	73.8%	68.3%
120	51	$1,130,426,263	95.8%	4.542%	116	1.52x	9.4%	66.1%	59.1%
180	1	$6,863,000	0.6%	5.505%	179	1.36x	9.8%	75.4%	59.7%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Minimum:	60	mos.
Maximum:	180	mos.
Weighted Average:	118	mos.

Appendix II
Mortgage Pool Information

Remaining Terms to Stated Maturity

Remaining Term to Stated Maturity (mos.)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
57 - 79	3	$27,808,747	2.4%	4.626%	58	1.81x	11.1%	65.0%	62.5%
80 - 109	2	$129,320,000	11.0%	4.508%	97	1.90x	9.2%	47.8%	47.2%
116 - 118	33	$678,286,288	57.5%	4.555%	118	1.46x	9.7%	68.6%	60.2%
119 - 179	18	$344,002,976	29.2%	4.544%	120	1.48x	9.1%	68.6%	61.7%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Minimum:	57	mos.
Maximum:	179	mos.
Weighted Average:	115	mos.

Original Amortization Terms

Original Amortization Term (mos.)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	5	$260,225,000	22.1%	4.486%	107	1.75x	8.4%	54.5%	54.5%
300	2	$16,970,000	1.4%	4.666%	119	1.70x	13.2%	69.6%	51.7%
324	1	$3,494,735	0.3%	4.832%	119	1.36x	10.1%	71.8%	56.0%
360	48	$898,728,276	76.2%	4.563%	117	1.46x	9.7%	69.5%	60.8%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Minimum:	300	mos.
Maximum:	360	mos.
Weighted Average:	359	mos.

Appendix II
Mortgage Pool Information

Remaining Amortization Terms

Remaining Amortization Term (mos.)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	5	$260,225,000	22.1%	4.486%	107	1.75x	8.4%	54.5%	54.5%
251 - 300	2	$16,970,000	1.4%	4.666%	119	1.70x	13.2%	69.6%	51.7%
301 - 350	1	$3,494,735	0.3%	4.832%	119	1.36x	10.1%	71.8%	56.0%
351 - max	48	$898,728,276	76.2%	4.563%	117	1.46x	9.7%	69.5%	60.8%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Minimum:	299	mos.
Maximum:	360	mos.
Weighted Average:	358	mos.

Debt Service Coverage Ratios

Debt Service Coverage Ratio (x)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
1.01 - 1.20	1	$54,440,000	4.6%	4.370%	117	1.20x	7.3%	70.9%	64.8%
1.21 - 1.30	4	$120,150,000	10.2%	4.591%	118	1.27x	8.1%	70.8%	62.8%
1.31 - 1.40	19	$274,499,576	23.3%	4.531%	120	1.36x	9.0%	72.7%	64.7%
1.41 - 1.50	10	$214,174,242	18.2%	4.595%	118	1.46x	9.9%	69.6%	60.3%
1.51 - 1.60	6	$150,243,123	12.7%	4.486%	115	1.53x	8.3%	63.4%	60.2%
1.61 - 1.70	7	$188,432,975	16.0%	4.646%	114	1.67x	11.2%	65.7%	56.2%
1.71 - 1.80	2	$16,855,105	1.4%	4.666%	102	1.77x	12.1%	63.2%	53.2%
1.91 - 2.00	2	$126,158,747	10.7%	4.513%	95	1.94x	9.5%	45.8%	45.4%
2.01 - 2.10	2	$17,141,414	1.5%	4.454%	119	2.07x	14.3%	70.7%	61.6%
2.11 - 2.50	3	$17,322,829	1.5%	4.245%	118	2.28x	12.5%	52.1%	46.2%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Minimum:	1.20x
Maximum:	2.40x
Weighted Average:	1.52x

Appendix II
Mortgage Pool Information

Cut-off Date Loan-to-Value Ratio

Cut-off Date Loan-to-Value Ratio (%)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
44.4 - 50.0	2	$119,239,144	10.1%	4.507%	100	1.96x	9.3%	44.6%	44.3%
50.1 - 60.0	8	$211,888,644	18.0%	4.487%	114	1.59x	9.1%	58.7%	55.0%
60.1 - 70.0	16	$303,341,656	25.7%	4.605%	118	1.50x	10.2%	66.8%	57.0%
70.1 - 75.4	30	$544,948,567	46.2%	4.551%	117	1.42x	9.2%	73.6%	65.4%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Minimum:	44.4%
Maximum:	75.4%
Weighted Average:	66.2%

Maturity Date Loan-to-Value Ratios

Maturity Date Loan-to-Value Ratio (%)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
36.0 - 40.0	1	$4,239,144	0.4%	4.419%	118	2.40x	15.4%	44.4%	36.0%
40.1 - 50.0	5	$182,621,311	15.5%	4.513%	106	1.83x	9.8%	49.3%	45.5%
50.1 - 60.0	23	$407,443,698	34.5%	4.595%	117	1.56x	10.0%	64.2%	56.6%
60.1 - 70.0	25	$556,988,858	47.2%	4.519%	117	1.38x	9.0%	73.0%	65.1%
70.1 - 75.0	2	$28,125,000	2.4%	4.707%	93	1.69x	8.6%	74.0%	74.0%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Minimum:	36.0%
Maximum:	75.0%
Weighted Average:	59.3%

Appendix II
Mortgage Pool Information

Amortization Type

Amortization Type	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Partial IO	32	$647,515,500	54.9%	4.537%	117	1.38x	9.1%	71.2%	63.6%
Amortizing	19	$271,677,510	23.0%	4.636%	116	1.65x	11.5%	65.5%	53.4%
Full IO	5	$260,225,000	22.1%	4.486%	107	1.75x	8.4%	54.5%	54.5%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Underwritten NOI Debt Yield

Underwritten NOI Debt Yield (%)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average UW NCF DSCR	Weighted Average UW NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
7.3 - 7.5	2	$164,440,000	13.9%	4.403%	118	1.41x	7.4%	63.6%	61.6%
7.6 - 8.0	2	$48,125,000	4.1%	4.328%	119	1.30x	7.9%	75.1%	66.4%
8.1 - 8.5	8	$168,975,000	14.3%	4.618%	118	1.32x	8.3%	71.2%	64.3%
8.6 - 9.0	9	$153,316,841	13.0%	4.418%	113	1.40x	8.9%	71.3%	64.9%
9.1 - 9.5	6	$184,995,939	15.7%	4.503%	106	1.74x	9.2%	54.7%	50.7%
9.6 - 10.0	5	$59,513,501	5.0%	4.705%	125	1.46x	9.8%	69.3%	59.6%
10.1 - 10.5	8	$152,017,643	12.9%	4.631%	114	1.53x	10.2%	71.8%	63.2%
10.6 - 11.0	4	$70,289,107	6.0%	4.719%	118	1.54x	10.7%	60.9%	51.3%
11.1 - 11.5	2	$16,613,978	1.4%	4.741%	118	1.60x	11.4%	71.9%	58.9%
11.6 - 12.0	2	$15,973,015	1.4%	4.823%	101	1.71x	11.9%	66.5%	56.3%
12.1 - 12.5	3	$106,634,997	9.0%	4.686%	118	1.69x	12.3%	65.6%	53.0%
12.6 - 13.5	2	$17,142,433	1.5%	4.388%	78	2.01x	13.3%	57.4%	50.5%
13.6 - 15.0	1	$12,150,000	1.0%	4.292%	119	2.09x	13.7%	74.1%	67.7%
15.1 - 15.8	2	$9,230,558	0.8%	4.652%	119	2.19x	15.6%	54.1%	41.7%
Total:	56	$1,179,418,010	100.0%	4.549%	115	1.52x	9.5%	66.2%	59.3%

Minimum:	7.3%
Maximum:	15.8%
Weighted Average:	9.5%

Appendix II
Mortgage Pool Information

Prepayment of Collateral by Prepayment Restriction (%)(1)(2)(3)

Prepayment Restrictions	October 2015	October 2016	October 2017	October 2018	October 2019
Locked Out	100.0%	98.5%	90.9%	91.0%	91.0%
Yield Maintenance Total	0.0%	1.5%	9.1%	9.0%	9.0%
Open	0.0%	0.0%	0.0%	0.0%	0.0%
TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%
Pool Balance Outstanding	$1,179,418,010	$1,175,057,986	$1,169,789,288	$1,163,158,290	$1,153,677,762
% Initial Pool Balance	100.0%	99.6%	99.2%	98.6%	97.8%

Prepayment Restrictions	October 2020	October 2021	October 2022	October 2023	October 2024
Locked Out	90.8%	90.8%	90.8%	79.9%	88.0%
Yield Maintenance Total	9.2%	9.2%	9.2%	9.2%	9.2%
Open	0.0%	0.0%	0.0%	10.9%	2.8%
TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%
Pool Balance Outstanding	$1,115,329,653	$1,099,600,533	$1,069,959,480	$1,052,982,968	$920,307,120
% Initial Pool Balance	94.6%	93.2%	90.7%	89.3%	78.0%

Prepayment Restrictions	October 2025	October 2026	October 2027	October 2028	October 2029
Locked Out	0.0%	0.0%	0.0%	0.0%	0.0%
Yield Maintenance Total	0.0%	0.0%	0.0%	0.0%	0.0%
Open	100.0%	100.0%	100.0%	100.0%	100.0%
TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%
Pool Balance Outstanding	$6,130,030	$6,001,038	$5,864,660	$5,721,391	$5,568,999
% Initial Pool Balance	0.5%	0.5%	0.5%	0.5%	0.5%

(1)	The analysis is based on Structuring Assumptions and a 0% CPR as discussed in the prospectus supplement.
(2)	See description of Yield Maintenance under “DESCRIPTION OF THE OFFERED CERTIFICATES—Distributions of Prepayment Premiums and Yield Maintenance Charges” in the prospectus supplement.
(3)	Mortgage loans modeled as Yield Maintenance include mortgage loans characterized by YM1 and DEF/YM1 on APPENDIX I to the prospectus supplement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

APPENDIX III
SIGNIFICANT LOAN SUMMARIES

III-1

MSBAM 2015-C25	Herald Center

Mortgage Loan No. 1 – Herald Center

III-2

MSBAM 2015-C25	Herald Center

Mortgage Loan No. 1 – Herald Center

Herald Center
1293-1311 Broadway
New York, NY 10001
MANHATTAN
West Side
Midtown
Garment District
Chelsea
Flatiron District
HUDSON YARDS
Hudson River Greenway
Highline Elevated Park
High Line Elevated Park
Lincoln Tunnel
Jacob Javits Convention Center
Port Authority Bus Terminal
New York Times Building
TIMES SQUARE
HERALD SQUARE
Macy's
Empire State Building
LONG ISLAND RAILROAD
Madison Square Garden
PENN STATION
Manhattan Mall
Pennsylvania Station (LI Railroad, Amtrak, NJ Transit)
General Post Office
Manhattan Center
One Penn Plaza
Fashion Institute of Technology
Bryant Park
New York Public Library
Republic Bank Tower
Lefcourt Manhattan Bldg.
Conde Nast Bldg. (4 Times Sq.)
SUNY College of Optometry
Grand Central Terminal (Metro North)
MetLife Building
The Morgan Library & Museum
ROCKEFELLER CENTER
Radio City Music Hall
GE Building
Saks Fifth Ave.
St. Patrick's Cathedral
666 Fifth Avenue
Park Avenue Plaza
AXA Center
75 Rockefeller Plaza
45 Rockefeller Plaza
1 Rockefeller Plaza
Tower 49
Mutual of Omaha Building
ITT-American Building
Palmolive Building
JPMorgan Chase Tower
Time-Life Building
Exxon Building
News Corp. Building
Gershwin Theatre
One Worldwide Plaza
Morgan Stanley Building
Imperial Theatre
Viacom Intl.
Bank of America Tower
Chelsea Park
Clement Clarke Moore Park
Chelsea Waterside Park
Pier 62 Skatepark
Chelsea Piers Sports & Entertainment Complex
IAC Building
Starrett-Lehigh Building
Chelsea Market
Google
Rubin Museum of Art
Flatiron Building
Theo. Roosevelt Birthplace Natl. Historic Site
Madison Square Park
Supreme Court-Appellate Division
Metropolitan Life Building
NY Life Insurance Bldg.
Union Square
Hudson River
12th Ave.
11th Ave.
10th Ave.
9th Ave.
8th Ave.
7th Ave.
6th Ave.
5th Ave.
Madison Ave.
Park Ave.
Park Ave. South
Broadway
W. 53rd St.
W. 52nd St.
W. 51st St.
W. 50th St.
W. 49th St.
W. 48th St.
W. 47th St.
W. 46th St.
W. 45th St.
W. 44th St.
W. 42nd St.
W. 41st St.
W. 40th St.
W. 39th St.
W. 38th St.
W. 37th St.
W. 36th St.
W. 35th St.
W. 34th St.
W. 33rd St.
W. 32nd St.
W. 31st St.
W. 30th St.
W. 29th St.
W. 28th St.
W. 27th St.
W. 26th St.
W. 25th St.
W. 24th St.
W. 23rd St.
W. 22nd St.
W. 21st St.
W. 20th St.
W. 19th St.
W. 18th St.
W. 17th St.
W. 16th St.
W. 15th St.
9A
QUEENS
BROOKLYN
MANHATTAN
NEW JERSEY
JERSEY CITY
Hoboken
Union City
North Bergen
Weehawken
West New York
Astoria
Long Island City
Williamsburg
Brooklyn Heights
Park Slope
Upper West Side
Upper East Side
Central Park
Midtown
Chelsea
Greenwich Village
SoHo
Tribeca
Chinatown
Financial District
East River
Hudson River

III-3

MSBAM 2015-C25	Herald Center

Mortgage Loan No. 1 – Herald Center

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$115,000,000			Location:	New York, NY 10001
Cut-off Date Balance(1):	$115,000,000			General Property Type:	Mixed Use
% of Initial Pool Balance:	9.8%			Detailed Property Type:	Retail/Office
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	J.E.M.B. Realty Corp.			Year Built/Renovated:	1902/2015
Mortgage Rate:	4.510%			Size:	249,063 SF
Note Date:	12/20/2013			Cut-off Date Balance per Unit(1):	$1,024
First Payment Date:	2/7/2014			Maturity Date Balance per Unit(1):	$1,024
Maturity Date:	1/7/2024			Property Manager:	J.E.M.B. Realty Corp. (borrower related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$23,204,073
Seasoning(2):	21 months			UW NOI Debt Yield(1):	9.1%
Prepayment Provisions(3):	LO (41); DEF (72); O (7)			UW NOI Debt Yield at Maturity(1):	9.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.94x
Additional Debt Type:	Pari Passu/Mezzanine			Most Recent NOI:	$410,823 (4/30/2015 TTM)
Additional Debt Balance:	$140,000,000/$40,000,000 (up to)			2nd Most Recent NOI:	$850,169 (12/31/2014)
Future Debt Permitted (Type):	Yes (Mezzanine)			3rd Most Recent NOI:	$5,054,373 (12/31/2013)
Reserves(4)				Most Recent Occupancy:	96.6% (6/12/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	74.1% (12/31/2014)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	67.5% (12/31/2013)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$572,000,000 (6/29/2015)
Recurring Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	44.6%
Other:	$48,000,000	$0	N/A	Maturity Date LTV Ratio(1):	44.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$255,000,000	100.0%	Loan Payoff:	$120,960,667	47.4%
			Preferred Equity Redemption:	$51,585,830	20.2%
			Reserves(4):	$48,000,000	18.8%
			Closing Costs:	$9,662,644	3.8%
			Return of Equity:	$24,790,859	9.7%
Total Sources:	$255,000,000	100.0%	Total Uses:	$255,000,000	100.0%

(1)
The Herald Center Mortgage Loan is part of the Herald Center Loan Pair, which is comprised of four pari passu promissory notes with an aggregate Cut-off Date principal balance of $255,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Herald Center Loan Pair.

(2)
The Herald Center Mortgage Loan was originated in December 2013, prior to occupancy by the H & M tenant. The mortgage loan has been held by the related mortgage loan seller or an affiliate thereof pending the H & M tenant taking occupancy at the Herald Center Property and commencing to pay rent. H & M rent payments commenced in August 2015.

(3)
Defeasance is permitted at any time on or after the earlier of (a) the end of the two-year period commencing on the securitization closing date with respect to the last Herald Center promissory note to be securitized and (b) 42 months after the origination date.

(4)	See “—Escrows and Reserves” below for further discussion of reserve requirements. Substantially all of the reserves held at loan closing have been released to the Herald Center Borrower.

The Mortgage Loan. The largest mortgage loan (the “Herald Center Mortgage Loan”) is part of a loan pair (the “Herald Center Loan Pair”) evidenced by four pari passu promissory notes with an aggregate Cut-off Date principal balance of $255,000,000, all of which are secured by a first priority fee mortgage encumbering a retail and office building located in New York City (the “Herald Center Property”). Promissory Notes A-2 and A-4 in the aggregate original principal amount of $115,000,000, represent the Herald Center Mortgage Loan, and Promissory Notes A-1 and A-3, in the aggregate original principal amount of $140,000,000 (collectively, the “Herald Center Serviced Companion Loan”), are expected to be held by Morgan Stanley Bank, N.A., or an affiliate thereof on the closing date of this transaction and may be contributed to one or more future securitization transactions or otherwise transferred at any time. The Herald Center Loan Pair will be serviced pursuant to the pooling and servicing agreement for this transaction. See “Description of the Mortgage Pool—The A/B Whole Loans and Loan Pairs—The Herald Center Loan Pair” and “Servicing of the Mortgage Loans” in the prospectus supplement.

The proceeds of the Herald Center Mortgage Loan were used to defease a previous mortgage loan secured by the Herald Center Property and pay related expenses, to fund reserves, to pay closing costs and to return equity to the Herald Center Borrower. The previous mortgage loan secured by the Herald Center Property was included in the BACM 2006-3 transaction.

The Borrower and the Sponsor.  The borrower is Herald Center Department Store of New York LLC (the “Herald Center Borrower”), a previously existing single-purpose Delaware limited liability company with two independent directors. The Herald Center Borrower is partially indirectly owned and controlled by Morris Bailey and Joseph L. Jerome. Joseph L. Jerome serves as the nonrecourse carve-out guarantor. Morris Bailey is the founder and Chairman of J.E.M.B. Realty Corp. (“JEMB”) and Joseph L. Jerome is its President. JEMB is a New York City based real estate development company that, along with affiliates, owns and operates approximately 6.5 million SF of commercial real estate in the United States and Canada.

III-4

MSBAM 2015-C25	Herald Center

Tenant/Borrower Litigation. On May 7, 2015, the Herald Center Borrower and H & M Hennes & Mauritz L.P. (“H & M”) (the second largest tenant at the Herald Center Property) filed lawsuits against each other in the Supreme Court of New York, New York County (Index Nos. 651558/2015 and 65166/2015, respectively).

The Herald Center Borrower’s suit seeks reimbursement from H & M for the cost of certain façade and vertical transportation work in excess of the amount that the Herald Center Borrower claims it was required to expend for such work under the terms of the H & M lease. The suit seeks damages of not less than $25,000,000.

H & M’s suit includes claims for potential defective landlord work and other storefront work lease compliance issues. Total damages claimed by H & M with respect to such claims are in excess of $13 million. H & M’s suit also claims that, as a result of certain delays in the performance of the Herald Center Borrower’s work obligations, H & M is entitled to an extension of the rent commencement date by 112 days, for a total abatement at the time of the suit filing of approximately $4,602,740, and continuing at a rate of approximately $41,096 per day.

On August 4, 2015, H & M and the Herald Center Borrower reached an agreement to pay and accept base rent payments pending litigation results or an alternative settlement (the “Alternative Settlement Agreement”). The Alternative Settlement Agreement calls for H & M to pay contractual base rent beginning on August 14, 2015, under protest, and acknowledges that H & M’s payment of rent and the Herald Center Borrower’s acceptance of such rent payments must not be construed as an admission regarding any disputed issue or be admissible in evidence at trial or as part of a dispositive motion. In accordance with the Alternative Settlement Agreement, a rent payment was made on August 14, 2015 and a second rent payment was made (in respect of September 2015 rent) on August 25, 2015.

The H & M store opened for business on May 20, 2015.

The Property. The Herald Center Property is a nine-story retail and office building located at 1 Herald Square (1293 - 1311 Broadway), directly across West 34th Street from the 2 million SF Macy’s Herald Square department store. The Herald Center Property totals 249,063 SF and was originally constructed in 1902. Retail space accounts for approximately 82,593 SF, including a multilevel (subgrade, ground, second and third floors) H & M flagship store (62,800 SF), ground level and mezzanine space leased to Verizon and Bank of America (11,793 SF) and currently vacant subgrade retail space (8,000 SF). The 165,494 SF of upper floor office space is 100% leased to ASA College. The Herald Center Property recently underwent an approximately $36.2 million renovation to create the multilevel H & M space, including new vertical transportation features, and to construct a new façade. Prior to the renovation for the H & M tenant, the Herald Center Borrower purchased the leasehold interests of a former tenant, Daffy’s, Inc., for approximately $34.5 million, including approximately $4.5 million of Daffy’s rent reimbursements, commissions, Daffy’s incentive and option payments and legal fees, during such former tenant’s bankruptcy proceedings.

Major Tenants (by underwritten base rents).

H & M (62,800 SF, 25% of NRA, 49% of underwritten rent). H & M Hennes & Mauritz L.P., a subsidiary of H & M Hennes & Mauritz AB (“H & M”) leases 62,800 SF of retail space on four levels at the Herald Center Property. The lease began on April 1, 2014 and has a current expiration date of January 31, 2041, with one five-year lease extension option. H & M has a lease termination right at any time after January 1, 2036 (expiration of the 20th lease year as defined by the lease) with two years of notice and payment of a termination fee equal to six months of the then current minimum rent. The H & M space includes 8,000 SF of ground floor space, 42,784 SF of second and third floor space and 12,016 SF of basement space. See “—Tenant/Borrower Litigation” above for information regarding current litigation between H & M and the Herald Center Borrower. No assurances can be given regarding the outcome of this litigation or any alternative settlement or its impact on the terms of the H & M lease at the Herald Center Property. H & M (NASDAQ: H&M B OMX Stockholm) comprises six different apparel brands operating approximately 3,600 stores around the world.

ASA College (165,494 SF, 66% of NRA, 26% of underwritten rent). ASA Institute of Business and Computer Technology, Inc. (“ASA College”) leases a total of 165,494 SF of office space at the Herald Center Property. The current lease began on May 1, 2004, was expanded and renewed on May 1, 2014, and has a current expiration date of June 15, 2028. The lease replaced a previous lease for space at the Herald Center Property dated in 2004. In conjunction with the recent renovation of the Herald Center Property primarily to accommodate the H & M tenant, the ASA College tenant was moved from its original space within the Herald Center Property and the current lease was executed. ASA College, a private, for profit, career-college, was founded in 1985 as Advanced Software Analysis focused on computer programming. The school currently operates three campuses in New York City and Miami, including the Herald Center Property location. ASA College utilizes its Herald Center Property space as administrative office and classroom space.

Verizon (6,500 SF, 3% of NRA, 19% of underwritten rent). New York SMSA Limited Partnership (“Verizon”) leases 6,500 SF of ground floor and mezzanine retail space at the Herald Center Property. The lease began on April 15, 2015 and has a current expiration date of October 31, 2025, with one five-year lease extension option. Verizon is a subsidiary of Verizon Communications Inc. (NYSE, NASDAQ: VZ).

III-5

MSBAM 2015-C25	Herald Center

The following table presents a summary regarding the largest tenants at the Herald Center Property:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	2014 Sales PSF
Anchor/Major Tenants
ASA College	NR/NR/NR	165,494	66%	$7,774,883	26%	$46.98	6/15/2028	N/A
H & M	NR/NR/NR	62,800	25%	$15,000,000	49%	$238.85	1/31/2041(2)	N/A(3)
Verizon	A-/Baa1/BBB+	6,500	3%	$5,638,280	19%	$867.43	10/31/2025	N/A
Bank of America	A/Baa1/A-	5,293	2%	$1,720,437	6%	$325.04	7/31/2017	N/A
Subtotal/Wtd. Avg.		240,087	96%	$30,133,600	99%	$125.51

Other Tenants		550	0%	$319,878	1%	$581.60
Vacant Space		8,426	3%	$0	0%	$0.00
Total/Wtd. Avg.		249,063	100%	$30,453,478	100%	$126.55

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	H & M has a lease termination option any time on or after January 1, 2036 with two years of notice and a termination fee.

(3)	H & M opened for business on May 20, 2015 and has not yet reported sales data.

The following table presents certain information relating to the lease rollover at the Herald Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	1	100	$787.65	0%	0%	$78,765	0%	0%
2015	1	210	$169.62	0%	0%	$35,620	0%	0%
2016	1	80	$1,618.58	0%	0%	$129,486	0%	1%
2017	1	5,293	$325.04	2%	2%	$1,720,437	6%	6%
2018	1	160	$475.04	0%	2%	$76,006	0%	7%
2019	0	0	$0.00	0%	2%	$0	0%	7%
2020	0	0	$0.00	0%	2%	$0	0%	7%
2021	0	0	$0.00	0%	2%	$0	0%	7%
2022	0	0	$0.00	0%	2%	$0	0%	7%
2023	0	0	$0.00	0%	2%	$0	0%	7%
2024	0	0	$0.00	0%	2%	$0	0%	7%
2025	1	6,500	$867.43	3%	5%	$5,638,280	19%	25%
2026 & Beyond	6	228,294	$99.76	92%	97%	$22,774,883	75%	100%
Vacant	0	8,426	$0.00	3%	100%	$0	0%	100%
Total/Wtd. Avg.	12	249,063	$126.55	100%		$30,453,478	100%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The Herald Center Property is located in the Herald Square neighborhood in Midtown Manhattan, directly across West 34th Street from the 2 million SF Macy’s flagship department store and one block west of the Empire State Building. It is within the Midtown West, Penn Station office submarket and within the Herald Square / 34th Street retail submarket. The Herald Center Property is situated above the 34th Street-Herald Square subway station, which serves seven subway lines and the PATH train. The station is the third busiest station complex in the New York City subway system. In addition, Penn Station, which serves approximately 550,000 commuters per day, is located one block west of the Herald Center Property and the area is served by 14 intersecting bus routes. Reports indicate that Herald Square attracts approximately 100 million people per year and that there are approximately 625,000 office workers within 15 minutes of the 34th Street corridor. As of March 31, 2015, the Penn Station office market had an overall vacancy rate of 5.3% and an overall average asking rent of $58.03 PSF. As of March 31, 2015, the Herald Square retail submarket had an availability rate of 12.5% and the average asking grade level rent was $791 PSF, with select spaces asking up to $1,100 PSF.

III-6

MSBAM 2015-C25	Herald Center

The following tables present leasing data at competitive retail and office properties with respect to the Herald Center Property.

Competitive Retail Property Summary
Address in NY, NY	Cross Streets	Tenant Name	Lease Date	Lease Term (Yrs.)	Lease Area (SF)		Annual Base Rent PSF		Free Rent (mos.)	TI Allowance (PSF)
112 West 34th Street	B/w 6th & 7th Aves	Foot Locker	Feb-15	10	1,890 28,651 30,541	Grade 2nd Total	$1,000 $135 $189	Grade 2nd Avg	6	$24.03
112 West 34th Street	B/w 6th & 7th Aves	Sephora	Jan-15	10	10,304	Grade	$925	Grade	5	$145.57
32 West 34th Street	B/w 6th & 7th Aves	Journey’s	Nov-13	10	3,000 3,000 1,200 7,200	Grade LL SubLL Total	$646 $50 $50 $316	Grade LL SubLL Avg.	3	$0.00
442 Seventh Avenue	N/W/C W. 34th Street	Citibank	Oct-13	15	3,465 3,465 3,465 3,465 13,858	Grade 2nd 3rd 4th Total	$450 $25 $25 $25 $129	Grade 2nd 3rd 4th Avg	0	$0.00
138 West 34th Street	B/w 6th & 7th Aves	Sprint	Aug-13	10	2,500 2,500 2,500 2,500 2,500 12,500	Grade 2nd 3rd LL SubLL Total	$500 $75 $50 $35 $25 $136	Grade 2nd 3rd LL SubLL Avg	6	$0.00
112 West 34th Street	B/w 6th & 7th Aves	Swatch	Jun-13	10	1,587	Grade	$900	Grade	5	$0.00
142 West 34th Street	B/w 6th & 7th Aves	Kids Foot Locker	Mar-13	15	2,500 2,500 5,000	Grade 2nd Total	$550 $50 $300	Grade Mezz Avg.	3	$0.00
152 West 34th Street	B/w 6th & 7th Aves	Croc’s	Oct-12	15	3,600 3,600 3,600 3,600 14,400	Grade 2nd 3rd LL Total	$625 $25 $25 $25 $172	Grade 2nd 3rd LL Avg.	3	$0.00
128 West 34th Street	B/w 6th & 7th Aves	Offering	Jun-15	10	2,500 2,500 5,000	Grade LL Total	$1,100 $200 $550	Grade LL Avg.	3	$0.00

Source: Appraisal

Competitive Office Property Summary
Address in New York, NY	Year Built	NRA (SF)	Tenant Name	Lease Area (SF)	Lease Date	Lease Term (Yrs.)	Annual Base Rent PSF	Free Rent (mos.)	TI Allowance (PSF)
1440 Broadway	1925	493,000	The Gap	34,449	Jun-15	10.00	$56.00	9	$75.00
132 West 31st Street	1924	348,946	Houghton Mifflin	32,000	May-15	10.00	$56.00	10	$60.00
469 Seventh Avenue	1920	208,000	Incubator Tenant	36,000	May-15	15.00	$50.00	12	$25.00
240 West 37th Street	1904	131,000	Work Market	61,274	Apr-15	5.25	$46.00	2	$5.00
498 Seventh Avenue	1921	811,056	1961 Denim Co.	12,757	Apr-15	7.00	$52.50	10	$50.00
Five Penn Plaza	1916	608,000	St. Vincent’s Medical Center	16,254	Nov-14	5.00	$50.00	6	$50.00
Two Penn Plaza	1968	1,676,438	United Business Media PLC	27,344	Sep-14	10.75	$55.00	12	$70.00
330 West 34th Street	1925	654,000	Deutsch	74,364	Sep-14	10.83	$59.00	10	$75.00
330 West 34th Street	1925	654,000	New York & Co.	83,639	Apr-14	16.00	$50.00	13	$70.00

Source: Appraisal

III-7

MSBAM 2015-C25	Herald Center

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the combined historical operating performance and the Underwritten Net Cash Flow at the Herald Center Property:

Cash Flow Analysis(1)
	2011	2012	2013	2014	4/30/2015 TTM	UW	UW PSF
Base Rent(2)	$14,134,111	$13,924,182	$12,206,941	$9,183,427	$8,584,625	$30,453,478	$122.27
Total Recoveries	$2,974,091	$3,184,745	$1,809,718	$689,478	$613,921	$1,660,080	$6.67
Other Income	$439,068	($3,592)	$63,639	$104,026	$101,936	$6,000	$0.02
Discounts Concessions	($35,000)	($144,000)	($1,849,333)	($1,562,667)	($956,222)	$0	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	$0	$0	$0.00
Effective Gross Income	$17,512,270	$16,961,335	$12,230,965	$8,414,264	$8,344,260	$32,119,558	$128.96
Total Expenses	$6,209,098	$6,375,396	$7,176,592	$7,564,095	$7,933,437	$8,915,485	$35.80
Net Operating Income	$11,303,172	$10,585,939	$5,054,373	$850,169	$410,823	$23,204,073	$93.17
Capital Expenditures	$370,559	$75,313	$620,577	$74,464	$285,476	$60,266	$0.24
TI/LC	$0	$0	$0	$0	$0	$554,713	$2.23
Net Cash Flow	$10,932,613	$10,510,626	$4,433,796	$775,705	$125,347	$22,589,094	$90.70

Occupancy %	99.7%	99.7%	67.5%	74.1%(3)	95.0%(4)	96.6%
NOI DSCR	0.97x	0.91x	0.43x	0.07x	0.04x	1.99x
NCF DSCR	0.94x	0.90x	0.38x	0.07x	0.01x	1.94x
NOI Debt Yield	4.4%	4.2%	2.0%	0.3%	0.2%	9.1%
NCF Debt Yield	4.3%	4.1%	1.7%	0.3%	0.0%	8.9%

(1)
The Herald Center Property was substantially renovated and partially re-tenanted in 2014. A previous tenant, Daffy’s Inc. (“Daffy’s”), vacated its space in 2013 following a corporate bankruptcy. H & M replaced the Daffy’s tenant in a portion of its previous space in August 2014, opened for business on May 20, 2015, and began paying rent on August 14, 2015 following a one-year free rent period. The previous Daffy’s lease was for approximately 97,124 SF at $27.41 PSF in base rent pursuant to a lease beginning in 1993. The H & M tenant leases 62,800 SF at a base rent of $238.85 PSF.

(2)
Underwritten base rent is net of actual vacancy and includes approximately $638,280 of straight line rent credit over the 10-year loan term for the Verizon space and approximately $142,990 of additional contractual rent steps associated with the ASA College tenant effective May 1, 2016.

(3)	The H & M tenant took occupancy in August 2014; however, the tenant had a one-year free rent period which ended in August 2015.

(4)	The 4/30/2015 TTM Occupancy % is based on a Herald Center Borrower occupancy report for April 2015.

Escrows and Reserves.  During a Trigger Period (as defined below), the Herald Center Borrower is required to escrow monthly 1/12 of the annual estimated tax payments and 1/12 of the annual estimated insurance premiums (unless the Herald Center Borrower maintains insurance under an acceptable blanket insurance policy and no event of default is continuing). During a Trigger Period, the Herald Center Borrower is required to escrow monthly $5,283 for capital expenditures approved by the lender. The Herald Center Borrower deposited $43,000,000 in escrow at loan origination for (i) work required to be performed by the Herald Center Borrower pursuant to the lease with H & M at the Herald Center Property (the “H & M Lease”) as more particularly described on a schedule to the loan agreement, in a maximum amount of $5,000,000, (ii) work required to be paid for, but not performed by, the Herald Center Borrower pursuant to the H & M Lease, excluding any basement “make-ready” work, in a maximum amount of $12,000,000, (iii) out-of-pocket leasing commissions which the Herald Center Borrower is obligated to pay pursuant to the H & M Lease, in a maximum amount of $11,261,250 and (iv) disbursements to the lender, provided no event of default is continuing, for the payment of interest to the extent rents collected by the Herald Center Borrower are insufficient to pay such interest, in a maximum aggregate amount of $14,738,750. Substantially all of these upfront reserves have been released to the Herald Center Borrower. The borrower also deposited $5,000,000 in escrow at origination in connection with the approximately 4,000 square foot retail space portion of the Herald Center Property facing West 34th Street as more particularly described on a schedule to the loan agreement (“West 34th Street Space”), and subsequently delivered a letter of credit in the amount of $5,004,998 in exchange for return of such cash deposit. Such letter of credit is currently being released by the lender, as the West 34th Street Space has now been leased to Verizon, which sent a payment advice to the borrower on September 25, 2015 indicating it had paid its first rent payment. During a Trigger Period caused solely by an H & M Vacancy Event (as defined below), all excess cash flow is required to be deposited into an account to be held by the lender as additional security for the Herald Center Loan Pair until the funds on deposit in such account are equal to $10,000,000, which amounts are required to be disbursed to the Herald Center Borrower in connection with tenant improvements and leasing commissions incurred with respect to a new lease of the H & M space.

“H & M Tenant” means H & M Hennes & Mauritz L.P. or any successor tenant under the H & M Lease pursuant to the terms thereof.

An “H & M Vacancy Event” means: (i) the filing of a voluntary or involuntary petition under bankruptcy law by or against H & M Tenant (an “H & M Bankruptcy Event”) or (ii) H & M Tenant vacates the space demised pursuant to the H & M Lease and fails to continue to pay rent in accordance with the terms of the H & M Lease.

A “Trigger Period” will:

(i)
commence upon the occurrence of an event of default under the Herald Center Mortgage Loan and continue until the event of default under the Herald Center Mortgage Loan has been cured in accordance with the terms and provisions of the Herald Center loan agreement or otherwise to the lender’s reasonable satisfaction, or

(ii)
commence upon an H & M Bankruptcy Event and continue until (x) H & M Tenant affirms its lease or, if such petition is involuntary, the bankruptcy petition is dismissed or (y) all or any portion of the H & M Tenant space is re-let to one or more third-party tenants pursuant to a lease entered into in accordance with the terms of the loan agreement which tenant(s) have commenced paying rent under such replacement lease, as evidenced by an estoppel certificate, in an amount sufficient to result in the debt yield for the Herald Center Loan Pair being equal to or greater than eight and one-half percent (8.5%) and amounts sufficient to pay all leasing commissions and tenant improvements with respect to such replacement lease are on deposit with the lender (such event referred to in this clause (ii) (y), an “H & M Re-let Event”), or

III-8

MSBAM 2015-C25	Herald Center

(iii)
commence upon an H & M Vacancy Event of the type described in clause (ii) of the definition of an H & M Vacancy Event and continue until (x) H & M Tenant re-occupies and re-commences the operation of its business in its space or (y) an H & M Re-let Event occurs.

Lockbox and Cash Management.  A hard lockbox is in place with respect to the Herald Center Mortgage Loan. The Herald Center Mortgage Loan has springing cash management (i.e., the Herald Center Mortgage Loan has cash management only during a Trigger Period). When a Trigger Period is not continuing, funds in the lockbox account are required to be disbursed to the Herald Center Borrower on each business day. During a Trigger Period, funds in the lockbox account are required to be applied on each monthly payment date to pay debt service on the Herald Center Loan Pair, to fund the required reserves deposits as described above under “—Escrows and Reserves”, to disburse to an escrow account the monthly amount payable for operating expenses not otherwise paid or reserved for as described above under “—Escrows and Reserves” and referenced in the annual budget approved by lender together with other amounts incurred by the Herald Center Borrower in connection with the operation and maintenance of the Herald Center Property reasonably approved by the lender, and (x) during a Trigger Period caused solely by an H & M Vacancy Event, into an account to be held by the lender as additional security for the Herald Center Loan Pair until the funds on deposit in such account (which may be applied to expenses of re-tenanting the H & M space) equal $10,000,000, in which event the remainder will be disbursed to the Herald Center Borrower or (y) during a Trigger Period not caused by an H & M Vacancy Event, to an account to be held by the lender as additional security for the Herald Center Loan Pair.

Additional Secured Indebtedness (not including trade debts).  The Herald Center Property also secures the Herald Center Serviced Companion Loan, with a Cut-off Date balance of $140,000,000. The Herald Center Serviced Companion Loan is expected to be held by Morgan Stanley Bank, N.A. or an affiliate on the closing date of this transaction and may be contributed to one or more future securitization transactions, or otherwise transferred at any time. The promissory notes evidencing the Herald Center Serviced Companion Loan accrue interest at the same rate as the Herald Center Mortgage Loan. The Herald Center Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Herald Center Serviced Companion Loan. The holders of the Herald Center Mortgage Loan and the Herald Center Serviced Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Herald Center Loan Pair. See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs—The Herald Center Loan Pair” and “Servicing of the Mortgage Loans” in the prospectus supplement.

Mezzanine Loan and Preferred Equity. The Herald Center Borrower may permit its equity owners to pledge, without lender’s consent but with 15 days prior written notice, up to a 49% indirect interest in the Herald Center Borrower subject to various conditions, including, among other conditions, (i) no event of default under the Herald Center Mortgage Loan documents and (ii) the principal amount of the mezzanine debt will not result in an aggregate LTV of greater than 75% or an aggregate debt yield of less than 8.5%. On August 24, 2015, the Herald Center Borrower notified the lender of its intent to permit the pledge of an indirect 49% interest in the Herald Center Borrower and 100% of its cash distributions to M&T Bank in return for a $40,000,000, two year term credit facility to certain equity owners of the Herald Center Borrower (which may be used for any purpose determined by such equity owners). On September 15, 2015, the Herald Center Borrower notified the lender that the then outstanding balance of the credit facility was approximately $8.4 million. The outstanding balance may change at any time without notice within the parameters of the credit facility terms and the Herald Center Mortgage Loan document conditions.

Release of Property.  Not permitted.

Terrorism Insurance.  The Herald Center Borrower is required to obtain insurance against acts of terrorism or other similar acts or events (or “fire following”) to the extent such insurance is commercially feasible in an amount determined by the lender in its sole discretion (but in no event more than the sum of 100% of full replacement cost and 12 months of business interruption insurance). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any extension thereof or other federal government program with substantially similar protection) is in effect, the Herald Center Borrower is required to maintain, and the lender is required to accept, terrorism insurance which covers “certified” acts (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

III-9

MSBAM 2015-C25	261 Fifth Avenue

Mortgage Loan No. 2 – 261 Fifth Avenue

III-10

MSBAM 2015-C25	261 Fifth Avenue

Mortgage Loan No. 2 – 261 Fifth Avenue

III-11

MSBAM 2015-C25	261 Fifth Avenue

Mortgage Loan No. 2 – 261 Fifth Avenue

261 Fifth Avenue
261 Fifth Avenue
New York, NY 10016
MANHATTAN
Midtown
Garment District
East Side
Kips Bay
Gramercy Park
Flatiron District
Stuyvesant Town
Alphabet City
East Village
Greenwich Village
West Village
TIMES SQUARE
4 Times Sq.
Grand Central Terminal
GRAND CENTRAL
GRAND CENTRAL/ 42ND ST
42ND ST/ PORT AUTHORITY
Port Authority Bus Terminal
BRYANT PARK
5TH AVE
Bryant Park
New York Public Library
42ND ST/ TIMES SQ
New York Times Building
Lefcourt Manhattan Bldg.
Republic Bank Tower
The Morgan Library & Museum
Manhattan Center
34TH ST/ PENN STA.
One Penn Plaza
Macy's
HERALD SQUARE
Empire State Building
LONG ISLAND RAILROAD
33RD ST/ LEXINGTON
Madison Square Garden
PENN STATION
Manhattan Mall
Pennsylvania Station (LI Railroad, Amtrak, NJ Transit)
Lexington Avenue Campus, Touro College
Fashion Institute of Technology
28TH ST/ 7TH AVE
28TH ST
28TH ST/ LEXINGTON
NY Life Insurance Bldg.
Madison Square Park
Supreme Court-Appellate Division
Metropolitan Life Building
Baruch College
23RD ST/ 8TH AVE
23RD ST/ 7TH AVE
23RD ST
23RD ST/ LEXINGTON
Flatiron Building
Cabrini Medical Center
Theo. Roosevelt Birthplace Natl. Historic Site
18TH ST/ 7TH AVE
NY Film Academy School of Film & Acting
NYU Hospital for Joint Diseases
Beth Israel Medical Center
Union Square
14TH ST/ 8TH AVE
14TH ST
UNION SQUARE/ 14TH ST
14TH ST/ LEXINGTON/ UNION SQ
Con Edison Building
6TH AVE
8TH AVE/14TH ST
3RD AVE/ 14TH ST
1ST AVE/ 14TH ST
New York Eye & Ear Infirmary
14TH ST/ 7TH AVE
Forbes Galleries
NYU American Language Institute
Benjamin N. Cardozo School of Law
Village Temple
Eugene Lang College - The New School of Liberal Arts
First Presbyterian Church
Grace Church
Cooper Union
8TH ST/ NYU
Astor Pl.
Washington Arch
Washington Square
New York University
Tisch School of The Arts
Hebrew Union College - Jewish Inst. of Religion
St. George Ukrainian Catholic Church
Ukrainian Museum
4TH ST/ WASHINGTON SQ
CHRISTOPHER/ SHERIDAN ST
Tompkins Square Park
NYU Medical Center
NYU School of Medicine
Bellevue Hospital Center
VA New York Harbor Medical Center
FDR Drive
W. 42nd St.
W. 40th St.
W. 39th St.
W. 38th St.
W. 37th St.
W. 36th St.
W. 35th St.
W. 34th St.
W. 33rd St.
W. 32nd St.
W. 31st St.
W. 30th St.
W. 29th St.
W. 28th St.
W. 27th St.
W. 26th St.
W. 25th St.
W. 24th St.
W. 23rd St.
W. 22nd St.
W. 21st St.
W. 20th St.
W. 19th St.
W. 18th St.
W. 17th St.
W. 16th St.
W. 15th St.
W. 14th St.
W. 13th St.
W. 12th St.
W. 11th St.
W. 10th St.
W. 9th St.
W. 8th St.
Waverly Pl.
Washington Pl.
W. 4th St.
E. 39th St.
E. 38th St.
E. 37th St.
E. 36th St.
E. 35th St.
E. 34th St.
E. 30th St.
E. 29th St.
E. 28th St.
E. 27th St.
E. 26th St.
E. 25th St.
E. 24th St.
E. 23rd St.
E. 22nd St.
E. 21st St.
E. 20th St.
E. 19th St.
E. 18th St.
E. 17th St.
E. 16th St.
E. 15th St.
E. 14th St.
E. 13th St.
E. 12th St.
E. 11th St.
E. 10th St.
E. 9th St.
St. Marks Pl.
E. 7th St.
E. 6th St.
E. 5th St.
8th Ave.
7th Ave.
6th Ave.
5th Ave.
Madison Ave.
Park Ave.
Park Ave. South
Lexington Ave.
Irving Pl.
3rd Ave.
2nd Ave.
1st Ave.
Ave. A
4th Ave.
Broadway
University Pl.
Greenwich Ave.
W. 11th St.
Waverly Pl.
Bleecker St.
Hudson St.
Upper West Side
Upper East Side
Central Park
Astoria
QUEENS
West New York
North Bergen
Weehawken
West Side
East Side
Long Island City
Midtown
Union City
Chelsea
MANHATTAN
East River
Williamsburg
Hoboken
Hudson River
Greenwich Village
SoHo
NEW JERSEY
Tribeca
Chinatown
JERSEY CITY
Financial District
BROOKLYN
Brooklyn Heights
Park Slope

III-12

MSBAM 2015-C25	261 Fifth Avenue

Mortgage Loan No. 2 – 261 Fifth Avenue

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$110,000,000			Location:	New York, NY 10016
Cut-off Date Balance(1):	$110,000,000			General Property Type:	Office
% of Initial Pool Balance:	9.3%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Jeffrey Feil; Lloyd Goldman			Year Built/Renovated:	1928/2015
Mortgage Rate:	4.420%			Size:	441,922 SF
Note Date:	8/6/2015			Cut-off Date Balance per Unit(1):	$407
First Payment Date:	10/1/2015			Maturity Date Balance per Unit(1):	$407
Maturity Date:	9/1/2025			Property Manager:	Jeffrey Management Corp.
Original Term to Maturity:	120 months
Original Amortization Term:	N/A			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$13,235,872
Seasoning:	1 month			UW NOI Debt Yield(1):	7.4%
Prepayment Provisions:	LO (25); DEF (91); O (4)			UW NOI Debt Yield at Maturity(1):	7.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.52x
Additional Debt Type:	Pari Passu			Most Recent NOI(2):	$12,335,215 (12/31/2014)
Additional Debt Balance:	$70,000,000			2nd Most Recent NOI:	$10,943,668 (12/31/2013)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$11,213,823 (12/31/2012)
Reserves(3)				Most Recent Occupancy:	99.7% (7/31/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	99.3% (12/31/2014)
RE Tax:	$1,051,424	$350,475	N/A	3rd Most Recent Occupancy:	97.8% (12/31/2013)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$300,000,000 (7/1/2015)
Recurring Replacements:	$0	$9,206	N/A	Cut-off Date LTV Ratio(1):	60.0%
TI/LC:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	60.0%
Other:	$457,936	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$180,000,000	100.0%	Loan Payoff:	$141,631,767	78.7%
			Reserves:	$1,509,360	0.8%
			Closing Costs:	$2,254,035	1.3%
			Return of Equity:	$34,604,839	19.2%
Total Sources:	$180,000,000	100.0%	Total Uses:	$180,000,000	100.0%

(1)	The 261 Fifth Avenue Mortgage Loan is part of the 261 Fifth Avenue Loan Pair evidenced by two pari passu notes with an aggregate original principal balance of $180,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate note balance of the 261 Fifth Avenue Loan Pair.

(2)	The June 30, 2015 year-to-date NOI as provided by the 261 Fifth Avenue borrower was $8,828,659.

(3)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The second largest mortgage loan (the “261 Fifth Avenue Mortgage Loan”) is part of a loan pair (the “261 Fifth Avenue Loan Pair”) evidenced by two pari passu promissory notes (Note A-1 and Note A-2) with a combined original principal balance of $180,000,000 (see “—Additional Secured Indebtedness” below for additional information), secured by a first priority fee mortgage encumbering a 26-story office building known as 261 Fifth Avenue (the “261 Fifth Avenue Property”) located in New York, New York. Promissory Note A-1 had an original principal balance of $110,000,000 and evidences the 261 Fifth Avenue Mortgage Loan. Promissory Note A-2 had an original principal balance of $70,000,000 and evidences the 261 Fifth Avenue serviced companion loan (the “261 Fifth Avenue Serviced Companion Loan”). See “Description of the Mortgage Pool—The A/B Whole Loans and Loan Pairs—The 261 Fifth Avenue Loan Pair” and “Servicing of the Mortgage Loans” in the prospectus supplement. Proceeds from the 261 Fifth Avenue Mortgage Loan Pair were used to pay off the previous loan which was securitized in the MSC 2005-HQ7 securitization, fund closing costs and reserves and return equity to the sponsors.

The Borrower and the Sponsor. The borrowers are tenants in common, 261 Fifth Avenue TIC Owner LLC and Normandy 261 5th Ave LLC (collectively, the “261 Fifth Avenue Borrower”) each a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors. The sponsors of the borrowers and the nonrecourse carve-out guarantors are Jeffrey Feil and Lloyd Goldman.

Jeffrey Feil is the President and Chief Executive Officer of the Feil Organization, Inc., a New York based real estate investment, development and management firm that owns and has developed and managed over 26 million SF of retail, commercial and industrial properties, over 5,000 residential rental units and hundreds of net leased properties. Mr. Feil is a founding partner of the real estate lending platform RCG Longview, and also serves on the Board of Governors of the New York Real Estate Board and as President of The Feil Family Foundation.

III-13

MSBAM 2015-C25	261 Fifth Avenue

Lloyd Goldman is the President of BLDG Management Co., Inc. and its affiliates, which owns and manages a national real estate portfolio of in excess of 400 properties, including over 7,000 residential units and over 20 million SF of commercial properties. BLDG Management Co., Inc. and its affiliates employ over 80 people for property management, leasing and support and over 750 people for the operation and maintenance of its properties.

The Property. The 261 Fifth Avenue Property was constructed in 1928 by renowned architect Ely Jacques Kahn and is a designated New York City landmark. The 261 Fifth Avenue Property is a 26-story, Class “B” office building located at the southeast intersection of Fifth Avenue and East 29th Street in Manhattan’s Midtown South market and consists of 441,922 SF (427,869 SF of office space and 14,053 SF of retail with frontage along both Fifth Avenue and 29th Street). The 261 Fifth Avenue Property is proximate to the Empire State Building, Madison Square Garden, the Flatiron and Madison Square Park and to several mass transit options including the 1, N, R and 6 subway trains (all within two blocks), and additional subway lines, New Jersey Path and Transit trains, Long Island Railroad and Amtrak trains.

The 261 Fifth Avenue Borrower acquired the 261 Fifth Avenue Property in 2005 and has a current cost basis of $193.2 million. In 2015, the 261 Fifth Avenue Borrower began a capital improvement and renovation plan that calls for approximately $17.5 million to be invested in the 261 Fifth Avenue Property over the next six years. The renovation plans include upgrades to the lobby, façade, mechanical systems, common areas, and conversion to a gas boiler.

As of July 31, 2015, the 261 Fifth Avenue Property was 99.7% leased by 44 office and 4 retail tenants. The largest tenants are Dan Klores Communication, Next Jump Inc., Mistdoda Capital LLC and Richloom Fabrics Group, with no other tenant leasing more than 4.4% of SF or representing more than 4.8% of base rent. The retail spaces are currently occupied by Harounian Rugs International, Den Enterprises Inc (d/b/a Saint-Petersburg), Subway Real Estate Corp and Starbucks Corp. Historical occupancy at the 261 Fifth Avenue Property has averaged 96.6% for the last three years.

Major Tenants.

Dan Klores Communication (38,877 SF, 8.8% of NRA, 7.4% of U/W Base Rent) Dan Klores Communication occupies 38,877 SF under an initial lease dated June 29, 2010 and an expansion amendment to lease dated March 5, 2013 both expiring January 31, 2022, with one five-year renewal option at fair market rent. Pursuant to the leases, the tenant pays an average current base rent of $35.87 PSF and is entitled to two months of rent abatement from November through December, 2015 totaling $69,650. Dan Klores Communication is an independent public relations firm with offices in New York, Los Angeles, Chicago, San Francisco and Washington, D.C. Its clients range from Fortune 100 companies to small startups and individuals.

Next Jump Inc (38,346 SF, 8.7% of NRA, 10.0% of U/W Base Rent) Next Jump Inc occupies 38,346 SF under a lease dated May 2007 and expiring July 31, 2017. Pursuant to the lease, the tenant pays a current base rent of $47.33 PSF, which will increase to $48.69 PSF by December 2015 and to $50.08 PSF by December 2016. Next Jump Inc is an e-commerce company that manages exclusive perks, benefits, rewards and recognition for over 70% of the Fortune 1000 companies and for its merchant partners reaches a customer network of over 70 million members.

Mistdoda Capital LLC (38,271 SF, 8.7% of NRA, 9.5% of U/W Base Rent) Mistdoda Capital LLC is an entity under the common control of Croscill, Inc., a textile manufacturer. Mistdoda Capital LLC pays a current base rent of $45.30 PSF, which will increase to $46.65 PSF beginning November 2015 and to $48.05 PSF beginning November 2016. Mistdoda Capital LLC currently subleases all of its space through October 31, 2017 (the end of its lease term) to three subtenants: Christine Valmy International School, Inc. (occupying 12,757 SF under a sublease dated August 27, 2010), The Norwest Company, LLC (occupying 12,757 SF under a sublease dated December 20, 2010) and Badger & Winters Group, Inc. (occupying 12,757 SF under a sublease dated June 29, 2010).

Richloom Fabrics Group (28,885 SF, 6.5% of NRA, 5.7% of U/W Base Rent) Richloom Fabrics Group occupies 28,885 SF under a lease dated January 1999 and expiring December 31, 2017. Pursuant to the lease, the tenant pays a current base rent of $37.50 PSF. Richloom Fabrics Group is a privately held home furnishings company specializing in servicing hospitality clients, furniture manufacturers worldwide, over-the-counter fabric retailers, jobbers, recreational vehicles and outdoor manufacturers.

The following table presents certain information relating to the leases at the 261 Fifth Avenue Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/ Moody’s/S&P)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW	Annual UW Rent PSF(2)	Lease Expiration
Major Tenants
Dan Klores Communication	NR/NR/NR	38,877	9%	$1,394,508	7%	$35.87	1/31/2022
Next Jump Inc	NR/NR/NR	38,346	9%	$1,893,528	10%	$49.38	11/30/2017
Mistdoda Capital LLC(3)	NR/NR/NR	38,271	9%	$1,785,528	9%	$46.65	10/31/2017
Richloom Fabrics Group	NR/NR/NR	28,885	7%	$1,083,192	6%	$37.50	12/31/2017
Subtotal/Wtd. Avg.		144,379	33%	$6,156,756	33%	$42.64
Other Tenants		296,023	67%	$12,704,100	67%	$42.92
Vacant Space		1,520	0%	$0	0%	$0.00
Total/Wtd. Avg.		441,922	100%	$18,860,856	100%	$42.83

(1)	Information is based on the underwritten rent roll.

(2)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(3)	Mistdoda Capital LLC is currently subleasing all of its space through October 31, 2017 (the end of its lease term) to three subtenants: Christine Valmy International School, Inc. (12,757 SF), The Norwest Company, LLC (12,757 SF) and Badger & Winters Group, Inc. (12,757 SF).

III-14

MSBAM 2015-C25	261 Fifth Avenue

The following table presents certain information relating to the lease rollover schedule at the 261 Fifth Avenue Property:

Lease Rollover Schedule(1)(2)

Year	# of Leases Rolling(3)	SF Rolling	UW Rent PSF Rolling(4)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2015	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2016	5	22,014	$45.32	5.0%	5.0%	$997,740	5.3%	5.3%
2017	16	190,796	$42.60	43.2%	48.2%	$8,128,716	43.1%	48.4%
2018	3	14,051	$52.22	3.2%	51.3%	$733,776	3.9%	52.3%
2019	5	26,760	$48.75	6.1%	57.4%	$1,304,520	6.9%	59.2%
2020	2	15,894	$38.30	3.6%	61.0%	$608,736	3.2%	62.4%
2021	8	68,470	$39.42	15.5%	76.5%	$2,698,848	14.3%	76.7%
2022	4	75,476	$38.53	17.1%	93.6%	$2,907,912	15.4%	92.1%
2023	1	1,704	$101.09	0.4%	93.9%	$172,260	0.9%	93.1%
2024	1	11,030	$50.00	2.5%	96.4%	$551,496	2.9%	96.0%
2025	2	9,880	$52.52	2.2%	98.7%	$518,868	2.8%	98.7%
2026 & Beyond	1	4,327	$55.00	1.0%	99.7%	$237,984	1.3%	100.0%
Vacant	NAP	1,520	NAP	0.3%	100.0%	$0	0%
Total/Wtd. Avg.	48	441,922	$42.83	100.0%		$18,860,856	100.0%

(1)	Information is based on the underwritten rent roll. Certain tenants may have multiple co-terminous leases that are consolidated for purposes of the Lease Rollover Schedule.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Mistdoda Capital LLC is currently subleasing all of its space through October 31, 2017 (the end of its lease term) to three subtenants: Christine Valmy International School, Inc. (12,757 SF), The Norwest Company, LLC (12,757 SF) and Badger & Winters Group, Inc. (12,757 SF). The subleases are consolidated for purposes of this Lease Rollover Schedule.

(4)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The 261 Fifth Avenue Property is located in the Midtown South office market, which includes businesses in the fashion, art, advertising and high-tech industries. The Midtown South office market outperforms other Manhattan office markets with a vacancy rate of 7.0%, which rate has remained under 10% over the past five years. Over the past year, the Midtown South office market’s average asking rent has risen by 5.4%. Midtown South’s Class “B” office space is the most expensive in its class of any Manhattan office market, at an asking rent of $65.67 PSF. Comparable space in Midtown and Downtown carries an average asking rent of $54.69 PSF and $41.86 PSF, respectively.

The 261 Fifth Avenue Property is located in the Madison/Union Square submarket of the Midtown South office market. During the first quarter of 2015, the Madison/Union Square submarket had a vacancy rate of 7.3%, 1.6% less than the same period last year, and the lowest vacancy since the second quarter of 2013. The submarket had a weighted average Class “B” office rent of $66.17 PSF. The weighted average underwritten office rent at the 261 Fifth Avenue Property is $42.03 PSF. Class “B” available space decreased 14.4% during the first quarter of 2015 from the previous quarter. The submarket has experienced five consecutive quarters of positive absorption which registered 237,548 SF in the first quarter of 2015.

The following table presents competitive office rental properties to the 261 Fifth Avenue Property:

Competitive Set

Name	Asking Rent	Year Built / Renovated	Total Occupancy	Size (SF)	Stories
261 Fifth Avenue Property	$42(1)	1928/2015	99.7%(2)	441,922(2)	26
60 Madison Avenue	$64-$68	1910	80.5%	183,400	13
79 Madison Avenue	$65	1925/2005	86.9%	216,000	17
105 Madison Avenue	$59	1913	94.2%	231,000	20
11 East 26th Street	$68	1912	94.8%	230,000	21
345-355 Park Avenue South	N/A	1912/1999	100.0%	240,000	12
360 Park Avenue South	N/A	1912	100.0%	451,000	20
381 Park Avenue South	$55	1910	87.8%	192,000	17
230 Fifth Avenue	N/A	1915	100.0%	300,000	20
Range/Wtd Avg/Total(3)	$55-$68		94.5%	2,043,400

Source: Appraisal.

(1)	Reflects current weighted average underwritten office rent at the 261 Fifth Avenue Property.

(2)	Based on the rent roll dated July 31, 2015.

(3)	Range/Wtd Avg/Total excludes the 261 Fifth Avenue Property.

III-15

MSBAM 2015-C25	261 Fifth Avenue

Operating History and Underwritten Cash Flow. The following table presents certain information relating to the underwritten cash flow at the 261 Fifth Avenue Property:

Cash Flow Analysis
	2011	2012	2013	2014	UW	UW PSF
Base Rent	N/A	$15,320,343	$15,372,196	$16,747,229	$18,952,056	$42.89
Total Recoveries	N/A	$2,192,866	$2,363,793	$2,673,153	$3,090,171	$6.99
Other Income	N/A	$129,659	$70,161	$134,271	$129,484	$0.29
Less Vacancy & Credit Loss	N/A	$0	$0	$0	($1,102,111)	(5.8%)
Effective Gross Income	N/A	$17,642,868	$17,806,150	$19,554,653	$21,069,600	$47.68
Total Operating Expenses	N/A	$6,429,045	$6,862,482	$7,219,438	$7,833,728	$17.73
Net Operating Income	N/A	$11,213,823	$10,943,668	$12,335,215	$13,235,872	$29.95
Capital Expenditures	N/A	$0	$0	$0	$110,481	$0.25
TI/LC	N/A	$0	$0	$0	$883,844	$2.00
Net Cash Flow	N/A	$11,213,823	$10,943,668	$12,335,215	$12,241,547	$27.70

Occupancy %	N/A	92.8%	97.8%	99.3%	99.7%(1)
NOI DSCR	N/A	1.39x	1.36x	1.53x	1.64x
NCF DSCR	N/A	1.39x	1.36x	1.53x	1.52x
NOI Debt Yield	N/A	6.2%	6.1%	6.9%	7.4%
NCF Debt Yield	N/A	6.2%	6.1%	6.9%	6.8%

(1)    Occupancy as of July 31, 2015.

Escrows and Reserves. The 261 Fifth Avenue Borrower deposited $1,051,424 in escrow for annual real estate taxes and is required to escrow monthly 1/12 of the annual estimated tax payments. The 261 Fifth Avenue Borrower is required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the 261 Fifth Avenue Borrower maintains insurance under an acceptable blanket insurance policy) and is required to escrow monthly $9,206 for capital expenditures. The 261 Fifth Avenue Borrower deposited $457,936 in escrow for free rent periods ranging from one to eight months, relating to ten individual tenants. Upon the debt service coverage ratio falling below 1.40x until the debt service coverage ratio equals or exceeds 1.40x for two consecutive quarters, the 261 Fifth Avenue Borrower is required to deposit monthly reserves of $73,665 into a TI/LC reserve account.

Lockbox and Cash Management. The 261 Fifth Avenue Mortgage Loan is structured with a hard lockbox and springing cash management. During the continuance of a Cash Sweep Period (as defined below), all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender and disbursed in accordance with the 261 Fifth Avenue Mortgage Loan documents. All funds remaining in the cash management account after the payment of all required monthly debt service and reserve amounts (if any) are required to be remitted to the 261 Fifth Avenue Borrower on a daily basis.

Also during the continuance of a Cash Sweep Period, the 261 Fifth Avenue Borrower will be required to deposit all excess cash with respect to the 261 Fifth Avenue Mortgage Loan to an account to be held by the lender as additional security for the 261 Fifth Avenue Mortgage Loan.

A “Cash Sweep Period” will occur upon the debt service coverage ratio falling below 1.30x and will end upon the debt service coverage ratio equaling or exceeding 1.35x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The 261 Fifth Avenue Property also secures the 261 Fifth Avenue Serviced Companion Loan, with a Cut-off Date balance of $70,000,000. The 261 Fifth Avenue Serviced Companion Loan has been included in the BACM 2015-UBS7 securitization trust.

The 261 Fifth Avenue Mortgage Loan accrues interest at the same rate as the pari passu 261 Fifth Avenue Serviced Companion Loan, which is secured by Note A-2, and is entitled to payments of interest and principal on a pro rata and pari passu basis with the 261 Fifth Avenue Serviced Companion Loan, as and to the extent described under “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs—The 261 Fifth Avenue Loan Pair” in the prospectus supplement. The holders of the 261 Fifth Avenue Mortgage Loan and the 261 Fifth Avenue Serviced Companion Loan have entered into an agreement among note holders which sets forth the allocation of collections on the 261 Fifth Avenue Loan Pair. The 261 Fifth Avenue Loan Pair will be serviced pursuant to terms of the MSBAM 2015-C25 pooling and servicing agreement. See “Description of the Mortgage Pool—The A/B Whole Loans and the Loan Pairs—The 261 Fifth Avenue Loan Pair” and “Servicing of the Mortgage Loans” in the prospectus supplement.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The 261 Fifth Avenue Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism.

III-16

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III-17

MSBAM 2015-C25	Roosevelt New Orleans Waldorf Astoria

Mortgage Loan No. 3 – Roosevelt New Orleans Waldorf Astoria

III-18

MSBAM 2015-C25	Roosevelt New Orleans Waldorf Astoria

Mortgage Loan No. 3 – Roosevelt New Orleans Waldorf Astoria

Roosevelt New Orleans Waldorf Astoria
130 Roosevelt Way
New Orleans, LA 70112
Treme-Lafitte
Faubourg Marigny
Mid-City
Iberville
BioDistrict
New Orleans
Medical District
French Quarter
NEW ORLEANS
Downtown
Warehouse District
Lower Garden District
Mississippi River
Louis Armstrong Park
Lemann Playground 1
Lemann Playground 2
Cabrini Playspot
Mahalia Jackson Theater for the Performing Arts
New Orleans Treme Center
Voodoo Museum
Preservation Hall
St. Louis Cathedral
The Presbytere
The Cabildo
Jackson Square
FRENCH MARKET
Washington Artillery Park
Pharmacy Museum
Jackson Brewery
Napoleon House
Court of Appeals and State Supreme Court
Old Absinthe House
Old Custom House
The Shops at Canal Place
Woldenberg Riverfront Park
Audubon Aquarium of the Americas
CANAL STREET FERRY
Canal Street Wharf
Harrah's Casino
World Trade Center
Spanish Plaza
Riverwalk Marketplace
Riverwalk
LSU/VA Medical Center
MEDICAL CENTER OF LOUISIANA WEST CAMPUS
MEDICAL CENTER OF LOUISIANA EAST CAMPUS
Tulane University Medical Center
New Orleans Public Library
Louis Armstrong New Orleans Intl. Airport 13 miles
Freeport-McMoRan Building
1515 Poydras
DUNCAN PLAZA
City Hall
Mercedes-Benz Superdome
Benson Tower
1340 Poydras
1250 Poydras
CHAMPIONS SQUARE
Energy Centre
Smoothie King Center
US Post Office
Union Station
Place St. Charles
Pan American Life Center
Poydras Center
Gallier Hall
Lafayette Square
U.S. Federal Court
400 Poydras Tower
Piazza d'Italia
Louisiana Children's Museum
Confederate Museum
Contemporary Arts Center
Lee Monument
National World War II Museum and D-Day Museum
New Orleans Ernest N. Morial Convention Center
Mississippi River Heritage Park
Coliseum Square
Annunciation Playground
Crescent City Connection
Canal St
Common St
Gravier St
Union St
Perdido St
Poydras St
Lafayette St
Girod St
Julia St
S Diamond St
Tchoupitoulas St
Convention Blvd
Carondelet St
St Charles Ave
Baronne St
O'Keefe Ave
Camp St
Magazine St
Constance St
Annunciation St
Coliseum St
Prytania St
Erato St
Thalia St
Melpomene Ave
Terpsichore St
Euterpe St
Race St
Orange St
Henderson St
Clio St
Simon Bolivar Ave
S Saratoga St
Martin Luther King Jr Blvd
Magnolia St
Clara St
N Claiborne Ave
N Robertson St
N Rampart St
Basin St
Saratoga St
Treme St
S Villere St
S Derbigny St
S Roman St
S Prieur St
Bolivar St
S Galvez St
S Johnson St
Banks St
Palmyra St
Cleveland Ave
Canal St
Iberville St
Bienville St
Conti St
Saint Louis St
N Galvez St
N Johnson St
N Prieur St
STREETCAR LINE
Toulouse St
Saint Louis St
Burgundy St
Dauphine St
Bourbon St
Royal St
Exchange Pl
Iberville St
Bienville St
Conti St
N Peters St
N Front Blvd
Decatur St
Chartres St
Dumaine St
Saint Philip St
N Rampart St
Governor Nicholls St
Barracks St
Esplanade Ave
N Peters St
S Peters St
Fulton St
Lake Pontchartrain
NEW ORLEANS
Kenner
Metairie
River Ridge
Harahan
Elmwood
Bridge City
Shrewsbury
Waggaman
Avondale
Westwego
Gretna
Terrytown
Harvey
Marrero
Timberlane
Belle Chasse
Estelle
Woodmere
Algiers
Arabi
Chalmette
Lakeview
Gentilly
Lake Cataouatche
10
90

III-19

MSBAM 2015-C25	Roosevelt New Orleans Waldorf Astoria

Mortgage Loan No. 3 – Roosevelt New Orleans Waldorf Astoria

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$82,500,000			Location:	New Orleans, LA 70112
Cut-off Date Balance(1):	$82,301,306			General Property Type:	Hospitality
% of Initial Pool Balance:	7.0%			Detailed Property Type:	Full Service
Loan Purpose:	Refinance			Title Vesting:	Fee/Leasehold(3)
Sponsor:	AVR Realty Company; Allan V. Rose			Year Built/Renovated:	1893/2009
Mortgage Rate:	4.710%			Size:	504 Rooms
Note Date:	7/17/2015			Cut-off Date Balance per Unit(1):	$326,592
First Payment Date:	9/6/2015			Maturity Date Balance per Unit(1):	$267,235
Maturity Date:	8/6/2025			Property Manager:	Waldorf=Astoria Management LLC
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$20,406,572
Seasoning:	2 months			UW NOI Debt Yield(1):	12.4%
Prepayment Provisions:	LO (26); DEF (90); O (4)			UW NOI Debt Yield at Maturity(1):	15.2%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR(1):	1.70x
Additional Debt Type:	Pari Passu			Most Recent NOI:	$20,789,255 (5/31/2015 TTM)
Additional Debt Balance:	$82,301,306			2nd Most Recent NOI:	$19,900,744 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$18,195,197 (12/31/2013)
Reserves(2)				Most Recent Occupancy:	74.4% (5/31/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	72.6% (12/31/2014)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	71.0% (12/31/2013)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$255,700,000 (1/19/2015)
Recurring Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	64.4%
Ground Rent Reserve:	$212,103	Springing	N/A	Maturity Date LTV Ratio(1):	52.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$165,000,000	100.0%	Loan Payoff:	$68,396,315	41.5%
			Reserves:	$212,103	0.1%
			Closing Costs:	$2,208,524	1.3%
			Return of Equity:	$94,183,058	57.1%
Total Sources:	$165,000,000	100.0%	Total Uses:	$165,000,000	100.0%

(1)
The Roosevelt New Orleans Waldorf Astoria Mortgage Loan is part of the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination, which is comprised of three pari passu notes with an aggregate original principal balance of $165,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate pari passu note balance.

(2)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(3)	A portion of the Roosevelt New Orleans Waldorf Astoria Property known as The Annex is subject to a ground lease as described under “—The Property” section below.

The Mortgage Loan. The third largest mortgage loan (the “Roosevelt New Orleans Waldorf Astoria Mortgage Loan”) is part of a non-serviced loan combination (the “Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination”) evidenced by three pari passu notes (Notes A-1, A-2 and A-3) in the aggregate original principal amount of $165,000,000, all of which are secured by the same first priority fee and leasehold mortgage encumbering a full service hospitality property known as Roosevelt New Orleans Waldorf Astoria in downtown New Orleans, Louisiana, on the edge of the French Quarter (the “Roosevelt New Orleans Waldorf Astoria Property”).

Notes A-2 and A-3, in the aggregate original principal amount of $82,500,000, collectively represent the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, and Note A-1 in the original principal amount of $82,500,000, represents the “Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan.” The Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan was contributed to the JPMBB 2015-C31 securitization trust and the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination will be serviced pursuant to the terms of the JPMBB 2015-C31 pooling and servicing agreement. The holders of the promissory notes evidencing the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination have entered into an agreement between note holders that sets forth the respective rights of each such note holder. See “—Additional Secured Indebtedness” below for additional information. See also “Description of the Mortgage Pool—The Non-Serviced Loan Combinations—The Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination” and “Servicing of the Mortgage Loans—Additional Matters Relating to the Servicing of the Non-Serviced Mortgage Loans” in the prospectus supplement.

The proceeds of the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination were used to refinance a previous loan with an outstanding principal balance of approximately $68,396,315 secured by the Roosevelt New Orleans Waldorf Astoria Property, fund upfront reserves, pay closing costs and return equity to the Roosevelt New Orleans Waldorf Astoria Borrower. The Roosevelt New Orleans Waldorf Astoria Borrower purchased the Roosevelt New Orleans Waldorf Astoria Property in 2007 (which was closed at the time as a result of Hurricane Katrina) for approximately $17.7 million (including existing FF&E), purchased the parking lot for $3.0 million, and substantially renovated the hotel at an approximate cost of $144.9 million, including certain asset carrying costs, closing costs, developer fees and tax credit buyouts, for a total approximate cost basis of $165.6 million. The renovated hotel then reopened under the current Waldorf Astoria brand on July 1, 2009.

III-20

MSBAM 2015-C25	Roosevelt New Orleans Waldorf Astoria

The Borrower and the Sponsor. The borrower is First Class Hotels, LLC (the “Roosevelt New Orleans Waldorf Astoria Borrower”), a recycled; single-purpose Louisiana limited liability company, with two independent directors. The Roosevelt New Orleans Waldorf Astoria Borrower is majority owned and controlled by Allan V. Rose, the nonrecourse carve-out guarantor and the owner and CEO of AVR Realty Company, LLC (“AVR”), a real estate development and investment firm headquartered in Yonkers, New York. Over the past 45 years, AVR has built, acquired and developed more than 30 million SF of commercial and residential space. AVR’s portfolio includes office complexes, shopping centers, corporate and industrial parks, apartment complexes, residential communities and hotels.

The Property. The Roosevelt New Orleans Waldorf Astoria Property is primarily comprised of a 14-story full service luxury historic hotel with 504 rooms, including 125 suites. There are 129 surface parking spaces located across the street from the hotel building that are utilized by a third-party valet parking service at the Roosevelt New Orleans Waldorf Astoria Property. A four story annex building (“The Annex”), which is connected to the main hotel building, is described below. A portion of the Roosevelt New Orleans Waldorf Astoria Property was originally constructed in 1893 as the Grunewal Hotel. The building was subsequently expanded two times, rebranded as The Roosevelt Hotel in 1923, and operated as such until 1965. From 1965 to 2005, the hotel was operated as the Fairmont New Orleans. In 2005 the hotel was substantially damaged by Hurricane Katrina and closed. The Roosevelt New Orleans Waldorf Astoria Borrower purchased the then closed hotel in 2007, substantially renovated the building, and reopened the hotel as the Roosevelt New Orleans Waldorf Astoria on July 1, 2009. The Waldorf=Astoria Management LLC management agreement has a current expiration date of December 31, 2029, including two automatic five-year renewal terms. The Roosevelt New Orleans Waldorf Astoria Property is designated as a landmark by the City of New Orleans Historic District Landmarks Commission and approval by that commission is required for any construction or alteration to the exterior of the building.

The standard king or queen guestrooms range from 250 SF to 350 SF. The suites range in size from 650 SF to 1,931 SF. Amenities include approximately 55,381 SF of meeting and ballroom space (including the historic Blue Room), the Sazerac Bar, the third-party operated Domenica Restaurant, the Fountain Lounge Restaurant, Teddy’s café, an outdoor swimming pool and whirlpool, the Waldorf Astoria Spa, a fitness center and a business center.

The Annex, which contains the approximately 18,162 SF Roosevelt Ballroom space, the Waldorf Astoria Spa, the fitness center and the rooftop pool and the seasonal pool bar is subject to a ground lease between The Administrators of the Tulane Educational Fund and Belmont Commons, L.L.C. (“Belmont”), expiring on September 30, 2049, with no lease extension options. The Roosevelt New Orleans Waldorf Astoria Borrower subleases the ground from Belmont for an annual ground rent payment of $197,702, fixed for the entire lease term. Additionally, the approximately 12,204 SF Crescent City Ballroom is situated on the third floor of a neighboring property and is subleased from Belmont for an annual rent of $90,000 through December 31, 2015, then adjusted based on CPI each subsequent third year. No guest rooms are located in the improvements subject to the ground lease or the adjoining building space lease.

According to the appraisal, the Roosevelt New Orleans Waldorf Astoria Property generates approximately 48.0% of its room nights from meeting and group business, 36.0% from leisure business and 16.0% from commercial business.

Historical Occupancy, ADR, RevPAR
	Competitive Set			Roosevelt New Orleans Waldorf Astoria			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2012	74.5%	$195.33	$145.60	71.9%	$224.05	$161.01	96.4%	114.7%	110.6%
2013	72.3%	$211.78	$153.04	71.0%	$244.69	$173.66	98.2%	115.5%	113.5%
2014	74.0%	$220.82	$163.41	72.6%	$250.74	$181.94	98.1%	113.6%	111.3%
5/31/2015 TTM	74.8%	$224.77	$168.12	74.4%	$248.52	$184.93	99.5%	110.6%	110.0%

Source: Industry Report

The Market. The Roosevelt New Orleans Waldorf Astoria Property is located on the edge of the French Quarter in downtown New Orleans, Louisiana, one block from the bars, restaurants and music venues of Bourbon Street and approximately one half mile from the Mercedes-Benz Superdome and Harrah’s Casino and approximately one mile from the New Orleans Ernest N. Morial Convention Center. The Roosevelt New Orleans Waldorf Astoria Property is more specifically located within the New Orleans central business district neighborhood, affording it access to other attractions such as the National World War II Museum, the Audubon Aquarium of the Americas and the Audubon Insectarium. The Canal Streetcar Line is accessible half a block from the property, providing access to the greater New Orleans area. The Roosevelt New Orleans Waldorf Astoria Property is approximately 10 miles from the Louis Armstrong New Orleans International Airport and approximately one mile from the New Orleans Union Passenger Terminal. Vehicular access to the Roosevelt New Orleans Waldorf Astoria Property is provided by Interstate 10, located less than one mile northwest of the Roosevelt New Orleans Waldorf Astoria Property. The appraisal notes that while no new competitive supply is confirmed in the market, a number of non-competitive hotels are in various stages of the development process throughout New Orleans. In addition, plans have been announced for a full-service, convention headquarters hotel as part of the Ernest N. Morial Convention Center’s Phase V expansion.

Primary competitive properties to the Roosevelt New Orleans Waldorf Astoria Property are shown in the table below.

Competitive Property Summary
Property Name	No. of Rooms	Year Built	Meeting Space (SF)	Leisure	Meeting & Group	Commercial	2014 Occupancy	2014 ADR	2014 RevPAR
The Roosevelt New Orleans	504	1893	55,381	36%	48%	16%	72.6%	$250.74	$181.94
Hotel Monteleone New Orleans	570	1886	23,669	50%	40%	10%	75.0%	$226.00	$169.50
Omni Royal Orleans	345	1968	12,067	60%	25%	15%	80.0%	$220.00	$175.34
Ritz-Carlton New Orleans	527	2000	34,732	35%	50%	15%	72.0%	$290.00	$208.80
Royal Sonesta New Orleans	482	1969	19,212	60%	25%	15%	77.0%	$208.00	$160.16
Windsor Court	316	1984	9,424	50%	30%	20%	75.0%	$301.00	$225.75

Source: Appraisal

III-21

MSBAM 2015-C25	Roosevelt New Orleans Waldorf Astoria

Operating History and Underwritten Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Cash Flow at the Roosevelt New Orleans Waldorf Astoria Property.

Cash Flow Analysis
	2010	2011	2012	2013	2014	5/31/2015 TTM	UW	UW per Room
Occupancy	63.9%	70.1%	71.9%	71.0%	72.6%	74.4%	74.4%
ADR	$183.66	$208.15	$224.05	$244.69	$250.74	$248.52	$248.52
RevPAR	$117.30	$145.82	$161.01	$173.66	$181.94	$184.93	$184.93

Rooms Revenue	$21,579,856	$26,824,727	$29,700,625	$31,947,385	$33,470,120	$34,019,996	$34,019,996	$67,500
Food & Beverage	$11,599,345	$15,406,441	$15,037,143	$16,999,100	$18,989,513	$21,200,143	$20,337,170	$40,352
Other Income	$3,380,902	$3,702,216	$4,826,417	$4,618,764	$4,991,409	$5,013,924	$5,070,115	$10,060
Total Revenue	$36,560,103	$45,933,384	$49,564,185	$53,565,249	$57,451,042	$60,234,063	$59,427,281	$117,911
Total Expenses	$28,599,850	$32,395,381	$33,723,593	$35,370,052	$37,550,298	$39,444,808	$39,020,709	$77,422
Net Op. Income	$7,960,253	$13,538,003	$15,840,592	$18,195,197	$19,900,744	$20,789,255	$20,406,572	$40,489
FF&E	$1,462,404	$2,296,669	$2,478,209	$2,678,262	$2,872,552	$3,011,703	$2,971,364	$5,896
Net Cash Flow	$6,497,849	$11,241,334	$13,362,383	$15,516,935	$17,028,192	$17,777,552	$17,435,208	$34,594

NOI DSCR	0.77x	1.32x	1.54x	1.77x	1.94x	2.02x	1.98x
NCF DSCR	0.63x	1.09x	1.30x	1.51x	1.66x	1.73x	1.70x
NOI Debt Yield	4.8%	8.2%	9.6%	11.0%	12.1%	12.6%	12.4%
NCF Debt Yield	3.9%	6.8%	8.1%	9.4%	10.3%	10.8%	10.6%

Escrows and Reserves.  At all times during an Escrow Sweep Period (as defined below) (irrespective of whether or not a Cash Sweep Event Period (as defined below) is also then in effect), the Roosevelt New Orleans Waldorf Astoria Borrower is required to (i) escrow monthly 1/12 of the annual estimated tax payments, (ii) escrow monthly 1/12 of the annual estimated insurance premiums (unless the Roosevelt New Orleans Waldorf Astoria Borrower maintains insurance under an acceptable blanket insurance policy), and (iii) make monthly deposits equal to 1/12 of the greater of (a) five percent of the gross income from operations for the prior year and (b) the amount required under the management agreement in place as of closing between the Roosevelt New Orleans Waldorf Astoria Borrower and Waldorf=Astoria Management LLC (“Waldorf”), as the manager of the Roosevelt New Orleans Waldorf Astoria Property (the “Management Agreement”) for the costs of FF&E. The Roosevelt New Orleans Waldorf Astoria Borrower deposited $212,103 in escrow at loan origination for rent due under the ground sublease covering a separate building attached to the hotel which houses the spa, fitness center, certain meeting spaces, and rooftop pool. The lender may apply any amounts held in the ground sublease escrow to the payment of the rent due under the sublease if the Roosevelt New Orleans Waldorf Astoria Borrower fails to pay such amounts. If the lender applies any such amounts, the Roosevelt New Orleans Waldorf Astoria Borrower is required to deposit funds sufficient to re-establish the reserve; provided that such requirement is waived unless both an Escrow Sweep Period and a Cash Sweep Period are in effect.

“Affiliated Manager” means (i) Dimension Development Company, provided that Sam Friedman controls Dimension Development Company, or (ii) another property manager which AVR Realty Company, LLC, directly or indirectly owns and directly controls, provided that Lily Ann Marden and/or Jeffrey H. Gansberg controls AVR Realty Company, LLC.

A “Cash Sweep Event Period” will:

(i)
commence upon the cash management bank receiving notice from the lender that an event of default under the Roosevelt New Orleans Waldorf Astoria Mortgage Loan has occurred and continue until the date the cash management bank receives notice from the lender that the lender has accepted a cure of the related event of default under the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, or

(ii)
commence upon the cash management bank receiving notice from the lender that the DSCR on the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination has fallen below 1.15x for two consecutive calendar quarters, calculated on a trailing 12-month basis, and continue until the date the cash management bank receives notice from the lender that the DSCR on the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination has been equal to or greater than 1.20x for two consecutive calendar quarters, calculated on a trailing 12-month basis.

An “Escrow Sweep Period” will commence upon the cash management bank receiving notice from the lender that Waldorf is no longer the manager (and the Roosevelt New Orleans Waldorf Astoria Borrower has not entered into a Replacement Management Agreement (as defined below) with a Qualified Franchise Manager (as defined below) with the Roosevelt New Orleans Waldorf Astoria Property operating as a Qualified Franchise (as defined below)) and continue until the cash management bank has received notice from the lender that the Roosevelt New Orleans Waldorf Astoria Borrower has entered into a replacement management agreement with a Qualified Franchise Manager with the Roosevelt New Orleans Waldorf Astoria Property operating as a Qualified Franchise either pursuant to the Replacement Management Agreement or a separate Replacement Franchise Agreement (as defined below).

“Qualified Franchise” means (a) a hotel brand flag with any of the following franchisors: (i) Waldorf, (ii) Ritz-Carlton, (iii) Four Seasons, (iv) St. Regis, and (v) Fairmont, provided that there has been no material adverse change to such franchisor’s financial condition, operations or ability to conduct its business in the ordinary course, or (b) a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope and use as the Roosevelt New Orleans Waldorf Astoria Property, to be determined in the lender’s reasonable judgment, provided that the lender’s consent may be conditioned upon receipt of confirmation from the applicable rating agencies that the flagging of the Roosevelt New Orleans Waldorf Astoria Property by such franchisor will not result in a downgrade, withdrawal or qualification of any related securities issued in connection with the securitization of the Roosevelt New Orleans Waldorf Astoria Mortgage Loan (such confirmation, a “Rating Confirmation”).

“Qualified Franchise Manager” means any of: (i) Marriott, (ii) Hilton, (iii) Four Seasons, and (iv) Starwood, provided that there has been no material adverse change to such franchisor’s financial condition, operations or ability to conduct its business in the ordinary course.

“Replacement Franchise Agreement” means collectively, (a) a franchise agreement with a Qualified Franchise, which franchise agreement must be reasonably acceptable to the lender in form and substance (which may be included and subsumed within a Replacement Management Agreement),

III-22

MSBAM 2015-C25	Roosevelt New Orleans Waldorf Astoria

provided, the lender, at its option, may require that the Roosevelt New Orleans Waldorf Astoria Borrower obtain a Rating Confirmation from the applicable rating agencies with respect to such franchise agreement; and (b) a conditional assignment of franchise agreement substantially in the form of the assignment of management agreement delivered at closing (or such other form as is acceptable to the lender), executed and delivered to the lender by the Roosevelt New Orleans Waldorf Astoria Borrower and such Qualified Franchise.

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Franchise Manager substantially in the same form and substance as the management agreement delivered at closing; (ii) a management agreement with a Qualified Franchise Manager, which management agreement must be reasonably acceptable to the lender in form and substance (which may be included and subsumed within a Replacement Franchise Agreement); or (iii) a management agreement with an Affiliated Manager, which management agreement must be reasonably acceptable to the lender in form and substance, provided that a Replacement Franchise Agreement with a Qualified Franchise is executed concurrently with the execution by the Roosevelt New Orleans Waldorf Astoria Borrower of such management agreement with the Affiliated Manager; provided, with respect to subclauses (ii) and (iii) in this definition, the lender, at its option, may require that the Roosevelt New Orleans Waldorf Astoria Borrower obtain a Rating Confirmation from the applicable Rating Agencies with respect to such management agreement; (b) a conditional assignment of management agreement substantially in the form of the assignment of management agreement delivered at closing (or such other form as is acceptable to the lender), executed and delivered to the lender by the Roosevelt New Orleans Waldorf Astoria Borrower and such Qualified Franchise Manager or Affiliated Manager; and (c) if such replacement manager is an Affiliated Manager, a management agreement reasonably acceptable to the lender and the Roosevelt New Orleans Waldorf Astoria Borrower must have delivered to the lender an updated substantive non-consolidation opinion acceptable to the lender with respect to such Affiliated Manager.

Lockbox and Cash Management. A springing lockbox is in place with respect to the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, as follows:

(1)	upon the commencement of a Cash Sweep Event Period, and provided that there is no Escrow Sweep Period then in effect, the Roosevelt New Orleans Waldorf Astoria Borrower will cause (and Waldorf has agreed pursuant to the cash management agreement to deposit) the monthly owner distribution of income (after Waldorf pays all property expenses (including, without limitation, taxes, insurance, ground rent and debt service), reserves (including FF&E) and other items permitted or required under the Management Agreement) to which the Roosevelt New Orleans Waldorf Astoria Borrower is entitled, to be deposited into the lockbox account, and

(2)	upon the commencement of an Escrow Sweep Period, a springing hard lockbox is in place with respect to the Roosevelt New Orleans Waldorf Astoria Mortgage Loan (i.e. upon the commencement of an Escrow Sweep Period, the Roosevelt New Orleans Waldorf Astoria Borrower has agreed to establish and maintain a hard lockbox into which all income will be deposited following the commencement of such Escrow Sweep Period).

The Roosevelt New Orleans Waldorf Astoria Mortgage Loan has springing cash management (i.e., the Roosevelt New Orleans Waldorf Astoria Mortgage Loan has cash management only during a Cash Sweep Event Period and/or Escrow Sweep Period). During the continuance of a Cash Sweep Event Period for the Roosevelt New Orleans Waldorf Astoria Mortgage Loan, funds in the lockbox account are required to be applied on each monthly payment date to pay debt service on the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination, to fund expenses for the operation and maintenance of the Roosevelt New Orleans Waldorf Astoria Property excluding payments described above under “—Escrows and Reserves” and referenced in the annual budget approved by the lender, together with extraordinary operating expenses or capital expenses not set forth in the annual budget which have been reasonably approved by the lender. During the continuance of an Escrow Sweep Period, funds in the lockbox account are required to be applied to fund the required reserves deposits as described above under “—Escrows and Reserves”. After the application of funds in the preceding two sentences, the remainder will be disbursed either (x) at any time a Cash Sweep Event Period is in effect (including if an Escrow Sweep Period is simultaneously is in effect) to an account to be held by the lender as additional security for the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination or (y) at any time a Cash Sweep Event Period is not in effect (including when an Escrow Sweep Period is in effect) to the Roosevelt New Orleans Waldorf Astoria Borrower.

Additional Secured Indebtedness (not including trade debts). The Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan is evidenced by one note with a Cut-off Date balance of $82,301,306, which accrues interest at the same rate as the Roosevelt New Orleans Waldorf Astoria Mortgage Loan. The Roosevelt New Orleans Waldorf Astoria Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan, as and to the extent described under “Description of the Mortgage Pool—The Non-Serviced Loan Combinations—The Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination” in the prospectus supplement. The Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan was originally issued in favor of Barclays Bank PLC, which contributed the related promissory note to the JPMBB 2015-C31 transaction. The holders of the Roosevelt New Orleans Waldorf Astoria Mortgage Loan and the Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination. The Roosevelt New Orleans Waldorf Astoria Non-Serviced Companion Loan will generally represent the controlling interest in the Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination. See “Description of the Mortgage Pool—The Non-Serviced Loan Combinations—The Roosevelt New Orleans Waldorf Astoria Non-Serviced Loan Combination” in the prospectus supplement.

Mezzanine Loan and Preferred Equity.  Not permitted.

Release of Property. Not permitted.

Insurance Coverage.  The Roosevelt New Orleans Waldorf Astoria Property has an insurable value of $166,100,000 and is covered by a blanket insurance policy that maintains a $350,000,000 limit for all-risk coverage. The all-risk limit includes both the real property and business income portions of the policy. There is no other property covered under the blanket policy located in New Orleans, Louisiana. The insurance policy provides wind/named storm coverage at the full-limit of $350,000,000, which applies per occurrence and reinstates after every loss. Additionally, the Roosevelt New Orleans Waldorf Astoria Property is covered by a National Flood Insurance Program insurance policy in the amount of $500,000, which provides the primary layer of flood insurance coverage, and the all-risk insurance policy provides an additional $100,000,000 of flood coverage applying per occurrence and in the aggregate.

Terrorism Insurance.  The Roosevelt New Orleans Waldorf Astoria Borrower is required to obtain insurance against terrorism, terrorist acts or similar acts of sabotage in amounts, terms and coverage consistent with the comprehensive all risk and business interruption insurance otherwise required for the Roosevelt New Orleans Waldorf Astoria Mortgage Loan (i.e. generally equal to (i) 100% of the actual replacement value of the improvements and (ii) 18 months of projected gross income from the Roosevelt New Orleans Waldorf Astoria Property).

III-23

MSBAM 2015-C25	Coastal Equities Retail Portfolio

Mortgage Loan No. 4 – Coastal Equities Retail Portfolio

III-24

MSBAM 2015-C25	Coastal Equities Retail Portfolio

Mortgage Loan No. 4 – Coastal Equities Retail Portfolio

GRAND RAPIDS
MICHIGAN
Flint
LONDON
ONTARIO
Lake Michigan
Lansing
DETROIT
Battle Creek
Kalamazoo
Ann Arbor
WINDSOR
Lake Erie
CHICAGO
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South Bend
TOLEDO
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INDIANA
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COLUMBUS
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Springfield
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CINCINNATI
WEST VIRGINIA
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LEXINGTON
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KENTUCKY
Beckley

Syracuse
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VT
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PENNSYLVANIA
Newark
NEW YORK
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York
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PHILADELPHIA
Toms River
Atlantic Ocean
Wilmington
Newark
NEW JERSEY
MARYLAND
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BALTIMORE
DE
Dover

MISSOURI
Cape Girardeau
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KENTUCKY
Bowling Green
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Mayfield
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MISSISSIPPI
Hamilton
Jasper
BIRMINGHAM
Greenwood
Winona
Columbus
Bessemer
Starkville
Tuscaloosa
Hoover

Coastal Equities Retail Portfolio			
1 Home Depot	Detroit, MI	14 Cummings Park Plaza	Burlington, NC
2 Glenwood Plaza	Oneida, NY	15 Market At Riverdale Bend	Memphis, TN
3 Rodney Village	Dover, DE	16 Northland Plaza	Bath Township, OH
4 Westown Square	Cleveland, OH	17 Cordele Corners	Cordele, GA
5 Plaza North	Terre Haute, IN	18 Anniston Plaza	Anniston, AL
6 Mattatuck Plaza	Waterbury, CT	19 Centre Plaza	Clinton, TN
7 Ahoskie Commons	Ahoskie, NC	20 Homosassa Square	Homosassa, FL
8 Athens Town Center	Athens, AL	21 Meeting Square Center	Jefferson City, TN
9 Northeast Plaza	Greensboro, NC	22 Plank Plaza	Baton Rouge, LA
10 Summer Commons	Memphis, TN	23 Laurens Plaza	Laurens, SC
11 Henderson Marketplace	Henderson, NC	24 Pelham Plaza	Jacksonville, AL
12 Boulevard Plaza	Wilson, NC	25 Collins Park Commons	Plant City, FL
13 Hungarybrook	Richmond, VA		

OHIO
Charleston
WASHINGTON, DC
LEXINGTON
WEST VIRGINIA
MARYLAND
Charlottesville
Beckley
KENTUCKY
Richmond
Lynchburg
Roanoke
Petersburg
Blacksburg
VIRGINIA
Norfolk
VIRGINIA BEACH
Bloomington
Bristol
Danville
Henderson
TENNESSEE
Johnson City
Winston-Salem
GREENSBORO
Ahoskie
Durham
Rocky Mount
Knoxville
High Point
Cary
RALEIGH
Wilson
Asheville
Concord
NORTH CAROLINA
Gastonia
CHARLOTTE
Spartanburg
Rock Hill
Fayetteville
Greenville
Clemson
Jacksonville
Laurens
Florence
Wilmington
Athens
Sumter
ATLANTA
Columbia
Conway
Myrtle Beach
North Augusta
SOUTH CAROLINA
Augusta
Orangeburg
Milledgeville
Atlantic Ocean
Macon
GEORGIA
Charleston
Dublin
Statesboro
Beaufort
Vidalia
Hilton Head Island

Tupelo
Decatur
Jacksonville
Columbia
Athens
MISSISSIPPI
Anniston
BIRMINGHAM
ATLANTA
Augusta
SC
Tuscaloosa
Charleston
Macon
Jackson
Montgomery
GEORGIA
Columbus
Savannah
ALABAMA
Cordele
Albany
Hattiesburg
Atlantic Ocean
Dothan
BATON ROUGE
Valdosta
Mobile
Biloxi
Pensacola
Tallahassee
JACKSONVILLE
NEW ORLEANS
Panama City
FLORIDA
LOUISIANA
Homosassa
ORLANDO
TAMPA
Plant City
Gulf of Mexico
ST. PETERSBURG
Port St. Lucie
Cape Coral
MIAMI
Key West

III-25

MSBAM 2015-C25	Coastal Equities Retail Portfolio

Mortgage Loan No. 4 – Coastal Equities Retail Portfolio

Mortgage Loan Information				Mortgaged Property Information(4)
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$60,000,000			Location:	Various
Cut-off Date Balance(1):	$60,000,000			General Property Type:	Retail
% of Initial Pool Balance:	5.1%			Detailed Property Type:	Anchored/Unanchored/Freestanding
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	EH Scott, LLC			Year Built/Renovated:	Various
Mortgage Rate:	4.605%			Size:	3,458,225 SF
Note Date:	6/9/2015			Cut-off Date Balance per Unit(1):	$49
First Payment Date:	8/1/2015			Maturity Date Balance per Unit(1):	$44
Maturity Date:	7/1/2025			Property Manager:	EH Scott, LLC (borrower related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information(4)
IO Period:	48 months			UW NOI:	$17,127,145
Seasoning:	3 months			UW NOI Debt Yield(1):	10.1%
Prepayment Provisions(2):	LO (27); DEF (86); O (7)			UW NOI Debt Yield at Maturity(1):	11.3%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR(1):	1.96x (IO) 1.48x (P&I)
Additional Debt Type:	Pari Passu			Most Recent NOI:	$18,055,385 (3/31/2015 TTM)
Additional Debt Balance:	$109,000,000			2nd Most Recent NOI:	$17,731,254 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$17,353,008 (12/31/2013)
Reserves(3)				Most Recent Occupancy:	92.2% (5/1/2015-5/21/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	92.0% (12/31/2014)
RE Tax:	$930,865	$186,173	N/A	3rd Most Recent Occupancy:	90.5% (12/31/2013)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(5):	$233,250,000
Deferred Maintenance:	$3,380,981	$0	N/A	Cut-off Date LTV Ratio(1):	72.5%
Recurring Replacements:	$0	$52,916	N/A	Maturity Date LTV Ratio(1):	65.2%
TI/LC:	$2,000,000	Springing	$1,500,000
Other:	$1,222,250	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$169,000,000	100.0%	Loan Payoff:	$115,316,891	68.2%
			Reserves:	$7,534,096	4.5%
			Closing Costs(6):	$2,306,526	1.4%
			Return of Equity:	$43,842,487	25.9%
Total Sources:	$169,000,000	100.0%	Total Uses:	$169,000,000	100.0%

(1)	The Coastal Equities Retail Portfolio Mortgage Loan is part of the Coastal Equities Retail Portfolio Non-Serviced Loan Combination, which is comprised of 10 pari passu notes with an aggregate Cut-off Date principal balance of $169,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Coastal Equities Retail Portfolio Non-Serviced Loan Combination.

(2)	Defeasance is permitted at any time on or after the earlier of (a) the end of the two-year period commencing on the closing date of the securitization of the last Coastal Equities Retail Portfolio promissory note to be securitized and (b) January 1, 2019.

(3)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(4)	Mortgaged Property Information and Underwriting and Financial Information are based on a combination or sum of all 25 retail centers that comprise the Coastal Equities Retail Portfolio Property.

(5)	The appraised value represents the “portfolio value” conclusion. The sum of the values on a stand-alone basis is $222,450,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the appraised value on a stand-alone basis are 76.0% and 68.3%, respectively. There are no collateral partial release provisions within the terms of the Coastal Equities Retail Portfolio Mortgage Loan.

(6)	Closing costs include approximately $548,457 of real estate taxes paid at loan closing.

The Mortgage Loan.  The fourth largest mortgage loan (the “Coastal Equities Retail Portfolio Mortgage Loan”) is part of a non-serviced loan combination (the “Coastal Equities Retail Portfolio Non-Serviced Loan Combination”) evidenced by 10 pari passu promissory notes with an aggregate Cut-off Date principal balance of $169,000,000, all of which are secured by first priority fee mortgages encumbering 22 anchored shopping centers, two unanchored shopping centers, and one free-standing Home Depot store in 14 states (collectively, the “Coastal Equities Retail Portfolio Property”). Promissory Notes A-4, A-5, A-8 and A-9, in the aggregate original principal amount of $60,000,000, collectively represent the Coastal Equities Retail Portfolio Mortgage Loan, and Promissory Notes A-1, A-2, A-3, A-6, A-7 and A-10, in the aggregate original principal amount of $109,000,000, collectively represent the “Coastal Equities Retail Portfolio Non-Serviced Companion Loan.” A portion of the Coastal Equities Retail Portfolio Non-Serviced Companion Loan, represented by Promissory Notes A-1, A-2, A-3 and A-7 in the original principal amount of $85,000,000, was contributed to the MSBAM 2015-C24 securitization trust, and the remaining portion of the Coastal Equities Retail Portfolio Non-Serviced Companion Loan, represented by Promissory Notes A-6 and A-10 in the original principal amount of $24,000,000, is expected to be held by Morgan Stanley Bank, N.A. or an affiliate thereof on the closing date of this transaction and may be contributed to one or more future securitization transactions. The Coastal Equities Retail Portfolio Non-Serviced Loan Combination will be serviced pursuant to the MSBAM 2015-C24 pooling and servicing agreement. See “Description of the

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MSBAM 2015-C25	Coastal Equities Retail Portfolio

Mortgage Pool—The Non-Serviced Loan Combinations—The Coastal Equities Retail Portfolio Non-Serviced Loan Combination” and “Servicing of the Mortgage Loans—Additional Matters Relating to the Servicing of the Non-Serviced Mortgage Loans” in the prospectus supplement.

The proceeds of the Coastal Equities Retail Portfolio Non-Serviced Loan Combination were primarily used to refinance 24 previous loans secured by 24 of the shopping centers comprising part of the Coastal Equities Retail Portfolio Property, which loans totaled approximately $115,316,891 at the time of payoff, inclusive of defeasance costs. The remaining shopping center comprising part of the Coastal Equities Retail Portfolio Property was previously unencumbered. The shopping centers were purchased by the Coastal Equities Retail Portfolio Borrower, or its affiliates, on various dates from January 2001 to April 2013, for a total purchase price of approximately $160,815,500.

The Borrower and the Sponsor.  The borrowers are 24 recycled and one newly formed single-purpose limited liability companies (collectively, the “Coastal Equities Retail Portfolio Borrower”) incorporated in 13 different states. The Coastal Equities Retail Portfolio Borrower is 100% owned by Coastal Equities Holding, LLC (“Coastal Equities”) which is 99% owned by 111 investors, none of which has greater than 7% ownership. Coastal Equities, the managing member of the Coastal Equities Retail Portfolio Borrower, has two independent directors. Edward Ross, Scott Ross and Howard Arnberg, the owners of EH Scott, LLC, are the nonrecourse carve-out guarantors. Messrs. Ross and Arnberg are the principals of Coastal Equities, a Weston, Florida-based real estate investment, development, and syndication firm founded in 1975. Coastal Equities currently operates approximately 40 retail centers in 16 states.

The Property.  The Coastal Equities Retail Portfolio Property consists of 22 anchored neighborhood shopping centers, two unanchored neighborhood shopping centers and one free-standing Home Depot store located across 14 states and 20 different markets. The top three state concentrations based on allocated Cut-off Date loan amount are North Carolina at approximately 21%, Tennessee at approximately 11% and Ohio at approximately 10%. The individual centers are listed below by descending allocated Cut-off Date loan amount. The Coastal Equities Retail Portfolio Property totals approximately 3,458,225 SF and is leased to over 250 separate tenants pursuant to approximately 350 different leases. See “—Major Portfolio Tenants (by underwritten base rents)” below for further discussion of the top five tenant concentrations. There are no collateral partial release provisions within the terms of the Coastal Equities Retail Portfolio loan documents.
Property Summary
Property	Location	Size (SF)	Occ. %	Allocated Cut-off Date Loan Amount(1)	% of Allocated Loan Amount	Year Built/ Renovated	Appraised Value(2)
Home Depot	Detroit, MI	139,056	100.0%	$15,000,000	8.9%	1998/2002	$20,184,592
Glenwood Plaza	Oneida, NY	219,211	93.6%	$12,700,000	7.5%	1989/N/A	$20,866,150
Rodney Village	Dover, DE	211,299	100.0%	$12,600,000	7.5%	1994/N/A	$15,728,254
Westown Square	Cleveland, OH	176,722	99.1%	$12,300,000	7.3%	1987/N/A	$16,671,949
Plaza North	Terre Haute, IN	269,671	93.1%	$11,800,000	7.0%	1965;1997/N/A	$14,260,283
Mattatuck Plaza	Waterbury, CT	146,930	86.3%	$11,000,000	6.5%	1978/2009	$14,889,413
Ahoskie Commons	Ahoskie, NC	193,557	93.3%	$8,600,000	5.1%	1992/N/A	$10,957,350
Athens Town Center	Athens, AL	209,124	95.4%	$8,000,000	4.7%	1988/N/A	$11,271,915
Northeast Plaza	Greensboro, NC	110,956	95.4%	$8,000,000	4.7%	1959/2000	$10,590,357
Summer Commons	Memphis, TN	139,785	96.4%	$6,600,000	3.9%	1974/2008	$9,541,807
Henderson Marketplace	Henderson, NC	89,100	94.0%	$6,500,000	3.8%	1991/N/A	$8,702,967
Boulevard Plaza	Wilson, NC	110,841	77.8%	$6,200,000	3.7%	1965/N/A	$7,785,486
Hungarybrook	Richmond, VA	87,190	96.5%	$6,000,000	3.6%	1988/N/A	$9,227,242
Cummings Park Plaza	Burlington, NC	199,011	79.5%	$5,500,000	3.3%	1963/N/A	$6,972,859
Market At Riverdale Bend	Memphis, TN	157,695	100.0%	$5,000,000	3.0%	1998/N/A	$7,339,852
Northland Plaza	Bath Township, OH	168,864	80.8%	$4,700,000	2.8%	1960/N/A	$5,871,881
Cordele Corners	Cordele, GA	120,868	73.7%	$4,600,000	2.7%	1986/N/A	$7,025,287
Anniston Plaza	Anniston, AL	159,565	99.2%	$4,200,000	2.5%	1965/N/A	$6,501,011
Centre Plaza	Clinton, TN	100,442	82.6%	$4,000,000	2.4%	1989/N/A	$6,291,301
Homosassa Square	Homosassa, FL	85,448	80.0%	$4,000,000	2.4%	1981/N/A	$5,871,881
Meeting Square Center	Jefferson City, TN	92,845	100.0%	$3,000,000	1.8%	1984/N/A	$4,613,621
Plank Plaza	Baton Rouge, LA	62,141	100.0%	$2,700,000	1.6%	1987/N/A	$3,355,361
Laurens Plaza	Laurens, SC	97,946	96.8%	$2,500,000	1.5%	1989/N/A	$3,276,719
Pelham Plaza	Jacksonville, AL	72,500	95.2%	$2,000,000	1.2%	1974/N/A	$3,171,864
Collins Park Commons	Plant City, FL	37,458	97.3%	$1,500,000	0.9%	1989/N/A	$2,280,597
Total/Wtd. Avg.		3,458,225	92.2%	$169,000,000	100.0%		$233,250,000

(1)	The Allocated Cut-off Date Loan Amount represents the allocated loan amount for the entire Coastal Equities Retail Portfolio Non-Serviced Loan Combination balance.

(2)	The appraised values are based on the “portfolio value” conclusion.

III-27

MSBAM 2015-C25	Coastal Equities Retail Portfolio

Major Portfolio Tenants (by underwritten base rents).

Home Depot (139,056 SF, 4% of portfolio NRA, 7% of portfolio underwritten base rent). Home Depot U.S.A., Inc. (“Home Depot”) (NYSE: HD) leases 139,056 SF at the free-standing Home Depot store in Detroit, Michigan within the Coastal Equities Retail Portfolio Property. The lease was assumed from Kmart of Michigan, Inc. effective April 23, 2003 and has a current expiration date of November 30, 2023, with 10 five-year lease renewal options. The tenant’s sales at this location were approximately $245 PSF for the tenant’s fiscal year ending in 2012, approximately $274 PSF for the tenant’s fiscal year ending in 2013 and approximately $280 PSF for the tenant’s fiscal year ending in 2014. Home Depot currently operates more than 2,200 retail stores in the United States (including Puerto Rico and the U.S. Virgin Islands and the territory of Guam), Canada and Mexico.

Big Lots (183,297 SF, 5% of portfolio NRA, 4% of portfolio underwritten base rent). Big Lots Stores, Inc. (“Big Lots”) (NYSE: BIG) leases a total of 183,297 SF at six shopping centers within the Coastal Equities Retail Portfolio Property. The six leases have various start and end dates. As of January 31, 2015, Big Lots operated approximately 1,460 discount stores in 48 states.

Tractor Supply (142,983 SF, 4% of portfolio NRA, 3% of portfolio underwritten base rent). Tractor Supply Company (“Tractor Supply”) (NASDAQ: TSCO) leases a total of 142,983 SF at five shopping centers within the Coastal Equities Retail Portfolio Property. The five leases have various start and end dates. As of March 28, 2015, Tractor Supply operated 1,422 stores in 49 states.

Save-A-Lot (126,439 SF, 4% of portfolio NRA, 3% of portfolio underwritten base rent). Save-A-Lot, a wholly owned subsidiary of Supervalu, Inc. (NYSE: SVU), owns, through its affiliate Moran Foods, Inc., or licenses, a total of 126,439 SF at eight shopping centers within the Coastal Equities Retail Portfolio Property. The eight leases have various start and end dates. Supervalu, Inc. currently operates more than 3,400 owned, licensed, franchised and independently owned stores, including over 1,300 Save-A-Lot locations.

Dollar Tree (81,355 SF, 2% of portfolio NRA, 3% of portfolio underwritten base rent). Dollar Tree Stores, Inc. (“Dollar Tree”) (NASDAQ: DLTR) leases a total of 81,355 SF at seven shopping centers within the Coastal Equities Retail Portfolio Property. The seven leases have various start and end dates. In July 2015, Dollar Tree merged with Family Dollar Stores, Inc. (“Family Dollar”) (NYSE: FDO). Family Dollar leases a total of 55,324 SF at six shopping centers within the Coastal Equities Retail Portfolio Property, representing approximately 2% of portfolio NRA and 2% of underwritten base rent. As of May 2, 2015, Dollar Tree operated 5,454 stores in 48 states and five Canadian provinces. As of January 2, 2015, Family Dollar operated more than 8,100 stores in 46 states.

III-28

MSBAM 2015-C25	Coastal Equities Retail Portfolio

The following table presents a summary regarding the 10 largest tenants by total SF within the Coastal Equities Retail Portfolio Property:

Coastal Equities Retail Portfolio Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	Total Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Center/2014	Sales PSF
Top 10 Portfolio Tenants
Big Lots	NR/NR/BBB-	183,297	5%	$742,273	4%	$4.05	1/31/2017 1/31/2016 1/31/2018 6/30/2019 1/31/2018 1/31/2017	Terre Haute: Laurens: Oneida: Athens: Anniston: Waterbury:	$ 93 N/A $ 90 $ 83 $ 95 $126
Tractor Supply	NR/NR/NR	142,983	4%	$671,883	3%	$4.70	6/30/2023 12/31/2018 11/30/2020 1/31/2018 6/30/2020	Athens: Cordele: Plant City: Jefferson City: Laurens:	$140 N/A N/A N/A N/A
Home Depot	A/A2/A	139,056	4%	$1,317,595	7%	$9.48	11/30/2023		$280
Save-A-Lot	B/B3/B+	126,439	4%	$627,554	3%	$4.96	12/31/2017 1/31/2021 11/30/2016 2/29/2020 11/30/2017 7/31/2020 12/31/2017 11/30/2017	Henderson: Athens: Laurens: Cleveland: Memphis: Anniston: Terre Haute: Memphis:	N/A N/A N/A N/A N/A N/A $397 N/A
Food Lion	NR/Baa3/NR	100,826	3%	$487,889	2%	$4.84	11/15/2024 3/22/2017 9/30/2020	Richmond: Ahoskie: Burlington:	$259 $291 $292
Dollar Tree(2)	NR/Ba2/BB	81,355	2%	$584,815	3%	$7.19	5/31/2025 8/31/2019 6/30/2017 1/31/2018 5/31/2019 2/28/2018 6/30/2019	Greensboro: Waterbury: Oneida: Memphis: Richmond: Clinton: Cordele:	N/A N/A N/A N/A N/A N/A N/A
Habitat For Humanity	NR/NR/NR	75,532	2%	$245,480	1%	$3.25	10/31/2025		N/A
Goodwill	NR/NR/NR	70,024	2%	$460,949	2%	$6.58	6/30/2023 12/31/2022 12/31/2017 10/31/2022	Memphis: Dover: Clinton: Jefferson City:	N/A N/A N/A N/A
Harbor Freight	NR/Baa3/BB-	67,183	2%	$460,390	2%	$6.85	1/31/2020 1/5/2025 1/15/2023 3/31/2016	Terre Haute: Anniston: Waterbury: Dover:	N/A N/A N/A N/A
Family Dollar(2)	NR/Ba1/BBB-	55,324	2%	$440,215	2%	$7.96	3/31/2024 12/31/2020 12/31/2018 12/31/2015 12/31/2019 12/31/2018	Cleveland: Wilson: Dover: Henderson: Terre Haute: Bath Township:	$187 $91 $149 $100 N/A $88
Subtotal/Wtd. Avg.		1,042,019	30%	$6,039,042	30%	$5.80

Other Tenants		1,988,630	58%	$14,069,043	70%	$7.07
Vacant Space		427,576	12%	$0	0%	$0.00
Total/Wtd. Avg.		3,458,225	100%	$20,108,085	100%	$6.64

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Dollar Tree and Family Dollar merged in July 2015. The Family Dollar Total Tenant SF excludes a 13,239 SF lease that expired on June 30, 2015.

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MSBAM 2015-C25	Coastal Equities Retail Portfolio

The following table presents certain information relating to the aggregate lease rollover at the Coastal Equities Retail Portfolio Property and is based on the underwritten rent rolls of each property comprising the Coastal Equities Retail Portfolio Property:
Lease Rollover Schedule(1)(2)
Year	No. of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	6	24,765	$7.63	1%	1%	$188,912	1%	1%
2015(4)	19	54,923	$8.77	2%	2%	$481,490	2%	3%
2016	65	330,796	$5.95	10%	12%	$1,968,342	10%	13%
2017	69	549,395	$6.40	16%	28%	$3,517,348	17%	31%
2018	54	552,734	$5.71	16%	44%	$3,154,406	16%	46%
2019	50	325,467	$7.08	9%	53%	$2,303,775	11%	58%
2020	29	337,480	$6.66	10%	63%	$2,247,796	11%	69%
2021	13	88,726	$10.05	3%	65%	$891,820	4%	73%
2022	8	149,617	$7.54	4%	70%	$1,128,489	6%	79%
2023	16	325,594	$7.66	9%	79%	$2,492,515	12%	91%
2024	10	82,178	$7.31	2%	82%	$601,086	3%	94%
2025	10	173,474	$5.61	5%	87%	$972,358	5%	99%
2026	1	35,500	$4.50	1%	88%	$159,750	1%	100%
2027 & Beyond	0	0	$0.00	0%	88%	$0	0%	100%
Vacant	0	427,576	$0.00	12%	100%	$0	0%	100%
Total/Wtd. Avg.	350	3,458,225	$6.63	100%		$20,108,085	100%

(1)	Information is based on the underwritten rent roll as of the August 1, 2015 Cut-off Date for the MSBAM 2015-C24 securitization trust.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	UW Rent PSF Rolling and Total UW Rent Rolling exclude vacant space.

(4)	With respect to the leases expiring in 2015, six leases expire between August and October of 2015. The three leases expiring on August 31, 2015, totaling 11,475 SF, have each been renewed for one to three years. The two leases expiring on September 30, 2015, totaling 1,200 SF, are anticipated by the Coastal Equities Retail Portfolio Borrower to be renewed. One lease expiring on October 31, 2015, totaling 8,000 SF, will not be renewed, and will remaining on a month-to-month basis until a replacement tenant is found.

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MSBAM 2015-C25	Coastal Equities Retail Portfolio

The Markets. The Coastal Equities Retail Portfolio Property is comprised of 25 retail centers in 14 states and 20 different markets, listed below by descending allocated Cut-off Date loan amount.
Market Summaries
Property	Address	Allocated Cut- off Date Loan Amount(1)	Estimated 2015 Population (five‑mile radius)	Estimated Average 2015 Household Income (five‑mile radius)	Average Submarket Retail Vacancy
Home Depot	18700 Meyers Road, Detroit, MI	$15,000,000	406,174	$49,226	11.8%
Glenwood Plaza	1 Glenwood Avenue, Oneida, NY	$12,700,000	31,823	$62,678	5.7%
Rodney Village	1612 South Governors Avenue, Dover, DE	$12,600,000	76,689	$67,563	7.5%
Westown Square	10604 Lorain Avenue, Cleveland, OH	$12,300,000	308,727	$51,502	5.0%
Plaza North	1800 Fort Harrison Road, Terre Haute, IN	$11,800,000	69,478	$53,392	6.9%
Mattatuck Plaza	650 & 670 Wolcott Street, Waterbury, CT	$11,000,000	158,693	$66,467	8.7%
Ahoskie Commons	1430 East Memorial Drive, Ahoskie, NC	$8,600,000	10,561	$44,536	5.1%
Athens Town Center	601 US Highway 72 W, Athens, AL	$8,000,000	30,837	$65,394	3.4%
Northeast Plaza	1000 Summit Avenue, Greensboro, NC	$8,000,000	168,388	$51,957	8.7%
Summer Commons	5100-5130 Summer Avenue, Memphis, TN	$6,600,000	208,510	$65,452	12.0%
Henderson Marketplace	901 S. Beckford Drive, Henderson, NC	$6,500,000	27,229	$47,402	2.6%
Boulevard Plaza	1301 Ward Boulevard, Wilson, NC	$6,200,000	54,519	$47,954	7.6%
Hungarybrook	1200 Concord Avenue, Richmond, VA	$6,000,000	158,056	$71,326	3.9%
Cummings Park Plaza	2278 North Church Street, Burlington, NC	$5,500,000	74,783	$47,911	4.3%
Market At Riverdale Bend	7110 Winchester Road, Memphis, TN	$5,000,000	190,193	$75,297	16.3%
Northland Plaza	100 W. Northern Avenue, Bath Township, OH	$4,700,000	64,474	$48,521	9.6%
Cordele Corners	1407 E. 16th Avenue, Cordele, GA	$4,600,000	17,320	$46,997	10.6%
Anniston Plaza	3202 McClellan Boulevard, Anniston, AL	$4,200,000	41,062	$48,353	8.8%
Centre Plaza	1115 N. Charles G. Seivers Boulevard, Clinton, TN	$4,000,000	23,923	$52,301	12.7%
Homosassa Square	4500 S. Suncoast Boulevard, Homosassa, FL	$4,000,000	22,037	$44,517	13.6%
Meeting Square Center	125 W. Broadway, Jefferson City, TN	$3,000,000	18,829	$54,628	4.8%
Plank Plaza	5963 Plank Road, Baton Rouge, LA	$2,700,000	130,992	$49,906	10.1%
Laurens Plaza	917 East Main Street, Laurens, SC	$2,500,000	18,350	$42,604	9.5%
Pelham Plaza	800 Pelham Road South, Jacksonville, AL	$2,000,000	22,746	$49,162	3.5%
Collins Park Commons	1803 James L Redman Parkway, Plant City, FL	$1,500,000	66,154	$59,427	6.2%
Total/Wtd. Avg.		$169,000,000	124,568	$55,827	7.8%

(1)	The Allocated Cut-off Date Loan Amount represents the entire allocated loan amount for the entire Coastal Equities Retail Portfolio Non-Serviced Loan Combination principal balance.

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MSBAM 2015-C25	Coastal Equities Retail Portfolio

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the combined historical operating performance and the Underwritten Net Cash Flow at the Coastal Equities Retail Portfolio Property:
Cash Flow Analysis(1)
	2011	2012	2013	2014	3/31/2015 TTM	UW	UW PSF
Base Rent(2)	N/A	N/A	$19,763,215	$20,128,986	$20,204,630	$23,140,747	$6.69
Total Recoveries(3)	N/A	N/A	$3,997,262	$3,897,974	$4,135,641	$4,350,000	$1.26
Other Income	N/A	N/A	$7,372	$680	$60	$88,093	$0.03
Discounts Concessions	N/A	N/A	$0	$0	$0	$0	$0.00
Vacancy & Credit Loss(4)	N/A	N/A	$0	$0	$0	($3,153,046)	($0.91)
Effective Gross Income	N/A	N/A	$23,767,849	$24,027,640	$24,340,330	$24,425,794	$7.06
Total Expenses	N/A	N/A	$6,414,841	$6,296,386	$6,284,945	$7,298,649	$2.11
Net Operating Income	N/A	N/A	$17,353,008	$17,731,254	$18,055,385	$17,127,145	$4.95
Capital Expenditures	N/A	N/A	$0	$0	$0	$634,996	$0.18
TI/LC	N/A	N/A	$2,150	$0	$0	$1,244,961	$0.36
Initial TI/LC Reserve Offset(5)	N/A	N/A	$0	$0	$0	($200,000)	($0.06)
Net Cash Flow	N/A	N/A	$17,350,858	$17,731,254	$18,055,385	$15,447,188	$4.47

Occupancy %	N/A	N/A	90.5%	92.0%	92.2%	86.5%
NOI DSCR	N/A	N/A	1.67x	1.70x	1.74x	1.65x
NCF DSCR	N/A	N/A	1.67x	1.70x	1.74x	1.48x
NOI Debt Yield	N/A	N/A	10.3%	10.5%	10.7%	10.1%
NCF Debt Yield	N/A	N/A	10.3%	10.5%	10.7%	9.1%

(1)	The Coastal Equities Retail Portfolio Borrower added to the Coastal Equities Retail Portfolio Property six new shopping centers in 2012 and two new shopping centers in 2013. Historical financials prior to 2013 do not materially reflect the operations of the complete Coastal Equities Retail Portfolio Property. The 2013 financial information presented above includes only partial-year operations for two of the shopping centers comprising part of the Coastal Equities Retail Portfolio Property (Hungarybrook and Meeting Square Center).

(2)	Historical base rent is net of vacancy. Contractual rent steps through May 2016, totaling approximately $217,577, are underwritten.

(3)	Total Recoveries are underwritten net of vacancy, and additional vacancy of $145,143 is applied in the Vacancy & Credit Loss line to account for “dark” tenants that are underwritten as vacant. Increased underwritten reimbursements over the TTM reflect the pass-through of higher underwritten expenses.

(4)	Vacancy includes actual vacancy as of the May 1, 2015 rent rolls plus assumed vacancy applied to a bankrupt Andy’s Cheesecake tenant and a partially “dark” Walmart store at the Ahoskie Commons center (Walmart is partially subleased to Tractor Supply; however, no rent is underwritten for this space), a Holt Family Restaurant tenant at the Cummings Park Plaza center that is currently under renovation, a vacating Family Dollar tenant at the Anniston Plaza center, a “dark” Cadence Bank branch and a “dark” Kash N’ Karry space at the Homosassa center (Kash N’ Karry left the Florida market in 2013), a “dark” Herbalife tenant at the Hungarybrook center, a vacating Dollar General tenant and a dark Stringfield Memorial Hospital tenant at the Pelham Plaza center, and a closed Radio Shack tenant at the Westown Square center. The tenants referenced in the preceding sentence represent, in the aggregate, approximately 4.5% of the net square footage. Of the $3,153,046 of total underwritten vacancy, $3,007,903 represents base rents and $145,143 represents reimbursements.

(5)	The Coastal Equities Retail Portfolio Borrower deposited $2,000,000 into the TI/LC reserve at loan closing. The escrow is utilized as an offset to underwritten TI/LC expenses over the 10-year loan term.

Escrows and Reserves.  The Coastal Equities Retail Portfolio Borrower deposited $930,865 in escrow for annual real estate taxes at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments. The Coastal Equities Retail Portfolio Borrower is required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the Coastal Equities Retail Portfolio Borrower maintains insurance under an acceptable blanket insurance policy). The Coastal Equities Retail Portfolio Borrower is required to make monthly deposits of $52,916 for replacement reserves (which amount may be increased by the lender if the lender reasonably determines that an increase is necessary to maintain proper operation of the Coastal Equities Retail Portfolio Property). The Coastal Equities Retail Portfolio Borrower deposited $2,000,000 in escrow at loan origination for TI/LC reserves and, if at any time the aggregate balance of funds on deposit in such TI/LC reserve is less than $1,500,000, the Coastal Equities Retail Portfolio Borrower is required to make monthly deposits of $144,093 until the funds on deposit in such TI/LC reserve reach $1,500,000. The Coastal Equities Retail Portfolio Borrower deposited $957,000 in escrow at loan origination for tenant improvement costs and leasing commissions that the Coastal Equities Retail Portfolio Borrower is obligated to pay or reimburse in specified amounts under certain leases with the Alorica tenant and the Hibbett Sporting Goods tenant at the Coastal Equities Retail Portfolio Property. The Coastal Equities Retail Portfolio Borrower deposited $265,250 in escrow at loan origination for the payment of the environmental remediation work referenced on a schedule to the loan agreement.

Lockbox and Cash Management.  A springing hard lockbox is in place with respect to the Coastal Equities Retail Portfolio Mortgage Loan (i.e., upon the commencement of a Cash Sweep Period, the Coastal Equities Retail Portfolio Borrower has agreed to establish and maintain a hard lockbox following the commencement of such Cash Sweep Period). The Coastal Equities Retail Portfolio Mortgage Loan has springing cash management (i.e., the Coastal Equities Retail Portfolio Mortgage Loan has cash management only during a Cash Sweep Period). Provided a Cash Sweep Period is not continuing, the Coastal Equities Retail Portfolio Mortgage Loan does not have cash management. During the continuance of a Cash Sweep Period, funds in the lockbox account are required to be applied on each monthly payment date to pay debt service on the Coastal Equities Retail Portfolio Non-Serviced Loan Combination, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to disburse, provided no event of default has occurred and is continuing under the Coastal Equities Retail Mortgage Loan, to the Coastal Equities Retail Portfolio Borrower the monthly amount payable for operating expenses not otherwise paid or reserved for as described above under “—Escrows and Reserves” and referenced in the annual budget approved by lender together with other amounts incurred by the Coastal Equities Retail Portfolio Borrower in connection with the operation and maintenance of the Coastal Equities Retail Portfolio Property approved by lender, and to disburse the remainder to an account to be held by the lender as additional security for the Coastal Equities Retail Portfolio Non-Serviced Loan Combination.

A “Cash Sweep Period” will:

(i)	commence upon the occurrence of an event of default under the Coastal Equities Retail Portfolio Mortgage Loan and continue until the date on which the event of default under the Coastal Equities Retail Portfolio Mortgage Loan does not exist, or

(ii)	commence upon the date the lender determines that the DSCR on the Coastal Equities Retail Portfolio Non-Serviced Loan Combination has fallen below 1.15x and continue until the date the lender determines that the DSCR on the Coastal Equities Retail Portfolio Non-Serviced Loan Combination has been equal to or greater than 1.25x for the immediately preceding six calendar months.

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MSBAM 2015-C25	Coastal Equities Retail Portfolio

Additional Secured Indebtedness (not including trade debts).  The Coastal Equities Retail Portfolio Property also secures the Coastal Equities Retail Portfolio Non-Serviced Companion Loan, which has a Cut-off Date principal balance of $109,000,000. A portion of the Coastal Equities Retail Portfolio Non-Serviced Companion Loan was contributed to the MSBAM 2015-C24 securitization trust, and the remaining portion of the Coastal Equities Retail Portfolio Non-Serviced Companion Loan is expected to be held by Morgan Stanley Bank, N.A. or an affiliate thereof on the closing date of this transaction and may be contributed to one or more future securitization transactions. The promissory notes evidencing the Coastal Equities Retail Portfolio Non-Serviced Companion Loan accrue interest at the same rate as the Coastal Equities Retail Portfolio Mortgage Loan. The Coastal Equities Retail Portfolio Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Coastal Equities Retail Portfolio Non-Serviced Companion Loan. The holders of the Coastal Equities Retail Portfolio Mortgage Loan and the Coastal Equities Retail Portfolio Non-Serviced Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the promissory notes comprising the Coastal Equities Retail Portfolio Non-Serviced Loan Combination. See “Description of the Mortgage Pool—The Non-Serviced Loan Combinations—The Coastal Equities Retail Portfolio Non-Serviced Loan Combination” and “Servicing of the Mortgage Loans—Additional Matters Relating to the Servicing of the Non-Serviced Mortgage Loans” in the prospectus supplement.

Mezzanine Loan and Preferred Equity.  Not permitted.

Release of Property.  Not permitted.

Terrorism Insurance.  The Coastal Equities Retail Portfolio Borrower is required to obtain insurance against acts of terrorism or other similar acts or events (or “fire following”) to the extent such insurance is available in form and substance satisfactory to lender (but in no event more than the sum of 100% of full replacement cost and 12 months of business interruption insurance). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any extension thereof or other federal government program with substantially similar protection) is in effect, the Coastal Equities Retail Portfolio Borrower is required to maintain, and lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

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MSBAM 2015-C25	Colorado Technology Center Portfolio

Mortgage Loan No. 5 – Colorado Technology Center Portfolio

III-34

MSBAM 2015-C25	Colorado Technology Center Portfolio

Mortgage Loan No. 5 – Colorado Technology Center Portfolio

Boulder Municipal Airport
Walden Ponds Wildlife Habitat
Valmont
Valmont Rd.
Isabelle Rd.
Erie
Stazio Recreation Complex
Valmont Reservoir
287
95th St.
119th St.
County Line Rd.
WELD COUNTY
University of Colorado 2 miles
BOULDER
7
Arapahoe Ave.
Arapahoe Rd.
Erie Municipal Airport
Flatirons Golf Course
BOULDER COUNTY
75th St.
Lafayette Great Park
Indian Peaks Golf Course
Baseline Rd.
Baseline Reservoir
East Boulder Community Park
76th St.
42
Lafayette
South Boulder Rd.
Two Creek Open Space
Denver Intl. Airport 26 miles
120th St.
36
Louisville Sports Complex
Via Appia Way
Denver-Boulder Tpke.
David Mesa Open Space
Empire Rd.
Louisville
Northwest Pkwy
Cherry St.
104th St.
Cherryvale Rd.
Marshall Rd.
Coal Creek Golf Course
96th St.
170
Dillon Rd.
144th Ave.
Superior Marketplace
The Broadlands Golf Club
McCaslin Blvd
Carolyn Holmberg Preserve at Rock Creek Farm
Marshall Lake
BROOMFIELD COUNTY
Eagle Country Club
Superior
Flatiron Crossing
Coalton Rd.
Staples Corporate Office
112th St.
Broomfield
L3 Communications
Interlocken
Omni Interlocken Resort Golf Course
Oracle
Interlocken Loop
120th Ave.
128
Rocky Mountain Metropolitan Airport
Broomfield Industrial Park Sports Complex
1STBANK Center
112th Ave.
The Heritage Golf Course at Westmoor
108th Ave.
Sheridan Blvd
121
Shops at Walnut Creek
104th Ave.
Colorado Hills Open Space
Simms St.
Wadsworth Blvd.
Westminister
100th Ave.
Standley Lake North Open Space Park
Wadsworth Pkwy.
Westfield Shopping Center
JEFFERSON COUNTY
Standley Lake
92nd Ave.
ADAMS COUNTY
Mission Commons Shopping Center
88th Ave.
86th Pkwy.
Arvada
Denver 10 miles
Longmont
Mead
Platteville
Firestone
Niwot
Frederick
Fort Lupton
Gunbarrel
Dacono
Boulder
Erie
Wattenberg
Lochbuie
Lafayette
Louisville
Brighton
Superior
Todd Creek
Eldorado Springs
Broomfield
Thornton
Northglenn
Westminster
ROCKY MTS.
Arvada
Commerce City
Golden
Wheat Ridge
Applewood
DENVER
Lakewood
AURORA

Colorado Technology Center Portfolio	
1 1775 Cherry Street	Louisville, CO
2 1480 South Arthur Avenue	Louisville, CO
3 1795 Dogwood Street	Louisville, CO
4 1886 Prairie Way	Louisville, CO
5 321 South Taylor Avenue	Louisville, CO
6 195 CTC Boulevard	Louisville, CO
7 346 South Arthur Avenue	Louisville, CO

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MSBAM 2015-C25	Colorado Technology Center Portfolio

Mortgage Loan No. 5 – Colorado Technology Center Portfolio

Mortgage Loan Information				Mortgaged Property Information(2)
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Portfolio
Original Balance:	$59,050,000			Location:	Louisville, CO
Cut-off Date Balance:	$59,050,000			General Property Type:	Industrial
% of Initial Pool Balance:	5.0%			Detailed Property Type:	Light Industrial/Flex Industrial
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Bruce H. Etkin; David L. Johnson; Etkin Johnson Real Estate Partners LLC			Year Built/Renovated:	Various
				Size:	630,880 SF
				Cut-off Date Balance per Unit:	$94
Mortgage Rate:	4.640%			Maturity Date Balance per Unit:	$82
Note Date:	7/10/2015			Property Manager:	Etkin Johnson Real Estate Partners LLC (borrower related)
First Payment Date:	9/1/2015
Maturity Date:	8/1/2025
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information(2)
IO Period:	36 months			UW NOI:	$4,807,429
Seasoning:	2 months			UW NOI Debt Yield:	8.1%
Prepayment Provisions:	LO (26); DEF (90); O (4)			UW NOI Debt Yield at Maturity:	9.3%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.64x (IO) 1.25x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$3,886,244 (4/30/2015 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$3,918,950 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$4,220,732 (12/31/2013)
Reserves(1)				Most Recent Occupancy:	97.5% (7/31/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	82.9% (12/31/2014)
RE Tax:	$317,355	$105,785	N/A	3rd Most Recent Occupancy:	74.2% (12/31/2013)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$84,500,000 (6/4/2015)
Recurring Replacements:	$500,000	$4,167	N/A	Cut-off Date LTV Ratio:	69.9%
Upfront TI/LC:	$1,000,000	$0	N/A	Maturity Date LTV Ratio:	61.5%
On-going TI/LC:	$0	$26,297	$947,000
Other:	$4,784,006	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$59,050,000	100.0%	Loan Payoff:	$39,845,692	67.5%
			Reserves:	$6,601,361	11.2%
			Closing Costs:	$783,192	1.3%
			Return of Equity:	$11,819,755	20.0%
Total Sources:	$59,050,000	100.0%	Total Uses:	$59,050,000	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(2)	Mortgaged Property Information and Underwriting and Financial Information are based on a combination or sum of all seven industrial buildings that comprise the Colorado Technology Center Portfolio Property.

The Mortgage Loan. The fifth largest mortgage loan (the “Colorado Technology Center Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $59,050,000, which is secured by a first priority fee mortgage encumbering seven industrial buildings within the Colorado Technology Center industrial park in Louisville, CO (collectively, the “Colorado Technology Center Portfolio Property”). The proceeds of the Colorado Technology Center Portfolio Mortgage Loan were used to refinance six previous loans with an outstanding principal balance of approximately $39,845,692, fund reserves, pay closing costs and return equity to the Colorado Technology Center Portfolio Borrower. Three of the seven properties within the Colorado Technology Center Portfolio Property secured a loan that was included in the WBCMT 2005-C20 transaction.

The Borrower and the Sponsor. The borrower is Colorado Technology Center Portfolio LLC (the “Colorado Technology Center Portfolio Borrower”), a single-purpose Delaware limited liability company with two independent directors. The Colorado Technology Center Portfolio Property was developed by affiliates of the Colorado Technology Center Portfolio Borrower between 1998 and 2008. The Colorado Technology Center Portfolio Borrower is indirectly partially owned and controlled by Bruce H. Etkin and David L. Johnson, who are, together with the Johnson Family Limited Partnership L.L.L.P., the nonrecourse carve-out guarantors. Messrs. Etkin and Johnson are the Chairman and President, respectively, of Etkin Johnson Real Estate Partners, a privately held, Denver-based commercial real estate group with a current portfolio of approximately five million SF of office, hotel, multi-family and industrial properties.

The Property. The Colorado Technology Center Portfolio Property consists of seven one-story, generally non-contiguous light industrial properties (that in some cases have partial two-story or mezzanine space) all located within the Colorado Technology Center business park in Louisville, CO (suburban Boulder/ Denver). Five of the seven buildings are multi-tenanted and two are single tenant properties. The buildings are all 100% heated and cooled.

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MSBAM 2015-C25	Colorado Technology Center Portfolio

The overall office/lab build out in the portfolio is approximately 25%, including approximately 78,657 total SF of laboratory space in the 1795 Dogwood Street and 321 South Taylor Avenue locations.

The Colorado Technology Center is an approximately 500 acre business park with 79 primarily concrete-tilt-up constructed buildings containing a total of approximately 2.64 million SF, not including an approximately 137,000 SF building currently under construction. The park is located between Boulder and Denver and caters primarily to technology companies. A market report prepared by an affiliate of the Colorado Technology Center Portfolio Borrower as of April 23, 2015, indicated a 5.1% direct vacancy rate in the Colorado Technology Center and a 7.1% total availability. The Colorado Technology Center Portfolio Borrower and its affiliates own 10 buildings within the Colorado Technology Center, seven of which comprise the Colorado Technology Center Portfolio Property, and also own other land within the Colorado Technology Center on which it is anticipated that they may construct additional buildings.

Property Summary
Property	Allocated Cut-off Date Loan Amount	% of Allocated Loan Amount	Size (SF)	Office/ Lab %	Clear Height (Ft.)	Occ. %		Year Built/ Renovated	Appraised Value	Cut-off Date LTV	UW NCF DSCR
1775 Cherry Street	$11,321,000	19.2%	130,182	10%	24	100.0%		2007	$16,200,000	69.9%	1.57x
1480 South Arthur Avenue	$8,875,000	15.0%	92,321	31%	24	100.0%		2000	$12,700,000	69.9%	1.28x
1795 Dogwood Street	$8,735,000	14.8%	109,068	38%	24	100.0%		2006	$12,500,000	69.9%	1.70x
1886 Prairie Way	$8,665,000	14.7%	91,570	15%	24	82.9%	(1)	2000/2014	$12,400,000	69.9%	1.07x
321 South Taylor Avenue	$8,595,000	14.6%	77,872	48%	24	100.0%	(2)	1998	$12,300,000	69.9%	0.31x
195 Colorado Technology Center Blvd.	$6,709,000	11.4%	65,195	9%	24	100.0%		2008	$9,600,000	69.9%	1.54x
346 South Arthur Avenue	$6,150,000	10.4%	64,672	24%	24	100.0%		2001	$8,800,000	69.9%	1.24x
Total/Wtd. Avg.	$59,050,000	100.0%	630,880	25%	24				$84,500,000	69.9%	1.25x

(1)	A 15,671 SF tenant, Fenix Outdoor Import LLC, will vacate its space effective September 30, 2015. This space is classified and underwritten as vacant.

(2)	A 35,834 SF tenant, C.R. Bard, Inc., will vacate its space effective March 31, 2016. This space is underwritten as vacant. It is classified as currently occupied and vacating in 2016.

Major Portfolio Tenants (by underwritten base rents).

Fresca Foods (114,765 SF, 18% of portfolio NRA, 20% of portfolio base rent). Fresca Foods, Inc. (“Fresca Foods”) leases a total of 114,765 SF at the Colorado Technology Center Portfolio Property pursuant to two leases. The two leases began on May 1, 2010 and November 30, 2010 and both have a current expiration date of December 31, 2025, with two five-year lease extension options. The November 30, 2010 lease is currently a sublease from a previous tenant, inVentive Health, Inc., that becomes a direct lease with the Colorado Technology Center Portfolio Borrower effective January 1, 2016 for the remainder of its term. Fresca Foods is a privately held natural food products company founded in 1993. The company is headquartered at the Colorado Technology Center Portfolio Property in the 195 Colorado Technology Center Blvd. building.

Trelleborg Sealing Solutions (75,899 SF, 12% of portfolio NRA, 12% of portfolio base rent). Trelleborg Sealing Solutions US, Inc., a subsidiary of Trelleborg AB (“Trelleborg”) leases 75,899 SF at the Colorado Technology Center Portfolio Property. The lease began on April 1, 2014 and has a current expiration date of June 30, 2024, with two five-year lease extension options. Trelleborg (NASDAQ OMX: TREL B) is a Swedish global supplier of polymer based critical sealing solutions utilized in general industry, light vehicle and aerospace environments.

Babolat VS North America (80,612 SF, 13% of portfolio NRA, 11% of portfolio base rent). Babolat VS North America, Inc. (“Babolat”) leases 80,612 SF at the Colorado Technology Center Portfolio Property pursuant to a sublease from a previous tenant, inVentive Health, Inc. The lease becomes a direct lease with the Colorado Technology Center Portfolio Borrower effective January 1, 2016 for the remainder of its term. The sublease began on July 19, 2011 and has a current expiration date of July 31, 2019, with two five-year lease extension options. Babolat is a Lyon France-based manufacturer and distributor of tennis, badminton and squash equipment.

The following tables present individual property summaries regarding tenants at the seven industrial buildings that comprise the Colorado Technology Center Portfolio Property:

1775 Cherry Street Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Anchor/Major Tenants
Babolat VS North America	NR/NR/NR	80,612	62%	$644,896	57%	$8.00	7/31/2019
Fresca Foods	NR/NR/NR	49,570	38%	$495,700	43%	$10.00	12/31/2025
Subtotal/Wtd. Avg.		130,182	100%	$1,140,596	100%	$8.76

Vacant Space		0	0%	$0	0%	$0.00
Total/Wtd. Avg.		130,182	100%	$1,140,596	100%	$8.76

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

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MSBAM 2015-C25	Colorado Technology Center Portfolio

1480 South Arthur Avenue Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Anchor/Major Tenants
Medtronic Navigation, Inc.	NR/NR/NR	59,463	64%	$483,460	65%	$8.13	6/30/2016 & 5/31/2020(2)
Kiosk	NR/NR/NR	32,858	36%	$254,649	35%	$7.75	10/31/2017
Subtotal/Wtd. Avg.		92,321	100%	$738,109	100%	$8.00

Vacant Space		0	0%	$0	0%	$0.00
Total/Wtd. Avg.		92,321	100%	$738,109	100%	$8.00

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	The Medtronic Navigation, Inc. space is leased pursuant to three leases. Two leases totaling 44,105 SF and $357,523 of underwritten base rent expire on June 30, 2016 and one lease for 15,358 SF and $125,937 of base rent expires on May 31, 2020.

1795 Dogwood Street Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration(2)
Anchor/Major Tenants
Graphic Packaging	NR/NR/NR	51,974	48%	$493,753	51%	$9.50	11/30/2022
LTF Lease Company, LLC	NR/NR/NR	20,933	19%	$146,531	15%	$7.00	8/31/2020
World Triathlon Corporation	NR/NR/NR	19,386	18%	$155,088	16%	$8.00	6/30/2020
Intertek Testing Services NA, Inc.	NR/NR/NR	16,775	15%	$165,234	17%	$9.85	3/31/2020
Subtotal/Wtd. Avg.		109,068	100%	$960,606	100%	$8.81

Vacant Space		0	0%	$0	0%	$0.00
Total/Wtd. Avg.		109,068	100%	$960,606	100%	$8.81

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Graphic Packaging has the right to terminate its lease in the 64th month of its lease term (November 2020) upon 12 months’ prior notice and payment of a fee of $375,000 on the date of the notice and an additional $375,000 on the termination date. LTF Lease Company, LLC has the right to terminate its lease at the end of the 50th month of its lease term (September 2019) upon nine months’ prior notice and payment of a $36,000 fee. Intertek Testing Services NA, Inc. has the right to terminate its lease at any time upon nine months’ prior notice and payment of unamortized leasing costs.

1886 Prairie Way Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P) (1)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Anchor/Major Tenants
Trelleborg Sealing Solutions	NR/NR/NR	75,899	83%	$684,609	100%	$9.02	6/30/2024
Subtotal/Wtd. Avg.		75,899	83%	$684,609	100%	$9.02

Vacant Space(2)		15,671	17%	$0	0%	$0.00
Total/Wtd. Avg.		91,570	100%	$684,609	100%	$9.02

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	A 15,671 tenant, Fenix Outdoor Import LLC, will vacate its space effective September 30, 2015. This space is classified as vacant.

321 South Taylor Avenue Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P) (1)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Anchor/Major Tenants
C.R. Bard, Inc.(2)	NR/NR/NR	35,834	46%	$465,842	55%	$13.00	3/31/2016
C.R. Bard, Inc.	NR/NR/NR	16,951	22%	$161,035	19%	$9.50	3/31/2021
Zeon Corp.	NR/NR/NR	15,710	20%	$128,822	15%	$8.20	7/31/2016
Wish Garden Herbs, Inc.	NR/NR/NR	9,377	12%	$94,520	11%	$10.08	5/31/2019
Subtotal/Wtd. Avg.		77,872	100%	$850,219	100%	$10.92

Vacant Space		0	0%	$0	0%	$0.00
Total/Wtd. Avg.		77,872	100%	$850,219	100%	$10.92

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	C.R. Bard, Inc. has informed the Colorado Technology Center Portfolio Borrower that it will vacate its 35,834 SF space at the end of its current lease term. A vacancy equal to the tenant’s annual rent and reimbursements is underwritten.

III-38

MSBAM 2015-C25	Colorado Technology Center Portfolio

195 CTC Boulevard Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Anchor/Major Tenants
Fresca Foods, Inc.	NR/NR/NR	65,195	100%	$660,398	100%	$10.13	12/31/2025
Subtotal/Wtd. Avg.		65,195	100%	$660,398	100%	$10.13

Vacant Space		0	0%	$0	0%	$0.00
Total/Wtd. Avg.		65,195	100%	$660,398	100%	$10.13

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

346 South Arthur Avenue Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P) (1)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Anchor/Major Tenants
Kiosk	NR/NR/NR	64,672	100%	$501,208	100%	$7.75	10/31/2017
Subtotal/Wtd. Avg.		64,672	100%	$501,208	100%	$7.75

Vacant Space		0	0%	$0	0%	$0.00
Total/Wtd. Avg.		64,672	100%	$501,208	100%	$7.75

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the aggregate lease rollover at the Colorado Technology Center Portfolio Property and is based on the underwritten rent rolls of each property comprising the Colorado Technology Center Portfolio Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0%	0%	$0	0%	0%
2015	0	0	$0.00	0%	0%	$0	0%	0%
2016(4)	4	95,649	$9.96	15%	15%	$952,187	17%	17%
2017	2	97,530	$7.75	15%	31%	$755,857	14%	31%
2018	0	0	$0.00	0%	31%	$0	0%	31%
2019	2	89,989	$8.22	14%	45%	$739,416	13%	44%
2020	4	72,452	$8.18	11%	56%	$592,789	11%	55%
2021	1	16,951	$9.50	3%	59%	$161,035	3%	58%
2022	1	51,974	$9.50	8%	67%	$493,753	9%	67%
2023	0	0	$0.00	0%	67%	$0	0%	67%
2024	1	75,899	$9.02	12%	79%	$684,609	12%	79%
2025	2	114,765	$10.07	18%	98%	$1,156,098	21%	100%
2026 & Beyond	0	0	$0.00	0%	98%	$0	0%	100%
Vacant(5)	0	15,671	$0.00	2%	100%	$0	0%	100%
Total/Wtd. Avg.	17	630,880	$9.00	100%		$5,535,745	100%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	UW Rent PSF Rolling and Total UW Rent Rolling exclude vacant space.

(4)	A 35,834 SF tenant, C.R. Bard, Inc., with a March 31, 2016 lease expiration date and a base rental payment of $465,050 per year has informed the Colorado Technology Center Portfolio Borrower that it intends to vacant its space at lease expiration. This space is underwritten as vacant.

(5)	A 15,671 SF tenant, Fenix Outdoor Import LLC, will vacate its space effective September 30, 2015. This space is classified as vacant.

The Market. The Colorado Technology Center Portfolio Property is located within the Colorado Technology Center business park in Louisville, Boulder County, Colorado, within the Northwest Denver industrial submarket. Louisville is located approximately nine miles from Boulder and 29 miles from Denver and is within the Denver-Boulder Turnpike corridor. The Colorado Technology Center business park contains approximately 500 acres and has available sites to accommodate future construction. Five light industrial or flex buildings were recently completed or are currently under construction in the park. These buildings were all built-to-suit projects, were substantially pre-leased or were subject to a tenant letter of intent to lease. As of March 31, 2015, the submarket contained approximately 452 buildings with 24.1 million SF and had a direct vacancy rate of 6.2%, a total availability rate of 9.7%, an average asking rental rate of $6.15 PSF and approximately 171,701 SF of new supply under construction.

III-39

MSBAM 2015-C25	Colorado Technology Center Portfolio

Comparable rental properties to the Colorado Technology Center Portfolio Property are presented in the following table:

Comparable Property Summary
Property Name/Address	Property Size (SF)	Year Built	Occ.	Clear Height (Ft.)	% Office	% Air Cond.	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Rent PSF/Yr.	TIs
1886 Prairie Way Louisville, CO	91,570	2000	100%	24	15%	15%	Trelleborg Sealing	75,899	Apr-14	10.3	$8.50	$1.15
321 South Taylor Avenue Louisville, CO	77,872	1998	100%	24	48%	100%	Wish Garden Herbs, Inc.	9,377	Apr-14	5.0	$9.50	$10.00
1480 South Arthur Avenue Louisville, CO	92,576	2001	100%	24	24%	100%	Medtronic Navigation	15,358	Jun-15	5.0	$8.00	$0.00
1795 Dogwood Street Louisville, CO	109,068	2007	100%	24	38%	100%	World Triathlon Lifetime Fitness Graphic Packaging	19,386 20,933 51,974	Jul-15 Jul-15 Jun-15	5.0 5.2 7.3	$8.00 $7.00 $9.50	$8.00 $4.67 $30.67
2000 Cherry Street Louisville, CO	59,137	2015	100%	24	15%	15%	Packers Plus Energy Services	59,137	Oct-15	5.0	$10.25	$15.00
1775 Cherry Street Louisville, CO	130,182	2008	100%	24	10%	10%	Babolat	80,612	Jan-16	3.6	$8.00	$3.10

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the combined historical operating performance and the Underwritten Net Cash Flow at the Colorado Technology Portfolio Property:

Cash Flow Analysis(1)
	2010	2011	2012	2013	2014	4/30/2015 TTM	UW	UW PSF
Base Rent(2)	$5,582,718	$5,634,397	$5,552,310	$4,808,290	$4,846,526	$4,597,214	$5,672,866	$8.99
Total Recoveries	$2,400,287	$2,473,858	$2,537,974	$2,200,511	$2,180,675	$2,233,105	$2,809,421	$4.45
Other Income	$2,496	$2,596	$2,250	$17,808	$2,946	$3,063	$3,037	$0.00
Discounts Concessions	$0	$0	$0	$0	$0	$0	$0	$0.00
Less Vacancy	$0	$0	$0	$0	$0	$0	($826,631)	($1.31)
Effective Gross Income	$7,985,501	$8,110,851	$8,092,534	$7,026,609	$7,030,147	$6,833,382	$7,658,693	$12.14
Total Expenses	$2,138,803	$2,184,827	$2,694,428	$2,805,877	$3,111,197	$2,947,138	$2,851,264	$4.52
Net Operating Income	$5,846,698	$5,926,024	$5,398,106	$4,220,732	$3,918,950	$3,886,244	$4,807,429	$7.62
Capital Expenditures	$0	$0	$0	$0	$404,408	$0	$79,153	$0.13
Capex Reserve Underwriting Offset(3)	$0	$0	$0	$0	$0	$0	($50,000)	($0.08)
TI/LC	$0	$0	$0	$0	$0	$0	$316,355	$0.50
TI/LC Reserve Underwriting Offset(3)	$0	$0	$0	$0	$0	$0	($100,000)	($0.16)
Net Cash Flow	$5,846,698	$5,926,024	$5,398,106	$4,220,732	$3,514,542	$3,886,244	$4,561,920	$7.23

Occupancy %	96.7%	100.0%	91.8%	74.2%	82.9%	97.5%(4)	90.3%
NOI DSCR	1.60x	1.62x	1.48x	1.16x	1.07x	1.06x	1.32x
NCF DSCR	1.60x	1.62x	1.48x	1.16x	0.96x	1.06x	1.25x
NOI Debt Yield	9.9%	10.0%	9.1%	7.1%	6.6%	6.6%	8.1%
NCF Debt Yield	9.9%	10.0%	9.1%	7.1%	6.0%	6.6%	7.7%

(1)	Three tenants at the Colorado Technology Portfolio Property vacated their spaces in 2012, 2013 and 2014. Lockheed Martin vacated 51,974 SF in 2012 due to a cancelled government contract. Ventiv Health vacated 59,718 SF in 2013 and NetDevil vacated 40,319 SF in 2014 when Lego purchased the company. These spaces were re-leased to Graphic Packing in 2015, Medtronic Navigation in 2013, 2014 and 2015 and LTF Lease Company and World Triathlon Corporation in 2015, respectively.

(2)	Contractual rent steps totaling approximately $137,121 are included in the underwritten base rent.

(3)	The Colorado Technology Portfolio Borrower deposited $500,000 into the capex reserve and $1,000,000 into the TI/LC reserve at loan closing. The escrows are utilized as offsets to the underwritten capex and TI/LC expenses over the 10-year loan term.

(4)	Occupancy as of July 31, 2015.

III-40

MSBAM 2015-C25	Colorado Technology Center Portfolio

Escrows and Reserves. The Colorado Technology Center Portfolio Borrower deposited $317,355 in escrow for annual real estate taxes at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments. The Colorado Technology Center Portfolio Borrower is required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the Colorado Technology Center Portfolio Borrower maintains insurance under an acceptable blanket insurance policy). The Colorado Technology Center Portfolio Borrower deposited $500,000 in escrow at loan origination for replacement reserves and is required to make monthly deposits of $4,167 for replacement reserves (which amount may be increased by the lender if the lender reasonably determines that an increase is necessary to maintain proper operation of the Colorado Technology Center Portfolio Property, provided, that such increase may not exceed $0.20 per square foot). The Colorado Technology Center Portfolio Borrower deposited $1,000,000 in escrow at loan origination for TI/LC reserves and is required to make monthly deposits of $26,297 for TI/LC reserves, provided, that such monthly deposits are not required if the funds on deposit in such TI/LC reserve exceed $947,000 (excluding the deposit to such reserve at loan origination). The Colorado Technology Center Portfolio Borrower deposited $4,728,697 in escrow at loan origination for tenant improvement costs and leasing commissions, which the Colorado Technology Center Portfolio Borrower is obligated to pay or reimburse in specified amounts under leases with the tenants doing business as Fresca Foods, Graphic Packaging, Bard Medical and Lifetime Fitness as set forth on a schedule to the loan agreement. The Colorado Technology Center Portfolio Borrower deposited $55,309 in escrow at loan origination with respect to the outstanding free rent and common area maintenance credit pursuant to its lease with the tenant doing business as Graphic Packaging and, provided no event of default exists, the lender will be required to make disbursements of such deposit to the Colorado Technology Center Portfolio Borrower upon receipt by the lender of an executed estoppel certificate from such tenant stating that the free rent period has expired and that such tenant is in occupancy and paying full rent under its lease.

Lockbox and Cash Management. A springing hard lockbox is in place with respect to the Colorado Technology Center Portfolio Mortgage Loan (i.e., the Colorado Technology Center Portfolio Borrower has agreed to establish a hard lockbox upon the commencement of a Cash Sweep Period and maintain such hard lockbox throughout the term of the Colorado Technology Center Portfolio Mortgage Loan). The Colorado Technology Center Portfolio Mortgage Loan has springing cash management (i.e., the Colorado Technology Center Portfolio Mortgage Loan has cash management only after the initial occurrence of a Cash Sweep Period). After the occurrence of a Cash Sweep Period for the Colorado Technology Center Portfolio Mortgage Loan, funds in the lockbox account are required to be applied on each monthly payment date to pay debt service on the Colorado Technology Center Portfolio Mortgage Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves”, to disburse, provided no event of default has occurred and is continuing, to the Colorado Technology Center Portfolio Borrower the monthly amount payable for operating expenses not otherwise paid or reserved for as described above under “—Escrows and Reserves” and referenced in the annual budget approved by lender together with other amounts incurred by the Colorado Technology Center Portfolio Borrower in connection with the operation and maintenance of the Colorado Technology Center Portfolio Property reasonably approved by lender, and to disburse the remainder to the Colorado Technology Center Portfolio Borrower (or, during the continuance of a Cash Sweep Period, to an account to be held by the lender as additional security for the Colorado Technology Center Portfolio Mortgage Loan).

A “Cash Sweep Period” will:

(i)
commence upon the occurrence of an event of default under the Colorado Technology Center Portfolio Mortgage Loan and continue until the date on which the event of default under the Colorado Technology Center Portfolio Mortgage Loan is cured,

(ii)	commence upon the date the DSCR on the Colorado Technology Center Portfolio Mortgage Loan is less than 1.07x for six consecutive calendar months and continue until the date the DSCR on the Colorado Technology Center Portfolio Mortgage Loan has been equal to or greater than 1.17x for six consecutive calendar months,

(iii)	commence upon the date any tenant under a Major Lease (as defined below) files for bankruptcy or becomes involved in an insolvency proceeding and continue until such filing has been dismissed or if adjudicated a bankrupt or insolvent such tenant has emerged from bankruptcy or insolvency, assumed the Major Lease and delivered to the lender an estoppel certificate reasonably acceptable to the lender,

(iv)	commence upon the date any Major Lease is terminated or cancelled (including any rejection of a Major Lease in a bankruptcy or similar proceeding) and continue until the space occupied by the applicable tenant is re-leased to one or more replacement tenants reasonably satisfactory to the lender on terms and conditions reasonably satisfactory to the lender, and such replacement tenants have taken possession of the premises, opened for business and commenced paying full unabated rent, as evidenced by an estoppel certificate reasonably acceptable to the lender, or

(v)	commence upon the date a tenant under a Major Lease vacates or otherwise fails to occupy its premises and continue until (x) the space occupied by the applicable tenant is re-leased to one or more replacement tenants reasonably satisfactory to the lender on terms and conditions reasonably satisfactory to the lender, and such replacement tenants have taken possession of the premises, opened for business and commenced paying rent, as evidenced by an estoppel certificate reasonably acceptable to the lender, or (y) the tenant under the Major Lease has re-opened to the public for business at the Colorado Technology Center Portfolio Property in substantially all of the leased premises and delivered to the lender an estoppel certificate reasonably acceptable to the lender.

A “Major Lease” means (i) any lease which, individually or when aggregated with all other leases at the Colorado Technology Center Portfolio Property with the same tenant or its affiliate, either (a) accounts for 20% or more of the Colorado Technology Center Portfolio Property’s aggregate total rental income, or (b) demises 20% or more of the Colorado Technology Center Portfolio Property’s gross leaseable area, (ii) any lease that contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Colorado Technology Center Portfolio Property, or (iii) any instrument guaranteeing or providing credit support for any lease meeting the requirements of subsection (i) above.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

III-41

MSBAM 2015-C25	Colorado Technology Center Portfolio

Release of Property. Provided no event of default has occurred and remains uncured, at any time after two years after the closing of the securitization of the Colorado Technology Center Portfolio Mortgage Loan and prior to the monthly payment date occurring in May 2025, the Colorado Technology Center Portfolio Borrower may obtain a release of any of the individual properties comprising the Colorado Technology Center Portfolio Property in connection with a defeasance in part of the Colorado Technology Center Portfolio Mortgage Loan, provided, among other conditions:

(i)	the Colorado Technology Center Portfolio Borrower defeases the Colorado Technology Center Portfolio Mortgage Loan with U.S. government securities in a principal amount equal to 115% of the allocated loan amount with respect to the applicable individual property, which is the subject of the release, which allocated loan amount initially equals the amount set forth in the right hand column below with respect to each individual property set forth in the left hand column below:

Property Name	Allocated Loan Amount
1775 Cherry Street	$11,321,000
1480 South Arthur Avenue	$8,875,000
1795 Dogwood Street	$8,735,000
1886 Prairie Way	$8,665,000
321 South Taylor Avenue	$8,595,000
195 Colorado Technology Center Blvd.	$6,709,000
346 South Arthur Avenue	$6,150,000

(ii)	as of the date of consummation of the individual property release and partial defeasance event, after giving effect to the release of the lien encumbering the applicable property, with respect to the remaining Colorado Technology Center Portfolio Property, (a) the LTV ratio with respect to the remaining properties will be no greater than the lesser of 69.9% and the LTV ratio of all the Colorado Technology Center Portfolio Property immediately prior to the release and partial defeasance event (as determined based upon updated appraisals), (b) the DSCR with respect to the remaining properties will be greater than the greater of the DSCR immediately prior to the release and partial defeasance event and 1.25x and (c) the debt yield of the remaining properties will be greater than the greater of the debt yield immediately prior to the release and partial defeasance event and 7.726%, and

(iii)	the Colorado Technology Center Portfolio Borrower delivers a rating agency confirmation with respect to such individual property release and partial defeasance event.

Terrorism Insurance. The Colorado Technology Center Portfolio Borrower is required to obtain insurance against acts of terrorism or other similar acts or events (or “fire following”) to the extent such insurance is available in form and substance satisfactory to lender (but in no event more than the sum of 100% of full replacement cost and 12 months of business interruption insurance). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any extension thereof or other federal government program with substantially similar protection) is in effect, the Colorado Technology Center Portfolio Borrower is required to maintain, and lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

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III-43

MSBAM 2015-C25	Villas at Dorsey Ridge

Mortgage Loan No. 6 – Villas at Dorsey Ridge

III-44

MSBAM 2015-C25	Villas at Dorsey Ridge

Mortgage Loan No. 6 – Villas at Dorsey Ridge

Villas at Dorsey Ridge
7405 Windstream Circle
Hanover, MD 21076
Catonsville
BALTIMORE
Westport
Downtown 1 mile
MARC TRAIN PENN LINE
University of Maryland Baltimore County
Sulphur Spring Rd.
Arbutus
HALETHORPE
BALTIMORE COUNTY
Lansdowne
Hollins Ferry Rd.
Baltimore Highlands
Cherry Hill
Harbor Hospital
Patapsco River
Cherry Hill Park
LIGHT RAIL
Patapsco
ST. DENIS
Harbor Tunnel Throughway
Patapsco Valley State Park
BWI Technology Park
Baltimore Beltway
Nursery Road
Belle Grove Rd.
North Linthicum
Brooklyn Park
Francis Scott Key Bridge 2 miles
Ilchester
Timbers at Troy Golf Course
HOWARD COUNTY
Elkridge
Ridge Rd.
Baltimore-Washington Pkwy
Northrup Grumman Fed. Credit Union
W. Nursery Rd.
Linthicum
Andover Rd.
Andover Park
The Centre at Glen Burnie
BWI MARSHALL
Columbia
Dorsey Business Center
DORSEY
Washington Blvd.
Stoney Run
BWI Business District
BWI Thurgood Marshall Airport
Ferndale
Aviation Blvd.
Cromwell Business Park
North Glen Park
Baltimore/Washington International Thurgood Marshall Airport
New Ridge Rd.
Cromwell/Glen Burnie
Ritchie Hwy.
Waterloo Rd.
MARC TRAIN CAMDEN LINE
Hanover
Arundel Mills
Arundel Mills Corporate Park
Dorsey Rd.
Annapolis Blvd.
Glen Burnie
Maryland Live! Casino
Arundel Mills Blvd.
Arundel Village
Arundel Marketplace
Cannon Stadium
Harmans Rd.
Harundale Plaza
JESSUP
ANNE ARUNDEL COUNTY
Marley Station Mall
Jessup
Baltimore - Washington Pkwy
Severn Rd.
Donaldson Ave.
Baltimore-Washington Medical Center
Severn
Fort Meade
Annapolis Rd.
Reece Rd.
Clark Station Rd.
New Cut Rd.
Rockenbach Rd.
Maryland City
Fort Meade Golf Course
Mapes Rd.
Telegraph Rd.
Severna Park
Washington, DC 24 miles
Ft. Meade Rd.
Benfield Blvd.
Burns Crossing Rd.
Gambrills Rd.
Patuxent Frwy
Odenton
ODENTON
Dicus Mill Rd.
Johns Hopkins-Odenton Health Care
Patuxent Research Refuge
Annapolis 14 miles
BALTIMORE
Towson
Catonsville
Ellicott City
Dundalk
Columbia
Elkridge
Glen Burnie
Chesapeake Bay
Severn
Laurel
Severna Park
Rockville
Odenton
Arnold
Silver Spring
Bowie
Annapolis
WASHINGTON D.C.

III-45

MSBAM 2015-C25	Villas at Dorsey Ridge

Mortgage Loan No. 6 – Villas at Dorsey Ridge

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$54,440,000			Location:	Hanover, MD 21076
Cut-off Date Balance:	$54,440,000			General Property Type:	Multifamily
% of Initial Pool Balance:	4.6%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Stephen M. Gorn; John B. Colvin			Year Built/Renovated:	2013/N/A
Mortgage Rate:	4.370%			Size:	238 Units
Note Date:	6/19/2015			Cut-off Date Balance per Unit:	$228,739
First Payment Date:	8/1/2015			Maturity Date Balance per Unit:	$209,258
Maturity Date:	7/1/2025			Property Manager:	Questar Management LLC (borrower related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$3,958,810
Seasoning:	3 months			UW NOI Debt Yield:	7.3%
Prepayment Provisions:	LO (27); DEF (89); O (4)			UW NOI Debt Yield at Maturity:	7.9%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.62x (IO) 1.20x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$2,269,672 (6/30/2015 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$1,650,373 (12/31/2014)
Future Debt Permitted (Type):	Yes (Mezzanine)			3rd Most Recent NOI:	N/A
Reserves(1)				Most Recent Occupancy:	97.9% (6/14/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(2):	89.9% (4/30/2015)
RE Tax:	$35,516	$35,516	N/A	3rd Most Recent Occupancy (2):	83.6% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$76,800,000 (4/3/2015)
Recurring Replacements:	$0	Springing	$178,524	Cut-off Date LTV Ratio:	70.9%
				Maturity Date LTV Ratio:	64.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$54,440,000	100.0%	First Mortgage:	$39,316,689	72.2%
			Reserves:	$35,516	0.1%
			Closing Costs(3):	$2,410,265	4.4%
			Return of Equity:	$12,677,530	23.3%
Total Sources:	$54,440,000	100.0%	Total Uses:	$54,440,000	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(2)	The Villas at Dorsey Ridge Property was constructed in 2012-2013 and reached 90.8% occupancy in March 2015.

(3)	Closing costs include $505,629 of real estate tax payments and insurance premiums paid at loan closing.

The Mortgage Loan.  The sixth largest mortgage loan (the “Villas at Dorsey Ridge Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $54,440,000, which is secured by a first priority fee mortgage encumbering a garden multifamily property with a total of 238 apartments in Hanover, MD (the “Villas at Dorsey Ridge Property”). The proceeds of the Villas at Dorsey Ridge Mortgage Loan were used to refinance a construction loan of approximately $39,316,689, fund reserves, pay closing costs and return equity to the Villas at Dorsey Ridge Borrower. The Villas at Dorsey Ridge Borrower provided a Villas at Dorsey Ridge Property cost basis of approximately $50,340,283.

The Borrower and the Sponsor.  The borrower is Dorsey Villas BE LLC (the “Villas at Dorsey Ridge Borrower”), a single-purpose Delaware limited liability company with two independent directors. The Villas at Dorsey Ridge Borrower is 100% directly owned by Dorsey Ridge Associates LLC (the “IDOT Fee Owner”), a single purpose Delaware limited liability company with two independent directors that is 100% indirectly owned by Stephen M. Gorn (67.6%), John B. Colvin (28.4%) and certain Gorn family trusts (4.0%). Stephen M. Gorn and John B. Colvin, the Chairman, President and CEO and Executive Vice President, respectively, of Questar Properties, Inc. (“Questar”), are the nonrecourse carve-out guarantors. The mortgage loan seller was notified on September 1, 2015 that John B. Colvin died on August 12, 2015.

Questar is a privately held, Baltimore, Maryland-based real estate development and management company specializing in multifamily communities and single-family residential development. Over its 85 year history, Questar has developed approximately 13,000 homes and apartment units in the Mid-Atlantic region.

III-46

MSBAM 2015-C25	Villas at Dorsey Ridge

The Property. The Villas at Dorsey Ridge Property consists of a 3-story, 13 building apartment complex containing 238 one, two and three-bedroom residential units. There are 104 attached and 278 direct access surface parking spaces.

The Villas at Dorsey Ridge Property has nine one-bedroom floor plans, twelve two-bedroom floor plans and one three-bedroom floor plan. Apartments generally offer full size washers and dryers, patios or balconies, vaulted ceilings, gas fireplaces and built in computer work stations. Common amenities include a swimming pool, a multi-level recreation center, a fitness center with a yoga/aerobics studio, a business center, a conference room, a kinder center, a billiards area, an internet café, a movie theater, and a part-time concierge. The Villas at Dorsey Ridge Property was completed in 2013 and reached an approximately 90.8% occupancy rate in March 2015. Concessions totaling one month of free rent were discontinued by the Villas at Dorsey Ridge Borrower in April 2015.

The Villas at Dorsey Ridge Property was developed in conjunction with an adjoining sponsor controlled 323-unit apartment community known as Serenity Place at Dorsey Ridge, which is collateral for a mortgage loan included in the MSBAM 2015-C24 securitization trust. As of June 14, 2015, the Serenity Place at Dorsey Ridge complex was 97.5% leased. No portion of the Serenity Place at Dorsey Ridge complex is collateral for the Villas at Dorsey Ridge Mortgage Loan.

The table below shows the apartment mix at the Villas at Dorsey Ridge Property:

Unit Mix
Apartment Type	Number of Units	Avg. Size (SF)	Rent Range
One Bedroom/One Bath	124	774	$1,584-$1,821
Two Bedroom/Two Bath(1)	108	1,175	$2,050-$2,939
Three Bedroom/Two Bath	6	1,415	$2,705

(1)	Ten two-bedroom units contain 2.5 bathrooms.

The table and chart below show the recent occupancy trend at the Villas at Dorsey Ridge Property. The Villas at Dorsey Ridge Property was completed in 2013.

Occupancy Trend
	2014							2015

	JUN	JUL	AUG	SEP	OCT	NOV	DEC	JAN	FEB	MAR	APR	MAY	JUN 15TH
Percentage Occupied	73.9	75.6	76.5	79.4	83.6	83.2	83.6	86.6	89.1	90.8	89.9	89.9	92.0
Percentage Leased	84.5	84.0	85.3	86.1	89.9	90.8	90.3	89.9	93.7	94.1	94.5	95.8	99.1

The Market.  The Villas at Dorsey Ridge Property is located in Hanover, Anne Arundel County, Maryland, within the Baltimore Metropolitan Statistical Area (MSA), approximately 10 miles south of the Baltimore Central Business District, within the Baltimore-Washington Corridor. The Villas at Dorsey Ridge Property is located within the Glen Burnie/Harundale/Odenton submarket, directly across Route 100 from the approximately 1.25 million SF Arundel Mills Mall and approximately five miles from the Baltimore-Washington Medical Center. As of December 31, 2014, the regional vacancy rate was 3.9% and the average quoted rental rate for all apartment types was $1,130 per month. As of December 31, 2014, the submarket contained approximately 16,731 apartment units in 57 buildings and had an average vacancy rate of 5.2% and an average asking monthly rental rate of $1,169. Estimated 2014 annual average household income within a three-mile radius was $118,239, and within a one-mile radius was $129,590.

A total of 6,836 units were completed within the Baltimore region over the past few years in 47 projects. An additional 7,667 units are currently under construction within 29 projects, and an additional 8,292 units are planned within 41 projects for potential delivery in the next few years, along with 62 proposed buildings which would add another 13,057 units. The current regional inventory is approximately 151,267 units. The majority of the properties under construction or planned are in the Central Baltimore City, Harford County, and Columbia/Howard County submarkets and are not directly competitive with the Villas at Dorsey Ridge Property.

III-47

MSBAM 2015-C25	Villas at Dorsey Ridge

Comparable rental properties to the Villas at Dorsey Ridge Property are shown in the table below:

Competitive Property Summary
Property Name/Address	Year Built	Units	Occupancy	Unit Type	Unit Size (SF)	Quoted Rent per Month	Concessions
Flats 170 at Academy Yard 8313 Telegraph Road Odenton, MD	2013	369	96%	1BR/1 2BR/2 BA 2BR/2 BA 3BR/2 BA	716 - 923 1,077 - 1,098 1,274 - 1,286 1,372 - 1,372	$1,557 - $1,776 $1,869 - $1,913 $1,826 - $1,958 $2,166 - $2,374	None
Beacon at Waugh Chapel 1433 S. Main Chapel Way Gambrills, MD	2013	298	93%	1BR/1 2BR/2 BA 3BR/2 BA	707 - 800 1,037 - 1,158 1,217 - 1,217	$1,680 - $1,770 $1,913 - $2,186 $2,390 - $2,417	None
Arbors at Arundel Preserve 2109 Piney Branch Circle Hanover, MD	2007	496	95%	1BR/1 2BR/2 BA 2BR/2 BA 3BR/2 BA	681 - 757 964 - 989 1,090 - 1,192 1,324 - 1,324	$1,338 - $1,518 $1,533 - $1,820 $1,722 - $1,843 $2,205 - $2,458	None
Palisades at Arundel Preserve 7694 Dorchester Boulevard Hanover, MD	2013	330	96%	Studio 1BR/1 BA 1BR/1 BA 2BR/2 BA 2BR/1.5 BA TH 2BR/2.5 BA TH	546 - 655 618 - 753 804 - 890 1,062 - 1,164 1,307 - 1,396 1,461 - 1,461	$1,485 - $1,635 $1,715 - $1,860 $1,835 - $1,935 $2,305 - $2,605 $2,900 - $2,960 $3,000 - $3,000	None
Residences at Arundel Preserve 7789 Arundel Mills Boulevard Hanover, MD	2011	242	95%	Studio 1BR/1 1BR/1 Den 2BR/2 BA 2BR/2 BA 2BR/2 BA Den	489 - 530 740 - 861 938 - 938 1,050 - 1,152 1,230 - 1,311 1,407 - 1,479	$1,400 - $1,495 $1,660 - $1,830 $1,900 - $2,010 $2,130 - $2,190 $2,390 - $2,555 $2,355 - $2,490	None
Verde at Howard Square 7500 Hearthside Way Elkridge, MD	2014	299	95%	1BR/1 1BR/1 Loft 2BR/2 BA 2BR/2 BA Loft 2BR/2 BA Den 2BR/2 BA Den + Loft	688 - 842 822 - 932 984 - 1,190 1,214 - 1,341 1,160 - 1,284 1,357 - 1,591	$1,385 - $1,560 $1,545 - $1,685 $1,695 - $1,920 $1,895 - $2,010 $1,835 - $1,920 $2,110 - $2,170	None(1)

Source: Appraisal

(1)	The mortgage loan seller has informed the depositor concessions equal to one month of rent are available on new leases at the Verde at Howard Square property.

Operating History and Underwritten Cash Flow.  The following table presents certain information relating to the Underwritten Cash Flow at the Villas at Dorsey Ridge Property:

Cash Flow Analysis(1)
	2011	2012	2013	2014	6/30/2015 TTM	UW	UW Per Unit
Base Rent	N/A	N/A	N/A	$5,582,328	$5,516,801	$5,461,068	$22,945.66
Other Income(2)	N/A	N/A	N/A	$293,408	$348,515	$422,896	$1,776.87
Discounts/Concessions(3)	N/A	N/A	N/A	($338,279)	($268,520)	$0	$0.00
Less Vacancy & Credit Loss	N/A	N/A	N/A	($1,613,312)	($954,663)	($273,053)	($1,147.28)
Effective Gross Income	N/A	N/A	N/A	$3,924,145	$4,642,133	$5,610,911	$23,575.25
Total Expenses(4)	N/A	N/A	N/A	$2,273,772	$2,372,461	$1,652,100	$6,941.60
Net Operating Income	N/A	N/A	N/A	$1,650,373	$2,269,672	$3,958,810	$16,633.66
Capital Expenditures	N/A	N/A	N/A	$0	$0	$47,600	$200.00
TI/LC	N/A	N/A	N/A	$0	$0	$0	$0.00
Net Cash Flow	N/A	N/A	N/A	$1,650,373	$2,269,672	$3,911,210	$16,433.66

Occupancy %	N/A	N/A	N/A	83.6%	97.9%(5)	95.0%
NOI DSCR	N/A	N/A	N/A	0.51x	0.70x	1.21x
NCF DSCR	N/A	N/A	N/A	0.51x	0.70x	1.20x
NOI Debt Yield	N/A	N/A	N/A	3.0%	4.2%	7.3%
NCF Debt Yield	N/A	N/A	N/A	3.0%	4.2%	7.2%

(1)	The Villas at Dorsey Ridge Property was constructed in 2012- 2013 and reached a stabilized occupancy in March 2015; therefore, historical operating data is limited.

(2)
Other income includes parking garage income, storage income, internet and cable income, utility reimbursement income and various fees and charges. The appraiser and the Villas at Dorsey Ridge Borrower’s budget assume $422,896 and $449,858, respectively of other income.

(3)	Concessions, generally in an amount equal to one month of rent, were offered during the initial lease-up period. In March 2015, when a 90.8% occupancy rate was achieved, concessions were discontinued.

(4)
Total expenses are underwritten based on the appraisal estimates and the Villas at Dorsey Ridge Borrower’s budget. Total underwritten annual expenses of approximately $6,942 per apartment compare to an expense comparable range of $5,046 to $7,825 per unit. The appraiser’s concluded annual expense per unit for year one is $6,563 per apartment. The 2014 and 6/30/2015 TTM expenses included significant lease up costs that are not on-going. For example, marketing expenses associated with those two periods totaled $529,711 and $597,164, respectively. The underwritten marketing expense is $85,968, which is based on the Villas at Dorsey Ridge Borrower’s budget. The payroll expense is based on the appraiser’s estimate of $299,880, or $1,260 per apartment, while the 2014 and 6/30/2015 TTM payroll expenses were $338,366 and $344,996, respectively, and included lease-up and move-in costs.

(5)	The 6/30/2015 TTM Occupancy % is based on the June 14, 2015 rent roll.

III-48

MSBAM 2015-C25	Villas at Dorsey Ridge

Escrows and Reserves.  The Villas at Dorsey Ridge Borrower or the IDOT Fee Owner deposited $35,516 in escrow for annual real estate taxes at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments. The Villas at Dorsey Ridge Borrower or the IDOT Fee Owner is required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the Villas at Dorsey Ridge Borrower or the IDOT Fee Owner maintains insurance under an acceptable blanket insurance policy). Commencing on the earlier of (i) the monthly payment date in July 2016 and (ii) the occurrence of a Cash Sweep Period (as defined below), the Villas at Dorsey Ridge Borrower or the IDOT Fee Owner is required to make monthly deposits of $4,959 for replacement reserves (which amount may be increased by the lender if the lender reasonably determines that an increase is necessary to maintain proper operation of the Villas at Dorsey Ridge Property), provided that such deposits are not required to the extent that the amount then on deposit in the replacement reserve exceeds $178,524 and no Cash Sweep Period is then occurring.

A “Cash Sweep Period” will:

(i)
commence upon the occurrence of an event of default under the Villas at Dorsey Ridge Mortgage Loan and continue until the date on which the event of default under the Villas at Dorsey Ridge Mortgage Loan does not exist, or

(ii)
commence upon, from and after June 19, 2018, the date the lender determines that the debt service coverage ratio on the Villas at Dorsey Ridge Mortgage Loan (based solely on the Mortgage Loan balance) has fallen below 1.05x for six consecutive calendar months and continue until the date the lender determines that the debt service coverage ratio on the Villas at Dorsey Ridge Mortgage Loan has been equal to or greater than 1.15x for the immediately preceding six calendar months.

Lockbox and Cash Management.  A springing soft lockbox is in place with respect to the Villas at Dorsey Ridge Mortgage Loan (i.e. during any Cash Sweep Period for the Villas at Dorsey Ridge Mortgage Loan, the Villas at Dorsey Ridge Borrower and/or the property manager collects all rents, revenues, charges and other consideration and causes such amounts to be deposited into the lockbox account). Provided a Cash Sweep Period has occurred but is no longer continuing, the lockbox account will cease to be in effect. The Villas at Dorsey Ridge Mortgage Loan has springing cash management (i.e. the Villas at Dorsey Ridge Mortgage Loan has cash management only during a Cash Sweep Period). During the continuance of a Cash Sweep Period, funds in the lockbox account are required  to be applied on each monthly payment date to pay debt service on the Villas at Dorsey Ridge Mortgage Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves”, to disburse, provided no event of default has occurred and is continuing, to the Villas at Dorsey Ridge Borrower the monthly amount payable for operating expenses not otherwise paid or reserved for as described above under “—Escrows and Reserves” and referenced in the annual budget approved by lender together with other amounts incurred by the Villas at Dorsey Ridge Borrower and/or the IDOT Fee Owner in connection with the operation and maintenance of the Villas at Dorsey Ridge Property approved by lender, and to disburse the remainder to an account to be held by the lender as additional security for the Villas at Dorsey Ridge Mortgage Loan.

Additional Secured Indebtedness (not including trade debts).  Not permitted.

Mezzanine Loan and Preferred Equity.  Commencing ninety (90) days after a securitization of the Villas at Dorsey Ridge Mortgage Loan, a single mezzanine loan secured by a pledge of the direct or indirect ownership interests in the Villas at Dorsey Ridge Borrower and/or the IDOT Fee Owner (such loan, the “Permitted Mezzanine Debt”) is permitted subject to various conditions, including amongst other conditions: (i) no event of default or Cash Sweep Period exists, (ii) the mezzanine lender is an institutional lender acceptable to the lender under the Villas at Dorsey Ridge Mortgage Loan and must enter into an intercreditor agreement reasonably acceptable to the lender under the Villas at Dorsey Ridge Mortgage Loan, (iii) the lender under the Villas at Dorsey Ridge Mortgage Loan approves all of the material terms of the Permitted Mezzanine Debt and (iv) the principal amount of the Permitted Mezzanine Debt will not result in an aggregate loan-to-value ratio (including the Villas at Dorsey Ridge Mortgage Loan) greater than 85% (based upon a new or updated appraisal acceptable to the lender under the Villas at Dorsey Ridge Mortgage Loan in its sole discretion) or an aggregate debt service coverage ratio (including the Villas at Dorsey Ridge Mortgage Loan) less than 1.10x.

Release of Property.  Not permitted.

Terrorism Insurance.  The Villas at Dorsey Ridge Borrower or the IDOT Fee Owner is required to obtain insurance against acts of terrorism or other similar acts or events (or “fire following”) to the extent such insurance is available in form and substance satisfactory to lender (but in no event more than the sum of 100% of full replacement cost and twelve months of business interruption insurance). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any extension thereof or other federal government program with substantially similar protection) is in effect, the Villas at Dorsey Ridge Borrower or the IDOT Fee Owner is required to maintain, and lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

III-49

MSBAM 2015-C25	Commerce Office Park

Mortgage Loan No. 7 – Commerce Office Park

III-50

MSBAM 2015-C25	Commerce Office Park

Mortgage Loan No. 7 – Commerce Office Park

III-51

MSBAM 2015-C25	Commerce Office Park

Mortgage Loan No. 7 – Commerce Office Park

Commerce Office Park
4900, 5500, 5700 & 5770 South Eastern Avenue;
5801 East Slauson Avenue
Commerce, CA 90040
Dodger Stadium
Chinatown
Union Station
Macy St.
Mission Rd.
Soto St.
Valley Blvd.
LA County/USC Medical Center
Cal State University Los Angeles
Cal State-LA
Hellman Ave.
Metrolink
San Bernardino Fwy
Alhambra
Garfield Medical Ctr.
Garvey Ave.
New Ave.
Del Mar Ave.
Rosemead
Monterey Park GC
Monterey Pass Rd.
Monterey Park
Monterey Park Hospital
South San Gabriel
Wabash Ave.
Boyle Heights
East Los Angeles
East Los Angeles Comm. College
Pico/Aliso
Boyle Hts.
Soto
Gold Line Metro
Cesar Chavez Ave.
Garfield Ave.
Downtown
4th St.
LOS ANGELES
Riggin St.
Potrero Grande Dr.
Indiana
Pomona Fwy
Whittier Blvd.
Maravilla
East LA Civic Ctr.
Atlantic
Montebello Country Club
Montebello Blvd.
Calvary Cemetery
Atlantic Blvd.
Santa Ana Fwy
Olympic Blvd.
Montebello City Hall
Beverly Blvd.
Montebello
Beverly Hospital
Whittier Blvd.
Exxon Mobil
BNSF Railway
Washington Blvd.
Metrolink Riverside Line
Montebello/Commerce
Citadel Outlets
Vernon
Vernon Ave.
Bandini Blvd.
Los Angeles River
Leonis Ave.
Commerce
Santa Fe Ave.
Los Angeles County
Commerce Casino
91 Line
Orange County Line
Washington Blvd.
Rio Hondo
Community Hospital of Huntington Park
Slauson Ave.
Maywood
Commerce
Greenwood Ave.
Paramount Blvd.
Huntington Park
Gage Ave.
Atlantic Ave.
Eastern Ave.
Slauson Ave.
Pico Rivera
Metrolink
Gage Ave.
Garfield Ave.
Municipal Park
Florence Ave.
Bell
Slauson Ave.
Bell Gardens
John Anson Ford Park
Rio Hondo Golf Club
South Gate Towne Center
California Ave.
Firestone Blvd.
Atlantic Ave.
South Gate
South Gate Park
Tweedy Blvd.
Long Beach Blvd.
Alameda St.
Long Beach Fwy
Downey
Los Amigos Country Club
Abbott Rd.
Rancho Los Amigos Natl. Rehabilitation Center
Los Angeles Intl. Airport 12 miles
Lynwood
Imperial Hwy.
Plaza Mexico
St. Francis Medical Center
MLK Jr. Blvd.
Long Beach
Green Line Metro
Century Fwy
Willowbrook
Long Beach 11 miles
Santa Clarita
Santa Susana Mts.
San Gabriel Mts.
Angeles National Forest
Los Angeles County
Simi Valley
Ventura County
Thousand Oaks
Burbank
Glendale
Pasadena
San Monica Mts.
Los Angeles
Santa Monica
Pacific Ocean
Torrance
Fullerton
Anaheim
Long Beach
Huntington Beach

III-52

MSBAM 2015-C25	Commerce Office Park

Mortgage Loan No. 7 – Commerce Office Park

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$50,000,000			Location:	Commerce, CA 90040
Cut-off Date Balance:	$50,000,000			General Property Type:	Office
% of Initial Pool Balance:	4.2%			Detailed Property Type:	Suburban
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Omninet Capital, LLC			Year Built/Renovated:	1958/2004
Mortgage Rate:	4.4015%			Size:	281,142 SF
Note Date:	7/31/2015			Cut-off Date Balance per Unit:	$178
First Payment Date:	9/1/2015			Maturity Date Balance per Unit:	$163
Maturity Date:	8/1/2025			Property Manager:	Omninet Property Management, Inc.
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$4,488,818
Seasoning:	2 months			UW NOI Debt Yield:	9.0%
Prepayment Provisions:	LO (26); DEF (87); O (7)			UW NOI Debt Yield at Maturity:	9.8%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	1.84x (IO) 1.36x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$5,051,618 (12/31/2014)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$4,810,185 (12/31/2013)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$4,633,961 (12/31/2012)
Reserves(1)				Most Recent Occupancy(2):	100.0% (7/30/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	86.5% (12/31/2014)
RE Tax:	$178,489	$44,622	N/A	3rd Most Recent Occupancy:	91.5% (12/31/2013)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(3):	$67,200,000 (4/10/2015)
Recurring Replacements:	$0	$9,371	N/A	Cut-off Date LTV Ratio:	74.4%
TI/LC:	$0	$25,000	$1,200,000	Maturity Date LTV Ratio(3):	68.1%
Landlord Obligations:	$13,099,209	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$50,000,000	100.0%	Loan Payoff:	$31,686,967	63.4%
			Reserves:	$13,277,698	26.6%
			Closing Costs:	$1,701,355	3.4%
			Return of Equity:	$3,333,980	6.7%
Total Sources:	$50,000,000	100.0%	Total Uses:	$50,000,000	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(2)	The Commerce Office Park Property is 100% leased as of July 30, 2015. The largest tenant, County of Los Angeles, Department of Child Support Services (“DCS”) has signed leases to expand into 39,130 SF of additional space. Upon completion of the respective tenant improvements, DCS will occupy the expansion space and the Commerce Office Park Property will be 100% occupied.

(3)	The Commerce Office Park Property has an “as-stabilized” appraised value of $81,200,000 as of August 1, 2016 assuming a stabilized occupancy of 95%. This “as-stabilized” value results in a Maturity Date LTV Ratio of 56.4%.

The Mortgage Loan. The seventh largest mortgage loan (the “Commerce Office Park Mortgage Loan”) is evidenced by a promissory note with an original principal balance of $50,000,000, secured by a first priority fee mortgage encumbering five office buildings known as Commerce Office Park (the “Commerce Office Park Property”) located in Commerce, California. Proceeds from the Commerce Office Park Mortgage Loan were used to pay off the previous loan, fund reserves of $13,277,698, pay closing costs, and return $3,333,980 of equity to the sponsor.

The Borrower and the Sponsor. The borrower is Omninet Commerce Owner, LLC (the “Commerce Office Park Borrower”), a single-purpose Delaware limited liability company with at least one independent director.

The sponsor is Omninet Capital, LLC (“Omninet”), a private investment firm actively acquiring commercial real estate across the United States. Omninet’s team has years of hands-on experience across all property types, including entitlement, design, construction and management. The nonrecourse carve-out guarantors are Neil Kadisha and Benjamin Nazarian, CEO and Managing Partner, respectively of Omninet.

The Property. The Commerce Office Park Property is located at the intersection of South Eastern Avenue and East Slauson Avenue and consists of five, two- to four-story office buildings totaling 281,142 SF. Buildings 4900, 5500, 5700, and 5770 South Eastern Avenue and 5801 East Slauson Avenue were all built between 1958 and 1987 as a part of a larger office park. The entire office park offers a total of 1,325 parking spaces which are not allocated to particular buildings and available to all of the buildings within the park. 1,216 spaces, including 352 spaces contained in the one parking structure, are located on the Commerce Office Park Property. The Commerce Office Park Property is served by Interstate 710 and Interstate 5, both within two miles, a Metro light rail station approximately one mile from the Commerce Office Park Property, and an Amtrak station is approximately nine miles from the property.

III-53

MSBAM 2015-C25	Commerce Office Park

As of July 30, 2015, the Commerce Office Park Property was 100.0% leased by six tenants. The majority of the tenants at the Commerce Office Park Property are state and county organizations including the County of Los Angeles Department of Child Support Services, the County of Los Angeles Sherriff’s Department, State of California Department of Justice and State of California Department of Motor Vehicles. 97.9% of SF and 98.4% of base rent are represented by investment grade tenants. All of the tenants have been in place since 2004 or earlier, with several of the tenants expanding into additional space including the County of Los Angeles Department of Child Support Services and State of California Department of Justice.
Major Tenants.

County of Los Angeles, Department of Child Support Services (163,598 SF, 58% of NRA, 58% of underwritten base rent). County of Los Angeles, Department of Child Support Services (“DCS”) leases a total of 163,598 SF between buildings 5500, 5770 and 5801. DCS has been in occupancy at the Commerce Office Park Property since 2004, initially occupying 84,477 SF in building 5770 under a lease expiring June 2026, expanding in 2010 occupying another 39,991 SF in building 5500 under a lease expiring November 2025, and is currently expanding another 39,130 SF under three separate signed ten-year leases. The DCS expansion spaces are currently undergoing significant tenant improvements estimated at a total cost of $11,451,860 across the three buildings, which funds have been fully reserved by the Commerce Office Park Borrower. Upon completion of the respective tenant improvements, DCS is expected to take occupy of the entirety of both the 5500 and 5770 buildings and 26,360 SF in building 5801. Tenant improvements in buildings 5500, 5770 and 5801 are estimated to be completed by December 2015, July 2016 and May 2016, respectively.

Pursuant to the initial leases, DCS is required to pay $23.88 PSF in building 5500 and $29.35 PSF in building 5770. Upon completion of the respective tenant improvements in each of the three buildings, annual base rent on all spaces will be $25.20 PSF. DCS has termination options for its space in buildings 5770 and 5801 (114,804 SF) with 180 days’ notice beginning June 2024. DCS has one five-year renewal option on each of its leases.

DCS’ mission is to provide child support services by ensuring that parents are responsible for the support of their children and by establishing fair and accurate child support orders. DCS works on over 350,000 cases daily and collects approximately $450 million in support each year.

State of California, Department of Justice (62,723 SF, 22% of NRA, 24% of underwritten base rent). State of California, Department of Justice (“DOJ”) leases a total of 62,723 SF under two recently renewed leases, both expiring November 2023. DOJ has occupied 16,448 SF in building 5801 since 2002 under a lease that provides for an annual base rent of $25.96 PSF, increasing to $26.40 PSF as of the lease renewal in December 2015. DOJ has occupied an additional 46,275 SF in building 5700 since 2006 that provides for an annual base rent of $32.95 PSF, decreasing to $27.87 PSF as of the lease renewal in December 2015. DOJ has termination options on its leases with 60 days’ notice beginning November 2019. In connection with the renewals, the DOJ spaces are currently occupied and undergoing tenant improvements estimated at a total cost of $892,695, which funds have been fully reserved by the Commerce Office Park Borrower.

DOJ houses offices of the Department of General Services and the Division of Gambling Control at the Commerce Office Park Property. There is a grade-level helipad at the Commerce Office Park Property for exclusive use of DOJ.

County of Los Angeles, Sheriff’s Department (38,936 SF, 14% of NRA, 13% of underwritten base rent). County of Los Angeles, Sheriff’s Department (“LA Sheriff”) leases 38,936 SF at building 4900 under a lease dated April 2000 and expiring December 2016, that provides for a current annual base rent of $23.04 PSF, subject to an annual CPI adjustment. LA Sheriff has a termination option with 120 days’ notice.

The following table presents certain information relating to the leases at the Commerce Office Park Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/ Moody’s/S&P)(2)	Tenant SF(3)	Approx. % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(4)	Lease Expiration(5)
Major Tenants
County of Los Angeles, Dept. of Child Support Services	AA/Aa2/AA+	163,598	58%	$4,122,670	58%	$25.20	Various(6)
State of California, Department of Justice	A+/Aa3/AA-	62,723	22%	$1,723,837	24%	$27.48	11/30/2023
County of Los Angeles, Sheriff’s Dept.	AA/Aa2/AA+	38,936	14%	$897,268	13%	$23.04	12/31/2016
State of California, Department of Motor Vehicles	A+/Aa3/AA-	8,630	3%	$262,255	4%	$30.39	9/30/2019
Community Bank	NR/NR/NR	4,752	2%	$114,533	2%	$24.10	10/31/2019
FedEx Office and Print Services, Inc.	NR/Baa1/BBB	1,328	0%	$32,629	0%	$24.57	2/29/2020
Total/Wtd. Avg.		281,142	100%	$7,153,191	100%	$25.55

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Total Tenant SF includes a management office, which occupies 1,175 SF.

(4)	Wtd. Avg. Annual UW Rent PSF excludes a management office, which occupies 1,175 SF.

(5)	County of Los Angeles, Department of Child Support Services has termination options for its space in buildings 5770 and 5801 (114,804 SF) with 180 days’ notice beginning June 2024. State of California, Department of Justice has termination options on its leases with 60 days’ notice beginning November 2019. County of Los Angeles, Sheriff’s Dept. has a termination option with 120 days’ notice. State of California, Department of Motor Vehicles has a termination option with 30 days’ notice.

(6)	The County of Los Angeles, Dept. of Child Support Services has leases expiring 11/30/2025 (39,991 SF) and 6/30/2026 (84,477 SF). Leases on the expansion spaces totaling 39,130 SF will expire ten years past the commencement dates, which will be determined upon completion of the related tenant improvements.

III-54

MSBAM 2015-C25	Commerce Office Park

The following table presents certain information relating to the lease rollover schedule at the Commerce Office Park Property:
Lease Rollover Schedule(1)(2)(3)
Year	# of Leases Rolling	SF Rolling(4)	UW Rent PSF Rolling(5)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2015	0	0	$0.00	0%	0%	$0	0%	0%
2016	1	38,936	$23.04	14%	14%	$897,268	13%	13%
2017	0	0	$0.00	0%	14%	$0	0%	13%
2018	0	0	$0.00	0%	14%	$0	0%	13%
2019	2	13,382	$28.16	5%	19%	$376,788	5%	18%
2020	1	1,328	$24.57	0%	19%	$32,629	0%	18%
2021	0	0	$0.00	0%	19%	$0	0%	18%
2022	0	0	$0.00	0%	19%	$0	0%	18%
2023	2	62,723	$27.48	22%	41%	$1,723,837	24%	42%
2024	0	0	$0.00	0%	41%	$0	0%	42%
2025(6)	1	39,991	$25.20	14%	56%	$1,007,773	14%	56%
2026 and Beyond(6)	4	123,607	$25.20	44%	100%	$3,114,896	44%	100%
Total/Wtd. Avg.	11	281,142	$25.55	100%		$7,153,191	100%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Certain tenants may have multiple leases that are individually represented in the lease rollover schedule.

(4)	Total SF Rolling includes a management office, which occupies 1,175 SF

(5)	Wtd. Avg. UW Rent PSF Rolling excludes a management office, which occupies 1,175 SF.

(6)
The County of Los Angeles, Dept. of Child Support Services has a total of five leases, including leases expiring 11/30/2025 (39,991 SF) and 6/30/2026 (84,477 SF). Three leases on expansion spaces totaling 39,130 SF will expire ten years past the commencement dates, which will be determined upon completion of the related tenant improvements.

The Market. The Commerce Office Park Property is located in the city of Commerce, within Los Angeles County, California. Los Angeles County encompasses 4,752 square miles and had an estimated 2014 population of 9,969,834, accounting for 26.2% of the total population of California, and making it the most populous county in the country. Los Angeles County had a 2014 median household income of $53,372. Unemployment in the county was 7.9% in 2014, a 2% reduction from 2013 and continued decline from 2010. The Los Angeles County employment base is diverse. International trade is the largest industry with the Port of Los Angeles being the busiest container port in the country since 2000. Healthcare and education are also strongly represented by the UCLA Health System and Kaiser Permanente, and California State University, the University of California and the University of Southern California. Tourism is a major economic driver with destination parks including Disneyland, Knott’s Berry Farm, Pacific Park and Six Flags Magic Mountain, shopping sites such as Rodeo Drive, and the motion picture studios. The Los Angeles International Airport is the sixth busiest airport in the world and creates an estimated 408,000 jobs through the region.

The Commerce Office Park Property is located in the Southeast Los Angeles office submarket, which in 2014 included 8,554,287 SF, with a 7% vacancy. Over the past ten years, the submarket had a compound annual growth rate of 0.1% per year with vacancy rates ranging from 6.7% to 8.3%. There has been no new supply in the submarket since 2011 and there are no new office projects under development.

The 2014 population within a one-, three- and five-mile radius was 13,656, 278,944 and 825,376, respectively, with an average household income of $50,093; $50,823 and $54,509, respectively.

The following table presents competitive office rental properties to the Commerce Office Park Property:

Competitive Property Summary
Property Name/Location	Year Built	Occ.	Total GLA (SF)	Distance from Subject	Tenant Name	Lease Date/ Term	Lease Area (SF)	Base Rent PSF	TI Allowance ($/SF)
Town Center 10330 Pioneer Blvd Santa Fe Springs, CA	1983	62%	69,228	5.5 miles	Brainstorm USA	May-14/ 6 Yrs	4,100	$20.40	$40.00
Prologis Commerce Business Park 5835-5901 S Eastern Ave Commerce, CA	1983	100%	192,659	0.3 mile	Department of Children and Family Services	Feb-14/ 5 Yrs	38,819	$24.60	$40.00
Commerce Square 6055 E Washington Blvd Commerce, CA	1967	89%	109,000	1.0 mile	N/A(1)	N/A	2,814	$24.00	$40.00
Commerce Corporate Center 5800 S Eastern Ave Commerce, CA	1988	39%	67,314	0.1 mile	N/A(1)	N/A	9,261	$25.20	$40.00

Source: Appraisal

(1)	Tenant spaces are available listings.

III-55

MSBAM 2015-C25	Commerce Office Park

Operating History and Underwritten Cash Flow. The following table presents certain information relating to the underwritten cash flow at the Commerce Office Park Property:

Cash Flow Analysis
	2011	2012	2013	2014	UW	UW PSF
Base Rent	N/A	$6,623,498	$6,851,087	$6,897,446	$7,153,191	$25.44
Total Recoveries	N/A	$53,740	$54,727	$61,784	$0	$0
Parking Income	N/A	$12,490	$6,150	$6,000	$4,500	$0.02
Other Income	N/A	$38,834	$1,010	$640	$706	$0
Less Vacancy & Credit Loss	N/A	$0	$0	$0	($357,660)	(5.0%)
Effective Gross Income	N/A	$6,728,562	$6,912,974	$6,965,870	$6,800,737	$24.19
Total Operating Expenses	N/A	$2,094,601	$2,102,789	$1,914,252	$2,311,920	$8.22
Net Operating Income	N/A	$4,633,961	$4,810,185	$5,051,618	$4,488,817	$15.97
Capital Expenditures	N/A	$0	$0	$0	$70,286	$0.25
TI/LC	N/A	$0	$0	$0	$319,401	$1.14
Net Cash Flow	N/A	$4,633,961	$4,810,185	$5,051,618	$4,099,131	$14.58

Occupancy %	N/A	88.1%	91.5%	86.5%	100.0%(1)
NOI DSCR	N/A	1.54x	1.60x	1.68x	1.49x
NCF DSCR	N/A	1.54x	1.60x	1.68x	1.36x
NOI Debt Yield	N/A	9.3%	9.6%	10.1%	9.0%
NCF Debt Yield	N/A	9.3%	9.6%	10.1%	8.2%

(1)	The Commerce Office Park Property is 100% leased as of July 30, 2015. The largest tenant, County of Los Angeles, Department of Child Support Services (“DCS”) has signed leases to expand into 39,130 SF of additional space. Upon completion of the respective tenant improvements, DCS is expected to take occupancy of the expansion space and the Commerce Office Park Property will then be 100% occupied.

Escrows and Reserves. The Commerce Office Park Borrower deposited $178,489 in escrow for annual real estate taxes and is required to escrow monthly 1/12 of the annual estimated tax payments. The Commerce Office Park Borrower is required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the Commerce Office Park Borrower maintains insurance under an acceptable blanket insurance policy). The Commerce Office Park Borrower is required to make monthly deposits of $9,371 through the payment date occurring in August 2019 and $2,342 on each subsequent payment date for replacement reserves. The Commerce Office Park Borrower is required to make monthly deposits of $25,000 (except in years three and four) for TI/LC’s, subject to a cap of $1,200,000.

The Commerce Office Park Borrower deposited $13,099,209 in escrow for landlord obligations ($12,069,619 allocated to three leases with the County of Los Angeles, Department of Child Support Services and $1,029,590 allocated to two leases with the State of California, Department of Justice), which respective funds are to be released as reimbursement to the Commerce Office Park Borrower upon satisfaction of the outstanding obligations.

Lockbox and Cash Management. The Commerce Office Park Mortgage Loan has a hard lockbox with springing cash management upon the commencement of a Cash Sweep Period (as defined below). Also during the continuance of a Cash Sweep Period, the Commerce Office Park Borrower will be required to deposit all excess cash with respect to the Commerce Office Park Mortgage Loan to an account to be held by the lender as additional security for the Commerce Office Park Mortgage Loan.

A “Cash Sweep Period” will commence upon the earliest of:

(i)	the occurrence of an event of default,

(ii)
the DSCR being less than 1.10x for three consecutive months, tested quarterly (or less than 1.20x for three consecutive months, tested quarterly during any period when a County of Los Angeles, Department of Child Support Services lease is subject to a dark period), and

(iii)	County of Los Angeles, Department of Child Support Services

(a)	exercising an early termination option (unless the DSCR is equal to or exceeds 1.20x for three consecutive months, tested quarterly and such date is not within 12 months of the maturity date of the Commerce Office Park Mortgage Loan),

(b)	having 12 months remaining prior to the expiration of any lease (unless (x) such lease has been renewed or extended or (y) the DSCR is equal to or exceeds 1.20x for three consecutive months, tested quarterly (except when such date is within 12 months of the maturity date of the Commerce Office Park Mortgage Loan or the expiring lease is the lease encumbering building 5500),

(c)	being in default in payment relating to 30% or more of its space,

(d)	being the subject of or its lease guarantor files or is the subject of any bankruptcy or insolvency proceeding, or

(e)	experiencing or its lease guarantor experiencing a downgrade in long-term unsecured debt rating below “BBB” by S&P or the equivalent ratings organization (unless the DSCR is equal to or exceeds 1.20x for the trailing twelve months, tested quarterly).

A “Cash Sweep Period” will end upon as applicable:

(i)	cure or waiver of the event of default,

(ii)	the DSCR equaling or exceeding 1.10x for three consecutive months, tested quarterly (or equaling or exceeding 1.20x for three consecutive months, tested quarterly during any period when a County of Los Angeles, Department of Child Support Services lease is subject to a dark period), and

III-56

MSBAM 2015-C25	Commerce Office Park

(iii)	(a)	the earlier of (x) County of Los Angeles, Department of Child Support Services having its terminated space leased to a replacement tenant and

(y) the DSCR is equaling or exceeding 1.20x for three consecutive months, tested quarterly, provided such date is not within 12 months of the maturity date of the Commerce Office Park Mortgage Loan and the expiring lease is not the lease encumbering building 5500,

(b)
the earlier of (x) County of Los Angeles, Department of Child Support Services extending or renewing its lease or having its space leased to a replacement tenant and (y) the DSCR equaling or exceeding 1.20x for three consecutive months, tested quarterly, provided such date is not within 12 months of the maturity date of the Commerce Office Park Mortgage Loan and the expiring lease is not the lease encumbering building 5500,

(c)
the earlier of (x) the DSCR equaling or exceeding 1.20x for three consecutive months, tested quarterly provided County of Los Angeles, Department of Child Support Services is not in default in payment relating to 30% or more of its space, (y) the DSCR equaling or exceeding 1.20x for three consecutive months, tested quarterly and at least 70% of County of Los Angeles, Department of Child Support Services’ space is subject to County of Los Angeles, Department of Child Support Services leases and (z) none of the tenants under such leases being in default in payment of any amounts due,

(d)
(A) with respect to any bankruptcy case involving County of Los Angeles, Department of Child Support Services or its assets, the earliest to occur of (x) at least 70% of the space leased by County of Los Angeles, Department of Child Support Services being assumed without alteration and (y) the DSCR equaling or exceeding 1.20x for three consecutive months, tested quarterly, and 70% of the County of Los Angeles, Department of Child Support Services space being subject to County of Los Angeles, Department of Child Support Services leases that have been assumed or leased by a replacement tenant or (B) with respect to any bankruptcy case involving County of Los Angeles, Department of Child Support Services or its lease guarantor, at such time as their assets being no longer subject to bankruptcy and its lease remains unaltered, or

(e)
the earlier of (x) such credit rating being not less than “BBB” by S&P or the equivalent ratings organization and (y) the DSCR equaling or exceeding 1.20x for three consecutive months, tested quarterly.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Commerce Office Park Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism. provided that the Commerce Office Park Mortgage Loan documents provide for an annual terrorism premium cap of two times of the cost of the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Commerce Office Park Property on a stand-alone basis.

III-57

MSBAM 2015-C25	Asian Garden Mall

Mortgage Loan No. 8 – Asian Garden Mall

III-58

MSBAM 2015-C25	Asian Garden Mall

Mortgage Loan No. 8 – Asian Garden Mall

LEVEL 1
LEVEL 2
UP ESCALATOR
ELEVATOR
NGOC BOCH JEWELRY
VAU KHO BO
PHUOC LOC THO HERBS
BORA KOREAN FASHION
KERLAN COLLECTION
VINATRAN
JEAN'S JEWELRY
DAIWA
KIM VAN SKINCARE & MAKEUP
CHAMPAGNE BAKERY
THUONG Q &
JENNY T DUONG
ITV HOME SHOPPING
EYE SMART OPTOMETRY
VACANT
VACANT
UP ESCALATOR
RESTROOMS
VACANT
VACANT
VACANT
MGMT
OFFICE
RESTROOMS
JEWELRY BOOTHS
JEWELRY BOOTHS
JEWELRY BOOTHS
JEWELRY BOOTHS
JEWELRY BOOTHS
JEWELRY BOOTHS
MUSEUM
Apparel
Home Decor
Jewelry
Food
Health & Beauty
Optical & Eyewear
Specialty Shops
Music & Video
Vacant

III-59

MSBAM 2015-C25	Asian Garden Mall

Mortgage Loan No. 8 – Asian Garden Mall

ANAHEIM
Downtown Los Angeles 25 miles
Ball Rd.
METROLINK OC LINE
Orange Fwy
57
Santa Ana Fwy
DISNEYLAND
Anaheim Gardenwalk
Katella Ave.
5
Honda Center
Anaheim Angel Stadium
Anaheim Convention Center
Orangewood Ave.
Orange
Garden Grove Promenade
Brookhurst St.
Euclid St.
West St.
Chapman Ave.
UC Irvine Medical Center
The Outlets at Orange
Garden Grove
Harbor Blvd.
Hasler St.
22
Garden Grove Blvd.
Garden Grove Fwy
River View Golf Course
Chica St.
Bolsa
San Diego Fwy
Westminster Center
Westminster Blvd.
Westminster Ave.
Santa Ana College
Santa Ana River
Westminster
405
Asian Garden Mall
9200 Bolsa Avenue
Westminster, CA 92683
Willowick Golf Course
Civic Center Dr.
Santa Ana Civic Center
Westminster Mall
Bolsa Ave.
1st St.
Ronald Reagan Federal Bldg.
LITTLE SAIGON
SANTA ANA
Seal Beach Naval Weapons Station
39
Newland St.
Magnolia St.
Euclid St.
Harbor Blvd.
Fairview St.
Bristol St.
Golden West College
Bella Terra Mall
Edinger Ave.
ORANGE COUNTY
Mile Square Regional Park
Mile Square Golf Course
Centennial Regional Park
Meadowlark Golf Course
Warner Ave.
HUNTINGTON BEACH
Fountain Valley
Fountain Valley Regional Hospital
Coastal Communities Hospital
Segerstrom Ave.
Huntington Beach Hospital
Huntington Central Park
Orange Coast Memorial Medical Ctr.
Talbert Ave.
MacArthur Blvd.
Goldenwest St.
Five Points Plaza Shopping Center
Beach Blvd.
Ellis Ave.
Fountain Valley Promenade Shopping Center
Sunflower Ave.
South Coast Plaza
Segerstrom Ctr. for the Arts
Metro Pointe at South Coast
Bolsa Chica Ecological Reserve
Harriett Wieder Reg. Park
Garfield Ave.
1
Sunset Beach
Seacliff Village Shopping Center
Huntington Beach Civic Center
Yorktown Ave.
Ward St.
Mesa Verde Country Club
Baker St.
55
John Wayne Orange County Airport
Seacliff Country Club
Newland House Museum
Adams Ave.
Orange Coast College
Fairview Rd.
Orange County Fairgrounds
Pacific Coast Hwy.
Orange Ave.
Fairview Park
Costa Mesa Golf and Country Club
Costa Mesa Fwy
Santa Ana Country Club
73
International Surfing Museum
Newland St.
Magnolia St.
Atlanta Ave.
Brookhurst St.
Santa Ana Ave.
Costa Mesa
Victoria St.
Pacific Ocean
Huntington Beach Pier
Santiago Dr.
Upper Newport Bay
Placentia Ave.
19th St.
Irvine Ave.
Huntington State Beach
Talbert Regional Park
Newport Beach
SAN GABRIEL MTS.
LOS ANGELES
Santa Monica
Burbank
Glendale
Pasadena
Rancho Cucamonga
Pomona
Ontario
Fullerton
Corona
Torrance
ANAHEIM
LONG BEACH
Orange
SANTA ANA
Huntington Beach
Irvine
Pacific Ocean

III-60

MSBAM 2015-C25	Asian Garden Mall

Mortgage Loan No. 8 – Asian Garden Mall

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$42,000,000			Location:	Westminster, CA 92683
Cut-off Date Balance:	$41,896,211			General Property Type:	Retail
% of Initial Pool Balance:	3.6%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Frank Jao			Year Built/Renovated:	1986/N/A
Mortgage Rate:	4.5835%			Size:	99,140 SF
Note Date:	7/21/2015			Cut-off Date Balance per Unit:	$423
First Payment Date:	9/1/2015			Maturity Date Balance per Unit:	$344
Maturity Date:	8/1/2025			Property Manager:	Bridgecreek Realty Investment Corp.
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$4,476,839
Seasoning:	2 months			UW NOI Debt Yield:	10.7%
Prepayment Provisions:	LO (26); DEF (89); O (5)			UW NOI Debt Yield at Maturity:	13.1%
Lockbox/Cash Mgmt Status:	Soft/Springing			UW NCF DSCR:	1.62x
Additional Debt Type:	N/A			Most Recent NOI:	$5,206,088 (4/30/2015 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$4,635,713 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$4,606,514 (12/31/2013)
Reserves(1)				Most Recent Occupancy:	98.5% (6/23/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	94.0% (12/31/2014)
RE Tax:	$161,337	$26,889	N/A	3rd Most Recent Occupancy:	92.7% (12/31/2013)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$71,550,000 (6/10/2015)
Recurring Replacements:	$0	$1,652	N/A	Cut-off Date LTV Ratio:	58.6%
TI/LC:	$50,000	Springing	N/A	Maturity Date LTV Ratio:	47.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$42,000,000	97.9%	Loan Payoff:	$41,945,763	97.8%
Borrower Equity:	$898,184	2.1%	Reserves:	$211,337	0.5%
			Closing Costs:	$741,084	1.7%
Total Sources:	$42,898,184	100.0%	Total Uses:	$42,898,184	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The eighth largest mortgage loan (the “Asian Garden Mall Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $42,000,000, secured by a first priority fee mortgage encumbering a specialty shopping center known as Asian Garden Mall, in Westminster, CA (the “Asian Garden Mall Property”). Proceeds from the Asian Garden Mall Mortgage Loan along with $898,184 of fresh equity were used to pay off the previous loan which was securitized in the BACM 2005-2 securitization and fund reserves and closing costs.

The Borrower and the Sponsor. The borrower is Asian Garden LLC (the “Asian Garden Mall Borrower”), a single-purpose Delaware limited liability company with at least one independent director. Equity ownership in the Asian Garden Mall Borrower is held indirectly by The Jao Trust (50%) and Ho Yan (Roger) Chen (49%), founder and current CEO of 99 Ranch Market, the largest Asian supermarket chain in the United States.

The Asian Garden Mall Mortgage Loan sponsor and non-recourse guarantor is Frank Jao. Frank Jao is the principal developer of Westminster, California’s Little Saigon community, comprising over 5,000 Asian businesses. Mr. Jao has been involved in the real estate industry since 1975 and is the current CEO and owner of Bridgecreek Group, Inc., a full service real estate firm founded in 1978 and specializing in domestic and international development and property management and leasing. Bridgecreek Group, Inc. has developed over $400 million (2 million SF) of retail, condo and apartment space in Orange County, California, and owns and manages more than 1.5 million SF in Little Saigon, including the Asian Garden Mall, Liberty Square, Asian Village, Huntington Plaza and Dover II Center.

The Property.  The Asian Garden Mall Property was built in 1986 by the Asian Garden Mall Mortgage Loan sponsor. It is the largest majority Vietnamese-owned and operated shopping center in the United States. Being at the geographic center of Little Saigon, Westminster, CA, the Asian Garden Mall Property is a gathering place for the Vietnamese community. The Asian Garden Mall Property hosts the Cho Hoa Flower Festival, an annual Lunar New Year’s exhibition, the Little Saigon Night Market on weekend evenings from June to September, and a variety of other cultural events and exhibitions throughout the year.

The Asian Garden Mall Property consists of 99,140 SF of specialty retail space in a two-story building, which as of June 23, 2015 was 98.5% occupied by a mix of 213 various retailer, wholesaler and restaurant spaces. The Asian Garden Mall Property offers several different types of space including suite (in-line) spaces on the first and second levels, jewelry booths on the second level, a food court, cart and kiosk space, and ATMs. The jewelry booths are small spaces varying in size from 190 to 300 SF, but in aggregate comprise the largest jewelry market in Southern California. The food court is located on the lower level at the main entrance and food court spaces range in size from 665 to 1,330 SF. The Asian Garden Mall Property also includes 500 surface parking spaces.

III-61

MSBAM 2015-C25	Asian Garden Mall

The largest tenant at the Asian Garden Mall Property is the Vietnamese Traditional Music Museum, representing 3.6% of total SF and 0.4% of base rent. No other tenant occupies more than 2.8% of total SF or represents more than 2.4% of base rent. Historical occupancy at the Asian Garden Mall Property was 94.0% as of December 2014, 92.7% as of December 2013, 94.4% as of December 2012 and 94.3% as of December 2011.

The following table presents certain information relating to the leases at the Asian Garden Mall Property:

Tenant Summary(1)
Tenant Space Type	Number of Tenants	Tenant Space Type SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(2)
Suite	69	55,391	56%	$3,010,749	48%	$54.35
Booth	121	29,081	29%	$2,312,259	37%	$79.51
Food Court	7	5,320	5%	$606,641	10%	$114.03
Museum	1	3,600	4%	$24,000	0%	$6.67
ATM	2	0	0%	$44,400	1%	N/A
Cart	8	0	0%	$150,000	2%	N/A
Display	1	0	0%	$3,000	0%	N/A
Kiosk	4	0	0%	$114,000	2%	N/A
Vacant	0	5,344	5%	$0	0%	$0.00
Total/Wtd. Avg.(3)	213	98,736	100%	$6,265,049	100%	$67.08

(1)	Information is based on the underwritten rent roll.

(2)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(3)	Total Number of Tenants and Tenant Space Type SF exclude a 100 SF Management Office and 304 SF of storage space.

The following table presents certain information relating to the lease rollover schedule at the Asian Garden Mall Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling(3)	UW Rent PSF Rolling(4)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	22	5,301	$112.33	5%	5%	$595,446	10%	10%
2015	38	10,692	$77.53	11%	16%	$828,987	13%	23%
2016	54	19,092	$56.76	19%	36%	$1,083,588	17%	40%
2017	35	13,464	$78.00	14%	49%	$1,050,129	17%	57%
2018	30	21,942	$55.23	22%	71%	$1,211,936	19%	76%
2019	21	10,816	$68.67	11%	82%	$742,776	12%	88%
2020	7	7,029	$52.12	7%	89%	$366,351	6%	94%
2021	1	2,100	$72.00	2%	92%	$151,200	2%	96%
2022	0	0	$0.00	0%	92%	$0	0%	96%
2023	0	0	$0.00	0%	92%	$0	0%	96%
2024	0	0	$0.00	0%	92%	$0	0%	96%
2025	0	0	$0.00	0%	92%	$0	0%	96%
2026 & Beyond	5	2,956	$79.38	3%	95%	$234,636	4%	100%
Vacant	0	5,344	$0.00	5%	100%	$0	0%
Total/Wtd. Avg.	213	98,736	$67.08	100%		$6,265,049	100%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Total SF Rolling excludes a 100 SF Management Office and 304 SF of storage space.

(4)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market.  The Asian Garden Mall Property is located along Bolsa Avenue in the City of Westminster, approximately 28 miles southeast of downtown Los Angeles. The (405) San Diego Freeway and the (22) Garden Grove Freeway provide regional access to the Asian Garden Mall Property, and the main traffic arteries such as Beach Boulevard and Westminster Boulevard provide local access, all within approximately two miles of the Asian Garden Mall Property. Bolsa Avenue is a major east/west corridor for the area and is the designated Little Saigon section of Westminster. The Little Saigon area is a well-known shopping destination, dense with local retailers specializing in Chinese and Vietnamese goods and having the largest concentration of Vietnamese shopping in the world outside of Vietnam. The Asian Garden Mall Property is generally regarded as the anchor for Bolsa Avenue retail. Surrounding uses are commercial service and retail with supporting residential. The area is nearly 100% built with very limited land available for new construction.

The Asian Garden Mall Property is within the West retail submarket of Orange County which as of the first quarter 2015 contained 10,167,000 SF of inventory, had a vacancy rate of 3.9%, and asking rents of $25.93 PSF. As of the first quarter 2015, the broader Orange County retail market contained 40,422,000 SF of inventory and had a vacancy rate of 4.9%. In 2014, retail sales in the Southern California core-based statistical area reached $1.53 billion with average retail sales per household of $56,226.

Estimated 2014 population within a one-, three- and five-mile radius was 36,888, 278,247 and 704,604, respectively. Estimated 2014 average household income within a one-, three- and five-mile radius was $79,472; $77,459 and $85,044, respectively.

III-62

MSBAM 2015-C25	Asian Garden Mall

The following table presents competitive shopping centers to the Asian Garden Mall Property:

Competitive Property Summary
Property Name/Location	Type	Year Built	Occ.	Total GLA (SF)	Rent PSF	Distance to Subject
Asian Village(1) 9191 Bolsa Avenue, Westminster	Convenience/Strip	1991	100%	44,064	$20.40-$45.00	Across Street
Liberty Square(1) 9928 Bolsa Avenue, Westminster	Convenience/Strip	1989	92%	48,801	$30.00-$48.00	0.2 miles
Dover II(1) 9211 Bolsa Ave, Westminster	Convenience/Strip	1994	94%	58,988	$12.00-$48.00	0.3 miles
Little Saigon Plaza 9812 Bolsa Avenue, Westminster	Convenience/Strip	2002	NAV	36,057	$18.00-$52.00	0.3 miles
Bolsa West Center 10451 Bolsa Avenue, Westminster	Convenience/Strip	2004	NAV	42,418	$24.00-$55.00	0.2 miles

Source: Appraisal

(1)	Asian Village, Liberty Square and Dover II are owned by the Asian Garden Mall Mortgage Loan sponsor.

Operating History and Underwritten Cash Flow.  The following table presents certain information relating to the underwritten cash flow at the Asian Garden Mall Property:

Cash Flow Analysis
	2011	2012	2013	2014	4/30/2015 Ann.	UW	UW PSF
Base Rent	$6,184,733	$6,147,590	$6,132,545	$6,268,429	$6,516,996	$6,649,300	$67.07
Total Recoveries	$874,220	$911,182	$891,054	$939,316	$867,594	$902,129	$9.10
Other Income	$330,647	$343,226	$445,876	$393,041	$713,358	$393,041	$3.96
Less Vacancy & Credit Loss	$0	$0	$0	$0	$0	($463,090)	(7.0%)
Effective Gross Income	$7,389,600	$7,401,998	$7,469,475	$7,600,786	$8,097,948	$7,481,380	$75.46
Total Operating Expenses	$2,827,375	$2,861,299	$2,862,961	$2,965,073	$2,891,860	$3,004,541	30.31
Net Operating Income	$4,562,225	$4,540,699	$4,606,514	$4,635,713	$5,206,088	$4,476,839	$45.16
Capital Expenditures	$0	$0	$0	$0	$0	$19,828	$0.20
TI/LC	$129,352	$128,879	$139,087	$133,879	$131,628	$288,200	$2.91
Net Cash Flow	$4,432,873	$4,411,820	$4,467,427	$4,501,834	$5,074,460	$4,168,811	$42.05

Occupancy %	94.3%	94.4%	92.7%	94.0%	98.5%(1)	93.9%
NOI DSCR	1.77x	1.76x	1.79x	1.80x	2.02x	1.74x
NCF DSCR	1.72x	1.71x	1.73x	1.75x	1.97x	1.62x
NOI Debt Yield	10.9%	10.8%	11.0%	11.1%	12.4%	10.7%
NCF Debt Yield	10.6%	10.5%	10.7%	10.7%	12.1%	10.0%

(1)	Occupancy as of June 23, 2015.

Escrows and Reserves.  The Asian Garden Mall Borrower deposited $161,337 in escrow for annual real estate taxes and is required to escrow monthly 1/12 of the annual estimated tax payments. The Asian Garden Mall Borrower is required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the Asian Garden Mall Borrower maintains insurance under an acceptable blanket insurance policy) and to escrow monthly $1,652 for replacement reserves. The Asian Garden Mall Borrower deposited in escrow $50,000 for TI/LC reserves and is required to deposit monthly $10,000 when such reserve balance is below $50,000. Additionally, the Asian Garden Mall Borrower is required to deposit $28,500 monthly for leasing reserves when the DSCR is 1.40x or lower for the trailing six months until the DSCR is 1.45x for the trailing six months.

Lockbox and Cash Management. A soft lockbox is in place with respect to the Asian Garden Mall Mortgage Loan. During the continuance of an event of default, all rents are required to be deposited directly into the lockbox. The Asian Garden Mall Mortgage Loan has springing cash management upon the commencement of a Cash Sweep Period (as defined below). Also during the continuance of a Cash Sweep Period, the Asian Garden Mall Borrower will be required to deposit all excess cash with respect to the Asian Garden Mall Mortgage Loan to an account to be held by the lender as additional security for the Asian Garden Mall Mortgage Loan.

A “Cash Sweep Period” will commence upon the DSCR being less than 1.20x for two consecutive calendar quarters and will end upon the DSCR being equal to or greater than 1.20x for two consecutive quarters.

Additional Secured Indebtedness (not including trade debts). Not Permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property.  The Asian Garden Mall Borrower is permitted to release a portion of the parking lot in order to develop a parking structure provided that no event of default has occurred and is continuing, such release must not result in a loss of required parking available for the remaining property, such release must not materially adversely affect the remaining property or give rise to any tenant right to terminate its lease or abate rent, and such release must not affect the REMIC eligibility of the Asian Garden Mall Mortgage Loan.

Terrorism Insurance. The Asian Garden Mall Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism.

III-63

MSBAM 2015-C25	Bucks County Technology Park

Mortgage Loan No. 9 – Bucks County Technology Park

III-64

MSBAM 2015-C25	Bucks County Technology Park

Mortgage Loan No. 9 – Bucks County Technology Park

Bucks County Technology Park
4800 East Street Road
Trevose, PA 19053
Newtown
Tyler State Park
Middle Holland Rd.
Holland Rd.
Buck Rd.
Bridgetown Pike
Saint Mary Medical Center
Lake Luxembourg
Core Creek County Park
Woodbourne
WOODBOURNE
Woodbourne Rd.
Langhorne-Yardley Rd.
Swamp Rd.
Middletown Country Club
Langhorne
Oxford Valley Mall
W. Maple Ave.
Lincoln Hwy.
Cairn University
Langhorne Shopping Center
Trenton Rd.
LANGHORNE
Levittown
Bellevue Ave.
BUCKS COUNTY
Old Lincoln Hwy.
WEST TRENTON LINE
SEPTA
NESHAMINY FALLS
Gravel Hill Rd.
Bustleton Pike
Bristol Rd.
E. Street Rd.
Feasterville
Brownsville Rd.
Pennsylvania Tpke.
County Line Rd.
Huntingdon Valley
Byberry Rd.
Trevose
TREVOSE
Neshaminy Mall
Hulmeville
Bensalem Blvd.
Bristol Rd.
MONTGOMERY COUNTY
Bryn Athyn
Philmont Country Club
SOMERTON
FOREST HILLS
PHILMONT
Somerton
Southampton Rd.
Richlieu Rd.
Pennsylvania Turnpike
Gibson Rd.
Parx Casino and Racing
Galloway Rd.
Ford Rd.
Benjamin Rush Park
Bensalem
Byberry Rd.
Street Rd.
Hulmeville Rd.
Bensalem Blvd.
Welsh Rd.
Verree Rd.
PHILADELPHIA
Woodhaven Rd.
Bensalem Country Club
Franklin Mills
Eddington
EDDINGTON
SEPTA
CROYDON
TRENTON LINE
State Rd.
Croydon
Bustleton
Roosevelt Blvd.
Northeast Philadelphia Airport
Academy Rd.
Pennypack Park
Bustleton Ave.
Northeast Shopping Ctr.
PHILADELPHIA COUNTY
Grant Ave.
Ashton Rd.
Knights Rd.
Woodhaven Shopping Center
Neshaminy State Park
Delaware River
Burlington
CORNWELLS HEIGHTS
Rhawn St.
Nazareth Hospital
Academy Rd.
John F. Byrne Golf Course
Frankford Ave.
State Rd.
Holme Ave.
Linden Ave.
TORRESDALE
PENNSYLVANIA
NEW JERSEY
Beverly
RIVER LINE LIGHT RAIL
Beverly/Edgewater Park
NJ TRANSIT
Burlington Ave.
Burlington Pike
Edgewater Park Township
Delanco
Delanco
Coopertown Rd.
BURLINGTON COUNTY
Roosevelt Mall
Philadelphia Intl. Airport 21 miles
Torresdale
Flemington
Quakertown
Perkasie
Lambertville
Hopewell
Franklin Township
Princeton
PENNSYLVANIA
Harleysville
Doylestown
Pottstown
Montgomeryville
Lansdale
North Wales
Horsham
Newtown
Ewing Twp.
Hamilton
TRENTON
Phoenixville
Norristown
King of Prussia
Trevose
Levittown
Abington
Bensalem
Conshohocken
Burlington
Malvern
Wayne
Radnor
Ardmore
PHILADELPHIA
Willingboro
Mount Holly
Fort Dix
Broomall
Media
Pennsauken
Moorestown
NEW JERSEY
Springfield
CAMDEN
Mount Laurel
Chester Heights
Chester
Cherry Hill
Medford Township
Bellmawr
Woodbury
Lindenwold
Claymont
DE
Gloucester Township
WILMINGTON
Swedesboro
WHARTON STATE FOREST

III-65

MSBAM 2015-C25	Bucks County Technology Park

Mortgage Loan No. 9 – Bucks County Technology Park

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	CIBC			Single Asset/Portfolio:	Single Asset
Original Balance:	$30,250,000			Location:	Trevose, PA 19053
Cut-off Date Balance:	$30,250,000			General Property Type:	Office
% of Initial Pool Balance:	2.6%			Detailed Property Type:	Suburban
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Matthew N. Cohn; Debra L.W. Cohn; Kimberli C. Bailey			Year Built/Renovated:	1960-1965, 1975, 1979/2014
Mortgage Rate:	4.960%			Size:	364,000 SF
Note Date:	8/26/2015			Cut-off Date Balance per Unit:	$83
First Payment Date:	10/1/2015			Maturity Date Balance per Unit:	$70
Maturity Date:	9/1/2025			Property Manager:	Self-Managed
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	12 months			UW NOI:	$3,094,445
Seasoning:	1 month			UW NOI Debt Yield:	10.2%
Prepayment Provisions:	LO (25); DEF (92); O (3)			UW NOI Debt Yield at Maturity:	12.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	1.47x (P&I)
Additional Debt Type:	No			Most Recent NOI:	$4,149,080 (6/30/2015 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$3,999,440 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$3,902,356 (12/31/2013)
Reserves(1)				Most Recent Occupancy:	91.1% (6/1/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	91.1% (12/31/2014)
RE Tax:	$118,090	$56,295	N/A	3rd Most Recent Occupancy:	87.8% (12/31/2013)
Insurance:	$149,302	$13,573	N/A	Appraised Value (as of):	$40,900,000 (4/7/2015)
Recurring Replacements:	$845,000	$6,067	N/A	Cut-off Date LTV Ratio:	74.0%
TI/LC:	$500,000	$14,583	$750,000	Maturity Date LTV Ratio:	62.5%
Other:	$250,000	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$30,250,000	100.0%	Loan Payoff(2):	$26,642,334	88.1%
			Reserves:	$1,862,392	6.2%
			Closing Costs:	$1,035,424	3.4%
			Return of Equity:	$709,850	2.3%
Total Sources:	$30,250,000	100.0%	Total Uses:	$30,250,000	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(2)	Loan Payoff includes the repayment of loans made by members and affiliates of the Bucks County Technology Park Borrower totaling approximately $4,734,962.

The Mortgage Loan.  The ninth largest mortgage loan (the “Bucks County Technology Park Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $30,250,000 secured by a first priority fee mortgage encumbering a 364,000 SF, Class “B”, suburban office property in Trevose, Bucks County, Pennsylvania (the “Bucks County Technology Park Property”). The proceeds of the Bucks County Technology Park Mortgage Loan were used to refinance prior mortgage loans totaling approximately $21,907,373, repay loans made by members and affiliates of the Bucks County Technology Park Borrower (defined below) totaling approximately $4,734,962, fund upfront reserves, pay closing costs and return equity to the Bucks County Technology Park Borrower.

The Borrower and the Sponsor. The borrower is 4800 Street Road LLC (the “Bucks County Technology Park Borrower”), a single-purpose Pennsylvania limited liability company. Matthew N. Cohn, Debra L.W. Cohn and Kimberli C. Bailey, the sponsors and nonrecourse carve-out guarantors, each own 25% of the Bucks County Technology Park Borrower. Each sponsor is also a board member of Advertising Specialty Institute, Inc. (“ASI”), which specializes in providing marketing solutions to the advertising specialty (promotional products) industry. In addition, Matthew Cohn is the vice chairman of ASI and also serves as a board member and chair of the audit committee of The Bancorp Bank.

The Property. The Bucks County Technology Park Property is a 364,000 SF suburban office property on an approximately 32.1 acre site in Trevose, Pennsylvania, situated just off of the intersection of Pennsylvania Turnpike and US Route 1. The Bucks County Technology Park Property is located approximately 16-miles southwest of Trenton, New Jersey, and approximately 21-miles northeast of Philadelphia, Pennsylvania, two major population and employment centers within the Philadelphia-Camden-Wilmington, PA-NJ-DE-MD metropolitan statistical area. The Bucks County Technology Park Property consists of two office buildings (the “Main” and “Tower” buildings) connected by enclosed corridors, plus a storage warehouse that is attached to the Main building. The Main building is a 190,626 SF, single-story plus basement building which was originally built in 1960 and expanded upon in 1965. The 37,965 SF, single-story storage warehouse was constructed in 1975. The 135,409 SF, three-story plus basement Tower building was constructed in 1979. There are approximately 1,228 surface parking spaces at the Bucks County Technology Park Property. Overall, the Bucks County Technology Park Property consists of 221,492 SF of office space, 87,878 of lower office space, 37,965 SF of warehouse space and 16,665 SF of storage space. Facilities and tenant amenities at the Bucks County Technology Park Property include backup generators, redundant electrical systems, dedicated server space, 24 hour security, cafeteria, fitness center, on-site dry-cleaning pickup and daycare.

III-66

MSBAM 2015-C25	Bucks County Technology Park

The Bucks County Technology Park Property was 91.1% occupied as of June 1, 2015. The largest tenant, ASI, occupying a total of 52.8% of NRA, is an affiliate of the Bucks County Technology Park Borrower. Express Mail Pharmacy Service Inc. (“Express Scripts”), occupying 53,500 SF (14.7% of NRA), and The CEI Group, Inc. (“CEI Group”), occupying 35,700 SF (9.8% of NRA), have expanded their respective spaces during their tenancies. Express Scripts expanded by 15,000 SF in 2012, and CEI Group expanded by 8,700 SF in 2007. Four tenants (ASI, CEI Group, AllianceOne and LoanLogics, comprising 71.5% of NRA) use the Bucks County Technology Park Property as their corporate headquarters. The weighted average occupancy period of all tenants at the Bucks County Technology Park Property is 12.7 years. Since 2006, year end occupancy at the Bucks County Technology Park has remained above 87.4%.

The sponsors acquired the Bucks County Technology Park Property as vacant in 2000 for a total cost of approximately $18.5 million. Since acquisition, the sponsors have invested a total of approximately $8.6 million on capital items and $4.3 million on tenant improvements. Most recently, the sponsors spent approximately $2.6 million from 2010-2014 to upgrade electrical, power, HVAC and security features at the Bucks County Technology Park Property.

Major Tenants.

ASI (192,212 SF, 53% of NRA, 57% of underwritten base rent). ASI leases a total of 192,212 SF at the Bucks County Technology Park Property. ASI is an affiliate of the Bucks County Technology Park Borrower. ASI is a nationwide marketing, media and education organization serving the advertising specialty industry and utilizes the Bucks County Technology Park Property as its national headquarters. ASI reported revenue and net income of $93.1 million and $12.4 million respectively in 2014 compared to revenue and net income of $90.6 million and $11.8 million respectively in 2013. According to a valuation report commissioned by ASI, ASI was valued at approximately $153 million as of December, 31, 2013. ASI has been a tenant at the Bucks County Technology Property since it was acquired by the sponsors in 2000. ASI’s leases expire in 2030 (188,394 SF on September 28, 2030 and 3,818 SF on May 31, 2030). ASI invested approximately $1 million into their space from 2010-2014. At loan origination, ASI provided a letter of credit to the Bucks County Technology Park Borrower in the amount of $3,500,000 (the “ASI Letter of Credit”) which was pledged and delivered to the lender to cover certain re-tenanting costs. See “—Escrows and Reserves” below for further discussion of the ASI Letter of Credit.

Express Scripts (53,500 SF, 15% of NRA, 17% of underwritten base rent). Express Scripts leases a total of 53,500 SF at the Bucks County Technology Park Property and has been a tenant (originally leasing 38,500 SF) since 2006. Express Scripts has the right to terminate its lease on 38,500 SF by providing 270 days’ notice and paying unamortized TI/LC’s and one month of rent for each year of the remainder of the lease term. Express Scripts has the right to terminate its lease on 15,000 SF by providing 180 days’ notice. The stated lease expiration date for both of Express Scripts’ spaces is June 30, 2017 and there are two 5-year extension options remaining on each Express Scripts lease. Express Scripts’ parent company is a publicly traded, full service pharmacy benefit management company (NASDAQ: ESRX) headquartered in St. Louis, Missouri with a market capitalization of approximately $57 billion. Express Scripts uses its space at the Bucks County Technology Park Property as its primary processing, fulfillment and customer service center.

CEI Group (35,700 SF, 10% of NRA, 11% of underwritten base rent). CEI Group leases 35,700 SF of space at the Bucks County Technology Park Property. CEI Group originally leased 27,000 SF in 2001 before expanding by an additional 8,700 SF in 2007. The lease for both spaces expires on September 30, 2017 and there are two 2-year extension options remaining. CEI Group provides automotive accident management, driver safety and risk management services for self-insured sales, service, truck and government fleets. CEI Group was founded in 1983 and uses its space at the Bucks County Technology Park Property as its corporate headquarters.

AllianceOne (21,000 SF, 6% of NRA, 7% of underwritten base rent). AllianceOne leases 21,000 SF of space at the Bucks County Technology Park Property. AllianceOne has been a tenant at the Bucks County Technology Park Property since 2003 and recently signed a lease extension on August 21, 2015 to extend its lease term through August 31, 2018 at an initial renewal rate of $14.25 PSF on a triple net basis. There is one 3-year extension option remaining. AllianceOne provides collection services and contact center solutions. AllianceOne was formed in 1999 and uses its space at the Bucks County Technology Park Property as its corporate headquarters.

The following table presents a summary regarding major tenants at the Bucks County Technology Park Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenants
ASI	NR/NR/NR	192,212	53%	$2,244,593	57%	$11.68	9/28/2030; 5/31/2030(4)
Express Scripts	BBB/Baa3/BBB+	53,500	15%	$689,000	17%	$12.88	6/27/2016; 3/29/2016(5)
CEI Group	NR/NR/NR	35,700	10%	$449,775	11%	$12.60	9/30/2017
AllianceOne	NR/NR/NR	21,000	6%	$294,000	7%	$14.00	8/31/2018
Subtotal/Wtd. Avg.		302,412	83%	$3,677,368	93%	$12.16

Other Tenants		28,758	8%	$282,461	7%	$9.82
Vacant Space		32,830	9%	$0	0%	$0.00
Total/Wtd. Avg.		364,000	100%	$3,959,829	100%	$11.96

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	188,394 SF expires September 28, 2030; 3,818 SF expires May 31, 2030.

(5)	Express Scripts has the right to terminate its lease on 38,500 SF by providing 270 days’ notice and paying unamortized TI/LC’s and one month of rent for each year of the remainder of the lease term. Express Scripts has the right to terminate its lease on 15,000 SF by providing 180 days’ notice. The stated lease expiration date for both of Express Scripts’ spaces is June 30, 2017.

III-67

MSBAM 2015-C25	Bucks County Technology Park

The following table presents certain information relating to the lease rollover schedule at the Bucks County Technology Park Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling
2015	0	0	$0.00	0%	0%	$0	0%	0%
2016	2	14,680	$9.92	4%	4%	$145,581	4%	4%
2017	3	91,800	$12.65	25%	29%	$1,160,875	29%	33%
2018	1	21,000	$14.00	6%	35%	$294,000	7%	40%
2019	0	0	$0.00	0%	35%	$0	0%	40%
2020	1	11,478	$10.00	3%	38%	$114,780	3%	43%
2021	0	0	$0.00	0%	38%	$0	0%	43%
2022	0	0	$0.00	0%	38%	$0	0%	43%
2023	0	0	$0.00	0%	38%	$0	0%	43%
2024	0	0	$0.00	0%	38%	$0	0%	43%
2025	0	0	$0.00	0%	38%	$0	0%	43%
2026 & Beyond	1	192,212	$11.68	53%	91%	$2,244,593	57%	100%
Vacant	0	32,830	$0.00	9%	100%	$0	0%	100%
Total/Wtd. Avg.	8	364,000	$11.96	100%		$3,959,829	100%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market.  The Bucks County Technology Park Property is located in Trevose, Bucks County, Pennsylvania within the Lower Bucks submarket. According the Bureau of Labor Statistics, as of June 2015, Bucks County had an unemployment rate of 4.7% compared to 5.6% for the Philadelphia-Camden-Wilmington, PA-NJ-DE-MD metropolitan statistical area. Primary access to the Bucks County Technology Park Property is provided by the Pennsylvania Turnpike (I-276), US Route 1 and Street Road (PA Route 132). The Pennsylvania Turnpike and US Route 1 intersect approximately ½ mile southeast of the Bucks County Technology Park Property, and such interchange is the only one serving the area of Bucks County where the Bucks County Technology Park Property is located. US Route 1 is a regional highway which extends from Trenton, New Jersey to the north, down through northeast Philadelphia to I-76, which ultimately provides access to Center City Philadelphia.

Within the neighborhood and immediate area of the Bucks County Technology Park Property are several moderate income residential neighborhoods as well as commercial outlets, office parks and corporate centers and other support services and businesses. The Neshaminy Mall, a 1,062,847 SF, super-regional mall anchored by Sears, Boscov’s and Macy’s, is located two miles to the east of the Bucks County Technology Park Property. Other major retail outlets in the immediate market area include the 350,000 SF Marketplace at Neshaminy anchored by Home Depot and Target and the Bensalem Shopping Center anchored by Kohl’s.

According to the appraisal, the 2015 estimated population within a 1-, 3- and 5-mile radius is 7,441, 92,057 and 256,869, respectively. The median household income within a 1-, 3- and 5-mile radius is $64,999, $63,050 and $64,281, respectively.

According to an industry report, as of the first quarter of 2015, (i) the Lower Bucks office submarket consisted of approximately 13.7 million SF with a vacancy rate of 16.9% and an average asking rental rate of $21.87 PSF on a full-service basis, (ii) the Lower Bucks Class “B/C” office submarket consisted of approximately 10.1 million SF with a vacancy rate of 14.2% and an average asking rental rate of $19.17 PSF on a full-service basis, and (iii) the Lower Bucks flex/industrial submarket consisted of approximately 55.3 million SF with a vacancy rate of 7.2% and an average asking rental rate of $4.72 PSF on a full-service basis.

The appraiser identified three office buildings planned in the Lower Bucks submarket totaling approximately 1 million SF, all of which are 0% pre-leased and unlikely to proceed without substantial pre-leasing. Furthermore, the appraiser noted the planned office buildings are expected to be Class “A” facilities that will not compete directly with the Bucks County Technology Park Property.

The appraiser reviewed comparable office leases in Bucks County and nearby Montgomery County, Pennsylvania and comparable warehouse leases in Bucks County and concluded to annual market rents of $14 PSF on a triple net basis for office space and $7 PSF on a triple net basis for warehouse space. The appraiser reviewed recent leases for storage space and lower office space at the Bucks County Technology Park Property and concluded to annual market rents of $10 PSF on a gross basis for storage space and $10 PSF on a triple net basis for lower office space.

III-68

MSBAM 2015-C25	Bucks County Technology Park

The following table presents recent leasing data at eleven competitive centers to the Bucks County Technology Park Property. Six of the properties represent office comparables and five represent warehouse comparables.

Comparable Leases Summary
Property Name/Location	Comp Type	Year Built	Expense Basis	Tenant Name	Lease Start Date	Lease Size (SF)	Lease Term (Mos.)	Base Rent (PSF Ann.)	NNN Base Rent (PSF Ann.)
105 Terry Drive 105 Terry Drive, Newtown, Bucks County, PA	Office	1987	Mod. Gross	Magellan Behavioral	Feb-14	15,290	38	$21.50	$15.50
2010 Cabot Boulevard West 2010 Cabot Blvd W. Langhorne, Bucks County, PA	Office	1984	NNN	Pet Partners of Langhorne	Jul-14	17,300	84	$12.75	$12.75
900 & 1210 Northbrook Drive 900 & 1210 Northbrook Drive Bensalem, Bucks County, PA	Office	2001	Mod. Gross	Airclick	Sep-13	13,119	60	$20.00	$13.00
1150 Northbrook Drive 1150 Northbrook Drive Feasterville Trevose, Bucks County, PA	Office	2007	Gross + TE	Gamesa	Dec-12	67,117	81	$23.00	$16.00
Valley Forge Corp Center 2500-2600 Monroe Blvd Norristown, Montgomery County, PA	Office	1988	NNN	PJM Interconnection, LLC	Jul-13	45,500	166	$17.33	$17.33
2200 Byberry Road 2200 Byberry Road Upper Moreland Township Montgomery County, PA	Office	1954	NNN	Conair Corporation	Mar-14	39,807	24	$13.25	$13.25
Bonair Industrial Center 5-17, 51-57, 66-72, 67-73 Warminster, Bucks County, PA	Warehouse	1987	NNN	Rosewood Furniture Pierce Phelps	Jan-15 Nov-14	10,300 15,000	45 84	$4.95 $5.50	$4.95 $5.50
37 Bonair Drive 37 Bonair Drive Warminster, Bucks County, PA	Warehouse	1988	NNN	Rosewood Furniture	Oct-14	18,000	48	$5.15	$5.15
701 Veterans Circle 701 Veterans Circle Warminster, Bucks County, PA	Warehouse	N/A	NNN	EIC Solutions, Inc.	Apr-12	10,925	66	$7.28	$7.28
Hilltown Industrial Park 4200 Bethlehem Pike Telford, Bucks County, PA	Warehouse	1969	NNN	Admiral Metals	Oct-13	10,500	60	$6.20	$6.20
65 Steamboat Drive 65 Steamboat Drive Warminster, Bucks County, PA	Warehouse	1967	NNN	Instant Web, Inc.	Oct-12	57,544	60	$6.29	$6.29

Source: Appraisal

III-69

MSBAM 2015-C25	Bucks County Technology Park

Operating History and Underwritten Cash Flow.  The following table presents certain information relating to the underwritten cash flow at the Bucks County Technology Park Property:

Cash Flow Analysis
	2011	2012	2013	2014	6/30/2015 TTM	UW	UW PSF
Rents in Place(1)	$4,188,678	$3,960,891	$4,491,257	$4,533,691	$4,595,443	$3,959,829	$10.88
Vacant Rent(2)	$0	$0	$0	$0	$0	$431,900	$1.19
In Place Recoveries	$3,128,320	$2,967,017	$3,116,600	$3,235,253	$3,309,686	$2,840,863	$7.80
Vacant Recoveries	$0	$0	$0	$0	$0	$255,678	$0.70
Other Income(3)	$182,959	$325,383	$167,779	$185,794	$188,732	$185,000	$0.51
Less Vacancy & Credit Loss(4)	$0	$0	$0	$0	$0	($748,827)	($2.06)
Effective Gross Income	$7,499,957	$7,253,291	$7,775,636	$7,954,738	$8,093,861	$6,924,442	$19.02
Total Operating Expenses	$3,871,194	$3,924,027	$3,873,280	$3,955,298	$3,944,781	$3,829,997	$10.52
Net Operating Income	$3,628,763	$3,329,264	$3,902,356	$3,999,440	$4,149,080	$3,094,446	$8.50
Capital Expenditures	$0	$0	$0	$0	$0	$72,800	$0.20
TI/LC	$0	$0	$0	$0	$0	$175,011	$0.48
Net Cash Flow	$3,628,763	$3,329,264	$3,902,356	$3,999,440	$4,149,080	$2,846,635	$7.82

Occupancy %	88.5%	87.4%	87.8%	91.1%	91.1%	91.0%
NOI DSCR	1.87x	1.72x	2.01x	2.06x	2.14x	1.60x
NCF DSCR	1.87x	1.72x	2.01x	2.06x	2.14x	1.47x
NOI Debt Yield	12.0%	11.0%	12.9%	13.2%	13.7%	10.2%
NCF Debt Yield	12.0%	11.0%	12.9%	13.2%	13.7%	9.4%

(1)	Underwritten Rents in Place based on the lower of in-place rents and the appraiser’s concluded market rents.

(2)	Vacant Rent is based on vacant office and storage spaces at the appraiser’s concluded market rents.

(3)	Other Income includes cafeteria subsidies paid by ASI, AllianceOne and CEI Group of $0.50 per SF to receive discount for employees, benefit for dropping off electric grid and using generators, weekend sales in parking lots, marketplace outside of cafeteria and ATM fees.

(4)	Underwritten Vacancy and Credit Loss is based on the appraiser’s conclusion of 10% versus 9% actual vacancy at the Bucks County Technology Park Property.

Escrows and Reserves.  The Bucks County Technology Park Borrower deposited $118,090 in escrow for annual real estate taxes at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments. The Bucks County Technology Park Borrower deposited $149,302 in escrow for annual insurance premiums at loan origination and is required to escrow monthly 1/12 of the annual estimated insurance. The Bucks County Technology Park Borrower deposited $845,000 into a reserve for replacement costs at loan origination and is required to make monthly deposits of $6,067 into such reserve. The Bucks County Technology Park Borrower deposited $500,000 into a reserve for TI/LC costs at loan origination and is required to make monthly deposits of $14,583 into such reserve, subject to a cap of $750,000.

The Bucks County Technology Park Borrower also deposited $250,000 into a reserve (the “Debt Service Reserve”) at loan origination. So long as no default exists, if, on any payment date, there is insufficient revenue for the prior calendar month to pay the monthly debt service payment amount, the lender is required to apply funds then on deposit in the Debt Service Reserve to the payment of the monthly debt service payment amount. On the payment date following any disbursement of the Debt Service Reserve, the Bucks County Technology Park Borrower is required to replenish the amount in the Debt Service Reserve with excess cash flow until the amount in the Debt Service Reserve equals $250,000. If, after six months following any disbursement from the Debt Service Reserve, the amount in the Debt Service Reserve is not equal to $250,000, a “Debt Service Reserve Cash Management Period” (defined below) is triggered.

Upon the commencement of an “ASI Lease Sweep Period” (defined below), all excess cash will be deposited into a reserve (the “ASI Lease Sweep Reserve”). In addition, at loan origination, ASI delivered the ASI Letter of Credit to the Bucks County Technology Park Borrower which was pledged and delivered to the lender to cover certain re-tenanting costs. In the event that ASI fails to pay the required monthly rent within ten days of the due date, files for bankruptcy or surrenders, cancels or terminates its lease, the lender has the right to draw on the ASI Letter of Credit and deposit the proceeds into the ASI Lease Sweep Reserve. So long as no event of default exists, funds held in the ASI Lease Sweep Reserve are required to be used to re-tenant the ASI space.

Lockbox and Cash Management.  A hard lockbox is in place with respect to the Bucks County Technology Park Mortgage Loan. The Bucks County Technology Park Mortgage Loan has springing cash management. Provided a Cash Management Period has not commenced, funds in the lockbox account are swept daily to an account designated by the Bucks County Technology Park Borrower. During the continuance of a Cash Management Period (defined below), provided no event of default exists, funds in the lockbox account are applied on each monthly payment date to pay debt service on the Bucks County Technology Park Mortgage Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to disburse to the Bucks County Technology Park Borrower the amount of monthly operating expenses (not otherwise paid or reserved for in the required reserves) referenced in an annual budget approved by lender together with other amounts incurred by the Bucks County Technology Park Borrower in connection with the operation and maintenance of the Bucks County Technology Park Property approved by lender, and to remit the remainder to an account to be held by the lender as additional security for the Bucks County Technology Park Mortgage Loan.

A “Cash Management Period” will commence:

(i)	upon the occurrence of an event of default and continue until lender’s acceptance of the cure of such event of default;

(ii)	upon the debt service coverage ratio being less than 1.15x and continue until the debt service coverage ratio has been 1.15x or greater for two consecutive calendar quarters;

(iii)	upon the debt yield being less than 8.25% and continue until the debt yield has been 8.25% or greater for two consecutive calendar quarters;

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MSBAM 2015-C25	Bucks County Technology Park

(iv)	upon the commencement of an ASI Lease Sweep Period and continue until the ASI Lease Sweep Period has ended; or

(v)	upon commencement of a Debt Service Reserve Cash Management Period and continue until the Debt Service Reserve Cash Management Period has ended.

An “ASI Lease Sweep Period” will commence:

(i)	upon ASI filing for bankruptcy and continue until the bankruptcy proceeding has ended and the ASI lease has been affirmed, assumed or assigned in a manner reasonably acceptable to the lender; or

(ii)
upon ASI either failing to pay any required rental payments within 10 days of the date required under its lease, going dark or surrendering, canceling or terminating its lease or the lender’s receipt of notice of ASI’s intent to do so and continue until at least 90% of the ASI space is leased pursuant to one or more ASI Qualified Replacement Leases (defined below), and, in the lender’s judgment, sufficient funds have been accumulated in the ASI Lease Sweep Reserve (during the continuance of the subject ASI Lease Sweep Period) to cover all anticipated leasing costs, free rent periods and/or rent abatement periods set forth in all such ASI Qualified Replacement Leases.

An “ASI Qualified Replacement Lease” means a lease (x) with a term that extends at least three years beyond the maturity of the Bucks County Technology Park Mortgage Loan, and (y) on economic terms (e.g., base rent, additional rent and recoveries, tenant improvement allowances, etc.) at least as favorable to the landlord as those contained in the ASI lease being replaced.

A “Debt Service Reserve Cash Management Period” will commence on the date which is six months following any disbursement from the Debt Service Reserve and continue until the date on which the amount of funds in the Debt Service Reserve is equal to $250,000.

Additional Secured Indebtedness (not including trade debts).  Not permitted.

Mezzanine Loans and Preferred Equity.  Not permitted.

Release of Property. Not permitted.

Terrorism Insurance.  The Bucks County Technology Park Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

III-71

MSBAM 2015-C25	Citrus & City Place Apartments

Mortgage Loan No. 10 – Citrus & City Place Apartments

III-72

MSBAM 2015-C25	Citrus & City Place Apartments

Mortgage Loan No. 10 – Citrus & City Place Apartments

NORTH LAS VEGAS
North Las Vegas Airport
LAS VEGAS
DOWNTOWN
Sunrise Manor
Winchester
Spring Valley
CLARK COUNTY
Paradise
Enterprise
Jones Blvd
Carey Ave
Simmons St
Clayton St
Losee Rd
Civic Ctr. Dr
Lake Mead Blvd
Decatur Blvd
Rancho Dr
Martin Luther King Blvd
Commerce St
Owens Ave
Revere St
N. Las Vegas Blvd
North Vista Hospital
Bruce St
Eastern Ave
Mojave Rd
Pecos Rd
Lamb Blvd
Las Vegas Golf Club
Washington Ave
Las Vegas City Hall
Cashman Field Center Stadium
Bonanza Rd
Meadows Mall
Golden Nugget
Fremont St. Experience
Desert Pines Golf Club
Alta Dr
Valley Medical Center Hospital
Clark County Govt. Center
Stewart Ave
University Medical Ctr.
Las Vegas Premium Outlets
Fremont St
Charleston Blvd
College of Southern Nevada
Westland Fair
Oakey Blvd
Sahara Pavilion
Stratosphere Tower
Maryland Pkwy
St. Louis Ave
Boulder Hwy
Sahara Ave
Sahara
Karen Ave
McLeod Dr
Circus Circus
Industrial Rd
Las Vegas Blvd
Las Vegas Country Club
Arville St
Valley View Blvd
Riviera
Sunrise Medical Ctr.
Las Vegas Conv. Ctr.
Desert Inn Rd
Fashion Show Mall
Wynn Las Vegas
Wynn Golf Course
Spring Mtn. Rd
Las Vegas Natl. Country Club
Twain Ave
The Forum Shops at Caesars
Sands Ave
Sands Expo Center
The Venetian
Boulevard Mall
Rio
Flamingo Rd
Desert Springs Hospital
Sandhill Rd
Bellagio
LAS VEGAS STRIP
LAS VEGAS MONORAIL
University of Nevada - Las Vegas
Harmon Ave
City Center
Hard Rock Hotel & Casino
Thomas & Mack Center
MGM Grand
New York New York
Tropicana Ave
Excalibur
Paradise Rd
Luxor
Hacienda Ave
Mandalay Bay
McCarran International Airport
Russell Rd
Airport Connector
Sunset Rd
Bruce Woodbury Beltway
Town Square Las Vegas
Warm Springs Rd
Las Vegas Premium Outlets - South
Citrus & City Place Apartments
1 Citrus Apartments Las Vegas, NV
2 City Place Apartments Las Vegas, NV
Summerlin
HENDERSON

III-73

MSBAM 2015-C25	Citrus & City Place Apartments

Mortgage Loan No. 10 – Citrus & City Place Apartments

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Portfolio
Original Balance:	$27,875,000			Location:	Las Vegas, NV
Cut-off Date Balance:	$27,875,000			General Property Type:	Multifamily
% of Initial Pool Balance:	2.4%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Omninet Capital, LLC			Year Built/Renovated(1):	Various/N/A
Mortgage Rate:	4.292%			Size(1):	568 Units
Note Date:	8/3/2015			Cut-off Date Balance per Unit:	$49,076
First Payment Date:	10/1/2015			Maturity Date Balance per Unit:	$44,832
Maturity Date:	9/1/2025			Property Manager:	Rooster Philben, Inc. (d/b/a Stout Management Company)
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	360 months			UW NOI:	$2,500,261
IO Period:	60 months			UW NOI Debt Yield:	9.0%
Seasoning:	1 month			UW NOI Debt Yield at Maturity:	9.8%
Prepayment Provisions:	LO (25); DEF (88); O (7)			UW NCF DSCR:	1.90x (IO) 1.40x (P&I)
Lockbox/Cash Mgmt Status:	Soft/Springing			Most Recent NOI:	$2,472,398 (6/30/2015 TTM)
Additional Debt Type:	N/A			2nd Most Recent NOI:	$2,177,902 (12/31/2014)
Additional Debt Balance:	N/A			3rd Most Recent NOI:	$1,344,717 (12/31/2013)
Future Debt Permitted (Type):	No (N/A)			Most Recent Occupancy(1):	95.4% (7/3/2015)
Reserves(2)				2nd Most Recent Occupancy(1):	89.3% (12/31/2014)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy(1)(3):	87.0% (12/31/2013)
RE Tax:	$48,880	$16,293	N/A	Appraised Value (as of)(1):	$38,440,000 (6/16/2015)
Insurance:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	72.5%
Immediate Repairs:	$80,219	$0	N/A	Maturity Date LTV Ratio(1):	66.2%
Recurring Replacements:	$0	$13,253	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$27,875,000	100.0%	Loan Payoff:	$24,200,212	86.8%
			Reserves :	$129,099	0.5%
			Closing Costs:	$284,986	1.0%
			Return of Equity:	$3,260,703	11.7%
Total Sources:	$27,875,000	100.0%	Total Uses:	$27,875,000	100.0%

(1)
The Citrus & City Place Apartments Property consists of two properties known as Citrus Apartments and City Place Apartments. Citrus Apartments was built in 1991, contains 348 units, was 96.0% leased as of 7/3/2015 and had an appraised value as of 6/16/2015 of $23,000,000. City Place Apartments was built in 1975, contains 220 units, was 94.5% leased as of 7/3/2015 and had an appraised value as of 6/16/2015 of $15,440,000. Combined, the Citrus & City Place Apartments Property contains a total of 568 Units and has a combined appraised value of $38,440,000. The Occupancy figures reflect a weighted average.

(2)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(3)	Weighted average Occupancy for the first 11 months of 2013.

The Mortgage Loan.  The tenth largest mortgage loan (the “Citrus & City Place Apartments Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $27,875,000 secured by first priority fee mortgages encumbering a 348-unit garden-style apartment community in Las Vegas, Nevada known as Citrus Apartments (“Citrus Apartments”) and a 220-unit garden-style apartment community in Las Vegas, Nevada known as City Place Apartments (“City Place Apartments”) (together, the “Citrus & City Place Apartments Property”).

The Borrower and Sponsor.  The borrower is Omninet Southwest, LLC, a single purpose Delaware limited liability company (the “Citrus & City Place Apartments Borrower”), with at least one independent director.

The sponsor is Omninet Capital, LLC (“Omninet”), a private investment firm actively acquiring commercial real estate across the United States. Omninet’s team has years of hands-on experience across all property types, including entitlement, design, construction and management. The nonrecourse carve-out guarantors are Neil Kadisha and Benjamin Nazarian, CEO and Managing Partner, respectively of Omninet.

The Property.  The Citrus & City Place Apartments Property is comprised of Citrus Apartments and City Place Apartments, which both serve as collateral for the Citrus & City Place Apartments Mortgage Loan.

Citrus Apartments. Citrus Apartments, located at 60 North Pecos Road, Las Vegas, Nevada, is a 348-unit Class “B” garden-style apartment community built in 1991 that as of July 3, 2015 was 96.0% occupied. The units are allocated across 22 two-story buildings. Each unit contains a washer/dryer, a master bedroom walk in closet and a private patio or balcony with an exterior storage room. Common amenities include two pools, one heated spa, BBQ and picnic areas, a playground, tennis and basketball courts, separate storage for rent, and a clubhouse with a full size kitchen, fitness room and tenant lounge. Citrus Apartments includes 654 covered and open parking spaces (1.88 spaces/unit). Safety amenities include a gated entrance and ground patrol.

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MSBAM 2015-C25	Citrus & City Place Apartments

Citrus Apartments is located approximately one and a half miles southeast of the Las Vegas CBD, approximately two miles east of the Las Vegas “Downtown” and approximately five miles south of Nellis Air Force Base. Citrus Apartments is proximate to Interstate Highway 515 (US Highway 93/95) which intersects with Interstate Highway 15 (Las Vegas Freeway), providing access to all portions of Las Vegas.

The 2015 estimated population within a one-, three- and file mile radius was 23,488, 233,305 and 512,058, respectively. The 2015 estimated average household income within a one-, three- and file mile radius was $35,361; $41,393 and $45,598, respectively.

The chart below shows the apartment mix at Citrus Apartments:

Citrus Apartments Unit Mix Summary
Floor Plan	No. of Units	% of Total Units	Unit SF	Average Asking Rent	Total SF
1 Bedroom/1 Bath	176	50.6%	550-740	$593	114,460
2 Bedroom/2 Bath	140	40.2%	845-945	$720	124,600
3 Bedroom/2 Bath	32	9.2%	1,120	$790	35,840
Total/Avg.	348	100.0%	790	$719	274,900

Source: Appraisal

Comparable rental properties to Citrus Apartments are shown in the chart below:

Citrus Apartments Competitive Rental Property Summary
Property	Location	Distance	Total Units	Property Occupancy	Year Built	Average Unit Size SF	Average Rental Rate/Unit
Villas East	5055 E Charleston Blvd, Las Vegas	2.0 miles	160	86%	1984	908	$597
Oasis Meadows	3150 S Nellis Blvd, Las Vegas	2.8 miles	383	93%	1996	1,031	$809
Oasis Springs	451 N Nellis Blvd, Las Vegas	2.0 miles	304	92%	1988	838	$638
Corona del Sol (fka Calico Creek)	4700 E Charleston Blvd, Las Vegas	400 yards	200	88%	1980	923	$567
Stonegate	5075 Spyglass Hill Dr, Las Vegas	2.5 miles	440	92%	1990	885	$668
Sahara Gardens	4801 E Sahara Ave, Las Vegas	2.0 miles	312	85%	1983	878	$600
Ridge Falls (fka Sedona Hills)	2895 E Charleston Blvd, Las Vegas	0.5 mile	256	90%	1997	801	$648
Total/Avg.				89%		895	$647
Citrus Apartments (Subject)	60 N Pecos Rd, Las Vegas		348	96%	1991	790	$661

Source: Appraisal

City Place Apartments. City Place Apartments, located at 3150 South Decatur Boulevard, Las Vegas, Nevada, is a 220-unit Class “B-” garden-style apartment community built in 1975 that as of July 3, 2015 was 94.5% occupied. The units are allocated across 18 two-story buildings. Each unit offers a private patio or balcony. Common amenities include a pool and children’s wading pool, BBQ and picnic areas, a playground, bicycles, a clubhouse with a kitchen, fitness room and tenant lounge, and late/early-hour courtesy safety patrol. City Place Apartments includes 331 covered and open parking spaces (1.50 spaces/unit).

City Place Apartments is located in Winchester, a suburb of Las Vegas, approximately four miles southwest of the Las Vegas CBD and approximately two miles west of the Las Vegas “strip”. City Place Apartments is approximately 1.5 miles west of Interstate Highway 15 (Las Vegas Freeway) which intersects with Interstate Highway 515 (US Highway 93/95), providing access to all portions of Las Vegas.

The 2015 estimated population within a one-, three- and file mile radius was 30,590, 146,938 and 422,173, respectively. The 2015 estimated average household income within a one-, three- and file mile radius was $43,337; $51,277 and $51,549, respectively.

The chart below shows the apartment mix at City Place Apartments:

City Place Apartments Unit Mix Summary
Floor Plan	No. of Units	% of Total Units	Unit SF	Average Asking Rent	Total SF
1 Bedroom/1 Bath	56	25.5%	702	$580	39,312
2 Bedroom/1 Bath	56	25.5%	1,008	$680	56,448
2 Bedroom/1.5 Bath (Townhome)	76	34.5%	1,039	$745	78,964
3 Bedroom/2 Bath	32	14.5%	1,168	$828	37,376
Total/Avg.	220	100.0%	964	$723	212,100

Source: Appraisal

III-75

MSBAM 2015-C25	Citrus & City Place Apartments

Comparable rental properties to City Place Apartments are shown in the chart below:

City Place Apartments Competitive Rental Property Summary
Property	Location	Distance	Total Units	Property Occupancy	Year Built	Average Unit Size SF	Average Rental Rate/Unit
Regency Place Apartments	2820 S Decatur Blvd, Las Vegas	0.5 mile	136	95%	1977	951	$731
Sandpebble Village	4480 Sirius, Las Vegas	0.3 mile	280	98%	1979	737	$600
Arbors At Decatur	2666 S Decatur Blvd, Las Vegas	0.7 mile	216	94%	1988	966	$790
Villas at Painted Desert	2851 S Decatur Blvd, Las Vegas	0.4 mile	240	95%	1980	800	$739
Emerald Park	4545 Pennwood Ave, Las Vegas	0.4 mile	300	97%	1978	650	$600
Evergreen Apartments	2950-3060 S Decatur Blvd, Las Vegas	0.3 mile	312	98%	1979	675	$576
Total/Avg.				96%		797	$673
City Place Apartments (Subject)	3150 S Decatur Blvd, Las Vegas		220	95%	1975	964	$698

Source: Appraisal

The Market.  The Citrus & City Place Apartments Property is located within the greater Las Vegas multifamily market. Citrus Apartments is located within the Northeast submarket and City Place Apartments is located within the Spring Valley submarket. Demand for all housing types in the Las Vegas market is fueled by population growth, currently in the range of approximately 2,780 net new residents per month. Unemployment in the Las Vegas MSA has continued to decrease since 2011 to an estimated 7.9% in 2014. In 2014, there were an estimated 144,366 households in the Las Vegas Market, with approximately 35% being renter-occupied. The Northeast submarket has not added any new supply since 2000 and no new projects are projected until 2016 (for which 96 units are currently scheduled). The Spring Valley submarket has not added any new supply since 2004 and no new projects are projected until 2016 (for which 102 units are currently scheduled).

The chart below shows the 2015 first quarter market and submarket statistics:

Las Vegas Market and Submarket Summary
Market or Submarket	Inventory (Buildings)	Inventory (Units)	% of Total	Asking Rent	Class B/C Vacancy%	Free Rent (months)
Spring Valley Submarket	51	12,531	9.0%	$832	1.7%	0.32
Northeast Submarket	40	8,815	6.4%	$728	10.4%	0.32
Las Vegas Market Total/Wtd Avg.	634	138,641		$856	5.2%	0.37

Source: Appraisal

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Citrus & City Place Apartments Property:

Cash Flow Analysis
	2011	2012	2013	2014	6/30/2015 TTM	UW	UW per Unit
Base Rent	N/A	$4,181,379	$4,026,452	$4,333,309	$4,351,267	$4,393,811	$7,736
Other Income(1)	N/A	$94,758	$107,094	$257,347	$308,392	$275,844	$486
Utility Reimbursements	N/A	$0	$0	$84,898	$155,022	$171,862	$303
Discounts Concessions	N/A	($82,968)	($41,518)	($127,798)	($147,855)	($125,028)	($220)
Less Vacancy & Credit Loss	N/A	($1,017,479)	($509,795)	($454,389)	($359,209)	($266,408)	(6.1%)
Effective Gross Income	N/A	$3,175,690	$3,582,233	$4,093,367	$4,307,617	$4,450,081	$7,835
Total Operating Expenses	N/A	$2,216,114	$2,237,516	$1,915,465	$1,835,219	$1,949,820	$3,433
Net Operating Income	N/A	$959,576	$1,344,717	$2,177,902	$2,472,398	$2,500,261	$4,402
Capital Expenditures	N/A	$0	$0	$0	$0	$190,280	$335
Net Cash Flow	N/A	$959,576	$1,344,717	$2,177,902	$2,472,398	$2,309,981	$4,067

Occupancy %	N/A	69.6%	87.0%(2)	89.3%	95.4%(3)	94.0%
NOI DSCR	N/A	0.58x	0.81x	1.32x	1.50x	1.51x
NCF DSCR	N/A	0.58x	0.81x	1.32x	1.50x	1.40x
NOI Debt Yield	N/A	3.4%	4.8%	7.8%	8.9%	9.0%
NCF Debt Yield	N/A	3.4%	4.8%	7.8%	8.9%	8.3%

(1)	Other Income includes income from application fees, late fees, pet rent, MTM fees, non-sufficient funds fees, credit card fees, storage income, lease termination fees, cleaning fees and damage fees.

(2)	Occupancy for the first 11 months of 2013.

(3)	Occupancy as of July 3, 2015.

III-76

MSBAM 2015-C25	Citrus & City Place Apartments

Escrows and Reserves.  The Citrus & City Place Apartments Borrower deposited $48,880 in escrow for annual real estate taxes at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments. The Citrus & City Place Apartments Borrower is required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the Citrus & City Place Apartments Borrower maintains an acceptable blanket insurance policy). The Citrus & City Place Apartments Borrower deposited $80,219 for immediate repairs and is required to make monthly deposits of $13,253 through September 1, 2022 and monthly deposits of $20,117 thereafter for replacement reserves.

Lockbox and Cash Management.  The Citrus & City Place Apartments Mortgage Loan has a soft lockbox with springing cash management upon the commencement of a Cash Sweep Period (as defined below). Also during a Cash Sweep Period, the Citrus & City Place Apartments Borrower will be required to deposit all excess cash with respect to the Citrus & City Place Apartments Mortgage Loan to an account to be held by the lender as additional security for the Citrus & City Place Apartments Mortgage Loan.

A “Cash Sweep Period” will commence upon the earliest of (i) an event of default and (ii) the date upon which the DSCR is less than 1.15x on a trailing 3-month basis, tested quarterly. A Cash Sweep Period will end upon, as applicable, (i) the cure or lender waiver of the event of default and (ii) the date upon which the DSCR equals or exceeds 1.15x on a trailing 3-month basis, tested quarterly.

Property Management.  The City Place Apartments Property and Citrus Apartments Property are each subject to a management agreement with Rooster Philben, Inc. d/b/a Stout Management Company (“Stout”). Stout manages 60 multifamily apartment complexes with a total of nearly 12,000 units throughout the Las Vegas Valley.

Additional Secured Indebtedness (not including trade debts).  Not permitted.

Mezzanine Loan and Preferred Equity.  Not permitted.

Release of Property.  Not permitted.

Terrorism Insurance.  The Citrus & City Place Apartments Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism, provided that the Citrus & City Place Mortgage Loan documents provide for an annual terrorism premium cap of two times of the cost of the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Citrus & City Place Property on a stand-alone basis.

III-77

MSBAM 2015-C25	644 West Putnam Avenue

Mortgage Loan No. 11 – 644 West Putnam Avenue

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$26,625,000			Location:	Greenwich, CT 06830
Cut-off Date Balance:	$26,625,000			General Property Type:	Mixed Use
% of Initial Pool Balance:	2.3%			Detailed Property Type:	Retail/Office
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Joseph Simone; John Fareri			Year Built/Renovated:	2012/N/A
Mortgage Rate:	4.292%			Size:	36,535 SF
Note Date:	8/12/2015			Cut-off Date Balance per Unit:	$729
First Payment Date:	10/1/2015			Maturity Date Balance per Unit:	$651
Maturity Date:	9/1/2025			Property Manager:	Premier Management Services LLC
Original Term to Maturity:	120 months				(borrower related)
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	48 months			UW NOI:	$2,135,966
Seasoning:	1 months			UW NOI Debt Yield:	8.0%
Prepayment Provisions:	LO (25); DEF/YM1 (91); O (4)			UW NOI Debt Yield at Maturity:	9.0%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	1.80x (IO) 1.32x (P&I)
Additional Debt Type:	N/A			Most Recent NOI(2):	NAV
Additional Debt Balance:	N/A			2nd Most Recent NOI(2):	NAV
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(2):	NAV
Reserves				Most Recent Occupancy(2):	100.0% (8/1/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(2):	49.8% (12/31/2014)
RE Tax:	$56,493	$18,831	N/A	3rd Most Recent Occupancy(2):	45.6% (12/31/2013)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(3):	$35,500,000 (11/1/2015)
Recurring Replacements:	$0	$761	N/A	Cut-off Date LTV Ratio(3):	75.0%
TI/LC:	$0	$3,045	$150,000	Maturity Date LTV Ratio(3):	67.0%
Other(1):	$3,085,460	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$26,625,000	100.0%	Loan Payoff:	$16,273,241	61.1%
			Reserves:	$3,141,953	11.8%
			Closing Costs:	$168,728	0.6%
			Return of Equity:	$7,041,079	26.4%
Total Sources:	$26,625,000	100.0%	Total Uses:	$26,625,000	100.0%

(1)	Other Reserves represent an upfront deposit of $2,577,768 into a Landlord Obligation Reserve to cover outstanding tenant improvement obligations for WestMed and Mo Co Ho Co, an upfront deposit of $267,692 into a Free Rent Reserve to cover four full months of rent for WestMed and an upfront deposit of $240,000 into a Garage Repair Reserve to cover the cost of repairing water infiltration in the underground parking garage.

(2)	Historical NOI is not available as the 644 West Putnam Avenue Property was in lease-up until 2015. Most Recent Occupancy as of August 1, 2015 includes tenants WestMed (34.8% NRA, 27.7% UW Rent) and Mo Co Ho Co (15.4% NRA, 10.9% UW Rent) which had lease start dates of May 1, 2015 and June 1, 2015, respectively. WestMed is expected to take occupancy in October 2015.

(3)	The appraised value represents the “Prospective Market Value upon Stabilization” value, which assumes the recently signed tenants WestMed and Mo Co Ho Co are in occupancy, have commenced rent payments and are not due any tenant improvement or leasing commissions. The “as is” appraised value as of June 22, 2015 is $33,700,000, which would result in a Cut-off Date LTV Ratio of 79.0%.
The Mortgage Loan.  The eleventh largest mortgage loan (the “644 West Putnam Avenue Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $26,625,000 and is secured by a first priority fee mortgage encumbering a 36,535 SF mixed use, retail and office building located in Greenwich, CT (the “644 West Putnam Avenue Property”). The proceeds of the 644 West Putnam Avenue Mortgage Loan were primarily used to refinance a loan of approximately $16,273,241 secured by the 644 West Putnam Avenue Property and to return equity to the related borrower.
The Borrower and the Sponsor.  The borrower is 644 West Putnam Owner LLC (the “644 West Putnam Avenue Borrower”), a single-purpose Delaware limited liability company.  The sponsors and nonrecourse carve-out guarantors of the 644 West Putnam Avenue Property are Joseph Simone and John Fareri.  Joseph Simone is the president of Simone Development, which owns more than 100 commercial properties with more than five million square feet in the New York-New Jersey-Connecticut tri-state area.  Simone Development’s commercial properties include stand-alone Class “A” office and medical buildings, office parks, retail centers and industrial/flex buildings.  John Fareri is the CEO of Fareri Associates, LP and is also a Director of The First Bank of Greenwich.  John Fareri and his affiliated companies have developed, repositioned and/or currently own over $600 million in real estate.
The Property.  The 644 West Putnam Avenue Property consists of a two-story, Class “A” mixed use, retail and office building located in Greenwich, CT.  The 644 West Putnam Avenue Property was formerly developed as commercial property used mainly for parking and was developed by the sponsor with the current structure completed in 2012.  As of August 1, 2015, the 644 West Putnam Avenue Property was 100% leased by five tenants.  The largest tenant at the 644 West Putnam Avenue Property is CVS Pharmacy LLC (“CVS”) (14,169 SF, 38.8% of NRA, 51.9% of underwritten base rent), under a 25 year lease expiring November 2036 with six, five-year extension options.  CVS Health (NYSE: CVS) is the largest pharmacy health care provider in the Unites States and employs approximately 200,000 people in 46 states, the District of Columbia and Puerto Rico.  The lease is guaranteed
III-78

MSBAM 2015-C25	644 West Putnam Avenue
by CVS Health which is rated “Baa1” by Moody’s and “BBB+” by S&P.  The second and third largest tenants are WestMed (12,703 SF, 34.8% of NRA, 27.7% of underwritten base rent) under a ten year lease expiring December 2025 with two, five-year extension options and Mo Co Ho Co (5,623 SF, 15.4% of NRA, 10.9% of underwritten base rent) under a ten year lease expiring July 2025 with two, five-year extension options.  In addition, the 644 West Putnam Avenue Property has two leases for garage parking spaces.  New County Porsche of Greenwich leases 18 undesignated parking spaces on a month to month basis and PAG Greenwich M1 LLC leases 63 non-ADA parking spaces at the 644 West Putnam Avenue Property under a lease that expires in May 2016.  The 644 West Putnam Avenue Property is managed by Premier Management Services LLC, an affiliate of the 644 West Putnam Avenue borrower.
The following table presents a summary of the tenants at the 644 West Putnam Avenue Property:
Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
CVS	NR/Baa1/BBB+	14,169	39%	$1,168,952	52%	$82.50	11/30/2036
WestMed(3)	NR/NR/NR	12,703	35%	$625,369	28%	$49.23	12/15/2025
Mo Co Ho Co	NR/NR/NR	5,623	15%	$245,444	11%	$43.65	7/31/2025
Zanaic Greenwich	NR/NR/NR	2,500	7%	$132,625	6%	$53.05	2/28/2019
The Perryridge Corporation	NR/NR/NR	1,540	4%	$81,697	4%	$53.05	8/31/2017
Subtotal/Wtd. Avg.		36,535	100%	$2,254,087	100%	$61.70

Vacant Space		0	0%	$0	0%	$0.00
Total/Wtd. Avg.		36,535	100%	$2,254,087	100%	$61.70

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	WestMed has an executed lease and is expected to take occupancy in October 2015.

The following table presents certain information relating to the lease rollover schedule at the 644 West Putnam Avenue Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2015	0	0	$0.00	0%	0%	$0	0%	0%
2016	0	0	$0.00	0%	0%	$0	0%	0%
2017	1	1,540	$53.05	4%	4%	$81,697	4%	4%
2018	0	0	$0.00	0%	4%	$0	0%	4%
2019	1	2,500	$53.05	7%	11%	$132,625	6%	10%
2020	0	0	$0.00	0%	11%	$0	0%	10%
2021	0	0	$0.00	0%	11%	$0	0%	10%
2022	0	0	$0.00	0%	11%	$0	0%	10%
2023	0	0	$0.00	0%	11%	$0	0%	10%
2024	0	0	$0.00	0%	11%	$0	0%	10%
2025	2	18,326	$47.52	50%	61%	$870,813	39%	48%
2026 & Beyond	1	14,169	$82.50	39%	100%	$1,168,952	52%	100%
Vacant	0	0	$0.00	0%	100%	$0	0%	100%
Total/Wtd. Avg.	5	36,535	$61.70	100%		$2,254,087	100%

(1)	Information is based on the underwritten rent roll.
The Market.  The 644 West Putnam Avenue Property is located in Greenwich, Fairfield County, Connecticut, about 45 minutes north of New York City. The town of Greenwich has an estimated population of about 60,000 people.  According to the appraisal, the unemployment rate is 4.0% compared to 5.6% for the state of Connecticut.  The 2014 estimated population within a one-, three- and five-mile radius, was 16,258, 72,424 and 131,378, respectively.  The 2014 estimated average household income within a one-, three- and five-mile radius, was $124,096; $141,527 and $179,386, respectively.  According to the appraiser, there is no new construction in Greenwich of any material size that would compete with the 644 West Putnam Avenue Property in the near future.
III-79

MSBAM 2015-C25	644 West Putnam Avenue
The following table presents a summary regarding comparable office rentals to the 644 West Putnam Avenue Property:

Directly Competitive Office Rental Summary
Address	Tenant Name	Lease Start Date	SF	Term (yrs)	Initial Rent PSF	Rent Steps	Lease Type
100 West Putnam Avenue Greenwich, CT	AXA	3/1/2015	15,860	NAV	$90.00	$1 annually	Modified
Greenwich Office Park 51 Weaver Street Greenwich, CT	DW Investment Mgmt.	6/1/2014	5,646	3.3	$49.00	$0.75 annually	Modified
2 Pickwick Plaza Greenwich, CT	Performance Equity	11/1/2014	9,751	1.0	$75.00	Flat	Modified
80 Field Point Road Greenwich, CT	Gillespie, Robinson & Grimm, Inc.	12/1/2013	3,852	5.0	$61.92	2% annually	Modified
33 Benedict Place Greenwich, CT	NAV	10/1/2013	35,023	10.9	$65.00	Average over the term	Modified

Source: Appraisal
The following table presents a summary regarding comparable pharmacy rentals to the 644 West Putnam Avenue Property:
Directly Competitive Pharmacy Rental Summary
Address	Tenant Name	Lease Start Date	SF	Term (yrs)	Initial Rent PSF	Rent Steps	Lease Type
Kings Crossing 330 Grasmere Avenue Fairfield, CT	CVS	7/1/2011	12,960	25.0	$60.25	5% each 5th year	Net
1201 Main Street Peekskill, NY	Walgreens	1/1/2011	11,062	25.0	$66.26	Flat	Net
Shopping Center Westchester, NY	National Pharmacy	NAV	10,171	25.0	$56.00	10% each 5th year	Net

Source: Appraisal
Operating History and Underwritten Cash Flow.  The following table presents certain information relating to the underwritten cash flow at the 644 West Putnam Avenue Property:
Cash Flow Analysis(1)
	2011	2012	2013	2014	UW	UW PSF
Base Rent	N/A	N/A	N/A	N/A	$2,254,087	$61.70
Expense Reimbursements	N/A	N/A	N/A	N/A	$536,892	$14.70
Other Income	N/A	N/A	N/A	N/A	$0	$0.00
Less Vacancy & Credit Loss	N/A	N/A	N/A	N/A	($106,631)	(3.8%)
Effective Gross Income	N/A	N/A	N/A	N/A	$2,684,348	$73.47
Total Operating Expenses	N/A	N/A	N/A	N/A	$548,382	$15.01
Net Operating Income	N/A	N/A	N/A	N/A	$2,135,966	$58.46
Capital Expenditures	N/A	N/A	N/A	N/A	$9,134	$0.25
TI/LC	N/A	N/A	N/A	N/A	$39,758	$1.09
Net Cash Flow	N/A	N/A	N/A	N/A	$2,087,074	$57.13

Occupancy	N/A	N/A	N/A	N/A	96.2%
NOI DSCR	N/A	N/A	N/A	N/A	1.35x
NCF DSCR	N/A	N/A	N/A	N/A	1.32x
NOI Debt Yield	N/A	N/A	N/A	N/A	8.0%
NCF Debt Yield	N/A	N/A	N/A	N/A	7.8%

(1)	Historical NOI is not available as the 644 West Putnam Avenue Property was in lease-up until 2015.
III-80

MSBAM 2015-C25	1800 Route 34

Mortgage Loan No. 12 – 1800 Route 34

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	CIBC			Single Asset/Portfolio:	Single Asset
Original Balance:	$23,700,000			Location:	Wall Township, NJ 07719
Cut-off Date Balance:	$23,700,000			General Property Type:	Office
% of Initial Pool Balance:	2.0%			Detailed Property Type:	Suburban
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Corbett Donato			Year Built/Renovated:	2004-2007/N/A
Mortgage Rate:	4.770%			Size:	189,836 SF
Note Date:	7/22/2015			Cut-off Date Balance per Unit:	$125
First Payment Date:	9/1/2015			Maturity Date Balance per Unit:	$110
Maturity Date:	8/1/2025			Property Manager:	Donato Realty Management, LLC
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	36 months			UW NOI:	$2,377,835
Seasoning:	2 months			UW NOI Debt Yield:	10.0%
Prepayment Provisions:	LO (26); DEF (90); O (4)			UW NOI Debt Yield at Maturity:	11.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	1.90x (IO) 1.46x( (P&I)
Additional Debt Type:	No			Most Recent NOI:	$2,226,423 (5/31/2015 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,366,045 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$2,196,367 (12/31/2013)
Reserves				Most Recent Occupancy(2):	93.3% (7/16/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	91.6% (12/31/2014)
RE Tax:	$34,795	$34,795	N/A	3rd Most Recent Occupancy:	96.2% (12/31/2013)
Insurance:	$32,679	$2,971	N/A	Appraised Value (as of):	$35,500,000 (6/5/2015)
Deferred Maintenance:	$9,375	$0	N/A	Cut-off Date LTV Ratio:	66.8%
Recurring Replacements:	$0	$2,373	N/A	Maturity Date LTV Ratio:	58.9%
TI/LC:	$145,000	$14,583	$350,000
Other(1):	$222,480	Springing	Various

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$23,700,000	100.0%	Loan Payoff(3):	$22,567,031	95.2%
			Reserves:	$444,329	1.9%
			Closing Costs:	$459,673	1.9%
			Return of Equity:	$228,967	1.0%
Total Sources:	$23,700,000	100.0%	Total Uses:	$23,700,000	100.0%

(1)	Commencing (i) 12 months prior to the lease expiration of French & Parrello, (ii) if French & Parrello (or 50% or more of the replacement tenants for the French & Parrello space) files bankruptcy, surrenders, cancels or terminates its lease or gives notice that it will not be exercising its renewal option or (iii) if French & Parrello goes dark or vacates, excess cash will be swept into a reserve for re-tenanting the French & Parrello space, subject to a cap of $503,385.

At loan origination, the 1800 Route 34 Borrower deposited $144,375 into a reserve for tenant improvements owed to the tenant Single Throw, Inc. and $69,605 into a reserve for the difference between full unabated rent due on Single Throw, Inc.’s entire space (including expansion space which it is not yet occupying) and the rent currently due on its original space until full unabated rent for the entire space commences. Single Throw, Inc. is expected to take occupancy of its expansion space in October 2015, and is expected to pay full unabated rent in January 2016.

At loan origination, the 1800 Route 34 Borrower deposited $5,000 into a reserve for tenant improvements owed to the tenant ANMAC Wall Lease, LLC and $3,500 into a reserve for tenant improvements owed to the tenant Roof Diagnostics Solar and Electric, LLC.

(2)	Excludes the management office (0.6% of NRA) and building café (1.8% of NRA) which were underwritten as vacant.

(3)	Loan Payoff includes defeasance costs of approximately $664,637.

The Mortgage Loan. The twelfth largest mortgage loan (the “1800 Route 34 Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $23,700,000 secured by a first priority fee mortgage encumbering a 189,836 SF suburban office property in Wall Township, Monmouth County, New Jersey (the “1800 Route 34 Property”). The proceeds of the 1800 Route 34 Mortgage Loan were used to refinance prior mortgage loans (some of which were included in the JPMCC 2006-CB14, JPMCC 2006-LDP8, MEZZ 2006-C4 and CD 2005-CD1 transactions), fund upfront reserves, pay closing costs and return equity to the 1800 Route 34 Borrower.

The Borrower and the Sponsor. The borrowers are Donato At Wall 1, LLC, Donato Hi-Tech At Wall, L.L.C., Donato At Wall 3, LLC, and Donato At Wall 4, LLC (collectively, the “1800 Route 34 Borrower”), each a single-purpose New Jersey limited liability company. Corbett Donato, the sponsor and nonrecourse carve-out guarantor, controls and partially owns the 1800 Route 34 Borrower. Mr. Donato is the managing partner at Donato Contracting LLC, where he is responsible for property and asset management of approximately 1 million SF of office and industrial space in New Jersey. Mr. Donato has 17 years of experience in real estate.

The Property. The 1800 Route 34 Property is a 189,836 SF, Class “B” suburban office property consisting of four one-story buildings situated on an approximately 21.1 acre site in Wall Township, New Jersey, situated less than 1 mile from the intersection of Interstate 195 and the Garden State Parkway. Interstate 195 is an east-west highway which provides access to Trenton, New Jersey, approximately 39 miles away from the 1800 Route 34 Property. The Garden State Parkway is the primary north-south transportation corridor in eastern Monmouth County stretching the length of New Jersey

III-81

MSBAM 2015-C25	1800 Route 34

from the New York-New Jersey border to Cape May, New Jersey. The site area is a consolidation of four condominium units, of which the 1800 Route 34 Borrower has full control. There are approximately 909 surface parking spaces at the 1800 Route 34 Property. The sponsor developed the 1800 Route 34 Property in phases between 2004 and 2007 for a total cost of approximately $34 million.

The 1800 Route 34 Property was 93.3% occupied as of July 16, 2015 (excluding the management office and building café). The largest tenant, French & Parrello Assoc., P.A. (“French & Parrello”), occupying 33,559 SF (17.7% of NRA), is an engineering and environmental consulting company founded in the 1970’s, offering civil, mechanical/electrical, structural and transportation engineering, environmental and telecommunications services. French & Parrello has been headquartered at the 1800 Route 34 Property since 2005. The second largest tenant, First Financial FCU (“First Financial Credit Union”), occupying 18,596 SF (9.8% of NRA), is a member owned credit union originally founded in 1936 to serve Monmouth and Ocean Counties. First Financial Credit Union has been headquartered at the 1800 Route 34 Property since 2006. The third largest tenant, The Earle Companies, LLC (“The Earle Companies”), occupying 12,067 SF (6.4% of NRA), is a road construction company specializing in municipal road construction, highway construction and heavy construction. The Earle Companies has been headquartered at the 1800 Route 34 Property since 2010.

The following table presents a summary regarding major tenants at the 1800 Route 34 Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Rent PSF(3)(4)		Lease Expiration
Major Tenants
French & Parrello	NR/NR/NR	33,559	18%	$704,739	25%	$21.00	(5)	4/30/2021
First Financial Credit Union	NR/NR/NR	18,596	10%	$306,834	11%	$16.50		5/31/2016
The Earle Companies	NR/NR/NR	12,067	6%	$174,655	6%	$14.47		3/31/2016
KMB Design Group	NR/NR/NR	11,300	6%	$194,925	7%	$17.25		12/31/2016
Secova Securities	NR/NR/NR	10,650	6%	$183,500	7%	$17.23		8/31/2020
Subtotal/Wtd. Avg.		86,172	45%	$1,564,653	56%	$18.16

Other Tenants		90,908	48%	$1,212,150	44%	$13.33	(5)
Vacant Space(6)		12,756	7%	$0	0%	$0.00
Total/Wtd. Avg.		189,836	100%	$2,776,803	100%	$15.68

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Triple net basis.

(4)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

(5)	French & Parrello (18% of NRA), EPS Corporation (2% of NRA) and Tuxedo King (1% of NRA) pay rent on a modified gross basis. All other tenants pay rent on a triple net basis.

(6)	Includes the management office (0.6% of NRA) and café (1.8% of NRA) which were underwritten as vacant.

The following table presents certain information relating to the lease rollover schedule at the 1800 Route 34 Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling
2015(4)	3	7,700	$12.71	4%	4%	$97,880	4%	4%
2016	3	41,963	$16.12	22%	26%	$676,414	24%	28%
2017	4	14,923	$12.58	8%	34%	$187,665	7%	35%
2018	2	15,899	$14.96	8%	42%	$237,840	9%	43%
2019	2	19,200	$14.79	10%	53%	$283,968	10%	53%
2020	4	33,336	$13.24	18%	70%	$441,297	16%	69%
2021	1	33,559	$21.00	18%	88%	$704,739	25%	95%
2022	0	0	$0.00	0%	88%	$0	0%	95%
2023	1	10,500	$14.00	6%	93%	$147,000	5%	100%
2024	0	0	$0.00	0%	93%	$0	0%	100%
2025	0	0	$0.00	0%	93%	$0	0%	100%
2026 & Beyond	0	0	$0.00	0%	93%	$0	0%	100%
Vacant(5)	0	12,756	$0.00	7%	100%	$0	0%	100%
Total/Wtd. Avg.	20	189,836	$15.68	100%		$2,776,803	100%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

(4)	The tenants rolling in 2015 were included in underwritten vacancy and credit loss.

(5)	Includes the management office (0.6% of NRA) and café (1.8% of NRA) which were underwritten as vacant.

III-82

MSBAM 2015-C25	1800 Route 34

The Market. The 1800 Route 34 Property is located in Wall Township, Monmouth County, New Jersey within the North Garden State Parkway office submarket. According to the US Bureau of Labor Statistics, as of July 2015, Monmouth County had an unemployment rate of 5.6% compared to the state of New Jersey overall which had an unemployment of 6.3%. The largest employment sectors in Monmouth County include trade, transportation and utilities, education and health services, leisure and hospitality, government and professional and business services.

The neighborhood and immediate area of the 1800 Route 34 Property along the Route 34 corridor has been a developing office and industrial area. Industrial uses in the area are generally light in nature. There are several office parks in the area due to the convenient access to Interstate 195 and the Garden State Parkway. Area amenities include shopping facilities and restaurants located along Route 34 and Route 35 and lodging facilities in the area.

According to the appraisal, the 2015 estimated population within a 3-, 5- and 10-mile radius of the 1800 Route 34 Property is 13,807, 101,177 and 456,061, respectively. The median household income within a 3-, 5- and 10-mile radius of the 1800 Route 34 Property is $85,994, $76,022 and $69,530, respectively.

According to an industry report, as of the first quarter of 2015, the North Garden State Parkway Class “B”/”C” office submarket consisted of approximately 3.5 million SF with a vacancy rate of 15.8% and an average asking rental rate of $19.77 PSF on a full-service basis. In addition, the appraiser reviewed an additional industry report on central New Jersey which reported that as of the fourth quarter of 2014, the Monmouth County office market exhibited an overall vacancy rate of 13.3% and overall gross asking rental rate of $22.12 PSF. The appraiser reviewed comparable office leases in Monmouth County and concluded to annual market rents of $15.00 PSF on a triple net basis for space smaller than 6,000 SF and $14.50 PSF for space larger than 6,000 SF.

The following table presents recent leasing data at nine competitive properties to the 1800 Route 34 Property:

Comparable Leases Summary
Property Name/Location	Year Built	Overall Occ.	Lease Size Category	Expense Basis	Tenant Name	Lease Start Date	Lease Size (SF)	Lease Term (Mos.)	Base Rent (PSF Ann.)	NNN Base Rent (PSF Ann.)
Donato Contracting 2-12 Corbett Way Eatontown, NJ	2005	100%	< 6,000 SF > 6,000 SF	Gross + TE Gross + TE	Lotus 823 LLC Meridian Health Realty	Feb-14 Oct-12	2,986 7,615	63 60	$21.56 $24.90	$15.06 $18.40
2 Story Office 2310 Route 34 Wall Township, NJ	2001	100%	< 6,000 SF	Gross + TE	N/A	Aug-12	3,143	60	$23.50	$17.00
Shrewsbury Executive Campus 1030-1040 Broad Street Shrewsbury Borough, NJ	1984	N/A	< 6,000 SF > 6,000 SF	Gross + TE Gross + TE	Stifel Nicholas Morgan Stanley	Apr-12 Oct-12	4,976 29,987	84 108	$25.13 $23.00	$17.63 $16.50
Route 34 Office 1971 Route 34 Wall Township, NJ	2008	N/A	< 6,000 SF	Mod. Gross	1969 Route 34 LLC	Nov-13	5,410	36	$26.01	$21.01
Office/Warehouse/Industrial 151 Industrial Way E. Eatontown, NJ	1989	100%	< 6,000 SF > 6,000 SF	NNN NNN	RSI Simcom Blackhawk Management	Apr-11 Jan-13	5,656 19,716	60 85	$13.10 $11.15	$13.10 $11.15
30-40 Corbett Way 30-40 Corbett Way Eatontown, NJ	2004	93%	< 6,000 SF	Mod. Gross	Monmouth Pulmonary	Sep-14	5,766	120	$24.00	$17.50
Donato Hi-Tech Center III 1-13 Christopher Way Eatontown, NJ	2001	100%	> 6,000 SF	Gross + TE	Metro Federal - Eatontown	Apr-15	24,233	12	$24.75	$18.25
Building C Allenwood Corporate Park 1967 Route 34 Wall, NJ	2008	N/A	> 6,000 SF	Mod. Gross	AXA Equitable	Dec-11	11,994	60	$23.00	$16.50
Clayton Property 1355 Campus Pkwy. Wall Township, NJ	2002	100%	> 6,000 SF	Full Service	Meridian Health Realty	Mar-12	6,445	60	$20.00	$13.50

Source: Appraisal, Industry Report

III-83

MSBAM 2015-C25	1800 Route 34

Operating History and Underwritten Cash Flow. The following table presents certain information relating to the underwritten cash flow at the 1800 Route 34 Property:

Cash Flow Analysis
	2011	2012	2013	2014	5/31/2015 TTM	UW	UW PSF
Rents in Place(1)	N/A	$2,659,292	$2,640,110	$2,590,331	$2,361,097	$2,776,803	$14.63
Vacant Rent(2)	N/A	$0	$0	$0	$0	$158,326	$0.83
In Place Recoveries	N/A	$780,544	$763,602	$935,212	$908,307	$930,684	$4.90
Vacant Recoveries	N/A	$0	$0	$0	$0	$90,000	$0.47
Other Income(3)	N/A	$13,854	$78,777	$46,593	$70,379	$46,408	$0.24
Less Vacancy & Credit Loss(4)	N/A	$0	$0	$0	$0	($427,228)	($2.25)
Effective Gross Income	N/A	$3,453,690	$3,482,489	$3,572,136	$3,339,783	$3,574,993	$18.83
Total Operating Expenses	N/A	$1,025,884	$1,286,122	$1,206,091	$1,113,360	$1,197,158	$6.31
Net Operating Income	N/A	$2,427,806	$2,196,367	$2,366,045	$2,226,423	$2,377,835	$12.53
Capital Expenditures	N/A	$0	$0	$0	$0	$28,475	$0.15
TI/LC	N/A	$0	$0	$0	$0	$174,991	$0.92
Net Cash Flow	N/A	$2,427,806	$2,196,367	$2,366,045	$2,226,423	$2,174,369	$11.45

Occupancy %	N/A	96.2%	96.2%	91.6%	91.4%	93.3%
NOI DSCR	N/A	1.63x	1.48x	1.59x	1.50x	1.60x
NCF DSCR	N/A	1.63x	1.48x	1.59x	1.50x	1.46x
NOI Debt Yield	N/A	10.2%	9.3%	10.0%	9.4%	10.0%
NCF Debt Yield	N/A	10.2%	9.3%	10.0%	9.4%	9.2%

(1)	Underwritten Rents in Place based on leases in place with rent steps underwritten through January 2016.

(2)	Vacant Rent is based on vacant space and management office at the appraiser’s concluded market rent of $15 PSF and the building café space at the contract rent.

(3)	Other Income based on 2014 and consists primarily of roof rent from the solar panel operator.

(4)	Underwritten Vacancy and Credit Loss is based on an economic vacancy rate of 10.8% which includes vacant space, the management office and building café, and the three tenants rolling in 2015. Actual physical occupancy at the 1800 Route 34 Property was 93.3% as of 7/16/2015 (excluding the management office and building café).

III-84

MSBAM 2015-C25	Lycoming Crossing Shopping Center

Mortgage Loan No. 13 – Lycoming Crossing Shopping Center

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	CIBC			Single Asset/Portfolio:	Single Asset
Original Balance:	$21,600,000			Location:	Muncy Township, PA 17756
Cut-off Date Balance:	$21,600,000			General Property Type:	Retail
% of Initial Pool Balance:	1.8%			Detailed Property Type:	Shadow Anchored
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Steven D. Brand; Jeffery C. Camp; Richard S. Powell; Patrick R. Walburn			Year Built/Renovated:	2008; 2009; 2011/N/A
Mortgage Rate:	4.750%			Size:	135,999 SF
Note Date:	7/16/2015			Cut-off Date Balance per Unit:	$159
First Payment Date:	9/1/2015			Maturity Date Balance per Unit:	$146
Maturity Date:	8/1/2025			Property Manager:	Vision Properties, LLC (borrower related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$1,834,755
Seasoning:	2 months			UW NOI Debt Yield:	8.5%
Prepayment Provisions:	LO (26); DEF (90); O (4)			UW NOI Debt Yield at Maturity:	9.2%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	1.67x (IO) 1.28x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$1,510,352 (12/31/2014)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$1,391,300 (12/31/2013)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$1,361,154 (12/31/2012)
Reserves				Most Recent Occupancy:	97.3% (6/30/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	97.3% (12/31/2014)
RE Tax:	$138,942	$8,710	N/A	3rd Most Recent Occupancy:	84.4% (12/31/2013)
Insurance:	$8,978	$2,993	N/A	Appraised Value (as of):	$28,800,000 (4/10/2015)
Recurring Replacements:	$0	$1,700	N/A	Cut-off Date LTV Ratio:	75.0%
TI/LC:	$0	$6,250	$450,000	Maturity Date LTV Ratio:	69.0%
Other(1):	$0	Springing	$427,360

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$21,600,000	81.7%	Loan Payoff:	$26,150,634	98.9%
Equity:	$4,841,275	18.3%	Reserves:	$147,920	0.6%
			Closing Costs:	$142,722	0.5%
Total Sources:	$26,441,275	100.0%	Total Uses:	$26,441,275	100.0%

(1)	Commencing six months prior to Michael’s lease expiration date, excess cash flow is required to be swept into a reserve, subject to a cap of $427,360, for re-tenanting the Michael’s space.

The Mortgage Loan.  The thirteenth largest mortgage loan (the “Lycoming Crossing Shopping Center Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $21,600,000 secured by a first priority fee mortgage encumbering a 135,999 SF shadow anchored retail center in Muncy Township, Lycoming County, Pennsylvania (the “Lycoming Crossing Shopping Center Property”). The proceeds of the Lycoming Crossing Shopping Center Mortgage Loan were used along with equity from the Lycoming Crossing Shopping Center Borrower (defined below) to pay off existing debt, fund upfront reserves and pay closing costs.

The Borrower and the Sponsor.  The borrower is VIWY, L.P. (the “Lycoming Crossing Shopping Center Borrower”), a single-purpose Pennsylvania limited partnership. Steven D. Brand, Jeffery C. Camp, Richard S. Powell and Patrick R. Walburn, collectively, the Lycoming Crossing Shopping Center Mortgage Loan sponsors and nonrecourse carve-out guarantors, indirectly control and own the majority of the Lycoming Crossing Shopping Center Borrower. Mr. Brand, Mr. Camp, Mr. Powell and Mr. Walburn each have over 28 years of real estate experience.

The Property.  The Lycoming Crossing Shopping Center Property is a 135,999 SF retail center situated on a 36.6-acre site in Muncy Township, Lycoming County, Pennsylvania. The Lycoming Crossing Shopping Center Property consists of two main buildings which were built in 2008, a pad site occupied by Burger King which was built in 2009 and a pad site occupied by Cracker Barrel Old Country Store which was built in 2011. The Lycoming Crossing Shopping Center is shadow anchored by a 126,842 SF Target, which is not part of the collateral, but pays common area maintenance charges. Target purchased its land from an affiliate of the sponsors and developed the building it occupies. According to a third party report, sales at the Target shadow anchor were estimated to be approximately $295 PSF. According to a separate third party report, Target’s national average sales PSF for fiscal year ending January 31, 2015 were $295 PSF. As of the June 30, 2015 rent roll, the Lycoming Crossing Shopping Center Property was 97.3% occupied by 17 tenants, including national tenants such as Michael’s, Bed Bath & Beyond, Petco, Ulta Salon and Cracker Barrel Old Country Store, among others. The Gap signed a lease in April 2015 for 7,700 SF at the Lycoming Crossing Shopping Center Property for a term of 10 years at an initial annual rental rate of $18.50 PSF on a triple net basis. An additional lease was signed in June 2015 with Mariner Finance for 2,000 SF for a term of 7 years at an initial annual rental rate of $22.00 PSF on a triple net basis, which will bring occupancy to 98.7%. The Mariner Finance lease was not included in the underwritten figures as they have not taken occupancy yet.

III-85

MSBAM 2015-C25	Lycoming Crossing Shopping Center

The following table presents a summary regarding major tenants at the Lycoming Crossing Shopping Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenants
Michael’s	NR/NR/B+	21,368	16%	$283,126	14%	$13.25	2/28/2018
Bed Bath & Beyond	NR/Baa1/A-	20,402	15%	$220,546	11%	$10.81	1/31/2019
Petco	NR/B3/B	15,264	11%	$285,437	14%	$18.70	1/31/2019
Ulta Salon	NR/NR/NR	10,233	8%	$204,660	10%	$20.00	2/28/2022
Cracker Barrel Old Country Store	NR/NR/NR	8,000	6%	$112,480	6%	$14.06	10/31/2021
Subtotal/Wtd. Avg.		75,267	55%	$1,106,248	54%	$14.70
Other Tenants		56,998	42%	$929,429	46%	$16.31
Vacant Space(4)		3,734	3%	$0	0%	$0.00
Total/Wtd. Avg.		135,999	100%	$2,035,678	100%	$15.39

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Includes the 2,000 SF recently leased to Mariner Finance who has not taken occupancy yet.

The following table presents certain information relating to the lease rollover schedule at the Lycoming Crossing Shopping Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling
2015	0	0	$0.00	0%	0%	$0	0%	0%
2016	0	0	$0.00	0%	0%	$0	0%	0%
2017	0	0	$0.00	0%	0%	$0	0%	0%
2018	4	27,690	$16.27	20%	20%	$450,436	22%	22%
2019	6	54,781	$14.20	40%	61%	$777,882	38%	60%
2020	1	6,000	$7.00	4%	65%	$42,000	2%	62%
2021	2	15,537	$14.03	11%	76%	$217,998	11%	73%
2022	1	10,233	$20.00	8%	84%	$204,660	10%	83%
2023	0	0	$0.00	0%	84%	$0	0%	83%
2024	1	7,425	$13.00	5%	89%	$96,525	5%	88%
2025	1	7,700	$18.50	6%	95%	$142,450	7%	95%
2026 & Beyond	1	2,899	$35.78	2%	97%	$103,726	5%	100%
Vacant(4)	0	3,734	$0.00	3%	100%	$0	0%	100%
Total/Wtd. Avg.	17	135,999	$15.39	100%		$2,035,678	100%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

(4)	Includes the 2,000 SF recently leased to Mariner Finance who has not taken occupancy yet.

The Market.  The Lycoming Crossing Shopping Center Property is located in the Muncy Township, Lycoming County, Pennsylvania. The Lycoming Crossing Shopping Center Property is located just off the Lycoming Mall Road exit off of Interstate 180, the major east-west highway traveling through the market area. The retail demand in the subject neighborhood is primarily influenced by the proximity and access to well established residential communities and linkage to the local highway network which serves the immediate trade area and allows access to and from external market areas in nearby communities. In addition to the Target shadow anchor, the other draw to the Lycoming Crossing Shopping Center Property’s immediate area is Lycoming Mall, which is located directly across the street from the Lycoming Crossing Shopping Center. The subject trade area for the Lycoming Crossing Shopping Center Property, which is based on a 20-minute driving distance, includes Williamsport, Pennsylvania, which is the county seat of Lycoming County.  Outside of the Target which is shadow anchoring the Lycoming Crossing Shopping Center Property, the next closest Target location is approximately 35 miles away.

According to the appraisal, the estimated 2015 population within a three- and five-mile radius and Lycoming County was approximately 3,695, 17,324 and 116,566, respectively. The estimated 2015 estimated median household income within a three- and five-mile radius and Lycoming County was approximately $63,032, $52,182 and $48,560, respectively.

The appraiser conducted a survey of recent comparable leases within Pennsylvania and found that annual in-place rents for comparable small in-line space ranged from $15.00 PSF to $22.00 PSF, and the appraiser concluded to a market rent of $23.00. Annual in-place rents for comparable big box space ranged from $9.00 PSF to $18.00 PSF, and the appraiser concluded to a market rent of $13.50 PSF. Annual in-place rents for comparable medium in-line space ranged from $13.18 PSF to $20.00 PSF, and the appraiser concluded to a market rent of $17.00 PSF. Annual in-place rents for comparable ground leased space ranged from $9.60 PSF to $26.78 PSF, and the appraiser concluded to a market rent of $20.00 PSF. The appraiser concluded to a vacancy and collection loss factor of 5.5%. The Lycoming Crossing Shopping Center Property is not located in a retail  as typically used by an appraisal for the purpose of determining overall market and submarket rents and vacancy rates.

III-86

MSBAM 2015-C25	Lycoming Crossing Shopping Center

The following table presents a summary of six primary competitive centers to the Lycoming Crossing Shopping Center Property within Lycoming County:

Competitive Property Summary
Property Name	Address	Distance from Subject	Year Built/ Renovated	Overall Occ	Size (SF)	Major Tenants
Lycoming Mall	300 Lycoming Mall Circle Muncy, PA	1 mile	1978/1990	94%	835,000	Bon Ton, Macy’s, Sears, Burlington Coat Factory
Loyal Plaza	1875-1969 E. Third Street Williamsport, PA	8 miles	2009	96%	288,975	Giant, Kmart
Parkview Center	801 Loyalsock Avenue Montoursville, PA	6 miles	N/A	98%	345,619	Walmart, Weis Markets, Lowe’s
Wegman’s	201 William Street Williamsport, PA	11 miles	~1980	100%	200,000	Wegman’s
Sam’s Club	611 Lycoming Mall Circle Muncy, PA	1 mile	N/A	100%	100,000	Sam’s Club
Weis Markets	305 River Avenue Williamsport, PA	10 miles	N/A	100%	50,000	Weis Markets

Source: Appraisal

Operating History and Underwritten Cash Flow.  The following table presents certain information relating to the underwritten cash flow at the Lycoming Crossing Shopping Center Property:

Cash Flow Analysis
	2010	2011	2012	2013	2014	UW	UW PSF
Base Rent(1)	$1,641,770	$1,557,059	$1,641,163	$1,700,911	$1,843,168	$2,035,678	$14.97
Vacant Rent	$0	$0	$0	$0	$0	$96,020	$0.71
Total Recoveries	$325,472	$315,060	$376,692	$395,947	$447,790	$530,341	$3.90
Other Income	$83	$137,992	$0	$1,389	($1)	$0	$0.00
Vacancy & Credit Loss(2)	$0	$0	$0	$0	$0	($146,412)	($1.08)
Effective Gross Income	$1,967,325	$2,010,111	$2,017,855	$2,098,247	$2,290,957	$2,515,626	$18.50
Total Operating Expenses	$548,478	$668,449	$656,701	$706,947	$780,605	$680,871	$5.01
Net Operating Income	$1,418,847	$1,341,661	$1,361,154	$1,391,300	$1,510,352	$1,834,756	$13.49
Capital Expenditures	$0	$0	$0	$0	$0	$20,400	$0.15
TI/LC	$0	$0	$0	$0	$0	$77,519	$0.57
Net Cash Flow	$1,418,847	$1,341,661	$1,361,154	$1,391,300	$1,510,352	$1,736,836	$12.77

Occupancy %(3)	84.4%	75.8%	75.8%	84.4%	97.3%	97.3%
NOI DSCR	1.05x	0.99x	1.01x	1.03x	1.12x	1.36x
NCF DSCR	1.05x	0.99x	1.01x	1.03x	1.12x	1.28x
NOI Debt Yield	6.6%	6.2%	6.3%	6.4%	7.0%	8.5%
NCF Debt Yield	6.6%	6.2%	6.3%	6.4%	7.0%	8.0%

(1)	Underwritten Base Rent is based on leases in place, with scheduled rent increases for Aspen Dental Management, Inc. which occurs October 2015 and Five Below, Inc. which occurs August 2016.

(2)	Vacancy & Credit Loss based on an economic vacancy factor of 5.5%, which is greater than the actual physical vacancy of 2.7%, which includes 2,000 SF leased to but not yet occupied by Mariner Finance.

(3)	In 2009, a former tenant, Circuit City (20, 176 SF), vacated after filing bankruptcy. The sponsors were able to fill the majority of the space vacated by Circuit City with Ulta Salon and Five Below in 2011. In addition, when Circuit City vacated, a former tenant, Ross Dress For Less (“Ross”) (28,000 SF), claimed a co-tenancy clause was triggered that allowed it to pay percentage rent in lieu of base rent. In November 2011, Ross vacated its space after the sponsors terminated its lease when attempts to negotiate a revised base rent with Ross did not come to fruition. The majority of the space that Ross vacated was later backfilled by Lumber Liquidators and Cato Fashions in 2013, Dress Barn, Misses & Woman in 2014 and The Gap in 2015.
III-87

MSBAM 2015-C25	The Gateway at Summerset Apartments

Mortgage Loan No. 14 – The Gateway at Summerset Apartments

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$21,500,000			Location:	Pittsburgh, PA 15217
Cut-off Date Balance:	$21,500,000			General Property Type:	Multifamily
% of Initial Pool Balance:	1.8%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Richard K. Barnhardt; Mark H. Dambly			Year Built/Renovated:	2013/N/A
Mortgage Rate:	4.372%			Size:	131 Units
Note Date:	7/29/2015			Cut-off Date Balance per Unit:	$164,122
First Payment Date:	9/1/2015			Maturity Date Balance per Unit:	$143,523
Maturity Date:	8/1/2025			Property Manager:	Pennrose Management Company
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	360 months			UW NOI:	$1,678,652
IO Period:	36 months			UW NOI Debt Yield:	7.8%
Seasoning:	2 months			UW NOI Debt Yield at Maturity:	8.9%
Prepayment Provisions:	LO (26); DEF (90); O (4)			UW NCF DSCR:	1.73x (IO) 1.28x (P&I)
Lockbox/Cash Mgmt Status:	Springing/Springing			Most Recent NOI:	$1,414,746 (6/30/2015 TTM)
Additional Debt Type:	N/A			2nd Most Recent NOI:	$1,370,595 (12/31/2014)
Additional Debt Balance:	N/A			3rd Most Recent NOI:	N/A
Future Debt Permitted (Type):	No (N/A)			Most Recent Occupancy:	96.2% (7/15/2015)
Reserves				2nd Most Recent Occupancy:	88.6% (12/31/2014)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	N/A
RE Tax:	$163,130	$24,013	N/A	Appraised Value (as of):	$28,600,000 (6/11/2015)
Insurance:	$0	Springing	N/A	Cut-off Date LTV Ratio:	75.2%
Recurring Replacements:	$0	$2,729	N/A	Maturity Date LTV Ratio:	65.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$21,500,000	100.0%	Loan Payoff:	$16,924,910	78.7%
			Reserves:	$163,130	0.8%
			Closing Costs:	$330,152	1.5%
			Return of Equity:	$4,081,808	19.0%
Total Sources:	$21,500,000	100.0%	Total Uses:	$21,500,000	100.0%

The Mortgage Loan.  The fourteenth largest mortgage loan (“The Gateway at Summerset Apartments Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $21,500,000 secured by a first priority fee mortgage encumbering a Class “A”, 131-unit garden-style apartment community in Pittsburgh, Pennsylvania (“The Gateway at Summerset Apartments Property”).

The Borrower and Sponsor.  The borrower is Summerset II Associates, L.P., a single purpose Pennsylvania limited partnership (the “Gateway at Summerset Apartments Borrower”). The Gateway at Summerset Apartments Mortgage Loan sponsors and nonrecourse carve-out guarantors are Richard K. Barnhardt and Mark H. Dambly. Richard K. Barnhardt is the chairman and CEO of Pennrose Properties, one of the nation’s largest producers of affordable housing for families and seniors. Pennrose Properties has developed and continues to own and manage over 11,000 rental apartment units.

The Property.  The Gateway at Summerset Apartments Property is a Class “A”, 131-unit garden-style apartment community consisting of five, three-story buildings located in Pittsburgh, Pennsylvania. The Gateway at Summerset Apartments Property was recently developed in 2013 by the sponsor for a total acquisition and construction cost of $20.4 million.

The Gateway at Summerset Apartments Property is located at the west entrance of a larger master planned community known as Summerset at Frick Park, which was created through the efforts of the Urban Redevelopment Authority of Pittsburgh (URA) to convert a former industrial steel site into a residential development. Summerset at Frick Park began development in 2001 and features a central community center, fitness center, pool, playground and basketball courts as well as small parks and walking trails.

The unit mix at The Gateway at Summerset Apartments Property consists of 52 one-bedroom/one-bathroom units containing 768 SF, 20 two-bedroom/two-bathroom units containing 1,051 SF and 59 two-bedroom/two-bathroom units containing 1,258 SF. The units at The Gateway at Summerset Apartments Property include patios/balconies, dishwashers, in-unit washer/dryers, central air conditioning and walk-in closets. As of July 15, 2015, The Gateway at Summerset Apartments Property was 96.2% occupied.

III-88

MSBAM 2015-C25	The Gateway at Summerset Apartments

The chart below shows the apartment mix at The Gateway at Summerset Apartments:

The Gateway at Summerset Apartments Unit Mix Summary
Floor Plan	No. of Units	% of Total	SF	Total SF
1 Bedroom	52	39.7%	768	39,936
2 Bedroom A	20	15.3%	1,051	21,020
2 Bedroom B	59	45.0%	1,258	74,222
Total/Avg.	131	100.0%	1,032	135,178

Source: Appraisal

The Market.  The Gateway at Summerset Apartments Property is located in the Pittsburgh market and the Bellefield/Shadyside submarket and is approximately four and a half miles east of Downtown Pittsburgh in Allegheny County. The population within a one-, three-, and five-mile radius of The Gateway at Summerset Apartments Property is 14,560, 153,149, and 353,068, respectively. The average household income within a one-, three-, and five-mile radius of The Gateway at Summerset Apartments Property is $50,421, $42,413, and $40,758, respectively. The largest private employers in Alleghany County include UPMC Health System (42,900), University of Pittsburgh (12,450) and Giant Eagle (12,000).  As of May 2015, the Bellefield/Shadyside submarket had a total inventory of 19,846 units, average vacancy of 3.4% and an average asking rate of $1,052.

Comparable rental properties to The Gateway at Summerset Apartments are shown in the chart below:

Competitive Property Summary
Property	Location	Total Units	Property Occupancy	Year Built	Average Unit Size SF	Average Rental Rate/Unit
Reserve at Summerset	1123 Frick Lane, Pittsburgh	40	92%	2003	1,098	$1,726
The Waterfront	611 E. Waterfront Dr., Munhall Borough	235	NAV	2001	1,049	NAV
Walnut on Highland	121‐125 S. Highland, Pittsburgh	117	100%	2013	1,181	$1,372
Shadyside Commons	401 Amberson Ave., Pittsburgh	148	99%	1903	799	$1,540
Bakery Living	6480 Living Place, Pittsburgh	171	99%	2014	NAV	NAV
Lot 24 Apartments	2404 Railroad Street, Pittsburgh	96	99%	2012	NAV	$1,497
Total/Avg.			99%		1,013	$1,499
The Gateway at Summerset Apartments (Subject)	1876 Parkview Boulevard, Pittsburgh	131	96%	2013	1,032	$1,721

Source: Appraisal

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Gateway at Summerset Apartments Property:

Cash Flow Analysis(1)
	2011	2012	2013	2014	6/30/2015 TTM	UW	UW per Unit
Base Rent	N/A	N/A	N/A	$2,670,954	$2,672,403	$2,731,152	$20,848
Other Income(2)	N/A	N/A	N/A	$65,222	$69,714	$69,714	$532
Discounts or Concessions	N/A	N/A	N/A	($54,611)	($16,398)	($0)	($0)
Less Vacancy & Credit Loss	N/A	N/A	N/A	($299,899)	($107,524)	($182,671)	(6.7%)
Effective Gross Income	N/A	N/A	N/A	$2,381,666	$2,618,195	$2,618,195	$19,986
Total Operating Expenses	N/A	N/A	N/A	$1,011,071	$1,203,449	$939,543	$7,172
Net Operating Income	N/A	N/A	N/A	$1,370,595	$1,414,746	$1,678,652	$12,814
Capital Expenditures	N/A	N/A	N/A	$0	$35,474	$32,750	$250
Net Cash Flow	N/A	N/A	N/A	$1,370,595	$1,379,272	$1,645,902	$12,564

Occupancy %	N/A	N/A	N/A	88.6%	96.2%(3)	93.3%
NOI DSCR	N/A	N/A	N/A	1.06x	1.10x	1.30x
NCF DSCR	N/A	N/A	N/A	1.06x	1.07x	1.28x
NOI Debt Yield	N/A	N/A	N/A	6.4%	6.6%	7.8%
NCF Debt Yield	N/A	N/A	N/A	6.4%	6.4%	7.7%

(1)	Historical financials are not available as The Gateway at Summerset Apartments Property was constructed in 2013.

(2)	Other Income includes income from Utility Reimbursements, Parking Income, Repairs & Services Income, Damage Collections, Pet Fees, and Application Fees.

(3)	Based on rent rolls dated July 15, 2015.

III-89

MSBAM 2015-C25	Uptown Crossing

Mortgage Loan No. 15 – Uptown Crossing

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	SMF III			Single Asset/Portfolio:	Single Asset
Original Balance:	$21,000,000			Location:	Normal, IL 61761
Cut-off Date Balance:	$21,000,000			General Property Type:	Mixed Use
% of Initial Pool Balance:	1.8%			Detailed Property Type:	Student/Retail/Office
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsors:	Chad M. Packard; Beau H. Jaussi; Robert			Year Built/Renovated:	2010/N/A
	Carter Packard			Size(1):	126,155 SF
Mortgage Rate:	4.286%			Cut-off Date Balance per Unit:	$166
Note Date:	6/17/2015			Maturity Date Balance per Unit:	$152
First Payment Date:	8/6/2015			Property Manager:	Cardinal Group Management Midwest
Maturity Date:	7/6/2025				LLC
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$1,804,902
Seasoning:	3 months			UW NOI Debt Yield:	8.6%
Prepayment Provisions:	LO (27); DEF (89); O (4)			UW NOI Debt Yield at Maturity:	9.4%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.86x (IO) 1.36x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$1,863,091 (4/30/2015 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$1,869,859 (12/31/2014)
Future Debt Permitted (Type):	Yes (Mezzanine)			3rd Most Recent NOI:	$1,950,730 (12/31/2013)
Reserves				Most Recent Occupancy(1):	97.8% (6/15/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(1):	100.0% (12/31/2014)
RE Tax:	$152,639	$25,440	N/A	3rd Most Recent Occupancy(1):	100.0% (12/31/2013)
Insurance:	$9,770	$2,443	N/A	Appraised Value (as of):	$28,000,000 (4/27/2015)
Recurring Replacements(2):	$0	$4,638	$141,750	Cut-off Date LTV Ratio:	75.0%
TI/LC:	$0	$4,668	N/A	Maturity Date LTV Ratio:	68.5%
Other:	$0	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$21,000,000	73.7%	Purchase Price:	$27,600,000	96.9%
Borrower Equity:	$7,497,241	26.3%	Reserves:	$162,409	0.6%
			Closing Costs:	$734,832	2.6%
Total Sources:	$28,497,241	100.0%	Total Uses:	$28,497,241	100.0%

(1)	The Uptown Crossing Property is comprised of 135 student housing units totaling 70,134 SF and 56,021 SF of first and second floor retail and office space. Most Recent Occupancy, 2nd Most Recent Occupancy and 3rd Most Recent Occupancy reflect occupancy for the student housing space. The commercial space was 100.0% occupied in 2013 and 2014, and was 96.5% occupied as of June 16, 2015 as provided by the Uptown Crossing Borrower. The Uptown Crossing Borrower is permitted to make alterations and additions to the Uptown Crossing Property in connection with the conversion of space currently leased by Illinois State University, representing approximately 63% of the commercial space, into residential space used for student rental housing, subject to the satisfaction of certain conditions, including but not limited to the Uptown Crossing Borrower’s prompt payment of all costs associated with such conversion and the Uptown Crossing Property’s compliance with applicable zoning laws.

(2)	The Uptown Crossing Borrower is required to escrow $3,937.50 monthly for recurring replacements related to the student housing space up to a cap of $141,750. The Uptown Crossing Borrower is also required to escrow $700.26 monthly for recurring replacements related to the commercial and office space throughout the term of the Uptown Crossing Mortgage Loan.

The Mortgage Loan.  The fifteenth largest mortgage loan (the “Uptown Crossing Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $21,000,000 and is secured by a first priority fee mortgage encumbering a mixed use property located in Normal, Illinois (the “Uptown Crossing Property”). The proceeds of the Uptown Crossing Mortgage Loan were primarily used to acquire the Uptown Crossing Property, fund reserves and pay closing costs.

The Borrower and Sponsors.  The borrower is MCP Uptown Owner, LLC (the “Uptown Crossing Borrower”), a single-purpose Delaware limited liability company. The sponsors and non-recourse carve-out guarantors are Chad M. Packard, Beau H. Jaussi and Robert Carter Packard. Mr. Jaussi is the founder and principal of The Mareau Group. The Mareau Group is an investment firm focused on buying student housing properties. The Uptown Crossing Property is managed by Cardinal Group Management Midwest LLC, a fully integrated real estate investment, construction, development and management firm with investments throughout the United States.

The Property.  The Uptown Crossing Property, located at 100 South Fell Avenue, Normal, Illinois, consists of 135 student housing units and 56,021 SF of retail and office space. The student housing space at the Uptown Crossing Property was 97.8% leased as of June 15, 2015, while the retail and office space was 96.5% leased as of June 16, 2015. The Uptown Crossing Property was originally constructed in 2010. Student housing units, located on the third, fourth and fifth floors of the Uptown Crossing Property, feature washers and dryers, GE Profile appliances, wall mounted LCD HDTVs, granite counter tops and private balconies. The Uptown Crossing Property’s amenities include a fitness center, a study lounge and underground heated garage with 120 parking spaces. The average unit size at the Uptown Crossing Property is 520 SF. The Uptown Crossing Property is located along South Fell Avenue, a primary, two-way street. South Fell Avenue runs along the eastern boundary of the Illinois State University (“ISU”) campus and connects to the Bloomington, Illinois central business district approximately three miles south of the Uptown Crossing Property. The Uptown Crossing Property is

III-90

MSBAM 2015-C25	Uptown Crossing

located approximately two blocks west of the Bloomington-Normal Amtrak station, and 2.5 miles south of I-55, which provides access to St. Louis, Missouri to the south, and Chicago, Illinois to the north. In addition, the Uptown Crossing Property is located along the ISU bus line with three stops located within one-block of the Uptown Crossing Property. The retail and office portion of the space is leased to a mix of credit and regional tenants including CVS/Caremark and ISU.

The chart below shows the apartment mix at the Uptown Crossing Property:

Unit Mix Summary
Floor Plan	No. of Units	% of Total	SF	Total SF
1 Bedroom/1 Bath	42	31%	394	16,548
1 Bedroom/1 Bath (Luxury)	18	13%	477	8,586
2 Bedroom/1 Bath	75	56%	600	45,000
Total/Average	135	100%	520	70,134

The following table presents a summary regarding the tenants at the Uptown Crossing Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	2014 Sales PSF
Anchor/Major Tenants
Illinois State University(3)	NR/NR/NR	35,499	63%	$570,590	59%	$16.07	(4)	N/A
CVS/Caremark	NR/Baa1/BBB+	13,109	23%	$281,844	29%	$21.50	7/31/2020	N/A
Merry Ann’s Diner	NR/NR/NR	2,361	4%	$69,678	7%	$29.51	2/28/2021	N/A
Apricot Lane	NR/NR/NR	2,000	4%	$42,000	4%	$21.00	9/30/2020	N/A
Leasing Office	NR/NR/NR	1,102	2%	N/A	N/A	N/A	N/A	N/A
Subtotal/Wtd. Avg.		54,071	97%	$964,112	100%	$17.83

Vacant Space		1,950	3%	$0	0%	$0.00
Total/Wtd. Avg.		56,021	100%	$964,112	100%	$17.83

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Illinois State University has the right to terminate its lease in any fiscal year the Illinois General Assembly fails to appropriate the necessary funds.

(4)	Illinois State University has a lease for 4,172 SF of space with an expiration date of October 31, 2017. The remaining 31,327 SF of space has an expiration date of May 31, 2020.

The Market.  The Uptown Crossing Property is located in Normal, McLean County, Illinois, within the Bloomington - Normal, Illinois metropolitan statistical area. The main demand driver in the Uptown Crossing Property’s market is Illinois State University. Founded in 1857, ISU is the oldest public university in Illinois. The ISU main campus, which is adjacent to the Uptown Crossing Property, occupying 1,000 acres, consists of more than 140 buildings. As of September 2015, the school’s enrollment was 20,788, with 18,423 undergraduate students. The 2014 population and average household income within a three-mile radius of the Uptown Crossing Property were 88,607 people and $67,244, respectively. The appraisal noted that there was no incoming supply of competitive properties planned. The appraiser identified five student housing properties that compete directly with the Uptown Crossing Property. Inclusive of the Uptown Crossing Property, the competitive set includes 536 units with 1,454 beds and an average occupancy of 95.8%. The five properties range in size from 27 to 481 beds and occupancy levels range from 82.0% to 100.0%. Rental rates range from $995 per unit for studio apartments to $3,000 per unit for 4BR/4BA units. The appraiser identified six comparable CVS-tenanted properties in Illinois and Indiana. All six were located in typical built-to-suit free standing CVS buildings and rents PSF ranged from $18.85 to $24.56, with an average rent of $22.81. The appraiser concluded a market rent for CVS space of $22.00 PSF, which is approximately 2.3% higher than CVS/Caremark is paying at the Uptown Crossing Property. The appraiser identified five comparable in-line retail rentals in the immediate Normal area. All five were located in buildings similar to the Uptown Crossing Property and rents PSF ranged from $16.00 to $39.60, with an average rent of $28.28. The appraiser concluded a market rent for in-line space of $24.00 PSF, which is approximately 3.3% lower than what in-line tenants are paying at the Uptown Crossing Property. The appraiser also identified five comparable office rentals in campus oriented cities in Illinois and Indiana. All five were located in Class “A” buildings and were smaller than the Uptown Crossing Property spaces. Rents PSF ranged from $12.00 to $19.50, with an average rent of $15.40. The appraiser concluded a market rent for in-line space of $13.00 PSF based on ISU’s lease having larger than average space which is well suited for the current use.

III-91

MSBAM 2015-C25	Uptown Crossing

Comparable student housing rental properties to the Uptown Crossing Property are presented in the table below.

Competitive Property Summary
Property Name/Address	Year Built	Units	Occupancy	Unit Type	Unit Size (SF)	Quoted Rent per Month	Concessions
Uptown North 102 West College Avenue Normal, IL	2013	39	99%	Studio 2 BR/2 BA 2 BR/2.5 BA 3 BR/3.5 BA	614 1,010 1,046 1,318	$995 $1,158 $1,478 $2,097	None
1010 Lofts on Main 1010 Main Street Normal, Illinois	2011	65	100%	2 BR/2 BA 3 BR/3 BA 4 BR/4 BA 4 BR/4.5 BA	904 1,235 1,495 1,700	$1,378 $1,947 $2,392 $2,540	None
The Edge on Hovey 800 West Hovey Avenue Normal, Illinois	2005	125	82%	2 BR/2 BA 3 BR/3 BA 4 BR/4 BA	909 1,114 1,520	$1,592 $2,058 $2,596	None
The Flats on Main 701 South Main Normal, Illinois	2011	154	98%	1 BR/1 BA 2 BR/2 BA 3 BR/3 BA 4 BR/4 BA	600 798 1,300 1,400	$1,300 $1,600 $2,250 $3,000	None
The Colburn 602 Kingsley Street Normal, Illinois	2011	18	96%	1 BR/1 BA 2 BR/2 BA	620 800	$1,045 $1,350	None

Source: Appraisal

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Uptown Crossing Property:

Cash Flow Analysis
	2011	2012	2013	2014	4/30/2015 TTM	UW	UW PSF
Residential Base Rent	N/A	$1,558,744	$1,590,358	$1,623,057	$1,613,655	$1,639,860	$13.00
Commercial Base Rent	N/A	$856,121	$973,322	$947,039	$1,002,550	$1,007,012	$7.98
Total Recoveries	N/A	$166,845	$200,792	$197,410	$193,514	$217,275	$1.72
Other Income(1)	N/A	$95,677	$103,998	$93,180	$88,622	$87,355	$0.69
Discounts Concessions	N/A	$0	$0	$0	$0	$0	$0.00
Less Residential Vacancy & Credit Loss	N/A	($5,565)	($16,909)	($13,593)	($12,446)	($81,993)	($0.65)
Less Commercial Vacancy & Credit Loss	N/A	$0	$0	($1,241)	($1,241)	($50,351)	($0.40)
Effective Gross Income	N/A	$2,671,822	$2,851,561	$2,845,851	$2,884,654	$2,819,158	$22.35
Total Operating Expenses	N/A	$928,657	$900,831	$975,992	$1,021,563	$1,014,256	$8.04
Net Operating Income	N/A	$1,743,165	$1,950,730	$1,869,859	$1,863,091	$1,804,902	$14.31
Capital Expenditures	N/A	$0	$0	$0	$0	$55,653	$0.44
TI/LC	N/A	$0	$0	$0	$0	$56,021	$0.44
Net Cash Flow	N/A	$1,743,165	$1,950,730	$1,869,859	$1,863,091	$1,693,228	$13.42

Occupancy %(2)(3)	N/A	N/A	100.0%	100.0%	97.8%	95.4%
NOI DSCR	N/A	1.40x	1.57x	1.50x	1.50x	1.45x
NCF DSCR	N/A	1.40x	1.57x	1.50x	1.50x	1.36x
NOI Debt Yield	N/A	8.3%	9.3%	8.9%	8.9%	8.6%
NCF Debt Yield	N/A	8.3%	9.3%	8.9%	8.9%	8.1%

(1)	Other Income includes income includes parking income and miscellaneous fees.

(2)	As provided by the Uptown Crossing Borrower.

(3)	Represents the student housing space. 4/30/2015 TTM occupancy is based on the student housing rent roll dated June 15, 2015. The commercial space was 100% occupied in 2012, 2013 and 2014. The commercial space was 96.5% leased as of June 16, 2015.

III-92

APPENDIX IV
FORM OF DISTRIBUTION DATE STATEMENT

IV-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

DATES				ADMINISTRATOR
Payment Date:	Nov 18, 2015	First Distribution Date:	Nov 18, 2015
Prior Payment:		Closing Date:	Oct 15, 2015	Name:
Next Payment:	Dec 17, 2015	Rated Final Distribution Date:	Oct 19, 2048	Title:	Account Administrator
Record Date:	Oct 30, 2015
Determination Date:	Nov 12, 2015			Address:	190 South LaSalle Street
Chicago, IL, 60603

Phone:
Payment Detail			Page 1	Email:
Factor Detail			Page 2	Website:	www.usbank.com/abs
Principal Detail			Page 3
Interest Detail			Page 4	PARTIES TO TRANSACTION
Reconciliation of Funds			Page 5
Miscellaneous Detail			Page 6	Mortgage Loan Seller:	Bank of America, National Association
Bond Collateral Realized Loss Reconciliation			Page 7		Morgan Stanley Mortgage Capital Holdings LLC
Historical Delinquency & Liquidation Summary (Stated)			Page 8		CIBC Inc.
Historical Liquidation Loss Loan Detail			Page 9		Starwood Mortgage Funding III LLC
Interest Adjustment Reconciliation			Page 10	Depositor:	Banc of America Merrill Lynch Commercial Mortgage Inc.
Appraisal Reduction Report			Page 11	Trustee:	U.S. Bank National Association
Loan Level Detail			Page 12	Certificate Administrator:	U.S. Bank National Association
Historical Loan Moadification Report			Page 13	Master Servicer:	Wells Fargo Bank, National Association
REO Status Report			Page 14	Special Servicer:	Midland Loan Services,
Defeased Loan Detail			Page 15		a Division of PNC Bank, National Association
Material Breaches and Document Defects			Page 16	Rating Agency:	Fitch Ratings, Inc.
				Rating Agency:	Kroll Bond Rating Agency, Inc.
				Rating Agency:	Moody’s Investors Service, Inc.
				Trust Advisor:	Pentalpha Surveillance LLC

* This report contains, or is based on, information furnished to U.S. Bank Global Corporate Trust Services (“U.S. Bank”) by one or more third parties

(e.g. Servicers, Master Servicer, etc.), and U.S. Bank has not independently verified information received from any such third party.

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

PAYMENT DETAIL

	Pass-Thru	Original	Beginning	Principal	Interest	Total	Realized	Ending
Class	Rate	Balance	Balance	Distribution	Distribution	Distribution	Loss	Balance

A-1
A-2
A-SB
A-3
A-4
A-5
X-A
X-B
X-D
A-S
B
C
D
E
F
G
R

V

Totals:

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

 FACTOR DETAIL

		Beginning	Principal	Interest	Total	Collateral Support	Ending
Class	Cusip	Balance	Distribution	Distribution	Distribution	Deficit	Balance
A-1 A-2 A-SB A-3 A-4 A-5 X-A X-B X-D A-S B C D E F G R V

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

PRINCIPAL DETAIL

Excess Trust
	Beginning	Scheduled	Unscheduled	Advisor Expenses	Collateral Support	Ending	Cumulative
Class	Balance	Principal	Principal	Allocation	Deficit	Balance	Loss
A-1
A-2
A-SB
A-3
A-4
A-5
A-S
B
C
D
E
F
G

Totals:

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

INTEREST DETAIL

	Accrued	Net Prepay	Trust Advisor	Current		Additional	Accrued	Unpaid	Total Interest	Cumulative
	Certificate	Interest	Expenses	Interest	Prepayment	Interest	Unpaid Addt’l	Trust Advisor	Distribution	Unpaid Int
Class	Interest	Shortfall	Allocation	Shortfall	Premium	Amount	Interest Amt	Expenses	Amount	Shortfall
A-1 A-2 A-SB A-3 A-4 A-5 X-A X-B X-D A-S B C D E F G R V
Totals:

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

RECONCILIATION OF FUNDS

Funds Collection			Funds Distribution

Interest			Fees
Scheduled Interest			Servicing Fee
Interest Adjustments			Trustee/Certificate Administrator Fee
Deferred Interest			Special Servicing Fee
Net Prepayment Shortfall			Workout Fee
Net Prepayment Interest Excess			Liquidation Fee
Interest Reserve (Deposit)/Withdrawal			Special Serv Fee plus Adj.
Interest Collections			CREFC License Fee
Trust Advisor Fee
Extension Fee
Principal			Fee Distributions
Scheduled Principal
Unscheduled Principal			Other Expenses of the Trust
Principal Adjustments			Reimbursed for Interest on Advances
Principal Collections			Net ASER Amount
Non-Recoverable Advances
Other Expenses or Shortfalls
Other Expenses of the Trust
Other
Prepayment Premium			Payments to Certificateholders
Other Collections			Interest Distribution
Principal Distribution
Total Collections			Prepayment Premium
Available Distribution Amount

Total Distributions
	Start	End
Interest Accrual Period

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

MISCELLANEOUS DETAIL

Advances					Miscellaneous

P&I Advances					Beginning Stated Principal Balance
	* Total Current				Ending Stated Principal Balance
	Advance				Ending Unpaid Balance
Total

Mortgage Loan Count
Unreimbursed Advances					Aggregate Principal Balance
		Current	Outstanding	Total Servicing	Weighted Average Months to Maturity (WAMM)
		Advance	Advance	Adv. Outstanding	Weighted Average Mortgage Rate
Total

Disclosable Special Servicer Fees
Special Servicer/Affiliates
Commission
Brokerage Fee
Rebate Shared
Fee
Total

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

BOND/COLLATERAL REALIZED LOSS RECONCILIATION

Distribution Date	Period	Beginning Bal of the Loan at Liquidation	Aggregate Realized Loss on Loans	Prior Real’d Loss Appl’d to Cert	Amt Covered by OC/other Credit Support	Int (Shortage)/ Excess Appl’d to Real’d Loss	Mod Adj/ Appraisal Reduction Adj	Addt’l (Recov) Exp Appl’d to Real’d Loss	Cur Realised Loss Applied to Certificates	Recov of Real’d Loss Paid as Cash	Recoveries/ Loss to Certificates Int

Totals:

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

HISTORICAL DELINQUENCY & LIQUIDATION SUMMARY (Stated)

	30 Days Delinq		60 Days Delinq		90+ Days Delinq		Bankruptcy		Foreclosure		REO		Prepayments
Month	Count	Balance	Count	Balance	Count	Balance	Count	Balance	Count	Balance	Count	Balance	Count	Balance

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

HISTORICAL LIQUIDATION LOSS LOAN DETAIL

Loan ID	Liquidation Month	Liquidation/ Prepayment Code	Current Beg. Scheduled Balalnce	Most Recent Value	Net Proceeds Received on Liquidation	Liquidation Expense	Net Proceeds Available for Distribution	Realized Loss to Trust

Totals:

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

INTEREST ADJUSTMENT RECONCILIATION

Loan ID	Curr Ending Scheduled Balance	Spec Serv Fee Amt plus Adj	Liquidation Fee Amount	Workout Fee Amount	Most Recent Net ASER Amount	Prepayment Int Excess (Shortfall)	Non-Recov (Scheduled Interest)	Reimbursed Interest on Advances	Mod Int Rate (Reduction)/ Excess	Reimbursement of Advances to Servicer		Other (Shortfalls)/ Refunds
										Curr Month	Outstanding

Totals:

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

APPRAISAL REDUCTION REPORT

Loan ID	Property Name	Paid-Through Date	ARA (Appraisal Reduction Amt)	ARA Date	Most Recent Value	Most Recent Valuation Date	Most Recent Net ASER Amount	Cumulative ASER Amount

Totals:

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

LOAN LEVEL DETAIL

						End									Yield
	Property	Transfer		Maturity	Neg Am	Schedule	Note	Sched	Prepay	Prepay	Paid Thru	Prepay	Loan	Interest	Maint	PFY	Operating
Loan ID	Type	Date	State	Date	(Y/N)	Balance	Rate	P&I	Liquid/Adj	Date	Date	Premium	Status	Payment	Charges	DSCR	Stmnt

Totals:

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

HISTORICAL LOAN MODIFICATION REPORT

	Ending	Ending
	Scheduled	Unpaid
Loan ID	Balance	Balance	Comments

Totals:

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

REO STATUS REPORT

Loan ID	State	City	Property Type	Book Value	Ending Scheduled Loan	REO Date	Total Exposure	Appraisal Value	Appraisal Date	Date Expected to be Resolved or Foreclosed	REO Revenue and ther Amounts	Type*

Counts:		Totals:

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

DEFEASED LOAN DETAIL

Current
	Ending Sched		Current
Loan ID Balance	Maturity	Date	Note Rule	Defeasance Status

Totals:

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C25
Commercial Mortgage Pass-Through Certificates, Series 2015-C25	November 2015

MATERIAL BREACHES AND DOCUMENT DEFECTS

Ending
	Principal	Material	Date Received
Loan ID	Balance	Breach Date	Notice	Description

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APPENDIX V
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
As of the Closing Date, each mortgage loan seller will make, with respect to each mortgage loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth below.  The exceptions to the representations and warranties set forth below are set forth in APPENDIX VI attached to this prospectus supplement.  Capitalized terms used but not otherwise defined in this APPENDIX V will have the meanings set forth in this prospectus supplement or, if not defined in this prospectus supplement, in the applicable mortgage loan purchase agreement or the Pooling and Servicing Agreement.
Each mortgage loan purchase agreement, together with the related representations and warranties, serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the Issuing Entity, on the other.  Disclosure regarding the representations and warranties is set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation.  The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the mortgage loans, the mortgaged properties or other matters.  We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that we present below.
(1)           Whole Loan; Ownership of Mortgage Loans.  Each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan.  At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement.  Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)           Mortgage Loan Document Status.  Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non‑recourse provisions contained in any of the foregoing agreements and any applicable state anti‑deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).
Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.
(3)           Mortgage Provisions.  The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)           Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.
(5)           Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller.  Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor.  Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or with respect to those Mortgage Loans described in paragraph (34) hereof, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in APPENDIX VI attached to this prospectus supplement (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut‑off Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below).  Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.
(6)           Permitted Liens; Title Insurance.  Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Crossed Mortgage Loan, the lien of the Mortgage for the related Crossed Mortgage Loan or Crossed Mortgage Loans; provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”).  Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co‑equal with the lien of the related Mortgage.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.
(7)           Junior Liens.  It being understood that B Notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loans, there are, as of origination, and to Seller’s knowledge, as of the Cut‑off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing).  Except as set forth in APPENDIX VI attached to this prospectus supplement, Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(8)           Assignment of Leases and Rents.  There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first‑priority collateral assignment of, or a valid first‑priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.
(9)           UCC Filings.  If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non‑material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
(10)        Condition of Property.  Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the Mortgage Loan and within twelve (12) months of the Cut-off Date.
An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve (12) months prior to the Cut-off Date.  To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.
(11)        Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)        Condemnation.  As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(13)        Actions Concerning Mortgage Loan.  As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.
(14)        Escrow Deposits.  All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by Seller to Purchaser or its servicer.
(15)        No Holdbacks.  The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).
(16)        Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims‑paying or financial strength rating of at least “A‑:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.
Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, eighteen (18) months).
If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.
The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.
An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475‑year return period, an exposure period of fifty (50) years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the SEL.
The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.
All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee.  Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums.  All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non‑payment of a premium and no such notice has been received by Seller.
(17)        Access; Utilities; Separate Tax Lots.  Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(18)        No Encroachments.  To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such

Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.
(19)        No Contingent Interest or Equity Participation.  No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.
(20)        REMIC.  The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G‑2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non‑contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third‑party credit enhancement within the meaning of Section 1.860G‑2(a)(1)(ii) of the Treasury Regulations).  If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub‑clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub‑clause (B)(a)(ii), including the proviso thereto.  Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G‑1(b)(2) of the Treasury Regulations.  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(21)        Compliance with Certain Laws.  The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)        Authorized to do Business.  To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.
(23)        Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.
(24)        Local Law Compliance.  To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan.  The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(25)        Licenses and Permits.  Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect.  The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)        Recourse Obligations.  The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property.
(27)        Mortgage Releases.  The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32) below), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32) below), (d) releases of out‑parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation.  With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G‑2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.
In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan‑to‑value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.
No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross‑collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with loan‑to‑value ratio and other requirements of the REMIC Provisions.
(28)        Financial Reporting and Rent Rolls.  Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single‑tenant properties) and annual operating statements, and quarterly (other than for single‑tenant properties) rent rolls for properties that have leases contributing more than 5% of the in‑place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(29)        Acts of Terrorism Exclusion.  With respect to each Mortgage Loan over $20 million, the related special‑form all‑risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Mortgage Loan, the related special all‑risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(30)        Due on Sale or Encumbrance.  Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage

Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn‑out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth in APPENDIX VI attached to this prospectus supplement, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Serviced Companion Loan or Non‑Serviced Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan, as set forth on APPENDIX I to this prospectus supplement or (iv) Permitted Encumbrances.  The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(31)        Single‑Purpose Entity.  Each Mortgage Loan requires the Mortgagor to be a Single‑Purpose Entity for at least as long as the Mortgage Loan is outstanding.  Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single‑Purpose Entity, and each Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non‑consolidation of the Mortgagor.  For this purpose, a “Single‑Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)        Defeasance.  With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two (2) years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G‑2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by Defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single‑Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(33)        Fixed Interest Rates.  Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.
(34)        Ground Leases.  For purposes of the Mortgage Loan Purchase Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit.
With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:
(a)    The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction.  The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)    The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
(c)    The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan, or ten (10) years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)    The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii)  is subject to a subordination, non‑disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)    The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)     Seller has not received any written notice of material default under or notice of termination of such Ground Lease.  To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)    The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)    A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)     The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with loans originated for securitization;
(j)     Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)    In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)     Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)        Servicing.  The servicing and collection practices used by Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)        Origination and Underwriting.  The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided, that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this APPENDIX V.
(37)        No Material Default; Payment Record.  No Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date.  To Seller’s knowledge, there is

(a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this APPENDIX V.  No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.
(38)        Bankruptcy.  As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single‑tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)        Organization of Mortgagor.  With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.  Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor.  An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.
(40)        Environmental Conditions.  A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of Recognized Environmental Conditions (as such term is defined in ASTM E1527‑05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos‑containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated, abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent, was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action or investigation is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To Seller’s knowledge, except as set forth in the ESA, the Mortgage File or this prospectus supplement, there is no Environmental Condition at the related Mortgaged Property.
(41)        Appraisal.  The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Mortgage Loan origination date, and within twelve (12) months of the Closing Date.  The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the originator of the Mortgage Loan or Seller, or a correspondent or agent of the originator of the Mortgage Loan or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.
(42)        Mortgage Loan Schedule.  The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.
(43)        Cross‑Collateralization.  No Mortgage Loan is cross‑collateralized or cross‑defaulted with any other Mortgage Loan that is outside the Trust, except as set forth on Schedule 2‑B of Exhibit 2 to the applicable Mortgage Loan Purchase Agreement.
(44)        Advance of Funds by Seller.  After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender‑controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents).  Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.
(45)        Compliance with Anti‑Money Laundering Laws.  Seller has complied in all material respects with all applicable anti‑money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.
For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

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APPENDIX VI
EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
Bank of America, National Association Mortgage Loans
APPENDIX I ID#	Mortgage Loan	Representation	Exception
2	261 Fifth Avenue	(1) Whole Loan; Ownership of Mortgage Loans

The related $180,000,000 loan to borrower is secured on a pari passu basis by two notes in the following original principal amounts (Note A-1 in amount of $110,000,000 and Note A-2 in amount of $70,000,000).  Note A-1 secures the “261 Fifth Avenue Mortgage Loan”.

Note A-2 secures the “261 Fifth Avenue Non-Serviced Companion Loan” and was contributed Bank of America into the BAMLCM 2015-UBS7 commercial mortgage securitization.

The related whole loan will be serviced pursuant to the pooling and servicing agreement for the MSBAM 2015-C25 commercial mortgage securitization.

2	261 Fifth Avenue	(6) Permitted Liens; Title Insurance	The related Mortgage secures the 261 Fifth Avenue Mortgage Loan and the 261 Fifth Avenue Non-Serviced Companion Loan on a pari passu basis.
28	MWR Midwest Retail Portfolio	(6) Permitted Liens; Title Insurance

The sole tenant, Walgreens, at the MWR Midwest Retail Portfolio - Walgreens Mortgaged Property has a right of first refusal to purchase the related Mortgaged Property should the borrower receive a bona fide offer from a third party to purchase such Mortgaged Property, however, such right of first refusal does not apply in the case of a foreclosure sale or deed-in-lieu of foreclosure with respect to such Mortgaged Property.

37	Manzanita Plaza	(6) Permitted Liens; Title Insurance

A tenant, McDonalds, at the Mortgaged Property has a right of first offer to purchase the portion of such Mortgaged Property demised to such tenant should the borrower receive a bona fide offer from a third party to purchase such portion of such Mortgaged Property, however, such right of first refusal does not apply in the case of a foreclosure sale or deed-in-lieu of foreclosure with respect to such Mortgaged Property.

2	261 Fifth Avenue	(13) Actions Concerning Mortgage Loan

One of the two (2) non-recourse carevout guarantors (Jeffrey Feil) is named as defendant in a lawsuit initiated by various family members/ shareholders alleging mismanagement of certain family businesses and seeking dissolution and liquidation of the related business assets. Mr. Feil assumed control of the businesses following the death of his parents. Specifically, the plaintiffs’ claims include that Mr. Feil, using his voting control, engaged in a scheme to restrict cash distributions and coerce the family members to sell their interests in the family businesses to Mr. Feil on below-market terms. Additional claims include that Mr. Feil misappropriated insurance proceeds following Hurricane Katrina. Certain information concerning the related proceedings is under seal because of existing confidentiality agreements. The loan documents include requirements for hard/ upfront cash management and environmental insurance, among other things.

APPENDIX I ID#	Mortgage Loan	Representation	Exception
7 10 31	Commerce Office Park Citrus & City Place Apartments Crown Point Apartments	(13) Actions Concerning Mortgage Loan

One of the sponsors of the related borrowers and one of the two non-recourse carveout guarantors, Neil Kadisha, was the subject of an approximately $100,000,000 civil judgment in 2006 (Dafna Uzyel, et al. v. Neil Kadisha) in connection with, among other things, a breach of fiduciary duties of trust and loyalty as a trustee. The 2006 judgment included an award of $5,000,000 in punitive damages for, among other things, misappropriation of trust assets and his concealment of certain actions. The judgment was paid in full in 2011.

16	Boise Towne Plaza	(13) Actions Concerning Mortgage Loan

The non-recourse carveout guarantor, GGP Limited Partnership, which owns a 40% equity interest in the related borrower (with the remaining 60% held directly or indirectly by JP Morgan Strategic Property Fund and CIGNA) is a subsidiary of General Growth Properties, Inc. (“GGP”).   GGP, along with many of its subsidiaries, including the non-recourse carveout guarantor for the related Mortgage Loan, GGP Limited Partnership, filed for chapter 11 bankruptcy protection in April 2009.  GGP Limited Partnership emerged from bankruptcy on November 9, 2010.   Although the related borrower did not file for bankruptcy protection in connection with the GGP bankruptcy case, there can be no assurance that a borrower that is a special purpose subsidiary of a parent entity that files for bankruptcy will not also file for bankruptcy.

2 8 26	261 Fifth Avenue Asian Garden Mall Embassy Plaza	(16) Insurance

The related Mortgage Loan documents provide that the required insurance policies may be provided by a syndicate of insurers through which (A) if four (4) or fewer insurance companies issue the insurance policies in the first layer of coverage, then at least 75% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s, Fitch and DBRS to the extent each such Rating Agency rates the insurance company and is rating the Certificates), with no carrier below “BBB” or (B) if five (5) or more insurance companies issue the insurance policies in the first layer of coverage, then at least 60% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s, Fitch and DBRS to the extent each such Rating Agency rates the insurance company and is rating the Certificates), with no carrier below “BBB”.

10 11 31	Citrus & City Place Apartments 644 West Putnam Avenue Crown Point Apartments	(16) Insurance

The related Mortgage Loan documents provide that the required insurance policies may be provided by an insurer with a financial strength rating of at least “A” and a financial size category of at least “VI” from Alfred M. Best Company, Inc.

16	Boise Towne Plaza	(16) Insurance

The related Mortgage Loan documents provide that the required insurance policies may be provided by a syndicate of insurers through which (A) at least 75% of the coverage (if there are four or fewer members of the syndicate) or at least 60% of the coverage (if there are five or more members of the syndicate) is with carriers having a rating by S&P not lower than “A” and the balance of the coverage is, in each case, with insurers having a rating by S&P of not lower than “BBB+” (or its equivalent rating by A.M. Best, Moody’s or Fitch), provided that the flood hazard insurance coverage required by the related Mortgage Loan agreement and made available under the Flood Insurance Acts with any insurance company authorized by the United States government to issue such insurance provided such flood hazard insurance is reinsured by the United States government.

APPENDIX I ID#	Mortgage Loan	Representation	Exception
7 10 18 20 26 30 31	Commerce Office Park Citrus & City Place Apartments Everett Apartments Las Vegas Twin City Town Center Embassy Plaza Towneplace Suites Ontario Airport - Rancho Cucamonga, CA Crown Point Apartments	(16) Insurance

If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related borrower will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis under the related Mortgage Loan agreement (provided that the related borrower will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).

16	Boise Towne Plaza	(16) Insurance

If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related borrower will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for comprehensive “special perils” and business income insurance premiums as set forth in the related Mortgage Loan agreement (provided that the related borrower will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).

7	Commerce Office Park	(16) Insurance	The business interruption or rental loss coverage period runs until completion of related restoration or the expiration of eighteen (18) months, whichever occurs first.
10 31	Citrus & City Place Apartments Crown Point Apartments	(16) Insurance	The business interruption or rental loss coverage period runs until completion of related restoration or the expiration of twelve (12) months, whichever occurs first.
8 11 14	Asian Garden Mall 644 West Putnam Avenue The Gateway at Summerset Apartments	(16) Insurance

The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to the lesser of (i) 5% of the outstanding principal balance of the related Mortgage Loan or (ii) $1,000,000.

10	Citrus & City Place Apartments	(16) Insurance

The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to $1,250,000.

16	Boise Towne Plaza	(16) Insurance

The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to 3% of the outstanding principal balance of the related Mortgage Loan.

56	Guardian Apartments	(24) Local Law Compliance	The related Mortgaged Property is legal non-conforming as to height and parking, however, such Mortgaged Property is grandfathered in for height and parking.

APPENDIX I ID#	Mortgage Loan	Representation	Exception
11	644 West Putnam Avenue	(25) Licenses and Permits	The second largest tenant, West Med, at the related Mortgaged Property does not have a certificate of occupancy, however, such tenant is expected to take occupancy in September 2015.
2, 7, 8, 10, 11, 14, 16, 18, 20, 21, 26, 28, 30, 31, 34, 37, 39, 42, 45, 46, 53 and 56	All BANA Mortgage Loans	(26) Recourse Obligations

The related Mortgage Loan documents do not use the exact phrase “intentional material physical waste” and the recourse liability of the related guarantor with respect to waste is generally limited to when there is sufficient cash flow from the operation of the Mortgaged Property to avoid such waste from occurring.

28	MWR Midwest Retail Portfolio	(27) Mortgage Releases

Provided no event of default has occurred and is continuing the related Borrower may cause the release one or more of the related Mortgaged Properties (each individually an “Individual Property” and the Mortgaged Properties that are not subject to such release the “Remaining Properties”), from the lien of the related Mortgage and the other related Mortgage Loan documents, subject to the satisfaction of certain conditions set forth in the related Mortgage Loan documents, including, but not limited to: (A) prepayment of the related Mortgage Loan in an amount equal the adjusted release amount set forth on Schedule 2.9 to the related Mortgage Loan agreement with respect to such Individual Property; (B) the debt service coverage ratio with respect to the Remaining Properties after giving effect to the subject release is at least equal to the greater of (i) the debt service coverage ratio calculated immediately prior to the subject release and 1.35x;  (C) the debt yield with respect to the Remaining Properties after giving effect to the subject release is equal to or greater than the greater of (i) the debt yield immediately preceding the release or (ii) 8.50%; and (D) delivery of a REMIC opinion.

2	261 Fifth Avenue	(28) Financial Reporting and Rent Rolls	The related Mortgage Loan documents do not require the related Borrowers to combine their balance sheets and/or statement of income for the Mortgaged Properties on a combined basis.
7 10 18 20 26 30 31	Commerce Office Park Citrus & City Place Apartments Everett Apartments Las Vegas Twin City Town Center Embassy Plaza Towneplace Suites Ontario Airport - Rancho Cucamonga, CA Crown Point Apartments	(29) Acts of Terrorism Exclusion

If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related borrower will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis under the related Mortgage Loan agreement (provided that the related borrower will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).

APPENDIX I ID#	Mortgage Loan	Representation	Exception
16	Boise Towne Plaza	(29) Acts of Terrorism Exclusion

If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related borrower will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for comprehensive “special perils” and business income insurance premiums as set forth in the related Mortgage Loan agreement (provided that the related borrower will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).

7 10 31	Commerce Office Park Citrus & City Place Apartments Crown Point Apartments	(30) Due on Sale or Encumbrance

The related Mortgage Loan documents do not specifically provide that related mortgagor is responsible for rating agency fees incurred in connection with all reviews of and consents to transfers or encumbrances, but rather only in the case of specified assumptions.

2 14 16 21 26 28 34 37 39 42 45 46 56

261 Fifth Avenue

The Gateway at Summerset
Apartments

Boise Towne Plaza

Hammel Medical Office
Portfolio

Embassy Plaza

MWR Midwest Retail
Portfolio

Staybridge Suites DFW
Airport - Irving, TX

Manzanita Plaza

Courtyard Marriott -
Mankato, MN

Holiday Inn Express & Suites
- Dallas North Tollway, TX

Chateau Montagne
Apartments

Eco City MHC

Guardian Apartments

(31) Single-Purpose Entity

Borrower is a recycled Single-Purpose Entity, however, the related Borrower made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such Single-Purpose Entity representations and warranties.

11 14	644 West Putnam Avenue The Gateway at Summerset Apartments	(31) Single-Purpose Entity

The related Mortgage Loan has a Cut-off Date Principal Balance in excess of $20,000,000, however, no counsel’s opinion regarding non-consolidation of the Mortgagor was obtained with respect to closing of the Mortgage Loan.

APPENDIX I ID#	Mortgage Loan	Representation	Exception
21	Hammel Medical Office Portfolio	(31) Single-Purpose Entity

The related borrower previously owned the another property which has been conveyed to another entity, however, the related Borrower made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such Single-Purpose Entity representations and warranties.

7 10 31	Commerce Office Park Citrus & City Place Apartments Crown Point Apartments	(32) Defeasance

The related Mortgage Loan documents do not require certification from an independent certified public accountant that the defeasance collateral is sufficient to make all scheduled payments under the related mortgage note rather the related borrower is required to deliver evidence of such reasonably satisfactory to lender.

7 10 31	Commerce Office Park Citrus & City Place Apartments Crown Point Apartments	(39) Organization of Mortgagor	The borrower in each Mortgage Loan listed in the exception has common ownership with the borrowers in the other Mortgage Loans listed.
34 42	Staybridge Suites DFW Airport - Irving, TX Holiday Inn Express & Suites - Dallas North Tollway, TX	(39) Organization of Mortgagor	The borrower in each Mortgage Loan listed in the exception has common ownership with the borrower in the other Mortgage Loan listed.
2	261 Fifth Avenue	(43) Cross- Collateralization	The related Mortgage secures the 261 Fifth Avenue Mortgage Loan and the 261 Fifth Avenue Non-Serviced Companion Loan on a pari passu basis.

Morgan Stanley Mortgage Capital Holdings LLC Mortgage Loans
APPENDIX I ID#	Mortgage Loan	Representation	Exception
1	Herald Center	(1) Whole Loan; Ownership of Mortgage Loans

The related Mortgaged Property also secures two additional promissory notes: promissory note A-1 in the original principal amount of $100,000,000 and promissory note A-3  in the original principal amount of $40,000,000, which have a combined original principal balance of $140,000,000.

In addition, on June 19, 2015, the related loan seller formed a REMIC with a start-up day of June 19, 2015 with respect to the Mortgage Loan and the foregoing additional promissory notes (collectively, the “Herald Center Loan Pair”), which created a separate, single-asset REMIC (the “Herald Center REMIC”), which REMIC issued (i) a single, uncertificated regular interest (the “Herald Center REMIC I Regular Interest”) with an initial principal amount equal to the then-outstanding principal balance of the Herald Center Loan Pair and (ii) a residual interest (the “Herald Center REMIC I Residual Interest”). A separate REMIC will be formed (the “Herald Center REMIC II”) will be formed pursuant to the co-lender agreement with respect to the Herald Center Loan Pair, and the Herald Center REMIC II will issue regular interests, each of which will have a principal balance equal to that of the similarly designated promissory note and will be entitled to principal and interest and any other amounts payable on the Herald Center REMIC I Regular Interest in the same proportion that the principal balance of such corresponding Herald Center promissory note bears to the aggregate principal balance of all of the Herald Center promissory notes. The Herald Center REMIC II will also issue a residual interest. The Herald Center REMIC II Regular Interests being transferred to the Issuing Entity are Herald Center REMIC II Regular Interests A-2 and A-4. The loan seller will also contribute the Herald Center REMIC I Residual Interest and the Herald Center REMIC II Residual Interest to the Issuing Entity.

4	Coastal Equities Retail Portfolio	(1) Whole Loan; Ownership of Mortgage Loans

The related Mortgaged Property also secures six additional promissory notes: promissory note A-1 in the original principal amount of $25,000,000, promissory note A-2 in the original principal amount of $25,000,000, promissory note A-3 in the original principal amount of $25,000,000, promissory note A-6 in the original principal amount of $20,000,000,  promissory note A-7 in the original principal amount of $10,000,000, promissory note A-10 in the original principal amount of $4,000,000, which have a combined original principal balance of $109,000,000.

3	Roosevelt New Orleans Waldorf Astoria	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgaged Property also secures one additional promissory note: promissory note A-1 in the original principal amount of $82,500,000.
1	Herald Center	(6) Permitted Liens; Title Insurance

H & M Hennes & Mauritz L.P. (“H & M”) has a right of first negotiation, pursuant to which, if at any time the landlord desires to sell all or a portion of the Mortgaged Property, the landlord is required to notify the tenant of the asking price and other terms of sale at least sixty days prior to putting the Mortgaged Property on the market or otherwise disclosing to third parties that the Mortgaged Property will come to market, and during such 60 day period the landlord may not negotiate with any other party for such sale.  In addition, H & M’s lease provides that in the event the landlord receives an unsolicited offer to sell all or any portion of the Mortgaged Property, the landlord must advise H & M of the existence and terms of the offer, and may not enter into a contract of sale until landlord has given H & M at least 30 days’ notice of the existence and terms of the offer.   If the tenant elects to buy the Mortgaged

APPENDIX I ID#	Mortgage Loan	Representation	Exception

Property within such 30 day period, landlord is required to execute a purchase agreement with the tenant (and tenant must close on such purchase within 60 days, or if later, such closing date as landlord designates). If the tenant fails to notify the landlord of its desire to purchase the Mortgaged Property within such 30 day period, landlord may, for a period of 180 days after the expiration of such 30 day period,  sell the Mortgaged Property to any third party upon terms and conditions equal to 110% of the economic terms, or less favorable to the third party buyer, than those set forth in landlord’s notice, but in any event the effective purchase price payable by the third party shall not be less than 90% of effective purchase price had tenant elected to buy the Mortgaged Property, and any other concession granted to the third party buyer shall not be more than 90% of the concession in landlord’s notice.  Such provisions apply again if landlord fails to sell the Mortgaged Property during the sale period but do not apply to any subsequent sales of the Mortgaged Property after the first instance landlord sells the Mortgaged Property to a party that is not an affiliate of landlord.

50	Trocam Plaza	(6) Permitted Liens; Title Insurance

The Title Policy for the related Mortgage Loan insures, for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to current real property taxes and assessments, general and special not yet due. The title company did not include the language “not yet due and payable” in the Title Policy because a certified tax bill had already been sent out by the municipality, and once certified, the bill is payable. The next unpaid installment of taxes was not yet due as of the origination date. All taxes that were due as of the origination date were collected at closing.

In addition, tenant Panda Express has a right of first refusal to purchase the Mortgaged Property on the same terms and conditions of those set forth in any bona fide offer received by and acceptable to landlord.  Before making any sale or agreement to sell, landlord is required to give tenant notice in writing of the terms and conditions of such offer, and tenant may exercise its right of first refusal by written notice to landlord within 30 days after receipt of landlord’s notice. The tenant has entered into a subordination, non-disturbance and attornment agreement pursuant to which it has agreed that its right of first refusal shall not apply to the judicial or non-judicial foreclosure of the mortgage, the delivery of a deed in lieu of foreclosure of the mortgage, or the first subsequent transfer following any of the foregoing.

1	Herald Center	(7) Junior Liens

Subsequent  to  the  origination  date  of   the  related  Mortgage  Loan, Manufacturers and Traders Trust Company issued a revolving line of credit in the amount of up to $40,000,000 to certain equity owners of the related Mortgagor, secured by 49% of the indirect equity interests in the related Mortgagor and by 100% of the cash distributions of the Mortgagor.

1	Herald Center	(13) Actions Concerning Mortgage Loan

There is a pending suit involving the Mortgagor under the related Mortgage Loan.  On May 7, 2015, the Mortgagor and tenant H & M filed lawsuits against each other in the Supreme Court of New York, New York County.  The Mortgagor’s suit alleges that the H & M breached its lease by failing to pay certain construction costs related to the Mortgaged Property, resulting in the Mortgagor incurring damages and entitling it to a money judgment in no event less than $25,000,000.  H & M’s suit includes claims for potential defective landlord work and other store front work lease compliance issues resulting in total damages in excess of $13,000,000.  H & M’s suit also claims that, as a result of certain delays in the performance of the Mortgagor’s work obligations, H & M is entitled to an extension of

APPENDIX I ID#	Mortgage Loan	Representation	Exception
the rent commencement date by 112 days, for a total abatement at the time of the suit filing of approximately $4,602,740, and continuing at a rate of approximately $41,096 per day.
1	Herald Center	(16) Insurance

The related Mortgaged Property is permitted to be insured by a syndicate of insurance companies and if there are 5 or more members of the syndicate, then (i) at least 75% of the coverage (and one hundred (100%) of the first layer of such insurance coverage) must be with carriers having a claims paying ability rating or an insurance financial strength rating, as applicable, of “A” or higher by Standard & Poor’s Ratings Service and (ii) the remaining twenty-five percent (25%) of the insurance coverage must be provided by insurance companies having a claims paying ability rating or an insurance financial strength rating, as applicable, of “BBB-” or higher by Standard & Poor’s Ratings Service.

The Mortgage Loan documents require business interruption insurance for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch for at least twelve (12) months and containing an extended period of indemnity endorsement which provides that after the physical loss has been repaired, the continued loss of income will be insured until it either returns to the same level as prior to the loss, or the expiration of twelve (12) months from the date of repair/replacement and resumption of operations, whichever first occurs.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied to the payment of the outstanding principal balance of such Mortgage Loan only if (i) such proceeds exceed 50% of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon, and (ii) H & M terminates its lease.  In the event the lender is not obligated to make the insurance proceeds available for restoration and repair, and lender does not apply, or has agreed not to apply, such proceeds to the repayment of the outstanding principal balance of such Mortgage Loan, then lender may hold such insurance proceeds in an interest bearing account as additional collateral for the Mortgage Loan.  Upon the occurrence and during the continuance of an event of default, the lender has the right to apply such insurance proceeds to the repayment of the outstanding principal balance of such Mortgage Loan, together with any accrued interest thereon, in the order and priority the lender elects.  If no event of default is continuing, and the Mortgagor enters into a new lease in compliance with the requirements of the loan documents, the Mortgagor has the right to obtain such net proceeds for payment and reimbursement of tenant improvements related to such new lease, provided that certain conditions set forth in the loan documents to disbursement of such net proceeds are satisfied.

 In addition, the exception re casualty proceeds set forth in the exception to Representation 34 below for Herald Center is also an exception to this representation.

6	Villas at Dorsey Ridge	(16) Insurance

The Mortgage Loan documents require business interruption insurance for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch and containing an extended period of indemnity endorsement which provides that after the physical loss has been repaired, the continued loss of income will be insured until it either returns to the same level as prior to the loss, or the expiration of 6 months from the date of repair/replacement and resumption of operations, whichever first occurs.

APPENDIX I ID#	Mortgage Loan	Representation	Exception
Various	Various	(16) Insurance

The Mortgagor may obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating.  The Mortgagor may also obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies. In addition, the exceptions to Representation 29 set forth below are also exceptions to this representation.

1	Herald Center	(20) REMIC

In addition, with respect to the Herald Center Loan Pair, the Herald Center REMIC II Regular Interests A-2 and A-4 relating to promissory notes A-2 and A-4, will each constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2)).

1	Herald Center	(25) Licenses and Permits	The Mortgaged Property does not yet have a permanent certificate of occupancy.
1	Herald Center	(26) Recourse Obligations

The Mortgage Loan documents contain provisions providing for recourse against the Mortgagor or guarantor for transfers, however, there is only recourse for transfers of either the Mortgaged Property or controlling equity interests in Mortgagor. There is no recourse for failure to deliver security deposits to lender upon a foreclosure or action in lieu thereof, to the extent that such security documents are applied in accordance with leases (even after an event of default).

5	Colorado Technology Center Portfolio	(26) Recourse Obligations

The Mortgage Loan documents (1) contain provisions providing for recourse against the Mortgagor or guarantor for voluntary transfers of the Mortgaged Property or equity interests in the Mortgagor made in violation of the Mortgage Loan documents, provided, that if such transfer does not result in a change in control, such recourse is for actual losses only and (2) contain provisions providing for recourse against the Mortgagor or guarantor for losses and damages sustained by reason of Mortgagor’s intentional and material written misrepresentation only and (3) exclude casualty from recourse for physical waste.

1	Herald Center	(29) Acts of Terrorism Exclusion

Terrorism insurance is required to be obtained from a provider which meets the ratings requirements generally applicable in the related loan documents, but if not available from such a provider, to the extent commercially feasible, borrower must obtain such insurance from the highest rated insurance company rated at least “BBB-” by Standard & Poor’s Ratings Services.

Various	Various	(29) Acts of Terrorism Exclusion

Terrorism insurance may be obtained from an insurer that is rated at least investment grade (i.e. “BBB-” by Standard & Poor’s Rating Services) and, in some cases, also rated “BBB-” by Fitch, Inc. and/or “Baa3” by Moody’s Investors Service Inc. (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer).

6	Villas at Dorsey Ridge	(31) Single Purpose Entity

The Mortgagor is a Single Purpose Entity, except that its sole purpose is acting as borrower under the loan documents.  The sole member of the Mortgagor is also a Single Purpose Entity, except that its sole purpose is limited to owning and operating the Mortgaged Property and owning the membership interest in Mortgagor.

APPENDIX I ID#	Mortgage Loan	Representation	Exception
50	Trocam Plaza	(31) Single Purpose Entity

The Mortgagor, Trocam, LLC, a Nevada limited liability company, previously owned assets other than those related to its interest in and operation of the Mortgaged Property securing the related Mortgage Loan.  The proceeds of the related Mortgagor Loan were used to refinance a mortgage loan that was originated in 2005.  Prior to the origination of the prior mortgage loan in 2005, the Mortgagor owned a property adjacent to the Mortgaged Property.  In connection with the closing of the 2005 mortgage loan, the Mortgagor conveyed the adjacent property to its affiliate.

1	Herald Center	(32) Defeasance

The Mortgage Loan may be defeased prior to the date that is two years after the Closing Date; however, the Mortgage Loan may not be defeased prior to the date that is two years after the “start-up date” of the Herald Center REMIC.

In connection with a defeasance, the Mortgage Loan permits the pledge of other non-callable instruments (i.e. non-callable instruments other than United States “government securities” within the meaning of Section 1.860G 2(a)(8)(ii) of the Treasury Regulations), which if a securitization of the Mortgage Loan has occurred will not cause the REMIC trust formed pursuant to such securitization to fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code and will not result in a reduction, downgrade or withdrawal of the ratings of any class of securities issued in a securitization and are then being generally accepted by the rating agencies rating such securitization without reduction, downgrade or withdrawal of the ratings of any class of the related securities.

3	Roosevelt New Orleans Waldorf Astoria	(34) Ground Leases

(a) The Ground Lease (the “Master Ground Lease”) by and between The Administrators of the Tulane Educational Fund, a Louisiana limited liability company (“Master Ground Lessor”) and Belmont Commons, L.L.C., a Louisiana limited liability company (“Ground Sublessor”) may be amended or modified without lender's consent, however, if such amendment or modification would have a material adverse effect on the peaceful possession of the Mortgaged Property by First Class Hotels, LLC, a Louisiana limited liability company (the “Ground Sublessee” or “Mortgagor”), the Ground Sublessee under that certain Ground Sublease (the “Ground Sublease”), by and between Ground Sublessor and Ground Sublessee, then such amendment or modification will not be effective until thirty (30) days after a copy of such amendment or modification is delivered to the lender. The Master Ground Lease does not provide that such lease may not be terminated without the consent of the lender however, Master Ground Lessor must enter into a direct lease with the lender if the Master Ground Lease is terminated, subject to certain conditions.

Neither the Ground Sublease nor that certain Ballroom Lease (“Ballroom Lease”) by and between Ground Sublessor (“Ballroom Lessor”) and Mortgagor (“Ballroom Lessee”) may be amended or modified without lender’s consent if such amendment or modification would have a material adverse effect on, with respect to the Ground Sublease, the Ground Sublessee, the Ballroom Lessee or the Mortgaged Property and, with respect to the Ballroom Lease, the Ballroom Lessee or the Mortgaged Property. Neither the Ground Sublease nor the Ballroom Lease provides that such lease may not be terminated without the consent of the lender however, the Ground Sublessor or the Ballroom Lessor, as applicable, must enter into a direct lease with the Mortgagor or lender if the Ground Sublease or the Ballroom Lease, as applicable, is terminated, subject to certain conditions.

(b) The Master Ground Lease and the Ground Sublease have original

APPENDIX I ID#	Mortgage Loan	Representation	Exception

terms that extend not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan.  If the Master Ground Lease and the Ground Sublease are terminated and the Master Ground Lessor enters into a direct lease with the Mortgagor for the Mortgaged Property, then the replacement lease will only extend ten (10) years beyond the stated maturity of the related Mortgage Loan.

(c) The existing mortgage in favor of Ground Subessor’s and Ballroom Lessor’s mortgagee is superior to any leasehold mortgage encumbering the Ballroom Lessee's leased premises, however, the Ground Subessor’s and Ballroom Lessor’s mortgagee agreed in a Ground Sublease Consent and Estoppel Agreement that in the event of foreclosure by Ground Sublessor’s and Ballroom Lessor’s mortgagee, it will perform the same obligations to lender under such Ground Sublease Consent and Estoppel Agreement (including with respect to amendments, cures of defaults and granting of a direct lease) as Ground Sublessor and Ballroom Lessor have agreed to perform under such Ground Sublease Consent and Estoppel Agreement.

(f) While the Master Ground Lessor, the Ground Sublessor or the Ballroom Lessor, as applicable, must give written notice to the lender of any default, none of the Master Ground Lease, the Ground Sublease or the Ballroom Lease provides that no notice of default or termination is effective unless such notice is given to the lender. The Master Ground Lessor may not take any action that would prejudice the lender unless such notice and cure period are provided to such lender.

(g) Lender is permitted to cure defaults under the Master Ground Lease, the Ground Sublease and the Ballroom Lease, as applicable, during the same time frame in which the Master Ground Sublessor, the Ground Sublessee or the Ballroom Lessee, as applicable, is permitted to cure such defaults, however, the lender is not provided with any additional time under the applicable lease to foreclose on the Mortgaged Property before such applicable lease may be terminated.

(i) and (j) The insurance proceeds with respect to the Master Ground Lease and the Ground Sublease (after applying them to pay any amount past due to the applicable lessor) must be held by a trustee reasonably approved by the Master Ground Lessor, Ground Sublessor and Ground Sublessee. Such proceeds must be used to repair or to restore the Mortgaged Property and cannot be applied to the payment of the outstanding principal balance of the Mortgage Loan. If there is a partial taking of the building, the leases obligate each lessee to use the award to pay for the restoration of the related mortgaged property (to bring such mortgaged property to a serviceable condition).

4	Coastal Equities Retail Portfolio	(43) Cross- Collateralization

The related Mortgaged Property also secures six additional promissory notes: promissory note A-1 in the original principal amount of $25,000,000, promissory note A-2 in the original principal amount of $25,000,000, promissory note A-3 in the original principal amount of $25,000,000, promissory note A-6 in the original principal amount of $20,000,000,  promissory note A-7 in the original principal amount of $10,000,000, promissory note A-10 in the original principal amount of $4,000,000, which have a combined original principal balance of $109,000,000.

1	Herald Center	(43) Cross- Collateralization

The related Mortgaged Property also secures two additional promissory notes: promissory note A-1 in the original principal amount of $100,000,000 and promissory note A-3 in the original principal amount of $40,000,000, which have a combined original principal balance of $140,000,000.

APPENDIX I ID#	Mortgage Loan	Representation	Exception
3	Roosevelt New Orleans Waldorf Astoria	(43) Cross- Collateralization	The related Mortgaged Property also secures one additional promissory note: promissory note A-1 in the original principal amount of $82,500,000.

CIBC Inc. Mortgage Loans

APPENDIX I ID#	Mortgage Loan	Representation	Exception
33	Courtyard by Marriott – Columbia, MO	(10) Condition of Property

The property condition assessment for the related Mortgaged Property identified deferred maintenance items having an estimated cost for completion of $14,750.  The related Mortgage Loan documents do not require a reserve or holdback for those costs, but the related Mortgagor is required to complete the identified deferred maintenance items within 180 days after origination of the Mortgage Loan.

13	Lycoming Crossing Shopping Center	(13) Actions Concerning Mortgage Loan

Ross Dress for Less, Inc., a former tenant at the Mortgaged Property, has initiated an arbitration proceeding against the related Mortgagor on claims of excess rent collected during the period of its tenancy.  The related Mortgage Loan documents contain a recourse carveout to the related Mortgagor and related guarantor for any losses incurred by the holder of the Mortgage Loan by reason of such proceeding.

51	New York Plaza	(16) Insurance

With respect to windstorm and/or windstorm-related perils, the related Mortgage Loan documents permit a deductible for such coverages in an amount equal to one percent (1%) of the insured value of the Mortgaged Property.  The amount of such deductible may be considered higher than customary.

12	1800 Route 34	(26) Recourse Obligations

With respect to liability for waste, the recourse liability of the Mortgagor and related guarantor is limited only to material physical waste committed on the Mortgaged Property by the Mortgagor or related guarantor, or any person acting at the direction of either of them, unless revenue from the Mortgaged Property available to Mortgagor is insufficient to pay costs of avoiding the same.

13	Lycoming Crossing Shopping Center	(26) Recourse Obligations

With respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, the recourse obligations for environmental indemnification shall terminate two (2) years after payment in full of such Mortgage Loan if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, including, without limitation, that the holder of the Mortgage Loan shall have received an environmental inspection report for the Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, and there exists no condition or matter with respect to the Mortgaged Property for which the holder of the Mortgage Loan is entitled to be indemnified under such indemnity.

51	New York Plaza	(26) Recourse Obligations

With respect to liability for waste, the recourse liability of the Mortgagor and related guarantor is limited only to intentional material physical waste and further limited such that, to the extent that (i) the Mortgagor is applying all revenues from ownership and operation of the Mortgaged Property as required by the related Mortgage Loan documents, or (ii) the holder of the Mortgage Loan has (during the continuance of an Event of Default under the related Mortgage Loan documents) elected to apply such revenues to amounts payable to the holder of such Mortgage Loan, and in either such case there are insufficient funds to apply to remediation of conditions that would constitute such intentional material physical waste, then the liability for such waste shall be limited to Distributable Funds (as defined in the related Mortgage Loan documents) then in the possession of Mortgagor.

APPENDIX I ID#	Mortgage Loan	Representation	Exception
9	Bucks County Technology Park	(31) Single Purpose Entity

Prior to origination of the Mortgage Loan, the related Mortgagor owned (and, immediately prior to such origination, conveyed to an affiliate) the lessee’s interest in a lease for a penthouse space used for business entertainment purposes by various affiliates of such Mortgagor; the lessor under such lease released the Mortgagor from any further liabilities under said lease.  The related Mortgage Loan documents require the Mortgagor to comply with the Single-Purpose Entity covenants on a going-forward basis from and after the origination of the related Mortgage Loan, and include a representation from the related Mortgagor that it has not owned any property other than the related Mortgaged Property and such leasehold interest.  The related Mortgage Loan documents contain a recourse carveout to the Mortgagor and related guarantor for any losses incurred by the holder of the Mortgage Loan by reason of the Mortgagor’s prior ownership of such leasehold interest.

13	Lycoming Crossing Shopping Center	(31) Single Purpose Entity

Prior to origination of the Mortgage Loan, the related Mortgagor owned an undeveloped, vacant parcel of approximately 15.457 acres located adjacent to the related Mortgaged Property. Immediately prior to such origination, such adjacent parcel was conveyed to an affiliate of the related Mortgagor.  The related Mortgage Loan documents require the Mortgagor to comply with the Single-Purpose Entity covenants on a going-forward basis from and after the origination of the related Mortgage Loan and include a representation from the related Mortgagor that it has not owned any property other than the related Mortgaged Property and such adjacent parcel.  The related Mortgage Loan documents contain a recourse carveout to the Mortgagor and related guarantor for any losses incurred by the holder of the Mortgage Loan by reason of the Mortgagor’s prior ownership of such adjacent parcel.

38	Home2Suites Lexington Park, MD	(31) Single Purpose Entity

Prior to origination of the Mortgage Loan, the related Mortgagor owned an undeveloped, vacant parcel of approximately 1.783 acres located adjacent to the related Mortgaged Property; the Mortgagor was informed that such parcel was potentially the subject of a taking for a road widening.  In June, 2015, prior to origination of the related Mortgage Loan, such adjacent parcel was conveyed to an affiliate of the related Mortgagor.  The related Mortgage Loan documents require the Mortgagor to comply with the Single-Purpose Entity covenants on a going-forward basis from and after the origination of the related Mortgage Loan and include a representation from the related Mortgagor that it has not owned any property other than the related Mortgaged Property and such adjacent parcel.  The related Mortgage Loan documents contain a recourse carveout to the Mortgagor and related guarantor for any losses incurred by the holder of the Mortgage Loan by reason of the Mortgagor’s prior ownership of such adjacent parcel.

51	New York Plaza	(31) Single Purpose Entity

Prior to origination of the Mortgage Loan, the related Mortgagor owned (and, immediately prior to such origination, conveyed to an affiliate) certain subterranean oil, gas and/or mineral rights with respect to the related Mortgaged Property (without rights of surface entry).  The related Mortgage Loan documents require the Mortgagor to comply with the Single-Purpose Entity covenants on a going-forward basis from and after the origination of the related Mortgage Loan.

Starwood Mortgage Funding III LLC Mortgage Loans

APPENDIX I ID#	Mortgage Loan	Representation	Exception
44	Pepper Tree Plaza	(6) Permitted Liens; Title Insurance

One tenant at the Mortgaged Property (GTP Infrastructure I, LLC), which uses its leased premises to operate a telecommunications tower, holds a right of first refusal to purchase a portion of the Mortgaged Property or the Mortgagor’s interest in the related lease, as applicable, if the Mortgagor receives an offer or desires to offer to sell or convey any interest in any real property of which such tenant’s leased premises is a part or any of the Mortgagor’s interest in the related lease to any party directly or indirectly engaged in the business of owning, acquiring, operating, managing, investing in or leasing wireless telecommunications infrastructure.

47	Brookworth Plaza Outparcels	(6) Permitted Liens; Title Insurance

One tenant at the Mortgaged Property (McDonald’s) holds a right of first refusal to purchase its leased premises (or a portion thereof, as applicable) if the Mortgagor receives an offer to purchase such leased premises (or a portion thereof).  Pursuant to the related lease, a transfer of a controlling interest (or a series of transfers of a controlling ownership interest) in the Mortgagor is deemed a sale of the leased premises.  Such right of first refusal does not apply to any party succeeding to the Mortgagor’s interest in the leased premises by foreclosure or deed in lieu of foreclosure or its successors and assigns.

54	Blue Diamond Business Center	(34) Ground Lease

34(e): The Ground Lease may not be assigned without the ground lessor’s consent unless the related assignee is an institutional investor with a minimum net worth of $20 million or is an entity owned or controlled, directly or indirectly, by such an institutional investor.  In the event that the assignee is required to be approved by the ground lessor, the ground lessor is required to provide its approval if the proposed assignee is a “proper and fit” person or entity with demonstrated experience and financial resources sufficient in the ground lessor’s reasonable business judgment to be financially secure to perform the obligations under the Ground Lease.

34(g): The Ground Lease requires the ground lessor to give the Mortgagee written notice of a default, but does not expressly provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee.

34(i): The Ground Lease, together with an estoppel from the ground lessor, provides that any sublease must either be (i) on the standard form of lease attached to the estoppel (with commercially reasonable revisions or modifications thereto) or (ii) approved by the ground lessor, which approval is not to be unreasonably withheld, conditioned or delayed.

40 54	Sierra Town Center Blue Diamond Business Center	(39) Organization of Mortgagor	The Mortgagors are affiliated with each other.

APPENDIX VII
CLASS A-SB PLANNED PRINCIPAL BALANCE
Month	Balance ($)	Month	Balance ($)	Month	Balance($)
0	93,700,000.00	40	93,700,000.00	80	52,393,466.31
1	93,700,000.00	41	93,700,000.00	81	50,985,919.53
2	93,700,000.00	42	93,700,000.00	82	49,677,711.18
3	93,700,000.00	43	93,700,000.00	83	48,364,356.18
4	93,700,000.00	44	93,700,000.00	84	46,941,469.22
5	93,700,000.00	45	93,700,000.00	85	45,617,348.86
6	93,700,000.00	46	93,700,000.00	86	44,184,002.72
7	93,700,000.00	47	93,700,000.00	87	42,849,033.30
8	93,700,000.00	48	93,700,000.00	88	41,508,811.69
9	93,700,000.00	49	93,700,000.00	89	39,852,832.40
10	93,700,000.00	50	93,700,000.00	90	38,500,821.23
11	93,700,000.00	51	93,700,000.00	91	37,040,377.55
12	93,700,000.00	52	93,700,000.00	92	35,677,300.46
13	93,700,000.00	53	93,700,000.00	93	34,206,105.59
14	93,700,000.00	54	93,700,000.00	94	32,831,876.54
15	93,700,000.00	55	93,700,000.00	95	31,452,240.47
16	93,700,000.00	56	93,700,000.00	96	29,964,957.58
17	93,700,000.00	57	93,700,000.00	97	28,574,040.80
18	93,700,000.00	58	93,700,000.00	98	27,075,798.03
19	93,700,000.00	59	93,635,547.12	99	25,673,512.85
20	93,700,000.00	60	92,311,642.20	100	24,265,709.96
21	93,700,000.00	61	91,092,610.95	101	22,649,755.07
22	93,700,000.00	62	89,759,028.61	102	21,230,053.42
23	93,700,000.00	63	88,529,959.21	103	19,703,844.47
24	93,700,000.00	64	87,296,056.73	104	18,272,550.56
25	93,700,000.00	65	85,729,474.23	105	16,735,079.04
26	93,700,000.00	66	84,484,557.40	106	15,292,102.72
27	93,700,000.00	67	83,125,825.75	107	13,843,448.24
28	93,700,000.00	68	81,870,669.60	108	12,289,109.90
29	93,700,000.00	69	80,501,989.89	109	10,828,638.00
30	93,700,000.00	70	79,236,514.86	110	9,262,818.35
31	93,700,000.00	71	77,966,063.24	111	7,790,437.14
32	93,700,000.00	72	76,582,523.11	112	6,312,261.78
33	93,700,000.00	73	75,301,633.74	113	4,531,187.66
34	93,700,000.00	74	73,907,952.75	114	3,040,185.25
35	93,700,000.00	75	72,616,544.51	115	1,444,703.39
36	93,700,000.00	76	71,320,057.46	116 and
37	93,700,000.00	77	69,696,724.14	thereafter	0.00
38	93,700,000.00	78	55,088,318.70
39	93,700,000.00	79	53,691,032.06

VII-1

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VII-2

Prospectus
Banc of America Merrill Lynch Commercial Mortgage Inc.
Depositor
Bank of America, National Association
Sponsor
Mortgage Pass‑Through Certificates
Each Issuing Entity—

Consider carefully the risk factors beginning on page 9 in this prospectus.
Neither the certificates nor the underlying mortgage loans are insured by any governmental agency.
The certificates will represent interests only in the related issuing entity and will not represent interests in or obligations of the depositor, the sponsor or any of their affiliates, including Bank of America Corporation.
This prospectus may be used to offer and sell any series of certificates only if accompanied by the prospectus supplement for that series.

•         will issue a series of mortgage pass-through certificates, which will consist of one or more classes of certificates; and
•         may own—
•         multifamily and commercial mortgage loans; and
•         mortgage‑backed securities.
Each Pool of Mortgage Loans—
•        will be sold to the related issuing entity by the depositor, who will have in turn purchased the mortgage loans from the sponsor;
•        will be underwritten to the standards described in this prospectus or the accompanying prospectus supplement; and
•         will be serviced by one or more servicers affiliated or unaffiliated with the depositor.
Each Series of Certificates—
•         will represent interests in the issuing entity and will be paid only from the trust assets;
•         provide for the accrual of interest based on a fixed, variable or adjustable interest rate;
•         will receive interest and principal payments based on the rate of payment of principal and the timing of receipt of payments on the mortgage loans;
•         may be offered through underwriters, which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of the depositor;

•	will not be listed on any securities exchange; and
•	may provide credit support by “subordinating” certain classes to other classes of certificates; any subordinate classes will be entitled to payment subject to the payment of more senior classes and will bear losses before more senior classes.
•	The Certificateholders—
•	may be entitled to the benefit of one or more of the following other types of credit support or derivative instruments as described in this prospectus and in more detail in the accompanying prospectus supplement: guaranteed investment contracts, insurance, guarantees, letters of credit, certificate insurance, surety bonds, reserve funds, cash collateral accounts, pool insurance policies, special hazard insurance policies, mortgagor bankruptcy bonds, cross-collateralization, overcollateralization, excess interest and cash flow agreements.
Neither the SEC nor any state securities commission has approved these certificates or determined that this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

October 7, 2015

Banc of America Merrill Lynch Commercial Mortgage Inc. has filed with the SEC additional registration materials relating to the certificates.  You may read and copy any of these materials at the SEC’s Public Reference Room at the following location:

SEC Public Reference Section
100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1‑800‑SEC‑0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information that has been filed electronically with the SEC.  The Internet address is http://www.sec.gov.

You may also contact Banc of America Merrill Lynch Commercial Mortgage Inc. in writing at One Bryant Park, New York, New York 10036, or by telephone at (980) 388-7451.

See also the sections captioned “Available Information” and “Incorporation of Certain Information by Reference” appearing at the end of this prospectus.

Page

SUMMARY OF PROSPECTUS	1
RISK FACTORS	9
The Limited Liquidity of Your Certificates May Have an Adverse Impact on Your Ability to Sell Your Certificates	9
Book Entry System for Certain Classes of Certificates May Decrease Liquidity and Delay Payment	10
Servicing Transfer Following a Servicer Termination Event May Result in Payment Delays or Losses	10
The Nature of Ratings Are Limited and Will Not Guarantee that You Will Receive Any Projected Return on Your Certificates	11
The Ratings of Your Certificates May Be Lowered, Qualified or Withdrawn, or Your Certificates May Receive an Unsolicited Rating, Which May Adversely Affect the Liquidity or Market Value of Your Certificates	11
The Limited Assets of Each Trust May Adversely Impact Your Ability To Recover Your Investment in the Event of Loss on the Underlying Mortgage Assets	12
The Limited Credit Support for Your Certificates May Not Be Sufficient To Prevent Loss on Your Certificates	13
Special Powers of the FDIC in the Event of Insolvency of the Sponsor Could Delay or Reduce Distributions on the Certificates	13
Insolvency of the Depositor May Delay or Reduce Collections on Mortgage Loans	15
Distributions on Your Certificates and Your Yield May Be Difficult To Predict	15
Prepayments of the Underlying Mortgage Loans Will Affect the Average Life of Your Certificates and Your Yield	16
Certificates Purchased at a Premium or a Discount Will Be Sensitive To the Rate of Principal Payment	18
Other Factors Affecting Yield, Weighted Average Life and Maturity	19
Prepayment Models Are Illustrative Only and Do Not Predict Actual Weighted Average Life and Maturity	21
Timing of Prepayments on the Mortgage Loans May Result in Interest Shortfalls on the Certificates	22
Certain Factors Affecting Delinquency, Foreclosure and Loss of the Mortgage Loans	22
Exercise of Rights by Certain Certificateholders May Be Adverse to Other Certificateholders	26
Borrower Defaults May Adversely Affect Your Yield	26
The Borrower’s Form of Entity May Cause Special Risks	27
Borrower and Related Party Bankruptcy Proceedings Entail Certain Risks	28
Tenancies in Common May Hinder or Delay Recovery	28
Mortgaged Properties with Tenants Present Special Risks	29
Mortgaged Properties with Multiple Tenants May Increase Reletting Costs and Reduce Cash Flow	30
Tenant Bankruptcy Adversely Affects Property Performance	30
Risks Related to Enforceability	31
Potential Absence of Attornment Provisions Entails Risks	31

-i-

Risks Associated with Commercial Lending May Be Different than those for Residential Lending	31
Poor Property Management Will Lower the Performance of the Related Mortgaged Property	33
Particular Property Types Present Special Risks	33
The Operation of the Mortgaged Property upon Foreclosure of the Mortgage Loan May Affect Tax Status	39
One Action Rules May Limit Remedies	39
Property Value May Be Adversely Affected Even When Current Operating Income Is Not	39
Leasehold Interests Are Subject to Terms of the Ground Lease	40
Collateral Securing Cooperative Loans May Diminish in Value	40
Condominium Ownership May Limit Use and Improvements	41
Zoning Laws and Use Restrictions May Affect the Operation of a Mortgaged Property or the Ability to Repair or Restore a Mortgaged Property	41
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	42
Appraisals Are Limited in Reflecting the Value of a Mortgaged Property	42
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	42
Additional Compensation to the Servicer Will Affect Your Right To Receive Distributions	42
Mortgage Loan Repayments and Prepayments Will Affect Payment	43
Grace Periods Under the Mortgage Loans May Impact the Master Servicer’s Obligation To Advance	43
Risks to the Mortgaged Properties Relating to Terrorist Attacks and Foreign Conflicts	43
Inclusion of Delinquent Mortgage Loans in a Mortgage Asset Pool	44
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	44
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	45
PROSPECTUS SUPPLEMENT	46
CAPITALIZED TERMS USED IN THIS PROSPECTUS	46
DESCRIPTION OF THE TRUST FUNDS	47
General	47
Mortgage Loans	47
MBS	51
Certificate Accounts	53
Credit Support	53
Cash Flow Agreements	53
YIELD AND MATURITY CONSIDERATIONS	53
General	53
Pass‑Through Rate	53
Payment Delays	54
Certain Shortfalls in Collections of Interest	54
Yield and Prepayment Considerations	54
Weighted Average Life and Maturity	56
Other Factors Affecting Yield, Weighted Average Life and Maturity	56
BANK OF AMERICA, NATIONAL ASSOCIATION, AS SPONSOR	58
Other Originators	59

-ii-

THE DEPOSITOR	60
THE MORTGAGE LOAN PROGRAM	60
Commercial Mortgage Loan Underwriting	60
Representations and Warranties	64
Other Servicers	64
DESCRIPTION OF THE CERTIFICATES	64
General	64
Distributions	65
Distributions of Interest on the Certificates	66
Distributions of Principal on the Certificates	66
Distributions on the Certificates Concerning Prepayment Premiums or Concerning Equity Participations	67
Allocation of Losses and Shortfalls	67
Advances in Respect of Delinquencies	67
Reports to Certificateholders	68
Voting Rights	70
Termination	70
Book‑Entry Registration and Definitive Certificates	70
THE POOLING AND SERVICING AGREEMENTS	72
General	72
Assignment of Mortgage Loans; Repurchases	72
Representations and Warranties; Repurchases	73
Collection and Other Servicing Procedures	74
Sub‑Servicers	76
Certificate Account	76
Modifications, Waivers and Amendments of Mortgage Loans	79
Realization Upon Defaulted Mortgage Loans	79
Hazard Insurance Policies	81
Due‑on‑Sale and Due‑on‑Encumbrance Provisions	82
Servicing Compensation and Payment of Expenses	82
Evidence as to Compliance	83
Certain Matters Regarding the Master Servicer, the Special Servicer, the REMIC Administrator and the Depositor	84
Servicer Termination Events	85
Rights Upon Servicer Termination Event	85
Amendment	86
List of Certificateholders	87
The Trustee	87
Duties of the Trustee	87
Certain Matters Regarding the Trustee	88
Resignation and Removal of the Trustee	88
DESCRIPTION OF CREDIT SUPPORT	89
General	89
Subordinate Certificates	89
Insurance or Guarantees Concerning the Mortgage Loans	90
Letter of Credit	90
Certificate Insurance and Surety Bonds	90
Reserve Funds	90
Cash Collateral Account	91
Pool Insurance Policy	91
Special Hazard Insurance Policy	92
Mortgagor Bankruptcy Bond	93
Cross Collateralization	93
Overcollateralization	93
Excess Interest	93
Cash Flow Agreements	94

-iii-

Credit Support with Respect to MBS	94
CASH FLOW AGREEMENTS	94
Guaranteed Investment Contracts	94
Yield Maintenance Agreements	94
Swap Agreements	95
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	95
General	95
Types of Mortgage Instruments	95
Leases and Rents	96
Personalty	96
Foreclosure	96
Bankruptcy Laws	100
Environmental Considerations	101
Due‑on‑Sale and Due‑on‑Encumbrance Provisions	103
Junior Liens; Rights of Holders of Senior Liens	103
Subordinate Financing	104
Default Interest and Limitations on Prepayments	104
Applicability of Usury Laws	105
Certain Laws and Regulations	105
Americans with Disabilities Act	105
Servicemembers Civil Relief Act	105
Anti-Money Laundering, Economic Sanctions and Bribery	106
Potential Forfeiture of Assets	106
Federal Deposit Insurance Act; Commercial Mortgage Loan Servicing	107
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	107
General	107
REMICs	108
Grantor Trust Funds	125
STATE AND OTHER TAX CONSEQUENCES	133
CERTAIN ERISA CONSIDERATIONS	133
General	133
Plan Asset Regulations	134
Insurance Company General Accounts	134
Consultation With Counsel	135
Tax Exempt Investors	135
LEGAL INVESTMENT	135
USE OF PROCEEDS	136
METHOD OF DISTRIBUTION	136
LEGAL MATTERS	137
RATING	138
AVAILABLE INFORMATION	138
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	139
GLOSSARY	139
-iv-

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT
We provide information about the certificates in two separate documents that progressively provide more detail.  These documents are:
•	this prospectus, which provides general information, some of which may not apply to a particular series of certificates, including your series; and
•	the prospectus supplement for a series of certificates, which will describe the specific terms of that series of certificates.
You should rely only on the information provided in this prospectus and the applicable prospectus supplement, including the information incorporated by reference.  We have not authorized anyone to provide you with different information.  We are not offering the certificates in any state where the offer is not permitted.
We have included cross-references to captions in these materials which you can find related discussions that we believe will enhance your understanding of the topic being discussed.  The table of contents of this prospectus and the table of contents included in the applicable prospectus supplement list the pages on which these captions are located.
From time to time we use capitalized terms in this prospectus.  We can find the definitions of capitalized terms that are used in this prospectus on the pages indicated under the caption “GLOSSARY” beginning on page 139 in this prospectus.
In this prospectus, the term “you” refers to a prospective investor in certificates, and the terms “Depositor”, “we”, “us” and “our” refer to Banc of America Merrill Lynch Commercial Mortgage Inc.

If you require additional information, the mailing address of our principal executive offices is Banc of America Merrill Lynch Commercial Mortgage Inc., One Bryant Park, New York, New York 10036, and the telephone number is (980) 388-7451.  For other means of acquiring additional information about us or a series of certificates, see “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” beginning on page 139 of this prospectus.

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SUMMARY OF PROSPECTUS
This summary highlights selected information from this prospectus.  It does not contain all the information you need to consider in making your investment decision.  You should carefully review this prospectus and the related prospectus supplement in their entirety before making any investment in the certificates of any series.  As used in this prospectus, “you” refers to a prospective investor in certificates, and “we” refers to the depositor, Banc of America Merrill Lynch Commercial Mortgage Inc.  A “GLOSSARY” appears at the end of this prospectus.
Securities Offered	Mortgage pass‑through certificates.
Sponsor(s)	Bank of America, National Association will be a sponsor of each series of certificates. There may also be one or more other sponsors with respect to a series of certificates as described in the related prospectus supplement. Any such additional sponsor may or may not be affiliated with Bank of America, National Association. The mortgage loans either will be originated by the related sponsor or purchased by the sponsor from various entities that originated the mortgage loans either to the sponsor’s underwriting standards or to the underwriting standards described in the related prospectus supplement. Each sponsor will sell the mortgage loans to the depositor on the closing date specified in the related prospectus supplement by means of a mortgage loan purchase agreement between the sponsor and the depositor.
Depositor	Banc of America Merrill Lynch Commercial Mortgage Inc., a Delaware corporation and a subsidiary of Bank of America, National Association, has its principal executive offices at One Bryant Park, New York, New York 10036, and its telephone number is (980) 388-7451.
Issuing Entity	The issuing entity for each series of certificates will be a common law trust formed for such series by the depositor.
Trustee	The trustee for each series of certificates will be named in the related prospectus supplement.
Master Servicer	If the trust includes mortgage loans, the master servicer for the corresponding series of certificates will be named in the prospectus supplement.
Special Servicer	If the trust includes mortgage loans, the special servicer for the corresponding series of certificates will be named, or the circumstances under which a special servicer may be appointed, will be described in the prospectus supplement.
Other Servicers	In addition to the master servicer and the special servicer, one or more other servicers may perform servicing functions as sub-servicers for the master servicer or special servicer or otherwise as described in the related prospectus supplement.
MBS Administrator	If the trust includes mortgage‑backed securities, the entity responsible for administering the mortgage‑backed securities will be named in the prospectus supplement.
REMIC Administrator	The person responsible for the various tax‑related administration duties for a series of certificates concerning real estate mortgage investment conduits will be named in the prospectus supplement.

The Mortgage Loans	Each series of certificates will, in general, be backed by a pool of mortgage loans referred to as a mortgage asset pool secured by first or junior liens on—
•	residential properties consisting of five or more rental or cooperatively‑owned dwelling units in high‑rise, mid‑rise or garden apartment buildings or other residential structures; or
•	office buildings, retail stores, hotels or motels, nursing homes, hospitals or other health care‑related facilities, recreational vehicle and mobile home parks, warehouse facilities, mini‑warehouse facilities, self‑storage facilities, industrial plants, parking lots, entertainment or sports arenas, restaurants, marinas, mixed use or various other types of income‑producing properties or unimproved land.
However, no one of the following types of properties will be overly‑represented in the trust at the time the trust is formed:  (1) restaurants; (2) entertainment or sports arenas; (3) marinas; or (4) nursing homes, hospitals or other health care‑related facilities.
The mortgage loans will not be guaranteed or insured by Banc of America Merrill Lynch Commercial Mortgage Inc. or any of its affiliates or, unless otherwise provided in the prospectus supplement, by any governmental agency or by any other person.
If specified in the prospectus supplement, some mortgage loans may be delinquent as of the date the trust is formed.
As described in the prospectus supplement, a mortgage loan may—
•	provide for no accrual of interest or for accrual of interest at an interest rate that is fixed over its term or that adjusts from time to time, or that may be converted at the borrower’s election from an adjustable to a fixed mortgage rate, or from a fixed to an adjustable mortgage rate;
•	provide for level payments to maturity or for payments that adjust from time to time to accommodate changes in the mortgage rate or to reflect the occurrence of certain events, and may permit negative amortization;
•	be fully amortizing or may be partially amortizing or non-amortizing, with a balloon payment due on its stated maturity date;
•	may permit the negative amortization or deferral of accrued interest;
•	may prohibit over its term or for a certain period prepayments and/or require payment of a premium or a yield maintenance payment in connection with certain prepayments;
•	may permit defeasance and the release of real property collateral in connection with that defeasance;

•	provide for payments of principal, interest or both, on due dates that occur monthly, quarterly, semi‑annually or at any other interval as specified in the prospectus supplement; and
•	may have two or more component parts, each having characteristics that are otherwise described in this prospectus as being attributable to separate and distinct mortgage loans.
Most, if not all, of the mortgage loans underlying a series of offered certificates will be secured by liens on real properties located in the United States, its territories and possessions.  However, some of those mortgage loans may be secured by liens on real properties located outside the United States, its territories and possessions, provided that foreign mortgage loans do not represent 10% or more of the related mortgage asset pool, by balance.
Each mortgage loan will have had an original term to maturity of not more than 40 years.  No mortgage loan will have been originated by Banc of America Merrill Lynch Commercial Mortgage Inc., although one of its affiliates may have originated some of the mortgage loans.
If any mortgage loan, or group of related mortgage loans, involves unusual credit risk, financial statements or other financial information concerning the related mortgaged property will be included in the related prospectus supplement.
As described in the prospectus supplement, the trust may also consist of mortgage participations, mortgage pass‑through certificates and/or other mortgage‑backed securities that evidence an interest in, or are secured by a pledge of, one or more mortgage loans similar to the other mortgage loans in the trust and which may or may not be issued, insured or guaranteed by the United States or any governmental agency.
Significant Originators	In addition to the sponsor(s) or their affiliates, one or more other persons may have originated the mortgage loans backing the certificates of a particular series. The related prospectus supplement will describe any such originator with respect to mortgage loans representing 10% or more (by principal balance as of the applicable cut-off date) of the mortgage loans backing such series.
Significant Obligors	The related prospectus supplement also will identify any significant obligor or mortgaged property representing 10% or more (by principal balance as of the applicable cut-off date) of the mortgage loans backing the related series of certificates.
The Certificates	Each series of certificates will be issued in one or more classes pursuant to a pooling and servicing agreement or other agreement specified in the prospectus supplement and will represent in total the entire beneficial ownership interest in the trust.
As described in the prospectus supplement, the certificates of each series may consist of one or more classes that—
•	are senior or subordinate to one or more other classes of certificates in entitlement to certain distributions on the certificates;

•	are “stripped principal certificates” entitled to distributions of principal, with disproportionate, nominal or no distributions of interest;
•	are “stripped interest certificates” entitled to distributions of interest, with disproportionate, nominal or no distributions of principal;
•	provide for distributions of interest or principal that commence only after the occurrence of certain events, such as the retirement of one or more other classes of certificates of that series;
•	provide for distributions of principal to be made, from time to time or for designated periods, at a rate that is faster (and, in some cases, substantially faster) or slower (and, in some cases, substantially slower) than the rate at which payments or other collections of principal are received on the mortgage assets in the trust;
•	provide for distributions based solely or primarily on specified mortgage assets or a specified group of mortgage assets in the related trust fund;
•	provide for distributions of principal to be made, subject to available funds, based on a specified principal payment schedule or other methodology; or
•	provide for distribution based on collections on the mortgage assets in the trust attributable to prepayment premiums, yield maintenance payments or equity participations.
If specified in the prospectus supplement, a series of certificates may include one or more “controlled amortization classes”, which will entitle the holders to receive principal distributions according to a specified principal payment schedule.  Although prepayment risk cannot be eliminated entirely for any class of certificates, a controlled amortization class will generally provide a relatively stable cash flow so long as the actual rate of prepayment on the mortgage loans in the trust remains relatively constant at the rate of prepayment used to establish the specific principal payment schedule for those certificates.  Prepayment risk with respect to a given mortgage asset pool does not disappear, however, and the stability afforded to a controlled amortization class comes at the expense of one or more other classes of the same series.
Each class of certificates, other than certain classes of stripped interest certificates and certain classes of REMIC residual certificates will have an initial stated principal amount.  Each class of certificates, other than certain classes of stripped principal certificates and certain classes of REMIC residual certificates, will accrue interest on its certificate balance or, in the case of certain classes of stripped interest certificates, on a notional amount, based on a pass‑through rate which may be fixed, variable or adjustable.  The prospectus supplement will specify the certificate balance, notional amount and/or pass‑through rate for each class of certificates.

Distributions of Interest on the Certificates
Interest on each class of certificates (other than certain classes of stripped principal certificates and certain classes of REMIC residual certificates) of each series will accrue at the applicable pass‑through rate on the certificate balance and will be paid on a distribution date.  However, in the case of certain classes of stripped interest certificates, the notional amount outstanding from time to time will be paid to certificateholders as provided in the prospectus supplement on a specified distribution date.

Distributions of interest concerning one or more classes of certificates may not commence until the occurrence of certain events, such as the retirement of one or more other classes of certificates.  Interest accrued concerning a class of accrual certificates prior to the occurrence of such an event will either be added to the certificate balance or otherwise deferred as described in the prospectus supplement.  Distributions of interest concerning one or more classes of certificates may be reduced to the extent of certain delinquencies, losses and other contingencies described in this prospectus and in the prospectus supplement.

Distributions of Principal of the Certificates
Each class of certificates of each series (other than certain classes of stripped interest certificates and certain classes of REMIC residual certificates) will have a certificate balance.  The certificate balance of a class of certificates outstanding from time to time will represent the maximum amount that the holders are then entitled to receive in respect of principal from future cash flow on the assets in the trust.  The initial total certificate balance of all classes of a series of certificates will not be greater than the outstanding principal balance of the related mortgage assets as of a specified cut‑off date, after application of scheduled payments due on or before that date, whether or not received.  As described in the prospectus supplement, distributions of principal with respect to the related series of certificates will be made on each distribution date to the holders of the class certificates of the series then entitled until the certificate balances of those certificates have been reduced to zero.  Distributions of principal with respect to one or more classes of certificates—

•	may be made at a rate that is faster (and, in some cases, substantially faster) or slower (and, in some cases, substantially slower) than the rate at which payments or other collections of principal are received on the assets in the trust;
•	may not commence until the occurrence of certain events, such as the retirement of one or more other classes of certificates of the same series;
•	may be made, subject to certain limitations, based on a specified principal payment schedule; or
•	may be contingent on the specified principal payment schedule for another class of the same series and the rate at which payments and other collections of principal on the mortgage assets in the trust are received. Unless otherwise specified in the prospectus supplement, distributions of principal of any class of certificates will be made on a pro rata basis among all of the certificates of that class.

Credit Support and Cash Flow Agreements
If specified in the prospectus supplement, partial or full protection against certain defaults and losses on the assets in the trust may be provided to one or more classes of certificates by (1) subordination of one or more other classes of certificates to classes in the same series, or by (2) one or more of the following other types of credit support:  limited guarantees, financial guaranty insurance policies, surety bonds, letters of credit, mortgage pool insurance policies, reserve funds, cross collateralization, overcollateralization and excess interest. If so provided in the prospectus supplement, the trust may include:

•	guaranteed investment contracts;
•	insurance, guarantees;
•	letters of credit;
•	certificate insurance;
•	surety bonds;
•	reserve funds, cash collateral accounts;
•	pool insurance policies;
•	special hazard insurance policies;
•	mortgagor bankruptcy bonds;
•	cross-collateralization;
•	overcollateralization;
•	excess interest; and
•	cash flow agreements.
The above types of credit support and cash flow agreements are described in more detail in this prospectus under “DESCRIPTION OF CREDIT SUPPORT and “CASH FLOW AGREEMENTS”.
Certain relevant information regarding any applicable credit support or cash flow agreement will be set forth in the prospectus supplement for a series of certificates.
Advances	As specified in the prospectus supplement, if the trust includes mortgage loans, the master servicer, the special servicer, the trustee, any provider of credit support, and/or another specified person may be obligated to make, or have the option of making, certain advances concerning delinquent scheduled payments of principal and/or interest on mortgage loans. Any advances made concerning a particular mortgage loan will be reimbursable from subsequent recoveries relating to the particular mortgage loan and as described in the prospectus supplement. If specified in the prospectus supplement, any entity making advances may be entitled to receive interest for a specified period during which those advances are outstanding, payable from amounts in the trust. If the trust includes mortgage‑backed securities, any comparable advancing obligation of a party to the related pooling and servicing agreement, or of a party to the related mortgage‑backed securities agreement, will be described in the prospectus supplement.
Optional Termination	If specified in the prospectus supplement, a series of certificates may be subject to optional early termination through the repurchase of the mortgage assets in the trust. If provided in the related prospectus supplement, upon the reduction of the certificate balance of a specified class or classes of certificates by a specified percentage or amount, a specified party may be authorized or required to solicit bids for the purchase of all of the assets of the trust, or of a sufficient portion of those assets to retire that class or classes.

Material Federal Income Tax Consequences	The certificates of each series will constitute or evidence ownership of either—
•	“regular interests” and “residual interests” in the trust, or a designated portion of the trust, treated as a REMIC under Sections 860A through 860G of the Code; or
•	certificates in a trust treated as a grantor trust under applicable provisions of the Code.
If one or more REMIC elections are made, certificates that are regular interests will be treated as newly issued debt instruments of the REMIC and must be accounted for under an accrual method of accounting.  Certificates that are residual interests are not treated as debt instruments, but rather must be treated according to the rules prescribed in the Code for REMIC residual interests, including restrictions on transfer and the reporting of net income or loss of the REMIC, including the possibility of a holder of such certificate having taxable income without a corresponding distribution of cash to pay taxes currently due.
If the certificates represent interests in a grantor trust, beneficial owners of certificates generally are treated as owning an undivided beneficial interest in the mortgage loans that are assets of the trust.
Investors are advised to consult their tax advisors and to review “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” in this prospectus and in the prospectus supplement.
Certain ERISA Considerations	Fiduciaries of retirement plans and certain other employee benefit plans and arrangements, including individual retirement accounts, individual retirement annuities, Keogh plans, and collective investment funds and separate individual retirement accounts in which such plans, accounts, annuities or arrangements are invested, that are subject to the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Code, or any materially similar provisions of federal, state or local law should review with their legal advisors whether the purchase or holding of certificates could give rise to a transaction that is prohibited.
Legal Investment	If so specified in the prospectus supplement, certain classes of certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, only if the related prospectus supplement so provides. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates.  You should consult with your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership and sale of the certificates.
See “LEGAL INVESTMENT” in this prospectus and the related prospectus supplement.
Rating	At their respective dates of issuance, each class of certificates will be rated not lower than investment grade by one or more nationally recognized statistical rating organizations. See “RATING” in this prospectus and “RATINGS” in the related prospectus supplement.

RISK FACTORS
In considering an investment in the certificates of any series, you should consider carefully the following risk factors and the risk factors in the prospectus supplement.
The Limited Liquidity of Your Certificates May Have an Adverse Impact on Your Ability to Sell Your Certificates
The certificates of any series may have limited or no liquidity.  You may be forced to bear the risk of investing in the certificates for an indefinite period of time.  In addition, you may have no redemption rights, and the certificates are subject to early retirement only under certain circumstances. See “DESCRIPTION OF THE CERTIFICATES—Termination” in this prospectus.
Lack of a Secondary Market May Limit the Liquidity of Your Certificate.  We cannot assure you that a secondary market for the certificates will develop or, if it does develop, that it will provide certificateholders with liquidity of investment or that it will continue for as long as the certificates remain outstanding.
The prospectus supplement may indicate that an underwriter intends to establish a secondary market in the certificates, although no underwriter will be obligated to do so.  Any secondary market may provide less liquidity to investors than any comparable market for securities relating to single‑family mortgage loans.  Unless specified in the prospectus supplement, the certificates will not be listed on any securities exchange or traded on any automated quotation system of any national securities association.
The Limited Nature of Ongoing Information Regarding Your Certificate May Adversely Affect Liquidity.  The liquidity of the certificates may also be limited by information available with respect to the certificates.  The primary sources of ongoing information regarding the certificates, including information regarding the status of the mortgage loans and any credit support for the certificates, will be the periodic reports delivered to you and the periodic and other public reports required to be filed with the SEC and available as described under “DESCRIPTION OF THE CERTIFICATES—Reports to Certificateholders; Certain Available Information” in the prospectus supplement, such as Distribution Reports on Form 10-D, Annual Reports on Form 10-K and (as applicable) Current Reports on Form 8-K with respect to the issuing entity.  To the extent any information with respect to the certificates is not contained in such delivered or filed reports as and when desired by prospective purchasers or is otherwise unavailable, the liquidity of the certificates may be adversely affected, even if a secondary market does develop.
The Liquidity of Your Certificate May Be Affected by External Sources Including Interest Rate Movement.  If a secondary market does develop for the certificates, the market value of the certificates will be affected by several factors, including—
•	perceived liquidity;
•	the anticipated cash flow (which may vary widely depending upon the prepayment and default assumptions concerning the underlying mortgage loans); and
•	prevailing interest rates.
The price payable at any given time for certain classes of certificates may be extremely sensitive to small fluctuations in prevailing interest rates.  The relative change in price for a certificate in response to an upward or downward movement in prevailing interest rates may not necessarily equal the relative change in price for the certificate in response to an equal but opposite movement in those rates.  Therefore, the sale of certificates by a holder in any secondary market that may develop may be at a discount from the price paid by the holder.  We are not aware of any source through which price information about the certificates will be generally available on an ongoing basis.

Liquidity Considerations for MBS.  If a trust fund includes MBS, the related prospectus supplement will, if applicable and material, indicate the applicability of any of the above liquidity risks to such MBS and of the attendant risks to certificateholders.
Book Entry System for Certain Classes of Certificates May Decrease Liquidity and Delay Payment
Because transactions in the classes of book entry certificates of any series generally can be effected only through DTC, DTC participants and indirect DTC participants:
•	your ability to pledge book entry certificates to someone who does not participate in the DTC system, or to otherwise take action relating to your book entry certificates, may be limited due to the lack of a physical certificate;
•	you may experience delays in your receipt of payments on book entry certificates because distributions will be made by the trustee, or a paying agent on behalf of the trustee, to Cede & Co., as nominee for DTC, rather than directly to you; and
•	you may experience delays in your receipt of payments on book-entry certificates in the event of misapplication of payments by DTC, DTC participants or indirect DTC participants or bankruptcy or insolvency of those entities and your recourse will be limited to your remedies against those entities.
Similarly, if any MBS included in a trust fund are in book-entry form, the ability of the trust fund to take actions as the holder of such MBS may be limited due to the lack of a physical certificate. Accordingly, payments on the MBS will be subject to the potential delays described above, which may in turn delay distributions on the certificates.
Servicing Transfer Following a Servicer Termination Event May Result in Payment Delays or Losses
The collection of amounts with respect to the mortgage loans, which are the source of repayment for the certificates, will depend significantly on the performance by the master servicer and the special servicer of their respective roles under the pooling and servicing agreement and any other servicing agreements described in this prospectus supplement.  You will not be a party to any of these agreements and will be relying on the persons who are to perform their duties under such agreements and upon such persons, and the trustee in particular, to enforce the parties’ obligations under such agreements.  In the event of the resignation or termination of the master servicer or the special servicer, the trustee may assume the related responsibilities and servicing functions or name a replacement as described under “THE POOLING AND SERVICING AGREEMENTS—Rights Upon Servicer Termination Event”.  The occurrence of a servicer termination event under a pooling and servicing agreement, the trustee for the related series may, in its discretion or pursuant to direction from certificateholders, remove the defaulting master servicer or special servicer and succeed to its responsibilities, or may petition a court to appoint a successor master servicer or special servicer.  The trustee or the successor master servicer or special servicer will be entitled to reimbursement of its costs of effecting the servicing transfer from the predecessor master servicer or special servicer, or from the assets of the related trust if the predecessor fails to pay.  In the event that reimbursement to the trustee or the successor master servicer or special servicer is made from trust assets, the resulting shortfall will be borne by holders of the related certificates, to the extent not covered by any applicable credit support.  In addition, during the replacement process or for some time thereafter, mortgagors of the related mortgage loans may delay making their monthly payments or may inadvertently continue making payments to the predecessor master servicer or special servicer, potentially resulting in delays in distributions on the related certificates.
Similarly, if a trust fund includes MBS, neither you nor the trust fund will be party to any of the agreements governing such MBS.  The occurrence of a default under the pooling or other agreements governing such MBS may occasion the taking of similar actions by the MBS servicers or MBS trustee, with the result that delays or shortfalls occur in distributions on the MBS.  Any such delay or shortfall with respect to a distribution on the MBS may, in turn, result in a delay or shortfall in amounts distributed on the certificates.

The Nature of Ratings Are Limited and Will Not Guarantee that You Will Receive Any Projected Return on Your Certificates
Any credit rating assigned by a rating agency to a class of certificates will reflect only its assessment of the likelihood that holders of the certificates will receive payments to which the certificateholders are entitled under the related pooling and servicing agreement.  Such rating will not constitute an assessment of the likelihood that—
•	principal prepayments on the related mortgage loans will be made;
•	the degree to which the rate of such prepayments might differ from that originally anticipated; or
•	the likelihood of early optional termination of the trust.
Any rating will not address the possibility that prepayment of the mortgage loans at a higher or lower rate than anticipated by an investor may cause such investor to experience a lower than anticipated yield or that an investor purchasing a certificate at a significant premium might fail to recover its initial investment under certain prepayment scenarios.  Therefore, a rating assigned by a rating agency does not guarantee or ensure the realization of any anticipated yield on a class of certificates.
The amount, type and nature of credit support given a series of certificates will be determined on the basis of criteria established by each rating agency rating classes of the certificates of such series.  Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group.  There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans.  In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans.  However, we cannot assure you that those values will not decline in the future.  As a result, the credit support required in respect of the certificates of any series may be insufficient to fully protect the holders of such certificates from losses on the related mortgage asset pool.
Similarly, any credit rating assigned to any MBS included in a trust fund will have been based on similarly established criteria, will reflect only the applicable rating agency’s assessment of the likelihood that holders of such MBS will receive payments to which such holders are entitled under the agreements governing such MBS and will not address any of the prepayment or termination issues discussed above.
The Ratings of Your Certificates May Be Lowered, Qualified or Withdrawn, or Your Certificates May Receive an Unsolicited Rating, Which May Adversely Affect the Liquidity or Market Value of Your Certificates

Unless otherwise provided in the prospectus supplement (and in any event as may be required by the applicable regulations associated with the depositor’s use of Form S-3 for the registration statement pursuant to which the offering of the offered certificates is being made hereby), it is a condition to the issuance of the offered certificates that they be rated investment grade (i.e., in one of the four highest rating categories) by at least one nationally recognized statistical rating organization.  A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.  No person is obligated to maintain the rating on any certificate, and accordingly, there can be no assurance to you that the ratings assigned to any certificate on the date on which the certificate is originally issued will not be lowered, qualified or withdrawn by a rating agency at any time thereafter.  The rating(s) of any series of certificates by any applicable rating agency may be lowered following the initial issuance of the certificates as a result of the downgrading of the obligations of any applicable credit support provider, or as a result of losses on the related mortgage loans in excess of the levels contemplated by the rating agency at the time of its initial rating analysis, or as a result of changes affecting the properties securing the mortgage loans, the trustee, the master servicer, the special servicer or another person or entity involved in the particular offering.  In addition, the Securities and Exchange Commission may determine that any rating agency retained by the depositor to provide a security rating on any class of any series of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates.  Neither the depositor nor the sponsor nor any of their respective affiliates will have any obligation to replace or supplement any credit support, or to take any other action to maintain any rating(s) of any series of certificates.  If any rating is revised or withdrawn or if any rating agencies retained by the depositor to provide a security rating on any class of any series of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity and/or the market value and regulatory characteristics of your certificate may be adversely affected.
Additionally, it is possible that rating agencies not hired by the depositor may provide unsolicited ratings that differ from the ratings provided by any rating agencies retained by the depositor.  There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of any series of certificates, and none of the sponsor, the depositor or the related underwriters is obligated to inform investors (or potential investors) in any series offered certificates if an unsolicited rating is issued after the date of each such prospectus supplement.  Consequently, if you intend to purchase offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on a class of offered certificates.  If any non-hired rating agency provides an unsolicited rating that differs from (or is lower than) the rating provided by any rating agency retained by the depositor in connection with any series issuance, the liquidity and/or the market value and regulatory characteristics of your certificate may be adversely affected.
Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.
Similarly, if a trust fund includes MBS, then no person will be obligated to maintain any particular rating on the MBS and any rating assigned to such MBS will be subject to being lowered or withdrawn or to being assigned an unsolicited rating.  Any adverse action with respect to the MBS included in a trust fund may result in turn in an adverse rating action with respect to your offered certificate or otherwise adversely affect the liquidity and/or the market value and regulatory characteristics of your certificate may be adversely affected.
The Limited Assets of Each Trust May Adversely Impact Your Ability To Recover Your Investment in the Event of Loss on the Underlying Mortgage Assets
Except for any related insurance policies, reserve funds, or other external credit enhancement described in the prospectus supplement, the mortgage loans included in a trust fund will be the sole source of payments on the certificates of a series.  Unless specified in the prospectus supplement, neither the certificates nor the mortgage assets in the trust will be guaranteed or insured by Banc of America Merrill Lynch Commercial Mortgage Inc. or any of its affiliates, by any governmental agency or by any other person or entity.  No certificate will represent a claim against or security interest in the trust funds for any other series.  Therefore, if the related trust fund has insufficient assets to make payments, no other assets will be available for payment of the deficiency, and the holders of one or more classes of the certificates will be required to bear the consequent loss.
In addition, the mortgage loans are generally non-recourse loans.  If a default occurs under any mortgage loan, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the loan.  Payment prior to maturity is consequently dependent primarily on the sufficiency of the net operating income of the mortgaged property.  Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the property.  We will not have undertaken an evaluation of the financial condition of any borrower.
Amounts on deposit from time to time in certain accounts constituting part of the trust, including the certificate account and any accounts maintained as credit support, may be withdrawn for purposes other than the payment of principal of or interest on the related series of certificates under certain conditions.  On any distribution occurring after losses or shortfalls in collections on the mortgage assets have been incurred, all or a portion of those losses or shortfalls will be borne on a disproportionate basis among classes of certificates.

If a fund includes MBS, the mortgage loans backing such MBS similarly will be the sole source of payments on such MBS unless otherwise described in the prospectus supplement.  Accordingly, just as described above, no person will guarantee that any distributions will be made on the MBS, no other assets will be available to cover any deficiency and recourse for defaulted mortgage loans will be limited to specific properties.  Any resulting losses on such MBS may in turn result in losses on the certificates.

The Limited Credit Support for Your Certificates May Not Be Sufficient To Prevent Loss on Your Certificates
The prospectus supplement for a series of certificates will describe any credit support.  The credit support may not cover all potential losses.  For example, credit support may or may not cover loss by reason of fraud or negligence by a mortgage loan originator or other parties.  Any losses not covered by credit support may, at least in part, be allocated to one or more classes of certificates.
A series of certificates may include one or more classes of subordinate certificates, if provided in the prospectus supplement.  Although subordination is intended to reduce the likelihood of temporary shortfalls and ultimate losses to holders of senior certificates, the amount of subordination will be limited and may decline under certain circumstances.  In addition, if principal payments on one or more classes of certificates of a series are made in a specified order of priority, any related credit support may be exhausted before the principal of the later‑paid classes of certificates of that series have been repaid in full.
The impact of losses and shortfalls experienced with respect to the mortgage assets may fall primarily upon those classes of certificates having a later right of payment.
If a form of credit support covers the certificates of more than one series and losses on the related mortgage assets exceed the amount of the credit support, it is possible that the holders of certificates of one (or more) series will disproportionately benefit from that credit support, to the detriment of the holders of certificates of one (or more) other series.
The amount of any applicable credit support supporting one or more classes of certificates may be determined on the basis of criteria established by each rating agency retained to provide a security rating for any series of offered certificates, based on an assumed level of defaults, delinquencies and losses on the underlying mortgage assets and certain other factors.  We cannot assure you that the loss experience on the related mortgage assets will not exceed such assumed levels.  If the losses on the related mortgage assets do exceed such assumed levels, the holders of one or more classes of certificates will be required to bear such additional losses.
If a trust fund includes MBS, the related prospectus supplement will, if applicable and material, describe any credit support for such MBS and indicate the applicability of the risks described above to such credit support and of the attendant risks to certificateholders.
Special Powers of the FDIC in the Event of Insolvency of the Sponsor Could Delay or Reduce Distributions on the Certificates
The mortgage loans will be originated or acquired by the sponsor, a national bank whose deposits are insured to the applicable limits by the FDIC.  If the sponsor becomes insolvent, is in an unsound condition or engages in violations of its bylaws or regulations applicable to it or if similar circumstances occur, the FDIC could act as conservator and, if a receiver were appointed, would act as a receiver for the sponsor.  As receiver, the FDIC would have broad powers to:
•	require the trust, as assignee of the depositor, to go through an administrative claims procedure to establish its rights to payments collected on the mortgage loans; or
•	request a stay of proceedings to liquidate claims or otherwise enforce contractual and legal remedies against the sponsor, or
•	if the sponsor is a servicer for a series of certificates, repudiate without compensation the sponsor’s ongoing servicing obligations under the related pooling and servicing agreement, such as its duty to collect and remit payments or otherwise service the mortgage loans.
If the FDIC were to take any of those actions, distributions on the certificates could be delayed or reduced.
By statute, the FDIC as conservator or receiver of the sponsor is authorized to repudiate any “contract” of the sponsor upon payment of “actual direct compensatory damages”. This authority may be interpreted by the FDIC to permit it to repudiate the transfer of the mortgage loans to the depositor.  Under an FDIC regulation, however, the FDIC as conservator or receiver of a bank has stated that it will not reclaim, recover or recharacterize a bank’s transfer of financial assets in connection with a securitization or participation, provided that the transfer meets all conditions for sale accounting treatment under generally accepted accounting principles, other than the “legal isolation” condition as it applies to institutions for which the FDIC may be appointed as conservator or receiver, was made for adequate consideration and was not made fraudulently, in contemplation of insolvency, or with the intent to hinder, delay or defraud the bank or its creditors.  For purposes of the FDIC regulation, the term securitization means, as relevant, the issuance by a special purpose entity of beneficial interests the most senior class of which at time of issuance is rated in one of the four highest categories assigned to long-term debt or in an equivalent short-term category (within either of which there may be sub-categories or gradations indicating relative standing) by one or more nationally recognized statistical rating organizations.  A special purpose entity, as the term is used in the regulation, means a trust, corporation, or other entity demonstrably distinct from the insured depository institution that is primarily engaged in acquiring and holding (or transferring to another special purpose entity) financial assets, and in activities related or incidental to these actions, in connection with the issuance by the special purpose entity (or by another special purpose entity that acquires financial assets directly or indirectly from the special purpose entity) of beneficial interests.  The transactions contemplated by this prospectus and the related prospectus supplement will be structured so that this FDIC regulation should apply to the transfer of the mortgage loans from the sponsor to the depositor.
If a condition required under the FDIC regulation, or other statutory or regulatory requirement applicable to the transaction, were found not to have been satisfied, the FDIC as conservator or receiver might refuse to recognize the sponsor’s transfer of the mortgage loans to the depositor.  In that event the depositor could be limited to seeking recovery based upon its security interest in the mortgage loans.  The FDIC’s statutory authority has been interpreted by the FDIC and at least one court to permit the repudiation of a security interest upon payment of actual direct compensatory damages measured as of the date of conservatorship or receivership.  These damages do not include damages for lost profits or opportunity, and no damages would be paid for the period between the date of conservatorship or receivership and the date of repudiation.  The FDIC could delay its decision whether to recognize the sponsor’s transfer of the mortgage loans for a reasonable period following its appointment as conservator or receiver for the sponsor.  If the FDIC were to refuse to recognize the sponsor’s transfer of the mortgage loans, distributions on the certificates could be delayed or reduced.
If specified in the applicable prospectus supplement, the sponsor will also act as servicer of the mortgage loans.  If the FDIC acted as receiver for the sponsor after the sponsor’s insolvency, the FDIC could prevent the termination of the sponsor as servicer of the mortgage loans, even if a contractual basis for termination exists.  This inability to terminate the sponsor as servicer could result in a delay or possibly a reduction in distributions on the certificates to the extent the sponsor received, but did not remit to the trustee, mortgage loan collections received by the sponsor before the date of insolvency or if the sponsor failed to make any required advances.
The collection of amounts with respect to the mortgage loans, which are the source of repayment for the certificates, will depend significantly on the performance by the master servicer and the special servicer of their respective roles under the pooling and servicing agreement and any other servicing agreements described in this prospectus supplement.  You will not be a party to any of these agreements and will be relying on the persons who are to perform their duties under such agreements and upon such persons, and the trustee in particular, to enforce the parties’ obligations under such agreements.  In the event of the resignation or termination of the master servicer or the special servicer, the trustee may assume the related responsibilities and servicing functions or name a replacement as described under “THE POOLING AND SERVICING AGREEMENTS—Rights Upon Servicer Termination Event”.  In particular, any interruption or delay associated with such replacement could have a corresponding adverse effect on amounts collected on the mortgage loans and available for distribution on the certificates.
If a trust fund includes MBS backed by mortgage loans originated or acquired by a national bank whose deposits are insured by the FDIC, then all of the risks described above will also apply with respect to such national bank as a sponsor of the MBS.  Accordingly, the FDIC as conservator or receiver of such sponsor could require the trust that issued the MBS to go through an administrative claims procedure, request a stay of proceedings to liquidate claims or otherwise enforce contractual and legal remedies against such sponsor or repudiate any ongoing servicing obligations of the sponsor just as it could the sponsor of the certificates.  The FDIC could also take any of the actions described above in respect of such sponsor or the mortgage loans contributed by such sponsor which back the MBS.  Any delays or reductions in distributions on the MBS that result from such actions may, in turn, result in delays or reductions in distributions on the certificates.
Insolvency of the Depositor May Delay or Reduce Collections on Mortgage Loans
Neither the United States Bankruptcy Code nor similar applicable state laws prohibit the depositor from filing a voluntary application for relief under these laws.  However, the transactions contemplated by this prospectus and the related prospectus supplement will be structured so that the voluntary or involuntary application for relief under the bankruptcy laws by the depositor is unlikely.  The depositor is a separate, limited purpose subsidiary, the certificate of incorporation of which contains limitations on the nature of the depositor’s business, including the ability to incur debt other than debt associated with the transactions contemplated by this prospectus, and restrictions on the ability of the depositor to commence voluntary or involuntary cases or proceedings under bankruptcy laws.  Further, the transfer of the mortgage loans to the related trust will be structured so that the trustee has no recourse to the depositor, other than for breaches or representations and warranties about the mortgage loans.
If the depositor were to become the subject of a proceeding under the bankruptcy laws, a court could conclude that the transfer of the mortgage loans from the depositor to the trust should not be characterized as an absolute transfer, and accordingly, that the mortgage loans should be included as part of the depositor’s estate.  Under these circumstances, the bankruptcy proceeding could delay or reduce distributions on the certificates.  In addition, a bankruptcy proceeding could result in the temporary disruption of distributions on the certificates.
Unless otherwise described in the prospectus supplement, if a trust fund includes MBS, the MBS depositor will be subject to similar bankruptcy risks which may result in disruptions, delays or reductions in amounts available to be distributed on such MBS and, therefore, in disruptions, delays or reductions in amounts available to be distributed on your certificates.
Distributions on Your Certificates and Your Yield May Be Difficult To Predict
The yield on any offered certificate will depend on (a) the price at which such certificate is purchased by an investor and (b) the rate, timing and amount of distributions on such certificate.  The rate, timing and amount of distributions on any offered certificate will, in turn, depend on, among other things:
•	the pass-through rate for such certificate;
•	the rate and timing of principal payments (including principal prepayments) and other principal collections on or in respect of the mortgage loans and the extent to which such amounts are to be applied or otherwise result in a reduction of the certificate balance of the class of certificates to which such certificate belongs;
•	the rate, timing and severity of realized losses and additional trust fund expenses (each as described in this prospectus supplement) and the extent to which such losses and expenses result in the failure to pay interest on, or a reduction of the certificate balance of, the class of certificates to which such certificate belongs;
•	the timing and severity of any net aggregate prepayment interest shortfalls (each as described in this prospectus supplement) and the extent to which such shortfalls are allocated in reduction of the distributable certificate interest payable on the class of certificates to which such certificate belongs;
•	the extent to which prepayment premiums and yield maintenance charges are collected and, in turn, distributed on the class of certificates to which such certificate belongs; and
•	the rate and timing of reimbursement of advances.
It is impossible to predict with certainty any of the factors described in the preceding paragraph.  Accordingly, investors may find it difficult to analyze the effect that such factors might have on the yield to maturity of any class of offered certificates.

If a trust fund includes MBS, the related prospectus supplement will, if applicable and material, describe the applicability of the above risks to the yield on such MBS and of the attendant risks to certificateholders.
Prepayments of the Underlying Mortgage Loans Will Affect the Average Life of Your Certificates and Your Yield
As a result of prepayments on the mortgage loans in the trust, the amount and timing of distributions of principal and/or interest on the certificates of the related series may be highly unpredictable.  Prepayments on the mortgage loans in the trust will result in a faster rate of principal payments on one or more classes of the related series of certificates than if payments on those mortgage loans were made as scheduled.  Therefore, the prepayment experience on the mortgage loans in the trust may affect the average life of one or more classes of certificates of the related series.
The rate of principal payments on pools of mortgage loans varies among pools and from time to time is influenced by a variety of economic, demographic, geographic, social, tax and legal factors.  For example, if prevailing interest rates fall significantly below the mortgage rates borne by the mortgage loans included in the trust, principal prepayments on those mortgage loans are likely to be higher than if prevailing interest rates remain at or above the rates borne by those mortgage loans.  Conversely, if prevailing interest rates rise significantly above the mortgage rates borne by the mortgage loans included in the trust, then principal prepayments on those mortgage loans are likely to be lower than if prevailing interest rates remain at or below the mortgage rates borne by those mortgage loans.
Voluntary prepayments, if permitted, generally require payment of a prepayment premium or yield maintenance charge.  Nevertheless, we cannot assure you that the related borrowers will refrain from prepaying their mortgage loans due to the existence of a prepayment premium or yield maintenance charge.  Also, we cannot assure you that involuntary prepayments will not occur.
As described in the related prospectus supplement, the terms of certain mortgage loans, in connection with a partial release of the related mortgaged property, may permit a voluntary partial defeasance or a partial prepayment at any time with the delivery of the defeasance collateral, the payment of a prepayment premium and/or yield maintenance charge, as applicable.
The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:
•	the terms of the mortgage loans;
•	the length of any prepayment lockout period;
•	the level of prevailing interest rates;
•	the availability of mortgage credit;
•	the applicable prepayment premiums or yield maintenance charges;
•	the master servicer’s or special servicer’s ability to enforce those charges or premiums;
•	the occurrence of casualties or natural disasters; and
•	economic, demographic, tax, legal or other factors.
The rate of prepayment on a pool of mortgage loans is also affected by prevailing market interest rates for mortgage loans of a comparable type, term and risk level.  When the prevailing market interest rate is below a mortgage loan’s interest rate, a borrower may have an increased incentive to refinance its mortgage loan.  Even in the case of adjustable rate mortgage loans, as prevailing market interest rates decline, and without regard to whether the mortgage interest rates on the adjustable rate mortgage loans decline in a manner consistent therewith, the related borrowers may have an increased incentive to refinance for purposes of either (1) converting to a fixed rate loan and thereby “locking in” that rate or (2) taking advantage of a different index, margin or rate cap or floor on another adjustable rate mortgage loan.
Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell mortgaged properties in order to realize their equity in the mortgaged properties, to meet cash flow needs or to make other investments.  In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell mortgaged properties prior to the exhaustion of tax depreciation benefits.  We will make no representation as to the particular factors that will affect the prepayment of the mortgage loans in any trust fund, as to the relative importance of those factors, as to the percentage of the principal balance of the mortgage loans that will be paid as of any date or as to the overall rate of prepayment on the mortgage loans.
No prepayment premium or yield maintenance charge will be generally required for prepayments in connection with a casualty or condemnation.  In addition, if a mortgage loan seller repurchases any mortgage loan from the trust due to a material breach of representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, except that no prepayment premium or yield maintenance charge would be payable.  The repurchase price paid by a mortgage loan seller may not include a liquidation fee if purchased within the timeframe set forth in the pooling and servicing agreement.  Such a repurchase may therefore adversely affect the yield to maturity on your certificates.
We cannot assure you what as to the actual rate of prepayment on the mortgage loans in the trust will be, or that the rate of prepayment will conform to any model in any prospectus supplement.  As a result, depending on the anticipated rate of prepayment for the mortgage loans in the trust, the retirement of any class of certificates of the related series could occur significantly earlier or later, and its average life could be significantly shorter or longer, than expected.
The extent to which prepayments on the mortgage loans in trust ultimately affect the average life of any class of certificates of the related series will depend on the terms and provisions of the certificates.  A class of certificates may provide that on any distribution date the holders of the certificates are entitled to a pro rata share of the prepayments on the mortgage loans in the trust fund that are distributable on that date.
A class of certificates that entitles the holders to a disproportionately large share of the prepayments on the mortgage loans in the trust increases the likelihood of early retirement of that class if the rate of prepayment is relatively fast.  This type of early retirement risk is sometimes referred to as “call risk”.
A class of certificates that entitles its holders  to a disproportionately small share of the prepayments on the mortgage loans in the trust increases the likelihood of an extended average life of that class if the rate of prepayment is relatively slow.  This type of prolonged retirement risk is sometimes referred to as “extension risk”.
As described in the prospectus supplement, the respective entitlements of the various classes of certificate‑holders of any series to receive payments (and, in particular, prepayments) of principal of the mortgage loans in the trust may vary based on the occurrence of certain events (e.g., the retirement of one or more classes of certificates of that series) or subject to certain contingencies (e.g., prepayment and default rates with respect to those mortgage loans).
A series of certificates may include one or more controlled amortization classes, which will entitle the holders to receive principal distributions according to a specified principal payment schedule.  Although prepayment risk cannot be eliminated entirely for any class of certificates, a controlled amortization class will generally provide a relatively stable cash flow so long as the actual rate of prepayment on the mortgage loans in the trust remains relatively constant at the rate of prepayment used to establish the specific principal payment schedule for the certificates.  Prepayment risk concerning a given mortgage asset pool does not disappear, however, and the stability afforded to a controlled amortization class comes at the expense of one or more companion classes of the same series.
As described in the prospectus supplement, a companion class may entitle the holders to a disproportionately large share of prepayments on the mortgage loans in the trust when the rate of prepayment is relatively fast, and/or may entitle the holders to a disproportionately small share of prepayments on the mortgage loans in the trust when the rate of prepayment is relatively slow.  A class of certificates that entitles the holders of those certificates to a disproportionately large share of the prepayments on the mortgage loans in the related trust fund enhances the risk of early retirement of that class, or call risk, if the rate of prepayment is relatively fast; while a class of certificates that entitles the holders of those certificates to a disproportionately small share of the prepayments on the mortgage loans in the related trust fund enhances the risk of an extended average life of that class, or extension risk, if the rate of prepayment is relatively slow.  Thus, as described in the related prospectus supplement, a companion class absorbs some (but not all) of the “call risk” and/or “extension risk” that would otherwise belong to the related controlled amortization class if all payments of principal of the mortgage loans in the related trust fund were allocated on a pro rata basis.
Each controlled amortization class will either be a planned amortization class or a targeted amortization class or such other similar class as is described in the prospectus supplement.  In general, a planned amortization class has a “prepayment collar”, that is, a range of prepayment rates that can be sustained without disruption, that determines the principal cash flow of those certificates.  That prepayment collar is not static, and may expand or contract after the issuance of the planned amortization class depending on the actual prepayment experience for the underlying mortgage loans.  Distributions of principal on a planned amortization class would be made in accordance with the specified schedule so long as prepayments on the underlying mortgage loans remain at a relatively constant rate within the prepayment collar and, as described below, companion classes exist to absorb “excesses” or “shortfalls” in principal payments on the underlying mortgage loans.  If the rate of prepayment on the underlying mortgage loans from time to time falls outside the prepayment collar, or fluctuates significantly within the prepayment collar, especially for any extended period of time, that event may have material consequences in respect of the anticipated weighted average life and maturity for a planned amortization class.  A targeted amortization class is structured so that principal distributions generally will be payable on it in accordance with its specified principal payments schedule so long as the rate of prepayments on the related mortgage assets remains relatively constant at the particular rate used in establishing that schedule.  A targeted amortization class will generally afford the holders of those certificates some protection against early retirement or some protection against an extended average life, but not both.
In general, the notional amount of a class of interest-only certificates will either (1) be based on the principal balances of some or all of the mortgage assets in the related trust fund or (2) equal the principal balances of one or more of the other classes of certificates of the same series.  Accordingly, the yield on those interest-only certificates will be inversely related to the rate at which payments and other collections of principal are received on those mortgage assets or distributions are made in reduction of the principal balances of those classes of certificates, as the case may be.
Consistent with the foregoing, if a class of certificates of any series consists of interest-only certificates or principal-only certificates, a lower than anticipated rate of principal prepayments on the mortgage loans in the related trust fund will negatively affect the yield to investors in principal-only certificates, and a higher than anticipated rate of principal prepayments on those mortgage loans will negatively affect the yield to investors in interest-only certificates.  If the offered certificates of a series include those certificates, the related prospectus supplement will include a table showing the effect of various assumed levels of prepayment on yields on those certificates.  Those tables will be intended to illustrate the sensitivity of yields to various assumed prepayment rates and will not be intended to predict, or to provide information that will enable investors to predict, yields or prepayment rates.
If a trust fund includes MBS, then prepayments on the mortgage loans backing such MBS will result in distributions on the MBS and, in turn, on the certificates in accordance with the payment characteristics described in the prospectus supplement.  Any prepayments on the mortgage loans backing such MBS will be similarly unpredictable for all of the reasons described above and therefore present the same potential difficulty for investors in the certificates in analyzing the effect of any such prepayments on the certificates.
Certificates Purchased at a Premium or a Discount Will Be Sensitive To the Rate of Principal Payment
A series of certificates may include one or more classes offered at a premium or discount.  Yields on those classes of certificates will be sensitive, and in some cases extremely sensitive, to prepayments on the mortgage loans in the trust fund.  If the amount of interest payable with respect to a class is disproportionately large as compared to the amount of principal, as with certain classes of stripped interest certificates, a holder might fail to recover its original investment under some prepayment scenarios.  The yield to maturity of any class of certificates may vary from the anticipated yield due to the degree to which the certificates are purchased at a discount or premium and the amount and timing of distributions.
You should consider, in the case of any certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the mortgage loans (or MBS) could result in an actual yield to such investor that is lower than the anticipated yield.  In the case of any certificate purchased at a premium, you should consider the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield.  Further information relating to yield on certificates particularly sensitive to principal prepayments will be included in the applicable prospectus supplement, including, in the case of interest only certificates and principal only certificates, a table demonstrating the particular sensitivity of those interest only certificates to the rate of prepayments.
Other Factors Affecting Yield, Weighted Average Life and Maturity
Balloon Payments; Extensions of Maturity.  Some or all of the mortgage loans included in a particular trust fund may require that balloon payments be made at maturity.  Because the ability of a borrower to make a balloon payment typically will depend upon its ability either to refinance the loan or to sell the related mortgaged property, there is a risk that mortgage loans that require balloon payments may default at maturity, or that the maturity of that mortgage loan may be extended in connection with a workout.  In the case of defaults, recovery of proceeds may be delayed by, among other things, bankruptcy of the borrower or adverse conditions in the market where the property is located.  In order to minimize losses on defaulted mortgage loans, the master servicer or a special servicer, to the extent and under the circumstances set forth in this prospectus and in the related prospectus supplement, may be authorized to modify mortgage loans that are in default or as to which a payment default is imminent.  Any defaulted balloon payment or modification that extends the maturity of a mortgage loan may delay distributions of principal on a class of offered certificates and thereby extend the weighted average life of your certificates and, if those certificates were purchased at a discount, reduce your yield.
Similarly, if a trust fund includes MBS, some or all of the mortgage loans backing such MBS may require that balloon payments be made at maturity, which will present the same risks of delays or losses with respect to distributions on such MBS described above, and result in turn in delays or losses on the certificates.
Negative Amortization.  The weighted average life of a class of certificates can be affected by mortgage loans that permit negative amortization to occur.  A mortgage loan that provides for the payment of interest calculated at a rate lower than the rate at which interest accrues on it would be expected during a period of increasing interest rates to amortize at a slower rate (and perhaps not at all) than if interest rates were declining or were remaining constant.  This slower rate of mortgage loan amortization would correspondingly be reflected in a slower rate of amortization for one or more classes of certificates of the related series.  In addition, negative amortization on one or more mortgage loans in any trust fund may result in negative amortization on the certificates of the related series.  The related prospectus supplement will describe, if applicable, the manner in which negative amortization in respect of the mortgage loans in any trust fund is allocated among the respective classes of certificates of the related series.  The portion of any mortgage loan negative amortization allocated to a class of certificates may result in a deferral of some or all of the interest payable on them, which deferred interest may be added to the principal balance of the certificates.  Accordingly, the weighted average lives of mortgage loans that permit negative amortization and that of the classes of certificates to which the negative amortization would be allocated or that would bear the effects of a slower rate of amortization on those mortgage loans, may increase as a result of that feature.
Negative amortization also may occur in respect of an adjustable rate mortgage loan that limits the amount by which its scheduled payment may adjust in response to a change in its mortgage interest rate, provides that its scheduled payment will adjust less frequently than its mortgage interest rate or provides for constant scheduled payments notwithstanding adjustments to its mortgage interest rate.  Accordingly, during a period of declining interest rates, the scheduled payment on that mortgage loan may exceed the amount necessary to amortize the loan fully over its remaining amortization schedule and pay interest at the then applicable mortgage interest rate, thereby resulting in the accelerated amortization of that mortgage loan.  This acceleration in amortization of its principal balance will shorten the weighted average life of that mortgage loan and, correspondingly, the weighted average lives of those classes of certificates entitled to a portion of the principal payments on that mortgage loan.
If a trust fund includes MBS that are backed by mortgage loans that permit negative amortization, such negative amortization will have the same effects for such MBS as described above, and to the extent such negative amortization or its effects on such MBS are allocated to affect the timing and amount of distributions on the certificates in accordance with the payment characteristics described in the related prospectus supplement, there will, in turn, be a similar effect on the weighted average lives of such certificates.
The extent to which the yield on any offered certificate will be affected by the inclusion in the related trust fund of mortgage loans that permit negative amortization (or of MBS backed by such mortgage loans), will depend upon (1) whether that offered certificate was purchased at a premium or a discount and (2) the extent to which the payment characteristics of those mortgage loans (or MBS) delay or accelerate the distributions of principal on that certificate or, in the case of an interest-only certificate, delay or accelerate the amortization of the notional amount of that certificate.
Foreclosures and Payment Plans.  The number of foreclosures and the principal amount of the mortgage loans that are foreclosed in relation to the number and principal amount of mortgage loans that are repaid in accordance with their terms will affect the weighted average lives of those mortgage loans and, accordingly, the weighted average lives of and yields on the certificates of the related series.  Servicing decisions made with respect to the mortgage loans, including the use of payment plans prior to a demand for acceleration and the restructuring of mortgage loans in bankruptcy proceedings, may also have an effect upon the payment patterns of particular mortgage loans and thus the weighted average lives of and yields on the certificates of the related series.
Similarly, if a trust fund includes MBS, foreclosures and servicing decisions with respect to the mortgage loans that back such MBS will affect the timing and amount of distributions made on such MBS, which will in turn affect the timing and amount of distributions on, and therefore the weighted average lives of, the certificates.
Losses and Shortfalls on the Mortgage Assets.  The yield on your certificates will directly depend on the extent to which you are required to bear the effects of any losses or shortfalls in collections arising out of defaults on the mortgage loans in the related trust fund (or, if MBS are included in a the related trust fund, the effects of any losses and shortfalls on such MBS arising out of defaults on the mortgage loans backing such MBS) and the timing of those losses and shortfalls.  In general, the earlier that any loss or shortfall occurs, the greater will be the negative effect on yield for any class of certificates that is required to bear the effects of the shortfall.
The amount of any losses or shortfalls in collections on the mortgage assets in any trust fund, to the extent not covered or offset by draws on any reserve fund or under any instrument of credit support, will be allocated among the respective classes of certificates of the related series in the priority and manner, and subject to the limitations, specified in the related prospectus supplement.  As described in the related prospectus supplement, those allocations may be effected by a reduction in the entitlements to interest and/or principal balances of one or more classes of certificates, or by establishing a priority of payments among those classes of certificates.
The yield to maturity on a class of subordinate certificates may be extremely sensitive to losses and shortfalls in collections on the mortgage loans (and any MBS) in the related trust fund.
Additional Certificate Amortization.  In addition to entitling the holders of one or more classes of a series of certificates to a specified portion, which may during specified periods range from none to all, of the principal payments received on the mortgage assets in the related trust fund, one or more classes of certificates of any series, including one or more classes of offered certificates of those series, may provide for distributions of principal of those certificates from (1) amounts attributable to interest accrued but not currently distributable on one or more classes of accrual certificates, (2) excess funds or (3) any other amounts described in the related prospectus supplement.  In general, “excess funds” as used above will represent that portion of the amounts distributable in respect of the certificates of any series on any distribution date that represent (1) interest received or advanced on the mortgage assets in the related trust fund that is in excess of the interest currently accrued on the certificates of that series, or (2) prepayment premiums, payments from equity participations or any other amounts received on the mortgage assets in the related trust fund that do not constitute interest on, or principal of, those certificates.

The amortization of any class of certificates out of the sources described in the preceding paragraph would shorten the weighted average life of those certificates and, if those certificates were purchased at a premium, reduce the yield on those certificates.  The related prospectus supplement will discuss the relevant factors to be considered in determining whether distributions of principal of any class of certificates out of those sources would have any material effect on the rate at which those certificates are amortized.
If a trust fund includes MBS, the related prospectus supplement will, if applicable and material, indicate the applicability of any of the above amortization risks to such MBS from the sources described above and of the attendant risks to certificateholders.
Optional Early Termination.  If so specified in the related prospectus supplement, a series of certificates may be subject to optional early termination through the repurchase of the mortgage assets in the related trust fund by the party or parties specified in the related prospectus supplement, under the circumstances and in the manner set forth in the prospectus supplement.  If so provided in the related prospectus supplement, upon the reduction of the principal balance of a specified class or classes of certificates by a specified percentage or amount, the specified party may be authorized or required to solicit bids for the purchase of all of the mortgage assets of the related trust fund, or of a sufficient portion of those mortgage assets to retire that class or classes, as set forth in the related prospectus supplement.  In the absence of other factors, any early retirement of a class of offered certificates would shorten the weighted average life of those certificates and, if those certificates were purchased at premium, reduce the yield on those certificates.
If a trust fund includes MBS, the related prospectus supplement will, if applicable and material, indicate the applicability of any of the above early termination risks to such MBS and of the attendant risks to certificateholders.
Prepayment Models Are Illustrative Only and Do Not Predict Actual Weighted Average Life and Maturity
The rate at which principal payments are received on the mortgage loans in any trust fund will affect the ultimate maturity and the weighted average life of one or more classes of the certificates of that series.  Weighted average life refers to the average amount of time that will elapse from the date of issuance of an instrument until each dollar allocable as principal of that instrument is repaid to the investor.
The weighted average life and maturity of a class of certificates of any series will be influenced by the rate at which principal on the related mortgage loans, whether in the form of scheduled amortization or prepayments (for this purpose, the term “prepayment” includes voluntary prepayments, liquidations due to default and purchases of mortgage loans out of the related trust fund), is paid to that class.  Prepayment rates on loans are commonly measured relative to a prepayment standard or model, such as the Constant Prepayment Rate (“CPR”) prepayment model or the Standard Prepayment Assumption (“SPA”) prepayment model.  CPR represents an assumed constant rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of loans for the life of those loans.  SPA represents an assumed variable rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of loans, with different prepayment assumptions often expressed as percentages of SPA.  For example, a prepayment assumption of 100% of SPA assumes prepayment rates of 0.2% per annum of the then outstanding principal balance of the loans in the first month of the life of the loans and an additional 0.2% per annum in each month thereafter until the thirtieth month.  Beginning in the thirtieth month, and in each month thereafter during the life of the loans, 100% of SPA assumes a constant prepayment rate of 6% per annum each month.
Neither CPR nor SPA nor any other prepayment model or assumption purports to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any particular pool of loans.  Moreover, the CPR and SPA models were developed based upon historical prepayment experience for single-family loans.  Thus, it is unlikely that the prepayment experience of the mortgage loans included in any trust fund will conform to any particular level of CPR or SPA.
The prospectus supplement with respect to each series of certificates will contain tables, if applicable, setting forth the projected weighted average life of each class of offered certificates of those series and the percentage of the initial principal balance of each class that would be outstanding on specified distribution dates based on the assumptions stated in that prospectus supplement, including assumptions that prepayments on the related mortgage loans are made at rates corresponding to various percentages of CPR or SPA, or at other rates specified in that prospectus supplement.  Those tables and assumptions will illustrate the sensitivity of the weighted average lives of the certificates to various assumed prepayment rates and will not be intended to predict, or to provide information that will enable investors to predict, the actual weighted average lives of the certificates.
If a trust fund includes MBS, the related prospectus supplement will, if applicable and material, indicate the applicability of any of the above modeling risks to such MBS and of the attendant risks to certificateholders.
Timing of Prepayments on the Mortgage Loans May Result in Interest Shortfalls on the Certificates
When a mortgage loan is prepaid in full, absent a provision in the mortgage loan requiring the borrower to pay interest through the end of the applicable interest accrual period, the mortgagor pays interest on the amount prepaid only to the date of prepayment.  Liquidation proceeds and amounts received in settlement of insurance claims are also likely to include interest only to the time of payment or settlement.  When a mortgage loan is prepaid in full or in part, an interest shortfall may result depending on the timing of the receipt of the prepayment and the timing of when those prepayments are passed through to certificateholders.  To partially mitigate this reduction in yield, the pooling and servicing agreement and/or underlying servicing agreements relating to a series may provide, to the extent specified in the applicable prospectus supplement, that for specified types of principal prepayments received, the applicable master servicer will be obligated, on or before each distribution date, to pay an amount equal to the lesser of (i) the aggregate interest shortfall with respect to the distribution date resulting from those principal prepayments by mortgagors and (ii) all or a portion of the master servicer’s or the special servicer’s, as applicable, servicing compensation for the distribution date as specified in the applicable prospectus supplement or other mechanisms specified in the applicable prospectus supplement.  To the extent these shortfalls from the mortgage loans are not covered by the amount of compensating interest or other mechanisms specified in the applicable prospectus supplement, they will be allocated among the classes of interest bearing certificates as described in the related prospectus supplement under “DESCRIPTION OF THE CERTIFICATES”.  No comparable interest shortfall coverage will be provided by the master servicer with respect to liquidations of any mortgage loans.  Any interest shortfall arising from liquidations will be covered by means of the subordination of the rights of subordinate certificateholders or any other credit support arrangements described in this prospectus.
If a trust fund includes MBS, the timing of prepayments on the mortgage loans backing such MBS will present the same risks described above for such MBS and, in turn, for the certificates.  Moreover, unless otherwise described in the prospectus supplement, the pooling and servicing or other agreements governing the certificates will not contain any additional compensating interest or other mechanisms to alleviate the effects of any shortfall in interest with respect to such MBS resulting from prepayments.  Accordingly, any such shortfall in interest with respect to MBS may also result in a corresponding shortfall in interest available for distribution on the certificates that would be allocated as described in the related prospectus supplement under “DESCRIPTION OF THE CERTIFICATES”.
Certain Factors Affecting Delinquency, Foreclosure and Loss of the Mortgage Loans
General.  Mortgage loans made on the security of multifamily or commercial property may have a greater likelihood of delinquency and foreclosure, and a greater likelihood of loss than loans made on the security of an owner‑occupied single‑family property.  The ability of a borrower to repay a loan secured by an income‑producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower.  Therefore, the value of an income‑producing property is directly related to the net operating income derived from such property.
If the net operating income of the property is reduced (for example, if rental or occupancy rates decline or real estate tax rates or other operating expenses increase), the borrower’s ability to repay the loan may be impaired.  A number of the mortgage loans may be secured by liens on owner‑occupied properties or on properties leased to a single tenant or in which only a few tenants produce a material amount of the rental income.  As the primary component of the net operating income of a property, rental income (and maintenance payments from tenant stockholders of a cooperative) and the value of any property are subject to the vagaries of the applicable real estate market and/or business climate.  Properties typically leased, occupied or used on a short‑term basis, such as health care‑related facilities, hotels and motels, and mini‑warehouse and self‑storage facilities, tend to be affected more rapidly by changes in market or business conditions than do properties leased, occupied or used for longer periods, such as (typically) warehouses, retail stores, office buildings and industrial plants.  Commercial Properties may be secured by owner‑occupied properties or properties leased to a single tenant.  Therefore, a decline in the financial condition of the borrower or a single tenant may have a disproportionately greater effect on the net operating income from such properties than would be the case with respect to properties with multiple tenants.
Changes in the expense components of the net operating income of a property due to the general economic climate or economic conditions in a locality or industry segment, such as (1) increases in interest rates, real estate and personal property tax rates and other operating expenses including energy costs, (2) changes in governmental rules, regulations and fiscal policies, including environmental legislation, and (3) acts of God may also affect the net operating income and the value of the property and the risk of default on the related mortgage loan.  In some cases leases of properties may provide that the lessee, rather than the mortgagor, is responsible for payment of certain of these expenses.  However, because leases are subject to default risks as well as when a tenant’s income is insufficient to cover its rent and operating expenses, the existence of such “net of expense” provisions will only temper, not eliminate, the impact of expense increases on the performance of the related mortgage loan.
Additional considerations may be presented by the type and use of a particular property.  For instance, properties that operate as hospitals and nursing homes are subject to significant governmental regulation of the ownership, operation, maintenance and financing of health care institutions.  Hotel, motel and restaurant properties are often operated pursuant to franchise, management or operating agreements that may be terminable by the franchisor or operator.  The transferability of a hotel’s or restaurant’s operating, liquor and other licenses upon a transfer of the hotel or the restaurant, whether through purchase or foreclosure, is subject to local law requirements.
In addition, the concentration of default, foreclosure and loss risks in mortgage loans in the trust will generally be greater than for pools of single‑family loans because mortgage loans in the trust generally will consist of a smaller number of higher balance loans than would a pool of single‑family loans of comparable aggregate unpaid principal balance.
If a trust fund includes MBS, you should consider that all of the mortgage loans backing such MBS will also be secured by multifamily and/or commercial properties.  Accordingly, the performance of such MBS, and in turn, the certificates, will be similarly subject to the factors affecting the net operating income of such properties described above and to the same risks associated with default, foreclosure and losses on the mortgage loans backing such MBS.
Limited Recourse Nature of the Mortgage Loans May Make Recovery Difficult in the Event that a Mortgage Loan Defaults.  We anticipate that some or all of the mortgage loans included in any trust fund will be nonrecourse loans or loans for which recourse may be restricted or unenforceable.  In this type of mortgage loan, recourse in the event of borrower default will be limited to the specific real property and other assets that were pledged to secure the mortgage loan.  However, even with respect to those mortgage loans that provide for recourse against the borrower and its assets, we cannot assure you that enforcement of such recourse provisions will be practicable, or that the assets of the borrower will be sufficient to permit a recovery concerning a defaulted mortgage loan in excess of the liquidation value of the related property.
If a trust fund includes MBS, you should consider that the mortgage loans backing such MBS will be subject to the same potential limitations on recourse and enforceability described above.
Cross‑Collateralization Provisions May Have Limitations on Their Enforceability.  A mortgage pool may include groups of mortgage loans which are cross‑collateralized and cross‑defaulted.  These arrangements are designed primarily to ensure that all of the collateral pledged to secure the respective mortgage loans in a cross‑collateralized group.  Cash flows generated on these type of mortgage loans are available to support debt service on, and ultimate repayment of, the total indebtedness.  These arrangements seek to reduce the risk that the inability of one or more of the mortgaged properties securing any such group of mortgage loans to generate net operating income sufficient to pay debt service will result in defaults and ultimate losses.
If a trust fund includes MBS, the mortgage loans that back such MBS may similarly include groups of mortgage loans which are cross-collateralized and cross-defaulted.  Any such arrangements will be subject to the same potential challenges described above, which may adversely affect the performance of such MBS and, in turn, the certificates.

If the properties securing a group of mortgage loans which are cross‑collateralized are not all owned by the same entity, creditors of one or more of the related borrowers could challenge the cross‑collateralization arrangement as a fraudulent conveyance.  Under federal and state fraudulent conveyance statutes, the incurring of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and was then insolvent, was rendered insolvent by such obligation or transfer or had unreasonably small capital for its business.  A creditor seeking to enforce remedies against a property subject to such cross‑collateralization to repay such creditor’s claim against the related borrower could assert that:
•	such borrower was insolvent at the time the cross‑collateralized mortgage loans were made; and
•	such borrower did not, when it allowed its property to be encumbered by a lien securing the indebtedness represented by the other mortgage loans in the group of cross‑collateralized mortgage loans, receive fair consideration or reasonably equivalent value for, in effect, “guaranteeing” the performance of the other borrowers.
Although the borrower making such “guarantee” will be receiving “guarantees” from each of the other borrowers in return, we cannot assure you that such exchanged “guarantees” would be found to constitute fair consideration or be of reasonably equivalent value.
The cross‑collateralized mortgage loans may be secured by mortgage liens on properties located in different states.  Because of various state laws governing foreclosure or the exercise of a power of sale and because foreclosure actions are usually brought in state court, and the courts of one state cannot exercise jurisdiction over property in another state, it may be necessary upon a default under any such mortgage loan to foreclose on the related mortgaged properties in a particular order rather than simultaneously in order to ensure that the lien of the related mortgages is not impaired or released.
Increased Risk of Default Associated With Balloon Payments.  Some of the mortgage loans included in the trust may be non-amortizing or only partially amortizing over their terms to maturity.  These types of mortgage loans will require substantial payments of principal and interest (that is, balloon payments) at their stated maturity.  These loans involve a greater likelihood of default than self‑amortizing loans because the ability of a borrower to make a balloon payment typically will depend upon its ability either to refinance the loan or to sell the related property.  The ability of a borrower to accomplish either of these goals will be affected by—
•	the value of the related property;
•	the level of available mortgage rates at the time of sale or refinancing;
•	the borrower’s equity in the related property;
•	the financial condition and operating history of the borrower and the related property;
•	tax laws;
•	rent control laws (pertaining to certain residential properties);
•	Medicaid and Medicare reimbursement rates (pertaining to hospitals and nursing homes);
•	prevailing general economic conditions; and
•	the availability of credit for loans secured by multifamily or commercial property.
Neither Banc of America Merrill Lynch Commercial Mortgage Inc. nor any of its affiliates will be required to refinance any mortgage loan.
As specified in the prospectus supplement, the master servicer or the special servicer will be permitted (within prescribed limits) to extend and modify mortgage loans that are in default or as to which a payment default is imminent.  Although the master servicer or the special servicer generally will be required to determine that any such extension or modification is reasonably likely to produce a greater recovery than liquidation, taking into account the time value of money, we cannot assure you that any such extension or modification will in fact increase the present value of receipts from or proceeds of the affected mortgage loans.
If a trust fund includes MBS, some or all of the mortgage loans that back such MBS may similarly be non-amortizing or only partially amortizing over their terms to maturity, and neither Banc of America Merrill Lynch Commercial Mortgage Inc. nor any of its affiliates will be required to refinance any of such mortgage loans.  In addition, as specified in the prospectus supplement, the agreements governing such MBS may also similarly permit a servicer to extend and modify the mortgage loans backing such MBS, and likewise no assurance can be given that any such extension or modification will in fact increase the present value of receipts from or proceeds of the affected mortgage loans.
The Lender Under a Mortgage Loan May Have Difficulty Collecting Rents Upon the Default and/or Bankruptcy of the Related Borrower.  Each mortgage loan included in the trust secured by property that is subject to leases typically will be secured by an assignment of leases and rents.  Under such an assignment, the mortgagor assigns to the mortgagee its right, title and interest as lessor under the leases of the related property, and the income derived, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default.  If the borrower defaults, the license terminates and the lender is entitled to collect rents.  Some state laws may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents.  In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected.
If a trust fund includes MBS, each mortgage loan backing such MBS that is subject to leases will be subject to the same potential difficulties for the lender to collect rents upon the default and/or bankruptcy of the related borrower discussed above, which may adversely affect the performance of such MBS and, in turn, the certificates.
The Enforceability of Due‑on‑Sale and Debt‑Acceleration Clauses May Be Limited in Certain Situations.  Mortgages may contain a due‑on‑sale clause, which permits the lender to accelerate the maturity of the mortgage loan if the borrower sells, transfers or conveys the related property or its interest in the property.  Mortgages also may include a debt‑acceleration clause, which permits the lender to accelerate the debt upon a monetary or nonmonetary default of the mortgagor.  Such clauses are generally enforceable subject to certain exceptions.  The courts of all states will enforce clauses providing for acceleration in the event of a material payment default.  The equity courts of any state, however, may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the acceleration unconscionable.
If a trust fund includes MBS, the mortgage loans backing such MBS may also contain due-on-sale and debt-acceleration clauses, and any inability of the underlying trust to enforce such clauses may adversely affect the performance of such MBS and, in turn, the certificates.
Adverse Environmental Conditions May Subject a Mortgage Loan to Additional Risk.  Under the laws of certain states, contamination of real property may give rise to a lien on the property to assure the costs of cleanup.  In several states, such a lien has priority over an existing mortgage lien on such property.  In addition, under the laws of some states and under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, a lender may be liable, as an “owner” or “operator”, for costs of addressing releases or threatened releases of hazardous substances at a property, if agents or employees of the lender have become sufficiently involved in the operations of the borrower, regardless of whether the environmental damage or threat was caused by the borrower or a prior owner.  A lender also risks such liability on foreclosure of the mortgage.
If a trust fund includes MBS, the mortgage loans backing such MBS may similarly be subject to additional risk resulting from adverse environmental conditions.  Any such risk may adversely affect the performance of the MBS and, in turn, the certificates.
Certain Special Hazard Losses May Subject Your Certificates to an Increased Risk of Loss.  Unless otherwise specified in a prospectus supplement, the master servicer and special servicer for the trust will be required to cause the borrower on each mortgage loan in the trust to maintain such insurance coverage in respect of the property as is required under the related mortgage, including hazard insurance.  As described in the prospectus supplement, the master servicer and the special servicer may satisfy its obligation to cause hazard insurance to be maintained with respect to any property through acquisition of a blanket policy.
In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of the property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy.  Although the policies covering the properties will be underwritten by different insurers under different state laws in accordance with different applicable state forms, and therefore will not contain identical terms and conditions, most such policies typically do not cover any physical damage resulting from war, revolution, governmental actions, floods and other water‑related causes, earth movement (including earthquakes, landslides and mudflows), wet or dry rot, vermin, domestic animals and certain other kinds of risks.  Unless the mortgage specifically requires the mortgagor to insure against physical damage arising from such causes, then, to the extent any consequent losses are not covered by credit support, such losses may be borne, at least in part, by the holders of one or more classes of certificates of the related series.
If a trust fund includes MBS, unless otherwise specified in the prospectus supplement, the MBS servicer will similarly be required to cause the borrower on each mortgage loan backing such MBS to maintain insurance required under the related mortgage, subject to a similar ability as described in the prospectus supplement to satisfy such obligation by maintaining blanket coverage.  The mortgage loans backing such MBS will be subject to the same risks as described above with respect to special hazard losses on the properties securing such mortgage loans.  Accordingly, to the extent any losses due to a lack of insurance coverage result to such MBS, such losses may in turn be borne in similar fashion by the holders of one or more classes of certificates of the related series.
Exercise of Rights by Certain Certificateholders May Be Adverse to Other Certificateholders
The pooling and servicing agreement for a series may permit the holder of a class of subordinate certificates or a class of securities backed by a class of certificates to instruct the special servicer with respect to workout arrangements or foreclosure proceedings with respect to delinquent or other specially serviced mortgage loans.  This right is intended to permit the holder of a class of certificates that is highly sensitive to losses on the mortgage loans to attempt to mitigate losses by exercising limited power of direction over servicing activities which accelerate or delay realization of losses on the mortgage loans.  Such directions may, however, be adverse to the interest of those classes of senior certificates that are more sensitive to prepayments than to losses on the mortgage loans.  In particular, accelerating foreclosure will adversely affect the yield to maturity on interest only certificates, while delaying foreclosure will adversely affect the yield to maturity of principal only certificates.
If a trust fund includes MBS, the prospectus supplement will, if applicable and material, describe any similar ability of the holders of securities other than such MBS to instruct the underlying special servicer with respect to workout arrangements or foreclosure proceedings with respect to mortgage loans that back such MBS and the attendant risks to certificateholders.
Borrower Defaults May Adversely Affect Your Yield
The rate and timing of delinquencies or defaults on the mortgage loans will affect:
•	the aggregate amount of distributions on the offered certificates;
•	their yield to maturity;
•	the rate of principal payments; and
•	their weighted average life.
If losses on the mortgage loans exceed the aggregate principal amount of the classes of certificates subordinated to a particular class, such class will suffer a loss equal to the full amount of such excess (up to the outstanding principal amount of such certificate).

If you calculate your anticipated yield based on assumed rates of defaults and losses that are lower than the default rate and losses actually experienced and such losses are allocable to your certificates, your actual yield to maturity will be lower than the assumed yield.  Under certain extreme scenarios, such yield could be negative.  In general, the earlier a loss borne by you on your certificates occurs, the greater the effect on your yield to maturity.
Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.  This may be so because those losses lead to your certificates having a higher percentage ownership interest in the trust and related distributions of principal payments on the mortgage loans than would otherwise have been the case.  The effect on the weighted average life and yield to maturity of your certificates will depend upon the characteristics of the remaining mortgage loans.
Additionally, delinquencies and defaults on the mortgage loans may significantly delay the receipt of distributions by you on your certificates, unless certain advances are made to cover delinquent payments or the subordination of another class of certificates fully offsets the effects of any such delinquency or default.
If a trust fund includes MBS, the rate and timing of delinquencies or defaults on the mortgage loans backing such MBS will affect the amount of distributions on such MBS and the rate of principal payments on such MBS, which will in turn affect the same four characteristics of the certificates listed above in the first paragraph under this heading.  Similarly, delays or losses with respect to amounts distributed on such MBS will have the same potential effects on your certificates as described above for delays or losses with respect to the payment of the mortgage loans.
The Borrower’s Form of Entity May Cause Special Risks
Most of the borrowers are legal entities rather than individuals.  Mortgage loans made to legal entities may entail risks of loss greater than those of mortgage loans made to individuals.  For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws.  Unlike individuals involved in bankruptcies, most of the entities generally do not have personal assets and creditworthiness at stake.  The terms of the mortgage loans generally require that the borrowers covenant to be single purpose entities, although in many cases the borrowers are not required to observe all covenants and conditions that typically are required in order for them to be viewed under standard rating agency criteria as “special purpose entities”.  In addition, certain mortgage loans may not have borrower principals.  In general, borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or properties and limit the borrowers’ ability to incur additional indebtedness.  These provisions are designed to mitigate the possibility that the borrowers’ financial condition would be adversely impacted by factors unrelated to the mortgaged property and the mortgage loan in the pool.  However, we cannot assure you that the related borrowers will comply with these requirements.  The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.
Many of the borrowers are not special purpose entities structured to limit the possibility of becoming insolvent or bankrupt, and therefore may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because such borrowers may be:
•	operating entities with businesses distinct from the operation of the mortgaged property with the associated liabilities and risks of operating an ongoing business; or
•	individuals that have personal liabilities unrelated to the mortgaged property.
However, any borrower, even a special purpose entity structured to be bankruptcy remote, as an owner of real estate will be subject to certain potential liabilities and risks.  We cannot provide assurances that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.
Furthermore, with respect to any related borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. In addition, where a mortgage loan includes provisions imposing recourse liability on an affiliate or sponsor there is greater risk of consolidation. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of any securities ratings assigned to your certificates.  See “CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS—Bankruptcy Laws” in this prospectus.
In addition, with respect to certain mortgage loans, the borrowers may own the related mortgaged property as tenants in common.  These mortgage loans may be subject to prepayment, including during periods when prepayment might otherwise be prohibited, as a result of partition.  Although some of the related borrowers may have purported to waive any right of partition, we cannot assure you that any such waiver would be enforced by a court of competent jurisdiction.
If a trust fund includes MBS, you should consider that the same risks and related considerations as described above will apply with respect to the borrowers under the mortgage loans backing such MBS.
Borrower and Related Party Bankruptcy Proceedings Entail Certain Risks
Under federal bankruptcy law, the filing of a petition in bankruptcy by or against a borrower will stay the commencement or continuation of a foreclosure action and delay the sale of the real property owned by that borrower.  In addition, even if a court determines that the value of the mortgaged property is less than the principal balance of the mortgage loan it secures, the court may prevent a lender from foreclosing on the mortgaged property (subject to certain protections available to the lender).  As part of a restructuring plan, a court also may reduce the amount of secured indebtedness to the then-current value of the mortgaged property, which action would make the lender a general unsecured creditor for the difference between the then-current value and the amount of its outstanding mortgage indebtedness.  A bankruptcy court also may: (1) grant a debtor a reasonable time to cure a payment default on a mortgage loan; (2) reduce periodic payments due under a mortgage loan; (3) change the rate of interest due on a mortgage loan; or (4) otherwise alter the mortgage loan’s repayment schedule.
Moreover, the filing of a petition in bankruptcy by, or on behalf of, a junior lienholder may stay the senior lienholder from taking action to foreclose on the junior lien.  Additionally, the borrower’s trustee or the borrower, as debtor in possession, has certain special powers to avoid, subordinate or disallow debts.  In certain circumstances, the claims of the securitization trustee may be subordinated to financing obtained by a debtor in possession subsequent to its bankruptcy.
Under federal bankruptcy law, the mortgagee will be stayed from enforcing a borrower’s assignment of rents and leases.  Federal bankruptcy law also may interfere with the master servicer’s or special servicer’s ability to enforce lockbox requirements.  The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay or diminish the receipt of rents.  Rents also may escape an assignment to the extent they are used by the borrower to maintain the mortgaged property or for other court authorized expenses.
As a result of the foregoing, the trustee’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.
Certain mortgage loans may have sponsors that have previously filed for bankruptcy protection, which in some cases may have involved the same property that currently secures the mortgage loan.  In each case, the related entity or person has emerged from bankruptcy.  However, we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related loan documents.
If a trust fund includes MBS, you should consider that the same risks and related considerations as described above will apply with respect to bankruptcy proceedings involving the borrowers under the mortgage loans backing such MBS and/or their sponsors or other related parties.
Tenancies in Common May Hinder or Delay Recovery
With respect to certain mortgage loans, the borrowers may own the related mortgaged property as tenants in common.  These mortgage loans may be subject to prepayment, including during periods when prepayment might otherwise be prohibited, as a result of partition.  Although some of the related borrowers may have purported to waive any right of partition, we cannot assure you that any such waiver would be enforced by a court of competent jurisdiction.
In general, with respect to a tenant in common ownership structure, each tenant in common owns an undivided share in the property and if such tenant in common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) such tenant in common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally.  As a result, if a borrower exercises such right of partition, the related mortgage loans may be subject to prepayment.  In addition, the tenant in common structure may cause delays in the enforcement of remedies; this may occur, for example, because of procedural or substantive issues resulting from the existence of multiple borrowers under the related loan, such as in bankruptcy, in which circumstance, each time a tenant in common borrower files for bankruptcy, the bankruptcy court stay will be reinstated.
In some cases, the related borrower may be a special purpose entity (in some cases bankruptcy remote), reducing the risk of bankruptcy.  There can be no assurance that a bankruptcy proceeding by a single tenant in common borrower will not delay enforcement of this pooled mortgage loan.  Additionally, in some cases, subject to the terms of the related mortgage loan documents, a borrower or a tenant in common borrower may assign its interests to one or more tenant in common borrowers.  Such change to, or increase in, the number of tenant in common borrowers increases the risks related to this ownership structure.
If a trust fund includes MBS, you should consider that the mortgage loans backing such MBS may similarly be secured by properties owned by the related borrowers as tenants in common, and that the same risks and related considerations described above will therefore apply to such mortgage loans.
Mortgaged Properties with Tenants Present Special Risks
The income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:
•	space in the mortgaged properties could not be leased or relet;
•	tenants were unable to meet their lease obligations;
•	leasing or re leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
•	substantial re leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
•	a significant tenant were to become a debtor in a bankruptcy case; or
•	rental payments could not be collected for any other reason.
Repayment of the mortgage loans secured by retail, offices and industrial and warehouse properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms.  In addition, if a significant portion of tenants have leases which expire near or at maturity of the related mortgage loan, then it may make it more difficult for the related borrower to seek refinancing or make any applicable balloon payment.  Certain of the mortgaged properties may be leased in whole or in part by government sponsored tenants who have the right to cancel their leases at any time or for lack of appropriations.  Other tenants may have the right to cancel or terminate their leases prior to the expiration of the lease term or upon the occurrence of certain events including, but not limited to, the loss of an anchor tenant at the mortgaged property.  Additionally, mortgage loans may have concentrations of leases expiring at varying rates in varying percentages.
Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions, could be substantial and could reduce cash flow from the mortgaged properties.

Moreover, if a tenant defaults in its obligations to a borrower, the borrower may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.
In addition, certain mortgaged properties may have tenants that are paying rent but are not in occupancy or may have vacant space that is not leased, and in certain cases, the occupancy percentage could be less than 80%.  Any “dark” space may cause the mortgaged property to be less desirable to other potential tenants or the related tenant may be more likely to default in its obligations under the lease.  We cannot assure you that those tenants will continue to fulfill their lease obligations or that the space will be relet.
Additionally, in certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions (provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure), the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure.  Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated.
With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage.  This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property.
If a trust fund includes MBS, you should consider that the properties securing the mortgage loans backing such MBS would also be leased to various tenants and that accordingly, the income from, and market value of such properties would be subject to the same risks and related considerations described above.
Mortgaged Properties with Multiple Tenants May Increase Reletting Costs and Reduce Cash Flow
If a mortgaged property has multiple tenants, reletting expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for debt service payments.  Multi-tenanted mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental expenses.
If a trust fund includes MBS, you should consider that the properties securing the mortgage loans backing such MBS may similarly have multiple tenants, and that accordingly, the cash flow available for debt service payments on such mortgage loans may be similarly affected by reletting expenditures, vacancy rates and volatility in rental expenses.
Tenant Bankruptcy Adversely Affects Property Performance
The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, in retail, office, industrial and warehouse properties may adversely affect the income produced by a mortgaged property.  Under the federal bankruptcy code a tenant has the option of assuming or rejecting any unexpired lease.  If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant (absent collateral securing the claim).  The claim would be limited to the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining reserved rent (but not more than three year’s rent).  There are several cases in which one or more tenants at a mortgaged property have declared bankruptcy.  We cannot assure you that any such tenant will affirm its lease.
If a trust fund includes MBS, you should consider that the bankruptcy or insolvency of a major tenant, or a number of smaller tenants, may similarly adversely affect the income produced by a property securing a mortgage loan backing such MBS.

Risks Related to Enforceability
All of the mortgages permit the lender to accelerate the debt upon default by the borrower.  The courts of all states will enforce acceleration clauses in the event of a material payment default.  Courts, however, may refuse to permit foreclosure or acceleration if a default is deemed immaterial or the exercise of those remedies would be unjust or unconscionable.
If a mortgaged property has tenants, the borrower typically assigns its income as landlord to the lender as further security, while retaining a license to collect rents as long as there is no default.  If the borrower defaults, the license terminates and the lender is entitled to collect rents.  In certain jurisdictions, such assignments may not be perfected as security interests until the lender takes actual possession of the property’s cash flow.  In some jurisdictions, the lender may not be entitled to collect rents until the lender takes possession of the property and secures the appointment of a receiver.  In addition, as previously discussed, if bankruptcy or similar proceedings are commenced by or for the borrower, the lender’s ability to collect the rents may be adversely affected.
If a trust fund includes MBS, you should consider that although all of the mortgage loans backing such MBS permit the lender to accelerate the debt upon default by the borrower, the same enforceability risks and related considerations described above will apply to such mortgage loans.
Potential Absence of Attornment Provisions Entails Risks
In some jurisdictions, if tenant leases are subordinate to the liens created by the mortgage and do not contain attornment provisions (i.e., provisions requiring the tenant to recognize a successor owner following foreclosure as landlord under the lease), the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure.  Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.  Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated.  This is particularly likely if such tenants were paying above market rents or could not be replaced.
If a lease is not subordinate to a mortgage, the trust will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant).  If the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage.
If a trust fund includes MBS, you should consider that the potential absence of attornment provisions entails the same risks and other considerations described above for the mortgage loans backing such MBS.  Accordingly, in similar fashion the properties securing such mortgage loans may experience a further decline in value, the MBS trust may not have the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant) and the provisions of the lease may take precedence over the provisions of the mortgage.
Risks Associated with Commercial Lending May Be Different than those for Residential Lending
The mortgaged properties (including, if MBS are included in a trust fund, the mortgaged properties securing any mortgage loans backing such MBS) consist solely of multifamily rental and commercial properties.  Commercial and multifamily lending is generally viewed as exposing a lender to a greater risk of loss than residential one to four family lending because it usually involves larger loans to a single borrower or a group of related borrowers.
The repayment of a commercial or multifamily loan is typically dependent upon the ability of the applicable property to produce cash flow through the collection of rents or other operating revenues.  Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s cash flow.  However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.
The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors.  Some of these factors relate to the properties themselves, such as:

•	the age, design and construction quality of the properties;
•	perceptions regarding the safety, convenience and attractiveness of the properties;
•	the proximity and attractiveness of competing properties;
•	the adequacy of the property’s management and maintenance;
•	increases in operating expenses;
•	an increase in the capital expenditures needed to maintain the properties or make improvements;
•	dependence upon a single tenant and concentration of tenants in a particular business;
•	a decline in the financial condition of a major tenant;
•	an increase in vacancy rates; and
•	a decline in rental rates as leases are renewed or entered into with new tenants.
Other factors are more general in nature, such as:
•	national, regional or local economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;
•	local real estate conditions, such as an oversupply of retail space, office space or multifamily housing;
•	demographic factors;
•	changes or continued weakness in specific industry segments;
•	the public perception of safety for customers and clients;
•	consumer confidence;
•	consumer tastes and preferences;
•	retroactive changes in building codes;
•	conversion of a property to an alternative use;
•	new construction in the market; and
•	number and diversity of tenants.
The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:
•	the length of tenant leases;
•	the creditworthiness of tenants;
•	in the case of rental properties, the rate at which new rentals occur;
•	lease termination, rent abatement/offset, co tenancy or exclusivity provisions of tenant leases;
•	tenant defaults;

•	the property’s “operating leverage” which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants; and
•	in the case of government sponsored tenants, the right of the tenant in some instances to cancel a lease due to a lack of appropriations.
Poor Property Management Will Lower the Performance of the Related Mortgaged Property
The successful operation of a real estate project depends upon the property manager’s performance and viability.  The property manager is responsible for:
•	responding to changes in the local market;
•	planning and implementing the rental structure;
•	operating the property and providing building services;
•	managing operating expenses; and
•	assuring that maintenance and capital improvements are carried out in a timely fashion.
Properties deriving revenues primarily from short term sources, such as short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.
Good management, by controlling costs, providing services to tenants and seeing to property maintenance and upkeep, can, in some cases, improve cash flow, reduce vacancy, leasing and repair costs and preserve property value.  Poor management could impair short-term cash flow and the long term viability of a property.
We make no representation or warranty as to the skills of any present or future managers (including, if MBS are included in a trust fund, as to the skills of any present or future managers of the properties securing the mortgage loans that back such MBS).  Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements.
Furthermore, we cannot assure you that the mortgaged properties (and/or, if MBS are included in a trust fund, the properties securing the mortgage loans that back such MBS) will not have related management which in the event that a related management company is incapable of performing its duties may affect one or more sets of mortgaged properties.  We also cannot assure you that the mortgaged properties will not be self-managed by the related borrower, in which case such self-management or affiliated management may make it more difficult to monitor the property management, replace that borrower as property manager in the event that the borrower’s management is detrimentally affecting the property or ensure that the borrower provides all information necessary to manage the mortgaged property to a replacement property manager in the event that the borrower is replaced as property manager.
Particular Property Types Present Special Risks
Mortgage loans, including if MBS are included in a trust fund the mortgage loans that back such MBS, will be subject to special risks associated with the type of property securing such mortgage loan.
Retail Properties.
Several factors may adversely affect the value and successful operation of a retail property, including:
•	changes in consumer spending patterns, local competitive conditions (such as the supply of retail space or the existence or construction of new competitive shopping centers or shopping malls);

•	alternative forms of retailing (such as direct mail, video shopping networks and internet websites which reduce the need for retail space by retail companies);
•	the quality and philosophy of management;
•	the safety, convenience and attractiveness of the property to tenants and their customers or clients;
•	the public perception of the safety of customers at shopping malls and shopping centers;
•	the need to make major repairs or improvements to satisfy the needs of major tenants; and
•	traffic patterns and access to major thoroughfares.
The general strength of retail sales also directly affects retail properties.  The retailing industry is currently undergoing consolidation due to many factors, including growth in discount and alternative forms of retailing.  If the sales by tenants in the mortgaged properties that contain retail space were to decline, the rents that are based on a percentage of revenues may also decline, and tenants may be unable to pay the fixed portion of their rents or other occupancy costs.  The cessation of business by a significant tenant can adversely affect a retail property, not only because of rent and other factors specific to such tenant, but also because significant tenants at a retail property play an important part in generating customer traffic and making a retail property a desirable location for other tenants at such property.  In addition, certain tenants at retail properties may be entitled to terminate their leases if an anchor tenant fails to renew or terminates its lease, becomes the subject of a bankruptcy proceeding or ceases operations at such property.
The presence or absence of an “anchor tenant” or a “shadow anchor” in or near a shopping center also can be important because anchors play a key role in generating customer traffic and making a shopping center desirable for other tenants.  An “anchor tenant” is usually proportionately larger in size than most other tenants in the mortgaged property, is vital in attracting customers to a retail property and is located on the related mortgaged property.  A “shadow anchor” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property, but not on the mortgaged property, so as to influence and attract potential customers.
If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences.  Certain of the tenants or anchor stores of the retail properties may have co tenancy clauses and/or operating covenants in their leases or operating agreements which permit those tenants or anchor stores to cease operating under certain conditions, including, without limitation, certain other stores not being open for business at the mortgaged property or a subject store not meeting the minimum sales requirement under its lease.  In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced.  We cannot assure you that such space will be occupied or that the related mortgaged property will not suffer adverse economic consequences.
Office Properties.
A large number of factors may adversely affect the value of office properties, including:
•	the number and quality of an office building’s tenants;
•	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, access to transportation and ability to offer certain amenities, such as sophisticated building systems);
•	the desirability of the area as a business location;
•	the strength and nature of the local economy (including labor costs and quality, tax environment and quality of life for employees);

•	an adverse change in population, patterns of telecommuting or sharing of office space;
•	local competitive conditions, including the supply of office space or the existence or construction of new competitive office buildings;
•	quality of management;
•	changes in population and employment affecting the demand for office space;
•	properties not equipped for modern business becoming functionally obsolete; and
•	declines in the business of tenants, especially single tenanted property.
In addition, there may be significant costs associated with tenant improvements, leasing commissions and concessions in connection with reletting office space.  Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of property.
Medical office properties may be included in office properties.  The performance of a medical office property may depend on the proximity of such property to a hospital or other health care establishment and on reimbursements for patient fees from private or government sponsored insurance companies.  The sudden closure of a nearby hospital may adversely affect the value of a medical office property.  In addition, the performance of a medical office property may depend on reimbursements for patient fees from private or government sponsored insurers and issues related to reimbursement (ranging from non-payment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged properties.  Moreover, medical office properties appeal to a narrow market of tenants and the value of a medical office property may be adversely affected by the availability of competing medical office properties.
Multifamily Properties.
Several factors may adversely affect the value and successful operation of a multifamily property, including:
•	the physical attributes of the apartment building (e.g., its age, appearance and construction quality);
•	the location of the property (e.g., a change in the neighborhood over time);
•	the ability and willingness of management to provide adequate maintenance and insurance;
•	the types of services or amenities the property provides;
•	the property’s reputation;
•	the level of mortgage interest rates (which may encourage tenants to purchase rather than lease housing);
•	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or personnel from a local military base;
•	the presence of competing properties;
•	dependence on governmental programs that provide rental subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties to influence tenant mobility;
•	adverse local or national economic conditions which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels; and
•	state and local regulations which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment.

Certain states regulate the relationship of an owner and its tenants.  Commonly, these laws require a written lease, good cause for eviction, disclosure of fees and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions and restrictions on a resident’s choice of unit vendors.  Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.  A few states offer more significant protection.  For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.
In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings.  These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration.  Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.
Certain of the mortgage loans are secured by mortgaged properties that are eligible (or become eligible in the future) for and have received low income housing tax credits pursuant to Section 42 of the Code in respect of various units within the mortgaged property or have tenants that rely on rent subsidies under various government funded programs, including the Section 8 Tenant Based Assistance Rental Certificate Program of the United States Department of Housing and Urban Development.  Under HUD’s Section 8 Tenant-Based Assistance Rental Voucher Program or Section 8 Tenant-Based Assistance Rental Certificate Program (now combined into one voucher program), the rents charged to some of the tenants are subsidized by housing assistance payments.  Those payments are made pursuant to housing assistance payments contracts between the borrower and a local housing authority which receives Section 8 funds from HUD.  The term of each housing assistance payments contract is limited to the term of the related tenant lease, generally one year, renewable at the option of the tenant.  Tenants may choose to move out of the mortgaged properties and utilize their vouchers elsewhere, and we cannot assure you that those units will be re-rented.  The housing assistance payments contracts impose certain management and maintenance obligations on the borrowers, and housing assistance payments can be suspended, reduced, or terminated if HUD or the local housing authority determines that the borrowers have breached the housing assistance payments contracts.  HUD may in the future elect, or be required by Congress, to take actions with the effect of limiting increases in rents subsidized under Section 8, or reducing rent levels currently in effect.  The ability of the respective borrowers to pay the housing assistance payments loans, and the value of their mortgaged properties and consequent ability to refinance the mortgage loans which are subject to housing assistance payments contracts, could be adversely affected by some or all of the above mentioned risks.  We can give you no assurance that these or any similar programs will be continued in their present form or that the level of assistance provided will be sufficient to generate enough revenues for the related borrower to meet its obligations under the related mortgage loans.
Certain of the mortgage loans are secured or may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants, in respect of various units within the mortgaged properties.
Hotel Properties.
Various factors may adversely affect the economic performance of a hotel, including:
•	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);
•	the construction of competing hotels or resorts;
•	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;
•	a deterioration in the financial strength or managerial capabilities of the owner and operator of a hotel; and
•	changes in travel patterns caused by changes in access, energy prices, strikes, relocation of highways, construction of additional highways or other factors.

Because hotel rooms generally are rented for short periods of time, the financial performance of hotels tends to be affected by adverse economic conditions and competition more quickly than other types of commercial properties.
Moreover, the hotel and lodging industry is generally seasonal in nature and different seasons affect different hotels depending on type and location.  This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses.
When applicable, the liquor licenses for most of the mortgaged properties are commonly held by affiliates of the mortgagors, unaffiliated managers and operating lessees.  The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person.  In the event of a foreclosure of a hotel property that holds a liquor license, the trustee or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay which could be significant.  We cannot assure you that a new license could be obtained promptly or at all.  The lack of a liquor license in a full service hotel could have an adverse impact on the revenue from the related mortgaged property or on the hotel’s occupancy rate.
Hotels may be operated under franchise, management or operating agreements that may be terminated by the franchisor, manager or operator.  It may be difficult to terminate a manager of a hotel after foreclosure of the related mortgage.
The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:
•	the continued existence and financial strength of the franchisor or hotel management company;
•	the public perception of the franchise or hotel chain service mark; and
•	the duration of the franchise licensing or management agreements.
Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.  Replacement franchises may require significantly higher fees.
The transferability of a franchise license agreement is generally restricted.  In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent.  Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor or a hotel management company that it desires to replace following a foreclosure.
The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.
Self-Storage Properties.
Self-storage properties are considered vulnerable to competition, because both acquisition costs and break even occupancy are relatively low.  The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures.  Thus, if the operation of any of the self-storage properties becomes unprofitable due to:

•	decreased demand;
•	competition;
•	age of improvements; or
•	other factors affecting the borrower’s ability to meet its obligations on the related mortgage loan.
The liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage property were readily adaptable to other uses.
Tenant privacy, anonymity and efficient access may heighten environmental risks.  No environmental assessment of a mortgaged property included an inspection of the contents of the self-storage units included in the self-storage properties and there is no assurance that all of the units included in the self-storage properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.
Industrial and Warehouse Properties.
Among the significant factors determining the value of industrial and warehouse properties are:
•	the quality of tenants;
•	building design and adaptability (e.g., clear heights, column spacing, zoning restrictions, number of bays and bay depths, divisibility and truck turning radius); and
•	the location of the property (e.g., proximity to supply sources and customers, availability of labor and accessibility to distribution channels).
In addition, industrial and warehouse properties may be adversely affected by reduced demand for industrial and warehouse space occasioned by a decline in a particular industrial site or in a particular industry segment, and a particular industrial and warehouse property may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties.
Manufactured Housing Communities.
Significant factors determining the value of such properties are generally similar to the factors affecting the value of multifamily properties.  In addition, these properties are special purpose properties that could not be readily converted to general residential, retail or office use.  In fact, certain states also regulate changes in manufactured housing communities and require that the landlord give written notice to its tenants a substantial period of time prior to the projected change.  Consequently, if the operation of any of such properties becomes unprofitable such that the borrower becomes unable to meet its obligation on the related mortgage loan, the liquidation value of the related property may be substantially less, relative to the amount owing on the mortgage loan, than would be the case if such properties were readily adaptable to other uses.
Parking Garage Facilities.
Parking garage facilities present risks not associated with other properties.  Properties used for parking garages are more prone to environmental concerns than other property types.  Aspects of building site design and adaptability affect the value of a parking garage facility.  Site characteristics which are valuable to a parking garage facility include location, ceiling clearance heights, column spacing, zoning restrictions, number of bays and bay depths, divisibility, truck turning radius and overall functionality and accessibility.  In addition, because of the unique construction requirements of many parking garage facilities, any vacant parking garage facility may not be easily converted to other uses.

The Operation of the Mortgaged Property upon Foreclosure of the Mortgage Loan May Affect Tax Status
If the trust were to acquire a mortgaged property subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer would be required to retain an independent contractor to operate and manage the mortgaged property.  Among other things, the independent contractor generally will not be able to perform construction work, other than repair, maintenance or certain types of tenant build outs, unless the construction was more than 10% completed when default on the mortgage loan becomes imminent.  Furthermore, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) any rental income based on the net profits of a tenant or sub tenant or allocable to a non-customary service and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the trust fund, to federal tax on such income at the highest marginal corporate tax rate (currently 35%) and possibly state or local tax.  No determination has been made whether any portion of the income from the mortgaged properties constitutes “rents from real property”.  In addition, if the trust were to acquire one or more mortgaged properties pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties, the trust may be required in certain jurisdictions, particularly in New York, to pay state or local transfer or excise taxes upon liquidation of such mortgaged properties.  Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.
If a trust fund includes MBS, you should consider that if the MBS trust were to acquire a property that secured a mortgage loan backing such MBS, such trust will be subject to the same restrictions and related risks and other considerations discussed above.  Accordingly, the acquisition and operation of any such property may give rise to income, transfer and excise taxes.  Such taxes may similarly reduce the net proceeds available for distribution on such MBS and, in turn, the amount available for distribution to the certificateholders.
One Action Rules May Limit Remedies
Several states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly.  Accordingly, the special servicer is required to obtain advice of counsel prior to enforcing any of the trust fund’s rights under any of the mortgage loans that are secured by mortgaged properties located in jurisdictions where the rule could be applicable.
If a trust fund includes MBS, you should consider that the MBS special servicer will similarly be required under the pooling or other agreements governing such MBS to consult with counsel prior to enforcing rights under any of the mortgage loans backing such MBS that are secured by mortgaged properties in locations where the rule is applicable.
Property Value May Be Adversely Affected Even When Current Operating Income Is Not
Various factors may adversely affect the value of a mortgaged property without affecting the property’s current net operating income.  These factors include, among others:
•	the existence of, or changes in, governmental regulations, fiscal policy, zoning or tax laws;
•	potential environmental legislation or liabilities or other legal liabilities;
•	the availability of refinancing;
•	changes in interest rate levels; and
•	reduction in, or loss of, real estate tax abatements, exemptions, tax incremental financing arrangements, or similar benefits.
If a trust fund includes MBS, you should consider that the value of the properties securing the mortgage loans backing such MBS also may be adversely affected by the factors described above even though the current operating income from such properties is not.

Leasehold Interests Are Subject to Terms of the Ground Lease
Leasehold mortgages are subject to certain risks not associated with mortgage loans secured by the fee estate of the mortgagor.  The most significant of these risks is that the ground lease may terminate if, among other reasons, the ground lessee breaches or defaults in its obligations under the ground lease or there is a bankruptcy of the ground lessee or the ground lessor.  Accordingly, a leasehold mortgagee may lose the collateral securing its leasehold mortgage.  In addition, although the consent of the ground lessor generally will not be required for foreclosure, the terms and conditions of a leasehold mortgage may be subject to the terms and conditions of the ground lease, and the rights of a ground lessee or a leasehold mortgagee with respect to, among other things, insurance, casualty and condemnation may be affected by the provisions of the ground lease.
In Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003), the United States Court of Appeals for the Seventh Circuit ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the Bankruptcy Code (11 U.S.C. § 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates.
Generally, each related ground lease requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them; permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale (in some cases only upon the consent of the lessor) and contains certain other protective provisions typically included in a “mortgageable” ground lease.
Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor entity has the right to assume or reject the lease.  If a debtor lessor rejects the lease, the lessee has the right to remain in possession of its leased premises for the rent otherwise payable under the lease for the term of the lease (including renewals).  If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lessor specifically grants the lender such right.  If both the lessor and the lessee/borrowers are involved in bankruptcy proceedings, the trustee may be unable to enforce the bankrupt lessee/borrower’s right to refuse to treat a ground lease rejected by a bankrupt lessor as terminated.  In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained therein or in the mortgage.
Most of the ground leases securing the mortgaged properties provide that the ground rent increases during the term of the lease.  These increases may adversely affect the cash flow and net income of the borrower from the mortgaged property.
If a trust fund includes MBS, you should consider that the risks and other considerations described above apply also to any leasehold mortgages that back such MBS.
Collateral Securing Cooperative Loans May Diminish in Value
If specified in the related prospectus supplement, certain of the mortgage loans may be cooperative loans.  There are certain risks that differentiate cooperative loans from other types of mortgage loans.  Ordinarily, the cooperative incurs a blanket mortgage in connection with the construction or purchase of the cooperative’s apartment building and the underlying land.  The interests of the occupants under proprietary leases or occupancy agreements to which the cooperative is a party are generally subordinate to the interest of the holder of the blanket mortgage.  If the cooperative is unable to meet the payment obligations arising under its blanket mortgage, the mortgagee holding the blanket mortgage could foreclose on that mortgage and terminate all subordinate proprietary leases and occupancy agreements.  In addition, the blanket mortgage on a cooperative may provide financing in the form of a mortgage that does not fully amortize with a significant portion of principal being due in one lump sum at final maturity.  The inability of the cooperative to refinance this mortgage and its consequent inability to make such final payment could lead to foreclosure by the mortgagee providing the financing.  A foreclosure in either event by the holder of the blanket mortgage could eliminate or significantly diminish the value of the collateral securing the cooperative loans.
If a trust fund includes MBS, you should consider that the risks and other considerations described above apply also to any cooperative loans that back such MBS.

Condominium Ownership May Limit Use and Improvements
In the case of condominiums, a board of managers generally has discretion to make decisions affecting the condominium building and there may be no assurance that the borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers.  Thus, decisions made by that related board of managers, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium building and many other decisions affecting the maintenance, repair and, in the event of a casualty or condemnation, restoration of that building, may have a significant impact on the mortgage loans in the trust fund that are secured by mortgaged properties consisting of such condominium interests.  There can be no assurance that the related board of managers will always act in the best interests of the borrower under those mortgage loans.  Further, due to the nature of condominiums, a default under the related mortgage loan will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to properties that are not condominiums.  The rights of other unit owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered.  In addition, in the event of a casualty with respect to such a mortgaged property, due to the possible existence of multiple loss payees on any insurance policy covering that mortgaged property, there could be a delay in the allocation of related insurance proceeds, if any.  Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a property that is not a condominium.
If a trust fund includes MBS, you should consider that the risks and other considerations described above apply also to any condominium loans that back such MBS.
Zoning Laws and Use Restrictions May Affect the Operation of a Mortgaged Property or the Ability to Repair or Restore a Mortgaged Property
Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed.  These properties, as well as those for which variances or special permits were issued, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”.  This means that the borrower is not required to alter the use or structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as is” in the event of a casualty loss.  This may adversely affect the cash flow of the property following the casualty.  If a casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full.  In addition, if the property were repaired or restored in conformity with then-current law, the value of the property or the revenue producing potential of the property may not be equal to that which existed before the casualty.
In addition, certain of the mortgaged properties which are non-conforming may not be “legal non-conforming uses” or “legal non-conforming structures”.  The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used.
In addition, certain of the mortgaged properties may be subject to certain use restrictions imposed pursuant to restrictive covenants, reciprocal easement agreements or operating agreements or, in the case of mortgaged properties that are or constitute a portion of condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium property.  Such use restrictions include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius.  These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.
If a trust fund includes MBS, you should consider that the risks and other considerations associated with zoning laws and use restrictions described above will apply also to properties that secure mortgage loans that back such MBS.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses
Some of the mortgaged properties may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason or if those properties were designated as historic sites.  Converting commercial properties and manufactured housing communities to alternate uses generally requires substantial capital expenditures.  The liquidation value of a mortgaged property consequently may be substantially less than would be the case if the property were readily adaptable to other uses.
Zoning or other restrictions also may prevent alternative uses.  See “—Zoning Laws and Use Restrictions May Affect the Operation of a Mortgaged Property or the Ability to Repair or Restore a Mortgaged Property” above.
If a trust fund includes MBS, you should consider that the risks and other considerations associated with the convertibility of properties to other uses will apply also to properties that secure mortgage loans that back such MBS.
Appraisals Are Limited in Reflecting the Value of a Mortgaged Property
Appraisals were obtained with respect to each of the mortgaged properties in connection with the origination of the applicable mortgage loan.  In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value.  One appraiser may reach a different conclusion than the conclusion that would be reached if a different appraiser were appraising that property.  Moreover, appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower.  That amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale.  We cannot assure you that the information set forth in this prospectus supplement regarding appraised values or loan to value ratios accurately reflects past, present or future market values of the mortgaged properties.
If a trust fund includes MBS, you should consider that the risks and other considerations associated with information regarding appraised values or loan-to-value ratios also apply to any information regarding appraised values or loan-to-value ratios provided with respect to the properties that secure the mortgage loans that back such MBS.
Risks Relating to Costs of Compliance with Applicable Laws and Regulations
A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities.  See “CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS—Americans with Disabilities Act” in this prospectus.  The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.
If a trust fund includes MBS, you should consider that borrowers under the mortgage loans that back such MBS may be similarly required to incur costs in order to comply with laws and regulations and that consequently their ability to pay their mortgage loans may be adversely affected.
Additional Compensation to the Servicer Will Affect Your Right To Receive Distributions
To the extent described in this prospectus, the master servicer, the special servicer or the trustee, as applicable, will be entitled to receive interest on unreimbursed advances.  This interest will generally accrue from the date on which the related advance is made or the related expense is incurred through the date of reimbursement.  In addition, under certain circumstances, including delinquencies in the payment of principal and interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities.  The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates.  The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

If a trust fund includes MBS, you should consider that the servicers and trustee under the pooling or other agreements governing such MBS will be entitled to similar payments of interest on advances and other compensation.  Accordingly, the payment of such amounts may likewise lead to shortfalls in amounts otherwise distributable on such MBS and, in turn, on the certificates.
Mortgage Loan Repayments and Prepayments Will Affect Payment
As principal payments or prepayments are made on a mortgage loan that is part of a pool of mortgage loans, the pool will be subject to more concentrated risks with respect to the diversity of mortgaged properties, types of mortgaged properties and number of borrowers, as described in the prospectus supplement.  Classes that have a later sequential designation or a lower payment priority are more likely to be exposed to this concentration risk than are classes with an earlier sequential designation or a higher priority.  This is the case because principal on the offered certificates is generally payable in sequential order, and no class entitled to distribution of principal generally receives principal until the principal amount of the preceding class or classes entitled to receive principal have been reduced to zero.
If a trust fund includes MBS, you should consider that the same risks and considerations associated with mortgage loan repayment described above will apply to such MBS, including consideration of the effect of such repayment in light of the payment priority assigned to such MBS under the pooling or other agreements that govern such MBS.
Grace Periods Under the Mortgage Loans May Impact the Master Servicer’s Obligation To Advance
The mortgage loans have grace periods for monthly payments ranging from zero to ten days; provided, however, certain states by statute may override the terms of some mortgage loans and increase such grace periods.  In some cases, such grace periods may run past the determination date.  If borrowers pay at the end of such grace periods rather than on the due dates for such monthly payments, the master servicer will be required to make an advance for such monthly payment (and monthly servicing reports will show significant advances as a result) even though the borrower is not technically delinquent under the terms of its mortgage loan.  No interest will accrue on these advances made by the master servicer until after the end of the related grace period.  For purposes of the foregoing discussions, a grace period is the number of days before a late payment charge is due on a mortgage loan, which may be different from the date an event of default would occur under the mortgage loan.
If a trust fund includes MBS, you should consider that grace periods accorded to borrowers under the terms of the mortgage loans that back such MBS may similarly result in advancing by the applicable servicer under the pooling or other agreements that govern such MBS.
Risks to the Mortgaged Properties Relating to Terrorist Attacks and Foreign Conflicts
On September 11, 2001, the United States was subjected to multiple terrorist attacks which resulted in considerable uncertainty in the world financial markets.  The terrorist attacks on the World Trade Center and the Pentagon suggest an increased likelihood that large public areas such as shopping malls or large office buildings could become the target of terrorist attacks in the future.  The possibility of such attacks could (i) lead to damage to one or more of the mortgaged properties if any such attacks occur, (ii) result in higher costs for insurance premiums or make terrorism coverage unobtainable or (iii) impact leasing patterns or shopping patterns which could adversely impact leasing revenue and mall traffic and percentage rent.  As a result, the ability of the mortgaged properties to generate cash flow may be adversely affected.  In addition, the United States continues to maintain a military presence in Iraq, Afghanistan and elsewhere.  It is uncertain what effect maintenance of these operations will have on domestic and world financial markets, economies, real estate markets, insurance costs or business segments.  The full impact of these events is not yet known but could include, among other things, increased volatility in the price of securities including the certificates.  The terrorist attacks may also adversely affect the revenues or costs of operation of the mortgaged properties.  With respect to shopping patterns, such events have significantly reduced air travel throughout the United States and, therefore, have had a negative effect on revenues in areas heavily dependent on tourism.  The decrease in air travel may have a negative effect on certain of the mortgaged properties that are dependent on tourism or that are located in areas heavily dependent on tourism which could reduce the ability of the affected mortgaged properties to generate cash flow.  The attacks also could result in higher costs for insurance or for security, particularly for larger properties.  Accordingly, these disruptions, uncertainties and costs could materially and adversely affect your investment in the certificates.
If a trust fund includes MBS, you should consider that the risks and other considerations for commercial properties associated with terrorism and related events discussed above apply also to the properties securing the mortgage loans that back such MBS.  Accordingly, such disruptions, uncertainties and costs may likewise adversely affect distributions on or the value of such MBS and, in turn, your investment in the certificates.
Inclusion of Delinquent Mortgage Loans in a Mortgage Asset Pool
If provided in the prospectus supplement, the trust fund for a particular series of certificates may include mortgage loans that are past due.  However, in no case will delinquent loans included in any particular trust fund constitute 20% or more of the related pool assets as of the applicable cut-off date, and such pool assets will not include any non-performing loans.  As specified in the related prospectus supplement, the servicing of such mortgage loans will be performed by the special servicer.  The same entity may act as both master servicer and special servicer.  Credit support provided with respect to a particular series of certificates may not cover all losses related to such delinquent mortgage loans, and investors should consider the risk that the inclusion of such mortgage loans in the trust fund may adversely affect the rate of defaults and prepayments concerning the subject mortgage asset pool and the yield on the certificates of such series.
If a trust fund includes MBS, the related prospectus supplement will, if applicable, indicate that the pool of loans that back such MBS includes loans that are past due, as well as the applicability of any of the above risks to such MBS and of the attendant risks to certificateholders.
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates
On September 15, 2009, the IRS issued Revenue Procedure 2009‑45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced.  Accordingly, if the servicer or the special servicer determined that the mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the related pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates in the related series, and the tax status of the REMIC.
In addition, final regulations were issued under the REMIC provisions of the Code that modify the tax restrictions imposed on a servicer’s ability to modify the terms of mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features to permit those modifications so long as the mortgage loan remains “principally secured” by real property (within the meaning of the final regulations).  The IRS has also issued Revenue Procedure 2010‑30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the mortgage loan is not “principally secured by real property”, that is, has a real property loan‑to‑value ratio greater than 125% following a release of liens on some or all of the real property securing such mortgage loan.  The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions.  Revenue Procedure 2010‑30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay‑down transaction” even if the mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property.  If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010‑30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the mortgage loan would not have a real property loan‑to‑value ratio of 125% or less.  This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates.
If a trust fund includes MBS, you should consider that MBS servicers under the pooling or other applicable agreements that govern such MBS may be subject to the same restrictions on loan modifications with respect to the mortgage loans that back such MBS.  Accordingly, the same risks and considerations discussed above apply also to such MBS.  Any resulting impact on the timing and ultimate recovery on such a mortgage loan may similarly affect the timing and amount of distributions on such MBS and, in turn, on your certificates.
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss
Although the various risks discussed in this prospectus and any related accompanying prospectus supplement are generally described separately, you should consider the potential effects of the interplay of multiple risk factors.  Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

PROSPECTUS SUPPLEMENT
To the extent appropriate, the prospectus supplement relating to each series of offered certificates will contain—
•	a description of the class or classes of such offered certificates, including the payment provisions with respect to each such class, the aggregate principal amount (if any) of each such class, the rate at which interest accrues from time to time (if at all), with respect to each such class or the method of determining such rate, and whether interest with respect to each such class will accrue from time to time on its aggregate principal amount (if any) or on a specified notional amount (if at all);
•	information with respect to any other classes of certificates of the same series;
•	the respective dates on which distributions are to be made;
•	information as to the assets, including the mortgage assets, constituting the related trust fund;
•	the circumstances, if any, under which the related trust fund may be subject to early termination;
•	additional information with respect to the method of distribution of such offered certificates;
•	whether one or more REMIC elections will be made and the designation of the “regular interests” and “residual interests” in each REMIC to be created and the identity of the person responsible for the various tax‑related duties in respect of each REMIC to be created;
•	the initial percentage ownership interest in the related trust fund to be evidenced by each class of certificates of such series;
•	information concerning the trustee of the related trust fund;
•	if the related trust fund includes mortgage loans, information concerning the master servicer and any special servicer of such mortgage loans and the circumstances under which all or a portion, as specified, of the servicing of a mortgage loan would transfer from the master servicer to the special servicer;
•	information as to the nature and extent of subordination of any class of certificates of such series, including a class of offered certificates; and
•	whether such offered certificates will be initially issued in definitive or book‑entry form.
CAPITALIZED TERMS USED IN THIS PROSPECTUS
From time to time we use capitalized terms in this prospectus.  Each of those capitalized terms will have the meaning assigned to it in the “GLOSSARY” attached to this prospectus.

DESCRIPTION OF THE TRUST FUNDS
General
The primary assets of each trust fund will consist of mortgage assets which will include—
•	various types of multifamily or commercial mortgage loans;
•	pass‑through certificates or other mortgage‑backed securities that evidence interests in, or that are secured by pledges of, one or more of various types of multifamily or commercial mortgage loans; or
•	a combination of such mortgage loans and mortgage backed securities.
We will establish each trust fund and select each mortgage asset.  We will purchase mortgage assets to be included in the trust fund and select each mortgage asset from the Mortgage Asset Seller who may not have originated the mortgage asset or issued the MBS and may be our affiliate.
We will not insure or guaranty the mortgage assets nor will any of its affiliates or, unless otherwise provided in the related prospectus supplement, by any governmental agency or instrumentality or by any other person.  The discussion below under the heading “—Mortgage Loans”, unless otherwise noted, applies equally to mortgage loans underlying any MBS included in a particular trust fund.
Mortgage Loans
General.  The mortgage loans will be evidenced by promissory notes (referred to in this prospectus as mortgage notes) notes secured by mortgages, deeds of trust or similar security instruments (referred to in this prospectus as mortgages) that create first or junior liens on fee or leasehold estates in properties consisting of—
•	residential properties consisting of five or more rental or cooperatively‑owned dwelling units in high‑rise, mid‑rise or garden apartment buildings or other residential structures; or
•	office buildings, retail stores and establishments, hotels or motels, nursing homes, hospitals or other health care‑related facilities, recreational vehicle and mobile home parks, warehouse facilities, mini‑warehouse facilities, self‑storage facilities, industrial plants, parking lots, entertainment or sports arenas, restaurants, marinas, mixed use or various other types of income‑producing properties or unimproved land.
These multifamily properties may include mixed commercial and residential structures and apartment buildings owned by private cooperative housing corporations.  However, no one of the following types of commercial properties will represent security for a material concentration of the mortgage loans in any trust fund, based on principal balance at the time such trust fund is formed:  (1) restaurants; (2) entertainment or sports arenas; (3) marinas; or (4) nursing homes, hospitals or other health care‑related facilities.  Unless otherwise specified in the related prospectus supplement, each mortgage will create a first priority mortgage lien on a borrower’s fee estate in a mortgaged property.  If a mortgage creates a lien on a borrower’s leasehold estate in a property, then, unless otherwise specified in the related prospectus supplement, the term of any such leasehold will exceed the term of the mortgage note by at least ten years.  Unless otherwise specified in the related prospectus supplement, each mortgage loan will have been originated by a person other than us; however, such person may be or may have been our affiliate.
If so provided in the related prospectus supplement, mortgage assets for a series of certificates may include mortgage loans secured by junior liens, and the loans secured by the related senior liens may not be included in the mortgage pool.  The primary risk to holders of mortgage loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior liens and the mortgage loan.  In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied first to the payment of court costs and fees in connection with the foreclosure, second to real estate taxes, third in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens.  The claims of the holders of the senior liens will be satisfied in full out of proceeds of the liquidation of the related mortgaged property, if such proceeds are sufficient, before the trust fund as holder of the junior lien receives any payments in respect of the mortgage loan.  If the master servicer were to foreclose on any mortgage loan, it would do so subject to any related senior liens.  In order for the debt related to such mortgage loan to be paid in full at such sale, a bidder at the foreclosure sale of such mortgage loan would have to bid an amount sufficient to pay off all sums due under the mortgage loan and any senior liens or purchase the mortgaged property subject to such senior liens.  In the event that such proceeds from a foreclosure or similar sale of the related mortgaged property are insufficient to satisfy all senior liens and the mortgage loan in the aggregate, the trust fund, as the holder of the junior lien, and, accordingly, holders of one or more classes of the certificates of the related series bear—
•	the risk of delay in distributions while a deficiency judgment against the borrower is obtained; and
•	the risk of loss if the deficiency judgment is not obtained and satisfied. Moreover, deficiency judgments may not be available in certain jurisdictions, or the particular mortgage loan may be a nonrecourse loan, which means that, absent special facts, recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure repayment of the mortgage loan.
If so specified in the related prospectus supplement, the mortgage assets for a particular series of certificates may include mortgage loans that are delinquent as of the date such certificates are issued.  In that case, the related prospectus supplement will set forth, as to each such mortgage loan, available information as to the period of such delinquency, any forbearance arrangement then in effect, the condition of the related mortgaged property and the ability of the mortgaged property to generate income to service the mortgage debt.
Default and Loss Considerations with Respect to the Mortgage Loans.  Mortgage loans secured by liens on income‑producing properties are substantially different from loans made on the security of owner‑occupied single‑family homes.  The repayment of a loan secured by a lien on an income‑producing property is typically dependent upon the successful operation of such property (that is, its ability to generate income).  Moreover, as noted above, some or all of the mortgage loans included in a particular trust fund may be nonrecourse loans.
Lenders typically look to the Debt Service Coverage Ratio of a loan secured by income‑producing property as an important factor in evaluating the likelihood of default on such a loan.  The Net Operating Income of a mortgaged property will generally fluctuate over time and may or may not be sufficient to cover debt service on the related mortgage loan at any given time.  As the primary source of the operating revenues of a non-owner occupied, income‑producing property, rental income (and, with respect to a mortgage loan secured by a cooperative apartment building, maintenance payments from tenant‑stockholders of a cooperative) may be affected by the condition of the applicable real estate market and/or area economy.  In addition, properties typically leased, occupied or used on a short‑term basis, such as certain health care‑related facilities, hotels and motels, and mini‑warehouse and self‑storage facilities, tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as warehouses, retail stores, office buildings and industrial plants.  Commercial Properties may be owner-occupied or leased to a small number of tenants.  Thus, the Net Operating Income of such a mortgaged property may depend substantially on the financial condition of the borrower or a tenant, and mortgage loans secured by liens on such properties may pose a greater likelihood of default and loss than loans secured by liens on Multifamily Properties or on multi‑tenant Commercial Properties.
Increases in operating expenses due to the general economic climate or economic conditions in a locality or industry segment, such as increases in interest rates, real estate tax rates, energy costs, labor costs and other operating expenses, and/or to changes in governmental rules, regulations and fiscal policies, may also affect the likelihood of default on a mortgage loan.  As may be further described in the related prospectus supplement, in some cases leases of mortgaged properties may provide that the lessee, rather than the borrower/landlord, is responsible for payment of operating expenses.  However, the existence of such “net of expense” provisions will result in stable Net Operating Income to the borrower/landlord only to the extent that the lessee is able to absorb operating expense increases while continuing to make rent payments.
Lenders also look to the Loan‑to‑Value Ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property must be liquidated following a default.  The lower the Loan‑to‑Value Ratio, the greater the percentage of the borrower’s equity in a mortgaged property, and thus (a) the greater the incentive of the borrower to perform under the terms of the related mortgage loan (in order to protect such equity) and (b) the greater the cushion provided to the lender against loss on liquidation following a default.
Loan‑to‑Value Ratios will not necessarily constitute an accurate measure of the likelihood of liquidation loss in a pool of mortgage loans.  For example, the value of a mortgaged property as of the date of initial issuance of the related series of certificates may be less than the value determined at loan origination, and will likely continue to fluctuate from time to time based upon certain factors including changes in economic conditions and the real estate market.  Moreover, even when current, an appraisal is not necessarily a reliable estimate of value.  Appraised values of income‑producing properties are generally based on—
•	the market comparison method (recent resale value of comparable properties at the date of the appraisal), the cost replacement method (the cost of replacing the property at such date);
•	the income capitalization method (a projection of value based upon the property’s projected net cash flow); and
•	or upon a selection from or interpolation of the values derived from such methods.
Each of these appraisal methods can present analytical difficulties.  It is often difficult to find truly comparable properties that have recently been sold; the replacement cost of a property may have little to do with its current market value; and income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.  Where more than one of these appraisal methods are used and provide significantly different results, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.
Although there may be multiple methods for determining the value of a mortgaged property, value will in all cases be affected by property performance.  As a result, if a mortgage loan defaults because the income generated by the related mortgaged property is insufficient to cover operating costs and expenses and pay debt service, then the value of the mortgaged property will reflect that and a liquidation loss may occur.
While we believe that the foregoing considerations are important factors that generally distinguish loans secured by liens on income‑producing real estate from single‑family mortgage loans, there can be no assurance that all of such factors will in fact have been prudently considered by the originators of the mortgage loans, or that, for a particular mortgage loan, they are complete or relevant.  See “RISK FACTORS—Certain Factors Affecting Delinquency, Foreclosure and Loss of the Mortgage Loans—General” and “—Certain Factors Affecting Delinquency, Foreclosure and Loss of the Mortgage Loans—Increased Risk of Default Associated With Balloon Payments” in this prospectus.
Payment Provisions of the Mortgage Loans.  All of the mortgage loans will (1) have had original terms to maturity of not more than 40 years and (2) provide for scheduled payments of principal, interest or both, to be made on specified dates that occur monthly, quarterly, semi‑annually or annually.  A mortgage loan may—
•	provide for no accrual of interest or for accrual of interest at an interest rate that is fixed over its term or that adjusts from time to time, or that may be converted at the borrower’s election from an adjustable to a fixed Mortgage Rate, or from a fixed to an adjustable Mortgage Rate;
•	provide for level payments to maturity or for payments that adjust from time to time to accommodate changes in its interest rate or to reflect the occurrence of certain events, and may permit negative amortization;
•	may be fully amortizing or may be partially amortizing or non-amortizing, with a balloon payment due on its stated maturity date;
•	may permit the negative amortization or deferral of accrued interest;
•	may prohibit over its term or for a certain period prepayments and/or require payment of a premium or a yield maintenance payment in connection with certain prepayments;

•	may permit defeasance and the release of real property collateral in connection with that defeasance; and
•	may have two or more component parts, each having characteristics that are otherwise described in this prospectus as being attributable to separate and distinct mortgage loans, in each case as described in the related prospectus supplement.
A mortgage loan may also contain a provision that entitles the lender to a share of appreciation of the related mortgaged property, or profits realized from the operation or disposition of such mortgaged property or the benefit, if any, resulting from the refinancing of the mortgage loan, as described in the related prospectus supplement.  See “CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS—Default Interest and Limitations on Prepayments” in the prospectus regarding the enforceability of prepayment premiums and yield maintenance charges.
Mortgage Loan Information in Prospectus Supplements.  Each prospectus supplement will contain certain information pertaining to the mortgage loans in the related trust fund, which, to the extent then applicable, will generally include the following:
•	the aggregate outstanding principal balance and the largest, smallest and average outstanding principal balance of the mortgage loans;
•	the type or types of property that provide security for repayment of the mortgage loans;
•	the earliest and latest origination date and maturity date of the mortgage loans;
•	the original and remaining terms to maturity of the mortgage loans, or the respective ranges of such terms to maturity, and the weighted average original and remaining terms to maturity of the mortgage loans;
•	the Loan‑to‑Value Ratios of the mortgage loans (either at origination or as of a more recent date), or the range of the Loan-to-Value-Ratios, and the weighted average of such Loan‑to‑Value Ratios;
•	the Mortgage Rates borne by the mortgage loans, or the range of the Mortgage Rate, and the weighted average Mortgage Rate borne by the mortgage loans;
•	with respect to mortgage loans with adjustable Mortgage Rates, the index or indices upon which such adjustments are based, the adjustment dates, the range of gross margins and the weighted average gross margin, and any limits on Mortgage Rate adjustments at the time of any adjustment and over the life of such mortgage loan (the index will be one of the following: one-month, three-month, six-month or one-year LIBOR (an average of the interest rate on one-month, three-month, six-month or one-year dollar-denominated deposits traded between banks in London), CMT (weekly or monthly average yields of U.S. treasury short and long-term securities, adjusted to a constant maturity), COFI (an index of the weighted average interest rate paid by savings institutions in Nevada, Arizona and California), MTA (a one-year average of the monthly average yields of U.S. treasury securities) or the Prime Rate (an interest rate charged by banks for short-term loans to their most creditworthy customers));
•	information regarding the payment characteristics of the mortgage loans, including, without limitation, balloon payment and other amortization provisions, Lockout Periods and Prepayment Premiums;
•	the Debt Service Coverage Ratios of the mortgage loans (either at origination or as of a more recent date), or the range Debt Service Coverage Ratios, and the weighted average of such Debt Service Coverage Ratios, and
•	the geographic distribution of the mortgaged properties on a state‑by‑state basis. In appropriate cases, the related prospectus supplement will also contain certain information available us that pertains to the provisions of leases and the nature of tenants of the mortgaged properties. If we are unable to provide the specific information described above at the time any offered certificates of a series are initially offered, more general information of the nature described above will be provided in the related prospectus supplement, and specific information will be set forth in a report which will be available to purchasers of those certificates at or before their initial issuance and will be filed as part of a Current Report on Form 8‑K with the Securities and Exchange Commission (the “SEC”) within fifteen days following their issuance.
If any mortgage loan, or group of related mortgage loans, constitutes a concentration of credit risk, financial statements or other financial information with respect to the related mortgaged property or mortgaged properties will be included in the related prospectus supplement.
If and to the extent available and relevant to an investment decision in the offered certificates of the related series, information regarding the prepayment experience of a master servicer’s multifamily and/or commercial mortgage loan servicing portfolio will be included in the related prospectus supplement.  However, many servicers do not maintain records regarding such matters or, at least, not in a format that can be readily aggregated.  In addition, the relevant characteristics of a master servicer’s servicing portfolio may be so materially different from those of the related mortgage asset pool that such prepayment experience would not be meaningful to an investor.  For example, differences in geographic dispersion, property type and/or loan terms (e.g., mortgage rates, terms to maturity and/or prepayment restrictions) between the two pools of loans could render the master servicer’s prepayment experience irrelevant.  Because of the nature of the assets to be serviced and administered by a special servicer, no comparable prepayment information will be presented with respect to the special servicer’s multifamily and/or commercial mortgage loan servicing portfolio.
MBS
MBS may include (1) private‑label (that is, not issued, insured or guaranteed by the United States or any agency or instrumentality of the United States) mortgage pass‑through certificates or other mortgage‑backed securities or (2) certificates issued and/or insured or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Governmental National Mortgage Association or the Federal Agricultural Mortgage Corporation; provided that, unless otherwise specified in the related prospectus supplement, each MBS will evidence an interest in, or will be secured by a pledge of, mortgage loans that conform to the descriptions of the mortgage loans contained in this prospectus.
Any MBS will have been issued pursuant to a MBS agreement which is a pooling and servicing agreement, an indenture or similar agreement.  The issuer of the MBS and/or the servicer of the underlying mortgage loans will be parties to the MBS agreement, generally together with a trustee or, in the alternative, with the original purchaser or purchasers of the MBS.
The MBS may have been issued in one or more classes with characteristics similar to the classes of the offered certificates described in this prospectus.  Distributions in respect of the MBS will be made by the issuer of the MBS, the servicer of the MBS, or the trustee of the MBS agreement or the MBS trustee on the dates specified in the related prospectus supplement.  The issuer of the MBS or the MBS servicer or another person specified in the related prospectus supplement may have the right or obligation to repurchase or substitute assets underlying the MBS after a certain date or under other circumstances specified in the related prospectus supplement.
Reserve funds, subordination or other credit support similar to that described for the offered certificates under “DESCRIPTION OF CREDIT SUPPORT” may have been provided with respect to the MBS.  The type, characteristics and amount of such credit support, if any, will be a function of the characteristics of the underlying mortgage loans and other factors and generally will have been established on the basis of the requirements of any rating agency that may have assigned a rating to the MBS, or by the initial purchasers of the MBS.
The prospectus supplement for a series of certificates that evidence interests in MBS will specify, to the extent available—
•	a description of such MBS as required under Item 1111 of Regulation AB;
•	risk factors relating to such MBS;
•	performance information for such MBS;
•	static pool information for such MBS, if applicable;

•	information regarding the manner in which such MBS was acquired;
•	whether or not any representations and warranties will be made regarding such MBS;
•	whether and when the MBS experienced any trigger events or ratings downgrades;
•	the aggregate approximate initial and outstanding principal amount(s) and type of the MBS to be included in the trust fund;
•	the original and remaining term(s) to stated maturity of the MBS, if applicable;
•	the pass‑through or bond rate(s) of the MBS or the formula for determining such rate(s);
•	the payment characteristics of the MBS;
•	the issuer of the MBS, servicer of the MBS and trustee of the MBS, as applicable, of each of the MBS;
•	a description of the related credit support, if any;
•	the circumstances under which the related underlying mortgage loans, or the MBS themselves, may be purchased prior to their maturity;
•	the terms on which mortgage loans may be substituted for those originally underlying the MBS;
•	the type of mortgage loans underlying the MBS;
•	the characteristics of any interest rate swap, currency swap or similar cash flow agreement or derivative instrument contemplated by Item 1115 of Regulation AB that relate to the MBS; and
•	any other material information regarding the characteristics of the mortgage loans underlying the MBS as required by Regulation AB, including, but not limited to, updated performance information for such mortgage loans and information regarding the payment terms of such mortgage loans.
In addition, to the extent an issuer of MBS is a significant obligor of pool assets, the prospectus supplement will include the information required with respect to such a significant obligor by Item 1112 of Regulation AB.
Any MBS either will have been previously registered under the Securities Act of 1933, as amended (the “Securities Act”), or each of the following will have been satisfied with respect to the MBS:
1.    neither the issuer of the MBS nor any of its affiliates has a direct or indirect agreement, arrangement, relationship or understanding relating to the MBS and the related series of securities to be issued;
2.    neither the issuer of the MBS nor any of its affiliates is an affiliate of the sponsor, Depositor, issuing entity or underwriter of the related series of securities to be issued; and
3.    the Depositor would be free to publicly resell the MBS without registration under the Securities Act.
If the issuer of the MBS is required to file reports under the Exchange Act of 1934, as amended (the “Exchange Act”, the related prospectus supplement will describe how to locate such reports of the MBS issuer.  The related prospectus supplement will also describe how to locate information relating to the MBS issuer if the MBS issuer is not required to file such reports and/or indicate any limitations on the availability of such information.  The MBS issuer generally will be a financial institution or other entity engaged generally in the business of mortgage lending or the acquisition of mortgage loans, a public agency or instrumentality of a state, local or federal government, or a limited purpose or other corporation organized for the purpose of, among other things, establishing trusts and acquiring and selling housing loans to such trusts and selling beneficial interests in such trusts.  If the related prospectus supplement so specifies, the MBS issuer may be one of our affiliates where the MBS have been previously registered under the Securities Act or the MBS themselves are exempt from registration under Section 3 of the Securities Act.  The obligations of the MBS issuer generally will be limited to certain representations and warranties with respect to the assets it conveyed to the related trust or its assignment of the representations and warranties of another entity from which it acquired the assets.  The MBS issuer will not generally have guaranteed any of the assets conveyed to the related trust or any of the private mortgage backed securities issued under the MBS pooling and servicing agreement.  Additionally, although the mortgage assets underlying the MBS may be guaranteed by an agency or instrumentality of the United States, the MBS themselves will not be so guaranteed.
Certificate Accounts
Each trust fund will include one or more segregated accounts established and maintained on behalf of the certificateholders into which all payments and collections received or advanced with respect to the mortgage assets and other assets in the trust fund will be deposited to the extent described in this prospectus and in the related prospectus supplement.  See “THE POOLING AND SERVICING AGREEMENTS—Certificate Account”.
Credit Support
If so provided in the prospectus supplement for a series of certificates, partial or full protection against certain defaults and losses on the mortgage assets in the related trust fund may be provided to one or more classes of certificates of such series in the form of subordination of one or more of the types of credit support described in this prospectus under “DESCRIPTION OF CREDIT SUPPORT”.  The amount and types of credit support, the identity of the entity providing it (if applicable) and related information with respect to each type of credit support, if any, will be set forth in the prospectus supplement for a series of certificates.  See “RISK FACTORS—The Limited Credit Support for Your Certificates May Not Be Sufficient to Prevent Loss on Your Certificates” and “DESCRIPTION OF CREDIT SUPPORT” in this prospectus.
Cash Flow Agreements
If so provided in the prospectus supplement for a series of certificates, the related trust fund may include guaranteed investment contracts pursuant to which moneys held in the funds and accounts established for such series will be invested at a specified rate.  The related trust fund may also include certain other agreements, such as interest rate exchange agreements, interest rate cap or floor agreements, or other agreements designed to reduce the effects of interest rate fluctuations on the mortgage assets on one or more classes of certificates.  The principal terms of any such cash flow agreement, including, without limitation, provisions relating to the timing, manner and amount of payments and provisions relating to the termination of the cash flow agreement, will be described in the related prospectus supplement.  The related prospectus supplement will also identify the obligor under any such cash flow agreement.  See “DESCRIPTION OF CREDIT SUPPORT —Cash Flow Agreements” in this prospectus.
YIELD AND MATURITY CONSIDERATIONS
General
The yield on any offered certificate will depend on the price paid by the certificateholder, the pass‑through rate of the certificate and the amount and timing of distributions on the certificate.  See “RISK FACTORS—Prepayments on the Underlying Mortgage Loans Will Affect the Average Life of Your Certificates and Your Yield” in this prospectus.  The following discussion contemplates a trust fund that consists solely of mortgage loans.  While the characteristics and behavior of mortgage loans underlying an MBS can generally be expected to have the same effect on the yield to maturity and/or weighted average life of a class of certificates as will the characteristics and behavior of comparable mortgage loans, the effect may differ due to the payment characteristics of the MBS.  If a trust fund includes MBS, the related prospectus supplement will discuss the effect, if any, that the payment characteristics of the MBS may have on the yield to maturity and weighted average lives of the offered certificates of the related series.
Pass‑Through Rate
The certificates of any class within a series may have a fixed, variable or adjustable pass‑through rate, which may or may not be based upon the interest rates borne by the mortgage loans in the related trust fund.

The prospectus supplement with respect to any series of certificates will specify the pass-through rate for each class of offered certificates of such series or, in the case of a class of offered certificates with a variable or adjustable pass‑through rate, the method of determining the pass‑through rate; the effect, if any, of the prepayment of any mortgage loan on the pass‑through rate of one or more classes of offered certificates; and whether the distributions of interest on the offered certificates of any class will be dependent, in whole or in part, on the performance of any obligor under a cash flow agreement.
Payment Delays
With respect to any series of certificates, a period of time will elapse between the date upon which payments on the mortgage loans in the related trust fund are due and the Distribution Date on which such payments are passed through to certificateholders.  That delay will effectively reduce the yield that would otherwise be produced if payments on such mortgage loans were distributed to certificateholders on the date they were due.
Certain Shortfalls in Collections of Interest
When a principal prepayment in full or in part is made on a mortgage loan, the borrower is generally charged interest on the amount of such prepayment only through the date of such prepayment, instead of through the Due Date for the next succeeding scheduled payment.  However, interest accrued on any series of certificates and distributable on any Distribution Date will generally correspond to interest accrued on the mortgage loans to their respective Due Dates during the related Due Period.  If a prepayment on any mortgage loan is distributable to Certificateholders on a particular Distribution Date, but such prepayment is not accompanied by interest to the Due Date for such mortgage loan in the related Due Period, then the interest charged to the borrower (net of servicing and administrative fees) may be less than the corresponding amount of interest accrued and otherwise payable on the certificates of the related series.  If and to the extent that any such shortfall is allocated to a class of offered certificates, the yield will be adversely affected.  The prospectus supplement for each series of certificates will describe the manner in which any such shortfalls will be allocated among the classes of such certificates.  The related prospectus supplement will also describe any amounts available to offset such shortfalls.
Yield and Prepayment Considerations
A certificate’s yield to maturity will be affected by the rate of principal payments on the mortgage loans in the related trust fund and the allocation the principal payments to reduce the principal balance (or notional amount, if applicable) of such certificate.  The rate of principal payments on the mortgage loans in any trust fund will in turn be affected by the amortization schedules of the mortgage loans (which, in the case of mortgage loans, may change periodically to accommodate adjustments to the corresponding Mortgage Rates), the dates on which any balloon payments are due, and the rate of principal prepayments (including for this purpose, voluntary prepayments by borrowers and also prepayments resulting from liquidations of mortgage loans due to defaults, casualties or condemnations affecting the related mortgaged properties, or purchases of mortgage loans out of the related trust fund).  Because the rate of principal prepayments on the mortgage loans in any trust fund will depend on future events and a variety of factors (as described below), no assurance can be given as to such rate.
The extent to which the yield to maturity of a class of offered certificates of any series may vary from the anticipated yield will depend upon the degree to which they are purchased at a discount or premium and when, and to what degree, payments of principal on the mortgage loans in the related trust fund are in turn distributed on such certificates (or, in the case of a class of Stripped Interest Certificates, result in the reduction of the notional amount of the Stripped Interest Certificates).  An investor should consider, in the case of any offered certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the mortgage loans in the related trust fund could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any offered certificate purchased at a premium, the risk that a faster than anticipated rate of principal payments on such mortgage loans could result in an actual yield to such investor that is lower than the anticipated yield.  In addition, if an investor purchases an offered certificate at a discount (or premium), and principal payments are made in reduction of the principal balance or notional amount of such investor’s offered certificates at a rate slower (or faster) than the rate anticipated by the investor during any particular period, any consequent adverse effects on such investor’s yield would not be fully offset by a subsequent increase (or decrease) in the rate of principal payments.

In general, the notional amount of a class of Stripped Interest Certificates will either –
•	be based on the principal balances of some or all of the mortgage assets in the related trust fund; or
•	equal the Certificate Balances of one or more of the other classes of certificates of the same series.
Accordingly, the yield on such Stripped Interest Certificates will be inversely related to the rate at which payments and other collections of principal are received on such mortgage assets or distributions are made in reduction of the Certificate Balances of such classes of certificates, as the case may be.
Consistent with the foregoing, if a class of certificates of any series consists of Stripped Interest Certificates or Stripped Principal Certificates, a lower than anticipated rate of principal prepayments on the mortgage loans in the related trust fund will negatively affect the yield to investors in Stripped Principal Certificates, and a higher than anticipated rate of principal prepayments on such mortgage loans will negatively affect the yield to investors in Stripped Interest Certificates.  If the offered certificates of a series include any such certificates, the related prospectus supplement will include a table showing the effect of various constant assumed levels of prepayment on yields on such certificates.  Such tables will be intended to illustrate the sensitivity of yields to various constant assumed prepayment rates and will not be intended to predict, or to provide information that will enable investors to predict, yields or prepayment rates.
The extent of prepayments of principal of the mortgage loans in any trust fund may be affected by a number of factors, including, without limitation—
•	the availability of mortgage credit, the relative economic vitality of the area in which the mortgaged properties are located;
•	the quality of management of the mortgaged properties;
•	the servicing of the mortgage loans; and
•	possible changes in tax laws and other opportunities for investment.
In general, those factors which increase the attractiveness of selling a mortgaged property or refinancing a mortgage loan or which enhance a borrower’s ability to do so, as well as those factors which increase the likelihood of default under a mortgage loan, would be expected to cause the rate of prepayment in respect of any mortgage asset pool to accelerate.  In contrast, those factors having an opposite effect would be expected to cause the rate of prepayment of any mortgage asset pool to slow.
The rate of principal payments on the mortgage loans in any trust fund may also be affected by the existence of Lockout Periods and requirements that principal prepayments be accompanied by prepayment premiums, and by the extent to which such provisions may be practicably enforced.  To the extent enforceable, such provisions could constitute either an absolute prohibition (in the case of a Lockout Period) or a disincentive (in the case of a Prepayment Premium) to a borrower’s voluntarily prepaying its mortgage loan, thereby slowing the rate of prepayments.
The rate of prepayment on a pool of mortgage loans is likely to be affected by prevailing market interest rates for mortgage loans of a comparable type, term and risk level.  When the prevailing market interest rate is below a mortgage coupon, a borrower may have an increased incentive to refinance its mortgage loan.  Even in the case of adjustable rate mortgage loans, as prevailing market interest rates decline, and without regard to whether the Mortgage Rates on such adjustable rate mortgage loans decline in a manner consistent with the prevailing market interest rates, the related borrowers may have an increased incentive to refinance for purposes of either (1) converting to a fixed rate loan and thereby “locking in” such rate or (2) taking advantage of a different index, margin or rate cap or floor on another adjustable rate mortgage loan.  Therefore, as prevailing market interest rates decline, prepayment speeds would be expected to accelerate.
Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell mortgaged properties in order to realize their equity in the mortgaged properties, to meet cash flow needs or to make other investments.  In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell mortgaged properties prior to the exhaustion of tax depreciation benefits.  We make no representation as to the particular factors that will affect the prepayment of the mortgage loans in any trust fund, as to the relative importance of such factors, as to the percentage of the principal balance of such mortgage loans that will be paid as of any date or as to the overall rate of prepayment on such mortgage loans.
Weighted Average Life and Maturity
The rate at which principal payments are received on the mortgage loans in any trust fund will affect the ultimate maturity and the weighted average life of one or more classes of the certificates of such series.  Unless otherwise specified in the related prospectus supplement, weighted average life refers to the average amount of time that will elapse from the date of issuance of an instrument until each dollar allocable as principal of such instrument is repaid to the investor.
The weighted average life and maturity of a class of certificates of any series will be influenced by the rate at which principal on the related mortgage loans, whether in the form of scheduled amortization or prepayments (for this purpose, the term “prepayment” includes voluntary prepayments by borrowers and also prepayments resulting from liquidations of mortgage loans due to default, casualties or condemnations affecting the related mortgaged properties and purchases of mortgage loans out of the related trust fund), is paid to such class.  Prepayment rates on loans are commonly measured relative to a prepayment standard or model, such as the CPR prepayment model or the SPA prepayment model.  CPR represents an assumed constant rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of mortgage loans for the life of such loans.  SPA represents an assumed variable rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of mortgage loans, with different prepayment assumptions often expressed as percentages of SPA.  For example, a prepayment assumption of 100% of SPA assumes prepayment rates of 0.2% per annum of the then outstanding principal balance of such loans in the first month of the life of the loans and an additional 0.2% per annum in each month thereafter until the thirtieth month.  Beginning in the thirtieth month, and in each month thereafter during the life of the loans, 100% of SPA assumes a constant prepayment rate of 6% per annum each month.
Neither CPR nor SPA nor any other prepayment model or assumption purports to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any particular pool of mortgage loans.  Moreover, the CPR and SPA models were developed based upon historical prepayment experience for single‑family mortgage loans.  Thus, it is unlikely that the prepayment experience of the mortgage loans included in any trust fund will conform to any particular level of CPR or SPA.
The prospectus supplement with respect to each series of certificates will contain tables, if applicable, setting forth the projected weighted average life of each class of offered certificates of such series with a Certificate Balance, and the percentage of the initial Certificate Balance of each such class that would be outstanding on specified Distribution Dates, based on the assumptions stated in such prospectus supplement, including assumptions that prepayments on the related mortgage loans are made at rates corresponding to various percentages of CPR or SPA, or at such other rates specified in such prospectus supplement.  Such tables and assumptions will illustrate the sensitivity of the weighted average lives of the certificates to various assumed prepayment rates and will not be intended to predict, or to provide information that will enable investors to predict, the actual weighted average lives of the certificates.
Other Factors Affecting Yield, Weighted Average Life and Maturity
Balloon Payments; Extensions of Maturity.  Some or all of the mortgage loans included in a particular trust fund may require that balloon payments be made at maturity.  Because the ability of a borrower to make a balloon payment typically will depend upon its ability either to refinance the loan or to sell the related mortgaged property, there is a possibility that mortgage loans that require balloon payments may default at maturity, or that the maturity of such a mortgage loan may be extended in connection with a workout.  In the case of defaults, recovery of proceeds may be delayed by, among other things, bankruptcy of the borrower or adverse conditions in the market where the property is located.  In order to minimize losses on defaulted mortgage loans, the master servicer or the special servicer, to the extent and under the circumstances set forth in this prospectus and in the related prospectus supplement, may be authorized to modify mortgage loans that are in default or as to which a payment default is imminent.  Any defaulted balloon payment or modification that extends the maturity of a mortgage loan may delay distributions of principal on a class of offered certificates and thereby extend the weighted average life of such certificates and, if such certificates were purchased at a discount, reduce the yield.
Negative Amortization.  The weighted average life of a class of certificates can be affected by mortgage loans that permit negative amortization to occur (that is, mortgage loans that provide for the current payment of interest calculated at a rate lower than the rate at which interest accrues, with the unpaid portion of such interest being added to the related principal balance).  Negative amortization on one or more mortgage loans in any trust fund may result in negative amortization on the offered certificates of the related series.  The related prospectus supplement will describe, if applicable, the manner in which negative amortization in respect of the mortgage loans in any trust fund is allocated among the respective classes of certificates of the related series.  The portion of any mortgage loan negative amortization allocated to a class of certificates may result in a deferral of some or all of the interest payable, which deferred interest may be added to the Certificate Balance of the certificates.  In addition, an adjustable rate mortgage loan that permits negative amortization would be expected during a period of increasing interest rates to amortize at a slower rate (and perhaps not at all) than if interest rates were declining or were remaining constant.  Such slower rate of mortgage loan amortization would correspondingly be reflected in a slower rate of amortization for one or more classes of certificates of the related series.  Accordingly, the weighted average lives of mortgage loans that permit negative amortization (and that of the classes of certificates to which any such negative amortization would be allocated or that would bear the effects of a slower rate of amortization on such mortgage loans) may increase as a result of such feature.
Negative amortization may occur in respect of an adjustable rate mortgage loan that—
•	limits the amount by which its scheduled payment may adjust in response to a change in its Mortgage Rate;
•	provides that its scheduled payment will adjust less frequently than its Mortgage Rate; or
•	provides for constant scheduled payments notwithstanding adjustments to its Mortgage Rate.
Accordingly, during a period of declining interest rates, the scheduled payment on such a mortgage loan may exceed the amount necessary to amortize the loan fully over its remaining amortization schedule and pay interest at the then applicable Mortgage Rate, thereby resulting in the accelerated amortization of such mortgage loan.  Any such acceleration in amortization of its principal balance will shorten the weighted average life of such mortgage loan and, correspondingly, the weighted average lives of those classes of certificates entitled to a portion of the principal payments on such mortgage loan.
The extent to which the yield on any offered certificate will be affected by the inclusion in the related trust fund of mortgage loans that permit negative amortization, will depend upon (1) whether such offered certificate was purchased at a premium or a discount and (2) the extent to which the payment characteristics of such mortgage loans delay or accelerate the distributions of principal on such certificate (or, in the case of a Stripped Interest Certificate, delay or accelerate the reduction of the notional amount of a Stripped Interest Certificate).  See “—Yield and Prepayment Considerations” above.
Foreclosures and Payment Plans.  The number of foreclosures and the principal amount of the mortgage loans that are foreclosed in relation to the number and principal amount of mortgage loans that are repaid in accordance with their terms will affect the weighted average lives of those mortgage loans and, accordingly, the weighted average lives of and yields on the certificates of the related series.  Servicing decisions made with respect to the mortgage loans, including the use of payment plans prior to a demand for acceleration and the restructuring of mortgage loans in bankruptcy proceedings or otherwise, may also have an effect upon the payment patterns of particular mortgage loans and thus the weighted average lives of and yields on the certificates of the related series.
Losses and Shortfalls on the Mortgage Assets.  The yield to holders of the offered certificates of any series will directly depend on the extent to which such holders are required to bear the effects of any losses or shortfalls in collections arising out of defaults on the mortgage loans in the related trust fund and the timing of such losses and shortfalls.  In general, the earlier that any such loss or shortfall occurs, the greater will be the negative effect on yield for any class of certificates that is required to bear the effects of such loss or shortfall.
The amount of any losses or shortfalls in collections on the mortgage assets in any trust fund (to the extent not covered or offset by draws on any reserve fund or under any instrument of credit support) will be allocated among the respective classes of certificates of the related series in the priority and manner, and subject to the limitations, specified in the related prospectus supplement.  As described in the related prospectus supplement, such allocations may be effected by (1) a reduction in the entitlements to interest and/or the Certificate Balances of one or more such classes of certificates and/or (2) establishing a priority of payments among such classes of certificates.
The yield to maturity on a class of Subordinate Certificates may be extremely sensitive to losses and shortfalls in collections on the mortgage loans in the related trust fund.
Additional Certificate Amortization.  In addition to entitling the holders to a specified portion (which may during specified periods range from none to all) of the principal payments received on the mortgage assets in the related trust fund, one or more classes of certificates of any series, including one or more classes of offered certificates of such series, may provide for distributions of principal from—
•	amounts attributable to interest accrued but not currently distributable on one or more classes of Accrual Certificates;
•	Excess Funds; or
•	any other amounts described in the related prospectus supplement.
The amortization of any class of certificates out of the sources described in the preceding paragraph would shorten the weighted average life of such certificates and, if such certificates were purchased at a premium, reduce the yield.  The related prospectus supplement will discuss the relevant factors to be considered in determining whether distributions of principal of any class of certificates out of such sources is likely to have any material effect on the rate at which such certificates are amortized and the consequent yield with respect thereto.
BANK OF AMERICA, NATIONAL ASSOCIATION, AS SPONSOR
Bank of America, National Association (“Bank of America”) will serve as a sponsor of each series of certificates.  One or more entities, which may or may not be affiliated with Bank of America, may also be a sponsor (each, a “Sponsor”) for a series of certificates.  Bank of America is a subsidiary of Bank of America Corporation.  Bank of America is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services.  Bank of America is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC.
Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977.  Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.
The Depositor’s securitization program principally is used to fund Bank of America’s commercial real estate business unit’s self-originated portfolio of loans secured by first liens on multifamily and commercial properties.  The Depositor’s securitization program may also include mortgage loans originated through correspondent arrangements.  While Bank of America currently does not rely on securitization as a material funding source, the Depositor’s securitization program is a material funding source for Bank of America’s portfolio of commercial real estate mortgage loans similar to the mortgage loans.
The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates.  Loans originated by for Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though for Bank of America and its affiliates has also regularly originated loans on a variety of other commercial property types, including but not limited to self-storage facilities, manufactured housing communities, parking garage facilities and golf courses.
ORIGINATION VOLUME
(Dollar Amount of Closed Loans)
	YEAR
Property Type	2010	2011	2012	2013	2014	As of September 30, 2015
Multifamily	$0	$9,700,000	$8,050,000	$411,310,000	$518,929,738	$351,040,000
Office	435,331,927	295,300,000	854,800,000	1,122,060,000	1,864,674,000	1,359,717,000
Retail	238,220,000	861,406,000	2,521,663,000	1,613,066,013	1,726,602,172	861,328,252
Industrial	20,000,000	270,870,000	110,780,000	46,200,000	31,185,000	1,234,765,000
Manufactured Housing	0	65,835,000	150,225,000	365,593,000	87,111,250	65,571,000
Self-Storage	44,645,000	132,535,000	173,810,000	140,247,500	93,095,000	535,768,750
Lodging	137,850,000	581,550,000	1,180,501,000	2,205,861,250	2,631,502,433	1,510,678,500
Mixed Use	25,000,000	10,000,000	0	79,242,199	144,100,000	129,375,000
Other	0	0	0	0	69,930,000	0
Total	$901,046,927	$2,227,196,000	$4,999,829,000	$6,287,108,854	$7,167,129,593	$6,048,243,502
If the underlying transaction agreements for a particular series provide a covenant by a Sponsor to repurchase or replace a mortgage asset in the related trust fund for breach of a representation or warranty, the related prospectus supplement will contain information as and to the extent required by Item 1104(e) of Regulation AB regarding assets securitized by such Sponsor that were the subject of a demand to replace or repurchase for breach of representations and warranties concerning the assets backing all other asset-backed securities where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the same type that back the related series of certificates.
Bank of America serves as a Sponsor and, if specified in the applicable prospectus supplement, a master, primary and/or special servicer in the Depositor’s securitization program, in addition to owning all of the Depositor’s equity.
Merrill Lynch Pierce Fenner & Smith Incorporated, which may act as an underwriter of certificates, is an affiliate of Bank of America and assists Bank of America and the Depositor in connection with the selection of mortgage loans for various transactions.  See “METHOD OF DISTRIBUTION” in the applicable prospectus supplement.
Bank of America’s headquarters and its executive offices are located at 214 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386-8154.
See “THE MORTGAGE LOAN PROGRAM” and “THE POOLING AND SERVICING AGREEMENTS” for more information about the Sponsor’s solicitation and underwriting criteria used to originate mortgage loans similar to the mortgage loans and its material roles and duties in each securitization.
Other Originators
If any originator or group of affiliated originators, apart from the Sponsor and its affiliates, originated 10% or more of the mortgage loans in a trust fund, the applicable prospectus supplement will disclose the identity of the originator and, if such originator or group of affiliated originators originated 20% or more of the mortgage loans, the applicable prospectus supplement will provide information about the originator’s form of organization and, to the extent material, a description of the originator’s origination program and how long it has been engaged in originating mortgage loans of the same type.  Each mortgage loan will have been underwritten either to the standards set forth above in this prospectus or to other underwriting standards set forth in the applicable prospectus supplement.

THE DEPOSITOR
Banc of America Merrill Lynch Commercial Mortgage Inc. (the “Depositor”), is a Delaware corporation and was organized on December 13, 1995 for the limited purpose of acquiring, owning and transferring mortgage assets and selling interests in the mortgage assets or bonds secured by the mortgage assets.  The Depositor was originally incorporated in the State of Delaware on December 13, 1995 under the name “NationsLink Funding Corporation” and filed Certificates of Amendment to its Certificate of Incorporation changing its name to “Banc of America Commercial Mortgage Inc.” on August 24, 2000 and further changing its name to “Banc of America Merrill Lynch Commercial Mortgage Inc.” on July 1, 2010. The Depositor is a subsidiary of Bank of America, National Association.  The Depositor maintains its principal office at One Bryant Park, New York, New York 10036.  The Depositor’s telephone number is (980) 388-7451.
Unless otherwise noted in the related prospectus supplement, neither we nor any of our affiliates will insure or guarantee distributions on the certificates of any series.
The Depositor and any director, officer, employee or agent of the Depositor shall be indemnified by the trust fund and held harmless against any loss, liability or expense incurred in connection with any legal action relating to the Pooling and Servicing Agreement or the certificates, other than any loss, liability or expense related to any specific mortgage loan or mortgage loans and any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under the Pooling and Servicing Agreement or by reason of reckless disregard of its obligations and duties under the Pooling and Servicing Agreement.
THE MORTGAGE LOAN PROGRAM
Commercial Mortgage Loan Underwriting
General
The Depositor will purchase the mortgage loans from Bank of America, as the Sponsor.  The mortgage loans will have been either (i) originated by Bank of America or (ii) purchased by Bank of America from various entities that either originated the mortgage loans or acquired the mortgage loans pursuant to mortgage loan purchase programs operated by those entities.  The mortgage loans will have been underwritten materially in accordance with one or more of the following: (i) Bank of America’s general underwriting standards set forth below under “General Underwriting Standards or (ii) the underwriting standards set forth in the applicable prospectus supplement.
The underwriting standards used by mortgage loan originators are intended to evaluate the value and adequacy of the mortgage property as collateral and the mortgagor’s credit standing and repayment ability.  The underwriting standards used by originators other than Bank of America, unless such other originators use standards materially similar to Bank of America’s underwriting standards, will be described in the applicable prospectus supplement.
General Underwriting Standards
Origination Channels.  Bank of America originates mortgage loans (i) directly or through affiliates to mortgagor/borrowers; (ii) indirectly to mortgagor/borrowers via the use of mortgage loan brokers; and (iii) through other loan originators.
The remainder of the discussion of Bank of America’s loan underwriting practices under this “Commercial Mortgage Loan Underwriting” caption applies also to describe the practices of any affiliate of Bank of America with respect to the origination by such affiliate of loans to be sold by Bank of America in this transaction.
The Application.  Regardless of the channel in which the loan was originated, a mortgage application is completed containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.  During the application process, the applicant is required to authorize Bank of America to obtain a credit report that summarizes the applicant’s credit history and any record of bankruptcy or prior foreclosure.  In addition, the mortgagor and any borrower principal are required to complete a Certificate of Financial Condition which certifies to certain questions regarding its prior credit history.  If the collateral is considered a multifamily dwelling, the mortgagor is also required to submit a Home Mortgage Disclosure Act (HMDA) Data Collection Form which provides certain information in order to allow the federal government to monitor Bank of America’s compliance with equal credit opportunity, fair housing, and home mortgage disclosure laws.
Further, the Application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:
•	rent roll;
•	existing mortgage verification;
•	credit references;
•	certified financial statements for mortgagor and borrower principals;
•	tenant/resident leases;
•	ground leases;
•	property operating statements;
•	real estate tax bills;
•	purchase contract (if applicable);
•	appraisal;
•	engineering report;
•	seismic report (if applicable);
•	environmental report;
•	site plan;
•	certificate of occupancy;
•	evidence of zoning compliance;
•	insurance policies; and
•	borrower structure/authority documents.
Underwriting Evaluation.  Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Guidelines”).  These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness.  The underwriting standards as established in the Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.
Bank of America’s real estate structured finance group has the authority, with the approval from the appropriate credit committee to originate fixed-rate and floating-rate, first lien mortgage loans for securitization.  Bank of America’s real estate structured finance group is a vertically integrated entity, staffed by real estate professionals, and includes Bank of America’s loan underwriting, securitization, origination and closing groups.

Upon receipt of a loan package, Bank of America’s loan underwriters commence an extensive review of the borrower’s financial condition and creditworthiness as well as the real estate which will secure the loan.
Bank of America may utilize third party contractors to perform portions of its underwriting analysis, Bank of America may utilize third party contractors to perform portions of its underwriting analysis, however, any such contractor would apply the same underwriting guidelines.
Loan Analysis.  Generally, Bank of America performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan.  In general, credit analysis of the borrower and the real estate includes a review of historical financial statements, including rent rolls (generally unaudited), third party credit reports, judgment, lien, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower.  Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself.  Borrowers are generally required to be single-purpose entities although they are not always required to be bankruptcy-remote entities.  The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases.  Bank of America requires third party appraisals, as well as environmental and property condition reports.  Each report is reviewed for acceptability by a Bank of America staff member, or an independent contractor, for compliance with program standards and such staff member approves or rejects such report.  The results of these reviews are incorporated into the underwriting report.
Loan Approval.  Prior to funding, all mortgage loans must be approved by Bank of America in accordance with its credit policies.
Escrow Requirements.  Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves.  Generally, the required escrows for mortgage loans originated by Bank of America are as follows:
•	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide for sufficient funds to satisfy all taxes and assessments.
•	Insurance—If the property is insured under an individual policy (i.e. the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide for sufficient funds to pay all insurance premiums.
•	Replacement Reserves—Replacement reserves are calculated based on an engineer’s judgment of the actual physical condition of the improvements and the expected remaining useful life of the improvements of the property during the term of the mortgage loan.
•	Immediate Repair—Typically, an immediate repair reserve is required. An initial deposit, upon funding of the applicable mortgage loan, generally in an amount equal to 125% of the estimated costs of immediate repairs to be completed generally within the first year of the mortgage loan pursuant to the property condition report is required.
Tenant Improvement/Lease Commissions—In some cases, major tenants have lease expirations or termination rights within the mortgage loan term.  To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.
Zoning and Building Code Compliance—Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated and, as part of its examination, will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.

Hazard, Liability and Other Insurance—The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.
In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan, at any time during the term of such mortgage loan is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the mortgage loan documents will require generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, each as amended, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.
In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.
Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000 on a per occurrence basis and $2,000,000 in the aggregate.
Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months.
Required Third Party Reports
Bank of America underwriters utilize specific information provided by licensed third party professionals in evaluating the collateral.  The following reports are ordered by Bank of America:
Appraisal.  An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or updated an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties.  Such appraisal, appraisal update or property valuation is prepared on or about the “Appraisal Date” indicated in the prospectus supplement, and except for certain mortgaged properties involving operating businesses, the appraiser represented in such appraisal or in a letter or other agreement that the appraisal conformed to the appraisal guidelines set forth in USPAP.  In general, such appraisals represent the analysis and opinions of the respective appraisers at or before the time made, and are not guarantees of, and may not be indicative of, present or future value.  All appraisals are in compliance with FIRREA.
Property Condition Assessments.  Inspections of each of the mortgaged properties (other than in the case of mortgaged properties secured solely by an interest in land) are conducted by independent licensed engineers in connection with or subsequent to the origination of the related mortgage loan.  Such inspections are generally commissioned to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property.  The resulting reports may indicate deferred maintenance items and recommended capital improvements.  The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment.  In general, with limited exception, cash reserves are established, or other security obtained, to fund or secure the payment of such estimated deferred maintenance or replacement items.  In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund capital expenditures.

Environmental Site Assessment (“ESA”).  ESA’s are information-gathering investigations that identify environmental conditions that may impair, restrict the use of, and/or impose an environmental liability to the mortgaged property.  A Phase I ESA consists of inquiries, interviews, inspections, and research of public records to identify known or potential environmental concerns.  A Phase II ESA is a site specific investigation to determine the presence or absence of environmental concerns identified in the Phase I ESA.  Bank of America requires a Phase I ESA for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials (“ASTM”).
Seismic Reports.  A seismic report is required for all properties located in Seismic Zones 3 or 4 as determined in accordance with the Uniform Building Code.
As and to the extent described in the related prospectus supplement, the Sponsor will set forth exceptions to its underwriting guidelines.
Representations and Warranties
As and to the extent described in the related prospectus supplement, the Sponsor will make representations and warranties regarding the mortgage loans that it transfers to the Depositor for a particular series of certificates.
As and to the extent described in the related prospectus supplement, the Sponsor will set forth exceptions to the representations and warranties regarding the mortgage loans.
Other Servicers
In the event that a servicer appoints a sub-servicer that meets the thresholds provided in Item 1108(a)(3) of Regulation AB (17 CFR 229.1108), the applicable prospectus supplement will provide the disclosure required by Item 1108(b) and (c) of Regulation AB (17 CFR 229.1108).  In the event that such appointment occurs after the issuance of the related series of certificates, the Depositor will report such appointment on Form 8-K.
DESCRIPTION OF THE CERTIFICATES
General
Each series of certificates will represent the entire beneficial ownership interest in the trust fund created pursuant to the related pooling and servicing agreement.  As described in the related prospectus supplement, the certificates of each series, including the certificates of such series being offered for sale, may consist of one or more classes of certificates that, among other things:
•	provide for the accrual of interest on the Certificate Balance or Notional Amount at a fixed, variable or adjustable rate;
•	constitute Senior Certificates or Subordinate Certificates;
•	constitute Stripped Interest Certificates or Stripped Principal Certificates;
•	provide for distributions of interest or principal that commence only after the occurrence of certain events, such as the retirement of one or more other classes of certificates of such series;
•	provide for distributions of principal to be made, from time to time or for designated periods, at a rate that is faster (and, in some cases, substantially faster) or slower (and, in some cases, substantially slower) than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund;
•	provide for distributions based solely or primarily on specified mortgage assets or a specified group of mortgage assets in the related trust fund;

•	provide for distributions of principal to be made, subject to available funds, based on a specified principal payment schedule or other methodology;
•	provide for distributions based on collections on the mortgage assets in the related trust fund attributable to Prepayment Premiums and Equity Participations or
•	be exchangeable, either separately or together with one or more classes of certificates, for one or more other classes of certificates.
If so specified in the related prospectus supplement, a class of certificates may have two or more component parts, each having characteristics that are otherwise described in this prospectus as being attributable to separate and distinct classes.  For example, a class of certificates may have a Certificate Balance on which it accrues interest at a fixed, variable or adjustable rate.  Such class of certificates may also have certain characteristics attributable to Stripped Interest Certificates insofar as it may also entitle the holders of Stripped Interest Certificates to distributions of interest accrued on a Notional Amount at a different fixed, variable or adjustable rate.  In addition, a class of certificates may accrue interest on one portion of its Certificate Balance at one fixed, variable or adjustable rate and on another portion of its Certificate Balance at a different fixed, variable or adjustable rate.
Each class of offered certificates of a series will be issued in minimum denominations corresponding to the principal balances or, in case of certain classes of Stripped Interest Certificates or REMIC Residual Certificates, notional amounts or percentage interests, specified in the related prospectus supplement.  As provided in the related prospectus supplement, one or more classes of offered certificates of any series may be issued in fully registered, definitive form or may be offered in book‑entry format through the facilities of DTC.  The offered certificates of each series (if issued in fully registered definitive form) may be transferred or exchanged, subject to any restrictions on transfer described in the related prospectus supplement, at the location specified in the related prospectus supplement, without the payment of any service charges, other than any tax or other governmental charge payable in connection with that transfer or exchange.  Interests in a class of certificates offered in book-entry format will be transferred on the book‑entry records of DTC and its participating organizations.  If so specified in the related prospectus supplement, arrangements may be made for clearance and settlement through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System (in Europe), if they are participants in DTC.
Distributions
Distributions on the certificates of each series will be made on each Distribution Date from the Available Distribution Amount for such series and such Distribution Date.  The particular components of the Available Distribution Amount for any series and Distribution Date will be more specifically described in the related prospectus supplement.  Except as otherwise specified in the related prospectus supplement, the Distribution Date for a series of certificates will be the 11th day of each month (or, if any such 11th day is not a business day, the next succeeding business day), commencing in the month immediately following the month in which such series of certificates is issued.
Except as otherwise specified in the related prospectus supplement, distributions on the certificates of each series (other than the final distribution in retirement of any such certificate) will be made to the persons in whose names such certificates are registered at the close of business on the Record Date, and the amount of each distribution will be determined as of the close of business on the date specified in the related prospectus supplement.  All distributions with respect to each class of certificates on each Distribution Date will be allocated pro rata among the outstanding certificates in such class in proportion to the respective percentage interests evidenced by those certificates unless otherwise specified in the related prospectus supplement.  Payments will be made either by wire transfer in immediately available funds to the account of a certificateholder at a bank or other entity having appropriate facilities therefor, if such certificateholder has provided the person required to make such payments with wiring instructions no later than the related Record Date or such other date specified in the related prospectus supplement (and, if so provided in the related prospectus supplement, such certificate‑holder holds certificates in the requisite amount or denomination specified in the prospectus supplement), or by check mailed to the address of such certificateholder as it appears on the Certificate Register; provided, however, the final distribution in retirement of any class of certificates (whether issued in fully registered definitive form or in book-entry format) will be made only upon presentation and surrender of such certificates at the location specified in the notice to certificateholders of such final distribution.
Distributions of Interest on the Certificates
Each class of certificates of each series (other than certain classes of Stripped Principal Certificates and certain classes of REMIC Residual Certificates that have no pass-through rate) may have a different pass-through rate, which in each case may be fixed, variable or adjustable.  The related prospectus supplement will specify the pass-through rate or, in the case of a variable or adjustable pass-through rate, the method for determining the pass-through rate, for each class of offered certificates.  Unless otherwise specified in the related prospectus supplement, interest on the certificates of each series will be calculated on the basis of a 360‑day year consisting of twelve 30‑day months.
Distributions of interest in respect of any class of certificates (other than a class of Accrual Certificates, which will be entitled to distributions of accrued interest commencing only on the Distribution Date or under the circumstances specified in the related prospectus supplement, and other than any class of Stripped Principal Certificates or REMIC Residual Certificates that is not entitled to any distributions of interest) will be made on each Distribution Date based on the Accrued Certificate Interest for such class and such Distribution Date, subject to the sufficiency of that portion, if any, of the Available Distribution Amount allocable to such class on such Distribution Date.  Prior to the time interest is distributable on any class of Accrual Certificates, the amount of Accrued Certificate Interest otherwise distributable on such class will be added to the Certificate Balance of such Accrual Certificates on each Distribution Date or otherwise deferred as described in the related prospectus supplement.  Unless otherwise provided in the related prospectus supplement, the Accrued Certificate Interest for each Distribution Date on a class of Stripped Interest Certificates will be similarly calculated except that it will accrue on a Notional Amount.  Reference to a Notional Amount with respect to a class of Stripped Interest Certificates is solely for convenience in making certain calculations and does not represent the right to receive any distributions of principal.  If so specified in the related prospectus supplement, the amount of Accrued Certificate Interest that is otherwise distributable on (or, in the case of Accrual Certificates, that may otherwise be added to the Certificate Balance of) one or more classes of the certificates of a series may be reduced to the extent that any Prepayment Interest Shortfalls, as described under “YIELD AND MATURITY CONSIDERATIONS—Certain Shortfalls in Collections of Interest”, exceed the amount of any sums that are applied to offset the amount of such shortfalls.  The particular manner in which such shortfalls will be allocated among some or all of the classes of certificates of that series will be specified in the related prospectus supplement.  The related prospectus supplement will also describe the extent to which the amount of Accrued Certificate Interest that is otherwise distributable on (or, in the case of Accrual Certificates, that may otherwise be added to the Certificate Balance of) a class of offered certificates may be reduced as a result of any other contingencies, including delinquencies, losses and deferred interest on or in respect of the mortgage assets in the related trust fund.  Unless otherwise provided in the related prospectus supplement, any reduction in the amount of Accrued Certificate Interest otherwise distributable on a class of certificates by reason of the allocation to such class of a portion of any deferred interest on or in respect of the mortgage assets in the related trust fund will result in a corresponding increase in the Certificate Balance of such class.  See “RISK FACTORS—Prepayments on the Underlying Mortgage Loans Will Affect the Average Life of Your Certificates and Your Yield” and “YIELD AND MATURITY CONSIDERATIONS —Certain Shortfalls in Collections of Interest”.
Distributions of Principal on the Certificates
Each class of certificates of each series (other than certain classes of Stripped Interest Certificates and certain classes of REMIC Residual Certificates) will have a Certificate Balance, which, at any time, will equal the then maximum amount that the holders of certificates of such class will be entitled to receive as principal out of the future cash flow on the mortgage assets and other assets included in the related trust fund.  The outstanding Certificate Balance of a class of certificates will be reduced by distributions of principal made from time to time and, if and to the extent so provided in the related prospectus supplement, further by any losses incurred in respect of the related mortgage assets allocated thereto from time to time.  In turn, the outstanding Certificate Balance of a class of certificates may be increased as a result of any deferred interest on or in respect of the related mortgage assets being allocated thereto from time to time, and will be increased, in the case of a class of Accrual Certificates prior to the Distribution Date on which distributions of interest are required to commence, by the amount of any Accrued Certificate Interest in respect of such Accrual Certificate (reduced as described above).  The initial aggregate Certificate Balance of all classes of a series of certificates will not be greater than the aggregate outstanding principal balance of the related mortgage assets as of a specified date, after application of scheduled payments due on or before such date, whether or not received.  The initial Certificate Balance of each class of a series of certificates will be specified in the related prospectus supplement.  As and to the extent described in the related prospectus supplement, distributions of principal with respect to a series of certificates will be made on each Distribution Date to the holders of the class or classes of certificates of such series entitled thereto until the Certificate Balances of such certificates have been reduced to zero.  Distributions of principal with respect to one or more classes of certificates may be made at a rate that is faster (and, in some cases, substantially faster) than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund.  Distributions of principal with respect to one or more classes of certificates may not commence until the occurrence of certain events, such as the retirement of one or more other classes of certificates of the same series, or may be made at a rate that is slower (and, in some cases, substantially slower) than the rate at which payments or other collections of principal are received on the mortgage assets in the related trust fund.  Distributions of principal with respect to Controlled Amortization Classes may be made, subject to available funds, based on a specified principal payment schedule.  Distributions of principal with respect to Companion Classes may be contingent on the specified principal payment schedule for a Controlled Amortization Class of the same series and the rate at which payments and other collections of principal on the mortgage assets in the related trust fund are received.  Unless otherwise specified in the related prospectus supplement, distributions of principal of any class of offered certificates will be made on a pro rata basis among all of the certificates of such class.
Distributions on the Certificates Concerning Prepayment Premiums or Concerning Equity Participations
If so provided in the related prospectus supplement, Prepayment Premiums or payments in respect of Equity Participations received on or in connection with the mortgage assets in any trust fund will be distributed on each Distribution Date to the holders of the class of certificates of the related series entitled thereto in accordance with the provisions described in such prospectus supplement.  Alternatively, we or any of our affiliates may retain such items or by any other specified person and/or may be excluded as trust assets.
Allocation of Losses and Shortfalls
The amount of any losses or shortfalls in collections on the mortgage assets in any trust fund (to the extent not covered or offset by draws on any reserve fund or under any instrument of credit support) will be allocated among the respective classes of certificates of the related series in the priority and manner, and subject to the limitations, specified in the related prospectus supplement.  As described in the related prospectus supplement, such allocations may be effected by (1) a reduction in the entitlements to interest and/or the Certificate Balances of one or more such classes of certificates and/or (2) establishing a priority of payments among such classes of certificates.  See “DESCRIPTION OF CREDIT SUPPORT”.
Advances in Respect of Delinquencies
If and to the extent provided in the related prospectus supplement, if a trust fund includes mortgage loans, the master servicer, the special servicer, the trustee, any provider of credit support and/or any other specified person may be obligated to advance, or have the option of advancing, on or before each Distribution Date, from its or their own funds or from excess funds held in the related Certificate Account that are not part of the Available Distribution Amount for the related series of certificates for such Distribution Date, an amount up to the aggregate of any payments of principal (other than the principal portion of any balloon payments) and interest that were due on or in respect of such mortgage loans during the related Due Period and were delinquent on the related Determination Date.
Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, rather than to guarantee or insure against losses.  Accordingly, all advances made out of a specific entity’s own funds will be reimbursable out of related recoveries on the mortgage loans (including amounts drawn under any fund or instrument constituting credit support) respecting which such advances were made and such other specific sources as may be identified in the related prospectus supplement, including, in the case of a series that includes one or more classes of Subordinate Certificates, if so identified, collections on other mortgage assets in the related trust fund that would otherwise be distributable to the holders of one or more classes of such Subordinate Certificates.  No advance will be required to be made by a master servicer, special servicer or trustee if, in the judgment of the master servicer, special servicer or trustee, as the case may be, such advance would not be recoverable from recoveries on the mortgage loans or another specifically identified source.  Unless otherwise specified in the related prospectus supplement, this will be based on the advancing party’s estimation of the value of the mortgaged property in relation to the sum of the unpaid principal balance of the related mortgage loan, accrued interest, the amount of previously unreimbursed Advances and anticipated disposition expenses, and the advancing party’s determination that the advance would not ultimately be recoverable under any applicable insurance policies, from proceeds of liquidation of the mortgage loan or otherwise.  If previously made by a master servicer, special servicer or trustee, such an advance will be reimbursable thereto from any amounts in the related Certificate Account prior to any distributions being made to the related series of certificateholders.
If advances have been made by a master servicer, special servicer, trustee or other entity from excess funds in a Certificate Account, such master servicer, special servicer, trustee or other entity, as the case may be, will be required to replace such funds in such Certificate Account on or prior to any future Distribution Date to the extent that funds in such Certificate Account on such Distribution Date are less than payments required to be made to the related series of certificateholders on such date.  If so specified in the related prospectus supplement, the obligation of a master servicer, special servicer, trustee or other entity to make advances may be secured by a cash advance reserve fund or a surety bond.  If applicable, information regarding the characteristics of, and the identity of any obligor on, any such surety bond, will be set forth in the related prospectus supplement.
If and to the extent so provided in the related prospectus supplement, any entity making advances will be entitled to receive interest on certain or all of such advances for a specified period during which such advances are outstanding at the rate specified in such prospectus supplement, and such entity will be entitled to payment of such interest periodically from general collections on the mortgage loans in the related trust fund prior to any payment to the related series of certificateholders or as otherwise provided in the related pooling and servicing agreement and described in such prospectus supplement.
The prospectus supplement for any series of certificates evidencing an interest in a trust fund that includes MBS will describe any comparable advancing obligation of a party to the related pooling and servicing agreement or of a party to the agreement pursuant to which the MBS was issued.
Reports to Certificateholders
On each Distribution Date, together with the distribution to the holders of each class of the offered certificates of a series, a master servicer, manager or trustee, as provided in the related prospectus supplement, will forward to each such holder, a Distribution Date Statement that, unless otherwise provided in the related prospectus supplement, will set forth, among other things, in each case to the extent applicable and available and unless otherwise specified in the related prospectus supplement:
•	the amount of such distribution to holders of such class of offered certificates that was applied to reduce the Certificate Balance of such class;
•	the amount of such distribution to holders of such class of offered certificates that was applied to pay Accrued Certificate Interest;
•	the amount, if any, of such distribution to holders of such class of offered certificates that was allocable to (A) Prepayment Premiums and (B) payments on account of Equity Participations;
•	the amount, if any, by which such distribution is less than the amounts to which holders of such class of offered certificates are entitled;
•	if the related trust fund includes mortgage loans, the aggregate amount of advances included in such distribution;
•	if the related trust fund includes mortgage loans, the amount of servicing compensation received by the related master servicer (and, if payable directly out of the related trust fund, by any special servicer and any sub‑servicer) and, if the related trust fund includes MBS, the amount of administrative compensation received by the MBS Administrator;
•	information regarding the aggregate principal balance of the related mortgage assets on or about such Distribution Date;
•	if the related trust fund includes mortgage loans, information regarding the number and aggregate principal balance of such mortgage loans that are delinquent;
•	if the related trust fund includes mortgage loans, information regarding the aggregate amount of losses incurred and principal prepayments made with respect to such mortgage loans during the specified period, generally corresponding in length to the period between Distribution Dates, during which prepayments and other unscheduled collections on the mortgage loans in the related trust fund must be received in order to be distributed on a particular Distribution Date);
•	the Certificate Balance or Notional Amount, as the case may be, of such class of certificates at the close of business on such Distribution Date, separately identifying any reduction in such Certificate Balance or Notional Amount due to the allocation of any losses in respect of the related mortgage assets, any increase in such Certificate Balance or Notional Amount due to the allocation of any negative amortization in respect of the related mortgage assets and any increase in the Certificate Balance of a class of Accrual Certificates, if any, in the event that Accrued Certificate Interest has been added to such balance;
•	if such class of offered certificates has a variable pass-through rate or an adjustable pass-through rate, the pass-through rate applicable thereto for such Distribution Date and, if determinable, for the next succeeding Distribution Date;
•	the amount deposited in or withdrawn from any reserve fund on such Distribution Date, and the amount remaining on deposit in such reserve fund as of the close of business on such Distribution Date;
•	if the related trust fund includes one or more instruments of credit support, such as a letter of credit, an insurance policy and/or a surety bond, the amount of coverage under each such instrument as of the close of business on such Distribution Date; and
•	the amount of credit support being afforded by any classes of Subordinate Certificates.
In the case of information furnished pursuant to the first 3 bulleted items above, the amounts will be expressed as a dollar amount per specified denomination of the relevant class of offered certificates or as a percentage.  The prospectus supplement for each series of certificates may describe additional information to be included in reports to the holders of the offered certificates of such series.
Each Distribution Date Statement will be filed with the SEC within 15 days after each Distribution Date on Form 10-D.  In addition, within a reasonable period of time after the end of each calendar year, the master servicer, manager or trustee for a series of certificates, as the case may be, will be required to furnish to each person who at any time during the calendar year was a holder of an offered certificate of such series a statement containing the information set forth in the first 3 bulleted items above, aggregated for such calendar year or the applicable portion during which such person was a certificateholder.  Such obligation will be deemed to have been satisfied to the extent that substantially comparable information is provided pursuant to any requirements of the Internal Revenue Code of 1986, as amended, are from time to time in force.  See, however, “—Book‑Entry Registration and Definitive Certificates” below.
If the trust fund for a series of certificates includes MBS, the ability of the related master servicer, manager or trustee, as the case may be, to include in any Distribution Date Statement information regarding the mortgage loans underlying such MBS will depend on the reports received with respect to such MBS.  In such cases, the related prospectus supplement will describe the loan‑specific information to be included in the Distribution Date Statements that will be forwarded to the holders of the offered certificates of that series in connection with distributions made to them.

Voting Rights
The voting rights evidenced by each series of certificates will be allocated among the respective classes of such series in the manner described in the related prospectus supplement.
Certificateholders will generally not have a right to vote, except with respect to required consents to certain amendments to the related pooling and servicing agreement and as otherwise specified in the related prospectus supplement.  See “THE POOLING AND SERVICING AGREEMENTS—Amendment”.  The holders of specified amounts of certificates of a particular series will have the right to act as a group to remove the related trustee and also upon the occurrence of certain events which if continuing would constitute a Servicer Termination Event on the part of the related master servicer, special servicer or REMIC administrator.  See “THE POOLING AND SERVICING AGREEMENTS—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Resignation and Removal of the Trustee”.
Termination
The obligations created by the pooling and servicing agreement for each series of certificates will terminate following (1) the final payment or other liquidation of the last mortgage asset subject thereto or the disposition of all property acquired upon foreclosure of any mortgage loan subject thereto and (2) the payment (or provision for payment) to the certificateholders of that series of all amounts required to be paid to them pursuant to such pooling and servicing agreement.  Written notice of termination of a pooling and servicing agreement will be given to each certificateholder of the related series, and the final distribution will be made only upon presentation and surrender of the certificates of such series at the location to be specified in the notice of termination.
If so specified in the related prospectus supplement, a series of certificates may be subject to optional early termination through the repurchase of the mortgage assets in the related trust fund by the party or parties specified in the prospectus supplement, under the circumstances and in the manner set forth in the prospectus supplement.  If so provided in the related prospectus supplement upon the reduction of the Certificate Balance of a specified class or classes of certificates by a specified percentage or amount or upon a specified date, a party designated in the prospectus supplement may be authorized or required to solicit bids for the purchase of all the mortgage assets of the related trust fund, or of a sufficient portion of such mortgage assets to retire such class or classes, under the circumstances and in the manner set forth in the prospectus supplement.
Book‑Entry Registration and Definitive Certificates
If so provided in the prospectus supplement for a series of certificates, one or more classes of the offered certificates of such series will be offered in book‑entry format through the facilities of DTC, and each such class will be represented by one or more global certificates registered in the name of DTC or its nominee.
DTC is a limited‑purpose trust company organized under the New York Banking Law, a “banking corporation” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  DTC was created to hold securities for its participating organizations and facilitate the clearance and settlement of securities transactions between its participating organizations through electronic computerized book‑entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates.  DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.  The rules applicable to DTC and its participating organizations are on file with the SEC.
Purchases of book-entry certificates under the DTC system must be made by or through Direct Participants, which will receive a credit for the book-entry certificates on DTC’s records.  The ownership interest of each actual purchaser of a Book‑Entry Certificate is in turn to be recorded on the Direct and Indirect Participants’ records.  Certificate Owners will not receive written confirmation from DTC of their purchases, but Certificate Owners are expected to receive written confirmations providing details of such transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which each Certificate Owner entered into the transaction.  Transfers of ownership interests in the book-entry certificates are to be accomplished by entries made on the books of DTC’s participating organizations acting on behalf of Certificate Owners.  Certificate Owners will not receive certificates representing their ownership interests in the book-entry certificates, except in the event that use of the book‑entry system for the book-entry certificates of any series is discontinued as described below.
DTC has no knowledge of the actual Certificate Owners of the book‑entry certificates; DTC’s records reflect only the identity of the Direct Participants to whose accounts such certificates are credited, which may or may not be the Certificate Owners.  DTC’s participating organizations will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Certificate Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Distributions on the book‑entry certificates will be made to DTC.  DTC’s practice is to credit Direct Participants’ accounts on the related Distribution Date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date.  Disbursement of such distributions by DTC’s participating organizations to Certificate Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of each such participating organization (and not of DTC, the depositor or any trustee, master servicer, special servicer or Manager), subject to any statutory or regulatory requirements as may be in effect from time to time.  Accordingly, under a book‑entry system, Certificate Owners may receive payments after the related Distribution Date.
Unless otherwise provided in the related prospectus supplement, the only certificateholder of book‑entry certificates will be the nominee of DTC, and the Certificate Owners will not be recognized as certificateholders under the pooling and servicing agreement.  Certificate Owners will be permitted to exercise the rights of certificateholders under the related pooling and servicing agreement only indirectly through DTC’s participating organization who in turn will exercise their rights through DTC.  We have been informed that DTC will take action permitted to be taken by a certificateholder under a pooling and servicing agreement only at the direction of one or more Direct Participants to whose account with DTC interests in the book‑entry certificates are credited.
Because DTC can act only on behalf of Direct Participants, who in turn act on behalf of Indirect Participants and certain Certificate Owners, the ability of a Certificate Owner to pledge its interest in book-entry certificates to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest in book-entry certificates, may be limited due to the lack of a physical certificate evidencing such interest.
Unless otherwise specified in the related prospectus supplement, certificates initially issued in book‑entry form will be issued in fully registered definitive form to Certificate Owners or their nominees, rather than to DTC or its nominee, only if (1) DTC notifies the certificate registrar in writing that DTC is unwilling or unable to continue as a depository for the certificates and a qualifying successor depository is not appointed by the depositor within ninety (90) days of such notification or (2) the trustee has instituted or has been directed to institute any judicial proceeding in a court to enforce the rights of the certificateholders under the related pooling and servicing agreement and under such book-entry certificate and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee or its custodian to obtain possession of such book-entry certificate.  Upon the occurrence of either of the events described in the preceding sentence, DTC will be required to notify all Direct Participants of the availability through DTC of certificates in fully registered form.  Upon surrender by DTC of the certificate or certificates representing a class of book-entry certificates, together with instructions for registration, the trustee for the related series or other designated party will be required to issue to the Certificate Owners identified in such instructions the certificates in fully registered definitive form to which they are entitled, and thereafter the holders of such Definitive Certificates will be recognized as “certificateholders” under and within the meaning of the related pooling and servicing agreement.

THE POOLING AND SERVICING AGREEMENTS
General
The certificates of each series will be issued pursuant to a pooling and servicing agreement.  In general, the parties to a pooling and servicing agreement will include the Depositor, the trustee, the master servicer, the special servicer and, if one or more REMIC elections have been made with respect to the trust fund, the REMIC administrator.  However, a pooling and servicing agreement that relates to a trust fund that includes MBS may include a manager as a party, but may not include a master servicer, special servicer or other servicer as a party.  All parties to each pooling and servicing agreement under which certificates of a series are issued will be identified in the related prospectus supplement.  If so specified in the related prospectus supplement, an affiliate of the Depositor, or the mortgage asset seller may perform the functions of master servicer, special servicer, manager or REMIC administrator.  If so specified in the related prospectus supplement, the master servicer may also perform the duties of special servicer, and the master servicer, the special servicer or the trustee may also perform the duties of REMIC administrator.  Any party to a pooling and servicing agreement or any affiliate of any party may own certificates issued under the pooling and servicing agreement; however, unless other specified in the related prospectus supplement, except with respect to required consents to certain amendments to a pooling and servicing agreement, certificates issued under the pooling and servicing agreement that are held by the master servicer or special servicer for the related Series will not be allocated Voting Rights.
A form of a pooling and servicing agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part.  However, the provisions of each pooling and servicing agreement will vary depending upon the nature of the certificates to be issued under the pooling and servicing agreement and the nature of the related trust fund.  The following summaries describe certain provisions that may appear in a pooling and servicing agreement under which certificates that evidence interests in mortgage loans will be issued.  The prospectus supplement for a series of certificates will describe any provision of the related pooling and servicing agreement that materially differs from the description of the pooling and servicing agreement contained in this prospectus and, if the related trust fund includes MBS, will summarize all of the material provisions of the related agreement that provided for the issuance of the MBS.  The summaries in this prospectus do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the pooling and servicing agreement for each series of certificates and the description of such provisions in the related prospectus supplement.  We will provide a copy of the pooling and servicing agreement (without exhibits) that relates to any series of certificates without charge upon written request of a holder of a certificate of such series addressed to it at its principal executive offices specified in this prospectus under “THE DEPOSITOR”.
Assignment of Mortgage Loans; Repurchases
At the time of issuance of any series of certificates, we will assign (or cause to be assigned) to the designated trustee the mortgage loans to be included in the related trust fund, together with, unless otherwise specified in the related prospectus supplement, all principal and interest to be received on or with respect to such mortgage loans after the Cut‑off Date, other than principal and interest due on or before the Cut‑off Date.  The trustee will, concurrently with such assignment, deliver the certificates to or at our direction in exchange for the mortgage loans and the other assets to be included in the trust fund for such series.  Each mortgage loan will be identified in a schedule appearing as an exhibit to the related pooling and servicing agreement.  Such schedule generally will include detailed information that pertains to each mortgage loan included in the related trust fund, which information will typically include the address of the related mortgaged property and type of such property; the Mortgage Rate and, if applicable, the applicable index, gross margin, adjustment date and any rate cap information; the original and remaining term to maturity; the amortization term; and the original and outstanding principal balance.
In addition, unless otherwise specified in the related prospectus supplement, we will, as to each mortgage loan to be included in a trust fund, deliver, or cause to be delivered, to the related trustee (or to a custodian appointed by the trustee as described below) the mortgage note endorsed, without recourse, either in blank or to the order of such trustee (or its nominee), the mortgage with evidence of recording indicated (except for any mortgage not returned from the public recording office), an assignment of the mortgage in blank or to the trustee (or its nominee) in recordable form, together with any intervening assignments of the mortgage with evidence of recording (except for any such assignment not returned from the public recording office), and, if applicable, any riders or modifications to such mortgage note and mortgage, together with certain other documents at such times as set forth in the related Pooling and Servicing Agreement.  Such assignments may be blanket assignments covering mortgages on mortgaged properties located in the same county, if permitted by law.  Notwithstanding the foregoing, a trust fund may include mortgage loans where the original mortgage note is not delivered to the trustee if we deliver or cause to be delivered, to the related trustee (or such custodian) a copy or a duplicate original of the mortgage note, together with an affidavit certifying that the original mortgage note has been lost or destroyed.  In addition, if we cannot deliver, with respect to any mortgage loan, the mortgage or any intervening assignment with evidence of recording concurrently with the execution and delivery of the related Pooling and Servicing Agreement because of a delay caused by the public recording office, we will deliver, or cause to be delivered, to the related trustee (or such custodian) a true and correct photocopy of such mortgage or assignment as submitted for recording.  We will deliver, or cause to be delivered, to the related trustee (or such custodian) such mortgage or assignment with evidence of recording indicated after receipt of such mortgage from the public recording office.  If we cannot deliver, with respect to any mortgage loan, the mortgage or any intervening assignment with evidence of recording concurrently with the execution and delivery of the related Pooling and Servicing Agreement because such mortgage or assignment has been lost, we will deliver, or cause to be delivered, to the related trustee (or such custodian) a true and correct photocopy of such mortgage or assignment with evidence of recording.  Unless otherwise specified in the related prospectus supplement, assignments of mortgage to the trustee (or its nominee) will be recorded in the appropriate public recording office, except in states where, in the opinion of counsel acceptable to the trustee, such recording is not required to protect the trustee’s interests in the mortgage loan against the claim of any subsequent transferee or any successor to or creditor of us or the originator of such mortgage loan.
The trustee (or a custodian appointed by the trustee) for a series of certificates will be required to review the mortgage loan documents delivered to it within a specified period of days after receipt of the mortgage loan documents, and the trustee (or such custodian) will hold such documents in trust for the benefit of the certificateholders of such series.  Unless otherwise specified in the related prospectus supplement, if any such document is found to be missing or defective, and such omission or defect, as the case may be, materially and adversely affects the interests of the certificateholders of the related series, the trustee (or such custodian) will be required to notify the master servicer, the special servicer and the Depositor, and one of such persons will be required to notify the relevant mortgage asset seller.  In that case, and if the mortgage asset seller cannot deliver the document or cure the defect within a specified number of days after receipt of such notice, then, except as otherwise specified below or in the related prospectus supplement, the mortgage asset seller will be obligated to repurchase the related mortgage loan from the trustee at a price generally equal to the Purchase Price, or at such other price as will be specified in the related prospectus supplement.  If so provided in the prospectus supplement for a series of certificates, a mortgage asset seller, in lieu of repurchasing a mortgage loan as to which there is missing or defective loan documentation, will have the option, exercisable upon certain conditions and/or within a specified period after initial issuance of such series of certificates, to replace such mortgage loan with one or more other mortgage loans, in accordance with standards that will be described in the prospectus supplement.  Unless otherwise specified in the related prospectus supplement, this repurchase or substitution obligation will constitute the sole remedy to holders of the certificates of any series or to the related trust for missing or defective mortgage loan documentation, and neither we nor, unless it is the mortgage asset seller, the master servicer or the special servicer will be obligated to purchase or replace a mortgage loan if a mortgage asset seller defaults on its obligation to do so.
The trustee will be authorized at any time to appoint one or more custodians pursuant to a custodial agreement to hold title to the mortgage loans in any trust fund and to maintain possession of and, if applicable, to review the documents relating to such mortgage loans, in any case as the agent of the trustee.  The identity of any such custodian to be appointed on the date of initial issuance of the certificates will be set forth in the related prospectus supplement.  Any such custodian may be one of our affiliates.
Representations and Warranties; Repurchases
Unless otherwise provided in the prospectus supplement for a series of certificates, the Depositor will, with respect to each mortgage loan in the related trust fund, make or assign, or cause to be made or assigned, certain representations and warranties covering, by way of example—
•	the accuracy of the information set forth for such mortgage loan on the schedule of mortgage loans appearing as an exhibit to the related Pooling and Servicing Agreement;

•	the enforceability of the related mortgage note and mortgage and the existence of title insurance insuring the lien priority of the related mortgage;
•	the Warranting Party’s title to the mortgage loan and the authority of the Warranting Party to sell the mortgage loan; and
•	the payment status of the mortgage loan.
It is expected that in most cases the Warranting Party will be the mortgage asset seller; however, the Warranting Party may also be an affiliate of the mortgage asset seller, the Depositor or an affiliate of the Depositor, the master servicer, the special servicer or another person acceptable to the Depositor.  The Warranting Party, if other than the mortgage asset seller, will be identified in the related prospectus supplement.
Unless otherwise provided in the related prospectus supplement, each Pooling and Servicing Agreement will provide that the master servicer and/or trustee will be required to notify promptly any Warranting Party of any breach of any representation or warranty made by it in respect of a mortgage loan, which breach (unless the related prospectus sets forth a different standard) materially and adversely affects the interests of the certificateholders of the related series.  If such Warranting Party cannot cure such breach within a specified period following the date on which it was notified of such breach, then, unless otherwise provided in the related prospectus supplement, it will be obligated to repurchase such mortgage loan from the trustee at the applicable Purchase Price.  If so provided in the prospectus supplement for a series of certificates, a Warranting Party, in lieu of repurchasing a mortgage loan as to which a breach has occurred, will have the option, exercisable upon certain conditions and/or within a specified period after initial issuance of such series of certificates, to replace such mortgage loan with one or more other mortgage loans, in accordance with standards that will be described in the prospectus supplement.  Unless otherwise specified in the related prospectus supplement, this repurchase or substitution obligation will constitute the sole remedy available to holders of the certificates of any series or to the related trust for a breach of representation and warranty by a Warranting Party, and neither the Depositor nor the master servicer, in either case unless it is the Warranting Party, will be obligated to purchase or replace a mortgage loan if a Warranting Party defaults on its obligation to do so.
In some cases, representations and warranties will have been made in respect of a mortgage loan as of a date prior to the date upon which the related series of certificates is issued, and thus may not address events that may occur following the date as of which they were made.  However, the Depositor will not include any mortgage loan in the trust fund for any series of certificates if anything has come to the Depositor’s attention that would cause it to believe that the representations and warranties made in respect of such mortgage loan will not be accurate in all material respects as of the date of issuance.  The date as of which the representations and warranties regarding the mortgage loans in any trust fund were made will be specified in the related prospectus supplement.
Collection and Other Servicing Procedures
Unless otherwise specified in the related prospectus supplement, the master servicer and the special servicer for any mortgage pool, directly or through sub‑servicers, will each be obligated under the related Pooling and Servicing Agreement to service and administer the mortgage loans in such mortgage pool for the benefit of the related certificateholders, in accordance with applicable law and further in accordance with the terms of such Pooling and Servicing Agreement, such mortgage loans and any instrument of credit support included in the related trust fund.  Subject to the foregoing, the master servicer and the special servicer will each have full power and authority to do any and all things in connection with such servicing and administration that it may deem necessary and desirable.
As part of its servicing duties, each of the master servicer and the special servicer will be required to make reasonable efforts to collect all payments called for under the terms and provisions of the mortgage loans that it services and will be obligated to follow such collection procedures as it would follow with respect to mortgage loans that are comparable to such mortgage loans and held for its own account; provided (1) such procedures are consistent with the terms of the related Pooling and Servicing Agreement and (2) do not impair recovery under any instrument of credit support included in the related trust fund.  Consistent with the foregoing, the master servicer and the special servicer will each be permitted, in its discretion, unless otherwise specified in the related prospectus supplement, to waive any Prepayment Premium, late payment charge or other charge in connection with any mortgage loan.

The master servicer and the special servicer for any trust fund, either separately or jointly, directly or through sub‑servicers, will also be required to perform as to the mortgage loans in such trust fund various other customary functions of a servicer of comparable loans, including maintaining escrow or impound accounts, if required under the related Pooling and Servicing Agreement, for payment of taxes, insurance premiums, ground rents and similar items, or otherwise monitoring the timely payment of those items; attempting to collect delinquent payments; supervising foreclosures; negotiating modifications; conducting property inspections on a periodic or other basis; managing (or overseeing the management of) mortgaged properties acquired on behalf of such trust fund through foreclosure, deed‑in‑lieu of foreclosure or otherwise; and maintaining servicing records relating to such mortgage loans.  The related prospectus supplement will specify when and the extent to which servicing of a mortgage loan is to be transferred from the master servicer to the special servicer.  In general, and subject to the discussion in the related prospectus supplement, a special servicer will be responsible for the servicing and administration of—
•	mortgage loans that are delinquent in respect of a specified number of scheduled payments;
•	mortgage loans as to which the related borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or similar insolvency proceeding, or the related borrower has become the subject of a decree or order for such a proceeding which shall have remained in force undischarged or unstayed for a specified number of days; and
•	REO Properties.
If so specified in the related prospectus supplement, a Pooling and Servicing Agreement also may provide that if a default on a mortgage loan has occurred or, in the judgment of the related master servicer, a payment default is reasonably foreseeable, the related master servicer may elect to transfer the servicing of the mortgage loan, in whole or in part, to the related special servicer.  Unless otherwise provided in the related prospectus supplement, when the circumstances no longer warrant a special servicer’s continuing to service a particular mortgage loan (e.g., the related borrower is paying in accordance with the forbearance arrangement entered into between the special servicer and such borrower), the master servicer will resume the servicing duties with respect thereto.  If and to the extent provided in the related Pooling and Servicing Agreement and described in the related prospectus supplement, a special servicer may perform certain limited duties in respect of mortgage loans for which the master servicer is primarily responsible (including, if so specified, performing property inspections and evaluating financial statements); and a master servicer may perform certain limited duties in respect of any mortgage loan for which the special servicer is primarily responsible (including, if so specified, continuing to receive payments on such mortgage loan (including amounts collected by the special servicer)), making certain calculations with respect to such mortgage loan and making remittances and preparing certain reports to the trustee and/or certificateholders with respect to such mortgage loan.  Unless otherwise specified in the related prospectus supplement, the master servicer will be responsible for filing and settling claims in respect of particular mortgage loans under any applicable instrument of credit support.  See “DESCRIPTION OF CREDIT SUPPORT”.
A mortgagor’s failure to make required mortgage loan payments may mean that operating income is insufficient to service the mortgage debt, or may reflect the diversion of that income from the servicing of the mortgage debt.  In addition, a mortgagor that is unable to make mortgage loan payments may also be unable to make timely payment of taxes and otherwise to maintain and insure the related mortgaged property.  In general, the related special servicer will be required to monitor any mortgage loan that is in default, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related mortgaged property, initiate corrective action in cooperation with the Mortgagor if cure is likely, inspect the related mortgaged property and take such other actions as it deems necessary and appropriate.  A significant period of time may elapse before the special servicer is able to assess the success of any such corrective action or the need for additional initiatives.  The time within which the special servicer can make the initial determination of appropriate action, evaluate the success of corrective action, develop additional initiatives, institute foreclosure proceedings and actually foreclose (or accept a deed to a mortgaged property in lieu of foreclosure) on behalf of the certificateholders of the related series may vary considerably depending on the particular mortgage loan, the mortgaged property, the mortgagor, the presence of an acceptable party to assume the mortgage loan and the laws of the jurisdiction in which the mortgaged property is located.  If a mortgagor files a bankruptcy petition, the special servicer may not be permitted to accelerate the maturity of the mortgage loan or to foreclose on the related mortgaged property for a considerable period of time.  See “CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS—Bankruptcy Laws”.

Mortgagors may, from time to time, request partial releases of the mortgaged properties, easements, consents to alteration or demolition and other similar matters.  In general, the master servicer may approve such a request if it has determined, exercising its business judgment in accordance with the applicable servicing standard, that such approval will not adversely affect the security for, or the timely and full collectibility of, the related mortgage loan.  Any fee collected by the master servicer for processing such request will be retained by the master servicer as additional servicing compensation.
In the case of mortgage loans secured by junior liens on the related mortgaged properties, unless otherwise provided in the related prospectus supplement, the master servicer will be required to file (or cause to be filed) of record a request for notice of any action by a superior lienholder under a senior lien for the protection of the related trustee’s interest, where permitted by local law and whenever applicable state law does not require that a junior lienholder be named as a party defendant in foreclosure proceedings in order to foreclose such junior lienholder’s equity of redemption.  Unless otherwise specified in the related prospectus supplement, the master servicer also will be required to notify any superior lienholder in writing of the existence of the mortgage loan and request notification of any action (as described below) to be taken against the mortgagor or the mortgaged property by the superior lienholder.  If the master servicer is notified that any superior lienholder has accelerated or intends to accelerate the obligations secured by the related senior lien, or has declared or intends to declare a default under the mortgage or the promissory note secured by that senior lien, or has filed or intends to file an election to have the related mortgaged property sold or foreclosed, then, unless otherwise specified in the related prospectus supplement, the master servicer and the special servicer will each be required to take, on behalf of the related trust fund, whatever actions are necessary to protect the interests of the related certificateholders and/or to preserve the security of the related mortgage loan, subject to the application of the REMIC Provisions.  Unless otherwise specified in the related prospectus supplement, the master servicer or special servicer, as applicable, will be required to advance the necessary funds to cure the default or reinstate the senior lien, if such advance is in the best interests of the related certificateholders and the master servicer or special servicer, as applicable, determines such advances are recoverable out of payments on or proceeds of the related mortgage loan.
Sub‑Servicers
A master servicer or special servicer may delegate its servicing obligations in respect of the mortgage loans to one or more third‑party sub-servicers; provided that, unless otherwise specified in the related prospectus supplement, such master servicer or special servicer will remain obligated under the related Pooling and Servicing Agreement.  A sub‑servicer for any series of certificates may be an affiliate of the Depositor.  Unless otherwise provided in the related prospectus supplement, each subservicing agreement between a master servicer and a sub‑servicer must provide for servicing of the applicable mortgage loans consistent with the related Pooling and Servicing Agreement.  Unless otherwise provided in the related prospectus supplement, the master servicer and special servicer in respect of any mortgage asset pool will each be required to monitor the performance of sub‑servicers retained by it and will have the right to remove a sub‑servicer retained by it at any time it considers such removal to be in the best interests of certificateholders.
Unless otherwise provided in the related prospectus supplement, a master servicer or special servicer will be solely liable for all fees owed by it to any sub‑servicer, irrespective of whether the master servicer’s or special servicer’s compensation pursuant to the related Pooling and Servicing Agreement is sufficient to pay such fees.  Each Sub‑Servicer will be reimbursed by the master servicer or special servicer, as the case may be, that retained it for certain expenditures which it makes, generally to the same extent such master servicer or special servicer would be reimbursed under a Pooling and Servicing Agreement.  See “—Certificate Account” and “—Servicing Compensation and Payment of Expenses”.
Certificate Account
General.  The master servicer, the trustee and/or the special servicer will, as to each trust fund that includes mortgage loans, establish and maintain or cause to be established and maintained the corresponding Certificate Account, which will be established so as to comply with the standards of each nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (an “NRSRO”) retained by the Depositor to provide a security rating to any one or more classes of certificates of the related series (any such NRSRO retained by the Depositor, a “Rating Agency”).  A Certificate Account may be maintained as an interest‑bearing or a noninterest‑bearing account and the funds held in the Certificate Account may be invested pending each succeeding Distribution Date in United States government securities and other obligations that are acceptable to each Rating Agency.  Unless otherwise provided in the related prospectus supplement, any interest or other income earned on funds in a Certificate Account will be paid to the related master servicer, trustee or special servicer as additional compensation.  A Certificate Account may be maintained with the related master servicer, special servicer, trustee or mortgage asset seller or with a depository institution that is an affiliate of any of the foregoing or of the Depositor; provided that it complies with applicable Rating Agency standards.  If permitted by the applicable Rating Agency, a Certificate Account may contain funds relating to more than one series of mortgage pass‑through certificates and may contain other funds representing payments on mortgage loans owned by the related master servicer or special servicer or serviced by either on behalf of others.
Deposits.  Unless otherwise provided in the related Pooling and Servicing Agreement and described in the related prospectus supplement, the following payments and collections received or made by the master servicer, the trustee or the special servicer subsequent to the Cut‑off Date (other than payments due on or before the Cut-off Date) are to be deposited in the Certificate Account for each trust fund that includes mortgage loans, within a certain period following receipt (in the case of collections on or in respect of the mortgage loans) or otherwise as provided in the related Pooling and Servicing Agreement—
•	all payments on account of principal, including principal prepayments, on the mortgage loans;
•	all payments on account of interest on the mortgage loans, including any default interest collected, in each case net of any portion of such default interest retained by the master servicer or the special servicer as its servicing compensation or as compensation to the trustee;
•	all proceeds received under any hazard, title or other insurance policy that provides coverage with respect to a mortgaged property or the related mortgage loan or in connection with the full or partial condemnation of a mortgaged property (other than proceeds applied to the restoration of the property or released to the related borrower) and all other amounts received and retained in connection with the liquidation of defaulted mortgage loans or property acquired in respect of such defaulted mortgage loans, by foreclosure or otherwise, together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any mortgaged properties acquired by the trust fund through foreclosure or otherwise;
•	any amounts paid under any instrument or drawn from any fund that constitutes credit support for the related series of certificates;
•	any advances made with respect to delinquent scheduled payments of principal and interest on the mortgage loans;
•	any amounts paid under any cash flow agreement;
•	all proceeds of the purchase of any mortgage loan, or property acquired in respect of a mortgage loan, by the Depositor, any mortgage asset seller or any other specified person as described under “—Assignment of Mortgage Loans; Repurchases” and “—Representations and Warranties; Repurchases”, all proceeds of the purchase of any defaulted mortgage loan as described under “—Realization Upon Defaulted Mortgage Loans”, and all proceeds of any mortgage asset purchased as described under “DESCRIPTION OF THE CERTIFICATES—Termination”;
•	to the extent that any such item does not constitute additional servicing compensation to the master servicer or the special servicer and is not otherwise retained by the Depositor or another specified person, any payments on account of modification or assumption fees, late payment charges, Prepayment Premiums or Equity Participations with respect to the mortgage loans;
•	all payments required to be deposited in the Certificate Account with respect to any deductible clause in any blanket insurance policy as described under “—Hazard Insurance Policies”;

•	any amount required to be deposited by the master servicer, the special servicer or the trustee in connection with losses realized on investments for the benefit of the master servicer, the special servicer or the trustee, as the case may be, of funds held in the Certificate Account; and
•	any other amounts required to be deposited in the Certificate Account as provided in the related Pooling and Servicing Agreement and described in the related prospectus supplement.
Withdrawals.  Unless otherwise provided in the related Pooling and Servicing Agreement and described in the related prospectus supplement, a master servicer, trustee or special servicer may make withdrawals from the Certificate Account for each trust fund that includes mortgage loans for any of the following purposes—
•	to make distributions to the certificateholders on each Distribution Date;
•	to pay the master servicer or the special servicer any servicing fees not previously retained by the master servicer or the special servicer, such payment to be made out of payments and other collections of interest on the particular mortgage loans as to which such fees were earned;
•	to reimburse the master servicer, the special servicer or any other specified person for unreimbursed advances of delinquent scheduled payments of principal and interest made by it, and certain unreimbursed servicing expenses incurred by it, with respect to particular mortgage loans in the trust fund and particular properties acquired in respect of the trust fund. Reimbursement for advances made or expenses incurred that are related to particular mortgage loans or properties will normally only be made out of amounts that represent late payments collected on those mortgage loans, Liquidation Proceeds, Insurance and Condemnation Proceeds collected on those mortgage loans and properties, any form of credit support related to those mortgage loans and net income collected on those properties. However, if in the judgment of the master servicer, the special servicer or such other person, as applicable, the advances and/or expenses will not be recoverable from the above amounts, the reimbursement will be made from amounts collected on other mortgage loans in the same trust fund or, if and to the extent so provided by the related Pooling and Servicing Agreement and described in the related prospectus supplement, only from that portion of amounts collected on such other mortgage loans that is otherwise distributable on one or more classes of Subordinate Certificates of the related series;
•	if and to the extent described in the related prospectus supplement, to pay the master servicer, the special servicer or any other specified person interest accrued on the advances and servicing expenses described in the bulleted clause immediately listed above incurred by it while such remain outstanding and unreimbursed;
•	to pay for costs and expenses incurred by the trust fund for environmental site assessments performed with respect to mortgaged properties that constitute security for defaulted mortgage loans, and for any containment, clean‑up or remediation of hazardous wastes and materials present on such mortgaged properties, as described under “—Realization Upon Defaulted Mortgage Loans”;
•	to reimburse the master servicer, the special servicer, the REMIC administrator, the Depositor, the trustee, or any of their respective directors, officers, employees and agents, as the case may be, for certain expenses, costs and liabilities incurred thereby, as and to the extent described under “—Certain Matters Regarding the Master Servicer, the Special Servicer, the REMIC Administrator and the Depositor” and “—Certain Matters Regarding the Trustee”;
•	if and to the extent described in the related prospectus supplement, to pay the fees of the trustee, the REMIC administrator and any provider of credit support;
•	if and to the extent described in the related prospectus supplement, to reimburse prior draws on any form of credit support;
•	to pay the master servicer, the special servicer or the trustee, as appropriate, interest and investment income earned in respect of amounts held in the Certificate Account as additional compensation;

•	to pay any servicing expenses not otherwise required to be advanced by the master servicer, the special servicer or any other specified person;
•	if one or more elections have been made to treat the trust fund or designated portions of the trust fund as a REMIC, to pay any federal, state or local taxes imposed on the trust fund or its assets or transactions, as and to the extent described under “MATERIAL FEDERAL INCOME TAX CONSEQUENCES—REMICs—Prohibited Transactions Tax and Other Taxes”;
•	to pay for the cost of various opinions of counsel obtained pursuant to the related Pooling and Servicing Agreement for the benefit of certificateholders;
•	to make any other withdrawals permitted by the related Pooling and Servicing Agreement and described in the related prospectus supplement; and
•	to clear and terminate the Certificate Account upon the termination of the trust fund.
Modifications, Waivers and Amendments of Mortgage Loans
The master servicer and the special servicer may each agree to modify, waive or amend any term of any mortgage loan serviced by it in a manner consistent with the applicable “Servicing Standard” as defined in the related prospectus supplement; provided that, unless otherwise set forth in the related prospectus supplement, the modification, waiver or amendment will—
•	not affect the amount or timing of any scheduled payments of principal or interest on the mortgage loan;
•	will not, in the judgment of the master servicer or the special servicer, as the case may be, materially impair the security for the mortgage loan or reduce the likelihood of timely payment of amounts due; and
•	will not adversely affect the coverage under any applicable instrument of credit support.
Unless otherwise provided in the related prospectus supplement, the special servicer also may agree to any other modification, waiver or amendment if, in its judgment,—
•	a material default on the mortgage loan has occurred or a payment default is reasonably foreseeable or imminent;
•	such modification, waiver or amendment is reasonably likely to produce a greater recovery with respect to the mortgage loan, taking into account the time value of money, than would liquidation; and
•	unless inconsistent with the applicable “servicing standard”, such modification, waiver or amendment will not materially adversely affect the coverage under any applicable instrument of credit support.
In connection with (i) the release of a mortgaged property or any portion of a mortgaged property from the lien of the related mortgage or (ii) the taking of a mortgaged property or any portion of a mortgaged property by exercise of the power of eminent domain or condemnation, if the mortgage loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan‑to‑value ratio of the remaining mortgaged property or mortgaged properties or the fair market value of the real property constituting the remaining mortgaged property or mortgaged properties, for purposes of REMIC qualification of the related mortgage loan, then such calculation shall exclude the value of personal property and going concern value, if any.
Realization Upon Defaulted Mortgage Loans
If a default on a mortgage loan has occurred, the special servicer, on behalf of the trustee, may at any time institute foreclosure proceedings, exercise any power of sale contained in the related mortgage, obtain a deed in lieu of foreclosure, or otherwise comparably convert ownership of, or acquire title to the related mortgaged property, by operation of law or otherwise.  In connection with such foreclosure or other conversion of ownership, the special servicer shall follow the servicing standard.  A Pooling and Servicing Agreement may grant the special servicer the right to direct the master servicer to advance costs and expenses to be incurred in any such proceedings, and such advances may be subject to reimbursement requirements.  A Pooling and Servicing Agreement may require the special servicer to consult with independent counsel regarding the order and manner should foreclose upon or comparably proceed against such properties if a mortgage loan or group of cross-collateralized mortgage loans are secured by real properties in multiple states including certain states with a statute, rule or regulation comparable to California’s “one action” rule.  Unless otherwise provided in the related prospectus supplement, when applicable state law permits the special servicer to select between judicial and non-judicial foreclosure in respect of any mortgaged property, a special servicer may make such selection so long as the selection is made in a manner consistent with the servicing standard.  Unless otherwise specified in the related prospectus supplement, the special servicer may not, however, acquire title to any mortgaged property, have a receiver of rents appointed with respect to any mortgaged property or take any other action with respect to any mortgaged property that would cause the trustee, for the benefit of the related series of certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee‑in‑possession” of, or to be an “owner” or an “operator” of such mortgaged property within the meaning of certain federal environmental laws, unless the special servicer has previously received a report prepared by a person who regularly conducts environmental audits (which report will be an expense of the trust fund) and either:
(1)    such report indicates that (a) the mortgaged property is in compliance with applicable environmental laws and regulations and (b) there are no circumstances or conditions present at the mortgaged property that have resulted in any contamination for which investigation, testing, monitoring, containment, clean‑up or remediation could be required under any applicable environmental laws and regulations; or
(2)    the special servicer, based solely (as to environmental matters and related costs) on the information set forth in such report, determines that taking such actions as are necessary to bring the mortgaged property into compliance with applicable environmental laws and regulations and/or taking the actions contemplated by clause (1)(b) above, is reasonably likely to produce a greater recovery, taking into account the time value of money, than not taking such actions.  See “CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS—Environmental Considerations”.
As and to the extent described in the related prospectus supplement, the Pooling and Servicing Agreement related to each series of certificates will provide that promptly upon a mortgage loan becoming a defaulted mortgage loan and upon the special servicer’s determination, in accordance with the servicing standard, that it would be in the best interests of the related certificateholders (as a collective whole as if such certificateholders constituted a single lender) to attempt to sell such mortgage loan, the special servicer must use reasonable efforts to solicit offers for such defaulted mortgage loan on behalf of the related certificateholders in such manner as will be reasonably likely to realize a fair price.  Following any such determination, the special servicer must provide not less than the number of business days’ notice specified in the prospectus supplement to the trustee, the master servicer and the directing certificateholder of its intention to sell any such defaulted mortgage loan, and thereafter the special servicer will be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the defaulted mortgage loan, subject to any consent or consultation rights of the directing certificateholder.
The Pooling and Servicing Agreement related to each series of certificates will require the special servicer to determine whether any cash offer received with respect to the sale of a defaulted mortgage loan constitutes a fair price for such defaulted mortgage loan when the highest offer is from a person other than an “interested person”; however, if the highest offer received is from an “interested person”, then the Pooling and Servicing Agreement related to each series of certificates will require the trustee to determine whether the cash offer received with respect to the sale of a defaulted mortgage loan constitutes a fair price, either itself or by retaining an independent third party as set forth in the following paragraph.
In the absence of any such sale with respect to any defaulted mortgage loan, the special servicer will generally be required to proceed against the related mortgaged property, subject to the discussion above.
Unless otherwise provided in the related prospectus supplement, if title to any mortgaged property is acquired by a trust fund as to which a REMIC election has been made, the special servicer, on behalf of the trust fund, will be required to sell the mortgaged property before the close of the third calendar year following the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell such property or (2) the trustee receives an opinion of independent counsel to the effect that the holding of the property by the trust fund for longer than such period will not result in the imposition of a tax on the trust fund or cause the trust fund (or any designated portion of the trust fund) to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding.  Subject to the foregoing and any other tax‑related limitations, the special servicer will generally be required to attempt to sell any mortgaged property so acquired on the same terms and conditions it would if it were the owner.  Unless otherwise provided in the related prospectus supplement, if title to any mortgaged property is acquired by a trust fund as to which a REMIC election has been made, the special servicer will also be required to ensure that the mortgaged property is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, that the sale of such property does not result in the receipt by the trust fund of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B), and that the trust fund does not derive any “net income from foreclosure property” within the meaning of Code Section 860G(c)(2), with respect to such property unless the method of operation that produces such income would produce a greater after‑tax return than a different method of operation of such property.  If the trust fund acquires title to any mortgaged property, the special servicer, on behalf of the trust fund, may be required to retain an independent contractor to manage and operate such property.  The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage such mortgaged property as required under the related Pooling and Servicing Agreement.
If Liquidation Proceeds collected with respect to a defaulted mortgage loan are less than the outstanding principal balance of the defaulted mortgage loan plus interest accrued plus the aggregate amount of reimbursable expenses incurred by the special servicer and/or the master servicer in connection with such mortgage loan, then, to the extent that such shortfall is not covered by any instrument or fund constituting credit support, the trust fund will realize a loss in the amount of such shortfall.  The special servicer and/or the master servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any defaulted mortgage loan, prior to the distribution of such Liquidation Proceeds to certificateholders, any and all amounts that represent unpaid servicing compensation in respect of the mortgage loan, unreimbursed servicing expenses incurred with respect to the mortgage loan and any unreimbursed advances of delinquent payments made with respect to the mortgage loan.  In addition, if and to the extent set forth in the related prospectus supplement, amounts otherwise distributable on the certificates may be further reduced by interest payable to the master servicer and/or special servicer on such servicing expenses and advances.
Except as otherwise provided in the prospectus supplement, if any mortgaged property suffers damage such that the proceeds, if any, of the related hazard insurance policy are insufficient to restore fully the damaged property, neither the special servicer nor the master servicer will be required to expend its own funds to effect such restoration.
Hazard Insurance Policies
Unless otherwise specified in the related prospectus supplement, each Pooling and Servicing Agreement will require the master servicer (or the special servicer with respect to mortgage loans serviced by the special servicer) to use reasonable efforts to cause each mortgage loan borrower to maintain a hazard insurance policy that provides for such coverage as is required under the related mortgage or, if the mortgage permits the holder to dictate to the borrower the insurance coverage to be maintained on the related mortgaged property, such coverage as is consistent with the master servicer’s (or special servicer’s) normal servicing procedures.  Unless otherwise specified in the related prospectus supplement, such coverage generally will be in an amount equal to the lesser of the principal balance owing on such mortgage loan and the replacement cost of the related mortgaged property.  The ability of a master servicer (or special servicer) to assure that hazard insurance proceeds are appropriately applied may be dependent upon its being named as an additional insured under any hazard insurance policy and under any other insurance policy referred to below, or upon the extent to which information concerning covered losses is furnished by borrowers.  All amounts collected by a master servicer (or special servicer) under any such policy (except for amounts to be applied to the restoration or repair of the mortgaged property or released to the borrower in accordance with the master servicer’s (or special servicer’s) normal servicing procedures and/or to the terms and conditions of the related mortgage and mortgage note) will be deposited in the related Certificate Account.  The Pooling and Servicing Agreement may provide that the master servicer (or special servicer) may satisfy its obligation to cause each borrower to maintain such a hazard insurance policy by maintaining a blanket policy insuring against hazard losses on the mortgage loans in a trust fund, which may contain a deductible clause (not in excess of a customary amount).  If such blanket policy contains a deductible clause, the master servicer (or special servicer) will be required, in the event of a casualty covered by such blanket policy, to deposit in the related Certificate Account all additional sums that would have been deposited in the Certificate Account under an individual policy but were not because of such deductible clause.  Alternatively, the master servicer may self-insure against hazard losses so long as criteria set forth in the related Pooling and Servicing Agreement are met.
In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of the property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy.  Although the policies covering the mortgaged properties will be underwritten by different insurers under different state laws in accordance with different applicable state forms, and therefore will not contain identical terms and conditions, most such policies typically do not cover any physical damage resulting from war, revolution, governmental actions, floods and other water‑related causes, earth movement (including earthquakes, landslides and mudflows), wet or dry rot, vermin and domestic animals.  Accordingly, a mortgaged property may not be insured for losses arising from any such cause unless the related mortgage specifically requires, or permits the holder to require, such coverage.
The hazard insurance policies covering the mortgaged properties will typically contain co‑insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage (generally 80% to 90%) of the full replacement value of the improvements on the property in order to recover the full amount of any partial loss.  If the insured’s coverage falls below this specified percentage, such clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) such proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of such improvements.
Due‑on‑Sale and Due‑on‑Encumbrance Provisions
Certain of the mortgage loans may contain a due‑on‑sale clause that entitles the lender to accelerate payment of the mortgage loan upon any sale or other transfer of the related mortgaged property made without the lender’s consent.  Certain of the mortgage loans may also contain a due‑on‑encumbrance clause that entitles the lender to accelerate the maturity of the mortgage loan upon the creation of any other lien or encumbrance upon the mortgaged property.  Unless otherwise provided in the related prospectus supplement, the master servicer (or special servicer) will determine whether to exercise any right the trustee may have under any such provision in a manner consistent with the master servicer’s (or special servicer’s) normal servicing procedures.  Unless otherwise specified in the related prospectus supplement, the master servicer or special servicer, as applicable, will be entitled to retain as additional servicing compensation any fee collected in connection with the permitted transfer of a mortgaged property.  See “CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS—Due‑on‑Sale and Due‑on‑Encumbrance Provisions”.
Servicing Compensation and Payment of Expenses
Unless otherwise specified in the related prospectus supplement, a master servicer’s primary servicing compensation with respect to a series of certificates will come from the periodic payment to it of a specified portion of the interest payments on each mortgage loan in the related trust fund, including mortgage loans serviced by the related special servicer.  If and to the extent described in the related prospectus supplement, a special servicer’s primary compensation with respect to a series of certificates may consist of any or all of the following components—
•	a specified portion of the interest payments on each mortgage loan in the related trust fund, whether or not serviced by it;
•	an additional specified portion of the interest payments on each mortgage loan then currently serviced by it; and
•	subject to any specified limitations, a fixed percentage of some or all of the collections and proceeds received with respect to each mortgage loan which was at any time serviced by it, including mortgage loans for which servicing was returned to the master servicer.

Insofar as any portion of the master servicer’s or special servicer’s compensation consists of a specified portion of the interest payments on a mortgage loan, such compensation will generally be based on a percentage of the principal balance of such mortgage loan outstanding from time to time and, accordingly, will decrease with the amortization of the mortgage loan.  As additional compensation, a master servicer or special servicer may be entitled to retain all or a portion of late payment charges, Prepayment Premiums, modification fees and other fees collected from borrowers and any interest or other income that may be earned on funds held in the related Certificate Account.  A more detailed description of each master servicer’s and special servicer’s compensation will be provided in the related prospectus supplement.  Any sub‑servicer will receive as its sub‑servicing compensation a portion of the servicing compensation to be paid to the master servicer or special servicer that retained such sub‑servicer.
In addition to amounts payable to any sub‑servicer, a master servicer or special servicer may be required, to the extent provided in the related prospectus supplement, to pay from amounts that represent its servicing compensation certain expenses incurred in connection with the administration of the related trust fund, including, without limitation, payment of the fees and disbursements of independent accountants, payment of fees and disbursements of the trustee and any custodians appointed by the trustee and payment of expenses incurred in connection with distributions and reports to certificateholders.  Certain other expenses, including certain expenses related to mortgage loan defaults and liquidations and, to the extent so provided in the related prospectus supplement, interest on such expenses at the rate specified in the prospectus supplement, may be required to be borne by the trust fund.
Evidence as to Compliance
The master servicer and each other servicer will deliver annually to the trustee or master servicer, as applicable, on or before the date specified in the applicable Pooling and Servicing Agreement or in the applicable other servicing agreement (each such other servicing agreement, an “Underlying Servicing Agreement”), an officer’s certificate stating that (i) a review of the servicer’s or master servicer’s activities during the preceding calendar year and of performance under the applicable Pooling and Servicing Agreement or Underlying Servicing Agreement has been made under the supervision of the officer, and (ii) to the best of the officer’s knowledge, based on the review, the servicer or master servicer has fulfilled all its obligations under the applicable Pooling and Servicing Agreement or Underlying Servicing Agreement throughout the year, or, if there has been a default in the fulfillment of any obligation, specifying the default known to the officer and the nature and status of the default.
In addition, each party that participates in the servicing and administration of more than 5% of the mortgage loans and other assets comprising a trust will deliver annually to the Depositor and the trustee, a report (an “Assessment of Compliance”) that assesses compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (17 CFR 229.1122) and that contains the following:
•	a statement of the party’s responsibility for assessing compliance with the servicing criteria applicable to it;
•	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
•	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior calendar year, setting forth any material instance of noncompliance identified by the party; and
•	a statement that a registered public accounting firm has issued an attestation report on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior calendar year.
Each party which is required to deliver an Assessment of Compliance will also be required to simultaneously deliver a report (an “Attestation Report”) of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, that expresses an opinion, or states that an opinion cannot be expressed, concerning the party’s assessment of compliance with the applicable servicing criteria.
The annual deliveries, to the extent required to be filed with the Depositor’s annual report on Form 10-K, will be due from the applicable person(s) by a time sufficient to enable such filing.

Certain Matters Regarding the Master Servicer, the Special Servicer, the REMIC Administrator and the Depositor
Any entity serving as master servicer, special servicer or REMIC administrator under a Pooling and Servicing Agreement may be an affiliate of the Depositor and may have other normal business relationships with the Depositor or the Depositor’s affiliates.  Unless otherwise specified in the prospectus supplement for a series of certificates, the related Pooling and Servicing Agreement will permit the master servicer, the special servicer and any REMIC administrator to resign from its obligations under the Pooling and Servicing Agreement only upon a determination that such obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it.  No such resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer, special servicer or REMIC administrator, as the case may be, under the Pooling and Servicing Agreement.  The master servicer and special servicer for each trust fund will be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the related Pooling and Servicing Agreement.
Unless otherwise specified in the related prospectus supplement, each Pooling and Servicing Agreement will further provide that none of the master servicer, the special servicer, the REMIC administrator, the Depositor, any extension adviser or any director, officer, employee or agent of any of them will be under any liability to the related trust fund or certificateholders for any action taken, or not taken, in good faith pursuant to the Pooling and Servicing Agreement or for errors in judgment; provided, however, none of the master servicer, the special servicer, the REMIC administrator, the Depositor, any extension adviser or any such person will be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of obligations or duties under the Pooling and Servicing Agreement or by reason of reckless disregard of such obligations and duties.  Unless otherwise specified in the related prospectus supplement, each Pooling and Servicing Agreement will further provide that the master servicer, the special servicer, the REMIC administrator, the Depositor, any extension adviser and any director, officer, employee or agent of any of them will be entitled to indemnification by the related trust fund against any loss, liability or expense incurred in connection with any legal action that relates to such Pooling and Servicing Agreement or the related series of certificates; provided, however, such indemnification will not extend to any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of obligations or duties under such Pooling and Servicing Agreement, or by reason of reckless disregard of such obligations or duties.  In addition, each Pooling and Servicing Agreement will provide that none of the master servicer, the special servicer, the REMIC administrator, any extension adviser or the Depositor will be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective responsibilities under the Pooling and Servicing Agreement and that in its opinion may involve it in any expense or liability.  However, each of the master servicer, the special servicer, the REMIC administrator, any extension adviser and the Depositor will be permitted, in the exercise of its discretion, to undertake any such action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the related series of certificateholders under the Pooling and Servicing Agreement.  In such event, the legal expenses and costs of such action, and any liability resulting from such action, will be expenses, costs and liabilities of the related series of certificateholders, and the master servicer, the special servicer, the REMIC administrator, any extension adviser or the Depositor, as the case may be, will be entitled to charge the related Certificate Account for this expense.
Any person into which the master servicer, the special servicer, the REMIC administrator or the Depositor may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the REMIC administrator or the Depositor is a party, or any person succeeding to the business of the master servicer, the special servicer, the REMIC administrator or the Depositor, will be the successor of the master servicer, the special servicer, the REMIC administrator or the Depositor, as the case may be, under the related Pooling and Servicing Agreement.
Unless otherwise specified in the related prospectus supplement, a REMIC administrator will be entitled to perform any of its duties under the related Pooling and Servicing Agreement either directly or by or through agents or attorneys, and the REMIC administrator will not be responsible for any willful misconduct or negligence on the part of any such agent or attorney appointed by it with due care.
Servicer Termination Events
Unless otherwise provided in the prospectus supplement for a series of certificates, Servicer Termination Events under the related Pooling and Servicing Agreement will include, without limitation—
•	any failure by the master servicer to distribute or cause to be distributed to the certificateholders of such series, or to remit to the trustee for distribution to such certificateholders, any amount required to be so distributed or remitted, pursuant to, and at the time specified by, the terms of the Pooling and Servicing Agreement;
•	any failure by the special servicer to remit to the master servicer or the trustee, as applicable, any amount required to be so remitted, pursuant to, and at the time specified by, the terms of the Pooling and Servicing Agreement;
•	any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the related Pooling and Servicing Agreement, which failure continues unremedied for thirty days after written notice of such failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the related Pooling and Servicing Agreement, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by certificateholders entitled to not less than 25% (or such other percentage specified in the related prospectus supplement) of the Voting Rights for such series;
•	any failure by a REMIC administrator (if other than the trustee) duly to observe or perform in any material respect any of its covenants or obligations under the related Pooling and Servicing Agreement, which failure continues unremedied for thirty days after written notice of such notice has been given to the REMIC administrator by any other party to the related Pooling and Servicing Agreement, or to the REMIC administrator, with a copy to each other party to the related Pooling and Servicing Agreement, by certificateholders entitled to not less than 25% (or such other percentage specified in the related prospectus supplement) of the Voting Rights for such series;
•	certain events involving a determination that the master servicer or the special servicer, as applicable, is no longer an approved servicer by any Rating Agency; and
•	certain events of insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings in respect of or relating to the master servicer, the special servicer or the REMIC administrator (if other than the trustee), and certain actions by or on behalf of the master servicer, the special servicer or the REMIC administrator (if other than the trustee) indicating its insolvency or inability to pay its obligations.
Material variations to the foregoing Servicer Termination Events (other than to add thereto or shorten cure periods or eliminate notice requirements) will be specified in the related prospectus supplement.  Unless otherwise specified in the related prospectus supplement, when a single entity acts as master servicer, special servicer and REMIC administrator, or in any two of the foregoing capacities, for any trust fund, a Servicer Termination Event in one capacity will (except where related only to an evaluation of the acceptability of such entity to act in a particular capacity by a Rating Agency) constitute an event of default in each capacity.
Rights Upon Servicer Termination Event
If a Servicer Termination Event occurs with respect to the master servicer, the special servicer or a REMIC administrator under a Pooling and Servicing Agreement, then, in each and every such case, so long as the Servicer Termination Event remains unremedied, the Depositor or the trustee will be authorized, and at the direction of certificateholders of the related series entitled to not less than 51% (or such other percentage specified in the related prospectus supplement) of the Voting Rights for such series, the trustee will be required, to terminate all of the rights and obligations of the defaulting party as master servicer, special servicer or REMIC administrator, as applicable, under the Pooling and Servicing Agreement, whereupon the trustee will succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer, special servicer or REMIC administrator, as applicable, under the Pooling and Servicing Agreement (except that if the defaulting party is required to make advances under the Pooling and Servicing Agreement regarding delinquent mortgage loans, but the trustee is prohibited by law from obligating itself to make such advances, or if the related prospectus supplement so specifies, the trustee will not be obligated to make such advances) and will be entitled to similar compensation arrangements.  Unless otherwise specified in the related prospectus supplement, if the trustee is unwilling or unable so to act, it may (or, at the written request of certificateholders of the related series entitled to not less than 51% (or such other percentage specified in the related prospectus supplement) of the Voting Rights for such series, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity that (unless otherwise provided in the related prospectus supplement) is acceptable to each applicable Rating Agency to act as successor to the master servicer, special servicer or REMIC administrator, as the case may be, under the Pooling and Servicing Agreement.  Pending such appointment, the trustee will be obligated to act in such capacity.  The trustee or a successor master servicer is entitled to be reimbursed for its costs in effecting a servicing transfer from the predecessor master servicer.  In the event that the predecessor master servicer fails to reimburse the trustee or successor servicer, the trustee or successor servicer will be entitled to reimbursement from the assets of the related trust.
If the same entity is acting as both trustee and REMIC administrator, it may be removed in both such capacities as described under “—Resignation and Removal of the Trustee” below.
No certificateholder will have any right under a Pooling and Servicing Agreement to institute any proceeding with respect to such Pooling and Servicing Agreement unless such holder previously has given to the trustee written notice of default and the continuance of such default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting such class have made written request upon the trustee to institute such proceeding in its own name as trustee under the Pooling and Servicing Agreement and have offered to the trustee reasonable indemnity and the trustee for sixty days after receipt of such request and indemnity has neglected or refused to institute any such proceeding.  However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation thereto at the request, order or direction of any of the holders of certificates covered by such Pooling and Servicing Agreement, unless such certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred in connection with such litigation.
Amendment
Except as otherwise specified in the related prospectus supplement, each Pooling and Servicing Agreement may be amended by the parties thereto, without the consent of any of the holders of certificates covered by such Pooling and Servicing Agreement, (1) to cure any ambiguity, (2) to correct or supplement any provision in the Pooling and Servicing Agreement which may be inconsistent with any other provision in the Pooling and Servicing Agreement or to correct any error, (3) to change the timing and/or nature of deposits in the Certificate Account; provided that (A) such change would not adversely affect in any material respect the interests of any certificateholder, as evidenced by an opinion of counsel, and (B) such change would not result in the withdrawal, downgrade or qualification of any of the then‑current ratings of any Rating Agency, as evidenced by a letter from each such Rating Agency, (4) if a REMIC election has been made with respect to the related trust fund, to modify, eliminate or add to any of its provisions (A) to such extent as shall be necessary to maintain the qualification of the trust fund (or any designated portion of the trust fund) as a REMIC or to avoid or minimize the risk of imposition of any tax on the related trust fund; provided that the trustee has received an opinion of counsel to the effect that (1) such action is necessary or desirable to maintain such qualification or to avoid or minimize such risk, and (2) such action will not adversely affect in any material respect the interests of any holder of certificates covered by the Pooling and Servicing Agreement, or (B) to restrict the transfer of the REMIC Residual Certificates; provided that the Depositor has determined that the then‑current ratings of the classes of the certificates provided by any Rating Agency will not be withdrawn, downgraded or qualified, as evidenced by a letter from each such Rating Agency, and that any such amendment will not give rise to any tax with respect to the transfer of the REMIC Residual Certificates to a non‑permitted transferee (See “MATERIAL FEDERAL INCOME TAX CONSEQUENCES—REMICs—Tax and Restrictions on Transfers of REMIC Residual Certificates to Certain Organizations” in the accompanying prospectus supplement), (5) to make any other provisions with respect to matters or questions arising under such Pooling and Servicing Agreement or any other change; provided that such action will not adversely affect in any material respect the interests of any certificateholder, or (6) to amend specified provisions that are not material to holders of any class of certificates offered by this prospectus.
The Pooling and Servicing Agreement may also be amended by the parties thereto with the consent of the holders of certificates of each class affected by an amendment evidencing, in each case, not less than 66 2/3% (or such other percentage specified in the related prospectus supplement) of the aggregate Percentage Interests constituting such class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of certificates covered by such Pooling and Servicing Agreement, except that no such amendment may (1) reduce in any manner the amount of, or delay the timing of, payments received on mortgage loans which are required to be distributed on a certificate of any class without the consent of the holder of such certificate or (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to any such amendment without the consent of the holders of all certificates of such class covered by such Pooling and Servicing Agreement then outstanding.
Notwithstanding the foregoing, if one or more REMIC elections have been made with respect to the related trust fund, the trustee will not be required to consent to any amendment to a Pooling and Servicing Agreement without having first received an opinion of counsel to the effect that such amendment or the exercise of any power granted to the master servicer, the special servicer, the Depositor, the trustee or any other specified person in accordance with such amendment will not result in the imposition of a tax on the related trust fund or cause such trust fund (or any designated portion of the trust fund) to fail to qualify as a REMIC.
List of Certificateholders
Unless otherwise specified in the related prospectus supplement, upon written request of three or more certificateholders of record made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the related Pooling and Servicing Agreement, the trustee or other specified person will afford such certificateholders access during normal business hours to the most recent list of certificateholders of that series held by such person.  If such list is as of a date more than 90 days prior to the date of receipt of such certificateholders’ request, then such person, if not the registrar for such series of certificates, will be required to request from such registrar a current list and to afford such requesting certificateholders access thereto promptly upon receipt.
The Trustee
The trustee under each Pooling and Servicing Agreement will be named in the related prospectus supplement.  The commercial bank, national banking association, banking corporation or trust company that serves as trustee may have typical banking relationships with the Depositor and its affiliates and with any master servicer, special servicer or REMIC administrator and its affiliates.
Duties of the Trustee
The trustee generally will be responsible under each Pooling and Servicing Agreement for providing general administrative services for the trust fund for any series, including, among other things, (i) establishing and maintaining the Certificate Account; (ii) calculation of the amounts payable to certificateholders on each Distribution Date; (iii) making distributions to certificateholders; (iv) preparation, for execution by the Depositor or the related master servicer, of reports, including reports on Form 10-D and Form 10-K as may be required under the Exchange Act; (v) maintaining any mortgage pool insurance policy, mortgagor bankruptcy bond, special hazard insurance policy or other form of credit enhancement that may be required with respect to any series; and (vi) making periodic advances on the mortgage loans to the limited extent described under “DESCRIPTION OF THE CERTIFICATES—Advances in Respect of Delinquencies”, if those amounts are not advanced by the master servicer or another servicer.
The trustee for each series of certificates will make no representation as to the validity or sufficiency of the related Pooling and Servicing Agreement, such certificates or any underlying mortgage asset or related document and will not be accountable for the use or application by or on behalf of any master servicer or special servicer of any funds paid to the master servicer or special servicer in respect of the certificates or the underlying mortgage assets.  If no Servicer Termination Event has occurred and is continuing, the trustee for each series of certificates will be required to perform only those duties specifically required under the related Pooling and Servicing Agreement.  However, upon receipt of any of the various certificates, reports or other instruments required to be furnished to it pursuant to the related Pooling and Servicing Agreement, a trustee will be required to examine such documents and to determine whether they conform to the requirements of such agreement.
Certain Matters Regarding the Trustee
As and to the extent described in the related prospectus supplement, the fees and normal disbursements of any trustee may be the expense of the related master servicer or other specified person or may be required to be borne by the related trust fund.  The trustee generally shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by it in the ordinary course of its duties as trustee under the Pooling and Servicing Agreement or for any other expenses.  If, however, one or more REMIC elections has been made, the expense is unanticipated and did not arise from the trustee’s gross negligence, bad faith or willful misconduct, the trustee shall be entitled to reimbursement from the trust fund for all reasonable expenses, disbursements and advances incurred or made it in accordance with any of the provisions of the Pooling and Servicing Agreement to the extent permitted by Treasury Regulations Section 1.860G‑1(b)(3)(ii), which allows reimbursement for “unanticipated expenses”.
Unless otherwise specified in the related prospectus supplement, the trustee for each series of certificates will be entitled to indemnification, from amounts held in the Certificate Account for such series, for any loss, liability or expense incurred by the trustee in connection with the trustee’s acceptance or administration of its trusts under the related Pooling and Servicing Agreement; provided, however, such indemnification will not extend to any loss liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence on the part of the trustee in the performance of its obligations and duties under the Pooling and Servicing Agreement, or by reason of its reckless disregard of such obligations or duties.
Unless otherwise specified in the related prospectus supplement, the trustee for each series of certificates will be entitled to execute any of its trusts or powers under the related Pooling and Servicing Agreement or perform any of its duties under the Pooling and Servicing Agreement either directly or by or through agents or attorneys, and the trustee will not be responsible for any willful misconduct or negligence on the part of any such agent or attorney appointed by it with due care.
Resignation and Removal of the Trustee
The trustee may resign at any time, in which event the Depositor will be obligated to appoint a successor trustee.  The Depositor may also remove the trustee if the trustee ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if the trustee becomes insolvent.  Upon becoming aware of such circumstances, the Depositor will be obligated to appoint a successor trustee.  The trustee may also be removed at any time by the holders of certificates of the applicable series evidencing not less than 33⅓% (or such other percentage specified in the related prospectus supplement) of the Voting Rights for such series.  Any resignation or removal of the trustee and appointment of a successor trustee will not become effective until acceptance of the appointment by the successor trustee.  Any costs associated with the appointment of a successor trustee are required to be paid by the predecessor trustee and, if not paid, will be reimbursed to the person incurring such costs from the assets of the related trust.  Notwithstanding the foregoing, if the predecessor trustee has been removed by a vote of the holders of the certificates as provided in the paragraph above, any costs associated with the appointment of a successor trustee will be reimbursed to the party incurring such costs from the assets of the related trust.  Notwithstanding anything in this prospectus to the contrary, if any entity is acting as both trustee and REMIC administrator, then any resignation or removal of such entity as the trustee will also constitute the resignation or removal of such entity as REMIC administrator, and the successor trustee will serve as successor to the REMIC administrator as well.

DESCRIPTION OF CREDIT SUPPORT
General
Credit support may be provided with respect to one or more classes of the certificates of any series or with respect to the related mortgage assets.  Credit support may be in the form of limited guarantees, financial guaranty insurance policies, surety bonds, letters of credit, mortgage pool insurance policies, reserve funds, cross collateralization, overcollateralization and excess interest or any combination of the foregoing.  If and to the extent so provided in the related prospectus supplement, any of the foregoing forms of credit support may provide credit enhancement for more than one series of certificates.  The applicable prospectus supplement will describe the material terms of such credit enhancement, including any limits on the timing or amount of such credit enhancement or any conditions that must be met before such credit enhancement may be accessed.  If the provider of the credit enhancement is liable or contingently liable to provide payments representing 10% or more of the cash flow supporting any offered class of certificates, the applicable prospectus supplement will disclose the name of the provider, the organizational form of the provider, the general character of the business of the provider and the financial information required by Item 1114(b)(2) of Regulation AB (17 CFR 229.1114).  Copies of the limited guarantee, financial guaranty insurance policy, surety bond, letter of credit, pool insurance policy, mortgagor bankruptcy bond, special hazard insurance policy or Cash Flow Agreement, if any, relating to a series of certificates will be filed with the SEC as an exhibit to a Current Report on Form 8-K.
Unless otherwise provided in the related prospectus supplement for a series of certificates, the credit support will not provide protection against all risks of loss and will not guarantee payment to certificateholders of all amounts to which they are entitled under the related Pooling and Servicing Agreement.  If losses or shortfalls occur that exceed the amount covered by the related credit support or that are of a type not covered by such credit support, certificateholders will bear their allocable share of deficiencies.  Moreover, if a form of credit support covers the offered certificates of more than one series and losses on the related mortgage assets exceed the amount of such credit support, it is possible that the holders of offered certificates of one (or more) such series will be disproportionately benefited by such credit support to the detriment of the holders of offered certificates of one (or more) other such series.
If credit support is provided with respect to one or more classes of certificates of a series, or with respect to the related mortgage assets, the related prospectus supplement will include a description of—
•	the nature and amount of coverage under such credit support;
•	any conditions to payment under the credit support not otherwise described in this prospectus;
•	the conditions (if any) under which the amount of coverage under such credit support may be reduced and under which such credit support may be terminated or replaced; and
•	the material provisions relating to such credit support.
Additionally, the related prospectus supplement will set forth certain information with respect to the obligor, if any, under any instrument of credit support. See “RISK FACTORS—The Limited Credit Support for Your Certificates May Not Be Sufficient To Prevent Loss on Your Certificates” in this prospectus and “DESCRIPTION OF THE CERTIFICATES—Credit Support; Allocation of Losses and Certain Expenses” in the related prospectus supplement.
Subordinate Certificates
If so specified in the related prospectus supplement, one or more classes of certificates of a series may be Subordinate Certificates.  To the extent specified in the related prospectus supplement, the rights of the holders of Subordinate Certificates to receive distributions from the Certificate Account on any Distribution Date will be subordinated to the corresponding rights of the holders of Senior Certificates.  If so provided in the related prospectus supplement, the subordination of a class may apply only in the event of certain types of losses or shortfalls.  The related prospectus supplement will set forth information concerning the method and amount of subordination provided by a class or classes of Subordinate Certificates in a series and the circumstances under which such subordination will be available.
If the mortgage assets in any trust fund are divided into separate groups, each supporting a separate class or classes of certificates of the related series, credit support may be provided by cross‑support provisions requiring that distributions be made on Senior Certificates evidencing interests in one group of mortgage assets prior to distributions on Subordinate Certificates evidencing interests in a different group of mortgage assets within the trust fund.  The prospectus supplement for a series that includes a cross‑support provision will describe the manner and conditions for applying such provisions.
Insurance or Guarantees Concerning the Mortgage Loans
If so provided in the prospectus supplement for a series of certificates, mortgage loans included in the related trust fund will be covered for certain default risks by insurance policies or guarantees.  The limited guarantee may cover deficiencies in amounts otherwise payable on some or all of the certificates of a series.  The limited guarantee may cover timely distributions of interest or full distributions of principal or both on the basis of a schedule of principal distributions set forth in or determined in the manner specified in the related prospectus supplement.  The limited guarantee may provide additional protection against losses on the mortgage loans included in a trust fund, provide payment of administrative expenses, or establish a minimum reinvestment rate on the payments made on the mortgage loans or principal payment rate on the mortgage loans.  A limited guarantee will be limited in amount to the dollar amount or percentage of the principal balance of the mortgage loans or certificates specified in the applicable prospectus supplement.  The related prospectus supplement will describe the nature of such default risks and the extent of such coverage.
Letter of Credit
If so provided in the prospectus supplement for a series of certificates, deficiencies in amounts otherwise payable on such certificates or certain classes of certificates will be covered by one or more letters of credit, issued by a bank or other financial institution (which may be an affiliate of the Depositor) specified in such prospectus supplement.  Under a letter of credit, the providing institution will be obligated to honor draws in an aggregate fixed dollar amount, net of unreimbursed payments under the letter of credit, generally equal to a percentage specified in the related prospectus supplement of the aggregate principal balance of some or all of the related mortgage assets on the related Cut‑off Date or of the initial aggregate Certificate Balance of one or more classes of certificates.  If so specified in the related prospectus supplement, the letter of credit may permit draws only in the event of certain types of losses and shortfalls.  The amount available under the letter of credit will, in all cases, be reduced to the extent of the unreimbursed payments under the letter of credit and may otherwise be reduced as described in the related prospectus supplement.  The obligations of the providing institution under the letter of credit for each series of certificates will expire at the earlier of the date specified in the related prospectus supplement or the termination of the trust fund.
Certificate Insurance and Surety Bonds
If so provided in the prospectus supplement for a series of certificates, deficiencies in amounts otherwise payable on such certificates or certain classes of certificates will be covered by financial guaranty insurance policies or surety bonds provided by one or more insurance companies or sureties.  Such instruments may cover, with respect to one or more classes of certificates of the related series, timely distributions of interest or distributions of principal on the basis of a schedule of principal distributions set forth in or determined in the manner specified in the related prospectus supplement.  If specified in the prospectus supplement, the financial guaranty insurance policy will also guarantee against any payment made to a certificateholder that is subsequently recovered as a preferential transfer under the Bankruptcy Code.  The related prospectus supplement will describe any limitations on the draws that may be made under any such instrument.
Reserve Funds
If so provided in the prospectus supplement for a series of certificates, deficiencies in amounts otherwise payable on such certificates or certain classes will be covered (to the extent of available funds) by one or more reserve funds in which cash, a letter of credit, Permitted Investments, a demand note or a combination will be deposited, in the amounts specified in such prospectus supplement.  If so specified in the related prospectus supplement, the reserve fund for a series may also be funded over time by a specified amount of certain collections received on the related mortgage assets.
Amounts on deposit in any reserve fund for a series will be applied for the purposes, in the manner, and to the extent specified in the related prospectus supplement.  If so specified in the related prospectus supplement, reserve funds may be established to provide protection only against certain types of losses and shortfalls.  Additional information concerning any reserve fund will be set forth in the prospectus supplement, including the initial balance of the reserve fund, the required reserve fund balance to be maintained, the purposes for which funds in the reserve fund may be applied to make distributions to certificateholders and use of investment earnings from the reserve fund, if any.  Following each Distribution Date, amounts in a reserve fund in excess of any amount required to be maintained in such reserve funds may be released from the reserve fund under the conditions and to the extent specified in the related prospectus supplement.
If so specified in the related prospectus supplement, amounts deposited in any reserve fund will be invested in Permitted Investments.  Unless otherwise specified in the related prospectus supplement, any reinvestment income or other gain from such investments will be credited to the related reserve fund for such series, and any loss resulting from such investments will be charged to such reserve fund.  However, such income may be payable to any related master servicer or another service provider as additional compensation for its services.  The reserve fund, if any, for a series will not be a part of the trust fund unless otherwise specified in the related prospectus supplement.
Cash Collateral Account
If so specified in the related prospectus supplement, all or any portion of credit enhancement for a series of certificates may be provided by the establishment of a cash collateral account.  A cash collateral account will be similar to a reserve fund except that generally a cash collateral account is funded initially by a loan from a cash collateral lender, the proceeds of which are invested with the cash collateral lender or other eligible institution.  The loan from the cash collateral lender will be repaid from such amounts as are specified in the related prospectus supplement.  Amounts on deposit in the cash collateral account will be available in generally the same manner described above with respect to a reserve fund.  As specified in the related prospectus supplement, a cash collateral account may be deemed to be part of the assets of the related trust, may be deemed to be part of the assets of a separate cash collateral trust or may be deemed to be property of the party specified in the related prospectus supplement and pledged for the benefit of the holders of one or more classes of certificates of a series.
Pool Insurance Policy
If specified in the prospectus supplement relating to a series of certificates, credit enhancement may be provided by a mortgage pool insurance policy for the mortgage loans in the related trust fund.  Each mortgage pool insurance policy, in accordance with the limitations described in this prospectus and in the prospectus supplement, if any, will cover any loss by reason of default on a mortgage loan in an amount equal to a percentage specified in the applicable prospectus supplement of the unpaid principal balance of the mortgage loans.  The master servicer generally will be required to use its best efforts to maintain the mortgage pool insurance policy and to present claims to the pool insurer.  The mortgage pool insurance policies, however, are not blanket policies against loss, since claims may only be made respecting particular defaulted mortgage loans and only upon satisfaction of specified conditions precedent described below.  The mortgage pool insurance policies will generally not cover losses due to a failure to pay or denial of a claim under a primary mortgage insurance policy, regardless of the reason for nonpayment.
As more specifically provided in the related prospectus supplement, each mortgage pool insurance policy will provide for conditions under which claims may be presented and covered under the policy.  Upon satisfaction of these conditions, the pool insurer will have the option either (a) to purchase the property securing the defaulted mortgage loan at a price equal to its unpaid principal balance plus accrued and unpaid interest at the applicable Mortgage Rate to the date of purchase plus certain Advances, or (b) to pay the amount by which the sum of the unpaid principal balance of the defaulted mortgage loan plus accrued and unpaid interest at the Mortgage Rate to the date of payment of the claim plus certain Advances exceeds the proceeds received from an approved sale of the mortgaged property, in either case net of certain amounts paid or assumed to have been paid under any related primary mortgage insurance policy.
Certificateholders may experience a shortfall in the amount of interest payable on the related certificates in connection with the payment of claims under a mortgage pool insurance policy because the pool insurer is only required to remit unpaid interest through the date a claim is paid rather than through the end of the month in which the claim is paid.  In addition, certificateholders may also experience losses with respect to the related certificates in connection with payments made under a mortgage pool insurance policy to the extent that the related master servicer or special servicer expends funds to cover unpaid real estate taxes or to repair the related mortgaged property in order to make a claim under a mortgage pool insurance policy, as those amounts will not be covered by payments under the policy and will be reimbursable to the related servicer from funds otherwise payable to the certificateholders.  If any mortgaged property securing a defaulted mortgage loan is damaged and proceeds, if any from the related hazard insurance policy or applicable special hazard insurance policy are insufficient to restore the damaged property to a condition sufficient to permit recovery under the mortgage pool insurance policy, a servicer will generally not be required to expend its own funds to restore the damaged property unless (if so specified in the related prospectus supplement) it determines that (a) restoration will increase the proceeds to one or more classes of certificates on liquidation of the mortgage loan after reimbursement of the related servicer for its expenses and (b) the expenses will be recoverable by it through Liquidation Proceeds or insurance proceeds.
A mortgage pool insurance policy and some primary mortgage insurance policies will generally not insure against loss sustained by reason of a default arising from, among other things, fraud or negligence in the origination or servicing of a mortgage loan, including misrepresentation by the mortgagor, the seller or other persons involved in the origination of the mortgage loan, failure to construct a mortgaged property in accordance with plans and specifications or bankruptcy, unless as specified in the related prospectus supplement, an endorsement to the mortgage pool insurance policy provides for insurance against that type of loss.
The original amount of coverage under each mortgage pool insurance policy will be reduced over the life of the related series of certificates by the aggregate amount of claims paid less the aggregate of the net amounts realized by the pool insurer upon disposition of all foreclosed properties.  The amount of claims paid includes some expenses incurred by the related servicer as well as accrued interest on delinquent mortgage loans to the date of payment of the claim.  Accordingly, if aggregate net claims paid under any mortgage pool insurance policy reach the original policy limit, coverage under that mortgage pool insurance policy will be exhausted and any further losses will be borne by the related certificates, to the extent not covered by other credit enhancements.
Special Hazard Insurance Policy
Any insurance policy covering special hazard losses obtained for a trust will be issued by the insurer named in the related prospectus supplement.  Each special hazard insurance policy will be subject to limitations described in this paragraph and in the related prospectus supplement, if any, and will protect the related certificateholders from special hazard losses.  Aggregate claims under a special hazard insurance policy will be limited to the amount set forth in the related Pooling and Servicing Agreement and will be subject to reduction as described in the related Pooling and Servicing Agreement.  A special hazard insurance policy will provide that no claim may be paid unless hazard and, if applicable, flood insurance on the mortgaged property securing the mortgage loan has been kept in force and other protection and preservation expenses have been paid by the related master servicer or special servicer, as the case may be.
In accordance with the foregoing limitations, a special hazard insurance policy will provide that, where there has been damage to the mortgaged property securing a foreclosed mortgage loan, title to which has been acquired by the insured, and to the extent the damage is not covered by the hazard insurance policy or flood insurance policy, if any, maintained by the mortgagor or the related master servicer or special servicer, as the case may be, the insurer will pay the lesser of (i) the cost of repair or replacement of the related mortgaged property or (ii) upon transfer of the property to the insurer, the unpaid principal balance of the mortgage loan at the time of acquisition of the related property by foreclosure or deed in lieu of foreclosure, plus accrued interest at the Mortgage Rate to the date of claim settlement and certain expenses incurred by the related master servicer or special servicer, as the case may be, with respect to the related mortgaged property.

If the mortgaged property is transferred to a third party in a sale approved by the special hazard insurer, the amount that the special hazard insurer will pay will be the amount under (ii) above reduced by the net proceeds of the sale of the mortgaged property.  If the unpaid principal balance plus accrued interest and certain Advances is paid by the special hazard insurer, the amount of further coverage under the related special hazard insurance policy will be reduced by that amount less any net proceeds from the sale of the mortgaged property.  Any amount paid as the cost of repair of the property will further reduce coverage by that amount.  Restoration of the property with the proceeds described under (i) above will satisfy the condition under any mortgage pool insurance policy that the property be restored before a claim under the policy may be validly presented with respect to the defaulted mortgage loan secured by the related mortgaged property.  The payment described under (ii) above will render presentation of a claim relating to a mortgage loan under the related mortgage pool insurance policy unnecessary.  Therefore, so long as a mortgage pool insurance policy remains in effect, the payment by the insurer under a special hazard insurance policy of the cost of repair or of the unpaid principal balance of the related mortgage loan plus accrued interest and certain Advances will not affect the total insurance proceeds paid to certificateholders, but will affect the relative amounts of coverage remaining under the related special hazard insurance policy and mortgage pool insurance policy.
Mortgagor Bankruptcy Bond
If specified in the related prospectus supplement, a bankruptcy bond to cover losses resulting from proceedings under the federal Bankruptcy Code with respect to a mortgage loan will be issued by an insurer named in the prospectus supplement.  Each bankruptcy bond will cover, to the extent specified in the related prospectus supplement, certain losses resulting from a reduction by a bankruptcy court of scheduled payments of principal and interest on a mortgage loan or a reduction by the court of the unpaid principal balance of a mortgage loan and will cover certain unpaid interest on the amount of a principal reduction from the date of the filing of a bankruptcy petition.  The required amount of coverage under each bankruptcy bond will be set forth in the related prospectus supplement.
Cross Collateralization
If specified in the applicable prospectus supplement, the beneficial ownership of separate groups of mortgage loans included in a trust fund may be evidenced by separate classes of certificates.  In this case, credit support may be provided by a cross collateralization feature which requires that distributions be made to certain classes from mortgage loan payments that would otherwise be distributed to Subordinate Certificates evidencing a beneficial ownership interest in other loan groups within the same trust fund.  As a result, the amount of credit enhancement available to a class of certificates against future losses on the mortgage loans in which that class represents an interest may be reduced as the result of losses on a group of mortgage loans in which that class has no interest.  The applicable prospectus supplement for a series that includes a cross collateralization feature will describe its specific operation.
Overcollateralization
If specified in the related prospectus supplement, subordination provisions of a series may be used to accelerate to a limited extent the amortization of one or more classes of certificates relative to the amortization of the related mortgage loans.  The accelerated amortization is achieved by the application of certain excess interest to the payment of principal of one or more classes of certificates.  This acceleration feature creates, with respect to the mortgage loans or a group of mortgage loans, overcollateralization which results from the excess of the aggregate principal balance of the related mortgage loans, or group of mortgage loans, over the Class Balance of the related class or classes of certificates.  This acceleration may continue for the life of the related certificates, or may have a shorter duration.  In the case of limited acceleration, once the required level of overcollateralization is reached, and subject to certain provisions specified in the related prospectus supplement, this limited acceleration feature may cease, unless necessary to maintain the required level of overcollateralization.
Excess Interest
If specified in the related prospectus supplement, the mortgage loans in a trust may generate more interest than is necessary to pay the interest earned on the classes of certificates each month.  The excess interest may be used to maintain overcollateralization, to pay interest that was previously earned but not paid to certain classes of certificates and to reimburse certain classes of certificates for losses and certain shortfalls that they experienced previously.
Cash Flow Agreements
If specified in the applicable prospectus supplement, amounts received by the trustee under any Cash Flow Agreement described below under “CASH FLOW AGREEMENTS” may also be used to provide credit enhancement for one or more classes of certificates.
Credit Support with Respect to MBS
If so provided in the prospectus supplement for a series of certificates, any MBS included in the related trust fund and/or the related underlying mortgage loans may be covered by one or more of the types of credit support described in this prospectus.  The related prospectus supplement will specify, as to each such form of credit support, the information indicated above with respect thereto, to the extent such information is material and available.
CASH FLOW AGREEMENTS
If specified in the prospectus supplement, the trust fund may include cash flow agreements consisting of one or more guaranteed investment contracts, swap agreements or interest rate cap or floor agreements (also called yield maintenance agreements), each of which agreements is intended to reduce the effects of interest rate fluctuations on the assets or on one or more classes of certificates (each, a “Cash Flow Agreement”).  The applicable prospectus supplement will describe the name, organizational form and general character of the business of the counterparty under any Cash Flow Agreement.  In addition, the prospectus supplement for the related series of certificates will disclose the significance percentage, calculated in accordance with Item 1115 of Regulation AB (17 CFR 229.1115).  To the extent this percentage is (a) 10% or more but less than 20%, the related prospectus supplement will provide financial data required by Item 301 of Regulation S-K (17 CFR 229.301) or (b) greater than 20%, the related prospectus supplement will provide financial statements required by Item 1115(b)(2) of Regulation AB (17 CFR 229.1115) and, in either case, the related prospectus supplement will contain a description of the operation and material terms of the Cash Flow Agreement, including, without limitation, conditions to payment or limits on the timing or amount of payments and material provisions relating to the termination or substitution of the Cash Flow Agreement.  Copies of the Cash Flow Agreement, if any, relating to a series of certificates will be filed with the SEC as an exhibit to a Current Report on Form 8-K.
Guaranteed Investment Contracts
If specified in the related prospectus supplement, the trustee on behalf of the trust may enter into one or more guaranteed investment contracts.  Guaranteed investment contracts are generally used to maximize the investment income on funds held between Distribution Dates pending distribution to certificateholders.  Under a guaranteed investment contract, the issuer of the contract, which is typically a highly rated financial institution, guarantees a fixed or floating rate of interest over the life of the contract, as well as the ultimate return of the principal.  Any payments received from the issuer of the contract by the trust will be distributed to the related class or classes of certificates as specified in the applicable prospectus supplement.
Yield Maintenance Agreements
If specified in the related prospectus supplement, the trustee on behalf of the trust will enter into one or more yield maintenance agreements in order to support the yield of one or more classes of certificates.  The counterparty to a yield maintenance agreement will receive an upfront payment and the trust will have no ongoing payment obligations.  Generally, if the index specified in the applicable prospectus supplement, which index will be one-month, three-month, six-month or one-year LIBOR, CMT, COFI, MTA or the Prime Rate, exceeds a percentage for a particular date specified in the applicable prospectus supplement, the counterparty to the yield maintenance agreement will be required to pay to the trustee an amount equal to that excess multiplied by a notional amount or the Class Balance or Balances of one or more classes of certificates multiplied by one-twelfth.  This amount may be adjusted to reflect the actual number of days in the interest accrual period for the related class or classes of certificates and will be paid to the class or classes of certificates as specified in the related prospectus supplement.
Swap Agreements
If specified in the related prospectus supplement, the trustee on behalf of the trust will enter into a swap agreement to support the yield on one or more classes of certificates.  Under the swap agreement, the trust will be obligated to pay an amount equal to a certain percentage of a notional amount set forth in the related prospectus supplement to the counterparty and the trust will be entitled to receive an amount equal to one-month, three-month, six-month or one-year LIBOR, CMT, COFI, MTA or the Prime Rate on the notional amount from the counterparty, until the swap agreement is terminated.  Only the net amount of the two obligations will be paid by the appropriate party.  In the event that the trust is required to make a payment to the counterparty, that payment will be paid on the related Distribution Date prior to distributions to certificateholders.  Generally, any payments received from the counterparty by the trust will be distributed to cover certain shortfalls as set forth in the applicable prospectus supplement.
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS
The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties.  Because such legal aspects are governed by applicable state law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all states in which the security for the mortgage loans (or mortgage loans underlying any MBS) is situated.  Accordingly, the summaries are qualified in their entirety by reference to the applicable laws of those states.  See “DESCRIPTION OF THE TRUST FUNDS—Mortgage Loans”.  For purposes of the following discussion, “mortgage loan” includes a mortgage loan underlying an MBS.
General
Each mortgage loan will be evidenced by a note or bond and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located.  Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”.  A mortgage creates a lien upon, or grants a title interest in, the real property covered by that mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note.  The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office.  However, the lien of a recorded mortgage will generally be subordinate to later‑arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.
Types of Mortgage Instruments
There are two parties to a mortgage:  a mortgagor (the borrower and usually the owner of the subject property) and a mortgagee (the lender).  In contrast, a deed of trust is a three‑party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made.  Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.  A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender, generally with a power of sale, until such time as the debt is repaid.  In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower.  At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note.  In no event is the land trustee personally liable for the mortgage note obligation.  The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents
Mortgages that encumber income‑producing property often contain an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from such leases and rents, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default.  If the borrower defaults, the license terminates and the lender is entitled to collect the rents.  Local law may require that the lender take possession of the property and/or obtain a court‑appointed receiver before becoming entitled to collect the rents.
In most states, hotel and motel room rates are considered accounts receivable under the Uniform Commercial Code; in cases where hotels or motels constitute loan security, the rates are generally pledged by the borrower as additional security for the loan.  In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain perfection of such security interest.  In certain cases, mortgage loans secured by hotels or motels may be included in a trust fund even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse.  Even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default.  In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room rates, but those room rates (in light of certain revisions to the Bankruptcy Code which are effective for all bankruptcy cases commenced on or after October 22, 1994) constitute “cash collateral” and therefore cannot be used by the bankruptcy debtor without lender’s consent or a hearing at which the lender’s interest in the room rates is given adequate protection (e.g., the lender receives cash payments from otherwise unencumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the debtor proposes to use, or other similar relief).  See “—Bankruptcy Laws”.
In the case of office and retail properties, the bankruptcy or insolvency of a major tenant or a number of smaller tenants may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties.  Under bankruptcy law, a tenant has the option of assuming (continuing), or rejecting (terminating) or, subject to certain conditions, assigning to a third party any unexpired lease.  If the tenant assumes its lease, the tenant must cure all defaults under the lease and provide the landlord with adequate assurance of its future performance under the lease.  If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim.  The amount of the claim would be limited to the amount owed for unpaid pre‑petition lease payments unrelated to the rejection, plus the greater of one year’s lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed three years’ lease payments).  If the tenant assigns its lease, the tenant must cure all defaults under the lease and the proposed assignee must demonstrate adequate assurance of future performance under the lease.
Personalty
In the case of certain types of mortgaged properties, such as hotels, motels and nursing homes, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security.  The creation and enforcement of liens on personal property are governed by the UCC.  Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property, and must file continuation statements, generally every five years, to maintain that perfection.  In certain cases, mortgage loans secured in part by personal property may be included in a trust fund even if the security interest in such personal property was not perfected or the requisite UCC filings were allowed to lapse.
Foreclosure
General.  Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage.  If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure procedures vary from state to state.  Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument.  Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.
A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.
Judicial Foreclosure.  A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property.  Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.  Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants.  When the lender’s right to foreclose is contested, the legal proceedings can be time‑consuming.  Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment.  Such sales are made in accordance with procedures that vary from state to state.
Equitable and Other Limitations on Enforceability of Certain Provisions.  United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions.  These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair.  Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan.  In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability.  In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property.  Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily‑prescribed minimum notice.  For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.
In addition, some states may have statutory protection such as the right of the borrower to reinstate mortgage loans after commencement of foreclosure proceedings but prior to a foreclosure sale.
Nonjudicial Foreclosure/Power of Sale.  In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust.  A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits.  A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law.  In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale.  In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders.  A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers.  The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation.  In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale.  Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.
Public Sale.  A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.  Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents.  (The mortgage loans, however, may be nonrecourse.  See “RISK FACTORS—Certain Factors Affecting Delinquency, Foreclosure and Loss of the Mortgage Loans—Limited Recourse Nature of the Mortgage Loans May Make Recovery Difficult in the Event that a Mortgage Loan Defaults”.) Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale.  The costs of operating and maintaining a commercial or multifamily residential property may be significant and may be greater than the income derived from that property.  The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property.  Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender’s investment in the property.  Moreover, because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.
The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property.  In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due‑on‑sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.
Rights of Redemption.  The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”.  The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest.  Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.
The equity of redemption is a common‑law (nonstatutory) right which should be distinguished from post‑sale statutory rights of redemption.  In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property.  In some states, statutory redemption may occur only upon payment of the foreclosure sale price.  In other states, redemption may be permitted if the former borrower pays only a portion of the sums due.  The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure.  Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired.  In some states, a post‑sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.
Anti‑Deficiency Legislation.  Some or all of the mortgage loans may be nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan.  However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law.  For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.  A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender.  Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower.  In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting such security; however, in some of those states, the lender, following judgment on such personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security.  Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security.  Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below‑market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.
Leasehold Considerations.  Mortgage loans may be secured by a mortgage on a ground lease.  Leasehold mortgages are subject to certain considerations not associated with mortgage loans secured by the fee estate of the mortgagor.  The most significant of these considerations is that the ground lease creating the leasehold estate could terminate, leaving the leasehold mortgagee without its security.  The ground lease may terminate, if among other reasons, the ground lessee breaches or defaults in its obligations under the ground lease or there is a bankruptcy of the ground lessee or the ground lessor.  This possibility may be minimized if the ground lease contains certain provisions protective of the mortgagee, but the ground leases that secure mortgage loans may not contain all of these protective provisions, and mortgages may not contain the other protection discussed in the next paragraph.  Protective ground lease provisions include the right of the leasehold mortgagee to receive notices from the ground lessor of any defaults by the mortgagor; the right to cure those defaults, with adequate cure periods; if a default is not susceptible of cure by the leasehold mortgagee, the right to acquire the leasehold estate through foreclosure or otherwise; the ability of the ground lease to be assigned to and by the leasehold mortgagee or purchaser at a foreclosure sale and for the simultaneous release of the ground lessee’s liabilities under the new lease; and the right of the leasehold mortgagee to enter into a new ground lease with the ground lessor on the same terms and conditions as the old ground lease upon a termination.
In addition to the preceding protections, a leasehold mortgagee may require that the ground lease or leasehold mortgage prohibit the ground lessee from treating the ground lease as terminated in the event of the ground lessor’s bankruptcy and rejection of the ground lease by the trustee for the debtor-ground lessor.  As further protection, a leasehold mortgage may provide for the assignment of the debtor-ground lessee’s right to reject a lease pursuant to Section 365 of the Bankruptcy Code, although the enforceability of that clause has not been established.  Without the protections described in the preceding paragraph, a leasehold mortgagee may lose the collateral securing its leasehold mortgage.  In addition, terms and conditions of a leasehold mortgage are subject to the terms and conditions of the ground lease.  Although certain rights given to a ground lessee can be limited by the terms of a leasehold mortgage, the rights of a ground lessee or a leasehold mortgagee with respect to, among other things, insurance, casualty and condemnation will be governed by the provisions of the ground lease.
Cooperative Shares.  The cooperative shares owned by the tenant stockholder and pledged to the lender are, in almost all cases, subject to restrictions on transfer as set forth in the cooperative’s certificate of incorporation and by-laws, as well as in the proprietary lease or occupancy agreement, and may be canceled by the cooperative for failure by the tenant stockholder to pay rent or other obligations or charges owed by the tenant stockholder, including mechanics’ liens against the cooperative apartment building incurred by the tenant stockholder.  The proprietary lease or occupancy agreement generally permits the cooperative to terminate the lease or agreement in the event an obligor fails to make payments or defaults in the performance of covenants required thereunder.  Typically, the lender and the cooperative enter into a recognition agreement which establishes the rights and obligations of both parties in the event of a default by the tenant stockholder on its obligations under the proprietary lease or occupancy agreement.  A default by the tenant stockholder under the proprietary lease or occupancy agreement will usually constitute a default under the security agreement between the lender and the tenant stockholder.
The recognition agreement generally provides that, in the event that the tenant stockholder has defaulted under the proprietary lease or occupancy agreement, the cooperative will take no action to terminate the lease or agreement until the lender has been provided an opportunity to cure the default.  The recognition agreement typically provides that if the proprietary lease or occupancy agreement is terminated, the cooperative will recognize the lender’s lien against proceeds from a sale of the cooperative apartment, subject, however, to the cooperative’s right to sums due under the proprietary lease or occupancy agreement.  The total amount owed to the cooperative by the tenant stockholder, which the lender generally cannot restrict and does not monitor, could reduce the value of the collateral below the outstanding principal balance of the cooperative loan and accrued and unpaid interest thereon.

Recognition agreements also provide that in the event of a foreclosure on a cooperative loan, the lender must obtain the approval or consent of the cooperative as required by the proprietary lease before transferring the cooperative shares or assigning the proprietary lease.  Generally, the lender is not limited by the agreement in any rights it may have to dispossess the tenant stockholders.
Foreclosure on the cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the Uniform Commercial Code (the “UCC”) and the security agreement relating to those shares.  Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner.  Whether a foreclosure sale has been conducted in a “commercially reasonable” manner will depend on the facts in each case.  In determining commercial reasonableness, a court will look to the notice given the debtor and the method, manner, time, place and terms of the foreclosure.  Generally, a sale conducted according to the usual practice of banks selling similar collateral will be considered reasonably conducted.
Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest.  The recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary lease or occupancy agreement.  If there are proceeds remaining, the lender must account to the tenant stockholder for the surplus.  Conversely, if a portion of the indebtedness remains unpaid, the tenant stockholder is generally responsible for the deficiency.
See “RISK FACTORS—Collateral Securing Cooperative Loans May Diminish in Value” in this prospectus.
Bankruptcy Laws
Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral and/or to enforce a deficiency judgment.  For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) to collect a debt are automatically stayed upon the filing of the bankruptcy petition and, often, no interest or principal payments are made during the course of the bankruptcy case.  The delay and the consequences caused by such automatic stay can be significant.  Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out such junior lien.
Under the Bankruptcy Code, provided certain substantive and procedural safeguards protective of the lender are met, the amount and terms of a mortgage loan secured by a lien on property of the debtor may be modified under certain circumstances.  For example, the outstanding amount of the loan may be reduced to the then‑current value of the property (with a corresponding partial reduction of the amount of lender’s security interest) pursuant to a confirmed plan or lien avoidance proceeding, thus leaving the lender a general unsecured creditor for the difference between such value and the outstanding balance of the loan.  Other modifications may include the reduction in the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or by an extension (or shortening) of the term to maturity.  Some bankruptcy courts have approved plans, based on the particular facts of the reorganization case, that effected the cure of a mortgage loan default by paying arrearages over a number of years.  Also, a bankruptcy court may permit a debtor, through its rehabilitative plan, to reinstate a loan mortgage payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.
Federal bankruptcy law may also have the effect of interfering with or affecting the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property.  Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue could be time‑consuming, with resulting delays in the lender’s receipt of the rents.  Recent amendments to the Bankruptcy Code, however, may minimize the impairment of the lender’s ability to enforce the borrower’s assignment of rents and leases.  In addition to the inclusion of hotel room and public facility revenues within the definition of “cash collateral” as noted previously in the Section entitled “—Leases and Rents”, the amendments provide that a pre‑petition security interest in rents or hotel room and public facility revenues extends (unless the bankruptcy court orders otherwise based on the equities of the case) to such post‑petition rents or revenues and is intended to overrule those cases that held that a security interest in rents is unperfected under the laws of certain states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.
If a borrower’s ability to make payment on a mortgage loan is dependent on its receipt of rent payments under a lease of the related property, that ability may be impaired by the commencement of a bankruptcy case relating to a lessee under such lease.  Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a lessee results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the lease that occurred prior to the filing of the lessee’s petition.  In addition, the Bankruptcy Code generally provides that a trustee or debtor‑in‑possession may, subject to approval of the court, (1) assume the lease and retain it or assign it to a third party or (2) reject the lease.  If the lease is assumed, the trustee or debtor‑in‑possession (or assignee, if applicable) must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance.  Such remedies may be insufficient, and any assurances provided to the lessor may, in fact, be inadequate.  If the lease is rejected, absent any collateral, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease.  The Bankruptcy Code also limits a lessor’s damages for lease rejection to the rent reserved by the lease (without regard to acceleration) for the greater of one year, or 15%, not to exceed three years, of the remaining term of the lease.
Pursuant to the federal doctrine of “substantive consolidation” or to the (predominantly state law) doctrine of “piercing the corporate veil”, a bankruptcy court, in the exercise of its equitable powers, also has the authority to order that the assets and liabilities of a related entity be consolidated with those of an entity before it.  Thus, property ostensibly the property of one entity may be determined to be the property of a different entity in bankruptcy, the automatic stay applicable to the second entity extended to the first and the rights of creditors of the first entity impaired in the fashion set forth above in the discussion of ordinary bankruptcy principles.  Depending on facts and circumstances not wholly in existence at the time a loan is originated or transferred to the trust fund, the application of any of these doctrines to one or more of the mortgagors in the context of the bankruptcy of one or more of their affiliates could result in material impairment of the rights of the certificateholders.
For each mortgagor that is described as a “special purpose entity”, “single purpose entity” or “bankruptcy remote entity” in the related prospectus supplement, the activities that may be conducted by such mortgagor and its ability to incur debt are restricted by the applicable mortgage or the organizational documents of such mortgagor in such manner as is intended to make the likelihood of a bankruptcy proceeding being commenced by or against such mortgagor remote, and such mortgagor has been organized and is designed to operate in a manner such that its separate existence should be respected notwithstanding a bankruptcy proceeding in respect of one or more affiliated entities of such mortgagor.  However, the Depositor makes no representation as to the likelihood of the institution of a bankruptcy proceeding by or in respect of any mortgagor or the likelihood that the separate existence of any mortgagor would be respected if there were to be a bankruptcy proceeding in respect of any affiliated entity of a mortgagor.
Environmental Considerations
General.  A lender may be subject to environmental risks when taking a security interest in real property.  Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity.  Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean‑up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan.  In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean‑up costs.
Superlien Laws.  Under the laws of many states, contamination on a property may give rise to a lien on the property for clean‑up costs.  In several states, such a lien has priority over all existing liens, including those of existing mortgages.  In these states, the lien of a mortgage may lose its priority to such a “superlien”.
CERCLA.  CERCLA, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean‑up.  A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have become sufficiently involved in the management of such mortgaged property or the operations of the borrower.  Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether or not the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise.  Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan.  Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”.  This is the so‑called “secured creditor exemption”.
The Asset Conservation, Lender Liability and Deposit Insurance Act of 1996, amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption.  The Act offers substantial protection of lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption.  In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower.  The Asset Conservation, Lender Liability and Deposit Insurance Act of 1996 provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management.  A lender will lose the protection of the secured creditor exemption only if it exercises decision making control over the borrower’s environmental compliance and hazardous substance handling and disposal practices, or assumes day‑to‑day management of operational functions of the mortgaged property.  The Asset Conservation, Lender Liability and Deposit Insurance Act of 1996 also provides that a lender will continue to have the benefit of the secured‑creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed‑in‑lieu of foreclosure; provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.
Certain Other Federal and State Laws.  Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption.  In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.
In addition, the definition of “hazardous substances” under CERCLA specifically excludes petroleum products.  Subtitle I of the Resource Conservation and Recovery Act governs underground petroleum storage tanks.  Under the Asset Conservation, Lender Liability and Deposit Insurance Act of 1996, the protections accorded to lenders under CERCLA are also accorded to the holders of security interests in underground storage tanks.  It should be noted, however, liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection of secured creditors.
In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer.  In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.
Beyond statute‑based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property.  While it may be more difficult to hold a lender liable in such cases, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations.
Additional Considerations.  The cost of remediating hazardous substance contamination at a property can be substantial.  If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets.  Accordingly, it is possible that such costs could become a liability of the trust fund and occasion a loss to the certificateholders of the related series.
To reduce the likelihood of such a loss, unless otherwise specified in the related prospectus supplement, the Pooling and Servicing Agreement will provide that neither the master servicer nor the special servicer, acting on behalf of the trustee, may acquire title to a mortgaged property or take over its operation unless the special servicer, based solely (as to environmental matters) on a report prepared by a person who regularly conducts environmental audits, has made the determination that it is appropriate to do so, as described under “THE POOLING AND SERVICING AGREEMENTS—Realization Upon Defaulted Mortgage Loans”.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations.  Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.
In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure).  Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recoup its investment in a loan upon foreclosure.
Environmental Site Assessments.  In most cases, an environmental site assessment of each mortgaged property will have been performed in connection with the origination of the related mortgage loan or at some time prior to the issuance of the related certificates.  Environmental site assessments, however, vary considerably in their content, quality and cost.  Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time‑consuming to be practical.
Due‑on‑Sale and Due‑on‑Encumbrance Provisions
Certain of the mortgage loans may contain “due‑on‑sale” and “due‑on‑encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property.  In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce such clauses in many states.  However, the Garn Act generally preempts state laws that prohibit the enforcement of due‑on‑sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and the regulations promulgated under the Garn Act.  Accordingly, a master servicer may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due‑on‑sale” provision upon transfer of an interest in the property, without regard to the master servicer’s ability to demonstrate that a sale threatens its legitimate security interest.
Junior Liens; Rights of Holders of Senior Liens
If so provided in the related prospectus supplement, mortgage assets for a series of certificates may include mortgage loans secured by junior liens, and the loans secured by the related senior liens may not be included in the mortgage pool.  In addition to the risks faced by the holder of a first lien, holders of mortgage loans secured by junior liens also face the risk that adequate funds will not be received in connection with a foreclosure on the related mortgaged property to satisfy fully both the senior liens and the mortgage loan.  In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied first to the payment of court costs and fees in connection with the foreclosure, second to real estate taxes, third in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens.  The claims of the holders of the senior liens will be satisfied in full out of proceeds of the liquidation of the related mortgaged property, if such proceeds are sufficient, before the trust fund as holder of the junior lien receives any payments in respect of the mortgage loan.  In the event that such proceeds from a foreclosure or similar sale of the related mortgaged property are insufficient to satisfy all senior liens and the mortgage loan in the aggregate, the trust fund, as the holder of the junior lien, and, accordingly, holders of one or more classes of the certificates of the related series bear (1) the risk of delay in distributions while a deficiency judgment against the borrower is obtained and (2) the risk of loss if the deficiency judgment is not realized upon.  Moreover, deficiency judgments may not be available in certain jurisdictions or the mortgage loan may be nonrecourse.
The rights of the trust fund (and therefore the certificateholders), as beneficiary under a junior deed of trust or as mortgagee under a junior mortgage, are subordinate to those of the mortgagee or beneficiary under the senior mortgage or deed of trust, including the prior rights of the senior mortgagee or beneficiary to receive rents, hazard insurance and condemnation proceeds and to cause the property securing the mortgage loan to be sold upon default of the mortgagor or trustor, thereby extinguishing the junior mortgagee’s or junior beneficiary’s lien unless the master servicer asserts its subordinate interest in a property in foreclosure litigation or satisfies the defaulted senior loan.  As discussed more fully below, in many states a junior mortgagee or beneficiary may satisfy a defaulted senior loan in full, adding the amounts expended to the balance due on the junior loan.  Absent a provision in the senior mortgage, no notice of default is required to be given to the junior mortgagee.
The form of the mortgage or deed of trust used by many institutional lenders confers on the mortgagee or beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in such order as the mortgage or beneficiary may determine.  Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the mortgagee or beneficiary under the senior mortgage or deed of trust will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and to apply the same to the indebtedness secured by the senior mortgage or deed of trust.  Proceeds in excess of the amount of senior mortgage indebtedness will, in most cases, be applied to the indebtedness of a junior mortgage or trust deed to the extent the junior mortgage or deed of trust so provides.  The laws of certain states may limit the ability of mortgagees or beneficiaries to apply the proceeds of hazard insurance and partial condemnation awards to the secured indebtedness.  In such states, the mortgagor or trustor must be allowed to use the proceeds of hazard insurance to repair the damage unless the security of the mortgagee or beneficiary has been impaired.  Similarly, in certain states, the mortgagee or beneficiary is entitled to the award for a partial condemnation of the real property security only to the extent that its security is impaired.
The form of mortgage or deed of trust used by many institutional lenders typically contains a “future advance” clause, which provides, in essence, that additional amounts advanced to or on behalf of the mortgagor or trustor by the mortgagee or beneficiary are to be secured by the mortgage or deed of trust.  While such a clause is valid under the laws of most states, the priority of any advance made under the clause depends, in some states, on whether the advance was an “obligatory” or “optional” advance.  If the mortgagee or beneficiary is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage or deed of trust, notwithstanding that there may be intervening junior mortgages or deeds of trust and other liens between the date of recording of the mortgage or deed of trust and the date of the future advance, and notwithstanding that the mortgagee or beneficiary had actual knowledge of such intervening junior mortgages or deeds of trust and other liens at the time of the advance.  Where the mortgagee or beneficiary is not obligated to advance the additional amounts and has actual knowledge of the intervening junior mortgages or deeds of trust and other liens, the advance may be subordinate to such intervening junior mortgages or deeds of trust and other liens.  Priority of advances under a “future advance” clause rests, in many other states, on state law giving priority to all advances made under the loan agreement up to a “credit limit” amount stated in the recorded mortgage.
Subordinate Financing
The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable.  Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk.  First, the borrower may have difficulty servicing and repaying multiple loans.  Moreover, if the subordinate financing permits recourse to the borrower (as is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan.  Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender.  For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened.  Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender.  Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.
Default Interest and Limitations on Prepayments
Forms of notes and mortgages used by lenders may contain provisions obligating the mortgagor to pay a late charge or additional interest if payments are not timely made, and in some circumstances may provide for prepayment fees or yield maintenance penalties if the obligation is paid prior to maturity or prohibit such prepayment for a specified period.  In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a mortgagor for delinquent payments.  Certain states also limit the amounts that a lender may collect from a mortgagor as an additional charge if the loan is prepaid.  The enforceability under the laws of a number of states and the Bankruptcy Code of provisions providing for prepayment fees of penalties upon, or prohibition of, an involuntary prepayment is unclear, and no assurance can be given that, at the time a prepayment premium is required to be made on a mortgage loan in connection with an involuntary prepayment, the obligation to make such payment, or the provisions of any such prohibition, will be enforceable under applicable state law.  The absence of a restraint on prepayment, particularly with respect to mortgage loans having higher Mortgage Rates, may increase the likelihood of refinancing or other early retirements of the mortgage loans.
Applicability of Usury Laws
Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 provides that state usury limitations shall not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980.  Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law.  In addition, even where Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980.  Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.
No mortgage loan originated in any state in which application of Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 has been expressly rejected or a provision limiting discount points or other charges has been adopted, will (if originated after that rejection or adoption) be eligible for inclusion in a trust fund unless (i) such mortgage loan provides for such interest rate, discount points and charges as are permitted in such state or (ii) such mortgage loan provides that the terms are to be construed in accordance with the laws of another state under which such interest rate, discount points and charges would not be usurious and the borrower’s counsel has rendered an opinion that such choice of law provision would be given effect.
Certain Laws and Regulations
The mortgaged properties will be subject to compliance with various federal, state and local statutes and regulations.  Failure to comply (together with an inability to remedy any such failure) could result in material diminution in the value of a mortgaged property which could, together with the possibility of limited alternative uses for a particular mortgaged property (i.e., a nursing or convalescent home or hospital), result in a failure to realize the full principal amount of the related mortgage loan.
Americans with Disabilities Act
Under the ADA, in order to protect individuals with disabilities, public accommodations (such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals.  The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person.  In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord.  Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.
Servicemembers Civil Relief Act
Under the terms of the Servicemembers Civil Relief Act (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, shall not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status.  Unless a court or administrative agency orders otherwise upon application of the lender.  The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military.  The California Military and Veterans Code provides protection equivalent to that provided by the Relief Act to California national guard members called up to active service by the Governor of California, California national guard members called up to active service by the President and reservists called to active duty.  Because the Relief Act and the California Military Code apply to borrowers who enter military service, no information can be provided as to the number of mortgage loans that may be affected by the Relief Act or the California Military and Veterans Code.  Application of the Relief Act or the California Military and Veterans Code would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans.  Any shortfalls in interest collections resulting from the application of the Relief Act or the California Military and Veterans Code would result in a reduction of the amounts distributable to the holders of the related series of certificates, and would not be covered by advances or, unless otherwise specified in the related prospectus supplement, any form of credit support provided in connection with such certificates.  In addition, application of the Relief Act or the California Military and Veterans Code imposes limitations that would impair the ability of the master servicer or special servicer to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three month period thereafter.
Anti-Money Laundering, Economic Sanctions and Bribery
Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”).  Any of the Depositor, the issuing entity, the underwriters, the master servicer, the special servicer, the trustee or the certificate administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future.  It is the policy of the Depositor, the issuing entity, the underwriters, the master servicer, the special servicer, the trustee and the certificate administrator to comply with Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure.  Failure to honor any request by the Depositor, the issuing entity, the underwriters, the master servicer, the special servicer, the trustee or the certificate administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the issuing entity, the underwriters, the master servicer, the special servicer, the trustee or the certificate administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates.  In addition, each of the Depositor, the issuing entity, the underwriters, the master servicer, the special servicer, the trustee and the certificate administrator intends to comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.
Potential Forfeiture of Assets
Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.” However, there is no assurance that such a defense will be successful.
Federal Deposit Insurance Act; Commercial Mortgage Loan Servicing
Under the Federal Deposit Insurance Act, federal bank regulatory authorities, including the OCC, have the power to determine if any activity or contractual obligation of a bank constitutes an unsafe or unsound practice or violates a law, rule or regulation applicable to such bank.  If Bank of America, National Association or another bank is a servicer and/or a mortgage loan seller for a series and the OCC, which has primary regulatory authority over Bank of America, National Association and other banks, were to find that any obligation of Bank of America, National Association or such other bank under the related Pooling and Servicing Agreement or other agreement or any activity of Bank of America, National Association or such other bank constituted an unsafe or unsound practice or violated any law, rule or regulation applicable to it, the OCC could order Bank of America, National Association or such other bank among other things to rescind such contractual obligation or terminate such activity.
In March 2003, the OCC issued a temporary cease and desist order against a national bank (as to which no conservator or receiver had been appointed) asserting that, contrary to safe and sound banking practices, the bank was receiving inadequate servicing compensation in connection with several credit card securitizations sponsored by its affiliates because of the size and subordination of the contractual servicing fee, and ordered the bank, among other things, to immediately resign as servicer, to cease all servicing activity within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate if for its actual costs and expenses of servicing (notwithstanding the priority of payments in the related securitization agreements).
While the Depositor does not believe that the OCC would consider, with respect to any series, (i) provisions relating to Bank of America, National Association or another bank acting as a servicer under the related Pooling and Servicing Agreement, (ii) the payment or amount of the servicing compensation payable to Bank of America, National Association or another bank or (iii) any other obligation of Bank of America, National Association or another bank under the related Pooling and Servicing Agreement or other contractual agreement under which the Depositor may purchase mortgage loans from Bank of America, National Association or another bank, to be unsafe or unsound or violative of any law, rule or regulation applicable to it, there can be no assurance that the OCC in the future would not conclude otherwise.  If the OCC did reach such a conclusion, and ordered Bank of America, National Association or another bank to rescind or amend any such agreement, payments on certificates could be delayed or reduced.
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
General
The following general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of offered certificates of any series thereof, to the extent it relates to matters of law or legal conclusions with respect thereto, represents the opinion of counsel to the Depositor with respect to that series on the material matters associated with such consequences, subject to any qualifications set forth in this prospectus.  Counsel to the Depositor for each series will be Cadwalader, Wickersham & Taft LLP, and a copy of the legal opinion of such counsel rendered in connection with any series of certificates will be filed by the Depositor with the SEC on a Current Report on Form 8‑K within 15 days after the Closing Date for such series of certificates.  This discussion is directed primarily to certificateholders that hold the certificates as “capital assets” within the meaning of Section 1221 of the Code (although portions thereof may also apply to certificateholders who do not hold certificates as capital assets) and it does not purport to discuss all federal income tax consequences that may be applicable to the individual circumstances of particular investors, some of which (such as banks, insurance companies and foreign investors) may be subject to special treatment under the Code.  The authorities on which this discussion, and the opinion referred to below, are based are subject to change or differing interpretations, which could apply retroactively.  Prospective investors should note that no rulings have been or will be sought from the

IRS with respect to any of the federal income tax consequences discussed below, and no assurance can be given the IRS will not take contrary positions.  In addition to the federal income tax consequences described in this prospectus, potential investors are advised to consider the state and local tax consequences, if any, of the purchase, ownership and disposition of offered certificates.  See “STATE AND OTHER TAX CONSEQUENCES”.  Prospective investors are advised to consult their tax advisors concerning the federal, state, local or other tax consequences to them of the purchase, ownership and disposition of offered certificates.
The following discussion addresses securities of two general types:  (1) REMIC Certificates representing interests in a trust fund, or a portion thereof, that the REMIC administrator will elect to have treated as a REMIC under the REMIC Provisions of the Code, and (2) Grantor Trust Certificates representing interests in a Grantor Trust Fund as to which no such election will be made.  The prospectus supplement for each series of certificates will indicate whether a REMIC election (or elections) will be made for the related trust fund and, if such an election is to be made, will identify all “regular interests” and “residual interests” in the REMIC.  For purposes of this tax discussion, references to a “certificateholder” or a “holder” are to the beneficial owner of a certificate.
The following discussion is limited in applicability to offered certificates.  Moreover, this discussion applies only to the extent that mortgage assets held by a trust fund consist solely of mortgage loans.  To the extent that other mortgage assets, including REMIC certificates and mortgage pass‑through certificates, are to be held by a trust fund, the tax consequences associated with the inclusion of such assets will be disclosed in the related prospectus supplement.  In addition, if cash flow agreements other than guaranteed investment contracts are included in a trust fund, the anticipated material tax consequences associated with such cash flow agreements also will be discussed in the related prospectus supplement.  See “DESCRIPTION OF THE TRUST FUNDS—Cash Flow Agreements”.
Furthermore, the following discussion is based in part upon the rules governing original issue discount that are set forth in Sections 1271‑1273 and 1275 of the Code and in the OID Regulations, and in part upon the REMIC Provisions and the REMIC Regulations.  The OID Regulations do not adequately address certain issues relevant to, and in some instances provide that they are not applicable to, securities such as the certificates.
REMICs
Classification of REMICs.  Upon the issuance of each series of REMIC Certificates, counsel to the Depositor will give its opinion generally to the effect that, assuming compliance with all provisions of the related Pooling and Servicing Agreement and any other governing documents, the related trust fund (or each applicable portion thereof) will qualify as one or more REMICs and the REMIC Certificates offered with respect thereto will be considered to evidence ownership of REMIC Regular Certificates or REMIC Residual Certificates in a REMIC within the meaning of the REMIC Provisions.  The following general discussion of the anticipated federal income tax consequences of the purchase, ownership and disposition of REMIC Certificates, to the extent it relates to matters of law or legal conclusions with respect thereto, represents the opinion of counsel to the Depositor for the applicable series as specified in the related prospectus supplement, subject to any qualifications set forth in this prospectus.  In addition, counsel to the Depositor have prepared or reviewed the statements in this prospectus under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES—REMICs”, and are of the opinion that such statements are correct in all material respects.  Such statements are intended as an explanatory discussion of the possible effects of the classification of any trust fund (or applicable portion thereof) as one or more REMICs for federal income tax purposes on investors generally and of related tax matters affecting investors generally, but do not purport to furnish information in the level of detail or with the attention to an investor’s specific tax circumstances that would be provided by an investor’s own tax advisor.  Accordingly, each investor is encouraged to consult its own tax advisors with regard to the tax consequences to it of investing in REMIC Certificates.
If an entity electing to be treated as a REMIC fails to comply with one or more of the ongoing requirements of the Code for such status during any taxable year, the Code provides that the entity will not be treated as a REMIC for such year and thereafter.  In that event, such entity may be taxable as a corporation under Treasury regulations, and the related REMIC Certificates may not be accorded the status or given the tax treatment described below.  Although the Code authorizes the Treasury Department to issue regulations providing relief in the event of an inadvertent termination of REMIC status, no such regulations have been issued.  Any such relief, moreover, may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the trust fund’s income for the period in which the requirements for such status are not satisfied.  The Pooling and Servicing Agreement with respect to each REMIC will include provisions designed to maintain the trust fund’s status as a REMIC under the REMIC Provisions.  It is not anticipated that the status of any trust fund as a REMIC will be inadvertently terminated.
Characterization of Investments in REMIC Certificates.  In general, unless otherwise provided in the related prospectus supplement, the REMIC Certificates will be “real estate assets” within the meaning of Section 856(c)(5)(B) of the Code and assets described in Section 7701(a)(19)(C) of the Code in the same proportion that the assets of the REMIC underlying such certificates would be so treated.  However, to the extent that the REMIC assets constitute mortgages on property not used for residential or certain other prescribed purposes, the REMIC Certificates will not be treated as assets qualifying under Section 7701(a)(19)(C).  Moreover, if 95% or more of the assets of the REMIC qualify for any of the foregoing characterizations at all times during a calendar year, the REMIC Certificates will qualify for the corresponding status in their entirety for that calendar year.  Interest (including original issue discount) on the REMIC Regular Certificates and income allocated to the REMIC Residual Certificates will be interest described in Section 856(c)(3)(B) of the Code to the extent that such certificates are treated as “real estate assets” within the meaning of Section 856(c)(5)(B) of the Code.  In addition, except as otherwise provided in the applicable prospectus supplement, the REMIC Regular Certificates will be “qualified mortgages” for a REMIC within the meaning of Section 860G(a)(3) of the Code.  The determination as to the percentage of the REMIC’s assets that constitute assets described in the foregoing sections of the Code will be made with respect to each calendar quarter based on the average adjusted basis of each category of the assets held by the REMIC during such calendar quarter.  The REMIC Administrator will report those determinations to certificateholders in the manner and at the times required by applicable Treasury regulations.
Tiered REMIC Structures.  For certain series of REMIC Certificates, two or more separate elections may be made to treat designated portions of the related trust fund as REMICs for federal income tax purposes.  As to each such series of REMIC Certificates, in the opinion of counsel to the Depositor, assuming compliance with all provisions of the related Pooling and Servicing Agreement, the Tiered REMICs will each qualify as a REMIC and the REMIC Certificates issued by the Tiered REMICs, will be considered to evidence ownership of REMIC Regular Certificates or REMIC Residual Certificates in the related REMIC within the meaning of the REMIC Provisions.
Solely for purposes of determining whether the REMIC Certificates will be “real estate assets” within the meaning of Section 856(c)(5)(B) of the Code and “loans secured by an interest in real property” under Section 7701(a)(19)(C) of the Code, and whether the income on such certificates is interest described in Section 856(c)(3)(B) of the Code, the Tiered REMICs will be treated as one REMIC.
Taxation of Owners of REMIC Regular Certificates.
General.  Except as otherwise stated in this discussion, REMIC Regular Certificates will be treated for federal income tax purposes as newly‑issued debt instruments issued by the REMIC and not as ownership interests in the REMIC or its assets.  Moreover, holders of REMIC Regular Certificates that otherwise report income under a cash method of accounting will be required to report income with respect to REMIC Regular Certificates under an accrual method.
Original Issue Discount.  Certain REMIC Regular Certificates may be issued with “original issue discount” within the meaning of Section 1273(a) of the Code.  Any holders of REMIC Regular Certificates issued with original issue discount generally will be required to include original issue discount in income as it accrues, in accordance with the “constant yield” method described below, in advance of the receipt of the cash attributable to such income.  In addition, Section 1272(a)(6) of the Code provides special rules applicable to REMIC Regular Certificates and certain other debt instruments issued with original issue discount.  The following discussion is based in part on the OID Regulations and in part on provisions of the Tax Reform Act of 1986.
The Code requires that a reasonable prepayment assumption be used with respect to mortgage loans held by a REMIC in computing the accrual of original issue discount on REMIC Regular Certificates issued by that REMIC, and that adjustments be made in the amount and rate of accrual of such discount to reflect differences between the actual prepayment rate and the prepayment assumption.  The prepayment assumption is to be determined in a manner prescribed in Treasury regulations; however, those regulations have not been issued.  The Committee Report indicates that the regulations will provide that the prepayment assumption used with respect to a REMIC Regular Certificate must be the same as that used in pricing the initial offering of such REMIC Regular Certificate.  The

Prepayment Assumption used in reporting original issue discount for each series of REMIC Regular Certificates will be consistent with this standard and will be disclosed in the related prospectus supplement.  However, neither the Depositor nor any other person will make any representation that the mortgage loans will in fact prepay at a rate conforming to the Prepayment Assumption or at any other rate.
The original issue discount, if any, on a REMIC Regular Certificate will be the excess of its stated redemption price at maturity over its issue price.  The issue price of a particular class of REMIC Regular Certificates will be the first cash price at which a substantial amount of REMIC Regular Certificates of that class is sold (excluding sales to bond houses, brokers and underwriters).  Although unclear under the OID Regulations, the Depositor intends to treat the issue price of a class of REMIC Regular Certificates as to which less than a substantial amount of such class of REMIC Regular Certificates is sold for cash on or prior to the Closing Date as the fair market value of such class on the Closing Date.  Under the OID Regulations, the stated redemption price of a REMIC Regular Certificate is equal to the total of all payments to be made on such Certificate other than “qualified stated interest”.  “Qualified stated interest” is interest that is unconditionally payable at least annually (during the entire term of the instrument) at a single fixed rate, or, as discussed below under “Variable Rate REMIC Regular Certificates”, at a qualified variable rate.
If the accrued interest to be paid on the first Distribution Date is computed with respect to a period that begins prior to the Closing Date, a portion of the purchase price paid for a REMIC Regular Certificate will reflect such accrued interest.  In such cases, information returns provided to the certificateholders and the IRS will be based on the position that the portion of the purchase price paid for the interest accrued with respect to periods prior to the Closing Date is treated as part of the overall cost of such REMIC Regular Certificate (and not as a separate asset the cost of which is recovered entirely out of interest received on the next Distribution Date) and that portion of the interest paid on the first Distribution Date in excess of interest accrued for a number of days corresponding to the number of days from the Closing Date to the first Distribution Date should be included in the stated redemption price of such REMIC Regular Certificate.  However, the OID Regulations state that all or some portion of such accrued interest may be treated as a separate asset the cost of which is recovered entirely out of interest paid on the first Distribution Date.  It is unclear how an election to do so would be made under the OID Regulations and whether such an election could be made unilaterally by a certificateholder.
Notwithstanding the general definition of original issue discount, original issue discount on a REMIC Regular Certificate will be considered to be de minimis if it is less than 0.25% of the stated redemption price of the REMIC Regular Certificate multiplied by its weighted average maturity.  For this purpose, the weighted average maturity of the REMIC Regular Certificate is computed as the sum of the amounts determined, as to each payment included in the stated redemption price of such REMIC Regular Certificate, by multiplying (i) the number of complete years (rounding down for partial years) from the issue date until such payment is expected to be made (presumably taking into account the Prepayment Assumption) by (ii) a fraction, the numerator of which is the amount of the payment, and the denominator of which is the stated redemption price at maturity of such REMIC Regular Certificate.  Under the OID Regulations, original issue discount of only a de minimis amount (other than de minimis original issue discount attributable to a so‑called “teaser” interest rate or an initial interest holiday) will be included in income as each payment of stated principal is made, based on the product of the total amount of such de minimis original issue discount and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the outstanding stated principal amount of the REMIC Regular Certificate.  The OID Regulations also would permit a certificateholder to elect to accrue de minimis original issue discount into income currently based on a constant yield method.  See “—Market Discount” below for a description of such election under the OID Regulations.
If original issue discount on a REMIC Regular Certificate is in excess of a de minimis amount, the holder of such certificate must include in ordinary gross income the sum of the “daily portions” of original issue discount for each day during its taxable year on which it held such REMIC Regular Certificate, including the purchase date but excluding the disposition date.  In the case of an original holder of a REMIC Regular Certificate, the daily portions of original issue discount will be determined as follows.
As to each “accrual period”, that is, unless otherwise stated in the related prospectus supplement, each period that begins on a date that corresponds to a Distribution Date (or in the case of the first such period, begins on the Closing Date) and ends on the day preceding the immediately following Distribution Date, a calculation will be made of the portion of the original issue discount that accrued during such accrual period.  The portion of original issue discount that accrues in any accrual period will equal the excess, if any, of (1) the sum of (a) the present value, as of the end of the accrual period, of all of the distributions remaining to be made on the REMIC Regular Certificate, if any, in future periods and (b) the distributions made on such REMIC Regular Certificate during the accrual period of amounts included in the stated redemption price, over (2) the adjusted issue price of such REMIC Regular Certificate at the beginning of the accrual period.  The present value of the remaining distributions referred to in the preceding sentence will be calculated (1) assuming that distributions on the REMIC Regular Certificate will be received in future periods based on the mortgage loans being prepaid at a rate equal to the Prepayment Assumption, (2) using a discount rate equal to the original yield to maturity of the certificate and (3) taking into account events (including actual prepayments) that have occurred before the close of the accrual period.  For these purposes, the original yield to maturity of the certificate will be calculated based on its issue price and assuming that distributions on the certificate will be made in all accrual periods based on the mortgage loans being prepaid at a rate equal to the Prepayment Assumption.  The adjusted issue price of a REMIC Regular Certificate at the beginning of any accrual period will equal the issue price of such certificate, increased by the aggregate amount of original issue discount that accrued with respect to such certificate in prior accrual periods, and reduced by the amount of any distributions made on such REMIC Regular Certificate in prior accrual periods of amounts included in the stated redemption price.  The original issue discount accruing during any accrual period, computed as described above, will be allocated ratably to each day during the accrual period to determine the daily portion of original issue discount for such day.
A subsequent purchaser of a REMIC Regular Certificate that purchases such certificate at a cost (excluding any portion of such cost attributable to accrued qualified stated interest) less than its remaining stated redemption price will also be required to include in gross income the daily portions of any original issue discount with respect to such certificate.  However, each such daily portion will be reduced, if such cost is in excess of its “adjusted issue price”, in proportion to the ratio such excess bears to the aggregate original issue discount remaining to be accrued on such REMIC Regular Certificate.  The adjusted issue price of a REMIC Regular Certificate on any given day equals the sum of (1) the adjusted issue price (or, in the case of the first accrual period, the issue price) of such certificate at the beginning of the accrual period which includes such day and (2) the daily portions of original issue discount for all days during such accrual period prior to such day.
The Treasury has proposed regulations that create a special rule for accruing original issue discount on REMIC Regular Certificates providing for a delay between record and payment dates, such that the period over which original issue discount accrues coincides with the period over which the certificateholder’s right to interest payment accrues under the governing contract provisions rather than over the period between distribution dates.  If the proposed regulations are adopted in the same form as proposed, taxpayers would be required to accrue interest from the issue date to the first record date, but would not be required to accrue interest after the last record date.  The proposed regulations are limited to REMIC Regular Certificates with delayed payment for periods of fewer than 32 days.  The proposed regulations are proposed to apply to any REMIC Regular Certificate issued after the date the final regulations are published in the Federal Register.
Variable Rate REMIC Regular Certificates.  REMIC Regular Certificates may provide for interest based on a variable rate.  Under the OID Regulations, interest is treated as payable at a variable rate if, generally, (1) the issue price does not exceed the original principal balance by more than a specified amount and (2) the interest compounds or is payable at least annually at current values of (a) one or more “qualified floating rates”, (b) a single fixed rate and one or more qualified floating rates, (c) a single “objective rate”, or (d) a single fixed rate and a single objective rate that is a “qualified inverse floating rate”.  A floating rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, where the rate is subject to a fixed multiple that is greater than 0.65, but not more than 1.35.  The rate may also be increased or decreased by a fixed spread or subject to a fixed cap or floor, or a cap or floor that is not reasonably expected as of the issue date to affect the yield of the instrument significantly.  An objective rate (other than a qualified floating rate) is a rate that is determined using a single fixed formula and that is based on objective financial or economic information; provided that the information is not (1) within the control of the issuer or a related party or (2) unique to the circumstances of the issuer or a related party.  A qualified inverse floating rate is a rate equal to a fixed rate minus a qualified floating rate that inversely reflects contemporaneous variations in the cost of newly borrowed funds; an inverse floating rate that is not a qualified floating rate may nevertheless be an objective rate.  A class of REMIC Regular Certificates may be issued under this prospectus that does not have a variable rate under the OID Regulations, for example, a class that bears different rates at different times during the period it is outstanding so that it is considered significantly “front‑loaded” or “back‑loaded” within the meaning of the OID Regulations.  It is possible that a class of this type may be considered to bear “contingent interest” within the meaning of the OID Regulations.  The OID Regulations, as they relate to the treatment of contingent interest, are by their terms not applicable to REMIC Regular Certificates.  However, if final regulations dealing with contingent interest with respect to REMIC Regular Certificates apply the same principles as the OID Regulations, those regulations may lead to different timing of income inclusion than would be the case under the OID Regulations.  Furthermore, application of those principles could lead to the characterization of gain on the sale of contingent interest REMIC Regular Certificates as ordinary income.  Investors should consult their tax advisors regarding the appropriate treatment of any REMIC Regular Certificate that does not pay interest at a fixed rate or variable rate as described in this paragraph.
Under the REMIC Regulations, a REMIC Regular Certificate (1) bearing a rate that qualifies as a variable rate under the OID Regulations that is tied to current values of a variable rate (or the highest, lowest or average of two or more variable rates), including a rate based on the average cost of funds of one or more financial institutions, or a positive or negative multiple of a rate (plus or minus a specified number of basis points), or that represents a weighted average of rates on some or all of the mortgage loans, including a rate that is subject to one or more caps or floors, or (2) bearing one or more of these variable rates for one or more periods or one or more fixed rates for one or more periods, and a different variable rate or fixed rate for other periods qualifies as a regular interest in a REMIC.  Accordingly, unless otherwise indicated in the applicable prospectus supplement, REMIC Regular Certificates that qualify as regular interests under this rule will be treated in the same manner as obligations bearing a variable rate for original issue discount reporting purposes.
The amount of original issue discount with respect to a REMIC Regular Certificate bearing a variable rate of interest will accrue in the manner described above under “—Original Issue Discount” with the yield to maturity and future payments on that REMIC Regular Certificate generally to be determined by assuming that interest will be payable for the life of the REMIC Regular Certificate based on the initial rate for the relevant class.  Unless otherwise specified in the applicable prospectus supplement, variable interest will be treated as qualified stated interest, other than variable interest on an interest‑only class, which will be treated as non‑qualified stated interest includible in the stated redemption price at maturity.  Ordinary income reportable for any period will be adjusted based on subsequent changes in the applicable interest rate index.
Although unclear under the OID Regulations, unless required otherwise by applicable final regulations, REMIC Regular Certificates bearing an interest rate that is a weighted average of the net interest rates on mortgage loans having fixed or adjustable rates, will be treated as having qualified stated interest, except to the extent that initial “teaser” rates cause sufficiently “back‑loaded” interest to create more than de minimis original issue discount.  The yield on those REMIC Regular Certificates for purposes of accruing original issue discount will be a hypothetical fixed rate based on the fixed rates, in the case of fixed rate mortgage loans, and initial “teaser rates” followed by fully indexed rates, in the case of adjustable rate mortgage loans.  In the case of adjustable rate mortgage loans, the applicable index used to compute interest on the mortgage loans for the initial interest accrual period will be deemed to be in effect beginning with the period in which the first weighted average adjustment date occurring after the issue date occurs.  Adjustments will be made in each accrual period either increasing or decreasing the amount of ordinary income reportable to reflect the actual pass‑through interest rate on the REMIC Regular Certificates.
Deferred Interest.  Under the OID Regulations, all interest on a REMIC Regular Certificate as to which there may be deferred interest is includible in the stated redemption price at maturity thereof.  Accordingly, any deferred interest that accrues with respect to a class of REMIC Regular Certificates may constitute income to the holders of such REMIC Regular Certificates prior to the time distributions of cash with respect to such deferred interest are made.
Market Discount.  A certificateholder that purchases a REMIC Regular Certificate at a market discount, that is, in the case of a REMIC Regular Certificate issued without original issue discount, at a purchase price less than its remaining stated principal amount, or in the case of a REMIC Regular Certificate issued with original issue discount, at a purchase price less than its adjusted issue price will recognize gain upon receipt of each distribution representing stated redemption price.  In particular, under Section 1276 of the Code such a certificateholder generally will be required to allocate the portion of each such distribution representing stated redemption price first to accrued market discount not previously included in income, and to recognize ordinary income to that extent.  A certificateholder may elect to include market discount in income currently as it accrues rather than including it on a deferred basis in accordance with the foregoing.  If made, such election will apply to all market discount bonds acquired by such certificateholder on or after the first day of the first taxable year to which such election applies.  In addition, the OID Regulations permit a certificateholder to elect to accrue all interest and discount (including de minimis market or original issue discount) in income as interest, and to amortize premium, based on a constant yield method.  If such an election were made with respect to a REMIC Regular Certificate with market discount, the certificateholder would be deemed to have made an election to include currently market discount in income with respect to all other debt instruments having market discount that such certificateholder acquires during the taxable year of the election or thereafter, including de minimis market discount discussed in the following paragraph.  Similarly, a certificateholder that made this election for a certificate that is acquired at a premium would be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that such certificateholder owns or acquires.  See “—Premium” below.  Each of these elections to accrue interest, discount and premium with respect to a certificate on a constant yield method or as interest would be irrevocable except with the approval of the IRS.
However, market discount with respect to a REMIC Regular Certificate will be considered to be de minimis for purposes of Section 1276 of the Code if such market discount is less than 0.25% of the remaining stated redemption price of such REMIC Regular Certificate multiplied by the number of complete years to maturity remaining after the date of its purchase.  In interpreting a similar rule with respect to original issue discount on obligations payable in installments, the OID Regulations refer to the weighted average maturity of obligations, and it is likely that the same rule will be applied with respect to market discount, presumably taking into account the Prepayment Assumption.  If market discount is treated as de minimis under this rule, it appears that the actual discount would be treated in a manner similar to original issue discount of a de minimis amount.  See “—Original Issue Discount” above.  Such treatment would result in discount being included in income at a slower rate than discount would be required to be included in income using the method described above.
Section 1276(b)(3) of the Code specifically authorizes the Treasury Department to issue regulations providing for the method for accruing market discount on debt instruments, the principal of which is payable in more than one installment.  Until regulations are issued by the Treasury Department, certain rules described in the Committee Report apply.  The Committee Report indicates that in each accrual period market discount on REMIC Regular Certificates should accrue, at the certificateholder’s option:  (1) on the basis of a constant yield method, (2) in the case of a REMIC Regular Certificate issued without original issue discount, in an amount that bears the same ratio to the total remaining market discount as the stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the REMIC Regular Certificate as of the beginning of the accrual period, or (3) in the case of a REMIC Regular Certificate issued with original issue discount, in an amount that bears the same ratio to the total remaining market discount as the original issue discount accrued in the accrual period bears to the total original issue discount remaining on the REMIC Regular Certificate at the beginning of the accrual period.  Moreover, the Prepayment Assumption used in calculating the accrual of original issue discount is also used in calculating the accrual of market discount.  Because the regulations referred to in this paragraph have not been issued, it is not possible to predict what effect such regulations might have on the tax treatment of a REMIC Regular Certificate purchased at a discount in the secondary market.
To the extent that REMIC Regular Certificates provide for monthly or other periodic distributions throughout their term, the effect of these rules may be to require market discount to be includible in income at a rate that is not significantly slower than the rate at which such discount would accrue if it were original issue discount.  Moreover, in any event a holder of a REMIC Regular Certificate generally will be required to treat a portion of any gain on the sale or exchange of such certificate as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income.
Further, under Section 1277 of the Code a holder of a REMIC Regular Certificate may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a REMIC Regular Certificate purchased with market discount.  For these purposes, the de minimis rule referred to above applies.  Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includible in income.  If such holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in that taxable year or thereafter, the interest deferral rule described above will not apply.
Premium.  A REMIC Regular Certificate purchased at a cost (excluding any portion of such cost attributable to accrued qualified stated interest) greater than its remaining stated redemption price will be considered to be purchased at a premium.  The holder of such a REMIC Regular Certificate may elect under Section 171 of the Code to amortize such premium under the constant yield method over the life of the certificate.  If made, such an election will apply to all debt instruments having amortizable bond premium that the holder owns or subsequently acquires.  Amortizable premium will be treated as an offset to interest income on the related debt instrument, rather than as a separate interest deduction.  The OID Regulations also permit certificateholders to elect to include all interest, discount and premium in income based on a constant yield method, further treating the certificateholder as having made the election to amortize premium generally.  See “—Market Discount” above.  Although final Treasury regulations issued under Section 171 of the Code do not by their terms apply to prepayable obligations such as REMIC Regular Certificates, the Committee Report states that the same rules that apply to accrual of market discount (which rules will require use of a Prepayment Assumption in accruing market discount with respect to REMIC Regular Certificates without regard to whether such certificates have original issue discount) will also apply in amortizing bond premium.
Sale, Exchange, Redemption or Retirement.  If a holder of a REMIC Regular Certificate sells or exchanges a REMIC Regular Certificate, or such REMIC Regular Certificate is redeemed or retired, such certificateholder will recognize gain or loss equal to the difference, if any, between the amount realized and its adjusted basis in the REMIC Regular Certificate.  The adjusted basis of a REMIC Regular Certificate generally will equal the cost of the REMIC Regular Certificate to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the REMIC Regular Certificate and reduced by amounts included in the stated redemption price at maturity of the REMIC Regular Certificate that were previously received by the seller, by any amortized premium and by any recognized losses on the REMIC Regular Certificate.  Similarly, a holder who receives payment that is part of the stated redemption price at maturity of a REMIC Regular Certificate will recognize gain equal to the excess, if any, of the amount of the payment over an allocable portion of the holder’s adjusted basis in the REMIC Regular Certificate.  A holder of a REMIC Regular Certificate who receives a final payment that is less than the certificateholder’s adjusted basis in the REMIC Regular Certificate will generally recognize less.
Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a REMIC Regular Certificate realized by an investor who holds the REMIC Regular Certificate as a capital asset will be capital gain or loss and will be long term, or short term depending on whether the REMIC Regular Certificate has been held for the applicable capital gain holding period (currently more than one year).  Such gain will be treated as ordinary income (i) if the REMIC Regular Certificate is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the REMIC Regular Certificateholder’s net investment in the conversion transaction at 120% of the appropriate applicable Federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as a part of the transaction, (ii) in the case of a non-corporate taxpayer, to the extent the taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary rates, or (iii) to the extent that the gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the holder if its yield on the REMIC Regular Certificate were 110% of the applicable Federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of the holder with respect to the REMIC Regular Certificate.  In addition, gain or loss recognized from the sale of a REMIC Regular Certificate by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c).  Generally, short term capital gains of certain non-corporate taxpayers are subject to the same tax rate as the ordinary income of those taxpayers for property held for not more than one year, and long term capital gains of those taxpayers are subject to a lower maximum tax rate than ordinary income for those taxpayers for property held for more than one year.  The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.
Realized Losses.  Under Section 166 of the Code, both corporate holders of the REMIC Regular Certificates and non-corporate holders of the REMIC Regular Certificates that acquire such certificates in connection with a trade or business should be allowed to deduct, as ordinary losses, any losses sustained during a taxable year in which their certificates become wholly or partially worthless as the result of one or more realized losses on the mortgage loans.  However, it appears that a non-corporate holder that does not acquire a REMIC Regular Certificate in connection with a trade or business will not be entitled to deduct a loss under Section 166 of the Code until such holder’s certificate becomes wholly worthless (i.e., until its Certificate Balance has been reduced to zero) and that the loss will be characterized as a short‑term capital loss. Notwithstanding the foregoing, holders of interest-only REMIC Regular Certificates may not be entitled to deduct a loss under Section 166 of the Code.
Each holder of a REMIC Regular Certificate will be required to accrue interest and original issue discount with respect to such certificate, without giving effect to any reductions in distributions attributable to defaults or delinquencies on the mortgage loans or the Underlying Certificates until it can be established that any such reduction ultimately will not be recoverable.  As a result, the amount of taxable income reported in any period by the holder of a REMIC Regular Certificate could exceed the amount of economic income actually realized by the holder in such period.  Although the holder of a REMIC Regular Certificate eventually will recognize a loss or reduction in income attributable to previously accrued and included income that, as the result of a realized loss, ultimately will not be realized, the law is unclear with respect to the timing and character of such loss or reduction in income.
Taxation of Owners of REMIC Residual Certificates.
General.  Although a REMIC is a separate entity for federal income tax purposes, a REMIC generally is not subject to entity‑level taxation, except with regard to prohibited transactions and certain other transactions.  See “—Prohibited Transactions Tax and Other Taxes” below.  Rather, the taxable income or net loss of a REMIC is generally taken into account by the holder of the REMIC Residual Certificates.  Accordingly, the REMIC Residual Certificates will be subject to tax rules that differ significantly from those that would apply if the REMIC Residual Certificates were treated for federal income tax purposes as direct ownership interests in the mortgage loans or as debt instruments issued by the REMIC.
A REMIC Residual Certificateholder generally will be required to report its daily portion of the taxable income or, subject to the limitations noted in this discussion, the net loss of the REMIC for each day during a calendar quarter that such holder owned such REMIC Residual Certificate.  For this purpose, the taxable income or net loss of the REMIC will be allocated to each day in the calendar quarter ratably using a “30 days per month/90 days per quarter/360 days per year” convention unless otherwise disclosed in the related prospectus supplement.  The daily amounts so allocated will then be allocated among the REMIC Residual Certificateholders in proportion to their respective ownership interests on such day.  Any amount included in the gross income or allowed as a loss of any REMIC Residual Certificateholder by virtue of this paragraph will be treated as ordinary income or loss.  The taxable income of the REMIC will be determined under the rules described below in “—Taxable Income of the REMIC” and will be taxable to the REMIC Residual Certificateholders without regard to the timing or amount of cash distributions by the REMIC until the REMIC’s termination.  Ordinary income derived from REMIC Residual Certificates will be “portfolio income” for purposes of the taxation of taxpayers subject to limitations under Section 469 of the Code on the deductibility of “passive losses”.
A holder of a REMIC Residual Certificate that purchased such certificate from a prior holder of such certificate also will be required to report on its federal income tax return amounts representing its daily share of the taxable income (or net loss) of the REMIC for each day that it holds such REMIC Residual Certificate.  Those daily amounts generally will equal the amounts of taxable income or net loss determined as described above.  The Committee Report indicates that certain modifications of the general rules may be made, by regulations, legislation or otherwise to reduce (or increase) the income of a REMIC Residual Certificateholder that purchased such REMIC Residual Certificate from a prior holder of such certificate at a price greater than (or less than) the adjusted basis (as defined below) such REMIC Residual Certificate would have had in the hands of an original holder of such certificate.  The REMIC Regulations, however, do not provide for any such modifications.
The amount of income REMIC Residual Certificateholders will be required to report (or the tax liability associated with such income) may exceed the amount of cash distributions received from the REMIC for the corresponding period.  Consequently, REMIC Residual Certificateholders should have other sources of funds sufficient to pay any federal income taxes due as a result of their ownership of REMIC Residual Certificates or unrelated deductions against which income may be offset, subject to the rules relating to “excess inclusions” and

“noneconomic” residual interests discussed below.  The fact that the tax liability associated with the income allocated to REMIC Residual Certificateholders may exceed the cash distributions received by such REMIC Residual Certificateholders for the corresponding period may significantly adversely affect such REMIC Residual Certificateholders’ after‑tax rate of return.  Such disparity between income and distributions may not be offset by corresponding losses or reductions of income attributable to the REMIC Residual Certificateholder until subsequent tax years and, then, may not be completely offset due to changes in the Code, tax rates or character of the income or loss.
Taxable Income of the REMIC.  The taxable income of the REMIC will equal the income from the mortgage loans (including interest, market discount and, if applicable, original issue discount and less premium) and other assets of the REMIC plus any cancellation of indebtedness income due to the allocation of realized losses to REMIC Regular Certificates, less the deductions allowed to the REMIC for interest (including original issue discount and reduced by any premium on issuance) on the REMIC Regular Certificates (and any other class of REMIC Certificates constituting “regular interests” in the REMIC not offered hereby), amortization of any premium on the mortgage loans, bad debt losses with respect to the mortgage loans and, except as described below, for servicing, administrative and other expenses.
For purposes of determining its taxable income, the REMIC will have an initial aggregate basis in its assets equal to the sum of the issue prices of all REMIC Certificates (or, if a class of REMIC Certificates is not sold initially, such class’s fair market value).  Such aggregate basis will be allocated among the mortgage loans and the other assets of the REMIC in proportion to their respective fair market values.  The issue price of any REMIC Certificates offered hereby will be determined in the manner described above under “—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount”.  The issue price of a REMIC Certificate received in exchange for an interest in the mortgage loans or other property will equal the fair market value of such interests in the mortgage loans or other property.  Accordingly, if one or more classes of REMIC Certificates are retained initially rather than sold, the REMIC Administrator may be required to estimate the fair market value of such interests in order to determine the basis of the REMIC in the mortgage loans and other property held by the REMIC.
The method of accrual by the REMIC of original issue discount income and market discount income with respect to mortgage loans that it holds will be equivalent to the method for accruing original issue discount income for holders of REMIC Regular Certificates (that is, under the constant yield method taking into account the Prepayment Assumption), but without regard to the de minimis rule applicable to REMIC Regular Certificates.  However, a REMIC that acquires loans at a market discount must include such market discount in income currently, as it accrues, on a constant yield basis.  See “—Taxation of Owners of REMIC Regular Certificates” above, which describes a method for accruing such discount income that is analogous to that required to be used by a REMIC as to mortgage loans with market discount that it holds.
A mortgage loan will be deemed to have been acquired with discount (or premium) to the extent that the REMIC’s basis in that mortgage loan, determined as described in the preceding paragraph, is less than (or greater than) its stated redemption price.  Any such discount will be includible in the income of the REMIC as it accrues, in advance of receipt of the cash attributable to such income, under a method similar to the method described above for accruing original issue discount on the REMIC Regular Certificates.  It is anticipated that each REMIC will elect under Section 171 of the Code to amortize any premium on the mortgage loans.  Premium on any mortgage loan to which such election applies may be amortized under a constant yield method, presumably taking into account a Prepayment Assumption.  Further, such an election would not apply to any mortgage loan originated on or before September 27, 1985.  Instead, premium on such a mortgage loan should be allocated among the principal payments thereon and be deductible by the REMIC as those payments become due or upon the prepayment of such mortgage loan.
A REMIC will be allowed deductions for interest (including original issue discount) on the REMIC Regular Certificates (including any other class of REMIC Certificates constituting “regular interests” in the REMIC not offered hereby) equal to the deductions that would be allowed if the REMIC Regular Certificates (including any other class of REMIC Certificates constituting “regular interests” in the REMIC not offered hereby) were indebtedness of the REMIC.  Original issue discount will be considered to accrue for this purpose as described above under “—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount”, except that the de minimis rule and the adjustments for subsequent holders of REMIC Regular Certificates (including any other class of REMIC Certificates constituting “regular interests” in the REMIC not offered hereby) described in that section will not apply.
If a class of REMIC Regular Certificates is issued with an Issue Premium, the REMIC will have additional income in each taxable year in an amount equal to the portion of the Issue Premium that is considered to be amortized or repaid in that year.  Although the matter is not entirely certain, it is likely that Issue Premium would be amortized under a constant yield method in a manner analogous to the method of accruing original issue discount described above under “—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount”.
As a general rule, the taxable income of a REMIC will be determined in the same manner as if the REMIC were an individual having the calendar year as its taxable year and using the accrual method of accounting.  However, no item of income, gain, loss or deduction allocable to a prohibited transaction will be taken into account.  See “—Prohibited Transactions Tax and Other Taxes” below.  Further, the limitation on miscellaneous itemized deductions imposed on individuals by Section 67 of the Code (which allows such deductions only to the extent they exceed in the aggregate two percent of the taxpayer’s adjusted gross income) will not be applied at the REMIC level so that the REMIC will be allowed deductions for servicing, administrative and other non-interest expenses in determining its taxable income.  All such expenses will be allocated as a separate item to the holders of REMIC Certificates, subject to the limitation of Section 67 of the Code.  See “—Possible Pass‑Through of Miscellaneous Itemized Deductions” below.  If the deductions allowed to the REMIC exceed its gross income for a calendar quarter, such excess will be the net loss for the REMIC for that calendar quarter.
Basis Rules, Net Losses and Distributions.  The adjusted basis of a REMIC Residual Certificate will be equal to the amount paid for such REMIC Residual Certificate, increased by amounts included in the income of the REMIC Residual Certificateholder and decreased (but not below zero) by distributions made, and by net losses allocated, to such REMIC Residual Certificateholder.
A REMIC Residual Certificateholder is not allowed to take into account any net loss for any calendar quarter to the extent such net loss exceeds such REMIC Residual Certificateholder’s adjusted basis in its REMIC Residual Certificate as of the close of such calendar quarter (determined without regard to such net loss).  Any loss that is not currently deductible by reason of this limitation may be carried forward indefinitely to future calendar quarters and, subject to the same limitation, may be used only to offset income from the REMIC Residual Certificate.  The ability of REMIC Residual Certificateholders to deduct net losses may be subject to additional limitations under the Code, as to which REMIC Residual Certificateholders should consult their tax advisors.
Any distribution on a REMIC Residual Certificate will be treated as a nontaxable return of capital to the extent it does not exceed the holder’s adjusted basis in such REMIC Residual Certificate.  To the extent a distribution on a REMIC Residual Certificate exceeds such adjusted basis, it will be treated as gain from the sale of such REMIC Residual Certificate.  Holders of certain REMIC Residual Certificates may be entitled to distributions early in the term of the related REMIC under circumstances in which their bases in such REMIC Residual Certificates will not be sufficiently large that such distributions will be treated as nontaxable returns of capital.  Their bases in such REMIC Residual Certificates will initially equal the amount paid for such REMIC Residual Certificates and will be increased by their allocable shares of taxable income of the REMIC.  However, such bases increases may not occur until the end of the calendar quarter, or perhaps the end of the calendar year, with respect to which such REMIC taxable income is allocated to the REMIC Residual Certificateholders.  To the extent such REMIC Residual Certificateholders’ initial bases are less than the distributions to such REMIC Residual Certificateholders, and increases in such initial bases either occur after such distributions or (together with their initial bases) are less than the amount of such distributions, gain will be recognized to such REMIC Residual Certificateholders on such distributions and will be treated as gain from the sale of their REMIC Residual Certificates.
The effect of these rules is that a REMIC Residual Certificateholder may not amortize its basis in a REMIC Residual Certificate, but may only recover its basis through distributions, through the deduction of any net losses of the REMIC or upon the sale of its REMIC Residual Certificate.  See “—Sales of REMIC Certificates” below.  For a discussion of possible modifications of these rules that may require adjustments to income of a holder of a REMIC Residual Certificate other than an original holder in order to reflect any difference between the cost of such REMIC Residual Certificate to such REMIC Residual Certificateholder and the adjusted basis such REMIC Residual Certificate would have in the hands of an original holder see “—Taxation of Owners of REMIC Residual Certificates—General” above.

Regulations have been issued addressing the federal income tax treatment of “inducement fees” received by transferees of non-economic residual interests.  These regulations require inducement fees to be included in income over a period reasonably related to the period in which the related residual interest is expected to generate taxable income or net loss to its holder.  Under two safe harbor methods, inducement fees are permitted to be included in income (i) in the same amounts and over the same period that the taxpayer uses for financial reporting purposes; provided that such period is not shorter than the period the REMIC is expected to generate taxable income or (ii) ratably over the remaining anticipated weighted average life of all the regular and residual interests issued by the REMIC, determined based on actual distributions projected as remaining to be made on such interests under the Prepayment Assumption.  If the holder of a non-economic residual interest sells or otherwise disposes of the non-economic residual interest, any unrecognized portion of the inducement fee is required to be taken into account at the time of the sale of disposition.  Prospective purchasers of the REMIC Residual Certificates should consult with their tax advisors regarding the effect of these regulations.
Excess Inclusions.  Any “excess inclusions” with respect to a REMIC Residual Certificate will be subject to federal income tax in all events.  In general, the “excess inclusions” with respect to a REMIC Residual Certificate for any calendar quarter will be the excess, if any, of (1) the daily portions of REMIC taxable income allocable to such REMIC Residual Certificate over (2) the sum of the “daily accruals” (as defined below) for each day during such quarter that such REMIC Residual Certificate was held by such REMIC Residual Certificateholder.  The daily accruals of a REMIC Residual Certificateholder will be determined by allocating to each day during a calendar quarter its ratable portion of the product of the “adjusted issue price” of the REMIC Residual Certificate at the beginning of the calendar quarter and 120% of the “long‑term Federal rate” in effect on the Closing Date.  For this purpose, the adjusted issue price of a REMIC Residual Certificate as of the beginning of any calendar quarter will be equal to the issue price of the REMIC Residual Certificate, increased by the sum of the daily accruals for all prior quarters and decreased (but not below zero) by any distributions made with respect to such REMIC Residual Certificate before the beginning of such quarter.  The issue price of a REMIC Residual Certificate is the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the REMIC Residual Certificates were sold.  The “long‑term Federal rate” is an average of current yields on Treasury securities with a remaining term of greater than nine years, computed and published monthly by the IRS.
For REMIC Residual Certificateholders, an excess inclusion (1) will not be permitted to be offset by deductions, losses or loss carryovers from other activities, (2) will be treated as “unrelated business taxable income” to an otherwise tax‑exempt organization and (3) will not be eligible for any rate reduction or exemption under any applicable tax treaty with respect to the 30% United States withholding tax imposed on distributions to REMIC Residual Certificateholders that are foreign investors.  See, however, “—Foreign Investors in REMIC Certificates” below.
In the case of any REMIC Residual Certificates held by a real estate investment trust, the aggregate excess inclusions with respect to such REMIC Residual Certificates, reduced (but not below zero) by the real estate investment trust taxable income (within the meaning of Section 857(b)(2) of the Code, excluding any net capital gain), will be allocated among the shareholders of such trust in proportion to the dividends received by such shareholders from such trust, and any amount so allocated will be treated as an excess inclusion with respect to a REMIC Residual Certificate as if held directly by such shareholder.  Treasury regulations yet to be issued could apply a similar rule to regulated investment companies, common trust funds and certain cooperatives; the REMIC Regulations currently do not address this subject.
In addition, under temporary and final Treasury regulations, effective August 1, 2006, a U.S. partnership that holds any REMIC Residual Certificates and has a partner who is a non-U.S. person (in contravention of the Pooling and Servicing Agreement) will be required to pay withholding tax in respect of any “excess inclusion” income allocable to such foreign partner, even if no cash distributions are made to such partner.
Noneconomic REMIC Residual Certificates.  Under the REMIC Regulations, transfers of “noneconomic” REMIC Residual Certificates will be disregarded for all federal income tax purposes if “a significant purpose of the transfer was to enable the transferor to impede the assessment or collection of tax”.  If such transfer is disregarded, the purported transferor will continue to remain liable for any taxes due with respect to the income on such “noneconomic” REMIC Residual Certificate.  The REMIC Regulations provide that a REMIC Residual Certificate is noneconomic unless, based on the Prepayment Assumption and on any required or permitted clean up calls, or required liquidation provided for in the REMIC’s organizational documents, (1) the present value of the expected future distributions (discounted using the “applicable Federal rate” for obligations whose term ends on the close of the last quarter in which excess inclusions are expected to accrue with respect to the REMIC Residual Certificate, which rate is computed and published monthly by the IRS) on the REMIC Residual Certificate equals at least the present value of the expected tax on the anticipated excess inclusions, and (2) the transferor reasonably expects that the transferee will receive distributions with respect to the REMIC Residual Certificate at or after the time the taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes.  The REMIC Regulations explain that a significant purpose to impede the assessment or collection of tax exists if the transferor, at the time of the transfer, either knew or should have known that the transferee would be unwilling or unable to pay taxes due on its share of the taxable income of the REMIC.  Under the REMIC Regulations, a safe harbor is provided if (1) the transferor conducted, at the time of the transfer, a reasonable investigation of the financial condition of the transferee and found that the transferee historically had paid its debts as they came due and found no significant evidence to indicate that the transferee would not continue to pay its debts as they came due in the future, (2) the transferee represents to the transferor that it understands that, as the holder of the noneconomic residual interest, the transferee may incur tax liabilities in excess of cash flows generated by the interest and that the transferee intends to pay taxes associated with holding the residual interest as they become due and (3) the transferee represents to the transferor that it will not cause income from the REMIC Residual Certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the transferee or any other person.  Accordingly, all transfers of REMIC Residual Certificates that may constitute noneconomic residual interests will be subject to certain restrictions under the terms of the related Pooling and Servicing Agreement that are intended to reduce the possibility of any such transfer being disregarded.  Such restrictions will require the transferee to provide an affidavit to certify to the matters in the preceding sentence.  The transferor must have no actual knowledge or reason to know that those statements are false.
In addition to the three conditions set forth above, the REMIC Regulations contain a fourth requirement that must be satisfied in one of two alternative ways for the transferor to have a “safe harbor” against ignoring the transfer:
(1)      the present value of the anticipated tax liabilities associated with holding the noneconomic residual interest not exceed the sum of:
(i)          the present value of any consideration given to the transferee to acquire the interest;
(ii)         the present value of the expected future distributions on the interest; and
(iii)       the present value of the anticipated tax savings associated with holding the interest as the REMIC generates losses.
For purposes of the computations under this “minimum transfer price” alternative, the transferee is assumed to pay tax at the highest rate of tax specified in Section 11(b)(1) of the Code (currently 35%) or, in certain circumstances, the minimum tax rate specified in Section 55 of the Code.  Further, present values generally are computed using a discount rate equal to the short-term Federal rate set forth in Section 1274(d) of the Code for the month of the transfer and the compounding period used by the transferee.  The fourth requirement may also be satisfied by the following second alternative method:
(2)    (i)the transferee must be a domestic “C” corporation (other than a corporation exempt from taxation of a regulated investment company or real estate investment trust) that meets certain gross and net asset tests (generally, $100 million of gross assets and $10 million of net assets for the current year and the two preceding fiscal years);
(ii)         the transferee must agree in writing that it will transfer the REMIC Residual Certificate only to a subsequent transferee that is an eligible corporation and meets the requirements for a safe harbor transfer; and
(iii)        the facts and circumstances known to the transferor on or before the date of the transfer must not reasonably indicate that the taxes associated with ownership of the REMIC Residual Certificate will not be paid by the transferee.

The related prospectus supplement will disclose whether offered REMIC Residual Certificates may be considered “noneconomic” residual interests under the REMIC Regulations; provided, however, any disclosure that a REMIC Residual Certificate will not be considered “noneconomic” will be based upon certain assumptions, and the Depositor will make no representation that a REMIC Residual Certificate will not be considered “noneconomic” for purposes of the above‑described rules.  See “—Foreign Investors in REMIC Certificates” below for additional restrictions applicable to transfers of certain REMIC Residual Certificates to foreign persons.
Mark‑to‑Market Rules.  The IRS has issued regulations, relating to the requirement that a securities dealer mark to market securities held for sale to customers.  This mark‑to‑market requirement applies to all securities owned by a dealer, except to the extent that the dealer has specifically identified a security as held for investment.  The mark‑to‑market regulations provide that for purposes of this requirement, a REMIC Residual Certificate will not be treated as a security and thus generally may not be marked to market.
Possible Pass‑Through of Miscellaneous Itemized Deductions.  Fees and expenses of a REMIC generally will be allocated to certain types of holders of the related REMIC Residual Certificates.  The applicable Treasury regulations indicate, however, in the case of a REMIC that is similar to a single class grantor trust, all or a portion of such fees and expenses should be allocated to such types of holders of the related REMIC Regular Certificates.  Unless otherwise stated in the related prospectus supplement, such fees and expenses will be allocated to the related REMIC Residual Certificates in their entirety and not to the holders of the related REMIC Regular Certificates.
With respect to REMIC Residual Certificates or REMIC Regular Certificates the holders of which receive an allocation of fees and expenses in accordance with the preceding discussion, if any holder thereof is an individual, estate or trust, or a “pass‑through entity” beneficially owned by one or more individuals, estates or trusts, (1) an amount equal to such individual’s, estate’s or trust’s share of such fees and expenses will be added to the gross income of such holder and (2) such individual’s, estate’s or trust’s share of such fees and expenses will be treated as a miscellaneous itemized deduction allowable subject to the limitation of Section 67 of the Code, which permits such deductions only to the extent they exceed in the aggregate 2% of a taxpayer’s adjusted gross income.  In addition, Section 68 of the Code provides that the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount will be reduced by the lesser of (1) 3% of the excess of the individual’s adjusted gross income over such amount or (2) 80% of the amount of itemized deductions otherwise allowable for the taxable year.  The amount of additional taxable income reportable by REMIC Certificateholders that are subject to the limitations of either Section 67 or Section 68 of the Code may be substantial.  Furthermore, in determining the alternative minimum taxable income of such a holder of a REMIC Certificate that is an individual, estate or trust, or a “pass‑through entity” beneficially owned by one or more individuals, estates or trusts, no deduction will be allowed for such holder’s allocable portion of servicing fees and other miscellaneous itemized deductions of the REMIC, even though an amount equal to the amount of such fees and other deductions will be included in such holder’s gross income.  Accordingly, such REMIC Certificates may not be appropriate investments for individuals, estates, or trusts, or pass‑through entities beneficially owned by one or more individuals, estates or trusts.  Such prospective investors are encouraged to consult with their tax advisors prior to making an investment in such certificates.
Sales of REMIC Certificates.  If a REMIC Certificate is sold, the selling certificateholder will recognize gain or loss equal to the difference between the amount realized on the sale and its adjusted basis in the REMIC Certificate.  The adjusted basis of a REMIC Regular Certificate generally will equal the cost of such REMIC Regular Certificate to such certificateholder, increased by income reported by such certificateholder with respect to such REMIC Regular Certificate (including original issue discount and market discount income) and reduced (but not below zero) by distributions on such REMIC Regular Certificate received by such certificateholder and by any amortized premium.  The adjusted basis of a REMIC Residual Certificate will be determined as described above under “—Taxation of Owners of REMIC Residual Certificates—Basis Rules, Net Losses and Distributions”.  Except as provided in the following four paragraphs, any such gain or loss will be capital gain or loss; provided such REMIC Certificate is held as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code.  The Code as of the date of this prospectus provides for tax rates for individuals on ordinary income that are higher than the tax rates for long‑term capital gains of individuals for property held for more than one year.  No such rate differential exists for corporations.  In addition, the distinction between a capital gain or loss and ordinary income or loss remains relevant for other purposes.

Gain from the sale of a REMIC Regular Certificate that might otherwise be a capital gain will be treated as ordinary income to the extent such gain does not exceed the excess, if any, of (1) the amount that would have been includible in the seller’s income with respect to such REMIC Regular Certificate assuming that income had accrued thereon at a rate equal to 110% of the “applicable Federal rate” (generally, a rate based on an average of current yields on treasury securities having a maturity comparable to that of the certificate based on the application of the Prepayment Assumption to such certificate), determined as of the date of purchase of such REMIC Regular Certificate, over (2) the amount of ordinary income actually includible in the seller’s income prior to such sale.  In addition, gain recognized on the sale of a REMIC Regular Certificate by a seller who purchased such REMIC Regular Certificate at a market discount will be taxable as ordinary income in an amount not exceeding the portion of such discount that accrued during the period such REMIC Certificate was held by such holder, reduced by any market discount included in income under the rules described above under “—Taxation of Owners of REMIC Regular Certificates—Market Discount” and “—Premium”.
REMIC Certificates will be “evidences of indebtedness” within the meaning of Section 582(c)(1) of the Code, so that gain or loss recognized from the sale of a REMIC Certificate by a bank or thrift institution to which such Section applies will be ordinary income or loss.
A portion of any gain from the sale of a REMIC Regular Certificate that might otherwise be capital gain may be treated as ordinary income to the extent that such Certificate is held as part of a “conversion transaction” within the meaning of Section 1258 of the Code.  A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk, if substantially all of the taxpayer’s return is attributable to the time value of the taxpayer’s net investment in such transaction.  The amount of gain so realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer’s net investment at 120% of the appropriate “applicable Federal rate” at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.
Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include such net capital gain in total net investment income for the taxable year, for purposes of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer’s net investment income.
Except as may be provided in Treasury Department regulations yet to be issued, if the seller of a REMIC Residual Certificate reacquires such REMIC Residual Certificate, or acquires any other residual interest in a REMIC or any similar interest in a “taxable mortgage pool” (as defined in Section 7701(i) of the Code) during the period beginning six months before, and ending six months after, the date of such sale, such sale will be subject to the “wash sale” rules of Section 1091 of the Code.  In that event, any loss realized by the REMIC Residual Certificateholder on the sale will not be deductible, but instead will be added to such REMIC Residual Certificateholder’s adjusted basis in the newly‑acquired asset.
Prohibited Transactions Tax and Other Taxes.  The Code imposes a tax on REMICs equal to 100% of the net income derived from “prohibited transactions”.  In general, subject to certain specified exceptions a prohibited transaction means the disposition of a mortgage loan, the receipt of income from a source other than a mortgage loan or certain other permitted investments, the receipt of compensation for services, or gain from the disposition of an asset purchased with the payments on the mortgage loans for temporary investment pending distribution on the REMIC Certificates.  It is not anticipated that any REMIC will engage in any prohibited transactions in which it would recognize a material amount of net income.
In addition, certain contributions to a REMIC made after the day on which the REMIC issues all of its interests could result in the imposition of a tax on the REMIC equal to 100% of the value of the contributed property.  Each Pooling and Servicing Agreement will include provisions designed to prevent the acceptance of any contributions that would be subject to such tax.
REMICs also are subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts.  “Net income from foreclosure property” generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.  As provided in each Pooling and Servicing Agreement, a REMIC may recognize “net income from foreclosure property” subject to federal income tax to the extent that the REMIC Administrator determines that such method of operation will result in a greater after‑tax return to the trust fund than any other method of operation.
Unless otherwise disclosed in the related prospectus supplement, it is not anticipated that any material state or local income or franchise tax will be imposed on any REMIC.
Unless otherwise stated in the related prospectus supplement, and to the extent permitted by then applicable laws, any prohibited transactions tax or contributions tax will be borne by the related REMIC administrator, master servicer, special servicer, manager or trustee, in any case out of its own funds; provided that such person has sufficient assets to do so; and provided, further, that such tax arises out of a breach of such person’s obligations under the related Pooling and Servicing Agreement and in respect of compliance with applicable laws and regulations.  Any such tax not borne by a REMIC administrator, a master servicer, special servicer, manager or trustee will be charged against the related trust fund resulting in a reduction in amounts payable to holders of the related REMIC Certificates.
Tax and Restrictions on Transfers of REMIC Residual Certificates to Certain Organizations.  If a REMIC Residual Certificate is transferred to a “disqualified organization” (as defined below), a tax would be imposed in an amount (determined under the REMIC Regulations) equal to the product of (1) the present value (discounted using the “applicable Federal rate” for obligations whose term ends on the close of the last quarter in which excess inclusions are expected to accrue with respect to the REMIC Residual Certificate) of the total anticipated excess inclusions with respect to such REMIC Residual Certificate for periods after the transfer and (2) the highest marginal federal income tax rate applicable to corporations.  The anticipated excess inclusions must be determined as of the date that the REMIC Residual Certificate is transferred and must be based on events that have occurred up to the time of such transfer, the Prepayment Assumption and any required or permitted clean up calls or required liquidation provided for in the REMIC’s organizational documents.  Such a tax generally would be imposed on the transferor of the REMIC Residual Certificate, except that where such transfer is through an agent for a disqualified organization, the tax would instead be imposed on such agent.  However, a transferor of a REMIC Residual Certificate would in no event be liable for such tax with respect to a transfer if the transferee furnishes to the transferor an affidavit that the transferee is not a disqualified organization and, as of the time of the transfer, the transferor does not have actual knowledge that such affidavit is false.  Moreover, an entity will not qualify as a REMIC unless there are reasonable arrangements designed to ensure that (1) residual interests in such entity are not held by disqualified organizations and (2) information necessary for the application of the tax described herein will be made available.  Restrictions on the transfer of REMIC Residual Certificates and certain other provisions that are intended to meet this requirement will be included in each Pooling and Servicing Agreement, and will be discussed in any prospectus supplement relating to the offering of any REMIC Residual Certificate.
In addition, if a “pass‑through entity” (as defined below) includes in income excess inclusions with respect to a REMIC Residual Certificate, and a disqualified organization is the record holder of an interest in such entity, then a tax will be imposed on such entity equal to the product of (1) the amount of excess inclusions on the REMIC Residual Certificate that are allocable to the interest in the pass‑through entity held by such disqualified organization and (2) the highest marginal federal income tax rate imposed on corporations.  A pass‑through entity will not be subject to this tax for any period, however, if each record holder of an interest in such pass‑through entity furnishes to such pass‑through entity (1) such holder’s social security number and a statement under penalties of perjury that such social security number is that of the record holder or (2) a statement under penalties of perjury that such record holder is not a disqualified organization.
If an “electing large partnership” holds a REMIC Residual Certificate, all interests in the electing large partnership are treated as held by disqualified organizations for purposes of the tax imposed upon a pass‑through entity by Section 860E(e) of the Code.  An exception to this tax, otherwise available to a pass‑through entity that is furnished certain affidavits by record holders of interests in the entity and that does not know such affidavits are false, is not available to an electing large partnership.
For these purposes, a “disqualified organization” means (1) the United States, any State or political subdivision thereof, any foreign government, any international organization, or any agency or instrumentality of the foregoing (but would not include instrumentalities described in Section 168(h)(2)(D) of the Code or the Federal Home Loan Mortgage Corporation), (2) any organization (other than a cooperative described in Section 521 of the Code) that is exempt from federal income tax, unless it is subject to the tax imposed by Section 511 of the Code or (3) any organization described in Section 1381(a)(2)(C) of the Code.  In addition, a “pass‑through entity” means any regulated investment company, real estate investment trust, trust, partnership or certain other entities described in Section 860E(e)(6) of the Code.  In addition, a person holding an interest in a pass‑through entity as a nominee for another person will, with respect to such interest, be treated as a pass‑through entity.  For these purposes, an “electing large partnership” means a partnership (other than a service partnership or certain commodity pools) having more than 100 members that has elected to apply certain simplified reporting provisions under the Code.
Termination.  A REMIC will terminate immediately after the Distribution Date following receipt by the REMIC of the final payment in respect of the mortgage loans or upon a sale of the REMIC’s assets following the adoption by the REMIC of a plan of complete liquidation.  The last distribution on a REMIC Regular Certificate will be treated as a payment in retirement of a debt instrument.  In the case of a REMIC Residual Certificate, if the last distribution on such REMIC Residual Certificate is less than the REMIC Residual Certificateholder’s adjusted basis in such Certificate, such REMIC Residual Certificateholder should (but may not) be treated as realizing a loss equal to the amount of such difference, and such loss may be treated as a capital loss.
Reporting and Other Administrative Matters.  Solely for purposes of the administrative provisions of the Code, the REMIC will be treated as a partnership and REMIC Residual Certificateholders will be treated as partners.  Unless otherwise stated in the related prospectus supplement, the holder of the largest percentage interest in a class of REMIC Residual Certificates will be the “tax matters person” with respect to the related REMIC, and the REMIC administrator will file REMIC federal income tax returns on behalf of the related REMIC, and will be designated as and will act as agent of, and attorney‑in‑fact for, the tax matters person with respect to the REMIC in all respects.
As the tax matters person, the REMIC administrator, subject to certain notice requirements and various restrictions and limitations, generally will have the authority to act on behalf of the REMIC and the REMIC Residual Certificateholders in connection with the administrative and judicial review of items of income, deduction, gain or loss of the REMIC, as well as the REMIC’s classification.  REMIC Residual Certificateholders generally will be required to report such REMIC items consistently with their treatment on the related REMIC’s tax return and may in some circumstances be bound by a settlement agreement between the REMIC Administrator, as tax matters person, and the IRS concerning any such REMIC item.  Adjustments made to the REMIC tax return may require a REMIC Residual Certificateholder to make corresponding adjustments on its return, and an audit of the REMIC’s tax return, or the adjustments resulting from such an audit, could result in an audit of a REMIC Residual Certificateholder’s return.  Any person that holds a REMIC Residual Certificate as a nominee for another person may be required to furnish to the related REMIC, in a manner to be provided in Treasury Department regulations, the name and address of such person and other information.
Reporting of interest income, including any original issue discount, with respect to REMIC Regular Certificates is required annually, and may be required more frequently under Treasury Department regulations.  These information reports generally are required to be sent to individual holders of REMIC Regular Interests and the IRS; holders of REMIC Regular Certificates that are corporations, trusts, securities dealers and certain other non-individuals will be provided interest and original issue discount income information and the information set forth in the following paragraph upon request in accordance with the requirements of the applicable regulations.  The information must be provided by the later of 30 days after the end of the quarter for which the information was requested, or two weeks after the receipt of the request.  Reporting with respect to REMIC Residual Certificates, including income, excess inclusions, investment expenses and relevant information regarding qualification of the REMIC’s assets will be made as required under the Treasury Department regulations, generally on a quarterly basis.
As applicable, the REMIC Regular Certificate information reports will include a statement of the adjusted issue price of the REMIC Regular Certificate at the beginning of each accrual period.  In addition, the reports will include information required by regulations with respect to computing the accrual of any market discount.  Because exact computation of the accrual of market discount on a constant yield method would require information relating to the holder’s purchase price that the REMIC may not have, such regulations only require that information pertaining to the appropriate proportionate method of accruing market discount be provided.  See “—Taxation of Owners of REMIC Regular Certificates—Market Discount”.
Unless otherwise specified in the related prospectus supplement, the responsibility for complying with the foregoing reporting rules will be borne by the REMIC administrator.

Backup Withholding with Respect to REMIC Certificates.  Payments of interest and principal, and proceeds from the sale of REMIC Certificates, may be subject to the “backup withholding tax” at a rate of 28% unless the recipient of such payments is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; is a non-U.S. Person and provides IRS Form W-8BEN or Form W-8BEN-E, as applicable, identifying the non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii).  Any amounts deducted and withheld from a distribution to a recipient would be allowed as a credit against such recipient’s federal income tax.  Information reporting requirements may also apply regardless of whether withholding is required.  Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.
Foreign Investors in REMIC Certificates.  A REMIC Regular Certificateholder that is not a U.S. Person and is not subject to federal income tax as a result of any direct or indirect connection to the United States in addition to its ownership of a REMIC Regular Certificate will not, unless otherwise disclosed in the related prospectus supplement, be subject to United States federal income or withholding tax in respect of a distribution on a REMIC Regular Certificate; provided that the holder provides appropriate documentation.  The appropriate documentation includes IRS Form W-8BEN-E or IRS Form W-8BEN, if the non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; Form W-8ECI if the non-U.S. Person is eligible for an exemption on the basis of its income from the REMIC Regular Certificate being effectively connected to a United States trade or business; IRS Form W-8BEN-E or IRS Form W-8IMY if the non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the REMIC Regular Certificate; and IRS Form W-8IMY, with supporting documentation as specified in the Treasury Regulations, required to substantiate exemptions from withholding on behalf of its partners, if the non-U.S. Person is a partnership.  An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country  under the laws of which it is created, and certification that it is not acting for its own account.  A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification.  A non-”qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners.  The term “intermediary” means a person acting as custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a REMIC Regular Certificate.  A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.
It is possible that the IRS may assert that the foregoing tax exemption should not apply with respect to a REMIC Regular Certificate held by a REMIC Residual Certificateholder that owns directly or indirectly a 10% or greater interest in the REMIC Residual Certificates.  If the holder does not qualify for exemption, distributions of interest, including distributions in respect of accrued original issue discount, to such holder may be subject to a tax rate of 30%.
In addition, the foregoing rules will not apply to exempt a United States shareholder of a controlled foreign corporation from taxation on such United States shareholder’s allocable portion of the interest income received by such controlled foreign corporation.
Further, it appears that a REMIC Regular Certificate would not be included in the estate of a nonresident alien individual and would not be subject to United States estate taxes.  However, certificateholders who are nonresident alien individuals should consult their tax advisors concerning this question.
Unless otherwise stated in the related prospectus supplement, transfers of REMIC Residual Certificates to investors that are not United States Persons will be prohibited under the related Pooling and Servicing Agreement.  See “—Noneconomic REMIC Residual Certificates” above concerning the disregard of certain transfers having tax avoidance potential, and see “—Excess Inclusions” regarding the withholding obligations of U .S. partnerships having non-U.S. persons as partners.

FATCA.  Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on and after January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA.  The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements.
3.8% Medicare Tax on “Net Investment Income”.  Certain non-corporate U.S. Persons will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return.  The 3.8% Medicare tax is determined in a manner different than the regular income tax.  U.S. Persons should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.
Grantor Trust Funds
Classification of Grantor Trust Funds.  With respect to each series of Grantor Trust Certificates, in the opinion of counsel to the Depositor for such series, assuming compliance with all provisions of the related Pooling and Servicing Agreement, the related Grantor Trust Fund will be classified as a grantor trust under subpart E, part I of subchapter J of the Code and not as a partnership or an association taxable as a corporation.  The following general discussion of the anticipated federal income tax consequences of the purchase, ownership and disposition of Grantor Trust Certificates, to the extent it relates to matters of law or legal conclusions with respect thereto, represents the opinion of counsel to the Depositor for the applicable series as specified in the related prospectus supplement, subject to any qualifications set forth in this prospectus.  In addition, counsel to the Depositor has prepared or reviewed the statements in this prospectus under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES—Grantor Trust Funds”, and is of the opinion that such statements are correct in all material respects.  Such statements are intended as an explanatory discussion of the possible effects of the classification of any Grantor Trust Fund as a grantor trust for federal income tax purposes on investors generally and of related tax matters affecting investors generally, but do not purport to furnish information in the level of detail or with the attention to an investor’s specific tax circumstances that would be provided by an investor’s own tax advisor.  Accordingly, each investor is advised to consult its own tax advisors with regard to the tax consequences to it of investing in Grantor Trust Certificates.
Characterization of Investments in Grantor Trust Certificates.
Grantor Trust Fractional Interest Certificates.  In the case of Grantor Trust Fractional Interest Certificates, unless otherwise disclosed in the related prospectus supplement, counsel to the Depositor will deliver an opinion that, in general, Grantor Trust Fractional Interest Certificates will represent interests in (1) ”loans . . . secured by an interest in real property” within the meaning of Section 7701(a)(19)(C)(v) of the Code when owned by a “domestic building and loan association”; (2) ”obligation[s] (including any participation or certificate of beneficial ownership therein) which . . . [are] principally secured by an interest in real property” within the meaning of Section 860G(a)(3) of the Code to the extent that the assets of the Grantor Trust Fund consist of “qualified mortgages” within the meaning of Section 860G(a)(3) of the Code; and (3) ”real estate assets” within the meaning of Section 856(c)(5)(B) of the Code to the extent that the assets of the Grantor Trust Fund are qualified assets.  In addition, counsel to the Depositor will deliver an opinion that interest on Grantor Trust Fractional Interest Certificates will to the same extent be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Section 856(c)(3)(B) of the Code.
Grantor Trust Strip Certificates.  Even if Grantor Trust Strip Certificates evidence an interest in a Grantor Trust Fund consisting of mortgage loans that are “loans . . . secured by an interest in real property” within the meaning of Section 7701(a)(19)(C)(v) of the Code and “real estate assets” within the meaning of Section 856(c)(5)(B) of the Code, and the interest on which is “interest on obligations secured by mortgages on real property” within the meaning of Section 856(c)(3)(B) of the Code, it is unclear whether the Grantor Trust Strip Certificates, and the income therefrom, will be so characterized.  However, the policies underlying such sections (namely, to encourage or require investments in mortgage loans by thrift institutions and real estate investment trusts) may suggest that such characterization is appropriate.  Counsel to the Depositor will not deliver any opinion on these questions.  Prospective purchasers to which such characterization of an investment in Grantor Trust Strip Certificates is material should consult their tax advisors regarding whether the Grantor Trust Strip Certificates, and the income therefrom, will be so characterized.
The Grantor Trust Strip Certificates will be “obligation[s] (including any participation or Certificate of beneficial ownership therein) which . . . [are] principally secured by an interest in real property” within the meaning of Section 860G(a)(3)(A) of the Code.
Taxation of Owners of Grantor Trust Fractional Interest Certificates.
General.  Holders of a particular series of Grantor Trust Fractional Interest Certificates generally will be required to report on their federal income tax returns their shares of the entire income from the mortgage loans (including amounts used to pay reasonable servicing fees and other expenses) and will be entitled to deduct their shares of any such reasonable servicing fees and other expenses.  Because of stripped interests, market or original issue discount, or premium, the amount includible in income on account of a Grantor Trust Fractional Interest Certificate may differ significantly from the amount distributable thereon representing interest on the mortgage loans.  Under Section 67 of the Code, an individual, estate or trust holding a Grantor Trust Fractional Interest Certificate directly or through certain pass‑through entities will be allowed a deduction for such reasonable servicing fees and expenses only to the extent that the aggregate of such holder’s miscellaneous itemized deductions exceeds two percent of such holder’s adjusted gross income.  In addition, Section 68 of the Code provides that the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount will be reduced by the lesser of (1) 3% of the excess of the individual’s adjusted gross income over such amount or (2) 80% of the amount of itemized deductions otherwise allowable for the taxable year.  The amount of additional taxable income reportable by holders of Grantor Trust Fractional Interest Certificates who are subject to the limitations of either Section 67 or Section 68 of the Code may be substantial.  Further, certificateholders (other than corporations) subject to the alternative minimum tax may not deduct miscellaneous itemized deductions in determining such holder’s alternative minimum taxable income.  Although it is not entirely clear, it appears that in transactions in which multiple classes of Grantor Trust Certificates (including Grantor Trust Strip Certificates) are issued, such fees and expenses should be allocated among the classes of Grantor Trust Certificates using a method that recognizes that each such class benefits from the related services.  In the absence of statutory or administrative clarification as to the method to be used, it currently is intended to base information returns or reports to the IRS and certificateholders on a method that allocates such expenses among classes of Grantor Trust Certificates with respect to each period based on the distributions made to each such class during that period.
The federal income tax treatment of Grantor Trust Fractional Interest Certificates of any series will depend on whether they are subject to the “stripped bond” rules of Section 1286 of the Code.  Grantor Trust Fractional Interest Certificates may be subject to those rules if (1) a class of Grantor Trust Strip Certificates is issued as part of the same series of certificates or (2) the Depositor or any of its affiliates retains (for its own account or for purposes of resale) a right to receive a specified portion of the interest payable on a mortgage asset.  Further, the IRS has ruled that an unreasonably high servicing fee retained by a seller or servicer will be treated as a retained ownership interest in mortgages that constitutes a stripped coupon.  The related prospectus supplement will include information regarding servicing fees paid to a master servicer, a special servicer, any sub‑servicer or their respective affiliates.
If Stripped Bond Rules Apply.  If the stripped bond rules apply, each Grantor Trust Fractional Interest Certificate will be treated as having been issued with “original issue discount” within the meaning of Section 1273(a) of the Code, subject, however, to the discussion below regarding the treatment of certain stripped bonds as market discount bonds and the discussion regarding de minimis market discount.  See “—Market Discount” below.  Under the stripped bond rules, the holder of a Grantor Trust Fractional Interest Certificate (whether a cash or accrual method taxpayer) will be required to report interest income from its Grantor Trust Fractional Interest Certificate for each month in an amount equal to the income that accrues on such Certificate in that month calculated under a constant yield method, in accordance with the rules of the Code relating to original issue discount.
The original issue discount on a Grantor Trust Fractional Interest Certificate will be the excess of such Certificate’s stated redemption price over its issue price.  The issue price of a Grantor Trust Fractional Interest

Certificate as to any purchaser will be equal to the price paid by such purchaser of the Grantor Trust Fractional Interest Certificate.  The stated redemption price of a Grantor Trust Fractional Interest Certificate will be the sum of all payments to be made on such certificate, other than “qualified stated interest”, if any, as well as such certificate’s share of reasonable servicing fees and other expenses.  See “—If Stripped Bond Rules Do Not Apply” for a definition of “qualified stated interest”.  In general, the amount of such income that accrues in any month would equal the product of such holder’s adjusted basis in such Grantor Trust Fractional Interest Certificate at the beginning of such month (see “—Sales of Grantor Trust Certificates” below) and the yield of such Grantor Trust Fractional Interest Certificate to such holder.  Such yield would be computed as the rate (compounded based on the regular interval between payment dates) that, if used to discount the holder’s share of future payments on the mortgage loans, would cause the present value of those future payments to equal the price at which the holder purchased such certificate.  In computing yield under the stripped bond rules, a certificateholder’s share of future payments on the mortgage loans will not include any payments made in respect of any ownership interest in the mortgage loans retained by the Depositor, the master servicer, the special servicer, any sub‑servicer or their respective affiliates, but will include such certificateholder’s share of any reasonable servicing fees and other expenses.
Section 1272(a)(6) of the Code requires (1) the use of a reasonable prepayment assumption in accruing original issue discount and (2) adjustments in the accrual of original issue discount when prepayments do not conform to the prepayment assumption, with respect to certain categories of debt instruments, and regulations could be adopted applying those provisions to the Grantor Trust Fractional Interest Certificates.  It is unclear whether those provisions would be applicable to the Grantor Trust Fractional Interest Certificates or whether use of a reasonable prepayment assumption may be required or permitted without reliance on these rules.  It is also uncertain, if a prepayment assumption is used, whether the assumed prepayment rate would be determined based on conditions at the time of the first sale of the Grantor Trust Fractional Interest Certificate or, with respect to any holder, at the time of purchase of the Grantor Trust Fractional Interest Certificate by that holder.  Certificateholders are advised to consult their tax advisors concerning reporting original issue discount in general and, in particular, whether a prepayment assumption should be used in reporting original issue discount with respect to Grantor Trust Fractional Interest Certificates.
In the case of a Grantor Trust Fractional Interest Certificate acquired at a price equal to the principal amount of the mortgage loans allocable to such certificate, the use of a prepayment assumption generally would not have any significant effect on the yield used in calculating accruals of interest income.  In the case, however, of a Grantor Trust Fractional Interest Certificate acquired at a discount or premium (that is, at a price less than or greater than such principal amount, respectively), the use of a reasonable prepayment assumption would increase or decrease such yield, and thus accelerate or decelerate, respectively, the reporting of income.
If a prepayment assumption is not used, then when a mortgage loan prepays in full, the holder of a Grantor Trust Fractional Interest Certificate acquired at a discount or a premium generally will recognize ordinary income or loss equal to the difference between the portion of the prepaid principal amount of the mortgage loan that is allocable to such certificate and the portion of the adjusted basis of such certificate that is allocable to such certificateholder’s interest in the mortgage loan.  If a prepayment assumption is used, it appears that no separate item of income or loss should be recognized upon a prepayment.  Instead, a prepayment should be treated as a partial payment of the stated redemption price of the Grantor Trust Fractional Interest Certificate and accounted for under a method similar to that described for taking account of original issue discount on REMIC Regular Certificates.  See “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” above.  It is unclear whether any other adjustments would be required to reflect differences between an assumed prepayment rate and the actual rate of prepayments.
In the absence of statutory or administrative clarification, it is currently intended to base information reports or returns to the IRS and certificateholders in transactions subject to the stripped bond rules on a Prepayment Assumption that will be disclosed in the related prospectus supplement and on a constant yield computed using a representative initial offering price for each class of certificates.  However, neither the Depositor nor any other person will make any representation that the mortgage loans will in fact prepay at a rate conforming to such Prepayment Assumption or any other rate and certificateholders should bear in mind that the use of a representative initial offering price will mean that such information returns or reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.
In light of the application of Section 1286 of the Code, a beneficial owner of a stripped bond generally will be required to compute accruals of original issue discount based on its yield, possibly taking into account its own prepayment assumption.  The information necessary to perform the related calculations for information reporting purposes, however, generally will not be available to the trustee.  Accordingly, any information reporting provided by the trustee with respect to these stripped bonds, which information will be based on pricing information as of the closing date, will largely fail to reflect the accurate accruals of original issue discount for these certificates.  Prospective investors therefore should be aware that the timing of accruals of original issue discount applicable to a stripped bond generally will be different than that reported to holders and the IRS.  Prospective investors should consult their own tax advisors regarding their obligation to compute and include in income the correct amount of original issue discount accruals and any possible tax consequences to them if they should fail to do so.
Under Treasury regulations Section 1.1286‑1, certain stripped bonds are to be treated as market discount bonds and, accordingly, any purchaser of such a bond is to account for any discount on the bond as market discount rather than original issue discount.  This treatment only applies, however, if immediately after the most recent disposition of the bond by a person stripping one or more coupons from the bond and disposing of the bond or coupon (1) there is no original issue discount (or only a de minimis amount of original issue discount) or (2) the annual stated rate of interest payable on the original bond is no more than one percentage point lower than the gross interest rate payable on the original mortgage loan (before subtracting any servicing fee or any stripped coupon).  If interest payable on a Grantor Trust Fractional Interest Certificate is more than one percentage point lower than the gross interest rate payable on the mortgage loans, the related prospectus supplement will disclose that fact.  If the original issue discount or market discount on a Grantor Trust Fractional Interest Certificate determined under the stripped bond rules is less than 0.25% of the stated redemption price multiplied by the weighted average maturity of the mortgage loans, then such original issue discount or market discount will be considered to be de minimis.  Original issue discount or market discount of only a de minimis amount will be included in income in the same manner as de minimis original issue and market discount described in “—If Stripped Bond Rules Do Not Apply” and “—Market Discount” below.
If Stripped Bond Rules Do Not Apply.  Subject to the discussion below on original issue discount, if the stripped bond rules do not apply to a Grantor Trust Fractional Interest Certificate, the certificateholder will be required to report its share of the interest income on the mortgage loans in accordance with such certificateholder’s normal method of accounting.  The original issue discount rules will apply, even if the stripped bond rules do not apply, to a Grantor Trust Fractional Interest Certificate to the extent it evidences an interest in mortgage loans issued with original issue discount.
The original issue discount, if any, on the mortgage loans will equal the difference between the stated redemption price of such mortgage loans and their issue price.  For a definition of “stated redemption price”, see “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” above.  In general, the issue price of a mortgage loan will be the amount received by the borrower from the lender under the terms of the mortgage loan, less any “points” paid by the borrower, and the stated redemption price of a mortgage loan will equal its principal amount, unless the mortgage loan provides for an initial “teaser”, or below‑market interest rate.  The determination as to whether original issue discount will be considered to be de minimis will be calculated using the same test as in the REMIC discussion.  See “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” above.
In the case of mortgage loans bearing adjustable or variable interest rates, the related prospectus supplement will describe the manner in which such rules will be applied with respect to those mortgage loans by the trustee or master servicer, as applicable, in preparing information returns to the certificateholders and the IRS.
If original issue discount is in excess of a de minimis amount, all original issue discount with respect to a mortgage loan will be required to be accrued and reported in income each month, based on a constant yield.  The OID Regulations suggest that no prepayment assumption is appropriate in computing the yield on prepayable obligations issued with original issue discount.  In the absence of statutory or administrative clarification, it currently is not intended to base information reports or returns to the IRS and certificateholders on the use of a prepayment assumption in transactions not subject to the stripped bond rules.  However, Section 1272(a)(6) of the Code may require that a prepayment assumption be made in computing yield with respect to all mortgage‑backed securities.  Certificateholders are advised to consult their own tax advisors concerning whether a prepayment assumption should be used in reporting original issue discount with respect to Grantor Trust Fractional Interest Certificates.  Certificateholders should refer to the related prospectus supplement with respect to each series to determine whether and in what manner the original issue discount rules will apply to mortgage loans in such series.

A purchaser of a Grantor Trust Fractional Interest Certificate that purchases such Grantor Trust Fractional Interest Certificate at a cost less than such certificate’s allocable portion of the aggregate remaining stated redemption price of the mortgage loans held in the related trust fund will also be required to include in gross income such certificate’s daily portions of any original issue discount with respect to such mortgage loans.  However, each such daily portion will be reduced, if the cost of such Grantor Trust Fractional Interest Certificate to such purchaser is in excess of such certificate’s allocable portion of the aggregate “adjusted issue prices” of the mortgage loans held in the related trust fund, approximately in proportion to the ratio such excess bears to such certificate’s allocable portion of the aggregate original issue discount remaining to be accrued on such mortgage loans.  The adjusted issue price of a mortgage loan on any given day equals the sum of (1) the adjusted issue price (or, in the case of the first accrual period, the issue price) of such mortgage loan at the beginning of the accrual period that includes such day and (2) the daily portions of original issue discount for all days during such accrual period prior to such day.  The adjusted issue price of a mortgage loan at the beginning of any accrual period will equal the issue price of such mortgage loan, increased by the aggregate amount of original issue discount with respect to such mortgage loan that accrued in prior accrual periods, and reduced by the amount of any payments made on such mortgage loan in prior accrual periods of amounts included in its stated redemption price.
Unless otherwise provided in the related prospectus supplement, the trustee or master servicer, as applicable, will provide to any holder of a Grantor Trust Fractional Interest Certificate such information as such holder may reasonably request from time to time with respect to original issue discount accruing on Grantor Trust Fractional Interest Certificates.  See “—Grantor Trust Reporting” below.
Market Discount.  If the stripped bond rules do not apply to a Grantor Trust Fractional Interest Certificate, a certificateholder may be subject to the market discount rules of Sections 1276 through 1278 of the Code to the extent an interest in a mortgage loan is considered to have been purchased at a “market discount”, that is, in the case of a mortgage loan issued without original issue discount, at a purchase price less than its remaining stated redemption price (as defined above), or in the case of a mortgage loan issued with original issue discount, at a purchase price less than its adjusted issue price (as defined above).  If market discount is in excess of a de minimis amount (as described below), the holder generally will be required to include in income in each month the amount of such discount that has accrued (under the rules described in the next paragraph) through such month that has not previously been included in income, but limited, in the case of the portion of such discount that is allocable to any mortgage loan, to the payment of stated redemption price on such mortgage loan that is received by (or, in the case of accrual basis certificateholders, due to) the trust fund in that month.  A certificateholder may elect to include market discount in income currently as it accrues (under a constant yield method based on the yield of the certificate to such holder) rather than including it on a deferred basis in accordance with the foregoing under rules similar to those described in “—REMICs—Taxation of Owners of REMIC Regular Certificates—Market Discount” above.
Section 1276(b)(3) of the Code authorized the Treasury Department to issue regulations providing for the method for accruing market discount on debt instruments, the principal of which is payable in more than one installment.  Until such time as regulations are issued by the Treasury Department, certain rules described in the Committee Report apply.  Under those rules, in each accrual period market discount on the mortgage loans should accrue, at the holder’s option:  (1) on the basis of a constant yield method, (2) in the case of a mortgage loan issued without original issue discount, in an amount that bears the same ratio to the total remaining market discount as the stated interest paid in the accrual period bears to the total stated interest remaining to be paid on the mortgage loan as of the beginning of the accrual period, or (3) in the case of a mortgage loan issued with original issue discount, in an amount that bears the same ratio to the total remaining market discount as the original issue discount accrued in the accrual period bears to the total original issue discount remaining at the beginning of the accrual period.  The prepayment assumption, if any, used in calculating the accrual of original issue discount is to be used in calculating the accrual of market discount.  The effect of using a prepayment assumption could be to accelerate the reporting of such discount income.  Because the regulations referred to in this paragraph have not been issued, it is not possible to predict what effect such regulations might have on the tax treatment of a mortgage loan purchased at a discount in the secondary market.
Because the mortgage loans will provide for periodic payments of stated redemption price, such discount may be required to be included in income at a rate that is not significantly slower than the rate at which such discount would be included in income if it were original issue discount.

Market discount with respect to mortgage loans may be considered to be de minimis and, if so, will be includible in income under de minimis rules similar to those described above in “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” above within the exception that it is less likely that a prepayment assumption will be used for purposes of such rules with respect to the mortgage loans.
Further, under the rules described above in “—REMICs—Taxation of Owners of REMIC Regular Certificates—Market Discount”, any discount that is not original issue discount and exceeds a de minimis amount may require the deferral of interest expense deductions attributable to accrued market discount not yet includible in income, unless an election has been made to report market discount currently as it accrues.  This rule applies without regard to the origination dates of the mortgage loans.
Premium.  If a certificateholder is treated as acquiring the underlying mortgage loans at a premium, that is, at a price in excess of their remaining stated redemption price, such certificateholder may elect under Section 171 of the Code to amortize using a constant yield method the portion of such premium allocable to mortgage loans originated after September 27, 1985.  Amortizable premium is treated as an offset to interest income on the related debt instrument, rather than as a separate interest deduction.  However, premium allocable to mortgage loans originated before September 28, 1985 or to mortgage loans for which an amortization election is not made, should be allocated among the payments of stated redemption price on the mortgage loan and be allowed as a deduction as such payments are made (or, for a certificateholder using the accrual method of accounting, when such payments of stated redemption price are due).
It is unclear whether a prepayment assumption should be used in computing amortization of premium allowable under Section 171 of the Code.  If premium is not subject to amortization using a prepayment assumption and a mortgage loan prepays in full, the holder of a Grantor Trust Fractional Interest Certificate acquired at a premium should recognize a loss equal to the difference between the portion of the prepaid principal amount of the mortgage loan that is allocable to the certificate and the portion of the adjusted basis of the certificate that is allocable to the mortgage loan.  If a prepayment assumption is used to amortize such premium, it appears that such a loss would be unavailable.  Instead, if a prepayment assumption is used, a prepayment should be treated as a partial payment of the stated redemption price of the Grantor Trust Fractional Interest Certificate and accounted for under a method similar to that described for taking account of original issue discount on REMIC Regular Certificates.  See “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” above.  It is unclear whether any other adjustments would be required to reflect differences between the prepayment assumption and the actual rate of prepayments.
Taxation of Owners of Grantor Trust Strip Certificates.  The “stripped coupon” rules of Section 1286 of the Code will apply to the Grantor Trust Strip Certificates.  Except as described above in “—If Stripped Bond Rules Apply”, no regulations or published rulings under Section 1286 of the Code have been issued and some uncertainty exists as to how it will be applied to securities such as the Grantor Trust Strip Certificates.  Accordingly, holders of Grantor Trust Strip Certificates should consult their tax advisors concerning the method to be used in reporting income or loss with respect to such certificates.
The OID Regulations do not apply to “stripped coupons”, although they provide general guidance as to how the original issue discount sections of the Code will be applied.  In addition, the discussion below is subject to the discussion under “—Possible Application of Proposed Contingent Payment Rules” below and assumes that the holder of a Grantor Trust Strip Certificate will not own any Grantor Trust Fractional Interest Certificates.
Under the stripped coupon rules, it appears that original issue discount will be required to be accrued in each month on the Grantor Trust Strip Certificates based on a constant yield method.  In effect, each holder of Grantor Trust Strip Certificates would include as interest income in each month an amount equal to the product of such holder’s adjusted basis in such Grantor Trust Strip Certificate at the beginning of such month and the yield of such Grantor Trust Strip Certificate to such holder.  Such yield would be calculated based on the price paid for that Grantor Trust Strip Certificate by its holder and the payments remaining to be made thereon at the time of the purchase, plus an allocable portion of the servicing fees and expenses to be paid with respect to the mortgage loans.  See “—If Stripped Bond Rules Apply” above.
As noted above, Section 1272(a)(6) of the Code requires that a prepayment assumption be used in computing the accrual of original issue discount with respect to certain categories of debt instruments, and that adjustments be made in the amount and rate of accrual of such discount when prepayments do not conform to such prepayment assumption.  Regulations could be adopted applying those provisions to the Grantor Trust Strip Certificates.  It is unclear whether those provisions would be applicable to the Grantor Trust Strip Certificates or whether use of a prepayment assumption may be required or permitted in the absence of such regulations.  It is also uncertain, if a prepayment assumption is used, whether the assumed prepayment rate would be determined based on conditions at the time of the first sale of the Grantor Trust Strip Certificate or, with respect to any subsequent holder, at the time of purchase of the Grantor Trust Strip Certificate by that holder.
The accrual of income on the Grantor Trust Strip Certificates will be significantly slower if a prepayment assumption is permitted to be made than if yield is computed assuming no prepayments.  In the absence of statutory or administrative clarification, it currently is intended to base information returns or reports to the IRS and certificateholders on the Prepayment Assumption disclosed in the related prospectus supplement and on a constant yield computed using a representative initial offering price for each class of certificates.  However, neither the Depositor nor any other person will make any representation that the mortgage loans will in fact prepay at a rate conforming to the Prepayment Assumption or at any other rate and certificateholders should bear in mind that the use of a representative initial offering price will mean that such information returns or reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.  Prospective purchasers of the Grantor Trust Strip Certificates are encouraged to consult their tax advisors regarding the use of the Prepayment Assumption.
It is unclear under what circumstances, if any, the prepayment of a mortgage loan will give rise to a loss to the holder of a Grantor Trust Strip Certificate.  If a Grantor Trust Strip Certificate is treated as a single instrument (rather than an interest in discrete mortgage loans) and the effect of prepayments is taken into account in computing yield with respect to such Grantor Trust Strip Certificate, it appears that no loss may be available as a result of any particular prepayment unless prepayments occur at a rate faster than the Prepayment Assumption.  However, if a Grantor Trust Strip Certificate is treated as an interest in discrete mortgage loans, or if the Prepayment Assumption is not used, then when a mortgage loan is prepaid, the holder of a Grantor Trust Strip Certificate should be able to recognize a loss equal to the portion of the adjusted issue price of the Grantor Trust Strip Certificate that is allocable to such mortgage loan.
Possible Application of Contingent Payment Rules.  The coupon stripping rules’ general treatment of stripped coupons is to regard them as newly issued debt instruments in the hands of each purchaser.  To the extent that payments on the Grantor Trust Strip Certificates would cease if the mortgage loans were prepaid in full, the Grantor Trust Strip Certificates could be considered to be debt instruments providing for contingent payments.  Under the OID Regulations, debt instruments providing for contingent payments are not subject to the same rules as debt instruments providing for noncontingent payments.  Treasury Department regulations have been promulgated regarding contingent payment debt instruments, but it appears that Grantor Trust Strip Certificates, due to their similarity to other mortgage‑backed securities (such as REMIC regular interests and debt instruments subject to Section 1272(a)(6) of the Code) that are expressly excepted from the application of such Regulations, may also be excepted from such regulations.  Like the OID Regulations, the contingent payment regulations do not specifically address securities, such as the Grantor Trust Strip Certificates, that are subject to the stripped bond rules of Section 1286 of the Code.
If the contingent payment rules similar to those under the OID Regulations were to apply, the holder of a Grantor Trust Strip Certificate would be required to apply a “noncontingent bond method”. Under the “noncontingent bond method”, the issuer of a Grantor Trust Strip Certificate determines a projected payment schedule.  Holders of Grantor Trust Strip Certificates are bound by the issuer’s projected payment schedule.  The projected payment schedule consists of all noncontingent payments and a projected amount for each contingent payment based on the comparable yield (as described below) of the Grantor Trust Strip Certificate.  The projected amount of each payment is determined so that the projected payment schedule reflects the projected yield.  The projected amount of each payment must reasonably reflect the relative expected values of the payments to be received by the holders of a Grantor Trust Strip Certificate.  The comparable yield referred to above is a rate that, as of the issue date, reflects the yield at which the issuer would issue a fixed rate debt instrument with terms and conditions similar to the contingent payment debt instrument, including general market conditions, the credit quality of the issuer, and the terms and conditions of the mortgage loans.  The holder of a Grantor Trust Strip Certificate would be required to include as interest income in each month the adjusted issue price of the Grantor Trust Strip Certificate at the beginning of the period multiplied by the comparable yield.
Certificateholders should consult their tax advisors concerning the possible application of the contingent payment rules to the Grantor Trust Strip Certificates.
Sales of Grantor Trust Certificates.  Any gain or loss, equal to the difference between the amount realized on the sale or exchange of a Grantor Trust Certificate and its adjusted basis, recognized on such sale or exchange of a Grantor Trust Certificate by an investor who holds such Grantor Trust Certificate as a capital asset, will be capital gain or loss, except to the extent of accrued and unrecognized market discount, which will be treated as ordinary income, and (in the case of banks and other financial institutions) except as provided under Section 582(c) of the Code.  The adjusted basis of a Grantor Trust Certificate generally will equal its cost, increased by any income reported by the seller (including original issue discount and market discount income) and reduced (but not below zero) by any previously reported losses, any amortized premium and by any distributions with respect to such Grantor Trust Certificate.  The Code as of the date of this prospectus generally provides for tax rates of non-corporate taxpayers on ordinary income that are higher than the rates on long‑term capital gains (generally, property held for more than one year).  No such rate differential exists for corporations.  In addition, the distinction between a capital gain or loss and ordinary income or loss remains relevant for other purposes.
Gain or loss from the sale of a Grantor Trust Certificate may be partially or wholly ordinary and not capital in certain circumstances.  Gain attributable to accrued and unrecognized market discount will be treated as ordinary income, as will gain or loss recognized by banks and other financial institutions subject to Section 582(c) of the Code.  Furthermore, a portion of any gain that might otherwise be capital gain may be treated as ordinary income to the extent that the Grantor Trust Certificate is held as part of a “conversion transaction” within the meaning of Section 1258 of the Code.  A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk, if substantially all of the taxpayer’s return is attributable to the time value of the taxpayer’s net investment in such transaction.  The amount of gain realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer’s net investment at 120% of the appropriate “applicable Federal rate” (which rate is computed and published monthly by the IRS) at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.
Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include such net capital gain in total net investment income for that taxable year, for purposes of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer’s net investment income.
Grantor Trust Reporting.  Unless otherwise provided in the related prospectus supplement, the trustee or master servicer, as applicable, will furnish to each holder of a Grantor Trust Certificate with each distribution a statement setting forth the amount of such distribution allocable to principal on the underlying mortgage loans and to interest thereon at the related pass-through rate.  In addition, the trustee or master servicer, as applicable, will furnish, within a reasonable time after the end of each calendar year, to each holder of a Grantor Trust Certificate who was such a holder at any time during such year, information regarding the amount of servicing compensation received by the master servicer, the special servicer or any sub‑servicer, and such other customary factual information as the Depositor or the reporting party deems necessary or desirable to enable holders of Grantor Trust Certificates to prepare their tax returns and will furnish comparable information to the IRS as and when required by law to do so.  Because the rules for accruing discount and amortizing premium with respect to the Grantor Trust Certificates are uncertain in various respects, there is no assurance the IRS will agree with the trustee’s or master servicer’s, as the case may be, information reports of such items of income and expense.  Moreover, such information reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders that bought their certificates at the representative initial offering price used in preparing such reports.
Final Treasury regulations establish a reporting framework for interests in “widely held fixed investment trusts” and place the responsibility of reporting on the person in the ownership chain who holds an interest for a beneficial owner. A widely-held fixed investment trust is defined as an arrangement classified as a “trust” under Treasury regulation section 301.7701-4(c), in which any interest is held by a middleman, which includes, but is not limited to

(i) a custodian of a person’s account, (ii) a nominee and (iii) a broker holding an interest for a customer in street name. The trustee, or its designated agent, is required to calculate and provide information to requesting persons with respect to the trust fund in accordance with these regulations. The trustee (or its designated agent), or the applicable middleman (in the case of interests held through a middleman), is required to file information returns with the IRS and provide tax information statements to certificateholders in accordance with these regulations.
Backup Withholding.  In general, the rules described above in “—REMICs—Backup Withholding with Respect to REMIC Certificates” will also apply to Grantor Trust Certificates.
Foreign Investors.  In general, the discussion with respect to REMIC Regular Certificates in “—REMICs—Foreign Investors in REMIC Certificates” above applies to Grantor Trust Certificates except that Grantor Trust Certificates will, unless otherwise disclosed in the related prospectus supplement, be eligible for exemption from U.S. withholding tax, subject to the conditions described in such discussion, only to the extent the related mortgage loans were originated after July 18, 1984.
To the extent that interest on a Grantor Trust Certificate would be exempt under Sections 871(h)(1) and 881(c) of the Code from United States withholding tax, and the Grantor Trust Certificate is not held in connection with a certificateholder’s trade or business in the United States, such Grantor Trust Certificate will not be subject to United States estate taxes in the estate of a nonresident alien individual.
3.8% Medicare Tax on “Net Investment Income”.  Certain non-corporate U.S. Persons may be subject to an additional 3.8% Medicare Tax on “net investment income”.  See “—REMICs—3.8% Medicare Tax on “Net Investment Income”“ above.
STATE AND OTHER TAX CONSEQUENCES
In addition to the federal income tax consequences described in “MATERIAL FEDERAL INCOME TAX CONSEQUENCES”, potential investors should consider the state and local tax consequences of the acquisition, ownership, and disposition of the offered certificates.  State and local tax law may differ substantially from the corresponding federal law, and the discussion above does not purport to describe any aspect of the tax laws of any state or other jurisdiction.  Therefore, prospective investors are encouraged to consult their tax advisors with respect to the various tax consequences of investments in the offered certificates.
CERTAIN ERISA CONSIDERATIONS
General
The Employee Retirement Income Security Act of 1974, as amended, and the Code impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts (and as applicable, insurance company general accounts) in which such plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA and Section 4975 of the Code (each, a “Plan”), and on persons who are fiduciaries with respect to such Plans, in connection with the investment of Plan assets.  Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements.  However, such plans may be subject to the provisions of other applicable federal and state law materially similar to ERISA or the Code.  Moreover, any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code is subject to the prohibited transaction rules set forth in Section 503 of the Code.
ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan.  In addition, Section 406 of ERISA and Section 4975 of the Code prohibit a broad range of transactions involving assets of a Plan and persons who have certain specified relationships to the Plan, unless a statutory or administrative exemption is available.  Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Section 4975 of the Code or a penalty imposed pursuant to Section 502(i) of ERISA, unless a statutory or administrative exemption is available.  These prohibited transactions generally are set forth in Section 406 of ERISA and Section 4975 of the Code.
Plan Asset Regulations
A Plan’s investment in offered certificates may cause the underlying mortgage assets and other assets included in a related trust fund to be deemed assets of such Plan.  The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the Plan’s assets include both such equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable here apply, or unless the equity participation in the entity by “benefit plan investors” (i.e., Plans and entities deemed to hold plan assets because of a Plan’s investment in the entity) is not “significant”, both as defined in the Plan Asset Regulations.  For this purpose, in general, equity participation by benefit plan investors will be “significant” on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors.  Equity participation in a trust fund will be significant on any date if immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.
Any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to such assets for a fee, is a fiduciary of the investing Plan.  If the mortgage assets and other assets included in a trust fund constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, any special servicer, any sub‑servicer, the trustee, the obligor under any credit enhancement mechanism, or certain affiliates thereof may be deemed to be a Plan “fiduciary” and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and the Code with respect to the investing Plan.  In addition, if the mortgage assets and other assets included in a trust fund constitute Plan assets, the purchase of certificates by a Plan, as well as the operation of the trust fund, may constitute or involve a prohibited transaction under ERISA or the Code.
The Plan Asset Regulations provide that where a Plan acquires a “guaranteed governmental mortgage pool certificate”, the Plan’s assets include such certificate but do not solely by reason of the Plan’s holdings of such certificate include any of the mortgages underlying such certificate.  The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” Ginnie Mae, Freddie Mac, Farmer Mac and Fannie Mae certificates.  Accordingly, even if such MBS included in a trust fund were deemed to be assets of Plan investors, the mortgages underlying such MBS would not be treated as assets of such Plans.  Private label mortgage participations, mortgage pass‑through certificates or other mortgage‑backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations; potential Plan investors should consult their counsel and review the ERISA discussion in the related prospectus supplement before purchasing certificates if such MBS are included in the trust fund.
The DOL has granted to certain underwriters administrative exemptions, each an “Exemption”, for certain mortgage‑backed and asset‑backed certificates underwritten in whole or in part by the underwriters.  An Exemption might be applicable to the initial purchase, the holding, and the subsequent resale by a Plan of certain certificates, such as the offered certificates, underwritten by the underwriters, representing interests in pass‑through trusts that consist of certain receivables, loans and other obligations; provided that the conditions and requirements of the Exemption are satisfied.  The loans described in the Exemptions include mortgage loans such as the mortgage assets.  However, it should be noted that in issuing the Exemptions, the DOL may not have considered interests in pools of the exact nature as some of the offered certificates.  If all of the conditions of an Exemption are met, whether or not a Plan’s assets would be deemed to include an ownership interest in the mortgage assets, the acquisition, holding and resale of the offered certificates by Plans would be exempt from certain of the prohibited transaction provisions of ERISA and the Code.
Insurance Company General Accounts
Sections I and III of PTCE 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Section 4975 of the Code transactions in connection with the servicing, management and operation of a trust (such as the trust) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the trust; provided that certain conditions are satisfied.  If these conditions are met, insurance company general accounts would be allowed to purchase certain classes of certificates which do not meet the requirements of any of the Exemptions solely because they have not received a rating from at least one NRSRO that meets the requirements prescribed in the Exemptions.  All other conditions of one of the Exemptions would have to be satisfied in order for PTCE 95‑60 to be available.  Before purchasing such class of certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95‑60 should itself confirm that all applicable conditions and other requirements have been satisfied.
The Small Business Job Protection Act of 1996 added a new Section 401(c) to ERISA, which provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Section 4975 of the Code, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account.  Pursuant to Section 401(c) of ERISA, the DOL has issued final regulations providing guidance for the purpose of determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets.  Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets.  In addition, because Section 401(c) does not relate to insurance company separate accounts, separate account assets are still treated as Plan assets of any Plan invested in such separate account.  Insurance companies contemplating the investment of general account assets in the offered certificates should consult with their legal counsel with respect to the applicability of Section 401(c) of ERISA.
Consultation With Counsel
Any Plan fiduciary which proposes to purchase offered certificates on behalf of or with assets of a Plan should consider its general fiduciary obligations under ERISA and should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and the availability of any prohibited transaction exemption in connection with any planned purchase.
Tax Exempt Investors
A Plan that is exempt from federal income taxation pursuant to Section 501 of the Code nonetheless will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code.  All “excess inclusions” of a REMIC allocated to a REMIC Residual Certificate held by a Plan will be considered unrelated business taxable income and thus will be subject to federal income tax.  See “MATERIAL FEDERAL INCOME TAX CONSEQUENCES—REMICs—Taxation of Owners of REMIC Residual Certificates—Excess Inclusions”.
LEGAL INVESTMENT
If so specified in the accompanying prospectus supplement, certain classes of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).  Generally, the only classes of offered certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (an “NRSRO”) and (2) are part of a series evidencing interests in a trust fund consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.
While Section 939(e) of the Dodd-Frank Wall Street Reform and Consumer Protection Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus.  However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO.  Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of offered certificates specified to be “mortgage related securities” for purposes of SMMEA in the applicable prospectus supplement, may no longer qualify as such as of the time such new standards are effective.
The appropriate characterization of the offered certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the offered certificates, may be subject to significant interpretive uncertainties. Except as may be specified in the applicable prospectus supplement with regard to the status of certain classes of offered certificates as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase offered certificates under applicable legal investment restrictions.  Further, any ratings downgrade of a class of the offered certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class.  The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the offered certificates) may adversely affect the liquidity and market value of the offered certificates.
Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the offered certificates constitute legal investments or are subject to investment, capital or other regulatory restrictions.
USE OF PROCEEDS
The net proceeds to be received from the sale of the certificates of any series will be applied by the Depositor to the purchase of trust assets or will be used by the Depositor to cover expenses related thereto.  The Depositor expects to sell the certificates from time to time, but the timing and amount of offerings of certificates will depend on a number of factors, including the volume of mortgage assets acquired by the Depositor, prevailing interest rates, availability of funds and general market conditions.
METHOD OF DISTRIBUTION
The certificates offered hereby and by the related prospectus supplements will be offered in series through one or more of the methods described below.  The prospectus supplement prepared for each series will describe the method of offering being utilized for that series and will state the net proceeds to the Depositor from such sale.
The Depositor intends that offered certificates will be offered through the following methods from time to time and that offerings may be made concurrently through more than one of these methods or that an offering of the offered certificates of a particular series may be made through a combination of two or more of these methods.  Such methods are as follows:
1.    By negotiated firm commitment or best efforts underwriting and public re‑offering by underwriters, which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of the Depositor;
2.    By placements by the Depositor with institutional investors through dealers; and
3.    By direct placements by the Depositor with institutional investors, in which event the Depositor will be an underwriter with respect to the certificates; and
4.    By inclusion as underlying securities backing another series of mortgage pass-through certificates issued by an entity of which the Depositor or an affiliate of the Depositor may act as the Depositor.  In the event that the Depositor or an affiliate of the Depositor acts as Depositor with respect to the other series of mortgage pass-through certificates, the Depositor or its affiliate will be an underwriter with respect to the underlying securities.

In addition, if specified in the related prospectus supplement, the offered certificates of a series may be offered in whole or in part to the seller of the related mortgage assets that would comprise the trust fund for such certificates.
If underwriters are used in a sale of any offered certificates (other than in connection with an underwriting on a best efforts basis), such certificates will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices to be determined at the time of sale or at the time of commitment therefor.  Such underwriters may be broker‑dealers affiliated with the Depositor whose identities and relationships to the Depositor will be as set forth in the related prospectus supplement.  The managing underwriter or underwriters with respect to the offer and sale of offered certificates of a particular series will be set forth on the cover of the prospectus supplement relating to such series and the members of the underwriting syndicate, if any, will be named in such prospectus supplement.
In connection with the sale of offered certificates, underwriters may receive compensation from the Depositor or from purchasers of the offered certificates in the form of discounts, concessions or commissions.  Underwriters and dealers participating in the distribution of the offered certificates will be deemed to be underwriters in connection with such certificates, and any discounts or commissions received by them from the Depositor and any profit on the resale of offered certificates by them will be deemed to be underwriting discounts and commissions under the Securities Act.
It is anticipated that the underwriting agreement pertaining to the sale of the offered certificates of any series will provide that the obligations of the underwriters will be subject to certain conditions precedent, that the underwriters will be obligated to purchase all such certificates if any are purchased (other than in connection with an underwriting on a best efforts basis) and that, in limited circumstances, the Depositor will indemnify the several underwriters and the underwriters will indemnify the Depositor against certain civil liabilities, including liabilities under the Securities Act or will contribute to payments required to be made in respect to such liabilities.
The prospectus supplement with respect to any series offered by placements through dealers will contain information regarding the nature of such offering and any agreements to be entered into between the Depositor and purchasers of offered certificates of such series.
The Depositor anticipates that the offered certificates will be sold primarily to institutional investors.  Purchasers of offered certificates, including dealers, may, depending on the facts and circumstances of such purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and sales by them of offered certificates.  Holders of offered certificates should consult with their legal advisors in this regard prior to any such reoffer or sale.
If specified in the prospectus supplement relating to a series of certificates, the Depositor or any of its affiliates may purchase some or all of one or more classes of certificates of the series from the underwriter or underwriters at a price specified or described in the prospectus supplement.  This party may then, from time to time, offer and sell, pursuant to this prospectus, some or all of the certificates it purchased directly, through one or more underwriters to be designated at the time of the offering of the certificates or through dealers acting as agent and/or principal.  Any of these offerings may be restricted in the matter specified in the applicable prospectus supplement.  These transactions may be effected at market prices prevailing at the time of sale, at negotiated prices or at fixed prices.  The underwriters and dealers participating in the purchaser’s offering of certificates may receive compensation in the form of underwriting discounts or commissions from the purchaser and these dealers may receive commissions from the investors purchasing certificates for whom they may act as agent (which discounts or commissions will not exceed those customary in those types of transactions).  Any dealer that participates in the distribution of these certificates will be an “underwriter” within the meaning of the Securities Act, and any commissions and discounts received by a dealer and any profit on the resale of these certificates by a dealer will be underwriting discounts and commissions under the Securities Act.
LEGAL MATTERS
Certain legal matters relating to the certificates will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP.  Certain legal matters relating to the certificates will be passed upon for the underwriter by the counsel described in the related prospectus supplement under “LEGAL MATTERS”.  Certain federal income tax matters and other matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP.
RATING
Each class of offered certificates shall have been rated not lower than investment grade, that is, in one of the four highest rating categories, by at least one NRSRO.
Ratings on mortgage pass‑through certificates address the likelihood of receipt by the holders of all collections on the underlying mortgage assets to which such holders are entitled.  These ratings address the structural, legal and issuer‑related aspects associated with such certificates, the nature of the underlying mortgage assets and the credit quality of the guarantor, if any.  Ratings on mortgage pass‑through certificates do not represent any assessment of the likelihood of principal prepayments by borrowers or of the degree by which such prepayments might differ from those originally anticipated.  As a result, certificateholders might suffer a lower than anticipated yield, and, in addition, holders of Stripped Interest Certificates might, in extreme cases fail to recoup their initial investments.  Furthermore, ratings on mortgage pass‑through certificates do not address the price of such certificates or the suitability of such certificates to the investor.
A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning NRSRO.  Each security rating should be evaluated independently of any other security rating.
AVAILABLE INFORMATION
The Depositor has filed with the SEC a Registration Statement (of which this prospectus forms a part) under the Securities Act with respect to the offered certificates.  This prospectus and the prospectus supplement relating to each series of offered certificates contain summaries of the material terms of the documents referred to in this prospectus or in such prospectus supplement, but do not contain all of the information set forth in the Registration Statement pursuant to the rules and regulations of the SEC.  For further information, reference is made to such Registration Statement and the exhibits thereto.  Such Registration Statement and exhibits can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at its Public Reference Section, 100 F Street, N.E., Washington, D.C.  20549, and at its Midwest Regional Offices located as follows:  Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661‑2511.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1‑800‑SEC‑0330.  The SEC also maintains a site on the World Wide Web at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.  The Depositor has filed the Registration Statement, including all exhibits thereto, through the EDGAR system, so the materials should be available by logging onto the SEC’s website.  The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.
No dealer, salesman, or other person has been authorized to give any information, or to make any representations, other than those contained in this prospectus or any related prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Depositor or any other person.  Neither the delivery of this prospectus or any related prospectus supplement nor any sale made under this prospectus or any related prospectus supplement shall under any circumstances create an implication that there has been no change in the information in this prospectus since the date of this prospectus or in such prospectus supplement since the date of the prospectus supplement.  This prospectus and any related prospectus supplement are not an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which it is unlawful to make such offer or solicitation.
The master servicer, the trustee or another specified person will cause to be provided to registered holders of the offered certificates of each series periodic unaudited reports concerning the related trust fund.  If beneficial interests in a class or series of offered certificates are being held and transferred in book‑entry format through the facilities of The DTC as described in this prospectus, then unless otherwise provided in the related prospectus supplement, such reports will be sent on behalf of the related trust fund to a nominee of DTC as the registered holder of the offered certificates.  Conveyance of notices and other communications by DTC to its participating organizations, and directly or indirectly through such participating organizations to the beneficial owners of the applicable offered certificates, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. See “DESCRIPTION OF THE CERTIFICATES—Reports to Certificateholders” and “—Book‑Entry Registration and Definitive Certificates”.
The Depositor will file or cause to be filed with the SEC such periodic reports with respect to each trust fund as are required under the Exchange Act and the rules and regulations of the SEC and the related prospectus supplement will describe how to locate such reports of the Depositor.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The Depositor hereby incorporates by reference all documents and reports filed or caused to be filed by the Depositor (other than Annual Reports on Form 10-K) with respect to a trust fund pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of an offering of offered certificates evidencing interests in that trust fund.  The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with the offering of one or more classes of offered certificates, upon written or oral request of such person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent such documents or reports relate to one or more of such classes of such offered certificates, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents).  Such requests to the Depositor should be directed in writing to its principal executive offices at One Bryant Park, New York, New York 10036, or by telephone at (980) 388-7451.

GLOSSARY
The following capitalized terms will have the respective meanings assigned to them in this “GLOSSARY” section whenever they are used in this prospectus.
“401(c) Regulations” means those regulations issued by the DOL which provide guidance for the purpose of determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets.
“Accrued Certificate Interest” means for each Distribution Date an amount equal to interest at the applicable pass-through rate accrued for a specified period (generally the most recently ended calendar month) on the outstanding Certificate Balance of such class of certificates immediately prior to such Distribution Date.
“Accrual Certificates” means one or more classes of certificates that may not be entitled to distributions of interest until the occurrence of certain events, such as the retirement of one or more other classes of certificates.
“ADA” means the Americans with Disabilities Act of 1990, as amended.
“Available Distribution Amount” means unless otherwise provided in the related prospectus supplement for any series of certificates and any Distribution Date the total of all payments or other collections (or advances in lieu of such collections and advances) on, under or in respect of the mortgage assets and any other assets included in the related trust fund that are available for distribution to the holders of certificates of such series on such date.
“Bankruptcy Code” means the U.S. Bankruptcy Code.
“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Certificate Account” means for the trust fund one or more established and maintained on behalf of the certificateholders into which all payments and collections received or advanced with respect to the mortgage assets and other assets in the trust fund will be deposited to the extent described this prospectus and the related prospectus supplement.

“Certificate Balance” means the initial stated principal amount of each individual class of certificates for a given series other than real estate mortgage investment conduit residual certificates or certain classes of stripped interest certificates.
“Certificate Owner” means the actual purchaser of a book-entry certificate.
“Closing Date” means date of the initial issuance of the certificates of a given series.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Property” means office buildings, retail stores and establishments, hotels or motels, nursing homes, hospitals or other health care-related facilities, recreational vehicle and mobile home parks, warehouse facilities, mini-warehouse facilities, self-storage facilities, industrial plants, parking lots, entertainment or sports arenas, restaurants, marinas, mixed use or various other types of income-producing properties or unimproved land comprising some or all of the mortgaged properties included in the trust fund.
“Committee Report” means the Conference Committee Report accompanying the Tax Reform Act of 1986.
“Companion Class” means one or more classes of certificate where distributions of principal with respect to one or more other classes of certificates may be contingent on the specified principal payment schedule for a Controlled Amortization Class of the same series and the rate at which payments and other collections of principal on the mortgage assets in the related trust fund are received.
“Controlled Amortization Class” means one or more classes of certificates where distributions of principal may be made, subject to available funds, based on a specified principal payment schedule.
“CPR” means the constant prepayment rate model representing an assumed constant rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of mortgage loans for the life of such mortgage loans.
“Cut-off Date” means the specified date initial aggregate outstanding principal balance of the related mortgage assets as of a specified date.
“Debt Service Coverage Ratio” means at any given time for a mortgage loan the ratio of —
•	the Net Operating Income derived from the related mortgaged property for a twelve-month period to
•	the annualized scheduled payments of principal and/or interest on the mortgage loan and any other loans senior to it that are secured by the related mortgaged property.
“Depositor” means Banc of America Merrill Lynch Commercial Mortgage Inc., a Delaware corporation.
“Determination Date” means the date upon which that all scheduled payments on the mortgage loans in the trust fund are received or advanced by the master servicer, special servicer or other specified person will be distributed to certificateholders of the related series on the next succeeding Distribution Date.
“Direct Participant” means the securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations that maintain accounts with DTC.
“Distribution Date” means the date as described in the prospectus supplement upon which distributions on or with respect to the certificates will be made.
“DOL” means the United States Department of Labor.
“DTC” means The Depository Trust Company.
“Due Date” means a specified date upon which scheduled payments of interest, principal or both are to be made under a mortgage loan and may occur monthly, quarterly, semi-annually or annually.

“Due Period” means a specified time period (generally corresponding in length to the period between Distribution Dates).
“Equity Participation” means a provision under a mortgage loan that entitles the lender to a share of appreciation of the related mortgaged property, or profits realized from the operation or disposition of such mortgaged property or the benefit, if any, resulting from the refinancing of the mortgage loan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excess Funds” means in general that portion of the amounts distributable in respect of the certificates of any series on any Distribution Date that represent—
•	interest received or advanced on the mortgage assets in the trust fund that is in excess of the interest currently accrued on the certificates of such series; or
•	Prepayment Premiums, payments from Equity Participations or any other amounts received on the mortgage assets in the trust fund that do not constitute payments of interest or principal.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fannie Mae” means the Federal National Mortgage Association.
“Farmer Mac” means the Federal Agricultural Mortgage Corporation.
“Freddie Mac” means the Federal Home Loan Mortgage Corporation.
“Garn Act” means the Garn‑St Germain Depository Institutions Act of 1982.
“Ginnie Mae” means Governmental National Mortgage Association.
“Grantor Trust Certificates” means certificates in a trust treated as a grantor trust under applicable provisions of the Code.
“Grantor Trust Fractional Interest Certificate” means a Grantor Trust Certificate representing an undivided equitable ownership interest in the principal of the mortgage loans constituting the related Grantor Trust Fund, together with interest at a pass-through rate.
“Grantor Trust Fund” means that portion of the trust fund as to which no REMIC election has been made.
“Grantor Trust Strip Certificate” means a Grantor Trust Certificate representing ownership of all or a portion of the difference between interest paid on the mortgage loans constituting the related Grantor Trust Fund (net of normal administration fees) and interest paid to the holders of Grantor Trust Fractional Interest Certificates issued with respect to such Grantor Trust Fund.
“Indirect Participant” means those banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly.
“Insurance and Condemnation Proceeds’’ means proceeds applied to the restoration of a mortgaged property or released to the related borrower in connection with the full or partial condemnation of such mortgaged property.
“IRS” means the Internal Revenue Service.
“Issue Premium” means, in the case of a class of REMIC Regular Certificates issued at a price in excess of the stated redemption price of that class, the amount of such excess.
“Liquidation Proceeds” means all proceeds received under any hazard, title or other insurance policy (other than Insurance and Condemnation Proceeds) and all other amounts received and retained in connection with the liquidation of defaulted mortgage loans or property acquired in respect of such defaulted mortgage loans, by foreclosure or otherwise.
“Loan-to-Value Ratio” means for a mortgage loan the ratio (expressed as a percentage) of —
•	the then outstanding principal balance of the mortgage loan and any other loans senior that are secured by the related mortgaged property to
•	its fair market value as determined by an appraisal of such property conducted by or on behalf of the originator in connection with the origination of the mortgage loan.
“Lockout Period” means the period in which prepayments are prohibited under a mortgage loan.
“MBS” means mortgage participations, pass-through certificates or other mortgage-backed securities that may comprise the assets of the trust fund.
“Mortgage Asset Seller” means the entity from whom the depositor purchased a mortgage asset either directly or indirectly, included in the trust fund.  The Mortgage Asset Seller may or may not be the originator of the related mortgage loan or the issuer of the MBS and may be an affiliate of the depositor.
“Mortgage Rate” means the rate at which a mortgage loan accrues interest which may be fixed over its term or that adjusts from time to time, converted at the borrower’s election from an adjustable to a fixed rate, or from a fixed to an adjustable rate.
“Multifamily Properties” means residential properties consisting of five or more rental or cooperatively-owned dwelling units in high-rise, mid-rise or garden apartment buildings or other residential structures comprising some or all of the mortgaged properties included in the trust fund.
“Net Operating Income” means for any given period, the total operating revenues derived from a mortgaged property during such period, minus the total operating expenses incurred in respect of such mortgaged property during such period other than —
•	noncash items such as depreciation and amortization;
•	capital expenditures; and
•	debt service on the related mortgage loan or on any other loans that are secured by such mortgaged property.
“NCUA” means the National Credit Union Administration.
“Notional Amount” means the amount upon which a Stripped Interest Certificate is calculated to accrue interest which is either—
•	based on the principal balances of some or all of the mortgage assets in the related trust fund; or
•	equal to the Certificate Balances of one or more other classes of certificates of the same series.
“NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.
“OCC” means the Office of the Comptroller of the Currency.
“OID Regulations” means the Treasury Department regulations issued under Sections 1271-1273 and 1275 of the Code.
“OTS” means the Office of Thrift Supervision.

“Parties in Interest” means “parties in interest” as defined in ERISA and “disqualified person” as defined in Section 4975 of the Code.
“Percentage Interest” means the undivided percentage interest represented by an offered certificate of a particular class which will be equal to the percentage obtained by dividing the initial principal balance or notional amount of such certificate by the initial Certificate Balance or Notional Amount of such class.
“Permitted Investments” means government securities and other obligations that are acceptable to each rating agency that has rated any one or more classes of certificates of the related series into which funds from the Certificate Account may be invested.
“Plan” means retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts, individual retirement annuities, Keogh plans and collective investment funds and separate accounts (and as applicable, insurance company general accounts) in which such plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code.
“Plan Asset Regulations” means Section 2510.3-101 of the regulations issued by the DOL, as modified by Section 3(42) of ERISA, concerning what constitutes assets of a Plan.
“Pooling and Servicing Agreement” means pooling and servicing agreement or other agreement specified in the related prospectus supplement pursuant to which certificates of each series will be issued.
“Prepayment Assumption” means the prepayment assumption used in reporting original issue discount for each series of REMIC Regular Certificates or, if applicable, Grantor Trust Certificates, as disclosed in the related prospectus supplement.
“Prepayment Interest Shortfall” means the result when a prepayment on any mortgage loan is distributable to certificateholders on a particular Distribution Date, but such prepayment is not accompanied by interest thereon to the Due Date for such mortgage loan in the related Due Period, then the interest charged to the borrower (net of servicing and administrative fees) may be less than the corresponding amount of interest accrued and otherwise payable on the certificates of the related series.
“Prepayment Premium” means the payment of any premium or yield maintenance charge in connection with certain prepayments under a mortgage loan.
“PTCE 95-60” means Prohibited Transaction Class Exemption 95-60.
“Purchase Price” means the price as specified in the prospectus supplement at which a Mortgage Asset Seller will be required to repurchase a mortgage loan under the conditions set forth in the prospectus supplement.
“Rating Agency” means any NRSRO retained by the Depositor to rate any one or more classes of certificates of a particular series.
“Record Date” means last business day of the month preceding the month in which the applicable Distribution Date occurs.
“Relief Act” means the Servicemembers Relief Act.
“REMIC” means a real estate mortgage investment conduit, within the meaning of, and formed in accordance with, the REMIC Provisions of the Code.
“REMIC Certificates” means certificates representing interests in a trust fund, or a portion of the trust fund, that the REMIC administrator will elect to have treated as REMIC.
“REMIC Provisions” means Sections 860A through 860G of the Code.

“REMIC Regular Certificates” means certificates evidencing or constituting ownership of “regular interests” in the trust fund or a designated portion of the trust under the REMIC Provisions.
“REMIC Regulations” means the Treasury Department regulations issued under the REMIC Provisions.
“REMIC Residual Certificateholder” means the holder of a REMIC Residual Certificate.
“REMIC Residual Certificates” means certificates evidencing or constituting ownership of “residual interests” in the trust or a designated portion of the trust under the REMIC Provisions.
“REO Properties” means mortgaged properties acquired on behalf of the trust fund through foreclosure, deed-in-lieu of foreclosure or otherwise.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Certificates” means certificates in a given series that are senior to one or more other classes of certificates in entitlement to certain distributions;
“SMMEA” means the Secondary Mortgage Market Enhancement Act of 1984, as amended.
“SPA” means the standard prepayment assumption representing an assumed variable rate of prepayment each month (expressed as an annual percentage) relative to the then outstanding principal balance of a pool of mortgage loans,.
“Stripped Interest Certificate” means those certificates entitled to distributions of interest, with disproportionate, nominal or no distributions of principal.
“Stripped Principal Certificate” means entitled to distributions of principal, with disproportionate, nominal or no distributions of interest;
“Subordinate Certificates” means certificates in a given series that are subordinate to one or more other classes of certificates in entitlement to certain distributions;
“Tiered REMIC” means designated portions of the trust fund treated as two or more REMICs.
“Treasury Department” means the United States Treasury Department.
“UCC” means for any jurisdiction the Uniform Commercial Code as in effect in that jurisdiction.
“U.S. Person” means—
•	a citizen or resident of the United States;
•	a corporation or partnership created or organized in, or under the laws of, the United States, any state or the District of Columbia, including an entity treated as a corporation or partnership for federal income tax purposes;
•	an estate whose income is subject to United States federal income tax purposes regardless of the source of its income; or
•	a trust as to which—
1. a court in the United States is able to exercise primary supervision over the administration of the trust, and
2. one or more United States persons have the authority to control all substantial decisions of the trust.

In addition, to the extent provided in the Treasury Department regulations, a trust will be a U.S. Person if it was in existence on August 20, 1996 and it elected to be treated as a U.S. Person.
“Voting Rights” means the voting rights evidenced by each series of certificates.
“Warranting Party” means a party that makes certain representations and warranties regarding the mortgage loans.

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus supplement.  You must not rely on any unauthorized information or representations.  This prospectus supplement is an offer to sell only the securities offered by this prospectus supplement, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement is current only as of its date.

PROSPECTUS SUPPLEMENT
EXECUTIVE SUMMARY	S-1
SUMMARY OF PROSPECTUS SUPPLEMENT	S-3
RISK FACTORS	S-57
CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT	S-131
FORWARD LOOKING STATEMENTS	S-131
TRANSACTION PARTIES	S-132
DESCRIPTION OF THE OFFERED CERTIFICATES	S-184
YIELD, PREPAYMENT AND MATURITY CONSIDERATIONS	S-240
DESCRIPTION OF THE MORTGAGE POOL	S-253
SERVICING OF THE MORTGAGE LOANS	S-294
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	S-345
STATE, LOCAL AND OTHER TAX CONSIDERATIONS	S-353
CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS	S-353
CERTAIN ERISA CONSIDERATIONS	S-355
LEGAL INVESTMENT	S-359
USE OF PROCEEDS	S-359
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-360
LEGAL MATTERS	S-363
RATINGS	S-364
INDEX OF SIGNIFICANT TERMS	S-366
PROSPECTUS
SUMMARY OF PROSPECTUS	1
RISK FACTORS	9
PROSPECTUS SUPPLEMENT	46
CAPITALIZED TERMS USED IN THIS PROSPECTUS	46
DESCRIPTION OF THE TRUST FUNDS	47
YIELD AND MATURITY CONSIDERATIONS	53
BANK OF AMERICA, NATIONAL ASSOCIATION, AS SPONSOR	58
THE DEPOSITOR	60
THE MORTGAGE LOAN PROGRAM	60
DESCRIPTION OF THE CERTIFICATES	64
THE POOLING AND SERVICING AGREEMENTS	72
DESCRIPTION OF CREDIT SUPPORT	89
CASH FLOW AGREEMENTS	94
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	95
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	107
STATE AND OTHER TAX CONSIDERATIONS	133
CERTAIN ERISA CONSIDERATIONS	133
LEGAL INVESTMENT	135
USE OF PROCEEDS	136
METHOD OF DISTRIBUTION	136
LEGAL MATTERS	137
RATING	138
AVAILABLE INFORMATION	138
INCORPORATION OF INFORMATION BY REFERENCE	139
GLOSSARY	139
Until ninety (90) days after the date of this prospectus supplement, all dealers that buy, sell or trade the certificates offered by this prospectus supplement, whether or not participating in this offering, may be required to deliver a prospectus supplement and the accompanying prospectus. This is in addition to the dealers’ obligation to deliver a prospectus supplement and the accompanying prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$1,080,642,000
(Approximate)

Morgan Stanley Bank of America
Merrill Lynch Trust 2015-C25
 (as Issuing Entity)

Banc of America Merrill Lynch
Commercial Mortgage Inc.
(as Depositor)

COMMERCIAL MORTGAGE PASS-THROUGH
CERTIFICATES, SERIES 2015-C25

Class A‑1, Class A‑2, Class A‑SB, Class A‑3,
Class A‑4, Class A-5, Class X‑A, Class X‑B,
Class X-D, Class A‑S, Class B,
 Class C and Class D

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Morgan Stanley

CIBC World Markets

Drexel Hamilton

October 7, 2015